As filed with the Securities and Exchange Commission on June 28, 2023.

Registration No. 333-269778

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

__________________________________________

FALCON’S BEYOND GLOBAL, INC.
(Exact name of registrant as specified in its charter)

__________________________________________

Delaware	7999	92-0261853
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835
(407) 909-9350
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________________________

Cecil D. Magpuri
Chief Executive Officer
6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835
(407) 909-9350
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies to

Joel L. Rubinstein Jonathan P. Rochwarger James Jian Hu White & Case LLP 1221 Avenue of the Americas New York, New York 10020 Tel: (212) 819-8200	Andrew L. Fabens Stefan G. dePozsgay Evan D’Amico Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 Tel: (212) 351-4000

__________________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. The preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS
SUBJECT TO COMPLETION, DATED JUNE 28, 2023

PROXY STATEMENT FOR SPECIAL MEETING OF
FAST ACQUISITION CORP. II

PROSPECTUS FOR UP TO 27,600,293 SHARES OF CLASS A COMMON STOCK,
UP TO 8,970,878 SHARES OF SERIES A PREFERRED STOCK
AND
9,856,247 WARRANTS
OF FALCON’S BEYOND GLOBAL, INC.

The board of directors (the “FAST II Board”) of FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), has approved the Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by the First Amendment to the Merger Agreement, dated as of June 25, 2023 (as the same may be further amended, modified, supplemented or waived from time to time, the “Merger Agreement”), by and among FAST II, Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”), Falcon’s Beyond Global, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Pubco”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2. Capitalized terms used but not defined below have the meanings ascribed to them in the section entitled “Frequently Used Terms and Basis of Presentation” of this proxy statement/prospectus.

If the transactions contemplated by the Merger Agreement are completed, the business combination will be effected in two steps: (a) at 8:01 a.m., New York City time, on the date immediately following the Closing Date (the “SPAC Merger Effective Time”), FAST II will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) at 8:02 a.m., New York City time, on the date immediately following the SPAC Merger (the “Acquisition Merger Effective Time”), Merger Sub will merge with and into the Company (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with the Company as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the direct interests in the Company will be held by Pubco and the holders of the limited liability company units of the Company (the “Company Units”) outstanding as of immediately prior to the Business Combination.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     On the date that is three business days after the date on which all conditions to Closing have been satisfied or waived by the applicable parties (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other time and place as may be agreed by the Company and FAST II (the “Closing Date”), each share of FAST II’s Class B common stock, par value $0.0001 per share (the “FAST II Class B Common Stock”), will convert into one share of FAST II’s Class A common stock, par value $0.0001 per share (the “FAST II Class A Common Stock” and, such conversion, the “Class B Exchange”) and shares of FAST II Class A Common Stock for which redemption rights were exercised will be redeemed.

(ii)    At the SPAC Merger Effective Time, (a) first, each FAST II Unit outstanding immediately prior to the SPAC Merger Effective Time will be automatically separated and the holder thereof will be deemed to hold one share of FAST II Class A Common Stock and one-quarter of one FAST II Warrant; (b) second, (1) each current share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange) will automatically be cancelled and cease to exist in exchange (the “Conversion”) for the right to receive (x) 0.5 shares of Pubco’s Class A common stock, par value $0.0001 per share (the “Pubco Class A Common Stock”) and 0.5 shares of Series A Preferred Stock of Pubco (the “Pubco Series A Preferred Stock”) and (y) 50% of the Additional SPAC Share Consideration; (2) each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange will automatically be cancelled and cease to exist in exchange for the right to receive (A) one newly issued share of Pubco Class A Common Stock and (B) the applicable portion of any Earnout Shares; and (3) each FAST II Warrant outstanding immediately prior to the SPAC Merger Effective Time (including the FAST II Private Placement Warrants held by the Sponsor) will be assumed by Pubco and each resulting whole Pubco Warrant will be exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.5 shares of Pubco Class A Common Stock, 0.5 shares of Pubco Series A Preferred Stock, and a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to the holder of one share of FAST II Class A Common Stock pursuant to the Merger Agreement.

(iii)   Immediately prior to the Acquisition Merger Effective Time, following the SPAC Merger, Pubco will contribute to Merger Sub all of the Closing Surviving Corporation Cash.

(iv)    At the Acquisition Merger Effective Time, (a) each issued and outstanding Company Unit (other than the Cancelled Units and Company Financing Units (each as defined below)) will be converted into the right to receive (x) a number of shares of Pubco’s non-economic Class B common stock, par value $0.0001 per share (“Pubco Class B Common Stock”), and a number of limited liability company interests of the Company (the “New Company Units”), in each case equal to the Acquisition Merger Exchange Number (the “Per Unit Consideration”) and (y) the applicable portion of any Earnout Shares and Earnout Units; (b) each Company Unit issued in connection with the Company Financing (the “Company Financing Units”) will be converted into the right to receive (x) the Per Unit Consideration and (y) a number of shares of non-economic Pubco Class B Common Stock and a number of New Company Units, in each case equal to the Additional Consideration Number (the “Additional Company Financing Unit Consideration”); (c) each Company Unit held in treasury of the Company as of immediately prior to the Acquisition Merger Effective Time (collectively, the “Cancelled Units”) will be cancelled without any conversion and no payment or distribution will be made with respect to such Cancelled Units; (d) the units of Merger Sub that are issued and outstanding will be converted into and become (x) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of any shares of common stock of FAST II in connection with the exercise of redemption rights, the Class B Exchange and the Conversion. Notwithstanding the foregoing, with a view to satisfy the Listing Condition, the Company intends to, at least three (3) business days prior to the Acquisition Merger Effective Time, elect to reclassify a number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time into the right to receive the consideration for each such Company Unit in one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of Pubco Class B Common Stock and New Company Units.

Jefferies LLC, the Sponsor and holders of Company Units immediately before the Acquisition Merger (but not including holders of Company Financing Units in their capacity as holders of Company Financing Units) will be entitled to receive a number of New Company Units up to the Maximum Seller Earnout (“Earnout Units”), a number of shares of non-economic Pubco Class B Common Stock up to the Maximum Seller Earnout, and a number of shares of Pubco Class A Common Stock up to the sum of the Maximum Sponsor Earnout and the Maximum Jefferies Earnout (collectively, the “Seller Earnout Shares”), in each case that will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones related to the volume weighted average closing sale price of shares of Pubco Class A Common Stock, the EBITDA of Pubco, or the gross revenue of Pubco, as applicable, during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Following the waiver or expiration of the Company Member Lock-Up Period, each Company Unitholder will have the option to cause the Company to redeem its New Company Units in whole or in part. Upon any such redemption, Pubco will cancel, for no additional consideration, the corresponding shares of Pubco Class B Common Stock, and such redeemed New Company Units will be exchanged for, at the discretion of a disinterested majority of the Pubco Board, either (i) an equivalent number of shares of Pubco Class A Common Stock (“Share Settlement”) or (ii) an amount of cash equal to the fair market value of such number of shares of Pubco Class A Common Stock (“Cash Settlement”); provided, however, that Pubco may elect to effect a direct exchange of the redeemed New Company Units for such Share Settlement or Cash Settlement (subject to limitations set forth in the A&R Operating Agreement), in which case Pubco will acquire the redeemed New Company Units and be treated for all purposes as the owner of such units. See the section entitled “Proposal No. 1 — The Business Combination Proposal — The Business Combination” of the attached proxy statement/prospectus for further information on the consideration being paid to the Company Unitholders in the Business Combination.

In connection with the Business Combination, the Company has arranged for the Company Financing. On July 11, 2022, the Company and Infinite Acquisitions LLLP, an existing equityholder of the Company (formerly known as Katmandu Collections LLLP, “Infinite Acquisitions”), entered into a subscription agreement (the “Subscription Agreement”), pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, $60,000,000 of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of the Subscription Agreement, of the $60,000,000 (the “Private Placement Investment Amount”), $20,000,000 had been pre-funded by Infinite Acquisitions through a series of debt financings and deployed to the Company’s investment in its Punta Cana resort. On October 6, 2022, Infinite Acquisitions entered into a Conversion Agreement with the Company pursuant to which $20.0 million of the debt owed to Infinite Acquisition was converted to 2,000,000 Company Financing Units. As of the date of this proxy statement/prospectus, the private placement has been fully funded. Infinite Acquisitions has been issued 6,000,000 Company Financing Units under the Subscription Agreement for an aggregate consideration of $60.0 million, including the debt to equity conversion.

The Company and Infinite Acquisitions entered into a new subscription agreement, dated as of May 10, 2023, as amended by the First Amendment to Subscription Agreement, dated June 23, 2023 (the “Subsequent Subscription Agreement”), pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, an additional $20,000,000 (the “Additional Private Placement Investment Amount” and, together with the Private Placement Investment Amount, the “Total Private Placement Investment Amount”) of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of this proxy statement/prospectus, no Company Financing Units have been issued pursuant to the Subsequent Subscription Agreement.

On June 23, 2023, the Company entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisition (as so amended, the “Credit Agreement”), pursuant to which (i) Pubco joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) Pubco, the Company and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for shares of Pubco Series A Preferred Stock at the Acquisition Merger Closing.

In the event the transactions contemplated by the Merger Agreement are consummated, at the Acquisition Merger Closing, each Debt Transferee who has executed an exchange agreement with Pubco (the “Exchange Agreement”), within 20 days after the effective date of the registration statement relating to the Business Combination, has the right to exchange such Transferred Debt into shares of Pubco Series A Preferred Stock at an exchange price of $10.00 per share of Pubco Series A Preferred Stock and the accrued interest in cash. To the extent that Debt Transferees representing a majority of the outstanding amount of the Transferred Debt, in the aggregate, agree to exchange their Transferred Debt, the remaining amount of Transferred Debt not exchanged shall be automatically exchanged for Pubco Series A Preferred Stock concurrently with the Acquisition Merger Closing, without any further action required by the remaining Debt Transferees, and such remaining Debt Transferees shall be deemed to have entered into the Exchange Agreement. For a description of the Credit Agreement, see the section titled “Certain Relationships and Related Party Transactions.”

For more information regarding ownership of the Company following the Closing, please see the section entitled “Questions and Answers — What equity stake will current FAST II public stockholders, the Sponsor, Infinite Acquisitions and the Company Unitholders hold in Pubco following the Closing?” for more information.

Assuming no redemptions (except for redemptions that already occurred in connection with the Extension), that proceeds from the Company Financing are $80,000,000 and neither FAST II, nor Pubco nor the Company enter into any additional financing arrangements, a total of 57,555,893 shares of Pubco Common Stock will be issued to holders of Company Units (assuming that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock), with up to 77,500,000 additional shares of Pubco Common Stock issued as Earnout Shares to holders of Company Units, the Sponsor and Jefferies. Assuming each share of Pubco Common Stock is worth the same amount as one share of FAST II Class A Common Stock (valued at $10.45 based on the closing price of the FAST II Class A Common Stock as reported by NYSE on June 26, 2023), the total consideration being issued to holders of Company Units would be worth $601,459,081.85, with additional consideration of up to $809,875,000.00 being issued to holders of Company Units, the Sponsor and Jefferies as Earnout Shares.

See “Questions and Answers — What equity stake will current FAST II public stockholders, the Sponsor, Infinite Acquisitions and the Company Unitholders hold in Pubco following the Closing?” for more information.

Following the Business Combination, holders of Pubco Class A Common Stock and Pubco Class B Common Stock will be entitled to cast one vote per share of on all matters to be voted on by stockholders. Generally, holders of all classes of Pubco Common Stock vote together as a single class. Holders of Pubco Series A Preferred Stock have the same voting rights as the Pubco Common Stock and will be entitled to vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally. The number of shares of Pubco Class A Common Stock to be issued upon conversion will be equal to the quotient of $10.00 divided by $11.00 (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and accordingly, each Pubco Series A

Preferred Stock will initially have approximately 0.909 votes per share. We estimate that immediately following the closing of the Business Combination, Infinite Acquisitions LLLP, an existing equityholder of the Company, will hold approximately 42.6% of the voting power of Pubco (including Earnout Shares and Earnout Units), assuming (a) no redemptions of FAST II Class A Common Stock by public stockholders in connection with the Business Combination (but taking into account redemptions that already occurred in connection with the Extension), (b) no exercise of Pubco Warrants, (c) that SPAC Capital Received is $74,536,625.65 (the amount in the Trust Fund as of June 15, 2023), (d) that $4.7 million in principal and accrued interest of the Company’s debt held by Company Unit holders other than Infinite Acquisitions LLLP is converted into shares of Pubco Series A Preferred Stock, (e) that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note, (f) that proceeds from the Company Financing are $80,000,000, all of which is funded by Infinite Acquisitions LLLP and (g) that neither FAST II, nor Pubco nor the Company enter into any additional financing arrangements. Assuming the maximum redemptions scenario described under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” and making the same assumptions as above (except that SPAC Capital Received is $0), we estimate that Infinite Acquisitions LLLP would hold approximately 45.5% of the voting power of Pubco immediately after the closing of the Business Combination. Additionally, we estimate that immediately following the closing of the Business Combination, Scott Demerau, our Executive Chairman, and Cecil D. Magpuri, our Chief Executive Officer, will each have voting and investment control over between approximately 22.9% and 24.4% of the shares of Pubco Common Stock in the no redemptions and maximum redemptions scenarios, respectively, and making the same assumptions as described above, by virtue of their control of Katmandu Ventures, LLC and CilMar Ventures, LLC Series A, respectively, two of the Company’s existing equityholders. These concentrations of ownership could, among other matters, deprive you of an opportunity to receive a premium for your shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock as part of a sale of Pubco and ultimately might affect the market price of Pubco Class A Common Stock and Pubco Series A Preferred Stock. For more information, please see the sections titled “Risk Factors — Risks Related to Ownership of Pubco’s Securities — Infinite Acquisitions is expected to have significant influence over stockholder decisions because of its expected share ownership.” and “— Following the completion of the Business Combination, Scott Demerau, our Executive Chairman, and Cecil D. Magpuri, our Chief Executive Officer, will each control a large percentage of our voting power and will be able to exert control over the direction of our business.”

As described in this proxy statement/prospectus, FAST II’s stockholders are being asked to consider and vote upon (among other things) the Business Combination and the other proposals included in this proxy statement/prospectus.

The FAST II Units, FAST II Class A Common Stock and the FAST II Public Warrants are publicly traded on the New York Stock Exchange (“NYSE”). Following the closing of the Business Combination, the Pubco Class A Common Stock, the Pubco Series A Preferred Stock and the Pubco Public Warrants are expected to be listed on Nasdaq and the FAST II Units, the FAST II Class A Common Stock and the FAST II Warrants will be delisted from the NYSE and deregistered under the Exchange Act.

This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about FAST II and the Company and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 23. Additionally, when you consider the recommendation of the FAST II Board to vote in favor of the proposals described in this proxy statement/prospectus, you should keep in mind that FAST II’s directors and officers have interests in the Business Combination that are different from, in addition to or may conflict with your interests as a stockholder. For instance, the Sponsor, and the officers and directors of FAST II who have invested in the Sponsor entity, will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination” for a further discussion.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2023, and is first being mailed to stockholders of FAST II on or about            , 2023.

FAST ACQUISITION CORP. II

109 Old Branchville Road
Ridgefield, CT 06877
(201) 956-1969

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF FAST II:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), will be held at            a.m. Eastern Time, on            , 2023, in virtual format (the “Special Meeting”). You are cordially invited to attend the Special Meeting, which will be held for the following purposes:

(1)    The Business Combination Proposal — To consider and vote upon a proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by the First Amendment, dated as of June 25, 2023 (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among FAST II, Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”), Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Pubco”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”), and the transactions contemplated by the Merger Agreement, pursuant to which (a) FAST II will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on the date immediately following the SPAC Merger, Merger Sub will merge with and into the Company (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination” and such proposal, the “Business Combination Proposal”), with the Company as the surviving entity of such merger. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2;

(2)    The Pubco Organizational Documents Advisory Proposals — To consider and vote upon, on a non-binding advisory basis, the following proposals to approve the material differences between FAST II’s certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Pubco to be adopted by Pubco in connection with the SPAC Merger attached hereto as Annex B and Annex C to this proxy statement/prospectus, respectively (the “Pubco Organizational Documents Advisory Proposals”):

(A) Authorized Capital Stock — To approve authorized capital stock of Pubco of 500,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share, 150,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share and 30,000,000 shares of preferred stock;

(B) Removal of Directors — To approve a provision that any or all of the directors of Pubco may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a 66 2/3% of the voting power of all then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class;

(C) DGCL 203 Opt Out and Replacement — To approve a provision that Pubco will not be governed by Section 203 of the Delaware General Corporation Law, and instead, includes a provision that is substantially similar to Section 203, but excludes certain parties from the definition of “interested stockholder;”

(D) Stockholder Action by Written Consent — To approve a provision that any action required or permitted to be taken by the stockholders of Pubco must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, provided that for so long as holders of Pubco Class B Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by stockholders may be taken by written consent in lieu of a meeting;

(E) Special Meetings of Stockholders — To approve a provision that special meetings of Pubco stockholders may be called only by or at the direction of Pubco’s board of directors (the “Pubco Board”), the chairperson of the Pubco Board or the Chief Executive Officer of Pubco and may not be called by any stockholder, provided that for so long as the holders of Pubco Class B Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings may be called by or at the request of stockholders collectively holding a majority of the total voting power of stock entitled to vote generally in the election of directors;

(F) Amendment of the Charter — To approve a provision that amendment of the Pubco Charter generally requires the approval of the Pubco Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, with the exception of certain provisions that would require the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class;

(G) Amendment of the Bylaws — To approve a provision expressly authorizing the Pubco Board to make, alter, amend or repeal the bylaws of Pubco (the “Pubco Bylaws”) by an affirmative vote of a majority of the Pubco Board. The Pubco Bylaws may also be adopted, amended, altered or repealed by the Pubco Stockholders representing at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors; and

(H) Provisions Related to Status as Blank Check Company — To approve the exclusion of certain provisions applicable only to blank check companies; and

(3)    The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal and the Pubco Organizational Documents Advisory Proposals (the “Adjournment Proposal” and, together with the Business Combination Proposal and the Pubco Organizational Documents Advisory Proposals, each, a “Proposal” and collectively, the “Proposals”).

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of common stock of FAST II at the close of business on July 7, 2023 (the “FAST II Record Date”) are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

Pursuant to FAST II’s certificate of incorporation (the “FAST II Charter”), FAST II will provide holders of its Public Shares with the opportunity to redeem their shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Fund, which holds the proceeds of FAST II’s initial public offering, or the FAST II IPO, as of two business days prior to the consummation of the first transactions contemplated by the Merger Agreement (including interest earned on the funds held in the Trust Fund and not previously released to FAST II to pay its taxes). For illustrative purposes, based on funds in the Trust Fund of approximately $            million as of July 7, 2023, the FAST II Record Date, the estimated per share redemption price would have been approximately $10.45, excluding additional interest earned on the funds held in the Trust Fund and not previously released to FAST II to pay taxes. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal, or do not vote at all, and even if they do not hold Public Shares on the FAST II Record Date. A holder of Public Shares, together with any affiliate of such holder or any other person with whom he, she, or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of FAST II. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of FAST II. FAST Sponsor II LLC, FAST II’s sponsor (the “Sponsor”), has entered into a letter agreement with FAST II pursuant to which the Sponsor has agreed to waive its redemption rights in connection with the consummation of the Business Combination with respect to any shares of common stock of FAST II it may hold. Currently, the Sponsor owns 43.8% of FAST II’s outstanding common stock, consisting of the Founder Shares. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

The Sponsor has also agreed to vote all shares of common stock of FAST II owned by it in favor of the Business Combination Proposal presented at the Special Meeting.

After careful consideration, FAST II’s board of directors (the “FAST II Board”) has determined that the Business Combination Proposal, the Pubco Organizational Documents Advisory Proposals and the Adjournment Proposal are fair to and in the best interests of FAST II and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” each of the Pubco Organizational Documents Advisory Proposals, and “FOR” the Adjournment Proposal, if presented.

Although the FAST II Charter requires only the affirmative vote of a majority of the shares of FAST II Common Stock that are voted at a stockholder meeting to approve an initial business combination, because the Business Combination with Falcon’s Beyond Global, LLC is structured to include a merger where FAST II is a constituent corporation in the merger, the DGCL requires that the Business Combination be approved by the affirmative vote of the holders of a majority of outstanding shares of FAST II Common Stock as of the FAST II Record Date, voting as a single class. Accordingly, in addition to the shares held by the Sponsor, FAST II would need 788,544 Public Shares, or approximately 11.1% of the 7,135,509 shares of FAST II Class A Common Stock that remain outstanding, to be voted in favor of the Business Combination Proposal in order for it to be approved. The approval of each of the Pubco Organizational Documents Advisory Proposals and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the votes cast by the holders of shares of FAST II’s common stock, present in person (which includes presence at a virtual meeting) or represented by proxy, voting as a single class.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal at the Special Meeting, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on any of the Pubco Organizational Documents Advisory Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the Pubco Organizational Documents Advisory Proposals will not be presented to the stockholders for a vote. The proxy statement/prospectus accompanying this notice explains the Merger Agreement and the transactions contemplated by the Merger Agreement, as well as the Proposals to be considered at the Special Meeting. Please review the proxy statement/prospectus carefully.

All FAST II stockholders are cordially invited to attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding common stock of FAST II, you may also cast your vote in person (which includes presence at a virtual meeting) at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote in person (which includes presence at a virtual meeting), obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, your failure to vote by proxy or to vote in person at the Special Meeting, or an abstention (if a valid quorum is established for the meeting), will have the same effect as a vote “AGAINST” the Business Combination Proposal. If you do not vote or do not instruct your broker or bank how to vote, your failure to vote will have no effect on the vote count for the Pubco Organizational Documents Advisory Proposals or the Adjournment Proposal, if presented, at the Special Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: FZT.info@investor.morrowsodali.com

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

Sandy Beall
Chief Executive Officer and Director

          , 2023

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, (1) IF YOU HOLD PUBLIC SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS, (2) DEMAND IN WRITING THAT FAST II REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST FUND, IDENTIFYING YOURSELF AS A BENEFICIAL HOLDER AND PROVIDING YOUR LEGAL NAME, PHONE NUMBER, AND ADDRESS, AND (3) TENDER YOUR SHARES TO FAST II’S TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE SCHEDULED VOTE AT THE SPECIAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT AND WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANKS OR BROKERS TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “SPECIAL MEETING INFORMATION — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

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FREQUENTLY USED TERMS AND BASIS OF PRESENTATION

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“A&R Operating Agreement” are to the Amended and Restated Operating Agreement of the Company following the Closing;

“Acquisition Merger” are to the merger of Merger Sub with and into the Company;

“Acquisition Merger Closing Date” are to the date on which the Acquisition Merger occurs;

“Acquisition Merger Effective Time” are to 8:02 a.m. New York City time on the date immediately following the SPAC Merger Closing Date;

“Acquisition Merger Exchange Number” are to the quotient of (a) the sum of (i) 48,587,077 and (ii) the Phantom Private Placement Investment Share Number divided by (b) the aggregate number of Company Units (including the Company Financing Units) outstanding as of immediately prior to the Acquisition Merger Effective Time but after giving effect to the Company Financing;

“Additional Company Financing Unit Consideration” are to a number of shares of Pubco Class B Common Stock and New Company Units, in each case equal to the Additional Consideration Number;

“Additional Consideration Number” are to a number equal to (a) the lesser of (i) 1,111,684 and (ii) the maximum number of shares of Pubco Class A Common Stock that can be issued in connection with the transactions contemplated by the Merger Agreement without triggering an adjustment of the warrant price to 115% of the market value or newly issued price (pursuant to the FAST II Warrant Agreement) divided by (b) the sum of (i) the aggregate number of shares of Pubco Class A Common Stock outstanding as of immediately following the Acquisition Merger after giving effect to the redemption of any shares of FAST II Common Stock in connection with the exercise of redemption rights and the Conversion (but before the issuance of any Additional SPAC Share Consideration and excluding any Pubco Class A Common Stock issued in exchange for FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange) and (ii) the Phantom Private Placement Investment Share Number;

“Additional Incentive Forfeited Shares” are to 1,111,684 shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange;

“Additional SPAC Share Consideration” are to a number of shares of Pubco Class A Common Stock equal to the Additional Consideration Number;

“Approved Exchange” are to NYSE (including NYSE American) or Nasdaq (including Nasdaq Capital Market);

“Class B Exchange” are to the exchange by the Sponsor of FAST II Class B Common Stock for shares of FAST II Class A Common Stock in accordance with the FAST II Charter and subject to the terms and subject to the conditions set forth in the Sponsor Support Agreement;

“Closing” are to the closing of the Business Combination;

“Closing Date” are to the date that is three business days after the date on which all conditions to Closing have been satisfied or waived by the applicable parties (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) or such other time and place as may be agreed by the Company and FAST II;

“Closing Surviving Corporation Cash” are to, without duplication, an amount equal to, as of immediately prior to the Acquisition Merger Effective Time and after the SPAC Merger Effective Time: (a) the funds contained in the Trust Fund; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of FAST II Common Stock pursuant to the exercise of redemption rights, the Class B Exchange and the Conversion (to the extent not already paid as of immediately prior to the Acquisition Merger Effective Time); plus (c) the Gross Company Financing Proceeds actually received by the Company at or prior to the Acquisition Merger; plus (d) the proceeds from any financing from alternative sources actually received by FAST II or Pubco at or prior to the Acquisition Merger;

“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

“Combination Period” are to the period ending July 18, 2023, as such period may be extended by the Company’s stockholders or without another stockholder vote, by resolution of the Company’s board, in one-month increments until October 18, 2023 in accordance with the FAST II Charter;

“Company” are to Falcon’s Beyond Global, LLC (including its predecessor entities);

“Company Financing” are to the subscription for and purchase of $80,000,000 of Company Units by Infinite Acquisitions LLLP at a price of $10.00 per Company Unit and the Company’s issuance and sale thereof, in each case, pursuant to the Subscription Agreement and the Subsequent Subscription Agreement, as applicable;

“Company Financing Units” are to the Company Units issued in connection with the Company Financing;

“Company Unit” are to any limited liability company interests in the Company;

“Company Unitholders” are to the holders of Company Units prior to the closing of the Business Combination;

“Continuing Unitholders” are to the holders of Pubco Class B Common Stock;

“Conversion” are to the cancellation of each share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange) in exchange for the right to receive (x) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock and (y) 50% of the Additional SPAC Share Consideration;

“DGCL” are to the Delaware General Corporation Law, as may be amended from time to time;

“Earnout Period” are to the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the Earnout Period End Date.

“Earnout Period End Date” are to 11:59 p.m. New York City time on the six-year anniversary of the Acquisition Merger;

“Earnout Shares” are to, collectively, a number of shares of Pubco Class B Common Stock up to the Maximum Seller Earnout and a number of shares of Pubco Class A Common Stock up to the sum of (a) the Maximum Sponsor Earnout and (b) the Maximum Jefferies Earnout, in each case that will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones related to the Pubco Common Share Price, Pubco EBITDA or Pubco Revenue, as applicable, during the Earnout Period;

“Earnout Units” are to a number New Company Units up to the Maximum Seller Earnout that will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones related to the Pubco Common Share Price, Pubco EBITDA or Pubco Revenue, as applicable, during the Earnout Period;

“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

“Extension” are to the extension of the deadline by which FAST II must complete its initial business combination under the FAST II Charter from March 18, 2023 to June 18, 2023 (the date that is 27 months from the closing date of the FAST II IPO) (the “Initial Extended Date”), which was further extended by the FAST II Board to July 18, 2023 (the “Second Extended Date”) and which may be further extended by the FAST II Board on a monthly basis up to three additional times from the Second Extended Date to October 18, 2023 (the date that is 31 months from the closing date of the FAST II IPO);

“FAST II” are to FAST Acquisition Corp. II, a Delaware corporation;

“FAST II Charter” are to the amended and restated certificate of incorporation of FAST II, dated as of March 15, 2021, as amended;

“FAST II Class A Common Stock” are to the shares of FAST II’s Class A common stock, par value $0.0001 per share;

“FAST II Class B Common Stock” are to the shares of FAST II’s Class B common stock, par value $0.0001 per share;

“FAST II Common Stock” are to the FAST II Class A Common Stock and FAST II Class B Common Stock;

“FAST II IPO” are to FAST II’s initial public offering of FAST II Units, which closed on March 18, 2021;

“FAST II Private Placement Warrants” are to the 4,297,825 private placement warrants, each exercisable to purchase one share of FAST II Class A Common Stock at $11.50 per share, issued to the Sponsor in a private placement simultaneously with the closing of the FAST II IPO;

“FAST II Public Warrants” are to the redeemable warrants of FAST II included in the FAST II Units;

“FAST II Record Date” are to July 7, 2023, the record date for determining the holders of record of FAST II Common Stock that are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting;

“FAST II Unit” are to the units issued in the FAST II IPO, each consisting of one share of FAST II Class A Common Stock and one-quarter of one FAST II Public Warrant;

“FAST II Warrant Agreement” are to the Warrant Agreement, dated as of March 15, 2021, between FAST II and Continental Stock Transfer & Trust Company as warrant agent;

“FAST II Warrants” are to, collectively, (i) the FAST II Public Warrants and (ii) the FAST II Private Placement Warrants;

“Founder Shares” are to the 5,558,422 shares of FAST II Class B Common Stock and FAST II Class A Common Stock issued upon the Class B Exchange;

“GAAP” are to generally accepted accounting principles in the United States, as applied on a consistent basis;

“Gross Company Financing Proceeds” are to the aggregate amount of proceeds received by the Company (before taking into account any transaction expenses) after the date of the Merger Agreement and at or prior to the Acquisition Merger as part of the Company Financing;

“Infinite Acquisitions” are to Infinite Acquisitions LLLP, a Nevada limited liability limited partnership, the majority equityholder of the Company;

“Infinite Promissory Note” are to the Promissory Note, dated as of January 31, 2023, by and between FAST Acquisition Corp. II and Infinite Acquisitions LLLP;

“Investment Company Act” are to the Investment Company Act of 1940, as amended;

“Maximum Jefferies Earnout” are to (a) 1,550,000 if SPAC Capital Received is at least $50,000,000 or (b) 775,000 if SPAC Capital Received is less than $50,000,000;

“Maximum Seller Earnout” are to 77,500,000 minus the sum of (a) the Maximum Sponsor Earnout and (b) the Maximum Jefferies Earnout;

“Maximum Sponsor Earnout” are to the lesser of (a) (i) 1,550,000 if SPAC Capital Received is at least $50,000,000 or (ii) 1,162,500 if SPAC Capital Received is less than $50,000,000 and (b) 5,558,422 minus the sum of (A) the number of Sponsor Retained Shares and (B) the number of Sponsor Minimum Guarantee Shares, if any;

“Merger Agreement” are to the Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by the First Amendment, dated as of June 25, 2023 (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms), by and among FAST II, the Company, Pubco and Merger Sub;

“Merger Sub” are to Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco;

“New Company Units” are to the limited liability company interests of the Company which will be set forth in the A&R Operating Agreement;

“Original Merger Agreement” are to the Agreement and Plan of Merger, dated as of July 11, 2022;

“Phantom Private Placement Investment Share Number” are to the quotient of (a) the Gross Company Financing Proceeds divided by (b) $10.00;

“Preferred Unit” are to any limited liability company interest in the Company designated as a “Preferred Unit” in the Company’s A&R Operating Agreement;

“Pubco” are to Falcon’s Beyond Global, Inc. (which was formerly known as Palm Holdco, Inc.), a Delaware corporation and a wholly owned subsidiary of the Company;

“Pubco Board” are to the board of directors of Pubco;

“Pubco Bylaws” are to the bylaws of Pubco following the Closing;

“Pubco Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, which are economic and voting equity interests in Pubco;

“Pubco Class B Common Stock” are to the shares of Class B common stock, par value $0.0001 per share, which are non-economic voting equity interests in Pubco;

“Pubco Charter” are to the certificate of incorporation of Pubco following the Closing;

“Pubco Common Share Price” are to the share price equal to the volume weighted average closing sale price of one share of Pubco Class A Common Stock as reported on an Approved Exchange (or the exchange on which the shares of Pubco Class A Common Stock are then listed) for a period of at least 20 trading days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination, as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Pubco Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Pubco Class A Common Stock, as determined by the Pubco Board (or a committee thereof) in good faith;

“Pubco Common Stock” are to the Pubco Class A Common Stock and Pubco Class B Common Stock;

“Pubco EBITDA” are to net income before interest expense, tax expense, depreciation and amortization, each of Pubco determined in accordance with GAAP, subject to certain adjustments; provided that Pubco’s indirect share of any net income, interest expense, tax expense, depreciation and amortization of any unconsolidated joint ventures shall also be included;

“Pubco Revenue” are to the gross revenue of Pubco determined in accordance with GAAP; provided that Pubco’s indirect share of any revenue of any unconsolidated joint ventures shall also be included;

“Pubco Series A Preferred Stock” are to the Series A Preferred Stock of Pubco;

“Pubco Private Placement Warrants” are to the FAST II Private Placement Warrants after the assumption thereof by Pubco at the SPAC Merger Effective Time;

“Pubco Public Warrants” are to the FAST II Public Warrants after the assumption thereof by Pubco at the SPAC Merger Effective Time;

“Pubco Warrants” are to the Pubco Private Placement Warrants and the Pubco Public Warrants, collectively;

“Public Shares” are to shares of FAST II Class A Common Stock sold in the FAST II IPO (whether they were purchased in the FAST II IPO or thereafter in the open market);

“public stockholders” are to the holders of FAST II’s Public Shares, including the Sponsor and FAST II’s management team to the extent the Sponsor and/or members of the FAST II management team purchase Public Shares; provided, that the Sponsor’s and each management team member’s status as a “public stockholder” will only exist with respect to such Public Shares;

“SEC” are to the U.S. Securities and Exchange Commission;

“Securities Act” are to the Securities Act of 1933, as amended;

“SPAC Capital Received” are to, without duplication, an amount equal to, as of immediately prior to the Acquisition Merger Effective Time and after the SPAC Merger Effective Time: (a) the funds contained in the Trust Fund; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of FAST II Common Stock pursuant to the exercise of redemption rights, the Class B Exchange and the Conversion (to the extent not already paid as of immediately prior to the Acquisition Merger Effective Time); plus (c) the Gross Company Financing Proceeds actually received by the Company at or prior to the Acquisition Merger; plus (d) the proceeds from

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any financing from alternative sources actually received by FAST II or Pubco at or prior to the Acquisition Merger; provided that in each case of clauses (c) and (d), the proceeds are received from an investor primarily sourced by FAST II, the Sponsor or their representatives (which shall not include certain specified investors);

“SPAC Merger” are to the merger of FAST II with and into Pubco;

“SPAC Merger Closing Date” are to the date on which the SPAC Merger occurs;

“SPAC Merger Effective Time” are to 8:01 a.m. New York City time on the date immediately following the Closing Date;

“Sponsor” are to FAST Sponsor II LLC, a Delaware limited liability company, which is FAST II’s sponsor;

“Sponsor Minimum Guarantee Shares” are to a number of shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange equal to the greater of (a) zero and (b) 1,250,000 minus the Sponsor Retained Shares;

“Sponsor Redemption Forfeited Shares” are to a number of shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange equal to (a) 4,446,738 minus (b) the sum of (i) the number of Sponsor Retained Shares and (ii) the number of Sponsor Minimum Guarantee Shares, if any;

“Sponsor Redemption Forfeited Warrants” are to a number of FAST II Warrants equal to 2,148,913.

“Sponsor Retained Shares” are to a number of shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange equal to the lesser of (a) 4,446,738 and (b) (i) 4,446,738 multiplied by (ii) (x) the SPAC Capital Received divided by (y) $222,336,870, with any fractional share rounded to the nearest whole number;

“Trust Agreement” are to the Investment Management Trust Agreement, dated March 15, 2021, by and between FAST II and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as trustee;

“Trust Fund” are to the trust fund established by FAST II for the benefit of its stockholders with Continental Stock Transfer & Trust Company;

“Warrant Assumption Agreement” means the Warrant Assignment, Assumption and Amendment Agreement, to be entered by and among FAST II, Pubco and the Warrant Agent in connection with the SPAC Merger Closing; and

“Warrant Units” are to the warrant units of the Company which will be set forth in the A&R Operating Agreement.

Unless specified otherwise, amounts in this proxy statement/prospectus are presented in U.S. dollars.

Defined terms in the financial statements contained in this proxy statement/prospectus have the meanings ascribed to them in the financial statements.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the plans, strategies and prospects, both business and financial, of FAST II and the Company. These statements are based on the beliefs and assumptions, whether or not identified in this proxy statement/prospectus, of the management of FAST II and the Company. Although FAST II and the Company believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither FAST II nor the Company can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “project,” “scheduled,” “seek,” “should,” “will” or similar expressions, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of FAST II or the Company prior to the Business Combination, and Pubco and the Company following the Business Combination, to:

•        execute its business strategy, including expansions in existing and into new lines of business;

•        anticipate the uncertainties inherent in the development of new business lines and business strategies;

•        meet the closing conditions to the Business Combination, including approval by stockholders of FAST II and by a majority of the managers of the Company and all of the members of the Company on the expected terms and schedule;

•        realize the benefits expected from the proposed Business Combination;

•        continue to develop new products and innovations to meet constantly evolving customer demands;

•        accelerate adoption of our products and services;

•        acquire or make investments in other businesses, patents, technologies, products or services to grow the business;

•        increase brand awareness;

•        develop, design, and sell services that are differentiated from those of competitors;

•        anticipate the impact of the COVID-19 pandemic and its effect on its business and results of operations;

•        manage risks associated with operational changes in response to the COVID-19 pandemic;

•        attract, train, and retain effective officers, key employees or directors;

•        enhance future operating and financial results;

•        comply with laws and regulations applicable to its business;

•        stay abreast of modified or new laws and regulations applicable to its business, including copyright and privacy regulation;

•        anticipate the impact of, and response to, new accounting standards;

•        respond to fluctuations in foreign currency exchange rates and political unrest and regulatory changes in international markets from various events;

•        anticipate the significance and timing of contractual obligations;

•        maintain key strategic relationships with partners and distributors;

•        respond to uncertainties associated with product and service development and market acceptance;

•        successfully defend litigation;

•        upgrade and maintain information technology systems;

•        access, collect, and use personal data about consumers;

•        acquire and protect intellectual property;

•        anticipate rapid technological changes;

•        meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

•        maintain the listing of Pubco’s securities on Nasdaq or another national securities exchange following the Business Combination;

•        effectively respond to general economic and business conditions;

•        obtain additional capital, including use of the debt market; and

•        successfully deploy the proceeds from the Business Combination.

Forward-looking statements are provided for illustrative purposes only and are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the factors discussed under the heading “Risk Factors” and elsewhere in this proxy statement/prospectus, could affect the future results of FAST II or the Company prior to the Business Combination, and Pubco and the Company following the Business Combination, and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this proxy statement/prospectus.

In addition, the risks described under the heading “Risk Factors” are not exhaustive. Other sections of this proxy statement/prospectus describe additional factors that could adversely affect the businesses, financial conditions, or results of operations of FAST II or the Company prior to the Business Combination, and Pubco and the Company following the Business Combination. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can FAST II or the Company assess the impact of all such risk factors on the businesses of FAST II or the Company prior to the Business Combination, and Pubco and the Company following the Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to FAST II or the Company or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. FAST II and the Company prior to the Business Combination, and Pubco and the Company following the Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, this proxy statement/prospectus contains statements of belief and similar statements that reflect the beliefs and opinions of FAST II or the Company, as applicable, on the relevant subject. These statements are based upon information available to FAST II or the Company, as applicable, as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that FAST II or the Company, as applicable, has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

PRESENTATION OF FINANCIAL INFORMATION

This proxy statement/prospectus contains:

1.      the audited balance sheets and notes thereto as of March 31, 2023 and December 31, 2022 of Falcon’s Beyond Global, Inc., prepared in accordance with GAAP;

2.      the audited consolidated financial statements and notes thereto for the years ended December 31, 2022 and 2021 of the Company, prepared in accordance with GAAP;

3.      the unaudited consolidated financial statements and notes thereto for the three months ended March 31, 2023 and 2022 of the Company, prepared in accordance with GAAP;

4.      the audited consolidated financial statements and notes thereto as of and for the years ended December 31, 2022 and 2021 of Producciones de Parques, S.L. (“PDP”), prepared in accordance with GAAP and which are being provided as a result of PDP meeting a significance test for the year ended December 31, 2022 and 2021 pursuant to Rule 3-09 of Regulation S-X;

5.      the audited financial statements and notes thereto as of and for the years ended December 31, 2022 and 2021 of Sierra Parima S.A.S. (“Sierra Parima”), prepared in accordance with GAAP and which are being provided as a result of Sierra Parima meeting a significance test for the years ended December 31, 2022 and 2021 pursuant to Rule 3-09 of Regulation S-X;

6.      the audited consolidated financial statements and notes thereto for the years ended December 31, 2022 and 2021 of FAST II, prepared in accordance with GAAP; and

7.      the unaudited consolidated financial statements and notes thereto for the three months ended March 31, 2023 and 2022 of FAST II, prepared in accordance with GAAP.

Unless indicated otherwise, financial data presented in this proxy statement/prospectus has been taken from the audited consolidated financial statements of the Company. Where information is identified as “unaudited,” it has not been subject to an audit.

Presentation of financial information in accordance with GAAP requires the Company’s management to make various estimates and assumptions which may impact the values shown in its audited consolidated financial statements and the notes thereto. The actual values may differ from such assumptions.

INDUSTRY AND MARKET DATA

This proxy statement/prospectus contains industry and market data which have been obtained from industry publications, market research and other publicly available information. Such information is supplemented, where necessary, with the Company’s own internal estimates, taking into account publicly available information about other industry participants and the judgment of the Company’s management where information is not publicly available. This information appears in the sections entitled, among others, “Information about the Company — Market and Industry Overview” and “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Industry publications and market research generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. In some cases, the sources from which this data is derived is not expressly referred to. While the Company compiled, extracted and reproduced industry data from these sources, and believes that the information used is reliable, the Company did not independently verify the data that was extracted or derived from such industry publications or market reports, and cannot guarantee its accuracy or completeness.

The industry and market data that appears in this proxy statement/prospectus is inherently uncertain, involves a number of assumptions and limitations and may not necessarily be reflective of actual market conditions and you are cautioned not to give undue weight to such industry and market data because it may differ from current data due to material changes in market conditions or otherwise. Such statistics are based on market research, which itself is based on sampling and subjective judgements by both the researchers and the respondents, including judgements about what types of products and transactions should be included in the relevant market. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

None of FAST II, Pubco or the Company intends or assumes any obligation to update industry or market data set forth in this proxy statement/prospectus. Because market behavior, preferences and trends are subject to change, prospective investors should be aware that market and industry information in this proxy statement/prospectus and estimates based on any data therein may not be reliable indicators of future market performance or Pubco’s future results of operations.

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TRADEMARKS

This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names, referred to in this proxy statement/prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Business Combination, the Special Meeting, and the proposals to be presented at the Special Meeting. The following questions and answers do not include all the information that is important to FAST II stockholders. You are urged to read this entire proxy statement/prospectus carefully, including the Annexes and the other documents referred to in this proxy statement/prospectus, to fully understand the Business Combination and the voting procedures for the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:     WHO IS THE COMPANY?

A:     The Company is an experiential entertainment development enterprise focusing on three core businesses: (i) master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement and sales for the themed entertainment industry; (ii) development, ownership and operation of entertainment destinations, including resort hotels, theme parks and other location-based entertainment experiences, primarily through joint venture relationships, and Company-owned retail, dining, and entertainment (“RD&E”) zones; and (iii) production, development, and licensing of proprietary narrative, story-driven intellectual properties and partnered consumer and entertainment brands through multiple media and consumer products channels.

Q:     WHAT IS THE BUSINESS COMBINATION?

A:     FAST II, the Company, Pubco and Merger Sub have entered into the Merger Agreement, pursuant to which (a) at 8:01 a.m. New York City time on the date immediately following the Closing Date, FAST II will merge with and into Pubco, with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub; and (b) on the following day, Merger Sub will merge with and into the Company, with the Company as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement, the direct interests in the Company will be held by Pubco and the Company Unitholders.

FAST II will hold the Special Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See “Proposal No. 1 — The Business Combination Proposal.” In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A-1 and Annex A-2. We urge you to read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to in this proxy statement/prospectus, in their entirety.

Q:     WHY IS FAST II PROPOSING THE BUSINESS COMBINATION?

A:     FAST II was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities.

On March 18, 2021, FAST II completed its initial public offering, with each FAST II Unit consisting of one share of FAST II Class A Common Stock and one-quarter of one redeemable warrant, each whole public warrant to purchase one share of FAST II Class A Common Stock at a price of $11.50 per share, raising total gross proceeds of $222.3 million. Simultaneously with the consummation of the FAST II IPO, FAST II completed a private placement of warrants to the Sponsor, raising total gross proceeds of $6.4 million. Since the FAST II IPO, FAST II’s activity has been limited to the evaluation of business combination candidates.

On March 10, 2023, in connection with the Extension Amendment, FAST II redeemed 15,098,178 shares of FAST II Class A Common Stock for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of FAST II Class A Common Stock remain outstanding and approximately $72.42 million remained in the Trust Fund before the deposit of funds by FAST II as described in the following paragraph.

In connection with the Extension Amendment, FAST II caused $750,000, or approximately $0.1051 per share of FAST II Class A Common Stock outstanding after giving effect to the redemptions disclosed in the prior paragraph, to be deposited in the Trust Fund. Such funds were provided by Infinite Acquisitions pursuant to a promissory note.

Based on its due diligence investigations of the Company and the industry in which it operates, including the financial and other information provided by the Company in the course of their negotiations in connection with the Merger Agreement, the FAST II Board believes that the Business Combination is advisable and in the best interests of FAST II and its stockholders. See the sections entitled “Special Meeting Information — Recommendation of FAST II Board of Directors” and “Proposal No. 1 — The Business Combination Proposal — FAST II Board’s Reasons for Approval of the Business Combination.”

Q:     WHY AM I RECEIVING THIS DOCUMENT?

A:     FAST II is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of FAST II Common Stock with respect to the matters to be considered at the Special Meeting. The Business Combination cannot be completed unless FAST II’s stockholders approve the Business Combination Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the Business Combination and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus. This document constitutes a proxy statement of FAST II and a prospectus of Pubco. It is a proxy statement because the FAST II Board is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because Pubco, in connection with the Business Combination, is offering shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants in exchange for the outstanding shares of FAST II Common Stock and the outstanding FAST II Warrants, pursuant to the Business Combination. See “Proposal No. 1 — The Business Combination Proposal — Merger Agreement — Merger Consideration.”

Q:     WHAT WILL FAST II STOCKHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:     At the SPAC Merger Effective Time:

•        each FAST II Unit outstanding immediately prior to the SPAC Merger Effective Time will be automatically separated and the holder thereof will be deemed to hold one share of FAST II Class A Common Stock and one-quarter of one FAST II Warrant;

•        each share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange) will be automatically exchanged for the right to receive (x) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock and (y) 50% of the Additional SPAC Share Consideration;

•        each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange will automatically be exchanged for the right to receive (A) one newly issued share of Pubco Class A Common Stock and (B) the applicable portion of any Earnout Shares; and

•        each FAST II Warrant outstanding immediately prior to the SPAC Merger (including the FAST II Private Placement Warrants held by the Sponsor) will be assumed by Pubco and each resulting whole Pubco Warrant will be exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.5 shares of Pubco Class A Common Stock, 0.5 shares of Pubco Series A Preferred Stock, and a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to the holder of one share of FAST II Class A Common Stock pursuant to the Merger Agreement.

Holders of Pubco Series A Preferred Stock may at any time elect to convert their shares of Pubco Series A Preferred Stock into shares of Pubco Class A Common Stock. The number of shares of Pubco Class A Common Stock to be issued upon conversion will be equal to the quotient of $10.00 divided by $11.00, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like (the “Conversion Rate”). If at any time volume weighted average closing price of the Pubco Class A Common Stock exceeds $14.30 for at least 20 trading days during a period of 30 consecutive trading days, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the shares of Pubco Series A Preferred Stock will be automatically converted, without any action on the part of the holders thereof, into shares of Pubco Class A Common Stock at the then applicable Conversion Rate.

Dividends on shares of Pubco Series A Preferred Stock will be cumulative and will accrue at the rate of 8.0% per annum from the Closing Date until such time as the shares of Pubco Series A Preferred Stock are converted into Pubco Class A Common Stock in accordance with the Certificate of Designation, whether or not any such dividends are declared by the Pubco Board. The dividends will be paid quarterly in arrears on or before the fifteenth day after the end of each fiscal quarter (the “Series A Quarterly Dividends”), unless prohibited by applicable law. Prior to the first quarter end after the second anniversary of Closing, the Series A Quarterly Dividends will be paid in additional shares of Pubco Series A Preferred Stock, provided that holders will receive cash in lieu of fractional shares and provided further that Pubco has the right to elect to pay such dividends in cash. After the first quarter end after the second anniversary of Closing, all Series A Quarterly Dividends shall be paid in cash, unless prohibited by applicable law, in which case such dividends shall be paid in additional shares of Pubco Series A Preferred Stock. In addition to the Series A Quarterly Dividends, if any dividends are declared on the Pubco Class A Common Stock, the holders of the Pubco Series A Preferred Stock will first (or simultaneously) receive a dividend on each share of Pubco Series A Preferred Stock in an amount equal to the dividend that would be payable on a share of Pubco Class A Common Stock issuable upon conversion of a share of Pubco Series A Preferred Stock as of the record date for such dividend payment.

For more information about the terms of the Pubco Series A Preferred Stock, see the section titled “Description of Pubco Securities After the Business Combination.”

Q:     WHAT WILL COMPANY UNITHOLDERS RECEIVE IN THE BUSINESS COMBINATION?

A:     At the Acquisition Merger Effective Time:

•        Each issued and outstanding Company Unit (other than the Cancelled Units and Company Financing Units) will be converted into the right to receive (x) a number of shares of Pubco Class B Common Stock and a number of New Company Units, in each case equal to the Acquisition Merger Exchange Number (the “Per Unit Consideration”) and (y) the applicable portion of any Earnout Shares and Earnout Units;

•        Each Company Financing Unit will be converted into the right to receive (x) the Per Unit Consideration and (y) the Additional Company Financing Unit Consideration;

•        Each Company Unit held in treasury of the Company as of immediately prior to the Acquisition Merger Effective Time (collectively, the “Cancelled Units”) will be cancelled without any conversion and no payment or distribution will be made with respect to such Cancelled Units;

•        The units of Merger Sub that are issued and outstanding will be converted into and become (x) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of any shares of FAST II Common Stock in connection with the exercise of redemption rights, the Class B Exchange and the Conversion;

•        Notwithstanding the foregoing four bullet points, with a view to satisfy the Listing Condition, the Company intends to, at least three (3) business days prior to the Acquisition Merger Effective Time, elect to reclassify a number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time into the right to receive the consideration for each such Company Unit in one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of Pubco Class B Common Stock and New Company Units;

•        Jefferies LLC, the Sponsor and holders of Company Units immediately before the Acquisition Merger (but not including holders of Company Financing Units in their capacity as holders of Company Financing Units) will be entitled to receive a number of Earnout Shares and Earnout Units, which will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones described below;

•        If (x) at any time during the Earnout Period the Pubco Common Share Price is greater than $20.00 or (y) prior to the Earnout Period End Date Pubco consummates a transaction (other than the Business Combination) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $20.00 per share, 15,000,000 of the Earnout Shares and 15,000,000 of the Earnout Units will vest and be released from escrow;

•        If (x) at any time during the Earnout Period the Pubco Common Share Price is greater than $25.00 or (y) prior to the Earnout Period End Date Pubco consummates a transaction (other than the Business Combination) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $25.00 per share, another 15,000,000 of the Earnout Shares and 15,000,000 of the Earnout Units will vest and be released from escrow;

•        If (x) at any time during the Earnout Period the Pubco Common Share Price is greater than $30.00 or (y) prior to the Earnout Period End Date Pubco consummates a transaction (other than the Business Combination) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $30.00 per share, the final 10,000,000 of the Earnout Shares and final 10,000,000 of the Earnout Units will vest and be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco EBITDA for one (but not both) of the third quarter or fourth quarter in 2023 is equal to or greater than $3,449,036.50, 7,500,000 Earnout Shares and 7,500,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco EBITDA for the fiscal year ending December 31, 2023 is less than $12,416,530, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco EBITDA for both the third quarter and fourth quarter in 2023 is equal to or greater than $3,449,036.50, 15,000,000 Earnout Shares and 15,000,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco EBITDA for the fiscal year ending December 31, 2023 is less than $12,416,530, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco Revenue for one (but not both) of the third quarter or fourth quarter in 2023 is equal to or greater than $17,500,000, 2,500,000 Earnout Shares and 2,500,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco Revenue for the fiscal year ending December 31, 2023 is less than $70,000,000, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco Revenue for both the third quarter and fourth quarter in 2023 is equal to or greater than $17,500,000, 5,000,000 Earnout Shares and 5,000,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco Revenue for the fiscal year ending December 31, 2023 is less than $70,000,000, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the applicable periodic public filing after each quarter in 2024, if the Pubco EBITDA for the applicable period is equal to or greater than $5,606,106, 2,500,000 Earnout Shares and 2,500,000 Earnout Units will vest and be released from escrow, provided that the applicable target Pubco EBITDA for the fourth quarter of 2024 shall be the yearly target amount of $44,848,848 minus the sum of the actual Pubco EBITDA generated in the first, second and third quarters and the fourth quarter Earnout Shares and Earnout Units will be 1,250,000 instead of 2,500,000;

•        Promptly following the filing of the applicable periodic public filing after each quarter in 2024, if the Pubco Revenue for the applicable period is equal to or greater than $17,515,454, 2,500,000 Earnout Shares and 2,500,000 Earnout Units will vest and be released from escrow, provided that the applicable target Pubco Revenue for the fourth quarter of 2024 shall be the yearly target amount of $140,123,632 minus the sum of the actual Pubco Revenue generated in the first, second and third quarters and the fourth quarter Earnout Shares and Earnout Units will be 1,250,000 instead of 2,500,000; and

•        As a condition for any such vesting and release from escrow, the holder of the applicable Earnout Shares and/or Earnout Units will be required to enter into a lock-up agreement providing that such Earnout Shares and/or Earnout Units will not be transferable (except to affiliates) for 365 days from the applicable date of release. The actual Pubco EBITDA and Pubco Revenue for each quarter will be determined by the audit committee of the board of directors of Pubco.

•        Pubco will exchange Company debt into shares of Pubco Series A Preferred Stock at an exchange price of $10.00 per share of Pubco Series A Preferred Stock and the accrued interest in cash for those holders of Company debt who have elected such an exchange. For a description of this exchange, see the section titled “Certain Relationships and Related Party Transactions.”

Following the waiver or expiration of the Company Member Lock-Up Period, each Company Unitholder will have the option to cause the Company to redeem its New Company Units in whole or in part. Upon any such redemption, Pubco will cancel, for no additional consideration, the corresponding shares of Pubco Class B Common Stock, and such redeemed New Company Units will be exchanged for, at the discretion of a disinterested majority of the Pubco Board (the “Disinterested Majority”), either (i) an equivalent number of shares of Pubco Class A Common Stock (“Share Settlement”) or (ii) an amount of cash equal to the fair market value of such number of shares of Pubco Class A Common Stock (“Cash Settlement”); provided, however, that Pubco may elect to effect a direct exchange of the redeemed New Company Units for such Share Settlement or Cash Settlement (subject to limitations set forth in the A&R Operating Agreement), in which case Pubco will acquire the redeemed New Company Units and be treated for all purposes as the owner of such units. We expect that the Disinterested Majority will exclude any directors who directly or indirectly have a material interest (including an economic interest) in such election decision. By giving discretion for an election decision only to the Disinterested Majority, Pubco and the Company seek to avoid conflicts of interest that could bring into question the integrity of such an election decision. In making an election decision, the Disinterested Majority may take into account general economic and business conditions, the Company’s financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the potential dilutive impact of new issuances of Pubco Class A Common Stock, and such other factors as the Disinterested Majority may deem relevant.

Assuming no redemptions in connection with the Business Combination (but taking into account redemptions that already occurred in connection with the Extension) and that proceeds from the Company Financing are $80,000,000 and neither FAST II, nor Pubco nor the Company enter into any additional financing arrangements, a total of 57,555,893 shares of Pubco Common Stock will be issued to holders of Company Units (assuming that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock), with up to 77,500,000 additional shares of Pubco Common Stock issued as Earnout Shares to holders of Company Units, the Sponsor and Jefferies. Assuming each share of Pubco Common Stock is worth the same amount as one share of FAST II Class A Common Stock (valued at $10.45 based on the closing price of the FAST II Class A Common Stock as reported by NYSE on June 26, 2023), the total consideration being issued to holders of Company Units (including holders of Company Financing Units) would be worth $601,459,081.85, with additional consideration of up to $809,875,000.00 being issued to holders of Company Units, the Sponsor and Jefferies as Earnout Shares.

Q:     WHEN DO YOU EXPECT THE BUSINESS COMBINATION TO BE COMPLETED?

A:     It is currently anticipated that the Business Combination will be consummated promptly following the Special Meeting, which is set for            , 2023; however, such meeting could be adjourned, as described in this proxy statement/prospectus. Neither FAST II nor the Company can assure you of when or if the Business Combination will be completed and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. Prior to the Closing of the Business Combination, FAST II must obtain the approval of the public stockholders of the Business Combination Proposal, the Company must obtain the written consent of its members of the Business Combination, and FAST II and the Company must satisfy other closing conditions. See “Proposal No. 1 — The Business Combination Proposal — Merger Agreement — Conditions to the Business Combination.”

Q:     WHAT HAPPENS IF THE BUSINESS COMBINATION IS NOT COMPLETED?

A:     If FAST II does not complete the Business Combination for any reason, FAST II would search for another target business with which to complete a business combination. If FAST II does not complete the Business Combination or a business combination with another target business during the Combination Period, FAST II must redeem 100% of the Public Shares at a per share price, payable in cash, equal to the amount then held in the Trust Fund (less taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares. The Sponsor has no redemption rights in the event a business combination is not effected in the Combination Period, and, accordingly, their Founder Shares will have no value. Additionally, in the event of such liquidation, there will be no distribution with respect to FAST II’s outstanding warrants. Accordingly, the warrants will expire worthless. See “Risk Factors” and “Proposal No. 1 — The Business Combination Proposal — Merger Agreement — Termination.”

Q:     If the Merger Agreement is terminated, will the Company be required to pay a termination fee to FAST II?

A:     Under certain circumstances, the Company will be required to pay FAST II a termination fee in an amount equal to (a) $12,500,000 minus (b) half of any amount advanced by the Company or Infinite Acquisitions to FAST II to cover any expenses incurred in connection with extending the business combination deadline under the FAST II Charter. However, the termination fee will be reduced by half in the event that the Merger Agreement is terminated or terminable because all closing conditions except for the Listing Condition are satisfied or is terminated by FAST II pursuant to the Strategic Investment Termination Right. For additional information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Merger Agreement — Termination.”

Q:     HOW WILL PUBCO BE MANAGED AND GOVERNED FOLLOWING THE BUSINESS COMBINATION?

A:     The Pubco Board is expected to consist of seven directors immediately following the Business Combination, which will be divided into three classes (Class I, II and III). Class II will consist of two directors, each of whom have been designated by FAST II, and Classes I and III will consist of three directors and two directors respectively, all of whom have been designated by the Company. Immediately following the Business Combination, we expect the current management of the Company will become management of Pubco. Please see the section entitled “Management of Pubco Following the Business Combination” for further information.

Q:     WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE SPAC MERGER?

A:     As discussed more fully under “Material U.S. Federal Income Tax Considerations,” it is intended that the SPAC Merger qualifies as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the conversion of FAST II Class A Common Stock into Pubco Class A Common Stock (including the Additional SPAC Share Consideration) and Pubco Series A Preferred Stock (i.e., the Conversion) qualifies as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. The tax consequences of the SPAC Merger to a holder will depend on the holder’s particular circumstances. All holders are strongly urged to consult their tax advisors for a full description and understanding of the tax consequences to them of the SPAC Merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the SPAC Merger, see “Material U.S. Federal Income Tax Considerations.”

Q:     WILL THE COMPANY OBTAIN NEW FINANCING IN CONNECTION WITH THE BUSINESS COMBINATION?

A:     On July 11, 2022, the Company and Infinite Acquisitions LLLP, an existing equityholder of the Company (formerly known as Katmandu Collections LLLP, “Infinite Acquisitions”), entered into a subscription agreement (the “Subscription Agreement”), pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, $60,000,000 of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of the Subscription Agreement, of the $60,000,000 (the “Private Placement Investment Amount”), $20,000,000 had been pre-funded by Infinite Acquisitions through a series of debt financings and deployed to the Company’s investment in its Punta Cana resort. On October 6, 2022, Infinite Acquisitions entered into a Conversion Agreement with the Company pursuant to which $20.0 million of the debt owed to Infinite Acquisition was converted to 2,000,000 Company Financing Units. As of the date of this proxy statement/prospectus, the private placement has been fully funded. Infinite Acquisitions has been issued 6,000,000 Company Financing Units under the Subscription Agreement for an aggregate consideration of $60.0 million, including the debt to equity conversion.

         The Company and Infinite Acquisitions entered into the Subsequent Subscription Agreement, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, the Additional Private Placement Investment Amount of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of this proxy statement/prospectus, no Company Financing Units have been issued pursuant to the Subsequent Subscription Agreement.

FAST II may enter into one or more agreements with any investor (i) to effect certain pre-approved financing arrangements without any consent or approval required from the Company or (ii) pursuant to which FAST II may issue such other equity or non-equity securities as approved by the Company in writing in its sole discretion. At the request of FAST II, the Company will use its reasonable best efforts to assist FAST II in arranging any alternative financing.

Q:     IS THE BUSINESS COMBINATION SUBJECT TO A MINIMUM CASH CONDITION?

A:     The Business Combination is not subject to a minimum cash condition, which may leave the combined company underfunded. Although FAST II and the Company are seeking to obtain new financing, such amounts of additional financing (if obtained), along with the amounts in the Trust Fund following the redemptions in connection with the amendments to the FAST II Charter in March 2023 and any additional redemptions in connection with the Business Combination, may not be sufficient to finance the total capital required by the Company to operate as planned. In addition, on March 10, 2023, FAST II filed an amendment to the FAST II Charter to remove the limitation that it shall not consummate a business combination if it would cause its net tangible assets to be less than $5,000,001 and the limitation that FAST II shall not redeem public shares that would cause FAST II’s net tangible assets to be less than $5,000,001. Each of these factors may further increase the risk that Pubco may be under-capitalized upon completion of the Business Combination.

In addition, following the waiver or expiration of the Company Member Lock-Up Period, each Company Unitholder will have the option to cause the Company to redeem its New Company Units in whole or in part; and such redeemed New Company Units will be exchanged for, at the discretion of a Disinterested Majority of the Pubco Board, either (i) an equivalent number of shares of Pubco Class A Common Stock or (ii) an amount of cash equal to the fair market value of such number of shares of Pubco Class A Common Stock. If the Disinterested Majority of the Pubco Board chooses to redeem the New Company Units for cash instead of shares of Pubco Class A Common Stock, the cash resources of Pubco will be reduced and Pubco could be left under-capitalized. However, in making an election decision, the Disinterested Majority may take into account general economic and business conditions, the Company’s financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the potential dilutive impact of new issuances of Pubco Class A Common Stock, and such other factors as the Disinterested Majority may deem relevant.

See the section entitled “Risk Factors — There is no minimum cash condition to consummating the Business Combination, which may leave the combined company under-capitalized” for a further discussion of this and other risks.

Q:     WHAT EQUITY STAKE WILL CURRENT FAST II PUBLIC STOCKHOLDERS, THE SPONSOR, INFINITE ACQUISITIONS AND THE COMPANY UNITHOLDERS HOLD IN PUBCO FOLLOWING THE CLOSING?

A:     Following the Business Combination, holders of Pubco Class A Common Stock and Pubco Class B Common Stock will be entitled to cast one vote per share of on all matters to be voted on by stockholders. Generally, holders of all classes of Pubco Common Stock vote together as a single class. Holders of Pubco Series A Preferred Stock have the same voting rights as the Pubco Common Stock and will be entitled to vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally. The number of shares of Pubco Class A Common Stock to be issued upon conversion of the Pubco Series A Preferred Stock will be equal to the quotient of $10.00 divided by $11.00 (subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like), and accordingly, each Pubco Series A Preferred Stock will have approximately 0.909 votes per share.

The following tables illustrates varying ownership levels in Pubco immediately after the closing of the Business Combination based on varying levels of redemptions by the public stockholders and based on the assumptions noted. Earnout Shares shown as Additional Sources of Dilution reflect the Maximum Sponsor Earnout, Maximum Jefferies Earnout, and Maximum Seller Earnout, as defined above. The tables and associated discussion all assume that (a) SPAC Capital Received is $74,536,625.65 (the amount in the Trust Fund as of June 15, 2023) in the no redemptions scenario, (b) Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note, (c) $4.7 million in principal and accrued interest of the Company’s debt is converted into shares of Pubco Series A Preferred Stock, (d) the Company elects to issue 4,362,966 shares of Pubco Class A Common

Stock in lieu of the same number of Pubco Class B Common Stock and New Company Units as consideration for Company Units in order to satisfy the Listing Condition, (e) proceeds from the Company Financing are $80,000,000, all of which is funded by Infinite Acquisitions LLLP and (f) neither FAST II, nor Pubco nor the Company enter into any additional financing arrangements.

The “No redemptions scenario” assumes no public stockholders exercise their redemption rights in connection with the Business Combination (but takes into account redemptions that already occurred in connection with the Extension). The 50% redemptions scenario” assumes that 3,567,755 shares, or 50% of FAST II Class A Common Stock that remain outstanding, are redeemed in connection with the Business Combination. The “maximum redemptions scenario” assumes that all 7,135,509 shares, or 100% of the FAST II Class A Common Stock that remain outstanding, are redeemed in connection with the Business Combination.

Ownership excluding the impact of the Pubco Warrants, Earnout Shares and Earnout Units

	No Redemptions Scenario						50% Redemptions Scenario						Maximum Redemptions Scenario
	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Pubco Class A Common Stock	% Pubco Class B Common Stock	% Pubco Series A Preferred Stock	% Total Voting Power	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Pubco Class A Common Stock	% Pubco Class B Common Stock	% Pubco Series A Preferred Stock	% Total Voting Power	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Class A Common Stock	% Class B Common Stock	% of Pubco Series A Preferred Stock	% Total Voting Power
FAST II public stockholders(1)	3,910,623	3,567,755	39.2%	0.0%	88.3%	10.7%	1,986,569	1,783,877	25.5%	0.0%	79.0%	5.7%	0	0	0.0%	0.0%	0.0%	0.0%
Sponsor(2)	1,490,733	0	15.0%	0.0%	0.0%	2.2%	1,250,000	0	16.0%	0.0%	0.0%	2.0%	1,250,000	0	21.5%	0.0%	0.0%	2.1%
Infinite Acquisitions LLLP(3)	28,701,989	0	2.0%	53.8%	0.0%	43.1%	28,842,166	0	2.6%	53.9%	0.0%	45.8%	29,044,857	0	3.4%	54.1%	0.0%	48.7%
Holders of Company Units other than Infinite Acquisitions LLLP(4)	24,490,938	0	0.0%	46.2%	0.0%	36.8%	24,490,938	0	0.0%	46.1%	0.0%	38.9%	24,490,938	0	0.0%	45.9%	0.0%	41.1%
Other holders of Pubco Class A Common Stock(5)	4,362,966	0	43.8%	0.0%	0.0%	6.5%	4,362,966	0	55.9%	0.0%	0.0%	6.9%	4,362,966	0	75.1%	0.0%	0.0%	7.3%
Other holders of Pubco Series A Preferred Stock(6)	0	475,000	0.0%	0.0%	11.7%	0.6%	0	475,000	0.0%	0.0%	21.0%	0.7%	0	475,000	0.0%	0.0%	100.0%	0.7%
Total Shares Outstanding(1)(2)(3)(4)(5)(6)	62,957,249	4,042,755	100.0%	100.0%	100.0%	100.0%	60,932,638	2,258,877	100.0%	100.0%	100.0%	100.0%	59,148,761	475,000	100.0%	100.0%	100.0%	100.0%

____________

(1)      Excludes Pubco securities underlying the Pubco Public Warrants in each scenario. Includes Additional SPAC Share Consideration issued to the FAST II public stockholders who do not redeem their Public Shares that includes 342,868, 202,691, and no shares of Pubco Class A Common Stock in the no redemptions scenario, 50% redemptions scenario and maximum redemptions scenario, respectively. Assumes proceeds from the Company Financing are $80,000,000.

(2)      Excludes Pubco securities underlying the Pubco Private Placement Warrants in each scenario. Each redemptions scenario also reflects the forfeiture of 1,111,684 Additional Incentive Forfeited Shares. Additionally, the no redemptions scenario reflects the forfeiture of 2,956,005 Sponsor Redemption Forfeited Shares, the 50% redemptions scenario reflects the forfeiture of 3,196,738 Sponsor Redemption Forfeited Shares and the maximum redemptions scenario reflects the forfeiture of 3,196,738 Sponsor Redemption Forfeited Shares. Excludes 1,550,000 Earnout Shares in the no redemptions scenario, 1,162,500 Earnout Shares in the 50% redemptions scenario and 1,162,500 Earnout Shares in the 100% redemptions scenario.

(3)      Includes the Per Unit Consideration payable to Company Unitholders (the “Company Unit Consideration”) of 27,733,173 shares of Pubco Class B Common Stock in each redemptions scenario. Excludes 32,774,108 Earnout Shares and 32,774,108 Earnout Units in the no redemptions scenario, 33,266,608 Earnout Shares and 33,266,608 Earnout Units in the 50% redemptions scenario, and 33,266,608 Earnout Shares and 33,266,608 Earnout Units in the maximum redemptions scenario. Includes Additional Company Financing Unit Consideration that includes 768,816, 908,993, and 1,111,684 shares of Pubco Class B Common Stock in the no redemptions scenario, 50% redemptions scenario and maximum redemptions scenario, respectively. Assumes proceeds from the Company Financing are $80,000,000. Assumes that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note. Does not reflect additional potential adjustments for changes to the form of consideration under the Merger Agreement, which permits the Company to make an election at least three (3) business days prior to the Acquisition Merger Effective Date to allow a portion of the Per Unit Consideration to take the form of shares of Pubco Class A Common Stock as is needed to satisfy the Listing Condition in lieu of the same number of shares of Pubco Class B Common Stock and New Company Units. The shares are held of record by Infinite Acquisitions LLLP. Infinite Acquisitions LLLP is controlled by its general partner, Erudite Cria, Inc. (“Infinite GP”). Investment decisions at Infinite GP are made by its board of directors: Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau. Each director has one vote on all matters presented to the board of Infinite GP, except that the Chairman of the board of directors,

Lucas Demerau, has two votes on all matters presented to the board of Infinite GP. Lucas Demerau, Nathan Markey, and Cory Demerau are the adult children of Scott Demerau and Julia Demerau and their voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau. For more information, see the section of this proxy statement/prospectus titled “Beneficial Ownership of Securities.”

(4)      Includes Company Unit Consideration of 24,490,938 shares of Pubco Class B Common Stock in each redemptions scenario. Excludes 41,625,892 Earnout Shares and 41,625,892 Earnout Units in the no redemptions scenario, 42,295,892 Earnout Shares and 42,295,892 Earnout Units in the 50% redemptions scenario and 42,295,892 Earnout Shares and 42,295,892 Earnout Units in the 100% redemptions scenario. Does not reflect additional potential adjustments for changes to the form of consideration under the Merger Agreement, which permits the Company to make an election at least three (3) business days prior to the Acquisition Merger Effective Time to allow a portion of the Per Unit Consideration to take the form of shares of Pubco Class A Common Stock as is needed to satisfy the Listing Condition in lieu of the same number of shares of Pubco Class B Common Stock and New Company Units with a view toward satisfying the Listing Condition. The holders of Company Units other than Infinite Acquisitions LLLP are Katmandu Ventures, LLC and CilMar Ventures, LLC Series A. Katmandu Ventures, LLC is controlled by the Company’s Executive Chairman, Scott Demerau, and his wife, a director of the Company, Julia Demerau. CilMar Ventures, LLC Series A is controlled by the Company’s Chief Executive Officer, Cecil D. Magpuri, and his wife, a director of the Company, Marty Magpuri. For more information, see the section of this proxy statement/prospectus titled “Beneficial Ownership of Securities.”

(5)     Reflects the Company’s intent to, at least three (3) business days prior to the Acquisition Merger Effective Time, elect to reclassify a number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time into the right to receive the consideration for each such Company Unit in one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of Pubco Class B Common Stock and New Company Units, to satisfy listing requirements.

(6)     Reflects the conversion of $4.7 million in principal and accrued interest of the Company’s debt held by Company Unit holders other than Infinite Acquisitions LLLP into shares of Pubco Series A Preferred Stock, and the distribution of the right to receive such shares of Pubco Series A Preferred Stock.

The number of shares retained by the Sponsor is structured to provide the Sponsor with ownership commensurate to the amount of incremental capital provided to the Company in the transaction, excluding capital from investors sourced primarily by the Company, Company Unitholders, or their representatives. The Sponsor is required to forfeit a number of shares based on gross proceeds received from the SPAC Trust Fund, which is impacted by the final level of redemptions by public stockholders, and any additional financing sourced by FAST II, the Sponsor, or their representatives. Additionally, the Sponsor has agreed to forfeit 1,111,684 shares to be allocated among public stockholders who do not redeem their Public Shares as an incentive to not redeem and Company Financing Unitholders as additional incentive to invest; these are the Additional Incentive Forfeited Shares. After the forfeiture of those 1,111,684 shares, the Sponsor will retain a percentage of the remaining 4,446,738 sponsor shares equal to SPAC Capital Received, divided by $222,336,870, with the resulting number of shares comprising the Sponsor Retained Shares. However, the Sponsor will retain a minimum of 1,250,000 shares regardless of the level of gross proceeds received by the Company. The calculations below reflect that an aggregate of 15,098,178 Public Shares were redeemed in connection with FAST II’s Extension.

If there are no further redemptions in connection with the Closing of the Business Combination, which we refer to as the “no redemptions scenario”, the Sponsor will forfeit 2,956,005 shares in addition to the Additional Incentive Forfeited Shares. The number of Sponsor Redemption Forfeited Shares in the no redemptions scenario is calculated by subtracting Sponsor Retained Shares of 1,490,733 and Sponsor Minimum Guarantee Shares of 0 from the 4,446,738 shares of FAST II Class B Common Stock held by the Sponsor after taking into account the forfeiture of the Additional Incentive Forfeited Shares. Sponsor Retained Shares of 1,490,733 is calculated by multiplying 4,446,738 by the quotient of SPAC Capital Received of $74,536,626 divided by $222,336,870. The SPAC Capital Received is the estimated amount of proceeds from the Trust Fund in the no redemptions scenario, calculated as 7,135,509 Public Shares multiplied by approximately $10.45 per share, and assumes that there are no proceeds received from any financing sourced by FAST II, the Sponsor, or their representatives.

If 3,567,754 shares, or 50% of the current outstanding Public Shares, are redeemed in connection with the Closing of the Business Combination, which we refer to as the “50% redemptions scenario”, the Sponsor will forfeit 3,196,738 shares in addition to the Additional Incentive Forfeited Shares. The number of Sponsor Redemption Forfeited Shares in the 50% redemptions scenario is calculated by subtracting Sponsor Retained Shares of 745,366 and Sponsor Minimum Guarantee Shares of 504,634 from 4,446,738. Sponsor Retained Shares of 745,366 is calculated by multiplying 4,446,738 by the quotient of SPAC Capital Received of $37,268,313 divided by $222,336,870. Sponsor Minimum Guarantee Shares of 504,634 is calculated by subtracting Sponsor Retained Shares of 745,366 from 1,250,000, which is the minimum number of shares that the Sponsor will receive in the Business Combination. The SPAC Capital Received is the estimated amount of proceeds from the Trust Fund in the 50% redemptions scenario, calculated as 3,567,754 Public Shares multiplied by approximately $10.45 per share, and assumes that there are no proceeds received from any financing sourced by FAST II, the Sponsor, or their representatives.

If all 7,135,509 Public Shares are redeemed in connection with the Closing of the Business Combination, which we refer to as the “maximum redemptions scenario”, the Sponsor will forfeit 3,196,738 shares in addition to the Additional Incentive Forfeited Shares. The number of Sponsor Redemption Forfeited Shares in the maximum redemptions scenario is calculated by subtracting Sponsor Retained Shares of 0 and Sponsor Minimum Guarantee Shares of 1,250,000 from 4,446,738. Sponsor Retained Shares of 0 is calculated by multiplying 4,446,738 by the quotient of SPAC Capital Received of $0 divided by $222,336,870. Sponsor Minimum Guarantee Shares of 1,250,000 is calculated by subtracting Sponsor Retained Shares of 0 from 1,250,000. This assumes that there are no proceeds received from any financing sourced by FAST II, the Sponsor, or their representatives.

A number of shares of Pubco Common Stock equal to the number of Additional Incentive Forfeited Shares forfeited by the Sponsor will be allocated pro rata among the non-redeeming public stockholders and the Company Financing Unitholders. Non-redeeming public stockholders will receive a number of shares of Pubco Class A Common Stock equal to a maximum of 1,111,684 shares divided by the sum of the number of Public Shares that are not redeemed (after giving effect to the 0.5 preferred and 0.5 common split) plus the number of shares of Pubco Common Stock issuable upon conversion of the Company Financing Units. The shares of Pubco Class A Common Stock issued to each non-redeeming holder of one Public Share (after giving effect to the 0.5 preferred and 0.5 common split) are the Additional SPAC Share Consideration; the shares of Pubco Common Stock issued to the holder of one Company Financing Unit are the Additional Company Financing Unit Consideration.

In the no redemptions scenario, the Additional SPAC Share Consideration and Additional Company Financing Unit Consideration allocation reflects 0.096102 shares per common share (in the case of the Public Shareholders, per common share after giving effect to the 0.5 preferred and 0.5 common split), which is calculated by dividing 1,111,684 by the sum of 3,567,755 shares of Pubco Class A Common Stock held by FAST II public stockholders (which reflects 7,135,509 Public Shares not redeemed multiplied by 50%, because each share of FAST II Class A Common Stock will become 0.5 shares of Pubco Class A Common Stock, 0.5 shares of Pubco Series A Preferred Stock and the allocable portion of Additional SPAC Share Consideration) and 8,000,000 Company Financing Units. This allocation results in 342,868 (3,567,755 multiplied by 0.096102) shares of Additional SPAC Share Consideration being issued to FAST II public stockholders who do not redeem their Public Shares and 768,816 (8,000,000 multiplied by 0.096102) shares of Additional Company Financing Unit Consideration being issued to Infinite Acquisitions LLLP as holder of the Company Financing Units.

In the 50% redemption scenario, the Additional SPAC Share Consideration and Additional Company Financing Unit Consideration allocation reflects 0.1136241 shares per common share (in the case of the Public Shareholders, per common share after giving effect to the 0.5 preferred and 0.5 common split), which is calculated by dividing 1,111,684 by the sum of 1,783,877 Pubco Class A Common Stock held by FAST II public stockholders (which reflects 3,567,754 Public Shares not redeemed multiplied by 50%) and 8,000,000 Company Financing Units. This allocation results in 202,691 (1,783,877 multiplied by 0.1136241) shares of Additional SPAC Share Consideration being issued to FAST II public stockholders who do not redeem their Public Shares and 908,993 (8,000,000 multiplied by 0.1136241) shares of Additional Company Financing Unit Consideration being issued to Infinite Acquisitions LLLP as holder of the Company Financing Units.

In the maximum redemption scenario, the Additional SPAC Share Consideration and Additional Company Financing Unit Consideration allocation reflects 0.1389605 shares per common share, which is calculated by dividing 1,111,684 by the sum of 0 shares of Pubco Class A Common Stock held by FAST II public stockholders and 8,000,000 Company Financing Units. This allocation results in 0 (0 multiplied by 0.1389605) shares of Additional SPAC Share Consideration being issued to FAST II public stockholders who do not redeem their Public Shares and 1,111,684 (8,000,000 multiplied by 0.1389605) shares of Additional Company Financing Unit Consideration being issued to Infinite Acquisitions LLLP as holder of the Company Financing Units.

Following the Business Combination, FAST II Warrants will be exercisable for a mix of Pubco Series A Preferred Stock and Pubco Class A Common Stock equal to the mix received by the public stockholders in the Business Combination. In the no redemptions scenario, each FAST II Public Share that is not redeemed is exchanged for 0.5 shares of Pubco Series A Preferred Stock and 0.548051 shares of Pubco Class A Common Stock, which comprises 0.5 shares of Pubco Class A Common Stock plus allocation of the Additional Incentive Forfeited Shares calculated by multiplying 0.5 by 0.096102; as a result, each FAST II Warrant will be exercisable for 0.5 shares of Pubco Series A Preferred Stock and 0.548051 shares of Pubco Class A Common Stock. In the 50% redemptions scenario, each FAST II Public Share that is not redeemed is exchanged for 0.5 shares of Pubco Series A Preferred Stock and 0.556812 shares of Pubco Class A Common Stock, which comprises 0.5 shares of Pubco Class A Common Stock plus allocation of the Additional Incentive Forfeited Shares calculated by multiplying 0.5 by 0.1136241; as a result, each FAST II Warrant will be exercisable for 0.5 shares of Pubco Series A Preferred Stock and 0.556812 shares of Pubco Class A Common Stock. In the maximum redemptions scenario, the allocation of the Additional SPAC Share Consideration and Additional Company Financing Unit Consideration is calculated by multiplying 0.5 by 0.1389605; as a result, each FAST II Warrant will be exercisable for 0.5 shares of Pubco Series A Preferred Stock and 0.569480 shares of Pubco Class A Common Stock.

Additional Sources of Dilution(7)

	No Redemptions Scenario			50% Redemptions Scenario			Maximum Redemptions Scenario
	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Dilution(9)	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Dilution(9)	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Dilution(9)
Pubco Public Warrants(8)	3,046,299	2,779,211	7.7%	3,094,996	2,779,211	8.2%	3,165,412	2,779,211	8.7%
Pubco Private Placement Warrants(8)	2,355,427	2,148,913	6.1%	1,196,540	1,074,456	3.3%	1,223,763	1,074,456	3.6%
Earnout Shares – Infinite Acquisitions LLLP	32,774,108	0	33.0%	33,266,608	0	34.6%	33,266,608	0	35.8%
Earnout Shares – Company Unitholders other than Infinite Acquisitions LLLP	41,625,892	0	38.5%	42,295,892	0	40.2%	42,295,892	0	41.5%
Earnout Shares – Sponsor	1,550,000	0	2.3%	1,162,500	0	1.8%	1,162,500	0	1.9%
Earnout Shares – Jefferies	1,550,000	0	2.3%	775,000	0	1.2%	775,000	0	1.3%

(7)      Represents the number of shares of Pubco Common Stock and Pubco Series A Preferred Stock issuable upon the exercise of all outstanding Pubco Public Warrants and Pubco Private Placement Warrants and upon the satisfaction of the earnout conditions set forth in the Merger Agreement, as applicable.

(8)      Reflects the adjustment to the securities issuable upon exercise of the Pubco Public Warrants and Pubco Private Placement Warrants pursuant to Section 4.5 of the FAST II Warrant Agreement. At Closing, due to the application of the Alternative Issuance under Section 4.5 of the FAST II Warrant Agreement, each Pubco Warrant will be exercisable for the following: (i) one half of one share of Pubco Class A Common Stock, (ii) one half of one share of Pubco Series A Preferred Stock, and (iii) a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to each Public Share pursuant to the Merger Agreement. The number of shares of Pubco Class A Common Stock issuable per warrant in the no redemptions scenario, 50% Redemptions Scenario, and Maximum Redemptions Scenario is 0.548051, 0.556812, and 0.569480, respectively, and the number of shares of Pubco Series A Preferred Stock issuable per warrant in each scenario is 0.5.

(9)      To illustrate the potential dilutive impacts to non-redeeming shareholders of FAST II, the percentage dilution is calculated as the number of shares of Pubco Common Stock issued upon exercise of the dilutive instrument (including any shares of Pubco Series A Preferred Stock issued upon exercise of the dilutive instrument on an as-converted basis) divided by the sum of (i) total shares of Pubco Common Stock outstanding (including the shares of Pubco Series A Preferred Stock on an as-converted basis but excluding the impact of the other dilutive instruments) and (ii) the shares of Pubco Common Stock issued upon exercise of the dilutive instrument (including any shares of Pubco Series A Preferred Stock issued upon exercise of the dilutive instrument on an as-converted basis).

Pro Forma Share Impact from Sources of Dilution(10)

	No Redemptions Scenario		50% Redemptions Scenario		Maximum Redemptions Scenario
	Proceeds	per Share(11)	Proceeds	per Share(11)	Proceeds	per Share(11)
Pubco Public Warrants	$63,921,853	$0.89	$63,921,853	$0.93	$63,921,853	$0.98
Pubco Private Placement Warrants	$49,424,988	$0.70	$24,712,488	$0.38	$24,712,488	$0.40
Earnout Shares – Infinite Acquisitions LLLP	$0	$0.00	$0	$0.00	$0	$0.00
Earnout Shares – Company Unitholders other than Infinite Acquisitions LLLP	$0	$0.00	$0	$0.00	$0	$0.00
Earnout Shares – Sponsor	$0	$0.00	$0	$0.00	$0	$0.00
Earnout Shares – Jefferies	$0	$0.00	$0	$0.00	$0	$0.00

(10)    For the purposes of the sensitivity analysis and each potential source of dilution, the amount of proceeds from the exercise of each dilutive instrument is shown. Proceeds are additive to the book value of equity of Pubco with no other adjustments assumed to the Pubco book value equity in the analysis above. The dollar per share impact is calculated as the incremental impact to book value per equity of Pubco resulting from each potential source of dilution and related proceeds on an individual basis. For the Pubco Public Warrants and Pubco Private Placement Warrants, proceeds reflect receipt of the exercise price of $11.50, consistent with the FAST II Warrant Agreement (as amended by the Warrant Assumption Agreement).

(11)    The per-share impact from sources of dilution is calculated as the amount of proceeds from the exercise of each dilutive instrument divided by the sum of (i) total shares of Pubco Common Stock outstanding (including the shares of Pubco Series A Preferred Stock on an as-converted basis but excluding the impact of the other dilutive instruments) and (ii) the shares of Pubco Common Stock issued upon exercise of the dilutive instrument (including any shares of Pubco Series A Preferred Stock issued upon exercise of the dilutive instrument on an as-converted basis).

Ownership including the impact of the Pubco Warrants, Earnout Shares and Earnout Units

	No Redemptions Scenario						50% Redemptions Scenario						Maximum Redemptions Scenario
	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Pubco Class A Common Stock	% Pubco Class B Common Stock	% Pubco Series A Preferred Stock	% Total Voting Power	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Pubco Class A Common Stock	% Pubco Class B Common Stock	% Pubco Series A Preferred Stock	% Total Voting Power	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Class A Common Stock	% Class B Common Stock	% of Pubco Series A Preferred Stock	% Total Voting Power
FAST II public stockholders(1)	3,910,623	3,567,755	21.2%	0.0%	39.8%	4.6%	1,986,569	1,783,877	14.2%	0.0%	29.2%	2.4%	0	0	0.0%	0.0%	0.0%	0.0%
FAST II public warrant holders(8)	3,046,299	2,779,211	16.5%	0.0%	31.0%	3.6%	3,094,996	2,779,211	22.1%	0.0%	45.5%	3.8%	3,165,412	2,779,211	26.1%	0.0%	64.2%	3.9%
Sponsor(12)	5,396,160	2,148,913	29.2%	0.0%	24.0%	4.8%	3,609,404	1,074,456	25.7%	0.0%	17.6%	3.1%	3,636,263	1,074,456	30.0%	0.0%	24.8%	3.2%
Infinite Acquisitions LLLP(13)	61,476,097	0	1.1%	48.1%	0.0%	39.9%	62,108,774	0	1.4%	48.1%	0.0%	41.9%	62,311,465	0	1.6%	48.2%	0.0%	43.0%
Holders of Company Units other than Infinite Acquisitions LLLP(14)	66,116,830	0	0.0%	51.9%	0.0%	42.9%	66,786,830	0	0.0%	51.9%	0.0%	45.0%	66,786,830	0	0.0%	51.8%	0.0%	46.1%
Other holders of Pubco Class A Common Stock(5)	4,362,966	0	23.6%	0.0%	0.0%	2.8%	4,362,966	0	31.1%	0.0%	0.0%	2.9%	4,362,966	0	35.9%	0.0%	0.0%	3.0%
Other holders of Pubco Series A Preferred Stock(6)	0	475,000	0.0%	0.0%	5.3%	0.3%	0	475,000	0.0%	0.0%	7.8%	0.3%	0	475,000	0.0%	0.0%	11.0%	0.3%
Jefferies Earnout Shares	1,550,000	0	8.4%	0.0%	0.0%	1.0%	775,000	0	5.5%	0.0%	0.0%	0.5%	775,000	0	6.4%	0.0%	0.0%	0.5%
Total Shares Outstanding	145,858,974	8,970,878	100.0%	100.0%	100.0%	100.0%	142,724,175	6,112,544	100.0%	100.0%	100.0%	100.0%	141,037,935	4,328,667	100.0%	100.0%	100.0%	100.0%

(12)    Includes Pubco securities underlying the Pubco Private Placement Warrants in each scenario. Each redemptions scenario also reflects the forfeiture of 1,111,684 Additional Incentive Forfeited Shares. Additionally, the no redemptions scenario reflects the forfeiture of 2,956,005 Sponsor Redemption Forfeited Shares, the 50% redemptions scenario reflects the forfeiture of 3,196,738 Sponsor Redemption Forfeited Shares and the maximum redemptions scenario reflects the forfeiture of 3,196,738 Sponsor Redemption Forfeited Shares. Includes 1,550,000 Earnout Shares in the no redemptions scenario, 1,162,500 Earnout Shares in the 50% redemptions scenario and 1,162,500 Earnout Shares in the 100% redemptions scenario.

(13)    Includes Company Unit Consideration of 27,733,173 shares of Pubco Class B Common Stock in each redemptions scenario. Includes 32,774,108 Earnout Shares and 32,774,108 Earnout Units in the no redemptions scenario, 33,266,608 Earnout Shares and 33,266,608 Earnout Units in the 50% redemptions scenario, and 33,266,608 Earnout Shares and 33,266,608 Earnout Units in the maximum redemptions scenario. Includes Additional Company Financing Unit Consideration that includes 768,816, 908,993, and 1,111,684 shares of Pubco Class B Common Stock in the no redemptions scenario, 50% redemptions scenario and maximum redemptions scenario, respectively. Assumes proceeds from the Company Financing are $80,000,000. Assumes that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note. Does not reflect additional potential adjustments for changes to the form of consideration under the Merger Agreement, which permits the Company to make an election at least three (3) business days prior to the Acquisition Merger Effective Date to allow a portion of the Per Unit Consideration to take the form of shares of Pubco Class A Common Stock as is needed to satisfy the Listing Condition in lieu of the same number of shares of Pubco Class B Common Stock and New Company Units with a view toward satisfying the Listing Condition. The shares are held of record by Infinite Acquisitions LLLP. Infinite Acquisitions LLLP is controlled by its general partner, Erudite Cria, Inc. (“Infinite GP”). Investment decisions at Infinite GP are made by its board of directors: Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau. Each director has one vote on all matters presented to the board of Infinite GP, except that the Chairman of the board of directors, Lucas Demerau, will have two votes on all matters presented to the board of Infinite GP. Lucas Demerau, Nathan Markey, and Cory Demerau

are the adult children of Scott Demerau and Julia Demerau and their voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau. For more information, see the section of this proxy statement/prospectus titled “Beneficial Ownership of Securities.”

(14)    Includes Company Unit Consideration of 24,490,938 shares of Pubco Class B Common Stock in each redemptions scenario. Includes 41,625,892 Earnout Shares and 41,625,892 Earnout Units in the no redemptions scenario, 42,295,892 Earnout Shares and 42,295,892 Earnout Units in the 50% redemptions scenario and 42,295,892 Earnout Shares and 42,295,892 Earnout Units in the 100% redemptions scenario. Share ownership does not include additional potential adjustments for changes to the form of consideration under the Merger Agreement, which permits the Company to make an election at least three (3) business days prior to the Acquisition Merger Effective Date to allow a portion of the Per Unit Consideration to take the form of shares of Pubco Class A Common Stock as is needed to satisfy the Listing Condition in lieu of the same number of shares of Pubco Class B Common Stock and New Company Units. The holders of Company Units other than Infinite Acquisitions LLLP are Katmandu Ventures, LLC and CilMar Ventures, LLC Series A. Katmandu Ventures, LLC is controlled by the Company’s Executive Chairman, Scott Demerau, and his wife, a director of the Company, Julia Demerau. CilMar Ventures, LLC Series A is controlled by the Company’s Chief Executive Officer, Cecil D. Magpuri, and his wife, a director of the Company, Marty Magpuri. For more information, see the section of this proxy statement/prospectus titled “Beneficial Ownership of Securities.”

If a public stockholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. We cannot predict the ultimate value of the Pubco Public Warrants following the consummation of the Business Combination, but assuming that 100% or 7,135,509 shares of FAST II Class A Common Stock still held by our public stockholders were redeemed, the 5,558,422 retained outstanding FAST II Public Warrants would have an aggregate value of $          , based on a price per FAST II Public Warrant of $           on July 7, 2023, the FAST II Record Date.

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	WHAT FEES ARE PAYABLE TO JEFFERIES IN CONNECTION with THE BUSINESS COMBINATION?
A:

Jefferies LLC, the underwriter in the FAST II IPO, is entitled to a fee of $7,750,000 upon the consummation of the Business Combination (the “Base Fee”), such amount being held in the Trust Fund until the consummation of the Business Combination. The Base Fee includes amounts Jefferies is entitled to as deferred underwriting commission from the FAST II IPO and for acting as financial and capital markets advisor to FAST II in connection with the Business Combination. Such amount will not be adjusted to account for redemptions of FAST II Class A Common Stock by the public stockholders. Accordingly, the amount of effective total Base Fee due upon consummation of the Business Combination as a percentage of the aggregate proceeds remaining in the Trust Fund will increase as the number of shares of FAST II Class A Common Stock redeemed increases.

Fees due to Jefferies upon the consummation of the Business Combination

	No Redemptions Scenario	Percentage of Proceeds Remaining in Trust Fund	50% Redemptions Scenario	Percentage of Proceeds Remaining in Trust Fund	Maximum Redemptions Scenario	Percentage of Proceeds Remaining in Trust Fund
Unredeemed Public Shares	7,135,509		3,567,755		0
Proceeds remaining in the Trust Fund following redemptions(1)	$74,536,626		$37,268,313		$0
Fees due to Jefferies upon the consummation of the Business Combination	$7,750,000	10.4%	$7,750,000	20.8%	$7,750,000	—

____________

(1)      Based on the amount in the Trust Fund as of June 15, 2023. Assumes a per-share redemption value of $10.45.

Under certain circumstances, Pubco may delay paying a portion of the Base Fee until up to two years following the closing of the Business Combination and may elect to pay a portion of the Base Fee in Pubco Class A Common Stock.

In addition to the Base Fee, if SPAC Capital Received equals or exceeds $150,000,000 (or otherwise at the option of FAST II in its sole discretion), Jefferies will be entitled to an additional one-time fee of $1,000,000 (the “Discretionary Fee”). Because less than $150,000,000 remains in the Trust Fund after redemptions associated with the Extension, FAST II will only be required to pay the Discretionary Fee if significant additional proceeds are received from investors primarily sourced by FAST II, the Sponsor or their representatives prior to the Acquisition Merger Closing.

Also, in addition to the above, upon closing of the Business Combination, Jefferies will be entitled to the right to receive a number of shares of Pubco Class A Common Stock up to the Maximum Jefferies Earnout.

For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     FOLLOWING THE BUSINESS COMBINATION, WILL PUBCO’S SECURITIES TRADE ON A STOCK EXCHANGE?

A:     Yes. The FAST II Units, FAST II Class A Common Stock and FAST II Public Warrants are currently listed on the NYSE under the symbols “FZT.U,” “FZT” and “FZT.WS,” respectively. Following the Closing, Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Public Warrants are expected to be listed on Nasdaq, and the FAST II Units, FAST II Class A Common Stock and FAST II Public Warrants will be delisted from the NYSE and deregistered under the Exchange Act. Pubco Class B Common Stock will not be listed on any exchange.

Q:     HOW HAS THE ANNOUNCEMENT OF THE BUSINESS COMBINATION AFFECTED THE TRADING PRICE OF FAST II’S SECURITIES?

A:     On July 11, 2022, the trading date preceding the announcement of the Business Combination, the closing prices of the FAST II Units, FAST II Class A Common Stock, and FAST II Public Warrants as reported by NYSE were $9.78, $9.77 and $0.19, respectively. The closing prices of the FAST II Units, FAST II Class A Common Stock, and FAST II Public Warrants as reported by NYSE on June 26, 2023 were $10.46 (as of June 15, 2023), $10.45, and $0.60, respectively. Holders of FAST II’s securities should obtain current market quotations for the securities. The market price of FAST II’s securities could vary at any time prior to Closing.

Q:     HOW DO THE PUBLIC WARRANTS DIFFER FROM THE PRIVATE PLACEMENT WARRANTS AND WHAT ARE THE RELATED RISKS FOR ANY PUBLIC WARRANT HOLDERS FOLLOWING THE BUSINESS COMBINATION?

A:     The Pubco Private Placement Warrants will be identical to the Pubco Public Warrants in all material respects, except that the Pubco Private Placement Warrants and the Pubco Class A Common Stock issuable upon the exercise of the Pubco Private Placement Warrants will not be transferable, assignable or saleable until 180 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Pubco Private Placement Warrants will be exercisable on a cashless basis (see the section titled “Description of Pubco Securities after the Business Combination — Warrants — Pubco Private Placement Warrants”). If the Pubco Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Pubco Private Placement Warrants will be exercisable by such holders on the same basis as the Pubco Public Warrants.

Public stockholders who redeem their shares of FAST II Class A Common Stock may continue to hold any FAST II Warrants that they own. Based on a market price of $0.60 per FAST II Public Warrant on June 26, 2023, the total value of the FAST II Public Warrants that may be retained by redeeming stockholders assuming maximum redemptions was $3,335,053.20. The exercise of FAST II Warrants would result in additional dilution to non-redeeming holders. See “Risk Factors — Risks Related to FAST II and the Business Combination — The exercise of FAST II Warrants for shares of FAST II Class A Common Stock would increase the number of shares eligible for future resale in the public market and result in dilution to FAST II Stockholders. Such dilution will increase if more shares of FAST II Class A Common Stock are redeemed.”

Following the Business Combination and the adoption of the Warrant Agreement Amendment, Pubco may redeem the Pubco Warrants prior to their exercise at a time that is disadvantageous to the holder, which would significantly impair the value of such warrants. Pubco will have the ability to redeem outstanding Pubco Warrants upon not less than 30 days’ prior written notice of redemption to each warrant holder at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Pubco Class A Common Stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like). Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Pubco Class A Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to that Pubco Class A Common Stock is available throughout the 30-day redemption period. If and when the Pubco Warrants become redeemable by Pubco, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

In addition, Pubco will have the ability to redeem the outstanding Pubco Warrants upon not less than 30 days’ prior written notice of redemption at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant if, among other things, the Reference Value equals or exceeds $10.00 per share (as adjusted for a share capitalization or share dividend payable in shares of Pubco Class A Common Stock, or by a split-up of common stock or other similar event). In such a case, the holders will be able to exercise their Pubco Warrants prior to redemption for a number of shares of Pubco Class A Common Stock determined based on the redemption date and the fair market value of the Pubco Class A Common Stock and, if the Reference Value is less than $18.00 per share (as adjusted for a share capitalization or share dividend payable in shares of Pubco Class A Common Stock, or by a split-up of common stock or other similar event) (or at any Reference Value in the case of Pubco Private Warrants), holders will be able to exercise their warrants on a cashless basis. Please see the section titled “Description of Pubco Securities after the Business Combination — Warrants — Pubco Warrants” for further information. The value received upon exercise of the Pubco Warrants (1) may be less than the value the holders would have received if they had exercised their Pubco Warrants at a later time when the underlying share price is higher and (2) may not compensate the holders for the value of the Pubco Warrants.

In each case, Pubco may only call the Pubco Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Pubco Warrants prior to the time of redemption and, at Pubco’s election, any such exercise may be required to be on a cashless basis. As required by the terms of the FAST II Warrant Agreement, notice of redemption will be mailed by first class mail, postage prepaid, by Pubco to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books of Pubco. The FAST II Warrant Agreement provides that any notice mailed in the foregoing manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC.

Redemption of the outstanding Pubco Warrants could force you (i) to exercise your Pubco Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Pubco Warrants at the then-current market price when you might otherwise wish to hold your Pubco Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Pubco Warrants are called for redemption, is likely to be substantially less than the market value of your Pubco Warrants.

Recent trading prices for the FAST II Class A Common Stock have not exceeded the $10.00 per share threshold at which the FAST II Public Warrants would become redeemable.

See “Description of Pubco Securities after the Business Combination — Warrants — Pubco Warrants” and “Risk Factors — Risks Related to FAST II and the Business Combination — FAST II may redeem unexpired FAST II Warrants prior to their exercise at a time that is disadvantageous to holders of FAST II Warrants, making such warrants worthless.”

Q:     WHAT IS THE TAX RECEIVABLE AGREEMENT?

A:     In connection with the Closing, the Company will enter into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with Pubco and certain members of the Company (the “TRA Holders”), a copy of which is attached to this proxy statement/prospectus as Annex F. Pursuant to the Tax Receivable Agreement, among other things, Pubco will be required to pay to each TRA Holder 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of the increases in tax basis resulting from any exchange of New Company Units for Pubco Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the Tax Receivable Agreement. Any such payments to TRA Holders will reduce the cash provided by the tax savings generated from future exchanges that would otherwise have been available to Pubco for other uses, including reinvestment or dividends to holders of Pubco’s stock. Cash tax savings from the remaining 15% of the tax benefits will be retained by Pubco. In certain cases, Pubco’s obligations under the Tax Receivable Agreement may accelerate and become due and payable, based on certain assumptions, upon a change in control and certain other termination events, as defined the Tax Receivable Agreement. These payments are the obligation of Pubco and not of the Company.

The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Pubco exercises its right to terminate the Tax Receivable Agreement or certain other acceleration events occur (including upon a change of control), in each case, pursuant to which Pubco would be required to pay an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement (computed using certain assumptions). The summary of the terms of the Tax Receivable Agreement included in this proxy statement/prospectus is not a complete description thereof and is qualified in its entirety by the full text thereof. For further discussion of the Tax Receivable Agreement, please see the section titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Q:     DID THE FAST II BOARD OBTAIN A THIRD-PARTY FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE TRANSACTION?

A:     Yes. The FAST II Board received two separate fairness opinions from Opportune Partners LLC (“Opportune”) as to the fairness, from a financial point of view, to FAST II and the holders of FAST II Class A Common Stock of the consideration to be paid by Pubco in the Business Combination. For additional information, please see the sections entitled “Proposal No. 1 — The Business Combination Proposal — Opinions of FAST II’s Financial Advisor — Initial Opinion of Opportune to FAST II Board” and “Proposal No. 1 — The Business Combination Proposal — Opinions of FAST II’s Financial Advisor — Updated Opinion of Opportune to FAST II Board” and the opinions of Opportune attached as Annex L and Annex M to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:     WHEN AND WHERE IS THE SPECIAL MEETING?

A:     The Special Meeting will be held on            , 2023, at            a.m. Eastern Time. FAST II stockholders may attend, vote and examine the list of FAST II stockholders entitled to vote at the Special Meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice included in their proxy materials. The Special Meeting will be held in virtual meeting format only. You will not be able to attend the Special Meeting physically.

Q:     WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:     The FAST II stockholders are being asked to vote on the following:

•        A proposal to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

•        Proposals with respect to the material differences between the FAST II Charter and bylaws (the “FAST II Bylaws”) and the Pubco Charter and the Pubco Bylaws to be adopted in connection with the Business Combination. See the section entitled “Proposal No. 2 — Pubco Organizational Documents Advisory Proposals.”

•        A proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Pubco Organizational Documents Advisory Proposals. See the section entitled “Proposal No. 3 — The Adjournment Proposal.”

FAST II will hold the Special Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting.

Stockholders should read this proxy statement/prospectus carefully, including the Annexes and the other documents referred to in this proxy statement/prospectus.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the Pubco Organizational Documents Advisory Proposals will not be presented to stockholders for a vote.

The vote of stockholders is important.    Stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     I AM A FAST II WARRANT HOLDER. WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:     At the SPAC Merger Effective Time, each FAST II Warrant will be assumed and automatically converted into one Pubco Warrant and will entitle the warrant holders to purchase, at a purchase price of $11.50 for each Pubco Warrant, (i) one half of one share of Pubco Class A Common Stock, (ii) one half of one share of Pubco Series A Preferred Stock, and (iii) a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to each Public Share pursuant to the Warrant Agreement (as amended by the Warrant Assumption Agreement). This proxy statement/prospectus includes important information about the Company and the business of the Company and its subsidiaries following consummation of the Business Combination. As holders of FAST II Warrants will be entitled to purchase Pubco securities upon consummation of the Business Combination, FAST II urges you to read the information contained in this proxy statement/prospectus carefully.

Q:     WHY IS FAST II PROVIDING STOCKHOLDERS WITH THE OPPORTUNITY TO VOTE ON THE BUSINESS COMBINATION?

A:     FAST II is seeking approval of the Business Combination for purposes of complying with the FAST II Charter. In addition, pursuant to the FAST II Charter, FAST II must provide all public stockholders with the opportunity to redeem all or a portion of their Public Shares upon the consummation of an initial business combination (as defined in the FAST II Charter) either in conjunction with a tender offer or in conjunction with a stockholder vote to approve such initial business combination. Because FAST II is submitting the initial business combination to the stockholders for their approval, the FAST II Charter requires FAST II to conduct a redemption offer in conjunction with the proxy solicitation pursuant to the applicable SEC proxy solicitation rules.

Q:     DO THE COMPANY UNITHOLDERS NEED TO APPROVE THE BUSINESS COMBINATION?

A:     Yes. Concurrently with the execution of the Merger Agreement, FAST II and the Company Supporting Members (as defined in this proxy statement/prospectus) entered into the Company Members Support Agreement (as defined in this proxy statement/prospectus), a copy of which is attached as Annex E. Under the Company Members Support Agreement, each Company Supporting Member agreed to execute and deliver a written consent to adopt the Merger Agreement and related documents and approve the transactions contemplated by the Merger Agreement (including the Business Combination). In addition, the Company Supporting Members agreed, in the event of any meeting of members prior to the termination of the Company Members Support Agreement, to cause their shares to be voted (including via proxy) (i) in favor of the Business Combination and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the members at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to constitute a quorum or to adopt the Merger Agreement and related documents and approve the transactions contemplated by the Merger Agreement (including the Business Combination), and (iii) against any proposal, offer, or submission that would reasonably be expected to adversely affect the Acquisition Merger or any of the other transactions contemplated by the Merger Agreement. The Company Units that are owned by the Company Supporting Members and subject to the Company Members Support Agreement represent approximately 92% of the outstanding Company Units, as of June 26, 2023. The execution and delivery of written consents by all of the Company Supporting Members will be sufficient to constitute the approval by the Company Unitholders at the time of such delivery.

Q:     What will happen if all of the proposals to be considered at the applicable special meetings required for the merger are not approved?

A:     In order to complete the Business Combination, the requisite vote of FAST II’s stockholders with respect to the Business Combination Proposal and the affirmative vote of a majority of the managers of the Company and all of the members of the Company (the “Company Requisite Approval”) via written consent to adopt the

Merger Agreement and related documents and approve the transactions contemplated by the Merger Agreement (including the Business Combination) must be obtained. No written consents of any Company Unitholders are required in addition to the written consents of each Company Supporting Member that is party to the Company Members Support Agreement. However, if the Company does not obtain the Company Requisite Approval within 24 hours following the date that the consent solicitation statement is disseminated by the Company to the Company Unitholders, FAST II has the right to terminate the Merger Agreement. See “Proposal No. 1 — Merger Agreement — Termination — Termination Rights.”

Q:     WHERE DO I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A:     We will announce preliminary voting results at the Special Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which FAST II is required to file with the SEC within four business days following the Special Meeting.

Q:     DO I HAVE REDEMPTION RIGHTS?

A:     If you are a holder of Public Shares, you have the right to demand that FAST II redeem such shares for a pro rata portion of the cash held in the Trust Fund, which holds the proceeds of the FAST II IPO, as of two business days prior to the consummation of the first transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Fund and not previously released to FAST II to pay taxes) upon the Closing. Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal, and even if they do not hold Public Shares on the FAST II Record Date.

FAST II has entered into a letter agreement with the Sponsor, pursuant to which the Sponsor agreed to waive its redemption rights with respect to any shares of FAST II Common Stock it may hold in connection with the consummation of FAST II’s initial business combination. No consideration was provided in exchange for this waiver of redemption rights.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption with respect to more than 15% of the Public Shares without the consent of FAST II. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such stockholder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed without the consent of FAST II.

Q:     WILL MY VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:     No. You may exercise your redemption rights whether you vote your Public Shares for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders and the Business Combination may be consummated even though the funds available from the Trust Fund and the number of public stockholders are substantially reduced as a result of redemptions by public stockholders.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     If you are a holder of Public Shares and wish to exercise your redemption rights, you must:

(i)     (a) hold Public Shares or, (b) if you hold Public Shares through ownership of FAST II Units, elect to separate your FAST II Units into the underlying Public Shares and FAST II Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental Stock Transfer & Trust Company (“Continental”), FAST II’s transfer agent, in which you (i) request that FAST II redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)   deliver your certificates for Public Shares (if any) along with the redemption forms to Continental, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern time, on            , 2023 (two business days before the scheduled vote at the Special Meeting) in order for their shares to be redeemed.

Any holder of Public Shares will be entitled to demand that such holder’s shares be redeemed for a pro rata portion of the amount then in the Trust Fund (which, for illustrative purposes, was approximately $             million, or $             per share, as of July 7, 2023, the FAST II Record Date). Such amount, including interest earned on the funds held in the Trust Fund and not previously released to FAST II to pay its taxes, will be paid promptly upon consummation of the Business Combination. However, under Delaware law, the proceeds held in the Trust Fund could be subject to claims that could take priority over those of FAST II’s public stockholders exercising redemption rights. Therefore, the per-share distribution from the Trust Fund in such a situation may be less than originally anticipated due to such claims. Your vote on any Proposal will have no impact on the amount you will receive upon exercise of your redemption rights.

FAST II has entered into a letter agreement with the Sponsor, pursuant to which the Sponsor agreed to waive its redemption rights with respect to any shares of FAST II Common Stock it may hold in connection with the consummation of FAST II’s initial business combination. No consideration was provided in exchange for this waiver of redemption rights.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with FAST II’s consent, until the Closing.

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered to FAST II’s transfer agent as described in this proxy statement/prospectus, then, if the Business Combination is consummated, FAST II will redeem these shares for a pro rata portion of funds deposited in the Trust Fund. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and you will cease to have any rights as a FAST II stockholder (other than the right to receive the redemption amount) upon consummation of the Business Combination.

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights” and “Material U.S. Federal Income Tax Considerations — Non-U.S. Holders — Effects to Non-U.S. Holders of Exercising Redemption Rights.”

Q:     DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:     No. Neither FAST II’s stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under the DGCL. See the sections entitled “Special Meeting Information — Appraisal Rights” and “Appraisal Rights.”

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST FUND AFTER CONSUMMATION OF THE BUSINESS COMBINATION?

A:     A total of approximately $222.3 million in net proceeds of the FAST II IPO and the sale of the FAST II Private Placement Warrants was placed in the Trust Fund following the FAST II IPO.

On March 10, 2023, in connection with the Extension Amendment, FAST II redeemed 15,098,178 shares of FAST II Class A Common Stock for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of FAST II Class A Common Stock remain outstanding and approximately $72.42 million remained in the Trust Fund before the deposit of funds by FAST II as described in the following paragraph.

In connection with the Extension Amendment, FAST II caused $750,000, or approximately $0.1051 per share of FAST II Class A Common Stock outstanding after giving effect to the redemptions disclosed in the prior paragraph to be deposited in the Trust Fund. Such funds were provided by Infinite Acquisitions pursuant to a promissory note.

As of June 15, 2023, a total of approximately $74.5 million remained in the Trust Fund. After consummation of the Business Combination, the funds in the Trust Fund will be used to pay holders of the Public Shares who exercise redemption rights, to pay fees and expenses incurred in connection with the Business Combination (including aggregate fees of $7.75 million as the Base Fee (plus, in certain circumstances, up to a $1 million Discretionary Fee) payable to Jefferies LLC. See “Questions and Answers — What Fees Are Payable To Jefferies In Connection With The Business Combination?” for more information) and for the Company’s working capital and general corporate purposes.

Q:     HOW DOES THE SPONSOR INTEND TO VOTE ON THE PROPOSALS?

A:     The Sponsor, as holder of 5,558,422 Founder Shares, is entitled to vote an aggregate of 43.8% of the outstanding shares of FAST II Common Stock. FAST II has entered into a letter agreement with the Sponsor, pursuant to which the Sponsor agreed to vote all shares of FAST II Common Stock owned by it in favor of the Business Combination Proposal presented at the Special Meeting and each other proposal related to the Business Combination and the other transactions contemplated by the Merger Agreement.

Q:     WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:     A majority of the voting power of the issued and outstanding FAST II Common Stock entitled to vote at the Special Meeting must be present (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, which currently owns 43.8% of the issued and outstanding shares of FAST II Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the FAST II Record Date for the Special Meeting, 6,346,966 shares of FAST II Common Stock would be required to be present in person (which includes presence at a virtual meeting) or represented by proxy to achieve a quorum.

Q:     WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:     The Business Combination Proposal:    Although the FAST II Charter requires only the affirmative vote of a majority of the shares of FAST II Common Stock that are voted at a stockholder meeting to approve an initial business combination, because the Business Combination with Falcon’s Beyond Global, LLC is structured to include a merger where FAST II is a constituent corporation in the merger, the DGCL requires that the Business Combination be approved by the holders of a majority of outstanding shares of FAST II Common Stock as of the FAST II Record Date, voting as a single class. FAST II stockholders must approve the Business Combination Proposal in order for the Business Combination to occur. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, your failure to vote by proxy or to vote in person at the Special Meeting, or an abstention (if a valid quorum is established for the meeting), will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Pubco Organizational Documents Advisory Proposals:    The approval of each of the Pubco Organizational Documents Advisory Proposals require the affirmative vote of a majority of the votes cast by the holders of FAST II Common Stock, present in person (which includes presence at a virtual meeting) or represented by proxy, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to any Pubco Organizational Documents Advisory Proposal, will have no effect on such Pubco Organizational Documents Advisory Proposal. The Business Combination is not conditioned on the approval of any of the Pubco Organizational Documents Advisory Proposals. If the Business Combination Proposal is not approved, the Pubco Organizational Documents Advisory Proposals will not be presented to the stockholders for a vote.

The Adjournment Proposal:    The affirmative vote of a majority of the votes cast by the holders of FAST II Common Stock, present in person (which includes presence at a virtual meeting) or represented by proxy, voting as a single class, is required to approve the Adjournment Proposal. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (which includes presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal, will have no effect on the Adjournment Proposal. The Business Combination is not conditioned on the approval of the Adjournment Proposal.

FAST II has entered into a letter agreement with the Sponsor, pursuant to which the Sponsor agreed to vote all shares of FAST II Common Stock owned by it in favor of the Business Combination Proposal presented at the Special Meeting and each other proposal related to the Business Combination and the other transactions contemplated by the Merger Agreement. Accordingly, in addition to the shares held by the Sponsor, FAST II would need 788,544 Public Shares, or approximately 11.1% of the 7,135,509 shares of FAST II Class A Common Stock that remain outstanding, to be voted in favor of the Business Combination Proposal in order for it to be approved.

Q:     WHAT DO I NEED TO DO NOW?

A:     FAST II urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes and the other documents referred to in this proxy statement/prospectus, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of FAST II. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:     WHAT HAPPENS IF I SELL MY SHARES OF FAST II CLASS A COMMON STOCK BEFORE THE SPECIAL MEETING?

A:     The FAST II Record Date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of FAST II Class A Common Stock after the FAST II Record Date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of FAST II Class A Common Stock because you will no longer be able to tender them prior to the Special Meeting in accordance with the provisions described in this proxy statement/prospectus. If you transferred your shares of FAST II Class A Common Stock prior to the FAST II Record Date, you have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in the Trust Fund.

Q:     HOW DO I VOTE?

A:     If you are a holder of record of FAST II Common Stock on the FAST II Record Date, you may vote in person (which includes presence at a virtual meeting) at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may also vote by telephone or Internet by following the instructions printed on the proxy card.

If you hold your shares in “street name,” which means your shares are held of record by a broker, bank, or nominee, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank, or nominee with instructions on how to vote your shares or, if you wish to attend the meeting and vote in person (which includes presence at a virtual meeting), obtain a proxy from your broker, bank, or nominee.

Q:     IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK, OR OTHER NOMINEE, WILL MY BROKER, BANK, OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank, or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to FAST II or by voting in person (which includes presence at a virtual meeting) at the Special Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee.

If you are a FAST II stockholder holding your shares in “street name” and you do not instruct your broker, bank, or other nominee on how to vote your shares, your broker, bank, or other nominee will not vote your shares on the Business Combination Proposal, the Pubco Organizational Documents Advisory Proposals or the Adjournment Proposal.

Q:     WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:     For purposes of the Special Meeting, an abstention occurs when a stockholder attends the meeting in person (which includes presence at a virtual meeting) and does not vote or returns a proxy with an “abstain” vote.

A FAST II stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, or an abstention (if a valid quorum is established for the meeting), will have the same effect as a vote “AGAINST” the Business Combination Proposal.

If you are a FAST II stockholder that attends the Special Meeting virtually and fails to vote on the Pubco Organizational Documents Advisory Proposals and the Adjournment Proposal, your failure to vote will have no effect on the Pubco Organizational Documents Advisory Proposals or the Adjournment Proposal.

Q:     WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:     If you are a holder of record of FAST II Common Stock on the FAST II Record Date and you sign and return your proxy card without indicating how to vote on any particular Proposal, the Common Stock represented by your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:     Yes. If you are a holder of record of FAST II Common Stock on the FAST II Record Date, you may change your vote at any time before your proxy is exercised by doing any one of the following:

•        send another proxy card with a later date;

•        notify FAST II’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

•        attend the Special Meeting and vote electronically by visiting https://            and entering the control number found on your proxy card, instruction form or notice you previously received.

If you are a stockholder of record of FAST II and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to FAST Acquisition Corp. II, 109 Old Branchville Road, Ridgefield, CT 06877, Attn: Corporate Secretary, and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than 11:59 p.m., Eastern time, on            , 2023 or by voting online at the Special Meeting. Simply attending the Special Meeting will not revoke your proxy. If you have instructed a broker, bank, or other nominee to vote your shares of FAST II Common Stock, you must follow the directions you receive from your broker, bank, or other nominee in order to change or revoke your vote.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will become a stockholder of Pubco. Failure to take any action with respect to the Special Meeting will not affect your ability to exercise your redemption rights. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will continue to be a stockholder and/or warrant holder of FAST II while FAST II searches for another target business with which to complete a business combination.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your FAST II shares.

Q:     WHO CAN HELP ANSWER MY QUESTIONS?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor, Morrow Sodali LLC:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: FZT.info@investor.morrowsodali.com

You may also obtain additional information about FAST II from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your Public Shares, you will need to deliver your stock (either physically or electronically) to FAST II’s transfer agent at the address below prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its Annexes and the other documents to which this document refers to before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting. Capitalized terms used but not defined below have the meanings ascribed to them in the section entitled “Frequently Used Terms and Basis of Presentation” in this proxy statement/prospectus.

Information About the Parties to the Business Combination

FAST Acquisition Corp. II

109 Old Branchville Rd.
Ridgefield, CT 06877
201-956-1969

FAST II is a blank check company formed under the laws of the State of Delaware on December 30, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Falcon’s Beyond Global, LLC

6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835
(407) 909-9350

The Company is a Florida limited liability company and an experiential entertainment development enterprise focusing on three core businesses: (i) master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement and sales for the themed entertainment industry; (ii) development, ownership and operation of entertainment destinations, including resort hotels, theme parks and other location-based entertainment experiences, primarily through joint venture relationships, and Company-owned RD&E zones; and (iii) production, development, and licensing of proprietary narrative, story-driven intellectual properties and partnered consumer and entertainment brands through multiple media and consumer products channels.

Falcon’s Beyond Global, Inc.

6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835
(407) 909-9350

Pubco is a Delaware corporation and a wholly owned subsidiary of the Company formed solely for the purpose of effecting the Business Combination. Pubco was incorporated under Delaware law on July 8, 2022. Pubco owns no material assets and does not operate any business.

Pursuant to the terms and subject to the conditions of the Merger Agreement, among other things, Pubco will merge with and into FAST II, with Pubco surviving the merger.

Palm Merger Sub, LLC

109 Old Branchville Rd.
Ridgefield, CT 06877
201-956-1969

Merger Sub is a Delaware limited liability company and wholly owned subsidiary of Pubco formed solely for the purpose of effecting the Business Combination. Merger Sub was incorporated under Delaware law on July 8, 2022. Merger Sub owns no material assets and does not operate any business.

Pursuant to the terms and subject to the conditions of the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company surviving the merger.

The Business Combination and the Merger Agreement

The terms and conditions of the Business Combination are contained in the Merger Agreement, a copy of which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. See “Proposal No. 1 — The Business Combination Proposal.” We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Business Combination.

Structure of the Business Combination

If the Merger Agreement is approved and adopted and the transactions contemplated by the Merger Agreement are completed, the Business Combination will be effected in two steps: (a) at 8:01 a.m., New York City time, on the date immediately following the Closing Date, FAST II will merge with and into Pubco, with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub; and (b) at 8:02 a.m., New York City time, on the date immediately following the SPAC Merger, Merger Sub will merge with and into the Company, with the Company as the surviving entity of such merger. Upon consummation of the foregoing transactions, the Company will be a wholly owned subsidiary of Pubco.

Treatment of FAST II Securities

At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of FAST II, Merger Sub, the Company, or Pubco or the holder of any shares of capital stock of any of the foregoing:

•        Each FAST II Unit outstanding immediately prior to the SPAC Merger Effective Time will be automatically separated and the holder thereof will be deemed to hold one share of FAST II Class A Common Stock and one-quarter of one FAST II Warrant in accordance with the terms of the applicable FAST II Unit.

•        Immediately following the separation of each FAST II Unit, each share of FAST II Class A Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time (excluding any FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange) will automatically be cancelled and cease to exist in exchange for the right to receive: (A) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock, and (B) 50% multiplied by the Additional SPAC Share Consideration. As of the SPAC Merger Effective Time, each FAST II stockholder shall cease to have any other rights in and to FAST II. Dividends on shares of Pubco Series A Preferred Stock will be cumulative and will accrue daily at the rate of 8.0% per annum from the Closing Date. The Series A Quarterly Dividends will be paid quarterly in arrears on or before the fifteenth day after the end of each fiscal quarter (the “Series A Quarterly Dividends”), unless prohibited by applicable law. Prior to the first quarter end after the second anniversary of Closing, the Series A Quarterly Dividends will be paid in additional shares of Pubco Series A Preferred Stock, provided that holders will receive cash in lieu of fractional shares and provided further that Pubco has the right to elect to pay such dividends in cash with at least two business days’ notice. After the first quarter end after the second anniversary of Closing, all Series A Quarterly Dividends shall be paid in cash, unless prohibited by applicable law, in which case such dividends shall be paid in additional shares of Pubco Series A Preferred Stock. In addition to the Series A Quarterly Dividends, if any dividends are declared on the Pubco Class A Common Stock, the holders of the Pubco Series A Preferred Stock will first (or simultaneously) receive a dividend on each share of Pubco Series A Preferred Stock in an amount equal to the dividend that would be payable on a share of Pubco Class A Common Stock issuable upon conversion of a share of Pubco Series A Preferred Stock as of the record date for such dividend payment. Holders of Pubco Series A Preferred Stock may at any time elect to convert their shares of Pubco Series A Preferred Stock into shares of Pubco Class A Common Stock. The number of shares of Pubco Class A Common Stock to be issued upon conversion will be equal to the quotient of $10.00 divided by $11.00, subject to adjustment (the “Conversion Rate”). If at any time the volume weighted average closing price of the Pubco Class A Common Stock exceeds $14.30 for at least 20 trading days during a period of 30 consecutive trading days ending on the trading day immediately preceding the date of determination (“Automatic Conversion Event”), as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the shares of Pubco Series A Preferred Stock will be automatically converted, without any action on the part of the holders thereof, into shares of Pubco Class A Common Stock at the then applicable Conversion Rate on the date of determination of the Automatic Conversion Event. For more information on the terms of the Pubco Series A Preferred Stock, see “Description of Pubco Securities After the Business Combination — Preferred Stock.”

•        Each share of FAST II Class A Common Stock converted from a share of FAST II Class B Common Stock pursuant to the Class B Exchange will automatically be cancelled and cease to exist in exchange for the right to receive one newly issued share of Pubco Class A Common Stock; provided that the Sponsor Additional Incentive Forfeited Shares and Redemption Forfeited Shares will be forfeited immediately prior to the closing of the Acquisition Merger.

•        Each FAST II Warrant outstanding immediately prior to the SPAC Merger Effective Time (including the FAST II Private Placement Warrants held by the Sponsor) will, at the SPAC Merger Effective Time, cease to be a warrant with respect to FAST II Common Stock and will be assumed by Pubco on substantially the same terms as were in effect immediately prior to the SPAC Merger Effective Time under the terms of the FAST II Warrant Agreement (including any repurchase rights and cashless exercise provisions); provided that the Sponsor Redemption Forfeited Warrants will be forfeited immediately prior to the closing of the Acquisition Merger if SPAC Capital Received is less than $50 million. Accordingly, each resulting whole Pubco Warrant will be exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.5 shares of Pubco Class A Common Stock, 0.5 shares of Pubco Series A Preferred Stock, and a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to the holder of one share of FAST II Class A Common Stock pursuant to the Merger Agreement.

•        Notwithstanding the foregoing, if there are any shares of FAST II Common Stock that are owned by FAST II as treasury stock or any FAST II Common Stock owned by any direct or indirect subsidiary of FAST II immediately prior to the SPAC Merger Effective Time, such FAST II Common Stock will be cancelled and will cease to exist without any conversion thereof or payment or other consideration therefor.

•        Notwithstanding the foregoing, if there are any shares of FAST II Common Stock that are required to be redeemed pursuant to the exercise of redemption rights, such FAST II Common Stock will not be exchanged but will immediately prior to the SPAC Merger Effective Time be cancelled and will cease to exist and will thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in the Merger Agreement, the organizational documents of FAST II, the Trust Agreement and this proxy statement/prospectus.

•        At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder thereof, each share of capital stock of Pubco issued and outstanding immediately prior to the SPAC Merger Effective Time will be redeemed by Pubco for par value.

Treatment of Company Securities and Merger Consideration

At the Acquisition Merger Effective Time:

•        Each issued and outstanding Company Unit (other than the Cancelled Units and Company Financing Units) will be converted into the right to receive (x) the Per Unit Consideration and (y) the applicable portion of any Earnout Shares and Earnout Units;

•        Each Company Financing Unit will be converted into the right to receive (x) the Per Unit Consideration and (y) the Additional Company Financing Unit Consideration;

•        Each Cancelled Unit will be cancelled without any conversion and no payment or distribution will be made with respect to such Cancelled Units;

•        The units of Merger Sub that are issued and outstanding will be converted into and become (x) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in the case of each of the foregoing clauses (x) through (z), after giving effect to the redemption of any shares of FAST II Common Stock in connection with the exercise of redemption rights, the Class B Exchange and the Conversion;

•        Notwithstanding the foregoing four bullet points, with a view to satisfy the Listing Condition, the Company intends to, at least three (3) business days prior to the Acquisition Merger Effective Time, elect to reclassify a number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time that is necessary to meet initial listing requirements into the right to receive the consideration for each such Company Unit in one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of Pubco Class B Common Stock and New Company Units;

•        Jefferies LLC, the Sponsor and holders of Company Units immediately prior to the Acquisition Merger (but not including holders of Company Financing Units in their capacity as holders of Company Financing Units) will be entitled to receive a number of the Earnout Shares and Earnout Units, which in each case will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones described below;

•        If (x) at any time during the Earnout Period the Pubco Common Share Price is greater than $20.00 or (y) prior to the Earnout Period End Date Pubco consummates a transaction (other than the Business

Combination) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $20.00 per share, 15,000,000 of the Earnout Shares and 15,000,000 of the Earnout Units will vest and be released from escrow;

•        If (x) at any time during the Earnout Period the Pubco Common Share Price is greater than $25.00 or (y) prior to the Earnout Period End Date Pubco consummates a transaction (other than the Business Combination) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $25.00 per share, another 15,000,000 of the Earnout Shares and 15,000,000 of the Earnout Units will vest and be released from escrow;

•        If (x) at any time during the Earnout Period the Pubco Common Share Price is greater than $30.00 or (y) prior to the Earnout Period End Date Pubco consummates a transaction (other than the Business Combination) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $30.00 per share, the final 10,000,000 of the Earnout Shares and final 10,000,000 of the Earnout Units will vest and be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco EBITDA for one (but not both) of the third quarter or fourth quarter in 2023 is equal to or greater than $3,449,036.50, 7,500,000 Earnout Shares and 7,500,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco EBITDA for the fiscal year ending December 31, 2023 is less than $12,416,530, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco EBITDA for both the third quarter and fourth quarter in 2023 is equal to or greater than $3,449,036.50, 15,000,000 Earnout Shares and 15,000,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco EBITDA for the fiscal year ending December 31, 2023 is less than $12,416,530, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco Revenue for one (but not both) of the third quarter or fourth quarter in 2023 is equal to or greater than $17,500,000, 2,500,000 Earnout Shares and 2,500,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco Revenue for the fiscal year ending December 31, 2023 is less than $70,000,000, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco Revenue for both the third quarter and fourth quarter in 2023 is equal to or greater than $17,500,000, 5,000,000 Earnout Shares and 5,000,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco Revenue for the fiscal year ending December 31, 2023 is less than $70,000,000, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the applicable periodic public filing after each quarter in 2024, if the Pubco EBITDA for the applicable period is equal to or greater than $5,606,106, 2,500,000 Earnout Shares and 2,500,000 Earnout Units will vest and be released from escrow, provided that the applicable target Pubco EBITDA for the fourth quarter of 2024 shall be the yearly target amount of $44,848,848 minus the sum of the actual Pubco EBITDA generated in the first, second and third quarters and the fourth quarter Earnout Shares and Earnout Units will be 1,250,000 instead of 2,500,000; and

•        Promptly following the filing of the applicable periodic public filing after each quarter in 2024, if the Pubco Revenue for the applicable period is equal to or greater than $17,515,454, 2,500,000 Earnout Shares and 2,500,000 Earnout Units will vest and be released from escrow, provided that the applicable target Pubco Revenue for the fourth quarter of 2024 shall be the yearly target amount of $140,123,632 minus the sum of the actual Pubco Revenue generated in the first, second and third quarters and the fourth quarter Earnout Shares and Earnout Units will be 1,250,000 instead of 2,500,000.

As a condition for any such vesting and release from escrow, the holder of the applicable Earnout Shares and/or Earnout Units will be required to enter into a lock-up agreement providing that such Earnout Shares and/or Earnout Units will not be transferable (except to affiliates) for 365 days from the applicable date of release. The actual Pubco EBITDA and Pubco Revenue for each quarter will be determined by the audit committee of the board of directors of Pubco.

Following the waiver or expiration of the Company Member Lock-Up Period, each Company Unitholder will have the option to cause the Company to redeem its New Company Units in whole or in part. Upon any such redemption, Pubco will cancel, for no additional consideration, the corresponding shares of Pubco Class B Common Stock, and such redeemed New Company Units will be exchanged for, at the discretion of the Disinterested Majority, either (i) an equivalent number of shares of Pubco Class A Common Stock or (ii) an amount of cash equal to the fair market value of such number of shares of Pubco Class A Common Stock; provided, however, that Pubco may elect to effect a direct exchange of the redeemed New Company Units for such Share Settlement or Cash Settlement (subject to limitations set forth in the A&R Operating Agreement), in which case Pubco will acquire the redeemed New Company Units and be treated for all purposes as the owner of such units. We expect that the Disinterested Majority will exclude any directors who directly or indirectly have a material interest (including an economic interest) in such election decision. By giving discretion for an election decision only to the Disinterested Majority, Pubco and the Company seek to avoid conflicts of interest that could bring into question the integrity of such an election decision. In making an election decision, the Disinterested Majority may take into account general economic and business conditions, the Company’s financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the potential dilutive impact of new issuances of Pubco Class A Common Stock, and such other factors as the Disinterested Majority may deem relevant.

Assuming no redemptions (except for redemptions that already occurred in connection with the Extension) and that proceeds from the Company Financing are $80,000,000 and neither FAST II, nor Pubco nor the Company enter into any additional financing arrangements, a total of 57,555,893 shares of Pubco Common Stock will be issued to holders of Company Units (assuming that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock), with up to 77,500,000 additional shares of Pubco Common Stock issued as Earnout Shares to holders of Company Units, the Sponsor and Jefferies. Assuming each share of Pubco Common Stock is worth the same amount as one share of FAST II Class A Common Stock (valued at $10.45 based on the closing price of the FAST II Class A Common Stock as reported by NYSE on June 26, 2023), the total consideration being issued to holders of Company Units (including holders of Company Financing Units) would be worth $601,459,081.85, with additional consideration of up to $809,875,000.00 being issued to holders of Company Units, the Sponsor and Jefferies as Earnout Shares.

Fractional Shares.    No fractional shares of Pubco Common Stock or New Company Units will be issued upon the conversion of Company Units, FAST II Common Stock or FAST II Warrants. In lieu of the issuance of any such fractional share to which any holder of Company Units, FAST II Common Stock or FAST II Warrants would otherwise be entitled in connection with the conversion of Company Units, FAST II Common Stock or FAST II Warrants (after aggregating all fractional New Company Units or shares of Pubco Common Stock of the same class and series that otherwise would be received by such holder of Company Units, FAST II Common Stock or FAST II Warrants), Pubco will round up or down to the nearest whole New Company Unit or share of Pubco Common Stock, as applicable. No cash settlements will be made with respect to fractional shares or units eliminated by rounding.

Related Agreements

Tax Receivable Agreement

In connection with the Closing, the Company will enter into the Tax Receivable Agreement with Pubco and the TRA Holders, a copy of which is attached to this proxy statement/prospectus as Annex F. Pursuant to the Tax Receivable Agreement, among other things, Pubco will be required to pay to each TRA Holder 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of the increases in tax basis resulting from any exchange of New Company Units for Pubco Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the Tax Receivable Agreement. In certain cases, Pubco’s obligations under the Tax Receivable Agreement may accelerate and become due and payable, based on certain assumptions, upon a change in control and certain other termination events, as defined in the Tax Receivable Agreement. The summary of the terms of the Tax Receivable Agreement included in this proxy statement/prospectus is not a complete description thereof and is qualified in its entirety by the full text thereof.

New Registration Rights Agreement

Immediately prior to the SPAC Merger Closing Date, Pubco, FAST II, the Sponsor and certain equityholders of the Company (the “Holders”) will enter into the New Registration Rights Agreement (the “New Registration Agreement”), effective upon the Acquisition Merger Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, (i) the Sponsor and the Holders will be granted certain customary registration rights and piggyback rights with respect to their respective shares of Pubco Class A Common Stock and any other equity securities of Pubco and (ii) the Registration Rights Agreement, dated as of March 15, 2021, among FAST II, the Sponsor and the other “Holders” named in the Registration Rights Agreement will be terminated.

The foregoing description of the New Registration Rights Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof. A copy of the New Registration Rights Agreement is attached to this proxy statement/prospectus as Annex G.

A&R Operating Agreement

In connection with the Business Combination, the Company will amend and restate its operating agreement (as amended and restated, the “A&R Operating Agreement”) in substantially the form of Annex M to this proxy statement/prospectus. The A&R Operating Agreement will provide for an 8% preferred dividend for holders of Preferred Units of the Company and for Pubco to serve as the Managing Member of the Company. The Continuing Unitholders will control Pubco immediately after the transaction by virtue of their ownership of Pubco Class B Common Stock.

Pubco Charter, Pubco Bylaws, and Certificate of Designation

In connection with the Business Combination, Pubco will (i) adopt and file the Pubco Charter, (ii) adopt the Pubco Bylaws and (iii) file a Certificate of Designation for the Pubco Series A Preferred Stock in substantially the form of Annex D to this proxy statement/prospectus (the “Certificate of Designation”), which will each set forth certain rights and obligations of the holders of Pubco Series A Preferred Stock, including an 8% preferred dividend, a conversion price of $11.00 per share of Pubco Class A Common Stock and mandatory conversion into Pubco Class A Common Stock on the date on which the volume-weighted average closing sale price of one share of Pubco Class A Common Stock equals or exceeds $14.30 for at least 20 trading days out of any 30-consecutive trading day period.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor, the Company, Pubco and FAST II entered into an agreement (the “Original Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to waive its conversion and anti-dilution rights with respect to its shares of FAST II Common Stock in connection with the transactions contemplated by the Merger Agreement, vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its FAST II Common Stock (i) in favor of the Business Combination and each other proposal related to the Business Combination and the other transactions contemplated by the Merger Agreement, (ii) against any merger agreement or merger (other than the Merger Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by FAST II, (iii) against any change in the business, management or the FAST II Board (other than in connection with the Business Combination and the other transactions contemplated by the Merger Agreement), and (iv) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify the Merger Agreement, the SPAC Merger or the Acquisition Merger, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of FAST II or the Merger Sub under the Merger Agreement, (y) result in any of the conditions set forth in the Merger Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, FAST II.

The Sponsor further agreed to, immediately prior to the closing of the Acquisition Merger, deliver to FAST II for cancellation and for no consideration the Additional Incentive Forfeited Shares and an additional up to 40% of Sponsor’s FAST II Class B Common Stock, based on the number of redemptions. The Sponsor also agreed to place a certain number of its retained shares in escrow.

On January 31, 2023, in connection with the Merger Agreement, the Sponsor, the Company, Pubco and FAST II amended and restated the Original Sponsor Support Agreement by entering into an Amended and Restated Sponsor Support Agreement (the “Sponsor Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex H, which, among other things, modified the original Sponsor Support Agreement to (i) change the number of shares of the Sponsor’s FAST II Class B Common Stock that it agreed to forfeit to be the Sponsor Redemption Forfeited Shares and the Additional Incentive Forfeited Shares, (ii) eliminate the escrow of any of the retained shares of the Sponsor’s FAST II Class B Common Stock (iii) provide that the Sponsor agreed to forfeit the Sponsor Redemption Forfeited Warrants if SPAC Capital Received is less than $50 million and (iv) to support the Warrant Agreement Amendment.

The foregoing description of the Sponsor Support Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Sponsor Lock-Up Agreement

In connection with the execution of the Merger Agreement, the Sponsor, the Company, Pubco and FAST II entered into an agreement (the “Original Sponsor Lock-Up Agreement”), pursuant to which the Sponsor has agreed to a lock-up of (a) the shares of Pubco Class A Common Stock (the “Sponsor Lock-Up Shares”) issued to the Sponsor in the Class B Exchange and (b) the FAST II Private Placement Warrants issued in connection with the FAST II IPO (or any shares of Pubco Class A Common Stock issuable upon exercise thereof) (the “Lock-Up Warrants” and, together with the Sponsor Lock-Up Shares, the “Sponsor Lock-Up Securities”) following the Business Combination. The Sponsor Lock-Up Agreement provides that the Sponsor will not transfer, except in limited circumstances, any Sponsor Lock-Up Securities until the earlier of (i) (A) in respect of the Sponsor Lock-Up Shares, one year after the completion of the Acquisition Merger, and (B) in respect of the Sponsor Lock-Up Warrants, 180 days after the Acquisition Merger, and (ii) subsequent to the Business Combination, commencing at least 150 days following the Acquisition Merger Closing Date, the date on which the Pubco Common Share Price equals or exceeds $12.00.

On January 31, 2023, in connection with the Merger Agreement, the Sponsor, the Company, Pubco and FAST II amended and restated the Original Sponsor Lock-Up Agreement by entering into an Amended and Restated Sponsor Lock-Up Agreement (the “Sponsor Lock-Up Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex I, whereby, among other things, the Sponsor agreed to increase the lockup term for up to 1,250,000 of its retained shares to be two years from the Closing.

The foregoing description of the Sponsor Lock-Up Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Subscription Agreement

Concurrently with the execution of the Merger Agreement, the Company and Infinite Acquisitions, an existing equityholder of the Company, have entered into the Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex J, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, $60,000,000 of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of the Subscription Agreement, $20,000,000 of the Private Placement Investment Amount had been pre-funded by Infinite Acquisitions through a series of debt financings and deployed to the Company’s investment in its Punta Cana resort. On October 6, 2022, Infinite Acquisitions entered into a Conversion Agreement with the Company pursuant to which $20.0 million of the debt owed to Infinite Acquisition was converted to 2,000,000 Company Financing Units. As of the date of this proxy statement/prospectus, the private placement has been fully funded. Infinite Acquisitions has been issued 6,000,000 Company Financing Units under the Subscription Agreement for an aggregate consideration of $60.0 million, including the debt to equity conversion.

The Company and Infinite Acquisitions entered into the Subsequent Subscription Agreement, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, the Additional Private Placement Investment Amount of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of this proxy statement/prospectus, no Company Financing Units have been issued pursuant to the Subsequent Subscription Agreement.

The foregoing descriptions of the Subscription Agreement and the Subsequent Subscription Agreement, as applicable, are not a complete description thereof and are qualified in its entirety by the full text thereof.

Company Members Support Agreement

Concurrently with the execution of the Merger Agreement, certain holders of Company Units (the “Company Supporting Members”), the Company, Pubco and FAST II entered into an amended and restated support agreement (the “Company Members Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex E, pursuant to which each Company Supporting Member agreed to execute and deliver a written consent to adopt the Merger Agreement and related documents and approve the transactions contemplated by the Merger Agreement (including the Business Combination). In addition, the Company Supporting Members agreed, in the event of any meeting of members prior to the termination of the Company Members Support Agreement, to cause their shares to be voted (including via proxy) (i) in favor of the Business Combination and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the members at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to constitute a quorum or to adopt the Merger Agreement and related documents and approve the transactions contemplated by the Merger Agreement (including the Business Combination), and (iii) against any proposal, offer, or submission that would reasonably be expected to adversely affect the Acquisition Merger or any of the other transactions contemplated by the Merger Agreement.

The foregoing description of the Company Members Support Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Company Member Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, certain holders of Company Units (the “Stockholder Parties”), the Company, Pubco and FAST II have entered into a lock-up agreement (the “Company Member Lock-Up Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex K, pursuant to which the Stockholder Parties have agreed to lock-up their shares and units received as Per Unit Consideration in connection with the transactions contemplated by the Merger Agreement and any shares of Pubco Class A Common Stock received after the Acquisition Merger pursuant to a redemption of the New Company Units received as Per Unit Consideration (other than any Per Unit Consideration or Additional Company Financing Unit Consideration issued in respect of any Company Financing Units or shares of Pubco Class A Common Stock received after the Acquisition Merger closing by any Stockholder Party pursuant to a redemption of the New Company Units received as Per Unit Consideration issued in respect of any Company Financing Units (the “Company Member Lock-Up Shares”). The Company Member Lock-Up Agreement provides that the Stockholder Parties will not transfer, except in limited circumstances, any Company Member Lock-Up Shares until the earlier of (i) 180 days after the Acquisition Merger closing and (ii) subsequent to the Business Combination, commencing at least 150 days following the Acquisition Merger Closing Date, the date on which the Pubco Common Share Price equals or exceeds $12.00 (such period, as applicable, the “Company Member Lock-Up Period”).

The foregoing description of the Company Member Lock-Up Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

The FAST II Class A Common Stock Conversion

Each share of FAST II Class A Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time (excluding any FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange) will automatically be cancelled and cease to exist in exchange for the right to receive: (A) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock, and (B) 50% of the Additional SPAC Share Consideration. As of the SPAC Merger Effective Time, each FAST II stockholder shall cease to have any other rights in and to FAST II.

Special Meeting Information

The Special Meeting will be held on            , 2023, at            a.m., Eastern time, in virtual format. Stockholders may attend, vote and examine the list of FAST II stockholders entitled to vote at the Special Meeting by visiting https://            and entering the control number found on their proxy card, voting instruction form or notice they previously received. At the Special Meeting, FAST II stockholders will be asked to vote on the Business Combination Proposal, the Pubco Organizational Documents Advisory Proposals and, if necessary, the Adjournment Proposal to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Pubco Organizational Documents Advisory Proposals.

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of FAST II Common Stock at the close of business on July 7, 2023, the FAST II Record Date for the Special Meeting. Stockholders are entitled to one vote for each share of FAST II Common Stock owned at the close of business on the FAST II Record Date. If stockholders’ shares are held in “street name” or are in a margin or similar account, stockholders should contact their broker, bank, or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the FAST II Record Date, there were 12,693,931 shares of FAST II Common Stock outstanding, of which 7,135,509 were Public Shares and 5,558,422 were Founder Shares.

A quorum of FAST II stockholders is necessary to hold a valid Special Meeting. A quorum will be present at the Special Meeting if the holders of a majority of the voting power of the outstanding shares of capital stock of FAST II entitled to vote at the Special Meeting as of the FAST II Record Date is represented in person (which includes presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor, which currently owns 43.8% of the issued and outstanding shares of FAST II Common Stock, will count towards this quorum. As of the FAST II Record Date, 6,346,966 shares of FAST II Common Stock, present in person (which includes presence at a virtual meeting) or represented by proxy, would be required to achieve a quorum.

FAST II has entered an agreement with the Sponsor and FAST II’s independent directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal presented at the Special Meeting. The Proposals presented at the Special Meeting will require the votes below:

•        Although the FAST II Charter requires only the affirmative vote of a majority of the shares of FAST II Common Stock that are voted at a stockholder meeting to approve an initial business combination, because the Business Combination with Falcon’s Beyond Global, LLC is structured to include a merger where FAST II is a constituent corporation in the merger, the DGCL requires that the Business Combination be approved by the affirmative vote of the holders of a majority of outstanding shares of FAST II Common Stock as of the FAST II Record Date, voting as a single class. Failure to vote by proxy or to vote in person at the Special Meeting, or an abstention (if a valid quorum is established for the meeting), will have the same effect as a vote “AGAINST” the Business Combination Proposal.

•        The approval of each of the Pubco Organizational Documents Advisory Proposals and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the votes cast by the holders of shares of FAST II Common Stock, present in person (which includes presence at a virtual meeting) or represented by proxy, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (which includes presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Pubco Organizational Documents Advisory Proposals or the Adjournment Proposal, if presented, will have no effect on the Pubco Organizational Documents Advisory Proposal or the Adjournment Proposals.

•        Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on any of the Pubco Organizational Documents Advisory Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the Pubco Organizational Documents Advisory Proposals will not be presented to the stockholders for a vote.

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal, and even if they do not hold Public Shares on the FAST II Record Date. Any stockholder holding Public Shares may demand that FAST II redeem such shares for a pro rata portion of the Trust Fund (which, for illustrative purposes, was $             per share as of July 7, 2023, the FAST II Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, FAST II will redeem these shares for a pro rata portion of funds deposited in the Trust Fund and the holder will no longer own these shares following the Business Combination.

FAST II has entered into a letter agreement with the Sponsor, pursuant to which the Sponsor agreed to waive its redemption rights with respect to any shares of FAST II Common Stock it may hold in connection with the consummation of FAST II’s initial business combination. No consideration was provided in exchange for this waiver of redemption rights.

Recommendation of the FAST II Board of Directors and Reasons for Approval

The FAST II Board has unanimously determined that the Business Combination, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of FAST II and its stockholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The FAST II Board unanimously recommends that FAST II’s stockholders vote “FOR” the Business Combination Proposal, “FOR” each of the Pubco Organizational Documents Advisory Proposals and “FOR” the Adjournment Proposal, if presented. See “Special Meeting Information — Recommendation of FAST II Board of Directors” and “Proposal No. 1 — The Business Combination Proposal — FAST II Board’s Reasons for Approval of the Business Combination.”

FAST II was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FAST II sought to do this by primarily focusing on businesses in the North American restaurant, hospitality, and related sectors. The FAST II Board considered and evaluated several factors in evaluating and negotiating the Business Combination and the Merger Agreement. For additional information relating to the FAST II Board’s evaluation of the Business Combination and the factors it considered in its evaluation, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — FAST II Board’s Reasons for Approval of the Business Combination.” In considering the recommendation of the FAST II Board in favor of approval of the Business Combination Proposal, you should note that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a FAST II stockholder. See the sections entitled “Risk Factors” and “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination” for a further discussion of this and other risks.

Opinions of FAST II’s Financial Advisor

In connection with the Business Combination, Opportune delivered a written opinion, dated July 11, 2022 (the “Initial Opinion”), and an updated written opinion dated February 3, 2023 (the “Updated Opinion” and, together with the Initial Opinion, the “Opinions”) to the FAST II Board (in its capacity as such), which only addressed the fairness, from a financial point of view, to FAST II and the holders of FAST II Class A Common Stock of the consideration to be paid by Pubco in the Business Combination and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding.

The full text of each opinion is attached to this proxy statement/prospectus as Annex L and Annex M and both opinions are incorporated into this document by reference. The summary of the Opinions set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Opinions. FAST II’s stockholders are urged to read the Opinions carefully and in their entirety for a discussion of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Opportune in connection with the Opinions, as well as other qualifications contained in the Opinions. However, neither the Opinions nor the summary of the Opinions and the related analyses set forth in this proxy statement/prospectus are intended to be, nor do they constitute, advice or a recommendation to the FAST II Board, any security holder of FAST II or any other person as to how to act or vote with respect to any matter relating to the Business Combination.

Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the FAST II Board in favor of approval of the Business Combination Proposal, you should keep in mind that FAST II’s initial stockholders, including its directors and officers, have interests in such proposal that are different from, or in addition to those of FAST II stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        If FAST II is unable to complete its initial business combination during the Combination Period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the FAST II Board, liquidate and dissolve, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the FAST II Warrants, which will expire worthless if FAST II fails to complete its initial business combination during the Combination Period.

•        The Sponsor purchased the Founder Shares prior to the FAST II IPO for an aggregate purchase price of $25,000. The Sponsor may, at any time prior to the closing of a business combination, convert its Founder Shares into FAST II Class A Common Stock on a one-for-one basis. Immediately prior to the Acquisition Merger, the Sponsor will deliver to FAST II for cancellation and for no consideration the Sponsor Redemption Forfeited Shares and the Additional Incentive Forfeited Shares. Assuming no redemptions (except for redemptions that already occurred in connection with the Extension), SPAC Capital Received is $74,536,625.65 (the amount in the Trust Fund as of June 15, 2023), all Earnout Shares and Earnout Units have vested and all Pubco Warrants have been exercised, the Sponsor will own 5,396,160 shares of Pubco Class A Common Stock and 2,148,913 shares of Pubco Series A Preferred Stock, representing approximately 4.8% of the total shares outstanding on an as-converted basis. Assuming 50% redemption, SPAC Capital Received is $37,268,312.83 (half of the amount in the Trust Fund as of June 15, 2023), all Earnout Shares and Earnout Units have vested and all Pubco Warrants have been exercised, the Sponsor will own 3,609,040 shares of Pubco Class A Common Stock and 1,074,456 shares of Pubco Series A Preferred Stock, representing approximately 3.1% of the total shares outstanding on an as-converted basis. Assuming maximum redemptions, there is no SPAC Capital Received, all Earnout Shares and Earnout Units have vested and all Pubco Warrants have been exercised, the Sponsor will own 3,636,263 shares of Pubco Class A Common Stock and 1,074,456 shares of Pubco Series A Preferred Stock, representing approximately 3.2% of the total shares outstanding on an as-converted basis. These share counts and percentages all assume (a) neither

FAST II, nor Pubco nor the Company enter into any additional financing arrangements, (b) that the proceeds of the Company Financing are $80 million, (c) that $4.7 million in principal and accrued interest of the Company’s debt is converted into shares of Pubco Series A Preferred Stock, and (d) that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note. The Founder Shares had an aggregate market value of $58,085,509.90 based upon the closing price of $10.45 per share of FAST II Class A Common Stock on the NYSE on June 26, 2023. Each of the members of the FAST II Board have a membership interest in the Sponsor.

•        Simultaneously with the closing of the FAST II IPO, FAST II consummated the sale of 4,297,825 FAST II Private Placement Warrants at a price of $1.50 per warrant in a private placement to the Sponsor. At the SPAC Merger Effective Time, each FAST II Private Placement Warrant will be assumed and automatically converted into one Pubco Private Placement Warrant, which will be exercisable commencing 30 days following the Closing for (i) one half of one share of Pubco Class A Common Stock, (ii) one half of one share of Pubco Series A Preferred Stock, and (iii) a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to each Public Share pursuant to the Warrant Agreement (as amended by the Warrant Assumption Agreement) at an exercise price of $11.50. If FAST II does not consummate a business combination transaction during the Combination Period, then the proceeds from the sale of the FAST II Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the FAST II Private Placement Warrants held by the Sponsor will be worthless. The FAST II Private Placement Warrants held by the Sponsor had an aggregate market value of $2,578,695.00 based upon the closing price of $0.60 per warrant on the NYSE on June 26, 2023.

•        The Sponsor will lose its entire investment in FAST II if FAST II does not complete a business combination during the Combination Period.

•        The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Fund with respect to its Founder Shares if FAST II fails to complete a business combination during the Combination Period.

•        In light of the foregoing, the Sponsor will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination rather than liquidate even if (i) the Company is a less favorable target company or (ii) the terms of the Business Combination are less favorable to the public stockholders. Furthermore, given the difference in purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Public Shares sold in the FAST II IPO, the Sponsor may earn a positive rate of return on its investment even if the Pubco Class A Common Stock trades below $10.00 per share and the public stockholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public stockholders because the Sponsor will realize a gain on its investment from the completion of any business combination while the public stockholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        In order to protect the amounts held in the Trust Fund, the Sponsor has agreed that it will be liable to FAST II if and to the extent any claims by a vendor for services rendered or products sold to FAST II, or a prospective target business with which FAST II has entered into a transaction agreement, reduce the amount of funds in the Trust Fund. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Fund or to any claims under FAST II’s indemnity of the underwriters of the FAST II IPO against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to FAST II and remain outstanding. As of the FAST II Record Date, the Sponsor made $1.1 million of advances to FAST II for working capital expenses. If FAST II does not complete an initial business combination within the required period, it may use a portion of its working capital held outside the Trust Fund to repay the working capital loans, but no proceeds held in the Trust Fund would be used to repay the working capital loans.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, FAST II’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FAST II from time to time, made by the Sponsor or certain of FAST II’s officers and directors to finance transaction costs in connection with an intended initial business combination. As of July 7, 2023, the FAST II Record Date, no reimbursable out-of-pocket expenses were outstanding.

•        Sandy Beall, the Chief Executive Officer and a Director of FAST II, will continue to serve as a director of Pubco after the Closing. As such, in the future he may receive cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors and/or officers.

•        Pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, Pubco is required to (i) maintain provisions in the Pubco Charter providing for the indemnification of FAST II’s existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers FAST II’s existing directors and officers.

•        The Sponsor will enter into the New Registration Rights Agreement which will provide it with registration rights.

As a result of the foregoing interests, the Sponsor and FAST II’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to public stockholders. In the aggregate, the Sponsor and its affiliates have approximately $63.1 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $55.6 million representing the value of the Founder Shares (assuming a value of $10.00 per share, the deemed value of each share of FAST II Common Stock in the Business Combination), (b) $6.4 million representing the value of the FAST II Private Placement Warrants purchased by the Sponsor (using the $1.50 per-warrant purchase price), and (c) $1.1 million representing reimbursement of working capital loans and reimbursable out-of-pocket expenses incurred by the Sponsor, officers and directors.

In addition, the FAST II Charter provides that FAST II renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of FAST II and such opportunity is one FAST II is legally and contractually permitted to undertake and would otherwise be reasonable for FAST II to pursue, and to the extent the director or officer is permitted to refer that opportunity to FAST II without violating another legal obligation. Further, FAST II’s officers and directors presently have, and any of them in the future may have additional fiduciary or contractual obligations to other entities. In addition, FAST II’s officers and directors previously had fiduciary or contractual obligations to Velocity Acquisition Corp. (“Velocity”) and FAST Acquisition Corp. (“FST”), other blank check companies incorporated with the purpose of effecting its own business combination. For a complete discussion of FAST II’s officers’ and directors’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Information about FAST II — Directors and Executive Officers,” “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination” and “Certain Relationships and Related Party Transactions.”

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FAST II or its securities, the initial stockholders, the Company and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire FAST II Common Stock or vote their FAST II Common Stock in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented for approval at the Special Meeting are approved. Any such purchases of Public Shares and other transactions may increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of FAST II’s Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.

Any such purchases would be made at a price no higher than the redemption price for the Public Shares, which is currently estimated to be $10.45 per share. Any Public Shares so purchased would be voted in favor of approving the Business Combination and the holders of such shares would waive their redemption rights with respect to such shares. FAST II will disclose in a Current Report on Form 8-K prior to the Special Meeting the following information: (i) the amount of securities purchased in such transaction(s), along with the purchase price, (ii) the purpose of such purchases, (iii) the impact, if any, of the purchases on the likelihood that the Business Combination will be approved, (iv) the identities of security holders who sold such shares (if not purchased on the open market) or the nature of security holders (e.g., 5% security holders) who sold such shares, and (v) the number of securities for which FAST II has received redemption requests pursuant to its redemption offer.

Entering into any such arrangements may have a depressive effect on FAST II Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.

The existence of financial and personal interests of the FAST II directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for FAST II and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination” for a further discussion of this and other risks.

Interests of the Company’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the FAST II Board in favor of approval of the Business Combination Proposal, you should also keep in mind that the Company’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to, those of the FAST II stockholders and the Company Unitholders generally. These interests include, among other things, the interests listed below:

•        The following individuals who are currently executive officers of the Company are expected to become executive officers of Pubco in connection with the Business Combination: Cecil D. Magpuri, Scott Demerau, Simon Philips, Joanne Merrill, Yvette Whittaker, David Schaefer, Simon Hirst and Jason Ambler. Such persons would be entitled to receive a salary and any cash fees and equity awards that the Pubco Board determines to pay its officers.

•        The following individuals who are currently members of the Company’s board of managers are expected to become members of the Pubco Board in connection with the Business Combination: Cecil D. Magpuri and Scott Demerau. As such, in the future they may receive any cash fees and equity awards that the Pubco Board determines to pay its directors.

•        The Company’s current executive officers and directors hold an aggregate of 24,490,938 Company Units, which will be exchanged for an aggregate of 24,490,938 shares of non-economic Pubco Class B Common Stock and New Company Units upon the closing of the Business Combination. Using a price of $10.00 per share of Pubco Class B Common Stock and New Company Unit (collectively) imputed in the transaction, such securities will have a value of $244,909,380 as of the Closing. The Company’s current executive officers and directors may earn up to 42,295,892 Earnout Shares and 42,295,892 Earnout Units. Using a price of $10.00 per share of Pubco Class B Common Stock and New Company Unit (collectively) imputed in the transaction, such earnout securities will have a value of $422,958,920 as of the Closing.

Following the waiver or expiration of the Company Member Lock-Up Period, each Company Unitholder will have the option to cause the Company to redeem its New Company Units in whole or in part. Upon any such redemption, Pubco will cancel, for no additional consideration, the corresponding shares of Pubco Class B Common Stock, and such redeemed New Company Units will be exchanged for, at the discretion of the Disinterested Majority, either (i) an equivalent number of shares of Pubco Class A Common Stock or (ii) an amount of cash equal to the fair market value of such number of shares of Pubco Class A Common Stock; provided, however, that Pubco may elect to effect a direct exchange of the redeemed New Company Units for such Share Settlement or Cash Settlement (subject to limitations set forth in the A&R Operating Agreement), in which case Pubco will acquire the redeemed New Company Units and be treated for all purposes as the owner of such units. We expect that the Disinterested Majority will exclude any directors who directly or indirectly have a material interest (including an economic interest) in such election decision. By giving discretion for an election decision only to the Disinterested Majority,

Pubco and the Company seek to avoid conflicts of interest that could bring into question the integrity of such an election decision. In making an election decision, the Disinterested Majority may take into account general economic and business conditions, the Company’s financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the potential dilutive impact of new issuances of Pubco Class A Common Stock, and such other factors as the Disinterested Majority may deem relevant.

Ownership of Pubco upon Consummation of the Business Combination

As of the date of this proxy statement/prospectus, there are 7,135,509 shares of FAST II Class A Common Stock issued and outstanding, 5,558,422 shares of FAST II Class B Common Stock and an aggregate of 9,856,247 FAST II Warrants outstanding. At the SPAC Merger Effective Time (a) first, each FAST II Unit outstanding immediately prior to the SPAC Merger Effective Time will be automatically separated and the holder thereof will be deemed to hold one share of FAST II Class A Common Stock and one-quarter of one FAST II Warrant; (b) second, (1) each current share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange) will automatically be cancelled and cease to exist in exchange for the right to receive (x) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock and (y) 50% of the Additional SPAC Share Consideration; (2) each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange will automatically be cancelled and cease to exist in exchange for the right to receive (A) one newly issued share of Pubco Class A Common Stock and (B) the applicable portion of any Earnout Shares; and (3) each FAST II Warrant outstanding immediately prior to the SPAC Merger Effective Time (including the FAST II Private Placement Warrants held by the Sponsor) will be assumed by Pubco and each resulting whole Pubco Warrant will be exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.5 shares of Pubco Class A Common Stock, 0.5 shares of Pubco Series A Preferred Stock, and a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to the holder of one share of FAST II Class A Common Stock pursuant to the Merger Agreement.

At the Acquisition Merger Effective Time, (a) each issued and outstanding Company Unit (other than the Cancelled Units and Company Financing Units) will be converted into the right to receive (x) the Per Unit Consideration and (y) the applicable portion of any Earnout Shares and Earnout Units; (b) each Company Financing Unit will be converted into the right to receive (x) the Per Unit Consideration and (y) the Additional Company Financing Unit Consideration; (c) each Cancelled Unit will be cancelled without any conversion and no payment or distribution will be made with respect to such Cancelled Units; (d) the units of Merger Sub that are issued and outstanding will be converted into and become (x) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of any shares of common stock of FAST II in connection with the exercise of redemption rights, the Class B Exchange and the Conversion. Notwithstanding the foregoing, with a view to satisfy the Listing Condition, the Company intends to, at least three (3) business days prior to the Acquisition Merger Effective Time, elect to reclassify a number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time into the right to receive the consideration for each such Company Unit in one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of Pubco Class B Common Stock and New Company Units.

It is anticipated that, upon completion of the Business Combination, the voting power in Pubco will be as set forth in the section of this proxy statement/prospectus titled “Questions and Answers/What Equity Stake will Current FAST II Public Stockholders, the Sponsor, Infinite Acquisitions and the Company Unitholders hold in Pubco Following the Closing?”

On June 23, 2023, the Company entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisition (as so amended, the “Credit Agreement”), pursuant to which (i) Pubco joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) Pubco, the Company and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for shares of Pubco Series A Preferred Stock at the Acquisition Merger Closing.

In the event the transactions contemplated by the Merger Agreement are consummated, at the Acquisition Merger Closing, each Debt Transferee who has executed an exchange agreement with Pubco (the “Exchange Agreement”), within 20 days after the effective date of the registration statement relating to the Business Combination, has the right to exchange such Transferred Debt into shares of Pubco Series A Preferred Stock at an exchange price of $10.00 per share of Pubco Series A Preferred Stock and the accrued interest in cash. To the extent that Debt Transferees representing a majority of the outstanding amount of the Transferred Debt, in the aggregate, agree to exchange their Transferred Debt, the remaining amount of Transferred Debt not exchanged shall be automatically exchanged for Pubco Series A Preferred Stock concurrently with the Acquisition Merger Closing, without any further action required by the remaining Debt Transferees, and such remaining Debt Transferees shall be deemed to have entered into the Exchange Agreement. For a description of the Credit Agreement, see the section titled “Certain Relationships and Related Party Transactions.”

Organizational Structure

Simplified Pre-Combination Structure of FAST II

Simplified Pre-Combination Structure of the Company(1)

Infinite Acquisitions LLLP
(47.1% ownership)
Katmandu Ventures, LLC
(22.4% ownership)
Cilmar Ventures, LLC Series A
(22.4% ownership)
Other Holders
(8.0% ownership)
Falcon's Beyond Global, LLC
Falcon's Creative Group, LLC
(owned 100% by Falcon's Beyond Global, LLC)
Falcon's Beyond Global, Inc. (Pubco)
(owned 100% by Falcon's Beyond Global, LLC)
Falcon's Beyond Destinations, LLC
(owned 100% by Falcon's Beyond Global, LLC)
Falcon's Beyond Brands, LLC
(owned 100% by Falcon's Beyond Global, LLC)
Palm Merger Sub, LLC
(owned 100% by Falcon's Beyond Global, Inc.)
Raging Power Limited
(JV Partner)
Melia Hotels Int.
(JV Partner)
Falcon's Treehouse, LLC
(owned 100% by Falcon's Creative Group, LLC)
Karnival TP-AQ Holdings Limited
(owned 50% by Raging Power & 50% by Falcon's Beyond Destinations, LLC)
Fun Stuff SL
(owned 100% by Falcon's Beyond Destinations, LLC)
Katmandu Group, LLC
(owned 100% by Falcon's Beyond Brands, LLC)
Falcon's Treehouse National, LLC
(owned 100% by Falcon's Creative Group, LLC)
Sierra Parima SAS
(owned 50% by Melia and 50% by Fun Stuff SL)
Producciones de Parques SL
(owned 50% by Melia and 50% by Fun Stuff SL)
Falcon's Creative Philippines, Inc.
(owned 100% by Falcon's Creative Group, LLC)
Joint Venture Entities

[(1)] Ownership figures in this chart include Company Financing Units issued pursuant to the Company Financing that were funded prior to the date of this proxy statement/prospectus

Simplified Post-Combination Structure of the Company

Other holders of Pubco Class A Common Stock(4)
Other holders of Pubco Series A Preferred Stock(5)
4,632,966(2) / 4,362,966(3) Shares of Pubco Class A Common Stock (6.5%(2) / 7.3%(3) total voting power(1)(7))
475,000(2) / 475,000(3) Shares of Pubco Series A Preferred Stock (0.6%(2) / 0.7%(3) total voting power(1)(7))
FAST II Sponsor, LLC
Company Unitholders other than Infinite Acquisitions
1,490,733(2) / 1,250,000(3) Shares of Pubco Class A Common Stock (2.2%(2) / 2.1%(3) total voting power(1)(7))
24,490,938(2) / 24,490,938(3) Shares of Pubco Class B Common Stock (36.8%(2) / 41.1%(3) total voting power(1)(7))
24,490,938(2) / 24,490,938(3) New Company Units (36.8%(2) / 41.1%(3) Non-Voting Economic Interest(1)(6))
Public Shareholders
3,910,623(2) / 0(3) Shares of Pubco Class A Common Stock 3,567,753(2) / 0(3) Shares of Pubco Series A Preferred Stock (10.7%(2) / 0.0%(3) total voting power(1)(7))
Falcon's Beyond Global, Inc.
200,000(2) / 200,000(3) Shares of Pubco Class A Common Stock 28,501,989(2) / 28,844,857(3) Shares of Pubco Class B Common Stock (43.1%(2) / 48.7%(3) total voting power(1)(7))
Infinite Acquisitions
Sole Manager 9,964,322(2) / 5,812,966(3) New Company Units 4,042,755(2) / 475,000(3) Preferred Units (20.5%(2) / 10.5%(3) Non-Voting Economic Interest(1)(6))
Falcon's Beyond Global, LLC
28,501,989(2) / 28,844,857(3) New Company Units (42.8%(2) / 48.4%(3) Non-Voting Economic Interest(1)(6))
Falcon's Creative Group, LLC (owned 100% by Falcon's Beyond Global, LLC)
Falcon's Beyond Destinations, LLC (owned 100% by Falcon's Beyond Global, LLC)
Falcon's Beyond Brands, LLC (owned 100% by Falcon's Beyond Global, LLC)
Raging Power Limited (JV Partner)
Melia Hotels Int. (JV Partner)
Falcon's Treehouse, LLC (owned 100% by Falcon's Creative Group, LLC)
Karnival TP - AQ Holdings Limited (owned 50% by Raging Power & 50% by Falcon's Beyond Destinations, LLC)
Fun Stuff SL (owned 100% by Falcon's Beyond Destinations, LLC)
Katmandu Group, LLC (owned 100% by Falcon's Beyond Destinations, LLC)
Falcon's Treehouse National, LLC (owned 100% by Falcon's Creative Group, LLC)
Falcon's Creative Philippines, Inc. (owned 100% by Falcon's Creative Group, LLC)
Sierra Parima SAS (owned 50% by Melia and 50% by Fun Stuff SL)
Producciones de Parques SL (owned 50% by Melia and 50% by Fun Stuff SL)
Joint Venture Entities

Regulatory Approvals Required for the Business Combination

Each of FAST II and the Company have agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement in the most expeditious manner practicable and to obtain in the most expeditious manner practicable all actions, waivers, consents, approvals, orders and authorizations necessary to be obtained from any third party or any governmental entity in order to complete the transactions contemplated by the Merger Agreement. The regulatory approvals to which completion of the Business Combination are subject are described in more detail in the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Regulatory Approvals.”

Appraisal Rights

Holders of FAST II Common Stock are not entitled to appraisal rights in connection with the Business Combination under the DGCL.

Stock Exchange Listing

The FAST II Units, FAST II Class A Common Stock and FAST II Public Warrants are currently listed on the NYSE under the symbols “FZT.U,” “FZT” and “FZT.WS,” respectively. Following the Business Combination, the Pubco Class A Common Stock (including the Pubco Class A Common Stock issuable upon conversion of the Pubco Series A Preferred Stock and exercise of the Pubco Warrants), Pubco Series A Preferred Stock and Pubco Public Warrants are expected to be listed on Nasdaq. The Pubco Class B Common Stock will not be listed on any stock exchange. Upon consummation of the Business Combination, the FAST II Units, FAST II Class A Common Stock and FAST II Public Warrants will be delisted from the NYSE and deregistered under the Exchange Act.

Expected Accounting Treatment of the Business Combination

The SPAC Merger is expected to be accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

The Acquisition Merger is also expected to be accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, will continue to collectively have a controlling interest (as determined in accordance with GAAP) in Pubco through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger will be treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Acquisition Merger will be those of the Company.

Earnout Shares and Earnout Units will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the Earnout Period. Earnout Shares and Earnout Units are expected to be liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”) prior to the satisfaction of the applicable milestone. Following the satisfaction of applicable milestones, Earnout Shares and Earnout Units released from escrow and delivered to its holders are expected to be equity classified.

Emerging Growth Company

Each of FAST II and Pubco is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Neither of FAST II or Pubco has elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, FAST II and Pubco, as emerging growth companies, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of FAST II’s and Pubco’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (b) in which Pubco has total annual revenue of at least $1,235,000,000, or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Pubco has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Smaller Reporting Company

Additionally, Pubco is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Pubco will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) Pubco’s annual revenue exceeds $100 million during such completed fiscal year or the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Pubco takes advantage of such reduced disclosure obligations, it may also make comparison of Pubco’s financial statements with other public companies difficult or impossible.

Summary Risk Factors

In evaluating the proposals to be presented at the Special Meeting, a public stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” Some of the risks related to FAST II, the Company and Pubco are summarized below. Unless the context otherwise requires, all references in this subsection to the “we,” “us” or “our” refer to the businesses of the Company collectively prior to the consummation of the Business Combination or to the businesses of Pubco and the Company collectively following the consummation of the Business Combination, as applicable. References to “FBD” refer to the Company’s Falcon’s Beyond Destinations division; references to “FCG” refer to the Company’s Falcon’s Creative Group division; and references to “FBB” refer to the Company’s Falcon’s Beyond Brands division.

•        We may not be able to sustain our growth, manage our anticipated future growth, implement our business strategies or achieve the anticipated results.

•        A significant portion of our revenue is derived from a relatively limited number of large clients and any loss of, or decrease in services to, these clients could harm our results of operations.

•        Our FBD resort and theme park development, acquisition, expansion, repositioning and rebranding projects will be subject to timing, budgeting and other risks, which could have a material adverse effect on us.

•        The ongoing need for capital expenditures at our FBD resorts and theme parks could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

•        The significance of our operations and partnerships outside of the United States makes us susceptible to the risks of doing business internationally, which could lower our revenues, increase our costs, reduce our profits, disrupt our business, or damage our reputation.

•        We are exposed to risks related to operating in the Kingdom of Saudi Arabia.

•        Damage to our reputation or brands may negatively impact our company.

•        There is a risk of accidents occurring at our FBD resorts and parks or competing parks which may reduce attendance and negatively impact our operations.

•        The COVID-19 pandemic has caused substantial disruption in the hospitality industry worldwide, which has had and could continue to result in adverse effects on our FBD business division, operations, and ability to raise capital.

•        Our FBD joint ventures with Meliá are significant to our business model. We leverage Meliá’s operational expertise, management services, infrastructure, local knowledge and corporate priorities in our current and planned operating markets. As such, any damage to Meliá’s financial condition or change in its corporate priorities could negatively impact the Company. Our participation in the joint ventures with Meliá also exposes us to liability and reputational harm resulting from improper actions of Meliá.

•        The operating season at some of our hotels and theme parks is of limited duration, which can magnify the impact of adverse conditions or events occurring within that operating season.

•        Increased competitive pressures may reduce our revenues or increase our costs.

•        Misalignment with public and consumer tastes and preferences for entertainment, travel and consumer products could negatively impact demand for our entertainment offerings and products and adversely affect the profitability of any of our business divisions.

•        Increased costs of labor and employee health and welfare benefits may impact our results of operations.

•        We are dependent on the continued contributions of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results, and financial condition.

•        Labor disputes may disrupt our operations and adversely affect the profitability of any of our businesses.

•        Failures in, material damage to, or interruptions in our information technology systems, software or websites and difficulties in updating our systems or software or implementing new systems or software could adversely affect our businesses or operations.

•        Protection of electronically stored data and other cybersecurity is costly, and if our data or systems are materially compromised in spite of this protection, we may incur additional costs, lost opportunities, damage to our reputation, disruption of services or theft of our assets.

•        Our insurance may not be adequate to cover the potential losses, liabilities and damages of our FBD division, the cost of insurance may continue to increase materially, including as a result of natural disasters, some of which may be related to climate change, and we may not be able to secure insurance to cover all of our risks, all of which could have a material adverse effect on us.

•        Exchange rate fluctuations could result in significant foreign currency gains and losses and may adversely affect our business and operating results and financial conditions.

•        Theft of our intellectual property, including unauthorized exhibition of our content, may decrease our licensing, franchising and programming revenue which may adversely affect our business and profitability.

•        Third parties may allege that our products or services infringe their patents and other intellectual property rights, which could result in the payment of royalties that negatively affect our profits, subject us to costly and time-consuming litigation, or cause us to lose the ability to provide the related products or services.

•        Changes in regulations applicable to our businesses may impair the profitability of our businesses, and our failure to comply with applicable laws and regulations may increase our costs, reduce our earnings or limit our growth.

•        Pubco will be a holding company and its only material asset after completion of the Business Combination will be its interest in the Company, and accordingly it will generally be dependent upon distributions from the Company to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

•        Under the Tax Receivable Agreement, Pubco will be required to make payments to the Company Unitholders for certain tax benefits to which Pubco may become entitled, and those payments may be substantial.

•        In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits Pubco realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

•        If the Company were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, Pubco and the Company might be subject to potentially significant tax inefficiencies, and Pubco would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

•        United States or foreign environmental laws and regulations may cause us to incur substantial costs or subject us to potential liabilities.

•        Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of our business could adversely affect our financial condition or results of operations.

•        As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.

•        We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

•        Infinite Acquisitions is expected to have significant influence over stockholder decisions because of its expected share ownership.

•        Following the completion of the Business Combination, Scott Demerau, our Executive Chairman, and Cecil D. Magpuri, our Chief Executive Officer, will each control a large percentage of our voting power and will be able to exert control over the direction of our business.

Tax Considerations

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares and FAST II Warrants with respect to the exercise of their redemption rights, the SPAC Merger and the ownership and disposition of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants, see “Material U.S. Federal Income Tax Considerations.”

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The SPAC Merger is expected to be accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Acquisition Merger is also expected to be accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, will continue to collectively have a controlling interest (as determined in accordance with GAAP) in Pubco through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger will be treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Acquisition Merger will be those of the Company. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2023 gives the pro forma effect to the Business Combination as if it had occurred on March 31, 2023. The summary unaudited pro forma condensed combined statement of operations data for the three months ended March 31, 2023 and year ended December 31, 2022 give the pro forma effect to the Business Combination as if it had been consummated on January 1, 2022.

The summary pro forma data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the combined company appearing elsewhere in this proxy statement/prospectus and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements of the Company and FAST II and related notes included in this proxy statement/prospectus. The summary pro forma data has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the summary pro forma data does not purport to project the future financial position or operating results of the combined company.

The following table presents summary pro forma data after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•        Assuming No Additional Redemptions:    This presentation assumes that none of the holders of FAST II’s shares of Class A Common Stock will exercise redemption rights with respect to their Public Shares in connection with the Business Combination (but takes into account redemptions that already occurred in connection with the Extension);

•        Assuming Maximum Redemptions:    This presentation assumes that holders of 7,135,509 shares of FAST II’s Class A Common Stock will exercise redemption rights with respect to their Public Shares for their pro rata share (approximately $10.30 per share as of March 31, 2023) of the funds in the Trust Fund.

	Pro Forma Combined (Assuming No Additional Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data For The Three Months Ended March 31, 2023
Revenue	$9,194	$9,194
Operating expenses	19,268	19,268
Loss from operations	(10,074)	(10,074)
Net loss	(9,368)	(9,819)
Net loss attributable to common stockholders	(2,583)	(965)
Basic and diluted net loss per share	$(0.26)	$(0.17)
Basic and diluted weighted average shares outstanding	9,964,322	5,812,966

Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data For The Year Ended December 31, 2022
Revenue	$15,950	$15,950
Operating expenses	37,210	37,210
Loss from operations	(21,260)	(21,260)
Net loss	(39,079)	(38,201)
Net loss attributable to common stockholders	(11,125)	(4,288)
Basic and diluted net loss per share	$(1.12)	$(0.74)
Basic and diluted weighted average shares outstanding	9,964,322	5,812,966

Selected Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of March 31, 2023
Total assets	$177,672	$111,897
Total liabilities	$499,386	$501,897
Total equity	$(321,714)	$(390,000)

RISK FACTORS

FAST II stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial statements and notes to the financial statements included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. These risks could have a material adverse effect on the business, results of operations or financial condition of FAST II, the Company, or Pubco following the Business Combination and could adversely affect the trading price of Pubco’s common stock. Further, the occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of Pubco following the Business Combination. Unless the context otherwise requires, all references in this subsection to the “we,” “us” or “our” refer to the businesses of the Company, collectively, prior to the consummation of the Business Combination, or to the businesses of Pubco and the Company, collectively, following the consummation of the Business Combination, or to the business of FAST II prior to the consummation of the Business Combination, as applicable. References to “FBD” refer to the Company’s Falcon’s Beyond Destinations division; references to “FCG” refer to the Company’s Falcon’s Creative Group division, and references to “FBB” refer to the Company’s Falcon’s Beyond Brands division.

Risks Related to the Company

Business and Business Development Risks

We may not be able to sustain our growth, effectively manage our anticipated future growth, implement our business strategies or achieve the anticipated results.

We have a limited operating history as Falcon’s Beyond Global, LLC, and have experienced substantial growth over the last two years due, in large part, to the combination of Falcon’s Treehouse, LLC and its subsidiaries (“Treehouse”) and Falcon’s Treehouse National, LLC (“National”) with Katmandu Group, LLC (“Katmandu Group”) and Fun Stuff, S.L. (“Fun Stuff”) in April of 2021. However, recent growth rates may not be indicative of our future performance due to our limited operating history as a combined company and the rapid evolution of our business model. We may not be able to achieve similar results or accelerate growth at the same rate as we have organically or following the completion of the Business Combination, and we may not achieve our expected results, all of which may have a material and adverse impact on our financial condition and results of operations.

In addition, our growth and expansion have placed, and continue to place, significant strain on our management and resources. This level of growth may not be sustainable or achievable in the future. We believe that our continued growth will depend on many factors, including our ability to develop new sources of revenue, diversify monetization methods including by direct to consumer offerings, vertically-integrated retail and third party marketplaces, attract and retain creative contributors and business partners, increase customer engagement, continue developing innovative technologies, experiences and attractions in response to shifting demand in leisure and entertainment preferences, increase brand awareness and licensing, increase our hospitality expertise, expand into new markets, raise capital and continue to execute our legacy business.

Furthermore, our brand expander strategy (see “Information About the Company — Falcon’s Beyond Brands”) is dependent upon each of our divisions working together to deploy our intellectual property across a broad range of vectors nearly simultaneously (e.g., physical theme parks, media content and consumer merchandise). To do so successfully will depend not only on the availability of our management and resources, but also on the adoption of our intellectual property (e.g. the Katmandu story and characters) by consumers in a number of forms.

We cannot assure you that we will achieve any of the above, and our failure to do so may materially and adversely affect our business and results of operations.

A significant portion of our revenue is derived from a relatively limited number of large clients and any loss of, or decrease in services to, these clients could harm our results of operations.

A limited number of industry customers have contributed a significant portion of our revenues in the past and are projected to do so in the future. In particular, FCG has three major customers which represented an aggregate of approximately 93% and 63% of FCG’s revenue for the years ended December 31, 2022 and 2021, respectively, and according to our financial projections, one of FCG’s major customers is expected to represent a significant majority of FCG’s revenue for the year ended December 31, 2023. We are likely to continue to experience ongoing customer concentration, particularly if we are successful in attracting large enterprise clients. It is possible that revenue from these clients, either individually or as a group, may not reach or exceed historical levels in any future period. Although we believe that we have strong relationships with each of these clients, if any of these customers move their business elsewhere it would have an adverse effect on our profitability, particularly the profitability of FCG.

Our FBD resort and theme park development, acquisition, expansion, repositioning and rebranding projects will be subject to timing, budgeting and other risks which could have a material adverse effect on us.

Our FBD division, among other things, seeks to acquire, expand, reposition, rebrand and develop resorts and develop theme parks from time to time as suitable opportunities arise, taking into consideration general economic conditions. To the extent that we do so now or in the future, we could be subject to risks associated with, among others:

•        construction delays or cost overruns that may increase project costs;

•        receipt of zoning and other required governmental permits and authorizations;

•        strikes or other labor issues;

•        restrictions or delays in transportation and import-export procedures;

•        delays or cost inflation in the supply chain required to develop the resorts and parks;

•        development costs incurred for projects that are not pursued to completion;

•        investment of substantial capital without, in the case of developed or repositioned resorts, immediate corresponding income;

•        results that may not achieve our desired revenue or profit goals;

•        acts of nature such as earthquakes, hurricanes, volcanic eruptions, floods or fires that could adversely impact a resort;

•        ability to raise capital, including construction or acquisition financing;

•        governmental restrictions on the nature or size of a project; and

•        delays in processing any change of title rights on properties FBD acquires or the existence of any title defects in properties FBD acquires, exposing us to legal challenges and delays in the development of our properties.

In addition, in the future, certain of our construction timelines may be lengthened and/or require increased development costs due to competition for skilled construction labor, disruption in the supply chain for materials, increased costs for raw materials and supplies, the impact of COVID-19, rising inflation and the conflict between Russia and Ukraine generally, and these circumstances could continue or worsen in the future. As a result of the foregoing, we cannot assure you that any of our development, acquisition, expansion, repositioning and rebranding projects will be completed on time or within budget or that the ultimate rates of investment return will be as we forecasted at the time the project was commenced. If we are unable to complete a project on time or within budget, the resort and/or theme park’s projected operating results may be adversely affected, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects.

Our development of new sources of revenue depends on development activities that expose us to project cost and completion risks.

Our development of new sources of revenue relies on FCG’s customers, on FBD’s development activities related to new attractions, resorts and theme parks and on FBB’s deployment and monetization of our intellectual property. In addition to the risks described in the risk factor above relating to the FBD division, this presents a number of risks, including:

•        weakness in the capital markets limiting FCG’s customers’ abilities to raise capital for completion of projects or for development of future properties;

•        weakness in the commercial banking market, limiting our ability to raise debt finance for each project as planned;

•        construction delays, zoning and other local, state or federal governmental approvals, cost overruns, lender financial defaults, or natural or man-made disasters, such as earthquakes, tsunamis, hurricanes, floods, fires, volcanic eruptions and oil spills, increasing overall project costs, affecting timing of project completion or resulting in project cancellations;

•        any liability or alleged liability or resultant delays associated with latent defects in design or construction of projects we have developed for our businesses or that FCG or FBD may construct in the future adversely affecting our business, financial condition and reputation; and

•        failure by third-party contractors to perform for any reason, exposing us to operational, reputational and financial harm.

FCG and its clients also source supplies and materials from third parties that are exposed to such risks, and the occurrence of any of these risks with respect to those third parties could have a material adverse effect on FCG’s and its client’s access to the supplies and materials sourced from these third parties. In addition, the conflict that began between Russia and Ukraine in late February 2022 may significantly amplify already existing disruptions to FCG clients’ and FBD’s supply-chains and logistics. For instance, restrictions on the supply of gas and volatility in gas prices may prompt us to reappraise our strategy for energy and utility supply to FBD properties.

Our ability to execute on our strategy and business model is dependent on the quality of our services, and our failure to offer high quality services could have a material adverse effect on its sales and results of operations.

FCG offers extensive master planning, theme park design and digital media services and our experiential technologies to customers, including FBD, seeking to create themed experiences based on their own intellectual property. FBB’s business model is to deploy, expand and monetize proprietary and partner brands and intellectual property across multiple media and experiential channels. As such, increasingly, our intellectual property and technologies will be deployed in large-scale, complex technology environments, and we believe our future success will depend on the abilities of FCG and FBD to increase sales of our intellectual property and technologies for use in such deployments.

FCG’s ability to provide effective ongoing services, or to provide such services in a timely, efficient, or scalable manner, may depend in part on its customers’ environments and their abilities to effectively integrate FCG’s technologies in their existing facilities. In addition, FCG’s ability to provide effective services is largely dependent on our ability to attract, train, and retain qualified personnel with experience in supporting customers in the use of tools and technologies such as ours. As the number of FCG’s customers grows, that growth may put additional pressure on FCG’s services teams, and FCG may be unable to respond quickly enough to accommodate short-term increases in customer demand for its services. FCG may also be unable to modify the future scope and delivery of its services to compete with changes in the services provided by its competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our business and results of operations. In addition, as FCG continues to grow its operations and expand its global customer base, FCG needs to be able to provide efficient services that meet its customers’ needs globally at scale, and its services teams may face additional challenges, including those associated with operating the platforms and delivering support, training, and documentation in languages other than English and providing services across expanded time-zones. If FCG is unable to provide efficient services globally at scale, our ability to grow FCG’s operations may be harmed, and FCG may need to hire additional services personnel, which could negatively impact our business, financial condition, and results of operations.

FCG’s customers typically need training in the proper use of our technologies. If FCG does not effectively deploy our technologies, if we fail to update or upgrade our technologies, or if FCG fails to help customers quickly resolve post-deployment issues and provide effective ongoing services, our ability to sell additional intellectual property, technologies and services to existing customers could be adversely affected, we may face negative publicity, and our reputation with potential customers could be damaged. As a result, FCG’s failure to maintain high quality services may have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

FCG provides inter-company services to a variety of FBD resorts and parks. Therefore, delays or impairments in the quality of FCG services will likely impact the development of FBD products, in turn adversely impacting FBD’s business, financial condition and results of operations.

Further, FBB’s ability to provide effective services and execute on its business strategy depends upon its ability to effectively deploy our and our partners’ intellectual property across multiple media and experiential channels on a compressed timeline. Succeeding in this strategy will depend on FBB’s ability to franchise, license, deploy and monetize our and our partners’ intellectual property across entertainment media, consumer products and destinations simultaneously. This means that FBB’s success depends disproportionately on its ability to successfully develop proprietary and partner brands across disparate consumer bases, technologies and geographies and to maintain and extend the reach and relevance of these brands to global consumers in a wide array of markets. This strategy will require us to acquire, build, invest in and develop our competencies in print and video episodic series, books and movies, gaming, consumer products and entertainment products. Acquiring, developing, investing in and growing these competencies will require significant effort, time and money, with no assurance of success. The success of FBB’s brand expansion strategy also requires significant alignment and integration among our business divisions and between FBB and its brand partners. If it is unable to successfully develop, maintain and expand key proprietary and partner brands as planned, our business performance could suffer. Further, if the consumer market does not broadly adopt our Story-Based IP’s, FBB’s expansion strategy would be impacted and we would be unable to implement our current business strategy.

The ongoing need for capital expenditures at our FBD resorts and theme parks could have a material adverse effect on us, including our financial condition, liquidity and results of operations.

The FBD properties, including the resorts owned and operated by our joint ventures with Meliá, have an ongoing need for renovations and other capital improvements and expenditures, including to construct new hotels, to initially brand and theme them with our proprietary intellectual property and, later, to replace furniture, fixtures and equipment from time to time as the need arises. For example, the hotel in Tenerife will close in 2023 for renovations and is anticipated to reopen in early to mid-2024.

In addition, because a principal competitive factor for a theme park or other attraction is the uniqueness and perceived quality of its rides and experiential technologies, we must make significant up-front and continued capital investments, from the initial construction of the theme parks through maintenance and potentially the addition of new rides, attractions and technologies.

In addition to liquidity risks, these capital expenditures may result in declines in revenues while hotels and parks are in initial construction, while rooms, restaurants, rides or attractions are out of service for rebranding or maintenance, and while areas of our properties are closed due to capital improvement projects. The costs of these capital improvements or any of the above noted factors could have a material adverse effect on us, including our financial condition, liquidity and results of operations. There is also a risk that our estimates of the cost of such capital improvements will not be accurate, causing us to seek additional financing and creating construction delays. In addition, any construction delays or ride downtime can adversely affect attendance at our hotels and theme parks and our ability to realize revenue growth.

The significance of our operations and partnerships outside of the United States makes us susceptible to the risks of doing business internationally, which could lower our revenues, increase our costs, reduce our profits, disrupt our business, or damage our reputation.

All of our joint venture businesses are located outside of the United States and its territories, currently in the European Union (the “EU”), Hong Kong and the Dominican Republic. For instance, we are a 50% shareholder in Karnival TP-AQ Holdings Limited (“Karnival”), a wholly owned subsidiary of Raging Power Limited, a subsidiary of New World Development Company Limited, a prominent mall developer based in Hong Kong (“Raging Power”). Further, our FCG division is frequently contracted by international customers to provide its master planning and design services in locations outside the United States. For example, we have contracted to provide full service master planning for five theme park projects, as well as the potential additional expansion work, for third-party clients in the Kingdom of Saudi Arabia. These joint ventures and other international partnerships expose us to certain challenges and risks, many of which are outside of our control, and which could materially reduce our revenues or profits, materially increase our costs, result in significant liabilities or sanctions, significantly disrupt our businesses, or significantly damage our reputation. These challenges and risks include: (1) compliance with complex and changing laws, regulations, and government policies, including sanctions (such as those recently imposed in connection with the conflict between Russia and Ukraine), that could have a material negative impact on our operations or our ability to pursue creative and development opportunities, cause reputational damage, or otherwise affect us; (2) the difficulties involved in jointly managing an organization doing business in different countries; (3) uncertainties regarding the interpretation of local laws and the enforceability of contract and intellectual property rights under local laws; (4) rapid changes in government policy, political or civil unrest, acts of terrorism, war, pandemics or other health emergencies, border control measures or other travel restrictions, or the threat of international boycotts or U.S. anti-boycott legislation; and (5) monitoring fluctuations in foreign currency exchange rates.

We are exposed to risks related to operating in the Kingdom of Saudi Arabia.

A significant portion of FCG’s planned theme park projects are concentrated in the Kingdom of Saudi Arabia. The Qiddiya Investment Company selected us as the lead master planner for a water theme park in Qiddiya, a planned tourism destination in Saudi Arabia. With multiple unprecedented themed and immersive water attractions, when complete the year-round water theme park is planned to span across more than 252,000 square meters and feature 23 rides and attractions, including seven that will be world firsts. This project is the largest project for our FCG division to date. This engagement has led to additional collaboration between Qiddiya and Falcon’s over the past four years and we expect this collaboration to continue.

Risks inherent in operating in the Kingdom of Saudi Arabia include:

•        complying with, and managing changes to, and developments in, Saudi Arabian laws and regulations, including price regulations and data privacy, changes in environmental regulations, forced divestment of assets, expropriation of property, cancellation or forced renegotiation of contract rights;

•        protecting and defending intellectual property rights, as proceedings to enforce patent rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us, see “— Risks Related to our Intellectual Property — Theft of our intellectual property, including unauthorized exhibition of our content, may decrease our licensing, franchising and programming revenue which may adversely affect our business and profitability”;

•        complying with the Saudi Arabian tax regime, including the possible imposition of new or increased withholding or other taxes or royalties on FCG’s earnings;

•        the imposition of new, or changes to existing, transfer pricing regulations or the imposition of new restrictions on foreign trade or investment;

•        complying with applicable anti-bribery, anti-corruption, economic sanctions, export control, anti-terrorism and anti-money laundering laws, see “— Risks Related to Regulatory, Legal and Compliance Matters — We could be exposed to liabilities under the FCPA and other anti-corruption laws and regulations, including non-U.S. laws, which could have a material adverse impact on us”;

•        adverse changes in economic and trade sanctions, export controls and national security measures resulting in business disruptions, including delays or denials of import or export licenses or blocked or rejected financial transactions;

•        geopolitical instability and uncertainty in the Middle East and North Africa region, and specifically in the Kingdom of Saudi Arabia, resulting from government or military regime change, civil unrest or terrorism, including the 2015 Saudi Arabian-led intervention in the Republic of Yemen and the 2015 Saudi Arabian-led coalition formed to combat Islamic extremism;

•        changes in the Kingdom of Saudi Arabia’s policy of pegging the Saudi Riyal (“SAR”) to the U.S. dollar;

•        difficulties in managing and staffing international operations; and

•        conducting business through a number of subsidiaries, joint operations and joint ventures and challenges implementing the Company’s policies and procedures in such entities.

Operating in the Kingdom of Saudi Arabia requires significant management attention and resources. The occurrence of any of these risks may be burdensome and could have a material adverse effect on our business, financial position, results of operations and reputation.

Damage to our reputation or brands may negatively impact our company.

Our reputation and brands are integral to the success of our businesses. Because our brands engage consumers across our businesses, damage to our reputation or brands in one business may have an impact on our other businesses. Because some of our brands are recognized internationally, brand damage may not be locally contained. In addition, some of our hotels are co-branded with Meliá hotels. Any damage to the Meliá brand could affect negatively our co-branded Falcon’s Resorts by Meliá resorts.

Maintenance of the reputation of our company and brands depends on many factors, including the quality of our offerings, maintenance of trust with our customers and our ability to successfully innovate. Significant negative claims or publicity regarding the company or its operations, products, management, employees, practices, business partners, business decisions, social responsibility and culture may damage our brands or reputation, even if such claims are untrue. Damage to our reputation or brands could impact our sales, business opportunities, profitability, and ability to recruit high quality employees.

There is a risk of accidents occurring at our FBD resorts and parks or competing parks which may reduce attendance and negatively impact our operations.

Our brand and reputation are among our most important assets. Our ability to attract and retain customers depends, in part, upon how the public perceives our business, the quality and safety of our theme parks, rides and attractions, and our corporate and management integrity. While we carefully maintain the safety of our FBD rides and resorts, there are inherent risks involved with these attractions and facilities. An accident or an injury (including water- or air-borne illnesses) at any of our FBD theme parks or at parks operated by competitors, particularly an accident or injury involving the safety of guests and employees, that receives media attention, could negatively impact our brand or reputation, cause loss of consumer confidence in the Company, reduce attendance at our theme parks, and negatively impact our results of operations. An accident or injury at any of our FBD resorts (including falls in or around the resorts’ facilities or sickness from food or beverages consumed at the resorts) or at resorts owned by our competitors could similarly adversely impact our brand and reputation, in turn adversely impact our results of operations. The considerable expansion in the use of social media over recent years has compounded the impact of negative publicity. If any such incident occurs during a time of high seasonal demand, the effect could impact our results of operations for the year disproportionately.

We may incur debt to third parties in the future, which may adversely affect our financial condition and future financial results. The principal, premium, if any, and interest payment obligations of such debt may restrict our future operations and impair our ability to invest in our businesses.

As of March 31, 2023, all of the Company’s outstanding debt primarily consisted of intercompany loans or loans from affiliates. In the future, we may incur debt to third parties, and our future levels of indebtedness may adversely affect our financial condition and financial results. For instance, higher levels of indebtedness could:

•        make it more difficult for us to satisfy our financial obligations;

•        require us to dedicate a substantial portion of any cash flow from operations to service our indebtedness, which would reduce funds available for other business purposes, including capital expenditures and acquisitions;

•        increase our vulnerability to adverse changes in general business, industry and economic conditions and to competitive pressures;

•        limit our flexibility in planning for, or reacting to, changes in our business, competitive conditions or our industries;

•        impair our ability to make investments or acquisitions, dispose of assets, pay cash dividends or redeem or repurchase shares; and/or

•        limit our ability to refinance existing debt or to obtain additional financing required to fund working capital and other business needs, including capital requirements and acquisitions.

Our ability to service any future financial obligations will depend on our ability to generate significant cash flow from operations, which is partially subject to general economic, financial, competitive, legislative, regulatory and other factors beyond our control, and we cannot assure you that our business will generate cash flow from operations, or that we will be able to complete any necessary financings or refinancings, in amounts sufficient to enable us to fund our operations, engage in acquisitions, capital improvements or other development activities, pay our debts and other obligations and fund our other liquidity needs. If we incur significant additional indebtedness and (i) we are not able to generate sufficient cash flow from operations or (ii) depending on the number of redemptions, the proceeds from the Business Combination are insufficient to fund our expansion and development plans without seeking alternative forms of capital, we may need to refinance or restructure our debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Additional debt or equity financing may not be available in sufficient amounts, at times or on terms acceptable to us, or at all, and any additional debt financing we do obtain may significantly increase our leverage on unfavorable terms. If we are unable to implement one or more of these alternatives, we may not be able to service such future debt or other obligations, which could result in us being in default thereon, in which case our lenders could cease making loans to us, lenders or other holders of our debt could accelerate and declare due all outstanding obligations under the respective agreements and secured lenders could foreclose on their collateral, any of which could have a material adverse effect on us.

The adverse impact of COVID-19 on our business could continue for an unknown length of time and may continue to impact our business and results of operations in the future.

The COVID-19 pandemic had and may continue to have a material negative impact on the tourism, entertainment, and attraction industries as a result of worldwide restrictions on travel, construction, and public gatherings. Given the exposure of our FCG and FBD divisions to these end-markets, we saw a material impact on our financial performance.

Geographic variation in government requirements and ongoing changes to restrictions disrupted our FCG division. In response to the impacts of COVID-19 on our business, including our FCG division, we implemented the following mitigation efforts we: deferred some discretionary spending, secured additional capital via loans from existing investors, availed ourselves of government assistance through the U.S. Federal government’s Employee Retention Credits and Payroll Protection Program and implemented a salary reduction period in which salaries were reduced for every team member on staff for a limited period of time. We also instituted certain policies and operational modifications to mitigate the impact of COVID-19 on our U.S. employees, contractors and customers.

COVID-19 also made it more challenging for management to estimate the performance of all our businesses. COVID-19 adversely impacted our businesses and net cash flow in 2020 and 2021. Certain of our customers, our strategic partners (including Meliá), brand partners, affiliates, licensees of rights to use our intellectual property, advertisers and others, were also negatively impacted by the economic downturn caused by COVID-19. Some industries in which our partners operate, such as content, retail and hospitality, experienced contraction, which could impact the profitability of our businesses going forward.

The impact of any future outbreak of any COVID-19 variants or any other highly infectious or contagious disease is unpredictable and could result in restrictions from governmental authorities. Additionally, in the event of a new outbreak, we may impose our own COVID-19 related restrictions in addition to what is required by state and local governments in the interest of safety for our guests and employees. Any of these measures could further disrupt our operations, or have a negative impact on our financial results. If future developments require subsequent disruptive measures to be implemented, such as prolonged park closures, our business, financial condition, results of operations and reputation may be materially and adversely affected.

Risks Related to our Joint Ventures

If we are not able to satisfy the requirements imposed by our FBD joint venture partners or have disagreements with our joint venture partners, our relationships with these partners could deteriorate, which could have a material adverse effect on us.

Under the terms of our joint venture agreements with Meliá and Raging Power, and any joint venture agreements we may enter with future joint venture partners, we may be required to contribute certain funds and assets to our joint venture entities, obtain or provide certain permits, licenses or other authorizations, provide certain fiscal indemnification to our joint venture entities and meet various other terms and conditions. If we fail to comply with the terms and conditions of the applicable joint venture agreement, we may incur liabilities to our joint venture partners under the applicable joint venture agreement. In that situation, the damages we would be subject to would be quantified either by the applicable courts or, in the case that we are required to transfer our shares in the joint ventures to the non-breaching counter-parties, by third party valuation firms. If one or more of these joint venture agreements is terminated, the underlying value and performance of our FBD resorts, parks, attractions or other assets could decline significantly.

We have entered and expect to continue to enter into joint venture, strategic collaboration, teaming and other business arrangements, and these activities involve risks and uncertainties. A failure of any such relationship could have a material adverse effect on our business and results of operations.

We have entered into, and expect to continue to enter into, significant joint venture, strategic collaboration, teaming and other arrangements, including our FBD joint ventures with Meliá and Raging Power and our FBB partnerships with Epic Media and PBS Kids. These activities involve risks and uncertainties, including the risk of a joint venture or other partnership failing to satisfy its obligations, which may result in certain liabilities to us for any related commitments, the uncertainty created by challenges in achieving strategic objectives and expected benefits of the business arrangement, the risk of conflicts arising between us and our business collaborations and the difficulty of managing and resolving such conflicts, and the difficulty of managing or otherwise monitoring such business arrangements. In addition, in these joint ventures, strategic collaborations and alliances, we may have certain overlapping control with our joint venture or brand partners over the operation of the assets, businesses or brands. As a result, such joint ventures, strategic collaborations and alliances may involve risks such as the possibility that a counterparty in a business arrangement might become bankrupt, be unable to meet its contractual obligations, have economic or business interests or goals that are inconsistent with our business interests or goals, or take actions that are contrary to our instructions or to applicable laws and regulations. In addition, we may be unable to take action without the approval of our business partners, or our partners could take binding actions without our consent. Consequently, actions by a partner or other third party could expose us to claims for damages, financial penalties, and reputational harm, any of which could have an adverse effect on our business, financial condition, and results of operations.

Our FBD joint ventures with Meliá are significant to our business model. We leverage Meliá’s operational expertise, management services, infrastructure, local knowledge and corporate priorities in our current and planned operating markets. As such, any damage to Meliá’s financial condition or change in its corporate priorities could negatively impact the Company. Our participation in the joint ventures with Meliá also exposes us to liability and reputational harm resulting from improper actions of Meliá.

The success of projects held under joint ventures that are not operated by the Company is substantially dependent on the joint venture partner, over which we have limited or no control. Our FBD Mallorca and Tenerife hotels and theme park are, and our Punta Cana and Playa del Carmen hotels and theme parks will be, joint ventured with Meliá. Control of the existing joint venture entities that own and operate these properties is split equally between us and Meliá. Although our current FBD joint venture agreements provide certain voting rights and provisions for the resolution of deadlocks, Meliá is primarily responsible for the management of the hotels held by our joint venture entities and controls most ordinary course business and operational decisions, including, among other things, with respect to sales and marketing of the hotels and determining annual and long-term objectives for occupancy, rates, revenues, clientele structure, sales terms and methods. Consequently, we are highly dependent on the operational expertise of Meliá, and likely will be similarly dependent on our future joint venture partners, as well as their corporate priorities. Further, while control and ownership of our existing joint ventures with Meliá is split equally between the Company and Meliá, our control or ownership of future joint ventures with Meliá may be in a different proportion. Therefore, our results are subject to the additional risks associated with the financial condition and corporate priorities of our joint venture partners, which could have a material adverse effect on our financial position or results of operations.

Our partnership or joint venture investments could be adversely affected by our lack of sole decision-making authority.

For our FBD division, we have co-invested with third parties and may in the future co-invest with other third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in, or sharing responsibility for managing the affairs of, a property, partnership, joint venture or other entity. We participate in such joint ventures to further expand our opportunities, share risks and gain access to new markets. Due to the nature of joint venture arrangements, we do not unilaterally control the operating, strategic and financial policies of these business ventures. Decisions are often made on a collective basis, including the purchase and sale of assets, contract negotiation with counterparties and management of cash, including cash distributions to partners. In addition, joint ventures can often require unanimous approval of the parties to the joint venture or their representatives for certain fundamental decisions, which could lead to deadlock in the operations or strategies with respect to the joint venture or partnership. Decisions made by the managers or the governing bodies of these entities may not always be the decisions that are most beneficial to us as one of the equity holders of the entity, may be contrary to our objectives, or may limit our ability to transfer our interest.

Under certain of our FBD joint venture arrangements, pursuant to which neither venture partner has the power to control the venture, an impasse could be reached, which might have a negative influence on the joint venture and decrease potential returns to our stockholders. For example, certain actions by the joint venture entity may require unanimous approval by us and our joint venture partner. An impasse between us and our joint venture partner could result in a “deadlock event.” In such event, if not resolved, we and our respective partners or co-venturers may each have the right to trigger a buy-sell right or forced sale arrangement, which could cause us to sell our interest, or acquire our partners’ or co-venturers’ interest, or to sell the underlying asset, either on unfavorable terms or at a time when we otherwise would not have initiated such a transaction. In addition, a sale or transfer by us to a third party of our interests in the partnership or joint venture may be subject to consent rights or rights of first refusal in favor of our partners or co-venturers, which would in each case restrict our ability to dispose of our interest in the partnership or joint venture.

Investments in joint ventures involve these and other risks that would not be present were a third party not involved, including the possibility that the co-venture partners might become bankrupt or fail to fund their share of required capital or asset contributions. In addition, partners or co-venturers may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take action or withhold consent contrary to our policies or objectives. In some instances, partners or co-venturers may have competing interests in our FBD markets that could create conflict of interest issues. For example, Meliá may own hotels that compete with our joint venture hotel for tourists. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting assets owned by the partnership or joint venture, and to the extent of any guarantee our assets, to additional risk. In addition, we may, in certain circumstances, be liable for the actions of our third-party partners or co-venturers.

Our FBD joint venture entities may also be subject to debt and the refinancing of such debt, and we may be required to provide certain guarantees or be responsible for the full amount of the debt, beyond the amount of our equity investment, in certain circumstances in the event of a default. Our joint venture partners may take actions that are inconsistent with the interests of the joint venture or in violation of the financing arrangements and trigger our guaranty, which may expose us to substantial financial obligations and commitments that are beyond our ability to fund.

Any or all of the factors described above could adversely affect the value of our investment, our ability to exit, sell or dispose of our investment at times that are beneficial to us, or our financial commitment to maintaining our interest in the joint ventures. Further, any failure of our joint venture partners to meet their obligations to us, the joint venture entity or to third parties, or any disputes with respect to the parties’ respective rights and obligations, could have a material adverse effect on the joint ventures or their properties and, in turn, could have a material adverse effect on our business, financial position, results of operations, cash flows and prospects.

We expect to generate significant income from our joint ventures with Meliá and the loss or decline in such income could harm our business and financial condition.

To date our FBD division and income growth potential has depended on the success of our joint ventures with Meliá. While we expect that the scope of commercial applications of our intellectual property and technologies will expand our potential for gaining new joint venture partners, such as our new joint venture with Raging Power, there is no guarantee that we will attract and retain new joint venture partners in the future. If we are unable to generate significant income from new joint venture relationships with parties other than Meliá, we could continue to be dependent upon our FBD joint ventures with Meliá for a substantial portion of our FBD revenues, which could materially and adversely affect our business, financial condition and results of operations.

The operating season at some of our hotels and theme parks is of limited duration, which can magnify the impact of adverse conditions or events occurring within that operating season.

Some of our joint venture properties are seasonal, and generally operate during limited periods and/or have fluctuations in anticipated market tourism and spending based on the time of year. For example, our Katmandu Park in Mallorca, Spain has limited open hours from March to mid-June and mid-September to November, extended open hours from mid-June to mid-September, and is closed from November to March. Likewise, the Sol Katmandu Resort operates on a seasonal basis, from April through October each year. As a result, nearly all of our revenues from the Mallorca operations are generated during a 230- to 245-day operating season. Consequently, when adverse conditions or events occur during the operating season, particularly during the peak vacation months of July and August or the important fall season, there is only a limited period of time during which the impact of those conditions or events can be mitigated. Accordingly, the timing of such conditions or events may have a disproportionate adverse effect upon our revenues.

Operational Risks and Risks Related to Our Industries

A variety of events beyond our control may reduce demand for or consumption of our products and services, impair our ability to provide our products and services or increase the cost or reduce the profitability of providing our products and services.

Demand for and consumption of our products and services, particularly our FBD theme parks and resorts and FCG’s attraction master planning and design services, is highly dependent on the general environment for travel, tourism, leisure and entertainment. The environment for travel and tourism, as well as demand for and consumption of leisure and entertainment products, can be significantly adversely affected as a result of a variety of factors beyond our control, including: health concerns (including those related to COVID-19 and potential future pandemics); adverse weather conditions arising from short-term weather patterns or long-term climate change, catastrophic events or natural disasters (such as excessive heat or rain, hurricanes, typhoons, floods, tsunamis, earthquakes, volcano eruptions and oil spills); international, political or military developments (including the current war between Russia and Ukraine); a decline in economic activity; rising inflation; and terrorist attacks. These events and others, such as fluctuations in travel and energy costs or widespread computing or telecommunications failures, may also impede our ability to provide our products and services or impede our ability to obtain insurance coverage with respect to some of these events. An incident that directly affected a property held by one of our FBD joint ventures, or that directly affected the property or facilities of one of our FCG customers, would have a direct impact on our ability to provide goods and services relating to such properties or customers and could have an extended effect of discouraging consumers from patronizing FBD’s hotels, theme parks and attractions or the parks or attractions of our FCG customers. Moreover, the costs of protecting against such incidents, including the costs of protecting against the spread of COVID-19, reduces the profitability of our operations.

In addition, we will derive affiliate fees and royalties from licensing our intellectual property and technologies to third parties, and we are therefore dependent upon the successes of those third parties for that portion of our revenue. A wide variety of factors could influence the success of those third parties and if negative factors significantly impacted a sufficient number of those third parties, the profitability of one or more of our businesses could be adversely affected.

Increased competitive pressures may reduce our revenues or increase our costs.

We face substantial competition in each of our operating divisions from alternative providers of the technologies, attractions, entertainment experiences and services we offer and from other forms of entertainment, lodging, tourism and recreational activities. This includes, among other types, competition for human resources, content and other resources we require in operating our businesses. For example:

•        our FBB media and entertainment content operations compete to obtain creative, performing and business talent, story properties, advertiser support and market share with other studio operators, television networks, Subscription Video on Demand providers and other new sources of broadband delivered content;

•        our FCG design and master planning services business competes with other entertainment and attraction design service providers;

•        our FBD theme parks and resorts compete for guests with all other forms of entertainment, lodging, tourism and recreation activities; and

•        all of our operating divisions compete for customers with all other forms of entertainment.

Competition in each of these areas may increase as a result of technological developments and changes in market structure, including consolidation of suppliers of resources and distribution channels. Increased competition may divert consumers from our creative, design, licensing, entertainment or other products, or to other products or other forms of entertainment, which could reduce our revenue or increase our marketing costs.

Competition for the acquisition of resources can increase the cost of developing our properties, products and services, deprive us of talent necessary to produce high quality creative material or increase the cost of compensation for our employees. Such competition may also reduce, or limit growth in, prices for our products and services, including attraction design and master planning services, theme park and resort admissions, room rates and ticket sales, brand expansion service fees, prices for consumer products from which we derive license revenues, and revenues from our direct-to-consumer or retail offerings.

Misalignment with public and consumer tastes and preferences for entertainment, travel and consumer products could negatively impact demand for our entertainment offerings and products and adversely affect the profitability of any of our business divisions.

Each of our operating divisions creates entertainment, travel or consumer products or media and entertainment content, the success of which depends substantially on consumer tastes and preferences that change in often unpredictable ways. Consumer tastes and preferences impact, among other items, revenues from affiliate fees, licensing fees and royalties, theme park admissions, hotel room charges and merchandise, food and beverage sales, sales of licensed consumer products or sales of our other consumer products and services. The success of our businesses depends on our ability to consistently create marketable content, which may be distributed, among other ways, through broadcast, cable, internet or cellular technology, print media, interactive media, theme parks and other attractions, hotels and resort facilities, travel experiences and consumer products. Such distributions and deployments must meet the changing preferences of the broad consumer market and respond to competition from an expanding array of choices facilitated by technological developments in the delivery of content. For example, our FBD and FBB divisions are reliant upon the creation of demand for goods and services relating to the Katmandu story and characters across our markets.

Consumer acceptance of entertainment content is also affected by outside factors, such as critical reviews, promotions, the quality and acceptance of entertainment content released into the marketplace at or near the same time, the availability of alternative forms of entertainment and leisure activities, general economic conditions and public tastes, all of which could change rapidly and most of which are beyond our control. There can be no assurance that episodic series and feature films, video games, applications, Web3 activations, books, comics or graphic novels we distribute will obtain favorable reviews or ratings, be popular with consumers, or perform well in our distribution channels.

In addition, the success of our theme parks, attractions and resorts depends on demand for public or out-of-home entertainment experiences. The success of our businesses depends in large part on acceptance of our offerings and products by consumers outside the United States, and our success therefore depends on our ability to accurately predict and adapt to changing consumer tastes and preferences outside as well as inside the United States. Moreover, we must often invest substantial amounts in digital content, intellectual property creation and experiential technology design and creation, theme park attractions and other facilities or customer-facing platforms before we know the extent to which these products will earn consumer acceptance. If our entertainment offerings and products, as well as our methods to make our offerings and products available to consumers, do not achieve sufficient consumer acceptance, our revenues may decline, decline further or fail to grow to the extent we anticipate when making investment decisions and as a result further adversely affect the profitability of one or more of our businesses.

Increased costs of labor and employee health and welfare benefits may impact our results of operations.

Labor is a primary component in the cost of operating our businesses. Increased labor costs, due to competition, inflationary pressures, increased federal, state, local or foreign minimum wage requirements and increased employee benefit costs, including health care costs and social security benefits, could adversely impact our operating expenses.

Because payroll costs are a major component of the operating expenses at our FBD resorts, a shortage of skilled labor could require higher wages that would increase labor costs, which could adversely affect results of operations and cash flows at our FBD properties. Continued increases to both market wage rates and the statutory minimum wage rates could also materially impact our future seasonal labor rates. The prolonged impact of the COVID-19 pandemic on the hospitality industry for greater periods than for most other industries has also meant that talent is attracted away from our industry to such other industries, where they may have a faster and more certain personal development in their careers.

Additionally, staffing shortages in places where our FBD theme parks and resorts are located also could hinder our ability to grow and expand our businesses and could restrict our ability to operate our resorts, theme parks, restaurants and other attractions. As of March 31, 2023, our FBD joint venture entities with Meliá directly and indirectly employed approximately 378 year-round, full-time employees worldwide at both their corporate offices and on-site at their resorts, restaurants and theme parks. If we are unable to attract, retain, train, manage, and engage skilled employees, its ability to manage and staff its resorts could be impaired, which could reduce guest satisfaction.

If we are unable to hire, retain, train and motivate qualified personnel and senior management for our businesses and deploy our personnel and resources to meet customer demand around the world, our business could suffer.

Our success has depended, and continues to depend, on the efforts and talents of our senior management team and key employees, including our FCG content and intellectual property creators, engineers, product managers, sales and marketing personnel and professional services personnel. Our future success will also depend upon our continued ability to identify, hire and retain additional skilled and highly-qualified personnel, which will require significant time, expense and attention. Competition for such highly-skilled personnel is intense, and we may need to invest significant amounts of cash and equity to attract and retain new employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, or if we lose one or more members of our senior management team, our business, operating results and prospects could be adversely affected.

If we are unable to attract and retain skilled employees, our ability to design innovative, immersive, compelling guest experiences and media content would be at risk. Additionally, our reputation in the entertainment destination and intellectual property expansion space could be jeopardized. FCG operates best when all employees physically work together in the same building. We have maintained an in-office strategy post pandemic that has been integral to our success. Since the pandemic, many people in myriad industries have been able to work from home, and some employees and employers even prefer that structure; however remote working is detrimental to a company like ours. Staffing shortages at FCG because of our employees deciding not to return to the office could hinder our ability to properly execute internal projects and external third-party contracted efforts. Inadequate staffing could compromise opening dates, lead to reductions in scope, and create less than ideal situations where we pivot to secondary solutions. We are evaluating several strategies to combat staff shortages post pandemic, such as hiring vendors or consultants that often must be directed remotely, which may impair efficiency and impact the quality of our products and services.

Additionally, following the completion of a merger, like the Business Combination, current and prospective employees may experience uncertainty about their future roles with us and choose to pursue other opportunities, which could have an adverse effect on the company. If key employees depart, our business may be adversely affected. Furthermore, we employ skilled technology personnel that bring creative, design and engineering expertise and experience that cannot be easily replaced. These individuals are critical to our business operations. There can be no assurance that these individuals will remain with us. If we fail to retain key individuals, our operations could be adversely affected.

We are dependent on the continued contributions of our senior management and other key employees, and the loss of any of whom could adversely affect our business, operating results, and financial condition.

Our future performance depends on the continued contributions of our senior management, including our Executive Chairman, Scott Demerau, our co-Founder and Chief Executive Officer, Cecil D. Magpuri, and other key employees to execute on our business plan, develop new products and enter into new partnerships. The failure to properly manage succession plans or the loss of services of senior management or other key employees could significantly delay or prevent the achievement of our strategic objectives. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. Although the Company is exploring the possibility of obtaining key person insurance for Mr. Demerau, Mr. Magpuri and Mr. Philips, we do not currently maintain key person life insurance policies on any of our employees. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition, and operating results, and require significant amounts of time, training, and resources to recruit suitable replacements and integrate them within our business, and could affect our corporate culture.

Labor disputes may disrupt our operations and adversely affect the profitability of any of our businesses.

A significant number of employees of our FBD joint venture entities are covered by collective bargaining agreements, including employees at our FBD Mallorca and Tenerife resort properties. In addition, the employees of licensees who manufacture and retailers who sell our consumer products, employees of our FCG master planning and design customers, and employees of distributors of our FBB programming content may be covered by labor agreements with their employers. In general, a labor dispute involving our employees or the employees of our licensees, customers, retailers or distributors may disrupt our operations and reduce our revenues. Resolution of disputes or negotiation of rate increases may increase our costs. The severe increase in cost inflation in products and services for domestic consumption such as energy, food and fuel significantly increased living costs for staff during 2022, with the consequence of creating pressure for wage increases to be demanded in the collective bargaining negotiations scheduled for the beginning of 2023. As a result, at the start of the year, there was a pre-agreement announced for a 5.0% wage increase in 2023 and 3.3% in 2024 (applying only to the positions that are being remunerated with the collective bargain agreement), and wages could be increased further in the future.

The seasonality of certain of our industries could exacerbate negative impacts on our operations.

Our operations in the hospitality industry, such as our FBD hotels, theme parks and other attractions, are normally subject to seasonal variations and variations in connection with the timing of our product offerings. For example, revenues in our FBD division fluctuate with changes in hotel and theme park attendance and occupancy resulting from the seasonal nature of vacation travel and leisure activities and seasonal consumer purchasing behavior, which generally results in increased revenues during the Company’s second and third quarters. Peak attendance and resort occupancy generally occur during the summer months when school and work vacations occur. Our FBD theme parks, resorts and other attractions may also be required to operate at diminished capacity or have been or may be closed during periods as a result of a new outbreak of COVID-19 or another pandemic.

Accordingly, negative impacts on our business occurring during a time of typical high seasonal demand could have a disproportionate effect on the results of that business for the year. Examples include the impact of COVID-19 on various high seasons or damage to our FBD hotels and theme parks during the summer travel season.

The cyclical nature of the lodging industry may cause fluctuations in our operating performance, which could have a material adverse effect on us.

The lodging industry is highly cyclical in nature. Fluctuations in operating performance are caused largely by general economic and local market conditions, which subsequently affect levels of business and leisure travel. In addition to general economic conditions, new hotel and resort room supply is an important factor that can affect the lodging industry’s performance, and over-building has the potential to further exacerbate the negative impact of an economic recession. Room rates and occupancy tend to increase when demand growth exceeds supply growth. A decline in lodging demand, or increase in lodging supply, could result in returns for our FBD division that are substantially below expectations, or result in losses, which could have a material adverse effect on us, including our business, financial condition, liquidity, results of operations and prospects. Further, the costs of running a resort tend to be more fixed than variable. As a result, in an environment of declining revenue, the rate of decline in earnings is likely to be higher than the rate of decline in revenue.

Risks relating to natural or manmade disasters, contagious diseases, violence, or war may reduce the demand for lodging or entertainment, which could adversely affect our revenues.

Hurricanes, earthquakes, tsunamis, volcano eruptions, wildfires, and other man-made or natural disasters, as well as the spread or fear of spread of contagious diseases in locations where we own properties and areas of the world from which we draw a large number of guests, could cause a decline in the level of business and leisure travel in certain regions or as a whole and reduce the demand for lodging, which may adversely affect our financial and operating performance, as was the case with the COVID-19 pandemic. The COVID-19 pandemic had a material adverse impact on the travel industry generally and, as a result, on our business and results of operations, and these impacts may persist for an extended period of time or become more pronounced over time. In addition, in 2022 in the Dominican Republic, there were over 100 confirmed cases of dengue, and Zika virus continues to be a concern for travelers. Actual or threatened war, terrorist activity, political unrest, civil strife, and other geopolitical uncertainty could have a similar effect on our financial condition or our growth strategy. Any one or more of these events may reduce the overall demand for hotel rooms or limit the prices we can obtain for them, or reduce attendance at our FBD theme parks, which could adversely affect our profits and financial results.

Given the coastal locations of our FBD resorts and theme parks, we are particularly vulnerable to natural disasters, such as hurricanes, tsunamis, and earthquakes, some of which may increase in frequency and severity as a result of climate change and adversely affect our business.

Our FBD properties have been and may continue to be adversely impacted by the consequences of climate change, such as increases in the frequency, duration and severity of extreme weather events and changes in precipitation and temperature, which have resulted and may continue to result in physical damage to or a decrease in demand regarding our FBD properties, all of which are located in coastal beach locations that are vulnerable to significant property damage from hurricanes, tropical storms and flooding. Although a majority of such expenses have historically been offset by insurance proceeds, there is no assurance that, given the increasing burdens on insurance companies from extreme weather events, our FBD joint venture entities will be able to continue to obtain adequate insurance against these types of losses, or that their insurers will in the future be in a position to satisfy such claims. In addition, the costs of insurance against these types of events has increased in recent years.

In addition, changes in applicable legislation and regulation on climate change could result in increased capital expenditures, such as a result of changes in building codes or requirements to improve the energy efficiency of the properties.

Our joint venture partner, Meliá, has carried out an analysis of the risks that the effects of climate change could cause to its global operations. The analysis distinguishes whether these risks are driven by regulatory transition changes, physical changes caused by the climate or other aspects related to climate. The analysis identified several short, medium and long-term risks resulting from the direct effects of climate change (physical risks) or from regulations and other expected changes (transition risks):

Physical risks:

•        increases in the severity of extreme climate events;

•        changes in the rainfall patterns and extreme variability in the climate patterns;

•        temperature changes; and

•        rising of the sea levels.

Transition risks:

•        increases in the price of greenhouse gas emissions;

•        regulations surrounding current products or services;

•        increases in emissions reporting obligations;

•        potential lawsuits due to environmental infringements;

•        substitution of current products and services pursuant to low-carbon options;

•        unsuccessful investments in new technologies;

•        transitional costs related to new low-carbon technologies;

•        changes in customer behavior and preferences;

•        uncertainty in market signals;

•        increases in the costs related to raw materials;

•        sector stigmatization; and

•        increased negative feedback of interest groups.

Climate change also presents additional risks beyond our control that could adversely impact demand for hospitality products and services, our operations, and our financial results. For example, most of our FBD properties are located at or around sea level, and are therefore vulnerable to rising sea levels and erosion. Climate change-related impacts may also result in a scarcity of resources, such as water and energy, at some or all of the regions in which our FBD properties are located. Furthermore, increasing awareness around sustainability, the impact of air travel on climate change and the impact of over-tourism may contribute to a reduction in demand from certain guests visiting our FBD resorts.

Failures in, material damage to, or interruptions in our information technology systems, software or websites, and difficulties in updating our systems or software or implementing new systems or software could adversely affect our businesses or operations.

We rely extensively on information technology systems in the operation of each of our business divisions. We utilize both commercial and open source software, tools, and other technology systems, as well as our own proprietary technology to, among other things, design and plan attraction systems, create FCG media and entertainment content, sell tickets and admit guests to our FBD theme park, check-in and check-out guests at our FBD hotels, sell food, beverages and other products at our FBD hotels and theme park, manage our workforce, manage the inventory for our three business divisions, and monitor and manage each business division on a day-to-day basis. We also leverage mobile devices, social networking and other communication platforms to connect with our employees, business partners and customers. The foregoing technology systems and our usages thereof are vulnerable to damage and disruption from circumstances beyond our control, including fire, natural disasters, power outages, system and equipment failures, global or regional outages, viruses, software supplier chain dependency vulnerabilities, malicious attacks, security breaches, theft, and inadvertent release of information. Damage or disruption to these technology systems may require significant investment in order to update, remediate or replace such systems with alternate systems, and we may suffer disruptions in our operations as a result. Many of the commercial software and hardware that we utilize incorporate open-source software and technology, as well as embedded subsystems which are potentially susceptible to exploits. We are unable to fix such software ourselves and rely on our relationships with our vendors to identify and provide the appropriate fixes and updates.

We rely heavily on third parties for the performance of a significant portion of our information technology functions, and also rely on certain third-party hardware, software, network infrastructure, storage systems and vendors to maintain and upgrade many of our critical systems on an ongoing basis in order to support our business operations and to keep pace with technology developments in the entertainment and hospitality industries. In particular, our FBD hotel booking and theme park ticket sales systems rely on public internet data communications, as well as other technology systems and software that are provided by third parties. The success of our businesses depends in part on maintaining our relationships with such third parties and their ability to continue to provide the foregoing tools and services with minimal downtime and strict service-level agreements. If we experience a loss of service or an outage of any of the foregoing tools or services at no fault of our own, or an agreed upon service-level agreements are breached, or we face a disruption in the provision of any of the foregoing key services or tools, we may have difficulty in finding alternate providers on terms as favorable to us in a timely manner (or at all) and our businesses could be adversely affected.

Additionally, as we implement our strategy to pursue new initiatives that improve our operations and cost structure, we are also expanding, optimizing, evaluating, and strengthening our information technology infrastructure. Potential problems and disruptions associated with the implementation of new tools and technology, migrations that continue to support legacy systems, and planned maintenance for upgrading existing key systems and technology infrastructure could also disrupt or reduce the efficiency of our operations. Any material interruptions or failures in our systems, including those that may result from our failure to adequately develop, implement, support, and maintain a robust disaster recovery and business continuity plan could severely affect our ability to conduct normal business operations and, as a result, could adversely affect our business operations and financial performance.

Failure to keep pace with developments in technology could adversely affect our operations or competitive position.

The amusement park and experiential entertainment industries demand the use of sophisticated technology and systems for the design, construction and operation of attractions, theme parks, water parks, ticket sales and management, and labor and inventory management. Information technology systems continue to evolve and, in order to remain competitive, we must implement new technologies and systems in a timely and efficient manner. The development and maintenance of these technologies may require significant investment by us and we may not achieve the anticipated benefits from such new developments or upgrades.

Technology and business models in our industries continue to evolve rapidly. New technologies affect the demand for FCG master planning, attraction design, digital content design, experiential technology and media and entertainment content products and services, the manner in which FCG products are distributed to consumers, the ways we charge for and receive revenue for all our products and services, and the stability of those revenue streams, the sources and nature of competing content offerings, the time and manner in which consumers acquire and view some of our entertainment products and the options available to advertisers for reaching their desired audiences.

Further, the gaming and entertainment industry continues to experience frequent change driven by technological development, including developments with respect to the formats through which feature films, episodic series, video games, applications, Web3 activations and other content are delivered to consumers. With rapid technological changes and dramatically expanded digital content offerings, the scale and scope of these changes have accelerated in recent years. For example, consumers are increasingly accessing television, film and other episodic content on streaming and digital content networks, such as Netflix, Amazon Prime Video, Hulu, Peacock, Disney+ and Apple TV+. Video game services can be accessed through Xbox Game Pass, PlayStation Now, GeForce, Steam, Stadia, xCloud, Shadow, Luna, and Switch Online.

Some entertainment offerings have gone direct to streaming channels and not produced a physical content format. Direct release to streaming channels is likely to continue. Technological as well as other changes caused by the pandemic have caused significant disruption to the retail distribution of entertainment offerings and have caused and could in the future cause a negative impact on sales of our products and other forms of monetization of our content or the content of our partnered brands. We may lose opportunities to capitalize on changing market dynamics, technological innovations or consumer tastes if we do not adapt our content offerings or distribution capabilities in a timely manner. The overall effect that technological development and new digital distribution platforms have on the revenue and profits we derive from our entertainment content in our FCG and FBB divisions, and the additional costs associated with changing markets, media platforms and technologies, is unpredictable. If we fail to accurately assess and effectively respond to changes in technology and consumer behavior in the entertainment industry, our business may be harmed.

Protection of electronically stored data and other cybersecurity is costly, and if our data or systems are materially compromised in spite of this protection, we may incur additional costs, lost opportunities, damage to our reputation, disruption of services or theft of our assets.

We maintain information necessary to conduct our businesses, including confidential and proprietary information as well as personal information regarding our customers and employees, in digital form. We also use computer systems to deliver our products and services and operate our businesses. We may use third-party service providers to assist in providing, configuring, or maintaining these systems. Data maintained in digital form is subject to the risk of unauthorized access, modification, exfiltration, destruction or denial of access and our computer systems are subject to cyberattacks that may result in disruptions in service. We use many third-party systems and software, which are also subject to supply chain and other cyberattacks. We develop and maintain information security programs to identify and mitigate cyber risks but the development and maintenance of these programs is costly and requires ongoing monitoring and updating as technology changes and efforts to overcome security measures become more sophisticated. Accordingly, despite our efforts, the risk of unauthorized access, modification, exfiltration, destruction or denial of access with respect to data or systems and other cybersecurity attacks cannot be eliminated entirely, and the risks associated with a potentially material incident remain. In addition, we provide some confidential, proprietary and personal information to third parties in certain cases when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where we believe appropriate, monitor the protections employed by these third parties, there is a risk the confidentiality of data held by third parties may be compromised.

If our information or cyber security systems or data are compromised in a material way, our ability to conduct our businesses may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and, as described above, we may lose revenue as a result of unlicensed use of our intellectual property. If personal information of our customers or employees is misappropriated, our reputation with our customers and employees may be damaged, resulting in loss of business or morale, and we may incur costs to remediate possible harm to our customers and employees or damages arising from litigation and/or to pay fines or take other action with respect to judicial or regulatory actions arising out of the incident. Insurance we obtain may not cover losses or damages associated with such attacks or events.

Cyber-attacks could have a disruptive effect on our business.

Implementing our strategies to pursue new initiatives that improve our operations and cost structure will result in a larger technological presence and corresponding exposure to cybersecurity risk. Failure to adequately assess and identify cybersecurity risks associated with new initiatives would increase our vulnerability to such risks.

Even if we and our third-party service providers are fully compliant with legal standards and contractual or other requirements, we still may not be able to prevent security breaches involving sensitive data. We have, and require certain of our third-party service providers who help configure our systems or process personal information on our behalf to have, programs in place to detect, contain and respond to data security incidents. However, the actions and controls we have implemented and continue to implement, or which we seek to cause or have caused third-party service providers to implement, may be insufficient to protect our systems, information or other intellectual property. In addition, the sophistication of efforts by hackers to gain unauthorized access to information technology systems has continued to increase in recent years. Therefore, it may be difficult to detect any such intrusions, breaches, or other efforts to obtain unauthorized access or interfere with systems for long periods of time, and we may be unable to anticipate these techniques, fully ascertain the scope of any such breaches, intrusions, or other efforts, or to implement adequate preventive measures. Breaches, thefts, losses or fraudulent uses of customer, employee or company data could cause customers to lose confidence in the security of our websites, mobile applications, point of sale systems and other information technology systems and choose not to purchase from us. Such security breaches also could expose us to risks of data loss, business disruption, litigation and other costs or liabilities, any of which could adversely affect our business.

For example, in May 2023, we experienced a network intrusion in which an unauthorized third party accessed and exfiltrated certain information from specific systems. In response to this incident, we secured our digital assets within our computer systems, promptly temporarily shut down our financial reporting systems, and commenced an investigation with assistance from an outside cybersecurity firm. In connection with this incident, we have incurred certain incremental one-time costs of $0.3 million related to consultants, experts and data recovery efforts, and expect to incur additional costs related to cybersecurity protections in the future. Although we have not been the subject of any legal proceedings involving these incidents, it is possible that we could be the subject of claims from persons alleging that they suffered damages from these incidents. We also are in the process of implementing a variety of measures to further enhance our cybersecurity protections and minimize the impact of any future attack, including by adopting up-to-date written policies and procedures. However, cybersecurity threats are constantly evolving, and there can be no guarantee that a future cybersecurity event will not occur. See “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Cybersecurity Incident” for additional information.

In addition, the implementation, maintenance, segregation and improvement of these systems requires significant management time, support and cost. Moreover, there are inherent risks associated with developing, improving, expanding and updating current systems, including the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that the systems upon which we rely, including those of our third-party service providers or those configured by our third-party service providers, will be effectively implemented, maintained or expanded as planned. If we, or they on our behalf, do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results.

The potential consequences of a future material cybersecurity attack on us or our third party service providers could include: business disruption; disruption to systems; theft, destruction, loss, corruption, misappropriation or unauthorized release of sensitive and/or confidential information (including personal information in violation of one or more privacy laws) or intellectual property; reputational and brand damage; and potential liability, including litigation or other legal actions against us or the imposition by governmental authorities of penalties, fines, fees or liabilities, which, in turn, could cause us to incur significantly increased cybersecurity protection and remediation costs and the loss of customers.

Our insurance may not be adequate to cover the potential losses, liabilities and damages of our FBD division, the cost of insurance may continue to increase materially, including as a result of natural disasters, some of which may be related to climate change, and we may not be able to secure insurance to cover all of our risks, all of which could have a material adverse effect on us.

The business of owning and managing hotels and theme parks, particularly those located on coastal properties, is subject to a number of risks, hazards, adverse environmental conditions, labor disputes, changes in the regulatory environment and natural phenomena such as floods, hurricanes, earthquakes and earth movements. Such occurrences could result in damage or impairment to, or destruction of, our FBD hotels or theme parks, personal injury or death, environmental damage, business interruption, monetary losses and legal liability.

While insurance is not commonly available for all these risks, our FBD joint venture entities maintain customary insurance against risks that we and our joint venture partners believe to be typical and reasonably insurable in the hospitality, amusement and recreation industries and in amounts that we and our joint venture partners believe to be reasonable but that contain limits, deductibles, exclusions and endorsements. However, we and our joint venture partners may decide not to insure against certain risks because of high premiums compared to the benefit offered by such insurance or for other reasons. In the event that costs or losses exceed our available insurance or additional liability is imposed on our FBD joint venture entities for which they are not insured or are otherwise unable to seek reimbursement, we could be materially and adversely affected, including our financial results. Our FBD joint venture entities may not be able to continue to procure adequate insurance coverage at commercially reasonable rates in the future or at all, and some claims may not be paid. There can be no assurance that the coverage and amounts of such insurance will be sufficient for the needs of our FBD joint venture entities.

Our FBD joint venture entities obtain insurance against the risk of losses relating to some of these events, generally including physical damage to their properties and resulting business interruptions, certain injuries occurring on their properties and some liabilities for alleged breach of legal responsibilities. When insurance is obtained it is subject to deductibles, exclusions, terms, conditions and limits of liability. The types and levels of coverage we obtain vary from time to time depending on our and our joint venture partner’s view of the likelihood of specific types and levels of loss in relation to the cost of obtaining coverage for such types and levels of loss, and our FBD joint venture entities may experience material losses not covered by insurance. For example, most losses related to impacts of COVID-19 were not and will not be covered by insurance.

Risks Related to Changing Economic Conditions

General economic conditions, including economic downturns and other global, national, and regional conditions, may have an adverse impact on the leisure industry and our business, financial condition or results of operations.

Uncertain or deteriorating regional economic conditions, including as a result of the COVID-19 pandemic or during inflationary periods, may adversely impact attendance figures and guest spending patterns in the hospitality, amusement park and attraction industries as uncertain economic conditions affect consumers’ levels of discretionary spending. Attendance and discretionary spending at our FBD resort hotels and theme parks, as well as anticipated attendance and discretionary spending at our FCG customers’ parks and other attractions, are key drivers of our revenues and profitability, and reductions in either can negatively affect our revenues and profitability. A decrease in discretionary spending due to a decline in consumer confidence in the economy, an economic slowdown or deterioration in the economy could adversely affect the frequency with which consumers choose to visit theme parks, amusement parks and other attractions and the amount that guests spend on experiences, dining, merchandise and luxury services when they visit.

Periods of inflation or economic downturn could also impact our ability to obtain supplies and services and increase our operating costs. We have begun to see some effects, which may continue or worsen, in the current period of inflation related to domestic and global supply chain issues. In addition, the existence of unfavorable general economic conditions may also hinder the ability of those with whom we do business, including vendors, concessionaires, brand partners and customers, to satisfy their obligations to us. Changes in exchange rates for foreign currencies could reduce international demand for our products or services, increase our labor and supply costs in non-U.S. markets or reduce the U.S. dollar value of revenue we earn in other markets. The materialization of these risks could lead to a decrease in our revenues, operating income and cash flows.

Further, many of our FBD guests depend on a combination of scheduled commercial airline services and tour operator services to transport them to airports near resorts and attractions. Increases in the price of airfares or cruise fares, due to increases in fuel prices, reductions in service, or other factors such as inflation, would increase their overall vacation cost and may adversely affect demand for FBD vacation packages. Changes in commercial airline services, cruise services or tour operator services as a result of strikes, weather or other events, or the lack of availability due to schedule changes or a high level of bookings, could have a material adverse effect on us, including reducing occupancy rates, ticket sales and revenue and, therefore, our liquidity and results of operations.

Exchange rate fluctuations could result in significant foreign currency gains and losses and may adversely affect our business and operating results and financial conditions.

We are exposed to currency translation risk because the local currency utilized in the operations of our FBD theme parks and resorts and the home currencies of certain of our FCG international customers are different than our functional currency, the U.S. dollar. As a result, changes in foreign exchange rates, in particular between the Euro and the U.S. dollar, affect the amounts we record for our foreign assets, liabilities, revenues and expenses, and could have a negative effect on our financial results. Further, we expect that a significant portion of FCG’s revenues from certain major customers will be paid in Saudi Riyals. The SAR is currently pegged to the U.S. dollar, but if the Kingdom of Saudi Arabia changes its policy of pegging the SAR to the U.S. dollar, such a change could have a negative effect on our financial results. We currently do not enter into hedging arrangements to minimize the impact of foreign currency fluctuations. We expect that our exposure to foreign currency exchange rate fluctuations will increase as FCG international operations grow and as we acquire additional international properties for our FBD division.

Recent turmoil in the banking industry may negatively impact our business, results of operations and financial condition.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, the March 2023 failures of Silicon Valley Bank and Signature Bank, liquidity issues at Credit Suisse, government responses and resulting investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, making it more difficult for us to acquire financing on acceptable terms or at all. Any material decline in available funding or our ability to access our cash and cash equivalents could adversely impact our ability to meet our operating expenses, have a material adverse effect on our financial condition, as well as our ability to continue to grow our operations.

Risks Related to Our Intellectual Property

Theft of our intellectual property, including unauthorized exhibition of our content, may decrease our licensing, franchising and programming revenue which may adversely affect our business and profitability.

The success of our business depends in part on our ability to maintain and enforce the intellectual property rights underlying our technology, entertainment content, and other intellectual property. Developing content is a significant feature of our businesses and leaking portions of or piracy of our content (including digital content), brands, and other intellectual property has the potential to significantly and adversely affect our business. Piracy is particularly prevalent in parts of the world that do not effectively enforce intellectual property rights and laws. Furthermore, intellectual property and confidentiality protections in China, where we have a joint venture partnership with Raging Power, or the Kingdom of Saudi Arabia, where we have a significant customer concentration, may not be as effective as in the United States or Europe. These uncertainties could limit the legal protections available to us to protect of our intellectual property.

We rely on the intellectual property laws of the United States and other relevant jurisdictions, as well as third-party policies and procedures governing internet/domain name registrations, licensing agreements, confidentiality and non-disclosure agreements, and other contractual protections to safeguard our intellectual property assets. However, even in territories like the United States, such legal frameworks may be insufficient to address modern realities. Furthermore, the lack of effective technological prevention and enforcement measures may further impede our enforcement efforts. Therefore, the success of such measures cannot be guaranteed, particularly in countries with less robust intellectual property laws.

Our enforcement activities depend in part on third parties, including technology and platform providers, whose cooperation and effectiveness cannot be assured. Additionally, technological advances have enabled quick unauthorized copying and downloading of content into digital formats without any degradation of quality from the original content, which has facilitated the rapid creation, transmission, and sharing of high-quality unauthorized copies. Unauthorized distribution of copyrighted material on the internet is a threat to the value of copyright owners’ intellectual property as it impedes their ability to maintain the exclusive control over their copyrighted material. The proliferation of unauthorized use of our content may have an adverse effect on our business and profitability, particularly our FBB division’s operations, as it may reduce the revenue that we could receive from the legitimate sale and distribution of our content. We may need to expend significant amounts of our capital to strengthen our technological platform security and enforcement activities, including litigation, in order to protect our intellectual property rights.

We own patents and patent applications for certain of our proprietary technology and attraction systems, however, filing, prosecuting, and maintaining patents and patent applications in every territory worldwide is prohibitively expensive and therefore we protect such patents and patent applications selectively, on a country-by-country basis, and may choose not to seek patent protection at all in certain jurisdictions. Our competitors may produce products that include our unpatented technology (or the patents we own may not be sufficiently broad enough to exclude our competitors’ use of such technology) and we are unable to provide any assurances that any of our patents or patent applications will include claims that are sufficiently broad to protect our technology from competitors. Additionally, our patents can be challenged as invalid or unenforceable, or circumvented by competitors. No assurance can be given that, if challenged, our patents would be declared valid or enforceable, or that even if found valid and enforceable, a competitor’s technology or product would be found to be infringing our patents. Furthermore, our patent applications may not be granted. Third parties may own patents or there could be other prior art that may hinder our ability to obtain patent protection for our technology. We also cannot be certain that we are the first to file any patent application related to our technology because patent applications in the United States and other countries are confidential for a period of time after filing. Additionally, an interference proceeding may be initiated by a third-party or the United States Patent and Trademark Office (“USPTO”) to determine who was the first to invent any invention covered by our U.S. patents and patent applications that have a filing date pre-dating March 16, 2013 (the date when U.S. patent law changed from a first-to-invent to a first-to-file system). We cannot be certain that we are the first to invent the inventions covered by our pending patent applications and, if we are not, we may be subject to priority disputes.

We also own trademark applications and registrations. Our trademark applications may be denied or opposed and our registered trademarks may be challenged as invalid or unenforceable by competitors or other third parties. In the event that our trademarks are successfully challenged in any jurisdiction, we could be forced to rebrand our products in such jurisdiction(s), which could result in the loss of brand recognition and require us to devote significant resources to advertising and marketing new brands. Furthermore, trademark registration does not guarantee its validity or our right to use such trademark.

In order to protect our proprietary technology, we rely in part on confidentiality and other agreements with our employees, independent contractors, and other third parties. Such agreements may not prevent, or provide an adequate remedy for, the unauthorized use or disclosure of our confidential information. Third parties may independently discover or reverse engineer our trade secrets and proprietary information. Asserting a claim that a party illegally obtained and is using our trade secrets can be difficult, expensive, and time consuming, and the outcome is unpredictable. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may be unable to prevent the misappropriation, infringement or violation of our intellectual property rights, breach of any contractual obligations to us, or independent development of intellectual property that is similar to ours, any of which could reduce or eliminate any competitive advantage we have developed and can adversely affect our revenues or otherwise harm our business. Any impairment of our intellectual property rights, including due to changes in U.S. or foreign intellectual property laws (or the absence of effective legal protections or enforcement measures) could materially adversely impact our businesses, financial condition, and results of operations.

Third parties may allege that our products or services infringe their patents and other intellectual property rights, which could result in the payment of royalties that may negatively affect our profits, subject us to costly and time-consuming litigation, or cause us to lose the ability to provide the related products or services.

To the extent that we need licenses to third-party patents in the future to manufacture, use, or sell our products or services, we would need to obtain such licenses to avoid infringement. For products or services that utilize the intellectual property of strategic collaborators, brand partners or other suppliers, such suppliers may have an obligation to secure the licenses to such patents at their own cost, and if not, we would be responsible for the cost of such licenses. Royalty payments and other fees due under such licenses would erode our profits from the sales of such products and services. Moreover, we may be unable to obtain such licenses on acceptable terms (or at all). If we fail to obtain a required patent license or are unable to alter the design of the product to avoid infringing a third-party patent, we would be unable to continue to manufacture or sell such products or provide related services.

If a third party commences an infringement action against us, we may incur significant costs to defend such action and our management’s attention could be diverted from our day-to-day business operations, whether or not the action has merit. An adverse judgment or settlement resulting from such action could require us to pay substantial amounts in damages for infringement, or obtain a license to continue to use the intellectual property that is the subject of the infringement claim, or could result in injunctive relief limiting our ability to develop, manufacture, or sell our products or provide our services, or could require us to redesign our products to avoid infringement.

Lastly, we may need to indemnify our customers, licensees, commercialization partners, and distributors if our technology or products infringe the intellectual property rights of any third parties. Such third party claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, licensees, commercialization partners, or distributors, regardless of the merits of these claims. If any of such claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers, licensees, commercialization partners, or distributors and may be required to obtain licenses for such technology or products. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers, licensees, commercialization partners, or distributors may be forced to stop using or selling our products or technology.

Risks Related to Regulatory, Tax, Legal and Compliance Matters

Changes in regulations applicable to our businesses may impair the profitability of our businesses, and our failure to comply with applicable laws and regulations may increase our costs, reduce our earnings or limit our growth.

We may be required to incur costs to comply with regulatory requirements, such as those relating to employment practices, environmental requirements, and other regulatory matters, and the costs of compliance, investigation, remediation, litigation, and resolution of regulatory matters could be substantial. We are subject to extensive federal and state employment laws and regulations, including wage and hour laws and other pay practices and employee record-keeping requirements. We may periodically have to defend against lawsuits asserting non-compliance. Such lawsuits can be costly, time consuming and distract management, and adverse rulings in these types of claims could negatively affect our businesses, financial condition or results.

We, the hotels and theme parks that we co-own, and the facilities and attractions of our FCG customers, are subject to a variety of laws and regulations around the globe, including, among others, laws related to: employment practices; marketing and advertising efforts; trade and economic sanctions; anti-bribery and anti-corruption; cybersecurity, data privacy, data localization and the handling of personally identifiable information; competition; the environment; health and safety; liquor sales; and the offer and sale of franchises. The compliance programs, internal controls, and policies we maintain and enforce to promote compliance with laws and regulations may not prevent our associates, contractors, or agents from materially violating these laws and regulations. The failure to meet the requirements of applicable laws or regulations, or publicity resulting from actual or alleged failures, could have a significant adverse effect on our results of operations or reputation.

In addition, programming services like the episodic series and feature films we have in development for our FBB business, are regulated by U.S. federal laws and regulations as well as by state and local governments, in ways that will affect the daily conduct of FBB video content operations. These obligations and regulations, among other things, require closed captioning of programming for the hearing impaired, require certain content providers to make available audio descriptions of programming for the visually impaired, limit the amount and content of commercial matter that may be shown during programming aimed primarily at an audience of children aged 12 and under, and require the identification of (or the maintenance of lists of) sponsors of political advertising.

We, our joint ventures with Meliá, our FCG customers and our suppliers also are subject to foreign, federal, state and local environmental laws and regulations such as those relating to water resources, discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by regulated materials. Under these laws and regulations, we may be required to investigate and clean up hazardous or toxic substances or chemical releases from current or formerly owned or operated facilities or to mitigate potential environmental risks. Environmental laws typically impose cleanup responsibility and liability without regard to whether the relevant entity knew of or caused the presence of the contaminants. The costs of investigation, remediation or removal of regulated materials may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use, transfer or obtain financing regarding our FBD properties or impair our FGC customers’ abilities to finance our services.

In addition, the Company is subject to audit or review by federal or state regulatory authorities as a result of applying for and obtaining a Paycheck Protection Program loan pursuant to the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), and for obtaining forgiveness of the loan. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return or repay the full amount of the applicable loan and could be subject to fines or penalties, which could reduce our liquidity and adversely affect our business, financial condition and results of operations.

Changes in any of these regulations or regulator activities in any of these areas, or others, may require us to spend additional amounts to comply with the regulations, or may restrict our ability to offer products and services in ways that are profitable. See “— United States or international environmental laws and regulations may cause us to incur substantial costs or subject us to potential liabilities.”

Our operations outside the United States may be adversely affected by the operation of laws in those jurisdictions.

FBD’s joint venture operations in the EU, the Dominican Republic and Hong Kong are subject to the laws of such jurisdictions rather than U.S. law. Additionally, FCG frequently provides services to customers located in countries across the world, including in the Kingdom of Saudi Arabia. Laws in some jurisdictions differ in significant respects from those in the United States. These differences can affect our ability to react to changes in our businesses, and our rights or ability to enforce rights may be different than would be expected under U.S. law. For example, in Spain and the EU, the climate change-related laws and regulations are more extensive and onerous than those of the United States.

Moreover, enforcement of laws in some jurisdictions outside the United States can be inconsistent and unpredictable, which can affect both our ability to enforce our rights and to undertake activities that we believe are beneficial to our businesses. In addition, the business and political climate in some jurisdictions may encourage corruption, which could reduce our ability to compete successfully in those jurisdictions while remaining in compliance with local laws or U.S. anti-corruption laws applicable to our businesses. As a result, our ability to generate revenue and our expenses in non-U.S. jurisdictions may differ from what would be expected if U.S. law governed these operations.

Data privacy regulations and the costs to comply with such regulations could adversely impact our businesses.

We are subject to laws that regulate the collection, use, retention, security, and transfer of customer, guest, brand partner and employee data. Our privacy policies and practices concerning the collection, use and disclosure of user data are available on our website. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any regulatory requirements or orders or other privacy or consumer protection-related laws and regulations could result in proceedings or actions against us by governmental entities or others (e.g., class action privacy litigation), subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and adversely affect our businesses. Data collection, privacy and security have become the subject of increasing public concern. If internet and mobile users were to reduce their use of our websites, mobile platforms, products, and services as a result of these concerns, our businesses could be harmed.

We could be exposed to liabilities under the Foreign Corrupt Practices Act and other anti-corruption laws and regulations, including non-U.S. laws, which could have a material adverse impact on us.

We have international operations, and as a result are subject to compliance with various laws and regulations, including the Foreign Corrupt Practices Act (the “FCPA”), and other anti-corruption laws in the jurisdictions in which we do business, which generally prohibit companies and their intermediaries or agents from engaging in bribery or making improper payments to foreign officials or their agents or other entities. The FCPA also requires companies to make and keep books and records and accounts that reflect their transactions in reasonable detail, including the disposition of their assets. Some of the countries in which we own or plan to own FBD resort and theme park properties have experienced governmental corruption to some degree and, in certain circumstances, compliance with anti-corruption laws may conflict with local customs and practices. Despite existing safeguards and any future improvements to our policies and training, we will be exposed to risks from deliberate, reckless or negligent acts committed by our employees or agents for which we might be held responsible. A violation of any of the FCPA or any other anti-corruption laws or regulations could lead to criminal and civil penalties and other legal and regulatory liabilities and require us to undertake remedial measures, any of which could have a material adverse impact on us, including our businesses, financial condition, liquidity, results of operations and prospects.

Pubco will be a holding company and its only material asset after completion of the Business Combination will be its interest in the Company, and accordingly it will generally be dependent upon distributions from the Company to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.

Upon the consummation of the Business Combination, Pubco will be a holding company with no material assets other than its ownership in the Company. As such, Pubco will have no independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses or declare and pay dividends in the future (including dividends on the Pubco Series A Preferred Stock) will be dependent upon the financial results and cash flows of the Company and its subsidiaries, and distributions Pubco receives from the Company. Deterioration in the financial condition, earnings or cash flow of the Company and its subsidiaries for any reason could limit or impair the Company’s ability to pay such distributions to Pubco. Additionally, to the extent that Pubco needs funds and the Company is restricted from making such distributions to Pubco under applicable law or regulation or under applicable contractual restrictions, including the terms of any applicable financing arrangements, or the Company’s subsidiaries are otherwise unable to provide such funds to the Company for distribution, it could materially adversely affect the liquidity and financial condition of Pubco.

Subject to the discussion in this proxy statement/prospectus, the Company will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to the holders of the New Company Units, including Pubco, following the Closing. Accordingly, Pubco will incur income taxes on its allocable share of any net taxable income of the Company. Under the terms of the A&R Operating Agreement, the Company will be obligated, subject to various limitations and restrictions, including with respect to any debt agreements, to make tax distributions to holders of New Company Units following the Closing, including Pubco. In addition to tax expenses, Pubco will also incur expenses related to its operations, including payments under the Tax Receivable Agreement, which could be substantial. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” Moreover, Pubco will be obligated to pay accrued preferred dividends on the Pubco Series A Preferred Stock. Pubco intends, as its sole manager, to cause the Company to make distributions to the holders of New Company Units following the Closing in an amount sufficient to (i) fund all or part of such owners’ tax obligations in respect of taxable income allocated to such owners, (ii) cover Pubco’s operating expenses, including payments under the Tax Receivable Agreement and (iii) fund preferred dividend payments on the Pubco Series A Preferred Stock. However, the Company’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions under contracts or agreements to which the Company is then a party, including debt agreements, or any applicable law or regulation, or that would have the effect of rendering the Company insolvent. If Pubco does not have sufficient funds to pay tax or other obligations or to fund its operations, it may have to borrow funds, which could materially adversely affect its liquidity and financial condition and subject it to various restrictions imposed by any such lenders. To the extent that Pubco is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. The failure of Pubco to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder, unless the applicable payment is not made because the Company (i) is prohibited from making such payment under the terms governing certain of its indebtedness or under applicable law and the Company cannot obtain sufficient funds to make such payment after taking commercially reasonable actions or (ii) would become insolvent as a result of making such payment. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R Operating Agreement.” In addition, if the Company does not have sufficient funds to make distributions, Pubco’s ability to declare and pay cash dividends (including dividends on the Pubco Series A Preferred Stock) will also be restricted or impaired.

Under the A&R Operating Agreement, the Company will, from time to time, make distributions in cash to its equityholders (including Pubco) in amounts at least sufficient to cover the taxes on their allocable share of taxable income of the Company. As a result of (i) potential differences in the amount of net taxable income allocable to Pubco and to the Company’s other equityholders, (ii) the lower tax rates currently applicable to corporations as opposed to individuals, and (iii) the favorable tax benefits that Pubco anticipates from any redemptions or exchanges of New Company Units held by Company Unitholders for Pubco Class A Common Stock or cash pursuant to the A&R Operating Agreement in the future, tax distributions payable to Pubco may be in amounts that exceed its actual tax liabilities with respect to the relevant taxable year, including its obligations under the Tax Receivable Agreement. The Pubco Board will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of other expenses or dividends on Pubco’s stock, although Pubco will have no obligation to distribute such cash (or other available cash) to its stockholders other than as may be required on the Pubco Series A Preferred Stock. To the extent Pubco does not distribute such excess cash as dividends on its stock, it may take other actions with respect to such excess cash — for example, holding such excess cash or lending it (or a portion thereof) to the Company, which may result in shares of its stock increasing in value relative to the value of the New Company Units. The holders of New Company Units may benefit from any value attributable to such cash balances if they acquire shares of Pubco Class A Common Stock in exchange for their New Company Units, notwithstanding that such holders may previously have participated as holders of New Company Units in distributions by the Company that resulted in such excess cash balances.

Under the Tax Receivable Agreement, Pubco will be required to make payments to the Company Unitholders for certain tax benefits to which Pubco may become entitled, and those payments may be substantial.

Upon the closing of the Business Combination, Pubco will be a party to the Tax Receivable Agreement with the Company Unitholders and the Company. Under the Tax Receivable Agreement, Pubco generally will be required to make cash payments to the Company Unitholders equal to 85% of the tax benefits, if any, that Pubco actually realizes, or in certain circumstances is deemed to realize, as a result of (1) the increases in the tax basis of assets of the Company resulting from any future redemptions or exchanges of New Company Units for Pubco Class A Common Stock or cash by the Company Unitholders pursuant to the A&R Operating Agreement as described under “Proposal No. 1 — The Business Combination Proposal — Related Agreements — A&R Operating Agreement,” and (2) certain other tax benefits arising from payments under the Tax Receivable Agreement. No such payments will be made to any holders of Pubco Class A Common Stock unless such holders are also Company Unitholders.

The amount of the cash payments that Pubco will be required to make under the Tax Receivable Agreement may be substantial. Any payments made by Pubco to the Company Unitholders under the Tax Receivable Agreement will not be available for reinvestment in the business and will generally reduce the amount of cash that might have otherwise been available to Pubco, the Company and its subsidiaries. To the extent Pubco is unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Furthermore, Pubco’s future obligations to make payments under the Tax Receivable Agreement could make Pubco, the Company and its subsidiaries a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement. For more information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.” Payments under the Tax Receivable Agreement are not conditioned on the Company Unitholders’ continued ownership of New Company Units, Pubco Class A Common Stock or Pubco Class B Common Stock after the Business Combination.

The actual amount and timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of redemptions or exchanges by the Company Unitholders, the price of shares of Pubco Class A Common Stock at the time of any exchange or redemption, the extent to which such exchanges or redemptions are taxable, the amount of gain recognized by the Company Unitholders, the amount and timing of the taxable income the Company generates in the future, and the tax rates and laws then applicable.

In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits Pubco realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that Pubco determines, and the U.S. Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that Pubco takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Pubco are disallowed, the recipients of the payments under the Tax Receivable Agreement will not be required to reimburse Pubco for any excess payments that may have previously been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. As a result, in certain circumstances Pubco could make payments under the Tax Receivable Agreement in excess of Pubco’s actual tax savings, which could materially impair Pubco’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in certain events, including among other things, a change of control or Pubco’s exercise of early termination rights, Pubco’s obligations, or its successor’s obligations, under the Tax Receivable Agreement to make payments thereunder would accelerate and become due and payable, based on certain assumptions, including an assumption that Pubco would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement, and an assumption that, as of the effective date of the acceleration, any Company Unitholder that has New Company Units not yet exchanged shall be deemed to have exchanged such New Company Units on such date, even if Pubco does not receive (if at all) the corresponding tax benefits until a later date when the New Company Units are actually exchanged. As a result of the foregoing, Pubco would be required to make an immediate cash payment equal to the estimated present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of those future tax benefits and, therefore,

Pubco could be required to make payments under the Tax Receivable Agreement that are greater than the specified percentage of the actual tax benefits it ultimately realizes. If Pubco were to elect to terminate the Tax Receivable Agreement immediately after the Business Combination, based on an assumed initial value of $10.00 per share of Pubco Class A Common Stock and a discount rate equal to the lesser of (i) 6.50% per annum, compounded annually, and (ii) SOFR plus 100 basis points and taking into account the Earnout Shares and Earnout Units, Pubco estimates that it would be required to pay $247 million in the aggregate under the Tax Receivable Agreement.

Pubco’s obligations under the Tax Receivable Agreement could have a substantial negative impact on Pubco’s liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control.

If the Company were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, Pubco and the Company might be subject to potentially significant tax inefficiencies, and Pubco would not be able to recover payments previously made by it under the Tax Receivable Agreement even if the corresponding tax benefits were subsequently determined to have been unavailable due to such status.

A number of aspects of the post-Closing structure depend on the classification of the Company as a partnership for U.S. federal income tax purposes, and Pubco and the Company intend to operate such that the Company does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, exchanges or other transfers of New Company Units could cause the Company to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and Pubco and the Company intend to operate such that exchanges or other transfers of New Company Units qualify for one or more such safe harbors.

If the Company were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, significant tax inefficiencies might result for Pubco and the Company, including as a result of Pubco’s inability to file a consolidated U.S. federal income tax return with the Company. In addition, Pubco may not be able to realize tax benefits covered under the Tax Receivable Agreement, and Pubco would not be able to recover any payments previously made by it under the Tax Receivable Agreement, even if the corresponding tax benefits (including any claimed increase in the tax basis of the Company’s assets) were subsequently determined to have been unavailable.

Changes in applicable tax laws, interpretations of existing tax laws, loss of tax incentives, or adverse determinations by tax authorities could increase our tax burden or otherwise adversely affect our financial condition or results of operations.

We are subject to taxation at the federal, state and local levels in the United States and various other countries and jurisdictions. Our future effective tax rate could be affected by changes in the composition of earnings in jurisdictions with differing tax rates, changes in statutory rates and other legislative changes, changes in the valuation of our deferred tax assets and liabilities, or changes in determinations regarding the jurisdictions in which we are subject to tax. From time to time, the U.S. federal, state and local and foreign governments make substantive changes to tax rules and their application, which could result in materially higher taxes than would be incurred under existing tax laws and could adversely affect our financial condition or results of operations. For example, the U.S. tax legislation enacted on December 22, 2017 represented a significant overhaul of the U.S. federal tax code, including, among many other things, a reduction to the U.S. federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. In addition, the Inflation Reduction Act of 2022 enacted on August 16, 2022, among other provisions, imposes a 15% minimum tax on the adjusted financial statement income of certain large corporations, as well as a 1% excise tax on corporate stock repurchases by publicly traded companies. This act, as well as any other changes to tax laws that are enacted, could adversely affect our tax liability.

There can be no assurance that changes in tax laws or regulations, both within the United States and the other jurisdictions in which we operate, will not materially and adversely affect our effective tax rate, tax payments, financial condition and results of operations. Similarly, changes in tax laws and regulations that impact our customers and counterparties, or the economy generally may also impact our financial condition and results of operations.

Tax laws and regulations are complex and subject to varying interpretations and any significant failure to comply with applicable tax laws and regulations in all relevant jurisdictions could give rise to substantial penalties and liabilities. Any changes in enacted tax laws, rules or regulatory or judicial interpretations or any change in the pronouncements relating to accounting for income taxes could materially and adversely impact our effective tax rate, tax payments, financial condition and results of operations.

In addition, we may be subject to tax audits and disputes in U.S. federal and various state, local and foreign jurisdictions. An unfavorable outcome from any tax audit could result in higher tax costs, penalties and interest, and could materially and adversely affect our financial condition or results of operations.

United States or international environmental laws and regulations may cause us to incur substantial costs or subject us to potential liabilities.

We are subject to certain compliance costs and potential liabilities under various international, national, regional and local environmental, health and safety laws and regulations. These laws and regulations govern actions including air emissions, the use, storage and disposal of hazardous and toxic substances, and wastewater disposal. Our failure to comply with such laws, including any required permits or licenses, could result in substantial fines, penalties, litigation or possible revocation of our authority to conduct some of our operations. We could also be liable under such laws for the costs of investigation, removal or remediation of hazardous or toxic substances at our currently or formerly owned real property or at third-party locations in connection with our waste disposal operations, regardless of whether or not we knew of, or caused, the presence or release of such substances. From time to time, we may be required to remediate such substances or remove, abate or manage asbestos, mold, radon gas, lead or other hazardous conditions at our properties. The presence or release of such toxic or hazardous substances could result in third-party claims for personal injury, property or natural resource damages, business interruption or other losses. Such claims and the need to investigate, remediate or otherwise address hazardous, toxic or unsafe conditions could adversely affect our operations, the value of any affected real property, or our ability to sell, lease or assign our rights in any such property, or could otherwise harm our businesses or reputation. Environmental, health and safety requirements have also become increasingly stringent, and our costs may increase as a result.

Further, some U.S. states and various countries are considering or have undertaken actions to regulate and reduce greenhouse gas emissions. New or revised laws and regulations, or new interpretations of existing laws and regulations, such as those related to climate change, could affect the operation of the properties we manage or result in significant additional expense and operating restrictions on us. The cost of such legislation, regulation or new interpretations would depend upon the specific requirements enacted and cannot be determined at this time.

Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of our business could adversely affect our financial condition or results of operations.

We are subject to allegations, claims and legal actions arising in the ordinary course of our businesses, which may include claims by third parties, including guests who visit our FBD hotels or theme parks, our FCG customers or subcontractors, our FBB brand partners, any of our employees or regulators. The outcome of these proceedings cannot be predicted. If any of these proceedings is determined adversely to us, or if we receive a judgment, a fine or a settlement involving a payment of a material sum of money, or injunctive relief is issued against us, our businesses, financial condition and results of operations could be materially adversely affected. Litigation can also be expensive, lengthy and disruptive to normal business operations, including to our management due, to the increased time and resources required to respond to and address the litigation.

Risks Related to Operating as a Public Company

Our senior management team has limited experience managing a public company, and regulatory compliance obligations may divert its attention from the day-to-day management of our businesses.

The individuals who now constitute our senior management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our senior management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our businesses, which could adversely affect our businesses. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC and Public Company Accounting Oversight Board regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.

Upon completion of the Business Combination, we will become a public reporting company subject to the rules and regulations established from time to time by the SEC and the Public Company Accounting Oversight Board. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes, and controls, as well as on our personnel.

In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, and we become an accelerated or large accelerated filer, although we could potentially qualify as a “smaller reporting company.” We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls.

We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment. If we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Our current controls and any new controls that we develop may also become inadequate because of changes in our business, and weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods, undermine investor confidence in us, and adversely affect the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on an Approved Exchange.

We have identified material weaknesses in our internal controls over financial reporting. If we are unable to remediate these material weaknesses, if management identifies additional material weaknesses in the future or if we otherwise fail to maintain effective internal controls over financial reporting, we may not be able to accurately or timely report our financial position or results of operations, which may adversely affect our business and stock price or cause our access to the capital markets to be impaired.

We have identified material weaknesses in our internal controls over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses as of December 31, 2021 that we have identified are listed below.

•        We did not have sufficient accounting and financial reporting resources to address our financial reporting requirements. Specifically:

•        We did not maintain a sufficient complement of management, accounting and financial reporting personnel who had appropriate levels of knowledge, experience, and training in accounting and internal control matters commensurate with the nature, growth and complexity of our business. The lack of sufficient appropriately skilled and trained personnel contributed to our failure to (i) adequately identify potential risks, (ii) include in the scope of our internal controls framework certain systems relevant to financial reporting and the preparation of our consolidated financial statements, (iii) design and implement certain risk-mitigating internal controls and (iv) consistently operate certain of our internal controls.

•        We did not have an adequate segregation of duties or appropriate level of review that is needed to comply with financial reporting requirements.

•        We did not design, implement or maintain an effective control environment over our financial reporting requirements. Specifically, we did not have an adequate assessment of risks that could significantly impact internal control over financial reporting and did not effectively design controls in response to the risks of material misstatement.

•        We lacked an effective control environment over period end close procedures.

•        We did not design or maintain effective controls over the period end financial reporting process and preparation of financial statements. Specifically, we did not design and implement a sufficient level of formal accounting policies and procedures that define how transactions across the business cycles should be initiated, recorded, processed and reported and appropriately authorized and approved.

•        We lacked skilled and trained personnel within the accounting and financial reporting department to review the accounting for non-recurring complex accounting transactions.

•        We did not have appropriate controls or documented segregation of duties over information technology systems used to create or maintain financial reporting records.

These control deficiencies resulted in identified misstatements in relation to our annual financial statements. These control deficiencies could result in a misstatement in our accounts or disclosures that would result in a material misstatement to the annual financial statements that would not be prevented or detected. Accordingly, we determined that these control deficiencies constitute material weaknesses.

We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified.

Our plan includes:

•        Designing and implementing a risk assessment process supporting the identification of risks.

•        Implementing systems and controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues.

•        Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes-Oxley Act. We are in the process of hiring additional resources and we are engaging with a third-party consulting firm to assist us with our formal internal control plan and to provide accounting services related complex accounting transactions.

•        Implementing controls to enable an effective and timely review period end close procedures.

•        Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm were not required to perform an evaluation of our internal control over financial reporting as of December 31, 2021 in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404 after the completion of the Business Combination.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products and services to new and existing customers.

We are an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and we intend to take advantage of certain exemptions from disclosure requirements available to emerging growth companies and/or smaller reporting companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance with that of other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparability of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

We will incur significant costs as a result of operating as a public company.

We currently operate on a private basis. After the closing of the Business Combination, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of Nasdaq and other applicable securities laws and regulations. The expenses incurred by public companies generally for reporting and corporate governance purposes are greater than those for private companies. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. Compliance with these rules and regulations will increase our legal and financial compliance costs, and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this proxy statement/prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming, and costly, although we are currently unable to estimate these costs with any degree of certainty.

We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, and other regulatory action and potentially civil litigation. These factors may therefore strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members and executive officers.

The historical financial results of the Company and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Pubco’s actual financial position or results of operations would have been.

The historical financial results of the Company included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows they would have achieved as a standalone company during the periods presented or those Pubco will achieve in the future. This is primarily the result of the following factors: (i) Pubco will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Pubco’s capital structure will be different from that reflected in the Company’s historical financial statements. Pubco’s financial condition and future results of operations will be materially different from amounts reflected in FAST II’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Pubco’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, the number of shares of FAST II Class A Common Stock that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Pubco’s future operating or financial performance and FAST II’s actual financial condition and results of operations may vary materially from FAST II’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Risks Related to Ownership of Pubco’s Securities

Future resales of Pubco Class A Common Stock after the completion of the Business Combination may cause the market price of the Pubco Class A Common Stock to decline significantly, even if our business is doing well.

Pursuant to the Sponsor Lock-Up Agreement and the Company Member Lock-Up Agreement, the following lock-ups will be in place: (a) the lock-up of any Sponsor Lock-Up Securities until the earlier of (i) (A) in respect of the Sponsor Lock-Up Shares, one year after the completion of the Acquisition Merger, and (B) in respect of the Sponsor Lock-Up Warrants, 180 days after the Acquisition Merger, and (ii) subsequent to the Business Combination, commencing at least 150 days following the Acquisition Merger Closing Date, the date on which the Pubco Common Share Price equals or exceeds $12.00; and (b) the lock-up of any Lock-Up Shares until the earlier of (i) 180 days after the Acquisition Merger closing and (ii) subsequent to the Business Combination, the date on which volume weighted average closing sale price of the Pubco Class A Common Stock on Nasdaq (or the exchange on which the shares of Pubco Class A Common Stock are then listed) equals or exceeds $12.00 per share for any 20 trading days within any 30-consecutive trading day period (commencing at least 150 days after the Acquisition Merger Closing Date).

Following the expiration of the respective lock-up periods, sales of a substantial number of shares of Pubco Class A Common Stock in the public market could occur. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Pubco Class A Common Stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Pubco’s share price or the market price of the Pubco Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The price of Pubco’s securities may be volatile.

The market price of Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants may fluctuate significantly, depending on many factors, some of which may be beyond our control, including:

•        actual or anticipated fluctuations in our operating results due to factors related to our business;

•        failure to meet or exceed financial estimates and projections of the investment community or that we to the public;

•        the failure of securities analysts to cover, or maintain coverage of, the Pubco Class A Common Stock and Pubco Series A Preferred Stock;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•        operating and share price performance of other companies in the industry or related markets;

•        the timing and magnitude of investments in the growth of the business;

•        success or failure of our business strategies;

•        our ability to obtain financing as needed;

•        announcements by us or our competitors of significant acquisitions, dispositions or strategic investments;

•        additions or departures of key Pubco or Company management or other personnel;

•        sales of substantial amounts of Pubco Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur;

•        changes in capital structure, including future issuances of securities or the incurrence of debt;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        investor perception of Pubco, the Company and our industry;

•        overall market fluctuations;

•        results from any material litigation or government investigation;

•        changes in laws and regulations (including tax laws and regulations) affecting our business;

•        changes in capital gains taxes and taxes on dividends affecting stockholders; and

•        general economic conditions and other external factors.

Low trading volume for Pubco Class A Common Stock or Pubco Series A Preferred Stock, which may occur if an active trading market is not sustained, among other reasons, would amplify the effect of the above factors on our stock price volatility.

Stock markets in general can experience volatility that is unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of the Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants.

An active, liquid trading market for Pubco’s securities may not develop or be sustained.

There can be no assurance that an active trading market for the Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants will develop after the closing of the Business Combination, or, if such a market develops, that Pubco will be able to maintain an active trading market for those securities on Nasdaq or any other exchange in the future. If an active market for Pubco’s securities does not develop or is not maintained after the Business Combination, or if Pubco fails to satisfy the continued listing standards of Nasdaq for any reason and its securities are delisted, it may be difficult for holders of Pubco’s securities to sell their securities without depressing the market price for the securities or at all. An inactive trading market may also impair Pubco’s ability to both raise capital by selling shares of capital stock, attract and motivate employees through equity incentive awards and acquire other companies, products or technologies by using shares of capital stock as consideration.

We do not intend to pay cash dividends for the foreseeable future.

The timing, declaration, amount and payment of future dividends to stockholders falls within the discretion of the Pubco Board. The Pubco Board’s decisions regarding the amount and payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that the Pubco Board deems relevant. There can be no assurance that we will continue to pay any dividend in the future.

The provisions of the Pubco Charter requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

The Pubco Charter will require, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware (the “Chancery Court”) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to the personal jurisdiction of the Chancery Court and having service of process made upon such stockholder in any such action on such stockholder’s counsel. Any person or entity purchasing or otherwise acquiring any interest in shares of Pubco’s capital stock shall be deemed to have notice of and consented to the forum provisions in its certificate of incorporation. Notwithstanding the foregoing, the Pubco Charter will provide that the exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. However, there is uncertainty as to whether a court would enforce the exclusive forum provisions relating to causes of actions arising under the Securities Act.

Although we believe this exclusive forum provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, it may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or any of its directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in the Pubco Charter to be inapplicable or unenforceable in an action, Pubco may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

Infinite Acquisitions is expected to have significant influence over stockholder decisions because of its expected share ownership.

Following the Business Combination, holders of Pubco Class A Common Stock and Pubco Class B Common Stock will be entitled to cast one vote per share of on all matters to be voted on by stockholders. Generally, holders of all classes of Pubco Common Stock vote together as a single class. Holders of Pubco Series A Preferred Stock have the same voting rights as the Pubco Common Stock and will be entitled to vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally. Assuming neither FAST II, nor Pubco nor the Company enter into any additional financing arrangements, Infinite Acquisitions will hold more than 40% of the voting power of the Pubco Common Stock regardless of the percentage of FAST II Class A Common Stock that is redeemed by the public stockholders and therefore will have the ability to significantly influence the vote outcome of most matters submitted to stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. Infinite Acquisitions may have interests that conflict with other stockholders, and may vote its shares in a way that other stockholders do not view as beneficial. Additionally, Infinite Acquisitions’ concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of our assets that other stockholders support.

Following the completion of the Business Combination, Scott Demerau, our Executive Chairman, and Cecil D. Magpuri, our Chief Executive Officer, will each control a large percentage of our voting power and will be able to exert control over the direction of our business.

We estimate that immediately following the closing of the Business Combination, Scott Demerau, our Executive Chairman, and Cecil D. Magpuri, our Chief Executive Officer, will each have voting and investment control over between approximately 22.9% and 24.4% of the shares of Pubco Common Stock (in the no redemptions scenario and maximum redemptions scenario, respectively, including Earnout Shares and Earnout Units and assuming (a) no exercise of Pubco Warrants, (b) that SPAC Capital Received is $74,536,625.65 (the amount in the Trust Fund as of June 15, 2023) in the no redemptions scenario, (c) that $4.7 million in principal and accrued interest of the Company’s debt held by Company Unit holders other than Infinite Acquisitions LLLP is converted into shares of Pubco Series A Preferred Stock, (d) that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note, (e) that proceeds from the Company Financing are $80,000,000, all of which is funded by Infinite Acquisitions LLLP and (f) that neither FAST II, nor Pubco nor the Company enter into any additional financing arrangements), by virtue of their control of Katmandu Ventures, LLC and CilMar Ventures, LLC Series A, respectively. As our Executive Chairman and Chief Executive Officer, respectively, Mr. Demerau and Mr. Magpuri will have significant control over the day-to-day management and the implementation of major strategic decisions of Pubco, subject to authorization and oversight by the Pubco Board. As board members and officers, Messrs. Demerau and Magpuri will owe a fiduciary duty to our stockholders and must act in good faith in a manner they reasonably believe to be in the best interests of our stockholders. However, they will still be entitled to vote the shares over which they have voting control, which may be in a manner that other stockholders do not support.

Delaware law and the Pubco Charter and Pubco Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Pubco Charter and Pubco Bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Pubco Class A Common Stock, and therefore depress the trading price. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the incumbent members of the Pubco Board or taking other corporate actions, including effecting changes in our management. Among other things, the Pubco Charter and Pubco Bylaws include provisions that:

•        provide for a classified board of directors with staggered, three-year terms;

•        permit the Pubco Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquire;

•        prohibit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        limit the liability of, and provide for the indemnification of, our directors and officers;

•        permit the Pubco Board to amend the Pubco Bylaws, which may allow the Pubco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Pubco Bylaws to facilitate an unsolicited takeover attempt;

•        require a supermajority vote of stockholders to amend certain provisions of the Pubco Charter and a supermajority vote of stockholders in order to amend the Pubco Bylaws;

•        limit our ability to engage in business combinations with certain interested stockholders without certain approvals;

•        permit only the Pubco Board, the chief executive officer of Pubco or the chairperson of the Pubco Board to call special stockholder meetings; provided, that for so long as the holders of Pubco Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders may also be called by or at the request of Pubco stockholders holding shares of capital stock of Pubco representing a majority of the total voting power of stock entitled to vote generally in election of directors; and

•        mandate advance notice procedures with which stockholders must comply in order to nominate candidates to the Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Pubco Board or management.

If analysts do not publish research about our business or if they publish inaccurate or unfavorable research, the price and trading volume of Pubco’s securities could decline.

The trading market for Pubco’s securities will depend in part on the research and reports that analysts publish about our business. We will not have any control over these analysts, and the analysts who publish information about us may have relatively little experience with the Company or its industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If few or no securities or industry analysts cover us, if one or more of the analysts who cover us ceases coverage of us or fails to publish reports on us regularly, the trading price for Pubco’s securities would be negatively impacted. If one or more of the analysts who cover us downgrades Pubco’s securities or publishes inaccurate or unfavorable research about our business, the price of the Pubco Class A Common Stock and Pubco Series A Preferred Stock would likely decline.

Pubco may be subject to securities class action litigation, which may harm its business and operating results.

Companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Pubco may be the target of this type of litigation in the future. Securities litigation against Pubco could result in substantial costs and damages and divert Pubco management’s attention from other business concerns, which could seriously harm Pubco’s business, results of operations, financial condition or cash flows.

Pubco may also be called on to defend itself against lawsuits relating to its business operations. Some of these claims may seek significant damages amounts. Due to the inherent uncertainties of litigation, the ultimate outcome of any such proceedings cannot be accurately predicted. A future unfavorable outcome in a legal proceeding could have an adverse impact on Pubco’s business, financial condition and results of operations. In addition, current and future litigation, regardless of its merits, could result in substantial legal fees, settlements or judgment costs and a diversion of Pubco management’s attention and resources that are needed to successfully run Pubco’s business.

The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

The warrant agreement governing the FAST II Warrants, which we will assume in the Business Combination, provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Holders of the Pubco Warrants may have to pay taxes if Pubco adjusts the conversion rate of the Pubco Warrants in certain circumstances, even though such holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate of the Pubco Warrants, holders of the Pubco Warrants may be deemed to have received a distribution from Pubco, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion rate. If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) of the Pubco Warrants, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Please consult your tax advisor and read “Material U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Pubco Warrants.

Risks Related to the Pubco Series A Preferred Stock

The Pubco Series A Preferred Stock will be equity and will be subordinate to Pubco’s existing and future indebtedness.

Any shares of Pubco Series A Preferred Stock offered hereby will be equity interests and will not constitute indebtedness of Pubco or any of its subsidiaries. As a result, any Pubco Series A Preferred Stock will rank junior to all of Pubco’s and its subsidiaries’ existing and future indebtedness and other non-equity claims with respect to assets available to satisfy claims against Pubco, including claims in the event of Pubco’s liquidation. If Pubco is forced to liquidate its assets to pay its creditors, Pubco may not have sufficient funds to pay amounts due on any or all of the Pubco Series A Preferred Stock or any other series of its preferred stock then outstanding.

Pubco does not currently have any outstanding indebtedness. The terms of the Pubco Series A Preferred Stock will not restrict Pubco’s or the Company’s business or operations, nor will they restrict Pubco’s or the Company’s ability to incur indebtedness or engage in any transactions, subject only to the specified voting rights of the Pubco Series A Preferred Stock described in the Certificate of Designation relating to the Pubco Series A Preferred Stock.

The Pubco Series A Preferred Stock received in the exchange may be junior to other preferred stock Pubco may issue in the future.

The Pubco Series A Preferred Stock may be junior as to payment of dividends to any future series of preferred stock that Pubco may issue (with the requisite vote or consent of the holders of the Pubco Series A Preferred Stock and all other series of parity stock that Pubco have issued or may issue with like voting rights, voting together as a single class) in the future that is expressly stated to be senior to the applicable series of preferred stock as to payment of dividends and the distribution of assets upon liquidation or winding up of Pubco. If at any time Pubco has failed to pay, on the applicable payment date, accrued dividends on any of those shares that rank senior in priority with respect to dividends, Pubco may not pay any dividends on the applicable series of preferred stock or redeem or otherwise repurchase any shares of such series of preferred stock until Pubco has paid or set aside for payment the full amount of the unpaid dividends on the shares that rank senior in priority with respect to dividends that must, under the terms of such shares, be paid before Pubco may pay dividends on, or redeem or repurchase, the applicable series of preferred stock. In addition, in the event of any liquidation or winding up of Pubco, holders of a series of preferred stock will not be entitled to receive the liquidation preference of their shares until Pubco has paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of Pubco’s capital stock ranking senior as to rights upon liquidation or winding up.

The Pubco Series A Preferred Stock is perpetual in nature.

The shares of Pubco Series A Preferred Stock represent a perpetual interest in Pubco and, except as described in this proxy statement/prospectus, will not give rise to a claim for payment of a principal amount or liquidation preference at a particular date. As a result, the holders of the Pubco Series A Preferred Stock may be required to bear the financial risks of an investment in the Pubco Series A Preferred Stock for an indefinite period of time.

An active trading market for the Pubco Series A Preferred Stock may not develop or continue, and the market price and trading volume of the Pubco Series A Preferred Stock may fluctuate significantly.

Pubco intends to file an application to list the Pubco Series A Preferred Stock on Nasdaq. Since the securities have no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. Pubco cannot assure you that an active trading market in the securities will develop or, even if it develops, Pubco cannot assure you that it will last, in which case the market price of the Pubco Series A Preferred Stock could be materially and adversely affected and your ability to transfer your shares of Pubco Series A Preferred Stock will be limited.

If an active trading market does develop on Nasdaq, a number of factors may adversely influence the price of the Pubco Series A Preferred Stock in public markets, including Pubco’s history of paying dividends on the preferred stock, variations in Pubco’s financial results, the market for similar securities, investors’ perceptions of Pubco, Pubco’s issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because the Pubco Series A Preferred Stock carries a fixed dividend rate, its value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of Pubco Series A Preferred Stock to demand a higher yield on the price paid for the Pubco Series A Preferred Stock, which could adversely affect the market price of the Pubco Series A Preferred Stock. Furthermore, the daily trading volume of the Pubco Series A Preferred Stock may be lower than the trading volume of other securities. As a result, investors who desire to liquidate substantial holdings of the Pubco Series A Preferred Stock at a single point in time may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market price of such shares.

The preferred stock of Pubco will rank junior to all of Pubco’s and its subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up.

In the event of bankruptcy, liquidation or winding-up, Pubco’s assets will be available to pay obligations on the Pubco Series A Preferred Stock only after all of Pubco’s liabilities have been paid. In addition, the Pubco Series A Preferred Stock effectively ranks junior to all existing and future liabilities of Pubco and its subsidiaries. The rights of holders of the Pubco Series A Preferred Stock to participate in the assets of Pubco and its subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying Pubco’s liabilities and Pubco’s subsidiaries’ liabilities, to pay amounts due on the Pubco Series A Preferred Stock.

The market price of the preferred stock of Pubco will be directly affected by the market price of Pubco Common Stock, which may be volatile.

To the extent that a secondary market for the Pubco Series A Preferred Stock develops, the market price of the Pubco Series A Preferred Stock will be significantly affected by the market price of Pubco Common Stock. Pubco cannot predict how shares of Pubco Common Stock will trade in the future. This may result in greater volatility in the market price of the Pubco Series A Preferred Stock than would be expected for nonconvertible preferred stock.

Holders of Pubco Series A Preferred Stock may have to pay taxes if Pubco adjusts the conversion rate of the Pubco Series A Preferred Stock in certain circumstances, even though such holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate of the Pubco Series A Preferred Stock, holders of Pubco Series A Preferred Stock may be deemed to have received a distribution from Pubco, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion rate. If you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) of the Pubco Series A Preferred Stock, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Please consult your tax advisor and read “Material U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Pubco Series A Preferred Stock.

Holders of Pubco Series A Preferred Stock may have to pay taxes if Pubco makes distributions of additional Pubco Series A Preferred Stock on the Pubco Series A Preferred Stock, even if holders do not receive any cash.

Pubco may make distributions on the Pubco Series A Preferred Stock in the form of additional shares of Pubco Series A Preferred Stock rather than in cash. Although it is not free from doubt, Pubco expects such distributions generally to be tax-free for U.S. federal income tax purposes, provided that Pubco does not have outstanding indebtedness that is convertible into common stock, other equity linked securities, or any class of stock in which the holders of the Pubco Series A Preferred Stock do not participate in dividends, and cash payments are made or accrued on such instruments. The Internal Revenue Service (the “IRS”), however, may disagree with our tax analysis and take the position that distributions in the form of additional shares of Pubco Series A Preferred Stock will be subject to tax in the same manner as cash distributions. If such position is successful or certain unexpected circumstances occur, in years of distributions in which Pubco has current or accumulated earnings and profits, holders of Pubco Series A Preferred Stock will generally recognize dividend income in an amount equal to the fair market value of the additional shares of Pubco Series A Preferred Stock received in connection with such distributions. In such a case, a holder’s tax liability may exceed the cash such holder receives with respect to its investment in the Pubco Series A Preferred Stock. Thus, holders of the Pubco Series A Preferred Stock would be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the Pubco Series A Preferred Stock. In addition, if you are a non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) of the Pubco Series A

Preferred Stock, any such dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Please consult your tax advisor and see “Material U.S. Federal Income Tax Considerations” regarding the material U.S. federal income tax considerations of distributions on the Pubco Series A Preferred Stock.

Risks Related to FAST II and the Business Combination

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how the public stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor has agreed to vote all shares of its FAST II Class B Common Stock in favor of the Business Combination. As of the date of this proxy statement/prospectus, the Sponsor owns 43.8% of the issued and outstanding shares of FAST II Common Stock.

If the conditions to the Merger Agreement are not met or suits to enjoin the transaction are successful, the Business Combination may not occur.

Even if the Merger Agreement is approved by the stockholders of FAST II, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination, including, among other things, receipt of approval for listing the Pubco Class A Common Stock, the Pubco Series A Preferred Stock and the Pubco Public Warrants on an Approved Exchange. For a list of the material closing conditions contained in the Merger Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Merger Agreement — Conditions to the Business Combination.” FAST II and the Company may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause FAST II and the Company to each lose some or all of the intended benefits of the Business Combination.

Some of FAST II’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination without regard to your interests or in determining whether the Company is appropriate for FAST II’s initial business combination.

The personal and financial interests of the Sponsor and FAST II’s directors and officers may influence or have influenced their motivation in identifying and selecting a target for the Business Combination, their support for completing the Business Combination and the operation of Pubco following the Business Combination.

The Sponsor owns 5,558,422 shares of FAST II Class B Common Stock, which were initially acquired prior to the FAST II IPO. Such shares had an aggregate market value of $58,085,509.90 based on the last sale price of $10.45 per share of FAST II Class A Common Stock on the NYSE on June 26, 2023. In addition, the Sponsor purchased an aggregate of 4,297,825 FAST II Private Placement Warrants, each exercisable for one share of FAST II Class A Common Stock at $11.50 per share, for a purchase price of approximately $6.4 million, or $1.50 per warrant. The FAST II Charter requires FAST II to complete an initial business combination (which will be the Business Combination should it occur) during the Combination Period. If the Business Combination is not completed and FAST II is forced to wind up, dissolve and liquidate in accordance with the FAST II Charter, the shares of FAST II Class B Common Stock currently held by the Sponsor, and the FAST II Private Placement Warrants held by the Sponsor will be worthless (as the holders have waived liquidation rights with respect to such FAST II Class B Common Stock).

The Sponsor, directors and officers, and their respective affiliates, have incurred significant out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the closing of the Business Combination, the Sponsor, directors and officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on FAST II’s behalf such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If an initial business combination is not completed during the Combination Period, the Sponsor, directors and officers, or any of their respective affiliates will not be eligible for any such reimbursement.

FAST II’s officers and directors presently have, and any of them in the future may have additional, fiduciary or contractual obligations to other entities and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.

Each of FAST II’s officers and directors presently has, and any of them in the future may have, additional fiduciary or contractual obligations to other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, such officers and directors may have conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in FAST II’s favor and a potential target business may be presented to another entity prior to its presentation to FAST II. Pursuant to the FAST II Charter, FAST II renounced its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of FAST II and such opportunity is one FAST II is legally and contractually permitted to undertake and would otherwise be reasonable for FAST II to pursue, and to the extent the director or officer is permitted to refer that opportunity to FAST II without violating another legal obligation. FAST II is not aware of any such corporate opportunities not being offered to it and does not believe the renouncement of its interest in any such corporate opportunities impacted its search for an acquisition target.

For a complete discussion of FAST II’s officers’ and directors’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Information about FAST II — Directors and Executive Officers,” “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination” and “Certain Relationships and Related Party Transactions.”

The exercise of FAST II’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether changes to the terms of the Business Combination or waivers of conditions are appropriate and in FAST II’s stockholders’ best interest.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, may require FAST II to agree to amend the Merger Agreement, to consent to certain actions taken by the Company or to waive rights that FAST II is entitled to under the Merger Agreement. Such events could arise because of changes in the course of the Company’s business, a request by the Company to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on the Company’s business and would entitle FAST II to terminate the Merger Agreement. In any of such circumstances, it would be at FAST II’s discretion, acting through the FAST II Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for FAST II and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, FAST II does not believe there will be any changes or waivers that FAST II’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, FAST II will circulate a new or amended proxy statement/prospectus and resolicit FAST II’s stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Proposals.

Fees due to Jefferies (including amounts due as deferred underwriting commissions in connection with the FAST II IPO and payable at the consummation of the Business Combination will not be adjusted to account for redemptions by the public stockholders; if the public stockholders exercise their redemption rights, the amount of effective fees as a percentage of the aggregate proceeds remaining in the Trust Fund will increase.

Jefferies LLC, the underwriter in the FAST II IPO, is entitled to fees totaling $7,750,000 as the Base Fee (plus the right to receive a number of shares of Pubco Class A Common Stock up to the Maximum Jefferies Earnout and, in certain circumstances, an additional $1 million Discretionary Fee) upon the consummation of the Business Combination, such amount being held in the Trust Fund until the consummation of the Business Combination. Such Base Fee amount will not be adjusted to account for redemptions of FAST II Class A Common Stock by the public stockholders. Accordingly, the amount of effective total fees due to Jefferies as a percentage of the aggregate proceeds remaining in the Trust Fund will increase as the number of shares of FAST II Class A Common Stock redeemed increases. If no public stockholders exercise redemption rights with respect to their shares of FAST II Class A Common Stock in connection with the Business Combination, the amount of fees due to Jefferies upon the consummation of the Business Combination (excluding the value of Earnout Shares issued to Jefferies and the $1 million Discretionary Fee, if payable) will represent 10.4% of the proceeds in the Trust Fund (based on amounts in the Trust Fund as of June 15, 2023). If public stockholders exercise redemption rights with respect to 50% of the shares of FAST II Class A Common Stock that currently remain outstanding, the amount of fees due to Jefferies upon the consummation of the Business Combination (excluding the value of Earnout Shares issued to Jefferies and the $1 million Discretionary Fee, if payable) will represent 20.8% of the proceeds remaining in the Trust Fund (based on amounts in the Trust Fund as of June 15, 2023 and assuming a per share redemption price of $10.45. If public stockholders exercise redemption rights with respect to 100% of the shares of FAST II Class A Common Stock, there will be no proceeds remaining in the Trust Fund, and accordingly any fees due to Jefferies would need to be satisfied with another source of funds.

Investors may not have the same benefits as an investor in an underwritten public offering.

FAST II is already a publicly traded company. Therefore, the Business Combination and the transactions described in this proxy statement/prospectus are not an underwritten initial public offering of our securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:

Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. Our investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of our business or material misstatements or omissions in this proxy statement/prospectus.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on Nasdaq on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of our securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of our securities or helping to stabilize, maintain or affect the public price of our securities following the Closing. Moreover, we will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with our securities that will be outstanding immediately following the Closing. In addition, since Pubco will become public through a merger, securities analysts of major brokerage firms may not provide coverage of Pubco since there is no incentive to brokerage firms to recommend the purchase of Pubco Common Stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on Pubco’s behalf. All of these differences from an underwritten public offering of Pubco’s securities could result in a more volatile price for Pubco’s securities.

Further, since there will be no traditional “roadshow,” there can be no guarantee that any information made available in this proxy statement/prospectus and/or otherwise disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to the securities or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the securities.

In addition, the Sponsor, certain members of the FAST II Board and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of Pubco’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of Pubco’s securities. Such interests may have influenced the FAST II Board in making its recommendation that FAST II shareholders vote in favor of the approval of the Business Combination and the other proposals described in this proxy statement/prospectus. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination.”

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead or upon completion of the Business Combination.

If the Business Combination is consummated, FAST II’s stockholders will experience dilution.

Following completion of the Business Combination, the public stockholders are expected to own approximately 5.0% of the voting power of Pubco (including the impact of Earnout Shares and Earnout Units and assuming (a) no redemptions of FAST II Class A Common Stock by public stockholders in connection with the Business Combination (but taking into account redemptions that already occurred in connection with the Extension), (b) no exercise of Pubco Warrants, (c) that SPAC Capital Received is $74,536,625.65 (the amount in the Trust Fund as of June 15, 2023), (d) that $4.7 million in principal and accrued interest of the Company’s debt held by Company Unit holders other than Infinite Acquisitions LLLP is converted into shares of Pubco Series A Preferred Stock, (e) that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note, (f) that proceeds from the Company Financing are $80,000,000, all of which is funded by Infinite Acquisitions LLLP and (g) that neither FAST II, nor Pubco nor the Company enter into any additional financing arrangements). If any shares of FAST II Class A Common Stock are redeemed in connection with the Business Combination, the percentage of Pubco’s fully diluted equity held by the current public stockholders of FAST II will decrease relative to the percentage held if none of the shares of FAST II Class A Common Stock are redeemed. To the extent that, following the consummation of the Business Combination, any of the outstanding Pubco Warrants are exercised for shares of Pubco Class A Common Stock, the public stockholders may also experience substantial dilution.

If the Company receives additional Company Financing prior to or simultaneous with Closing, the number of shares of Pubco Class A Common Stock received by holders of Public Shares will decrease.

There is no limit under the Merger Agreement to the amount of Company Financing the Company can receive prior to or simultaneous with the Closing (provided that the terms, including purchase price, of the additional Company Financing are the same as the terms of the Subscription Agreement and the additional Company Financing is not reasonably likely to prevent or delay the consummation of the Business Combination). Any Company Financing Units issued in a new Company Financing will share in the pool of 1,111,684 shares of Pubco Common Stock to be allocated among public stockholders who do not redeem their Public Shares and the other Company Financing Unitholders. As a result, if the Company receives additional Company Financing, the Additional SPAC Share Consideration will decrease and the holders of Public Shares would receive fewer than 0.548051 shares of Pubco Class A Common Stock for each share of FAST II Class A Common Stock they own (assuming no redemptions in connection with the Business Combination, but taking into account redemptions that already occurred in connection with the Extension).

Since January 2022, there has been a precipitous drop in the market values of growth-oriented companies. Accordingly, securities of growth companies such as ours may be more volatile than other securities and may involve special risks.

Since January 2022, there has been a precipitous drop in the market values of growth-oriented companies like ours. In recent months, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high redemptions of the cash available from the Trust Fund. If there are substantial redemptions, there will be a lower float of our outstanding common stock, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the consummation of the Business Combination.

Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.

As with most SPAC initial public offerings in recent years, FAST II issued shares for $10.00 per share upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of FAST II reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Fund equal to approximately $10.00 per share prior to the consummation of the Business Combination. Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the Pubco, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.00 per share.

As the number of redemptions of shares of FAST II Common Stock increases, the number of shares issuable under the FAST II Warrants will also increase.

As of the record date, there were 7,135,509 shares of FAST II Class A Common Stock issued and outstanding and 9,856,247 FAST II Warrants issued and outstanding, consisting of 4,297,825 FAST II Private Placement Warrants and 5,558,422 FAST II Public Warrants. The holders of FAST II Class A Common Stock that do not elect to redeem their shares in connection with the SPAC Merger will share, along with holders of Company Financing Units, in a pool of 1,111,684 shares of Pubco Common Stock, based on the exchange ratio for the FAST II Class A Common Stock of 0.5 shares of Pubco Series A Preferred Stock and between 0.548051 and 0.569480 shares of Pubco Class A Common Stock depending on the number of unredeemed shares (and assuming proceeds from the Company Financing are $80,000,000). As the number of redemptions of shares of outstanding FAST II Common Stock increases, the number of shares of outstanding FAST II Common Stock decreases, which results in the increase of the exchange ratio. If the exchange ratio increases, the number of shares of Pubco Class A Common Stock each Pubco Warrant will be exercisable for upon the SPAC Merger Effective Time will also increase. The increase in the number of shares of Pubco Class A Common Stock each Pubco Warrant is exercisable for means that the public stockholders’ holdings in Pubco will be diluted in comparison to those of the FAST II Warrant holders at the SPAC Merger Effective Time.

For illustrative purposes only, in each case assuming proceeds from the Company Financing are $80,000,000:

•        If we assume that there are no additional redemptions of outstanding shares of FAST II Class A Common Stock, then the exchange ratio will be 0.5 shares of Pubco Series A Preferred Stock and 0.548051 shares of Pubco Class A Common Stock (i.e., each share of FAST II Class A Common Stock issued and outstanding as of immediately prior to the SPAC Merger Effective Time will be converted into 0.5 shares of Pubco Series A Preferred Stock and 0.548051 shares of Pubco Class A Common Stock). Upon the Acquisition Merger Effective Time, the public stockholders will therefore hold 3,567,755 shares of Pubco Series A Preferred Stock and 3,910,623 shares of Pubco Class A Common Stock, and the Pubco Warrants will be exercisable for 4,928,124 shares of Pubco Series A Preferred Stock and 5,401,726 shares of Pubco Class A Common Stock.

•        If we assume that 50% of the remaining outstanding shares of FAST II Class A Common Stock are redeemed, then the exchange ratio will increase to 0.5 shares of Pubco Series A Preferred Stock and 0.556812 shares of Pubco Class A Common Stock (i.e., each share of FAST II Class A Common Stock issued and outstanding as of immediately prior to the SPAC Merger Effective Time will be converted into 0.5 shares of Pubco Series A Preferred Stock and 0.556812 shares of Pubco Class A Common Stock). Upon the Acquisition Merger Effective Time, the public stockholders will therefore hold 1,783,877 shares of Pubco Series A Preferred Stock and 1,986,569 shares of Pubco Class A Common Stock, and the Pubco Warrants will be exercisable for 3,853,667 shares of Pubco Series A Preferred Stock and 4,291,537 shares of Pubco Class A Common Stock, assuming the forfeiture of the Sponsor Redemption Forfeited Warrants.

•        If we assume that 100% of the remaining outstanding shares of FAST II Class A Common Stock are redeemed, then there will be no shares of FAST II Common Stock outstanding. Upon the Acquisition Merger Effective Time, the public stockholders will hold no shares of Pubco Series A Preferred Stock and no shares of Pubco Class A Common Stock, and the holders of Pubco Warrants will be exercisable for 3,853,667 shares of Pubco Series A Preferred Stock and 4,389,175 shares of Pubco Class A Common Stock, assuming the forfeiture of the Sponsor Redemption Forfeited Warrants.

There is no minimum cash condition to consummating the Business Combination, which may leave the combined company under-capitalized.

In March 2023, FAST II faced significant redemptions in connection with the amendments to the FAST II Charter described herein, which reduced the amount of cash available in the Trust Fund by $153.24 million. In addition, FAST II may experience significant additional redemptions in connection with the Business Combination, which would further reduce the amount of cash available to the combined company after the Closing of the Business Combination. As a result, the combined company may not have sufficient capital to finance its operations as planned. The Company’s Updated Opinion projections assumed the Business Combination would result in proceeds of approximately $145 million, in addition to the $60 million Private Placement Investment Amount already funded. The $20 million Additional Private Placement Investment Amount was not contemplated in the Updated Opinion projections and would help mitigate reductions in the amount of cash available in the Trust Fund. As of June 15, 2023, $74,536,625.65 remained in FAST II’s Trust Fund. Therefore, even without any additional redemptions in connection with the Business Combination, unless FAST II or the Company raise additional capital, the Business Combination would result in proceeds significantly less than the amount assumed by the Company when preparing the Updated Opinion projections. This would likely make it more difficult for the Company to complete its business plan as contemplated and force its planned expansion to be scaled back or altered through alternative arrangements with its business partners, which would likely cause the Company’s financial condition and results of operations to be worse than the results contemplated by the Updated Opinion projections. Although FAST II and the Company are in preliminary discussions with other parties to obtain additional financing, there is no guarantee that any additional financing will be obtained. Since the Merger Agreement contains no minimum cash condition, even if no additional financing is obtained and there are significant additional redemptions, the Business Combination could still close. In addition, on March 10, 2023, FAST II filed an amendment to the FAST II Charter to remove the limitation that it shall not consummate a business combination if it would cause its net tangible assets to be less than $5,000,001 and the limitation that FAST II shall not redeem public shares that would cause FAST II’s net tangible assets to be less than $5,000,001. Each of these factors may further increase the risk that Pubco may be under-capitalized upon completion of the Business Combination.

In addition, following the waiver or expiration of the Company Member Lock-Up Period, each Company Unitholder will have the option to cause the Company to redeem its New Company Units in whole or in part; and such redeemed New Company Units will be exchanged for, at the discretion of a Disinterested Majority of the Pubco Board, either (i) an equivalent number of shares of Pubco Class A Common Stock or (ii) an amount of cash equal to the fair market value of such number of shares of Pubco Class A Common Stock. If the Disinterested Majority of the Pubco Board chooses to redeem the New Company Units for cash instead of shares of Pubco Class A Common Stock, the cash resources of Pubco will be reduced and Pubco could be left under-capitalized. However, in making an election decision, the Disinterested Majority may take into account general economic and business conditions, the Company’s financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the potential dilutive impact of new issuances of Pubco Class A Common Stock, and such other factors as the Disinterested Majority may deem relevant.

FAST II is required to cease all solicitations, discussions or negotiations that could reasonably be expected to lead to, or result in, a business combination with another party because of restrictions in the Merger Agreement. Furthermore, certain provisions of the Merger Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Under the Merger Agreement, FAST II agreed to cease, and to use its reasonable best efforts to cause its representatives to cease, any solicitations, discussions or negotiations with any person in connection with any business combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a business combination other than the Business Combination. FAST II must promptly (and in any event within one business day) notify the Company in writing of the receipt of any inquiry, proposal, offer or request for information that it receives that constitutes, or could reasonably be expected to result in or lead to, any business combination other than the Business Combination, which notice must include a summary of the material terms of, and the identity of the person or group of persons making, such inquiry, proposal, offer or request for information and an unredacted copy of the proposal or indication of interest, and must keep the Company reasonably informed of any material developments with respect to any such business combination proposal; provided that FAST II’s notice obligations under the Merger Agreement shall not apply to business combination proposals received by the Sponsor, its affiliates (other than FAST II and its subsidiaries) or any of their respective representatives or that do not disclose the identity of the proposed counterparty.

In connection with the Business Combination, the Sponsor, or FAST II’s directors, executive officers, advisors and their affiliates may elect to purchase shares or public warrants from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of FAST II Class A Common Stock.

In connection with the Business Combination, the Sponsor or FAST II’s directors, executive officers, advisors or their affiliates may purchase FAST II Common Stock or FAST II Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of FAST II’s initial business combination. However, other than as expressly stated in this proxy statement/prospectus, they have no current commitments, plans or intentions to engage in such transactions, have not formulated any terms or conditions for any such transactions and are under no obligation to engage in any such transactions. None of the funds in the Trust Fund will be used to purchase FAST II Common Stock or FAST II Public Warrants in such transactions.

In the event that the Sponsor, or FAST II’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of any such purchases of shares would be to vote such shares in favor of the Business Combination and, as a result, increase the likelihood of obtaining stockholder approval of the Business Combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of FAST II Public Warrants would be to reduce the number of FAST II Public Warrants outstanding or to vote such FAST II Warrants on any matters submitted to the FAST II Warrant holders for approval in connection with FAST II’s initial business combination. Any such purchases of FAST II’s securities may result in the completion of FAST II’s initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of the FAST II Class A Common Stock or FAST II Public Warrants and the number of beneficial holders of FAST II’s securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of FAST II’s securities on a national securities exchange.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Fund will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its shares of Pubco Class A Common Stock in the future following the completion of the Business Combination or shares of common stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in FAST II’s share price, and may result in a lower value realized now than a stockholder of FAST II might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the shares of Pubco Class A Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own financial advisor for assistance on how this may affect his, her or its individual situation. In addition, if a stockholder does not redeem their shares of FAST II Class A Common Stock, but other public stockholders do elect to redeem, the non-redeeming stockholders would own shares with a lower book value per share. See “Unaudited Pro Forma Condensed Combined Financial Information.”

If FAST II’s shareholders fail to properly demand redemption rights, they will not be entitled to redeem their shares of FAST II Class A Common Stock for a pro rata portion of the Trust Fund.

FAST II’s shareholders may demand that FAST II redeem their FAST II Class A Common Stock for a pro rata portion of the Trust Fund in connection with the completion of the Business Combination. In order to exercise their redemption rights, FAST II’s shareholders must deliver their FAST II Class A Common Stock (either physically or electronically) to FAST II’s transfer agent at least two business days prior to the vote on the Business Combination at the Special Meeting. Any public stockholder who fails to properly demand redemption rights will not be entitled to redeem his, her, or its shares for a pro rata portion of the Trust Fund. See the section of this proxy statement/prospectus titled “Special Meeting Information — Redemption Rights” for the procedures to be followed if you wish to redeem your FAST II shares for cash.

FAST II has no specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for FAST II to complete a business combination with which a substantial majority of FAST II’s shareholders do not agree.

The FAST II Charter does not provide a specified maximum redemption threshold. As a result, FAST II may be able to complete its initial business combination even though a substantial majority of its public stockholders do not agree with the transaction and have redeemed their shares or, if FAST II seeks stockholder approval of its initial business combination and does not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, has entered into privately negotiated agreements to sell their shares to the Sponsor, officers, directors, advisors or any of their affiliates. In the event the aggregate cash consideration FAST II would be required to pay for all shares of FAST II Class A Common Stock that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed business combination exceed the aggregate amount of cash available to FAST II, FAST II will not complete the business combination or redeem any shares in connection with such initial business combination, all shares of FAST II Class A Common Stock submitted for redemption will be returned to the holders thereof, and FAST II instead may search for an alternate business combination.

If you or a “group” of stockholders are deemed to hold in excess of 15% of FAST II Class A Common Stock, you will lose the ability to redeem all such shares in excess of 15% of FAST II Class A Common Stock.

The FAST II Charter provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in the FAST II IPO without FAST II’s prior consent (the “Excess Shares”). However, FAST II would not be restricting its stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over FAST II’s ability to complete the Business Combination and you could suffer a material loss on your investment in FAST II if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if FAST II completes the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

If third parties bring claims against FAST II, the proceeds held in the Trust Fund could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share.

FAST II’s placing of funds in the Trust Fund may not protect those funds from third-party claims against us. Since the consummation of the FAST II IPO, FAST II has sought and will continue to seek to have vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Fund for the benefit of the public stockholders. However, in certain instances FAST II has not been able to obtain such a waiver in agreements that it has executed. Further, under certain circumstances parties that have executed such a waiver may not be prevented from bringing claims against the Trust Fund, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against FAST II’s assets, including the funds held in the Trust Fund. In determining whether to enter into an agreement with a third party that refuses to execute a waiver of such claims to the monies held in the Trust Fund, FAST II’s management has and will consider whether competitive alternatives are reasonably available to it, and has historically only entered into agreements with third parties without such a waiver in situations where management believes that such third party’s engagement is in the best interests of FAST II under the circumstances.

Upon redemption of the FAST II Class A Common Stock, if FAST II is unable to complete its initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the initial business combination, it may be required to provide for payment of claims of creditors that were not waived that may be brought against it within the ten years following redemption. Although no such claims have been brought against FAST II or threatened to date, the per share redemption amount received by public stockholders could be less than the $10.00 per public share initially held in the Trust Fund, due to claims of such creditors to the extent they are brought in the future. Pursuant to the letter agreement executed in connection with the FAST II IPO, the Sponsor agreed that it will be liable to FAST II if and to the extent any claims by a third party for services rendered or products sold to it, or a prospective target business with which FAST II entered into a written letter of intent, confidentiality or other similar agreement or merger agreement, reduce the amount of funds in the Trust Fund to below the lesser of (i) $10.00 per public share and (ii) the actual amount per share held in the Trust Fund as of the date of the liquidation of the Trust Fund, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Fund (whether or not such waiver is enforceable) nor will it apply to any claims under FAST II’s indemnity of the underwriter of the FAST II IPO against certain liabilities, including liabilities under the Securities Act. However, FAST II has not asked the Sponsor to reserve for such indemnification obligations, nor has FAST II independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and FAST II believes that the Sponsor’s only assets are securities of FAST II. Therefore, FAST II cannot assure you that the Sponsor would be able to satisfy those obligations. None of FAST II’s officers or directors will indemnify it for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

FAST II’s directors may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Fund available for distribution to the public stockholders.

In the event that the proceeds in the Trust Fund are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Fund as of the date of the liquidation of the Trust Fund if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, FAST II’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While FAST II currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to FAST II, it is possible that FAST II’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If FAST II’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Fund available for distribution to the public stockholders may be reduced below $10.00 per share.

FAST II may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

FAST II agreed to indemnify its officers and directors to the fullest extent permitted by law. However, FAST II’s officers and directors agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Fund and to not seek recourse against the Trust Fund for any reason whatsoever (except to the extent they are entitled to funds from the Trust Fund due to their ownership of Public Shares).

Accordingly, any indemnification provided will be able to be satisfied by FAST II only if (i) it has sufficient funds outside of the Trust Fund or (ii) FAST II consummates an initial business combination (which shall be the Business Combination should it occur). FAST II’s obligation to indemnify its officers and directors may discourage stockholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against FAST II’s officers and directors, even though such an action, if successful, might otherwise benefit FAST II and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent FAST II pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

The FAST II Charter was amended in March 2023 to remove the requirement that redemptions could not be made if it would result in FAST II having less than $5,000,001 in net tangible assets. Consequently, if Pubco fails to meet the initial listing requirements of Nasdaq, Pubco could be required to comply with the penny stock rules which could affect Pubco’s cash position following the Business Combination.

On March 10, 2023, the FAST II Charter was amended to remove the restriction providing that FAST II will not consummate any business combination unless it has net tangible assets of at least $5,000,001 upon consummation of such business combination. The purpose of this provision was to ensure that, in connection with its initial business combination, FAST II would continue, as it had since the FAST II IPO, not to be subject to the “penny stock” rules of the SEC, and therefore not a “blank check company” as defined under Rule 419 of the Securities Act (the “NTA Rule”), because FAST II complied with an exclusion to the “penny stock” rules for companies that have net tangible assets of at least $5,000,001. Although this restriction was amended out of the FAST II Charter, we believe that FAST II will be able to rely on another exclusion to the “penny stock” rules, which relates to it being listed on NYSE and we believe that, after the Business Combination, Pubco will be listed on Nasdaq and will be able to rely on the same exclusion.

If shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock are not approved for listing on Nasdaq or are delisted from Nasdaq, or if shares of FAST II Class A Common Stock are delisted from NYSE, such securities would likely then trade only in the over-the-counter market and the market liquidity of shares could be adversely affected and their market price could decrease. If such securities were to trade on the over-the-counter market, selling such securities could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and Pubco or FAST II, as applicable, could face significant material adverse consequences, including: a limited availability of market quotations for its securities; reduced liquidity with respect to its securities; a determination that such securities are a “penny stock,” which will require brokers trading in such securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for such securities; a reduced amount of news and analyst coverage for Pubco or FAST II, as applicable; and a decreased ability to issue additional securities or obtain additional financing in the future. These factors could result in lower prices and larger spreads in the bid and ask prices for such securities and would substantially impair our ability to raise additional funds and could result in a loss of institutional investor interest and fewer development opportunities for Pubco.

If, after FAST II distributes the proceeds in the Trust Fund to the public stockholders, FAST II files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the FAST II Board may be viewed as having breached their fiduciary duties to FAST II’s creditors, thereby exposing the members of the FAST II Board and FAST II to claims of punitive damages.

If, after FAST II distributes the proceeds in the Trust Fund to the public stockholders, FAST II files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by FAST II’s stockholders. In addition, the FAST II Board may be viewed as having breached its fiduciary duty to FAST II’s creditors and/or having acted in bad faith, thereby exposing itself and FAST II to claims of punitive damages, by paying public stockholders from the Trust Fund prior to addressing the claims of creditors.

If, before distributing the proceeds in the Trust Fund to the public stockholders, FAST II files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of FAST II’s stockholders and the per share amount that would otherwise be received by FAST II’s stockholders in connection with FAST II’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Fund to the public stockholders, FAST II files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Fund could be subject to applicable bankruptcy law, and may be included in FAST II’s bankruptcy estate and subject to the claims of third parties with priority over the claims of FAST II’s stockholders. To the extent any bankruptcy claims deplete the Trust Fund, the per share amount that would otherwise be received by FAST II’s stockholders in connection with its liquidation may be reduced.

You may only be able to exercise your FAST II Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of FAST II Class A Common Stock from such exercise than if you were to exercise such FAST II Public Warrants for cash.

The FAST II Warrant Agreement provides that in the following circumstances holders of warrants who seek to exercise their warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the FAST II Class A Common Stock issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the terms of the FAST II Warrant Agreement; (ii) if FAST II have so elected and the FAST II Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if FAST II have so elected and calls the public warrants for redemption. If you exercise your FAST II Public Warrants on a cashless basis, you would pay the warrant exercise price by surrendering all of the warrants for that number of FAST II Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of FAST II Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of FAST II Class A Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average last reported sales price of the shares of FAST II Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable. As a result, you would receive fewer shares of FAST II Class A Common Stock from such exercise than if you were to exercise such warrants for cash.

The provisions of the FAST II Charter that relate to the rights of holders of FAST II Class A Common Stock (and corresponding provisions of the agreement governing the release of funds from the Trust Fund) may be amended with the approval of holders of at least 65% of the FAST II Common Stock (computed on the basis of the number of votes to which each such holder is entitled) who attend and vote at a general meeting of FAST II, which is a lower amendment threshold than that of some other blank check companies. It may be easier for FAST II, therefore, to amend the FAST II Charter to facilitate the completion of the Business Combination that some of its stockholders may not support.

Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to the rights of a company’s stockholders, without approval by a certain percentage of the company’s stockholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s stockholders. The FAST II Charter provides that any of its provisions related to the rights of holders of FAST II Class A Common Stock (including the requirement to deposit proceeds of the FAST II IPO and the private placement of warrants into the Trust Fund and not release such amounts except in specified circumstances, and to provide redemption rights to public stockholders as described in this proxy statement/prospectus) may be amended if approved by special resolution, meaning holders of at least 65% of FAST II Common Stock who attend and vote at a general meeting of FAST II, and corresponding provisions of the Trust Agreement governing the release of funds from the Trust Fund may be amended if approved by holders of 65% of FAST II Common Stock; provided that the provisions of the FAST II Charter governing the appointment or removal of directors prior to FAST II’s initial business combination may only be amended by approval of a majority of at least 90% of the FAST II Class B Common Stock voting in an annual meeting. The Sponsor, which owns 43.8% of the issued and outstanding shares of FAST II Common Stock, will participate in any vote to amend the FAST II Charter and/or Trust Agreement and will have the discretion to vote in any manner they choose. As a result, FAST II may be able to further amend the provisions of the FAST II Charter which govern FAST II’s pre-Business Combination behavior more easily than some other special purpose acquisition companies, and this may increase FAST II’s ability to complete the Business Combination with which you may not agree. FAST II’s stockholders may pursue remedies against it for any breach of the FAST II Charter.

The Sponsor and FAST II’s executive officers and directors agreed, pursuant to agreements with FAST II, that they will not propose any amendment to the FAST II Certificate of Incorporation to modify the substance or timing of FAST II’s obligation to provide for the redemption of FAST II Class A Common Stock in connection with the Business Combination or to redeem 100% of FAST II Class A Common Stock if FAST II does not complete the Business Combination during the Combination Period or with respect to any other provision relating to the rights of holders of FAST II Class A Common Stock, unless FAST II provides the public stockholders with the opportunity to redeem their FAST II Class A Common Stock upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the funds held in the Trust Fund and not previously released to FAST II to pay its taxes, if any, divided by the number of then outstanding shares of FAST II Class A Common Stock. FAST II’s other stockholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Sponsor or FAST II’s executive officers or directors for any breach of these agreements. As a result, in the event of a breach, FAST II’s stockholders would need to pursue a stockholder derivative action, subject to applicable law.

FAST II may redeem unexpired FAST II Warrants prior to their exercise at a time that is disadvantageous to holders of FAST II Warrants, making such warrants worthless.

FAST II has the ability to redeem outstanding FAST II Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant; provided that the last sale price of FAST II Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given. FAST II will not redeem the FAST II Warrants unless an effective registration statement under the Securities Act covering the FAST II Class A Common Stock issuable upon exercise of the FAST II Warrants is effective and a current proxy statement/prospectus relating to those FAST II Class A Common Stock is available throughout the 30-day redemption period, except if the FAST II Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the FAST II Warrants become redeemable by FAST II, FAST II may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding FAST II Warrants could force holders thereof to (i) exercise FAST II Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell FAST II Warrants at the then-current market price when such holder might otherwise wish to hold FAST II Warrants or (iii) accept the nominal redemption price which, at the time the outstanding FAST II Warrants are called for redemption, is likely to be substantially less than the market value of such FAST II Warrants.

In addition, FAST II may redeem warrants after they become exercisable for a number of FAST II Class A Common Stock determined based on the redemption date and the fair market value of FAST II Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case holders thereof would lose any potential embedded value from a subsequent increase in the value of the FAST II Class A Common Stock had such warrants remained outstanding.

The FAST II Warrants may have an adverse effect on the market price of the Pubco Class A Common Stock.

FAST II issued FAST II Warrants to purchase 5,558,521 of FAST II Class A Common Stock as part of the FAST II Units offered in the FAST II IPO and, simultaneously with the closing of the FAST II IPO, FAST II issued in a private placement an aggregate of 4,297,825 FAST II Private Placement Warrants, each exercisable to purchase one share of FAST II Class A Common Stock at $11.50 per share. At the SPAC Merger Effective Time, the FAST II Warrants will be assumed and converted into Pubco Warrants and will entitle the holders to purchase, at a purchase price of $11.50 for each Pubco Warrant, (i) one half of one share of Pubco Class A Common Stock, (ii) one half of one share of Pubco Series A Preferred Stock, and (iii) a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to each Public Share pursuant to the Warrant Agreement (as amended by the Warrant Assumption Agreement). Such Pubco Warrants, when exercised, will increase the number of issued and outstanding shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock and reduce the value of the Pubco Class A Common Stock and Pubco Series A Preferred Stock.

As the number of redemptions of shares of FAST II Common Stock increases, the number of shares of outstanding FAST II Common Stock decreases and the number of shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock issuable to holders of Pubco Warrants after the SPAC Merger Effective Time will increase.

The exercise of Pubco Warrants for shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock would increase the number of shares eligible for future resale in the public market and result in dilution to stockholders. Such dilution will increase if more shares of FAST II Class A Common Stock are redeemed.

As of the FAST II Record Date, FAST II had warrants to purchase an aggregate of 9,856,247 shares of FAST II Class A Common Stock outstanding, comprising 5,558,422 FAST II Public Warrants and 4,297,825 FAST II Private Placement Warrants. These FAST II Warrants will become exercisable at any time commencing on the later to occur of 30 days after the completion of the Business Combination or 12 months from the closing of the FAST II IPO. The likelihood that these FAST II Warrants will be exercised increases if the trading price of shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock exceeds the exercise price of the warrants. The exercise price of these warrants is $11.50.

Based on the closing price of $0.60 per warrant on NYSE on June 26, 2023, FAST II Warrants have an aggregate market value of $5,913,748.20. However, there is no guarantee that the FAST II Warrants will ever be in the money after they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

To the extent the Pubco Warrants are exercised, additional shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock will be issued, which will result in dilution to the holders of Pubco Class A Common Stock and Pubco Series A Preferred Stock and increase the number of shares eligible for resale in the public market. The dilution, as a percentage of outstanding shares, caused by the exercise of the Pubco Warrants will increase if a large number of FAST II stockholders elect to redeem their shares in connection with the Business Combination. Holders of FAST II Warrants do not have a right to redeem the warrants. Further, the redemption of FAST II Class A Common Stock without any accompanying redemption of public warrants will increase the dilutive effect of the exercise of public warrants. Sales of substantial numbers of shares issued upon the exercise of warrants in the public market or the potential that such warrants may be exercised could also adversely affect the market price of Pubco Class A Common Stock and Pubco Series A Preferred Stock.

Public stockholders who redeem their shares of FAST II Class A Common Stock may continue to hold any FAST II Warrants that they own, which would result in additional dilution to non-redeeming holders upon exercise of the FAST II Warrants.

Public stockholders who redeem their shares of FAST II Class A Common Stock may continue to hold any FAST II Warrants that they owned prior to redemption, which results in additional dilution to non-redeeming holders upon exercise of such FAST II Warrants. Assuming the maximum redemption of the shares of FAST II Class A Common Stock held by the redeeming public stockholders, 5,558,422 FAST II Warrants would be retained by redeeming public stockholders with an aggregate market value of $3,335,053.20, based on the market price of $0.60 per FAST II Warrant as of June 26, 2023. As a result, the redeeming public stockholders would recoup their entire investment and continue to hold public warrants with an aggregate market value of $3,335,053.20, while non-redeeming public stockholders would suffer additional dilution in their percentage ownership and voting interest of Pubco upon exercise of the FAST II Warrants held by redeeming public stockholders.

A new 1% U.S. federal excise tax could be imposed on FAST II in connection with redemptions by FAST II of its shares or its liquidation.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because FAST II is a Delaware corporation and its securities are trading on NYSE, FAST II is a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the Excise Tax. On December 27, 2022, the U.S. Department of Treasury issued Notice 2023-2 (the “Notice”), which provides interim guidance addressing the application of the Excise Tax. Under the Notice, liquidating distributions are exempt from the Excise Tax. In addition, redemptions may also be exempt if they occur in the same year as the liquidation. However, the U.S. Department of Treasury has yet to promulgate proposed or final regulations for the Excise Tax.

Because the redemptions of our shares in connection with the Extension occurred, and any redemption that occurs as a result of the Business Combination would occur, after December 31, 2022, FAST II may be subject to the Excise Tax as a result of any redemptions in connection with the Extension or Business Combination. Whether and to what extent FAST II would be subject to the Excise Tax would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with its initial business combination, (ii) the structure of the business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with the business combination (or otherwise issued not in connection with the business combination but issued within the same taxable year of the business combination), (iv) if FAST II fails to timely consummate a business combination and/or liquidate in a taxable year following a redemption of shares and (v) the content of regulations and other future guidance from the U.S. Department of the Treasury. Fund in the Trust Fund, including any interest earned thereon, will not be used to pay for any Excise Tax liabilities with respect to any redemptions that occur prior to or in connection with a business combination or liquidation of FAST II. If FAST II completes a business combination, because the Excise Tax would be payable by FAST II (following the business combination), and not by the redeeming holder (or out of amounts in the Trust Fund otherwise payable to the redeeming holder), the Excise Tax may be payable on redemptions made on or after January 1, 2023 (including redemptions in connection with the Extension and the Business Combination), which would reduce the cash available for ongoing operations following the completion of the Business Combination.

If FAST II is deemed to be an investment company for purposes of the Investment Company Act, FAST II may be forced to abandon its efforts to complete a business combination and instead be required to liquidate. To mitigate the risk of that result prior to the 24-month anniversary of the effective date of the registration statement relating to the FAST II IPO, on March 13, 2023, FAST II instructed Continental to liquidate the securities held in the Trust Fund and instead hold all funds in the Trust Fund in a bank deposit account.

On March 30, 2022, the SEC issued the proposed rules (the “SPAC Rule Proposals”) relating, among other things, to circumstances in which special purpose acquisition companies (“SPACs”) such as FAST II could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria.

To comply with the duration limitation of the proposed safe harbor, a SPAC would have a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a Current Report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of the registration statement for its initial public offering. The company would then be required to complete its initial business combination no later than 24 months after the effective date of the registration statement for the FAST II IPO.

There is currently uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like FAST II, that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule. As indicated above, FAST II completed the FAST II IPO on March 18, 2021 and has operated as a blank check company searching for a target business with which to consummate a business combination since such time. As a result, it is possible that a claim could be made that FAST II has been operating as an unregistered investment company if the SPAC Rule Proposals are adopted as proposed. If FAST II were deemed to be an investment company for purposes of the Investment Company Act, FAST II might be forced to abandon its efforts to complete a business combination and instead be required to liquidate. If FAST II is required to liquidate, FAST II’s investors would not be able to realize the benefits of owning shares in a successor operating business, including the potential appreciation in the value of FAST II shares and warrants or rights following such a transaction, and the FAST II warrants or rights would expire worthless.

The funds in the Trust Fund have, since the FAST II IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of            , 2023, the Record Date, amounts held in the Trust Fund included approximately $         million of accrued interest. To mitigate the risk of FAST II being deemed to have been operating as an unregistered investment company under the Investment Company Act, on March 13, 2023, which was prior to the 24-month anniversary of the effective date of the registration statement relating to the FAST II IPO, FAST II instructed Continental, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Fund and thereafter to hold all funds in the Trust Fund in an interest-bearing bank deposit account (i.e., in one or more bank accounts) until the earlier of the consummation of a business combination or FAST II’s liquidation. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 4.5% per annum. Following such liquidation of the assets in the Trust Fund, if FAST II is unable to achieve more than minimal interest, on the funds held in the Trust Fund, the dollar amount its public stockholders would otherwise receive upon any redemption or liquidation of FAST II would be less than if the assets in the Trust Fund had remained in U.S. government securities or money market funds.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the financial information of the Company and FAST II adjusted to give effect to the Business Combination.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 combines the historical balance sheets of the Company and FAST II on a pro forma basis as if the Business Combination had been consummated on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and year ended December 31, 2022 combines the historical statement of operations of the Company and historical statement of operations of FAST II for such period on a pro forma basis as if the Business Combination had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and operating results that would have been achieved had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Pubco following the completion of the Business Combination and may not be useful in predicting the future financial condition and results of operations of Pubco following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected in this proxy statement/prospectus due to a variety of factors. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date on which these unaudited pro forma condensed combined financial statements are prepared and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, financial statements of the Company and FAST II included in this proxy statement/prospectus, the sections titled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “FAST II Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other information relating to the Company and FAST II contained in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth in the section titled “Proposal No. 1 — The Business Combination Proposal.”

Description of the Business Combination

The Business Combination will be effected in two steps: (a) at SPAC Merger Effective Time, FAST II will merge with and into Pubco, with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) at the Acquisition Merger Effective Time, Merger Sub will merge with and into the Company, with the Company as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement, the direct interests in the Company will be held by Pubco and the holders of Company Units outstanding as of immediately prior to the Business Combination.

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     On the Closing Date, each share of FAST II Class B Common Stock will convert into one share of FAST II Class A Common Stock in the Class B Exchange and shares of FAST II Class A Common Stock for which redemption rights were exercised will be redeemed.

(ii)    At the SPAC Merger Effective Time, (a) first, each FAST II Unit outstanding immediately prior to the SPAC Merger Effective Time will be automatically separated and the holder thereof will be deemed to hold one share of FAST II Class A Common Stock and one-quarter of one FAST II Warrant; (b) second, (1) each current share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange) will be automatically exchanged for the right to receive (x) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock and (y) 50% of the Additional SPAC Share Consideration;

(2) each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange will automatically be exchanged for the right to receive (A) one newly issued share of Pubco Class A Common Stock and (B) the applicable portion of any Earnout Shares, provided that the Additional Incentive Forfeited Shares and Sponsor Redemption Forfeited Shares will be forfeited immediately prior to the closing of the Acquisition Merger; and (3) each FAST II Warrant outstanding immediately prior to the SPAC Merger (including the FAST II Private Placement Warrants held by the Sponsor) will be assumed by Pubco and each resulting whole Pubco Warrant will be exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.5 shares of Pubco Class A Common Stock, 0.5 shares of Pubco Series A Preferred Stock, and a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to the holder of one share of FAST II Class A Common Stock pursuant to the Merger Agreement.

(iii)   Immediately prior to the Acquisition Merger Effective Time, following the SPAC Merger, Pubco will contribute to Merger Sub all of the Closing Surviving Corporation Cash.

(iv)   At the Acquisition Merger Effective Time, (a) each issued and outstanding Company Unit (other than the Cancelled Units and Company Financing Units) will be converted into the right to receive (x) the Per Unit Consideration and (y) the applicable portion of any Earnout Shares and Earnout Units; (b) each Company Financing Unit will be converted into the right to receive (x) the Per Unit Consideration and (y) the Additional Company Financing Unit Consideration; (c) each Cancelled Unit will be cancelled without any conversion and no payment or distribution will be made with respect to such Cancelled Units; and (d) each unit of Merger Sub that is issued and outstanding will be converted into and become (x) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of any shares of FAST II Common Stock in connection with the exercise of redemption rights, the Class B Exchange and the Conversion.

Notwithstanding the foregoing, with a view to satisfy the Listing Condition, the Company intends to, at least three (3) business days prior to the Acquisition Merger Effective Time, elect to reclassify a number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time that is necessary to meet initial listing requirements into the right to receive the consideration for each such Company Unit in one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of Pubco Class B Common Stock and New Company Units.

Jefferies LLC, the Sponsor and holders of Company Units immediately before the Acquisition Merger (but not including holders of Company Financing Units in their capacity as holders of Company Financing Units) will be entitled to receive a number of Earnout Shares and Earnout Units, in each case that will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the Earnout Period, which is the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger.

Pursuant to the Sponsor Support Agreement, among other things, if and only if the SPAC Capital Received is less than $50 million, immediately prior to the Acquisition Merger Closing, the Sponsor is obligated to deliver to Pubco for cancellation and for no consideration the Sponsor Redemption Forfeited Warrants.

Pursuant to the Sponsor Support Agreement, among other things, the Sponsor agreed to deliver to FAST II for cancellation and for no consideration the Sponsor Redemption Forfeited Shares and the Additional Incentive Forfeited Shares.

In connection with the Closing, the Company will enter into the Tax Receivable Agreement with Pubco and the TRA Holders. Pursuant to the Tax Receivable Agreement, among other things, Pubco will be required to pay to each TRA Holder 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of the increases in tax basis resulting from any exchange of common units of the Company for Pubco Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the Tax Receivable Agreement. In certain cases, Pubco’s obligations under the Tax Receivable Agreement may accelerate and become due and payable, based on certain assumptions, upon a change in control and certain other termination events, as defined in the Tax Receivable Agreement.

Based primarily on historical losses of the Company, management has determined it is more-likely-than-not that the Company will be unable to utilize its deferred tax assets subject to the Tax Receivable Agreement; therefore, management has not recorded an adjustment in the unaudited pro forma condensed consolidated financial information for the deferred tax assets or a corresponding liability under the Tax Receivable Agreement related to the tax savings the company may realize from the utilization of tax deductions related to basis adjustments created by the transactions contemplated in the Merger Agreement and the exchange of common units of the Company for Pubco Class A Common Stock or cash in the future and tax benefits related to entering into the Tax Receivable Agreement. However, if utilization of the deferred tax assets were more-likely-than-not Pubco would recognize a deferred tax asset of approximately $202.5 million and a liability under the Tax Receivable Agreement of approximately $172.1 million, assuming (i) no additional redemptions of Public Shares in connection with the Business Combination (but taking into account redemptions that already occurred in connection with the Extension); (ii) a price of $10 per share; (iii) a constant corporate tax rate of 25%; and (iv) no material changes in tax law. Under the same assumptions but instead considering the maximum redemption of Public Shares instead of no additional redemptions, Pubco would recognize a deferred tax asset of approximately $193.5 million and a liability under the Tax Receivable Agreement of approximately $164.5 million.

On June 23, 2023, the Company entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisition (as so amended, the “Credit Agreement”), pursuant to which (i) Pubco joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”), and (iii) Pubco, the Company and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for shares of Pubco Series A Preferred Stock at the Acquisition Merger Closing. In the event the transactions contemplated by the Merger Agreement are consummated, at the Acquisition Merger Closing, each Debt Transferee who has executed an exchange agreement with Pubco (the “Exchange Agreement”), within 20 days after the effective date of the registration statement relating to the Business Combination, has the right to exchange such Transferred Debt into shares of Pubco Series A Preferred Stock at an exchange price of $10.00 per share of Pubco Series A Preferred Stock and the accrued interest in cash. To the extent that Debt Transferees representing a majority of the outstanding amount of the Transferred Debt, in the aggregate, agree to exchange their Transferred Debt, the remaining amount of Transferred Debt not exchanged shall be automatically exchanged for Pubco Series A Preferred Stock concurrently with the Acquisition Merger Closing, without any further action required by the remaining Debt Transferees and such remaining Debt Transferees shall be deemed to have entered into the Exchange Agreement. For a description of the Credit Agreement, see the section titled “Certain Relationships and Related Party Transactions.” The unaudited pro forma condensed combined financial information does not give effect to the exchange of the Transferred Debt for Pubco Series A Preferred Stock as the exchange is contingent upon action of the Debt Transferees.

For more information about the Business Combination, please see the section titled “Proposal No. 1 — The Business Combination Proposal.” A copy of the Merger Agreement and a copy of the Tax Receivable Agreement are attached to the accompanying proxy statement/prospectus as Annex A-1 and Annex A-2 and Annex F, respectively.

Expected Accounting Treatment of the Business Combination

The SPAC Merger is expected to be accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

The Acquisition Merger is also expected to be accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, will continue to collectively have a controlling interest (as determined in accordance with GAAP) in Pubco through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau, and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger will be treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Acquisition Merger will be those of the Company.

Earnout Shares and Earnout Units will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the Earnout Period. Earnout Shares and Earnout Units are expected to be liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”) prior to the satisfaction of the applicable milestone. Following the satisfaction of applicable milestones, Earnout Shares and Earnout Units released from escrow and delivered to its holders are expected to be equity classified.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this proxy statement/prospectus. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

Pursuant to FAST II’s certificate of incorporation, FAST II will provide holders of its Public Shares with the opportunity to redeem their shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Fund as of two business days prior to the consummation of the first transactions contemplated by the Business Combination Proposal (including interest earned on the funds held in the Trust Fund and not previously released to FAST II to pay its taxes).

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:

•        Assuming No Additional Redemptions:    This presentation assumes that none of the holders of FAST II’s shares of Class A Common Stock will exercise redemption rights with respect to their Public Shares in connection with the Business Combination (but takes into account redemptions that already occurred in connection with the Extension);

•        Assuming Maximum Redemptions:    This presentation assumes that holders of 7,135,509 shares of FAST II’s Class A Common Stock will exercise redemption rights with respect to their Public Shares for their pro rata share (approximately $10.30 per share as of March 31, 2023) of the funds in the Trust Fund.

The following summarizes the pro forma capitalization of Pubco expected immediately following the Closing, presented under the two redemption scenarios:

	Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% of Voting Rights	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% of Voting Rights
FAST II public stockholders(1)(2)(3)	3,910,623	3,567,755	5.0%	—	—	0.0%
Sponsor(4)(5)(9)	3,040,733	—	2.1%	2,412,500	—	1.8%
Jefferies(6)(9)	1,550,000	—	1.1%	775,000	—	0.6%
Total FAST II stockholders(7)	8,501,356	3,567,755	8.2%	3,187,500	—	2.4%

Company Unitholders(8)(9)(10)(11)	131,955,893	—	91.8%	133,461,261	—	97.6%
Total Company Unitholders	131,955,893	—	91.8%	133,461,261	—	97.6%

Pro Forma Capitalization	140,457,249	3,567,755	100.0%	136,648,761	—	100.0%

____________

(1)      The no additional redemptions scenario reflects actual redemptions of 15,098,178 shares of FAST II’s Class A common stock on March 10, 2023, in connection with Extension Amendment.

(2)      Shares of Pubco Common Stock includes 3,567,755 shares of Pubco Class A Common Stock issued in the Conversion and 342,868 shares of Pubco Class A Common Stock issued as Additional SPAC Share Consideration in the no additional redemptions scenario.

(3)      Shares of Pubco Series A Preferred Stock includes 3,567,755 shares issued in the Conversion in the no additional redemptions scenario. The Pubco Series A Preferred Stock votes as a single class with the Pubco Common Stock on an as-converted-to Pubco Common Stock basis. The Pubco Series A Preferred Stock converts into Pubco Common Stock at an initial conversion ratio of 0.909 to 1.

(4)      The no additional redemptions scenario represents shares of Pubco Class A Common Stock received by the FAST II initial stockholders in the Class B Exchange less the 1,111,684 Additional Incentive Forfeited Shares and 2,956,005 Sponsor Redemption Forfeited Shares plus 1,550,000 Earnout Shares issued to the Sponsor.

(5)      The maximum redemptions scenario represents shares of Pubco Class A Common Stock received by the FAST II initial stockholders in the Class B Exchange less the 1,111,684 Additional Incentive Forfeited Shares and the 3,196,738 Sponsor Redemption Forfeited Shares plus 1,162,500 Earnout Shares issued to the Sponsor.

(6)      Represents 1,550,000 Earnout Shares and 775,000 Earnout Shares issued to Jefferies LLC assuming no additional redemptions and maximum redemptions, respectively.

(7)      Excludes 5,558,422 unexercised Pubco Public Warrants, and 4,297,825 and 2,148,912 unexercised Pubco Private Placement Warrants assuming no additional redemptions and maximum redemptions, respectively.

(8)     Includes (i) 52,224,111 shares of Pubco Class B Common Stock and 4,362,966 shares of Pubco Class A Common Stock issued as Per Unit Consideration in exchange to the Company Units and Company Financing Units (assuming that the Company elects to issue 4,362,966 shares of Pubco Class A Common Stock in lieu of the same number of Pubco Class B Common Stock and New Company Units as consideration for Company Units in order to satisfy the Listing Condition), (ii) 768,816 and 1,111,684 shares of Pubco Class B Common Stock issued to Infinite Acquisitions as Additional Company Financing Unit Consideration, assuming no additional redemptions and maximum redemptions, respectively, (iii) 74,400,000 and 75,562,500 Seller Earnout Shares assuming no additional redemptions and maximum redemptions, respectively, and (iv) 200,000 shares of Pubco Class A Common Stock issued to Infinite Acquisitions as settlement of the Infinite Promissory Note. Assumes 1) the Company elects to issue 4,362,966 shares of Pubco Class A Common Stock in lieu of the same number of Pubco Class B Common Stock and New Company Units as consideration for Company Units in order to satisfy the Listing Condition, and 2) proceeds from the Company Financings are $80,000,000.

(9)      The Earnout Shares are included in the pro forma capitalization as holders of the Earnout Shares are entitled to vote such Earnout Shares while they are held in escrow.

(10)    Shares of Pubco Class B Common Stock will carry the same voting rights as shares of Pubco Class A Common Stock but will have no economic terms. Each share of Pubco Class B Common Stock will be issued together with a New Company Unit.

(11)    Assumes that Infinite Acquisitions loans to FAST II an aggregate principal amount of $2.0 million under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2023
(in thousands)

	Company (Historical)	FAST II (Historical)	Transaction Accounting Adjustments: Financing Adjustments (Note 3)	Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 4)		Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4)		Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Cash and cash equivalents	$1,551	$675	$500	$73,865	(a)	$72,434	$(73,525)	(q)	$6,659
			5,959	(4,000)	(b)		2,000	(b)
				(18,980)	(c)		4,000	(c)
				(7,827)	(c)		1,750	(c)
				(1,100)	(d)
				21,791	(e)
Accounts receivable, net	4,158	—				4,158			4,158
Contract assets	4,907	—				4,907			4,907
Inventories	513	—				513			513
Deferred transaction costs	2,307	—		(2,307)	(c)	—			—
Other current assets	930	82				1,012			1,012
Total current assets	14,366	757	6,459	61,442		83,024	(65,775)		17,249
Investments held in Trust Account	—	73,615	250	(73,865)	(a)	—			—
Investments and advances to unconsolidated joint ventures	71,571	—				71,571			71,571
Operating lease right-of-use assets	1,445	—				1,445			1,445
Finance lease right-of-use assets	562	—				562			562
Property and equipment, net	877	—				877			877
Intangible assets, net	7,100	—				7,100			7,100
Goodwill	11,471	—				11,471			11,471
Long term receivable – related party	973					973			973
Other non-current assets	649	—				649			649
Total assets	$109,014	$74,372	$6,709	$(12,423)		$177,672	$(65,775)		$111,897

Liabilities
Accounts payable	$6,424	$4,914		$(3,171)	(c)	$8,167			$8,167
Accrued expenses and other current liabilities	7,942	145				8,087	1,500	(c)	9,587
Convertible promissory note, at fair value		1,013	750	(1,763)	(h)	—			—
Working capital loan – related party, at fair value	—	1,083		(1,083)	(d)	—			—
Contract liabilities	1,596	—				1,596			1,596
Current portion of long-term debt	8,478	—				8,478			8,478
Total current liabilities	24,440	7,155	750	(6,017)		26,328	1,500		27,828
Operating lease liability, net of current portion	1,112	—				1,112			1,112
Long-term debt, net of current portion	24,665	—	5,959			30,624			30,624
Earnout liabilities	—	—		433,038	(o)	433,038			433,038
Derivative warrant liabilities	—	4,534				4,534	(989)	(s)	3,545
Deferred underwriting commissions in connection with the initial public offering	—	7,782		(4,032)	(b)	3,750	2,000	(b)	5,750
Total liabilities	50,217	19,471	6,709	422,989		499,386	2,511		501,897

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF MARCH 31, 2023
(in thousands)

	Company (Historical)	FAST II (Historical)	Transaction Accounting Adjustments: Financing Adjustments (Note 3)	Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 4)		Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4)		Pro Forma Combined (Assuming Maximum Redemptions)
Redeemable equity
Class A common stock subject to possible redemption	—	73,525		(73,525)	(f)	—			—
Stockholders’ equity (deficit)/ Members’ equity
Member’s capital	94,201	—		21,791	(e)	—			—
				(115,992)	(m)
FAST II Preferred stock	—	—				—			—
FAST II common stock
Class A common stock	—	—		1	(f)	—			—
				1	(g)
				—	(i)
				(2)	(j)
				—	(k)
				—	(n)
Class B common stock	—	1		(1)	(g)	—			—
Pubco Preferred Stock				1	(j)	1	—	(q)	1
Pubco common stock
Class A common stock	—	—		1	(j)	1	—	(q)	1
				—	(k)
				—	(h)		—	(i)
				—	(m)		—	(r)
				—	(o)
Class B common stock	—	—		5	(m)	12	—	(r)	12
				—	(n)
				7	(o)
Additional paid-in capital	—	—		32	(b)	(14,237)	(73,525)	(q)	12,019
				(15,407)	(c)		7,229	(c)
				73,524	(f)		—	(i)
				1,763	(h)		94,143	(p)
				(23,281)	(l)		1,750	(l)
				115,987	(m)		(4,330)	(o)
				(7)	(o)		989	(s)
				(424,377)	(o)
				257,529	(p)
				—	(i)
Accumulated deficit	(33,997)	(18,625)		(5,880)	(c)	(48,555)	(4,730)	(c)	(48,954)
				(4,656)	(c)		1,750	(c)
				(17)	(d)		(1,750)	(l)
				23,281	(l)		4,331	(o)
				(8,661)	(o)
Accumulated other comprehensive loss	(1,407)	—				(1,407)			(1,407)
Total equity attributable to common stockholders/ Members’ equity	58,797	(18,624)	—	(104,358)		(64,185)	25,857		(38,328)
Noncontrolling interests	—	—		(257,529)	(p)	(257,529)	(94,143)	(p)	(351,672)
Total equity	58,797	(18,624)	—	(361,887)		(321,714)	(68,286)		(390,000)
Total liabilities, redeemable equity, and equity	$109,014	$74,372	$6,709	$(12,423)		$177,672	$(65,775)		$111,897

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2023
(in thousands, except share and per share data)

	Company (Historical)	FAST II (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 4)		Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$9,194	$—			$9,194			$9,194

Operating expenses:
Project design and build expense	6,288	—			6,288			6,288
Selling, general and administrative expense	10,003	1,217	(45)	(aa)	11,175			11,175
Research and development expense	463	—			463			463
Depreciation and amortization expense	1,342	—			1,342			1,342
Total operating expenses	18,096	1,217	(45)		19,268	—		19,268
Loss from operations	(8,902)	(1,217)	45		(10,074)	—		(10,074)
Other income (expense), net:
Shares of gain (loss) from equity method investments	(1,279)	—			(1,279)			(1,279)
Interest expense	(271)	—			(271)			(271)
Foreign exchange transaction loss	599	—			599			599
Change in fair value of derivative warrant liabilities	—	2,070			2,070	(451)	(ii)	1,619
Change in fair value of working capital loan	—	12	(12)	(ff)	—			—
Change in fair value of convertible promissory note		237	(237)	(jj)	—			—
Interest earned from investments held in Trust Account	—	2,019	(2,019)	(bb)	—			—
Total other income (expense), net	(951)	4,338	(2,268)		1,119	(451)		668
Net loss before income taxes	(9,853)	3,121	(2,223)		(8,955)	(451)		(9,406)
Income tax expense	—	413			413			413
Net income (loss)	(9,853)	2,708	(2,223)		(9,368)	(451)		(9,819)
Net loss attributable to noncontrolling interest	—	—	(7,499)	(gg)	(7,499)	(1,355)	(gg)	(8,854)
Preferred stock dividend	—	—	714	(hh)	714	(714)	(hh)	—
Net income (loss) attributable to common stockholders	$(9,853)	$2,708	$4,562		$(2,583)	$1,618		$(965)

Basic and diluted weighted average units/shares outstanding	54,483,789	24,101,443			9,964,322			5,812,966
Basic and diluted net income (loss) per unit/share	$(0.18)	$0.11			$(0.26)			$(0.17)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

	Company (Historical)	FAST II (Historical)	Transaction Accounting Adjustments (Assuming No Additional Redemptions) (Note 4)		Pro Forma Combined (Assuming No Additional Redemptions)	Additional Transaction Accounting Adjustments (Assuming Maximum Redemptions) (Note 4)		Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$15,950	$—			$15,950			$15,950
Operating expenses:
Project design and build expense	11,344	—			11,344			11,344
Selling, general and administrative expense	18,439	4,054	(135)	(aa)	22,358			22,358
Research and development expense	2,771	—			2,771			2,771
Depreciation and amortization expense	737	—			737			737
Total operating expenses	33,291	4,054	(135)		37,210	—		37,210
Loss from operations	(17,341)	(4,054)	135		(21,260)	—		(21,260)
Other income (expense), net:
Share of gain (loss) from unconsolidated joint ventures	1,513	—			1,513			1,513
Interest expense	(1,113)	—			(1,113)			(1,113)
Loss on disposal of assets	(9)	—			(9)			(9)
Foreign exchange transaction loss	(478)	—			(478)			(478)
Change in fair value of derivative warrant liabilities	—	2,057			2,057	(473)	(ii)	1,584
Change in fair value of working capital loan	—	5	(5)	(ff)	—			—
Other expense			(5,880)	(cc)	(19,197)	(4,730)	(cc)	(17,846)
			(4,656)	(dd)		1,750	(dd)
			(8,661)	(ee)		4,331	(ee)
Interest earned from investments held in Trust Account	—	3,174	(3,174)	(bb)	—			—
Total other income (expense), net	(87)	5,236	(22,376)		(17,227)	878		(16,349)
Net loss before income taxes	(17,428)	1,182	(22,241)		(38,487)	878		(37,609)
Income tax expense	—	592			592			592
Net income (loss)	(17,428)	590	(22,241)		(39,079)	878		(38,201)
Net loss attributable to noncontrolling interest	—	—	(30,808)	(gg)	(30,808)	(3,105)	(gg)	(33,913)
Preferred stock dividend	—	—	2,854	(hh)	2,854	(2,854)	(hh)	—
Net income (loss) attributable to common stockholders	$(17,428)	$590	$5,713		$(11,125)	$6,837		$(4,288)
Basic and diluted weighted average units/shares outstanding	51,962,184	27,792,109			9,964,322			5,812,966
Basic and diluted net income (loss) per unit/share	$(0.34)	$0.02			$(1.12)			$(0.74)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Basis of Presentation

The SPAC Merger is expected to be accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Acquisition Merger is also expected to be accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, will continue to collectively have a controlling interest (as determined in accordance with GAAP) in Pubco through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger will be treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Acquisition Merger will be those of the Company.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 gives pro forma effect to the Business Combination as if it had been consummated on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and year ended December 31, 2022 give pro forma effect to the Business Combination as if it had been consummated on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•        The Company’s unaudited condensed consolidated balance sheet as of March 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus; and

•        FAST II’s unaudited condensed balance sheet as of March 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 has been prepared using, and should be read in conjunction with, the following:

•        The Company’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2023 included elsewhere in this proxy statement/prospectus; and

•        FAST II’s unaudited condensed statement of operations for the three ended March 31, 2023 and the related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

•        The Company’s audited consolidated statement of operations for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus; and

•        FAST II’s audited statement of operations for the year ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented.

The pro forma adjustments reflecting the completion of the Business Combination are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and FAST II.

2.      Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the Company’s and FAST II’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Pubco following the Closing. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

3.      Financing Adjustments

In connection with the Extension Amendment, FAST II entered into an unsecured promissory note (the “Note”) with Infinite Acquisitions, whereby Infinite Acquisitions agreed to lend FAST II up to $2 million for the sole purpose of paying the fees and expenses of FAST II or the Sponsor incurred or committed to be incurred in furtherance of the Extension, which amount would be sufficient to fund up to approximately $1.5 million of FAST II’s potential additional deposits into the trust account. The Note is non-interest bearing and repayable in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Business Combination and will be forgiven without payment if the Merger Agreement is terminated. As of March 31, 2023, $1.25 million was funded under the Note. The adjustment reflects the expected funding of the remaining $0.75 million under Note prior to the Closing, of which $0.25 million is reflected as deposited into the Trust Fund and $0.5 million is reflected as an increase in cash and cash equivalents.

During the second quarter of 2023, the Company drew $6.0 million on the $10 million revolving credit facility for use in funding the ongoing operations of the Company, which has been reflected as an increase in cash and cash equivalents and long-term debt.

4.      Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Pubco following the Closing filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of Pubco shares outstanding, assuming the Business Combination occurred on January 1, 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

(a)     Reflects the reclassification of investments and cash held in the Trust Fund that becomes available following the Business Combination, assuming no additional redemptions in connection with the Business Combination (but takes into account redemptions that already occurred in connection with the Extension).

(b)    Reflects the following adjustments related to the Base Fee owed to Jefferies upon the consummation of the Business Combination, which includes amounts Jefferies LLC is entitled to as deferred underwriting commission from the FAST II IPO:

•        $4.0 million was reflected as a reduction of cash and the settlement of the Base Fee, assuming no additional redemptions, and $2.0 million was reflected as a reduction of cash and the settlement of the Base Fee, assuming maximum redemptions; and

•        $0.03 million, which reflects the portion of the deferred underwriting commission not payable to Jefferies pursuant to the Base Fee, was reflected as an increase to additional paid-in capital.

Under certain circumstances, Pubco may delay paying a portion of the Base Fee until up to two years following the closing of the Business Combination and may elect to pay a portion of the Base Fee in Pubco Class A Common Stock.

(c)     Represents preliminary estimated transaction costs expected to be incurred by the Company of approximately $21.3 million and $18.8 million, and by FAST II of approximately $8.2 million and $6.5 million, assuming no additional redemptions and maximum redemptions, respectively. These transaction costs primarily represent legal, financial advisory and other professional fees. The amount and timing of certain financial advisory and legal fees are based on the amount of SPAC Capital Received. FAST II’s estimated transaction costs exclude the Base Fee owed to Jefferies LLC as described in Note 4(b) above.

For the Company’s transaction costs:

•        $2.3 million was capitalized in deferred transaction costs and paid as of March 31, 2023;

•        $19.0 million and $15.0 million was reflected as a reduction of cash, assuming no additional redemptions and maximum redemptions, respectively, which represents the Company’s estimated transaction costs less amounts previously paid by the Company;

•        $1.5 million was reflected as an increase in accrued expenses and other current liabilities, assuming maximum redemptions;

•        $15.4 million and $8.2 million were capitalized and offset against the proceeds from the Business Combination and reflected as a decrease in additional paid-in capital, assuming no additional redemptions and maximum redemptions, respectively; and

•        $5.9 million and $10.6 million were not capitalized as part of the Business Combination and reflected as an increase in accumulated deficit, assuming no additional redemptions and maximum redemptions, respectively. The costs expensed through accumulated deficit, which include amounts allocated to the FAST II Public Warrants, FAST II Private Placement Warrants and Earnout Shares issued to the Sponsor assumed or issued as part of the Business Combination and certain other costs associated with the Business Combination that will be expensed as incurred, are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in Note 4(cc) below.

For FAST II’s transaction costs:

•        $3.2 million was accrued by FAST II in accounts payable and recognized in expense as of March 31, 2023;

•        $0.4 million was recognized in expense and paid as of March 31, 2023;

•        $7.8 million and $6.1 million was reflected as a reduction of cash assuming no additional redemptions and maximum redemptions, respectively, which represents FAST II’s estimated transaction costs less amounts previously paid by FAST II as of March 31, 2023; and

•        $4.7 million and $2.9 million was reflected as an adjustment to accumulated deficit as of March 31, 2023, assuming no additional redemptions and maximum redemptions, respectively, which represents estimated FAST II transaction costs less $3.0 million previously recognized in expense by FAST II as of March 31, 2023. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in Note 4(dd) below.

(d)    Reflects the expected repayment of FAST II’s working capital loan upon the closing of the Business Combination. The difference between the cash payment and the carrying value of the working capital loan is recorded as a change in fair value of the working capital loan and recorded as a decrease to accumulated deficit.

(e)     Reflects aggregate proceeds of $21.8 million from the issuance and sale of New Company Units to Infinite Acquisitions in the Company Financing pursuant to the Subscription Agreement and the Subsequent Subscription Agreement. As of March 31, 2023, the Company previously issued Company Financing Units to Infinite Acquisitions for aggregate proceeds of $38.2 million pursuant to the Subscription Agreement and approximately $20.0 million of debt owed to Infinite Acquisitions was converted into Company Financing Units pursuant to a Conversion Agreement entered into on October 6, 2022, between the Company and Infinite Acquisitions.

(f)     Reflects the reclassification of $73.5 million of FAST II Class A Common Stock, par value of $0.0001 per share, subject to possible redemption to permanent equity, assuming no additional redemptions.

(g)    Reflects the conversion of 5,558,422 shares of FAST II Class B Common Stock into 5,558,422 shares of FAST II Class A Common Stock prior to the closing of the SPAC Merger.

(h)    Reflects the expected conversion of the promissory note held by Infinite Acquisitions into 200,000 shares of Pubco Class A Common Stock at a conversion price of $10.00 per share.

(i)     Reflects the forfeiture of 2,956,005 Sponsor Redemption Forfeited Shares, assuming no additional redemptions, and 3,196,738 Sponsor Redemption Forfeited Shares, assuming maximum redemptions.

(j)     Pursuant to section 3.01(a)(ii) of the Merger Agreement, assuming no additional redemptions, each FAST II Public Share is exchanged for 0.5 shares of Pubco Series A Preferred Stock and 0.548051 shares of Pubco Class A Common Stock, which comprises 0.5 shares of Pubco Class A Common Stock plus an allocation of the Additional Incentive Forfeited Shares, as follows:

	Exchange Ratio	Shares
FAST II Public Shares		7,135,509

Pubco Class A Common Stock	0.500000	3,567,755
Pubco Series A Preferred Stock	0.548051	3,910,623

The adjustment reflects the reclassification of the par value of the FAST II Public Shares for the par value of the Pubco Class A Common Stock and Pubco Series A Preferred Stock. Each FAST II Public Shares, Pubco Class A Common Stock and Pubco Series A Preferred Stock has a par value of $0.0001 per share.

(k)    Reflects the exchange of 1,490,733 shares of FAST II Class A Common Stock held by the Sponsor for 1,490,733 shares of Pubco Class A Common Stock, assuming no additional redemptions.

(l)     Reflects the elimination of FAST II’s historical accumulated deficit after recording the transaction costs to be incurred by FAST II as described in Note 4(c) above.

(m)   Pursuant to section 3.01(b) of the Merger Agreement, assuming no additional redemptions, reflects the recapitalization of 51,126,844 Company Units and 5,460,233 Company Financing Units at the Acquisition Merger Exchange Number of 1.00 for 52,224,111 shares of Pubco Class B Common Stock and 4,362,966 shares of Pubco Class A Common Stock. The adjustment assumes that the Company elects to issue 4,362,966 shares of Pubco Class A Common Stock in lieu of the same number of Pubco Class B Common Stock and New Company Units as consideration for Company Units in order to satisfy the Listing Condition. The shares of Class B Common Stock, par value $0.0001, entitle their holder to one vote per share but not any right to dividends or distributions. The adjustment excludes the issuance of an equal amount of New Company Units issued with each share of Pubco Class B Common Stock, which is reflected in the adjustments in Note 4(p) below.

(n)    Reflects the exchange of 768,816 shares of FAST II Class A Common Stock for 768,816 shares of Pubco Class B Common Stock as Additional Company Financing Unit Consideration, assuming no additional redemptions. The adjustment excludes the issuance of an equal amount of New Company Units, which is reflected in the adjustments in Note 4(p) below.

(o)    Reflects the issuance of 74,400,000, 1,550,000 and 1,550,000 Seller Earnout Shares to the holders of Company Units, the Sponsor and Jefferies LLC, respectively, assuming no additional redemptions, and the issuance of 75,562,500, 1,162,500, and 775,000 Seller Earnout Shares to the holders of Company Units, the Sponsor and Jefferies LLC, respectively, assuming maximum redemptions. The Seller Earnout Shares, which will be issued and legally outstanding upon the closing of the Business Combination, are expected to be liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”). The fair value of the Seller Earnout Shares issued to the holders of the Company Units and the Sponsor were recorded as an increase in Earnout liabilities and a decrease in additional paid-in capital, while the fair value of the Seller Earnout Shares issued to Jefferies LLC were recorded as an increase in Earnout liabilities and an increase in accumulated deficit. The fair value of the Seller Earnout Shares issued to Jefferies LLC and expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in Note 4(ee) below.

(p)    Reflects the recognition of non-controlling interests as a result of the UP-C structure. Following the completion of the Business Combination, Pubco will own approximately 20.0% and 9.8% of the economic interests in the Company assuming no additional redemptions and maximum redemptions, respectively, and the Company’s Unitholders will own approximately 80.0% and 90.2% of the economic interests in the Company assuming no additional redemptions and maximum redemptions, respectively. The calculation of the noncontrolling interest is based on the economic ownership percentage held by the Company’s Unitholders in the net assets of the Company in each redemption scenario. The Earnout Shares are excluded from the calculation of the economic ownership percentage until such time as they become vested.

(q)    Represents the redemption of 7,135,509 shares of FAST II Class A Common Stock for approximately $73.5 million and at a redemption price of $10.30 per share (as of March 31, 2023).

(r)     Reflects the forfeiture of the 342,868 shares of Pubco Class A Common Stock issued to FAST II public shareholders as Additional SPAC Share Consideration in Note 4(j) above and the issuance of 342,868 shares of Pubco Class B Common Stock as Additional Company Financing Unit Consideration, assuming maximum redemptions.

(s)     Reflects the forfeiture of the 2,148,913 Sponsor Redemption Forfeited Warrants, assuming maximum redemptions. This adjustment was based on a price per Private Placement Warrant of $0.46, which is consistent with the fair value of the Private Placement Warrants in FAST II’s financial statements as of March 31, 2023.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and year ended December 31, 2022 are as follows:

(aa)   Represents pro forma adjustment to eliminate historical expenses related to FAST II’s administrative service agreement with the Sponsor, which will be terminated upon consummation of the Business Combination.

(bb)  Represents pro forma adjustment to eliminate gains from investments held in Trust.

(cc)   Reflects preliminary estimated Company transaction costs of $5.9 million and $10.6 million, assuming no additional redemptions and maximum redemptions, respectively, allocated to the FAST II Public Warrants, FAST II Private Placement Warrants and Earnout Shares issued to the Sponsor assumed or issued as part of the Business Combination and certain other costs associated with the Business Combination that will be expensed as incurred. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(dd)  Reflects preliminary estimated FAST II transaction costs of $4.7 million and $2.9 million that will be expensed upon the closing of the Business Combination, assuming no additional redemptions and maximum redemptions, respectively. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(ee)   Reflects the fair value of the Seller Earnout Shares of $8.7 million and $4.3 million issued to Jefferies LLC that will be expensed upon the closing of the Business Combination, assuming no additional redemptions and maximum redemptions, respectively. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(ff)    Represents the pro forma adjustment to eliminate the change in fair value of the working capital loan, which is expected to be repaid upon the closing of the Business Combination, as described in Note 4(d) above.

(gg)  Represents the pro forma adjustment to allocate net income (loss) to the noncontrolling interests. The Net income (loss) attributable to noncontrolling interest in the no additional redemptions scenario is based on a 80.0% economic ownership interest in the Company and the Net income (loss) attributable to noncontrolling interest in the maximum redemption scenario is based on an 90.2% economic ownership interest in the Company. The Earnout Shares are excluded from the calculation of the economic ownership interest until such time as they become vested.

(hh)  Reflects the preferred stock dividend on the Pubco Series A Preferred Stock, assuming no additional redemptions. The preferred stock dividend was determined as follows:

	Three Months Ended March 31, 2023	Year Ended December 31, 2022
Shares of Pubco Series A Preferred Stock	3,567,755	3,567,755
Original Issue Price	$10.00	$10.00
Dividend Rate	2.0%	8.0%
Preferred Stock Dividend (in thousands)	$714	$2,854

Assuming maximum redemptions, no shares of Pubco Series A Preferred Stock are issued, and accordingly, no preferred stock dividend was reflected in this scenario.

(ii)    Represents the pro forma adjustment to eliminate the change in fair value associated with the 2,148,913 Sponsor Redemption Forfeited Warrants, assuming maximum redemptions, as described in Note 4(s) above. The adjustment was calculated as 50% of the change in fair value of the Private Placement Warrants for the three months ended March 31, 2023 and year ended December 31, 2022. The Sponsor Redemption Forfeited Warrants represent 50% of the Private Placement Warrants.

(jj)    Represents the pro forma adjustment to eliminate the change in fair value of the convertible promissory note, which is expected to be converted into shares of Pubco Class A Common Stock upon the closing of the Business Combination, as described in Note 4(h) above.

5.      Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such redeemed shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the three months ended March 31, 2023 and year ended December 31, 2022:

	Three Months Ended March 31, 2023		Year Ended December 31, 2022
	Assuming No Additional Redemptions	Assuming Maximum Redemptions	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss attributable to common stockholders	$(2,583)	$(965)	$(11,125)	$(4,288)
Pro forma weighted average Class A shares outstanding, basic and diluted	9,964,322	5,812,966	9,964,322	5,812,966
Pro forma Class A net loss per share, basic and diluted	$(0.26)	$(0.17)	$(1.12)	$(0.74)

Pro forma weighted average Class A shares calculation, basic and diluted
FAST II public stockholders(1)	3,910,623	—	3,910,623	—
FAST II initial stockholders(2)	1,490,733	1,250,000	1,490,733	1,250,000
Company Unitholders(5)(6)	4,562,966	4,562,966	4,562,966	4,562,966
Pro forma weighted average Class A shares calculation, basic and diluted(3)(4)	9,964,322	5,812,966	9,964,322	5,812,966

____________

(1)      Shares of Pubco Preferred Stock will not share in losses of Pubco and are therefore separate calculations of basic and diluted net loss per share for Pubco Preferred Stock under the two-class method has not been presented.

(2)      Excludes 1,550,000 Earnout Shares and 1,550,000 Earnout Shares held by the Sponsor and Jefferies LLC, respectively, assuming no additional redemptions, and 1,162,500 Earnout Shares and 775,000 Earnout Shares held by the Sponsor and Jefferies LLC, respectively, assuming maximum redemptions. The Earnout Shares are subject to certain vesting restrictions pursuant to the Sponsor Agreement and the Merger Agreement and are considered contingently issuable shares for which the milestones have not yet been achieved.

(3)      Shares of Class B common stock will not share in the earnings or losses of Pubco and are therefore not participating securities. As such, separate calculations of basic and diluted net loss per share for Class B common stock under the two-class method has not been presented.

(4)      Excludes 5,558,422 unexercised Pubco Public Warrants, and 4,297,825 and 2,148,912 unexercised Pubco Private Placement Warrants assuming no additional redemptions and maximum redemptions, respectively, because including them would be antidilutive.

(5)      Assumes that Infinite Acquisitions loans to FAST II an aggregate principal amount of $2.0 million under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note.

(6)      Assumes that the Company elects to issue 4,362,966 shares of Pubco Class A Common Stock in lieu of the same number of Pubco Class B Common Stock and New Company Units as consideration for Company Units in order to satisfy the Listing Condition.

SPECIAL MEETING INFORMATION

General

FAST II is furnishing this proxy statement/prospectus to FAST II’s stockholders as part of the solicitation of proxies by the FAST II Board for use at the Special Meeting to be held on            , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus provides FAST II’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held on            , 2023, at            a.m., Eastern Time, in virtual format.

Purpose of the Special Meeting and Proposals

At the Special Meeting, FAST II is asking holders of FAST II Common Stock to vote on the following proposals:

•        The Business Combination Proposal — To consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement;

•        The Pubco Organizational Documents Advisory Proposals — To consider and vote upon, on a non-binding advisory basis, proposals to approve the material differences between the Fast II Charter and the Fast II Bylaws and the Pubco Charter and the Pubco Bylaws to be adopted in connection with the Business Combination; and

•        The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or the Pubco Organizational Documents Advisory Proposals.

Recommendation of FAST II Board of Directors

The FAST II Board determined that the Merger Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of, FAST II and its stockholders. Accordingly, the FAST II Board unanimously recommends that its stockholders vote “FOR” each of the Business Combination Proposal, the Pubco Organizational Documents Advisory Proposals and the Adjournment Proposal.

In considering the recommendation of the FAST II Board to vote in favor of approval of the proposals, stockholders should keep in mind that the Sponsor and FAST II’s directors and officers have interests in such proposals that are different from or in addition to (and which may conflict with) those of FAST II stockholders generally. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. See “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination.”

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of FAST II Common Stock at the close of business on July 7, 2023, which is the FAST II Record Date for the Special Meeting. You are entitled to one vote for each share of FAST II Common Stock that you owned as of the close of business on the FAST II Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank, or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the FAST II Record Date, there were 12,693,931 shares of FAST II Common Stock outstanding, of which 7,135,509 were Public Shares and 5,558,422 were Founder Shares.

Sponsor Voting Power

FAST II has entered into a letter agreement with the Sponsor, pursuant to which the Sponsor agreed to vote all its shares of FAST II Common Stock in favor of the Business Combination Proposal presented at the Special Meeting and each other proposal related to the Business Combination and the other transactions contemplated by the Merger

Agreement. Further, in connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with FAST II, Pubco and the Company pursuant to which the Sponsor agreed to vote all shares of FAST II Common Stock held by it in favor of the Business Combination and each related proposal at the Special Meeting.

As of July 7, 2023, the FAST II Record Date, the Sponsor was entitled to vote an aggregate of 5,558,422 Founder Shares. Such shares currently constitute 43.8% of the outstanding shares of FAST II Common Stock.

The Sponsor has waived any redemption rights in connection with an initial business combination. The Founder Shares and Private Placement Warrants held by the Sponsor have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us within the Combination Period. However, the Sponsor is entitled to redemption rights upon our liquidation with respect to any Public Shares it may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of FAST II stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority of the voting power of all of the shares of capital stock of FAST II entitled to vote at the Special Meeting as of the FAST II Record Date is represented in person (which includes presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. As of the FAST II Record Date, 6,346,966 shares of Common Stock would be required to achieve a quorum. The Sponsor, which currently owns 43.8% of the issued and outstanding shares of FAST II Common Stock, will count towards this quorum.

Although the FAST II Charter requires only the affirmative vote of a majority of the shares of FAST II Common Stock that are voted at a stockholder meeting to approve an initial business combination, because the Business Combination with Falcon’s Beyond Global, LLC is structured to include a merger where FAST II is a constituent corporation in the merger, the DGCL requires that the Business Combination be approved by the affirmative vote of the holders of a majority of outstanding shares of FAST II Common Stock as of the FAST II Record Date, voting as a single class. The approval of each of the Pubco Organizational Documents Advisory Proposals and the Adjournment Proposal, if presented, requires the affirmative vote of a majority of the votes cast by the holders of FAST II Common Stock, present in person (which includes presence at a virtual meeting) or represented by proxy, voting as a single class. Accordingly, a stockholder’s failure to submit a proxy or to vote in person (which includes presence at a virtual meeting) at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to each of the Pubco Organizational Documents Advisory Proposals or the Adjournment Proposal, if presented, will have no effect on such proposals. The Sponsor has agreed to vote its shares of FAST II Common Stock in favor of the Business Combination Proposal presented at the Special Meeting.

Consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. The Business Combination is not conditioned on any of the Pubco Organizational Documents Advisory Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the Pubco Organizational Documents Advisory Proposals will not be presented to the stockholders for a vote.

It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite vote for approval, FAST II will not consummate the Business Combination. If FAST II does not consummate the Business Combination and fails to complete an initial business combination within the Combination Period, it will be required to dissolve and liquidate the Trust Fund by returning the then remaining funds in such account to its public stockholders.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum. Broker non-votes are considered present for the purposes of establishing a quorum. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal. Abstentions and broker non-votes will have no effect on the Pubco Organizational Documents Advisory Proposals and the Adjournment Proposal.

In general, if your shares are held in “street name” and you do not instruct your broker, bank, or other nominee on a timely basis on how to vote your shares, your broker, bank, or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters. None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares — Stockholders of Record

If your shares are owned directly in your name with Continental, our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

FAST II stockholders of record may vote electronically at the Special Meeting or by proxy. FAST II recommends that you submit your proxy even if you plan to attend the Special Meeting. If you submit a proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting.

If you are a FAST II stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the Special Meeting for which proxies have been properly submitted and not revoked. If you sign and return your proxy card but do not mark your card to tell the proxies how to vote, your shares will be voted “FOR” each of the proposals presented at the Special Meeting.

Your shares will be counted for purposes of determining a quorum if you vote:

•        by submitting a properly executed proxy card (including via the Internet or by telephone); or

•        electronically at the Special Meeting.

Abstentions will be counted for determining whether a quorum is present for the Special Meeting.

Voting instructions are printed on the proxy card you received.

Voting Your Shares — Beneficial Owners

If your shares are held in an account at a brokerage firm, bank, or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank, or other nominee. The broker, bank, or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank, or other nominee provides you along with this proxy statement/prospectus. Your broker, bank, or other nominee may have an earlier deadline by which you must provide instructions to it as to how to vote your shares. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to bring to the Special Meeting a legal proxy from your broker, bank, or other nominee authorizing you to vote those shares. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of FAST II Common Stock.

Revoking Your Proxy

If you are a stockholder of record and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

1.      you may send another proxy card with a later date;

2.      you may notify FAST II’s Secretary in writing before the Special Meeting that you have revoked your proxy; or

3.      you may attend the Special Meeting and vote electronically by visiting and entering the control number found on your proxy card, instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters

The Special Meeting has been called to consider the approval of the Business Combination Proposal, the Pubco Organizational Documents Advisory Proposals and the Adjournment Proposal. No additional proposals are expected to be submitted to stockholders at this time; however, if any additional proposals are submitted to a stockholder vote at the Special Meeting, the named proxies will vote your shares in their discretion on any such proposal.

Who Can Answer Your Questions about Voting Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of FAST II Common Stock, you may contact our proxy solicitor, Morrow Sodali LLC:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: FZT.info@investor.morrowsodali.com

Redemption Rights

Holders of Public Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal, and even if they do not hold Public Shares on the FAST II Record Date. Any stockholder holding Public Shares may demand that FAST II redeem such shares for a pro rata portion of the Trust Fund (which, for illustrative purposes, was $         per share as of July 7, 2023, the FAST II Record Date), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, FAST II will redeem these shares for a pro rata portion of funds deposited in the Trust Fund and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without the consent of FAST II. Accordingly, all Public Shares in excess of 15% held by a public stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed for cash without the consent of FAST II.

The Sponsor will not have redemption rights with respect to any shares of FAST II Common Stock owned by it, directly or indirectly, in connection with the Business Combination. FAST II has entered into a letter agreement with the Sponsor, pursuant to which the Sponsor agreed to waive its redemption rights with respect to any shares of FAST II Common Stock it may hold in connection with the consummation of FAST II’s initial business combination. No consideration was provided in exchange for this waiver of redemption rights.

FAST II public stockholders may seek to redeem their shares for cash, regardless of whether they vote for or against, or abstain from voting on, the Business Combination Proposal, and even if they do not hold Public Shares on the FAST II Record Date.

If you are a holder of Public Shares and wish to exercise your redemption rights, you must:

(i)     (a) hold Public Shares or, (b) if you hold Public Shares through ownership of FAST II Units, elect to separate your FAST II Units into the underlying Public Shares and FAST II Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)    submit a written request to Continental in which you (i) request that FAST II redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and

(iii)   deliver your certificates for Public Shares (if any) along with the redemption forms to Continental physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to            , Eastern Time, on            , 2023 (two business days before the scheduled vote at the Special Meeting) in order for their shares to be redeemed.

Holders may demand redemption by delivering their stock, either physically or electronically using DTC’s DWAC System, to FAST II’s transfer agent no later than the second business day preceding the vote on the Business Combination Proposal. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with FAST II’s consent, until the Closing. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then FAST II’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a pro rata portion of the Trust Fund, as applicable. In such case, FAST II will promptly return any shares delivered by public stockholders.

The closing price of FAST II Class A Common Stock on July 7, 2023, the FAST II Record Date, was $            . The cash held in the Trust Fund on such date was approximately $            ($            per Public Share). Prior to exercising redemption rights, stockholders should verify the market price of FAST II Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. FAST II cannot assure its stockholders that they will be able to sell their shares of FAST II Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of FAST II Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to FAST II’s transfer agent prior to the vote at the Special Meeting, and the Business Combination is consummated.

Appraisal Rights

Stockholders of FAST II do not have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

FAST II is soliciting proxies on behalf of the FAST II Board. This solicitation is being made by mail but also may be made by telephone or in person. FAST II and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. FAST II will bear the cost of the solicitation.

FAST II has hired Morrow Sodali LLC to assist in the proxy solicitation process. FAST II will pay that firm a fee of up to $30,000, plus $6.50 per call. Such payment will be made from non-Trust Fund funds.

FAST II will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. FAST II will reimburse them for their reasonable expenses.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of FAST II Common Stock are being asked to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Business Combination. FAST II stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. Please see the section entitled “— Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read the Merger Agreement carefully and in its entirety before voting on this proposal.

Vote Required for Approval

Although the FAST II Charter requires only the affirmative vote of a majority of the shares of FAST II Common Stock that are voted at a stockholder meeting to approve an initial business combination, because the Business Combination with Falcon’s Beyond Global, LLC is structured to include a merger where FAST II is a constituent corporation in the merger, the DGCL requires that the Business Combination be approved by the affirmative vote of the holders of a majority of outstanding shares of FAST II Common Stock as of the FAST II Record Date, voting as a single class.

Failure to vote by proxy or to vote in person at the Special Meeting, or an abstention (if a valid quorum is established for the meeting), will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Business Combination is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. If the Business Combination Proposal is not approved, the other Proposals (except the Adjournment Proposal, as described below) will not be presented to the stockholders for a vote.

Recommendation of the Board of Directors

THE FAST II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FAST II STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

Background of the Business Combination

The terms of the Merger Agreement are the result of negotiations between FAST II, the Company and their respective representatives. The following is a brief description of the background of these negotiations.

FAST II is a special purpose acquisition company (“SPAC”) incorporated in Delaware on December 30, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. FAST II sought to capitalize on the substantial deal sourcing, investing, and operating expertise of its management team and advisors to identify and combine with one or more businesses with strong potential for post-COVID-19 growth.

On January 6, 2021, the Sponsor purchased 5,750,000 Founder Shares for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of FAST II’s issued and outstanding shares after the FAST II IPO.

On March 15, 2021, the Registration Statement on Form S-1 relating to the FAST II IPO was declared effective and FAST II filed the final prospectus for the FAST II IPO on March 16, 2021. On March 18, 2021, FAST II completed the FAST II IPO of 20,000,000 FAST II Units at a price of $10.00 per FAST II Unit generating gross proceeds of $200.0 million. FAST II granted the underwriter in the FAST II IPO a 45-day option to purchase up to 3,000,000 additional FAST II Units to cover over-allotments, if any. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional FAST II Units at a price at $10.00 per FAST II Unit, generating additional gross proceeds of approximately $22.3 million, and the Sponsor forfeited 191,578 shares of FAST II Class B Common Stock.

Simultaneously with the closing of the FAST II IPO, FAST II consummated the private placement of 4,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. On March 26, 2021, the Sponsor purchased an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a second closing, generating proceeds of approximately $0.4 million.

At the time of the FAST II IPO, neither FAST II nor anyone on its behalf had identified or engaged in any substantive discussions, directly or indirectly, with, any potential target with respect to an initial business combination.

After the completion of the FAST II IPO, FAST II’s officers, advisors and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. FAST II’s management team was contacted by, and contacted, numerous individuals, financial advisors, and other entities who offered to present ideas for business combination opportunities. In addition, certain FAST II advisors and directors identified potential business combination candidates.

Between March 2021 and March 2022, FAST II entered into non-disclosure agreements with 11 potential business combination candidates in the hospitality, consumer, restaurant, and adjacent industries (none of which was the Company). FAST II’s management conducted preliminary diligence and held introductory discussions with each candidate, and progressed to more substantive discussions with six potential targets regarding business valuation and other preliminary economic terms of a potential business combination.

Between March 2021 and March 2022, FAST II negotiated with the members of management teams and/or the financial sponsor(s) of three of the potential targets regarding various aspects of a potential transaction. Key deal points that FAST II was sensitive to included (1) fully-diluted valuation being at an attractive price to the public markets, (2) ensuring any minimum cash conditions were met at the closing of a potential transaction, and (3) appropriate use of cash from the transaction being used for growth or deleveraging, as opposed to secondary proceeds. In each of the discussions FAST II conducted with these three potential targets, the target, and FAST II were unable to agree on these deal points and ultimately ended discussions.

On February 18, 2022, Doug Jacob and Garrett Schreiber were introduced to Ethan Sawyer, a Senior Managing Director at Guggenheim Securities (“Guggenheim”). Guggenheim had been retained by the Company to run a sell-side process to select a SPAC partner. The FAST II team was introduced as a potential strategic fit with the Company, given the Sponsor’s management team’s expertise in hospitality and experience in the SPAC industry.

On February 23, 2022, Mr. Jacob and Mr. Sawyer spoke telephonically for the first time, and Mr. Sawyer described the Company’s business, trajectory, the SPAC process, and what the Company was looking for in a SPAC partner. Following the call, Mr. Sawyer e-mailed Mr. Jacob a short introductory presentation on the Company as well as a Non-Disclosure Agreement (“NDA”). Mr. Jacob and Mr. Schreiber agreed it made sense to schedule a call between themselves and Company management to learn more about the Company’s business and whether there was a potential fit.

On February 25, 2022, FAST II and the Company executed an NDA.

On March 2, 2022, Mr. Jacob, Sandy Beall, and Mr. Schreiber met with Scott Demerau, Executive Chairman of the Company, and Cecil D. Magpuri, Chief Executive Officer of the Company, for an hour via a Zoom hosted by Guggenheim. On the call, Mr. Demerau and Mr. Magpuri discussed the Company’s business model, including how the Falcon’s Business and Katmandu Business had been combined in April 2021, the Company’s partnership with Meliá, the business’ growth trajectory, what they were looking for in a SPAC partner, and proposed timing of selecting a SPAC partner. The FAST II team indicated that it could be a beneficial partner given its hospitality domain expertise, and explained lessons learned from previous SPAC transactions, including tactics to mitigate redemptions and to maintain key investor relationships.

Following the call, FAST II and Jefferies LLC (“Jefferies”), FAST II’s financial advisor, were admitted to a virtual data room which contained two Excel financial models and a detailed management presentation.

On March 7, 2022, the parties conducted another management presentation that included Jefferies, during which the Company’s management team described the Company’s business, including its history, its partnership with Meliá, its growth trajectory, its financing needs, and proposed timing for a potential transaction.

On March 8, 2022, FAST II, Jefferies, and Guggenheim held a Zoom meeting to discuss valuation and comparable public companies as the groups began to work together to shape the framework of a transaction. Following the call, FAST II and Jefferies held several calls to discuss the potential valuation framework, which included the appropriate comparable companies as well as a discount to the peer set.

On March 14, 2022, FAST II, Jefferies, the Company, and Guggenheim held a Zoom meeting to review details of the Company’s financial model. Following the call, FAST II and the Company’s management team expressed a mutual desire to explore a potential business combination transaction, with the FAST II team indicating that it would continue working with Jefferies on valuation and deal structure and aim to deliver a formal term sheet within the following week.

Over the next few days, FAST II and Jefferies continued discussions on valuation approach. Additionally, Jefferies spoke with Guggenheim regarding the Company’s expectations on valuation as well as the clearing price for public market investors.

On March 22, 2022, FAST II delivered a draft term sheet to Guggenheim and the Company. The key terms included (i) a $1.2 billion fully-diluted enterprise value, representing 8.3x projected 2024 EBITDA of $145 million, or $1.09 billion pre-money equity value; (ii) the Sponsor placing 20% of its Founder Shares into escrow (the “Sponsor Earnout Shares”), with half of such Sponsor Earnout Shares being released upon the occurrence of the share price of the Class A common stock of the combined company reaching $12 per share, and the other half being released upon the price reaching $14 per share; (iii) the Sponsor forfeiting 20% of its Founder Shares, with an equal number of new shares of Class A common stock of the combined company being issued as additional share consideration to be allocated to private placement and public investors; (iv) the Private Placement Warrants being subject to a lock-up period of 180 days; (v) a $250 million private placement; (vi) 100% of transaction proceeds net of transaction fees to fund growth; and (vii) no minimum cash condition.

On March 23, 2022, FAST II delivered a supplementary presentation to the Company that outlined the terms of its proposal to give FAST II investors preferred equity in the post-closing combined company, whereby the shareholders of FAST II Class A Common Stock would receive 0.7 shares of a convertible security and 0.3 shares of common equity for every one share of FAST II Class A Common Stock held by any FAST II public shareholder immediately prior to the closing of the potential transaction. Other terms for the proposed preferred security included a conversion price of $11.00 per share, 8% annual dividend, and automatic conversion at 130% of the base conversion price. The presentation further outlined some of the benefits it believed this structure would provide, including that it believed it could limit redemptions, which would increase the amount of capital available post-closing and limit issues caused by low public float. The presentation also contemplated a minimum cash condition equal to the private placement capital raised. All other terms described in the presentation were consistent with the previously-provided term sheet.

On March 31, 2022, FAST II, Jefferies, the Company, and Guggenheim conducted a meeting via Zoom to provide an update on the status of the Company’s existing and potential future contracts with Qiddiya Investment Company, which FAST II believed would be material to the Company’s financial forecast and business trajectory. The Company informed FAST II that it had previously been selected as a master planner for a water theme park in Qiddiya, a tourism destination city in Saudi Arabia, and based on that engagement, it had visibility into future involvement in other areas of the destination.

On April 1, 2022, Guggenheim and the Company delivered an updated financial forecast that reflected the positive impact of the existing and potential opportunities with Qiddiya Investment Company and asked FAST II to revise its proposal based on these updates.

Over the next few days, FAST II and Jefferies reviewed the updated financial forecast of the Company and discussed the possibility of FAST II revising its proposal in light of the updated financial forecast.

During this time and throughout the period between FAST II’s initial introduction to the Company and the signing of the Original Merger Agreement, FAST II’s management periodically updated the members of the FAST II Board on the status of these negotiations and the relative merits of a transaction involving the Company.

On April 5, FAST II discussed with the Company a revised proposal which included a series of share earnouts to the holders of Company Units based on share trading price (15 million earnout shares to be issued at $20 per share, 15 million earnout shares at $30 per share, and 10 million earnout shares at $40 per share) but no adjustment to the base enterprise value from the March 22, 2022 proposal. FAST II believed that it was important to keep the base transaction value unchanged given the potential ramp-up period and uncertainty of the extent of the Company’s involvement in additional projects in Qiddiya, but to allow for the holders of Company Units to receive additional consideration in a way that was aligned with FAST II stockholders’ interests based on performance. Later that day, FAST II walked the Company’s management team through the updated proposal and rationale therefor.

On April 9, 2022, FAST II formally delivered the revised proposal to the Company. Other changes from the initial term sheet included 30% of Founder Shares placed into escrow subject to an earnout, up from 20%, and increasing the share price threshold for the Sponsor earnout to $15 per share (from $12 and $14 per share) to better align with the upside of the business.

On April 13, 2022, the Company provided FAST II and its advisors with a revised draft of the term sheet. Changes from the April 9th draft contemplated the following: (i) implementing an “UP-C” structure for the transaction with a tax receivable agreement; (ii) eliminating any closing working-capital or net debt adjustment to the base enterprise value and instead fixing the consideration payable to Company Unitholders; (iii) adjusting the seller earnout share prices to $25 per share (from $30 per share) and $30 per share (from $40 per share); (iv) providing that the Sponsor can only earn the Sponsor Earnout Shares beginning 12 months following the closing of the Business Combination; (v) replacing (A) the Sponsor forfeiture of 20% of its Founder Shares with an equivalent number of new shares of combined company Class A common stock being issued as additional consideration to be allocated to private placement and public investors with (B) a Sponsor forfeiture of up to 30% of its Founder Shares based on levels of FAST II stockholder redemptions, with no additional consideration for other investors; (vi) giving the Company the option to fund prior to closing of the Business Combination at the same pre-money equity valuation the portion of the private placement that had already been raised privately; (vii) specifying that the first two years of dividends payable to holders of the combined company’s preferred equity may be paid in kind at the election of the Company; (viii) adding a minimum cash condition of $250 million, net of transaction expenses; (ix) adding a provision that would not allow the FAST II Board to change its recommendation post-execution of the definitive agreement; (x) added that neither party will have any liability if the definitive agreement is terminated except obligations under the confidentiality agreement; and (xi) adding that the combined company will adopt a long term equity incentive plan and a new employee stock purchase plan.

On April 16, 2022, FAST II delivered a revised term sheet that included the following changes from the April 13th version that the Company had delivered to FAST II: (i) reverting to the Sponsor forfeiting of 20% of its Founder Shares, with an equivalent number of new shares of combined company Class A common stock being issued as additional consideration to be allocated to private placement and public investors that do not exercise the redemption option, instead of a Sponsor forfeiture of up to 30% of its Founder Shares based on redemptions; (ii) clarifying that any pre-funded private placement amounts would reduce the minimum cash condition; (iii) making the amount in the minimum cash condition equal to the private placement capital raised; (iv) providing that the representations and warranties would be qualified by a customary standard as opposed to a material adverse effect standard; (v) adding the ability for FAST II’s Board to change its recommendation if an intervening event has occurred; and (vi) stating that claims for intentional breach or fraud will survive any termination of the Merger Agreement.

On April 19, 2022, the parties conducted a call via Zoom to discuss the open points in the term sheet.

On April 21, 2022, FAST II and the Company executed a term sheet with transaction terms substantially consistent with the April 16th draft, except for changes to the terms relating to possible third-party financing and the minimum cash condition being measured before the payment of any transaction expenses.

On April 25, 2022, the parties conducted a formal kickoff call via Zoom, which included representatives from FAST II, the Company, Jefferies, Guggenheim, Gibson Dunn & Crutcher LLP (“Gibson Dunn”) (FAST II’s counsel), and White & Case LLP (“White & Case”) (the Company’s counsel). The agenda included (i) an introduction of all parties; (ii) an alignment of transaction timeline between the kickoff call and signing, as well as between signing and closing; (iii) an assignment of responsibilities for various workflows, including capital markets efforts and legal drafting of the definitive agreement and other ancillary transaction documents; and (iv) establishment of a weekly all-hands call to track progress.

On April 27, 2022, FAST II, the Company, and White & Case met via Zoom to discuss the status of the financial statements, as well as requirements for pro-forma financials and various work flows related to the S-4 statement.

On May 4-6, 2022, the parties conducted an in-person meeting that was attended by representatives from FAST II, the Company, Jefferies, and Guggenheim. Over the course of the three days, the parties covered a variety of topics in depth, including (i) an extensive description of the Company’s background and development, (ii) detailed discussion of all its business divisions, (iii) continued review of the Company’s financial model and projections; (iv) conversation regarding the SPAC market, general capital markets, and potential private placement investors; (v) discussion of public-company readiness and (vi) a handful of proposed adjustments to the executed term sheet.

On May 6, 2022, as the in-person meeting concluded, the parties executed a new term sheet with the following changes: (i) optionality for holders of Public Shares to convert each share of FAST II Class A Common Stock into 0.5 shares of a convertible preferred security and 0.5 shares of common stock (compared to 0.7 shares of convertible preferred security and 0.3 shares of common stock previously agreed); (ii) instead of 30% of the Founder Shares being placed into escrow and subject to an earnout, the Sponsor agreed to forfeit up to 40% of its Founder Shares based on the level of FAST II stockholder redemptions, with half of any of these retained shares to be earned at $15 per share; and (iii) minimum cash condition of $100 million, equal to the amount of financing contemplated to be committed to the Company. In addition, the amount of third-party financing contemplated to be sought by the parties in connection with the potential transaction was reduced from $250 million to $100 million due to, among other things, then-current market conditions that could make it difficult to raise third-party financing and the Company’s near-term financing needs.

On May 12, 2022, representatives from FAST II, Jefferies, and Guggenheim spent the entire day on site at the Company’s headquarters in Orlando to meet with dozens of members of the extended management team and other key employees, tour the facilities, understand the day-to-day flow of work, and continue to conduct due diligence evaluation of the business.

Over the next few weeks, FAST II formally engaged the following advisors to conduct formal due diligence: Cohn Reznick on tax and accounting (which coordinated on tax due diligence conducted by OMG in respect of the Dominican Republic and Uria Menendez in respect of Spain), Arete Global Group on technology and cyber security matters, and Opportune on June 17th to provide a fairness opinion to the FAST II Board. These advisors worked in cooperation with the FAST II management team, and Gibson Dunn when appropriate, to conduct due diligence on the Company’s business and develop their reports, which would eventually be presented to the FAST II Board.

On June 3, 2022, White & Case sent Gibson Dunn an initial draft of the Merger Agreement.

On June 6, 2022, Guggenheim and the Company delivered an updated financial forecast that reflected the FC (as defined below under the section titled “Information about the Company”) restaurant, dining and entertainment locations venues being wholly owned by the Company rather than owned through one of its joint ventures with Meliá.

Between June 8, 2022 and July 11, 2022, representatives of each of FAST II, the Company, Gibson Dunn, and White & Case negotiated the terms of the Merger Agreement and ancillary documents, including the Tax Receivable Agreement, New Registration Rights Agreement, A&R Operating Agreement, Sponsor Support Agreement, Sponsor Lock-Up Agreement, Subscription Agreement, Company Members Support Agreement, Company Member Lock-Up Agreement, and Amended & Restated Certificate of Incorporation, Bylaws, and Certificate of Designation for Pubco.

In relation to the ancillary documents, the following material terms were negotiated:

(i)     A&R Operating Agreement: (a) the appropriate mechanics at the Company level in order to reflect the different types of securities issued by the Pubco; (b) whether Company equityholders would be permitted to transfer units to other Company members as a permitted transfer, which was resolved to be included; and (c) whether exculpation rights for indemnified persons would include an exclusion for liabilities arising from acts or omissions by an indemnified person that constitute “cause”, which was resolved such that no exclusion was included.

(ii)    Sponsor Support Agreement: (a) whether the parties to the agreement would retain liability for any breaches of the agreement arising prior to termination of the agreement, which was resolved such that liability for pre-termination breaches shall not survive termination; (b) whether the Sponsor’s obligation to support the Transaction would apply in respect of any Fast II Class A Common Stock (in addition to Fast II Class B Common Stock) that the Sponsor may acquire on the open market, which was resolved such that the obligation does apply in respect of Fast II Class A Common Stock; and (c) whether the Sponsor would agree to comply with, and be bound by, Sections 7.07 (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement, which was resolved such that the Sponsor shall comply with, and be bound by, such provisions.

(iii)   Sponsor Lock-Up Agreement: (a) the mechanism for determining the share price of Fast II Class A Common Stock for purposes of the early release of shares from the lock-up, which was resolved to be a “volume weighted average closing price” concept; and (b) the inclusion of a provision stating that if any lock-up agreement signed by an equityholder of Fast II, the Company or Pubco is amended in a way that would be favorable to an existing lock-up equityholder, such other existing lock-up equityholders would be released from the lock-up to the same degree, which such provision was resolved to be included.

(iv)   Company Members Support Agreement: the inclusion of a requirement that unitholders of the Company shall notify Fast II within one business day of receiving any competing offers, provide Fast II with all details regarding such offers, and keep Fast II promptly informed of any developments with regard to such offers, which was resolved to be included.

(v)    Company Members Lock-Up Agreement: (a) whether Company members would be permitted to transfer lock-up securities to other Company members as a permitted transfer, which was resolved to be included; (b) the mechanism for determining the share price of Fast II Class A Common Stock for purposes of the early release of shares from the lock-up, which was resolved to be a “volume weighted average closing price” concept; and (c) the inclusion of a provision stating that if any lock-up agreement signed by an equityholder of Fast II, the Company or Pubco is amended in a way that would be favorable to an existing lock-up equityholder, such other existing lock-up equityholders would be released from the lock-up to the same degree, which such provision was resolved to be included.

(vi)   Subscription Agreement: the addition of FAST II to the provision requiring the written consent of the Company and the Subscriber for material amendments, modifications or waivers and the inclusion of FAST II as an express third party beneficiary of the agreement.

(vii)  Registration Rights Agreement: (a) the form of registration rights to be provided; and (b) determination of payment obligations and restrictions under the Registration Rights Agreement.

(viii) Amended and Restated Certificate of Incorporation: No material terms were in dispute.

(ix)   Bylaws: No material terms were in dispute.

(x)    Certificate of Designation: The rights of the Pubco Series A Preferred Stock (including voting rights and rights to participate in dividends declared on the Pubco Common Stock).

(xi)   Tax Receivable Agreement: (a) the triggering events for an early termination of the Tax Receivable Agreement; (b) the extent to which TRA Holders would have participation and consent rights with respect to tax audits of Pubco; (c) the TRA Holders’ ability to transfer their rights under the Tax Receivable Agreement without prior consent of Pubco; and (d) approval requirements for amendments to the Tax Receivable Agreement.

On June 9, 2022, Gibson Dunn sent White & Case a revised draft of the Merger Agreement. The revised draft removed the minimum cash condition and generally addressed risk allocation, representations and warranties, covenants, restrictions on changes in recommendation of the FAST II Board, termination provisions, and closing conditions.

On June 19, 2022, White & Case sent Gibson Dunn a revised draft of the Merger Agreement, which reinserted the minimum cash condition and otherwise generally dealt with the same open issues as in Gibson Dunn’s draft.

On June 24, 2022, FAST II held a special meeting of the FAST II Board via video conference to discuss the potential business combination, including the status of negotiations, the relative merits of the business combination, and the material terms set forth in the letter of intent. In particular, members of FAST II’s management noted they believed that the Company had significant growth potential because (i) it was positioned to capitalize on the continued return of consumer spending on travel and leisure; (ii) of the Company’s strong partnership with Meliá, relationship with Qiddiya Investment Company, and blue-chip story-driven brands; and (iii) the proposed valuation of the transaction relative to the potential value accretion that would occur if the development projects reached stabilization. Following the presentation by FAST II’s management, representatives from Gibson Dunn gave an overview of the FAST II Board’s fiduciary duties and the state of legal due diligence and the transaction agreements. Then, representatives from Jefferies gave a presentation to the FAST II Board covering the Company’s business divisions, its historical success and credibility to execute the projected plan, and the transaction overview, including sources and uses of transaction funds and key business terms. Opportune then described the status of analysis it had been performing on its fairness opinion, the next steps in its due diligence process, and its availability to the FAST II Board for consultation during any step of the process. Following these discussions, the FAST II Board instructed FAST II’s management and representatives of FAST II to proceed with the negotiation of the proposed business combination with the Company.

On June 25, 2022, Gibson Dunn sent White & Case a revised draft of the Merger Agreement, which, among other things, (i) continued to revise representations, warranties and covenants, particularly their application to the Company’s joint ventures, (ii) modified closing conditions, including removing the minimum cash condition, and (iii) reinserted the exception to no-post termination liability in the case of actual fraud or willful breach.

On July 6, 2022, the FAST II Board held a special meeting via video conference to discuss the terms of the Merger Agreement and the other definitive agreements for the potential business combination between FAST II and the Company. Mr. Jacob reiterated the strategic reasons for pursuing a business combination with the Company, including its joint ventures with Meliá, its history of work for Qiddiya Investment Company and the potential for future opportunities related to Qiddiya, and the potential ability of its FBB division to generate significant upside through its monetization of proprietary Story-driven IPs. Following Mr. Jacob’s presentation, representatives from Gibson Dunn reviewed the FAST II Board’s responsibility, including its fiduciary duties, as well as the material terms of the Merger Agreement and the other definitive agreements and identified open points that were still subject to negotiation. Opportune reviewed its preliminary analysis, a copy of which was provided to the FAST II Board in advance of the meeting. Following an overview of the Company’s business, Opportune reviewed the financial terms of the proposed transaction (which Gibson Dunn had previously described to the FAST II Board), including valuation, sources and uses of funds, and pro-forma ownership of the combined company. Following Opportune’s presentation, representatives from Cohn Reznick discussed its due diligence review to date, including analysis regarding non-U.S. jurisdictions. Mr. Jacob and Mr. Schreiber outlined the key technical and cyber-security findings to date. Throughout the meeting, the FAST II Board engaged in extensive discussion and deliberation. The directors focused in particular on the Company’s management’s ability to allocate capital, given the large capital expenditure requirements for FBD’s projects.

On July 7, 2022, White & Case sent Gibson Dunn a revised draft of the Merger Agreement, which generally dealt with the same open issues as in Gibson Dunn’s prior draft. The draft also removed any carve-outs to the no-post-closing liability provision but added a termination fee payable by the Company under certain circumstances.

On July 8, 2022, Gibson Dunn sent White & Case a revised draft of the Merger Agreement, which, among other things, (i) reduced the size of the private placement investment from $100 million to $60 million, (ii) made the conversion of each share of FAST II Class A Common Stock into 0.5 shares of a convertible preferred security and 0.5 shares of common stock automatic, instead of being an optional election by FAST II stockholders, (iii) added covenants requiring the Company to implement certain compliance policies, and (iv) revised the termination and termination fee provisions. The private placement investment was reduced from the goal of $100 million to $60 million to reflect the Company’s update that Infinite Acquisitions had signed commitments for $60 million, with efforts to increase the amount planned to continue.

Between July 8, 2022 and July 11, 2022, White & Case and Gibson Dunn negotiated the details of the termination fee and termination provisions, along with the remaining open items in the Merger Agreement and the ancillary agreements.

On July 8, 2022, the FAST II Board met to allow for any questions the members of the FAST II Board had after further review of the materials that were presented two days earlier, and to give further update on the progress of legal documentation and diligence. Representatives of Gibson Dunn then updated the FAST II Board on the outstanding items being negotiated by the parties, including the terms of the convertible preferred security being offered to FAST II’s public stockholders as part of the proposed business combination transaction.

On July 10, 2022, FAST II and the Company agreed to lower the valuation of the transaction to $1 billion on a fully-diluted basis, or 6.7x 2024E EBITDA (reduced from $1.2 billion, or 8.3x 2024E EBITDA), in order to make the transaction more attractive to public stockholders and to limit potential redemptions.

On July 11, 2022, Jefferies entered into an engagement letter with FAST II to act as lead financial advisor and capital markets advisor to FAST II in connection with the potential business combination. Jefferies will receive fees and expense reimbursements in connection with the Business Combination.

On July 11, 2022, the FAST II Board held a meeting. Representatives of Opportune reviewed their financial analysis of the merger consideration to be paid by FAST II in the potential business combination and rendered to the FAST II Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated July 11, 2022, addressed to the FAST II Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications, and other matters stated in its written opinion, the merger consideration to be paid by FAST II in the Business Combination was fair from a financial point of view to FAST II and the holders of FAST II Class A Common Stock (without giving effect to any impact of the Business Combination on a particular stockholder or debtholder). Following discussion, the FAST II Board unanimously adopted and approved resolutions (i) determining that the Original Merger Agreement and the related ancillary documents and the transactions contemplated by each of the Original Merger Agreement and the related ancillary documents are advisable and fair to, and in the best interests of, FAST II and its stockholders, (ii) adopting and approving the Original Merger Agreement and the related ancillary documents and the transactions contemplated by each of the Original Merger Agreement and the related ancillary documents, and (iii) recommending that FAST II stockholders vote in favor of the Proposals.

On July 12, 2022, the parties entered into the Original Merger Agreement and the other definitive agreements for the Business Combination (including the Subscription Agreement between the Company and Infinite Acquisitions). Later that day, FAST II and the Company issued a press release announcing the Business Combination.

On September 7, 2022, Jefferies and FAST II entered into an addendum to the engagement letter that they had entered into on July 11, 2022, whereby FAST II appointed Jefferies to act as placement agent in connection with any financing transactions consummated prior to or in connection with the Business Combination. Except for fees and expense reimbursements for acting as financial and capital markets advisor in connection with the Business Combination, Jefferies will not be entitled to any additional fees or expense reimbursement in connection with any such financing.

On September 13, 2022, the parties entered into Amendment No. 1 to the Merger Agreement to extend the date by which the Company is required to deliver to FAST II the PCAOB Audited Financial Statements from August 15, 2022 to September 28, 2022, and the date on which SPAC could terminate the Merger Agreement if the PCAOB Audited Financial Statements have not been delivered from September 14, 2022 to September 28, 2022.

On November 3, 2022, Mr. Jacob and Mr. Demerau met to discuss a potential amendment to the Merger Agreement whereby certain terms would be adjusted in  order to anticipate the need to extend the FAST II Charter beyond its original expiration date.

Over the course of the next few weeks, representatives from FAST II and the Company discussed potential changes to the transaction terms, which included, among other things, potential adjustments to advisor fees to be paid in cash at close, adjustments to consideration the Sponsor will receive based on capital raised in connection with the Business Combination, an extension to the outside date for the Merger Agreement, the Extension, and expansion of the termination events in which a termination fee would be payable.

Also over the fall of 2022 and winter of 2023 the Company held discussions with the developer of a large-scale themed entertainment project regarding a potential strategic minority investment in a Company subsidiary (the “Strategic Investment”), which would provide the Company with capital to accelerate its expansion before the closing of the Business Combination and the receipt of the remaining amounts in the Trust Fund.

On January 3, 2023, the Company shared a draft of an updated operating model with FAST II, which reflected the anticipated delay in the closing of the Business Combination and the amount of proceeds to be raised in connection with the Business Combination. Detailed due diligence was performed by FAST and its advisors on the shifts in revenue and EBITDA from the prior financial model as well as the contribution of certain JV assets.

On January 13, 2023, FAST II held a special meeting of the FAST II Board via video conference to discuss the status of the Business Combination and proposed changes to the terms of the Merger Agreement. On that same day, FAST II and Jefferies proposed to the Company a downward adjustment to the merger consideration in the Business Combination. The Company did not agree that any downward adjustment was warranted because the Company did not believe that there was any material change to the Company’s operations or projected financial results following the estimated closing of the Business Combination.

Over the next week, FAST II, the Company, and their respective representatives conducted negotiations to resolve their differences in key business and legal points.

On January 20, 2023, the parties agreed to a revised purchase price and earnout structure that included the following key terms: (i) equity consideration at close of $486 million, (ii) up to an additional $400 million of equity to be granted to the Company, subject to achievement of 2023 and 2024 revenue and EBITDA milestones, (iii) adjustments to the Sponsor economics and Jefferies fees to include participation in earnouts, if earned, (iv) a one year lock-up period for the earnout shares, (v) and adjustments to the FAST II shares and warrants, based on levels of capital raised. In connection with the revised deal terms, the Company also delivered a further revised draft of the financial model to FAST II and its representatives.

On January 21, 2023, in connection with the revised deal terms, the Company delivered a further revised of the operating model to FAST II and its representatives. This model was used as the basis for the “High Case” projections. This model was materially similar to the model delivered on January 3, 2023, other than minor adjustments to revenue recognition of related party hardware sales and the timing of certain asset purchases (as more fully described in “— Certain Projected Financial Information” below).

On January 25, 2023, the FAST II Board held a special meeting via video conference. Mr. Jacob provided an update on the status of the negotiations and the benefits of the transaction for FAST II shareholders. Following Mr. Jacob’s presentation, representatives from Gibson Dunn reviewed the FAST II Board’s fiduciary duties, as well as the proposed material changes to the Merger Agreement and the other definitive agreements and identified open points that were still subject to negotiation. Opportune reviewed its preliminary analysis of the revised transaction structure, a copy of which was provided to the FAST II Board in advance of the meeting. Following an overview of the Company’s business, Opportune reviewed the financial terms of the proposed transaction (which Gibson Dunn had previously described to the FAST II Board), including valuation under the various earnout scenarios. Throughout the meeting, the FAST II Board engaged in discussion and deliberation. The directors focused in particular on the downside protection for investors in the new structure as a significant amount of the Company’s purchase price consideration would now be tied to financial performance.

On January 25, 2023, the Company shared with FAST II an operating model which was used as the basis for the “Base Case” projections.

On January 27, 2023, the FAST II Board held a special meeting via video conference. Mr. Jacob provided a further update on the status of the negotiations between the parties. Opportune reviewed its updated analysis, including a valuation performed using the company-provided Base Case Projections. Following Opportune’s discussion, Gibson Dunn reviewed with the Board key aspects to the Merger Agreement and ancillary documents that were still subject to review. The FAST II Board engaged in discussion and deliberation, particularly focusing on the Company’s Strategic Investment and certain elements of that financing arrangement that would need to exist in order for FAST II to waive its consent right and move forward with any proposed transaction.

Over the next three days, FAST II and the Company continued to negotiate parameters for the Strategic Investment that would be acceptable, as well as various other transaction terms including adjustments to the earnouts, scenarios under which termination fees would be paid, and termination rights of each party under various scenarios.

On January 30, 2023, the FAST II Board held a meeting. Representatives of Opportune reviewed their financial analysis of the merger consideration to be paid by FAST II in the potential business combination and rendered to the FAST II Board an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated February 3, 2023, addressed to the FAST II Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications, and other matters stated in its written opinion, the merger consideration to be paid by FAST II in the Business Combination contemplated by the Merger Agreement was fair from a financial point of view to FAST II and the holders of FAST II Class A Common Stock (without giving effect to any impact of the Business Combination on a particular stockholder or debtholder). Following discussion, the FAST II Board adopted and approved resolutions (i) determining that the Merger Agreement and the related ancillary documents and the transactions contemplated by each of the Merger Agreement and the related ancillary documents are advisable and fair to, and in the best interests of, FAST II and its stockholders, (ii) adopting and approving the Merger Agreement and the related ancillary documents and the transactions contemplated by each of the Merger Agreement and the related ancillary documents, and (iii) recommending that FAST II stockholders vote in favor of the Proposals.

On January 31, 2023, the parties entered into Merger Agreement, which amended and restated the Original Merger Agreement.

Also on January 31, 2023, the engagement letter between FAST II and Jefferies was amended to provide that in lieu of the fees under the original engagement letter and underwriting agreement, at the closing of the Business Combination, Jefferies will be entitled to the Base Fee of $7,750,000 (inclusive of amounts owed as deferred underwriting commission from the FAST II IPO and for acting as financial and capital markets advisor to FAST II), the additional one-time Discretionary Fee of $1,000,000 under certain circumstances, and the right to receive a number of shares of Pubco Class A Common Stock up to the Maximum Jefferies Earnout. See “Questions and Answers — What Fees Are Payable To Jefferies In Connection With The Business Combination?” for more information.

Following execution of the Merger Agreement, the parties continued to explore additional sources of financing, as the parties believe additional capital would allow the Company to accelerate its growth. The parties did not set a target amount for any additional financing and discussed structuring the financing to be funded either directly to the Company in advance of the closing of the Business Combination or to the combined company upon the closing of the Business Combination. FAST II, the Sponsor, and Jefferies have had discussions with approximately five potential strategic investors about potentially providing additional financing. Conversations with potential strategic investors that FAST II and the Sponsor contacted have not advanced beyond the due diligence stage and no definitive agreements have been executed. The terms of any financing transaction will be determined based on negotiations between FAST II, the Company and the party providing the financing. The Company has had ongoing discussions with Infinite Acquisitions regarding continued efforts to increase the amount of the Company Financing. The Company also continues to have discussions with the developer of a large-scale entertainment destination regarding the Strategic Investment.

On February 10, 2023, FAST II filed a definitive proxy statement with the SEC, in connection with a special meeting of its stockholders to approve the Extension.

On March 3, 2023, FAST II held a special meeting at which FAST II’s stockholders approved the Extension.

On March 10, 2023, FAST II filed the amendment to the FAST II Charter to effect the Extension.

On May 10, 2023, the Company and Infinite Acquisitions entered into a new subscription agreement, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, the Additional Private Placement Investment Amount of Company Financing Units at a price of $10.00 per Company Financing Unit.

In May and June 2023, the Company and FAST II discussed certain additional amendments to the Merger Agreement. These amendments, among other things, (a) provide a mechanic for the Company Unitholders to directly receive shares of Pubco Class A Common Stock if required to satisfy applicable stock exchange listing standards and (b) adjust the terms of the earnout. On June 25, 2023, the Company, Pubco, Merger Sub and FAST II executed the first amendment to the Amended and Restated Merger Agreement (the “First Amendment to the A&R Merger Agreement”), which (i) gave the Company the right to, at least three (3) business days prior to the Acquisition Merger Date, elect to reclassify a number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time that is necessary to meet initial listing requirements into the right to receive the consideration for each such Company Unit in one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of Pubco Class B Common Stock and New Company Units, (ii) amended the EBITDA earnout milestone for the fourth quarter of 2024 from $28,030,530 to an amount equal to $44,848,848 (which is the Company’s projected annual Pubco EBITDA for 2024) minus the sum of the actual Pubco EBITDA generated in the first, second and third quarters of 2024, (iii) amended the revenue milestone for the fourth quarter of 2024 from $87,577,270 to an amount equal to $140,123,632 (which is the Company’s projected annual Pubco Revenue for 2024) minus the sum of the actual Pubco Revenue generated in the first, second and third quarters of 2024, (iv) reduced the amount of Earnout Shares corresponding to each of the Pubco Revenue for the fourth quarter of 2024 and Pubco EBITDA earnouts for the fourth quarter of 2024 from 2,500,000 to 1,250,000 and (v) revised the allocation of the Seller Earnout Shares and Earnout Units among the Company Unitholders.

Merger Agreement

The following is a discussion of the Business Combination and some of the material terms of the Merger Agreement among FAST II, Pubco, Merger Sub and the Company. You are urged to read the Merger Agreement carefully and in its entirety, a copy of which is attached as Annex A-1 and Annex A-2 to this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Business Combination that is important to you. This section is not intended to provide you with any factual information about FAST II or the Company. Such information can be found elsewhere in this proxy statement/prospectus.

Effects of the Business Combination

As a result of the Business Combination, (a) at 8:01 a.m. New York City time on the date immediately following the Closing Date, FAST II will merge with and into Pubco, with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) at 8:02 a.m. New York City time on the date immediately following the SPAC Merger, Merger Sub will merge with and into the Company, with the Company as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement, the direct interests in the Company will be held by Pubco and the holders of Company Units outstanding as of immediately prior to the Business Combination.

Merger Consideration

Consideration; Conversion of Securities

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     On the Closing Date, each share of FAST II Class B Common Stock will convert into one share of FAST II Class A Common Stock in the Class B Exchange and shares of FAST II Class A Common Stock for which redemption rights were exercised will be redeemed.

(ii)    At the SPAC Merger Effective Time, (a) first, each FAST II Unit outstanding immediately prior to the SPAC Merger Effective Time will be automatically separated and the holder thereof will be deemed to hold one share of FAST II Class A Common Stock and one-quarter of one FAST II Warrant; (b) second, (1) each current share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange) will be automatically exchanged for the right to receive (x) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock and (y) 50% of the Additional SPAC Share Consideration; (2) each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange will automatically be exchanged for the right to receive (A) one newly issued share of Pubco Class A Common Stock and (B) the applicable portion of any Earnout Shares, provided that the Additional Incentive Forfeited Shares and Sponsor Redemption Forfeited Shares will be forfeited immediately prior to the closing of the Acquisition Merger; and (3) each FAST II Warrant outstanding immediately prior to the SPAC Merger (including the FAST II Private Placement Warrants held by the Sponsor) will be assumed by Pubco and each resulting whole Pubco Warrant will be exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.5 shares of Pubco Class A Common Stock, 0.5 shares of Pubco Series A Preferred Stock, and a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to the holder of one share of FAST II Class A Common Stock pursuant to the Merger Agreement.

(iii)   Immediately prior to the Acquisition Merger Effective Time, following the SPAC Merger, Pubco will contribute to Merger Sub all of the Closing Surviving Corporation Cash.

(iv)    At the Acquisition Merger Effective Time, (a) each issued and outstanding Company Unit (other than the Cancelled Units and Company Financing Units) will be converted into the right to receive (x) the Per Unit Consideration and (y) the applicable portion of any Earnout Shares and Earnout Units; (b) each Company Financing Unit will be converted into the right to receive (x) the Per Unit Consideration and (y) the Additional Company Financing Unit Consideration; (c) each Cancelled Unit will be cancelled without any conversion and no payment or distribution will be made with respect to such Cancelled Units; and (d) each unit of Merger Sub that is issued and outstanding will be converted into and become (x) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of any shares of FAST II Common Stock in connection with the exercise of redemption rights, the Class B Exchange and the Conversion. Notwithstanding the foregoing, with a view to satisfy the Listing Condition, the Company intends to, at least three (3) business days prior to the Acquisition Merger Effective Time, elect to reclassify a number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time into the right to receive the consideration for each such Company Unit in one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of Pubco Class B Common Stock and New Company Units.

The total number of shares of Pubco Common Stock issuable as Additional SPAC Share Consideration (for the avoidance of doubt, not including the number of additional shares of Pubco Common Stock each Pubco Warrant will be exercisable for as a result of the Additional SPAC Share Consideration, as described in the next sentence) or Additional Company Financing Unit Consideration is equal to the number of Additional Incentive Forfeited Shares forfeited by the Sponsor. In addition to shares of Pubco Common Stock issued to holders of FAST II Class A Common Stock as Additional SPAC Share Consideration, as a result of the issuance of Additional SPAC Share Consideration to holders of Public Shares, pursuant to Section 4.5 of the FAST II Warrant Agreement, the number of shares of Pubco Common Stock each Pubco Warrant is exercisable for will increase by 0.048051, 0.056812 and 0.069480 in the no redemptions scenario, 50% redemptions scenario and maximum redemptions scenario, respectively. These additional shares of Pubco Common Stock underlying each Pubco Warrant are in addition to the shares issuable as Additional SPAC Share Consideration and Additional Company Financing Unit Consideration.

Jefferies LLC, the Sponsor and holders of Company Units immediately before the Acquisition Merger (but not including holders of Company Financing Units in their capacity as holders of Company Financing Units) will be entitled to receive a number of the Earnout Shares and Earnout Units, which will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones described below.

•        If (x) at any time during the Earnout Period the Pubco Common Share Price is greater than $20.00 or (y) prior to the Earnout Period End Date Pubco consummates a transaction (other than the Business Combination) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $20.00 per share, 15,000,000 of the Earnout Shares and 15,000,000 of the Earnout Units will vest and be released from escrow;

•        If (x) at any time during the Earnout Period the Pubco Common Share Price is greater than $25.00 or (y) prior to the Earnout Period End Date Pubco consummates a transaction (other than the Business Combination) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $25.00 per share, another 15,000,000 of the Earnout Shares and 15,000,000 of the Earnout Units will vest and be released from escrow; and

•        If (x) at any time during the Earnout Period the Pubco Common Share Price is greater than $30.00 or (y) prior to the Earnout Period End Date Pubco consummates a transaction (other than the Business Combination) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $30.00 per share, the final 10,000,000 of the Earnout Shares and final 10,000,000 of the Earnout Units will vest and be released from escrow.

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco EBITDA for one (but not both) of the third quarter or fourth quarter in 2023 is equal to or greater than $3,449,036.50, 7,500,000 Earnout Shares and 7,500,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco EBITDA for the fiscal year ending December 31, 2023 is less than $12,416,530, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco EBITDA for both the third quarter and fourth quarter in 2023 is equal to or greater than $3,449,036.50, 15,000,000 Earnout Shares and 15,000,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco EBITDA for the fiscal year ending December 31, 2023 is less than $12,416,530, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco Revenue for one (but not both) of the third quarter or fourth quarter in 2023 is equal to or greater than $17,500,000, 2,500,000 Earnout Shares and 2,500,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco Revenue for the fiscal year ending December 31, 2023 is less than $70,000,000, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the annual report for the fiscal year ending December 31, 2023, if the Pubco Revenue for both the third quarter and fourth quarter in 2023 is equal to or greater than $17,500,000, 5,000,000 Earnout Shares and 5,000,000 Earnout Units will vest and be released from escrow; provided, that if the Pubco Revenue for the fiscal year ending December 31, 2023 is less than $70,000,000, no Earnout Shares or Earnout Units will be released from escrow;

•        Promptly following the filing of the applicable periodic public filing after each quarter in 2024, if the Pubco EBITDA for the applicable period is equal to or greater than $5,606,106, 2,500,000 Earnout Shares and 2,500,000 Earnout Units will vest and be released from escrow, provided that the applicable target

Pubco EBITDA for the fourth quarter of 2024 shall be the yearly target amount of $44,848,848 minus the sum of the actual Pubco EBITDA generated in the first, second and third quarters and the fourth quarter Earnout Shares and Earnout Units will be 1,250,000 instead of 2,500,000; and

•        Promptly following the filing of the applicable periodic public filing after each quarter in 2024, if the Pubco Revenue for the applicable period is equal to or greater than $17,515,454, 2,500,000 Earnout Shares and 2,500,000 Earnout Units will vest and be released from escrow, provided that the applicable target Pubco Revenue for the fourth quarter of 2024 shall be the yearly target amount of $140,123,632 minus the sum of the actual Pubco Revenue generated in the first, second and third quarters and the fourth quarter Earnout Shares and Earnout Units will be 1,250,000 instead of 2,500,000.

As a condition for any such vesting and release from escrow, the holder of the applicable Earnout Shares and/or Earnout Units will be required to enter into a lock-up agreement providing that such Earnout Shares and/or Earnout Units will not be transferable (except to affiliates) for 365 days from the applicable date of release. The actual Pubco EBITDA and Pubco Revenue for each quarter will be determined by the audit committee of the board of directors of Pubco.

Following the waiver or expiration of the Company Member Lock-Up Period (as defined below under “— Related Agreements — Company Member Lock-Up Agreement”), each Company Unitholder will have the option to cause the Company to redeem its New Company Units in whole or in part. Upon any such redemption, Pubco will cancel, for no additional consideration, the corresponding shares of Pubco Class B Common Stock, and such redeemed New Company Units will be exchanged for, at the discretion of the Disinterested Majority, either (i) an equivalent number of shares of Pubco Class A Common Stock or (ii) an amount of cash equal to the fair market value of such number of shares of Pubco Class A Common Stock; provided, however, that Pubco may elect to effect a direct exchange of the redeemed New Company Units for such Share Settlement or Cash Settlement (subject to limitations set forth in the A&R Operating Agreement), in which case Pubco will acquire the redeemed New Company Units and be treated for all purposes as the owner of such units. We expect that the Disinterested Majority will exclude any directors who directly or indirectly have a material interest (including an economic interest) in such election decision. By giving discretion for an election decision only to the Disinterested Majority, Pubco and the Company seek to avoid conflicts of interest that could bring into question the integrity of such an election decision. In making an election decision, the Disinterested Majority may take into account general economic and business conditions, the Company’s financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, the potential dilutive impact of new issuances of Pubco Class A Common Stock, and such other factors as the Disinterested Majority may deem relevant.

Fractional Shares

No fractional shares of Pubco Common Stock or New Company Units will be issued upon the conversion of Company Units, FAST II Common Stock or FAST II Warrants. In lieu of the issuance of any such fractional share to which any holder of Company Units, FAST II Common Stock or FAST II Warrants would otherwise be entitled in connection with the conversion of Company Units, FAST II Common Stock or FAST II Warrants (after aggregating all fractional New Company Units or shares of Pubco Common Stock of the same class and series that otherwise would be received by such holder of Company Units, FAST II Common Stock or FAST II Warrants), Pubco will round up or down to the nearest whole New Company Units or share of Pubco Common Stock, as applicable. No cash settlements shall be made with respect to fractional shares or units eliminated by rounding.

Closing and Effective Time of the Business Combination

The Closing of the Business Combination will occur electronically through the exchange of documents via e-mail at 8:30 p.m. New York City time on the date which is three business days after the date on which all conditions to Closing have been satisfied or waived by the applicable parties (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) or at such other time and place as may be agreed by the Company and FAST II. See “— Conditions to the Business Combination” below for a more complete description of the conditions that must be satisfied prior to the Closing.

The parties will cause the SPAC Merger to be consummated effective at 8:01 a.m. New York City time on the date immediately following the Closing Date by filing with the Secretary of State of the State of Delaware a Certificate of Merger as provided in Sections 251 and 103 of the DGCL with respect to the SPAC Merger, duly executed and completed in accordance with the relevant provisions of the DGCL.

Immediately prior to the Acquisition Merger Effective Time, and in any event after the SPAC Merger Effective Time, Pubco shall contribute to Merger Sub, to the maximum extent allowed by law, all of the Closing Surviving Corporation Cash remaining after the payments contemplated by Section 7.03.

The parties shall cause the Acquisition Merger to be consummated effective at the Acquisition Merger Effective Time by filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Acquisition Merger, duly executed and completed in accordance with the relevant provisions of the Delaware Limited Liability Company Act. Following filing of the Certificates of Merger, none of FAST II, Pubco, Merger Sub or the Company shall take any action that would prevent the SPAC Merger from taking effect at the SPAC Merger Effective Time or the Acquisition Merger from taking effect at the Acquisition Merger Effective Time.

As of the date of this proxy statement/prospectus, the Company and FAST II expect that the Business Combination will be effective during the first quarter of 2023. However, there can be no assurance as to when or if the Business Combination will occur.

See “— Termination” below for a description of the termination rights of the parties.

Covenants and Agreements

Conduct of the Company’s Business Prior to the Completion of the Business Combination

The Company agreed that, from the date of the Original Merger Agreement until the Closing or termination of the Merger Agreement, except as required by law, for certain actions permitted to be taken under the Merger Agreement in response to the COVID-19 pandemic, as consented to by FAST II or as otherwise set forth in the Merger Agreement, it will carry on its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve substantially intact its present business organization, keep available the services of its present officers and key employees and maintain and preserve the assets, properties, goodwill and relationships with customers, suppliers, joint venture partners, distributors, licensors, licensees, and others with which it has material business dealings.

In addition to the general covenants above, except as set forth in the Merger Agreement, the Company has agreed that from the date of the Original Merger Agreement until the Closing or termination of the Merger Agreement, it will not, and will not permit its subsidiaries to:

•        change or amend the articles of organization, bylaws or other organizational documents of the Company, its subsidiaries, Merger Sub or Pubco;

•        make, declare or pay any dividend or distribution (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, or effect any recapitalization, reclassification, split or other change in its capitalization or split, combine or reclassify any equity interest of the Company or its subsidiaries or issue, or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or other equity interest of the Company or its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any units of its equity capital or other equity interests, except transactions in the ordinary course of business consistent with past practice between the Company and any wholly owned subsidiary of the Company or between wholly owned subsidiaries of the Company;

•        enter into, amend, modify, extend, renew or terminate any disclosed contract or any real property lease (excluding, for the avoidance of doubt, any expiration or automatic renewal of any disclosed contract or any real property lease pursuant to its terms), other than renewals and extensions in the ordinary course of business;

•        sell, assign, lease, license, sublicense, pledge or otherwise encumber or subject to any lien (other than permitted liens), abandon, cancel, terminate, waive, let lapse, transfer, convey or dispose of any assets, properties or business of the Company and its subsidiaries that are material to the Company and its subsidiaries, taken as a whole, except for (i) transactions solely among the Company and its wholly owned subsidiaries or among the wholly owned subsidiaries of the Company, (ii) dispositions of obsolete or worthless assets, (iii) in the ordinary course of business and (iv) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $2,000,000 in the aggregate;

•        except in the ordinary course of business consistent with past practice, or as otherwise required pursuant to Company benefit plans in effect on the date of the Original Merger Agreement or applicable law, (i) grant any severance, retention, change-of-control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business, (ii) terminate, adopt, enter into or amend any material Company benefit plan, or (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider with aggregate annual compensation exceeding $250,000;

•        grant any equity or equity-type award to any employee or other service provider;

•        enter into, amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its subsidiaries as the bargaining representative for any employees of the Company or its subsidiaries;

•        implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of the Company under the federal Worker Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” law;

•        terminate (other than for cause) any employee with base annual compensation in excess of $250,000 or hire any employee with base annual compensation in excess of $250,000 other than to fill an open position as of the date of the Merger Agreement;

•        fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements to be included in the Registration Statement of which this proxy statement/prospectus forms a part pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt, recommend, propose or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other reorganization involving the Company or its subsidiaries (other than the Business Combination);

•        make any capital expenditures (or binding commitment to make any capital expenditures) that in the aggregate exceed $2,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of the Original Merger Agreement, made available to FAST II prior to the date of the Original Merger Agreement or any capital expenditure that is required in the Company’s good faith determination in response to any emergency situations;

•        make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, other than a wholly owned subsidiary of the Company, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person other than a wholly owned subsidiary of the Company, except travel or similar advances to employees, directors or officers of the Company or its subsidiaries in the ordinary course of business consistent with past practice, prepayments and deposits paid to suppliers of the Company or any of its subsidiaries in the ordinary course of business and extended payment terms for customers in the ordinary course of business;

•        revoke or change any material tax election, make any material tax election other than in the ordinary course of business consistent with past practice, adopt or change any material tax accounting method or period, file any amendment to a material tax return, enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material taxes, or settle or compromise any claim or assessment by a governmental authority in respect of material taxes;

•        take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Business Combination from qualifying for their respective intended tax treatments;

•        (i) acquire any fee interest in real property for an amount above $2,000,000 or (ii) lease any real property except for leases where the Company or its subsidiaries are required to make aggregate payments not to exceed $300,000 annually;

•        enter into, renew or amend in any material respect any agreements with affiliates;

•        voluntarily waive, release, assign, pay, discharge, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened action, whether or not commenced prior to the date of the Original Merger Agreement) or compromise or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise), other than where such waiver, release, assignment, payment, discharge, compromise, settlement or satisfaction solely involves monetary damages or payment amount not to exceed $1,000,000 in the aggregate;

•        incur, create, assume, refinance or guarantee (whether directly, contingently or otherwise) any Indebtedness of borrowed money in excess of $2,000,000 in the aggregate, other than (i) solely between the Company and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries, (ii) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and subsidiaries’ existing credit facilities, notes and other existing indebtedness to the extent in existence as of the date of the Original Merger Agreement and, in any event, in an aggregate amount of no more than $2,000,000, or (iii) financial derivative/hedging arrangements entered into in the ordinary course of business consistent with past practice;

•        enter into any material new line of business outside of the business currently conducted by the Company and its subsidiaries as of the date of the Original Merger Agreement;

•        make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•        voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its subsidiaries, any material insurance policy maintained with respect to the Company and its subsidiaries and their assets and properties;

•        fail to maintain policies and procedures in any material respect to promote compliance with, and as may be required by, any applicable anti-corruption law, anti-money laundering law, or sanctions;

•        waive the benefits of, agree to modify in any material manner, terminate or release any person from any confidentiality agreement to which the Company or its subsidiaries is a party or of which the Company or its subsidiaries is a beneficiary, in each case, other than (i) with customers and other counterparties in the ordinary course of business consistent with past practice or (ii) such waivers, modifications, or releases that would not be material to the Company and its subsidiaries, taken as a whole;

•        enter into any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would prohibit, materially restrict or materially inhibit the Company’s ability to consummate the Business Combination; and

•        enter into any agreement or undertaking or otherwise agree or commit to do any action prohibited by the covenants described in this section.

Conduct of FAST II’s Business Prior to the Completion of the Business Combination.

FAST II has agreed that, from the date of the Original Merger Agreement until the Closing or termination of the Merger Agreement, except as required by law, for certain actions permitted to be taken under the Merger Agreement in response to the COVID-19 pandemic, it will not, and not permit its subsidiaries to:

•        change, modify or amend the Trust Agreement, the organizational documents of FAST II or the organizational documents of Merger Sub;

•        create or form any subsidiary;

•        (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding shares or other equity interests; (B) split, combine, reclassify or otherwise change any of its shares or other equity interests; or (C) other than the redemption of any shares of FAST II Common Stock or as otherwise required by the FAST II Charter or bylaws (the “FAST II Bylaws”) in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, FAST II;

•        (A) make, revoke or change any material tax election, (B) adopt or change any material tax accounting method, (C) file any amendment to a material tax return, (D) enter into any agreement with a governmental authority with respect to a material amount of taxes, settle or compromise any examination, audit or other action with a governmental authority of or relating to any material taxes, (E) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material taxes, or (F) enter into any material tax sharing or similar agreement (excluding any commercial agreements not primarily related to taxes);

•        take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Business Combination from qualifying for their respective intended tax treatments;

•        enter into, renew or amend in any material respect, any agreement with an affiliate;

•        enter into any arrangement to provide compensation or management or consultancy fees to any officer or director of FAST II, provided that FAST II shall be permitted to enter into arrangements with a substitute director of FAST II following the departure of an incumbent director of FAST II to the extent required to comply with the rules of the Approved Exchange on which the shares of FAST II Class A Common Stock are listed for trading on substantially the same terms as arrangements with officers or directors of FAST II as of the date of the Original Merger Agreement; provided, further, that the annual compensation provided to such substitute director shall not exceed $150,000;

•        enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any material contract of FAST II; provided FAST II shall be permitted to borrow up to $2,000,000 from the Sponsor subsequent to the date of the Original Merger Agreement in the form of working capital loans;

•        waive, release, assign, pay, discharge, compromise or settle any pending or threatened claim (which shall include, but not be limited to, any pending or threatened action, whether or not commenced prior to the date of the Original Merger Agreement) or compromise or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise);

•        incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any aggregate Indebtedness in excess of $500,000, other than in respect of and/or to fund fees and expenses incurred in connection with the Business Combination or any financing from alternative sources, provided FAST II shall be permitted to borrow up to $2,000,000 from the Sponsor subsequent to the date of the Original Merger Agreement in the form of working capital loans;

•        (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, FAST II or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares or equity interests other than in connection with an alternative financing or (B) amend, modify or waive any of the terms or rights set forth in any FAST II Warrant or the FAST II Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement or the Warrant Agreement Amendment;

•        except as contemplated by the Merger Agreement or the Business Combination, adopt or amend any benefit plan, or enter into any employment contract or collective bargaining agreement;

•        enter into, renew or amend, in any material respect, any transaction or contract with the Sponsor or any of its other affiliates;

•        (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt, recommend, propose or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation restructuring, recapitalization or other reorganization involving FAST II or its subsidiaries (other than the Business Combination);

•        make any capital expenditures;

•        make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except travel or similar advances to employees, directors or officers of FAST II in the ordinary course of business consistent with past practice;

•        enter into any new line of business outside of the business currently conducted by FAST II and its subsidiaries as of the date of the Original Merger Agreement;

•        revalue any of its assets in any manner or make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable law;

•        voluntarily fail to maintain, cancel or materially change coverage, in a manner materially detrimental to FAST II, under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to FAST II and its subsidiaries and their assets and properties; or

•        enter into any agreement or undertaking or otherwise agree or commit to do any action prohibited by the covenants in this section.

Trust Fund Disbursement

Upon satisfaction or waiver of the conditions set forth under the heading “— Conditions to the Business Combination” and provision of notice to the trustee of the Trust Fund (the “FAST II Trustee”) in accordance with and pursuant to the Trust Agreement, at the Closing, FAST II will cause the documents, opinions, and notices required to be delivered to the FAST II Trustee pursuant to the Trust Agreement to be so delivered, including providing the FAST II Trustee with a trust termination and instruction letter instructing the FAST II Trustee to distribute the Trust Fund as follows: (a) to stockholders who elect to have their shares of FAST II Common Stock redeemed for cash, (b) to the payment of the outstanding Company expenses and outstanding FAST II expenses, and (c) the balance of the assets in the Trust Fund, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to FAST II. Thereafter, the Trust Fund will terminate in accordance with its terms.

Proxy Solicitation

As soon as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act (the “SEC Approval Date”), FAST II has agreed to (i) in any event within five business days cause this proxy statement/prospectus to be disseminated to FAST II stockholders in compliance with applicable law, (ii) solicit proxies from the holders of FAST II Common Stock to vote in accordance with the recommendation of the FAST II Board with respect to each of the Proposals and (iii) in any event within 20 business days hold the Special Meeting. FAST II has agreed to use commercially reasonable efforts to obtain the FAST II stockholder approval of the Business Combination Proposal, the Pubco Organizational Documents Advisory Proposals and the Adjournment Proposal.

FAST II has agreed that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting will not be affected by any change in the FAST II Board’s recommendation, and FAST II agreed to establish a record date for, duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by this proxy statement/prospectus, regardless of whether or not any change in the FAST II Board’s recommendation has occurred. FAST II may postpone, suspend or adjourn the Special Meeting on one or more occasions after the date for which the Special Meeting was originally scheduled upon the good faith determination by the FAST II Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the requisite approval of FAST II stockholders, (ii) obtain a quorum if one is not present at any then scheduled Special Meeting, (iii) ensure that any supplement or amendment to this proxy statement/prospectus that the FAST II Board has determined in good faith is required by applicable law is provided to the FAST II Stockholders with adequate time for review prior to the Special Meeting, or (iv) with the Company’s prior written consent; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), or (iii) above, the Special Meeting will be reconvened as promptly as practicable and in any event no later than five business days after the date that such matters are resolved. FAST II will not be required to convene and hold the Special Meeting at any time prior to the 20th business day following the mailing of this proxy statement/prospectus to FAST II stockholders.

The Company shall, in a manner in compliance with applicable law, solicit the affirmative vote of a majority of the managers of the Company and all of the members of the Company (the “Company Requisite Approval”) via written consent as soon as practicable after the registration statement of which this proxy statement/prospectus becomes effective, and in any event within five business days after such registration statement becomes effective.

The Company will, through its board of managers (the “Company Board”), recommend to the Company Unitholders that they adopt the Merger Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval. The Company Board will not (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal. The Company will provide FAST II with copies of all stockholder consents it receives within one (1) business day of receipt.

Exclusivity

The Company.    From the date of the Original Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement, the Company will not (and will not cause or permit any subsidiary or its or their affiliates or representatives to) (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any acquisition proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any acquisition proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any acquisition proposal or (v) resolve or agree to do any of the foregoing.

FAST II.    From the date of the Original Merger Agreement until the earlier of the Closing or the termination of the Merger Agreement, FAST II will not (and, subject to the last sentence of this paragraph, will not cause or permit their respective affiliates or representatives to) (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Business Combination, (b) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Business Combination, (c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination, (d) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Business Combination or (e) resolve or agree to do any of the foregoing. The foregoing does not restrict FAST II’s affiliates (including affiliates of the Sponsor) in any way with respect to the pursuit of any transaction by such affiliates not related to the Company.

Stock Exchange Listing

From the date of the Original Merger Agreement through the Closing, FAST II has agreed to use reasonable best efforts to ensure FAST II remains listed as a public company on, and for shares of FAST II Class A Common Stock to be listed on, an Approved Exchange.

Application will be made by FAST II, Pubco and the Company to have the shares of Pubco Class A Common Stock (including the Pubco Class A Common Stock issuable upon conversion of the Pubco Series A Preferred Stock and exercise of the Pubco Warrants), Pubco Series A Preferred Stock and Pubco Public Warrants to be issued in the Business Combination approved for listing on Nasdaq, and the parties are required to use their reasonable best efforts to cause such Pubco securities to be listed on Nasdaq. It is a condition to both parties’ obligation to complete the Business Combination that the Pubco Class A Common Stock and Pubco Series A Preferred Stock shall have been approved for listing on an Approved Exchange selected by FAST II and reasonably acceptable to the Company (taking into account the listing requirements of the Approved Exchange), subject to official notice of issuance and the requirement to have a sufficient number of round lot holders. Upon consummation of the Business Combination, the FAST II Units, FAST II Class A Common Stock and FAST II Public Warrants will be delisted from the NYSE and deregistered under the Exchange Act.

Indemnification and Directors’ and Officers’ Insurance

Following the Closing and prior to the sixth anniversary of the date of the Closing, Pubco and the Company will indemnify and hold harmless each present and former director and officer of the Company, FAST II and each of their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that the Company or its subsidiaries, on the one hand, or FAST II or its subsidiaries, on the other hand, as the case may be, would have been permitted under applicable law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the date of the Original Merger Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law). Without limiting the foregoing, Pubco shall, and shall cause the Company and its subsidiaries to, (i) maintain for a period of not less than six (6) years from the Acquisition Merger Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement and reimbursement) of officers, directors and managers that are no less favorable to those persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the date of the Original Merger Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law. Pubco shall assume, and be liable for, and shall cause the Company and their respective subsidiaries to honor, each of the covenants in this section.

For a period of six years from the Acquisition Merger Effective Time, Pubco shall, or shall cause one or more of its subsidiaries to, maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those persons who are currently covered by the Company’s or its subsidiaries’ directors’ and officers’ liability insurance policies (true and correct copies of which have been made available to FAST II or its agents or representatives prior to the Acquisition Merger Effective Time) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Pubco or its subsidiaries be required to pay an annual premium for such insurance in excess of the lower of (x) $2.25 million and (y) an annual premium amount for such insurance that is reasonably obtainable from a reputable insurance carrier; provided, however, that (i) the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Acquisition Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this section shall be continued in respect of such claim until the final disposition thereof.

Prior to the Acquisition Merger Effective Time, FAST II shall purchase a prepaid “tail” policy (a “FAST II Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by FAST II’s directors’ and officers’ liability insurance policies. If FAST II elects to purchase such FAST II Tail Policy prior to the Acquisition Merger Effective Time, Pubco will maintain such FAST II Tail Policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor FAST II’s obligations thereunder.

Prior to the Acquisition Merger, Pubco, in consultation with and subject to the review and approval of FAST II (such approval not to be unreasonably withheld, conditioned or delayed), shall obtain directors’ and officers’ liability insurance that shall be effective as of the Acquisition Merger and will cover those persons who will be the directors and officers of Pubco and its subsidiaries (including the applicable current directors and officers of the Company and its subsidiaries) at and after the Acquisition Merger on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Pubco and its subsidiaries (including the Company and its subsidiaries from and after the Acquisition Merger Effective Time).

Private Placements

The Company has agreed to use its commercially reasonable efforts to take, or to cause to be taken, all things necessary to consummate the transactions contemplated by the Subscription Agreement on the terms described in the Subscription Agreement, including using reasonable efforts to enforce its rights under the Subscription Agreement, subject to limited exceptions.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to:

•        FAST II and the Company (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information), in cooperation and consultation with each other, as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Business Combination, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties and governmental authorities that any of FAST II, the Company, or their respective affiliates are required to obtain in order to consummate the Business Combination, including any required approvals of parties to material contracts with the Company or its subsidiaries, and (c) the taking of all acts necessary to cause the conditions precedent set forth under the heading “— Conditions to the Business Combination” to be satisfied or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable;

•        FAST II and the Company cooperating on the preparation and efforts to make effective this proxy statement/prospectus;

•        FAST II establishing the record date for, duly calling, giving notice of, convening and holding the Special Meeting;

•        the Company soliciting the requisite approval of Company Unitholders;

•        certain tax matters;

•        FAST II, the Company and their respective affiliates refraining from making any public announcement or issuing any public communication regarding the Merger Agreement or the Business Combination, without first obtaining the prior consent of the Company or FAST II, as applicable,

•        FAST II and the Company notifying one another in writing promptly after learning of any stockholder demands, other stockholder actions (including derivative claims) or actions brought by any third-party relating to the Merger Agreement or any related agreements or matters;

•        indemnification and directors’ and officers’ liability insurance, as set forth under the heading “— Indemnification and Directors’ and Officers’ Insurance”;

•        stock exchange listing, as set forth under the heading “— Stock Exchange Listing”;

•        the Company taking all actions necessary to consummate the transactions contemplated by the Subscription Agreement, as set forth under the heading “— Financing of the Business Combination”;

•        certain securities laws matters;

•        director and officer appointments, with FAST II designating two director nominees and the Company designating five director nominees;

•        Pubco approving and adopting an equity incentive plan, and filing an effective registration statement on Form S-8 with respect to the Pubco Common Stock issuable under such plan;

•        the Company using reasonable best efforts to enter into employment agreements with such key employees of the Company as mutually determined by the Company and FAST II;

•        the Company and FAST II entering into an escrow agreement with respect to Earnout Shares and Earnout Units;

•        FAST II using commercially reasonable efforts to obtain an Extension from March 18, 2023 to October 18, 2023, and prepare and file a proxy statement in connection therewith; and

•        FAST II using best efforts to amend the FAST II Warrant Agreement, effective immediately prior to the SPAC Merger Effective Time.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to FAST II relating to a number of matters, including the following:

•        corporate organization, qualification to do business, good standing and corporate power;

•        subsidiaries;

•        due authorization;

•        absence of conflicts, where, among other things, the Company represents and warrants that entering into the Merger Agreement and related transactions does not conflict with any other agreement or organizational document of the Company, or violate any law applicable to the Company or its subsidiaries;

•        required governmental and regulatory consents necessary in connection with the Business Combination;

•        the capital structure of the Company, including shares authorized and outstanding as of the date of the Original Merger Agreement, and the absence of further arrangements that obligate the Company to issue or sell shares in the future;

•        financial statements where, among other things, the Company represents and warrants that the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2021 and as of December 31, 2022, and the audited consolidated statement of operations, statements of stockholders’ (deficit) equity and statements of cash flows of the Company and its subsidiaries for the year then ended, together with the auditor’s reports thereon, and the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2022, and the unaudited consolidated statement of operations and statement of cash flows of the Company and its subsidiaries for the nine-month period then ended, when delivered, will have been prepared, in all material respects, in accordance with GAAP consistently applied throughout the periods covered by such financial statements and will present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its subsidiaries as of the dates and for the periods indicated therein in conformity with GAAP (except, in the case of the unaudited financial statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and will have been derived from, and accurately reflect in all material respects, the books and records of the Company and its subsidiaries;

•        absence of undisclosed liabilities;

•        pending or threatened litigation or investigations;

•        compliance with applicable law;

•        intellectual property, where, among other things, the Company made certain representations and warranties that the Company and its subsidiaries own, free and clear of all liens, the registered intellectual property set forth in the corresponding disclosure schedule, and have a valid right to use the licensed intellectual property used in or necessary for the conduct of the Company’s business, and made representations and warranties with respect to the Company’s non-infringement or misuse of third party intellectual property and the non-infringement or misuse of the Company’s intellectual property by third parties;

•        information technology;

•        data protection, where, among other things, the Company made certain representations and warranties that the Company and its subsidiaries are in compliance with all privacy and security information laws, publicly facing privacy policies, and contractual obligations concerning data privacy, cybersecurity, data security and the security of the Company and its subsidiaries information technology systems;

•        material contracts and no defaults, where, among other things, the Company made certain representations and warranties that certain contracts listed in the corresponding disclosure schedule are in full force and effect and that the Company and its subsidiaries are not in default thereunder;

•        employee benefits matters;

•        labor matters;

•        tax matters, where, among other things, the Company made certain representations and warranties that the Company and its subsidiaries are in compliance with all tax requirements and there were no ongoing tax disputes;

•        brokers’ fees;

•        real property;

•        environmental matters;

•        absence of changes;

•        affiliate agreements;

•        internal controls;

•        permits;

•        the Subscription Agreement, where, among other things, the Company made certain representations and warranties that the Subscription Agreement is in full force and effect and that the Company and its subsidiaries are not in default thereunder;

•        accuracy of information supplied by the Company;

•        insurance, where, among other things, the Company made certain representations and warranties that the Company and its subsidiaries have paid all required premiums on all material insurance policies;

•        COVID-19 relief programs;

•        customers, where, among other things, the Company made certain representations and warranties that except as set forth in the applicable disclosure schedule, none of the Company and its subsidiaries’ top 10 customers (based on revenue during the trailing twelve month period ended December 31, 2021) has terminated or threatened to terminate, cancel, or materially limit its business with the Company;

•        suppliers, where, among other things, the Company made certain representations and warranties that except as set forth in the applicable disclosure schedule, none of the Company and its subsidiaries’ top 10 suppliers (based on spend amount during the trailing twelve month period ended December 31, 2021) has terminated or threatened to terminate, cancel, or materially limit its business with the Company; and

•        business activities.

Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, change, circumstance or development, individually or when aggregated with other events, changes, circumstances or developments, that has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; other than (a) any change or development in applicable laws or GAAP, (b) any change or development in interest rates, supply chain or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its subsidiaries operate, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of actions required by the Merger Agreement, (d) any change generally affecting any of the industries or markets in which the Company or its subsidiaries operate or the economy as a whole, (e) the compliance with the terms of the Merger Agreement or the taking of any action expressly required, or failure to take action, expressly prohibited, by the Merger Agreement, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any regional, national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its subsidiaries operate, or (h) any failure of the Company and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets.

The Merger Agreement contains representations and warranties made by FAST II to the Company relating to a number of matters, including the following:

•        corporate organization, qualification to do business, good standing and corporate power;

•        due authorization;

•        absence of conflicts, where, among other things, FAST II represents and warrants that entering into the Merger Agreement and related transactions does not conflict with any other agreement or organizational document of FAST II, or violate any law applicable to FAST II;

•        pending or threatened litigation or investigations;

•        compliance with applicable law;

•        employee benefits matters;

•        employees and contractors;

•        required governmental and regulatory consents necessary in connection with the Business Combination;

•        condition and sufficiency of assets where, among other things, FAST II makes representations and warranties with respect to the permitted uses of the funds in the Trust Fund;

•        tax matters, where, among other things, FAST II made certain representations and warranties that FAST II is in compliance with all tax requirements and there were no ongoing tax disputes;

•        brokers’ fees;

•        SEC filings, internal controls and financing statements;

•        business activities where, among other things, FAST II made certain representations and warranties that it has not conducted any business activities other than activities related to the FAST II IPO or activities directed toward the accomplishment of a business combination;

•        accuracy of information supplied by FAST II;

•        the capital structure of FAST II, including shares authorized and outstanding as of the date of the Original Merger Agreement, and the absence of further arrangements that obligate FAST II to issue or sell shares in the future;

•        the NYSE stock market quotation, where, among other things, FAST II represents and warrants that the issued and outstanding shares of FAST II Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE and will be listed for trading on an Approved Exchange at the Closing, that FAST II is in compliance with the rules of the Approved Exchange on which the shares of FAST II Class A Common Stock are listed for trading, and that there is no action or proceeding pending, or to FAST II’s knowledge, threatened, seeking to deregister the FAST II Class A Common Stock or terminate the listing thereof;

•        material contracts and no defaults, where, among other things, FAST II made certain representations and warranties that certain contracts listed in the corresponding disclosure schedule are in full force and effect and that FAST II is not in default thereunder;

•        title to property;

•        status under the Investment Company Act of 1940; and

•        affiliate agreements.

Certain of these representations and warranties are qualified as to “materiality” or “Material Adverse Effect.”

The representations and warranties in the Merger Agreement do not survive the Closing and, as described below under “— Termination,” if the Merger Agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the Merger Agreement, unless a party willfully and intentionally breached any covenant or agreement set forth in the Merger Agreement occurring prior to such termination, or committed actual fraud in connection with such party’s representations and warranties set forth in the Merger Agreement.

This summary and the copy of the Merger Agreement attached to this proxy statement/prospectus as Annex A-1 and Annex A-2 are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by the Company and FAST II, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of the Company, FAST II or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Conditions to the Business Combination

Conditions to Each Party’s Obligations.    The respective obligations of each of the parties to the Merger Agreement to complete the Business Combination are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•        any applicable waiting periods under the HSR Act in respect of the transactions contemplated by the Merger Agreement will have expired or been terminated;

•        no governmental authority will have been enacted, issued, promulgated, enforced or entered any governmental order which is then in effect and has the effect of making the Business Combination illegal or otherwise prohibiting or enjoining consummation of the Business Combination;

•        the redemption of any shares of FAST II Common Stock in connection with the exercise of redemption rights will have been completed in accordance with the terms of the Merger Agreement and this proxy statement/prospectus;

•        the registration statement of which this proxy statement/prospectus forms a part will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•        the approval by FAST II stockholders of the Business Combination Proposal will have been obtained;

•        the approval of the Company Unitholders of the Business Combination will have been obtained; and

•        the approval for listing on an Approved Exchange of Pubco Class A Common Stock and Pubco Series A Preferred Stock, subject only to the requirement to have a sufficient number of round lot holders pursuant to Nasdaq listing rules (the “Listing Condition”).

Conditions to Obligations of FAST II.    The obligation of FAST II to complete the Business Combination is also subject to the satisfaction or waiver by FAST II of the following conditions:

•        the representation and warranty of the Company related to the Company’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time) in all but de minimis respects;

•        each of the representations and warranties of the Company related to organization and qualification, due authorization, capitalization and brokers’ fees must be true and correct in all material respects as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time);

•        each of the representations and warranties of the Company related to absence of changes must be true and correct in all respects as of the date of the Original Merger Agreement;

•        all other representations and warranties of the Company must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), excluding any qualifications as to materiality or Material Adverse Effect therein, except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company;

•        each of the covenants of the Company, Pubco and Merger Sub to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

•        the receipt by FAST II of a certificate signed by an executive officer of the Company certifying as to the satisfaction of certain closing conditions;

•        no Material Adverse Effect with respect to the Company shall have occurred;

•        the receipt by FAST II of all ancillary agreements to which the Company, Pubco, Merger Sub or any member of the Company is a party;

•        the receipt by FAST II of a certificate of good standing of each of the Company, Merger Sub and Pubco that are dated no later than ten days prior to the Closing.

Conditions to Obligations of the Company, Pubco and Merger Sub.    The obligations of the Company, Pubco and Merger Sub to complete the Business Combination is also subject to the satisfaction or waiver by the Company of the following conditions:

•        the representation and warranty of FAST II related to sufficiency of assets and FAST II’s capital structure must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time) in all but de minimis respects;

•        each of the representations and warranties of FAST II related to organization and qualification, due authorization, brokers’ fees and capitalization must be true and correct in all material respects as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct in all material respects as of such particular date or period of time);

•        all other representations and warranties of FAST II must be true and correct as of the date of the Closing (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time), excluding any qualifications as to materiality or Material Adverse Effect therein, except where any failures of any such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to FAST II;

•        each of the covenants of FAST II to be performed or complied with as of or prior to the Closing must have been performed or complied with in all material respects;

•        the receipt by the Company of a certificate signed by an officer of FAST II certifying as to the satisfaction of certain closing conditions; and

•        the receipt by FAST II of all ancillary agreements to which FAST II or the Sponsor is a party.

Termination

The Merger Agreement may be terminated at any time prior to the Closing, whether before or after adoption of the Merger Agreement by the Company’s stockholders or approval of the proposals required to effect the Business Combination by FAST II’s stockholders.

Termination Rights

The Merger Agreement may be terminated and the transactions contemplated by it abandoned at any time prior to Closing:

•        by mutual written consent of the Company and FAST II;

•        by written notice to the Company from FAST II if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company (subject to a 30-day cure period) (a “Company Uncured Breach”); (ii) the Closing has not occurred on or before September 30, 2023; or (iii) the consummation of either the SPAC Merger or the Acquisition Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law;

•        by written notice to FAST II from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of FAST II (subject to a 30-day cure period); (ii) the Closing has not occurred on or before (A) September 30, 2023 or (B) two days after the Special Meeting; or (iii) the consummation of either the SPAC Merger or the Acquisition Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law;

•        by written notice from either the Company or FAST II to the other if the requisite approval of FAST II stockholders is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting);

•        by written notice from the Company to FAST II prior to FAST II obtaining the requisite approval of FAST II stockholders if the FAST II Board has (i) failed to include the FAST II Board Recommendation in the proxy statement/prospectus distributed to its stockholders or (ii) made a FAST II Board Change in Recommendation; provided that in the case of this clause (e), the Company exercises its termination right within ten business days after such FAST II Board Change in Recommendation or failure to include the FAST II Board Recommendation in this proxy statement/prospectus;

•        by written notice from FAST II to the Company prior to obtaining the Company Requisite Approval if the Company Board shall have failed to include the Company Board Recommendation in the consent solicitation statement distributed to its stockholders;

•        by written notice from FAST II to the Company if Infinite Acquisitions is in material default on its obligations under the promissory note issued by Infinite Acquisitions to FAST II on the date of the Merger Agreement to advance up to $2,000,000;

•        by written notice from FAST II to the Company if the Company Requisite Approval has not been obtained within twenty-four hours following the date that the consent solicitation statement is disseminated by the Company to the Company Unitholders;

•        prior to the Closing, by written notice from FAST II to the Company if (i) all the conditions set forth in “— Conditions to the Business Combination” have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing and/or the Acquisition Merger, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Acquisition Merger on or prior to the day when the Acquisition Merger is required to occur pursuant to the terms of the Merger Agreement, (iii) FAST II shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five business days following delivery of such confirmation (“Company Failure to Close”);

•        by written notice from either the Company or FAST II to the other if FAST II is not listed on an Approved Exchange or is not in compliance with the listing standards of the Approved Exchange on which FAS II is then listed, in each case, as a result of the redemption of shares of FAST II Common Stock in connection with the Extension (each, a “Listing Failure Condition”); provided, that FAST II will have 90 days to cure such Listing Failure Condition after its receipt of notice from the Company or the Approved Exchange of such Listing Failure Condition (except that such termination right will not be available if any antitrust approval is not obtained or a governmental authority issues an order enjoining the consummation of the Closing due to the Company’s breach of the Merger Agreement);

•        by written notice from FAST II to the Company if the Company or any of its subsidiaries agrees to enter into any binding agreement or amends its organizational documents (i) to issue equity or equity equivalents to certain specified investors or (ii) to give to such investors the right to participate in the proceeds of any change of control or similar liquidity event (the “Restricted Investor Arrangements”) without FAST II’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) (the “Strategic Investment Termination Right”); and

•        by written notice either the Company or FAST II to the other if all closing conditions except for the Listing Condition are satisfied.

Effect of Termination

Except as noted below, in the event of the termination of the Merger Agreement pursuant to the termination provisions set forth in the above section, the Merger Agreement will be of no further force or effect and the Business Combination will be abandoned, with no liability to any person on the part of any party (or any of its representatives or affiliates); provided, however, and notwithstanding anything in the Merger Agreement to the contrary, certain provisions will continue in effect notwithstanding the termination of the Merger Agreement.

In the event the Merger Agreement is terminated by (a) FAST II on the basis of a Company Uncured Breach, the Company board’s failure to include the board recommendation to the Company Unitholders, the Company’s default under the promissory note issued by Infinite Acquisitions to FAST II, any failure to obtain the approval of the Company Unitholders, Company Failure to Close, Restricted Investor Arrangements, or failure to satisfy the Listing Condition, (b) the Company when FAST II was entitled to terminate the Merger Agreement in the circumstances described in the preceding clause, (c) by the Company on the basis that the consummation of the Closing was permanently prohibited by a governmental order or law if such governmental order or law is not generally applicable to all special purpose acquisition companies and not primarily caused by any action or inaction of FAST II, then the Company shall pay FAST II a termination fee equal to (i) $12,500,000 minus (ii) half of any amount advanced by the Company or Infinite Acquisitions to FAST II to cover any expenses incurred in connection with any Extension, which termination fee shall be payable within two business days of such termination. However, the termination fee shall be reduced by half in the event that the Merger Agreement is terminated or terminable because all closing conditions except for the Listing Condition are satisfied or is terminated by FAST II pursuant to the Strategic Investment Termination Right, in which case such termination fee shall be payable within 12 months of such termination. The Company shall not be required to pay the termination fee more than once.

No termination fee shall be payable if (a) the Company terminates the Merger Agreement on the basis of a FAST II Uncured Breach or Listing Failure Condition or (b) the Merger Agreement is terminated when the Company is entitled to terminate the Merger Agreement on the basis of a FAST II Uncured Breach or Listing Failure Condition. In addition, FAST II shall not be entitled to both a remedy of specific performance and the receipt of the termination fee.

Amendments

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.

Specific Performance

The parties to the Merger Agreement agree that they shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms of provisions thereof, however FAST II shall not be entitled to any specific performance or any other equitable remedy against the Company, Pubco or Merger Sub to cause the Closing.

Fees and Expenses

Immediately following the Acquisition Merger Effective Time, Pubco (or, if Pubco does not have sufficient funds, the Company) will pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of the Company, Pubco or Merger Sub for outside counsel incurred in connection with the Business Combination and fees and expenses of or on behalf of the Company, Pubco or Merger Sub for any other agents, advisors, consultants, experts and financial advisors employed by the Company, Pubco or Merger Sub incurred in connection with the Business Combination. Any payment of such expenses by Pubco with respect to the Company shall be treated for applicable income tax purposes as first having been deemed contributed to the Company and then paid to such persons.

Immediately following the Acquisition Merger Effective Time, Pubco (or, if Pubco does not have sufficient funds, the Company) shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of FAST II for outside counsel and fees and expenses of or on behalf of FAST II for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of FAST II incurred in connection with the Business Combination, FAST II’s pursuit of a business combination and any amounts due to the underwriters of the FAST II IPO for their deferred underwriting commissions.

Financing of the Business Combination

Concurrently with the execution of the Merger Agreement, the Company and Infinite Acquisitions, an existing equityholder of the Company, have entered into the Subscription Agreement, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, $60,000,000 of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of the Subscription Agreement, $20,000,000 of the Private Placement Investment Amount had been pre-funded through a series of debt financings and deployed to the Company’s investment in its Punta Cana resort. On October 6, 2022, Infinite Acquisitions entered into a Conversion Agreement with the Company pursuant to which $20.0 million of the debt owed to Infinite Acquisition was converted to 2,000,000 Company Financing Units. As of the date of this proxy statement/prospectus, the private payment has been fully funded. Infinite Acquisitions has been issued 6,000,000 Company Financing Units under the Subscription Agreement for an aggregate consideration of $60.0 million, including the debt to equity conversion.

The Company and Infinite Acquisitions entered into the Subsequent Subscription Agreement, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, the Additional Private Placement Investment Amount of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of this proxy statement/prospectus, no Company Financing Units have been issued pursuant to the Subsequent Subscription Agreement.

The foregoing description of the Financing is not a complete description thereof and is qualified in its entirety by the full text of the Subscription Agreement and the Subsequent Subscription Agreement, as applicable.

FAST II may enter into one or more agreements with any investor (a) to effect any specified pre-approved financing arrangements without any consent or approval required from the Company or (b) pursuant to which FAST II may issue such other equity or non-equity securities as approved by the Company in writing in its sole discretion, each of which constitutes an alternative financing. At the request of FAST II, the Company shall use its reasonable best efforts to assist FAST II in arranging any such alternative financing.

Related Agreements

Tax Receivable Agreement

In connection with the Closing, the Company will enter into the Tax Receivable Agreement with Pubco and the TRA Holders, a copy of which is attached to this proxy statement/prospectus as Annex F. Pursuant to the Tax Receivable Agreement, among other things, Pubco will be required to pay to each TRA Holder 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of the increases in tax basis resulting from any exchange of New Company Units for Pubco Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the Tax Receivable Agreement. In certain cases, Pubco’s obligations under the Tax Receivable Agreement may accelerate and become due and payable, based on certain assumptions, upon a change in control and certain other termination events, as defined in the Tax Receivable Agreement. The summary of the terms of the Tax Receivable Agreement included in this proxy statement/prospectus is not a complete description thereof and is qualified in its entirety by the full text thereof.

New Registration Rights Agreement

Immediately prior to the SPAC Merger Closing Date, Pubco, FAST II, the Sponsor and the Holders will enter into the New Registration Rights Agreement, effective upon the Acquisition Merger Closing, a copy of which is attached to this proxy statement/prospectus as Annex G. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, (i) the Sponsor and the Holders will be granted certain customary registration rights and piggyback rights with respect to their respective shares of Pubco Class A Common Stock and any other equity securities of Pubco and (ii) the Registration Rights Agreement, dated as of March 15, 2021, among FAST II, the Sponsor and the other “Holders” named in the Registration Rights Agreement will be terminated.

The foregoing description of the New Registration Rights Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

A&R Operating Agreement

In connection with the Business Combination, the Company will amend and restate the Company Operating Agreement by adopting the A&R Operating Agreement in substantially the form of Annex M to this proxy statement/prospectus. The A&R Operating Agreement will provide for an 8% preferred return for holders of Preferred Units of the Company and for Pubco to serve as the Managing Member of the Company. The Continuing Unitholders will control Pubco immediately after the transaction by virtue of their ownership of Pubco Class B Common Stock, a non-economic voting equity interest in Pubco. Shares of Pubco Class A Common Stock and Pubco Class B Common Stock are entitled to vote on the same basis.

The foregoing description of the A&R Operating Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Amended & Restated Certificate of Incorporation, Bylaws, and Certificate of Designation

In connection with the Business Combination, Pubco will (i) adopt and file the Pubco Charter, (ii) adopt the Pubco Bylaws and (iii) file a Certificate of Designation for the Pubco Series A Preferred Stock, which will each set forth certain rights and obligations of the holders of Pubco Series A Preferred Stock, including an 8% preferred dividend, a conversion price of $11.00 per share of Pubco Series A Preferred Stock and mandatory conversion into Pubco Class A Common Stock on the date on which the volume-weighted average closing sale price of one share of Pubco Class A Common Stock equals or exceeds $14.30 for at least 20 trading days out of any 30-consecutive trading day period.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsor, the Company, Pubco and FAST II entered into the Original Sponsor Support Agreement, pursuant to which the Sponsor has agreed to waive its conversion and anti-dilution rights with respect to its shares of FAST II Common Stock in connection with the transactions contemplated by the Merger Agreement, vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its FAST II Common Stock (i) in favor of the Business Combination and each other proposal related to the Business Combination and the other transactions contemplated by the Merger Agreement, (ii) against any merger agreement or merger (other than the Merger Agreement and the Business Combination), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by FAST II, (iii) against any change in the business, management or the

FAST II Board (other than in connection with the Business Combination and the other transactions contemplated by the Merger Agreement), and (iv) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify the Merger Agreement, the SPAC Merger or the Acquisition Merger, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of FAST II or the Merger Sub under the Merger Agreement, (y) result in any of the conditions set forth in the Merger Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, FAST II.

If and only if the SPAC Capital Received is less than $50 million, immediately prior to the Acquisition Merger Closing, the Sponsor is obligated to deliver to Pubco for cancellation and for no consideration the Sponsor Redemption Forfeited Warrants.

The Sponsor further agreed to, immediately prior to the closing of the Acquisition Merger, deliver to FAST II for cancellation and for no consideration the Sponsor Redemption Forfeited Shares, which is calculated as 40% of the Sponsor’s FAST II Class B Common Stock multiplied by the SPAC Redeemed Share Percentage, and the Additional Incentive Forfeited Shares.

On January 31, 2023, in connection with the Merger Agreement, the Sponsor, the Company, Pubco and FAST II amended and restated the Original Sponsor Support Agreement by entering into the Sponsor Support Agreement, a copy of which is attached to this proxy statement/prospectus as Annex H, which, among other things, modified the original Sponsor Support Agreement to (i) change the number of shares of the Sponsor’s FAST II Class B Common Stock that it agreed to forfeit to be the Sponsor Redemption Forfeited Shares and the Additional Incentive Forfeited Shares, (ii) eliminate the escrow of any of the retained shares of the Sponsor’s FAST II Class B Common Stock, (iii) provide that the Sponsor agrees to forfeit the Sponsor Redemption Forfeited Warrants if SPAC Capital Received is less than $50 million and (iv) to support the Warrant Agreement Amendment.

The foregoing description of the Sponsor Support Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Sponsor Lock-Up Agreement

In connection with the execution of the Merger Agreement, the Sponsor, the Company, Pubco and FAST II entered into the Original Sponsor Lock-Up Agreement, pursuant to which the Sponsor has agreed to a lock-up of (a) the Sponsor Lock-Up Shares issued to the Sponsor in the Class B Exchange and (b) the Lock-Up Warrants issued in connection with the FAST II IPO (or any shares of Pubco Class A Common Stock issuable upon exercise thereof) following the Business Combination. The Sponsor Lock-Up Agreement provides that the Sponsor will not transfer, except in limited circumstances, any Sponsor Lock-Up Securities until the earlier of (i) (A) in respect of the Sponsor Lock-Up Shares, one year after the completion of the Acquisition Merger, and (B) in respect of the Sponsor Lock-Up Warrants, 180 days after the Acquisition Merger, and (ii) subsequent to the Business Combination, commencing at least 150 days following the Acquisition Merger Closing Date, the date on which the Pubco Common Share Price equals or exceeds $12.00.

On January 31, 2023, in connection with the Merger Agreement, the Sponsor, the Company, Pubco and FAST II entered into the Sponsor Lock-Up Agreement, a copy of which is attached to this proxy statement/prospectus as Annex I, whereby, among other things, the Sponsor agreed to increase the lockup term for up to 1,250,000 of its retained shares to be two years from the Closing.

The foregoing description of the Sponsor Lock-Up Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Subscription Agreement

Concurrently with the execution of the Merger Agreement, the Company and Infinite Acquisitions have entered into the Subscription Agreement, a copy of which is attached to this proxy statement/prospectus as Annex J, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, $60,000,000 of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of the Subscription Agreement $20,000,000 of the Private Placement Investment Amount had been pre-funded through a series of debt financings and deployed to the Company’s investment in its Punta Cana resort. On October 6, 2022, Infinite Acquisitions entered into a Conversion Agreement with the Company pursuant to which $20.0 million of the debt owed to Infinite Acquisition was converted to 2,000,000 Company Financing Units. As of the date of this proxy statement/prospectus, the private placement has been fully funded. Infinite Acquisitions has been issued 6,000,000 Company Financing Units under the Subscription Agreement for an aggregate consideration of $60.0 million, including the debt to equity conversion.

The Company and Infinite Acquisitions entered into the Subsequent Subscription Agreement, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, the Additional Private Placement Investment Amount of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of this proxy statement/prospectus, no Company Financing Units have been issued pursuant to the Subsequent Subscription Agreement.

The foregoing descriptions of the Subscription Agreement and the Subsequent Subscription Agreement, as applicable, are not a complete description thereof and are qualified in its entirety by the full text thereof.

Company Members Support Agreement

Concurrently with the execution of the Merger Agreement, certain holders of Company Units (the “Company Supporting Members”), the Company, Pubco and FAST II entered into a support agreement (the “Company Members Support Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex E, pursuant to which each Company Supporting Member agreed to execute and deliver a written consent to adopt the Merger Agreement and related documents and approve the transactions contemplated by the Merger Agreement (including the Business Combination). In addition, the Company Supporting Members agreed, in the event of any meeting of members prior to the termination of the Company Members Support Agreement, to cause their shares to be voted (including via proxy) (i) in favor of the Business Combination and the transactions contemplated by the Merger Agreement, (ii) in favor of any proposal to adjourn a meeting of the members at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to constitute a quorum or to adopt the Merger Agreement and related documents and approve the transactions contemplated by the Merger Agreement (including the Business Combination), and (iii) against any proposal, offer, or submission that would reasonably be expected to adversely affect the Acquisition Merger or any of the other transactions contemplated by the Merger Agreement.

The foregoing description of the Company Members Support Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

Company Member Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, certain holders of Company Units (the “Stockholder Parties”), the Company, Pubco and FAST II have entered into a lock-up agreement (the “Company Member Lock-Up Agreement”), a copy of which is attached to this proxy statement/prospectus as Annex K, pursuant to which the Stockholder Parties have agreed to lock-up their shares and units received as Per Unit Consideration in connection with the transactions contemplated by the Merger Agreement and any shares of Pubco Class A Common Stock received after the Acquisition Merger pursuant to a redemption of the New Company Units received as Per Unit Consideration (other than any Per Unit Consideration or Additional Company Financing Unit Consideration issued in respect of any Company Financing Units or shares of Pubco Class A Common Stock received after the Acquisition Merger closing by any Stockholder Party pursuant to a redemption of the New Company Units received as Per Unit Consideration issued in respect of any Company Financing Units (the “Company Member Lock-Up Shares”). The Company Member Lock-Up Agreement provides that the Stockholder Parties will not transfer, except in limited circumstances, any Company Member Lock-Up Shares until the earlier of (i) 180 days after the Acquisition Merger closing and (ii) subsequent to the Business Combination, the date on which volume weighted average closing sale price of the Pubco Class A Common Stock on Nasdaq (or the exchange on which the shares of Pubco Class A Common Stock are then listed) equals or exceeds $12.00 per share for any 20 trading days within any 30-consecutive trading day period (commencing at least 150 days after the Acquisition Merger Closing Date) (such period, as applicable, the “Company Member Lock-Up Period”).

The foregoing description of the Company Member Lock-Up Agreement is not a complete description thereof and is qualified in its entirety by the full text thereof.

FAST II Board’s Reasons for Approval of the Business Combination

On July 11, 2022, the FAST II Board unanimously adopted and approved resolutions (i) determining that the Original Merger Agreement and the related ancillary documents and the transactions contemplated by each of the Original Merger Agreement and the related ancillary documents are advisable and fair to, and in the best interests of, FAST II and its stockholders, (ii) adopting and approving the Original Merger Agreement and the related ancillary documents and the transactions contemplated by each of the Original Merger Agreement and the related ancillary documents, and (iii) recommending that FAST II stockholders vote in favor of the Proposals. On January 30, 2023, the FAST Board adopted and approved resolutions (i) determining that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, FAST II and its stockholders, (ii) adopting and approving the Merger Agreement and (iii) recommending that FAST II stockholders vote in favor of the Proposals. Before reaching its decision, the FAST II Board reviewed the results of the due diligence conducted by FAST II’s management and advisors, which included, among other things:

•        extensive meetings (virtually and in person) and calls with the Company’s management team and representatives regarding operations, financial prospects, the pipeline of potential new hotel, theme park and retail openings, its services business, and other customary due diligence matters;

•        industry research regarding the hospitality sector following the emergence of COVID-19;

•        review of the Company’s material business contracts and certain other legal and commercial documents;

•        financial, accounting, tax, and legal diligence; and

•        technology due diligence.

The FAST II Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the FAST II Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of the FAST II Board may have given different weight to different factors in their evaluations of the Business Combination.

In the prospectus for the FAST II IPO, FAST II identified the following general criteria and guidelines that FAST II believed would be important in evaluating potential business combination candidates, although FAST II indicated it may enter into a business combination with a target business that does not meet these criteria and guidelines. FAST II indicated its intention to target opportunities in the hospitality sector with the intent to capitalize on post-COVID-19 disruption, particularly companies in one or more of the following categories:

•        quick service restaurant;

•        fast casual restaurant;

•        full-service dining;

•        lodging;

•        entertainment;

•        consumer brands; and

•        associated technology.

The Company fits well into the above search criteria as an integrated entertainment business that derives a significant amount of its revenue and EBITDA from lodging and entertainment. FAST II expects the Company’s Story-driven IPs (as defined below in the section titled “Information about the Company — Overview”), as well as its Third-party Partnered Brands (as defined below in the section titled “Information about the Company — Overview”), to drive significant value over the coming years. The Company also possesses impressive ride and attraction technology that is expected to be leveraged in future buildouts.

In the prospectus for the FAST II IPO, FAST II also outlined the specific characteristics that its target should exhibit in order to be a strong candidate for business combination. As described below, the FAST II Board considered how the Company fits within each of the target characteristics:

•        Strong management team with preference towards entrepreneur-led.    The Company was formed through the combination of Treehouse and National with Katmandu Group and Fun Stuff, which were led by their original founders (Cecil D. Magpuri and Scott Demerau, respectively), and is now collectively led by both founders. Mr. Magpuri is an industry veteran, with more than 30 years of experience designing immersive entertainment experiences for blue-chip clients. Mr. Demerau previously led Mountasia’s initial public offering in 1993, and has been running Katmandu Group and Fun Stuff and their predecessor entities since 2007. The management team also consists of Joanne Merrill, Chief Financial Officer, who previously served as a VP of Finance and Corporate Controller for Hard Rock International for over 10 years and has an extensive background as an auditor prior to that.

•        High digital competency.    The Company holds more than 10 patents on ride, attraction, and experiential technologies developed over the past 20 years, and is at the forefront of immersive, destination-based entertainment. The Company has been selected and trusted by some of the world’s most prominent brands to expand their brands to theme parks, attractions, exhibits, and other location-based entertainment experiences.

•        Large regional or national presence, and potential for international expansion.    The Company’s brick-and-mortar footprint is expected to include locations in Spain, Dominican Republic, and Mexico. Its joint ventures with Meliá theoretically expand the potential geographic reach to anywhere Meliá owns and operates leisure properties, which includes Europe, North America, South America, Asia, Africa, and the Middle East. Additionally, one of the Company’s largest clients is Qiddiya Investment Company in Saudi Arabia.

•        Product or service differentiation, iconic brand and/or the ability to build cultural relevance and purpose.    The Company offers unique products and services to consumers, combining luxury hotels and an immersive theme park with exciting retail opportunities in premier beach destinations that are co-branded with Meliá. It also owns a burgeoning Story-driven IP — “Katmandu” — and has direct partnerships with some of the world’s most prominent third-party consumer and entertainment brands. As the Company continues to expand its footprint and reach, FAST II believes it will become a household name.

•        Strong ongoing operations.    The Company has decades of experience designing theme parks, rides, attractions, and other location-based entertainment experiences, as well as developing and operating brick-and-mortar theme parks, and has an important brick-and-mortar partner in Meliá that could significantly de-risk the development and operations of its hotels, theme parks, and other locations.

•        Can benefit from FAST II’s leadership team’s knowledge, proven track record of operational expertise, network, and past experiences in profitably and rapidly scaling businesses.    FAST II’s leadership team has deep domain expertise in hospitality concepts, ranging from resorts to restaurants, as well as a critical understanding of capital allocation to retail and other physical hospitality enterprises. The Company is well-equipped to grow even without FAST II’s involvement, but the FAST II Board believes the Company will benefit from FAST II’s expertise.

•        High revenue growth and/or minimum $40 million consolidated EBITDA.    The Company projects to record very high revenue growth over the next few years, given its expansion of joint-venture owned properties and the widening scope of its services business. The Company projects to have attributable EBITDA in excess of $100 million by 2025, when its FBD locations begin to reach a more fully-ramped level.

•        Enterprise value of $800 million or greater.    The fully-diluted enterprise value of $1 billion, assuming achievement of earnout targets, is in excess of the minimum target of $800 million.

•        At a stage in its lifecycle where we believe we can accelerate growth or improve financial performance.    FAST II’s management believes it can best accelerate the growth of the Company’s business by both applying its deep hospitality expertise as well as leveraging its large networks to support the development of the Company’s hotels, theme parks, and retail locations.

•        Offer opportunities to accelerate financial performance and growth through organic initiatives and/or inorganic growth opportunities.    The Company has a very clear roadmap of organic growth through the expansion of its relationship with Qiddiya Investment Company, its expansion of hotels and theme parks within its joint ventures with Meliá, its development of the FC restaurant, dining and entertainment locations, and its expansion of its Story-driven IPs. Given the organic growth potential, the Fast II Board did not place significant emphasis on inorganic growth opportunities.

In addition, in connection with its evaluation of the Original Merger Agreement, the FAST II Board considered:

•        Initial Opinion of FAST II’s Financial Advisor.    The FAST II Board took into account the fairness opinion of Opportune rendered orally to the FAST II Board at the meeting of the FAST II Board on July 11, 2022, which was subsequently confirmed by delivery of a written opinion, dated July 11, 2022, addressed to the FAST II Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in the written opinion, the merger consideration to be paid by FAST II in the

Business Combination was fair from a financial point of view to FAST II and the holders of FAST II Class A Common Stock (without giving effect to any impact of the Business Combination on a particular stockholder or debtholder). For more information see the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinions of FAST II’s Financial Advisor — Initial Opinion of Opportune to FAST II Board” and the Initial Opinion of Opportune attached as Annex L to this proxy statement/prospectus.

•        Terms of the Original Merger Agreement.    The FAST II Board considered the terms and conditions of the Original Merger Agreement and the Business Combination.

Further, in connection with its evaluation of the Merger Agreement, the FAST II Board considered:

•        Updated Opinion of FAST II’s Financial Advisor.    The FAST II Board took into account the fairness opinion of Opportune rendered orally to the FAST II Board at the meeting of the FAST II Board on January 30, 2023, which was subsequently confirmed by delivery of a written opinion, dated February 3, 2023, addressed to the FAST II Board that, as of the date of the opinion and subject to the assumptions, limitations, qualifications and other matters stated in the written opinion, the merger consideration to be paid by FAST II in the Business Combination was fair from a financial point of view to FAST II and the holders of FAST II Class A Common Stock (without giving effect to any impact of the Business Combination on a particular stockholder or debtholder). For more information see the section entitled “Proposal No. 1 — The Business Combination Proposal — Opinions of FAST II’s Financial Advisor” and the Updated Opinion of Opportune attached as Annex M to this proxy statement/prospectus.

•        Terms of the Merger Agreement.    The FAST II Board considered the terms and conditions of the Merger Agreement and the Business Combination, including that a significant portion of the consideration payable to the Company Unitholders was made contingent upon the Company meeting specified revenue or EBITDA targets, giving the holders of FAST II Class A Common Stock downside protection.

The FAST II Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on the combined company’s revenues.

•        Benefits Not Achieved.    The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•        Liquidation of FAST II.    The risks and costs to FAST II if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in FAST II being unable to effect a business combination by the end of the Combination Period and force FAST II to liquidate.

•        Exclusivity.    The fact that the Merger Agreement includes an exclusivity provision that prohibits FAST II from soliciting other business combination proposals, which restricts FAST II’s ability to consider other potential business combinations prior to the earlier of the consummation of the Business Combination and the termination of the Merger Agreement.

•        Redemption Risk.    The potential risk that a significant number of FAST II’s stockholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to FAST II’s existing certificate of incorporation, which would potentially make the Business Combination more difficult or impossible to complete.

•        Stockholder Vote.    The risk that FAST II’s stockholders may fail to provide the votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within FAST II’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

In addition to considering the factors described above, the FAST II Board also considered other factors, including, without limitation:

•        Interests of Certain Persons.    Some officers and directors of FAST II have interests in the Business Combination (see “— Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination”).

•        Other Risk Factors.    Various other risk factors associated with the business of the Company, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The FAST II Board concluded, in its business judgment, that the potential benefits that it expects FAST II and its stockholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the FAST II Board determined that the Business Combination and the transactions contemplated by the Merger Agreement are advisable and in the best interests of FAST II and its stockholders.

In considering the recommendation of our board of directors in favor of approval of the Business Combination Proposal, it should also be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a FAST II stockholder. See the sections entitled “Risk Factors” and “— Interests of FAST II’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.

This explanation of FAST II’s reasons for approving the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of FAST II’s Financial Advisor

In connection with the Business Combination, Opportune delivered a written opinion, dated July 11, 2022 (the “Initial Opinion”), and an updated written opinion dated February 3, 2023 (the “Updated Opinion”), to the FAST II Board (in its capacity as such), which only addressed the fairness, from a financial point of view, to FAST II and the holders of FAST II Class A Common Stock of the consideration to be paid by Pubco in the Business Combination and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding.

The full text of both opinions are attached to this proxy statement/prospectus as Annex L and Annex M and are incorporated into this document by reference. The summary of both opinions set forth in this proxy statement/prospectus are qualified in their entirety by reference to the full text of the opinions. FAST II’s stockholders are urged to read the opinions carefully and in their entirety for a discussion of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Opportune in connection with the opinions, as well as other qualifications contained in the opinions. However, neither the opinions nor the summary of the opinions and the related analyses set forth in this proxy statement/prospectus are intended to be, nor does either constitute, advice or a recommendation to the FAST II Board, any security holder of FAST II or any other person as to how to act or vote with respect to any matter relating to the Business Combination.

Initial Opinion of Opportune to FAST II Board

On June 17, 2022, FAST II retained Opportune to serve as an independent financial advisor the FAST II Board, specifically to provide to the FAST II Board a fairness opinion in connection with the Business Combination.

On July 6, 2022, Opportune presented its financial analysis with respect to the consideration to be paid by Pubco in the Business Combination pursuant to the Original Merger Agreement. On July 8, 2022, Opportune met with the FAST II Board via video-conference to answer any follow-up questions regarding Opportune’s analysis. On July 11, 2022, Opportune met with the FAST II Board via video-conference to review its financial analysis in the context of the revised Business Combination terms, answered additional questions and delivered its verbal opinion to the FAST II Board. Following the video-conference, on July 11, 2022, Opportune delivered its written opinion (the “Initial Opinion”), to the FAST II Board (solely in their capacity as members of the FAST II Board) that, as of the date of the Initial Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Initial Opinion, the consideration to be paid by Pubco in the Business Combination pursuant to the Original Merger Agreement is fair, from a financial point of view, to FAST II and the holders of FAST II Class A Common Stock (without giving effect to any impact of the Business Combination on a particular shareholder or debtholder).

In selecting Opportune, the FAST II Board considered, among other things, the fact that Opportune is experienced in providing fairness opinions to boards of directors. Opportune is regularly engaged in the valuation of businesses and their securities and the provision of fairness opinions in connection with various transactions.

The Initial Opinion was approved by Opportune’s fairness opinion review committee. The Initial Opinion was provided for the information of, and directed to, the FAST II Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to FAST II and the holders of FAST II Class A Common Stock of the consideration to be paid by Pubco in the Business Combination pursuant to the Original Merger Agreement and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding.

The full text of the Initial Opinion is attached to this proxy statement/prospectus as Annex L and is incorporated into this document by reference. The summary of the Initial Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Initial Opinion. FAST II’s shareholders are urged to read the Initial Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Opportune in connection with the Initial Opinion, as well as other qualifications contained in the Initial Opinion. However, neither the Initial Opinion nor the summary of the Initial Opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the FAST II Board, any security holder of FAST II or any other person as to how to act or vote with respect to any matter relating to the Business Combination.

In connection with the Initial Opinion, Opportune made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. Opportune also considered its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, with respect to similar transactions. Among other things, Opportune performed the following:

1.      Reviewed the following agreements and documents:

a.      Draft dated June 25, 2022 of an Agreement and Plan of Merger among FAST II, the Company, Pubco and Merger Sub (the “Draft Merger Agreement”) as provided to Opportune by FAST II;

b.      Unaudited combined financial statements of Treehouse and National for the years ended December 31, 2021, 2020 and 2019, and unaudited consolidated financial statements of Katmandu Group for the years ended December 31, 2021, 2020 and 2019, which FAST II identified as being the most current financial statements of the entities comprising the Company available;

c.      Draft dated June 17, 2022 of an investor presentation dated June 2022;

d.      Summary of the Company’s estimated capitalization prior to the Business Combination prepared by Company management and provided by FAST II;

e.      Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections of the Company for the years 2022 through 2024, prepared by Company management (collectively, the “Initial Projections”);

f.       FAST II’s registration statement on Form S-1 dated February 26, 2021, amended registration statement on Form S-1 dated March 11, 2021, and prospectus dated March 15, 2021;

g.      FAST II’s audited annual financial statements for the year ended December 31, 2021 and unaudited interim financial statements for the period ended March 31, 2022, contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, respectively;

h.      Drafts of other documents related to the Business Combination provided by FAST II; and

i.       Certain publicly available business and financial information relating to the Company and FAST II that Opportune deemed to be relevant.

2.      Held discussions with certain representatives of FAST II and the Company regarding the business, operations, financial condition, and prospects of the Company, plans for the Company, and the Business Combination;

3.      Conducted a detailed review of cash flow forecasts included in the Initial Projections;

4.      Compared the financial and operating performance of the Company with the historical trading prices and financial and operating performance of selected public companies that Opportune deemed to be relevant;

5.      Reviewed the financial aspects of certain selected transactions that Opportune deemed to be relevant;

6.      Performed certain valuation analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Opportune deemed to be relevant; and

7.      Conducted such other financial analyses and considered such other information as Opportune deemed appropriate.

Opportune relied upon and assumed without independent verification the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to them, discussed with or reviewed by Opportune, or publicly available, and does not assume any responsibility with respect to any such data, material and other information. In addition, FAST II advised Opportune, and they assumed, that the Initial Projections reviewed by Opportune were reasonably prepared in good faith reflecting the best currently available estimates and judgments as to the future financial results and condition of the Company, and Opportune expressed no opinion with respect to such Initial Projections or the assumptions on which they are based.

In addition, Opportune relied upon and assumed without independent verification that there would be no adverse impact on FAST II or the Company resulting from the Business Combination, or any subsequent developments relating to such Business Combination, that would be material in any respect to Opportune’s Initial Opinion. Opportune relied upon and assumed without independent verification that there had been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to Opportune, and that there was no information or any facts that would make any of the information reviewed by Opportune incomplete or misleading. Opportune did not consider any aspect or implication of any transaction to which FAST II or the Company may be a party or in which FAST II or the Company may otherwise engage (other than as specifically described in this proxy statement/prospectus with respect to the Business Combination).

Opportune relied upon and assumed that the Business Combination would be consummated in a timely manner in accordance with the terms described in the Draft Merger Agreement and related documents provided to Opportune, without any amendments or modifications thereto, and that all representations and warranties made by the parties thereto were substantially accurate.

Opportune also relied upon and assumed without independent verification that (i) the Business Combination would be consummated in a manner that complied in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Business Combination would be obtained.

Opportune assumed, with FAST II’s consent, due to FAST II’s status as a special purpose acquisition company, a value of $10.00 per share for FAST II Class A Common Stock based on the FAST II IPO and FAST II’s approximate cash per outstanding share of FAST II Class A Common Stock (excluding for avoidance of doubt the dilutive impact of any FAST II Warrants, forward purchase rights, convertible securities or promote). Further, for the purposes of its Initial Opinion and its analysis, Opportune assumed the accuracy and completeness of the capitalization information for the Company and FAST II prepared by the Company. Opportune also assumed, with FAST II’s consent, that the use of the UP-C structure would not have any negative tax implications on FAST II.

Furthermore, in connection with the Initial Opinion, Opportune was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet, or otherwise) of the Company, nor was Opportune provided with any such appraisal or evaluation. Opportune did not estimate, and expressed no opinion regarding, the liquidation value of the Company. Opportune undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, other contingent liabilities, governmental investigation of possible unasserted claims or other contingent liabilities to which the Company or any other party to the Business Combination was or may be subject.

Opportune was not requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the assets, businesses or operations of the Company, or any alternatives to the Business Combination, (ii) negotiate or provide any input to the terms of the Business Combination, or (iii) advise the FAST II Board or any other party with respect to alternatives to the Business Combination.

Opportune’s Initial Opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Opportune as of, the date of the Initial Opinion. Except as described below under the section entitled “— Updated Opinion of Opportune to FAST II Board,” Opportune did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw the Initial Opinion, or otherwise comment on or consider events occurring after the date of the Initial Opinion. Because the analyses described below are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of FAST II, the Company, Opportune or any other person assumes responsibility if future results are materially different from those forecast.

Opportune was not requested to opine, and the Initial Opinion does not opine as to, or otherwise address, the following:

1.      The underlying business decisions of the Company, the FAST II Board, FAST II, their respective security holders, or any other party related to the Business Combination;

2.      The terms or form of any agreements or documents related to the Business Combination (other than the consideration to be paid by Pubco to the extent expressly specified in this proxy statement/prospectus);

3.      The fairness of any portion or aspect of the Business Combination to the holders of any class of securities, creditors or other constituencies of FAST II, the Company, or any other party, except as expressly set forth in the Initial Opinion;

4.      The relative merits of the Business Combination as compared to any alternative business strategies that might exist for FAST II or any other party to the Business Combination or possible transactions in which FAST II or any other party might engage;

5.      Other than the consideration to be paid by Pubco, the fairness of any portion or aspect of the Business Combination to any one class or group of FAST II’s, the Company’s or any other party’s security holders relative to any other class or group of security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders);

6.      Whether or not FAST II, the Company, their respective security holders, or any other party is receiving or paying reasonably equivalent value in the Business Combination;

7.      The solvency, creditworthiness, or fair value of FAST II, the Company, or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or

8.      The existence or fairness of any compensation payable to or received by any officers, directors, or employees of any party to the Business Combination.

Furthermore, no opinion, counsel, or interpretation is intended by Opportune in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Opportune assumed that such opinions, counsel, or interpretations have been or will be obtained from appropriate professional sources. Furthermore, Opportune relied upon and assumed, without independent verification, the assessments by FAST II, the Company and their respective advisers as to all legal, regulatory, accounting, insurance, and tax matters with respect to FAST II, the Company and the Business Combination.

Set forth below is a summary of the material analyses performed by Opportune in connection with the delivery of the Initial Opinion to the FAST II Board. This summary is qualified in its entirety by reference to the full text of the Initial Opinion, attached to this proxy statement/prospectus as Annex L. While this summary describes the analyses and factors that Opportune deemed material in its presentation to the FAST II Board, it is not a comprehensive description of all analyses and factors considered by Opportune. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion does not lend itself to summary description or partial analysis. In arriving at the Initial Opinion, Opportune made qualitative judgments as to the significance and relevance of each analysis and factor it considered. Therefore, Opportune’s analyses must be considered as a whole, and reviewing selected portions of the analyses and items considered without considering all analyses and items together could create a misleading or incomplete view of the evaluation process underlying the Initial Opinion. In addition to all of the analysis and factors taken together as a whole, the conclusion reached by Opportune was also based on the application of Opportune’s own experience and judgment.

The financial analyses summarized below include information presented in tabular format. The tables should be considered in conjunction with the full text summary. The full description of the financial analysis including assumptions and methodologies is necessary to fully understand the financial analysis. The tables alone, without the supporting textual descriptions, could create a misleading or incomplete view of Opportune’s financial analysis.

Valuation Methodologies Utilized

Financial data for the Company was based on financial forecasts and other information and data provided by the Company’s management, including, among other things, the Company’s projections of earnings before interest, taxes, depreciation and amortization (“EBITDA”), capital expenditures and taxes for all periods, as described further in the section entitled “Certain Projected Financial Information.”

Income Approach — Discounted Cash Flow Analysis

The income approach measures the present value of expected future economic benefits. In the estimation of the expected future economic benefits, consideration is given to several factors, including the historical and anticipated financial performance of the asset or business interest, market conditions within the relevant industry or industries in which the asset or business interest operates, and the relevant economic sectors within which the asset or business interest operates. Opportune utilized the income approach, specifically the Discounted Cash Flow (“DCF”) method, as part of this analysis.

The DCF method estimates the value of a company and/or its assets, by calculating (i) the present value of the projected after-tax unlevered cash flows during a discrete projection period and adding to that (ii) the present value of the terminal value of the company at the end of the discrete period. All cash flows, as well as the terminal value, are then discounted using a discount rate equal to the weighted average cost of capital (“WACC”) derived from a set of guideline companies.

Opportune performed a DCF analysis (the “DCF Analysis”) of the estimated future unlevered free cash flows attributable to the Company for the six months ending December 31, 2022 and years ending December 31, 2023 and December 31, 2024, with “unlevered free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. To arrive at unlevered free cash flow for the second half of 2022, Opportune multiplied the projected EBITDA for the full year included in the Initial Projections by the number of days in the second half of 2022 and divided by 365 and then subtracted (i) projected taxes for the full year included in the Initial Projections (or, for operations for which taxes were not estimated in the Initial Projections, equal to 21% of earnings before interest and taxes), in each case adjusted by multiplying such figures by the number of days in the second half of 2022 and dividing by 365; and (ii) projected capital expenditures (calculated by taking projected capital expenditures for the full year included in the Initial Projections and subtracting capital expenditures related to the Meliá-Falcon’s joint ventures that had already been made in 2022 prior to the date of the Initial Projections). To arrive at unlevered free cash flow for 2023 and 2024, Opportune utilized the projected EBITDA figures included in the Initial Projections minus (i) projected taxes included in the Initial Projections (or, for operations for which taxes were not estimated in the Initial Projections, equal to 21% of earnings before interest and taxes); and (ii) projected capital expenditures included in the Initial Projections (which projected capital expenditures excluded capital expenditures related to the Falcon’s Resort hotel in Playa del Carmen and Katmandu Park in Puerto Vallarta; since there was no revenue associated with these two projects through the 2024 projection period, inclusion of capital expenditures related to these projects would unfairly burden the Initial Projections without the Company realizing the benefit of the capital investment). Opportune believed that this treatment was conservative versus trying to estimate the future benefit in years beyond the projection period. In addition, Opportune assumed no incremental net working capital would be required by the Company’s operations, based on review of the guideline companies and industry observations. Using the Initial Projections as modified above, Opportune arrived at unlevered free cash flow of approximately negative $229 million for the six months ending December 31, 2022, approximately negative $180 million for the year ending December 31, 2023, and approximately $96 million for the year ending December 31, 2024.

Opportune estimated the terminal value of all unlevered free cash flows for the Company after fiscal year 2024 (the “Terminal Values”) by applying an EBITDA multiple range to an adjusted terminal year EBITDA. The adjusted terminal year EBITDA (the “Adjusted Terminal Year EBITDA”) utilized by Opportune was approximately $166 million, which represented the projected EBITDA for 2024 included in the Initial Projections, which Opportune adjusted to take into account the full year estimated EBITDA contribution of properties projected to come on-line at points in 2024, and therefore had less than a full year of EBITDA included in the projected 2024 EBITDA included in the Initial Projections, and growth at an assumed long-term growth rate of 2.5%. Opportune multiplied the Adjusted Terminal Year EBITDA by an exit multiple range of 10.0x to 12.0x, which Opportune selected based on the factors further described in the section entitled “Summary of Financial Analyses — Discounted Cash Flow Analysis” below, to calculate a range of Terminal Values. Opportune discounted, by applying a discount rate of 11.5% (which Opportune selected based on the an estimate of the Company’s WACC as further described in the section entitled “Summary of Financial Analyses — Discounted Cash Flow Analysis” below), the unlevered free cash flows in the six months ending December 31, 2022 and years ending December 31, 2023 and December 31, 2024 and the Terminal Values back to the valuation date to estimate an illustrative range of implied business enterprise values of the Company.

Market Approach

The market approach measures value using trading prices, market multiples, and other relevant information involving identical or comparable assets or business interests. The market approach considers market multiples or ratios derived from a set of guideline companies similar to the company being valued. As multiples often differ for each guideline company, they are often evaluated across a range. The selection of the appropriate multiple within the range requires judgment, considering qualitative and quantitative factors specific to the analysis.

In this regard, Opportune utilized the market approach, specifically the guideline public company (“GPC”) method, as part of this analysis. The GPC method utilizes observed trading multiples for publicly traded companies with similar operating and financial characteristics and applies these multiples to a company’s actual and projected financial metrics to derive an imputed business enterprise value (“BEV”) for each guideline company. Assessing market multiples of companies engaged in similar businesses yields insight into a likely investor’s perception of the value of the subject company and underlying assets. An appropriate multiple is selected based on review of the guideline companies’ metrics and comparability to the subject assets or business interest.

In this analysis (the “Market Analysis”), Opportune utilized BEV/EBITDA multiples to develop an estimate of BEV, where EBITDA was used as the earnings stream to determine the going concern value of the Company. Opportune utilized the market approach to (i) select a range of valuation multiples consisting of BEV to projected 2024 EBITDA multiples to apply to the Company’s projected 2024 EBITDA included in the Initial Projections and (ii) to estimate the Terminal Values for the DCF Analysis, as discussed above.

The Company’s business consists of (i) client-focused consulting and design services, (ii) out of home entertainment, specifically with theme park operations and assets and (iii) international resorts. Opportune’s selection of valuation multiples was determined by reviewing nine publicly traded companies which fell into those three categories: (i) design consulting firms (Stantec Inc. and AECOM), (ii) theme park operators (The Walt Disney Company, Six Flags Entertainment Corporation, Cedar Fair, L.P. and SeaWorld Entertainment, Inc.) and (iii) international resort hotel operators (The Walt Disney Company, Playa Hotels & Resorts N.V. and Meliá Hotels International, S.A. and Accor SA).

Opportune selected the public companies (the “Guideline Public Companies”) based on their relative similarity, primarily in terms of services offered, financial growth history and outlook, profit margins and other characteristics, to that of the Company. Opportune noted that the public companies that it selected for purpose of its analysis were not perfectly comparable to the Company because of differences in industry, business operations, business model, geographic focus and company specific elements, among others. Opportune does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company cannot rely solely upon a quantitative review of the Guideline Public Companies but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of the Company. Therefore, the market approach is subject to certain limitations.

GUIDELINE PUBLIC COMPANY ANALYSIS	BUSINESS ENTERPRISE VALUE(1) AS A MULTIPLE OF
Company Name	2022 EBITDA(2)	2023 EBITDA(2)	2024 EBITDA(2)
The Walt Disney Company	14.3x	12.0x	10.4x
Six Flags Entertainment Corporation	8.6x	8.1x	7.7x
Cedar Fair, L.P.	8.1x	7.7x	7.2x
SeaWorld Entertainment, Inc.	7.0x	6.7x	6.6x
Playa Hotels & Resorts N.V.	8.9x	8.0x	7.0x
Meliá Hotels International, S.A.	13.2x	9.8x	8.5x
Accor SA	16.9x	12.0x	10.5x
Stantec Inc.	12.0x	11.0x	11.6x
AECOM	12.6x	11.8x	NA
Maximum	16.9x	12.0x	11.6x
Upper Quartile	13.2x	11.8x	10.4x
Average	11.3x	9.7x	8.7x
Median	12.0x	9.8x	8.1x
Lower Quartile	8.6x	8.0x	7.1x
Minimum	7.0x	6.7x	6.6x

____________

(1)      Business Enterprise Value = [Market Capitalization + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] — [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

(2)      All multiples based on calendar year EBITDA; EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Opportune also identified and reviewed certain precedent merger and acquisition transactions involving target companies that had businesses deemed similar in certain respects to that of the Company. Opportune compared the Company to the target companies involved in the selected transactions listed in the table below. The selection of these transactions was based, among other things, on the target company’s industry, relative size of the applicable transactions compared to the Company and the availability of public information related to the applicable transactions. Because a sufficient number of comparable transactions with disclosed and applicable transaction multiples from the prior five years was not available, Opportune did not use these multiples to inform valuation, but did use them to corroborate Opportune’s GPC Market Analysis valuation.

Guideline Transactions ($ in millions)

Announced	Target Name	Industry	Acquirer Name	Enterprise Value	CY+1 EBITDA	CY+2 EBITDA	BEV/ CY+1 EBITDA	BEV/ CY+2 EBITDA
7/1/2021	Bowlero Corp	Out of Home Entertainment	Isos Acquisition Corporation	$2,616	$275	$304	9.5x	8.6x
12/13/2016	Playa Hotels & Resorts B.V.	International Resorts	Pace Holdings Corp.	$1,753	$180	NA	9.7x	NA

____________

Source: Capital IQ, company filings and press releases; CY+1, or Current Year + 1, is the year following the year the transaction was announced; CY+2, or Current Year + e, is the second year following the year the transaction was announced.

Summary of Financial Analyses

Discounted Cash Flow Analysis

Based on the data shown in the tables above, Opportune selected a range of multiples to apply to the Company’s Adjusted Terminal Year EBITDA to estimate an illustrative range of Terminal Values to incorporate into the DCF Analysis. Opportune analyzed EBITDA growth, EBITDA margins, and near-term multiples of BEV/EBITDA of the Guideline Public Companies compared to that projected for the Company based on the Initial Projections. Such analysis informed the selection of terminal multiples of the Adjusted Terminal Year EBITDA for the Company. Opportune selected multiples that, in its judgment, reflected the Company’s sustainability of revenue growth outlook, profit margins, business development stage and other characteristics relative to the Guideline Public Companies. Based on its analysis, Opportune selected a terminal EBITDA multiple range of 10.0x to 12.0x to apply to the Company’s projected Adjusted Terminal Year EBITDA, which was utilized in the DCF Analysis to estimate an illustrative range of implied business enterprise values of the Company.

Determination of an appropriate discount rate to use in the DCF Analysis requires a degree of judgment. Opportune considered a number of factors in determining the discount rate, including the results of published studies on discount rates. Opportune also considered the Company’s projected financial performance and growth and the risks facing the Company in order to achieve the projected results, including execution risk and competitive risks, among others.

Opportune estimated the Company’s WACC using the Capital Asset Pricing Model and information derived from the Guideline Public Companies and the cost of debt calculation (based on the weighted-average composite yields of the Guideline Public Companies’ S&P-rated debt as of the valuation date) as well as an estimate of the capital structure exhibited by the Guideline Public Companies. In addition, Opportune considered studies of appropriate country risk premiums to account for the Company’s areas of operation. Opportune selected a discount rate of 11.5%.

Based on these assumptions, Opportune’s DCF Analysis resulted in an estimated enterprise value range for the Company of $957 million to $1,210 million. Opportune further estimated the range of total equity value of the Company preceding the Business Combination by subtracting the Company’s pre-Business Combination net debt as of $53 million (based on an estimate provided by the Company of net debt as of June 30, 2022). This resulted in an estimated range for the Company’s pre-Business Combination equity value of approximately $904 million to $1,157 million.

Market Approach

Based on the data shown in the tables above, Opportune also selected a range of valuation multiples to apply to the Company’s projected 2024 EBITDA included in the Initial Projections to estimate a range of current business enterprise values for the Company using the market approach. Opportune analyzed the historical and projected metrics for the Guideline Public Companies shown in the table above and compared these metrics to the historical and projected metrics of the Company. Opportune selected multiples that, in its judgment, reflected the Company’s businesses, financial growth outlook, profit margins, capital intensity and other characteristics relative to the Guideline Public Companies based on historical financial results and the Initial Projections.

Based on the Market Analysis described above, Opportune selected valuation multiples ranging from 7.0x to 8.5x to apply to the Company’s projected 2024 EBITDA of $151 million included in the Initial Projections. Opportune’s Market Analysis resulted in an estimated business enterprise value range for the Company of $1,055 million to $1,281 million. Opportune further estimated the range of total equity value of the Company preceding the Business Combination by subtracting the Company’s pre-Business Combination net debt of $53 million (based on an estimate provided by the Company of net debt as of June 30, 2022). This resulted in an estimated range for the Company’s pre-Business Combination equity value of approximately $1,002 million to $1,228 million.

Conclusion

Based on Opportune’s analyses, Opportune noted that the equity value of the Company of $887 million implied by the value of the consideration to be paid by Pubco in the Business Combination pursuant to the Original Merger Agreement was below the bottom of the estimated value range of the equity value of the Company, ranging from $929 million to $1,175 million. This range is based on the weighted average of the illustrative pre-Business Combination equity value indications for the Company from the DCF Analysis, ranging from $904 million to $1,157 million (weighted by 75%), and the Market Analysis, ranging from $1,002 million to $1,228 million (weighted by 25%). Opportune noted that due to the relatively close conclusions of value under both the DCF Analysis and the Market Analysis, the choice of weighting did not bear significantly on Opportune’s concluded range of value.

Updated Opinion of Opportune to FAST II Board

On January 16, 2023, FAST II retained Opportune to provide an updated fairness opinion with respect to the consideration to be paid by Pubco in the Business Combination pursuant to the proposed amendments to the Merger Agreement that were being negotiated at that time. References to the “Merger Agreement” herein with respect to Opportune’s updated opinion refer to the Merger Agreement negotiated prior to and in effect as of January 31, 2023.

On January 25, 2023, Opportune presented its updated financial analysis with respect to the consideration to be paid by Pubco in the Business Combination pursuant to the Merger Agreement. On January 27, 2023, Opportune met with the FAST II Board via video-conference to present a further updated analysis including the Base Case Projections and answer any follow-up questions regarding Opportune’s analysis. On January 30, 2023, Opportune met with the FAST II Board via video-conference to answer any further follow-up questions regarding Opportune’s analysis and delivered its verbal opinion to the FAST II Board. Following the video-conference, on February 3, 2023, Opportune delivered its written updated opinion (the “Updated Opinion”), to the FAST II Board (solely in their capacity as members of the FAST II Board) that, as of the date of the Updated Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in the Updated Opinion, the consideration to be paid by Pubco in the Business Combination pursuant to the Merger Agreement is fair, from a financial point of view, to FAST II and the holders of FAST II Class A Common Stock (without giving effect to any impact of the Business Combination on a particular shareholder or debtholder).

The Updated Opinion was approved by Opportune’s fairness opinion review committee. The Updated Opinion was provided for the information of, and directed to, the FAST II Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to FAST II and the holders of FAST II Class A Common Stock of the consideration to be paid by Pubco in the Business Combination pursuant to the Merger Agreement and did not address any other aspect or implication of the Business Combination or any other agreement, arrangement or understanding.

The full text of the Updated Opinion is attached to this proxy statement/prospectus as Annex M and is incorporated into this document by reference. The summary of the Updated Opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Updated Opinion. FAST II’s shareholders are urged to read the Updated Opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, limitations of the review undertaken by Opportune in connection with the Updated Opinion, as well as other qualifications contained in the Updated Opinion. However, neither the Updated Opinion nor the summary of the Updated Opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the FAST II Board, any security holder of FAST II or any other person as to how to act or vote with respect to any matter relating to the Business Combination.

In connection with the Updated Opinion, and in addition to the discussions and documents reviewed in connection with the Initial Opinion as stated in the section “— Initial Opinion of Opportune to FAST II Board,” Opportune performed the following:

1.      Reviewed the following agreements and documents:

a.      Draft dated January 31, 2023 of an Amended and Restated Agreement and Plan of Merger among FAST II, the Company, Pubco and Merger Sub (the “Draft Amended Merger Agreement”) as provided to Opportune by FAST II;

b.      Updated summary of the Company’s estimated capitalization prior to the Business Combination prepared by Company management and provided by FAST II;

c.      Other internal documents relating to the history, current operations, and probable future outlook of the Company, including two sets of financial projections of the Company for the years 2023 through 2025, prepared by Company management based on different expected operational assumptions, the first being considered the high case projections (the “High Case Projections”) and the second being considered the base case projections (the “Base Case Projections”) (collectively, the “Updated Projections”);

d.      Drafts of other documents related to the Business Combination provided by FAST II; and

e.      Certain publicly available business and financial information relating to the Company and FAST II that Opportune deemed to be relevant.

2.      Held updated discussions with certain representatives of FAST II and the Company regarding the business, operations, financial condition, and prospects of the Company, plans for the Company, and the Business Combination;

3.      Conducted a detailed review of cash flow forecasts included in the Updated Projections;

4.      Compared the financial and operating performance of the Company with the historical trading prices and financial and operating performance of selected public companies that Opportune deemed to be relevant;

6.      Performed certain valuation analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that Opportune deemed to be relevant; and

7.      Conducted such other financial analyses and considered such other information as Opportune deemed appropriate.

Opportune relied upon and assumed without independent verification the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to them, discussed with or reviewed by Opportune, or publicly available, and does not assume any responsibility with respect to any such data, material and other information. In addition, FAST II advised Opportune, and they assumed, that the Updated Projections reviewed by Opportune were reasonably prepared in good faith reflecting the best currently available estimates and judgments as to the future financial results and condition of the Company, and Opportune expressed no opinion with respect to such Updated Projections or the assumptions on which they are based.

In addition, Opportune relied upon and assumed without independent verification that there would be no adverse impact on FAST II or the Company resulting from the Business Combination, or any subsequent developments relating to such Business Combination, that would be material in any respect to Opportune’s Updated Opinion. Opportune relied upon and assumed without independent verification that there had been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to Opportune, and that there was no information or any facts that would make any of the information reviewed by Opportune incomplete or misleading. Opportune did not consider any aspect or implication of any transaction to which FAST II or the Company may be a party or in which FAST II or the Company may otherwise engage (other than as specifically described in this proxy statement/prospectus with respect to the Business Combination).

Opportune relied upon and assumed that the Business Combination would be consummated in a timely manner in accordance with the terms described in the Draft Amended Merger Agreement and related documents provided to Opportune, without any amendments or modifications thereto, and that all representations and warranties made by the parties thereto were substantially accurate.

Opportune also relied upon and assumed without independent verification that (i) the Business Combination would be consummated in a manner that complied in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Business Combination would be obtained.

Opportune assumed, with FAST II’s consent, due to FAST II’s status as a special purpose acquisition company, a value of $10.00 per share for FAST II Class A Common Stock based on the FAST II IPO and FAST II’s approximate cash per outstanding share of FAST II Class A Common Stock (excluding for avoidance of doubt the dilutive impact of any FAST II Warrants, forward purchase rights, convertible securities or promote). Further, for the purposes of its Updated Opinion and its analysis, Opportune assumed the accuracy and completeness of the capitalization information for the Company and FAST II prepared by the Company. Opportune also assumed, with FAST II’s consent, that the use of the UP-C structure would not have any negative tax implications on FAST II.

Furthermore, in connection with the Updated Opinion, Opportune was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet, or otherwise) of the Company, nor was Opportune provided with any such appraisal or evaluation. Opportune did not estimate, and expressed no opinion regarding, the liquidation value of the Company. Opportune undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, other contingent liabilities, governmental investigation of possible unasserted claims or other contingent liabilities to which the Company or any other party to the Business Combination was or may be subject.

Opportune was not requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the assets, businesses or operations of the Company, or any alternatives to the Business Combination, (ii) negotiate or provide any input to the terms of the Business Combination, or (iii) advise the FAST II Board or any other party with respect to alternatives to the Business Combination.

Opportune’s Updated Opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to Opportune as of, the date of the Updated Opinion. Opportune did not undertake, and is under no obligation, to update, revise, reaffirm, or withdraw the Updated Opinion, or otherwise comment on or consider events occurring after the date of the Updated Opinion. Because the analyses described below are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of FAST II, the Company, Opportune or any other person assumes responsibility if future results are materially different from those forecast.

Opportune was not requested to opine, and the Updated Opinion does not opine as to, or otherwise address, the following:

1.      The underlying business decisions of the Company, the FAST II Board, FAST II, their respective security holders, or any other party related to the Business Combination;

2.      The terms or form of any agreements or documents related to the Business Combination (other than the consideration to be paid by Pubco to the extent expressly specified in this proxy statement/prospectus);

3.      The fairness of any portion or aspect of the Business Combination to the holders of any class of securities, creditors or other constituencies of FAST II, the Company, or any other party, except as expressly set forth in the Updated Opinion;

4.      The relative merits of the Business Combination as compared to any alternative business strategies that might exist for FAST II or any other party to the Business Combination or possible transactions in which FAST II or any other party might engage;

5.      Other than the consideration to be paid by Pubco, the fairness of any portion or aspect of the Business Combination to any one class or group of FAST II’s, the Company’s or any other party’s security holders relative to any other class or group of security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders);

6.      Whether or not FAST II, the Company, their respective security holders, or any other party is receiving or paying reasonably equivalent value in the Business Combination;

7.      The solvency, creditworthiness, or fair value of FAST II, the Company, or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or

8.      The existence or fairness of any compensation payable to or received by any officers, directors, or employees of any party to the Business Combination.

Furthermore, no opinion, counsel, or interpretation is intended by Opportune in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Opportune assumed that such opinions, counsel, or interpretations have been or will be obtained from appropriate professional sources. Furthermore, Opportune relied upon and assumed, without independent verification, the assessments by FAST II, the Company and their respective advisers as to all legal, regulatory, accounting, insurance, and tax matters with respect to FAST II, the Company and the Business Combination.

Set forth below is a summary of the material analyses performed by Opportune in connection with the delivery of the Updated Opinion to the FAST II Board. This summary is qualified in its entirety by reference to the full text of the Updated Opinion, attached to this proxy statement/prospectus as Annex M. While this summary describes the analyses and factors that Opportune deemed material in its presentation to the FAST II Board, it is not a comprehensive description of all analyses and factors considered by Opportune. The preparation of a fairness opinion is a complex process that involves various determinations as to appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion does not lend itself to summary description or partial analysis. In arriving at the Updated Opinion, Opportune made qualitative judgments as to the significance and relevance of each analysis and factor it considered. Therefore, Opportune’s analyses must be considered as a whole, and reviewing selected portions of the analyses and items considered without considering all analyses and items together could create a misleading or incomplete view of the evaluation process underlying the Updated Opinion. In addition to all of the analysis and factors taken together as a whole, the conclusion reached by Opportune was also based on the application of Opportune’s own experience and judgment.

The financial analyses summarized below include information presented in tabular format. The tables should be considered in conjunction with the full text summary. The full description of the financial analysis including assumptions and methodologies is necessary to fully understand the financial analysis. The tables alone, without the supporting textual descriptions, could create a misleading or incomplete view of Opportune’s financial analysis.

Valuation Methodologies Utilized

The valuation approaches and methodologies utilized in the Updated Opinion are consistent with those Opportune utilized in the Initial Opinion and described further in the section entitled “— Initial Opinion of Opportune to FAST II Board.”

Updated Income Approach — Updated Discounted Cash Flow Analyses

Similar to the DCF Analysis performed for the Initial Opinion, Opportune performed an updated DCF analysis, using both the High Case Projections and Base Case Projections (the “Updated DCF Analyses”), of the estimated future unlevered free cash flows attributable to the Company. However, due to the new date of the Updated Projections, which now include projections for the years 2023 through 2025 instead of 2022 through 2024, the analysis is now based upon cash flows for the six months ending December 31, 2023 and years ending December 31, 2024 and December 31, 2025. The same approach and methodologies were utilized to perform the Updated DCF Analyses for both the High Case Projections and Base Case Projections.

The approach to arrive at unlevered free cash flow for the Updated DCF Analyses was consistent with the approach used in the initial DCF Analysis as laid out in the section “Income Approach — Discounted Cash Flow Analysis” above, with a few key changes, as described below:

1.      The Updated Projections now include forecasts for 2023 through 2025, and so to arrive at unlevered free cash flow for the second half of the first projection year, which now represents 2023 as compared to 2022 in the Initial Projections, Opportune multiplied the projected EBITDA for the full year 2023 included in the Updated Projections by the number of days in the second half of 2023 and divided by 365 and then subtracted:

a.      Projected taxes for the full year 2023 included in the Updated Projections (or, for operations for which taxes were not estimated in the Updated Projections, equal to 21% of earnings before interest and taxes), in each case adjusted by multiplying such figures by the number of days in the second half of 2023 and dividing by 365;

b.      67% of the capital expenditures for the full year 2023 related to Falcon’s Central, our company owned RD&E zones (“Falcon’s Central” or “FC”), included in the Updated Projections. Opportune selected 67% because the Company expects that only 33% of the capital expenditures for Falcon’s Central will be spent in the first half of 2023; and

c.      The remaining capital expenditures for the full year 2023 in the Updated Projections, adjusted by multiplying by the number of days in the second half of 2023 and dividing by 365 to arrive at the remaining capital expenditures for the second half of 2023.

2.      Other than the adjustments described in the item above, no other capital expenditures were excluded from the Updated Projections.

Using the High Case Projections as modified above, Opportune arrived at unlevered free cash flow of approximately negative $77 million for the six months ending December 31, 2023, approximately negative $194 million for the year ending December 31, 2024, and approximately $98 million for the year ending December 31, 2025. Using the Base Case Projections as modified above, Opportune arrived at unlevered free cash flow of approximately negative $77 million for the six months ending December 31, 2023, approximately negative $201 million for the year ending December 31, 2024, and approximately $87 million for the year ending December 31, 2025.

The approach to estimate the terminal value of the unlevered free cash flows for the Company for the Updated DCF Analyses was consisted with the approach utilized in the initial DCF Analysis as laid out in the section “Income Approach — Discounted Cash Flow Analysis”, with a few key changes, as described below:

1.      The Updated Projections had a final projection year of 2025, while the Initial Projections had a final projection year of 2024. As such, the Updated DCF Analyses based the Adjusted Terminal Year EBITDA on the projected EBITDA in 2025 rather than 2024 to arrive, after adjusting the projected 2025 EBITDA included in the Updated Projections to take into account the full year estimated EBITDA contribution of properties projected to come on-line at points in 2025, at an updated Adjusted Terminal Year EBITDA of $172 million for the High Case Projections and $162 million for the Base Case Projections;

2.      Opportune multiplied the Adjusted Terminal Year EBITDA by an exit multiple range of 8.0x to 9.0x, which Opportune selected based on an analysis of EBITDA growth, EBITDA margins, and near-term multiples of BEV/EBITDA of the Guideline Public Companies compared to that projected for the Company based on the Updated Projections, as compared to a range of 10.0x to 12.0x utilized in the initial DCF Analysis.

Updated Market Approaches

The approach and methodologies Opportune utilized in the updated Market Analyses (the “Updated Market Analyses”) are consistent with those used in the initial Market Analysis, as laid out in the section “Market Approach” above. However, for the Updated Market Analyses, Opportune selected a range of valuation multiples consisting of BEV (as of updated, currently available information) to projected 2025 EBITDA, as compared to 2024 EBITDA utilized in the initial Market Analysis. The table below shows the updated BEV to EBITDA multiples utilized in the Updated Market Analyses.

GUIDELINE PUBLIC COMPANY ANALYSIS	BUSINESS ENTERPRISE VALUE(1) AS A MULTIPLE OF
Company Name	2023 EBITDA(2)	2024 EBITDA(2)	2025 EBITDA(2)
The Walt Disney Company	13.9x	11.8x	10.7x
Six Flags Entertainment Corporation	10.2x	9.4x	NA
Cedar Fair, L.P.	8.0x	7.7x	NA
SeaWorld Entertainment, Inc.	8.0x	6.9x	NA
Playa Hotels & Resorts N.V.	7.4x	6.9x	NA
Meliá Hotels International, S.A.	9.2x	8.1x	7.6x
Accor SA	12.2x	10.7x	9.2x
Stantec Inc.	12.4x	11.8x	NA
AECOM	14.1x	13.2x	11.9x
Maximum	14.1x	13.2x	11.9x
Upper Quartile	12.4x	11.8x	11.0x
Average	10.6x	9.6x	9.8x
Median	10.2x	9.4x	9.9x
Lower Quartile	8.0x	7.7x	8.8x
Minimum	7.4x	6.9x	7.6x

____________

(1)      Business Enterprise Value = [Market Capitalization + Debt + Finance Leases + Operating Leases (for IFRS/non-US GAAP companies only) + Preferred Stock + Non-Controlling Interest] — [Cash & Equivalents + Long-Term Investments + Net Non-Operating Assets]

(2)      All multiples based on calendar year EBITDA; EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

Updated Summary of Financial Analyses

Updated Discounted Cash Flow Analyses

Based on the assumptions and methodologies discussed above, Opportune’s Updated DCF Analyses resulted in an estimated enterprise value range for the Company of $880 million to $1,011 million using the High Case Projections and $804 million to $927 million using the Base Case Projections. Opportune further estimated the range of total equity value of the Company preceding the Business Combination by subtracting the Company’s pre-Business Combination net debt as of $24.5 million (based on an estimate provided by the Company of net debt as of June 30, 2023). This resulted in an estimated range for the Company’s pre-Business Combination equity value of approximately $856 million to $987 million using the High Case Projections and $779 million to $903 million using the Base Case Projections.

Updated Market Approaches

Based on the data shown in the tables above, Opportune also selected a range of valuation multiples to apply to the Company’s projected 2025 EBITDA included in the Updated Projections to estimate a range of current business enterprise values for the Company using the market approach. Opportune analyzed the historical and projected metrics for the Guideline Public Companies shown in the table above and compared these metrics to the historical and projected metrics of the Company. Opportune selected multiples that, in its judgment, reflected the Company’s businesses, financial growth outlook, profit margins, capital intensity and other characteristics relative to the Guideline Public Companies based on historical financial results and the Updated Projections.

Based on the Updated Market Analyses described above, Opportune selected valuation multiples ranging from 6.0x to 7.0x to apply to the Company’s projected 2025 EBITDA of $148 million included in the High Case Projections and 2025 EBITDA of $133 million included in the Base Case Projections. Opportune’s Updated Market Analyses resulted in an estimated business enterprise value range for the Company of $887 million to $1,035 million using the High Case Projections and $798 million to $931 million using the Base Case Projections. Opportune further estimated the range of total equity value of the Company preceding the Business Combination by subtracting the Company’s pre-Business Combination net debt of $24.5 million (based on an estimate provided by the Company of net debt as of June 30, 2023). This resulted in an estimated range for the Company’s pre-Business Combination equity value of approximately $862 million to $1,010 million using the High Case Projections and $774 million to $907 million using the Base Case Projections.

Updated Conclusion

Based on Opportune’s analyses, Opportune noted that the equity value of the Company of $836 million implied by the value of the consideration to be paid by Pubco in the Business Combination pursuant to the Merger Agreement if the High Case Projections were achieved (but assuming the targets for the Earnout Shares which are earned based on the volume weighted average closing sale price of shares of Pubco Class A Common Stock were not achieved) was below the bottom of the estimated value range of the equity value of the Company, ranging from $857 million to $993 million. This range is based on the weighted average of the illustrative pre-Business Combination equity value indications for the Company from the Updated DCF Analyses, ranging from $856 million to $987 million (weighted by 75%), and the Updated Market Analyses, ranging from $862 million to $1,010 million (weighted by 25%), utilizing the High Case Projections.

Opportune also noted that the equity value of the Company of $736 million implied by the value of the consideration to be paid by Pubco in the Business Combination pursuant to the Merger Agreement if the Base Case Projections were achieved (but assuming the targets for the Earnout Shares which are earned based on the volume weighted average closing sale price of shares of Pubco Class A Common Stock were not achieved) was below the bottom of the estimated value range of the equity value of the Company, ranging from $778 million to $904 million. This range is based on the weighted average of the illustrative pre-Business Combination equity value indications for the Company from the Updated DCF Analyses, ranging from $779 million to $903 million (weighted by 75%), and the Updated Market Analyses, ranging from $774 million to $907 million (weighted by 25%), utilizing the Base Case Projections.

Opportune noted that due to the relatively close conclusions of value under both the Updated DCF Analyses and the Updated Market Analyses, the choice of weighting did not bear significantly on Opportune’s concluded range of value.

Fees and Expenses

As compensation for Opportune’s services in connection with the rendering of the Initial Opinion, FAST II agreed to pay Opportune a fee of $475,000, of which $125,000 was payable upon signing the engagement letter with Opportune, another $125,000 was payable upon delivery of the Initial Opinion, and the remaining $225,000 is payable upon, and subject to, consummation of the Business Combination.

As compensation for Opportune’s services in connection with the rendering of the Updated Opinion, FAST II agreed to pay Opportune a fee of $125,000, of which $40,000 was payable upon signing the engagement letter with Opportune, and the remaining $85,000 was payable upon delivery of the Updated Opinion.

No portion of Opportune’s fee is refundable or contingent upon the conclusion reached in either of its opinions.

Furthermore, Opportune is entitled to be paid additional fees at Opportune’s standard hourly rates for any time incurred should Opportune be called upon to support its findings subsequent to the delivery of its opinions. FAST II has also agreed to reimburse Opportune for its reasonable out-of-pocket expenses in connection with the negotiation and performance of its engagement. FAST II has also agreed to indemnify Opportune for certain liabilities arising out of its engagement.

The terms of the fee arrangements with Opportune, which the FAST II Board believes are customary in transactions of this nature, were negotiated at arm’s length, and the FAST II Board is aware of these fee arrangements.

Disclosure of Prior Relationships

Other than the engagement of Opportune to render its Initial Opinion and its Updated Opinion, during the two years preceding the date of Opportune’s Updated Opinion, Opportune has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated. Opportune did not act as an underwriter in the FAST II IPO.

Opportune’s affiliates, employees, officers and partners may at any time own securities (long or short) of FAST II or, in the future, Pubco. In the future, Opportune may provide investment banking or other services to FAST II, Pubco, the Company or their respective affiliates and may receive compensation for such services.

Certain Projected Financial Information

In June 2022, the Company provided FAST II’s management with the Company’s internally prepared, unaudited financial projections for the three-year period ending December 31, 2024 in connection with FAST II’s management’s evaluation of the Company. These projections were relied upon by Opportune in connection with the rendering of their Initial Opinion (as adjusted by Opportune and more fully described below, the “Initial Opinion projections”). On January 21st and 25th, 2023, the Company provided FAST II’s management with the Company’s internally prepared, unaudited financial projections for the three-year period ending December 31, 2025 in connection with the negotiation of the amendment and restatement of the Original Merger Agreement and FAST II’s management’s further evaluation of the Company. These projections were relied upon by Opportune in connection with the rendering of their Updated Opinion (as adjusted by Opportune and more fully described below, the “Updated Opinion projections,” and together with the Initial Opinion projections, the “Company projections”).

The Company does not, as a matter of course, publicly disclose long-term forecasts or internal projections as to future performance, sales, earnings, financial condition or other results. However, the management of the Company has prepared the prospective financial information set forth below to present the key elements of the financial projections provided to FAST II’s management. The Company provided the Initial Opinion projections through the three-year period ending December 31, 2024 because that was the period covered by its initial business plan, including the full use of the proceeds of the Business Combination and the generation of positive cash flow in excess of required capital investment. The Company provided the Updated Opinion projections to reflect:

•        the anticipated delay in the Closing of the Business Combination caused by the delay in the completion of the audit of the Company’s and joint ventures’ financial statements included elsewhere in this proxy statement/prospectus,

•        the availability of the proceeds of the Business Combination equal to approximately 65% of FAST II’s Trust Fund as of the time the financial projections were prepared and $60 million in Private Placement Investment Amount, and

•        some other adjustments to the Company’s financial model for revenue recognition of hardware sales to the joint ventures and the timing of certain asset purchases.

For purposes of Opportune’s discounted cash flow analysis in its Initial Opinion, Opportune used the Company’s Initial Opinion projections and made certain adjustments, which are detailed in footnotes (1), (4) and (5) below in section titled “Initial Opinion Projections”, to calculate projected revenue, EBITDA, and capital expenditures for the second half of 2022 (the “second half 2022 calculations”) and “unlevered free cash flow” for the second half of 2022 and for the full years 2023 and 2024 (the “Initial Opinion UFCF calculations”), which FAST II’s management provided to the FAST II Board. For purposes of Opportune’s discounted cash flow analysis in its Updated Opinion, Opportune used the Company’s Updated Opinion projections and made certain adjustments, which are detailed in footnotes (1), (4) and (5) below in section titled “Updated Opinion Projections”, to calculate projected revenue, EBITDA and capital expenditures for the second half of 2023 (the “second half 2023 calculations”) and “unlevered free cash flow” for the second half of 2023 and for the years 2024 and 2025 (the “Updated Opinion UFCF calculations” and, together with the Initial Opinion UFCF calculations, the “UFCF Calculations”), which FAST II’s management provided to the FAST II Board. For more information about Opportune’s analysis please see “— Opinions of FAST II’s Financial Advisor.”

The prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the published guidance of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The Company’s Initial Opinion projections were prepared in June 2022, and the Company’s Updated Opinion projections were prepared in January 2023. The Company’s Initial Opinion projections and Updated Opinion projections reflected then-current information reasonably available to the Company’s management with respect to the expected future financial performance of the Company and, in the view of the Company’s management, were prepared in good faith, based on their then-current reasonable best estimates, beliefs, assumptions and judgments and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future performance of the Company. However, the Company’s projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

The second half 2022 calculations and the Initial Opinion UFCF calculations were performed by Opportune in July 2022 and the Updated Opinion UFCF calculations were performed by Opportune in January 2023, based in both instances on adjustments made by Opportune to the Company’s projections that FAST II’s management believed were reasonable. However, the Company’s projections, and the second half 2022 calculations, second half 2023 calculations and UFCF calculations derived therefrom, are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The Company’s projections, the second half 2022 calculations, second half 2023 calculations and UFCF calculations are not included in this proxy statement/prospectus in order to induce any stockholders to vote in favor of any of the proposals presented at the Special Meeting.

Some of the material assumptions upon which the Company’s management based its projections are set out below, and some of the material assumptions upon which Opportune calculated the second half 2022 calculations, second half 2023 calculations and UFCF calculations are set out in the subsections entitled “— Opinions of FAST II’s Financial Advisor — Initial Opinion of Opportune to FAST II Board” and “— Updated Opinion of Opportune to FAST II Board,” but you should note that the Company’s projections and the second half 2022 calculations, second half 2023 calculations and UFCF calculations reflect numerous assumptions, including general business, economic, market, regulatory and financial conditions, competitive uncertainties, and operational assumptions, all of which are difficult to predict and many of which are beyond the Company’s and FAST II’s control, such as assumptions with respect to the consummation of the Business Combination and the other risks and uncertainties contained in the sections titled “Risk Factors,” “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements; Market, Ranking and Other Industry Data.” Accordingly, the Company’s projections and the second half 2022 calculations, second half 2023 calculations and UFCF calculations are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s or FAST II’s control. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the Company’s projections, or the second half 2022 calculations, second half 2023 calculations and UFCF calculations, as further described in the section titled “Risk Factors — Risks Related to the Company.” Inclusion of the prospective financial information should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved. Furthermore, the Company’s projections and the second half 2022 calculations, second half 2023 calculations and UFCF calculations do not take into account any circumstances or events occurring after the date they were prepared. In addition, the Company’s projections and the UFCF calculations cover multiple years, and you should know that projected or forecasted financial information, by its nature, may become subject to greater uncertainty with each successive year. Nonetheless, a summary of the key elements of the Company’s financial projections, as well as the second half 2022 calculations, second half 2023 calculations and UFCF calculations, is provided in this proxy statement/prospectus because they were provided to the FAST II Board by FAST II’s management.

The Company’s projections, and the second half 2022 calculations, second half 2023 calculations and UFCF calculations derived therefrom, were prepared by the Company’s management and Opportune, respectively. Neither Deloitte & Touche LLP, which serves as the Company’s independent registered public accounting firm, WithumSmith+Brown, PC, which serves as FAST II’s independent registered public accounting firm, nor any other independent accountants, have not reviewed, examined, compiled or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance regarding such information or its achievability, and they assume no responsibility for, and disclaim association with, the information. The report of Deloitte & Touche LLP included in this proxy statement/prospectus relates to the Company’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so. In addition, the report of WithumSmith+Brown, PC included in this proxy statement/prospectus relates to FAST II’s historical audited consolidated financial statements and does not extend to the unaudited prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, NONE OF PUBCO, THE COMPANY OR FAST II INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE PREPARATION OF THE PROSPECTIVE FINANCIAL INFORMATION IN JUNE 2022 AND JANUARY 2023. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW, AS SUCH FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF PUBCO, THE COMPANY OR FAST II OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY FAST II STOCKHOLDER, ANY COMPANY UNITHOLDER OR ANY OTHER PERSON REGRADING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD NOT BE LOOKED UPON AS “GUIDANCE” OF ANY SORT. PUBCO DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

Certain of the measures included in the Company’s projections, and the second half 2022 calculations, second half 2023 calculations and UFCF calculations derived therefrom, including EBITDA and unlevered free cash flow, are non-GAAP financial measures. Each of Pubco, the Company and FAST II believes that the use of these non-GAAP financial measures provides an additional tool for investors and potential investors to use in evaluating Pubco’s ongoing operating results and trends. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. To the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

Initial Opinion Projections

The following table sets forth a summary of the key elements of the Company’s Initial Opinion projections, the second half 2022 calculations and the Initial Opinion UFCF calculations that FAST II’s management reviewed with the FAST II Board:

($ in millions)	Second half 2022E		2023E		2024E
Revenue	$30	(1)	$181	(2)	$463	(2)
EBITDA	$5	(1)	$43	(2)	$151	(2)
Capital Expenditures	$233	(1)	$217	(2)(3)	$37	(2)(3)
Unlevered Free Cash Flow	$(229	)(4)	$(180	)(5)	$96	(5)

____________

(1)      The second half 2022 calculations were calculated by Opportune based on information provided by the Company in the Company’s Initial Opinion projections for full year 2022, which in each case were calculated as described in footnote (2) below. To calculate projected revenue and EBITDA for the second half of 2022, Opportune adjusted the projected revenue and EBITDA, respectively, included in the Company’s Initial Opinion projections for full year 2022 by multiplying such figures by the number of days in the second half of 2022 and dividing by 365. To calculate projected capital expenditures for the second half of 2022, Opportune subtracted capital expenditures related to the joint ventures with Meliá that had already been made in 2022 prior to the date of the projections from the projected capital expenditures for the full year included in the Company’s Initial Opinion projections.

(2)      The Company’s Initial Opinion projections included non-GAAP metrics and are shown on an attributable basis reflecting the Company’s 50% ownership of the joint ventures with Meliá (i.e., they include 50% of the projected revenue, EBITDA, and capital expenditures of the joint venture entities, commensurate with the Company’s 50% ownership interest). For the Company’s Initial Opinion projections, EBITDA was calculated by subtracting cash operating expenses from revenue.

(3)      Projected capital expenditures exclude capital expenditures related to the Falcon’s Resort hotel in Playa del Carmen and Katmandu Park in Puerto Vallarta. There is no revenue associated with these two projects through the 2024 projection period, and therefore the Company’s management and FAST II believe that the inclusion of capital expenditures related to these projects would unfairly burden the projections without the Company realizing the benefit of the capital investment.

(4)      To calculate projected UFCF for the second half of 2022, Opportune utilized the projected EBITDA for the second half of 2022 (calculated as disclosed in footnote (1) above) minus (i) the projected taxes for the full year included in the Company’s Initial Opinion projections (or, for operations for which taxes were not estimated in the Company’s Initial Opinion projections, equal to 21% of earnings before interest and taxes), in each case adjusted by multiplying such figures by the number of days in the second half of 2022 and dividing by 365; and (ii) projected capital expenditures for the second half of 2022 (calculated as disclosed in footnote (1) above).

(5)      Projected UFCF for 2023 and 2024 was calculated by Opportune as projected EBITDA included in the Company’s Initial Opinion projections (calculated as disclosed in footnote (2) above) minus (i) projected taxes included in the Company’s Initial Opinion projections (or, for operations for which taxes were not estimated in the Company’s Initial Opinion projections, equal to 21% of earnings before interest and taxes); and (ii) projected capital expenditures included in the Company’s Initial Opinion projections (calculated as disclosed in footnote (3) above).

In developing the Company’s projections (including those on which the second half 2022 calculations and the Initial Opinion UFCF calculations were based), numerous significant assumptions were made with respect to the Company’s business through the year ending December 31, 2024, including the assumed completion of the Business Combination on or before January 31, 2023 with proceeds from FAST II’s Trust Fund and from the Private Placement Investment Amount to help implement the Company’s growth strategy after the Business Combination (assuming, at the time the financial projections were prepared, that at least approximately 60% of FAST II’s Trust Fund would be available). Similarly, costs projected at the time were made based on the best information available to the Company’s management at the time.

Other material assumptions upon which the Company’s management based the Company’s Initial Opinion projections include but are not limited to:

•        continued engagement with Falcon’s Creative Group’s existing customer base for master planning projects, which management of the Company anticipates will result in an aggregate revenue of $350 million to $450 million over the 2022 to 2024 period;

•        continued expansion of Falcon’s Beyond Destinations locations through its key joint venture partners (i.e., its joint ventures with Meliá in connection with Falcon’s Resorts hotels and Katmandu Parks theme parks, and, to a lesser degree, its separate joint venture with Raging Power Limited), as well as continued

development of Falcon’s Central RD&E venues adjacent to Falcon’s Resorts and Katmandu Parks, which the Company’s management anticipates will result in aggregate revenue of $275 million to $325 million over the 2022 to 2024 period;

•        continued expansion of Falcon’s proprietary intellectual properties both within and outside its master planned theme parks and entertainment locations (i.e., the continued development and integration of Falcon’s proprietary content and ride technology and hardware);

•        continued expansion of Falcon’s third-party intellectual properties and content; and

•        continued roll-out of Falcon’s merchandizing strategy across Falcon’s Beyond Destinations resort locations.

The Company’s projections further make the following assumptions relating to revenue growth and operating margin in each of its three divisions:

•        Falcon’s Creative Group:

•        Falcon’s Creative Group will drive revenue through service contracts, i.e., the development of master plans, attraction design, digital content and technology development for theme parks;

•        There will not be significant change in the operating margin of Falcon’s Creative Group, which has historically been in the 30% to 34% range;

•        Falcon’s Creative Group will utilize a sale-leaseback arrangement for the ride hardware components of the Falcon’s Beyond Destinations owned locations;

•        Falcon’s Creative Group will contribute approximately half of the Company’s 2024 EBITDA; and

•        Falcon’s Creative Group’s contribution to 2023 and 2024 EBITDA is expected to be generated primarily through the master planning and attraction design of five large-scale theme parks for which the Company is currently contracted; media content production and attraction hardware procurement and sales for these five parks are not assumed to contribute materially to 2023 or 2024 EBITDA as these activities are expected to occur beyond the 2024E projection horizon. Additionally, the three additional parks currently in pre-concept master planning are not assumed to contribute materially to 2023 or 2024 EBITDA based on anticipated engagement timeline;

•        Falcon’s Beyond Destinations:

•        Successful roll-out of additional Falcon’s Resort and Katmandu Park locations throughout the Company’s global joint venture relationship with Meliá and adjacent Falcon’s Central RD&E venues;

•        Development of Falcon’s Resorts hotels and Katmandu Park theme parks will progress in accordance with the timing, financial requirements, and implementation plan as agreed upon between Falcon’s and Meliá in connection with the fifty-fifty (50/50) joint venture;

•        Operating cost drivers (e.g., hourly wages, utilities, required staffing levels) will not differ substantially from their historical levels for a given location;

•        The Company’s joint venture relationship with Raging Power Limited will result in implementation of one of the Company’s proprietary LBE experiences in Hong Kong as agreed upon with New World Development Company Limited and its subsidiaries, with a modest revenue and EBITDA contribution from this joint venture relationship by 2024;

•        Falcon’s Beyond Destinations will contribute approximately half of the Company’s 2024 EBITDA;

•        The assets of Falcon’s Beyond Destination company-owned locations and the locations owned by the joint ventures with Meliá are assumed to be financed at a range of approximately 40% to 45% loan-to-cost ratio, decreasing the requirement for equity investment for location roll-out;

•        Required development capital expenditure will vary by location, but the Company expects the build out cost of a Katmandu Park location to be in the $50 million to $60 million range at the joint venture level, with the joint venture entities funding part of the development with debt at a roughly 40% to 45% loan-to-cost ratio. Based on these assumptions, the Company’s equity contribution to Katmandu Park construction would be expected to be $14 million to $18 million per Katmandu Park. The acquisition or development cost of the Falcon’s Resort hotels are harder to predict and vary more by location, but acquisition of existing hotels will be based on values determined by independent, third-party hotel appraisals; and

•        Build out cost of Falcon’s Central will vary based on numerous factors, including the number of LBE products being included at a given location, but are anticipated to be in the $75 million to $120 million range for each location. Assuming that some of the development is funded with debt at a 40% to 45% loan-to-cost ratio, the equity requirement from the Company would be approximately $40 million to $75 million per location;

•        Falcon’s Beyond Brands:

•        The development of this division will accelerate in the near- and mid-term until it is materially developed by 2026;

•        Given the nascent state of this division and the difficulty in projecting its financial performance at such an early stage, the contribution to the Company’s projections from this division were not significant;

•        The Company’s management anticipates that Falcon’s Beyond Brands will experience an increase in licensing fees paid to the Company by its joint ventures with Meliá for use of its wholly-owned story-based brands and consumer product sales at the Falcon’s Beyond Destinations locations over the 2023 and 2024 period; and

•        Falcon’s Beyond Brands will contribute less than 5% of the Company’s 2024 EBITDA.

As described above, the Company’s projections were based on the Company’s estimates and assumptions as of June 2022 concerning the various factors noted above, which were subject to significant risks and uncertainties. The Company’s actual results through the period covered by the Company’s projections may differ materially from the financial projections, and the second half 2022 calculations and Initial Opinion UFCF calculations derived therefrom. Accordingly you are cautioned not to place undue reliance on the financial projections set out above in making a decision regarding the Business Combination. For further information, see the section titled “Risk Factors — Risks Related to the Company.”

At the time of the approval of the Original Merger Agreement, the FAST II Board considered the subjective nature of the Company’s Initial Opinion projections, and the second half 2022 calculations and Initial Opinion UFCF calculations, and the fact that they reflect numerous assumptions including, but not limited to, general market conditions, operational costs and regulatory changes. The Company’s Initial Opinion projections, and the second half 2022 calculations and Initial Opinion UFCF calculations, represented only some of the various factors considered by the FAST II Board in approving the transaction contemplated by the Original Merger Agreement and recommending that FAST II Stockholders approve the transaction, and the FAST II Board did not place an undue reliance on the Company’s Initial Opinion projections, the second half 2022 calculations or the Initial Opinion UFCF calculations. Other inputs considered by the FAST II Board are described in the section of this proxy statement/ prospectus titled “FAST II Board’s Reasons for Approval of the Business Combination.”

Updated Opinion Projections

The following table sets forth a summary of the key elements of the Company’s Updated Opinion projections, the second half 2023 calculations and the Updated Opinion UFCF calculations that FAST II’s management reviewed with the FAST II Board:

($ in millions)	Second Half 2023E				2024E				2025E
	High Case		Base Case		High Case		Base Case		High Case		Base Case
Revenue	$33	(1)	$33	(1)	$175	(2)	$140	(2)	$499	(2)	$449	(2)
EBITDA	$7	(1)	$7	(1)	$45	(2)	$36	(2)	$148	(2)	$133	(2)
Capital Expenditures	$84	(1)(3)	$84	(1)(3)	$233	(2)(3)	$233	(2)(3)	$31	(2)(3)	$31	(2)(3)
Unlevered Free Cash Flow	$(77	)(4)	$(77	)(4)	$(194	)(5)	$(201	)(5)	$98	(5)	$87	(5)

____________

(1)      The second half 2023 calculations were calculated by Opportune based on information provided by the Company in the Company’s Updated Opinion projections for full year 2023, which in each case were calculated as described in footnote (2) below. To calculate projected revenue and EBITDA for the second half of 2023, Opportune adjusted the projected revenue and EBITDA, respectively, included in the Company’s Updated Opinion projections for full year 2023 by multiplying such figures by the number of days in the second half of 2023 and dividing by 365. To calculate projected capital expenditures for the second half of 2023, Opportune adjusted (i) the capital expenditures related to the joint ventures with Meliá and Raging Power Limited included in the Company’s Updated Opinion projections for full year 2023 by multiplying such figures by the number of days in the second half of 2023 and dividing by 365 and (ii) the capital expenditures related to Falcon Central included in the Company’s Updated Opinion projections for full year 2023 by 0.67, based on projections from the Company’s Management that they expect to the Company to spend only 33% of the capital expenditures related to Falcon Central included in the Company’s Updated Opinion projections for full year 2023 in the first half of 2023.

(2)      The Company’s Updated Opinion projections included non-GAAP metrics and are shown on an attributable basis reflecting the Company’s 50% ownership of the joint ventures with Meliá (i.e. they include 50% of the projected revenue, EBITDA, and capital expenditures of the joint venture entities, commensurate with the Company’s 50% ownership interest). For the Company’s Updated Opinion projections, EBITDA was calculated by subtracting cash operating expenses from revenue.

(3)      The Company’s management excluded capital expenditures related to the Falcon’s Resort hotel in Playa del Carmen from the projected capital expenditures. There is no revenue associated with this project through the 2025 projection period, and therefore the Company’s management and FAST II believe that the inclusion of capital expenditures related to these projects would unfairly burden the projections without the Company realizing the benefit of the capital investment.

(4)      To calculate projected UFCF for the second half of 2023, Opportune utilized the projected EBITDA for the second half of 2023 (calculated as disclosed in footnote (1) above) minus (i) the projected taxes for the full year included in the Company’s Updated Opinion projections (or, for operations for which taxes were not estimated in the Company’s Updated Opinion projections, equal to 21% of earnings before interest and taxes), in each case adjusted by multiplying such figures by the number of days in the second half of 2023 and dividing by 365; and (ii) projected capital expenditures for the second half of 2023 (calculated as disclosed in footnote (1) above).

(5)      Projected UFCF for 2024 and 2025 was calculated by Opportune as projected EBITDA included in the Company’s Updated Opinion projections (calculated as disclosed in footnote (2) above) minus (i) projected taxes included in the Company’s Updated Opinion projections (or, for operations for which taxes were not estimated in the Company’s Updated Opinion projections, equal to 21% of earnings before interest and taxes); and (ii) projected capital expenditures included in the Company’s Updated Opinion projections (calculated as disclosed in footnote (3) above).

In developing the Company’s Updated Opinion projections (including those on which the second half 2023 calculations and the Updated Opinion UFCF calculations were based) numerous significant assumptions were made with respect to the Company’s business through the year ending December 31, 2025, including the assumed completion of the Business Combination on or before July 31, 2023 with proceeds from FAST II’s Trust Fund and from the Private Placement Investment Amount to help implement the Company’s growth strategy after the Business Combination (assuming, at the time the financial projections were prepared, that gross proceeds equal to at least approximately 65% of FAST II’s Trust Fund plus the $60 million Private Placement Investment Amount would be available). Similarly, costs projected at the time were made based on the best information available to the Company’s management at the time.

Other material assumptions upon which the Company’s management based the Company’s Updated Opinion projections include but are not limited to:

•        continued engagement with FCG’s existing customer base for master planning projects, which management of the Company anticipates will result in an aggregate revenue of $350 million to $400 million in the Base Case or $425 million to $475 million in the High Case over the 2023 to 2025 period;

•        continued expansion of FBD locations through its key joint venture partners (i.e., its joint ventures with Meliá in connection with Falcon’s Resorts hotels and Katmandu Parks theme parks and, to a lesser degree, its separate joint venture with Raging Power Limited), as well as continued development of Falcon’s Central RD&E venues adjacent to Falcon’s Resorts and Katmandu Parks, which the Company’s management anticipates will result in aggregate revenue in both the Base Case and the High Case of $250 million to $300 million over the 2023 to 2025 period;

•        continued expansion of Falcon’s proprietary intellectual properties both within and outside its master planned theme parks and entertainment locations (i.e., the continued development and integration of Falcon’s proprietary content and ride technology and hardware);

•        continued expansion of Falcon’s third-party intellectual properties and content; and

•        continued roll-out of Falcon’s merchandizing strategy across FBD resort locations.

The Company’s projections further make the following assumptions relating to revenue growth and operating margin in each of its three divisions:

•        Falcon’s Creative Group:

•        FCG will drive revenue through service contracts, i.e., the development of master plans, attraction design, ride hardware procurement and sales, digital content and technology development for theme parks;

•        there will not be significant change in the operating margin of FCG, which has historically been in the 30% to 34% range;

•        Falcon’s Creative Group will utilize a sale-leaseback arrangement for the ride hardware components of the Falcon’s Beyond Destinations owned locations;

•        FCG will contribute approximately half of the Company’s 2025 EBITDA in both the Base Case and the High Case; and

•        FCG’s contribution to 2023, 2024 and 2025 EBITDA is expected to be generated primarily through the master planning and attraction design of five large-scale theme parks for which the Company is currently contracted; media content production for these five parks is not projected to contribute materially to EBITDA throughout the projection period; attraction hardware procurement and sales for these five parks is not projected to contribute materially to EBITDA until 2025 in both the Base Case and the High Case. Additionally, the three additional parks currently in pre-concept master planning are not assumed to contribute materially to 2023, 2024, or 2025 EBITDA based on anticipated engagement timeline.

•        Falcon’s Beyond Destinations:

•        Successful roll-out of additional Falcon’s Resort and Katmandu Park locations throughout the Company’s global joint venture relationship with Meliá and adjacent Falcon’s Central RD&E venues;

•        development of Falcon’s Resorts hotels and Katmandu Park theme parks will progress in accordance with the timing, financial requirements, and implementation plan as agreed upon between Falcon’s and Meliá in connection with the joint venture;

•        operating cost drivers (e.g., hourly wages, utilities and required staffing levels) will not differ substantially from their historical levels for a given location;

•        the Company’s joint venture relationship with Raging Power Limited will result in implementation of one of the Company’s proprietary LBE experiences in Hong Kong as agreed with New World Development Company Limited and its subsidiaries, with a modest revenue and EBITDA contribution from this joint venture relationship by 2025;

•        FBD will contribute approximately half of the Company’s 2025 EBITDA in both the Base Case and High Case;

•        the assets of FBD-owned locations and the locations owned by the joint ventures with Meliá are assumed to be financed at a range of approximately 40% to 45% loan-to-cost ratio, decreasing the requirement for equity investment for location roll-out;

•        required development capital expenditure will vary by location, but the Company expects the build out cost of a Katmandu Park location to be in the $45 million to $55 million range at the joint venture level, with the joint venture entities funding part of the development with debt at a roughly 40% to 45% loan-to-cost ratio. Based on these assumptions, the Company’s equity contribution to Katmandu Park construction would be expected to be $12.5 million to $17 million per Katmandu Park. The acquisition and development costs of the Falcon’s Resort hotels are harder to predict and vary more by location, but acquisition of existing hotels will be based on values determined by independent, third-party hotel appraisals; and

•        build out cost of Falcon’s Central will vary based on numerous factors, including the number of LBE products being included at a given location, but are anticipated to require investment from FBD in the $75 million to $100 million range for each location. Assuming that some of the development is funded with debt at a 40% to 45% loan-to-cost ratio, the equity requirement from the Company would be approximately $40 million to $60 million per location.

•        Falcon’s Beyond Brands:

•        the development of this division will accelerate in the near- and mid-term until it is materially developed by 2026;

•        given the nascent state of this division and the difficulty in projecting its financial performance at such an early stage, the contribution to the Company’s projections from this division were not significant;

•        the Company’s management anticipates that FBB will experience an increase in licensing fees paid to the Company by its joint ventures with Meliá for use of its wholly-owned story-based brands and consumer product sales at the FBD locations over the 2023 to 2025 period; and

•        FBB contributes less than 5% of the Company’s 2025 EBITDA in both the Base Case and High Case.

As described above, the Company’s projections were based on the Company’s estimates and assumptions as of January 2023 concerning the various factors noted above, which were subject to significant risks and uncertainties. The Company’s actual results through the period covered by the Company’s projections may differ materially from the financial projections, and the second half 2023 calculations and Updated Opinion UFCF calculations derived therefrom. Accordingly you are cautioned not to place undue reliance on the financial projections set out above in making a decision regarding the Business Combination. For further information, see the section titled “Risk Factors — Risks Related to the Company.”

At the time of the approval of the Business Combination transaction, the FAST II Board considered the subjective nature of the Company’s projections, and the second half 2023 calculations and Updated Opinion UFCF calculations, and the fact that they reflect numerous assumptions including, but not limited to, general market conditions, operational costs and regulatory changes. The Company’s projections, and the second half 2023 calculations and Updated Opinion UFCF calculations, represented only some of the various factors considered by the FAST II Board in approving the Business Combination and recommending that FAST II Stockholders approve the transaction, and the FAST II Board did not place an undue reliance on the Company’s projections, the second half 2023 calculations or the Updated Opinion UFCF calculations. Other inputs considered by the FAST II Board are described in the section of this proxy statement/ prospectus titled “FAST II Board’s Reasons for Approval of the Business Combination.”

Satisfaction of the 80% Test

After consideration of the factors identified and discussed in the section entitled “— FAST II Board’s Reasons for Approval of the Business Combination” above, the FAST II Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to FAST II’s initial business combination, including that the business combination had a fair market value of at least 80% of the balance of the funds in the Trust Fund at the time of execution of the Merger Agreement.

Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the FAST II Board in favor of approval of the Business Combination Proposal, you should keep in mind that FAST II’s initial stockholders, including its directors and officers, have interests in such proposal that are different from, or in addition to those of FAST II stockholders and warrant holders generally. These interests include, among other things, the interests listed below:

•        If FAST II is unable to complete its initial business combination during the Combination Period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and the FAST II Board, liquidate and dissolve, subject in each case to its obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the FAST II Warrants, which will expire worthless if FAST II fails to complete its initial business combination during the Combination Period.

•        The Sponsor purchased the Founder Shares prior to the FAST II IPO for an aggregate purchase price of $25,000. The Sponsor may, at any time prior to the closing of a business combination, convert its Founder Shares into FAST II Class A Common Stock on a one-for-one basis. Immediately prior to the Acquisition Merger, the Sponsor will deliver to FAST II for cancellation and for no consideration the Sponsor Redemption Forfeited Shares and the Additional Incentive Forfeited Shares. Assuming no redemptions in connection with the Business Combination (but taking into account redemptions that already occurred in connection with the Extension), SPAC Capital Received is $74,536,625.65 (the amount in the Trust Fund as of June 15, 2023), all Earnout Shares and Earnout Units have vested and all Pubco Warrants have been exercised, the Sponsor will own 5,396,160 shares of Pubco Class A Common Stock and 2,148,913 shares of Pubco Series A Preferred Stock, representing approximately 4.8% of the total shares outstanding on an as-converted basis. Assuming 50% redemption, SPAC Capital Received is $37,268,312.83 (half of the amount in the Trust Fund as of June 15, 2023), all Earnout Shares and Earnout Units have vested and all Pubco Warrants have been exercised, the Sponsor will own 3,609,040 shares of Pubco Class A Common Stock and 1,074,456 shares of Pubco Series A Preferred Stock, representing approximately 3.1% of the total shares outstanding on an as-converted basis. Assuming maximum redemptions, there is no SPAC Capital Received, all Earnout Shares and Earnout Units have vested and all Pubco Warrants have been exercised, the Sponsor will own 3,636,263 shares of Pubco Class A Common Stock and 1,074,456 shares of Pubco Series A Preferred Stock, representing approximately 3.2% of the total shares outstanding on an as-converted basis. These share counts and percentages all assume (a) neither FAST II, nor Pubco nor the Company enter into any additional financing arrangements, (b) that the proceeds of the Company Financing are $80 million, (c) that $4.7 million in principal and accrued interest of the Company’s debt is converted into shares of Pubco Series A Preferred Stock, and (d) that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note. The Founder Shares had an aggregate market value of $58,085,509.90 based upon the closing price of $10.45 per share of FAST II Class A Common Stock on the NYSE on June 26, 2023. Each of the members of the FAST II Board have a membership interest in the Sponsor.

•        Simultaneously with the closing of the FAST II IPO, FAST II consummated the sale of 4,297,825 FAST II Private Placement Warrants at a price of $1.50 per warrant in a private placement to the Sponsor. At the SPAC Merger Effective Time, each FAST II Private Placement Warrant will be assumed and automatically converted into one Pubco Private Placement Warrant, which will be exercisable commencing 30 days following the Closing for (i) one half of one share of Pubco Class A Common Stock, (ii) one half of one share of Pubco Series A Preferred Stock, and (iii) a number of shares of Pubco Class A Common Stock equal to the number of shares of Pubco Class A Common Stock issuable as Additional SPAC Share Consideration to each Public Share pursuant to the Merger Agreement, at an exercise price of $11.50. If FAST II does not consummate a business combination transaction during the Combination Period, then the proceeds from the sale of the FAST II Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the FAST II Private Placement Warrants held by the Sponsor will be worthless. The FAST II Private Placement Warrants held by the Sponsor had an aggregate market value of approximately $2,578,695.00 based upon the closing price of $0.60 per warrant on the NYSE on June 26, 2023.

•        The Sponsor will lose its entire investment in FAST II if FAST II does not complete a business combination during the Combination Period.

•        The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Fund with respect to its Founder Shares if FAST II fails to complete a business combination during the Combination Period.

•        In light of the foregoing, the Sponsor will receive material benefits from the completion of the Business Combination and may be incentivized to complete the Business Combination rather than liquidate even if (i) the Company is a less favorable target company or (ii) the terms of the Business Combination are less favorable to the public stockholders. Furthermore, given the difference in purchase price that the Sponsor paid for the Founder Shares as compared to the price of the Public Shares sold in the FAST II IPO, the Sponsor may earn a positive rate of return on its investment even if the Pubco Class A Common Stock trades below $10.00 per share and the public stockholders experience a negative rate of return following the Closing. Accordingly, the economic interests of the Sponsor diverge from the economic interests of public stockholders because the Sponsor will realize a gain on its investment from the completion of any business combination while the public stockholders will realize a gain only if the post-closing trading price exceeds $10.00 per share.

•        In order to protect the amounts held in the Trust Fund, the Sponsor has agreed that it will be liable to FAST II if and to the extent any claims by a vendor for services rendered or products sold to FAST II, or a prospective target business with which FAST II has entered into a transaction agreement, reduce the amount of funds in the Trust Fund. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Fund or to any claims under FAST II’s indemnity of the underwriters of the FAST II IPO against certain liabilities, including liabilities under the Securities Act.

•        Following the Closing, the Sponsor would be entitled to the repayment of any working capital loans and advances that have been made to FAST II and remain outstanding. As of the FAST II Record Date, the Sponsor made $1.1 million of advances to FAST II for working capital expenses. If FAST II does not complete an initial business combination within the required period, it may use a portion of its working capital held outside the Trust Fund to repay the working capital loans, but no proceeds held in the Trust Fund would be used to repay the working capital loans.

•        Upon the Closing, subject to the terms and conditions of the Merger Agreement, the Sponsor, FAST II’s officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by FAST II from time to time, made by the Sponsor or certain of FAST II’s officers and directors to finance transaction costs in connection with an intended initial business combination. As of July 7, 2023, the FAST II Record Date, no reimbursable out-of-pocket expenses were outstanding.

•        Sandy Beall, the Chief Executive Officer and a Director of FAST II, will continue to serve as a director of Pubco after the Closing. As such, in the future he may receive cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors and/or officers.

•        Pursuant to the Merger Agreement, for a period of six years following the consummation of the Business Combination, Pubco is required to (i) maintain provisions in the Pubco Charter providing for the indemnification of FAST II’s existing directors and officers and (ii) maintain a directors’ and officers’ liability insurance policy that covers FAST II’s existing directors and officers.

•        The Sponsor will enter into the New Registration Rights Agreement which will provide it with registration rights.

As a result of the foregoing interests, the Sponsor and FAST II’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that would be less favorable to public stockholders. In the aggregate, the Sponsor and its affiliates have approximately $63.1 million at risk that depends upon the completion of a business combination. Such amount consists of (a) approximately $55.6 million representing the value of the Founder Shares (assuming a value of $10.00 per share, the deemed value of each share of FAST II Common Stock in the Business Combination), (b) $6.0 million representing the value of the FAST II Private Placement Warrants purchased by the Sponsor (using the $1.50 per-warrant purchase price), and (c) $1.1 million representing reimbursement of working capital loans and reimbursable out-of-pocket expenses incurred by the Sponsor, officers and directors.

In addition, the FAST II Charter provides that FAST II renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of FAST II and such opportunity is one FAST II is legally and contractually permitted to undertake and would otherwise be reasonable for FAST II to pursue, and to the extent the director or officer is permitted to refer that opportunity to FAST II without violating another legal obligation. In addition, FAST II’s officers and directors previously had fiduciary or contractual obligations to Velocity and FST, other blank check companies incorporated with the purpose of effecting its own business combination. For a complete discussion of FAST II’s officers’ and directors’ business affiliations and the potential conflicts of interest that you should be aware of, please see “Information about FAST II — Directors and Executive Officers,” “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and FAST II’s Directors and Executive Officers in the Business Combination” and “Certain Relationships and Related Party Transactions.”

Sources and Uses

The following tables summarize the estimated sources and uses for funding the Business Combination assuming (i) that no shares of FAST II Class A Common Stock are redeemed in connection with the Business Combination but taking into account redemptions that already occurred in connection with the Extension (“No Redemptions Scenario”) and (ii) that all 7,135,509 shares of FAST II Class A Common Stock that remain outstanding are redeemed in connection with the Business Combination (“Maximum Redemptions Scenario”). The Maximum Redemptions Scenario assumes all of the outstanding Public Shares are redeemed in connection with the Business Combination. Both the No Redemptions Scenario and the Maximum Redemptions Scenario assume that no Earnout Shares are earned.

Estimated Sources and Uses (No Redemptions Scenario, in millions)

Sources		Uses
Pubco Class B Common Stock issued to Company Unitholders	$485.9	Pubco Class B Common Stock issued to Company Unitholders	$485.9
Cash in Trust Fund	75.0	Cash to Balance Sheet	123.1
Private Placement Proceeds(1)	80.0	Estimated Transaction Expenses(2)	31.9
Pro Forma Existing Net Debt	31.6	Pro Forma Existing Net Debt	31.6
Total Sources	$672.5	Total Uses	$672.5

Estimated Sources and Uses (Maximum Redemptions Scenario, in millions)

Sources		Uses
Pubco Class B Common Stock issued to Company Unitholders	$485.9	Pubco Class B Common Stock issued to Company Unitholders	$485.9
Cash in Trust Fund	1.5	Cash to Balance Sheet	57.4
Private Placement Proceeds(1)	80.0	Estimated Transaction Expenses(3)	24.2
Pro Forma Existing Net Debt	31.6	Pro Forma Existing Net Debt	31.6
Total Sources	$599.0	Total Uses	$599.0

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(1)      As of the date of the Subscription Agreement, $20.0 million of the Private Placement Investment Amount had been pre-funded through a series of debt financings and deployed to the Company’s investment in its Punta Cana resort. On October 6, 2022, Infinite Acquisitions entered into a Conversion Agreement with the Company pursuant to which $20.0 million of the debt owed to Infinite Acquisition was converted to 2,000,000 Company Financing Units. As of the date of this proxy statement/prospectus the private placement has been fully funded. Infinite Acquisitions has been issued 6,000,000 Company Financing Units under the Subscription Agreement for an aggregate consideration of $60.0 million, including the debt to equity conversion. On May 10, 2023, the Company and Infinite Acquisitions entered into a new subscription agreement, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, the Additional Private Placement Investment Amount of Company Financing Units at a price of $10.00 per Company Financing Unit. As of the date of this proxy statement/prospectus, no Company Financing Units have been issued pursuant to the Subsequent Subscription Agreement.

(2)      Reflects cash expenses to be paid at or prior to close, including cash repayment of the $1.1 million FAST II Working Capital Loan. Does not include transaction expenses payable in Pubco shares.

(3)      Reflects cash expenses to be paid at or prior to close, including cash repayment of the $1.1 million FAST II Working Capital Loan. Does not include transaction expenses payable in Pubco shares or deferred transaction expenses payable in cash in future periods.

Stock Exchange Listing

We expect the Pubco Class A Common Stock, the Pubco Series A Preferred Stock and the Pubco Warrants to trade on Nasdaq under the symbols “FBYD,” “FBYDP” and “FBYDW,” respectively, following the Closing.

Expected Accounting Treatment of the Business Combination

The SPAC Merger is expected to be accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

The Acquisition Merger is also expected to be accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, will continue to collectively have a controlling interest (as determined in accordance with GAAP) in Pubco through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger will be treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Acquisition Merger will be those of the Company.

Earnout Shares and Earnout Units will be deposited into escrow at the Acquisition Merger Effective Time and be earned, released and delivered upon satisfaction of certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the Earnout Period. Earnout Shares and Earnout Units are expected to be liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”) prior to the satisfaction of the applicable milestone. Following the satisfaction of applicable milestones, Earnout Shares and Earnout Units released from escrow and delivered to its holders are expected to be equity classified.

Regulatory Approvals

Each of the Company and FAST II has agreed to use their respective reasonable best efforts to take all actions to consummate and make effective the transactions contemplated by the Merger Agreement in the most expeditious manner practicable and to obtain in the most expeditious manner practicable all actions, waivers, consents, approvals, orders and authorizations necessary to be obtained from any third party or any governmental entity in order to complete the transactions contemplated by the Merger Agreement.

At any time before or after the completion of the Business Combination, the Antitrust Division of the Department of Justice (the “Antitrust Division”), the FTC or foreign antitrust authorities could take action under the U.S. or foreign antitrust laws, including seeking to prevent the Business Combination, to rescind the Business Combination or to clear the Business Combination subject to the divestiture of assets of FAST II or the Company or subject to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest including without limitation seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of FAST II or the Company or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

PROPOSAL NO. 2 — THE PUBCO ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS

In connection with the Business Combination, FAST II is requesting that its stockholders vote upon the Pubco Organizational Documents Advisory Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. The stockholder vote regarding each of the Pubco Organizational Documents Advisory Proposals is an advisory vote, and is not binding on FAST II, the FAST II Board or the Pubco Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Pubco Organizational Documents Advisory Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Pubco Organizational Documents Advisory Proposals, FAST II and Pubco intend that the Pubco Charter and the Pubco Bylaws will take effect at the SPAC Merger Effective Time. However, the Pubco Organizational Documents Advisory Proposals are conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Pubco Organizational Documents Advisory Proposals will have no effect, even if approved by the FAST II Stockholders.

The following table sets forth a summary of the principal differences between the FAST II Charter and FAST II Bylaws (the “FAST II Organizational Documents”) and the Pubco Charter and Pubco Bylaws (the “Pubco Organizational Documents”). This summary is qualified by reference to the complete text of the Pubco Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

	FAST II Organizational Documents	Pubco Organizational Documents
Authorized Capital Stock (Proposal 2A)

The FAST II Charter authorizes 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, including 380,000,000 shares of FAST II Class A Common Stock and 20,000,000 shares of FAST II Class B Common Stock, and (b) 1,000,000 shares of preferred stock.

The Pubco Charter authorizes 500,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share, 150,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share and 30,000,000 shares of preferred stock.

Removal of Directors (Proposal 2B)

The FAST II Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock of FAST II entitled to vote generally in the election of directors, voting together as a single class.

Prior to the closing of the initial business combination, holders of FAST II Class B Common Stock, voting together as a single class, shall have the exclusive right to vote on the removal of any director, and the holders of Class A Common Stock shall have no right to vote on the removal of any director.

The Pubco Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a 66 2/3% of the voting power of all then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.

	FAST II Organizational Documents	Pubco Organizational Documents
DGCL 203 Opt Out and Replacement (Proposal 2C)	The FAST II Organizational Documents contain no such provision.

The Pubco Charter provides that Pubco will not be governed by Section 203 of the DGCL, and instead, includes a provision that is substantially similar to Section 203, but excludes certain parties from the definition of “interested stockholder.”

Stockholder Action by Written Consent (Proposal 2D)

Under the FAST II Charter, any action required or permitted to be taken by the stockholders of FAST II must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the FAST II Class B Common Stock with respect to which action may be taken by written consent.

Under the Pubco Charter, any action required or permitted to be taken by the stockholders of Pubco must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, provided that for so long as holders of Pubco Class B Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by stockholders may be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders (Proposal 2E)

The FAST II Bylaws provide that a special meeting of stockholders may only be called by the Secretary of FAST II at the written request of the majority of the FAST II Board, by the Chairman of the FAST II Board or by the Chief Executive Officer of FAST II.

Special meetings of Pubco stockholders may be called only by or at the direction of the Pubco Board, the chairperson of the Pubco Board or the Chief Executive Officer of Pubco and may not be called by any stockholder, provided that for so long as the holders of Pubco Class B Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings may be called by or at the request of stockholders collectively holding a majority of the total voting power of stock entitled to vote generally in the election of directors.

	FAST II Organizational Documents	Pubco Organizational Documents
Amendment of the Charter (Proposal 2F)

Under Delaware law, an amendment to the FAST II Charter generally requires the approval of the FAST II Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Any amendment to the provision relating to the special voting rights of the FAST II Class B Common Stock regarding the election or removal of directors requires the approval of a majority of at least 90% of such Class B common stock voting in an annual meeting, and any amendment to any other provision affecting the special rights of the FAST II Class B Common Stock require the consent of a majority of the shares of FAST II Class B Common Stock then outstanding, voting separately as a single class.

Additionally, prior to a business combination, any amendment to the provisions of the FAST II Charter relating to the business combination requirements require the affirmative vote of the holders of at least 65% of all then outstanding shares of FAST II’s Common Stock.

The Pubco Charter generally requires the approval of the Pubco Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, provided, that Articles V — X relating to:

•   the classification of the Pubco Board,

•   rights of stockholders to act by written consent and call a special meeting,

•   exculpation from liability of officers and directors and indemnification,

•   exclusive forum,

•   amendments to the Pubco Charter and Pubco Bylaws, and

•   DGCL Section 203

may not be amended without the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class.

Amendment of the Bylaws (Proposal 2G)

The FAST II Board is expressly authorized to make, alter, amend or repeal the FAST II Bylaws by an affirmative vote of a majority of the FAST II Board. The FAST II Bylaws may also be adopted, amended, altered or repealed by the FAST II Stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of FAST II entitled to vote generally in the election of directors.

The Pubco Board is expressly authorized to make, alter, amend or repeal the Pubco Bylaws by an affirmative vote of a majority of the Pubco Board. The Pubco Bylaws may also be adopted, amended, altered or repealed by the Pubco Stockholders representing at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors.

Provisions Related to Status as Blank Check Company (Proposal 2H)	The FAST II Organizational Documents set forth various provisions related to FAST II’s status as a blank check company prior to the consummation of a business combination.	The Pubco Organizational Documents will not include these provisions applicable only to blank check companies.

Reasons for the Approval of the Pubco Organizational Documents Advisory Proposals

The Pubco Organizational Documents were negotiated in connection with the Merger Agreement. The principal purpose of this proposal is to enable Pubco to effect the transactions contemplated by the Business Combination. In the judgment of the FAST II Board, the Pubco Organizational Documents also are necessary to address the needs of the post-Business Combination company, as described below.

Authorized Shares (Proposal 2A)

The FAST II Board believes that it is important for Pubco to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination, to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Notwithstanding the foregoing, authorized but unissued shares of Pubco Class A Common Stock may enable the Pubco Board to render it more difficult or to discourage an attempt to obtain control of Pubco and, as a result, protect continuity of or entrench its management, which may adversely affect the market price of Pubco Class A Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Pubco Board were to determine that a takeover proposal was not in the best interests of Pubco, such shares could be issued by the Pubco Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the Pubco Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable Pubco to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Pubco currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

Removal of Directors (Proposal 2B)

The FAST II Charter provides that, before an initial business combination, holders of FAST II Class B Common Stock may remove any director and that, after an initial business combination, stockholders may remove directors by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of FAST II then entitled to vote generally in the election of directors, voting together as a single class. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. The Pubco Organizational Documents provide that directors may only be removed for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of then-outstanding shares entitled to vote in the election of directors, voting together as a single class. The FAST II Board believes that such a standard will (a) increase board continuity and the likelihood that experienced board members with familiarity of Pubco’s business operations would serve on the Pubco Board at any given time and (b) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco Board.

DGCL 203 Opt Out and Replacement (Proposal 2C)

Pubco will not be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that a person becomes an “interested stockholder,” unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL.

Pubco will opt out of Section 203, but the Pubco Organizational Documents will have protections similar to those afforded by Section 203 of the DGCL. These provisions will encourage any potential acquiror to negotiate with the Pubco Board and therefore provide an opportunity to possibly obtain a higher purchase price than would otherwise be offered in connection with a proposed acquisition of Pubco. Such provisions may make it more difficult for an acquirer to consummate certain types of unfriendly or hostile corporate takeovers or other transactions involving Pubco that have not been approved by the Pubco Board. While such provisions should provide some measure of protection against an interested stockholder that is proposing a two-tiered transaction structure that is unduly coercive, it would not ultimately prevent a potential takeover that enjoys the support of stockholders and will also help to prevent a third party from acquiring “creeping control” of Pubco without paying a fair premium to all stockholders.

Stockholder Action by Written Consent (Proposal 2D)

Under the Pubco Organizational Documents, Pubco’s stockholders will have the ability to propose items of business (subject to the restrictions set forth in this proxy statement/prospectus) at duly convened stockholder meetings. Limiting stockholders’ rights to act by written consent (after the time at which the holders of the Pubco Class B Common Stock cease to own a majority of the total voting power of stock entitled to vote generally in election of directors) limits the circumstances under which stockholders can act on their own initiative to remove directors, or alter or amend the Pubco Organizational Documents outside of a duly called special or annual meeting of the stockholders of Pubco. Further, the FAST II Board believes continuing to limit stockholders’ ability to act by written consent will reduce the time and effort the Pubco Board and Pubco’s management would need to devote to stockholder proposals, which time and effort could distract Pubco’s directors and management from other important company business.

In addition, the elimination of the stockholders’ ability to act by written consent may have certain anti-takeover effects by forcing a potential acquirer to take control of the Pubco Board only at a duly called special or annual meeting. However, this proposal is not in response to any effort of which FAST II is aware to obtain control of Pubco, and FAST II and its management do not presently intend to propose other anti-takeover measures in future proxy solicitations. Further, the FAST II Board does not believe that the effects of the elimination of stockholder action by written consent will create a significant impediment to a tender offer or other effort to take control of Pubco. Inclusion of these provisions in the Pubco Organizational Documents might also increase the likelihood that a potential acquirer would negotiate the terms of any proposed transaction with the Pubco Board and, as a result, help protect stockholders from the use of abusive and coercive takeover tactics.

Special Meetings of Stockholders (Proposal 2E)

Under the Pubco Organizational Documents, Pubco’s stockholders will not have the right to call a special meeting after such time as the holders of the Pubco Class B Common Stock cease to own a majority of the total voting power of stock entitled to vote generally in election of directors. Limiting stockholders’ ability to call a special meeting limits the opportunities for minority shareholders to remove directors, amend organizational documents or take other actions without the Pubco Board’s consent or to call a special meeting to otherwise advance minority shareholders’ agenda.

Amendment of the Charter (Proposal 2F)

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of Pubco’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to certain provisions of the Pubco Charter is intended to protect key provisions of the Pubco Charter from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Amendment of the Bylaws (Proposal 2G)

Requiring the approval by affirmative vote of holders of at least 66 2/3% of the voting power of Pubco’s then-outstanding shares of capital stock entitled to vote in an election of directors to make any amendment to the Pubco Bylaws not approved by the Pubco Board is intended to protect key provisions of the Pubco Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Provisions Related to Status as Blank Check Company (Proposal 2H)

The elimination of certain provisions related to FAST II’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, certain provisions in the FAST II Organizational Documents require that proceeds from the FAST II IPO be held in the Trust Fund until a business combination or redemption of 100% of the offering shares (as defined in the FAST II Charter) has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Pubco Organizational Documents.

Vote Required for Approval

The approval of each of the Pubco Organizational Documents Advisory Proposals requires the affirmative vote of a majority of the votes cast by the holders of FAST II Common Stock, present in person (which includes presence at a virtual meeting) or represented by proxy, voting as a single class.

Failure to submit a proxy or to vote in person (which includes presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Pubco Organizational Documents Advisory Proposals.

The Business Combination is not conditioned upon the approval of any of the Pubco Organizational Documents Advisory Proposals.

Recommendation of FAST II Board

THE FAST II BOARD UNANIMOUSLY RECOMMENDS THAT FAST II STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE PUBCO ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the FAST II Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are insufficient votes to approve the Business Combination Proposal. In no event will the FAST II Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the FAST II Charter and Delaware law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by stockholders, the FAST II Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. If FAST II does not consummate the Business Combination and fails to complete an initial business combination during the Combination Period, FAST II will be required to dissolve and liquidate its Trust Fund by returning the then remaining funds in such account to its public stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the holders of FAST II Common Stock, present in person (which includes presence at a virtual meeting) or represented by proxy, voting as a single class.

Failure to submit a proxy or to vote in person (which includes presence at a virtual meeting) at the Special Meeting, abstentions and broker non-votes will have no effect on the Adjournment Proposal.

The Business Combination is not conditioned upon the approval of the Adjournment Proposal.

Recommendation of the Board of Directors

THE FAST II BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE FAST II STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations applicable to holders of FAST II Class A Common Stock and/or FAST II Warrants as a consequence of (i) the SPAC Merger, (ii) the exercise of redemption rights, and (iii) the ownership and disposition of (x) Pubco Class A Common Stock, (y) Pubco Series A Preferred Stock, and (z) Pubco Warrants. With respect to the ownership and disposition of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants, this discussion is limited to (x) Pubco Class A Common Stock and Pubco Series A Preferred Stock received in connection with the SPAC Merger or as a result of exercising Pubco Warrants received in connection with the SPAC Merger and (y) Pubco Warrants received in connection with the SPAC Merger. This discussion only applies to investors that hold their FAST II Class A Common Stock and/or FAST II Warrants, and that will hold their Pubco Class A Common Stock, Pubco Series A Preferred Stock, and/or Pubco Warrants, as the case may be, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances or status including:

•        the Sponsor and its affiliates;

•        holders of FAST II Class B Common Stock or FAST II Private Placement Warrants;

•        Infinite Acquisitions;

•        investors that directly or indirectly hold equity interests in the Company prior to the Transactions, including any holders of FAST II Class A Common Stock or FAST II Warrants that also hold, directly or indirectly, equity interests in the Company;

•        banks, financial institutions, or financial services entities;

•        broker-dealers;

•        S corporations;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        tax-qualified retirement plans;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of FAST II’s (and after the SPAC Merger, Pubco’s) voting stock or five percent or more of the total value of all classes of FAST II’s (and after the SPAC Merger, Pubco’s) stock (except as specifically addressed below);

•        persons that acquired FAST II’s (and after the SPAC Merger, Pubco’s) securities pursuant to an exercise of employee share options, in connection with employee share incentive plans, or otherwise as compensation;

•        persons that hold FAST II’s (and after the SPAC Merger, Pubco’s) securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•        persons subject to the alternative minimum tax;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations and passive foreign investment companies; and

•        accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code.

This discussion is based on U.S. federal income tax law as in effect on the date hereof. Such law is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described in this proxy statement/prospectus. There can be no assurance that future legislation, regulations, administrative rulings, or court decisions will not adversely affect the accuracy of the statements in this discussion. FAST II has not sought, and neither FAST II nor Pubco intends to seek, a ruling from the IRS as to any U.S. federal income tax consideration described in this proxy statement/prospectus. The IRS may disagree with the discussion in this proxy statement/prospectus, and its determination may be upheld by a court. Furthermore, this discussion does not address any U.S. federal non-income tax laws, such as gift, estate, or Medicare contribution tax laws, or U.S. state or local or non-U.S. tax laws.

This discussion does not consider the U.S. federal income tax treatment of entities and arrangements treated as partnerships for U.S. federal income tax purposes that hold FAST II Class A Common Stock and/or FAST II Warrants. If a partnership is a beneficial owner of FAST II Class A Common Stock, FAST II Warrants, Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of such partner and the activities of such partner and such partnership. If you are a partnership or a partner in a partnership that holds FAST II Class A Common Stock or FAST II Warrants, or that will hold Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants, you are urged to consult your tax advisor regarding the Business Combination.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER OF FAST II CLASS A COMMON STOCK AND/OR FAST II WARRANTS SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE SPAC MERGER, THE EXERCISE OF REDEMPTION RIGHTS, AND THE OWNERSHIP AND DISPOSITION OF SHARES OF PUBCO CLASS A COMMON STOCK, PUBCO SERIES A PREFERRED STOCK, AND PUBCO WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, because a FAST II Unit, which consists of one share of FAST II Class A Common Stock and one-quarter of one FAST II Warrant, with one whole FAST II Warrant representing the right to acquire one share of FAST II Class A Common Stock, is separable at the option of the holder of such FAST II Unit, FAST II is treating any share of FAST II Class A Common Stock and one-quarter of one FAST II Warrant held in the form of a single FAST II Unit as separate instruments and is assuming that such FAST II Unit will not be treated as an integrated instrument for U.S. federal income tax purposes. Accordingly, the cancellation or separation of such FAST II Units in connection with the consummation of the SPAC Merger or the exercise of redemption rights should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

U.S. Holders

As used in this proxy statement/prospectus, a “U.S. Holder” is a beneficial owner of FAST II Class A Common Stock, FAST II Warrants, Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants, as applicable, and is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

The following describes U.S. federal income tax considerations to a U.S. Holder relating to (i) the SPAC Merger, (ii) the exercise of redemption rights and (iii) after the SPAC Merger, the ownership and disposition of shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants.

Effects of the SPAC Merger on U.S. Holders

FAST II has received a tax opinion from Gibson, Dunn & Crutcher LLP, U.S. tax counsel to FAST II, to the effect that, under currently applicable U.S. federal income tax law, (1) the SPAC Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”) and (2) the conversion of FAST II Class A Common Stock into Pubco Class A Common Stock (including the Additional SPAC Share Consideration) and Pubco Series A Preferred Stock (i.e., the Conversion) will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code (a “recapitalization”). Accordingly, unless otherwise noted in the following discussion, and subject to the limitations, qualifications, and assumptions described herein and set forth in the opinion filed as Exhibit 8.1 hereto, the discussion in this subsection titled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Effects of the SPAC Merger on U.S. Holders” constitutes the opinion of Gibson, Dunn & Crutcher LLP, counsel to FAST II, insofar as it contains legal conclusions with respect to matters of U.S. federal income tax law.

For U.S. federal income tax purposes, (i) U.S. Holders should not recognize gain or loss in respect of their FAST II Class A Common Stock or FAST II Warrants as a result of the SPAC Merger and (ii) the SPAC Merger should be treated as if FAST II (A) transferred all of its assets and liabilities to Pubco in exchange for all of the outstanding stock and warrants of Pubco and then (B) distributed the stock and warrants of Pubco to the shareholders and warrant holders of FAST II in liquidation of FAST II.

For U.S. federal income tax purposes, (i) a U.S. Holder’s tax basis in each 0.5 share of Pubco Class A Common Stock and 0.5 share of Pubco Series A Preferred Stock received in the SPAC Merger should be the same as its tax basis in the share of FAST II Class A Common Stock surrendered in exchange therefor and should be allocated between the Pubco Class A Common Stock and the Pubco Series A Preferred Stock based on their respective fair market values on the date of the SPAC Merger, (ii) the holding period for 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock should include such U.S. Holder’s holding period for the share of FAST II Class A Common Stock surrendered in exchange therefor, (iii) a U.S. Holder’s tax basis in a Pubco Warrant received in the SPAC Merger should be the same as its tax basis in the FAST II Warrant surrendered in exchange therefor, and (iv) the holding period for a Pubco Warrant should include such U.S. Holder’s holding period for the FAST II Warrant surrendered in exchange therefor.

Effects to U.S. Holders of Exercising Redemption Rights

The U.S. federal income tax consequences to a U.S. Holder of FAST II Class A Common Stock that elects to have their shares of FAST II Class A Common Stock redeemed for cash will depend on whether the redemption qualifies as a sale of FAST II Class A Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s redeemed FAST II Class A Common Stock, such U.S. Holder generally will be treated in the manner described under “— Sale, Exchange or Other Disposition of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants” below.

A redemption of FAST II Class A Common Stock generally will qualify as a sale of such FAST II Class A Common Stock if such redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in FAST II or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only FAST II stock actually owned by such U.S. Holder, but also FAST II stock that is constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to FAST II stock such U.S. Holder owns directly, FAST II stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any FAST II stock such U.S. Holder has a right to acquire by exercise of an option, which generally includes FAST II Class A Common Stock that could be acquired pursuant to the exercise of FAST II Warrants.

The redemption of FAST II Class A Common Stock generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of FAST II’s outstanding voting stock that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80 percent of the percentage of FAST II’s outstanding voting stock that such U.S. Holder actually or constructively owned immediately before the redemption, and such U.S. Holder immediately after the redemption actually and constructively owned less than 50 percent of the total combined voting power of FAST II stock.

There will be a “complete termination” of such U.S. Holder’s interest if either (i) all FAST II stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all FAST II stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of FAST II stock owned by certain family members and such U.S. Holder does not constructively own any other shares of FAST II stock.

The redemption of FAST II Class A Common Stock will not be “essentially equivalent to a dividend” if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in FAST II. Whether the redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to such U.S. Holder. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to such FAST II Class A Common Stock, the U.S. federal income tax consequences of which are described generally with respect to Pubco Class A Common Stock under “— Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed FAST II Class A Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining FAST II Class A Common Stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its FAST II Warrants or possibly in other FAST II securities constructively owned by the U.S. Holder.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR FAST II CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock

In general, distributions with respect to the Pubco Class A Common Stock or the Pubco Series A Preferred Stock, as applicable (other than distributions on the Pubco Series A Preferred Stock in the form of additional Pubco Series A Preferred Stock, described below in “— Distributions of Additional Pubco Series A Preferred Stock on the Pubco Series A Preferred Stock”), will be subject to tax as dividends to the extent paid out of Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds Pubco’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s Pubco Class A Common Stock or Pubco Series A Preferred Stock, as applicable. The amount of any remaining excess will be subject to tax as capital gain recognized on a sale or exchange as described below under “U.S. Holders — Sale, Exchange or Other Dispositions of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its basis in the shares of stock in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares of stock in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Distributions of Additional Shares of Pubco Series A Preferred Stock on the Pubco Series A Preferred Stock

If Pubco makes a distribution on the Pubco Series A Preferred Stock in the form of additional Pubco Series A Preferred Stock, the tax treatment to a U.S. Holder that receives such distribution will depend on whether (a) the Pubco Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations and (b) Pubco has outstanding indebtedness that is convertible into common stock, other equity-linked securities, or any class of stock in which the holders of the Pubco Series A Preferred Stock do not participate in dividends, and cash payments are made or accrued on such instruments (any such circumstance, the “Other Equity Situation”). Pubco believes that the Pubco Series A Preferred Stock will be treated as participating in corporate growth to a significant extent and, unless otherwise noted, this summary assumes that such treatment applies. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Pubco Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations. In general, a U.S. Holder is bound by Pubco’s determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the Pubco Series A Preferred Stock.

Assuming that Pubco does not have any Other Equity Situation, a distribution on the Pubco Series A Preferred Stock in the form of additional Pubco Series A Preferred Stock is, while not free from doubt, expected to be tax-free to the U.S. Holder receiving such distribution. A U.S. Holder’s existing tax basis in the Pubco Series A Preferred Stock in such case will be allocated between its existing Pubco Series A Preferred Stock and the additional Pubco Series A Preferred Stock based on their relative fair market values on the date of the distribution. Such U.S. Holder’s holding period for such additional Pubco Series A Preferred Stock will generally include the period during which its existing Pubco Series A Preferred Stock was held prior to the distribution. If the IRS were to disagree with the above position, however, the fair market value of the additional Pubco Series A Preferred Stock would be treated as a taxable distribution to the U.S. Holder receiving such distribution, as described above in “— Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock.”

If any Other Equity Situation occurs, the tax treatment of a distribution on the Pubco Series A Preferred Stock in the form of additional Pubco Series A Preferred Stock is not entirely clear. Such a distribution may be a taxable distribution to the U.S. Holder receiving such distribution, as described above in “— Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock.” Alternatively, such a distribution may be a tax-free distribution, as described in the previous paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if any Other Equity Situation occurs.

If the Pubco Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not any Other Equity Situation exists, the fair market value of the additional Pubco Series A Preferred Stock will be treated as a taxable distribution to the U.S. Holder receiving such distribution, as described above in “— Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock.” A U.S. Holder’s tax basis in such additional Pubco Series A Preferred Stock will equal the fair market value of the additional Pubco Series A Preferred Stock on the distribution date, and such U.S. Holder’s holding period for such additional Pubco Series A Preferred Stock will begin on the day following the distribution date.

Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Pubco Series A Preferred Stock

The terms of the Pubco Series A Preferred Stock provide for an adjustment to the conversion rate in certain circumstances. An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Pubco Series A Preferred Stock would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (e.g., through a decrease to the conversion rate) as a result of a distribution of cash or other property to the U.S. Holders of shares of Pubco Class A Common Stock which is taxable to them as described under “— Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock” above. Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holder of the Pubco Series A Preferred Stock received a cash distribution from Pubco equal to the fair market value of such increased interest. In addition, in certain circumstances, a failure to adjust the conversion rate could also result in the U.S. Holders of the Pubco Series A Preferred Stock being treated as receiving a constructive distribution from

Pubco. The rules governing constructive distributions as a result of certain adjustments with respect to Pubco Series A Preferred Stock are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to Pubco Series A Preferred Stock.

Conversion of Pubco Series A Preferred Stock into Pubco Class A Common Stock

A U.S. Holder will generally not recognize gain or loss upon the conversion of the Pubco Series A Preferred Stock into shares of Pubco Class A Common Stock, except that a U.S. Holder’s receipt of cash in lieu of a fractional share of Pubco Class A Common Stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of Pubco Class A Common Stock and the U.S. Holder’s tax basis in the fractional share of Pubco Class A Common Stock) that is taxable as described below under “— Sale, Exchange or Other Disposition of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants.”

A U.S. Holder’s basis in shares of Pubco Class A Common Stock received upon conversion of the Pubco Series A Preferred Stock (and any fractional shares of Pubco Class A Common Stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Pubco Series A Preferred Stock and the holding period of such shares of Pubco Class A Common Stock will include the holding period of the converted shares of Pubco Series A Preferred Stock.

Sale, Exchange or Other Disposition of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants

Upon a sale, exchange or other taxable disposition of Pubco Series A Preferred Stock, the tax treatment to a U.S. Holder will depend on whether (a) the Pubco Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations and (b) any Other Equity Situation applies. Pubco believes that the Pubco Series A Preferred Stock will be treated as participating in corporate growth to a significant extent and, unless otherwise noted, this summary assumes that such treatment applies. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Pubco Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations. In general, a U.S. Holder is bound by Pubco’s determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the Pubco Series A Preferred Stock.

Upon a sale, exchange or other taxable disposition of shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants, which, in general, would include a redemption of Pubco Warrants that is treated as a sale of such securities as described below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the FAST II Class A Common Stock described in this proxy statement/prospectus may have suspended the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants so disposed of. See “— Effects of the SPAC Merger on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and/or Pubco Warrants following the SPAC Merger. See “— Exercise, Lapse or Redemption of Pubco Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Pubco Class A Common Stock acquired pursuant to the exercise of a Pubco Warrant.

Exercise, Lapse or Redemption of Pubco Warrants

The tax consequences to a U.S. Holder of the acquisition of Pubco Class A Common Stock upon the exercise of a Pubco Warrant are complex and uncertain, and may depend upon whether the Pubco Warrant is exercised for cash or on a cashless basis. A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Pubco

Class A Common Stock upon exercise of a Pubco Warrant for cash. The U.S. Holder’s tax basis in the share of Pubco Class A Common Stock received upon exercise of the Pubco Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial investment in the Pubco Warrant and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Pubco Class A Common Stock received upon exercise of the Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Pubco Warrants. If a Pubco Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Warrant.

The tax consequences of a cashless exercise of a Pubco Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the Pubco Class A Common Stock received would equal the holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Pubco Class A Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Class A Common Stock would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Pubco Warrants equal to the number of shares of Pubco Class A Common Stock having a value equal to the exercise price for the total number of Pubco Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Pubco Class A Common Stock received in respect of the Pubco Warrants deemed surrendered and the U.S. Holder’s tax basis in the Pubco Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Pubco Class A Common Stock received would equal the sum of the U.S. Holder’s initial investment in the Pubco Warrants deemed exercised and the exercise price of such Pubco Warrants. In addition, if Pubco redeems Pubco Warrants for cash and a U.S. Holder exercises its Pubco Warrant on a cashless basis and receives the amount of Pubco Class A Common Stock as determined by reference to the table set forth in the FAST II Warrant Agreement, it is also possible that such cashless exercise could be characterized as a redemption of Pubco Warrants for Pubco Class A Common Stock for tax purposes in a taxable exchange in which gain or loss would be recognized with respect to all of the Pubco Warrants so exercised. In either case, it is unclear whether a U.S. Holder’s holding period for the Pubco Class A Common Stock would commence on the date following the date of exercise or on the date of exercise of the Pubco Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Pubco Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Pubco Class A Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If Pubco redeems Pubco Warrants for cash or if it purchases Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Disposition of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants.”

Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Pubco Warrants

The terms of each Pubco Warrant provide for an adjustment to the exercise price of the Pubco Warrant or an increase in the shares of Pubco Class A Common Stock issuable on exercise in certain circumstances discussed in “Description of Pubco Securities after the Business Combination — Warrants — Anti-Dilution Adjustments.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Pubco Warrants would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of Pubco Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of Pubco Class A Common

Stock which is taxable to them as described under “— Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock” above. For example, U.S. Holders of Pubco Warrants would generally be treated as receiving a constructive distribution from Pubco where the exercise price of the Pubco Warrants is reduced in connection with the payment of certain dividends as described in “Description of Pubco Securities after the Business Combination — Warrants — Anti-Dilution Adjustments.” In addition, in certain circumstances, a failure to adjust the conversion rate could also result in the U.S. Holders of the Pubco Warrants being treated as receiving a constructive distribution from Pubco. Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holder of the Pubco Warrant received a cash distribution from Pubco equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a Pubco Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Pubco Warrant.

Non-U.S. Holders

As used in this proxy statement/prospectus, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes) of FAST II Class A Common Stock, FAST II Warrants, Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants, as applicable, that is not a U.S. Holder.

The following describes U.S. federal income tax considerations to a non-U.S. Holder relating to (i) the SPAC Merger, (ii) the exercise of redemption rights and (iii) after the SPAC Merger, the ownership and disposition of shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants.

Effects of the SPAC Merger on Non-U.S. Holders

FAST II does not expect the SPAC Merger to result in any adverse U.S. federal income tax consequences to non-U.S. Holders of FAST II Class A Common Stock or FAST II Warrants.

For U.S. federal income tax purposes, (i) a non-U.S. Holder’s tax basis in each 0.5 share of Pubco Class A Common Stock and 0.5 share of Pubco Series A Preferred Stock received in the SPAC Merger should be the same as its tax basis in the share of FAST II Class A Common Stock surrendered in exchange therefor and should be allocated between the Pubco Class A Common Stock and the Pubco Series A Preferred Stock based on their respective fair market values on the date of the SPAC Merger, (ii) the holding period for 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock should include such non-U.S. Holder’s holding period for the share of FAST II Class A Common Stock surrendered in exchange therefor, (iii) a non-U.S. Holder’s tax basis in a Pubco Warrant received in the SPAC Merger should be the same as its tax basis in the FAST II Warrant surrendered in exchange therefor, and (iv) the holding period for a Pubco Warrant should include such non-U.S. Holder’s holding period for the FAST II Warrant surrendered in exchange therefor.

Effects to Non-U.S. Holders of Exercising Redemption Rights

The characterization for U.S. federal income tax purposes of the redemption of a non-U.S. Holder’s FAST II Class A Common Stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s FAST II Class A Common Stock, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights,” and the corresponding consequences will be as described below.

Redemptions Treated as a Sale or Exchange

In general, if a non-U.S. Holder that elects to have its shares of FAST II Class A Common Stock redeemed for cash and such redemption is treated as a sale or exchange under Section 302 of the Code, such non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on such redemption unless:

(i)     such non-U.S. Holder is an individual that is considered to have been present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)    the gain is effectively connected with the conduct of a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” (imposed at a rate of 30% or, if applicable, a lower treaty rate) may also apply; or

(iii)   FAST II is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period for the FAST II Class A Common Stock, and, in the case where a class of FAST II stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of such class of FAST II stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for such class of FAST II stock. There can be no assurance that any class of FAST II stock will be treated as regularly traded on an established securities market for this purpose.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the redemption of shares of FAST II Class A Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, FAST II may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. FAST II will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. FAST II does not believe it is a “U.S. real property holding corporation.” However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether FAST II will be a U.S. real property holding corporation with respect to a non-U.S. Holder immediately prior to the SPAC Merger.

Redemptions Treated as a Dividend

With respect to any redemption treated as a distribution under Section 301 of the Code, the distribution will constitute a dividend to the extent paid out of FAST II’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Provided such dividend is not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, FAST II will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of FAST II Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the FAST II Class A Common Stock, which will be treated as described above under “— Effects to Non-U.S. Holders of Exercising Redemption Rights — Redemptions Treated as a Sale or Exchange.”

This withholding tax does not apply to dividends paid to a non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or, if applicable, a lower treaty rate).

Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock

In general, distributions with respect to the Pubco Class A Common Stock or the Pubco Series A Preferred Stock, as applicable (other than distributions on the Pubco Series A Preferred Stock in the form of additional Pubco Series A Preferred Stock, described below in “Non-U.S. Holders — Distributions of Additional Pubco Series A Preferred Stock on the Pubco Series A Preferred Stock”), will be subject to tax as dividends to the extent paid out of Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a non-U.S. Holder as ordinary income on the day actually or constructively received by such holder. To the extent that the amount of any distribution exceeds Pubco’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a non-U.S. Holder’s Pubco Class A

Common Stock or Pubco Series A Preferred Stock, as applicable. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under “— Sale, Exchange or Other Disposition of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants.”

Taxable dividends paid to a non-U.S. Holder of the Pubco Class A Common Stock or the Pubco Series A Preferred Stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. Holder of the Pubco Class A Common Stock or the Pubco Series A Preferred Stock who wishes to claim the benefits of an applicable income tax treaty will be required to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals or that hold their interests through certain intermediaries.

A non-U.S. Holder of Pubco Class A Common Stock or Pubco Series A Preferred Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Distributions of Additional Pubco Series A Preferred Stock on the Pubco Series A Preferred Stock

If Pubco makes a distribution on the Pubco Series A Preferred Stock in the form of additional Pubco Series A Preferred Stock, the tax treatment to a non-U.S. Holder receiving such distribution will depend on whether (a) the Pubco Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under applicable Treasury Regulations and (b) any Other Equity Situation occurs, in each case, as discussed above in “U.S. Holders — Distributions of Additional Pubco Series A Preferred Stock on the Pubco Series A Preferred Stock.” Pubco believes that the Pubco Series A Preferred Stock will be treated as participating in corporate growth to a significant extent. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Pubco Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a non-U.S. Holder is bound by our determination, unless the non-U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the Pubco Series A Preferred Stock.

Assuming that the Pubco Series A Preferred Stock is treated as participating in corporate growth to a significant extent, a distribution on the Pubco Series A Preferred Stock in the form of additional Pubco Series A Preferred Stock, while not free from doubt, is expected to be tax-free to a non-U.S. Holder receiving such distribution unless any Other Equity Situation occurs. However, if the Pubco Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not the Other Equity Situation occurs, or if the IRS were to disagree with Pubco’s position regarding any Other Equity Situation, the fair market value of the additional Pubco Series A Preferred Stock will be treated as a taxable distribution to the non-U.S. Holder, as described above in “— Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock.” Assuming that the Pubco Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if any Other Equity Situation occurs, it is unclear whether the distribution will be tax-free to a non-U.S. Holder or will be treated as a taxable distribution to the non-U.S. Holder, as described above in “— Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock.” Any withholding obligation imposed on a taxable distribution of Pubco Series A Preferred Stock will reduce the amount of Pubco Series A Preferred Stock distributed to such holder by 30% unless the applicable withholding rate is reduced or eliminated by an applicable tax treaty.

Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Pubco Series A Preferred Stock

The terms of the Pubco Series A Preferred Stock provide for an adjustment to the conversion rate in certain circumstances. An adjustment which has the effect of preventing dilution generally is not taxable. The non-U.S. Holders of the Pubco Series A Preferred Stock would, however, be treated as receiving a constructive distribution from Pubco if, for example, the adjustment increases the non-U.S. Holder’s proportionate interest in Pubco’s assets or earnings and profits (e.g., through a decrease to the conversion rate) as a result of a distribution of cash or other property to the non-U.S. Holders of shares of Pubco Class A Common Stock which is taxable to them as described under “— Distributions on the Pubco Class A Common Stock or the Pubco Series A Preferred Stock” above. Such constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax in the same manner as if the non-U.S. Holder of the Pubco Series A Preferred Stock received a cash distribution from Pubco equal to the fair market value of such increased interest. In addition, in certain circumstances, a failure to adjust the conversion rate could also result in the non-U.S. Holders of the Pubco Series A Preferred Stock being treated as receiving a constructive distribution from Pubco. The rules governing constructive distributions as a result of certain adjustments with respect to Pubco Series A Preferred Stock are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to Pubco Series A Preferred Stock.

Conversion of Pubco Series A Preferred Stock into Pubco Class A Common Stock

A non-U.S. Holder will generally not recognize gain or loss in respect of the receipt of Pubco Class A Common Stock upon the conversion of the Pubco Series A Preferred Stock. A non-U.S. Holder’s receipt of cash in lieu of a fractional share of Pubco Class A Common Stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of Pubco Class A Common Stock and the non-U.S. Holder’s tax basis in the fractional share of Pubco Class A Common Stock), which will be treated as described below under “— Sale, Exchange or Other Disposition of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants.”

Sale, Exchange or Other Disposition of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other disposition of shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock or Pubco Warrants unless:

(i)     such non-U.S. Holder is an individual that is considered to have been present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)    the gain is effectively connected with the conduct of a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” (imposed at a rate of 30% or, if applicable, a lower treaty rate) may also apply; or

(iii)   Pubco is or has been a “United States real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, and, in the case where a class of Pubco stock is regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of such class of Pubco stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of such class of Pubco stock. If any class of Pubco stock is considered to be regularly traded, special rules apply in the case of a disposition of shares of another class of Pubco stock that is not considered to be regularly traded and in the case of a disposition of Pubco Warrants. There can be no assurance that any class of Pubco stock will be treated as regularly traded on an established securities market for this purpose.

If paragraph (iii) above applies to a non-U.S. Holder, gain recognized by such non-U.S. Holder on the sale, exchange, or other disposition of shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock or Pubco Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock or Pubco Warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. Pubco will be classified as a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Pubco does not expect it to be classified as a “U.S. real property holding corporation” following the SPAC Merger. However, such determination is factual and in nature and subject to change and no assurance can be provided as to whether Pubco will be a U.S. real property holding corporation with respect to a non-U.S. Holder following the SPAC Merger or at any future time.

Exercise, Lapse or Redemption of Pubco Warrants

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Pubco Warrant, or the lapse of a Pubco Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Pubco Warrant held by a U.S. Holder, as described above under “U.S. Holders — Exercise, Lapse or Redemption of Pubco Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants.” If Pubco redeems Pubco Warrants for cash or if it purchases Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition by the non-U.S. Holder of its Pubco Warrants, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Disposition of Shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants.”

Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Pubco Warrants

The terms of each Pubco Warrant provide for an adjustment to the exercise price of the Pubco Warrant or an increase in the shares of Pubco Class A Common Stock issuable on exercise in certain circumstances discussed in “Description of Pubco Securities after the Business Combination — Warrants — Anti-Dilution Adjustments.” As described above under “U.S. Holders — Possible Constructive Distributions by Reason of Adjustment of Conversion Rate on Pubco Warrants,” certain adjustments with respect to the Pubco Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. Holder received a cash distribution from Pubco equal to the fair market value of such increased interest. In addition, in certain circumstances, a failure to adjust the conversion rate could also result in the non-U.S. Holders of the Pubco Warrants being treated as receiving a constructive distribution from Pubco. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Pubco Warrants or other property subsequently paid or credited to such holder. The rules governing constructive distributions as a result of certain adjustments with respect to a Pubco Warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences any such constructive distribution with respect to a Pubco Warrant.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of shares of Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Warrants, and U.S. backup withholding on such payments may be possible. Backup withholding generally will not apply, however, to a U.S. Holder if the U.S. Holder is a corporation or other exempt recipient or the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished by such holder to the IRS in a timely manner.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including FAST II Class A Common Stock, FAST II Warrants, Pubco Class A Common Stock, Pubco Series A Preferred Stock, and Pubco Warrants) that are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which FAST II Class A Common Stock, FAST II Warrants, Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of FAST II Class A Common Stock, FAST II Warrants, Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

All investors should consult their tax advisors regarding the possible implications of FATCA on their investment in FAST II Class A Common Stock, FAST II Warrants, Pubco Class A Common Stock, Pubco Series A Preferred Stock, or Pubco Warrants.

INFORMATION ABOUT FAST II

Introduction

FAST II is a blank check company incorporated in Delaware on December 30, 2020. The company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Original Merger Agreement, FAST II’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.

Initial Public Offering

FAST II has neither engaged in any operations unrelated to its proposed business combination or its search for business combination candidates nor generated any revenue to date. Based on FAST II’s business activities, FAST II is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On March 18, 2021, FAST II consummated its initial public offering of 20,000,000 FAST II Units at $10.00 per FAST II Unit, generating gross proceeds of $200.0 million. FAST II granted the underwriters in the initial public offering a 45-day option to purchase up to 3,000,000 additional FAST II Units to cover over-allotments, if any. The underwriters exercised the over-allotment option in part, and on March 26, 2021, purchased 2,233,687 additional FAST II Units at the initial public offering price at $10.00 per FAST II Unit, generating additional gross proceeds of approximately $22.3 million.

Simultaneously with the closing of the initial public offering, FAST II completed the private placement of 4,000,000 FAST II Private Placement Warrants at a price of $1.50 per FAST II Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. FAST II consummated a second closing of the private placement simultaneously with the closing of the over-allotment on March 26, 2021, for an additional 297,825 FAST II Private Placement Warrants at a price of $1.50 per FAST II Private Placement Warrant, generating proceeds of approximately $0.4 million. The FAST II Private Placement Warrants are identical to the warrants included in the FAST II Units sold in the initial public offering, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they (including the shares of FAST II Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 180 days after FAST II completes its initial business combination and (ii) they may be exercised by the holders on a cashless basis.

On January 6, 2021, the Sponsor purchased 5,750,000 Founder Shares for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of FAST II’s issued and outstanding shares after the initial public offering. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional FAST II Units, for a total of 22,233,687 FAST II Units and the Sponsor forfeited 191,578 shares of FAST II Class B Common Stock.

Upon the closing of the initial public offering, the over-allotment, and the private placement, $222.3 million ($10.00 per Unit) of the net proceeds of the sale of the FAST II Units in the initial public offering, the over-allotment and of the FAST II Private Placement Warrants in the private placement were placed in a Trust Fund located in the United States at JP Morgan Chase Bank, N.A. with Continental, as trustee, and were invested in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by FAST II, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Fund as described below.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $7,781,791 in underwriting discounts and commissions, which amount will be payable to Jefferies LLC under the underwriting agreement upon consummation of a business combination) and approximately $1,150,000 in expenses relating to the initial public offering, approximately $850,000 of the net proceeds of the initial public offering and private placement was not deposited into the Trust Fund and was retained by FAST II for working capital purposes. Under the engagement letter executed between FAST II and Jefferies as of July 11, 2022, as amended as of January 31, 2023, the fees due to Jefferies in lieu of the deferred portion of the underwriting commissions from the FAST II IPO and for acting as financial and capital markets advisor to FAST II will be $7,750,000 (plus the right to receive a number of shares of Pubco Class A Common Stock up to the Maximum Jefferies Earnout and, in certain circumstances, an additional $1 million Discretionary Fee) in the case of the Business Combination between FAST II and the Company. See “Questions and Answers — What Fees Are Payable To Jefferies In Connection With The Business Combination?” for more information.

As of December 31, 2022, FAST II had approximately $552,000 in its operating bank account, approximately $2.3 million of interest available to pay for franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) and a working capital deficit of approximately $2.1 million (not taking into account approximately $93,000 of tax liabilities that may be withdrawn from the Trust Fund and excluding a working capital loan from the Sponsor. As of December 31, 2022, approximately $898,000 had been withdrawn from the Trust Fund to pay taxes.

As of June 15, 2023, FAST II had approximately $390,519 in its operating bank account and $74,536,626 in its Trust Fund (including approximately $2.2 million of interest available to pay for franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses)).

Extension and Charter Amendments

On March 10, 2023, FAST II filed with the Secretary of State of the State of Delaware three amendments to the FAST II Charter:

•        An amendment to change the date by which FAST II must consummate a business combination from March 18, 2023 to June 18, 2023, and to allow FAST II, without another stockholder vote, by resolution of the Company’s board, to elect to further extend this date in one-month increments, up to four additional times (the “Extension Amendment”);

•        An amendment to provide for the right of a holder of Class B common stock of the Company to convert into Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder (the “Founder Share Amendment”); and

•        An amendment to remove the limitation that the Company shall not consummate a business combination if it would cause the Company’s net tangible assets to be less than $5,000,001 and the limitation that the Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Amendment”).

FAST II’s stockholders approved the Extension Amendment, Founder Share Amendment and Redemption Limitation Amendment at a special meeting of stockholders of FAST II on March 3, 2023.

On March 13, FAST II instructed Continental, as trustee of the Trust Fund, to liquidate the U.S. government securities or money market funds held in the Trust Fund and to hold all funds in the Trust Fund in an interest-bearing bank deposit account until the earlier of the consummation of the Business Combination or FAST II’s liquidation.

Redemption of Public Shares

In connection with the Extension Amendment, 15,098,178 shares of FAST II Class A Common Stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Immediately following such redemptions, 7,135,509 shares of FAST II Class A Common Stock remain outstanding and approximately $72.42 million remained in the Trust Fund before the deposit of funds by FAST II as described below under “— Trust Account Deposit”.

Trust Account Deposit

In connection with approval of the Extension Amendment and the extension of the date by which FAST II must consummate a business combination to June 18, 2023, FAST II caused $750,000, or approximately $0.1051 per share of FAST II Class A Common Stock outstanding after giving effect to the redemptions disclosed above under “— Redemption of Public Shares”, to be deposited in the Trust Fund. Such funds were provided by Infinite Acquisitions pursuant to a promissory note. On June 9, 2023, the FAST II Board elected to further extend the date by which FAST II must consummate a business combination by one additional month, to July 18, 2023. In connection with this additional one month extension, on June 12, 2023, FAST II caused an additional $250,000, or approximately $0.0350 per share of FAST II Class A Common Stock outstanding, to be deposited in the Trust Fund. Such funds were provided by Infinite Acquisitions pursuant to a promissory note. If FAST II exercises any of the remaining one-month extensions options, FAST II must deposit, for each one-month extension, an amount determined by multiplying $0.05 by the number of Public Shares then outstanding, up to a maximum of $250,000, into the Trust Fund at the beginning of each one-month extension, for an aggregate deposit of up to $1.75 million (if all three additional unexercised extensions are exercised).

Fair Market Value of the Company’s Businesses

FAST II’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into the business combination. FAST II will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. The FAST II Board determined that this test was met in connection with the proposed Business Combination.

Stockholder Approval of Business Combination

Under the FAST II Charter, in connection with any proposed business combination, FAST II must seek stockholder approval of an initial business combination at a meeting called for such purpose at which public stockholders may seek to redeem their Public Shares, subject to the limitations described in the prospectus for the FAST II IPO. Accordingly, in connection with the Business Combination, the FAST II stockholders may seek to redeem the Public Shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with the FAST II IPO, FAST II’s initial stockholders (consisting of the Sponsor) and its directors at the time of the FAST II IPO entered into a letter agreement to vote their shares in favor of the Business Combination Proposal and FAST II also expects them to vote their shares in favor of all other proposals being presented at the Special Meeting. As of the date hereof, FAST II’s initial stockholders own approximately 43.8% of the total outstanding FAST II Common Stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding FAST II or its securities, the initial stockholders, the Company and/or its affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire FAST II Common Stock or vote their FAST II Common Stock in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented for approval at the Special Meeting are approved. Any such purchases of Public Shares and other transactions may, as a result, increase the likelihood of obtaining stockholder approval of the Business Combination. This may result in the completion of FAST II’s Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the initial stockholders for nominal value.

Liquidation if No Business Combination

FAST II has until the end of the Combination Period to complete an initial business combination. If it is unable to complete its initial business combination by that date (or such later date as its stockholders may approve in accordance with the FAST II Charter), FAST II will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the funds held in the Trust Fund and not previously released to it (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of FAST II’s remaining stockholders and its board of directors, liquidate and dissolve, subject, in each case, to FAST II’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the FAST II Private Placement Warrants, which will expire worthless if FAST II fails to complete its initial business combination during the Combination Period.

FAST II’s initial stockholders (consisting of the Sponsor) and its directors and officers have entered into a letter agreement with it, pursuant to which they have waived their rights to liquidating distributions from the Trust Fund with respect to their Founder Shares if FAST II fails to complete its initial business combination within the required time frame. However, if FAST II’s initial stockholders, officers and independent directors acquire Public Shares in or after the initial public offering, they will be entitled to liquidating distributions from the Trust Fund with respect to such Public Shares if FAST II fails to complete its initial business combination during the Combination Period.

The Sponsor and FAST II’s officers and directors have also agreed, pursuant to a written agreement with FAST II, that they will not propose any amendment to the FAST II Charter that would affect the substance or timing of FAST II’s obligation to redeem 100% of the Public Shares if it does not complete its initial business combination during the Combination Period, unless FAST II provides its public stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the funds held in the Trust Fund and not previously released to it to pay its taxes, divided by the number of then issued and outstanding Public Shares.

FAST II expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Fund or working capital loans from the Sponsor, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing the plan of dissolution, to the extent that there is any interest accrued in the Trust Fund not required to pay taxes on interest income earned on the Trust Fund balance, FAST II may request the trustee to release to it an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If FAST II was to expend all of the net proceeds of its initial public offering, other than the proceeds deposited in the Trust Fund, and without taking into account interest, if any, earned on the Trust Fund or other deposits in connection with the Extension, the per-share redemption amount received by stockholders upon its dissolution would be approximately $10.00. The proceeds deposited in the Trust Fund could, however, become subject to the claims of its creditors, which would have higher priority than the claims of its public stockholders. FAST II cannot assure you that the actual per-share redemption amount received by stockholders will not be less than $10.00. While FAST II intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although FAST II will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Fund for the benefit of its public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Fund including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against FAST II’s assets, including the funds held in the Trust Fund. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Fund, FAST II’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where FAST II may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the FAST II IPO and FAST II’s independent registered public accounting firm will not execute agreements with FAST II waiving such claims to the monies held in the Trust Fund. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with FAST II and will not seek recourse against the Trust Fund for any reason. In order to protect the amounts held in the Trust Fund, the Sponsor has agreed that it will be liable to FAST II if and to the extent any claims by a third party for services rendered or products sold to FAST II, or a prospective target business with which FAST II has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Fund to below the lesser of (i) $10.00 per public share and (ii) the actual amount per Public Share held in the Trust Fund as of the date of the liquidation of the Trust Fund, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Fund (whether or not such waiver is enforceable) nor will it apply to any claims under FAST II’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. However, FAST II has not asked the Sponsor to reserve for such indemnification obligations, nor has FAST II independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and FAST II believes that the Sponsor’s only assets are FAST II’s securities. Therefore, FAST II cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Fund, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per public share. In such event, FAST II may not be able to complete the Business Combination, and FAST II’s public stockholders would receive such lesser amount per share in connection with any redemption of their Public Shares. None of FAST II’s officers or directors will indemnify FAST II for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Fund are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Fund as of the date of the liquidation of the Trust Fund if less than $10.00 per public share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, FAST II’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While FAST II currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations to FAST II, it is possible that FAST II’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, FAST II cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

FAST II will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Fund due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm and the underwriters of the FAST II IPO), prospective target businesses or other entities with which it does business execute agreements with FAST II waiving any right, title, interest or claim of any kind in or to monies held in the Trust Fund. The Sponsor will also not be liable as to any claims under FAST II’s indemnity of the underwriters of its initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that FAST II liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Fund could be liable for claims made by creditors.

If FAST II files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Fund could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of FAST II’s stockholders. To the extent any bankruptcy claims deplete the Trust Fund, FAST II cannot assure you it will be able to return $10.00 per share to its public stockholders. Additionally, if FAST II files a bankruptcy petition or an involuntary bankruptcy petition is filed against FAST II that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by FAST II’s stockholders. Furthermore, FAST II’s board may be viewed as having breached its fiduciary duty to FAST II’s creditors and/or having acted in bad faith, and as result exposing FAST II’s board and FAST II to claims of punitive damages, by paying public stockholders from the Trust Fund prior to addressing the claims of creditors. FAST II cannot assure you that claims will not be brought against it for these reasons.

FAST II’s public stockholders will be entitled to receive funds from the Trust Fund only (i) in the event of the redemption of the Public Shares if FAST II does not complete its initial business combination during the Combination Period, (ii) in connection with a stockholder vote to amend the FAST II Charter to modify the substance or timing of FAST II’s obligation to redeem 100% of the Public Shares if it does not complete its initial business combination during the Combination Period or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of FAST II’s initial business combination, and then only in connection with those Public Shares that such stockholder has properly elected to redeem. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Fund. In the event FAST II seeks stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares to FAST II for an applicable pro rata share of the Trust Fund. Such stockholder must have also exercised its redemption rights described above. These provisions of the FAST II Charter, like all provisions of the FAST II Charter, may be amended with a stockholder vote.

Properties

FAST II currently leases its executive offices at 109 Old Branchville Rd., Ridgefield, CT 06877 from the Sponsor. FAST II has agreed to reimburse such entity for office space, secretarial and administrative services provided to members of its management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and FAST II does not pay a third party directly for such services. FAST II believes, based on rents and fees for similar services, that this amount is at least as favorable as it could have obtained from an unaffiliated person. FAST II considers its current office space adequate for its current operations.

Employees

FAST II currently has two executive officers. These individuals are not obligated to devote any specific number of hours to FAST II’s matters but they intend to devote as much of their time as they deem necessary to FAST II’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on the stage of the business combination process it is in. FAST II does not intend to have any full time employees prior to the completion of its initial business combination.

Directors and Executive Officers

FAST II’s directors and executive officers are as follows:

Name	Age	Position
Sandy Beall	72	Chief Executive Officer and Director
Garrett Schreiber	33	Chief Financial Officer
Kevin M. Reddy	65	Chairman
Ramin Arani	52	Director
Alice Elliot	66	Director
Michael Lastoria	43	Director
Steve Kassin	38	Director
Sanjay Chadda	46	Director
Cliff Moskowitz	46	Director

Sandy Beall is a restauranteur and hospitality founder, investor, operator and executive with a dynamic background that spans nearly six decades, dozens of highly successful concepts, and serving as the Chief Executive Officer of a public company for over 25 years. Mr. Beall founded Ruby Tuesday while in college in 1971, growing the concept to 15 units and ultimately selling it to Morrison Inc. in 1982. Post-acquisition, he remained the President and Chief Operating Officer of Ruby Tuesday, ultimately working his way up the organization to becoming Chairman and Chief Executive Officer of Morrison Inc. by 1995. In 1994, he was named Operator of the Year, won the Golden Chain Award from MUFSO, and was named Executive of the Year by Restaurants & Institutions. Under Mr. Beall’s recommendation and guidance, he oversaw the split of Morrison into three public companies, including Ruby Tuesday, Sodexo, and Morrison Health Care. Mr. Beall remained as Chairman and Chief Executive Officer of Ruby Tuesday, overseeing an operation that had grown to more than 800 locations in 46 states, 14 foreign countries and approximately 30,000 employees when he retired from the company. Mr. Beall also co-founded Blackberry Farm in 1975, steadily growing it with his family over the following five decades into one of the premier luxury resorts in the world. It has been recognized by Relais & Chateaux since 1994, as well as named to the Conde Nast Traveler Gold List, Wine Spectator Grand Award, the James Beard Foundation, as well as a number of other highly regarded awards and by industry groups. Mr. Beall is an investor and member of the board of directors of a number of high-growth restaurant and consumer brands, including &pizza, The Meatball Shop, Mexicue, Beyond Sushi and Chow Daddy’s. He is also the Principal of Beall Investments LLC, an investment company. Mr. Beall also served as Chief Executive Officer of FST.

Garrett Schreiber joined RBC Capital Markets in 2012 and left in September 2014 to join Enhanced Capital, a portfolio company of Stone Point Capital, where he raised two tax-credit capitalized investment funds and a SBIC fund. Mr. Schreiber worked on fundraising, underwriting, and reporting efforts both to the limited partners and to government regulators. Mr. Schreiber left Enhanced Capital in May 2017, and in June 2018, he helped launch &vest, overseeing all investment, fundraising, and creative agency operations, and currently serves as a partner at &vest. Mr. Schreiber also served as Chief Financial Officer of Velocity and FST. Mr. Schreiber received a Master of Business Administration from MIT Sloan and a Bachelor of Science in Business Administration from Washington University.

Kevin M. Reddy has served in a variety of operational and executive roles. He began his career with McDonald’s Corporation in 1983 as a regional controller and progressed into positions of escalating responsibility. Following McDonald’s investment in Chipotle in 1998, Mr. Reddy served as Restaurant Support Officer, Chief Operations Officer, and ultimately Chief Operating Officer for Chipotle, overseeing its growth from just 13 units to 420 units in seven years. In April 2005, Mr. Reddy joined Noodles & Company as President and Chief Operating Officer. In 2006, he was named Chief Executive Officer, becoming a member of its board of directors and then Chairman in 2008. He left his position as Chief Executive Officer in July 2016. Since August 2016, Mr. Reddy has been self-employed as an advisor and works closely with investor groups to acquire premium brands in the hospitality sector. In the past few years, he has worked on several large transactions with some of the most sophisticated private equity and family funds. Mr. Reddy also serves on several boards of directors in a variety of roles, including as Chairman of both public and private companies. Mr. Reddy also served as Chairman of FST. Mr. Reddy received a Bachelor of Science from Duquesne University.

Ramin Arani serves on our board of directors as an independent director. Mr. Arani has been the Chief Financial Officer of Vice Media since November 2019 and has decades of experience in fund management and financial operations. Previously, Mr. Arani worked at Fidelity Management & Research Company, where he was an Analyst & Sector Fund Manager from July 1992 to May 2000 and a Portfolio Manager from May 2000 to September 2018. Most recently, he managed the Fidelity Puritan Fund, achieving top 5% performance relative to industry peers. His financial experience spans a variety of sectors, including media, technology, health care, real estate, retail, aerospace and defense. Mr. Arani has served on several company boards, including Legendary Pictures, Rent the Runway, Goop, Rumble Boxing and Sakara Life, and currently serves on the board of directors of LiveXLive Media, Inc. and Brunello Cucinelli S.p.A. Mr. Arani also served as a director on the boards of Velocity and FST. Mr. Arani holds a Bachelor of Arts from Tufts University.

Alice Elliot serves on our board of directors as an independent director. Ms. Elliot is the founder and Chief Executive Officer of The Elliot Group, a widely respected executive recruitment agency in the restaurant and hospitality industry, where she has worked since February 1988. Nationally recognized as one of the leading advisors in executive search, human resources, and leadership, Ms. Elliot has been featured in QSR Magazine’s “20 Most Influential Restaurant Leaders,” Nation’s Restaurant News’ “50 Most Powerful People in Foodservice,” and on “CBS This Morning Saturday.” She has also been a featured speaker on Bloomberg Radio, focusing on business trends and innovation. In addition, Ms. Elliot has spoken at many industry highlights and is the recipient of several awards, including the coveted Women’s Foodservice Forum “Trailblazer” award, and the prestigious Roundtable for Women in Foodservice “Pacesetter Award.” She sits on the Board of Trustees of The Culinary Institute of America, and was inducted into the National Restaurant Association Educational Foundation’s “College of Diplomates” in 2010 for her tireless work in bringing public awareness to the hospitality industry. Ms. Elliot also served as a director on the board of FST. She received a Bachelor of Arts from the University of Colorado at Boulder.

Michael Lastoria serves on our board of directors as an independent director. Michael is a dynamic entrepreneur with a track record of founding, scaling and exiting a variety of businesses. In 2002, at the age of 22, Mr. Lastoria founded his first company, Innovation Ads, an advertising, technology and marketing services firm, as his first job out of college in New York City. In four years, as Founding Chief Executive Officer, he oversaw the rapid growth of the company and its sale to Seaport Capital, a New York-based private equity firm, in 2006. Mr. Lastoria remained the company’s Chief Executive Officer from 2006 to 2009. In 2010, Mr. Lastoria co-founded &pizza, where he currently serves as Chief Executive Officer. At &pizza, Mr. Lastoria has raised over $80.0 million of investment capital and has expanded the purpose-driven chain to 48 locations in six markets. Also in 2010, Mr. Lastoria co-founded JWALK with Mr. Jacob, a full-service creative agency that integrated design with strong business strategy. Mr. Lastoria, along with Mr. Jacob, helped shape JWALK into an industry leader that flew in the face of tradition, specializing in building cult-favorite brands with a bold digital presence. Creatively led and anchored to the bottom line, JWALK grew into a multi-million dollar-a-year business with lifestyle-driven clients. Shiseido Corporation acquired JWALK in March 2017 to bolster the group’s creative excellence and enhance its digital agility. In 2019, Mr. Lastoria and Mr. Jacob co-founded &vest, a hybrid venture fund and branding agency focused on opportunities in the consumer lifestyle space. Mr. Lastoria is a recognized startup leader and vocal advocate in the fight to raise minimum wage to $15.00 an hour, believing that every employee should not only survive, but thrive. He speaks regularly on the value of design thinking, innovation and entrepreneurship. Mr. Lastoria was named one of the Washington Business Journal’s “40 Under 40.” In 2017, he was awarded the Mort Harris Small Business person of the year by the Small Business Council of America. Mr. Lastoria also served as a director on the board of Velocity and served as an advisor to the board of FST.

Steve Kassin serves on our board of directors as an independent director. Steve Kassin is the founder and currently the Managing Partner of Infinity Real Estate, a privately owned developer, owner, and manager of high quality real estate headquartered in New York City. Mr. Kassin founded Infinity Real Estate in August 2005. Under Mr. Kassin’s leadership, Infinity has acquired or developed commercial property representing over $1.5 billion in direct investment transactions across more than 75 projects. During Mr. Kassin’s tenure, Infinity has honed its expertise in the urban multi-family, lodging and retail sectors. His management and growth initiatives have transformed Infinity Real Estate into a national real estate investment company. In October 2015, Steve was named “Fifty Under 40” in Globe Street’s Real Estate Forum publication. He is also an active participant on various industry panels and guest lectures at NYU Stern School of Business and at other educational institutions. Steve currently serves as a member of the NYU Stern Real Estate Advisory Board, chair of the NYU Alumni Council Chair, member of the NAIOP Advisory Board, member of the ICSC Next Generation Committee, member of the Executive Board, and a PREF co-founder. Mr. Kassin also served as a member of the boards of directors of Velocity and FST. Mr. Kassin received a Bachelor of Science from the Stern School of Business at New York University.

Sanjay Chadda serves on our board of directors as an independent director. Sanjay Chadda is the Co-Head of Investment Banking at Canaccord Genuity, which focuses on the broader media, digital advertising and marketing, commerce, information and marketing technology and services industries. Sanjay has led more than 125 transactions during his career and has successfully completed over 50 transactions since the beginning of 2014 alone. He joined Canaccord Genuity through its acquisition of Petsky Prunier in 2019. He focuses on origination, due diligence, marketing, management, and negotiation of both M&A and private placement transactions. Mr. Chadda also served as Chairman of the board of directors of Velocity and served as a director on the board of FST.

Cliff Moskowitz serves on our board of directors as an independent director. Cliff Moskowitz recently completed a role as interim Chief Executive Officer of Outdoor Voices, or OV, a high-growth apparel brand based in Austin, Texas. Mr. Moskowitz spent nine months at OV, where he led a successful restructuring and turnaround of the business. Mr. Moskowitz also helped OV raise approximately $20 million of equity capital during the pandemic. Prior to his role at OV, Mr. Moskowitz was the founder and president of InterLuxe Holdings, a platform to invest in and operate retail, apparel and fashion companies. In his six years at InterLuxe, Mr. Moskowitz reviewed over 250 investment opportunities and executed three investments totaling approximately $100 million of equity capital in the InterLuxe portfolio, including (i) Jason Wu, a luxury womenswear brand located in New York, (ii) A.L.C. an advanced cotemporary womenswear brand based in Los Angeles, and (iii) APP Group, the parent company of two Montreal-based outerwear brands, Mackage and Soia & Kyo. During his time at InterLuxe, Mr. Moskowitz also served as a consultant for SK Holdings, the second largest company in South Korea. Mr. Moskowitz sourced and assisted SK Holdings with three apparel investments totaling over $75 million of equity capital: (i) Alice & Olivia, (ii) Rails, and (iii) a co-invest alongside of InterLuxe in APP Group. In 2019, Mr. Moskowitz joined the board of directors of Full Beauty Brands, a plus-size retail and apparel company owned by Oaktree Capital and Goldman Sachs. Mr. Moskowitz is also currently a member of the board of directors of Solid & Striped, Apotheke and Goodlife Clothing. Mr. Moskowitz has previously been a member of the board of directors of Garretson Resolution Group, Archway Marketing Services, and Versapharm. Mr. Moskowitz has also previously been a Board Observer of SDI Health, Ollie’s Bargain Outlet and Targus. Prior to starting InterLuxe, Mr. Moskowitz worked for several middle-market private equity firms, including Saunders Karp & Megrue, Tailwind Capital and Harvest Partners, and as a Consultant at Bain & Company. Mr. Moskowitz graduate from Princeton University in 1999 and received an M.B.A. from The Wharton School in 2006.

Executive Compensation and Director Compensation

None of FAST II’s executive officers or directors have received any cash compensation for services rendered to FAST II. FAST II has agreed to reimburse an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of FAST II’s management team in an amount not to exceed $15,000 per month in the event such space and/or services are utilized and FAST II does not pay a third party directly for such services. The

Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on FAST II’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. FAST II’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, executive officers or directors, or FAST II’s or their affiliates. Any such payments prior to an initial business combination will be made from (i) funds held outside the Trust Fund or (ii) interest earned on the Trust Fund and released to us to fund FAST II’s working capital.

Committees of the Board of Directors

The FAST II Board has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both the audit committee and the compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of the NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. The charter of each committee is available on FAST II’s website located at www.fastacqii.com.

Audit Committee

The FAST II Board has established an audit committee. Sanjay Chadda, Alice Elliot and Ramin Arani serve as members of the audit committee, and Ramin Arani chairs the audit committee. Under the NYSE listing standards and applicable SEC rules, FAST II is required to have at least three members of the audit committee, all of whom must be independent. Each of Sanjay Chadda, Alice Elliot and Ramin Arani meet the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and the FAST II Board has determined that Ramin Arani qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

FAST II has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of FAST II’s financial statements, (2) FAST II’s compliance with legal and regulatory requirements, (3) FAST II’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of FAST II’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by FAST II;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by FAST II, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm has with FAST II in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss FAST II’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing FAST II’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to FAST II entering into such transaction;

•        reviewing with management, the independent registered public accounting firm, and FAST II’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding FAST II’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

Compensation Committee

The FAST II Board has established a compensation committee. Sanjay Chadda, Alice Elliot and Ramin Arani serve as members of the compensation committee. Under the NYSE listing standards and applicable SEC rules, FAST II is required to have at least two members of the compensation committee, all of whom must be independent. Sanjay Chadda, Alice Elliot and Ramin Arani are independent and Alice Elliot chairs the compensation committee.

FAST II has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to FAST II’s chief executive officer’s compensation, evaluating FAST II’s chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of FAST II’s chief executive officer based on such evaluation;

•        reviewing and making recommendations to the FAST II Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of FAST II’s other officers;

•        reviewing FAST II’s executive compensation policies and plans;

•        implementing and administering FAST II’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with FAST II’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for FAST II’s officers and employees;

•        producing a report on executive compensation to be included in FAST II’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Sponsor of $15,000 per month for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of FAST II’s existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The FAST II Charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Nominating and Corporate Governance Committee

The FAST II Board has established a nominating and corporate governance committee. The members of the nominating and corporate governance are Sanjay Chadda, Alice Elliot and Ramin Arani, and Sanjay Chadda serves as chair of the nominating and corporate governance committee.

FAST II has adopted a nominating and corporate governance committee charter, which details the purpose and responsibilities of the nominating and corporate governance committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the FAST II Board candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

•        developing and recommending to the FAST II Board and overseeing implementation of FAST II’s corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the FAST II Board, its committees, individual directors and management in the governance of the company; and

•        reviewing on a regular basis FAST II’s overall corporate governance and recommending improvements as and when necessary.

The FAST II Charter provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

FAST II has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of FAST II’s business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of FAST II stockholders. Prior to FAST II’s initial business combination, holders of Public Shares will not have the right to recommend director candidates for nomination to the FAST II Board.

Compensation Committee Interlocks and Insider Participation

None of FAST II’s executive officers currently serves, or has served in the past year, as a member of the compensation committee of any entity that has one or more executive officers serving on the FAST II Board.

Number and Terms of Office of Officers and Directors

The FAST II Board currently consists of eight members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to FAST II’s first annual meeting of stockholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, FAST II is not required to hold an annual meeting until one year after its first fiscal year end following its listing on the NYSE. The term of office of the first class of directors, consisting of Sanjay Chadda, Alice Elliot and Steve Kassin, will expire at FAST II’s first annual general meeting. The term of office of the second class of directors, consisting of Kevin M. Reddy, Ramin Arani and Sandy Beall, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Michael Lastoria and Cliff Moskowitz, will expire at the third annual general meeting.

FAST II’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The FAST II Board is authorized to appoint officers as it deems appropriate pursuant to its certificate of incorporation.

Director Independence

The rules of the NYSE require that a majority of the FAST II Board be independent within one year of the FAST II IPO. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). FAST II has six “independent directors” as defined in the NYSE rules and applicable SEC rules. The FAST II Board has determined that each of Ramin Arani, Alice Elliot, Michael Lastoria, Steve Kassin, Sanjay Chadda and Cliff Moskowitz is an “independent director” as defined in the NYSE listing standards and applicable SEC rules. FAST II’s independent directors have regularly scheduled meetings at which only independent directors are present.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against FAST II or any members of its management team in their capacity as such, and FAST II and the members of its management team have not been subject to any such proceeding in the 12 months preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

FAST II has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, FAST II’s annual reports contain consolidated financial statements audited and reported on by FAST II’s independent registered public accounting firm. FAST II has filed with the SEC its Annual Report on Form 10-K for the years ended December 31, 2021 and 2022.

FAST II MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of FAST II’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. In this section, “we,” “us” and “our” refer to FAST II.

Overview

We are a blank check company incorporated in Delaware on December 30, 2020. We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”). We are an emerging growth company and, as such, we are subject to all of the risks associated with emerging growth companies.

Our sponsor is FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the FAST II IPO was declared effective on March 15, 2021. On March 18, 2021, we consummated our initial public offering of 20,000,000 units (the “Units” and, with respect to the FAST II Class A Common Stock included in the Units offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions. We granted the underwriter a 45-day option to purchase up to 3,000,000 additional Units at the FAST II IPO price to cover over-allotments, if any. The underwriter exercised the over-allotment option in part and, on March 26, 2021, we consummated the sale of an additional 2,233,687 Units at the FAST II IPO price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million (the “Over-Allotment”), and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Simultaneously with the closing of the FAST II IPO, we consummated the private placement (“Private Placement”) of 4,000,000 FAST II Private Placement Warrants at a price of $1.50 per FAST II Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. We consummated a second closing of the Private Placement simultaneously with the closing of the Over-Allotment on March 26, 2021, for an additional 297,825 FAST II Private Placement Warrants at a price of $1.50 per FAST II Private Placement Warrants, generating proceeds of approximately $0.4 million.

Upon the closing of the FAST II IPO, the Over-Allotment and the Private Placement, $222.3 million ($10.00 per Unit) of the net proceeds were placed in a Trust Fund located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and were initially invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the Trust Fund as described below. On March 13, 2023, we instructed Continental liquidate the U.S. government treasury obligations or money market funds held in the Trust Fund and thereafter to hold all funds in the Trust Fund in an interest-bearing bank deposit account (i.e., in one or more bank accounts) until the earlier of the consummation of a business combination or FAST II’s liquidation.

Our management has broad discretion with respect to the specific application of the net proceeds of the FAST II IPO and the sale of FAST II Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance that we will be able to complete a business combination successfully. We must complete one or more initial business combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Fund (excluding the amount of any deferred underwriting discount held in the Trust Fund) at the time of the agreement to enter into the initial business combination. However, we will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

If we are unable to complete a business combination during the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest earned on the funds held in the Trust Fund (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Extension and Charter Amendments

On March 10, 2023, FAST II filed with the Secretary of State of the State of Delaware the Extension Amendment, the Founder Share Amendment and the Redemption Limitation Amendment.

FAST II’s stockholders approved the Extension Amendment, the Founder Share Amendment and the Redemption Limitation Amendment at a special meeting of stockholders of FAST II on March 3, 2023. See “Information about FAST II — Extension an Charter Amendments” for a more detailed description of the amendments.

Redemption of Public Shares

In connection with the Extension Amendment, 15,098,178 shares of FAST II Class A Common Stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of FAST II Class A Common Stock remain outstanding and approximately $72.42 million remained in the Trust Fund before the deposit of funds by FAST II as described below under “— Trust Account Deposit”.

Trust Account Deposit

In connection with approval of the Extension Amendment and the extension of the date by which FAST II must consummate a business combination to June 18, 2023, FAST II caused $750,000, or approximately $0.1051 per share of FAST II Class A Common Stock outstanding after giving effect to the redemptions disclosed above under “— Redemption of Public Shares”, to be deposited in the Trust Fund. Such funds were provided by Infinite Acquisitions pursuant to a promissory note.

On June 9, 2023, the FAST II Board elected to further extend the date by which FAST II must consummate a business combination by one additional month, to July 18, 2023. In connection with this additional one month extension, on June 12, 2023, FAST II caused an additional $250,000, or approximately $0.0350 per share of FAST II Class A Common Stock outstanding, to be deposited in the Trust Fund. Such funds were provided by Infinite Acquisitions pursuant to a promissory note.

Without approval of holders of the Public Shares, FAST II may, by resolution of the FAST II Board, if requested by the Sponsor, and upon two business days’ advance notice prior to the Additional Extended Date, extend the Additional Extended Date up to three additional times until October 18, 2023, provided that FAST II deposit into the Trust Fund, for each such additional month, an amount determined by multiplying $0.05 by the number of Public Shares then outstanding, up to a maximum of $250,000, into the Trust Fund at the beginning of each one-month extension, for an aggregate deposit of up to $1.75 million (if all three additional unexercised extensions are exercised).

Amendment to the Amended & Restated Business Combination Agreement

In May and June 2023, the Company and FAST II discussed certain additional amendments to the Merger Agreement. These amendments, among other things, (a) provide a mechanic for the Company Unitholders to directly receive shares of Pubco Class A Common Stock if required to satisfy applicable stock exchange listing standards and (b) adjust the terms of the earnout. On June 25, 2023, the Company, Pubco, Merger Sub and FAST II executed the First Amendment to the A&R Merger Agreement, which (i) gave the Company the right to, at least three (3) business days prior to the Acquisition Merger Date, elect to reclassify a number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time that is necessary to meet initial listing requirements into the right to receive the consideration for each such Company Unit in one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of Pubco Class B Common Stock and New Company Units, (ii) amended the EBITDA earnout milestone for the fourth quarter of 2024 from $28,030,530 to an amount equal to $44,848,848 (which is the Company’s projected annual Pubco EBITDA for 2024) minus the sum of the actual Pubco EBITDA generated in the first, second and third quarters of 2024, (iii) amended the revenue milestone for the fourth quarter of 2024 from $87,577,270 to an amount equal to $140,123,632 (which is the Company’s projected annual Pubco Revenue for 2024) minus the sum of the actual Pubco Revenue generated in the first, second and third quarters of 2024, (iv) reduced the amount of Earnout

Shares corresponding to each of the Pubco Revenue for the fourth quarter of 2024 and Pubco EBITDA earnouts for the fourth quarter of 2024 from 2,500,000 to 1,250,000 and (v) revised the allocation of the Seller Earnout Shares and Earnout Units among the Company Unitholders.

Going Concern Considerations

As of March 31, 2023, we had approximately $675,000 in our operating bank account and a working capital deficit of approximately $3.7 million, not taking into account approximately $50,000 of tax liabilities that may be withdrawn from the Trust Fund and, excluding the balance of working capital loan — related party, at fair value. As of December 31, 2022, we had approximately $552,000 in our operating bank account, and a working capital deficit of approximately $2.1 million.

Our liquidity needs prior to the consummation of the FAST II IPO were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on FAST II’s behalf in exchange for issuance of Founder Shares, and loan proceeds from the Sponsor of $100,000 under a promissory note. We repaid the promissory note from our Sponsor in full upon closing of the FAST II IPO. Subsequent to the consummation of the FAST II IPO, our liquidity through March 31, 2023 has been satisfied through the net proceeds from the consummation of the FAST II IPO and the Private Placement held outside of the Trust Fund and the proceeds from a convertible promissory note (the “Working Capital Loan”) of $600,000. In July 2022, we received another $500,000 under the Working Capital Loan from the Sponsor, for a total of $1.1 million of outstanding principal balance. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the FAST II Private Placement Warrants.

In connection with our management’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that mandatory liquidation, liquidity condition and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. Our management intends to complete the proposed Business Combination with Falcon’s Beyond within the Combination Period. Our Sponsor continues to have cash on hand that could be available for loans to us. Our Sponsor has no obligation to provide further funding to us. Our management believes we could obtain additional funding from our Sponsor.

No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate at the end of the Combination Period. The unaudited condensed financial statements do not include any adjustment that might be necessary if we are unable to continue as a going concern.

Risks and Uncertainties

Our management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements and the specific impact on our financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent FAST II would be subject to the excise tax in connection with a business combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by FAST II and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and FAST II’s ability to complete a business combination. On December 27, 2022, the Treasury Department and Internal Revenue Service (“IRS”) issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the corporate stock repurchase excise tax until the issuance of proposed regulations. The Notice excludes the distributions complete liquidation of a corporation from the base of the excise tax. The Notice also excludes from the scope of the excise tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate.

Results of Operations

Our entire activity from inception to the FAST II IPO was in preparation for our formation and the FAST II IPO, and since the FAST II IPO our search for an initial business combination and actions in furtherance of our proposed business combination with Falcon’s Beyond. We will not be generating any operating revenues until the closing and completion of our initial business combination, at the earliest.

For the three months ended March 31, 2023, we had net income of approximately $2.7 million, which consisted of approximately $2.1 million of a non-operating gain resulting from the change in fair value of derivative warrant liabilities, approximately $0.2 million of change in fair value of working capital loan and convertible promissory note and approximately $2.0 million in income from investments held in our Trust Fund, partially offset by approximately $1.1 million of general and administrative expenses, $45,000 of general and administrative expenses — related party, $50,250 for franchise tax expenses and approximately $413,000 of income tax expenses.

On March 10, 2023, 15,098,178 shares of FAST II Class A Common Stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of FAST II Class A Common Stock remain outstanding and approximately $72.42 million remained in our Trust Fund before the deposit of funds by FAST II in the amount of $750,000, or approximately $0.1051 per share of FAST II Class A Common Stock outstanding after giving effect to the redemptions.

For the three months ended March 31, 2022, we had an income of approximately $5.0 million, which consisted of approximately $5.4 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities, partially offset by approximately $237,000 of general and administrative expenses, $45,000 of general and administrative expenses - related party, approximately $49,000 for franchise tax expenses and approximately $60,000 of loss from investments held in our Trust Fund.

For the year ended December 31, 2022, we had net income of approximately $589,000, which consisted of approximately $2.1 million of a non-operating gain resulting from the change in fair value of derivative warrant liabilities, approximately $5,000 of change in fair value of working capital loan and approximately $3.2 income from investments held in our Trust Fund, partially offset by approximately $3.7 million of general and administrative expenses, $180,000 of general and administrative expenses — related party, approximately $200,000 for franchise tax expenses and approximately $592,000 of income tax expense.

For the year ended December 31, 2021, we had an income of approximately $3.5 million, which consisted of approximately $4.9 million of non-operating gain resulting from the change in fair value of derivative warrant liabilities and approximately $44,000 of income from investments held in our Trust Fund, offset by approximately $675,000 of general and administrative expenses, $150,000 of general and administrative expenses — related party, approximately $200,000 for franchise tax expenses and approximately $456,000 of financing costs — derivative warrant liabilities.

Contractual Obligations

Registration Rights

The holders of Founder Shares, FAST II Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of FAST II Class A Common Stock issuable upon the exercise of the FAST II Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to the Registration Rights

Agreement dated as of March 15, 2021, among FAST II, the Sponsor and the other holders named in the Registration Rights Agreement. These holders were entitled to certain demand and “piggyback” registration rights. We will bear the expenses incurred in connection with the filing of any such registration statements. This Registration Rights Agreement will be terminated upon execution of the New Registration Rights Agreement.

Jefferies Underwriting Agreement and Engagement Letter

Jefferies was entitled to an underwriting discount of $0.20 per FAST II Unit, or $4.0 million in the aggregate, paid upon the closing of the FAST II IPO. $0.35 per FAST II Unit, or $7.0 million in the aggregate will be payable to Jefferies for deferred underwriting commissions. The deferred fee will become payable to Jefferies from the amounts held in the Trust Fund solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the Over-Allotment on March 26, 2021, Jefferies was entitled to an additional fee of approximately $447,000 paid upon closing of the Over-Allotment, and an approximately $782,000 in deferred underwriting commissions.

On July 11, 2022, Jefferies entered into an engagement letter with FAST II to act as lead financial advisor and capital markets advisor to FAST II in connection with a potential business combination.

On January 31, 2023, the engagement letter between FAST II and Jefferies was amended to provide that in lieu of the fees under the original engagement letter and underwriting agreement, at the closing of the Business Combination, Jefferies will be entitled to the Base Fee of $7,750,000 (inclusive of amounts owed as deferred underwriting commission from the FAST II IPO and for acting as financial and capital markets advisor to FAST II), the additional one-time Discretionary Fee of $1,000,000 under certain circumstances, and the right to receive a number of shares of Pubco Class A Common Stock up to the Maximum Jefferies Earnout. See “Questions and Answers — What Fees Are Payable To Jefferies In Connection With The Business Combination?” for more information.

Consulting Agreement

On June 13, 2022, we engaged a contractor (the “Contractor”) to perform technical diligence in exchange for a cash consideration of $125,000, with $50,000 paid upon execution and $75,000 payable upon the consummation of the business combination, and our Sponsor’s agreement to issue membership interest in the Sponsor that, in aggregate, represent an indirect economic interest in 25,000 Founder Shares of our company, upon completion of the services. The grant date fair value of the Sponsor membership interests issued to the Contractor is compensation expense for us, and a contribution from our Sponsor to us for the same amount and would be recognized upon completion of the services by the Contractor. Management estimated that the grant date fair value of the indirect economic interest in 25,000 Founder Shares was de minimis.

Promissory Note with Infinite Acquisitions LLLP

We entered into a promissory note on January 31, 2023 pursuant to which Infinite Acquisitions agreed to advance up to $2,000,000 to us, with any advances under the promissory note to be used by us to pay certain expenses of the Extension. The promissory note is non-interest bearing and repayable, in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Acquisition Merger and will be forgiven without payment if the Merger Agreement is terminated.

On March 10, 2023, FAST II caused $750,000, or approximately $0.1051 per share of FAST II Class A Common Stock outstanding after giving effect to the redemptions disclosed above, to be deposited in our Trust Fund. Such funds were provided by Infinite Acquisitions pursuant to the promissory note. As of June 26, 2023, $1.5 million is outstanding under the promissory note.

Critical Accounting Policies and Estimates

The preparation of unaudited condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Investments Held in Trust Fund

Our portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the investments held in the Trust Fund are comprised of U.S. government securities, the investments are classified as trading securities. When the investments held in the Trust Fund are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in Net income (loss) from investments held in Trust Fund in the accompanying statement of operations. The estimated fair values of investments held in the Trust Fund were determined using available market information. The Trust Fund is presently held in a bank deposit account.

Working Capital Loan — Related Party and Convertible Promissory Note

We have elected the fair value option to account for its working capital loan-related party with our Sponsor and convertible promissory note. As a result of applying the fair value option, we record each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of working capital loan-related party and convertible promissory note on the statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

Derivative Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

We account for the warrants issued in connection with the FAST II IPO and the FAST II Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statement of operations. The fair value of the FAST II Public Warrants issued in connection with the FAST II IPO and FAST II Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the FAST II Private Placement Warrants was estimated using a Monte Carlo simulation model each measurement date, and as of March 31, 2023, a Black-Scholes-Merton model and Monte Carlo simulation analysis have been employed. The fair value of FAST II Public Warrants issued in connection with the FAST II IPO have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

FAST II Class A Common Stock Subject to Possible Redemption

FAST II Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable FAST II Class A Common Stock (including shares of FAST II Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, FAST II Class A Common Stock are classified as stockholders’ equity. Our FAST II Class A Common Stock feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2023 and December 31, 2022, 7,135,509 and 22,233,687 shares of FAST II Class A Common Stock subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the stockholders’ equity section of our balance sheet.

On March 10, 2023, 15,098,178 shares of FAST II Class A Common Stock were redeemed for cash in connection with the Extension. As a result, as of March 10, 2023, 7,135,509 shares of FAST II Class A Common Stock remain issued and outstanding and subject to possible redemption.

Under ASC 480-10-S99, we have elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Effective with the closing of the FAST II IPO and the exercise of the over-allotment, we recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequently, FAST II recognized changes in the redemption value as an increase in redemption value of FAST II Class A Common Stock subject to possible redemption as reflected on the accompanying unaudited condensed statements of changes in stockholders’ deficit.

Net Income Per Share of Common Stock

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, which are referred to as FAST II Class A Common Stock and FAST II Class B Common Stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of FAST II Common Stock outstanding for the respective period.

The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the FAST II IPO (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 9,856,247 shares of FAST II Common Stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events. We have considered the effect of shares of FAST II Class B Common Stock that were excluded from the weighted average number of basic shares outstanding as they were contingent on the exercise of over-allotment option by the underwriters. Since the contingency was satisfied, we have included these shares in the weighted average number as of the beginning of the period to determine the dilutive impact of these shares. Accretion associated with the redeemable FAST II Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Off-Balance Sheet Arrangements

As of March 31 2023 and December 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the FAST II IPO or until we are no longer an “emerging growth company,” whichever is earlier.

INFORMATION ABOUT THE COMPANY

Unless the context otherwise requires, references in this section to “we,” “us,” “our,” “Falcon’s” and the “Company” refer to the business and operations of Falcon’s Beyond Global, LLC (including its predecessor entities) and its consolidated subsidiaries prior to the Business Combination and to Pubco and its consolidated subsidiaries following the consummation of the Business Combination. References to “FBD” refer to the Company’s Falcon’s Beyond Destinations division; references to “FCG” refer to the Company’s Falcon’s Creative Group division; and references to “FBB” refer to the Company’s Falcon’s Beyond Brands division.

Overview

Falcon’s is an experiential entertainment development enterprise focusing on three core businesses: (i) master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement and sales for the themed entertainment industry, including for company-owned destinations (the FCG division); (ii) development, ownership and operation of entertainment destinations, including resort hotels and theme parks through a joint venture relationship with Meliá Hotels International, S.A. (“Meliá”) and Company-owned RD&E zones in close proximity to Meliá properties (the FBD division); and (iii) production, development, and licensing of proprietary narrative, story-driven intellectual properties (“Story-driven IPs”) and partnered consumer and entertainment brands (“Third-party Partnered Brands”) through multiple media and consumer products channels (the FBB division).

Falcon’s track record spans over 23 years, collectively, with execution of over $100 billion worth of story-driven development projects in 27 countries around the world. We have decades-long experience performing services for third-party clients and are now applying our expertise to develop, own and operate hotel and theme park resorts in popular beach destinations through our joint ventures with Meliá. Our current Mallorca and Punta Cana theme parks feature, and our planned theme parks are expected to feature, our Story-driven IPs, most prominently our fantastical steampunk-inspired universe, “Katmandu.” Our resorts blend unique theming and technology elements with sophisticated and fun design style. We plan to further monetize our Story-driven IPs and Third-party Partnered Brands through feature films, episodic series, consumer products, and more. We also plan to expand the experience of our resort and theme park guests through the addition of Falcon’s Central.

Falcon’s was created through the combination of Treehouse and National (the business conducted by these entities, together with their predecessor and affiliated entities, the “Falcon’s Business”) with Katmandu Group and Fun Stuff (the business conducted by these entities, together with their predecessor entities, the “Katmandu Business”), which occurred in April 2021.

The Falcon’s Business began in 2000 with a focus on attraction design services and expanded into a broader array of services including master planning, media, interactive, and audio production, project management, and attraction hardware development, procurement, and sales.

The Katmandu Business began in 2007 with the creation of the House of Katmandu theme park in Mallorca, Spain, later rebranded as Katmandu Park, which was our first instance of the “Big-Experience, Small-Footprint” theme park concept used for developing entertainment destination resorts in major tourist destinations worldwide. The success of the House of Katmandu theme park in Mallorca led to the creation of a joint venture relationship between the Katmandu Business and Meliá in 2012.

The services provided under the FCG division have been in existence since before the inception of Falcon’s Beyond through Treehouse, our earliest business entity. As our company and services evolved, in 2017 we registered “Falcon’s Creative Group” as a fictitious name with the State of Florida in order to formally conduct business under that name. Following the combination of Falcon’s Business with the Katmandu Business, Falcon’s formed Falcon’s Creative Group, LLC, and Falcon’s Beyond Destinations, LLC, in March 2022 and Falcon’s Beyond Brands, LLC, in June 2022, each of which is a legal entity organized under the laws of the State of Florida, and which were formed in anticipation of planned internal organizational movements to align with the purpose of Falcon’s three distinct operating divisions described above.

Market and Industry Overview

Falcon’s has three distinct end-markets: Themed Entertainment Design & Master Planning; Leisure Tourism; and Digital Entertainment Content, Consumer Merchandising and our Story-driven IP Licensing.

•        Themed Entertainment Design & Master Planning.    Development spending on entertainment experiences is projected to accelerate from 2020 and 2021 lows as COVID-19 construction and travel restrictions continue to be lifted. Entertainment design companies are making an effort to improve and personalize the guest experience to increase spending per guest in order to offset the reduction in guests per year suffered during 2020 and 2021. This can be achieved by curating guest experiences and enhancing those experiences by integrating apps or other technological components. These efforts can also be further complemented by the development of narrative, story-driven amusement attractions in highly immersive environments along with integration of popular brands. In addition, advanced technologies such as augmented reality, facial recognition, and near field communications can also play a role.

•        Leisure Tourism.    The Global Leisure Travel market is projected to reach $3.9 trillion by 2028, growing at 22% CAGR from $1.2 trillion in 2022, according to a report by Market Data Forecast dated March 2023. This is being fueled by the growing presence of the “Experience Economy,” wherein consumers desire experiences that create memories and transform their everyday lives. An increase in demand for personalized experiences is aligning the leisure tourism market with experiential and digital content-based entertainment. Furthermore, analysts believe that the global pandemic has increased consumer appreciation and future demand for physical attractions. Recent data has shown a shift in consumer behavior from strong spending on goods to strong spending on travel and services/experiences, resulting in over 35% of the travelers visiting the United States being willing to spend additional disposable income on experiential vacations and opportunities, according to Technavio and Deutsche Bank. The Dominican Republic had record visitors of 8.5 million in 2022, a 37% increase from 2021, according to the country’s Ministry of Tourism. Additionally, hotels in the Punta Cana-Bávaro region had the highest occupancy in the country at 79%. The Dominican Republic tourism growth comes even though the Dominican Republic continues to miss tourist visitors from Russia and the Ukraine. Overall global connectivity, easing of travel restrictions, shifting consumer preferences, and pent-up consumer demand is leading to an increase in leisure-focused travel.

•        Digital Entertainment Content, Consumer Merchandising, and Story-driven IP Licensing.    The Global Entertainment and Media market remains robust, projected to grow at a 9.1% CAGR to $6.1 trillion in 2032 from $2.8 trillion in 2023, according to Market Research Future. This market encompasses 16 media and entertainment categories including feature films and episodic media across television, Subscription Video on Demand (“SVOD”), and Advertising-based Video on Demand (“AVOD”), as well as video games and graphic novels. The COVID-19 pandemic drove a significant uptick in consumer demand for media content through SVOD and AVOD services. For example, global AVOD market revenue is expected to more than double from 2022 to 2028, according to Digital TV Research.

Consumer merchandise was upended by the COVID-19 pandemic due in part to supply chain issues affecting sales channels and consumers’ concerns about the impact of the pandemic on the global economy. While brick-and-mortar store shopping plummeted during periods of lockdown and other restrictions, online shopping and direct-to-consumer sales models partially replaced in-store shopping. Companies in the direct-to-consumer market are finding success through offering rewards and loyalty programs. The market for brand licensing is strong, with the top 88 global licensors reporting aggregate revenue of more than $260 billion in 2021, according to a report by License Global dated July 2022. The market leader is The Walt Disney Company, illustrating the important link between story-driven entertainment and consumer products.

Our Company

Falcon’s is organized into three business divisions: FCG, FBD, and FBB.

•        FCG focuses on master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales for third-party clients as well as company-owned destinations.

•        FBD develops, owns, and operates themed entertainment resorts and theme parks through our joint venture with Meliá, and company-owned RD&E zones called “Falcon’s Central.”

•        FBB develops proprietary Story-driven IPs and monetizes these and Third-party Partnered Brands across multiple market channels, including long-form and short-form media (as demonstrated through our partnership with BRON and described below), as well as a variety of consumer products and merchandise.

Falcon’s Creative Group

Our FCG division provides master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales on a work-for-hire and/or licensing model for third-party clients, as well as company-owned destinations. Our in-house combination of design, media, and experiential technology allows us to deliver complete, integrated guest experiences.

We rely on a combination of patents, trademarks, copyrights, and trade secrets to protect our intellectual property rights and our success relies in part on our ability to protect our intellectual property rights. We currently hold patents on various aspects of our attractions and proprietary technologies. As of March 2023, we hold 12 issued utility patents in the following jurisdictions: U.S. (8), Europe (2), China (1), Korea (1). The foregoing patents expire from 2027 to 2038. Additionally, we have several utility patent applications pending in the U.S.

As discussed in more detail below, our patents and patent applications cover our attraction systems and experiential technologies, including our motion simulator theater with suspended seating, circular motion theater, and interactive theater system. Our patents protect our competitive advantage by preventing third parties from infringing our proprietary inventions without our permission. Despite our efforts to protect our intellectual property, we may not be able to prevent third parties from developing similar technology or from infringing on our intellectual property rights. Any infringement could harm our business.

The Falcon’s Business has decades of experience in both ride and attraction technology-based intellectual property (“Attraction-based IP”) and Story-driven IP creation and expansion and in developing award-winning themed experiences and entertainment content. Over the last 23 years, we have provided planning and design services and developed innovative technologies culminating in over $100 billion of location-based entertainment projects realized for some of the most renowned brands in the world. These master plans and attractions have a combined annual theoretical capacity of billions of guests.

Our extensive work-for-hire history has provided a platform for our proactive research and development, leading to our portfolio of award-winning proprietary technology and attraction systems, as well as patents covering some of these technologies and systems. Many of our Attraction-based IPs have been developed and tested in-house at our Falcon’s X-Lab facility, including:

Conceptual illustration of Suspended Theater

Suspended THEATER®

Suspended Theater is an ideal vessel for immersive storytelling. Exuding raw power as it takes riders soaring across epic adventures, this exciting product delivers the unique sensation of flight in a new way.

2 degrees of freedom | Exclusive theater reveal | Integrated show effects | Large-scale 3-D media | Multi-channel audio zoning | Multi-projector auto-alignment system

Conceptual illustration of ON!X Theater

ON!X® THEATER

ON!X Theater's system features continuous positional tracking, personalized player triumph moments, robust audience accessibility, real-time scoring, and much more; the seats provide feedback based on the players' actions, so every experience will be different, encouraging repeat visitation.

Advanced 3D media | Multi-channel audio zoning | Integrated show effects | 3 degrees of freedom | Seat motion

WINNER
29340
14353
REDEEM POINTS

Conceptual illustration of ÄEONXP App

ÄEONXP®

ÄEONXP is Falcon's technology solution that transforms a conventional attraction experience into a flexible and enduring ecosystem of narrative data, complete with consequential choices and customizations, character progressions, worldbuilding, global high-score competitions and factions, and an exciting infrastructure within which to cultivate organic social interaction and gaming communities.

Scalable, real time tracking & updates | Creates player agency | Multi-transactional | Provides analytics

We currently hold patents for CircuMotion Theater, Suspended Theater, Falcon’s Vision, and ÄEONXP. SpectraVerse and ON!X Theater are currently patent pending. Spheron Theater, and SpectraVerse Game Bay feature some of our proprietary designs and technologies.

In addition, in September 2022, we publicly announced BeyondME, a new fan loyalty and online game platform powered by our proprietary ÄEONXP technology, which is designed to enable players of all ages to connect, personalize, and be rewarded for their engagement across both digital and real-world experiences. BeyondME aims to encourage players to gain experience points as virtual currency, called XP, by participating in a variety of real-world experiences across Falcon’s properties and virtual experiences within the BeyondME web app, and by playing BeyondME-enabled online games. XP can also be earned on purchases at Falcon’s own physical retail locations and on the Falcon’s e-commerce store.

In November 2022, FCG created Falcon’s Creative Philippines, Inc., a new, wholly owned subsidiary in the Philippines that currently employs 14 full time employees, which is expected to increase to approximately 20 full time employees by the end of the third quarter of 2023. These employees provide creative support exclusively to the FCG Orlando-based team, including 2D illustrations, architectural and graphic design and 3D modeling design support.

Life of a Project

We have a strong history of success expanding recognized brands into the themed entertainment space and have achieved excellent customer satisfaction. 58% of our first-time clients have contracted for additional services, and the scope of services contracted by returning clients averages 60x the scope of the initial project. As illustrated below, a typical theme park project may have a development timeline of four to five years from master planning to opening.

As of March 31, 2023, FCG is contracted to provide full concept master planning for five theme parks for third-party clients. Based on this pipeline of master planning, the anticipated scope of services for the five theme park projects and additional work for joint venture locations with Meliá, we anticipate a total of approximately $755 million in potential revenue. Because of the size and complexity of some of these pipeline projects and the potential for expanded services, actual results may differ from these estimates. The table below provides a breakdown of our average fees per theme park, based on the potential scope of the projects currently engaged.

Potential Scope *(Based on projects currently engaged)*	**Average Fees Per Theme Park**	**Aggregate For Five Parks**
Master Planning Services	**$4M**	**$20M**
Project Management Services	**$23M**	**$115M**
Attraction Design Services	**$18M**	**$90M**
Falcon's Product Hardware Sales	**$73M**	**$365M**
Falcon's Product Media Production Services	**$13M**	**$65M**
Sub-Total	**$131M**	**$655M**
Falcon's Beyond Destinations	–	**$100M**
Anticipated Revenue Visibility	**$131M**	**$755M**

Based on historical data, Falcon's anticipates an average gross margin of 30% — 35% for service related scopes of work and 17% — 18% gross margin on hardware sales

In addition, FCG is actively developing the pre-concept master plans for three unique theme parks for third-party clients, each offering the potential for expanded scope for subsequent phases of master planning, attraction design and other services.

Customer Case Studies

The customer examples below illustrate our success in bringing renowned brands to the physical world.

Lionsgate Zone at MOTIONGATE Dubai (2015 to 2019).    MOTIONGATE Dubai tasked Falcon’s with bringing The Hunger Games film franchise to a brick-and-mortar experience, carefully protecting the style and lore of The Hunger Games films, adding depth and dimension while combining an exciting storyline for the overarching experience. Falcon’s provided master planning, attraction design, media and audio production, themed retail design, themed restaurant design, creative guardianship (protection of creative vision), project management, art direction, installation supervision, and ride programming.

Aquaventure Water Park at Atlantis Sanya (2014 to 2017).    Falcon’s was engaged by Fosun International Limited to provide thematic and interior master planning and design services as well as art direction for two of Atlantis Sanya’s themed areas: Lost Chambers Aquarium and Aquaventure Waterpark, which together span 200,000 square meters and offer guests the opportunity to enjoy a multitude of slides, restaurants, and boutique shops. Atlantis Sanya is China’s premiere underwater world-inspired entertainment destination resort, located on Hainan Island at Haitang Bay.

Hulk: Epsilon Base 3D (2012 to 2016).    Falcon’s was selected by the IMG Group to execute “Hulk: Epsilon Base 3D,” a media-based attraction, utilizing our patented CircuMotion Theater, featured in the MARVEL zone at IMG Worlds of Adventure Theme Park in Dubai, UAE. This proprietary, first-of-its-kind attraction system was developed in-house and combines multiple cutting-edge technologies into one seamless experience.

Heroes & Legends, featuring the U.S. Astronaut Hall of Fame (2014 to 2017).    The Delaware North Companies engaged Falcon’s services to create “Heroes and Legends,” an immersive experience featuring the U.S. Astronaut Hall of Fame at Kennedy Space Center Visitor Complex in Merritt Island, FL. The engagement consisted of master planning, attraction design, media, interactive, and audio production, executive production, project management, art direction, installation supervision, and show programming. The immersive storytelling experience includes a 360° mixed format show, a 4D immersive dome theatrical presentation, interactive pods, a hologram show, a mission control show, and a 360° interactive cylindrical projection.

Becoming Jane: The Evolution of Dr. Jane Goodall (2019 to 2021).    Falcon’s provided media production, sound production, interactive experiences, VR/AR content development, show programming, and licensing of Falcon’s Vision AR headsets for the “Becoming Jane: The Evolution of Dr. Jane Goodall” exhibition at National Geographic Society’s National Geographic Museum in Washington, D.C. As part of this engagement, Falcon’s created several multi-media experiences utilizing a variety of storytelling techniques and new technologies, including projection mapping, virtual reality video capture, an immersive theater presentation, voice-activated interactives, and augmented reality headset experiences.

Halo: Outpost Discovery (2018 to 2019).    Falcon’s was engaged by Herschend Live and 343 Industries to provide the narrative, story development, live-action film production, CG animation, visual effects, motion graphics, sound design, and interactive audio for a wide array of experiences featured at this traveling exhibition. “Halo: Outpost Discovery” offered a wide range of thrilling and authentic Halo-themed in-universe encounters for the whole family to enjoy. The highlight of our contributions was “The Ring Experience,” a dome-based, multi-projector theatrical presentation that traveled around and inside an operational Halo Ringworld.

Qiddiya Water Theme Park (2018 to Present).    The Qiddiya Investment Company selected Falcon’s as the lead master planner for a water theme park in Qiddiya, a planned tourism destination in Saudi Arabia. With multiple unprecedented themed and immersive water attractions, Falcon’s master plan for the water park alters the vision for the future of water theme parks. When complete, the year-round water theme park is planned to span across more than 252,000 square meters and feature 23 rides and attractions, including seven that will be world firsts. It is expected to be the only water theme park in the world that offers a unique mix of dry and wet rides as well as state-of-the-art, competition-level facilities for water sports enthusiasts — including surfing and white-water rafting experiences.

Falcon’s Beyond Destinations

Our FBD division develops, owns, and operates hotels, theme parks, and retail, dining, and entertainment venues in premium beach destinations, seamlessly blending luxury, leisure, and entertainment. The entertainment offerings of FBD are designed to complement a beach vacation rather than compete with it through our flexible, freedom-to-play model that allows guests to enjoy attractions at their leisure without the traditional theme park ticket model committing to an all-day experience. Our joint venture relationship with Meliá, one of the largest hoteliers in the world with more than 345 properties across over 40 countries, provides us access to prime beach locations that would otherwise be difficult to enter.

Our resort locations generally are planned to have three key components:

1.      Falcon’s Resort.    A luxury hotel co-owned with Meliá, infused with proprietary entertainment elements, located on premium beach locations in Spain, Mexico and the Caribbean.

2.      Katmandu Park.    A Big-Experience, Small-Footprint theme park co-owned with Meliá and modeled on our successful park in Mallorca, Spain. The Katmandu Park brings our Katmandu story and characters into the physical realm, utilizing proprietary attractions technology developed by FCG.

3.      Falcon’s Central.    A wholly owned RD&E venue offering guests a multitude of entertainment experiences, amenities, content, and shopping opportunities. Within FC, FBD will offer several brand-centric themed stand-alone location-based entertainment (“LBE”) venues.

Separately, through Karnival, we also have a joint venture relationship with Raging Power Limited, a subsidiary of New World Development Company Limited, a Hong Kong-based developer of prominent luxury and entertainment malls, to build an LBE experience in Hong Kong with the intent to expand into mainland China, further described below under “— Partnership with Raging Power Limited.”

Partnership with Meliá

Our FBD resort destinations are currently developed through two joint venture agreements with Meliá. These joint ventures are currently structured as equal partnerships, with FBG and Meliá generally each making equivalent contributions of capital and/or assets needed to build out the properties owned by the joint ventures and having equal control. While our asset-light Attraction-based IP and Story-driven IP business remains wholly owned by us, these partnerships allow for shared responsibility in the more asset-intensive aspect of our business (i.e. construction of the theme parks), and the fixed assets provide leveragability and downside protection. However, while control and ownership of our existing joint ventures with Meliá is split equally between the Company and Meliá, our control or ownership of future joint ventures with Meliá may be in a different proportion.

Our relationship with Meliá began on December 13, 2012, when Infinite Acquisitions and PDP, one of Katmandu Group’s subsidiaries, and Meliá entered into a joint venture and shareholders agreement. The agreement provided the terms and conditions for the establishment of the Sol Katmandu Resort in Mallorca, Spain, as a themed leisure experience hotel in conjunction with PDP’s existing Katmandu Park to create a more holistic guest experience, which is now co-branded as Sol Katmandu Park & Resort. Pursuant to the agreement, Meliá became a 50% holder of interest in PDP through the non-monetary contribution of Sol Magaluf Park Hotel to PDP, which would then be rebranded by PDP as Sol Katmandu Resort. The agreement was subsequently amended to provide for the development of the Sol Tenerife hotel in Tenerife, Canary Islands, Spain. In 2019, Infinite Acquisitions transferred its interest in the PDP joint venture to Fun Stuff, one of our subsidiaries. For more information about the PDP joint venture agreement, see “— Our Joint Venture with Meliá” below.

Prior to the contribution of the Sol Magaluf Park Hotel to PDP and the subsequent rebranding as Sol Katmandu Resort, Sol Magaluf Park Hotel was a second line hotel and one of the lowest rated Sol brand properties in the Meliá portfolio. Following its rebranding, Sol Katmandu Resort has meaningfully outperformed nearby peer Sol properties and has become the family pillar of the Sol brand. In 2016, Trivago, which books rooms at more than 40,000 hotel outlets throughout Spain, rated this property as the number one hotel in the country for families traveling with children.

Our relationship with Meliá expanded in 2019 with the creation of another joint venture related to our contemplated FBD resort in Punta Cana, Dominican Republic. On June 26, 2019, Fun Stuff and Meliá entered into a joint venture and shareholders agreement for the development of Katmandu Park Punta Cana. Pursuant to the agreement, Fun Stuff and

Meliá became equal holders of the equity interests in Sierra Parima, S.A.S (“Sierra Parima”), a subsidiary of Meliá and owner of a shopping center in Bavaro, Veron, Higüey, Dominican Republic. Sierra Parima finalized the development of Katmandu Park Punta Cana using a portion of the land which was previously part of the shopping center while also applying theming and entertainment elements to the remaining shopping center areas. Katmandu Park Punta Cana had a soft opening with a limited number of attractions in December 2022 and opened to non-Meliá visitors on March 15, 2023. For more information about the Sierra Parima joint venture agreement, see “— Our Joint Venture with Meliá” below.

Falcon’s and Meliá anticipate entering another joint venture into which Meliá’s Paradisus Grand Cana and Garden Suites by Meliá hotels, which are in close proximity to Katmandu Park Punta Cana, would be contributed by the beginning of 2024. See “FBD Resort, Theme Park and RD&E Development Plans” below for more information.

Our relationship with Meliá is expanding to additional locations as well, with Playa del Carmen, Mexico currently in the planning phase. Future locations are expected to include a Falcon’s Resort hotel, adjacent Katmandu Park and FC and be branded as Falcon’s Resort by Meliá. We expect to manage them jointly with Meliá through new joint ventures.

For more information about our joint venture relationships with Meliá, see “— Our Joint Venture with Meliá” below and Note 8, “Investments and advances to unconsolidated joint ventures,” to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Our Joint Ventures with Meliá

PDP Joint Venture and Shareholders Agreement

On December 13, 2012, Infinite Acquisitions (formerly Katmandu Collections) and PDP entered into a joint venture and shareholders agreement with Meliá, which we refer to as the PDP JV Agreement, to form a joint venture to develop the Sol Katmandu Resort in Mallorca, Spain, which was subsequently rebranded as Sol Katmandu Park & Resort. In 2019, Infinite Acquisitions transferred its ownership interest in PDP to Fun Stuff, a wholly-owned subsidiary of the Company.

Prior to entering into the PDP JV Agreement, Infinite Acquisitions was the sole shareholder of PDP. In order to effectuate the joint venture relationship, Meliá, pursuant to the PDP JV agreement, contributed Sol Magaluf Park Hotel to PDP in exchange for a 50% interest in PDP. Currently, Fun Stuff and Meliá are each 50% holders in PDP.

The agreement provides that PDP be managed by a board of directors, consisting of four members, two appointed by Fun Stuff and two by Meliá. In the event that PDP requires additional funds to conduct its business, the shareholders are required to come to an agreement as to the amount of such funds and the means of obtaining such funds, which may be through contributions to PDP, under terms and conditions that are equal for both shareholders.

Certain major decisions regarding PDP, including, but not limited to, any capital increases or decreases, distribution of dividends, investments in excess of €500,000 per year, approval of the annual accounts and any transfer of any or a material part of any PDP undertaking, property or assets, require the approval of Fun Stuff and Meliá, as shareholders of PDP, and are only valid if adopted with the express approval of votes which represent at least 66% of PDP’s total share capital.

The parties’ additional obligations regarding Sol Katmandu Park & Resort are contained in separate agreements that were entered into in connection with the execution of, and pursuant to, the PDP JV Agreement. Specifically, PDP entered into a hotel services agreement (the “HSA”) with Meliá and a leisure and entertainment service agreement (the “LESA”) with Infinite Acquisitions, and all three parties entered into a trademark license agreement (the “License Agreement”). Pursuant to the HSA, Meliá provides PDP hotel related services and pursuant to the LESA, Infinite Acquisitions provides PDP hospitality and related services, as well as services to develop the leisure and entertainment aspects of the Sol Katmandu Park & Resort, in each case, in exchange for 1.5% of the revenue from the Sol Katmandu Park & Resort, plus an additional amount as determined by reference to the gross operating profit of Sol Katmandu Park & Resort. Pursuant to the License Agreement, Meliá and Infinite Acquisitions each licensed to PDP the rights to certain trademarks used in connection with the resort for a royalty fee of 1% of the resort’s total revenues. Each of the agreements provide that it will automatically terminate in the event the PDP JV Agreement is terminated. On July 13, 2022, Infinite Acquisitions assigned and transferred all of its rights and obligations under the LESA to Fun Stuff, an affiliate of the Company.

The PDP JV Agreement was subsequently amended on June 28, 2013, January 29, 2014, May 10, 2014, November 25, 2015, July 15, 2016 and December 12, 2016 to provide, among other things, for the development of the Sol Tenerife hotel in Tenerife.

The PDP JV Agreement is governed by the laws of Spain and contains dispute resolution procedures in the event of a dispute between the shareholders. The PDP JV Agreement will remain in effect so long as Fun Stuff and Meliá, or any of their respective affiliates, continue to own shares in PDP.

Sierra Parima Joint Venture and Shareholders Agreement

On June 26, 2019, Fun Stuff and Sierra Parima entered into a joint venture and shareholders agreement with Meliá, which we refer to as the Sierra Parima JV Agreement, to form a joint venture to develop Katmandu Park in Punta Cana.

Prior to entering into the Sierra Parima JV Agreement, Meliá owned a 51% interest in Sierra Parima and the remaining 49% was held by other entities. Simultaneously with the execution of the Sierra Parima JV Agreement, Fun Stuff acquired the 49% interest in Sierra Parima held by the non- Meliá entities and a 1% interest in Sierra Parima held by Meliá. Currently, Fun Stuff and Meliá are each 50% holders in Sierra Parima.

The agreement provides that Sierra Parima be managed by a board of directors, consisting of four members, two appointed by Fun Stuff and two by Meliá. The Sierra Parima JV Agreement requires that Sierra Parima seek a certain amount of external financing to fund its business activities; provided, that, to the extent that Sierra Parima requires additional funds to conduct its business, the shareholders are required to come to an agreement as to the amount of such funds and the means of obtaining such funds, which may be through contributions to Sierra Parima, under terms and conditions that are equal for both shareholders.

Certain major decisions regarding Sierra Parima, including, but not limited to, any capital increases or decreases, distribution of dividends, investments in excess of $500,000 per year, approval of the annual accounts and any transfer of any or a material part of any Sierra Parima undertaking, property or assets, require the approval of Fun Stuff and Meliá, as shareholders of Sierra Parima, and are only valid if adopted with the express approval of votes which represent at least 66% of Sierra Parima’s total share capital.

The parties’ additional obligations regarding the development of Katmandu Park in Punta Cana are contained in a leisure and commercial services agreement (the “LECA”) between Sierra Parima and Infinite Acquisitions that was entered into in connection with the execution of, and pursuant to, the Sierra Parima JV Agreement. Pursuant to the LECA, Infinite Acquisitions provides Sierra Parima services related to the development of the RD&E attributes of the Katmandu Entertainment Center, referring to the Katmandu Park, shopping center, and dining elements owned by Sierra Parima, in exchange for annual fees, as well as certain intellectual property, base and incentive fees as determined by reference to a revenue percentage. The LECA automatically terminates in the event that the PDP JV Agreement is terminated and also contains other termination rights in the event of a breach of the agreement by the other party. On April 19, 2023, Infinite Acquisitions assigned and transferred all of its rights and obligations under the LECA to Fun Stuff, an affiliate of the Company.

The Sierra Parima JV Agreement is governed by the laws of Spain and contains dispute resolution procedures in the event of a dispute between the shareholders. The Sierra Parima JV Agreement will remain in effect until Meliá or Fun Stuff, as applicable, sells 100% of its interest in Sierra Parima. The Sierra Parima JV Agreement also contains termination rights in the event of a breach of the agreement by the other party.

Material Agreements with Our Joint Ventures

Dark Ride Attraction and Suspended Theatre Hardware Sales Agreement

In connection with the development of the Katmandu Park in Punta Cana, National and Sierra Parima entered into an attraction hardware sale agreement (the “Attraction Hardware Sales Agreement”), effective as of September 11, 2019, pursuant to which National designed, engineered and installed the 4D Dark Ride and Suspended Theatre attractions at the Katmandu Park in Punta Cana. The Attraction Hardware Sales Agreement was further amended on October 16, 2019, March 9, 2020, May 15, 2020, August 26, 2020, August 31, 2021, June 20, 2022 and April 27, 2023 to provide for revised specifications, scopes of works and payment amounts related to the attractions.

The Attraction Hardware Sales Agreement provided for certain liquidated damages in the event of delays as well as customary events of default, termination and indemnification provisions. The agreement was governed by the laws of the State of Florida and provides for binding arbitration in the event of a dispute between the parties. The terms of the agreement are materially complete, with the installation of the 4D Dark Ride and the Suspended Theater having been completed by March 15, 2023 and April 27, 2023, respectively. These attractions are undergoing final quality-control adjustments and refinement prior to termination of the agreement pursuant to its terms.

House Quest Attraction Hardware Sales Agreement

Also in connection with the development of the Katmandu Park in Punta Cana, National and Katmandu Group entered into a turnkey services agreement in April 2021, prior to the combination of the Falcon’s Business with the Katmandu Business, which agreement was replaced with a house quest attraction hardware sales agreement by and between Sierra Parima and National (the “House Quest Agreement”) in June 2022 but effective April 2021. Pursuant to the House Quest Agreement, National provided design, engineering and installation services, as well as media content, for the EtherQuest attraction at the Katmandu Park in Punta Cana (the “EtherQuest Attraction”).

Under the House Quest Agreement, National granted Sierra Parima a one-time royalty-free perpetual license to implement and operate the EtherQuest Attraction at the Punta Cana Katmandu Park. All copyright interests of the content made or developed by National pursuant to the agreement were vested in Sierra Parima. The House Quest Agreement provided for certain liquidated damages in the event of delays as well as customary events of default, termination and indemnification provisions and was governed by the laws of the Dominican Republic. The terms of the agreement are materially complete, with the installation of the EtherQuest Attraction having been completed by March 15, 2023. The attraction is undergoing final quality-control adjustments and refinement prior to termination of the agreement pursuant to its terms.

Falcon’s Resort and Katmandu Park

Falcon’s Resort and Katmandu Park are based on our “entertainment with rooms” concept that locates entertainment options in the center of the leisure destination. The concept is designed to expand the addressable market for the entertainment beyond just hotel guests while providing a bookings differentiator to the hotel to drive higher room rates and occupancy levels than nearby peer properties.

Falcon’s Resort hotels are generally 400-650 room all-inclusive properties offering guests multiple dining options, standard hotel amenities, spa services, and a range of on-site activities throughout the day. Our model allows hotel guests to choose from multiple park visit packages as part of their hotel booking, with packages ranging from one visit to each attraction to unlimited attraction entry. Certain anticipated hotel locations are existing Meliá properties that will be rebranded and infused with light theming elements based on our Story-driven IPs.

Katmandu Park is designed to fill a gap for theme park entertainment in beach tourist destinations. The compact size of the park allows it to be in the heart of a tourist center, making it convenient to visit at any time throughout the day and evening rather than requiring a full day of one’s vacation. The park is extensively themed based on our Katmandu Story-driven IPs, immersing guests in the multiverse of Katmandu through interactive experiences, attractions, and custom content. These attractions leverage the proprietary technologies developed by our FCG division, allowing us to deliver truly unique experiences for park guests.

We opened our first Katmandu attraction in 2007 in Mallorca, Spain, and it was combined with the adjacent Meliá hotel in 2012, evolving into the current Sol Katmandu Park and Resort and providing a successful proof-of-concept for our “entertainment with rooms” strategy. Prior to 2020, our Katmandu Park in Mallorca averaged over 240,000 visitors per year despite operating for only seven months of the year. Our hotel outperforms surrounding comparable non-Katmandu Meliá hotels in Mallorca, enjoying higher occupancy and higher average room rates.

Planned attractions to be featured at our future Katmandu Parks include:

•        SpectraVerse Odyssey

•        4D Dark Ride

•        Suspended Theater

•        ON!X Theater

•        Carousel

•        K3 Climbing Structure

•        Expedition Golf

•        Ninja/Obstacle Course

•        High Point Adventure Outdoor Ropes Course

•        EtherQuest

Within the Katmandu Parks, we review the attraction program regularly to understand guest sentiment, quality of experience and technology relevance. We regularly make updates to attractions to help provide the best possible guest experience. The attractions within Katmandu Park include several media-based experiences which lend themselves to less costly updates than traditional ‘physical rides’ such as roller coasters. Additionally, any media update costs may be distributed among multiple locations in order to lessen the burden to a single park.

Along with the physical updates to our attraction systems, landscape and hardscape throughout the park, we also update our digital guest interface platforms to provide a positive guest interaction on our websites or any of our social media pages.

Maintenance and Inspection

Rides at our Katmandu Park in Mallorca and Punta Cana are inspected at various levels and frequencies in accordance with manufacturer specifications. Our rides are inspected daily during the operating season by our maintenance personnel. These inspections include safety checks, as well as regular maintenance, and are made through both visual inspection and test operations of the rides. Our senior management and the individual park personnel evaluate the risk aspects of the park’s operations, potential risks to employees and staff as well as to the public. In addition, contingency response plans for potential emergency situations have been developed. During the off-season, maintenance personnel examine the rides and repair, refurbish and rebuild them when necessary.

Falcon’s Centrals

FC is a retail, dining and entertainment or RD&E zone concept that is designed to connect guests with world-renowned brands through a multitude of entertainment experiences, amenities, content, and merchandise. Through FC, FBD plans to offer guests multiple dining experiences from popular local restaurants, as well as new concepts created in collaboration with acclaimed chefs and prominent food and beverage brands. These RD&E zones are planned to also be designed with a captivating shopping district including multiple local and global retailers showcasing a wide array of brand-centric themed consumer merchandise. Each FC is expected to be anchored by at least two of our four LBE experiences:

•        Curiosity Playground.    An experiential venue focused on engaging guests by combining fun with education through our Story-driven IPs and popular Third-party Partnered Brands, interactive environments, integrated media, and hands-on exploration. Upon entering the venue, guests will encounter four portals each offering immersive experiences and attractions based on Falcon’s Curiosity Spectrum — guests begin a self-guided journey of exploration, interaction and learning with beloved characters and enriching environments.

•        GameHub.    Enter the world of popular video game properties in this immersive experience that includes a high-energy gastropub, an arcade of the future, and multi-platform games inside state-of-the-art gaming bays where visitors can eat, drink, and play together. Guests will have the opportunity to enjoy these gaming properties beyond their visit through availability of consumer products, including apparel, merchandise and electronics.

•        StoryHub.    Popular media properties come to life in this immersive venue that brings best-in-class TV shows, movies, and documentaries to life in memorable, story-driven interactions. Guests will experience this immersion through interactive media, a multi-game platform and exclusive merchandise and apparel from both proprietary and partnered brands.

•        VQUARIUM.    Discovery and conservation come together through this educational, virtual adventure. With the assistance of an intelligent submersible vessel, a team of young scientists is guided through learning about our planet in ways never thought possible. The experience expands across entertainment, education, and consumer products.

FBD Resort, Theme Park and RD&E Development Plans

Our relationship with Meliá provides us with substantial benefits given Meliá’s global presence and deep knowledge of numerous, tourist-rich destinations. Meliá has had a decades-long presence in many of our target markets, resulting in strong relationships with local governments, knowledge of country-specific construction and employment regulations, and relationships with in-country resources (e.g., contractors and banks). We are also able to leverage Meliá’s back-office operations including human resources, accounting, tax, and legal, eliminating the substantial burden of building out these back-office functions as we expand to new markets. Meanwhile, the presence of an adjacent Katmandu Park provides a substantial bookings differentiator, allowing our adjacent hotel to enjoy higher occupancy and room rates than nearby peer properties as demonstrated by our hotel in Mallorca.

In some locations, Meliá is planning to contribute an existing, fully operational hotel to the joint venture. This planned contribution in certain anticipated locations also includes adjacent land, providing sufficient real estate for the construction of the Katmandu Park and/or Falcon’s Central; we believe this factor is particularly attractive given the scarcity of available land in the center of many beach leisure destinations. The planned contributions would also provide immediate cash flow to the joint venture as fully operational hotels, and hotel guests provide a built-in customer base for our theme park and Falcon’s Central offerings.

In August 2022, Falcon’s and Meliá announced that hotels included in their joint ventures going forward would be branded as “Falcon’s Resorts by Meliá.” The first of these is the existing Paradisus Grand Cana and Garden Suites by Meliá hotels, with the rebranding of the Paradisus Grand Cana having occurred in December 2022 and the rebranding of Garden Suites by Meliá expected to be completed later this year. Together, the two hotels have an aggregate of 622 hotel rooms and are in close proximity to Katmandu Park in Punta Cana.

At present, the Katmandu Park in Punta Cana had a soft opening with a limited number of attractions in December 2022 for Falcon’s Resort by Meliá guests and opened to non-Meliá visitors on March 15, 2023. The Katmandu Park in Punta Cana includes four marquee attractions: Voyage of the Fathom Wanderer, a first-ever Suspended Theater attraction; Legend of the Desirata, a 4D Dark Ride; Challenge of the Mad Mage, an ON!X Theater attraction; and EtherQuest, an interactive walk-through. Additional attractions at the park include: Expedition Golf, a 36-hole mini golf course; High Point Adventure, an outdoor ropes course experience; The Quadagon, featuring four unique indoor climbing courses for both adults and kids; and the Wheel of Infinite Wonder, a Katmandu-themed carousel with custom figures inspired by creatures and characters from The Hidden Realms. This park is anticipated to have an $83 million buildout cost, of which approximately $70 million had been spent as of March 31, 2023. Punta Cana is a highly desirable market featuring 3.5 million annual tourists supported by forecasted global theme park industry higher per capita spending and growth stronger than the global average GDP growth, according to a report by IAAPA/Wilkofsky Gruen Associates, Inc.

The first FC, scheduled to open by early 2025, is in the planning phase now and will be located adjacent to the Katmandu Park in Punta Cana. This FC location is expected to cover an area of approximately 41,000 square meters and feature Curiosity Playground, GameHub and VQUARIUM LBE venues. We anticipate owning 100% of each FC we develop.

FBD also has a Sol hotel in Tenerife, Canary Islands, Spain open and operating under a joint venture with Meliá. The Tenerife hotel is set to close for renovations and rebranding with the Falcon’s Story-driven IPs in 2024 and expected to feature 500 branded hotel rooms. FBD plans to open each of the Tenerife Katmandu Park and FC in 2025.

In addition, a location in Playa del Carmen, Mexico is currently in the planning phase. The FBD location in Playa del Carmen is expected to feature a Falcon’s Resorts by Meliá resort with 500 branded hotel rooms, a Katmandu Theme Park and a FC. The Katmandu Theme Park and FC are expected to open in mid and early 2025, respectively, with the branded hotel expected to open the following year. By the end of 2026, we expect to own and operate four destination resorts with over 2,000 hotel rooms.

The table below summarizes the status of our portfolio as of March 31, 2023. Opening dates and investment amounts are based on Falcon’s management’s estimations.

Status of Portfolio

____________

Note: Figures assume Euro-USD exchange rate of 1.06.

(1)      Contemplates secured leverage of 40% to 45% loan-to-cost at the property level.

(2)      Paradisus Grand Cana and Garden Suites by Meliá hotels are anticipated to be contributed by Meliá to a new Meliá-Falcon’s joint venture entity by the beginning of 2024.

The table below sets forth the addressable markets of the Punta Cana, Tenerife and Playa del Carmen resorts.

____________

Source: Official 2019 government statistics.

(1)      Inclusive of Cancún and Riviera Maya data, both of which are expected to be included in our capturable market.

(2)      Excludes day-trip tourists from cruise ships.

(3)      Punta Cana hotels are open, operating and planned to be contributed by Meliá to a new Meliá-Falcon’s joint venture by the beginning of 2024.

(4)      Tenerife hotel is JV-owned, open, and operating but is anticipated to close in 2024 for renovations.

Below is a concept rendering of the anticipated FBD general site plan in Punta Cana, including, in listed order, the existing Falcon’s Resort by Meliá, the Falcon’s Central RD&E Zone, the Katmandu Park, and an approximate representation of the existing surrounding Meliá properties including Meliá Caribe, Meliá Punta Cana Beach, and Paradisus Palma Real, and Garden Suites by Meliá, the last of which is expected to be rebranded as Falcon’s Resort by Meliá.

Partnership with Raging Power Limited

Our relationship with Raging Power Limited, a subsidiary of New World Development Company Limited, a prominent mall developer based in Hong Kong (“Raging Power”), began on November 3, 2021, when Falcon’s, Raging Power and Karnival TP-AQ Holdings Limited, a wholly owned subsidiary of Raging Power (“Karnival”), entered into a joint venture agreement, pursuant to which Falcon’s became a 50% shareholder in Karnival. The agreement will terminate if either of Falcon’s or Raging Power comes to hold the entire share capital of Karnival or in certain other limited circumstances. Karnival plans to build its first LBE experience at the 11 SKIES project, located at Hong Kong

International Airport, which will be operated by Karnival TP-AQ Limited (“K11”), another subsidiary of New World Development Company Limited. 11 SKIES is expected to be Hong Kong’s largest hub for retail, dining, and entertainment. Karnival intends to develop additional LBE experiences in mainland China.

As part of the relationship, Karnival has contracted our FCG division to provide creative design services, media production services, and project management support. This will result in some of our capital investment in the joint venture being returned in the form of payment for services provided by FCG. This LBE experience is currently in the design and media production phase with construction planned to commence before the end of 2023 and an anticipated opening before the end of 2024. Pursuant to the terms of the joint venture agreement, Falcon’s and Raging Power are each required to provide funding to Karnival in the form of non-interest-bearing shareholder loans, which will be repaid based on a percentage of gross revenues from the operation of the LBE at 11 SKIES. Accordingly, the joint venture agreement provides that we receive 16.6% – 20.6% of gross revenue of the LBE at 11 SKIES.

For more information about our joint venture relationships, see Note 8 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Falcon’s Beyond Brands

Our FBB division is our newest division, created with the mandate to deploy and monetize proprietary Story-driven IPs and Third-party Partnered Brands through digital entertainment content and consumer merchandise. FBB focuses on deployment and monetization of our Story-driven IPs and related brands as well as those of our Third-party Partnered Brands. Our unique brand expander strategy takes story-driven intellectual properties and seeks to compress the timeline for monetization by deploying these properties across multiple vectors simultaneously. Brand development is led by a strong internal team supported by external advisors.

In March 2023, we named Simon Philips as President of the Company, with a mandate to lead the expansion of the Company’s existing businesses and the growth of our FBB division. We believe his extensive industry expertise and relationships will allow him to successfully develop and implement comprehensive corporate strategies to expand the deployment and monetization of our Story-driven IPs and Third-party Partnered Brands through entertainment content and consumer products.

Traditional brand development timelines can take many years or even decades to deploy across a broad range of vectors (e.g., physical theme parks, media content and consumer merchandise). By contrast, our brand expander strategy is designed to efficiently support brand activation and growth across a broad spectrum of deployment vehicles within a compressed timeline. The goal of this strategy is to accelerate consumer engagement and ROI through simultaneous multi-channel growth.

10+ years

Illustrative Traditional Brand Development Process

YEAR
1
2
3
4
5
6
7
8
9
10
Entertainment Content
Consumer Products
Destinations
Books / Comics
Films / Episodics
Video Games
Toys, Games, Gifts, Collectibles
Theme Parks & Attractions

VS

3 years

Anticipated Falcon's Brand Development Process

YEAR
1
2
3
4
5
6
7
8
9
10
Entertainment Content
Consumer Products
Destinations
Books/ Comics
Films / Episodics
Video Games + Metaverse
Toys, Games, Gifts, Collectibles
Theme Parks & Attractions + Resorts & Hotels
⅓ the time

Our brand expander strategy is broken down into three primary components:

1.      Entertainment Content

2.      Consumer Products

3.      Destinations

Our three divisions feed into each other to accelerate our growth strategy.

Our entertainment content component focuses on transmedia storytelling, weaving storylines from our brands into multiple spectrums of content. Deployment across these various mediums allows for expansive, complex story universes and character lore. We leverage both in-house and external studio production resources and the expertise of our FCG division, with our FBB and FCG divisions working together to ensure holistic story delivery.

Our entertainment content roadmap includes:

•        feature films and episodic series (AVOD/SVOD);

•        books, comics, and graphic novels; and

•        video games, apps, and Web3 activations.

Our first mobile game, Katmandu: EtherMerge, had a public soft launch on Google Play and Apple’s App Store in December 2022; the official game launch occurred in March 2023. Katmandu: EtherMerge is a causal merge-2 puzzle game in which players complete missions to help several iconic Katmandu characters while unlocking mysteries across the Hidden Realms of Katmandu. Players earn coins, gems, and XP to level up and receive rewards. XP gained during gameplay can be automatically added to a player’s BeyondME account, if linked. The game is free-to-play and features optional in-app purchases. Additional game updates, revenue streams, and marketing initiatives for user acquisition and user retention are in development and we expect to deploy updates with regular frequency.

Our all-genre, open-world Roblox game, BEYONDLAND, launched a public beta in December 2022; the official game launch occurred in March 2023. The game is an open-world hub concept filled with attractions, activities, and events based around our Story-driven IPs and Third-party Partnered Brands. The game currently features a Katmandu Park section where players can explore realms, build rides, play mini games, compete in challenges, shop for digital goods, collect coins, and earn XP. XP gained during gameplay can be automatically added to a player’s BeyondME account, if linked. Each player also has a personalized lab where they can build roller coasters and decorate with various furniture, props, and accessories purchased from a virtual mall using the coins they’ve collected. Players can invite each other to visit their respective labs to hang out and ride and rate their coasters. BEYONDLAND also includes several portals into the Hidden Realms of Katmandu, where players can test their skills in challenging obstacle course experiences such as Space Zombie Survival, Treehouse Challenge, and Volcano Deathrun. The game is free-to-play and features optional in-app purchases using Robux, Roblox’s in-game currency. Additional game updates, revenue streams, and marketing initiatives for user acquisition and user retention are in development and we expect to deploy updates with regular frequency. Future updates could integrate additional Story-driven IPs or Third-party Partnered Brands. We are encouraged by initial engagement with BEYONDLAND, including more than 3.5 million visits and over 35 million impressions since inception.

We announced the development of our first animated series in April 2023. The preschool-targeted series is anticipated to feature Boro the Yeti, one of the breakout characters first introduced at Sol Katmandu Park & Resort and a group of fun-loving, mischievous young yetis. In this mission-oriented show, the young yetis go on adventures across the Katmandu realm. Other characters from our Katmandu proprietary Story-driven IP franchise, including Kilgore Goode and Busby the Robot, help the young yetis on their adventures by providing all the tech they need to complete their missions. Their headquarters is in the iconic upside-down house feature in our Katmandu Parks.

Our consumer products component features a multi-pronged approach including in-house merchandise design as well as activation through relationships with global merchandise manufacturers and distributors. Leveraging relationships with global merchandise manufacturers and distributors allows us to monetize brand-based properties more quickly and reach a broader audience. We plan to reach consumers through multiple channels, including vertically integrated retail locations at our FBD locations, which will include Falcon’s Resorts by Meliá, Katmandu Parks, and Falcon’s Central locations, and online direct-to-consumer E-commerce, as well as non-vertically integrated third-party stores and marketplaces.

Our consumer merchandise roadmap includes:

•        toys;

•        Table-Top and & Trading Card Games;

•        apparel; and

•        collectables.

The Company’s wholly owned and branded ecommerce website launched in early April 2023 and features a variety of merchandise inspired by our Katmandu proprietary Story-driven IP franchise. Products include adults’ and children’s apparel, plush toys, drinkware, blankets, hats, rainwear, bags, and souvenirs. We plan to update the online shopping destination regularly with new products, including merchandise based on other Story-driven IPs and Third-party Partnered Brands.

The Katmandu: Age of Artifacts, our first collectable trading card game, launched in April 2023. The first starter kit, entitled Boro vs. Eldred, is available for purchase on our ecommerce website and is being distributed for sale at physical retail locations. The starter kit includes two sets of starter decks. In the game, two players duel against each other using powerful characters from the Hidden Realms of Katmandu lore, like Boro the Great Yeti Guardian and Archmage Eldred the Omniscient. Players battle across the game’s three lanes of combat and unleash damage to each other’s characters through lane victories or direct spells cast with the game’s unique gem-based resource system. New starter kits, decks, booster packs, and other expansion sets are expected to be released on a regular cadence. In addition to physical cards, other branded retail merchandise and game-related peripherals are currently in development.

Our destinations component of FBB leverages our FBD division by integrating our Story-driven IPs and Third-party Partnered Brands into brick & mortar locations. Our control of the experience design at our locations provides us complete creative freedom in how we integrate our Story-driven IPs and offers unique opportunities for existing and prospective Third-party Partnered Brands. This category provides a captive audience for these intellectual properties and brands, which could boost consumer engagement, brand loyalty, and revenues in our other business divisions and categories.

Our proprietary Story-driven IPs include:

•        The Hidden Realms of Katmandu.    This foundational story for our Katmandu Park is a steampunk-inspired journey into a collection of fantastical universes collectively known as the Hidden Realms. Each location is as varied and wonder-filled as its heroes and villains, such as The Explorer and Inventor Kilgore Goode, the yeti Guardian Boro, and the villainous wizard Mad Mage Alvis. But anyone who enters will come to understand that the greatest power of all is imagination itself!

•        Cadim and the Monster Wave.    This science-fiction epic full of action, aliens, and surfing features young Cadim, a spiritual Filipino surfer who discovers his incredible superhero powers come from his destiny to be one with what legends refer to as the Monster Wave. He will face super villains, gigantic creatures, and nature itself in a tale about family, cultural diaspora, and what it truly means to be a hero for our time.

•        VQUARIUM.    This edutainment experience is designed as the aquarium of the future, immersing viewers in marine knowledge without a single drop of water or live animal. Guided by a fictional intelligent computer and a shape-shifting undersea vessel, visitors will witness the depths of the ocean in ways not experienced before — such as visiting the distant past or seeing the wonders of microscopic organisms — leaving them entertained, informed, enlightened, and motivated to preserve our precious oceans.

•        ResQ.    This story concept is based on a futuristic galaxy where a small team of fictional kids and a robot dog aid stray extraterrestrial animals and cybernetic creatures in a format similar to an animal rescue.

We seek to enter or have entered into partnerships and alliances with:

•        BRON Studios.    In July 2022, we entered into a memorandum of understanding with BRON Studios to co-develop and co-produce multiple worldwide entertainment properties into feature films, episodic series, video games, Web3 activations, consumer products, and LBE experiences. Upon the execution of definitive documentation, FBB expects to leverage its brand expander strategy to pursue LBE and immersive experiences tied to its upcoming slate of digital properties, and BRON will leverage its extensive production pipeline utilizing Epic Games’ Unreal Engine, as well as its network of award-winning talent, to create episodic series and feature films based on our Story-driven IPs, including The Hidden Realms of Katmandu, as well as additional properties owned by BRON, including Gossamer. BRON has been instrumental in more than 120 productions, including “House of Gucci,” “Joker,” “Ghostbusters: Afterlife,” “Greyhound” and “The Survivor,” and has built a robust slate of upcoming content across all platforms in collaboration with notable creative and distribution partnerships.

•        Epic Story Media.    Since May of 2022, our alliance with Epic Story Media has focused on expanding our proprietary Katmandu Story-driven IP beyond LBEs into a broader array of entertainment mediums, including content, gaming, and consumer products. We previously engaged Epic Story Media to develop Katmandu-based franchise management services and an animated episodic series, and are currently collaborating on Katmandu: EtherMerge and BEYONDLAND. The relationship also includes opportunities to jointly roll out worldwide entertainment-based initiatives related to specific brands that Epic Story Media owns directly or represents. These initiatives are contemplated to potentially include feature films, episodic series, video games, live entertainment, Web3 and metaverse activations, consumer products, and other forms of new media and technology. Epic Story Media or brands it represents may participate in these initiatives as co-financier, co-producer, and/or production studio, as well as provide support through marketing and distribution.

•        Unleashed Brands.    In September 2022, we entered into a memorandum of understanding with Unleashed Brands to, upon the execution of definitive documentation, co-develop and co-produce worldwide entertainment initiatives, including the installation of LBE experiences featuring our interactive gaming systems. The partnership contemplates the initial development of two first article locations to test the LBE experiences, which is planned to be followed by a long-term franchise rollout. Falcon’s will support this process by providing design, technical and IP development, positioning and marketing services for the developed locations.

•        Select brands featured on PBS Kids.    We have partnered with brands featured on PBS Kids to seek to bring Xavier Riddle and the Secret Museum, Dinosaur Train, Odd Squad, and Wild Kratts into the physical realm through fun, interactive environments that seamless integration media with hands-on exploration.

•        Hershey.    In October of 2022, we executed a letter of intent with The Hershey Licensing Company (“Hershey”) pursuant to which we are seeking to expand the Hershey brands by designing and deploying a new Hershey-themed attraction. As part of the development plan, Falcon’s intends to open at least four of the themed attractions, which are expected to include retail and dining components, within the next five years.

Competition

Each of our three business divisions face their own respective competitive landscapes.

FCG offers an extremely wide range of services to its outside clients and also works on internal development projects. Our broad services offerings include master planning, theme park design, digital media, attraction hardware, and experiential technologies. Design studios doing work for outside clients with which we compete include FORREC Ltd., ITEC Entertainment, Jack Rouse Associates (JRA), PGAV Destinations, and Thinkwell Group. Media production studios doing work for outside clients with which we compete include Mack, Pixomundo, Super 78, and Weta Workshop. Design studios working on exclusively internal development include Merlin Magic Making Ltd., Universal Creative, and Walt Disney Imagineering.

FBD competes in the leisure and entertainment industry. Our primary competition includes resorts offering meaningful entertainment options to guests, including theme parks, water parks, and adventure parks. Examples of these include Great Wolf Resorts, Kalahari Resorts, and Center Parcs, all of which offer hotels with on-site entertainment. We believe that the breadth of our entertainment offerings, the integration of our Story-driven IPs and the quality of our hotels sets us apart from these competitors. Our Katmandu Park also competes, and in the future our Falcon’s Central will compete, with other entertainment and excursion activities available to tourists in each of the markets in which we operate currently or will operate in the future; these vary by location. Our Falcon’s Resort by Meliá hotels compete with other luxury beach resorts in each of the markets in which we operate; these include Iberostar Group, Hilton Worldwide Holdings Inc., Hyatt Hotels Corp., Marriott International, Playa Hotels and Resorts, and Sandals Resorts International.

FBB competes in the digital entertainment content and consumer merchandising markets. Both feature a wide range of competitors. Key competitors include Authentic Brands Group, DotDash Meredith Inc., IMG, NBC Universal (Comcast Corp.), The Walt Disney Company, Warner Bros. Discovery, and WildBrain Ltd.

Our Strategy and Market Opportunity

Falcon’s is well positioned to capitalize on what we believe will be a secular shift in consumer demand to leisure and experiential entertainment. Our strategy is to grow profitably by:

•        expanding our Attraction-based IPs and Story-driven IPs through our joint venture relationships and FCG’s master planning and attraction design offerings;

•        reimagining traditional brand deployment and activation strategies through the anticipated deployment of consumer products, entertainment content, and social engagement in a fraction of common timelines;

•        synergizing with multiple Third-party Partnered Brands that can be deployed in numerous lanes concurrently, while leveraging those partners’ already-successful brand business strategies;

•        widening our potential audiences through culturally relevant stories and experiences that are inclusive of differing ethnicities, customs and cultures, appealing to a diverse and multigenerational range of consumers;

•        leveraging our relationship with Meliá, thereby gaining access to prime real estate world-wide and hotel properties that have the potential to become joint venture-owned and run properties that will benefit from our proprietary Story-driven IPs;

•        continuing to develop new proprietary ride system technology and software designed to immerse guests in our Story-driven IPs; and

•        leveraging the strength of our partnerships and alliances with Third-party Partnered Brand to accelerate popularity of our resort destinations as well as our own Story-driven IPs.

What Sets Us Apart

Our competitive strengths include the following:

•        Award Winning Track Record.    Our FCG and FBD divisions and their predecessor entities boast operating histories of 23 and 16 years, respectively. Our executive leadership team and current board of managers collectively has over 360 years of experience across design, implementation, and operations of experiential entertainment venues as well as media content production. Collectively, Falcon’s has been a winner of 30+ prestigious industry awards.

•        History of Customer Satisfaction.    FCG and its predecessor have master planned and executed over $100 billion of themed experiences since inception. Falcon’s 38% design-to-build rate is an illustration of our team’s success in designing experiences that can be feasibly built. 58% of first-time clients have contracted for additional services, and the scope of services contracted by returning clients averages 60x the scope of the initial project.

•        Proprietary Technology.    We have several patented and patent-pending proprietary attraction systems and technologies, developed internally at our Falcon’s X-Lab research and development center. Through our decades of attraction design, we have extensive insight into guest experience development and have been able to identify and act upon market trends in guest and user experiences.

•        Breadth of Services.    Our three divisions contribute to and strengthen one another, promoting continuity throughout projects. FCG offers a wide range of services, including master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales, essentially providing one-stop-shopping for the design and deployment of experiential entertainment venues. This breadth of services provides a key competitive differentiator and highlights the diverse skillset of our team. These services are complemented by our FBB division, which manages the monetization of our Story-driven IPs and Third-party Partnered Brands.

•        Meliá-Falcon’s Joint Ventures.    Our joint ventures with Meliá, one of the largest hoteliers in the world with more than 345 properties across over 40 countries, gives us access to real estate in prime beach communities. This access to real estate gives us the ability to deploy our Story-driven IPs and Attraction-based IPs in the heart of these tourist-rich beach destinations with our hotel guests providing a built-in audience for our Story-driven IPs. We also benefit from the on-the-ground operational support and expertise of Meliá given its long-standing presence in these markets, including human resources, financial and tax structuring, and governmental relationships.

•        Significant Tangible Asset Value.    The majority of the proceeds raised in connection with the Proposed Business Combination, after fees and expenses, are expected to be utilized for investment into FBD’s hard assets. Additionally, Meliá will contribute assets of equivalent worth into the joint ventures. Falcon’s expects to use moderate leverage in order to complete the buildout of these sites as well as to fund future expansions.

•        Relationship with Qiddiya.    Qiddiya Investment Company selected Falcon’s Creative Group as a major designer for projects in the tourism destination of Qiddiya, the “capital of Entertainment, Sports, and the Arts.” To date, Qiddiya Investment Company has engaged Falcon’s to lead the design of 26 distinct entertainment assets ranging from hotels to theme parks, including the region’s largest water theme park project. These engagements have led to a continuous collaboration between Qiddiya and Falcon’s over the past four years.

Marketing

Our marketing efforts vary by division and customer type (i.e., business versus consumer).

FCG’s marketing efforts are based largely on a business-to-business (“B2B”) approach. Given our over 20-year history, we are generally well-known in the themed entertainment industry and therefore benefit from word-of-mouth and customer referrals. To ensure that we maintain our industry profile, we have physical presence at industry tradeshows and are an active participant in industry organizations such as the International Association of Amusement Parks and Attractions (IAAPA), the Themed Entertainment Association (TEA) and the Visual Effects Society (VES). We

also have an extensive online presence, including a visually rich website featuring imagery and examples of our services, technologies, and ride systems, including numerous case studies, and we have invested substantially in search engine optimization resources to guide prospective clients to our website. FCG has an extensive social media presence on channels including Facebook, Instagram, and YouTube, although our most successful channel given our business-focused audience is our LinkedIn page, which has over 10,000 followers.

FBD’s marketing program is focused on promoting our resort and theme park locations to a consumer audience. We utilize traditional in-country marketing channels, such as billboards, radio advertisements, bus advertising, and pamphlets, as well as more innovative activations including wrapped public transportation vehicles. We also take advantage of social media channels to promote our parks and resorts. We partner with tour operators and travel agencies to include our entertainment offerings as a preferred or recommended excursion for leisure travelers. Finally, our resorts are marketed by the Meliá marketing department as part of its overall promotion of the Meliá brands.

FBB’s marketing program is still being refined and includes both B2B and business-to-consumer (“B2C”) approaches, integrating elements from our FCG and FBD marketing efforts. Brand licensing and distribution are marketed via channels such as trade shows, summits, and publications. This marketing covers the licensing of proprietary Story-driven IPs for the distribution of our original linear content, the licensing of our consumer merchandise, as well as our licensing of Third-party Partnered Brands. We are also developing B2C marketing to drive customer awareness of our media content and consumer merchandise. This strategy will include online as well as print marketing, in addition to third-party partner marketing.

Sales

Our sales strategies vary by division.

FCG’s sales strategy relies on an internal sales and customer relationship management team. This team develops sales leads sourced through our marketing strategies and continues to manage the customer relationship through project completion. Given the importance of repeat business, our team also maintains an ongoing relationship with most of our customers in an effort to generate future business. Illustrating the importance of repeat business, 58% of first-time clients have contracted for additional services, and the scope of services contracted by returning clients averages 60x the scope of the initial project.

FBD’s sales strategy relies on hotel bookings, walk-up ticket sales, excursion bookings through tour operators and sales to local residents and Meliá hotel customers. Hotel bookings are available on the Meliá website and through partner platforms (e.g., Expedia, Trip, and Jet2holidays). Katmandu Park tickets are and Falcon’s Central tickets will be available for purchase by walk-up visitors at our on-site ticket office, our own website, through on-line travel agents, and at Meliá or joint venture-owned hotels, as well as numerous ticket shops in the surrounding areas. Finally, we partner with tour operators and agencies to sell day-trip visits to tourists staying outside of walking distance.

FBB’s consumer merchandise sales will occur via retail locations at our FBD resorts, theme parks and, in the future, at our FC locations, online direct-to-consumer channels, vertically integrated retail, and third-party marketplaces. FBB expects to further pursue in-game micro-transactions as well as the licensing of media content to distributors.

Research and Development

Falcon’s develops proprietary technology and attraction systems through proactive research on the experiential entertainment industry focusing on strategies and technologies to facilitate the connection and interfacing between disparate proprietary, consumer, and commercial hardware and software systems to provide immersive interactive experiences in both the physical and virtual worlds.

We develop most of our products within the Falcon’s X-Lab facility in Orlando, Florida — a versatile research facility and prototype laboratory adjacent to our main studio used as the central test lab to research and experiment with emerging technologies in innovative applications.

We have established a team to develop the full slate of software, hardware and systems that power our products, integrating product management, engineering, analytics, data science, and design. As of March 31, 2023, we had 15 employees that actively participate in our research and development initiatives.

Customers and Concentration of Customer Risk

Our business divisions have significant individual customer relationships. FCG in particular tends to have customers that individually represent a significant amount of its consolidated revenues given that it is limited in the number of customers it can service for large master planning and design projects at any one time. Our FCG customers are often themed entertainment developers and operators, museums, zoos, aquariums, cruise lines, media producers, intellectual property holders, and others based in the United States and around the world in 27 countries. We are proud to have worked with Qiddiya Investment Company, MOTIONGATE Dubai, Fosun International Limited, the IMG Group, Delaware North Companies, and the National Geographic Society, to name a few.

For the year ended December 31, 2022, FCG’s three largest customers generated an aggregate of approximately 93% of FCG’s revenue. The three largest customers per period vary depending on the status of our projects.

We present a discussion of each of the three largest customers for the year ended December 31, 2022 below.

Customer No. 1 — Qiddiya Investment Company, a corporation wholly owned by Saudi Arabia’s Public Investment Fund, has engaged FCG to provide services for Qiddiya, a planned tourism destination and one of a series of large-scale projects to be constructed in Saudi Arabia. Qiddiya is planned to consist of 367 square kilometers of leisure and theme parks, sports arenas, academies for sports and the arts, concert and entertainment venues, racetracks and outdoor and adventure activities alongside nature and environment experiences. Since 2018, FCG has been engaged to lead the design of 26 different entertainment assets located in Qiddiya, including the now-completed master plan for its water theme park. The water theme park will be the country’s first and the region’s largest.

Various services agreements with Qiddiya Investment Company have been entered into between July 2018 and February 2023, providing for the provision of design, consultancy, creative guardianship, media production, and/or ride hardware procurement services related to the development of Qiddiya. Each of the agreements that we have entered into contains the scope of services and completion milestone requirements applicable to each particular entertainment asset or services to which the agreement relates. Because our work for Qiddiya is not subject to a master services agreement, our and Qiddiya Investment Company’s rights and obligations and our time to complete a specific task may vary from agreement to agreement and the terms and conditions of each agreement is generally tailored to the specific project or services covered by the applicable agreement. As of May 12, 2023, we have six active agreements with the Qiddiya Investment Company, each of which may be terminated at will by either FCG, after providing 14 days’ notice to Qiddiya Investment Company, upon a further notice of 42 days or Qiddiya Investment Company upon 14 days’ notice to FCG. Further, there are no cross-termination or cross-default provisions in these agreements, as they relate to discrete services or projects that are not dependent on each other.

Customer No. 2 — Sierra Parima, an affiliated party, focuses on developing and operating highly immersive theme parks and other entertainment, retail and dining establishments. FCG was engaged in September 2018 to provide concept design master planning review for a theme park project. FCG’s services have evolved throughout the years to include full concept master planning, schematic design master planning, attraction design, media production and project management services. FCG is still actively engaged in this project, which is scheduled to open fully by mid-2023.

The services agreements with Sierra Parima were executed in September 2019, May 2020, and May 2021, each for the provision of attraction hardware systems to be implemented within a theme park. Each of these agreements may be terminated by either FCG or the customer upon for breach of contract if such breach has not been remedied beyond 30 days of receipt of notice of default, or up to 120 days if a longer period is reasonably required to cure such breach.

Customer No. 3 — Saudi Entertainment Ventures (SEVEN) is the investment, development and operations arm of the Kingdom’s sovereign wealth fund in the entertainment sector. This customer originally contracted FCG in 2021 to provide theming schematic design consultancy services in connection with their entertainment development project. Additional engagements have included character design for the entertainment development project and a water park which are still currently in production.

The services agreements with SEVEN were executed in February 2021, September 2021, and April 2022, each for the provision of consultancy services for master planning and character design in a themed entertainment experience and water park. Each of the consultancy agreements that we have entered into with SEVEN contains the scope of services and completion milestone requirements applicable to each particular entertainment experience or services to which the agreement relates. Because our work for SEVEN is not subject to a master services agreement, our and SEVEN’s rights and obligations and our time to complete a specific task may vary from agreement to agreement and the terms and conditions of each agreement is generally tailored to the specific project or services covered by the applicable agreement. Each of these agreements may be terminated by the customer at will upon 15 days’ notice to FCG, or immediately in case of breach of contract. FCG may terminate due to customer’s failure to make payment within 60 days after it becomes due or if the agreement has been suspended for more than 180 days.

Seasonality

Our divisions face different seasonality trends. FCG faces minimal seasonality given the months- or years-long timelines of most client engagements. Seasonality in our FBD division is more material and is based on the tourism season in each of our markets, with some markets exhibiting more significant fluctuations between high and low seasons; most notably, the operating season for our Mallorca resort location is only April through October, and our highest occupancy levels, ticket sales and package rates occur during July and August. This seasonality in demand results in predictable fluctuations in revenue, results of operations and liquidity, which in Mallorca are consistently higher during the second and third quarters of each year than in the first and fourth quarters. The other markets in which our FBD division operates or is currently planning for or developing locations (i.e. Punta Cana, Dominican Republic, Playa del Carmen, Mexico and Tenerife, Spain) have year-round operations that experience more moderate seasonality than Mallorca.

FBB does not have sufficient operating history for us to determine seasonality; we expect the division to exhibit seasonality consistent with typical companies that operate in the Digital Entertainment Content and Consumer Merchandising industries. This seasonality is traditionally tied to entertainment content releases (e.g. film premieres, episodic series runs) and associated marketing spending, rather than time of the year. Consumer merchandise seasonality is also tied to holidays, with stronger sales typically occurring during the fourth quarter in the November to December period.

Cyclicality

All of our divisions are exposed to typical business cycle fluctuations given the discretionary nature of leisure and experiential spending. We believe that business cycle downturns impact our FBD division hotels more moderately than peer hotels in each market given the booking differentiator provided by our entertainment offerings. Our FBB division lacks sufficient operating history for us to determine exposure to cyclicality, but we do not have reason to believe that it would differ from other companies with similar levels of exposure to consumer discretionary spending.

Impact of the COVID-19 Pandemic

The COVID-19 pandemic had, and may continue to have, a material negative impact on the tourism, entertainment and attraction industries driven by worldwide restrictions on travel and public gatherings. Our business was impacted by delays in new and planned development spending by our FCG-end customers beginning in March 2020 and continuing into 2022. We took steps in response to the decline in revenues, including taking advantage of government funding including Employee Retention Credits and Payroll Protection Program loans, deferral of discretionary spending and securing additional capital via loans from our members.

The results and operations of our joint ventures, which include our FBD hotels and Mallorca theme park, were also negatively impacted by temporary closures of properties, limited operations, supply chain shortages, and decreased demand due to public health concerns associated with the pandemic and restrictions on international travel and group gatherings.

Our joint venture entities took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2020 and 2021 included, but were not limited to, (i) eliminating or deferring all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening; (ii) reducing or deferring capital expenditures starting in March 2020, including a one year postponement in the commencement of construction of the Punta Cana theme park; (iii) negotiating deferral of loan amortization and interest; and (iv) reducing seasonal labor during the period that the parks were closed or operating under capacity restrictions. Our joint venture entities also availed themselves of various COVID-19 relief programs from the Spanish and local governments, including government-backed loans from the Spanish State Finance Agency (“ICO”), grants from the Balearic government, and a twelve-month moratorium on the payment of mortgage loans relating to Spanish real estate properties subject to a hotel, tourist accommodation and travel agency activity.

Intellectual Property Protection

Our businesses and projects throughout the world are affected by our ability to exploit and protect our intellectual property assets, which include trademarks, copyrights, patents, and trade secrets. We also own registered domain names and have entered into, and will continue to enter into, both in-bound and out-bound licensing agreements of our intellectual property and the intellectual property of third parties.

We rely on the intellectual property laws of the United States and other relevant jurisdictions, as well as licensing agreements, confidentiality and non-disclosure agreements, and other contractual protections, to safeguard our intellectual property assets.

As of March 31, 2023, we are the record owners of: (i) 131 U.S. and non-U.S. trademark registrations and applications, (ii) 15 U.S. and non-U.S. patents and patent applications, and (iii) approximately 70 registered domain names.

Our on-boarding policy requires each of our employees to enter into a confidentiality agreement which provides that all inventions and discoveries that are conceived or made by such employee during their employment which relate in any manner to Falcon’s current business or future business will be the sole property of Falcon’s. Additionally, independent contractors involved in the creation and/or development of intellectual property for Falcon’s execute agreements that include confidentiality, work-for-hire, and intellectual property assignment provisions providing that Falcon’s owns the results and/or deliverables created under such agreements. We also take reasonable steps to control and monitor access to our software, documentation, proprietary technology, and other confidential information.

We continue to evaluate additional intellectual property protections to the extent we believe they would be beneficial and cost-effective. Despite our efforts to protect our intellectual property assets, our intellectual property could be deemed invalid or unenforceable or otherwise challenged and such efforts may be circumvented or otherwise unsuccessful. See the section entitled “Risk Factors,” including “Risk Factors — Risks Related to Our Intellectual Property” for a description of the risks related to our intellectual property.

Government Regulations

Given that we operate in several industries and geographically diverse locations, our operations are subject to a variety of rules and regulations. Several non-U.S. and U.S. federal and state agencies regulate various aspects of our business. We are subject to applicable laws and regulations in the United States and other countries in which we operate, and the rules and regulations of various governing bodies, which may differ among jurisdictions, including, without limitation, with respect to export restrictions, economic sanctions, consumer protection and privacy, data usage, data integrity, cybersecurity, intellectual property, content requirements, trade restrictions, tariffs, taxation and anti-corruption. These regulations are often complex and subject to varying interpretations, in many cases due to their lack of specificity, and as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as foreign, federal, state, and local administrative agencies. We may be required to incur costs to comply with these requirements, and the costs of compliance, investigation, remediation, litigation, and resolution of regulatory matters could be substantial. See the section entitled “Risk Factors,” including “Risk Factors — Risks Related to Regulatory, Legal and Compliance Matters” for a description of the risks related to the potential impact of government regulations.

Falcon’s Beyond Destinations

FBD is anticipated to be, and its joint venture entities and operations are, subject to applicable environmental laws and regulations in in the countries in which they operate hotels, theme parks, FCs or other properties, such as laws and regulations relating to water resources, discharges to air, water and land, the handling and disposal of solid and hazardous waste, and the cleanup of properties affected by regulated materials. Under these laws and regulations, should circumstances warrant, we may be required to investigate and clean up hazardous or toxic substances or chemical releases from current or formerly owned or operated facilities or to mitigate potential environmental risks. Environmental laws typically impose cleanup responsibility and liability without regard to whether the relevant entity knew of or caused the presence of the contaminants. The costs of investigation, remediation or removal of regulated materials may be substantial, and the presence of those substances, or the failure to remediate a property properly, may impair our ability to use, transfer or obtain financing with respect to our property.

At our hotels and theme parks, Falcon’s, Meliá, our joint ventures, and third-party service providers collect, use and retain large volumes of guest data, including credit card numbers and other personally identifiable information, for business, marketing and other purposes. We also maintain personally identifiable information about our employees. As such, we are subject to applicable security and data privacy laws and regulations in the countries where we operate regarding protection against the risk of theft, loss or unauthorized or unlawful use of guest, employee or company data. For example, FBD is subject to the General Data Protection Regulation (“GDPR”), which became effective on May 18, 2018. This EU law governing data privacy and protection applies to all of our activities conducted from an establishment in the EU or related to certain of our products and services offered in the EU, and imposes a range of compliance obligations regarding the handling of personal data.

In addition, our joint ventures are subject to other governmental regulations in the countries where they operate including, without limitation, labor, zoning and land use, minimum wage and health and safety regulations applicable to hotel, restaurant and theme park construction and operations.

Falcon’s Creative Group

FCG is subject to applicable federal and state regulation in the United States, including, without limitation, regulations relating to protection of intellectual property, such as copyright, patent, and trade secret and other propriety-rights laws and regulations. See “— Intellectual Property Protection” above for further information. Our products available in international markets are also subject to applicable U.S. and non-U.S. laws and regulations. When FCG is contracted to integrate its products with overseas businesses, we are subject to the laws and regulations relating to, as applicable, temporary work authorizations or work permits and other immigration matters of the countries where those businesses are located. These laws and regulations are continually evolving and are subject to change over time.

Falcon’s Beyond Brands

FBB is subject to applicable laws and regulations of the United States and other jurisdictions where it operates, including, without limitation, those relating to protection of intellectual property and data privacy and security. FBB, in its partnership with other brands and content creators, is also responsible for protecting the intellectual property of others in certain instances. We must design and operate our products and services in compliance with the applicable laws and regulations of the relevant jurisdiction(s).

Human Capital

The Company

Our key human capital management objectives are to attract, retain and develop the highest quality talent throughout our company. To support these objectives, we strive to provide our employees good working conditions and competitive pay, as well as a wide range of benefits programs to eligible employees. We continuously evaluate our benefits programs and policies to meet present and future employee needs and desires. These programs and policies are intended to ensure the well-being of our employees. Programs and policies applicable to our U.S. employees generally include, but are not limited to, access to medical, dental, life, short-term and long-term disability insurance benefits, a 401(k) and profit-sharing plan to assist employees in saving for their future and paid vacation and holidays. Additionally, to support the interests of our employees, we offer a matching gift plan where Falcon’s will match employee donations up to $2,000 to qualified nonprofit organizations and a community service program that allows for up to three days of paid time for community volunteer service.

At Falcon’s, culture is not just an incidental by-product of working together, it’s our way of life. We believe in integrity, inclusion, diversity, and fairness, as shown by the employee initiatives that we encourage and enforce:

•        respectful communication and cooperation between all employees;

•        teamwork and employee participation, encouraging the representation of all groups and employee perspectives;

•        work/life balance through flexible work schedules to accommodate employees’ varying needs; and

•        employer and employee contributions to our communities to promote a greater understanding and respect for diversity.

As of March 31, 2023, we had 100 full-time employees, of which 98 were based at our Orlando headquarters. None of our employees are covered by collective bargaining agreements. This does not include employees of our joint venture entities.

Falcon’s full-time employees include a thirteen-member executive team. FCG’s annual retention rate in each year over its 23-year history has averaged 84%. In June of 2022, Falcon’s was awarded the Orlando 2022 Top Workplaces regional award by Orlando Sentinel. This was based on the employee feedback captured with the Workplace Survey in 2022, where the overall employee engagement rate of respondents was 77%.

Our Joint Ventures

As of March 31, 2023, our two joint ventures with Meliá had approximately 378 year-round full-time employees, of which 128 are based in Spain and 250 are based in the Dominican Republic. In Spain, there are an additional 86 full-time employees that work all or a part of the operating season of the given property.

All of the Spanish joint venture employees are subject to collective bargaining agreements governed by Estatuto de los Trabajadores (the “Workers’ Statute”) of Spain. These agreements are reached after negotiations between unions, industry representatives and public administrators. At the beginning of 2023, there was a pre-agreement announced for a 5.0% wage increase in 2023 and 3.3% in 2024 (applying only to the positions that are being remunerated with the collective bargain agreement). We consider our employees relations to be good.

Insurance

The Company

We maintain insurance, excess coverage, or reinsurance for property and commercial general liability, personal and advertising injury, automobile liability, professional services liability, workers’ compensation, cybersecurity. and other coverage in amounts and on terms that our management believes are commercially reasonable and appropriate, based on our actual claims experience and expectations for future claims.

We also maintain insurance for our non-US activities and operations including commercial general liability, automobile liability, employer’s liability, kidnap and ransom, and other coverage in amounts and on terms that our management believes are commercially reasonable and appropriate, based on our actual claims experience and expectations for future claims.

There can be no assurance that our insurance coverage will be adequate to cover all claims to which we may be exposed.

Meliá-Falcon’s Joint Venture Entities

Our joint venture entities maintain insurance for property, professional services liability, commercial general liability and other appropriate coverage in amounts and on terms that our management believes are commercially reasonable and appropriate for businesses operating in the tourism industry in Spain and the Dominican Republic, based on Falcon’s, Meliá’s and the joint ventures entities’ actual claims experience and expectations for future claims. The joint venture entities also maintain general accident insurance and life insurance. This general liability insurance provides coverage for hotel and theme park employees’ death and incapacity, resulting from our operations. We believe these insurance policies are adequate for foreseeable losses and on terms and conditions that are reasonable and customary with solvent insurance carriers. In addition, the joint ventures maintain what we believe to be appropriate levels of insurance coverage in areas where there is a high probability of severe weather events or earthquakes.

The types and levels of coverage the joint ventures obtain may vary from time to time depending on their view of the likelihood of specific types and levels of loss in relation to the cost of obtaining coverage for such types and levels of loss and they may experience material losses that exceed, or are not covered by, their insurance.

We generally evaluate our insurance policies on an annual basis, which may involve renegotiation of terms as necessary. The majority of our current insurance policies were renewed at the beginning of the second quarter of 2023. We cannot predict the level of the premiums that we may be required to pay for subsequent insurance coverage, the level of any retention applicable thereto, the level of aggregate coverage available or the availability of coverage for specific risks.

Litigation

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our various business divisions, the outcomes of which are subject to uncertainty. For example, FBD could become involved in claims or proceedings involving tort and other general liability claims asserted by customers, clients or service providers, workers’ compensation and other employee claims, or environmental or other regulatory matters. FBB could become involved in proceedings involving claims related to protection of FBB’s intellectual property, copyrights and/or patents or disputes with business partners; and FCG could be subject to material claims, or become involved in proceedings involving material claims related to intellectual property, whether to enforce our intellectual property or to defend against any allegation of infringement of others’ intellectual property. These disputes may be with vendors, service providers or third-party contractors.

The outcomes of such legal proceedings are uncertain and, regardless of the outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors. Information regarding legal proceedings is included in Note 15, “Commitments and Contingencies”, to Falcon’s financial statements included in this proxy statement/prospectus for information on certain significant litigation matters.

Properties

Our parks, hotels and other properties of the Company and its joint ventures are described under the section entitled “Information about Falcon’s — Falcon’s Beyond Destinations.” The table below provides a brief description of other properties owned or leased by the Company and its joint ventures.

Location	Approximate Size	Use	Business Division
Higüey, la Altagracia, Dominican Republic	43,123 m2	Owned Property for Katmandu Park*	FBD
Arona, Tenerife (Spain)	21,260 m2	Owned Property for Hotel Sol Tenerife*	FBD
Calvià, Mallorca (Spain)	15,205 m2	Owned Property Sol Katmandu Park and Resort*	FBD
Calvià, Mallorca (Spain)	6,600 m2	Leased Golf Course*	FBD
Orlando, Florida (headquarters)	16,000 ft2	Leased Office Space	FCG, FBD, FBB
Orlando, Florida	6,537 ft2	Warehouse	FCG
Makati City, Manila (Philippines)	111 ft2	Leased Office Space	FCG

____________

*        Owned through joint ventures

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Falcon”, “FBG” or the “Company” refer to Falcon’s Beyond Global, LLC and its subsidiaries prior to the consummation of the Business Combination.

The following discussion and analysis provides information that Falcon’s management believes is relevant to an assessment and understanding of Falcon’s consolidated results of operations and financial condition. The following discussion and analysis should be read in conjunction with Falcon’s audited consolidated financial statements and notes to those statements included elsewhere in this registration statement. Certain information contained in this management discussion and analysis includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements,” and “Risk Factors” in this registration statement.

The following discussion and analysis of financial condition and results of operations of Falcon is provided to supplement the consolidated financial statements and the accompanying notes of Falcon included elsewhere in this registration statement. We intend for this discussion to provide the reader with information to assist in understanding Falcon’s audited consolidated financial statements and the accompanying notes, the changes in those financial statements and the accompanying notes from period to period along with the primary factors that accounted for those changes.

Overview of Business

The Company is an experiential entertainment development enterprise focusing on three core businesses: (i) master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement and sales for the themed entertainment industry; (ii) development, ownership and operation of entertainment destinations, including resort hotels and theme parks through joint venture relationships and Company-owned retail, dining, and entertainment (“RD&E”) zones; and (iii) production, development, and licensing of proprietary narrative, story-driven Intellection Property (“IP”) and third-party partnered brands through multiple media and consumer products channels.

Basis of Presentation

The Company was formed on April 22, 2021, for the purpose of acquiring the outstanding membership units of the Katmandu Business and the Falcon’s Business. On April 30, 2021, The Magpuri Revocable Trust, owners of the Falcon’s Business, and Infinite Acquisitions, owners of the Katmandu Business, entered into a Consolidation Agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in the Falcon’s Business in exchange for 33.33% of the membership interests of the Company, and Infinite Acquisitions contributed 100% of its ownership in the Katmandu Business in exchange for 66.667% of the membership interests of the Company (the “Falcon Transaction”). For more information about the Falcon Transaction, see notes 1 and 3 to our audited consolidated financial statements for the years ended December 31, 2022 and 2021 included elsewhere in this proxy statement/prospectus.

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). All amounts are shown in thousands of U.S. dollars unless otherwise stated.

The following reflects our results of operations for the three months ended March 31, 2023 (“2023 Interim Period”) and the three months ended March 31, 2022 (“2022 Interim Period”), which were derived from the unaudited condensed consolidated financial statements and notes thereto included elsewhere in this registration statement, and for the year ended December 31, 2022 (“2022 Period”) and the year ended December 31, 2021 (“2021 Period”), which were derived from the audited consolidated financial statements and notes thereto included elsewhere in this registration statement. For the purpose of performing a comparison to the 2022 Period, we have prepared unaudited pro forma combined supplemental financial information for the year ended December 31, 2021 (“2021 Pro Forma Period”), which gives effect to the Falcon Transaction as if it had occurred on January 1, 2021. The unaudited 2021 Pro Forma Period discussed herein has been prepared in accordance with Article 11 of Regulation S-X, does not purport to represent what our actual consolidated results of operations would have been had the Falcon Transaction occurred on

January 1, 2021, nor is it necessarily indicative of future consolidated results of operations. The unaudited 2021 Pro Forma Period is being discussed herein for informational purposes only and does not reflect any operating efficiencies or potential cost savings that may result from the consolidation of operations.

In preparing the 2021 Pro Forma Period, we combined the 2021 Period and the historical financial information of Falcon’s for the four-month period ended April 30, 2021 adjusted the historical results to give effect to the Falcon Transaction as if it occurred on January 1, 2021. The pro forma adjustments were determined in accordance with Article 11 of Regulation S-X and reflect acquisition-related adjustments, including the elimination of intercompany activity and the impact of acquisition-related fair value adjustments. The 2021 Pro Forma period does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Falcon Transaction.

We conduct our business through the following five operating and reportable segments, organized based on product lines and by geography for our location-based entertainment: Falcon’s Creative Group, LLC (“FCG”), PDP, Sierra Parima S.A.S. (“Sierra Parima”), Destinations Operations, and Falcon’s Beyond Brands (“FBB”). We collectively refer to the Destination Operations, PDP and Sierra Parima segments as our “Falcon’s Beyond Destinations division” (“FBD division”).

During the 2022 fiscal year, we created a fifth reportable segment, our FBB division, which deploys story-driven IPs and third-party partnered brands through digital entertainment content and consumer merchandise and to broaden our monetization channels. Our unique brand expander strategy takes story-driven IPs and seeks to compress the timeline for monetization by deploying these IPs across multiple vectors simultaneously. Accordingly, FBB’s revenue, financial results, and future financial performance will depend on its ability to compress the timeline for monetization and its ability to deploy these properties through multiple channels. There are no costs related to these activities in 2021 or prior periods. As of the date of this proxy statement/prospectus, our FBB division has entered into partnerships or alliances with BRON, Epic Story Media, PBS Kids, Unleashed Brands and Hershey. See “Information about the Company — Falcon’s Beyond Brands” for more information about our partnerships and alliances.

•        FCG focuses on master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales for third-party clients as well as company-owned destinations.

•        PDP, our unconsolidated joint venture with Meliá Hotels International, focuses on the development, ownership and operation of hotel resorts, theme parks and RD&E zones in Spain.

•        Sierra Parima, our unconsolidated joint venture with Meliá Hotels International, focuses on the development, ownership and operation of hotels resorts, theme parks and RD&E zones in Punta Cana.

•        Destinations Operations provides development and management services for themed entertainment to PDP, Sierra Parima and new development opportunities.

•        FBB is utilized for the development and commercialization of Company owned and third-party intellectual property through consumer products and media.

Our Chief Operating Decision Makers are the Executive Chairman and the Chief Executive Officer who are both responsible for allocating resources and evaluating the financial performance of our segments. Segment financial performance is evaluated based on segment revenue and earnings before interest, taxes, foreign exchange gains (losses) and depreciation and amortization.

This proxy statement/prospectus also includes: (i) audited consolidated financial statements as of and for the years ended December 31, 2022, and 2021 for our unconsolidated joint venture, PDP, and (ii) audited consolidated financial statements as of and for the years ended December 31, 2022, and 2021 for our unconsolidated joint venture, Sierra Parima. We are including these financials statements because of the significance of these unconsolidated joint ventures to our results of operations.

Recent Developments

Business Combination and Public Company Costs

On July 11, 2022, we entered into the Original Merger Agreement with FAST II, Pubco and Merger Sub. On January 31, 2023, we entered into the Merger Agreement with revised terms to align the equity consideration and sponsor economics with shareholders by aligning meaningful transaction consideration to capital raised, financial performance, and share price targets. On June 25, 2023, the Company entered into an Amendment to the Merger Agreement to provide for the reclassification of a number of Company Units necessary to meet initial listing requirements and revise the earnout targets for the fourth quarter of 2024. Pursuant to the Merger Agreement, and subject to the terms and conditions contained therein, the Business Combination will be affected in two steps: (a) at the SPAC Merger Effective Time, FAST II will merge with and into Pubco, with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) at the Acquisition Merger Effective Time, Merger Sub will merge with and into the Company, with the Company as the surviving entity of such merger. Following the Closing of the Business Combination, the direct interests in the Company will be held by Pubco and the holders of the limited liability company units of the Company outstanding as of immediately prior to the Business Combination. For more information about the Merger Agreement, please see “Proposal No. 1 — The Business Combination Proposal — Background of the Business Combination.”

The SPAC Merger is expected to be accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. The Acquisition Merger is also expected to be accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, will continue to collectively have a controlling interest (as determined in accordance with GAAP) in Pubco through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger will be treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, the results of operations presented for the period prior to the Acquisition Merger will be those of the Company.

The most significant change in Pubco’s future reported financial position and results is expected to be an estimated increase in cash (as compared to the Company’s balance sheet at March 31, 2023) of approximately $5.1 million, assuming all holders of FAST II’s Class A Common Stock exercise their redemption rights, or an estimated increase in cash (as compared to the Company’s balance sheet at March 31, 2023) of $70.9 million, assuming no holders of FAST II’s Class A Common Stock exercise their redemption rights. Total direct and incremental transaction costs expected to be incurred by the Company and by FAST II are estimated to be approximately $29.5 million and $25.3 million, assuming no redemptions and maximum redemptions, respectively, which excludes the Base Fee owed by FAST II to Jefferies LLC upon the consummation of the Business Combination. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Business Combination, we expect that Pubco will become an SEC-registered and listed company, which will require Pubco to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Pubco expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, we expect both our capital and operating expenditures will increase significantly in connection with our ongoing activities, as we:

•        continue to invest in our technology,

•        deploy our Company’s FBB division’s products,

•        sign up new properties for our Company’s FBD division,

•        hire additional personnel,

•        obtain, maintain, expand and protect our intellectual property, and

•        operate as a public company.

Subscription Agreement

Concurrently with the execution of the Merger Agreement, the Company and Infinite Acquisitions entered into the Subscription Agreement, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, an aggregate of six million units (“Company Financing Units”) at a price of $10.00 per Company Financing Unit for aggregate gross proceeds of $60.0 million.

On October 6, 2022, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $20.0 million of the debt owed to Infinite Acquisitions was converted to 2,000,000 Company Financing Units. As of the date of this proxy statement/prospectus the private placement has been fully funded. Infinite Acquisitions has been issued 6,000,000 Company Financing Units under the Subscription Agreement for an aggregate consideration of $60.0 million, including the debt to equity conversion. See “Liquidity and Capital Resources — Subscription Agreement” for additional details.

On May 10, 2023, the Company and Infinite Acquisitions entered into the Subsequent Subscription Agreement, pursuant to which Infinite Acquisitions agreed to subscribe for and purchase, and the Company agreed to issue and sell to Infinite Acquisitions, in one or more closings, prior to or substantially concurrently with the Closing, the Additional Private Placement Investment Amount of Company Financing Units at a price of $10.00 per Company Financing Unit, which approximates $20.0 million and up to 2,000,000 units. As of the date of this proxy statement/prospectus, no Company Financing Units have been issued pursuant to the Subsequent Subscription Agreement.

On June 23, 2023, the Company entered into an amendment to the Subsequent Subscription Agreement to reflect the Recapitalization described below.

Recapitalization

On June 22, 2023, the Company issued 54,587,077 Company Units to its members in connection with a membership unit recapitalization (the “Recapitalization”), whereby each outstanding membership unit was exchanged into approximately 0.577 Company Unit.

Amendment to Credit Agreement

On June 23, 2023, the Company entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisition (as so amended, the “Credit Agreement”), pursuant to which (i) Pubco joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) Pubco, the Company and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for shares of Pubco Series A Preferred Stock at the Acquisition Merger Closing.

In the event the transactions contemplated by the Merger Agreement are consummated, at the Acquisition Merger Closing, each Debt Transferee who has executed an exchange agreement with Pubco (the “Exchange Agreement”), within 20 days after the effective date of the registration statement relating to the Business Combination, has the right to exchange such Transferred Debt into shares of Pubco Series A Preferred Stock at an exchange price of $10.00 per share of Pubco Series A Preferred Stock and the accrued interest in cash. To the extent that Debt Transferees representing a majority of the outstanding amount of the Transferred Debt, in the aggregate, agree to exchange their Transferred Debt, the remaining amount of Transferred Debt not exchanged shall be automatically exchanged for Pubco Series A Preferred Stock concurrently with the Acquisition Merger Closing, without any further action required by the remaining Debt Transferees, and such remaining Debt Transferees shall be deemed to have entered into the Exchange Agreement. For a description of the Credit Agreement, see the section titled “Certain Relationships and Related Party Transactions.”

Cybersecurity Incident

In late May 2023, we experienced a network intrusion in which an unauthorized third party accessed and exfiltrated certain information from specific systems. In response to this incident, we secured our digital assets within our computer systems, promptly temporarily shut down our financial reporting systems, and commenced an investigation with assistance from an outside cybersecurity firm. We also exercised reasonable efforts to identify data that may have been exfiltrated and took all reasonable steps to secure such data. To date, we have no credible evidence that exfiltrated data was publicly released. The specific data involved in the incident is in the process of being analyzed for impact and potential legal notice obligations, and appropriate next steps will be taken following the completion of the ongoing review efforts.

In connection with this incident, we have incurred certain incremental one-time costs of $0.3 million related to consultants, experts and data recovery efforts, and expect to incur additional costs related to cybersecurity protections in the future. We maintain limited insurance coverage for certain expenses and potential liabilities that may be associated with the incident that will cover claims up to $50,000.

The temporary operational disruptions that occurred due to this incident did not have a long-term impact on our results of operations. We performed appropriate procedures to validate the accuracy and completeness of information involved in our financial reporting, and we had no indication that the accuracy and completeness of any financial information was impacted as a result of the incident. We are in the process of implementing a variety of measures to further enhance our cybersecurity policies and procedures in order to help protect against this type of event in the future.

Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting the results of operations are summarized below.

The COVID-19 Pandemic

Our business and operations were negatively impacted by the COVID-19 pandemic for a number of underling factors as follows:

Falcon’s Creative Group (“FCG”):

•        the execution of work for the ongoing projects was halted;

•        approval of new contracts and modification of ongoing projects was delayed due to financial and operational uncertainty of the leisure and theme park industry; and

•        the Company did not reduce headcount as a result of project delays and continued to incur labor costs.

Producciones de Parques, S.L. (“PDP”):

•        Closures of properties and limited operations, specifically

(1)    The Sol Katmandu Park & Resort

•        Complete closure from January 1, 2020, to July 19, 2020 (200 days)

•        Partial operations with limited capacity from July 20, 2020, to September 6, 2020 (48 days)

•        Partial operations from July 1, 2021, to October 31, 2021 (122 days)

(2)    The Sol Tenerife Hotel

•        Complete closure from March 22, 2020, to July 16, 2020 (117 days)

•        Partial operations with limited capacity from July 17, 2020, to December 31, 2020 (168 days)

•        Complete closure from January 13, 2021, to June 30, 2021 (168 days),

•        Partial operations with limited capacity from on July 1, 2021, to December 31, 2021,

•        supply chain shortages; and

•        decreased demand due to public health concerns and international travel restrictions.

Sierra Parima:

•        delays on construction in Punta Cana properties given international travel restrictions that lead to delay in opening the park by more than a year.

We took steps in response to the decline in our results of operations, including taking advantage of government funding such as the Employee Retention Credits and Payroll Protection Program (the “PPP”) loans, deferral of discretionary spending and securing additional capital via loans from our members.

Our joint venture entities took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2021 and 2022 included, but were not limited to, (i) eliminating or deferring all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening; (ii) reducing or deferring capital expenditures starting in March 2020, including a one year postponement in the commencement of construction of the Punta Cana theme park; (iii) negotiating deferral of loan repayment; and (iv) reducing seasonal labor during the period that the parks were closed or operating under capacity restrictions. Our joint venture entities also availed themselves of various COVID-19 relief programs from the Spanish and local governments, including government-backed loans from the Spanish State Finance Agency (“ICO”), grants from the Balearic Islands government, and a twelve-month moratorium on the payment of mortgage loans relating to Spanish real estate properties used as hotels, tourist accommodations or for travel agency activities.

For additional discussion of the adverse impact of COVID-19 on our business see “Risk Factors — Risks Related to the Company — Business and Business Development Risks.”

Equity Method Investments

Our financial results are impacted by our 50% ownership of the equity interests in our three unconsolidated joint ventures, PDP, Sierra Parima and Karnival TP-AQ Holdings Limited (“Karnival”), as described further below, which are recognized as equity method investments. We have recognized approximately $(1.3) million and $0.1 million Share of gain (loss) from equity method investments for the three months ended March 31, 2023, and 2022, respectively.

On November 2, 2021, the Company entered into a Joint Venture Agreement to acquire a 50% interest in Karnival, a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first facility is under development with an expected opening in late 2024. The results of operations are immaterial for the periods presented.

The carrying value of our investments and advances as of March 31, 2023, was comprised of approximately $24.2 million for PDP, $40.8 million for Sierra Parima and $6.6 million for Karnival. The carrying value as of December 31, 2022, was comprised of approximately $23.7 million for PDP, $41.7 million for Sierra Parima and $6.6 million for Karnival.

The tables below summarize the results of operations of PDP and Sierra Parima for the years ended December 31, 2022 and 2021 and for the three months ended March 31, 2023 and 2022. For more information, see the audited consolidated financial statements of PDP and the audited financial statements of Sierra Parima included elsewhere in this proxy statement/prospectus. The results of operations for Karnival were not material for the periods presented and, as such, not included in the tables below.

	(Unaudited) Three months ended March 31, 2023		(Unaudited) Three months ended March 31, 2022		Year ended December 31, 2022		Year ended December 31, 2021
	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima	PDP(2)	Sierra Parima	PDP(2)	Sierra Parima
Total revenues	$6,342	$234	$4,574	$51	$33,962	$226	$14,072	$155
Income (loss) from operations	505	(2,736)	(393)	(233)	2,540	(3,403)	(3,384)	(996)
Net Income (loss)	$182	$(2,744)	$545	$(265)	$6,457	$(3,438)	$(3,786)	$(1,051)

____________

(1)      The PDP summarized statement of operations for the three months ended March 31, 2023 and 2022 were translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1.00 to $1.0774 and €1.00 to $1.1164, respectively.

(2)      The PDP summarized statement of operations for the years ended December 31, 2022 and 2021 were translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1.00 to $1.0520 and €1.00 to $1.1797, respectively.

We expect the operating results of our unconsolidated joint venture Sierra Parima to be positively impacted in future periods by the opening of Katmandu Park in Punta Cana in March 2023. We expect this property to start generating positive EBITDA and cash flow in the third quarter of 2023. However, we expect a lower share of earnings from our unconsolidated joint ventures during the period that our Sol Tenerife Hotel is closed for remodeling, which we expect will take fifteen to eighteen months. A start date for the remodeling has not yet been finalized.

Timing of Current Projects and Future Geographic and Product Expansion

Our financial results and liquidity needs vary from quarter-to-quarter or year-to-year depending on the timing of:

•        our signing of agreements with and related disbursement from our FBG clients;

•        completion of our current FBD projects;

•        opening of new themed entertainment resorts and themed parks such as the Tenerife and Playa del Carmen themed parks which are expected to open in 2024 and 2025, respectively;

•        our contributions to our existing and new joint ventures; and

•        the launch of new products and services such as our planned Falcon’s Central RD&E zones in our FBD theme parks.

Industry Growth

Our financial profile is associated with several secular trends in the industries we serve and our three distinct end-markets: themed entertainment design and master planning, leisure tourism and digital entertainment content. Demand for our services is, in part, driven by the growth of our underlying end markets and consumer tastes and preferences, which are subject to change. We are also impacted by how much consumers spend to access content and immersive experiences and to travel to our themed resorts. The level of consumer spending depends, in turn, on economic conditions and consumer content consumption trends, as well as preferences related to specific formats of consumption and travel destinations. See “Information about the Company — Market and Industry Overview” for a more detailed description of market trends in our three end markets.

Our ability to generate revenue is sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of our brands and the assets, including our themed entertainment resorts and theme parks, that we own through our unconsolidated joint ventures. We believe that we offer an experience-driven platform, and that we are well-positioned at the intersection of key long-term macro trends. However, changes in short term macro-level consumer spending or industry trends could result in significant fluctuations in our results of operations.

Market and Economic Conditions.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income, unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals and inflation, can impact our operating results. While consumer and corporate spending may decline at any time for reasons beyond our control, the impacts on our results of operations become more acute in periods of a slowing economy or recession, which may be accompanied by changes in corporate spending in new projects and decreases in visits to our themed entertainment resorts and theme parks. During periods of reduced economic activity, consumers have historically reduced their discretionary spending and corporate entities have reduced or cut their spending on new projects, which could result in reductions in our FCG revenue from third-party projects and in our FBD revenues from guests at our resorts. A prolonged period of reduced consumer or corporate spending could have an adverse effect on our business, financial condition, and results of operations.

Seasonality

Our divisions face different seasonal trends. Our FCG division faces minimal seasonality given the longer timelines of most client engagements. Our FBD division faces seasonal trends as its revenues and share of residual income are primarily generated from the operations of our unconsolidated joint venture entities, PDP and Sierra Parima. Accordingly, seasonality in our FBD division is more material and is based on the tourism season in each of our markets, with some markets exhibiting more significant fluctuations between high and low seasons; most notably, the operating season for our Mallorca resort location is April through October, and our highest occupancy levels, ticket sales and package rates occur during July and August. This seasonality in demand results in predictable fluctuations in revenue, results of operations and liquidity, which in Mallorca are consistently higher during the second and third quarters of each year as compared to Tenerife where revenue is consistently higher during the first and fourth quarters of each year.

The effect of seasonality will vary as our market mix and product mix continues to evolve. We expect that seasonal variation in revenues and our share of residual income for our FBD division will decrease as we continue to expand in new and existing markets, thereby reducing geographic concentration. The other markets in which our FBD division operates or is currently planning for or developing locations (i.e., Punta Cana, Dominican Republic, Playa del Carmen, Mexico and Tenerife, Spain) have year-round operations that experience more moderate seasonality than Mallorca. The seasonality of the leisure tourism industry and the location of our planned resorts in the Dominican Republic and Mexico are expected to result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period.

Impact of Inflation

The COVID-19 pandemic and regional travel restrictions and the war in Ukraine have led to problems in global supply chains and caused supply bottlenecks in many sectors of the economy. During the second half of 2021 and throughout 2022 these events slowed down the economic recovery and led to a significant increase in inflation in many regions, including Spain where our FBD resorts and parks are located and the United Kingdom, where many of our resorts’ guests are based. Operators of lodging properties, in general, possess the ability to adjust room rates to reflect the effects of inflation. However, competitive pressures may limit our ability to raise room rates at our themed resorts to fully offset inflationary cost increases.

The principal factors contributing to the inflationary pressures that have been experienced or will be experienced by our FBD division include, but are not limited to, increases in the prices of transportation and fuel affecting our guests, increases in labor costs at our Mallorca and Tenerife resorts, and increases in the costs of materials that will be used to develop our future resorts. We have not been impacted by increases in the costs of materials at our Punta Cana resort because we had entered into all material agreements for the development of the resort prior to the COVID-19 pandemic.

The principal factors contributing to the inflationary pressures that have been experienced by our FCG division include, but are not limited to, increases in labor-related costs.

Risks Associated with Future Results of Operations

For additional information on the risks associated with future results of operations, please see “Risk Factors — Risks Related to the Company” including, but not limited to “— Business and Business Development Risks,” “— Risks Related to our Joint Ventures,” “— Operational Risks and Risks Related to Our Industries,” “— Risks Related to Changing Economic Conditions.”

Components of Our Results of Operations

Revenue

In our FCG segment, we generate revenues from master planning, attraction design, project management, digital content, experiential technology services and sales of theme park ride hardware using our patented technology. In our Destinations Operations segment, we generate revenues through the management of resorts and theme parks and incentive fees.

Project design and build expense

Our Project design and build expenses primarily include project related direct wages, freelance labor, hardware, and software costs.

Selling, general and administrative expense

Our Selling, general and administrative expenses include payroll, payroll taxes and benefits for non-project related employee salaries, taxes, and benefits as well as technology infrastructure, marketing, occupancy, finance and accounting, legal, human resources, and corporate overhead expenses. Our Selling, general and administrative expenses include third-party accounting and legal costs related to the preparation of the Company’s public offering, as well as costs incurred related to the Falcon Transaction.

Research and development expense

Research and development expenses primarily consist of third-party vendor costs involved in research and development activities primarily related to the development of new FBB products which include new card games, mobile games and a new animated series as well as development of the new FBD resort concept. Research and development expenses are expensed in the period incurred. We expect expenses to increase in future periods as we continue to invest in research and development activities to achieve our operational and commercial goals.

Depreciation and amortization expense

Our Depreciation and amortization expense is primarily attributed to the amortization of finite-lived intangible assets, comprising of trade names, customer relationships, developed technology and right-of-use assets for our finance lease. We also incurred depreciation expenses for property and equipment utilized in the operation of our businesses.

Payroll protection loan forgiveness and Employee retention credits

Our 2021 Payroll protection loan forgiveness consists of income resulting from the forgiveness of both the outstanding principal and accrued interest related loans received from the PPP Loans.

Our employee retention credits relate to credits received during 2021 from the United States Department of the Treasury (the “Treasury”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).

Share of gain or loss from equity method investments

Our Share of gain or loss from equity method investments represents our proportional share of net earnings or losses of our unconsolidated joint ventures.

Our parks and resorts, which are operated within our unconsolidated joint ventures, generate revenues through the sales of hotel rooms, park admissions, food and beverage, merchandise, and ancillary services. Our resorts benefit from a booking advantage from the inclusion and proximity of our entertainment offerings and premium shopping and dining experiences.

The principal costs of our parks and resorts are employee wages and benefits, advertising, maintenance, utilities, and insurance. Factors that affect costs include fixed operating costs, competitive wage pressures, food, beverage and merchandise costs, costs for construction, repairs and maintenance and inflationary pressures. As a result of the impact of the COVID-19 pandemic on our unconsolidated joint ventures, the fixed operating costs, and other costs unrelated to hotel occupancy and park attendance resulted in operating losses for PDP and Sierra Parima for the periods presented.

Interest expense

Our Interest expense consists primarily of the interest on our debt instruments and finance lease liabilities. See note 6 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a description of our indebtedness and “— Liquidity, Capital Commitments and Resources” below. On October 6, 2022, $20.0 million of the outstanding related party debt as of that date was converted to equity. See “The Business Combination and the Merger Agreement — Related Agreements — Subscription Agreement.”

Foreign exchange transaction gain (loss)

Our Foreign exchange transaction gain (loss) include our transactional gains and losses on the settlement or re-measurement of our non-functional currency denominated assets and liabilities. Since we conduct business in jurisdictions outside of the United States, we generate realized and unrealized transactional foreign exchange gains and losses from the remeasurement of U.S. dollar denominated cash and debt balances held by Fun Stuff, our Euro functional currency subsidiary, and the settlement of vendor balances denominated in non-functional currencies. As the U.S. dollar strengthens against the Euro, we record realized and unrealized foreign exchange losses; as the U.S. dollar weakens against the Euro, we record realized and unrealized foreign exchange gains.

Income tax

We are organized as a limited liability company taxed as a partnership. Our financial statements do not include a provision for federal or state income tax expense or benefit as our taxable income or loss is included in the tax returns of our members. Our foreign subsidiaries and unconsolidated joint ventures are subject to tax in their local jurisdiction and we record a provision for income tax expense or benefit where applicable.

Results of Operations

The following comparisons are historical results and are not indicative of future results, which could differ materially from the historical financial information presented.

2023 Interim Period and 2022 Interim Period

	(Unaudited) Three months ended March 31, 2023	(Unaudited) Three months ended March 31, 2022
Revenue	$9,194	$2,951
Expenses:
Project design and build expense	6,288	2,048
Selling, general and administrative expense	10,003	3,213
Research and development	463	53
Depreciation and amortization expense	1,342	223
Loss from operations	(8,902)	(2,586)
Share of gain or (loss) from equity method investments	(1,279)	139
Interest expense	(271)	(295)
Foreign exchange transaction loss	599	(307)
Net loss before taxes	(9,853)	(3,049)
Income tax benefit	3	—
Net loss	$(9,850)	$(3,049)

Revenue

	(Unaudited) Three months ended March 31, 2023	(Unaudited) Three months ended March 31, 2022
Design and project management services	$5,916	$2,009
Media production services	75	200
Attraction hardware and turnkey sales	1,874	742
Digital media licenses	1,329	—
Total revenue	$9,194	$2,951

Revenue increased $6.2 million to $9.2 million for the three months ended March 31, 2023, compared with $3.0 million for the three months ended March 31, 2022. The increase was attributable to a $5.1 million increase associated with new long-term contracts for design and project management services and attraction hardware and turnkey sales services, including a $3.9 million increase related to contracts with Qiddiya Investment Company and $1.2 million increase related to contracts with Sierra Parima and Katmandu. Additionally, digital ride media revenue related to a digital media licensing contract with Sierra Parima resulted in a $1.3 million increase. These increases were offset by a $0.2 million decrease in revenue related to all other contracts.

Project design and build expense

Project design and build expense increased $4.3 million to $6.3 million for the three months ended March 31, 2023, compared with $2.0 million for the three months ended March 31, 2022. The increase was driven primarily by an increase of sales with higher margin projects within FCG compared to the three months ended March 31, 2022. During the three months ended March 31, 2023, we entered into new long-term higher margin contracts for design and project management services, offset by lower margin attraction hardware and turnkey sales services, most of which are higher dollar value jobs due to their increased length, scale, and complexity. Additionally, $1.3 million in revenue was recognized for the three months ended March 31, 2023 related to the digital media licensing contract with Sierra Parima, which was partially offset by depreciation and amortization on the underlying digital media asset. As such, cost as a percentage of revenue is lower for the three months ended March 31, 2023 compared to March 31, 2022.

Selling, general and administrative expense

Selling, general and administrative expense increased $6.8 million to $10.0 million for the three months ended March 31, 2023, compared with $3.2 million for three months ended March 31, 2022. The increase was primarily due to an increase of $5.1 million in audit and professional fees expense related to audit and consulting fees incurred in connection with the preparation of financial statements for the year ended December 31, 2022 to be included in this proxy statement/prospectus. The remaining increase in Selling, general and administrative expense results from third-party marketing and strategic planning fees for the FBB and FBD divisions coupled with incremental headcount for public company readiness and the growth of the FCG and FBB segments.

Research and Development

Research and development expense increased $0.4 million to $0.5 million for the three months ended March 31, 2023, compared with $0.1 million for the three months ended March 31, 2022. The increase was primarily due to the development of new FBB products.

Depreciation and amortization expense

Depreciation and amortization expense increased $1.1 million to $1.3 million for three months ended March 31, 2023, compared with $0.2 million for three months ended March 31, 2022 relating primarily to the depreciation of the digital ride media asset of $1.1 million which began depreciating in the first quarter of 2023 when the asset was licensed for use by Sierra Parima.

Share of gain or loss from equity method investments

Share of gain or loss from equity method investments changed $1.4 million to a $(1.3) million loss for the three months ended March, 2023, compared with a $0.1 million gain for the three months ended March 31, 2022. The change was driven by loss from operations and pre-opening expenses for Katmandu Park in Punta Cana which completed construction in March 2023. Additionally, income from PDP for the three months ended March 31, 2023 decreased $0.2 million compared with March 31, 2022 primarily as a result of losses on derivatives, partially offset by hotel profits.

Interest expense

Interest expense decreased less than $0.1 million to $0.3 million for the three months ended March 31, 2023 compared with $0.3 million for the three months ended March 31, 2022. Interest expense is generated by related party and third-party loans and lines of credit used primarily to fund the development, acquisition and construction of Katmandu Park in Punta Cana through our investment in the Sierra Parima joint venture and to fund working capital required in preparation for becoming a public company. During 2022, debt to equity conversions reduced our total debt outstanding resulting in a reduction of interest expense in the period ended March 31, 2023. This was partially offset by an increase on the interest rate beginning in January 2023 on the €7.0 million variable rate term loan and the addition of a $7.25 million term loan in December 2022.

Foreign exchange transaction gain (loss)

Foreign exchange transaction loss changed $0.9 million to a $0.6 million gain for three months ended March 31, 2023, compared with a ($0.3) million loss for the three months ended March 31, 2022. The increase of loss was primarily attributable to the unrealized foreign exchange on U.S. denominated related party debt with a Spanish subsidiary as the U.S. dollar weakened against the Euro during the three months ended March 31, 2022 and strengthened against the Euro during the three months ended March 31, 2023.

Segment Reporting

The following table presents selected information about our segment’s results for the three months ended March 31, 2023, and 2022:

	(Unaudited) Three months ended March 31, 2023	(Unaudited) Three months ended March 31, 2022
Revenue:
FCG	$8,002	$3,554
Falcon Beyond Brands	1,477	—
Intersegment eliminations	(285)	(603)
Total Revenue	$9,194	$2,951

Segment income (loss) from operations:
FCG	(413)	419
Destinations Operations	(547)	(389)
PDP	91	272
Sierra Parima	(1,372)	(132)
FBB	129	(171)
Intersegment eliminations	(226)	(249)
Total segment loss from operations	(2,338)	(250)
Unallocated corporate overhead	(6,501)	(1,974)
Depreciation and amortization expense	(1,342)	(223)
Interest expense	(271)	(295)
Foreign exchange transaction gain (loss)	599	(307)
Net loss before income taxes	$(9,853)	$(3,049)
Income tax benefit	3	—
Net loss	$(9,850)	$(3,049)

Total revenue increased $6.2 million primarily driven by an increase in revenue generated within the FCG and FBB segments, which was primarily due to new long-term contracts for design and project management services, continuation of attraction hardware and turnkey sales services with comparably higher margins, and FBB’s digital ride media contract with Sierra Parima as discussed above.

Total segment loss from operations increased $2.0 million primarily from increased loss from operations of $1.3 million for Sierra Parima segment, offset by higher segment income from FCG and FBB segments primarily driven by higher revenue from each of these segments.

FCG segment income from operations decreased $0.8 million primarily as a result of a higher proportion of corporate overhead costs being allocated to the segment beginning in 2023 to support expansion of the business at the segment level including the opening of the Philippines office that would support in executing design services for FCG customers. This cost increase is partially offset by an increase in revenues and improved margins on new long-term contracts.

Destination Operations segment loss from operations increased $0.1 million primarily due to more corporate overhead costs allocated to the segment beginning in 2023 to support the growth of the business and the opening of Katmandu Park in Punta Cana.

PDP segment results decreased $0.2 million, driven by a reduction in the gain on derivatives held by PDP which offset the year-over-year increase in income from operations.

FBB segment income from operations increased $0.3 million as a result of revenue related to the digital media licensing contract with Sierra Parima recognized in the current quarter of $1.3 million, which was partially offset by an increase in research and development of $0.4 million and in Selling, general and administrative expense of $0.5 million.

Reportable segments measures of profit and loss are earnings before interest, foreign exchange gains and losses, unallocated corporate expenses, and depreciation and amortization expense. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate overhead costs include costs related accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses. Unallocated corporate overhead costs are presented as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. For more information about our Segment Reporting, see Note 16 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Non-GAAP Financial Measures

We prepare our consolidated financial statements in accordance with US GAAP. In addition to disclosing financial results prepared in accordance with US GAAP, we disclose information regarding EBITDA which is a non-GAAP measure. We define EBITDA as net income (loss), determined in accordance with US GAAP, for the period presented, before interest expense, net, income tax expense, and depreciation and amortization.

We believe that EBITDA is useful to investors as it eliminates the significant level of non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in any business combination and improves comparability by eliminating the interest expense associated with our debt facilities, which may not be comparable with other companies based on our structure.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under US GAAP. Some of these limitations are (i) it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) it does not reflect changes in, or cash requirements for, our working capital needs, (iii) it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements, (v) it does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, (vi) it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, and (vii) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

The following table sets forth reconciliations of net loss under US GAAP to EBITDA for the 2023 Interim Period and the 2022 Interim Period.

	(Unaudited) Three months ended March 31, 2023	(Unaudited) Three months ended March 31, 2022
Net loss	$(9,850)	$(3,049)
Interest expense	271	295
Income tax benefit	(3)	—
Depreciation and amortization expense	1,342	223
EBITDA	$(8,240)	$(2,531)

EBITDA results declined $(5.7) million to $(8.2) million for the three months ended March 31, 2023, compared to $(2.5) million for the three months ended March 31, 2022, primarily as a result of the increase in Net loss as described above.

2022 Period, 2021 Period, and 2021 Pro Forma Period

	FBG 2021 Period	(Unaudited) FCG Combined Pre-acquisition January 1, 2021 – April 22, 2021	(Unaudited) Acquisition Accounting Adjustments		(Unaudited) 2021 Pro Forma Period
Revenue	$6,071	$2,948	$(582	)(i)	$8,437
Expenses:
Project design and build expense	4,051	2,093	(278	)(i)	5,866
Selling, general and administrative expense	8,227	1,460			9,687
Employee retention credits	(660)	(249)			(909)
Payroll protection loan forgiveness	(188)	(1,026)			(1,214)
Depreciation and amortization expense	584	121	168	(ii)	873
Loss from operations	(5,943)	549	(472)		(5,866)
Share of gain or (loss) from equity method investments	(2,418)	—			(2,418)
Interest expense	(687)	(16)	(6	)(iii)	(709)
Foreign exchange transaction loss	(418)	—			(418)
Net loss	$(9,466)	$533	$(478)		$(9,411)

____________

(i)      Represents the elimination of intercompany revenue and project design and build expense recognized by National and Treehouse related to the sale of digital media content to Katmandu.

(ii)     Represents adjustment to include pre-acquisition amortization on the fair value of the acquired intangible assets.

(iii)    Represents adjustment to include pre-acquisition lease adjustment.

The following table summarizes our consolidated results of operations for the following periods:

	Year ended December 31, 2022	Year ended December 31, 2021	(Unaudited) 2021 Pro Forma Period
Revenue	$15,950	$6,071	$8,437
Expenses:
Project design and build expense	11,344	4,051	5,866
Selling, general and administrative expense	18,439	8,227	9,687
Research and development	2,771	—	—
Employee retention credits	—	(660)	(909)
Payroll protection loan forgiveness	—	(188)	(1,214)
Depreciation and amortization expense	737	584	873
Loss from operations	(17,341)	(5,943)	(5,866)
Share of gain or (loss) from equity method investments	1,513	(2,418)	(2,418)
Interest expense	(1,113)	(687)	(709)
Loss on disposal of assets	(9)	—	—
Foreign exchange transaction loss	(478)	(418)	(418)
Net loss	$(17,428)	$(9,466)	$(9,411)

	FBG 2021 Period	(Unaudited) FCG Combined Pre-acquisition January 1, 2021 – April 22, 2021	(Unaudited) Acquisition Accounting Adjustments			(Unaudited) 2021 Pro Forma Period
Design and project management services	$2,822	$801	$			$3,623
Media production services	1,228	1,060		(1,063	)(i)	1,225
Attraction hardware and turnkey sales	1,848	1,087		481	(i)	3,416
Other	173	—		—		173
Total revenue	$6,071	2,948		(582)		8,437

____________

(i)      Represents the elimination of intercompany revenue recognized by National and Treehouse related to the sale of digital media content to Katmandu.

	Year ended December 31, 2022	FBG 2021 Period	(Unaudited) 2021 Pro Forma Period
Design and project management services	$10,963	$2,822	$3,623
Media production services	392	1,228	1,225
Attraction hardware and turnkey sales	4,302	1,848	3,416
Other	293	173	173
Total revenue	$15,950	$6,071	$8,437

Revenue increased $9.9 million to $16.0 million for the year ended December 31, 2022, compared with $6.1 million for the year ended December 31, 2021. The increase was attributable to a $10.6 million increase associated with new long-term contracts for design and project management services and attraction hardware and turnkey sales services, including $8.9 million increase for one key external customer and $2.8 million increase related to contracts with Sierra Parima. These increases were offset by a $1.8 million decrease in revenue related to all other contracts.

Revenue increased $7.6 million to $16.0 million for the year ended December 31, 2022, compared with $8.4 million for the 2021 Pro Forma Period. The increase was primarily attributable to an $8.3 million increase associated with new long-term contracts for design and project management services and attraction hardware and turnkey sales services as described above, offset by a $0.7 million decrease in revenue related to all other contracts.

Project design and build expense

Project design and build expense increased $7.2 million to $11.3 million for the year ended December 31, 2022, compared with $4.1 million for the year ended December 31, 2021, and increased $5.4 million compared with $5.9 million for the 2021 Pro Forma Period. The increase from both periods was driven primarily by an increase of sales with higher margin projects within FCG compared to the year ended December 31, 2021. During the 2022 Period, we entered into new long-term contracts for design and project management services and attraction hardware and turnkey sales services, which are larger and more complex projects, resulting in higher margins.

Selling, general and administrative expense

Selling, general and administrative expense increased $10.2 million to $18.4 million for the year ended December 31, 2022, compared with $8.2 million for year ended December 31, 2021, and increased $8.7 million compared with $9.7 million for the 2021 Pro Forma Period. The increase for both periods was primarily due to an increase of $6.5 million in audit and professional fees expense related to audit and consulting fees incurred in connection with the public company offering. The remaining increase in both periods results from third-party marketing and strategic planning fees for the FBB and FBD divisions coupled with incremental headcount for public company readiness and the growth of the FCG and FBB segments.

Research and Development

Research and development expense increased $2.8 million to $2.8 million for the year ended December 31, 2022, compared with $0 for the year ended December 31, 2021, and the 2021 Pro Forma Period. The increase was primarily due to $2.4 million of expense for the development of new FBB products and $0.4 million of expense for the development of the FBD Falcon’s resort concept.

Payroll protection loan forgiveness and Employee retention credits

In February 2021, the Katmandu Business received a loan of $0.2 million under the PPP of the CARES Act. This loan was used for eligible purposes and was fully forgiven in 2021. The Falcon’s Business received a PPP loan of $1.0 million for the 2021 Pro Forma Period. This loan was used for eligible purposes and was fully forgiven in the period. The Company was not subject to this loan forgiveness for the 2022 Period as this is non-recurring COVID-19 related assistance.

We also received $0.7 million of Employee retention credits under the provisions of the CARES Act credits for the 2021 Period and $0.9 million for the 2021 Pro Forma Period.

Depreciation and amortization expense

Depreciation and amortization expense increased $0.1 million to $0.7 million for year ended December 31, 2022, compared with $0.6 million for year ended December 31, 2021, as a result of capitalization of additions to property and equipment, and decreased $0.2 million compared with $0.9 million for the 2021 Pro Forma Period as a result of assets reaching the end of their useful life during 2021. Depreciation and amortization expense represents depreciation and amortization of finite-lived intangible assets, property, and equipment and right-of-use leases adjusted for fair value accounting for Falcon’s business in the Falcon Transaction.

Share of gain or loss from equity method investments

Share of gain or loss from equity method investments increased $4.0 million to $1.5 million gain for the year ended December 31, 2022, compared with ($2.4) million loss for the year ended December 31, 2021, and 2021 Pro Forma Period. The increase was driven by income from PDP for 2022 primarily as a result of the return of normal hotel operations in 2022 after COVID-19 travel restrictions were lifted. This was partially offset by loss from operations and pre-opening expenses for Katmandu Park in Punta Cana which was under construction throughout 2022.

Interest expense

Interest expense increased $0.4 million to $1.1 million for the year ended December 31, 2022 compared with $0.7 million for the year ended December 31, 2021 and 2021 Pro Forma Period, which was generated from our related party and third-party loans and lines of credit used primarily to fund the development, acquisition and construction of Katmandu Park in Punta Cana through our investment in the Sierra Parima joint venture and to fund working capital required in preparation for becoming a public company. The increase of interest expense is related to the $12.785 million term loan and $10.0 million revolving credit facility, which were both entered into in December 2021.

Foreign exchange transaction loss

Foreign exchange transaction loss increased $0.1 million to $0.5 million loss for year ended December 31, 2022, compared with $0.4 million loss for the year ended December 31, 2021, and the 2021 Pro Forma Period. The increase of loss from December 31, 2021, to December 31, 2022, was primarily attributable to the unrealized foreign exchange on U.S. denominated related party debt with a Spanish subsidiary as the U.S. dollar strengthened against the Euro in 2022.

Segment Reporting

The following table presents selected information about our segment’s results for the years ended December 31, 2022, and 2021:

	Year ended December 31, 2022	Year ended December 31, 2021
Revenue:
FCG	$17,460	$6,934
Destinations Operations	293	85
Intersegment eliminations	(1,803)	(948)
Total revenue	15,950	6,071
Segment income (loss) from operations:
FCG	698	(279)
Destinations Operations	(1,195)	(1,765)
PDP	3,229	(1,892)
Sierra Parima	(1,719)	(526)
FBB	(3,699)	—
Intersegment eliminations	(553)	(376)
Total segment loss from operations	(3,239)	(4,838)
Unallocated corporate overhead	(11,852)	(2,939)
Depreciation and amortization expense	(737)	(584)
Interest expense	(1,113)	(687)
Other expense	(9)
Foreign exchange transaction gain (loss)	(478)	(418)
Net loss	$(17,428)	$(9,466)

Total revenue increased $9.9 million primarily driven by an increase in revenue generated within the FCG segment, which was primarily due to new long-term contracts for design and project management services and continuation of attraction hardware and turnkey sales services with comparably higher margins as discussed above.

Total segment loss from operations decreased $1.6 million primarily as a result of higher segment income from operations from the FCG, Destination Operations and PDP segments, offset by an increase in FBB and Sierra Parima segment loss from operations. FCG segment income from operations increased $1.0 million primarily as a result of the increase in revenues as described above and improved margins on new long-term contracts. Destination Operations segment loss from operations decreased $0.6 million and PDP segment results increased $5.1 million, both improving from reopening our park and resorts and recovering from the impact of COVID-19 on our 2021 results. As FBB is our newest division, we had an increase in segment loss from operations of $3.7 million due to the higher expenses, primarily comprised of $2.4 million of research and development expenses, $0.8 million of sales and marketing expenses and $0.5 million of payroll expenses.

Reportable segments measures of profit and loss are earnings before interest, foreign exchange gains and losses, unallocated corporate expenses, and depreciation and amortization expense. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate overhead costs include costs related accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses. Unallocated corporate overhead costs are presented as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. For more information about our Segment Reporting, see Note 16 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Non-GAAP Financial Measures

The following table sets forth reconciliations of net loss under US GAAP to EBITDA for the 2022 Period, 2021 Period, and 2021 Pro Forma Period, which includes a reconciliation from 2021 Period to 2021 Pro Forma Period:

	FBG 2021 Period	(Unaudited) FCG Combined Pre-acquisition January 1, 2021 – April 22, 2021	(Unaudited) Acquisition Accounting Adjustments		(Unaudited) 2021 Pro Forma Period
Net loss	$(9,466)	$533	$(478	)(i)	$(9,411)
Interest expense	687	16	6	(ii)	709
Depreciation and amortization expense	584	121	168	(iii)	873
EBITDA	$(8,195)	$670	$(304)		$(7,829)

____________

(i)      Adjustment to eliminate pre-acquisition intercompany sales between Falcon and Katmandu

(ii)     Adjustment to include pre-acquisition amortization on the fair value of the acquired intangible assets

(iii)    Adjustment to include pre-acquisition lease adjustment

	Year ended December 31, 2022	Year ended December 31, 2021	(Unaudited) 2021 Pro Forma Period
Net loss	$(17,428)	$(9,466)	$(9,411)
Interest expense	1,113	687	709
Depreciation and amortization expense	737	584	873
EBITDA	$(15,578)	$(8,195)	$(7,829)

EBITDA results declined $7.4 million to $(15.6) million for year ended December 31, 2022, compared to $(8.2) million for the year ended December 31, 2021, and declined $7.6 million from the 2021 Pro Forma Period, primarily as a result of the increase in Net loss as described above.

Liquidity, Capital Commitments and Resources

Sources and Uses of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations. Our primary short-term cash requirements are to fund working capital, short-term debt, acquisitions, contractual obligations and other commitments. Our medium-term to long-term cash requirements are to service and repay debt and to invest in facilities, equipment, technologies, and research and development for growth initiatives. Our principal sources of liquidity are cash generated from operations, funds from borrowings, equity contributions from our existing investors and cash on hand.

Our ability to generate cash in the future, depends on our financial results which are subject to general economic, financial, competitive, legislative and regulatory factors that may be outside of our control. Our future access to, and the availability of credit on acceptable terms and conditions, is impacted by many factors, including capital market liquidity and overall economic conditions.

As of March 31, 2023, our total indebtedness was approximately $33.1 million. We had approximately $1.6 million of unrestricted cash and $9.5 million available for borrowing under our lines of credit. In October 2022, we converted $20.0 million of our outstanding related party debt to equity pursuant to the Conversion Agreement.

Our capital requirements will depend on many factors, including sales volume, the timing and extent of spending to support our research and development efforts, investments in technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. We expect our capital expenditures and working capital requirements to increase materially in the near future.

If the funds from the Company Financing and the Trust Fund are not sufficient to satisfy our cash requirements and to fully fund the Company’s future growth strategy, we may need to engage in equity or debt financing to secure additional funds. Any equity securities issued may provide for rights, preferences, or privileges senior to those of holders of Pubco’s common stock subsequent to the Business Combination. If Pubco raises funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of holders of Pubco’s Common Stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back, or abandon some or all our expansion efforts and other operations, which could materially harm our business, financial condition, and results of operations.

For the three months ended March 31, 2023, we have losses and negative cash flows from operating activities that raise substantial doubt about our ability to continue as a going concern. As of March 31, 2023, we had received $58.2 million under the Subscription Agreement. Until we can generate sufficient revenue from our five reportable segments to cover operating expenses, working capital and capital expenditures, we expect funds raised in the Business Combination and the Company Financing to fund our cash needs. We anticipate managing our operations to ensure that these funds, together with our existing cash on hand, provide us with liquidity for the next twelve months. We may, however, need additional cash if there are material changes to our business conditions or other developments, including unanticipated delays in the development of our FBB division, disruptions due to the COVID-19 pandemic, competitive pressures, and regulatory developments.

Contractual and Other Obligations

Tax Receivable Agreement

In connection with the Closing, the Company will enter into the Tax Receivable Agreement with Pubco and the TRA Holders. Pursuant to the Tax Receivable Agreement, among other things, Pubco will be required to pay to each TRA Holder 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of the increases in tax basis resulting from any exchange of New Company Units for Pubco Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the Tax Receivable Agreement. In certain cases, Pubco’s obligations under the Tax Receivable Agreement may accelerate and become due and payable, based on certain assumptions, upon a change in control and certain other termination events, as defined in the Tax Receivable Agreement.

Commitments

Sierra Parima Joint Venture

The Company and Meliá have committed to fund construction, pre-opening and working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of March 31, 2023, we have unfunded commitments to Sierra Parima of $5.8 million.

Partnership with Raging Power Limited

Pursuant to the terms of our joint venture agreement with Raging Power, Falcon’s and Raging Power are each required to provide funding to Karnival in the form of non-interest-bearing advances, which will be repaid based on a percentage of gross revenues from the operation of the LBE at 11 SKIES. Accordingly, the joint venture agreement provides that we receive 16.6% to 20.6% of gross revenue of the LBE at 11 SKIES. As of March 31, 2023, we have unfunded commitments to Karnival of $2.4 million (HKD 18.7 million).

Related Party Loans

We have various long-term debt instruments with Infinite Acquisitions, our majority owner. During the year ended December 31, 2022, we converted a portion of debt with Infinite Acquisitions to equity.

We entered into financing agreements with Infinite Acquisitions. As of March 31, 2023, we have aggregate outstanding balances of $19.3 million under these financing agreements.

On June 23, 2023, Infinite Acquisitions and the Company amended the Credit Agreement to allow Infinite Acquisitions to transfer all or a portion of the amounts owed by the Company to Infinite Acquisitions to the equity holders of Infinite Acquisitions (the “Transferred Debt”) at its sole discretion and Pubco joined the Credit Agreement.

In the event the transactions contemplated by the Merger Agreement are consummated, the holders of the Transferred Debt shall have the right to exchange such Transferred Debt into shares of Pubco Series A Preferred Stock at an exchange price of $10.00 per share and accrued interest in cash.

For more information regarding our related party transactions, see the section of this proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Company Related Party Transactions,” and see Note 10 — Long-term debt and borrowing arrangements and Note 12 — Related party transactions included in the notes to the audited financial statements, included elsewhere in this proxy statement/prospectus.

Leases

We have finance and operating leases for our corporate headquarters and warehouse space located in Orlando, Florida. Total lease liabilities as of March 31, 2023, are $2.5 million, of which $1.8 million is for balances owed to related parties.

For more information regarding our related party transactions, see the section of this proxy statement/prospectus entitled “Certain Relationships and Related Party Transactions — Company Related Party Transactions,” and see Note 6 — Leases and Note 12 — Related party transactions included in the notes to the audited financial statements, included elsewhere in this proxy statement/prospectus.

Cash Flows

The following tables summarize our cash flows for the periods presented:

	(Unaudited) Three months ended March 31, 2023	(Unaudited) Three months ended March 31, 2022	For the year ended December 31, 2022	For the year ended December 31, 2021
Cash used in operating activities	$(6,498)	$(2,911)	$(19,290)	$(7,560)
Cash used in investing activities	(133)	(7,939)	(26,261)	(8,307)
Cash (used) or provided by financing activities	(178)	9,905	50,881	17,856

Cash Flows from Operating Activities

Our cash flows from operating activities are primarily driven by the activities associated with our FCG segment, FBB segment beginning in 2022 and corporate overhead activities. Project cyclicality and seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.

Cash used in operating activities totaled $6.5 million in the three months ended March 31, 2023, an increase of $3.6 million compared to the three months ended March 31, 2022. Cash used in operating activities increased primarily due to operating results generating an increase in Net loss of $6.9 million compared to the three months ended March 31, 2022, coupled with increases in working capital needs to fund new long-term contracts.

Cash used in operating activities totaled $19.3 million in the year ended December 31, 2022, an increase of $11.7 million compared to the year ended December 31, 2021. Cash used in operating activities increased primarily due to operating results generating an increase in Net loss of $8.0 million compared to the year ended December 31, 2021, coupled with increases in working capital needs to fund new long-term contracts.

Cash Flows from Investing Activities

Our primary investing activities have consisted of investments in and advances to our unconsolidated joint ventures for the development of our Katmandu Park located in Punta Cana, Dominican Republic, purchases of property, equipment, and capitalization of ride media content.

Net cash used in investing activities decreased $(7.8) million from $7.9 million in the three months ended March 31, 2022 to $0.1 million in the three months ended March 31, 2023 due to (i) $7.3 million in investments and advances to our unconsolidated joint ventures, related to contributions to fund our share of the construction of Katmandu Park, Punta Cana during the first quarter of 2022 and (ii) $0.5 million in advances to related parties during the first quarter of 2022.

Net cash used in investing activities increased $18.0 million from $8.3 million in the year ended December 31, 2021, to $26.3 million in the year ended December 31, 2022. The cash used in investing activities in the year ended December 31, 2022 consisted primarily of (i) $25.8 million in investments and advances to our unconsolidated joint ventures, $19.6 million of which related to contributions to continue to fund our share of the construction in the Katmandu Park, Punta Cana and $6.2 million related to advances to Karnival, (ii) $0.5 million advance to Meliá Group to be used by Meliá as an earnest money deposit for a potential land acquisition in Playa del Carmen intended for the site of a future hotel and entertainment development, and (iii) $0.3 million purchase of property and equipment. This was partially offset by $0.3 million in principal payments on notes receivable.

The $8.3 million of cash used in investing activities in the year ended December 31, 2021, consisted primarily of (i) $12.6 million in investments and advances to our unconsolidated joint ventures, related to contributions to fund our share of the construction of Katmandu Park, Punta Cana and (ii) $0.1 million purchase of property and equipment. This was partially offset by cash provided by investment activities consisting of (i) $2.3 million proceeds from the cancellation of our subscription agreement with Katmandu Ventures, LLC and (ii) $2.1 million of cash contributed to the Company in the 2021 acquisition of Treehouse and National.

Cash Flows from Financing Activities

Net cash (used) or provided by financing activities decreased $10.1 million from $9.9 million in the three months ended March 31, 2022 to $(0.1) million in the three months ended March 31, 2023. The cash used by financing activities in the three months ended March 31, 2023 consisted primarily of $3.0 million proceeds from related party debt and credit facilities. This was partially offset by $(2.5) million repayment of related party credit facilities and $(0.4) million repayment of third-party debt.

Net cash provided by financing activities in the three months ended March 31, 2022 consisted primarily of $10.2 million proceeds from related party debt and credit facilities. This was partially offset by $(0.3) million in repayments of third-party debt and payments on finance lease obligations.

Net cash provided by financing activities increased $33.0 million from $17.9 million in the year ended December 31, 2021 to $50.9 million in the year ended December 31, 2022. The cash provided by financing activities in the year ended December 31, 2022 consisted primarily of $38.2 million equity contributions from Company’s members and $14.5 million proceeds from related party debt and credit facilities. This was partially offset by $1.5 million repayment of third-party debt and $0.1 million principal payment on finance lease obligations.

Net cash provided by financing activities in the year ended December 31, 2021 consisted primarily of $18.7 million proceeds from related party debt and credit facilities and $0.6 million in deemed equity contributions. This was partially offset by $1.2 million in repayments on related party debt and credit facilities, $0.1 million repayment of third-party debt and $0.1 million principal payment on finance lease obligations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Indemnification Agreements

In the ordinary course of business, we enter into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by us, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. It is not possible to determine the maximum potential loss under these indemnification provisions due to the absence of prior indemnification claims and the unique facts and circumstances involved in each particular provision. As of March 31, 2023, there were no known events or circumstances that have resulted in material indemnification liability.

In addition, we have entered into indemnification agreements with certain of our directors, executive officers, and other employees that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors, executive officers, or employees.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risks in the ordinary course of our business. These risks include credit risk, as well as foreign currency exchange risk.

Credit Risk

We are exposed to credit risk on our accounts receivable as we have a small number of customers that represent significant portions of our consolidated accounts receivable and revenue. We evaluate the solvency of our customers on an ongoing basis to determine if allowances for doubtful accounts need to be recorded.

Revenue earned from customers contributing in excess of 10% of total revenues are presented in the tables below for the following periods:

	(Unaudited) For the three months ended March 31, 2023		(Unaudited) For the three months ended March 31, 2022
	Revenues	Percentage of Total Revenue	Revenues	Percentage of Total Revenue
Customer A – Qiddiya Investment Company	$5,434	59%	$1,467	50%
Customer B – Sierra Parima(1)	3,198	35%	825	28%
All others	562	6%	659	22%
Total revenues	$9,194	100%	$2,951	100%

____________

(1)      Customer represents related party of the Company.

As of March 31, 2023, total Accounts receivable balances for the two customers with greater than 10% of total revenues was $3.9 million or 94% of total Accounts receivable.

	For the year ended December 31, 2022		For the year ended December 31, 2021
	Revenues	Percentage of Total Revenue	Revenues	Percentage of Total Revenue
Customer A – Qiddiya Investment Company(1)	$8,918	56%	$—	—
Customer B – Sierra Parima(1)(2)	4,807	30%	2,025	34%
Customer C(1)	—	—	864	14%
Customer D(1)	—	—	987	16%
All others	2,225	14%	2,195	36%
Total revenues	$15,950	100%	$6,071	100%

____________

(1)      Customers that contributed in excess of 10% of total revenues in any period presented have been included in all periods presented for comparability.

(2)      Customer represents related party of the Company.

As of December 31, 2022, total Accounts receivable balances for the two customers with greater than 10% of total revenues was $2.6 million or 77% of total Accounts receivable.

Foreign Currency Exchange Risk

We have operations in several countries outside of the United States, and certain of our operations are conducted in foreign currencies, principally the Euro and the Saudi Riyal. In 2022, both the value of the Saudi Riyal and Euro fluctuated relative to the U.S. dollar. Accordingly, changes in the value of the Saudi Riyal and Euro could adversely affect the U.S. dollar equivalent of our non-U.S. dollar revenue and operating costs and expenses and reduce international demand for our content and services, all of which could negatively affect our business, financial condition, and results of operations in a given period or in specific territories.

To date, foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Policies and Estimates

The discussion under “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based upon our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses as well as the disclosure of contingent assets and liabilities. We regularly review our estimates and assumptions. These estimates and assumptions, which are based upon historical experience and on various other factors believed to be reasonable under the circumstances, form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Reported amounts and disclosures may have been different had management used different estimates and assumptions or if different conditions had occurred in the periods presented. Below is a discussion of the policies that we believe may involve a high degree of judgment and complexity.

We believe that the accounting policies disclosed below include estimates and assumptions critical to our business and their application could have a material impact on our consolidated financial statements. In addition to these critical policies, our significant accounting policies are included within Note 2 in our audited consolidated financial statements included elsewhere in this proxy statement prospectus.

Revenue

We recognize revenue in accordance with the provisions of FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (Topic 606), which requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services.

Falcon’s Creative Group

We account for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements, these changes are not accounted for until they meet the requirements noted above.

A significant portion of the Company’s revenue is derived from master planning and design contracts, media production contracts and turnkey attraction contracts. The Company accounts for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements. These changes are not accounted for until they meet the requirements noted above. Each promised good or service within a contract is accounted for separately under the guidance of ASC 606, if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation. The Company has concluded that its service contracts generally contain a single performance obligation given the interrelated nature of the activities which are significantly customized and not distinct within the context of the contract.

Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the planning, design, and development of attractions. Revenue is recognized over time (versus point in time recognition), as the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These are primarily fixed-price contracts.

For long-term contracts, the Company typically recognizes revenue using the input method, using a cost-to-cost measure of progress. The Company believes that this method represents the most faithful depiction of the Company’s performance because it directly measures value transferred to the customer. Contract estimates are based on various assumptions to project the outcome of future events that may span several years. These assumptions include, but are not limited to, the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed; the cost and availability of materials; the availability of subcontractor services and materials; and the availability and timing of funding from the customer. The Company bears the risk of changes in estimates to complete on a fixed-price contract, which may cause profit levels to vary from period to period. For over time contracts, the Company recognizes anticipated contract losses as soon as they become known and estimable.

Accounting for long-term contracts requires significant judgment relative to estimating total costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component. At contract inception, the Company also expects that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all their obligations under the contract.

Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of Contract assets and liabilities. Contract assets represent revenue recognized in excess of amounts invoiced to the customer and the right to payment is not subject to the passage of time. Contract liabilities are presented on the Company’s Consolidated Balance Sheet and consist of billings in excess of revenues. Billings in excess of revenues represent milestone billing contracts where the billings of the contract exceed recognized revenues.

Destinations Operations

The principal sources of revenues for the Destinations Operations segment are resort and theme park management and incentive fees. Resort and theme park management and incentive fees are based on a percentage of revenues and profits, respectively earned by the theme parks during the corresponding period.

Investments in unconsolidated joint ventures

We use the equity method to account for investments in corporate joint ventures when we have the ability to exercise significant influence over the operating decisions of the joint venture. Such investments are initially recorded at cost and subsequently adjusted for our proportionate share of the net earnings or loss of the investee, which is reported in Equity in losses of unconsolidated joint ventures in the Consolidated Statements of Operations. The dividends received, if any, from these joint ventures reduce the carrying amount of our investment.

Goodwill and Intangible assets

Goodwill is not amortized, but instead reviewed for impairment at least annually during the fourth quarter, or more frequently if circumstances indicate that the value of goodwill may be impaired. The impairment analysis of goodwill is performed at the reporting unit level. A qualitative assessment is first conducted to determine whether it is more likely than not that the fair value of the applicable reporting unit exceeds the carrying value taking into consideration significant events, and changes in the overall business environment or macroeconomic conditions. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We only recognize an impairment of goodwill if the estimated fair value of a reporting unit is less than its carrying value, in an amount not to exceed the carrying value of the reporting unit’s goodwill.

The Company reviews definite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The recoverability of these amortizing intangible assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then the assets are written down to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Estimating the fair value of reporting units is a subjective process that involves the use of significant estimates by management. The FCG reporting unit has significant revenue concentration associated with a few customers. Although we believe that we have strong relationships with each customer, if any of these customers were to move their business elsewhere it would have an adverse effect on our profitability, particularly the profitability of FCG. In addition, unanticipated changes in business performance market declines or other events impacting the fair value of these businesses, including changes in market multiples, discount rates, interest rates and growth rates assumptions, could result in goodwill impairment charges in future periods. The Company did not identify any goodwill impairment for the three months ended March 31, 2023 and 2022 and the years ended December 31, 2022 and 2021.

Ride Media Content

Ride Media Content (“RMC”) consists of themed audio and visual content following a storyline that is displayed to guests while in the queue and during the ride. The same RMC can be deployed on rides of a similar nature. The Company earns a fixed annual fee for licensing the right to use the RMC to customers.

In accordance with ASC 926-20, the Company capitalizes costs to produce the RMC, including direct production costs and production overhead. The RMC is expected to be predominantly monetized individually, as the RMC is not expected to be monetized with other films or license agreements. The predominant monetization strategy is determined when capitalization of production costs commences and is reassessed if there is a significant change to the expected future monetization strategy.

For RMC that is predominantly monetized on an individual basis, the Company uses a computation method to amortize capitalized production costs on the ratio of the RMC’s current period revenues to its estimated remaining ultimate revenue (i.e., the total revenue to be earned in the RMC’s remaining life cycle.) The RMC is typically licensed for a 10-year period with a fixed annual fee. Amortization begins when the RMC is first deployed and starts generating revenue.

Unamortized RMC costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of the RMC may be less than its unamortized costs. If the carrying value of an individual RMC exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference. For content that is predominately monetized individually, the Company utilizes estimates including ultimate revenues and additional costs to be incurred (including marketing and distribution costs), in order to determine whether the carrying value of the RMC is impaired.

Owned RMC is presented as a noncurrent asset within Intangible assets, net. Amortization of RMC assets is primarily included in Depreciation and amortization expense in Income (Loss) from operations.

Recoverability of Other long-lived assets

Our long-lived assets consist primarily of property and equipment and right-of-use (“ROU”) assets. We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. For facility lease ROU assets and related long-lived assets, we compare the estimated undiscounted cash flows generated by the corresponding asset group to the current carrying value of the ROU and related long-lived assets. If the undiscounted cash flows are less than the carrying value of the ROU and related long-lived asset, then the assets are written down to fair value. There were no impairment losses recognized for other long-lived assets for the three months ended March 31, 2023, and 2022 and the years ended December 31, 2022 and 2021.

Business combinations

We account for our acquisitions in accordance with ASC 805, Business Combinations. We initially allocate the purchase price of an acquisition to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of consideration recorded as goodwill. The results of operations of acquisitions are included in the consolidated financial statements from the date of acquisition. Costs incurred to complete the business combination, such as legal and other professional fees, are not considered part of the transaction consideration and are expensed as incurred.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations.

See Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we made one, of their potential impact on our financial condition and results of operations.

JOBS Act Accounting Election

Pubco is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. Pubco has elected to use the extended transition period available under the JOBS Act, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (b) in which Pubco has total annual revenue of at least $1,235,000,000 or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Pubco has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Smaller Reporting Company

Additionally, Pubco is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Pubco will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) Pubco’s annual revenue exceeds $100 million during such completed fiscal year or the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Pubco takes advantage of such reduced disclosure obligations, it may also make comparison of Pubco’s financial statements with other public companies difficult or impossible.

EXECUTIVE AND DIRECTOR COMPENSATION

Historical Director and Officer Compensation of FAST II

In this subsection, “we,” “us” and “our” refer to FAST II.

None of our officers or directors have received any cash compensation for services rendered to us. Commencing March 14, 2021 through the earlier of consummation of our initial business combination and our liquidation, we have paid our Sponsor $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. In addition, our Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors or their affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Fund. Other than quarterly audit committee review of such reimbursements, we do not have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, has been or will be paid by the company to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our stockholders in connection with a proposed business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

We have not taken any action to date to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Historical Director and Officer Compensation of the Company

In this subsection, “we,” “us” and “our” refer to the Company.

This section discusses the material components of the fiscal year 2022 executive compensation programs for the executive officers of the Company who were “named executive officers” for 2022. For information regarding the compensation programs of Pubco following the completion of the Business Combination, which may differ materially from the programs summarized or referred to in this discussion, see “— Prospective Director and Officer Compensation of Pubco.”

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for our principal executive officer and two other most highly compensated executive officers, referred to in this section as our named executive officers (the “NEOs”).

Introduction

The primary objective of the Company’s executive compensation program is to attract and retain talented executives to effectively manage and lead the company.

Our named executive officers for 2022 were:

•        Scott Demerau, Executive Chairman;

•        Cecil D. Magpuri, Chief Executive Officer; and

•        Joanne Merrill, Chief Financial Officer.

Summary Compensation Table

The following table provides summary information concerning compensation of our named executive officers for services rendered to us during 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)(1)	Total ($)
Scott Demerau, Executive Chairman	2022	511,538	—	—	511,538
Cecil D. Magpuri, Chief Executive Officer	2022	511,538	—	15,234	526,772
Joanne Merrill, Chief Financial Officer	2022	304,153	60,000	9,125	373,278

____________

(1)      All other compensation amounts include 401(k) plan contributions by the Company.

Narrative Disclosures to Summary Compensation Table

Base Salaries

Each of the NEOs is paid a base salary commensurate with his or her skill set, experience, performance, role and responsibilities as determined by the owners of the Company.

Bonuses

Annual cash bonuses have historically been paid to employees, including named executive officers other than those who also are owners of the Company, such as Messrs. Demerau and Magpuri, to reward actions and behaviors that further the goals of the Company and incentivize future behaviors. The bonuses are at the discretion of the owners of the Company.

Employee Benefits and Perquisites

We provide health, dental, vision, life and disability insurance benefits to our named executive officers on the same terms and conditions as provided to all other employees. We generally do not provide perquisites to our NEOs.

Retirement Benefits

The Company sponsors a defined contribution 401(k) retirement savings and profit sharing plan (the “401(k) Plan”) for its employees, including the named executive officers. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to the plan and income earned on those contributions are not taxable to participants until withdrawn or distributed. Eligible employees are able to defer compensation up to certain limits set by the Code, which are updated annually. Under the plan, the Company may make matching contributions to participants’ elective deferrals each pay period, of up to 3% of eligible compensation per pay period. In addition, the Company may make a discretionary profit sharing contribution each year based on its profit performance. Contributions are allocated to each participant’s individual account and are then invested in available investment alternatives according to the participants’ directions. Participants are immediately and fully vested in their own contributions and employer contributions vest 20% each year over the five years beginning on the first anniversary of the employee’s hire date. All contributions are held and invested by the plan’s trustee.

Termination and Change in Control Arrangements

None of the named executive officers has any rights in connection with a termination of employment or a change in control.

Outstanding Equity Awards at December 31, 2022

The Company does not maintain any equity compensation plans and there were no outstanding equity awards granted to and held by any named executive officers as of December 31, 2022.

Director Compensation

The Company does not have any formal arrangements under which individuals receive compensation for their service on the Company’s board of managers, and no individuals serving as members of the board of managers have received any compensation for serving as such.

Prospective Director and Officer Compensation of Pubco

Employment Agreements

Pubco intends to enter into employment agreements with certain of its executive officers to govern the terms and conditions of such executive officers’ employment as executive officers of Pubco following the Business Combination.

Overview of Anticipated Executive Compensation Program

Following the closing of the Business Combination, decisions with respect to the compensation of Pubco’s executive officers, including our named executive officers, will be made by the compensation committee of the Pubco Board. The following discussion is based on the present expectations as to the compensation of our named executive officers and directors following the Business Combination. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion. Such compensation will also generally be governed by our executive officers’ employment agreements, as in effect from time to time, including as described above.

We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, and severance protections. Base salaries, employee benefits, and severance protections will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our stockholders and enhances executive retention.

Annual Bonuses

We expect that we will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to each of the named executive officers.

Equity-Based Awards

We expect to use equity-based awards to promote our interest by providing our executives with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning their interests with those of its equity holders. In connection with the Business Combination, the Pubco Board plans to adopt, and the Company, as Pubco’s sole stockholder, plans to approve, the Pubco 2023 Equity Incentive Plan (as amended from time to time), which is referred to in this proxy statement/prospectus as the “2023 Incentive Plan” and will become effective at the SPAC Merger Effective Time. The 2023 Incentive Plan will allow Pubco to make equity and equity-based incentive awards to officers, employees, non-employee directors and consultants of Pubco and its affiliates. The Pubco Board anticipates that providing such persons with a direct stake in Pubco will assure a closer alignment of the interests of such individuals with those of Pubco and its stockholders, thereby stimulating their efforts on Pubco’s behalf and strengthening their desire to remain with Pubco and its affiliates.

Administration.    The compensation committee of the Pubco Board (the “Committee”) will administer the 2023 Incentive Plan. The Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the 2023 Incentive Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the 2023 Incentive Plan. The Committee will have full discretion to administer and interpret the 2023 Incentive Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the 2023 Incentive Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of Pubco or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the 2023 Incentive Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.

Eligibility.    Certain employees, directors, officers, advisors or consultants of Pubco or its affiliates are eligible to participate in the 2023 Incentive Plan. Immediately following the consummation of the Business Combination, it is expected that approximately 85 employees, consultants, advisors and service providers and all of our non-executive officer directors will be eligible to participate in the 2023 Incentive Plan.

Number of Shares Authorized.    Pubco will initially reserve            of its Class A Common Stock for the issuance of awards under the 2023 Incentive Plan. The number of shares reserved for issuance under the 2023 Incentive Plan will increase automatically on January 1 of each of 2024 through 2033 by the number of shares equal to the lesser of (i)       % of the total number of outstanding shares (rounded down to the nearest whole share) of Pubco Class A Common Stock as of the immediately preceding December 31, or (ii) a number as may be determined by the Pubco Board. Notwithstanding anything to the contrary in the 2023 Incentive Plan, no more than the number of shares of Pubco Class A Common Stock initially reserved under the 2023 Incentive Plan may be issued pursuant to the exercise of incentive stock options (“ISOs”) under the 2023 Incentive Plan.

Shares of Pubco Class A Common Stock underlying awards under the 2023 Incentive Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the 2023 Incentive Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of Pubco Class A Common Stock reserved for issuance under the 2023 Incentive Plan, the number of shares of Pubco Class A Common Stock covered by awards then outstanding under the 2023 Incentive Plan, the limitations on awards under the 2023 Incentive Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The 2023 Incentive Plan will have a term of not more than 10 years from the date it is approved by Pubco’s stockholder, and no further awards may be granted under the 2023 Incentive Plan after that date.

Awards Available for Grant.    The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.

Stock Options and Stock Appreciation Rights.    Stock options provide for the purchase of shares of Pubco Class A Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to nonqualified stock options, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount in cash or shares equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than 10 years from grant (or five years in the case of ISOs granted to certain significant stockholders).

Restricted Stock.    Restricted stock is an award of nontransferable shares of Pubco Class A Common Stock that are subject to certain vesting conditions and other restrictions.

RSUs.    RSUs are contractual promises to deliver shares of Pubco Class A Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The Committee may provide that the delivery of the shares underlying RSUs will be deferred if such delivery would result in a violation of applicable law. The terms and conditions applicable to RSUs will be determined by the Committee, subject to the conditions and limitations contained in the 2023 Incentive Plan.

Other Stock or Cash-Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of Pubco Class A Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Pubco Class A Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards or as standalone payments.

Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Pubco Class A Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Committee; however, dividend equivalents will not be payable unless and until the underlying award becomes payable and will be subject to forfeiture to the same extent as the underlying award.

Performance Awards.    Performance awards granted pursuant to the 2023 Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of Pubco Class A Common Stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Pubco or its affiliates. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination; Repricing.    In general, the Pubco Board may amend, alter, suspend, discontinue or terminate the 2023 Incentive Plan at any time. However, stockholder approval to amend the 2023 Incentive Plan may be necessary if applicable law or the 2023 Incentive Plan so requires. No amendment, alteration, suspension, discontinuance or termination will materially and adversely impair the rights of any participant or recipient of any award without the consent of the participant or recipient. Stockholder approval will not be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of Pubco Class A Common Stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Adjustments; Corporate Transactions.    In the event of certain capitalization events or corporate transactions (as set forth in the 2023 Incentive Plan), including the consummation of a merger or consolidation of Pubco with another corporation, the Committee may adjust the number of shares of Pubco Class A Common Stock or other securities of Pubco (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of Pubco in connection with such transaction.

Other Compensation and Benefits

After the Business Combination, Pubco expects to continue to offer various employee benefit plans to employees, including its named executive officers, which may be the same or similar to those currently offered by the Company, including health, dental, vision, life and disability insurance benefits, as well as the 401(k) profit sharing plan. For more information, see “Executive and Director Compensation — Narrative Disclosure to Summary Compensation Table.” We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.

Director Compensation

Upon the consummation of the Business Combination, Pubco will adopt a non-employee director compensation program that is designed to align director compensation with its business objectives and the creation of stockholder value, while enabling Pubco to attract, retain, incentivize and reward directors who contribute to the long-term success of Pubco. The Pubco Board expects to review director compensation periodically to ensure that director compensation remains competitive such that Pubco is able to recruit and retain qualified directors.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION

References in this section to “we,” “our,” “us” and the “Company” refer to Falcon’s Beyond Global, LLC and its consolidated subsidiaries prior to the Business Combination and Pubco and its consolidated subsidiaries after the Business Combination. References to “FBD” refer to the Company’s Falcon’s Beyond Destinations division; references to “FCG” refer to the Company’s Falcon’s Creative Group division; and references to “FBB” refer to the Company’s Falcon’s Beyond Brands division.

Executive Officers and Directors

FAST II and the Company anticipate that the current executive officers of the Company will become the executive officers of Pubco and certain members of the Company Board and FAST II Board will become directors of Pubco. The following table sets forth the names, ages (as of June 26, 2023) and positions of the persons who are expected to serve as executive officers and directors of Pubco following the Business Combination.

Name	Age	Position
Scott Demerau	61	Executive Chairman of the Board
Cecil D. Magpuri	58	Chief Executive Officer and Director
Simon Philips	54	President
Joanne Merrill	53	Chief Financial Officer
Yvette Whittaker	51	Chief Corporate Officer
David Schaefer	40	Chief Development Officer
Simon Hirst	52	Chief Parks Officer, Operations & Expansion
Jason Ambler	35	President of Digital Media
Jennifer Smeresky	39	Executive Vice President of Finance

Non-Employee Directors
Sandy Beall	72	Director
Jarrett T. Bostwick	39	Director
Doug Jacob	39	Director

Scott Demerau is co-founder of the Company and has served as its Executive Chairman and a member of the board of managers since its inception in April 2021. Mr. Demerau is also the co-founder and has been President of Producciones de Parques, S.L. since 2005, developing and launching House of Katmandu, the first Katmandu location in Mallorca, Spain, later rebranded as Katmandu Park. In 2012, Mr. Demerau was instrumental in establishing a joint venture relationship with Meliá Hotels International, where Producciones de Parques transitioned to become the joint venture entity as it still remains today. Mr. Demerau also co-founded Katmandu Group, where he served as the Chairman and Chief Executive Officer since inception in 2013. In that role, Mr. Demerau oversaw the growth and expansion of the Katmandu Business and the development of the joint venture relationship with Meliá. Mr. Demerau’s career in the family entertainment industry began in 1985 when he and Julia Demerau co-founded Fantasy Golf Development Company to develop, build and operate the Mountasia Family Fun Centers, a multi-attraction chain that spanned 24 locations and went public in 1993 as Mountasia Entertainment International, later acquiring the Malibu Grand Prix company with over 20 locations, where Mr. Demerau served in the roles of Chairman, Chief Executive Officer and a member of the board of managers. Mr. Demerau holds a Bachelor of Science in Business from Ferris State University. Mr. Demerau is the spouse of Julia Demerau, a member of the Company’s board of managers. We believe that Mr. Demerau is qualified to serve as a member of the Pubco Board due, among other things, to his extensive background and experience in the entertainment development and operations industry, his role as co-founder of the Katmandu Business and his role in the creation of the Company, including his visionary leadership of the Company from inception to date.

Cecil D. Magpuri is co-founder of the Company and has served as its Chief Executive Officer and a member of the Company’s board of managers since its inception in April 2021. Mr. Magpuri previously served as President and Chief Creative Officer of Treehouse, which he co-founded with Marty Magpuri in 2000, and which was later rebranded as Falcon’s Creative Group and expanded to include Falcon’s Digital Media and Falcon’s Licensing. Mr. Magpuri was named to the Blooloop 50 Theme Park Influencers list from 2018-2020, and, in 2010, received the Asian Heritage Award for Innovation and Technology. Mr. Magpuri earned his Bachelor of Arts in Applied Arts and Sciences with an emphasis in Environmental Design and a distinction in Art from San Diego State University. Mr. Magpuri is the spouse of Marty Magpuri, a director of the Company. We believe that Mr. Magpuri is qualified to serve as a member of the Pubco Board because of his extensive experience and background in the entertainment development and operations industry, his role as co-founder of the Falcon’s Business and his role in the creation of the Company, including his visionary leadership of the Company from inception to date.

Simon Philips is President of the Company, a role he has held since March 2023. Previously, Mr. Philips served as an advisor to the Company’s board of managers from March 2022 to March 2023. Prior to joining the Company, Mr. Philips served as Managing Director of Global Consumer Products at Moonbug Entertainment from May 2021 until March 2023. Prior to that, Mr. Philips provided consultancy services to Moonbug Entertainment beginning in March 2019 before joining full time as Managing Director of Global Consumer Products. From 2012 to 2018, Mr. Philips served as the Executive Vice President & General Manager of The Walt Disney Consumer Products, Retail, Disney Stores, Digital and Interactive Gaming divisions for Europe, the Middle East and Africa. From 2006 to 2012, Mr. Philips served as the President of Marvel Entertainment International and President of Global Consumer Products. From 2003 to 2006, Mr. Philips served as the Managing Director of 4Kids Entertainment International. In 1996 Mr. Philips founded LDI, a global media, entertainment, and production company. Mr. Philips began his licensing career in 1991 with British Olympic Licensing and is credited for licensing the world’s first Olympic video game, Olympic Gold.

Joanne Merrill is Chief Financial Officer of the Company, a role she has held since August 2021. Prior to joining the Company, Ms. Merrill served as the Chief Financial Officer of Entertainment Technology Partners, an event technology services company in Orlando, Florida, from May 2017 to July 2021. Prior to that, she was the Vice President of Finance and Corporate Controller of Hard Rock International, a hospitality and entertainment company, from April 2007 to May 2017. Ms. Merrill began her career as a mechanical engineer before becoming a Chartered Accountant in England and Wales and a Certified Public Account in the US serving as a senior manager at PricewaterhouseCoopers. Ms. Merrill holds a Bachelor of Engineering degree in Mechanical Engineering from the University of Bath.

Yvette Whittaker is Chief Corporate Officer of the Company, a position she has held since July 2021. Mrs. Whittaker previously served as Executive Vice President of Operations of Falcon’s Creative Group, a role she held since July 2011. Ms. Whittaker joined Treehouse at the company’s inception in February of 2000 and has served in roles of increasing management responsibility in the areas of business operations, scheduling, budgeting, client relations and marketing.

David Schaefer is Chief Development Officer of the Company, a position he has held since July 2021. Mr. Schaefer previously served as Vice President of Falcon’s Creative Group, a role he held since November 2013. Mr. Schaefer has been with Falcon’s Creative Group since 2007 in roles of increasing responsibility in the areas of technical integration and project management. Mr. Schaefer holds a Bachelor of Science in Mechanical Engineering from The University of Wisconsin.

Simon Hirst is Chief Parks Officer, Operations & Expansion of the Company, a position he has held since July 2021. Mr. Hirst previously served as Vice President, Business Development, of the Katmandu Group from January 2018 to June 2021 and Vice President of Operations of Producciones de Parques, the Spanish joint venture between Katmandu Group and Meliá Hotels International, from November 2011 to December 2017.

Jason Ambler is President of Digital Media of the Company, a position he has held since July 2021. Mr. Ambler was previously Vice President of Digital Media at Falcon’s Creative Group from May 2019 to July 2021 and Executive Producer/Director of Production from December 2017 to May 2019. Mr. Ambler joined Falcon’s Creative Group in 2013 and has held varying roles of increasing responsibility in all areas of media, audio, and interactive projects. Mr. Ambler holds a Bachelor of Fine Arts from the College of Motion Picture Arts at Florida State University.

Jennifer Smeresky is Executive Vice President of Finance of the Company, as position she has held since July 2021. Mrs. Smeresky previously served as Vice President of Finance of Falcon’s Creative Group from January 2015 to July 2021, and as Controller from December 2011 to January 2015. Mrs. Smeresky joined Falcon’s Creative Group in 2008 as a Senior Accountant. Mrs. Smeresky holds a Bachelor of Science in Accounting from the University of Central Florida’s College of Business Administration.

Non-Employee Directors

Sandy Beall is Chief Executive Officer and a member of the FAST II Board, positions he has held since 2020. Mr. Beall is a restauranteur and hospitality founder, investor, operator and executive with a dynamic background that spans nearly five decades, dozens of highly successful concepts, and serving as the Chief Executive Officer of a public company for over 25 years. Mr. Beall founded Ruby Tuesday while in college in 1971, growing the concept to 15 units and ultimately selling it to Morrison Inc. in 1982. Post-acquisition, he remained the President and Chief Operating Officer of Ruby Tuesday, ultimately working his way up the organization to becoming Chairman and Chief Executive Officer of Morrison Inc. by 1995. In 1994, he was named Operator of the Year, won the Golden Chain Award from MUFSO, and was named Executive of the Year by Restaurants & Institutions. Under Mr. Beall’s recommendation and guidance, he oversaw the split of Morrison into three public companies, including Ruby Tuesday, Morrison’s Cafeteria, and Morrison Health Care. Mr. Beall remained as Chairman and Chief Executive Officer of Ruby Tuesday, overseeing an operation that had grown to more than 800 locations in 46 states, 14 foreign countries and approximately 30,000 employees when he retired from the company in 2012. Mr. Beall also co-founded Blackberry Farm in 1975, steadily growing it with his family over the following five decades into one of the premier luxury resorts in the world. It has been recognized by Relais & Chateaux since 1994, as well as named to the Conde Nast Traveler Gold List, Wine Spectator Grand Award, the James Beard Foundation, as well as a number of other highly regarded awards and by industry groups. Mr. Beall is an investor and member of the board of directors of a number of high-growth restaurant and consumer brands, including & pizza, The Meatball Shop, Mexicue, Beyond Sushi and Chow Daddy’s. He is also the Principal of Beall Investments LLC, an investment company. Mr. Beall also served as Chief Executive Officer and as a director of FAST Acquisition Corp. We believe that Mr. Beall is qualified to serve as a director of Pubco because of his extensive experience in the hospitality industry as well as his prior service as an executive of a publicly traded company.

Jarrett T. Bostwick is a managing director and private advisor with the Bostwick Walters Wealth Partners at Rockefeller Capital Management (“Rockefeller”), a position he has held since Rockefeller acquired Spearhead Capital Advisors, a full-service financial services platform, in June 2022. Mr. Bostwick founded Spearhead Capital in 2011 and served as partner and general counsel since its founding. At Rockefeller (and previously Spearhead Capital), Mr. Bostwick has implemented diverse private and public investment strategies on behalf of clients and has assisted in helping clients secure structured capital and financings from the capital markets. Mr. Bostwick also serves as managing principal of National Financial Companies, a multi-family office venture capital investment firm, a position he has held since 2008. At National Financial Companies he works with his partners to acquire, grow, and divest of companies in a variety of market sectors. Prior to joining National Financial Companies he was a partner in the law firm of Handler Thayer, LLP in Chicago, which provides professional services to affluent families, family offices and privately held companies, from 2005 to 2011. He remains of counsel to the firm. Prior to joining Handler Thayer he was a partner in the Wealth Planning & Philanthropy Group of Gardner, Carton & Douglas, LLP. He joined as an associate in 2003 and served until 2005. Prior to Gardner, Carton & Douglas LLP, Mr. Bostwick served as a senior manager in the tax practice of Ernst & Young, where he managed and coordinated global tax engagements for corporate clients of EY, in addition to serving as a national tax specialist in several areas of specific tax provisions of the Internal Revenue Code. He also worked closely with the audit practice insofar as he was responsible for overseeing the final tax provisions included in corporate financial statements and audits for several of EY’s corporate clients which were publicly listed. Mr. Bostwick has been recognized widely during his legal career, including being named by Worth Magazine in 2005 as one of the “Top 100 Attorneys in the United States” for affluent clients. He earned his Bachelor of Arts in International Affairs Degree at the George Washington University in Washington, D.C., his Juris Doctorate Degree from Gonzaga University School of Law in Spokane, Washington, and his Masters of Law in Taxation from the University of Washington School of Law in Seattle, Washington. He currently serves on the Board of the Foundation for Animal Care and Education, a San Diego based not-for-profit focusing on saving companion animals and other animals from economic euthanasia by providing financial support for life saving health care services for such animals and families in need. He also serves on the regional board of the Casey Cares Foundation, a not-for-profit that provides families with children facing critical health care issues with economic, emotional, and experiences to enhance the positive outcome for the families they serve. Casey Cares operates in 22 states around the United States. We believe that Mr. Bostwick is qualified to serve as a member of the Pubco Board because of his significant experience in the finance industry.

Doug Jacob is Founder of FAST II. Mr. Jacob leveraged his business savvy into hospitality success as the lead investor and operator at EMM Group’s Tenjune nightclub. Recognizing the emergence of food and celebrity chefs, he partnered with James Beard award winners Ken Oringer and Jamie Bissonette, as well as restaurateur, Will Malnatti, to expand the Toro brand from Boston to New York City, Bangkok and Dubai. Mr. Jacob sold his position in the group in 2016. During this time, Mr. Jacob mastered the art of creating immersive experiences and began looking for new opportunities to merge design and business in fresh and rewarding ways. In 2010, Mr. Jacob partnered with Michael Lastoria and Charlie Walk to found JWALK, a full-service creative agency built on design anchored in strong business acumen. As the agency evolved, Mr. Jacob stayed dedicated to preserving its small-by-design, nimble-by-nature ethos that earned its identity as a creative disrupter serving as the company’s Chief Creative Officer and Chief Executive Officer. Together, Mr. Jacob and Mr. Lastoria shaped JWALK into an industry leader that flew in the face of tradition, specializing in building cult-favorite brands with a bold digital presence. Creatively led and anchored to the bottom line, JWALK grew into a multi-million dollar-a-year business with lifestyle-driven clients. Shiseido Corporation acquired JWALK in March 2017 to bolster the group’s creative excellence and enhance its digital agility. In 2019, Mr. Jacob founded &vest, a hybrid investment fund and brand consulting agency focused on opportunities in the consumer lifestyle and hospitality space. Since inception, &vest as raised over $700 million for private and public transactions. &vest acquired the second largest position in &pizza, which he co-founded with Mr. Michael Lastoria in 2012, where Mr. Jacob serves on the board. Mr. Jacob received a Bachelor of Science from Gettysburg College. Mr. Jacob previously served as Co-Chief Executive Officer and as a director of FAST Acquisition Corp until November 2020. We believe that Mr. Jacob is qualified to serve as a member of the Pubco Board because of his significant experience in the hospitality and consumer industry.

Board Composition

Pubco’s business and affairs are organized under the direction of the board of directors of Pubco. The Pubco Board will be chaired by Mr. Demerau and is expected to consist of seven directors immediately following the Business Combination. The authorized number of directors may be changed by resolution of the Pubco Board and vacancies may be filled by resolution of the Pubco Board.

Pursuant to the Merger Agreement, FAST II and the Company have agreed that the Pubco Board will consist of two individuals designated by FAST II and five individuals designated by the Company.

The Pubco Board will be divided into three classes with only one class of directors being elected in each year, and with each class serving a three-year term from the date of their election at annual meetings following the Business Combination:

•        our Class I directors will be Scott Demerau, Jarrett T. Bostwick and one additional director to be appointed to the board of directors before the Closing and their terms will expire at the first annual meeting of stockholders following the date of this proxy statement/prospectus;

•        our Class II directors will be Sandy Beall and Doug Jacob and their terms will expire at the second annual meeting of stockholders following the date of this proxy statement/prospectus; and

•        our Class III directors will be Cecil D. Magpuri and one additional director to be appointed to the board of directors before the Closing, and their term will expire at the third annual meeting of stockholders following the date of this proxy statement/prospectus.

As a result of the staggered board, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. The members of each class will hold office until the annual meeting stated above when their term expires and until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of Pubco, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.

Independence of Our Board of Directors

In connection with the Business Combination, the Pubco Class A Common Stock will be listed on Nasdaq. Rules 5605(b)(1) and 5615(b)(1) of the Nasdaq Listing Rules require that independent directors comprise a majority of a listed company’s board of directors within one year of listing. In addition, the rules of Nasdaq require that, subject to specified applicable phase-in periods, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the rules of Nasdaq. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the rules of Nasdaq.

In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the committee, the board of directors, or any other board committee:

•        accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or

•        be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 under the Exchange Act and under the rules of Nasdaq, the board of directors must affirmatively determine that the member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•        the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and

•        whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors is expected to have five independent directors at the time of the closing of the Business Combination: Sandy Beall, Doug Jacob, Jarrett T. Bostwick and two additional directors to be appointed to the board of directors before the Closing. In making these determinations, our board of directors will consider facts and circumstances deemed relevant in determining their independence.

Board Committees

The Pubco Board will have three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each of the committees will report to the board of directors as it deems appropriate and as the board of directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The audit committee will provide assistance to our board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving and overseeing the services performed by our independent registered public accounting firm and reviewing our financial statements and reports regarding our accounting practices and systems of internal accounting controls. The audit committee will also oversee the audits of our independent registered public accounting firm and take those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management.

Under Nasdaq listing standards and applicable SEC rules, our audit committee must have at least three members, including one independent member at the time of listing, a majority of independent members within 90 days of listing, and must consist of all independent members within one year of listing. Following the Business Combination, our audit committee is currently expected to consist of Sandy Beall, Jarrett T. Bostwick and a third independent director to be appointed to the board of directors before the Closing so that our audit committee will consist of three members who are independent, as such term is defined in Rule 10A-3(b)(i) under the Exchange Act and under Nasdaq listing standards. Mr. Beall and Mr. Bostwick are independent and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. In addition, Mr. Beall and Mr. Bostwick qualify as our “audit committee financial experts,” as such term is defined in Item 407 of Regulation S-K.

Our board of directors will adopt a new written charter for the audit committee, which will be available on our website after adoption. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement/prospectus.

Compensation Committee

The compensation committee will determine general compensation policies and the compensation provided to our executive officers. The compensation committee will also make recommendations to the board of directors regarding director compensation. In addition, the compensation committee will review and determine equity-based compensation for our directors, officers, employees and consultants and will administer our equity incentive plans.

Under Nasdaq listing standard and applicable SEC rules, our compensation committee must have one independent member at the time of listing, a majority of independent members within 90 days of listing, and consist of all independent members within one year of listing. Following the Business Combination, our compensation committee is currently expected to consist of Sandy Beall, Jarrett T. Bostwick and a third independent director to be appointed to the board of directors before the Closing. Mr. Beall and Mr. Bostwick are independent directors in accordance with Nasdaq listing standards for purposes of compensation committee service.

Our board of directors will adopt a new written charter for the compensation committee, which will be available on our website after adoption.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will be responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee will be responsible for overseeing our corporate governance and reporting and making recommendations to the board of directors concerning corporate governance matters.

Under Nasdaq listing standards and applicable SEC rules, our nominating and corporate governance committee must have one independent member at the time of listing, a majority of independent members within 90 days of listing, and consist of all independent members within one year of listing. Following the Business Combination, our nominating and corporate governance committee is currently expected to consist of Sandy Beall, Jarrett T. Bostwick and a third independent director to be appointed to the board of directors before the Closing. Mr. Beall and Mr. Bostwick are independent directors.

Our board of directors will adopt a new written charter for the nominating and corporate governance committee, which will be available on our website after adoption.

Role of Our Board of Directors in Risk Oversight

One of the key functions of board of directors is informed oversight of our risk management process. Our board of directors will administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors will be responsible for monitoring and assessing strategic risk exposure, and our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also have the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee will be responsible for periodically evaluating our company’s corporate governance policies and systems in light of the governance risks that our company faces and the adequacy of our policies and procedures designed to address such risks. Our compensation committee will assess and monitor whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

Upon the Closing of the Business Combination, our board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of

Conduct will be available on our website after adoption. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on Pubco’s website to the extent required by applicable rules and exchange requirements.

Corporate Governance Guidelines

Upon the Closing of the Business Combination, we intend to adopt a set of corporate governance guidelines to provide the framework for the governance of our Board and to assist our Board in the exercise of its responsibilities. These guidelines will reflect our Board’s commitment to monitoring the effectiveness of policy and decision-making both at the board and management levels, with a view to enhancing stockholder value over the long term. The corporate governance guidelines will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Pubco’s compensation committee has ever been an executive officer or employee of Pubco. None of Pubco’s executive officers currently serve, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the board of directors of Pubco or compensation committee.

Limitations of Liability and Indemnification of Officers and Directors

The Pubco Charter eliminates Pubco officers’ and directors’ liability for monetary damages to the fullest extent permitted by applicable law. The DGCL provides that officer and directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except in limited circumstances. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers and directors, then the liability of Pubco’s officers and directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The Pubco Charter requires Pubco to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. Pubco plans to maintain a directors’ and officers’ insurance policy pursuant to which Pubco’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Pubco Charter prohibits any retroactive changes to the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, Pubco will enter into separate indemnification agreements with Pubco’s directors and officers. These agreements, among other things, require Pubco to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Pubco’s directors or officers or any other company or enterprise to which the person provides services at Pubco’s request.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PUBCO

The following table sets forth (i) the actual beneficial ownership of FAST II Class A Common Stock and FAST II Class B Common Stock prior to the consummation of the Business Combination and (ii) the expected beneficial ownership of Pubco Class A Common Stock, Pubco Class B Common Stock, and Pubco Series A Preferred Stock immediately following the consummation of the Business Combination, assuming that no shares of FAST II Class A Common Stock are redeemed, and alternatively the maximum redemption scenario, which assumes that all 7,135,509 shares of FAST II Class A Common Stock that remained outstanding are redeemed as further described in the subsection entitled “Unaudited Pro Forma Condensed Combined Financial Information — Description of the Minimum and Maximum Allowable Redemption Scenarios,” in each case, by:

•        each person who is known as of June 26, 2023 to be the beneficial owner of more than 5% of the outstanding shares of FAST II Class A Common Stock or FAST II Class B Common Stock;

•        each of FAST II’s current officers and directors;

•        each person who is expected to be, following the Business Combination and the Company Financing, a beneficial owner of more than 5% of the outstanding shares of Pubco Class A Common Stock, Pubco Class B Common Stock, or Pubco Series A Preferred Stock;

•        each person who will become an executive officer or director of Pubco following the Business Combination; and

•        all executive officers and directors of Pubco following the Business Combination, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of FAST II Class A Common Stock and FAST II Class B Common Stock prior to consummation of the Business Combination is based on 7,135,509 shares of FAST II Class A Common Stock and 5,558,422 shares of FAST II Class B Common Stock issued and outstanding in the aggregate as of June 26, 2023.

The expected beneficial ownership of shares of Pubco Class A Common Stock, Pubco Class B Common Stock, and Pubco Series A Preferred Stock immediately following the consummation of the Business Combination, assuming no shares of FAST II Class A Common Stock are redeemed in connection with the Business Combination (but taking into account redemptions that already occurred in connection with the Extension), is based on an aggregate of 13,064,322 shares of Pubco Class A Common Stock, 127,392,927 shares of Pubco Class B Common Stock, and 4,042,755 shares of Pubco Series A Preferred Stock issued and outstanding (which has the voting power, on an as-converted to Pubco Common Stock basis, of 3,675,231 shares), and (i) assumes that none of the parties purchases shares of FAST II Class A Common Stock in the open market, (ii) assumes that are no other issuances of equity interests of FAST II, (iii) assumes that 1,111,684 Additional Incentive Forfeited Shares are forfeited by the Sponsor and Pubco issues an aggregate of (x) 342,868 shares of Pubco Class A Common Stock as Additional SPAC Share Consideration, allocated equally among the FAST II public stockholders who do not redeem their Public Shares in connection with the Business Combination and (y) 768,816 shares of Pubco Class B Common Stock to the holder of Company Financing Units as Additional Company Financing Unit Consideration pursuant to the Merger Agreement, (iv) assumes that 2,956,005 Sponsor Redemption Forfeited Shares are forfeited by the Sponsor, (v) assumes that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note, (vi) includes 77,500,000 Earnout Shares which will be issued and outstanding on the Closing Date and held in escrow for the benefit of such individual or entity because such individual or entity will have voting rights with respect to such Earnout Shares before the shares vest in accordance with the Business Combination Agreement, (vii) reflects 4,362,966 shares of Pubco Class A Common Stock being issued to the holders of Company Units who receive Pubco Class A Common Stock as their Per Unit Consideration pursuant to the Merger Agreement, which permits the Company to make an election at least three (3) business days prior to the Acquisition Merger Effective Date to allow a portion of the Per Unit Consideration to take the form of shares of Pubco Class A Common Stock as is needed to satisfy the Listing Condition in lieu of the same number of shares of Pubco Class B Common Stock and New Company Units with a view toward satisfying the Listing Condition, and (viii) reflects the conversion of $4.7 million in principal and accrued interest of the Company’s debt held by Company Unit holders other than Infinite Acquisitions LLLP into shares of Pubco Series A Preferred Stock, and the distribution of the right to receive such shares of Pubco Series A Preferred Stock to the equity holders of Infinite Acquisitions LLLP. Where applicable, the percentage of beneficial ownership for each individual or entity also reflects Pubco Class A Common Stock and Pubco Series A Preferred Stock issuable upon the exercise of Pubco Warrants which will be exercisable within 60 days after the consummation of the Business Combination. Such shares underlying Pubco Warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The expected beneficial ownership of shares of Pubco Class A Common Stock, Pubco Class B Common Stock, and Pubco Series A Preferred Stock immediately following the consummation of the Business Combination, assuming the maximum redemptions scenario where all 7,135,509 shares of FAST II Class A Common Stock that remain outstanding have been redeemed, is based on an aggregate of 7,750,466 shares of Pubco Class A Common Stock, 128,898,295 shares of Pubco Class B Common Stock, and 475,000 shares of Pubco Series A Preferred Stock issued and outstanding (which has the voting power, on an as-converted to Pubco Common Stock basis, of 431,818 shares), and (i) assumes that are no other issuances of equity interests of FAST II, (ii) assumes that 1,111,684 Additional Incentive Forfeited Shares are forfeited by the Sponsor and Pubco issues an aggregate of 1,111,684 shares of Pubco Class B Common Stock as Additional Company Financing Unit Consideration to the holder of Company Financing Units pursuant to the Merger Agreement, (iii) assumes that 3,196,738 Sponsor Redemption Forfeited Shares are forfeited by the Sponsor, (iv) assumes that Infinite Acquisitions LLLP loans to FAST II an aggregate principal amount of $2,000,000 under the Infinite Promissory Note and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note, (v) includes 77,500,000 Earnout Shares which will be issued and outstanding on the Closing Date and held in escrow for the benefit of such individual or entity because such individual or entity will have voting rights with respect to such Earnout Shares before the shares vest in accordance with the Business Combination Agreement, (vi) reflects 4,362,966 shares of Pubco Class A Common Stock being issued to the holders of Company Units who receive Pubco Class A Common Stock as their Per Unit Consideration pursuant to the Merger Agreement, which permits the Company to make an election at least three (3) business days prior to the Acquisition Merger Effective Date to allow a portion of the Per Unit Consideration to take the form of shares of Pubco Class A Common Stock as is needed to satisfy the Listing Condition in lieu of the same number of shares of Pubco Class B Common Stock and New Company Units with a view toward satisfying the Listing Condition, and (vii) reflects the conversion of $4.7 million in principal and accrued interest of the Company’s debt held by Company Unit holders other than Infinite Acquisitions LLLP into shares of Pubco Series A Preferred Stock, and the distribution of the right to receive such shares of Pubco Series A Preferred Stock to the equity holders of Infinite Acquisitions LLLP. Where applicable, the percentage of beneficial ownership for each individual or entity also reflects Pubco Class A Common Stock and Pubco Series A Preferred Stock issuable upon the exercise of Pubco Warrants which will be exercisable within 60 days after the consummation of the Business Combination. Such shares underlying Pubco Warrants are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, FAST II and Pubco believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them. Unless otherwise noted, the business address of each of those listed in the table below prior to the consummation of the Business Combination is c/o of FAST II’s stockholders is 109 Old Branchville Road, Ridgefield, CT 06877; and following the consummation of the Business Combination is c/o Falcon’s Beyond Global, LLC 6996 Piazza Grande Avenue, Suite 30, Orlando, Florida 32835.

	Prior to the Business Combination (FAST II)				After the Business Combination (Pubco)
					No Redemptions						Maximum Redemptions
Name and Address of Beneficial Owners	Shares of FAST II Common Stock	% FAST II Class A Common Stock	% FAST II Class B Common Stock	% Total Voting Power	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Pubco Class A Common Stock(1)(2)	% Pubco Class B Common Stock(1)	% Pubco Series A Preferred Stock(1)	% Total Voting Power(1)	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Class A Common Stock(1)(2)	% Class B Common Stock(1)	% of Pubco Series A Preferred Stock(1)	% Total Voting Power(1)
FAST II Executive Officers and Directors Pre-Business-Combination
Garrett Schreiber(3)	5,558,422	—%	100.00%	43.8%	5,396,160	2,148,913	35.00%	—%	34.71%	4.95%	3,636,263	1,074,456	40.52%	—%	69.3%	3.31%
Sandy Beall	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Kevin M. Reddy	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Ramin Arani	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Michael Lastoria	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Alice Elliot	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Steve Kassin	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Sanjay Chadda	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Cliff Moskowitz	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
All Current Executive Officers and Directors as a Group (Nine Individuals)	5,558,422	—%	100.00%	43.8%	5,396,160	2,148,913	35.00%	—%	34.71%	4.95%	3,636,263	1,074,456	40.52%	—%	100.00%	3.31%
Pubco Executive Officers and Directors Post-Business-Combination
Scott Demerau(5)	—	—%	—%	—%	33,058,415	—	—%	25.95%	—%	22.94%	33,393,415	—	—%	25.91%	—%	24.36%
Cecil D. Magpuri(6)	—	—%	—%	—%	33,058,415	—	—%	25.95%	—%	22.94%	33,393,415	—	—%	25.91%	—%	24.36%
Simon Philips	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Joanne Merrill	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Yvette Whittaker	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
David Schaefer	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Simon Hirst	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Jason Ambler	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Jennifer Smeresky	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%

	Prior to the Business Combination (FAST II)				After the Business Combination (Pubco)
					No Redemptions						Maximum Redemptions
Name and Address of Beneficial Owners	Shares of FAST II Common Stock	% FAST II Class A Common Stock	% FAST II Class B Common Stock	% Total Voting Power	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Pubco Class A Common Stock(1)(2)	% Pubco Class B Common Stock(1)	% Pubco Series A Preferred Stock(1)	% Total Voting Power(1)	Shares of Pubco Common Stock	Shares of Pubco Series A Preferred Stock	% Class A Common Stock(1)(2)	% Class B Common Stock(1)	% of Pubco Series A Preferred Stock(1)	% Total Voting Power(1)
Sandy Beall	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Jarrett T. Bostwick	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
Doug Jacob	—	—%	—%	—%	—	—	—%	—%	—%	—%	—	—	—%	—%	—%	—%
All Executive Officers and Directors after the Business Combination as a Group (12 Individuals)	—	—%	—%	—%	66,116,830	—	—%	51.90%	—%	45.87%	66,786,830	—	—%	51.81%	—%	48.72%
Five Percent Holders
FAST Sponsor II LLC(3)	5,558,422	—%	100.00%	43.8%	5,396,160	2,148,913	35.00%	—%	34.71%	4.95%	3,636,263	1,074,456	40.52%	—%	100.00%	3.31%
Infinite Acquisitions LLLP(4)	—	—%	—%	—%	61,476,097	—	1.53%	48.10%	—%	42.65%	62,311,465	—	2.58%	48.19%	—%	45.46%
Katmandu Ventures, LLC(5)	—	—%	—%	—%	33,058,415	—	—%	25.95%	—%	22.94%	33,393,415	—	—%	25.91%	—%	24.36%
CilMar Ventures, LLC Series A(6)	—	—%	—%	—%	33,058,415	—	—%	25.95%	—%	22.94%	33,393,415	—	—%	25.91%	—%	24.36%
Fir Tree Capital Management LP(7)	779,805	10.9%	—%	—%	427,373	389,903	3.27%	—%	9.64%	* %	—	—	—%	—%	—%	—%
Jefferies LLC(8)	—	—%	—%	—%	1,550,000	—	11.86%	—%	—%	1.08%	775,000	—	10.00%	—%	—%	*

________

*        Less than one percent.

(1)      Percentages may not sum to 100% due to the fact that SEC rules require that the shares of Pubco Class A Common Stock issuable upon the exercise of Pubco Warrants, which shares may be acquired within 60 days of the date hereof, be disclosed as beneficially owned by the person who may acquire beneficial ownership of such shares, but such shares are not counted in determining the total number of outstanding shares of Pubco Common Stock upon which the percentages stated in the table are calculated.

(2)      Ownership percentages of Pubco Class A Common Stock does not include any shares of Pubco Class A Common Stock issuable upon conversion of Pubco Series A Preferred Stock.

(3)     FAST Sponsor II LLC, the Sponsor, is the record holder of such shares. FAST Sponsor II Manager LLC, a Delaware limited liability company, is the manager of the Sponsor and Garrett Schreiber is the sole member of FAST Sponsor II Manager LLC and has sole voting and investment discretion with respect to the FAST II Common Stock held of record by the Sponsor. Prior to the Business Combination, interests shown consist solely of Founder Shares, classified as FAST II Class B Common Stock. Such shares will automatically convert into FAST II Class A Common Stock upon the SPAC Merger Closing on a one-for-one basis, subject to adjustment. Following the Business Combination, in the no redemptions scenario, includes the forfeiture of 1,111,684 Additional Incentive Forfeited Shares, includes the forfeiture of 2,956,005 Sponsor Redemption Forfeited Shares, and includes 1,550,000 Earnout Shares. Following the Business Combination, in the maximum redemption scenario, includes the forfeiture of 1,111,684 Additional Incentive Forfeited Shares and 3,196,738 Sponsor Redemption Forfeited Shares and includes 1,162,500 Earnout Shares. In the no redemptions scenario includes 2,355,427 shares of Pubco Class A Common Stock (including 206,515 shares of Pubco Class A Common Stock due to the impact of the Additional SPAC Share Consideration issued to the FAST II public stockholders who do not redeem their Public Shares on the application of the Alternative Issuance under Section 4.5 of the FAST II Warrant Agreement) and 2,148,913 shares of Pubco Series A Preferred Stock underlying 4,297,825 Pubco Warrants and in the maximum redemptions scenario includes 1,223,763 shares of Pubco Class A Common Stock (including 149,307 shares of Pubco Class A Common Stock due to the impact of the Additional SPAC Share Consideration on the application of the Alternative Issuance under Section 4.5 of the FAST II Warrant Agreement) and 1,074,456 shares of Pubco Series A Preferred Stock underlying 2,148,912 Pubco Warrants.

(4)    Prior to the Business Combination, Infinite Acquisitions LLLP owns approximately 43.6% of Falcon’s Beyond Global, LLC excluding the Company Financing Units (or 47.1% including the Company Financing Units issued prior to June 25, 2023). Following the Business Combination, in the no redemptions scenario, consists of (i) 200,000 shares of Pubco Class A Common Stock, assuming that an aggregate principal amount of $2,000,000 is loaned by Infinite Acquisitions LLLP to FAST II under the Infinite Promissory Note, and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note, and (ii) 61,276,097 shares of Pubco Class B Common Stock, including 768,816 shares of Pubco Class B Common Stock as Additional Company Financing Unit Consideration and 32,774,108 Earnout Shares. Following the Business Combination, in the maximum redemption scenario, consists of (i) 200,000 shares of Pubco Class A Common Stock, assuming that an aggregate principal amount of $2,000,000 is loaned by Infinite Acquisitions LLLP to FAST II under the Infinite Promissory Note, and that all of such amount is converted by Pubco on the Closing Date into shares of Pubco Class A Common Stock at a conversion price of $10.00 per share pursuant to the terms of the Infinite Promissory Note and (ii) 62,111,465 shares of Pubco Class B Common Stock, including 1,111,684 shares of Pubco Class B Common Stock as Additional Company Financing Unit Consideration and 33,266,608 Earnout Shares. The shares are held of record by Infinite Acquisitions LLLP. Infinite Acquisitions LLLP is controlled by its general partner, Erudite Cria, Inc. (“Infinite GP”). Investment and voting decisions at Infinite GP with respect to the securities held by Infinite Acquisitions LLLP are made by the board of directors of Infinite GP. The directors of Infinite GP are: Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau. Each director has one vote on all matters presented to the board of Infinite GP, except that the Chairman of the board of directors, Lucas Demerau, has two votes on all matters presented to the board of Infinite GP. Lucas Demerau, Nathan Markey, and Cory Demerau are the adult children of Scott Demerau and Julia Demerau. Their voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau and there are no voting agreements among any of the parties with respect to the Pubco Common Stock. Therefore, no individual director of Infinite GP is the beneficial owner, for purposes of the federal securities laws, of the securities held by Infinite Acquisitions LLLP. Each of Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau and Infinite GP disclaim beneficial ownership over such securities except to the extent of their individual pecuniary interest therein.

(5)    Prior to the Business Combination, Katmandu Ventures, LLC owns approximately 24.0% of Falcon’s Beyond Global, LLC excluding the Company Financing Units (or 22.4% including the Company Financing Units issued prior to June 23, 2023). Following the Business Combination, in the no redemptions scenario, consists of 33,058,415 shares of Pubco Class B Common Stock, including 20,812,946 Earnout Shares. In the maximum redemptions scenario, consists of 33,393,415 shares of Pubco Class B Common Stock, including 21,147,946 Earnout Shares. The shares are held of record by Katmandu Ventures, LLC. Scott Demerau and Julia Demerau control Katmandu Ventures, LLC. Mr. Demerau and Mrs. Demerau are married and each may be deemed to have voting and dispositive control over the shares directly and indirectly controlled by the other. Each of Mr. Demerau and Mrs. Demerau disclaims beneficial ownership of these securities except to the extent of their pecuniary interest therein.

(6)     Prior to the Business Combination, CilMar Ventures, LLC Series A owns approximately 24.0% of Falcon’s Beyond Global, LLC excluding the Company Financing Units (or 22.4% including the Company Financing Units issued prior to June 23, 2023). Following the Business Combination, in the no redemptions scenario, consists of 33,058,415 shares of Pubco Class B Common Stock, including 20,812,946 Earnout Shares. In the maximum redemptions scenario, consists of 33,393,415 shares of Pubco Class B Common Stock, including 21,147,946 Earnout Shares. The Cecil De Los Reyes Magpuri Declaration of Trust u/a/d November 1, 2002, as restated most recently on December 12, 2022, (Cecil De Los Reyes Magpuri, Grantor)(“Cecil Magpuri Revocable Trust”) and the Cecil De Los Reyes Magpuri Irrevocable Gift Trust Agreement u/a/d April 18, 2022 (Cecil De Los Reyes Magpuri, Grantor)(“Cecil Magpuri Irrevocable Trust”) own a combined 50% interest in CilMar Ventures, LLC Series A. The Marty Mathers Magpuri Declaration of Trust u/a/d November 1, 2002, as restated most recently on December 12, 2022, (Marty Mathers Magpuri, Grantor) (“Marty Magpuri Revocable Trust”) and the Marty Mathers Magpuri Irrevocable Gift Trust Agreement u/a/d April 18, 2022 (Marty Mathers Magpuri, Grantor)(“Marty Magpuri Irrevocable Trust”) own a combined 50% interest in CilMar Ventures, LLC Series A. Marty Mathers Magpuri is the trustee of the Cecil Magpuri Revocable Trust and Cecil De Los Reyes Magpuri is the trustee of the Marty Magpuri Revocable Trust. Christopher Tipay Magpuri is the trustee of the Cecil Magpuri Irrevocable Trust and the Marty Magpuri Irrevocable Trust. Consequently, Mr. and Mrs. Magpuri may be deemed to have controlling voting and dispositive power over the shares held directly by CilMar Ventures, LLC Series A. Mr. and Mrs. Magpuri disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address of CilMar Ventures, LLC Series A is 6996 Piazza Grande Avenue, Suite 301, Orlando, FL 32835.

(7)     Following the Business Combination, in the no redemptions scenario, includes 37,470 shares of Pubco Class A Common Stock representing such person’s pro rata portion of the Additional SPAC Share Consideration issued to non-redeeming FAST II public stockholders. The business address of Fir Tree Capital Management LP, a Delaware limited partnership, is 500 5th Avenue, 9th Floor, New York, New York 10110.

(8)    Following the Business Combination, in the no redemptions scenario represents 1,550,000 Earnout Shares and in the maximum redemptions scenario represents 775,000 Earnout Shares issuable to Jefferies LLC. The business address of Jefferies LLC is 520 Madison Avenue, 10th Floor, New York, NY, 10022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Sponsor and FAST II Related Party Transactions

Founder Shares

On January 6, 2021, the Sponsor purchased 5,750,000 shares of FAST II Class B Common Stock, par value $0.0001 per share (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of FAST II’s issued and outstanding shares after the FAST II IPO. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional Units, for a total of 22,233,687 Units, and the Sponsor forfeited 191,578 shares of FAST II Class B Common Stock. As of December, 2022 and December 31, 2021, there were 5,558,422 shares of FAST II Class B Common Stock outstanding, none subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial business combination and (ii) the date following the completion of the initial business combination on which FAST II completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of FAST II’s stockholders having the right to exchange their Common Stock for cash, securities or other property. Notwithstanding the foregoing, if (1) the last reported sales price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (2) if FAST II consummates a transaction after the initial business combination which results in FAST II’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the FAST II IPO, FAST II consummated the private placement of 4,000,000 FAST II Private Placement Warrants at a price of $1.50 per FAST II Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. On March 26, 2021, the Sponsor purchased an additional 297,825 FAST II Private Placement Warrants at a price of $1.50 per FAST II Private Placement Warrant in a second closing, generating proceeds of approximately $0.4 million.

Each whole FAST II Private Placement Warrant is exercisable for one whole share of Class A Common Stock at a price of $11.50 per share. A portion of the proceeds from the sale of the FAST II Private Placement Warrants to the Sponsor was added to the proceeds from the FAST II IPO held in the Trust Fund. If FAST II does not complete a business combination within the Combination Period, the FAST II Private Placement Warrants will expire worthless. The FAST II Private Placement Warrants will be exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and FAST II’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their FAST II Private Placement Warrants until 180 days after the completion of the initial business combination.

Related Party Loans

On January 6, 2021, the Sponsor agreed to loan FAST II an aggregate of up to $300,000 to cover expenses related to the FAST II IPO pursuant to a convertible promissory note between the Sponsor and FAST II. This loan was non-interest bearing and payable upon the completion of the FAST II IPO. FAST II borrowed $100,000 under the promissory note and repaid the promissory note in full upon closing of the FAST II IPO. As of December 31, 2021, the loan was no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of FAST II’s officers and directors may, but are not obligated to, loan FAST II funds as may be required (“Working Capital Loans”). If FAST II completes a business combination, FAST II may repay the Working Capital Loans out of the proceeds of the Trust Fund released to FAST II. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Fund. In the event that a business combination does not close, FAST II may use a portion of proceeds held outside the Trust Fund to repay the Working Capital Loans but no proceeds held in the Trust Fund would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a business combination or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the FAST II Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

On May 4, 2022, the Sponsor provided a $600,000 Working Capital Loan to FAST II in the form of a convertible promissory note that is due upon the completion of a business combination. On July 22, 2022, the Sponsor amended and restated such convertible promissory note (as amended and restated, the “Convertible Note”) to increase the principal amount thereunder from $600,000 to $1,100,000. At any time on or prior to the consummation of a business combination, at the option of the lender, any outstanding amount of the Convertible Note may be converted into warrants of the post-business combination entity at a price of $1.50 per warrant. The warrants would be identical to the FAST II Private Placement Warrants.

Administrative Service Agreement

Commencing on the date that FAST II’s securities were first listed on the NYSE and continuing until the earlier of FAST II’s consummation of a business combination and FAST II’s liquidation, to FAST II agreed to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of FAST II’s management team. FAST II incurred approximately $150,000 in administrative expenses under the agreement, which is recognized in the accompanying statement of operations for the year ended December 31, 2021, within general and administrative expense-related party, respectively. As of December 31, 2022 and December 31, 2021, $15,000 and $15,000 in accounts payable with related party was outstanding in the accompanying balance sheet, respectively.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on FAST II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. FAST II’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates.

Registration Rights Agreement

On March 15, 2021, FAST II entered into the Registration Rights Agreement with respect to the Founder Shares, the FAST II Private Placement Warrants, FAST II Warrants issuable upon conversion of Working Capital Loans (if any) and the shares of FAST II Class A Common Stock issuable upon exercise of the foregoing. The existing Registration Rights Agreement will be terminated by the New Registration Rights Agreement that will be entered into no later than the Acquisition Merger Closing. See “— Pubco’s Related Party Transactions — New Registration Rights Agreement.”

Other Agreements Related to Business Combination

In connection with the Business Combination, certain affiliate agreements were entered into or are expected to be entered into pursuant to the Merger Agreement. These agreements include:

•        Sponsor Support Agreement (see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Support Agreement”); and

•        Sponsor Lock-Up Agreement (see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Lock-Up Agreement”).

Company Related Party Transactions

Company and Infinite Acquisitions Credit Agreement

The Company and Infinite Acquisitions, a more than 5% equityholder of the Company, entered into a credit agreement dated December 30, 2021 (the “Credit Agreement”), that provides for a revolving line of credit to the Company in the amount of $10,000,000 and matures on December 31, 2026. Borrowings accrue interest at a rate of 2.75% per annum. In October 2022, $7,452,961 of the principal amount outstanding was repaid pursuant to the Conversion Agreement, described below.

On June 23, 2023, the Company entered into an amendment to the credit agreement (as amended, the “Credit Agreement”), pursuant to which (i) Pubco joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed, in its sole discretion, to transfer all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisitions’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”), and (iii) Pubco, the Company and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for shares of Series A Preferred Stock at the Acquisition Merger Closing. The exchange shall be effectuated by the Debt Transferee entering into an exchange agreement with Pubco (the “Exchange Agreement”) within 20 days after the registration statement for the Business Combination has been declared effective under the Securities Act.

The parties also agreed that to the extent that Debt Transferees representing a majority of the outstanding amount of the Transferred Debt, in the aggregate, agree to exchange their Transferred Debt, the remaining amount of Transferred Debt not exchanged shall be automatically exchanged for shares of Pubco Series A Preferred Stock concurrently with the Acquisition Merger Closing, without any further action required by the remaining Debt Transferees, and such remaining Debt Transferees shall be deemed to have entered into the Exchange Agreement. Upon consummation of the exchange, Pubco shall contribute the Transferred Debt to the Company in exchange of the Company (i) issuing to Pubco a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to Pubco an amount in cash equal to the amount of cash paid by Pubco as accrued interest.

As of the date of this proxy statement/prospectus, an aggregate of $7,110,141, including accrued interest, was outstanding under the Credit Agreement, of which $4,750,000 have been distributed to Infinite Acquisition equity holders.

Financing Agreements between Infinite Acquisitions and Fun Stuff

Infinite Acquisitions and Fun Stuff, an indirect wholly owned subsidiary of the Company, have entered into certain financing agreements pursuant to which Infinite Acquisitions has loaned money or extended credit to Fun Stuff for general corporate purposes and to finance Fun Stuff’s equity interest in Sierra Parima, the Company’s joint venture with Meliá for the development of Katmandu Park Punta Cana in the Dominican Republic, as described below:

•        Loan Agreement, dated December 29, 2021 for an aggregate of $12,785,000, accruing interest at a rate of 2.75% per annum and maturing December 29, 2026. As of the date of this proxy statement/prospectus, an aggregate of $12,953,741, including accrued interest, was outstanding under the agreement.

•        Credit Facility, dated January 1, 2019, providing for a line of credit up to €2,500,000 to finance the entering into the Sierra Parima joint venture. Borrowings accrue interest at a rate of 3.0% per annum and the facility matures January 1, 2024. As of the date of this proxy statement/prospectus, an aggregate of €1,982,923, including accrued interest, was outstanding under this facility.

•        Loan Agreement, dated June 26, 2019, for an aggregate of $1,975,293.19 to finance the entering into the Sierra Parima joint venture, accruing interest at a rate of 3.0% per annum and maturing on June 26, 2029. As of the date of this proxy statement/prospectus, there was an aggregate of $1,782,327, including accrued interest, outstanding under this facility.

•        Loan Agreement, dated December 30, 2022, for an aggregate of $7,250,000, accruing interest at a rate of 3.75% per annum and maturing on December 30, 2027. As of the date of this proxy statement/prospectus, there was an aggregate of $7,384,427, including accrued interest, outstanding under this facility.

Financing Agreements between Infinite Acquisitions and Katmandu Group

Infinite Acquisitions and Katmandu Group have entered into certain financing agreements pursuant to which Infinite Acquisitions has loaned money or extended credit to Katmandu Group for general company purposes, as described below:

•        Line of Credit, dated January 1, 2021, in the amount of $5,000,000, and maturing December 31, 2025. Borrowings accrue interest at a rate of 3.5% per annum. In October 2022, $3,979,248, the entire amount outstanding, was paid in full pursuant to the Conversion Agreement, described below.

•        Loan Agreement, dated December 31, 2020, in the amount of $8,668,887. Interest accrues at a rate of 3.0% per annum, amortized over a 30-year period. The loan matures on December 31, 2030. In October 2022, $8,567,790, the entire amount outstanding, was paid in full pursuant to the Conversion Agreement, described below.

Debt-to-Equity Conversion Agreement

On October 6, 2022, Infinite Acquisitions entered into the Conversion Agreement with the Company, pursuant to which an aggregate of $20.0 million owed by the Company and Katmandu Group to Infinite Acquisitions under certain of the agreements described above was converted into 2,000,000 Company Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its Subscription Agreement. See “Proposal No. 1 — The Business Combination — Merger Agreement — Financing of the Business Combination” for information regarding the Subscription Agreement.

Penut Productions Lease Agreements and Promissory Notes

In 2007, 2015 and 2020, Treehouse entered into lease agreements with Penut Productions, LLC, a Florida limited liability company owned 25% by a revocable trust of which Marty Magpuri, a member of the Company Board, is trustee and 75% by a revocable trust of which Cecil D. Magpuri, the Company’s CEO and a member of the Company Board, is trustee (“Penut”). The three lease agreements are for office spaces at the Company’s Orlando headquarters and expire in 2027, 2036 and 2040, respectively. The leases provide that Treehouse is responsible for taxes, insurance and maintenance of the leased spaces. The aggregate payments under the leases are approximately $237,336 per annum and an aggregate of $354,292 has been paid by Treehouse since January 1, 2021.

Treehouse made certain improvements to the leased spaces and, in connection therewith, the parties entered into five separate promissory notes between 2010 and 2020 to evidence Penut’s reimbursement obligations for the costs of such improvements (collectively, the “Promissory Notes”). The Promissory Notes provided for monthly payments of principal and interest at a rate of 4% per annum and matured at various dates between 2024 and 2028. The Promissory Notes were repaid in full in August 2022.

Pubco Related Party Transactions

New Registration Rights Agreement

Immediately prior to the SPAC Merger Closing Date, Pubco, FAST II, the Sponsor and the Holders (as defined in the New Registration Rights Agreement) shall enter into the New Registration Rights Agreement, effective upon the Acquisition Merger Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, (i) the Sponsor and the other Holders will be granted certain customary registration rights and piggyback rights with respect to their respective shares of Pubco Class A Common Stock and any other equity securities of Pubco and (ii) the Registration Rights Agreement, dated as of March 15, 2021, among FAST II, the Sponsor and the other Holders named in the Registration Rights Agreement will be terminated. For additional information, see “Proposal No. 1 — The Business Combination Proposal — Related Agreements — New Registration Rights Agreement.”

Other Company and Pubco Agreements Related to the Business Combination

In connection with the Business Combination, certain affiliate agreements were entered into or are expected to be entered into pursuant to the Merger Agreement. These agreements include:

•        Subscription Agreement (see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Subscription Agreement”);

•        Company Member Support Agreement (see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Company Member Support Agreement”); and

•        Company Member Lock-Up Agreement (see the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Company Member Lock-Up Agreement”).

Indemnification; Indemnification Agreements

The Pubco Organizational Documents, as will be in effect following the consummation of the Business Combination, provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to certain exceptions contained in our proposed certificate of incorporation and bylaws.

We also intend to enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the indemnitees with contractual rights to indemnification, and expense advancement and reimbursement, to the fullest extent permitted under Delaware law, subject to certain exceptions contained in those agreements.

Procedures with Respect to Review and Approval of Related Person Transactions

Effective upon the consummation of the Business Combination, the Pubco Board expects to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. Under the policy, Pubco will develop and implement processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If it is determined that a transaction or relationship is a related person transaction requiring compliance with the policy, Pubco’s audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of Pubco’s code of business conduct and ethics (which will also be put in place in connection with the Business Combination), and either approve or disapprove the related person transaction. In particular, Pubco’s policy will require Pubco’s audit committee to consider, among other factors it deems appropriate:

•        the related person’s relationship to Pubco and interest in the transaction;

•        the material facts of the proposed transaction, including the proposed aggregate value of the transaction;

•        the impact on a director’s or a director nominee’s independence in the event the related person is a director or director nominee or an immediate family member of the director or director nominee;

•        the benefits to Pubco of the proposed transaction;

•        if applicable, the availability of other sources of comparable products or services; and

•        an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the audit committee, subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Pubco’s management will update the audit committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director will be permitted to participate in the approval of a related person transaction for which he or she is a related person.

In addition, under our code of business conduct and ethics, which will be adopted effective upon the consummation of the Business Combination, our employees, directors and director nominees will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

All of the transactions described in this proxy statement/prospectus were entered into prior to the adoption of Pubco’s written related party transactions policy, but all were approved by the Company Board (or the applicable predecessor governing body) or the Pubco Board, as applicable, considering similar factors to those described above.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

General

FAST II is a corporation incorporated under the laws of the State of Delaware. The laws of the State of Delaware, including the DGCL, and the FAST II Charter and FAST II Bylaws govern the rights of FAST II Stockholders. As a result of the Business Combination, FAST II Stockholders will become Pubco stockholders. Pubco is also incorporated under the laws of the State of Delaware and the rights of Pubco stockholders will be governed by the laws of the State of Delaware, the Pubco Organizational Documents. Thus, following the consummation of the Business Combination, the rights of FAST II Stockholders who become Pubco stockholders will continue to be governed by Delaware law, but will be governed by the Pubco Organizational Documents instead of the FAST II Organizational Documents. The FAST II Charter will differ in certain material respects from the Pubco Charter, and the FAST II Bylaws will differ in certain material respects from the Pubco Bylaws. As a result, when you become a stockholder of Pubco, your rights will differ in some regards as compared to when you were a FAST II stockholder.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of FAST II Stockholders under the FAST II Charter and the FAST II Bylaws (left column) and the rights of Pubco stockholders under the Pubco Charter and the Pubco Bylaws (right column), which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. This summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents and is qualified in its entirety by reference to the full text of those documents, as well as the relevant provisions of the DGCL.

	FAST II Stockholder Rights	Pubco Stockholder Rights
Authorized Capital Stock

The FAST II Charter authorizes 401,000,000 shares of capital stock, consisting of (a) 400,000,000 shares of common stock, including 380,000,000 shares of FAST II Class A Common Stock and 20,000,000 shares of FAST II Class B Common Stock, and (b) 1,000,000 shares of preferred stock.

The Pubco Charter authorizes 500,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share, 150,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share and 30,000,000 shares of preferred stock.

Removal of Directors

The FAST II Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then-outstanding shares of capital stock of FAST II entitled to vote generally in the election of directors, voting together as a single class.

Prior to the closing of the initial business combination, holders of FAST II Class B Common Stock, voting together as a single class, shall have the exclusive right to vote on the removal of any director, and the holders of Class A Common Stock shall have no right to vote on the removal of any director.

The Pubco Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a 66 2/3% of the voting power of all then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.

	FAST II Stockholder Rights	Pubco Stockholder Rights
DGCL 203 Opt Out and Replacement	The FAST II Organizational Documents contain no such provision.

The Pubco Charter provides that Pubco will not be governed by Section 203 of the DGCL, and instead, includes a provision that is substantially similar to Section 203, but excludes certain parties from the definition of “interested stockholder.”

Stockholder Action by Written Consent

Under the FAST II Charter, any action required or permitted to be taken by the stockholders of FAST II must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, other than with respect to the FAST II Class B Common Stock with respect to which action may be taken by written consent.

Under the Pubco Charter, any action required or permitted to be taken by the stockholders of Pubco must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders, provided that for so long as holders of Pubco Class B Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by stockholders may be taken by written consent in lieu of a meeting.

Special Meetings of Stockholders

The FAST II Bylaws provide that a special meeting of stockholders may only be called by the Secretary of FAST II at the written request of the majority of the FAST II Board, by the Chairman of the FAST II Board or by the Chief Executive Officer of FAST II.

Special meetings of Pubco stockholders may be called only by or at the direction of the Pubco Board, the chairperson of the Pubco Board or the Chief Executive Officer of Pubco and may not be called by any stockholder, provided that for so long as the holders of Pubco Class B Common Stock own a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings may be called by or at the request of stockholders collectively holding a majority of the total voting power of stock entitled to vote generally in the election of directors.

	FAST II Stockholder Rights	Pubco Stockholder Rights
Amendment of the Charter

Under Delaware law, an amendment to the FAST II Charter generally requires the approval of the FAST II Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class.

Any amendment to the provision relating to the special voting rights of the FAST II Class B Common Stock regarding the election or removal of directors requires the approval of a majority of at least 90% of such Class B common stock voting in an annual meeting, and any amendment to any other provision affecting the special rights of the FAST II Class B Common Stock require the consent of a majority of the shares of FAST II Class B Common Stock then outstanding, voting separately as a single class.

Additionally, prior to a business combination, any amendment to the provisions of the FAST II Charter relating to the business combination requirements require the affirmative vote of the holders of at least 65% of all then outstanding shares of FAST II’s Common Stock.

The Pubco Charter generally requires the approval of the Pubco Board and a majority of the combined voting power of the then-outstanding shares of voting stock, voting together as a single class, provided, that Articles V — X relating to:

•   the classification of the Pubco Board,

•   rights of stockholders to act by written consent and call a special meeting,

•   exculpation from liability of officers and directors and indemnification,

•   exclusive forum,

•   amendments to the Pubco Charter and Pubco Bylaws, and

•   DGCL Section 203

may not be amended without the affirmative vote of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the company entitled to vote thereon, voting as a single class.

Amendment of the Bylaws

The FAST II Board is expressly authorized to make, alter, amend or repeal the FAST II Bylaws by an affirmative vote of a majority of the FAST II Board. The FAST II Bylaws may also be adopted, amended, altered or repealed by the FAST II Stockholders representing a majority of the voting power of all of the then-outstanding shares of capital stock of FAST II entitled to vote generally in the election of directors.

The Pubco Board is expressly authorized to make, alter, amend or repeal the Pubco Bylaws by an affirmative vote of a majority of the Pubco Board. The Pubco Bylaws may also be adopted, amended, altered or repealed by the Pubco Stockholders representing at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors.

Provisions Related to Status as Blank Check Company	The FAST II Organizational Documents set forth various provisions related to FAST II’s status as a blank check company prior to the consummation of a business combination.	The Pubco Organizational Documents will not include these provisions applicable only to blank check companies.

DESCRIPTION OF PUBCO SECURITIES AFTER THE BUSINESS COMBINATION

As used in this section, “we,” “us,” “our” or “Pubco” refer to Pubco following the consummation of the Business Combination.

The following description of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities.    We urge you to read in their entirety the Pubco Charter, Pubco Bylaws and Certificate of Designation which are attached as Annex B, Annex C and Annex D, respectively, for a complete description of the rights and preferences of Pubco securities following the Business Combination.

Authorized and Outstanding Capital Stock

The Pubco Charter authorizes the issuance of 680,000,000 shares of Pubco capital stock consisting of (i) 650,000,000 shares of Pubco Common Stock, divided into (a) 500,000,000 shares of Pubco Class A Common Stock, par value $0.0001 per share and (b) 150,000,000 shares of Pubco Class B Common Stock, par value $0.0001 per share; and (ii) 30,000,000 shares of preferred stock, par value $0.0001 per share, of which 12,000,000 shares will be classified and designated as a 8% Series A Cumulative Convertible Preferred Stock pursuant to the Certificate of Designation.

Pubco Common Stock

Voting Rights

Holders of Pubco Common Stock will be entitled to cast one vote per share of Pubco Common Stock on all matters to be voted on by stockholders. Generally, holders of all classes of Pubco Common Stock vote together as a single class, and an action is approved by Pubco stockholders if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, while directors are elected by a plurality of the votes cast. Holders of Pubco Common Stock will not be entitled to cumulate their votes in the election of directors.

Dividend Rights

Subject to preferences that may apply to any shares of Pubco Series A Preferred Stock, holders of Pubco Class A Common Stock will be entitled to the payment of dividends at the times and in the amounts as the Pubco Board in its discretion may determine.

No dividend or distributions will be declared or paid on the Pubco Class B Common Stock.

Cancellation of Pubco Class B Common Stock

In the event that any outstanding share of Pubco Class B Common Stock shall cease to be held directly or indirectly by a holder of a New Company Unit, such share shall automatically and without further action on the part of Pubco or any holder of Pubco Class B Common Stock be transferred to Pubco and cancelled for no consideration. Pubco shall not issue additional shares of Pubco Class B Common Stock after the Closing Date other than in connection with the valid issuance of New Company Units.

Transfer of Pubco Class B Common Stock

A holder of Pubco Class B Common Stock may transfer or assign shares of Pubco Class B Common only if such holder also simultaneously transfers an equal number of such holder’s New Company Units in compliance with and as permitted by the A&R Operating Agreement.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of Pubco, the holders of Pubco Class A Common Stock will be entitled to receive pari passu, an amount per share equal to the par value thereof, and thereafter will be entitled to receive the remaining assets of Pubco available for distribution ratably in proportion to the number of shares of Pubco Class A Common Stock, after payment or provision for payment of the debts and other liabilities of Pubco and of the preferential and other amounts, if any, to which the holders of Pubco Series A Preferred Stock, including the Pubco Series A Preferred Stock, are entitled.

The holders of Pubco Class B Common Stock will not be entitled to receive any assets of Pubco in the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco.

Other Matters

The holders of Pubco Common Stock will not have preemptive or other subscription rights and there will be no sinking fund provisions applicable to Pubco Common Stock. Upon completion of the Business Combination, all of the outstanding shares of Pubco Common Stock will be validly issued, fully paid and non-assessable.

Preferred Stock

General

The Pubco Charter provides that the Pubco Board has the authority, without action by the stockholders, to designate and issue shares of preferred stock in one or more classes or series, and the number of shares constituting any such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of each class or series of preferred stock, including, without limitation, dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption, dissolution preferences, and treatment in the case of a merger, business combination transaction, or sale of Pubco’s assets, which rights may be greater than the rights of the holders of the Pubco Common Stock.

The purpose of authorizing the Pubco Board to issue preferred stock and determine the rights and preferences of any classes or series of preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The simplified issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of Pubco outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of Pubco Common Stock by restricting dividends on the Pubco Common Stock, diluting the voting power of the Pubco Common Stock or subordinating the dividend or liquidation rights of the Pubco Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Pubco Common Stock.

There will be 3,567,755 shares of Pubco Series A Preferred Stock outstanding immediately upon consummation of the Business Combination, assuming no redemptions in connection with the Business Combination (but taking into account redemptions that already occurred in connection with the Extension).

Pubco Series A Preferred Stock

Voting Rights

Holders of Pubco Series A Preferred Stock have the same voting rights as the Pubco Common Stock and will be entitled to vote on an as-converted-to-common stock basis on all matters to be voted on by stockholders generally. Pubco will not, without the affirmative vote of a majority of the then outstanding Pubco Series A Preferred Stock, (i) amend, alter or repeal any provision of the Certificate of Designation, the Pubco Charter or the Pubco Bylaws so as to adversely affect the rights or preferences of the Pubco Series A Preferred Stock, or (ii) during any period when the Series A Quarterly Dividends has not been paid past the date such payment was required to be made, (A) pay any dividend on account of any capital stock of Pubco, other than on account of any Pubco capital stock ranking senior to the Pubco Series A Preferred Stock as to dividend, distribution or liquidation rights (“Senior Securities”), or (B) redeem any shares of capital stock of Pubco, other than Senior Securities.

Dividend Rights

Dividends on shares of Pubco Series A Preferred Stock will be cumulative and will accrue at the rate of 8.0% per annum from the Closing Date until such time as the shares of Pubco Series A Preferred Stock are converted into Pubco Class A Common Stock in accordance with the Certificate of Designation, whether or not any such dividends are declared by the Pubco Board. The Series A Quarterly Dividends will be paid quarterly in arrears on or before the fifteenth day after the end of each fiscal quarter, unless prohibited by applicable law.

Prior to the first quarter end after the second anniversary of Closing, the Series A Quarterly Dividends will be paid in additional shares of Pubco Series A Preferred Stock, provided that holders will receive cash in lieu of fractional shares and provided further that Pubco has the right to elect to pay such dividends in cash. After the first quarter end after the second anniversary of Closing, all Series A Quarterly Dividends shall be paid in cash, unless prohibited by applicable law, in which case such dividends shall be paid in additional shares of Pubco Series A Preferred Stock.

In addition to the Series A Quarterly Dividends, if any dividends are declared on the Pubco Class A Common Stock, the holders of the Pubco Series A Preferred Stock will first (or simultaneously) receive a dividend on each share of Pubco Series A Preferred Stock in an amount equal to the dividend that would be payable on a share of Pubco Class A Common Stock issuable upon conversion of a share of Pubco Series A Preferred Stock as of the record date for such dividend payment.

Liquidation Preference

On the liquidation, dissolution, distribution of assets or winding up of Pubco, each holder of Pubco Series A Preferred Stock will be entitled to receive a liquidation preference equal to the greater of (i) $10.00 per share, plus any unpaid Series A Quarterly Dividends and (ii) the amount per share that such holder would have received had the Pubco Series A Preferred Stock been converted into Pubco Class A Common Stock immediately prior to the liquidation (the “Liquidation Preference”). If, upon the voluntary or involuntary liquidation, winding-up or dissolution of Pubco, the amounts payable with respect to the Liquidation Preference is not paid in full, the holders of the Pubco Series A Preferred Stock and any other parity stock will share equally and ratably in any distribution of assets in proportion to their liquidation preference. After payment of the full amount of the Liquidation Preference, the holders of the Pubco Series A Preferred Stock will have no right or claim to any of Pubco’s remaining assets.

Conversion

Holders of Pubco Series A Preferred Stock may at any time elect to convert their shares of Pubco Series A Preferred Stock into shares of Pubco Class A Common Stock. The number of shares of Pubco Class A Common Stock to be issued upon conversion will be equal to the quotient of $10.00 divided by $11.00, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like (the “Conversion Rate”).

If at any time volume weighted average closing price of the Pubco Class A Common Stock exceeds $14.30 for at least 20 trading days during a period of 30 consecutive trading days, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like, the shares of Pubco Series A Preferred Stock will be automatically converted, without any action on the part of the holders thereof, into shares of Pubco Class A Common Stock at the then applicable Conversion Rate.

Warrants

Pubco Warrants

Each whole Pubco Warrant entitles the registered holder to purchase one half of one share of Pubco Class A Common Stock, one half of one share of Pubco Series A Preferred Stock, and a number of shares of Pubco Common Stock equal to the number of shares of Pubco Common Stock issuable as Additional SPAC Share Consideration to each Public Share pursuant to the Merger Agreement, at an initial exercise price of $11.50, subject to adjustment as described below, at any time commencing 30 days after the Closing, provided that we have an effective registration statement under the Securities Act covering the securities issuable upon exercise of the Pubco Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). A warrant holder may exercise its warrants only for a whole number of shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock. The Pubco Warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any securities pursuant to the exercise of a Pubco Warrant and will have no obligation to settle such Pubco Warrant exercise unless a registration statement under the Securities Act with respect to the securities underlying the Pubco Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Pubco Warrant will be exercisable and we will not be obligated to issue Pubco securities upon exercise of a Pubco Warrant unless the securities issuable upon such Pubco Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Pubco Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

We have agreed that as soon as practicable, but in no event later than 15 business days after the Closing, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Pubco securities issuable upon exercise of the Pubco Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Pubco Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the securities issuable upon exercise of the Pubco Warrants is not effective by the 60th business day after the closing of the Business Combination, Pubco Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Pubco Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Pubco Class A Common Stock and Pubco Series A Preferred Stock are at the time of any exercise of a Pubco Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Pubco Warrants who exercise their Pubco Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Pubco Warrants for that number of shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock underlying the Pubco Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Pubco Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Pubco Warrants when the price per share of Pubco Class A Common Stock equals or exceeds $18.00

Once the Pubco Warrants become exercisable, we may call the Pubco Warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per Pubco Warrant;

•        upon not less than 30-days’ prior written notice to each warrant holder; and

•        if, and only if, the closing price of the Pubco Class A Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.

Pubco will not redeem the Pubco Warrants as described above unless a registration statement under the Securities Act covering the issuance of the securities issuable upon exercise of the Pubco Warrants is then effective and a current prospectus relating to such securities is available throughout the 30-day redemption period. If and when the Pubco Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Pubco Warrants, each Pubco Warrant holder will be entitled to exercise his, her or its Pubco Warrant prior to the scheduled redemption date. However, the price of the Pubco Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) as well as the $11.50 Pubco Warrant exercise price after the redemption notice is issued.

Redemption of Pubco Warrants when the price per share of Pubco Class A Common Stock equals or exceeds $10.00

Once the Pubco Warrants become exercisable, we may redeem the outstanding Pubco Warrants:

•        in whole and not in part;

•        at a price of $0.10 per Pubco Warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Pubco Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of Pubco Class A Common Stock except as otherwise described below;

•        if, and only if, the closing price of Pubco Class A Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Pubco Warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•        if the closing price of Pubco Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Pubco Warrant as described under the heading “— Anti-Dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Pubco Warrants.

Beginning on the date the notice of redemption is given until the Pubco Warrants are redeemed, holders may elect to exercise their Pubco Warrants on a cashless basis. The numbers in the table below represent the number of shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock that a warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” on the corresponding redemption date (assuming holders elect to exercise their Pubco Warrants and such warrants are not redeemed for $0.10 per Pubco Warrant), determined based on the blended volume-weighted average price of the Pubco Class A Common Stock and Pubco Series A Preferred Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Pubco Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Pubco Warrants, each as set forth in the table below. We will provide the Pubco Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Pubco Warrant or the exercise price of a Pubco Warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a Pubco Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Pubco Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Pubco Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Pubco Warrant. If the exercise price of a Pubco Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00, and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Redemption Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Pubco Class A Common Stock to be issued for each Pubco Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of the Pubco Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Pubco Warrants, holders may choose to, in connection with this redemption feature, exercise their Pubco Warrants for 0.277 shares of Pubco Class A Common Stock for each whole Pubco Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our Pubco Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Pubco Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Pubco Warrants, holders may choose to, in connection with this redemption feature, exercise their Pubco Warrants for 0.298 shares of Pubco Class A Common Stock for each whole Pubco Warrant. In no event will the Pubco Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Pubco Class A Common Stock per Pubco Warrant (subject to adjustment). Finally, as reflected in the table above, if the Pubco Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Pubco Class A Common Stock.

This redemption feature differs from typical warrant redemption features originally entered into by blank check companies, which typically only provide for a redemption of warrants for cash when the trading price for the applicable common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Pubco Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of Pubco Class A Common Stock is below the exercise price of the warrants. This redemption feature was established to provide flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Pubco warrants when the price per share of Pubco Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding as they would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Pubco Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock is increased by a share capitalization or share dividend payable in shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock, as applicable, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization or share dividend, split-up or similar event, the number of shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Pubco Common Stock or Pubco Series A Preferred Stock. A rights offering made to all or substantially all holders of Pubco Common Stock or Pubco Series A Preferred Stock entitling holders to purchase Pubco Class A Common Stock or Pubco Series A Preferred Stock, respectively, at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization or a share dividend of a number of shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock equal to the product of (i) the number of shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Class A Common Stock or Pubco Series A Preferred Stock) and (ii) one minus the quotient of (x) the price per share of Pubco Class A Common Stock or Pubco Series A Preferred Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock, in determining the price payable for Pubco Class A Common Stock or Pubco Series A Preferred Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume-weighted average price of shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock as reported during the 10 trading day period ending on the trading day prior to the last date on which the Pubco Class A Common Stock or Pubco Series A Preferred Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Pubco Class A Common Stock or Pubco Series A Preferred Stock on account of such Pubco Class A Common Stock or Pubco Series A Preferred Stock, as applicable (or other securities into which the warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Pubco Class A Common Stock or Pubco Series A Preferred Stock during the 365-day period ending on the date of declaration of such dividend or distribution, does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Class A Common Stock or Pubco Series A Preferred Stock in respect of such event.

If the number of outstanding shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock is decreased by a consolidation, combination, reverse share split or reclassification of Pubco Class A Common Stock or Pubco Series A Preferred Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock, as applicable, issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock.

Whenever the number of shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock, as applicable, purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Pubco Class A Common Stock or Pubco Series A Preferred Stock so purchasable immediately thereafter.

In addition, if (x) we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the Closing, at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Pubco Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account the Founders Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the Closing Date (net of redemptions), and (z) the volume weighted average trading price of the Pubco Class A Common Stock during the 10 trading day period starting on the trading day prior to the Closing Date (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Pubco Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described above under “— Redemption of Pubco Warrants when the price per share of Pubco Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of Pubco Warrants when the price per share of Pubco Class A Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding Pubco Class A Common Stock (other than those described above or that solely affects the par value of such Pubco Class A Common Stock), or in the case of any merger or consolidation of Pubco with or into another corporation (other than a consolidation or merger in which Pubco is the continuing corporation and that does not result in any reclassification or reorganization of outstanding Pubco Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Pubco as an entirety or substantially as an entirety in connection with which Pubco is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Pubco Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented by such warrants, the kind and amount of shares of Pubco Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Pubco Class A Common Stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Pubco Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the Pubco Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Pubco Warrants when an extraordinary transaction occurs during the exercise period of the Pubco Warrants pursuant to which the holders of the Pubco Warrants otherwise do not receive the full potential value of the Pubco Warrants.

The Pubco Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and FAST II. The warrant agreement provides that (a) the terms of the Pubco Warrants may be amended without the consent of any holder (i) to cure any ambiguity or cure, correct, or supplement any defective provision or add or change any other provisions with respect to matters or questions arising under the warrant agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders, and (ii) to provide for the delivery of an alternative issuance pursuant to the warrant agreement. All other modifications or amendments require the vote or written consent of the registered holders of at least 50% of the number of the then outstanding Pubco Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or warrants issued upon conversion of working capital loans of FAST II or any provision of the warrant agreement with respect to the Private Placement Warrants or warrants issued upon conversion of working capital loans of FAST II, at least 50% of the number of then outstanding Private Placement Warrants and warrants issued upon conversion of working capital loans of FAST II.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Pubco, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive Pubco Class A Common Stock. After the issuance of Pubco Class A Common Stock and Pubco Series A Preferred Stock upon exercise of the warrants, each holder will be entitled to one vote for each share of Pubco Class A Common Stock and approximately 0.909 votes for each share of Pubco Series A Preferred Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares Pubco Class A Common Stock and Pubco Series A Preferred Stock to be issued to the warrant holder.

Pubco has agreed that, subject to applicable law, any action, proceeding or claim against Pubco arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Pubco irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Risks Related to Ownership of Pubco’s Securities — The warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will have terms and provisions that are identical to those of the Pubco Warrants and will be exercisable by the holders on the same basis as the Pubco Warrants.

For so long as the Private Placement Warrants are held by the Sponsor or its permitted transferees, the Private Placement Warrants (including the Pubco Class A Common Stock and Pubco Series A Preferred Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or saleable until 180 days after the Closing (except, among other limited exceptions, to officers and directors and other persons or entities affiliated with the Sponsor). The Sponsor, or its permitted transferees, have the option to exercise the Private Placement Warrants for cash or on a cashless basis. Except as described under “Description of Securities — Warrants — Pubco Warrants — Redemption of Pubco Warrants when the price per share of Pubco Class A Common Stock equals or exceeds $10.00,” if the Sponsor or its permitted transferees elect to exercise their Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering such warrants for that number of shares of Pubco Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) of the Pubco Class A Common Stock and Pubco Series A Preferred Stock over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” for this purpose will mean the blended average last reported sales price of the Pubco Class A Common Stock and Pubco Series A Preferred Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Registration Rights

Immediately prior to the SPAC Merger Closing Date, Pubco, FAST II, the Sponsor and certain equityholders of the Company (the “Holders”) will enter into the New Registration Rights Agreement (the “New Registration Agreement”), effective upon the Acquisition Merger Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, (i) the Sponsor and the Holders will be granted certain customary registration rights and piggyback rights with respect to their respective shares of Pubco Class A Common Stock and any other equity securities of Pubco and (ii) the Registration Rights Agreement, dated as of March 15, 2021, among FAST II, the Sponsor and the other “Holders” named in the Registration Rights Agreement will be terminated.

Exclusive Forum

The Pubco Charter provides that, unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on Pubco’s behalf; (ii) any action, suit or proceeding asserting a breach of fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of Pubco to Pubco or its stockholders; (iii) any action, suit or proceeding asserting a claim against Pubco, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL, the Pubco Charter or the Pubco Bylaws or (iv) any action, suit or proceeding asserting a claim against Pubco, its current or former directors, officers, employees, (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to agents or stockholder governed by the internal affairs doctrine, and, if such action is filed in a court other than the Chancery Court by any stockholder have consented to (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act. Additionally, because Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, the exclusive forum provision described above shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act.

Certain Anti-Takeover Effects of Provisions of the Pubco Charter, the Pubco Bylaws and Applicable Law

We have opted out of Section 203 of the DGCL under the Pubco Charter, but the Pubco Charter has protections similar to those afforded by Section 203 of the DGCL, which prohibit us from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of our outstanding voting stock (the “acquisition”), except if:

•        our board of directors approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the business combination is approved by our board of directors, and by a two-thirds vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale, or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, these anti-takeover provisions will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves the acquisition that results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Authorized but Unissued Shares

The Pubco Charter provides that certain shares of authorized but unissued Pubco Common Stock and Pubco Series A Preferred Stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of Pubco by means of a proxy contest, tender offer, merger, or otherwise.

Classified Board

The Pubco Charter provides that the Pubco Board will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Pubco Board will be classified, directors may be removed only with cause by a majority of our outstanding shares. In addition, the Pubco Charter does not provide for cumulative voting in the election of directors.

Special Meetings of Stockholders

The Pubco Charter provides that special meetings of the stockholders of the Pubco may be called, for any purpose or purposes, at any time only by or at the direction of the Pubco Board, the Chairperson of the board of directors or the Chief Executive Officer, in each case, in accordance with the Pubco Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, that for so long as the holders of shares of Pubco Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of Pubco collectively holding shares of capital stock representing a majority of the total voting power of stock entitled to vote generally in election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Pubco Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors, other than nominations made by or at the direction of the Pubco Board or a committee of the Pubco Board. In order to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Pubco with certain information. Generally, to be timely, a stockholder’s notice must be received at Pubco’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders. The Pubco Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Pubco Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Pubco.

Limitation on Stockholder Action by Written Consent

The Pubco Charter provides that, subject to the terms of any series of Pubco Series A Preferred Stock, any action required or permitted to be taken by the stockholders of Pubco must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting; provided that that for so long as the holders of shares of Pubco Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by stockholder of Pubco may be effected by consent in lieu of a meeting. The holders of shares of Pubco Class B Common Stock will beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors.

Dissenter’s Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, Pubco’s stockholders will have appraisal rights in connection with a merger or consolidation of Pubco. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of Pubco’s stockholders may bring an action in Pubco’s name to procure a judgment in Pubco’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Pubco shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Pubco Charter includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Pubco Bylaws provide that Pubco must indemnify and hold harmless the directors and officers of Pubco to the fullest extent authorized by the DGCL. Pubco may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Pubco, or is or was serving at the request of Pubco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Pubco would have the power to indemnify him or her against such liability under the provisions of the DGCL.

The limitation of liability, advancement and indemnification provisions in the Pubco Charter and Pubco Bylaws may discourage stockholders from bringing lawsuits against directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Pubco and its stockholders. In addition, your investment may be adversely affected to the extent Pubco pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

Transfer Agent, Warrant Agent and Registrar

The transfer agent for Pubco’s capital stock will be Continental Stock Transfer & Trust Company. Pubco will agree to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Listing of Securities

Application will be made for the shares of Pubco Common Stock, Pubco Series A Preferred Stock and Pubco Warrants to be approved for listing on Nasdaq under the symbols “FBYD,” “FBYDP” and “FBYDW,” respectively. Pubco Class B Common Stock will not be listed on any exchange.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of Pubco for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of Pubco’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Pubco was required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of Pubco for at least six months but who are Pubco’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock or warrants then outstanding, as applicable; or

•        the average weekly reported trading volume of the common stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Pubco’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.

Registration Rights

Immediately prior to the SPAC Merger Closing Date, Pubco, FAST II, the Sponsor and the Holders will enter into the New Registration Rights Agreement, effective upon the Acquisition Merger Closing. Pursuant to the New Registration Rights Agreement, among other things, subject to certain requirements and customary conditions, (i) the Sponsor and the Holders will be granted certain customary registration rights and piggyback rights with respect to their respective shares of Pubco Class A Common Stock and any other equity securities of Pubco and (ii) the Registration Rights Agreement, dated as of March 15, 2021, among FAST II, the Sponsor and the other “Holders” named therein will be terminated. For additional information, see the sections titled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — New Registration Rights Agreement” and “Description of Pubco Securities after the Business Combination — Registration Rights,” respectively.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

FAST II

Trading Market of FAST II Securities

The FAST II Units, FAST II Class A Common Stock and FAST II Public Warrants are currently listed on the NYSE under the symbols “FZT.U,” “FZT” and “FZT.WS,” respectively. Each FAST II Unit consists of one share of FAST II Class A Common Stock and one-quarter of one FAST II Public Warrant. Each FAST II Warrant entitles its holder to purchase one share of FAST II Class A Common Stock at a price of $11.50 per share, subject to adjustment, beginning 30 days following consummation of an initial business combination. The FAST II Units commenced trading on NYSE on March 16, 2021. The FAST II Class A Common Stock and FAST II Public Warrants commenced separate trading on NYSE on May 6, 2021.

The closing price of the FAST II Units, FAST II Class A Common Stock and FAST II Public Warrants on July 11, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.78, $9.77 and $0.19, respectively. As of July 7, 2023, the FAST II Record Date, the closing price of the FAST II Units, FAST II Class A Common Stock and FAST II Public Warrants was $            , $            and $            , respectively. Holders of FAST II’s securities should obtain current market quotations for the securities. The market price of FAST II’s securities could vary at any time prior to Closing.

Holders

As of July 7, 2023, the FAST II Record Date, there were              holders of record of FAST II Units,              holders of record of Public Shares, and              holders of record of FAST II Public Warrants. FAST II’s management believes FAST II has in excess of              beneficial holders of its securities.

Dividends

FAST II has not paid any cash dividends to its stockholders.

The Company

Trading Market of the Company’s Securities

Historical market price information regarding the Company is not provided because there is no public market for its securities.

Holders

As of the date of this proxy statement/prospectus, the Company had three holders of record of its membership interests.

Dividends

The Company has not paid any cash dividends to its members.

Pubco

Market Price of Pubco Securities

Historical market price information regarding Pubco is not provided because there is no public market for its securities. Pubco intends to apply to list the Pubco Class A Common Stock, Pubco Series A Preferred Stock and Pubco Public Warrants on Nasdaq under the symbols “FBYD,” “FBYDP” and “FBYDW,” respectively, and the FAST II Units, FAST II Class A Common Stock and FAST II Public Warrants will be delisted from the NYSE and deregistered under the Exchange Act. Pubco Class B Common Stock will not be listed on any exchange.

Holders

As of the date of this proxy statement/prospectus, Pubco had one holder of record, the Company.

Dividends

Pubco has not paid any dividends to its shareholders. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. The determination to pay dividends will depend on many factors, including, among others, Pubco’s financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, solvency tests imposed by applicable corporate law and other factors that the Pubco Board may deem relevant.

EXPERTS

The financial statements of FAST Acquisition Corp. II as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021 included in this proxy statement/prospectus of Falcon’s Beyond Global, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph relating to substantial doubt about the ability of FAST Acquisition Corp. II to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheets of Falcon’s Beyond Global, Inc. as of December 31, 2022 and March 31, 2023 included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such balance sheets are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Falcon’s Beyond Global, LLC as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this Prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Producciones de Parques, S.L. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this Prospectus, have been audited by Deloitte, S.L., an independent auditor as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The office of Deloitte, S.L. is located in Madrid, Spain.

The financial statements of Sierra Parima S.A.S. as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021, included in this Prospectus, have been audited by Deloitte RD, S.R.L., an independent auditor, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The office of Deloitte RD, S.R.L. is located in Santo Domingo, Dominican Republic.

LEGAL MATTERS

The legality of shares of Pubco Class A Common Stock and Pubco Series A Preferred Stock offered by this proxy statement/prospectus will be passed upon for Pubco by White & Case LLP.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the FAST II Board does not know of any matters that will be presented for consideration at the Special Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.

APPRAISAL RIGHTS

Holders of FAST II Common Stock are not entitled to appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO FAST II STOCKHOLDERS

Pursuant to the rules of the SEC, FAST II and servicers that it employs to deliver communications to FAST II’s stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, FAST II will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that FAST II deliver single copies of FAST II’s proxy statement in the future. Stockholders may notify FAST II of their requests by calling or writing FAST II at its proxy solicitor’s offices at 333 Ludlow Street, 5th Floor, South Tower, Stamford CT 06902.

WHERE YOU CAN FIND MORE INFORMATION

In this section, “we,” “us” and “our” refer to FAST II.

We must comply with the informational requirements of the Exchange Act and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read FAST II’s SEC filings, including this proxy statement/consent solicitation statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/consent solicitation statement/prospectus or if you have questions about the Business Combination or the proposals set forth in this proxy statement/consent solicitation statement/prospectus to be presented at the Special Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: FZT.info@investor.morrowsodali.com

If you are a shareholder of FAST II and would like to request documents, please do so by            , 2023, in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/consent solicitation statement/prospectus relating to FAST II has been supplied by FAST II, and all such information relating to the Company has been supplied by the Company. Information provided by either FAST II or the Company does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of FAST II for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us, Pubco or the Company that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/consent solicitation statement/prospectus speaks only as of the date of this proxy statement/consent solicitation statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

FAST ACQUISITION CORP. II

Audited Financial Statements of FAST Acquisition Corp. II

Unaudited Financial Statements of FAST Acquisition Corp. II

FALCON’S BEYOND GLOBAL, INC.

Audited Financial Statements of Falcon’s Beyond Global, Inc.

Audited Consolidated Financial Statements of Falcon’s Beyond Global, LLC

Audited Consolidated Financial Statements of Producciones de Parques Group

Audited Financial Statements of Sierra Parima, S.A.S.

Unaudited Condensed Consolidated Financial Statements of Falcon’s Beyond Global, LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
FAST Acquisition Corp. II:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of FAST Acquisition Corp. II (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 18, 2023 (as may be extended, without another stockholder vote, by resolution of the Company’s board until October 18, 2023), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

/s/ WithumSmith+Brown, PC
New York, New York
March 29, 2023

PCAOB ID Number 100

FAST ACQUISITION CORP. II
BALANCE SHEETS
DECEMBER 31, 2022 AND 2021

	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$552,048	$584,216
Prepaid expenses	67,326	378,247
Total current assets	619,374	962,463
Investments held in Trust Account	224,655,926	222,380,591
Total Assets	$225,275,300	$223,343,054

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$2,594,048	$165,909
Accrued expenses	125,000	141,216
Franchise tax payable	40,000	200,000
Income tax payable	53,582	—
Due to related party	15,000	15,000
Working capital loan – related party, at fair value	1,094,749	—
Total current liabilities	3,922,379	522,125
Derivative warrant liabilities	6,603,680	8,660,890
Deferred underwriting commissions in connection with the initial public offering	7,781,790	7,781,790
Total Liabilities	18,307,849	16,964,805

Commitments and Contingencies

Class A common stock. $0.0001 par value; 22,233,687 shares subject to possible redemption at redemption value of $10.10 and $10.00 per share as of December 31, 2022 and December 31, 2021, respectively	224,462,794	222,336,870

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no non-redeemable shares issued or outstanding at December 31, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,558,422 shares issued and outstanding at December 31, 2022 and December 31, 2021	556	556
Additional paid-in capital	—	—
Accumulated deficit	(17,495,899)	(15,959,177)
Total stockholders’ deficit	(17,495,343)	(15,958,621)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$225,275,300	$223,343,054

The accompanying notes are an integral part of the financial statements.

FAST ACQUISITION CORP. II
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
General and administrative costs	$3,675,462	$675,284
Administrative expenses – related party	180,000	150,000
Franchise tax expense	200,000	200,450
Loss from operations	(4,055,462)	(1,025,734)

Other income (expense):
Change in fair value of derivative warrant liabilities	2,057,210	4,940,730
Change in fair value of working capital loan	5,251	—
Offering cost – derivative warrant liabilities	—	(455,643)
Income earned from investments held in Trust Account	3,173,785	43,721
Income before income tax expense	1,180,784	3,503,074

Income tax expense	591,582	—
Net income	$589,202	$3,503,074

Weighted average shares outstanding of Class A common stock, basic and diluted	22,233,687	17,603,478
Basic and diluted net income per share, Class A common stock	$0.02	$0.15

Weighted average shares outstanding of Class B common stock, basic	5,558,422	5,345,604
Weighted average shares outstanding of Class B common stock, diluted	5,558,422	5,558,422
Basic and diluted net income per share, Class B common stock	$0.02	$0.15

The accompanying notes are an integral part of the financial statements.

FAST ACQUISITION CORP. II
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2020	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	5,750,000	575	24,425	—	25,000
Excess cash received over the fair value of the private warrants	—	—	515,738	—	515,738
Forfeiture of Class B common stock	(191,578)	(19)	19	—	—
Accretion of Class A common stock subject to possible redemption amount	—	—	(540,182)	(19,462,251)	(20,002,433)
Net income	—	—	—	3,503,074	3,503,074
Balance – December 31, 2021	5,558,422	556	—	(15,959,177)	(15,958,621)
Increase in redemption value of Class A common stock subject to possible redemption	—	—	—	(2,125,924)	(2,125,924)
Net income	—	—	—	589,202	589,202
Balance – December 31, 2022	5,558,422	$556	$—	$(17,495,899)	$(17,495,343)

The accompanying notes are an integral part of the financial statements.

FAST ACQUISITION CORP. II
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income	$589,202	$3,503,074
Adjustments to reconcile net income to net cash used in operating activities:
Income earned from investments held in Trust Account	(3,173,785)	(43,721)
Change in fair value of derivative warrant liabilities	(2,057,210)	(4,940,730)
Change in fair value of working capital loan	(5,251)	—
Offering cost – derivative warrant liabilities	—	455,643
Changes in operating assets and liabilities:
Prepaid expenses	310,921	(378,247)
Accounts payable	2,428,139	165,909
Accrued expenses	(16,216)	41,216
Franchise tax payable	(160,000)	200,000
Income tax payable	53,582	—
Due to related party	—	15,000
Net cash used in operating activities	(2,030,618)	(981,856)

Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(222,336,870)
Withdrawal from Trust Account	898,450	—
Net cash provided by (used in) investing activities	898,450	(222,336,870)

Cash Flows from Financing Activities:
Proceeds from issuance of working capital loan to related party	1,100,000	100,000
Repayment of note payable to related party	—	(100,000)
Proceeds received from initial public offering, gross	—	222,336,870
Proceeds received from private placement	—	6,446,738
Offering costs paid	—	(4,880,666)
Net cash provided by financing activities	1,100,000	223,902,942

Net (decrease) increase in cash	(32,168)	584,216

Cash – beginning of the period	584,216	—
Cash – end of the period	$552,048	$584,216

Supplemental disclosure of cash activities:
Income taxes paid	$538,000	$—

Supplemental disclosure of noncash flow activities:
Offering costs paid by Sponsor in exchange for issuance of Class B common stock	$—	$25,000
Offering costs included in accrued expenses	$—	$100,000
Deferred underwriting commissions in connection with the initial public offering	$—	$7,781,790

The accompanying notes are an integral part of the financial statements.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Organization and General

FAST Acquisition Corp. II (the “Company”) is a blank check company incorporated in Delaware on December 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from December 30, 2020 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), and since the Initial Public Offering, the search for an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 15, 2021. On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions (see Note 5). The Company granted the underwriter in the Initial Public Offering (the “underwriter”) a 45-day option to purchase up to 3,000,000 additional units at the Initial Public Offering price to cover over-allotments, if any. The underwriter exercised the over-allotment option in part and, on March 26, 2021, the Company consummated the sale of an additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million (the “Over-Allotment”), and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. The Company consummated a second closing (the “Second Closing”) of the Private Placement simultaneously with the closing of the Over-Allotment on March 26, 2021, for an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating proceeds of approximately $0.4 million (see Note 4).

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $222.3 million ($10.00 per Unit) of the net proceeds were placed in a trust account (“Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the initial Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by June 18, 2023 (taking into account the extension described in Note 11, and, as such period may be extended by the Company’s stockholders or without another stockholder vote, by resolution of the Company’s board, in accordance with the amended Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any),

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 or potentially less. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of December 31, 2022, the Company had approximately $552,000 in its operating bank account and a working capital deficit of approximately $2.1 million (not taking into account approximately $93,000 of tax liabilities that may be withdrawn from the Trust Account and excluding the working capital loan-related party.)

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of $100,000 under a promissory note (the “Note” as discussed in Note 4). The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity through December 31, 2022 has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account and the proceeds from the Working Capital Loan (as defined in Note 4). As of December 31, 2022, a total of $1.1 million of principal was outstanding under the Working Capital Loan. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. The Working Capital Loan does not bear any interest and will be repayable by the Company to the Sponsor, if not converted, on the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that mandatory liquidation, liquidity condition and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to complete the proposed Business Combination with Falcon prior to the liquidation date, June 18, 2023, or such further date as determined by the Company’s board (see Note 11). The Sponsor continues to have cash on hand that could be available for loans to the Company. The Sponsor has no obligation to provide further funding to the Company. Management believes it could obtain additional funding from the Sponsor.

No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 18, 2023, or such further date as determined by the Company’s board (see Note 11). The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Proposed Business Combination

On July 11, 2022, the Company (or “SPAC” or “Acquiror”) entered into an agreement and plan of merger (as it may be amended and/or restated from time to time, the “Original Merger Agreement”) with Falcon’s Beyond Global, LLC, a Florida limited liability company (“Falcon”), Palm Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Falcon (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). On January 31, 2023, SPAC, Falcon, Pubco and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), which amended and restated the Original Merger Agreement in its entirety. See Note 11.

Pursuant to the Original Merger Agreement, and subject to the terms and conditions contained therein, the business combination will be effected in two steps: (a) Acquiror will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub (sometimes referred to as the “Surviving Corporation”), followed by a contribution by Pubco of all of its cash to Merger Sub to effectuate the “UP-C” structure; and (b) on the date immediately following the SPAC Merger, Merger Sub will merge with and into Falcon (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Mergers”), with Falcon as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Original Merger Agreement (the “Closing,” and the date on which the Closing occurs, the “Closing Date”), the direct interests in Falcon will be held by Pubco and the holders of common units of Falcon (the “Falcon Units”) outstanding as of immediately prior to the Mergers.

The Original Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i)     At the effective time of the SPAC Merger, (a) each SPAC Unit outstanding immediately prior to the effective time of the SPAC Merger will be automatically detached and the holder thereof will be deemed to hold one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant; (b) each current share of SPAC Class A Common Stock will be automatically exchanged for the right to receive (x) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of the Series A Preferred Stock of Pubco (“Pubco Preferred Stock”) and (y) 50% of the Additional SPAC Share Consideration; (c) each share of SPAC Class A Common Stock converted from the SPAC Class B Common Stock of FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), pursuant to the Class B Exchange (described below) will automatically be exchanged for one newly issued share of Pubco Class A Common Stock; and (d) each SPAC Warrant outstanding immediately prior to the SPAC Merger effective time will be assumed by Pubco.

(ii)    Immediately prior to the effective time of the Acquisition Merger, following the SPAC Merger, the Surviving Corporation will contribute to Merger Sub all of the Closing Surviving Corporation Cash.

(iii)   At the effective time of the Acquisition Merger, (a) each issued and outstanding Falcon Unit (other than the Cancelled Units and Falcon Financing Units) will be converted into the right to receive (x) a number

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

of shares of Pubco Class B Common Stock and a number of New Falcon Units, in each case equal to the Acquisition Merger Exchange Number (the “Per Unit Consideration”) and (y) the applicable portion of any Seller Earnout Shares (defined below); (b) each Falcon Unit issued in connection with the Falcon Financing (the “Falcon Financing Units”) will be converted into the right to receive (x) the Per Unit Consideration and (y) a number of shares of Pubco Class B Common Stock and a number of New Falcon Units, in each case equal to the Additional Consideration Number (the “Additional Falcon Financing Unit Consideration”); (c) each Falcon Unit held in treasury of the Falcon as of immediately prior to the effective time of the Acquisition Merger (collectively, the “Cancelled Units”) will be cancelled without any conversion and no payment or distribution will be made with respect thereto; (d) the units of Merger Sub that are issued and outstanding will be converted into and become (x) a number of New Falcon Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer, the Class B Exchange and the Conversion.

Holders of Falcon Units immediately before the Closing also will be entitled to receive a pro rata portion of a total of up to (i) 40,000,000 New Falcon Units and 40,000,000 shares of Class B Common Stock of Pubco (together, the “Seller Earnout Shares”), in each case that will be deposited into escrow at the Closing and be earned, released and delivered upon satisfaction of certain milestones related to the volume weighted average closing sale price of shares of Pubco Common Stock (“Pubco Common Share Price”) during the five-year period beginning on the one-year anniversary of the Acquisition Merger Closing and ending on the six-year anniversary of the Closing Date (the “Earnout Period”). 15,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $20 for 20 trading days during any 30-consecutive trading day period; another 15,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $25 for 20 trading days during any 30-consecutive trading day period; and the final 10,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $30 for 20 trading days during any 30-consecutive trading day period, in each case during the Earnout Period.

The obligations of the parties to consummate the transactions contemplated by the Original Merger Agreement (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Merger”) are subject to the satisfaction or waiver of certain customary closing conditions. Either party may terminate the Merger under certain circumstances. Upon termination of the Original Merger Agreement, in certain circumstances, Falcon will pay to the Company a termination fee equal to (i) $12,500,000 if the Company’s redeemed public share percentage is less than 90% or is unknown or (ii) $6,250,000 if the Company’s redeemed public share percentage is known and is equal to or greater than 90%.

On September 13, 2022, the Company, Pubco and Merger Sub entered into that certain Amendment No. 1 to the Original Merger Agreement (“Amendment No. 1”), pursuant to which the parties thereto extended the date by which the Company is required to deliver to SPAC PCAOB Audited Financial Statements from August 15, 2022 to September 28, 2022, and the date on which SPAC could terminate the Original Merger Agreement if the PCAOB Audited Financial Statements have not been delivered from September 14, 2022 to September 28, 2022.

In connection with the execution of the Original Merger Agreement, the Sponsor, Falcon, Pubco and Acquiror entered into an agreement (the “Original Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to waive its conversion and anti-dilution rights with respect to its shares of SPAC Common Stock in connection with the transactions contemplated by the Original Merger Agreement, vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Common Stock (i) in favor of the Mergers and each other proposal related to the Mergers and the other transactions contemplated thereby, (ii) against any merger agreement or merger (other than the Original Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

winding up of or by Acquiror, (iii) against any change in the business, management or the board of directors of Acquiror (other than in connection with the Mergers and the other transactions contemplated by the Original Merger Agreement), and (iv) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify the Original Merger Agreement or any Merger, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Original Merger Agreement, (y) result in any of the conditions set forth in the Original Merger Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

The Sponsor further agreed to, immediately prior to the closing of the Acquisition Merger, deliver to Acquiror for cancellation and for no consideration the Sponsor Redemption Forfeited Shares, which is calculated as 40% of Sponsor’s SPAC Class B Common Stock multiplied by the SPAC Redeemed Share Percentage, and the Additional Incentive Forfeited Shares. Thereafter, the Sponsor Earnout Shares, which is 50% of the difference between (i) 40% of Sponsor’s SPAC Class B Common Stock and (ii) the Sponsor Redemption Forfeited Shares, are to be deposited into one or more escrow accounts, and will vest and be released from escrow to the Sponsor upon satisfaction of certain milestones related to the Pubco Common Share Price during the Earnout Period. Any Sponsor Earnout Shares that do not so vest prior to the Earnout Period End Date will be delivered to Pubco and cancelled for no consideration.

See the Company’s Current Reports on Form 8-K filed with the SEC on July 12, 2022 and September 16, 2022 including the Original Merger Agreement, Amendment No. 1, and related supporting agreements.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000. As of December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income earned from investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

The carrying value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the fair values for such assets and liabilities either because the short-term nature of the instruments or because the instrument is recognized at fair value (See Note 8).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Working Capital Loan — Related Party

The Company has elected the fair value option to account for its working capital loan-related party with its Sponsor as defined and more fully described in Note 4. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of working capital loan-related party on the statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for the warrants issued in connection with its Initial Public Offering and the Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Black-Scholes Merton model. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the accompanying statement of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering and Over-Allotment. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Class A Common Stock Subject to Possible Redemption

Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, Accordingly, at December 31, 2022 and 2021, 22,233,687 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount value, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequently, the Company recognized changes in the redemption value as an increase in redemption value of Class A common stock subject to possible redemption as reflected on the accompanying statements of changes in stockholders’ deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, the Company had deferred tax assets with a full valuation allowance against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Share-Based Compensation

Share-based payment awards issued to employees and nonemployees are measured at grant-date fair value of the awards and recognized as expense on a straight-line basis over the requisite service period of the award. For awards that have a performance condition, compensation cost is measured based on the grant date fair value and recognized when the performance condition becomes probable. The Company assesses the probability of the performance conditions being met on a continuous basis. Forfeitures are recognized when they occur. No compensation expense for share-based payment awards has been recognized to-date.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Net Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income per share of common stock is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 9,856,247 shares of common stock in the calculation of diluted income per share, because their exercise is contingent upon future events. For the year ended December 31, 2021 the Company has considered the effect of Class B shares of common stock that were excluded from the weighted average number of basic shares outstanding as they were contingent on the exercise of over-allotment option by the underwriters. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income per share of common stock:

	For the Year Ended December 31,		For the Year Ended December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net income – basic	$471,362	$117,840	$2,687,092	$815,982
Allocation of net income – diluted	$471,362	$117,840	$2,662,402	$840,672
Denominator:
Basic weighted average common shares outstanding	22,233,687	5,558,422	17,603,478	5,345,604
Effect of dilutive securities	—	—	—	212,818
Diluted weighted average common shares outstanding	22,233,687	5,558,422	17,603,478	5,558,422
Basic and diluted net income per common share	$0.02	$0.02	$0.15	$0.15

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

Note 3 — Initial Public Offering

On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 Units at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-quarter of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 3 — Initial Public Offering (cont.)

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. The underwriter exercised the over-allotment option in part, and on March 26, 2021, purchased additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million, and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Note 4 — Related Party Transactions

Founder Shares

On January 6, 2021, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional units, for a total of 22,233,687 Units; thus, the initial stockholders forfeited 191,578 shares of Class B common stock accordingly. As of December 31, 2022 and 2021, there were 5,558,422 shares of Class B common stock outstanding, none subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if (1) the last reported sales price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. On March 26, 2021, the Sponsor purchased an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a Second Closing, generating proceeds of approximately $0.4 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Related Party Loans

On January 6, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $100,000 under the Note and repaid the Note in full upon closing of the Initial Public Offering. Upon closing of the Initial Public Offering, the loan was no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

On May 4, 2022, the Sponsor provided a $600,000 Working Capital Loan to the Company in the form of a convertible promissory note that is due upon the completion of a Business Combination. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. On July 20, 2022, the Company borrowed an additional $500,000 from the Sponsor and amended the convertible promissory note to increase the principal balance to $1.1 million. The Working Capital Loan does not bear any interest and will be repayable by the Company to the Sponsor, if not converted, on the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

Administrative Service Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, to the Company agreed to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. The Company incurred approximately $180,000 and $150,000 in administrative expenses under the agreement, which is recognized in the accompanying statements of operations for years ended December 31, 2022 and 2021, within general and administrative expense — related party, respectively. As of December 31, 2022 and 2021, $15,000 was outstanding under such agreement and included as due to related party on the accompanying balance sheets.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates. As of December 31, 2022 and 2021, there was no such outstanding balance presented in the accompanying balance sheets, respectively.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments & Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. $0.35 per unit, or $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the Over-Allotment on March 26, 2021, the underwriter was entitled to an additional fee of approximately $447,000 paid upon closing, and an approximately $782,000 in deferred underwriting commissions.

Consulting Agreement

On June 13, 2022, the Company engaged a contractor (the “Contractor”) to perform technical diligence in exchange for a cash consideration of $125,000, with $50,000 paid upon execution and $75,000 payable upon the consummation of the Business Combination, and the Sponsor’s agreement to issue membership interest in the Sponsor that, in aggregate, represent an indirect economic interest in 25,000 Founder Shares, upon completion of the services. The grant date fair value of the Sponsor membership interests issued to the Contractor is compensation expense for the Company, and a contribution from the Sponsor to the Company for the same amount and is recognized upon completion of the services by the Contractor. Management estimated that the grant date fair value of the indirect economic interest in 25,000 Founder Shares was de minimis.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and concludes that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target business, the specific impact is not readily determinable as of the date of this financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 5 — Commitments & Contingencies (cont.)

of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. On December 27, 2022, the Treasury Department and Internal Revenue Service (“IRS”) issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the corporate stock repurchase excise tax until the issuance of proposed regulations. The Notice excluded the distributions complete liquidation of a corporation from the base of the excise tax. The Notice also excludes from the scope of the excise tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate.

Note 6 — Common Stock Subject to Possible Redemption

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 22,233,687 shares of Class A common stock issued and outstanding, which were all subject to redemption and are classified outside of permanent equity in the balance sheet.

Class A common stock subject to possible redemption reflected on the accompanying balance sheets is reconciled on the following table:

Gross proceeds	$222,336,870

Less:
Fair value of Public Warrants at issuance	(7,670,620)
Offering costs allocated to Class A common stock subject to possible redemption	(12,331,812)
Plus:
Accretion of carrying value to redemption value	20,002,432
Class A common stock subject to possible redemption as of December 31, 2021	222,336,870
Increase in redemption value of Class A common stock subject to possible redemption	2,125,924
Class A common stock subject to possible redemption as of December 31, 2022	$224,462,794

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholders’ Deficit (cont.)

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 22,233,687 shares of Class A common stock issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying balance sheets (See Note 6).

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional units, for a total of 22,233,687 Units; thus, the initial stockholders forfeited 191,578 shares of Class B common stock accordingly. At December 31, 2022 and 2021, 5,558,422 shares of Class B common stock were issued and outstanding, none subject to forfeiture.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 8 — Warrants

As of December 31, 2022 and 2021, there were 5,558,422 Public Warrants and 4,297,825 Private Warrants outstanding. Public Warrants may only be exercised in whole and only for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustments. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” per share of Class A common stock for the above purpose shall mean the volume-weighted average price per share of Class A common stock during the ten trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 8 — Warrants (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” per share of Class A common stock;

•        if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities(1)	$224,655,926	$—	$—	$224,655,926
Liabilities:
Derivative warrant liabilities – Public Warrants	3,724,140	—	—	3,724,140
Derivative warrant liabilities – Private Warrants	—	—	2,879,540	2,879,540
Working capital loan – related party	—	—	1,094,749	1,094,749
Total fair value	$228,380,066	$—	$3,974,289	$232,354,355

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities(1)	$222,380,591	$—	$—	$222,380,591
Liabilities:
Derivative warrant liabilities – Public warrants	4,835,830	—	—	4,835,830
Derivative warrant liabilities – Private warrants	—	—	3,825,060	3,825,060
Total fair value	$227,216,421	$—	$3,825,060	$231,041,481

____________

(1)      Includes $25 and $1,099 in cash as of December 31, 2022 and 2021, respcectively.

Transfers to/from Level 3 measurements are recognized at the beginning of the reporting period. The fair value measurement of the derivative warrant liabilities — Public warrants transferred from a Level 3 measurement to a Level 1 measurement as they became separately listed and traded in May 2021.

As of December 31, 2022 Level 1 assets included investments in U.S. Treasury funds and as of December 31, 2021, investments mainly in U.S. Treasury Bills. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Derivative Warrant Liabilities

For periods where no observable traded price was available, the fair value of the Public Warrants and Private Placement Warrants were estimated using a Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. As of December 31, 2022, the fair value of the Public Warrants was determined by their listed trading price and the fair value of Private Placement Warrants was estimated by employing a Black-Scholes Merton formula and a Monte Carlo simulation analysis.

For the years ended December 31, 2022 and 2021, the Company recognized income of approximately $2.1 million and $4.9 million, respectively, from a decrease in the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities on the accompanying statements of operations.

Inherent in the Monte Carlo simulations and Black-Scholes Merton model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. If factors or assumptions change, the estimated fair values could be materially different. The Company estimated the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. As of December 31, 2022, the Company estimated the volatility of its Private Warrants based on the implied volatility of the Company’s Public Warrants determined running simulations of the Public Warrant price. A significant increase or decrease in volatility alone could have a significant impact on the valuation. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding the Level 3 fair value measurements inputs at their measurement dates:

	As of December 31, 2022	As of December 31, 2021

Exercise price	$11.50	$11.50
Stock price	$10.01	$9.72
Option term (in years)	5.08	5.75
Volatility	3.3%	16%
Risk-free interest rate	3.99%	1.33%

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the years ended December 31, 2022 and 2021, is summarized as follows:

Derivative warrant liabilities at January 1, 2021	$—
Issuance of Public and Private Warrants	13,601,620
Transfer of Public Warrants to Level 1 measurement	(7,503,870)
Change in fair value of derivative warrant liabilities	(2,272,690)
Derivative warrant liabilities at December 31, 2021 – Level 3	$3,825,060
Change in fair value of derivative warrant liabilities	(945,520)
Derivative warrant liabilities at December 31, 2022 – Level 3	$2,879,540

Working Capital Loan

There were no Working Capital Loan outstanding as of December 31, 2021. The change in the fair value of the working capital loan-related party measured with Level 3 inputs for the year ended December 31, 2022 is summarized as follows:

Fair value of working capital loans – related party, December 31, 2021	$—
Issuance of working capital loan – related party	1,100,000
Change in fair value of working capital loans – related party	(5,251)
Fair value of working capital loans – related party, December 31, 2022	$1,094,749

The estimated fair value of the Working Capital Loan was estimated utilizing a simulation model similar to the one employed in the Public and Private Placement Warrant valuation with Level 3 inputs.

For the year ended December 31, 2022, the Company recognized a gain of approximately $5,300 from a decrease in the fair value of working capital loan, presented as change in fair value of working capital loan on the accompanying statements of operations.

The following table provides the quantitative information regarding the inputs utilized for the fair value measurement of the Working Capital Loan as of their measurement dates:

As of December 31, 2022
Conversion price	$1.50
Stock price	$10.01
Maturity	0.08
Volatility	3.3%
Risk-free interest rate	3.99%
Straight debt yield	5.80%

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 10 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible.

The income tax provision consists of the following for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Current
Federal	$591,582	$—
State	—	—
Deferred
Federal	(777,128)	(208,978)
State	—	—
Valuation allowance	777,128	208,978
Income tax provision	$591,582	$—

The Company’s net deferred tax assets are as follows as of December 31, 2022 and 2021:

	As of December 31, 2022	As of December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$986,107	$176,460
Net operating loss carryforwards	—	32,519
Total deferred tax assets	986,107	208,979
Valuation allowance	(986,107)	(208,979)
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties at December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate (benefit) is as follows for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of derivative warrant liabilities	(36.6)%	(29.6)%
Offering cost – derivative warrant liabilities	0.0%	2.7%
Change in fair value of working capital loan	(0.1)%	0.0%
Change in valuation allowance	65.8%	6.0%
Effective tax rate	50.1%	0.0%

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 11 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than described below, that would require adjustment or disclosures in the financial statements.

Amended Merger Agreement

On January 31, 2023, the Company, Falcon, Pubco and Merger Sub entered into that certain Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), which amended and restated the Original Merger Agreement in its entirety to, among other things, provide for the following:

•        Changes to Acquisition Merger Consideration:    The number of shares of Pubco Class B Common Stock and New Falcon’s Units to be issued in exchange for current Falcon Units (excluding Falcon Financing Units) in the Acquisition Merger has been reduced from 88,653,263 to 48,587,077.

•        EBITDA and Revenue Earnouts:    In addition to the 40 million Seller Earnout Shares earned based on the Pubco Common Share Price provided for in the Original Merger Agreement, the holders of Falcon Units immediately before the Closing (other than the holders of Falcon Financing Units in their capacity as holders of Falcon Financing Units) will now be entitled to receive a pro rata portion of a total of up to 40 million additional Seller Earnout Shares based on Pubco’s achievement of specified EBITDA and revenue targets in 2023 and 2024. Up to 2% of the 80 million Seller Earnout Shares will be allocated to each the Sponsor and Jefferies LLC if they are earned.

•        Changes to Sponsor Consideration:

•        80% of the Founder Shares held by the Sponsor are now subject to forfeiture pro rata based on the amount of funds available at the Acquisition Merger Closing that are primarily sourced by SPAC and the Sponsor (including funds in the Trust Account after redemptions) (the “SPAC Capital Received”), measured against a target amount of $222,336,870; provided the Sponsor will retain a minimum of 1,250,000 Founder Shares. The Sponsor will continue to forfeit the remaining 20% of its Founder Shares, but will now have the opportunity to earn them back (as well as any shares forfeited based on SPAC Capital Received) based on achievement of the Pubco Common Share Price, Pubco revenue and Pubco EBITDA earnout targets.

•        The Sponsor further agreed to forfeit 50% of its Private Placement Warrants if SPAC Capital Received is less than $50 million and to amend the Warrant Agreement to provide that its Private Placement Warrants are redeemable (subject to the concurrent redemption of other warrants) at a redemption price of $0.01 per warrant if the Reference Value (as defined below) is at least $18 per share (the “Warrant Agreement Amendment”). “Reference Value” means the last reported sales price of the shares of SPAC Class A Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

•        Extension:    SPAC agreed to take certain actions to extend the date by which it has to complete a Business Combination to October 18, 2023 (the “Extension”). Infinite Acquisitions LLLP, a majority equity holder of Falcon (“Infinite”), agreed to fund up to $2,000,000 of expenses related to the Extension pursuant to a promissory note, described in more detail below.

•        Termination:    The Termination Date was extended from April 11, 2023 to September 30, 2023. SPAC’s termination right if fails to deliver its audited financial statements by a specified date was eliminated. Termination rights in favor of SPAC were added in the case where Infinite defaults under the Promissory Note or if Falcon enters into certain specified interim financing arrangements (the “Interim Financing Termination”). Mutual termination rights were added in the case where, following a cure period, SPAC is not listed on an approved exchange or is in default of the listing requirements of the exchange it is listed on (the “Delisting Termination”) or if the closing condition related to the listing of Pubco shares on an approved exchange is not satisfied following the satisfaction of all other closing conditions (the “Pubco Listing Termination”).

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 11 — Subsequent Events (cont.)

•        Termination Fee:    SPAC will be entitled to a termination fee of $12,500,000 (minus 50% of any amounts funded by Infinite under the Promissory Note) at the time of termination if the A&R Merger Agreement is terminated for any reason specified in the A&R Merger Agreement other than: (i) mutual agreement of Falcon and SPAC; (ii) SPAC’s breach of the A&R Merger Agreement in a manner that causes the failure of a condition to Closing under the A&R Merger Agreement (when Falcon is not also in breach); (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law if the final, non-appealable governmental order or other law is generally applicable to all special purpose acquisition companies or primarily caused by any action or inaction of SPAC; (iv) stockholders fail to approve the Business Combination at the special meeting of stockholders called for such purpose; (v) if the SPAC board changes its recommendation to stockholders or fails to recommend the Merger in the proxy statement; (vi) pursuant to the Delisting Termination; or (vii) failure to close by the Termination Date or two days after the Special Meeting (when the Falcon is not in breach). In addition, no termination fee will be payable at any time Falcon could terminate the A&R Merger Agreement pursuant to the Delisting Termination or because of SPAC’s breach of the A&R Merger Agreement in a manner that causes the failure of a condition to Closing under the Merger Agreement. The termination fee will be reduced by 50% and payable at any time within 12 months of termination instead of at the time of termination if the A&R Merger Agreement is terminated pursuant to the Interim Financing Termination or the Pubco Listing Termination, or is terminated at a time when SPAC or Falcon could terminate the A&R Merger Agreement pursuant to the Pubco Listing Termination.

•        Alternative Financing:    SPAC may enter into one or more agreements with any investor to effect certain Pre-Approved Financing Arrangements (as defined in the A&R Merger Agreement) without any consent or approval required from Falcon.

The A&R Merger Agreement also makes certain technical and other changes to the Original Merger Agreement. The foregoing description of the A&R Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the A&R Merger Agreement, a copy of which is attached as Exhibit 2.1 to SPAC’s Annual Report on Form 10-K for the year ended December 31, 2022 and is incorporated herein by reference. The A&R Merger Agreement contains representations, warranties, and covenants that the parties to the A&R Merger Agreement made to each other as of the date of the A&R Merger Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the A&R Merger Agreement. The A&R Merger Agreement has been attached to provide investors with information regarding its terms and is not intended to provide any other factual information about FAST Acquisition Corp. II, Falcon, Pubco or any other party to the A&R Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the A&R Merger Agreement, which were made only for purposes of the A&R Merger Agreement and as of specific dates, were solely for the benefit of the parties to the A&R Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the A&R Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants, and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the A&R Merger Agreement. In addition, the representations, warranties, covenants, and agreements and other terms of the A&R Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the A&R Merger Agreement, which subsequent information may or may not be fully reflected in SPAC’s public disclosures.

On January 31, 2023, in connection with the A&R Merger Agreement, the Company’s Sponsor, SPAC, Falcon and Pubco entered into an Amended and Restated Sponsor Support Agreement whereby, among other things, the Sponsor agreed (i) to exchange its shares of SPAC Class B Common Stock for shares of SPAC Class A Common Stock in accordance with SPAC’s amended and restated certificate of incorporation such that, prior to the SPAC Merger

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 11 — Subsequent Events (cont.)

Effective Time, there shall cease to be outstanding any shares of SPAC Class B Common Stock, (ii) to forfeit a portion of its founder shares and private placement warrants to the extent and as described above and (iii) to support the Warrant Agreement Amendment.

In addition, SPAC and Infinite entered into a promissory note (the “Promissory Note”) pursuant to which Infinite agreed to advance up to $2,000,000 to the Company, with any advances under the Promissory Note to be used by SPAC to pay certain expenses of the Extension. The Promissory Note is non-interest bearing and repayable, in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Acquisition Merger and will be forgiven without payment if the A&R Merger Agreement is terminated.

See the Company’s Current Report on Form 8-K filed with the SEC on February 3, 2023 including the A&R Merger Agreement and related amended supporting agreements. In addition, on February 14, 2023, Pubco, filed with the SEC a registration statement on Form S-4 (File No. 333-269778) (the “Registration Statement”) that includes a proxy statement/prospectus relating to the proposed Business Combination as more fully described in the Registration Statement.

Stockholder Meeting, Amendments, Redemptions and Trust Deposits

On March 3, 2023, the Company held a special meeting of stockholders (the “Stockholder Meeting”), in which the Company’s stockholders voted on the following proposals at the Stockholder Meeting, each of which were approved.

•        Proposal 1.    To approve and adopt an amendment to the Company’s Certificate of Incorporation (the “Extension Amendment”) to (i) change the date by which the Company must consummate a business combination from March 18, 2023 (the “Current Outside Date”) to June 18, 2023 (the “Extended Date”), and (ii) to allow the Company, without another stockholder vote, by resolution of the Company’s board, to elect to further extend this date in one-month increments (the “Additional Extended Date”), up to four additional times (the “Extension Amendment Proposal”).

•        Proposal 2.    To approve and adopt an amendment to the Company’s Certificate of Incorporation to provide for the right of a holder of SPAC Class B Common Stock of to convert into SPAC Class A Common Stock on a one-for-one basis prior to the closing of a Business Combination at the election of the holder (the “Founder Share Amendment Proposal”).

•        Proposal 3.    To approve and adopt an amendment to the Company’s Certificate of Incorporation to delete: (i) the limitation that the Company shall not consummate a Business Combination if it would cause the Company’s net tangible assets to be less than $5,000,001; and (ii) the limitation that the Company shall not redeem public shares that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation Amendment Proposal”).

On March 10, 2023, the Company filed amendments to its Certificate of Incorporation to reflect the proposals. The amendments to the Company’s Certificate of Incorporation were filed with a Current Report on Form 8-K filed on March 10, 2023.

In connection with the Extension Amendment, 15,098,178 shares of the Company’s issued and outstanding Class A common stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of the Company’s Class A common stock remain outstanding and approximately $72.42 million remain in the Company’s Trust Account before the deposit of funds by the Company as described in the following paragraph.

Also, in connection with approval of the Extension Amendment and the extension of the date by which the Company must consummate a Business Combination to June 18, 2023, the Company caused $750,000, or approximately $0.1051 per share of the Company’s Class A common stock outstanding after giving effect to the redemptions

FAST ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

Note 11 — Subsequent Events (cont.)

disclosed above, to be deposited in the Company’s Trust Account. Such funds were provided by Infinite Acquisitions LLLP pursuant to the Promissory Note described in the proxy statement for the special meeting of stockholders of the Company that was filed with the Securities and Exchange Commission on February 10, 2023.

Without approval of the Public Stockholders, the Company may, by resolution of the Board, if requested by the Sponsor, and upon 2 business days’ advance notice prior to the Extended Date or Additional Extended Date, as applicable, extend the Extended Date up to four additional times until October 18, 2023, or a total of up to seven months after the Current Outside Date, provided that we deposit into the Trust Account, for each such additional month, an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $250,000, which the Company shall deposit into the Trust Account at the beginning of each month (the “Monthly Deposit”), for an aggregate deposit of up to $1.75 million (if all additional extensions are exercised). For so long as the Merger Agreement has not been terminated in accordance with its terms and the Business Combination has not been consummated, our Board will extend the Extended Date for the next calendar month.

We have entered into an unsecured promissory note (the “Note”) with Infinite Acquisitions LLLP, a Nevada limited liability limited partnership and currently the holder of the majority of the equity in Falcon’s (“Infinite”), whereby Infinite agreed to lend the Company up to $2 million for the sole purpose of paying the fees and expenses of the Company or the Sponsor incurred or committed to be incurred in furtherance of the Extension, which amount would be sufficient to fund up to approximately $1.5 million of the Company’s potential additional deposits into the trust account. The Note is non-interest bearing and repayable in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Business Combination and will be forgiven without payment if the Merger Agreement is terminated. Any additional deposits into the trust account beyond the amount covered under the Note are expected to be funded from the Company’s working capital account, which may be funded by working capital loans from the Sponsor, that would either be repaid upon consummation of a business combination or, at the Sponsor’s discretion, be converted into warrants of the post business combination entity at a price of $1.50 per warrant.

With respect to the regulation of special purpose acquisition companies like the Company (“SPACs”), on March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating to, among other items, the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended (the “Investment Company Act”), including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. There is currently uncertainty concerning the applicability of the Investment Company Act to SPACs. It is possible that a claim could be made that we have been operating as an unregistered investment company, including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act, based on the current views of the SEC. While the funds in the Trust Account have, since the Company’s IPO, been held only in U.S. government securities within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or money market funds meeting certain conditions of Rule 2a-7 of the Investment Company Act, to mitigate the risk of being viewed as operating as an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act), on March 13, 2023, we instructed Continental Stock Transfer & Trust Company, the trustee, to liquidate the U.S. government securities or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing bank deposit account until the earlier of consummation of our initial business combination or the Company’s liquidation. Interest on bank deposit accounts is variable and such accounts currently yield interest of approximately 3.5% per annum. Following a liquidation of the Trust Account assets, if we are unable to achieve more than minimal interest, on the funds held in the Trust Account, the dollar amount Public Stockholders would otherwise receive upon any redemption or liquidation of the Company would be less than if the assets in the Trust Account remained in U.S. government securities or money market funds.

FAST ACQUISITION CORP. II
CONDENSED BALANCE SHEETS

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$674,537	$552,048
Prepaid expenses	82,431	67,326
Total current assets	756,968	619,374
Investments and cash held in Trust Account	73,615,106	224,655,926
Total Assets	$74,372,074	$225,275,300

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$3,317,660	$2,594,048
Accrued expenses	145,009	125,000
Franchise tax payable	50,000	40,000
Income tax payable	—	53,582
Due to related party	15,000	15,000
Excise tax payable	1,532,435	—
Convertible promissory note, at fair value	1,013,295	—
Working capital loan – related party, at fair value	1,082,597	1,094,749
Total current liabilities	7,155,996	3,922,379
Derivative warrant liabilities	4,533,870	6,603,680
Deferred underwriting commissions in connection with the initial public offering	7,781,790	7,781,790
Total Liabilities	19,471,656	18,307,849

Commitments and Contingencies

Class A common stock. $0.0001 par value; 7,135,509 and 22,233,687 shares subject to possible redemption at redemption value of approximately $10.30 and $10.10 per share as of March 31, 2023 and December 31, 2022, respectively	73,525,070	224,462,794

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no non-redeemable shares issued or outstanding at March 31, 2023 and December 31, 2022	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,558,422 shares issued and outstanding at March 31, 2023 and December 31, 2022	556	556
Additional paid-in capital	—	—
Accumulated deficit	(18,625,208)	(17,495,899)
Total stockholders’ deficit	(18,624,652)	(17,495,343)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$74,372,074	$225,275,300

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAST ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2023	2022
General and administrative costs	$1,120,291	$236,998
Administrative expenses – related party	45,000	45,000
Franchise tax expense	50,250	49,315
Loss from operations	(1,215,541)	(331,313)

Other income (expense):
Change in fair value of derivative warrant liabilities	2,069,810	5,408,330
Change in fair value of working capital loan	12,152	—
Change in fair value of convertible promissory note	236,705
Income (loss) from investments held in Trust Account	2,018,533	(60,079)
Income before income tax expense	3,121,659	5,016,938

Income tax expense	413,339	—
Net income	$2,708,320	$5,016,938

Weighted average shares outstanding of Class A common stock, basic and diluted	18,543,021	22,233,687
Basic and diluted net income per share, Class A common stock	$0.11	$0.18
Weighted average shares outstanding of Class B common stock, basic and diluted	5,558,422	5,558,422
Basic and diluted net income per share, Class B common stock	$0.11	$0.18

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAST ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2022	5,558,422	$556	$—	$(17,495,899)	$(17,495,343)
Accretion of Class A common stock subject to possible redemption	—	—	—	(2,305,194)	(2,305,194)
Excise tax payable attributable to redemption of common stock				(1,532,435)	(1,532,435)
Net income	—	—	—	2,708,320	2,708,320
Balance – March 31, 2023 (Unaudited)	5,558,422	$556	$—	$(18,625,208)	$(18,624,652)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class B Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 31, 2021	5,558,422	$556	$—	$(15,959,177)	$(15,958,621)
Net income	—	—	—	5,016,938	5,016,938
Balance – March 31, 2022 (Unaudited)	5,558,422	$556	$—	$(10,942,239)	$(10,941,683)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FAST ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For The Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net income	$2,708,320	$5,016,938
Adjustments to reconcile net income to net cash used in operating activities:
(Income) loss from investments held in Trust Account	(2,018,533)	60,079
Change in fair value of derivative warrant liabilities	(2,069,810)	(5,408,330)
Change in fair value of working capital loans	(12,152)	—
Change in fair value of convertible promissory note	(236,705)
Changes in operating assets and liabilities:
Prepaid expenses	(15,105)	79,666
Accounts payable	723,612	112,214
Accrued expenses	20,009	(122,633)
Franchise tax payable	10,000	(150,685)
Income tax payable	(53,582)	—
Due to related party	—	(15,000)
Net cash used in operating activities	(943,946)	(427,751)

Cash Flows from Investing Activities
Cash withdrawn for redemptions	153,242,918	—
Interest withdrawn for tax purposes	566,435
Contribution to Trust Account to fund Extension	(750,000)	—
Net cash provided by investing activities	153,059,353	—

Cash Flows from Financing Activities:
Proceeds from issuance of promissory note for Extension	1,250,000	—
Redemption of common stock	(153,242,918)	—
Net cash used in financing activities	(151,992,918)	—

Net increase (decrease) in cash	122,489	(427,751)

Cash – beginning of the period	552,048	584,216
Cash – end of the period	$674,537	$156,465

Supplemental disclosure of noncash flow activities:
Excise tax payable	$1,532,435	$—

Supplemental disclosure of cash activities:
Income taxes paid	$516,435	$—

The accompanying notes are an integral part of these unaudited condensed financial statements

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1 — Description of Organization, Business Operations and Liquidity

Organization and General

FAST Acquisition Corp. II (the “Company”) is a blank check company incorporated in Delaware on December 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from December 30, 2020 (inception) through March 31, 2023 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), and since the Initial Public Offering, the search for an initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 15, 2021. On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions (see Note 5). The Company granted the underwriter in the Initial Public Offering (the “underwriter”) a 45-day option to purchase up to 3,000,000 additional units at the Initial Public Offering price to cover over-allotments, if any. The underwriter exercised the over-allotment option in part and, on March 26, 2021, the Company consummated the sale of an additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million (the “Over-Allotment”), and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. The Company consummated a second closing (the “Second Closing”) of the Private Placement simultaneously with the closing of the Over-Allotment on March 26, 2021, for an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating proceeds of approximately $0.4 million (see Note 4).

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $222.3 million ($10.00 per Unit) of the net proceeds were placed in a trust account (“Trust Account”) located in the United States at JP Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and are invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

In March 2023, the Company liquidated the U.S. “government securities” held in the Trust Account. The funds in the trust account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial business combination and liquidation.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders (the “Public Stockholders”) of the Company’s Public Shares with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, subject to applicable law and stock exchange listing requirements. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account. The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination only if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

On March 3, 2023, the Company held a special meeting of stockholders (the “Stockholder Meeting”), in which the Company’s stockholders voted to approve and adopt an amendment to the Company’s Certificate of Incorporation (the “Extension Amendment”) to (i) change the date by which the Company must consummate a business combination from March 18, 2023 (the “Current Outside Date”) to June 18, 2023 (the “Extended Date”), and (ii) to allow the Company, without another stockholder vote, by resolution of the Company’s board, to elect to further extend this date in one-month increments (the “Additional Extended Date”), up to four additional times (the “Extension Amendment Proposal”).

In connection with the Extension Amendment, 15,098,178 shares of the Company’s issued and outstanding Class A common stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of the Company’s Class A common stock remain outstanding and approximately $72.42 million remain in the Company’s Trust Account.

The Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the initial Combination Period (as defined below) or with respect to any other material provisions relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by June 18, 2023 (taking into account the extension and, as such period may be extended by the Company’s stockholders or without another stockholder vote, by resolution of the Company’s board, in accordance with the amended Certificate of Incorporation, the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of permitted withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriter agreed to waive its rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 or potentially less. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a letter of intent, confidentiality or other similar agreement or business combination agreement (a “Target”), reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) not will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

As of March 31, 2023, the Company had approximately $675,000 in its operating bank account and a working capital deficit of approximately $3.7 million (not taking into account approximately $50,000 of tax liabilities that may be withdrawn from the Trust Account and excluding the working capital loan -related party.)

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to cover for certain offering costs on the Company’s behalf in exchange for issuance of Founder Shares (as defined in Note 4), and loan proceeds from the Sponsor of $100,000 under a promissory note (the “Note” as discussed in Note 4). The Company repaid the Note in full upon closing of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity through March 31, 2023 has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account and the proceeds from the Working Capital Loan (as defined in Note 4). As of March 31, 2023, a total of $1.1 million of principal was outstanding under the Working Capital Loan. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. The Working Capital Loan does not bear any interest and will be repayable by the Company to the Sponsor, if not converted, on the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that liquidity condition, mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management intends to complete the proposed Business Combination with Falcon prior to the liquidation date, June 18, 2023, or such further date as determined by the Company’s board. The Sponsor continues to have cash on hand that could be available for loans to the Company. The Sponsor has no obligation to provide further funding to the Company. Management believes it could obtain additional funding from the Sponsor.

No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 18, 2023, or such further date as determined by the Company’s board. The condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Proposed Business Combination

On July 11, 2022, the Company (or “SPAC” or “Acquiror”) entered into an agreement and plan of merger (as it may be amended and/or restated from time to time, the “Original Merger Agreement”) with Falcon’s Beyond Global, LLC, a Florida limited liability company (“Falcon”), Palm Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Falcon (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). On January 31, 2023, SPAC, Falcon, Pubco and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger (the “A&R Merger Agreement”), which amended and restated the Original Merger Agreement in its entirety.

Pursuant to the Original Merger Agreement, and subject to the terms and conditions contained therein, the business combination will be effected in two steps: (a) Acquiror will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub (sometimes referred to as the “Surviving Corporation”), followed by a contribution by Pubco of all of its cash to Merger Sub to effectuate the “UP-C” structure; and (b) on the date immediately following the SPAC Merger, Merger Sub will merge with and into Falcon (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Mergers”), with Falcon as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Original Merger Agreement (the “Closing,” and the date on which the Closing occurs, the “Closing Date”), the direct interests in Falcon will be held by Pubco and the holders of common units of Falcon (the “Falcon Units”) outstanding as of immediately prior to the Mergers.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

The Original Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur:

(i) At the effective time of the SPAC Merger, (a) each SPAC Unit outstanding immediately prior to the effective time of the SPAC Merger will be automatically detached and the holder thereof will be deemed to hold one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant; (b) each current share of SPAC Class A Common Stock will be automatically exchanged for the right to receive (x) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of the Series A Preferred Stock of Pubco (“Pubco Preferred Stock”) and (y) 50% of the Additional SPAC Share Consideration; (c) each share of SPAC Class A Common Stock converted from the SPAC Class B Common Stock of FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), pursuant to the Class B Exchange (described below) will automatically be exchanged for one newly issued share of Pubco Class A Common Stock; and (d) each SPAC Warrant outstanding immediately prior to the SPAC Merger effective time will be assumed by Pubco.

(ii) Immediately prior to the effective time of the Acquisition Merger, following the SPAC Merger, the Surviving Corporation will contribute to Merger Sub all of the Closing Surviving Corporation Cash.

(iii) At the effective time of the Acquisition Merger, (a) each issued and outstanding Falcon Unit (other than the Cancelled Units and Falcon Financing Units) will be converted into the right to receive (x) a number of shares of Pubco Class B Common Stock and a number of limited liability company interests of Falcon (“New Falcon Units”), in each case equal to the Acquisition Merger Exchange Number (the “Per Unit Consideration”) and (y) the applicable portion of any Seller Earnout Shares (defined below); (b) each Falcon Unit issued in connection with the Falcon Financing (the “Falcon Financing Units”) will be converted into the right to receive (x) the Per Unit Consideration and (y) a number of shares of Pubco Class B Common Stock and a number of New Falcon Units, in each case equal to the Additional Consideration Number (the “Additional Falcon Financing Unit Consideration”); (c) each Falcon Unit held in treasury of the Falcon as of immediately prior to the effective time of the Acquisition Merger (collectively, the “Cancelled Units”) will be cancelled without any conversion and no payment or distribution will be made with respect thereto; (d) the units of Merger Sub that are issued and outstanding will be converted into and become (x) a number of New Falcon Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of Preferred Units equal to the number of shares of Pubco Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of warrant units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer, the Class B Exchange and the Conversion.

Holders of Falcon Units immediately before the Closing also will be entitled to receive a pro rata portion of a total of up to (i) 40,000,000 New Company Units and 40,000,000 shares of Class B Common Stock of Pubco (together, the “Seller Earnout Shares”), in each case that will be deposited into escrow at the Closing and be earned, released and delivered upon satisfaction of certain milestones related to the volume weighted average closing sale price of shares of Pubco Common Stock (“Pubco Common Share Price”) during the five-year period beginning on the one-year anniversary of the Acquisition Merger Closing and ending on the six-year anniversary of the Closing Date (the “Earnout Period”). 15,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $20 for 20 trading days during any 30-consecutive trading day period; another 15,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $25 for 20 trading days during any 30-consecutive trading day period; and the final 10,000,000 of the Seller Earnout Shares will vest and be released from escrow if the Pubco Common Share Price is at least $30 for 20 trading days during any 30-consecutive trading day period, in each case during the Earnout Period.

The obligations of the parties to consummate the transactions contemplated by the Merger Agreement (together with the other agreements and transactions contemplated by the Business Combination Agreement, the “Merger”) are subject to the satisfaction or waiver of certain customary closing conditions. Either party may terminate the Merger under certain circumstances. Upon termination of the Merger Agreement, in certain circumstances, Falcon will pay

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

to the Company a termination fee equal to (i) $12,500,000 if the Company’s redeemed public share percentage is less than 90% or is unknown or (ii) $6,250,000 if the Company’s redeemed public share percentage is known and is equal to or greater than 90%.

On September 13, 2022, the Company, Falcon, Pubco and Merger Sub entered into that certain Amendment No. 1 to the Original Merger Agreement (“Amendment No. 1”), pursuant to which the parties thereto extended the date by which Falcon is required to deliver to the Company PCAOB Audited Financial Statements from August 15, 2022 to September 28, 2022, and the date on which the Company could terminate the Merger Agreement if the PCAOB Audited Financial Statements have not been delivered from September 14, 2022 to September 28, 2022.

In connection with the execution of the Original Merger Agreement, the Sponsor, Falcon, Pubco and Acquiror entered into an agreement (the “Original Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to waive its conversion and anti-dilution rights with respect to its shares of SPAC Common Stock in connection with the transactions contemplated by the Original Merger Agreement, vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Common Stock (i) in favor of the Mergers and each other proposal related to the Mergers and the other transactions contemplated thereby, (ii) against any merger agreement or merger (other than the Original Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror, (iii) against any change in the business, management or the board of directors of Acquiror (other than in connection with the Mergers and the other transactions contemplated by the Original Merger Agreement), and (iv) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify the Original Merger Agreement or any Merger, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Original Merger Agreement, (y) result in any of the conditions set forth in the Original Merger Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

The Sponsor further agreed to, immediately prior to the closing of the Acquisition Merger, deliver to Acquiror for cancellation and for no consideration the Sponsor Redemption Forfeited Shares, which is calculated as 40% of Sponsor’s SPAC Class B Common Stock multiplied by the SPAC Redeemed Share Percentage, and the Additional Incentive Forfeited Shares. Thereafter, the Sponsor Earnout Shares, which is 50% of the difference between (i) 40% of Sponsor’s SPAC Class B Common Stock and (ii) the Sponsor Redemption Forfeited Shares, are to be deposited into one or more escrow accounts, and will vest and be released from escrow to the Sponsor upon satisfaction of certain milestones related to the Pubco Common Share Price during the Earnout Period. Any Sponsor Earnout Shares that do not so vest prior to the Earnout Period End Date will be delivered to Pubco and cancelled for no consideration.

See the Company’s Current Reports on Form 8-K filed with the SEC on July 12, 2022 and September 16, 2022 including the Original Merger Agreement, Amendment No. 1, and related supporting agreements.

Amended Merger Agreement

On January 31, 2023, the Company, Falcon, Pubco and Merger Sub entered into the A&R Merger Agreement, which amended and restated the Original Merger Agreement in its entirety to, among other things, provide for the following:

•        Changes to Acquisition Merger Consideration:    The number of shares of Pubco Class B Common Stock and New Falcon’s Units to be issued in exchange for current Falcon Units (excluding Falcon Financing Units) in the Acquisition Merger has been reduced from 88,653,263 to 48,587,077.

•        EBITDA and Revenue Earnouts:    In addition to the 40 million Seller Earnout Shares earned based on the Pubco Common Share Price provided for in the Original Merger Agreement, the holders of Falcon Units immediately before the Closing (other than the holders of Falcon Financing Units in their capacity as holders of Falcon Financing Units) will now be entitled to receive a pro rata portion of a total of up

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

to 40 million additional Seller Earnout Shares based on Pubco’s achievement of specified EBITDA and revenue targets in 2023 and 2024. Up to 2% of the 80 million Seller Earnout Shares will be allocated to each the Sponsor and Jefferies LLC if they are earned.

•        Changes to Sponsor Consideration:

•        80% of the Founder Shares held by the Sponsor are now subject to forfeiture pro rata based on the amount of funds available at the Acquisition Merger Closing that are primarily sourced by the Company and the Sponsor (including funds in the Trust Account after redemptions) (the “SPAC Capital Received”), measured against a target amount of $222,336,870; provided the Sponsor will retain a minimum of 1,250,000 Founder Shares. The Sponsor will continue to forfeit the remaining 20% of its Founder Shares but will now have the opportunity to earn them back (as well as any shares forfeited based on SPAC Capital Received) based on achievement of the Pubco Common Share Price, Pubco revenue and Pubco EBITDA earnout targets.

•        The Sponsor further agreed to forfeit 50% of its Private Placement Warrants if SPAC Capital Received is less than $50 million and to amend the warrant agreement to provide that its Private Placement Warrants are redeemable (subject to the concurrent redemption of other warrants) at a redemption price of $0.01 per warrant if the Reference Value (as defined below) is at least $18 per share (the “Warrant Agreement Amendment”). “Reference Value” means the last reported sales price of the shares of the Company’s Class A Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

•        Extension:    The Company agreed to take certain actions to extend the date by which it has to complete a Business Combination to October 18, 2023 (the “Extension”). Infinite Acquisitions LLLP, a majority equity holder of Falcon (“Infinite”), agreed to fund up to $2,000,000 of expenses related to the Extension pursuant to the Promissory Note, described in more detail below.

•        Termination:    The termination date (the “Termination Date”) was extended from April 11, 2023 to September 30, 2023. The Company’s termination right if fails to deliver its audited financial statements by a specified date was eliminated. Termination rights in favor of the Company were added in the case where Infinite defaults under the Promissory Note or if Falcon enters into certain specified interim financing arrangements (the “Interim Financing Termination”). Mutual termination rights were added in the case where, following a cure period, the Company is not listed on an approved exchange or is in default of the listing requirements of the exchange it is listed on (the “Delisting Termination”) or if the closing condition related to the listing of Pubco shares on an approved exchange is not satisfied following the satisfaction of all other closing conditions (the “Pubco Listing Termination”).

•        Termination Fee:    The Company will be entitled to a termination fee of $12,500,000 (minus 50% of any amounts funded by Infinite under the Promissory Note) at the time of termination if the A&R Merger Agreement is terminated for any reason specified in the A&R Merger Agreement other than: (i) mutual agreement of Falcon and the Company; (ii) the Company’s breach of the A&R Merger Agreement in a manner that causes the failure of a condition to Closing under the A&R Merger Agreement (when Falcon is not also in breach); (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or other law if the final, non-appealable governmental order or other law is generally applicable to all special purpose acquisition companies or primarily caused by any action or inaction of the Company; (iv) stockholders fail to approve the Business Combination at the special meeting of stockholders called for such purpose; (v) if the Company’s board changes its recommendation to stockholders or fails to recommend the Merger in the proxy statement; (vi) pursuant to the Delisting Termination; or (vii) failure to close by the Termination Date or two days after the Special Meeting (when the Falcon is not in breach). In addition, no termination fee will be payable at any time Falcon could terminate the A&R Merger Agreement pursuant to the Delisting Termination or because of

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 1 — Description of Organization, Business Operations and Liquidity (cont.)

the Company’s breach of the A&R Merger Agreement in a manner that causes the failure of a condition to Closing under the Merger Agreement. The termination fee will be reduced by 50% and payable at any time within 12 months of termination instead of at the time of termination if the A&R Merger Agreement is terminated pursuant to the Interim Financing Termination or the Pubco Listing Termination or is terminated at a time when the Company or Falcon could terminate the A&R Merger Agreement pursuant to the Pubco Listing Termination.

•        Alternative Financing:    The Company may enter into one or more agreements with any investor to effect certain Pre-Approved Financing Arrangements (as defined in the A&R Merger Agreement) without any consent or approval required from Falcon.

The A&R Merger Agreement also makes certain technical and other changes to the Original Merger Agreement. The foregoing description of the A&R Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the A&R Merger Agreement. The A&R Merger Agreement contains representations, warranties, and covenants that the parties to the A&R Merger Agreement made to each other as of the date of the A&R Merger Agreement or other specific dates. The assertions embodied in those representations, warranties, and covenants were made for purposes of the contract among the parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the A&R Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the A&R Merger Agreement, which were made only for purposes of the A&R Merger Agreement and as of specific dates, were solely for the benefit of the parties to the A&R Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the A&R Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. In addition, the representations, warranties, covenants, and agreements and other terms of the A&R Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the A&R Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

On January 31, 2023, in connection with the A&R Merger Agreement, the Company, Sponsor, Falcon and Pubco entered into an Amended and Restated Sponsor Support Agreement whereby, among other things, the Sponsor agreed (i) to exchange its shares of the Company’s Class B Common Stock for shares of Class A Common Stock in accordance with the Company’s amended and restated certificate of incorporation such that, prior to the Merger Effective Time, there shall cease to be outstanding any shares of the Company’s Class B Common Stock, (ii) to forfeit a portion of its founder shares and private placement warrants to the extent and as described above and (iii) to support the Warrant Agreement Amendment.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three months ended March 31, 2023, are not necessarily indicative of the results that may be expected through December 31, 2023, or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 29, 2023.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of March 31, 2023 and December 31, 2022.

Investments Held in Trust Account

In March 2023, the Company liquidated the U.S. “government securities” held in the Trust Account. The funds in the trust account will be maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial business combination and liquidation. Prior to liquidating the U.S. “government securities”, the Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account were comprised of U.S. government securities, the investments were classified as trading securities. When the Company’s investments held in the Trust Account were comprised of money market funds, the investments were recognized at fair value. Trading securities and investments in money market funds were presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities were included in income (loss) from investments held in the Trust Account in the accompanying condensed statement of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

The carrying value of the Company’s assets and liabilities which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the fair values for such assets and liabilities either because the short-term nature of the instruments or because the instrument is recognized at fair value (See Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Working Capital Loan — Related Party and Convertible Promissory Note

The Company has elected the fair value option to account for its working capital loan-related party with its Sponsor as defined and more fully described in Note 4, in addition to its Promissory Note with Infinite as described in Note 5. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of working capital loan-related party and convertible promissory note on the unaudited condensed statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for the warrants issued in connection with its Initial Public Offering and the Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Black-Scholes Merton model. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the accompanying statement of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering and Over-Allotment. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, accordingly, at March 31, 2023 and December 31, 2022, 7,135,509 and 22,233,687 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets, respectively.

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount value, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequently, the Company recognized changes in the redemption value as an increase in redemption value of Class A common stock subject to possible redemption as reflected on the accompanying unaudited condensed statements of changes in stockholders’ deficit.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2023 and December 31, 2022, the Company had deferred tax assets with a full valuation allowance against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Share-Based Compensation

Share-based payment awards issued to employees and nonemployees are measured at grant-date fair value of the awards and recognized as expense on a straight-line basis over the requisite service period of the award. For awards that have a performance condition, compensation cost is measured based on the grant date fair value and recognized when the performance condition becomes probable. The Company assesses the probability of the performance conditions being met on a continuous basis. Forfeitures are recognized when they occur. No compensation expense for share-based payment awards has been recognized to-date.

Net Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income per share of common stock is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 9,856,247 shares of common stock in the calculation of diluted income per share, because their exercise is contingent upon future events. The Company has considered the effect of Class B shares of common stock that were excluded from the weighted average number of basic shares outstanding as they were contingent on the exercise of over-allotment option by the underwriters. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table reflects the calculation of basic and diluted net income per share of common stock:

	For The Three Months Ended March 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share:
Numerator:
Allocation of net income	$2,083,711	$624,609	$4,013,550	$1,003,388

Denominator:
Basic and diluted weighted average common shares outstanding	18,543,021	5,558,422	22,233,687	5,558,422
Basic and diluted net income per common share	$0.11	$0.11	$0.18	$0.18

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

Note 3 — Initial Public Offering

On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 Units at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-quarter of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. The underwriter exercised the over-allotment option in part, and on March 26, 2021, purchased additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million, and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Note 4 — Related Party Transactions

Founder Shares

On January 6, 2021, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. The initial stockholders agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional units, for a total of 22,233,687 Units; thus, the initial stockholders forfeited 191,578 shares of Class B common stock accordingly. As of March 31, 2023 and December 31, 2022, there were 5,558,422 shares of Class B common stock outstanding, none subject to forfeiture.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 4 — Related Party Transactions (cont.)

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if (1) the last reported sales price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. On March 26, 2021, the Sponsor purchased an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a Second Closing, generating proceeds of approximately $0.4 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On January 6, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $100,000 under the Note and repaid the Note in full upon closing of the Initial Public Offering. Upon closing of the Initial Public Offering, the loan was no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

On May 4, 2022, the Sponsor provided a $600,000 Working Capital Loan to the Company in the form of a convertible promissory note that is due upon the completion of a Business Combination. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 4 — Related Party Transactions (cont.)

identical to the Private Placement Warrants. On July 20, 2022, the Company borrowed an additional $500,000 from the Sponsor and amended the convertible promissory note to increase the principal balance to $1.1 million. The Working Capital Loan does not bear any interest and will be repayable by the Company to the Sponsor, if not converted, on the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses. Due to the conversion feature within the Working Capital Loan, the estimated fair value of the Working Capital Loan was $1,082,597 and $1,094,749, as of March 31, 2023 and December 31, 2022, respectively (Note 9).

Administrative Service Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, to the Company agreed to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. The Company incurred approximately $45,000 in administrative expenses under the agreement, which is recognized in the accompanying unaudited condensed statements of operations for each of the three months ended March 31, 2023 and 2022, within general and administrative expense — related party. As of March 31, 2023 and December 31, 2022, $15,000 reported in accounts payable with related party was outstanding in the accompanying condensed balance sheets.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates. As of March 31, 2023 and December 31, 2022, there was no such outstanding balance presented in the accompanying balance sheets, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. $0.35 per unit, or $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the Over-Allotment on March 26, 2021, the underwriter was entitled to an additional fee of approximately $447,000 paid upon closing, and an approximately $782,000 in deferred underwriting commissions.

On January 31, 2023, the engagement letter between the Company and the underwriter was amended to provide that in lieu of the fees under the original engagement letter and underwriting agreement, at the closing of the business combination with Falcon described in Note 1, the underwriter will be entitled to a fee $7,775,000 (inclusive of amounts

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 5 — Commitments and Contingencies (cont.)

owed as deferred underwriting commission from the Initial Public Offering and for acting as financial and capital markets advisor to the Company), an additional one-time discretionary fee of $1,000,000 under certain circumstances, and the right to receive a portion of the Seller Earnout Shares. A portion of the fees may be deferred until up to two years after the closing of the business combination with Falcon.

Consulting Agreement

On June 13, 2022, the Company engaged a contractor (the “Contractor”) to perform technical diligence in exchange for a cash consideration of $125,000, with $50,000 paid upon execution and $75,000 payable upon the consummation of the Business Combination, and the Sponsor’s agreement to issue membership interest in the Sponsor that, in aggregate, represent an indirect economic interest in 25,000 Founder Shares, upon completion of the services. The grant date fair value of the Sponsor membership interests issued to the Contractor is compensation expense for the Company, and a contribution from the Sponsor to the Company for the same amount and is recognized upon completion of the services by the Contractor. Management estimated that the grant date fair value of the indirect economic interest in 25,000 Founder Shares was de minimis.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and concludes that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target business, the specific impact is not readily determinable as of the date of these unaudited condensed financial statements. These unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 5 — Commitments and Contingencies (cont.)

complete a Business Combination. On December 27, 2022, the Treasury Department and Internal Revenue Service (“IRS”) issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the corporate stock repurchase excise tax until the issuance of proposed regulations. The Notice excluded the distributions complete liquidation of a corporation from the base of the excise tax. The Notice also excludes from the scope of the excise tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate.

On March 1, 2023, the Company’s stockholders redeemed 15,098,178 shares of Class A shares of common stock for a total of $153,243,487. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of March 31, 2023 and concluded that it is probable that a contingent liability should be recorded. As of March 31, 2023, the Company recorded $1,532,435 of excise tax liability calculated as 1% of shares redeemed on March 1, 2023.

Stockholder Meeting, Amendments, Redemptions and Trust Deposits

On March 3, 2023, the Company held a special meeting of stockholders (the “Stockholder Meeting”), in which the Company’s stockholders voted on the following proposals at the Stockholder Meeting, each of which were approved.

•        Proposal 1.    To approve and adopt an amendment to the Company’s Certificate of Incorporation (the “Extension Amendment”) to (i) change the date by which the Company must consummate a business combination from the Current Outside Date to the Extended Date, and (ii) to allow the Company, without another stockholder vote, by resolution of the Company’s board, to elect to further extend this date in one-month increments, up to four additional times (the “Extension Amendment Proposal”).

•        Proposal 2.    To approve and adopt an amendment to the Company’s Certificate of Incorporation to provide for the right of a holder of SPAC Class B Common Stock of to convert into SPAC Class A Common Stock on a one-for-one basis prior to the closing of a Business Combination at the election of the holder (the “Founder Share Amendment Proposal”).

•        Proposal 3.    To approve and adopt an amendment to the Company’s Certificate of Incorporation to delete: (i) the limitation that the Company shall not consummate a Business Combination if it would cause the Company’s net tangible assets to be less than $5,000,001; and (ii) the limitation that the Company shall not redeem public shares that would cause the Company’s net tangible assets to be less than $5,000,001 following such redemptions (the “Redemption Limitation Amendment Proposal”).

On March 10, 2023, the Company filed amendments to its Certificate of Incorporation to reflect the proposals.

In connection with the Extension Amendment, 15,098,178 shares of the Company’s issued and outstanding Class A common stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of the Company’s Class A common stock remain outstanding.

Also, in connection with approval of the Extension Amendment and the extension of the date by which the Company must consummate a Business Combination to June 18, 2023, the Company caused $750,000, or approximately $0.1051 per share of the Company’s Class A common stock outstanding after giving effect to the redemptions disclosed above, to be deposited in the Company’s Trust Account. Such funds were provided by Infinite Acquisitions LLLP pursuant to the Promissory Note as described below.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 5 — Commitments and Contingencies (cont.)

Without approval of the Public Stockholders, the Company may, by resolution of the Board, if requested by the Sponsor, and upon 2 business days’ advance notice prior to the Extended Date or Additional Extended Date, as applicable, extend the Extended Date up to four additional times until October 18, 2023, or a total of up to seven months after the Current Outside Date, provided that we deposit into the Trust Account, for each such additional month, an amount determined by multiplying $0.05 by the number of public shares then outstanding, up to a maximum of $250,000, which the Company shall deposit into the Trust Account at the beginning of each month (the “Monthly Deposit”), for an aggregate deposit of up to $1.75 million (if all additional extensions are exercised). For so long as the Merger Agreement has not been terminated in accordance with its terms and the Business Combination has not been consummated, our Board will extend the Extended Date for the next calendar month.

To fund the extension payment and other expenses, the Company and Infinite entered into an unsecured convertible promissory note (the “Promissory Note”) pursuant to which Infinite agreed to advance up to $2,000,000 to the Company, with any advances under the Promissory Note to be used by the Company to pay certain expenses of the Extension. The Promissory Note is non-interest bearing and repayable, in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Acquisition Merger and will be forgiven without payment if the A&R Merger Agreement is terminated. In connection with the Extension Amendment, Infinite deposited an aggregated of $1,250,000 into the Company’s operating account. As March 31, 2023 and December 31, 2022, the Promissory Note was outstanding in the amount of $1,250,000 and $0, respectively.

Note 6 — Common Stock Subject to Possible Redemption

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of March 31, 2023 and December 31, 2022, there were 7,135,509 and 22,233,687 shares of Class A common stock issued and outstanding, which were all subject to redemption and are classified outside of permanent equity in the condensed balance sheets.

Class A common stock subject to possible redemption reflected on the accompanying condensed balance sheets is reconciled on the following table:

Gross proceeds	$222,336,870
Less:
Fair value of Public Warrants at issuance	(7,670,620)
Offering costs allocated to Class A common stock subject to possible redemption	(12,331,812)
Plus:
Accretion of carrying value to redemption value	22,128,356
Class A common stock subject to possible redemption as of December 31, 2022	224,462,794
Less:
Redemptions	(153,242,918)
Plus:
Increase in redemption value of Class A common stock subject to possible redemption	2,305,194
Class A common stock subject to possible redemption as of March 31, 2023	$73,525,070

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 7 — Stockholders’ Deficit

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of March 31, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of March 31, 2023 and December 31, 2022, there were 7,135,509 and 22,233,687 shares of Class A common stock issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying condensed balance sheets, respectively (See Note 6).

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At March 31, 2023 and December 31, 2022, 5,558,422 shares of Class B common stock were issued and outstanding, none subject to forfeiture.

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 8 — Warrants

As of March 31, 2023 and December 31, 2022, there were 5,558,422 Public Warrants and 4,297,825 Private Warrants outstanding. Public Warrants may only be exercised in whole and only for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 8 — Warrants (cont.)

will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustments. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last reported sale price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 8 — Warrants (cont.)

The “fair market value” per share of Class A common stock for the above purpose shall mean the volume-weighted average price per share of Class A common stock during the ten trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

•        if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•        if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of March 31, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative warrant liabilities – Public warrants	$2,556,870	$—	$—	$2,556,870
Derivative warrant liabilities – Private warrants	—	—	1,977,000	1,977,000
Working capital loan – related party	—	—	1,082,597	1,082,597
Convertible promissory note			1,013,295	1,013,295
Total fair value	$76,171,977	$—	$4,072,892	$80,244,869

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 9 — Fair Value Measurements (cont.)

	Fair Value Measured as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account – U.S. Treasury Securities(1)	$224,655,926	$—	$—	$224,655,926
Liabilities:
Derivative warrant liabilities – Public warrants	3,724,140	—	—	3,724,140
Derivative warrant liabilities – Private warrants	—	—	2,879,540	2,879,540
Working capital loan – related party			1,094,749	1,094,749
Total fair value	$228,380,066	$—	$3,974,289	$232,354,355

____________

(1)      Includes $25 in cash as of December 31, 2022.

Transfers to/from Level 3 measurements are recognized at the beginning of the reporting period. The fair value measurement of the derivative warrant liabilities — Public warrants transferred from a Level 3 measurement to a Level 1 measurement as they became separately listed and traded in May 2021.

As of March 31, 2023 and December 31, 2022 Level 1 assets included investments in U.S. Treasury. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Derivative Warrant Liabilities

For periods where no observable traded price was available, the fair value of the Public Warrants and Private Placement Warrants were estimated using a Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the unaudited condensed statements of operations. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. As of March 31, 2023, the fair value of the Public Warrants was determined by their listed trading price and the fair value of Private Placement Warrants was estimated by employing a Black-Scholes Merton formula and a Monte Carlo simulation analysis.

For the period ended March 31, 2023 and December 31, 2022, the Company recognized income of approximately $2.1 million and $5.4 million, respectively, from a decrease in the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statements of operations.

Inherent in the Monte Carlo simulations and Black-Scholes Merton model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. If factors or assumptions change, the estimated fair values could be materially different. The Company estimated the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. As of March 31, 2023, the Company estimated the volatility of its Private Warrants based on the implied volatility of the Company’s Public Warrants determined running simulations of the Public Warrant price. A significant increase or decrease in volatility alone could have a significant impact on the valuation. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 9 — Fair Value Measurements (cont.)

The following table provides quantitative information regarding the Level 3 fair value measurements inputs at their measurement dates:

	As of March 31, 2023	As of December 31, 2022
Exercise price	$11.50	$11.50
Stock price	$10.21	$10.01
Option term (in years)	5.25	5.08
Volatility	26.40%	3.3%
Risk-free interest rate	3.60%	3.99%

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the three months ended March 31, 2023 and 2022, is summarized as follows:

Derivative warrant liabilities at January 1, 2023 – Level 3	$2,879,540
Change in fair value of derivative warrant liabilities	(902,540)
Derivative warrant liabilities at March 31, 2023 – Level 3	$1,977,000

Derivative warrant liabilities at January 1, 2022 – Level 3	$3,825,060
Change in fair value of derivative warrant liabilities	(2,406,780)
Derivative warrant liabilities at March 31, 2022 – Level 3	$1,418,280

Working Capital Loan

The change in the fair value of the working capital loan-related party measured with Level 3 inputs for the three months ended March 31, 2023 is summarized as follows:

Fair value of working capital loans – related party, December 31, 2022	$1,094,749
Change in fair value of working capital loans – related party	(12,152)
Fair value of working capital loans – related party, March 31, 2023	$1,082,597

The estimated fair value of the Working Capital Loan was estimated utilizing a simulation model similar to the one employed in the Public and Private Placement Warrant valuation with Level 3 inputs.

For the period ended March 31, 2023, the Company recognized a gain of approximately $12,000 from a decrease in the fair value of working capital loans, presented as change in fair value of working capital loan on the accompanying unaudited condensed statements of operations.

The following table provides the quantitative information regarding the inputs utilized for the fair value measurement of the Working Capital Loan as of their measurement dates:

	As of March 31, 2023	As of December 31, 2022
Conversion price	$11.50	$11.50
Stock price	$10.21	$10.01
Maturity	0.25	0.08
Volatility	26.40%	3.30%
Risk-free interest rate	3.60%	3.99%
Straight debt yield	6.61%	5.80%

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023

Note 9 — Fair Value Measurements (cont.)

Promissory Note

The change in the fair value of the Promissory Note measured with Level 3 inputs for the three months ended March 31, 2023 is summarized as follows:

Fair value of convertible promissory note, December 31, 2022	$—
Issuance of Promissory Note	1,250,000
Change in fair value of convertible promissory note	(236,705)
Fair value of convertible promissory note, March 31, 2023	$1,013,295

For the period ended March 31, 2023, the Company recognized a gain of approximately $0.2 million from a decrease in the fair value of the Promissory Note, presented as change in fair value of convertible promissory note on the accompanying unaudited condensed statements of operations.

The following table provides the quantitative information regarding the inputs utilized for the fair value measurement of the Promissory Note as of its measuring date:

As of March 31, 2023
Conversion price	$10.00
Stock price	$10.21
Maturity	0.25
Volatility	2.1%
Risk-free interest rate	4.85%
Probability of DeSPAC	80.00%
Straight debt yield	6.61%

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that have occurred that would require adjustment or disclosures in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of
Falcon’s Beyond Global, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Falcon’s Beyond Global, Inc. (the “Company”) as of March 31, 2023 and December 31, 2022 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2023 and December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, substantial doubt about Falcon’s Beyond Global, LLC’s (the Company’s parent) ability to continue as a going concern exists and because the Company is a direct and wholly owned subsidiary of Falcon’s Beyond Global, LLC, there is substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plan regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Tampa, Florida

June 28, 2023

We have served as the Company’s auditor since 2023.

FALCON’S BEYOND GLOBAL, INC.
(a wholly owned subsidiary of Falcon’s Beyond Global, LLC)
BALANCE SHEETS

	As of March 31, 2023	As of December 31, 2022
Assets
Total assets	$—	$—

Liabilities and stockholder’s equity
Total liabilities	—	—
Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 10 shares issued and outstanding	0.1	0.1
Due from stockholder	(0.1)	(0.1)
Total stockholder’s equity	—	—
Total liabilities and stockholder’s equity	$—	$—

FALCON’S BEYOND GLOBAL, INC.
NOTES TO THE MARCH 31, 2023 AND
DECEMBER 31, 2022 BALANCE SHEETS

1.      Description of business

Falcon’s Beyond Global, Inc., (the “Company” or “Pubco”), formerly Palm Holdco, Inc., is a wholly owned subsidiary of Falcon’s Beyond Global, LLC (“Falcon”) and was incorporated in Delaware on July 8, 2022. The Company was formed solely for the purpose of completing the transactions contemplated by the Amended and Restated Agreement and Plan of Merger dated January 31, 2023 (the “Merger Agreement”), by and among the Company, Falcon, FAST Acquisition Corp. II (“FAST II”), and Palm Merger Sub, LLC, a wholly owned subsidiary of the Company (“Merger Sub”). Following the consummation of the transaction contemplated by the Merger Agreement, the Company will be the surviving publicly traded corporation, and will own all of the equity interests in Falcon. However, the consummation of the transactions contemplated by the Merger Agreement is subject to numerous conditions, and there can be no assurances that such conditions will be satisfied.

Going Concern

Pursuant to the Financial Accounting Standards Board (the “FASB”) codification Accounting Standards Codification (“ASC”) 205, Presentation of Financial Statements, the Company is required to assess its ability to continue as a going concern for a period of one year from the date of the issuance of the financial statements.

The Company is a wholly owned subsidiary of Falcon which has been engaged in expanding its physical operations through its unconsolidated joint ventures, developing new product offerings, raising capital and recruiting personnel and as a result has generated losses and negative cash flows from operations. As such, additional capital investments are required in order to execute the strategic plan of Falcon. While Falcon intends to raise additional capital through a combination of sources, there can be no assurances that such efforts will be successful. Accordingly, substantial doubt about Falcon’s ability to continue as a going concern is raised and as the Company is a wholly owned subsidiary of Falcon, there is substantial doubt about the Company’s ability to continue as a going concern for at least one year from the date these financial statements are issued. The balance sheet does not include any adjustments that might result from the outcome of this uncertainty should Falcon be unable to continue as a going concern.

2.      Summary of Significant Accounting Policies

Basis of Presentation

The balance sheets are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Separate statements of income and comprehensive income, changes in stockholder’s equity and cash flows have not been presented because there have been no activities in this entity as of December 31, 2022 and March 31, 2023.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.

Organization costs

Costs related to incorporation of the Company have been paid by Falcon and recorded as an expense of Falcon.

3.      Stockholder’s Equity

The Company’s authorized capital stock consists of 100 shares of common stock, with a par value of $0.01 per share. On July 8, 2022, the Company issued 10 shares of common stock to Falcon for aggregate consideration of $0.1.

FALCON’S BEYOND GLOBAL, INC.
NOTES TO THE MARCH 31, 2023 AND
DECEMBER 31, 2022 BALANCE SHEETS

4.      Subsequent Events

The Company has evaluated all subsequent events through June 28, 2023, which is the date on which the balance sheets and notes to the balance sheets were available to be issued.

On June 25, 2023, the Company entered into an amendment to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) to provide for the reclassification of a number of membership units of Falcon necessary to meet initial listing requirements and clarify earnout targets. FAST Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon, the Company and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, entered into the Merger Agreement on January 31, 2023, which amended and restated that certain Agreement and Plan of Merger, dated July 11, 2022 (as amended by that certain Amendment No. 1, dated September 13, 2022).

On June 23, 2023, Falcon entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisitions, LLLP (“Infinite Acquisitions”) (as so amended, the “Credit Agreement”), pursuant to which (i) the Company joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) the Company, Falcon and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause the Company to exchange such Debt Transferee’s Transferred Debt for shares of the Company’s Series A Preferred Stock at the Acquisition Merger Closing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of
Falcon’s Beyond Global, LLC

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Falcon’s Beyond Global, LLC and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, cash flows, and members’ equity for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has material commitments to fund its share of additional investments in its unconsolidated joint ventures and is reliant upon its members to provide future financing, through debt or equity, to fund its working capital needs, contractual commitments and expansion plans. The Company incurred operating losses and had negative operating cash flows for the year ended December 31, 2022. These factors give rise to substantial doubt about its ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Tampa, Florida

May 15, 2023 (June 28, 2023, as to the effects of the membership unit recapitalization described in Note 18)

We have served as the Company’s auditor since 2021.

FALCON’S BEYOND GLOBAL, LLC
CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars)

	As of December 31, 2022	As of December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$8,366	$3,091
Accounts receivable, net ($489 and $97 related party as of December 31, 2022 and 2021, respectively)	3,309	2,329
Contract assets ($1,680 and $133 related party as of December 31, 2022 and 2021, respectively)	2,692	432
Inventories	407	610
Deferred transaction costs	1,842	—
Other current assets	842	543
Total current assets	17,458	7,005
Investments and advances to unconsolidated joint ventures	71,979	46,037
Related party notes, less current portion	—	309
Operating lease right-of-use assets ($709 and $742 related party as of December 31, 2022 and 2021, respectively)	1,003	768
Finance lease right-of-use assets ($570 and $636 related party as of December 31, 2022 and 2021, respectively)	582	676
Property and equipment, net	802	791
Intangible assets, net	8,304	7,399
Goodwill	11,471	11,471
Other non-current assets	671	45
Total assets	$112,270	$74,501

Liabilities and members’ equity
Current liabilities:
Accounts payable	$4,626	$465
Accrued expenses and other current liabilities ($737 and $130 related party as of December 31, 2022 and 2021, respectively)	3,990	1,827
Contract liabilities ($600 and $2,315 related party as of December 31, 2022 and 2021, respectively)	1,296	2,550
Current portion of long-term debt ($5,607 and $537 related party as of December 31, 2022 and 2021, respectively)	7,408	2,110
Total current liabilities	17,320	6,952
Operating lease liability, net of current portion ($675 and $709 related party as of December 31, 2022 and 2021, respectively)	849	709
Other long-term payables	—	70
Long term debt, net of current portion ($20,124 and $30,995 related party as of December 31, 2022 and 2021, respectively)	25,737	38,758
Total liabilities	$43,906	$46,489

Commitments and contingencies – note 15

Members’ equity
Members’ capital	$94,201	$35,992
Accumulated deficit	(24,147)	(6,719)
Accumulated other comprehensive loss	(1,690)	(1,261)
Total members’ equity	$68,364	$28,012
Total liabilities and members’ equity	$112,270	$74,501

See accompanying notes to consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands of U.S. dollars, except unit and per unit data)

	Year ended December 31, 2022	Year ended December 31, 2021
Revenue ($5,848 and $2,249 related party as of December 31, 2022 and 2021, respectively)	$15,950	$6,071
Expenses:
Project design and build expense	11,344	4,051
Selling, general and administrative expense	18,439	8,227
Research and development expense	2,771	—
Employee retention credits	—	(660)
Payroll protection loan forgiveness	—	(188)
Depreciation and amortization expense	737	584
Loss from operations	(17,341)	(5,943)
Share of gain (loss) from unconsolidated joint ventures	1,513	(2,418)
Interest expense	(1,113)	(687)
Loss on disposal of assets	(9)	—
Foreign exchange transaction loss	(478)	(418)
Net loss	$(17,428)	$(9,466)

Net loss per unit, basic and diluted	(0.34)	(0.21)
Weighted average units outstanding, basic and diluted	51,962,184	45,571,148

Comprehensive loss:
Net loss	$(17,428)	$(9,466)
Foreign currency translation gain (loss)	(429)	(1,658)
Total other comprehensive gain (loss)	(429)	(1,658)
Total comprehensive loss	$(17,857)	$(11,124)

See accompanying notes to consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands U.S. dollars)

	Year ended December 31, 2022	Year ended December 31, 2021
Cash flows from operating activities
Net loss	$(17,428)	$(9,466)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	737	584
Deferred loss on sales to unconsolidated joint ventures	(174)	(32)
Foreign exchange transaction loss	484	418
Share of (gain)/loss from unconsolidated joint ventures	(1,513)	2,418
Loss on disposal of fixed assets	9	—
Changes in assets and liabilities:
Accounts receivable, net ($(392) and $(78) related party as of December 31, 2022 and 2021, respectively)	(986)	(1,534)
Other current assets	(453)	(216)
Inventories	203	—
Contract assets ($(1,547) and $(133) related party as of December 31, 2022 and 2021, respectively)	(2,228)	(189)
Capitalization of ride media content	(1,250)	(573)
Deferred transaction costs	(1,842)	—
Other non-current assets	(126)	—
Accounts payable	4,305	(70)
Accrued expenses and other current liabilities ($604 and $130 related party as of December 31, 2022 and 2021 respectively)	2,296	619
Other long-term payables	(70)	(30)
Contract liabilities ($(1,715) and $(577) related party as of December 31, 2022 and 2021, respectively)	(1,254)	511
Net cash used in operating activities	(19,290)	(7,560)
Cash flows from investing activities
Purchase of property and equipment	(320)	(115)
Investments and advances to unconsolidated joint venture	(25,790)	(12,562)
Principal payments on notes receivable	349	—
Advances to related party	(500)	—
Proceeds from cancellation of subscription agreement with unconsolidated joint venture	—	2,263
Acquisition of Treehouse and National, cash acquired	—	2,107
Net cash used in investing activities	(26,261)	(8,307)
Cash flows from financing activities
Principal payment on finance lease obligation	(185)	(77)
Proceeds from debt – related party	7,250	12,785
Repayment of debt – related party	(138)	(135)
Proceeds from related party credit facilities	7,200	5,893
Repayment of related party credit facilities	—	(1,034)
Repayment of debt – third party	(1,455)	(150)
Deemed equity contribution	—	574
Equity contributions	38,209	—
Net cash provided by financing activities	50,881	17,856
Net increase in cash and cash equivalents	5,330	1,989
Foreign exchange impact on cash	(55)	(64)
Cash and cash equivalents – beginning of period	3,091	1,166
Cash and cash equivalents at end of year	$8,366	$3,091
Supplemental disclosures:
Cash paid for interest	$606	$701
Non-cash activities:
Debt to equity conversion – principal (See note 10)	19,846	—
Debt to equity conversion – accrued interest (See note 10)	154
Acquisition of business through issuance of shares (See note 3)	—	18,284

See accompanying notes to consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(in thousands of U.S. dollars)

	Units	Net parent investment	Members’ capital	Accumulated deficit	Accumulated other comprehensive Loss	Members’ equity
December 31, 2020	34,086,267	$19,177	$—	$—	$—	$19,177
Net loss attributable to parent prior to reorganization	—	(2,747)	—	—	—	(2,747)
Foreign currency translation loss prior to reorganization	—	(397)	—	—	—	(397)
Reclassification to member’s capital	—	(16,033)	16,033	—	—	—
Contributed equity	17,040,576	—	19,385	—	—	19,385
Deemed equity contribution	—	—	574	—	—	574
Net loss	—	—	—	(6,719)	—	(6,719)
Foreign currency translation loss	—	—	—	—	(1,261)	(1,261)
December 31, 2021	51,126,843	$—	$35,992	$(6,719)	$(1,261)	$28,012
Units issued	2,203,535	—	38,209	—	—	38,209
Units issued, debt to equity conversion (See Note 10)	1,153,411	—	20,000	—	—	20,000
Net loss	—	—	—	(17,428)	—	(17,428)
Foreign currency translation gain (loss)	—	—	—	—	(429)	(429)
December 31, 2022	54,483,789	$—	$94,201	$(24,147)	$(1,690)	$68,364

See accompanying notes to consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

1.      Description of business and basis of presentation

Falcon’s Beyond Global, LLC (“Falcons” or the “Company”) was formed on April 22, 2021, in the state of Florida, for the purpose of acquiring the outstanding membership units of Katmandu Group, LLC and its subsidiaries (“Katmandu”), Falcon’s Treehouse, LLC and its subsidiaries (“Treehouse”) and Falcon’s Treehouse National, LLC (“National”). On April 30, 2021, The Magpuri Revocable Trust, owners of Treehouse and National, and Katmandu Collections, LLLP, (“Collections”) owners of Katmandu, entered into a Consolidation Agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in Treehouse and National in exchange for 33.33% of the membership interests of Falcons, and Collections contributed 100% of its ownership in Katmandu in exchange for 66.67% of the membership interests of Falcons. In June 2022, Katmandu Collections, LLLP was renamed Infinite Acquisitions, LLLP (“Infinite Acquisitions”).

Katmandu has been deemed the accounting acquiror of Treehouse and National using the acquisition method of accounting in accordance with Accounting Standards Codifications (“ASC”) 805, Business Combinations (“ASC 805”). Accordingly, the accompanying consolidated financial statements of the Company reflect the historical financial position, results of operations and cash flows of Katmandu from January 1, 2021 and the acquisition of Treehouse and National on April 30, 2021. Refer to Note 3 — Business combination for further information.

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). All intercompany balances and transactions have been eliminated in the consolidation.

The Company has been engaged in expanding its physical operations through its unconsolidated joint ventures, developing new product offerings, raising capital and recruiting personnel. As a result, the Company has incurred a loss from operations of $17.3 million for the year ended December 31, 2022, accumulated deficit of $24.1 million as of December 31, 2022, and negative cash flows from operating activities of $19.3 million for the year ended December 31, 2022. Accordingly, the Company performed an evaluation of its ability to continue as a going concern through at least twelve months from the date of the issuance of these consolidated financial statements under ASC 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”.

The Company has committed to fund its share of additional investment in its unconsolidated joint venture, Sierra Parima S.A.S. (“Sierra Parima”), for the purpose of completion of construction of the Katmandu Park and Entertainment Center located in Punta Cana, Dominican Republic and unconsolidated joint venture, Karnival TP- AQ Holdings Limited (“Karnival”), for the purpose of constructing the VAquarium Entertainment Centers in the People’s Republic of China. See Note 15 — Commitments and contingencies. The Company’s development plans, and investments have been funded by a combination of debt and committed equity contributions from its members, and the Company is reliant upon its members for obtaining additional financing through debt or equity raises to fund its working capital needs, contractual commitments, and expansion plans. Subsequent to December 31, 2022, the Company has incurred and is expected to incur material amounts of expenses in relation to its external advisors, accountants, legal costs, in relation to its S-4 filing. The Company received additional private placement funds and a subscription subsequent to the date of these consolidated financial statements, see Note 18. There can be no assurance that the additional capital or financing raises, if completed, will provide the necessary funding for the next twelve months from the date these consolidated financial statements will be issued. If adequate funds are not available to the Company on a timely basis the Company may be required to delay, limit, reduce or terminate certain commercial efforts or expansion strategies. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

1.      Description of business and basis of presentation (cont.)

The Company provides a full range of theme park design, master planning and experiential technologies for customers in the entertainment and attraction industry through its Falcon’s Creative Group reportable segment and develops and co-owns resort and theme park attractions through its Destinations Operations, Producciones de Parques, S.L. (“PDP”) and Sierra Parima reportable segments. See Note 16 — Segment information and Note 8 — Investments and advances to unconsolidated joint ventures.

Impact of global Covid-19 pandemic

The Covid-19 pandemic had a material negative impact on the tourism, entertainment and attraction industry driven by worldwide restrictions on travel and public gatherings. The Company’s business was impacted by delays in new and planned development spend by end customers beginning in March 2020 and continuing into 2022. The Company has taken steps in response to the decline in revenues including taking advantage of government funding through the Employee Retention Credits and Payroll Protection Program loans, deferral of discretionary spending and securing additional capital via loans from its members. The results of the Company’s unconsolidated joint ventures, which include our hotel and theme park operations, were also negatively impacted by temporary closures of properties, limited operations, decreased demand due to public health concerns associated with the pandemic and restrictions on international travel and group gatherings. The resorts and theme park operated within the unconsolidated joint ventures took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2021 and 2022 include, but were not limited to i) elimination or deferral of all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening, ii) reduce or defer capital expenditures starting in March 2020, including a one year postponement in the commencement of construction of a new theme park located in Punta Cana, Dominican Republic, and iii) negotiating deferral of loan repayment.

2.      Summary of significant accounting policies

Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting periods. The Company has prepared the estimates using the most current and best available information that are considered reasonable under the circumstances. However, actual results may differ materially from those estimates. Accounting policies subject to estimates include, but are not limited to, inputs used to recognize revenue over time, inventory valuation, fair value of assets and liabilities acquired in relation to a business combination, deferred tax valuation allowances, and the valuation and impairment testing of goodwill and investments in unconsolidated joint ventures.

Cash and cash equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less as cash equivalents.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of Cash and cash equivalents and Accounts receivable. The Company places its Cash and cash equivalents with financial institutions of high credit quality. At times, such amounts exceed federally insured limits. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers in the normal course of business from customers located both inside and outside the United States. The carrying amount of current Accounts receivable is stated at cost. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary as well as requires deposits for most contracts. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of Accounts receivable that will not be fully collected. The allowance is based on the assessment of the following factors: customer creditworthiness, historical payment experience, age of outstanding accounts receivable and any applicable collateral. The Company had $29 thousand and $0 allowance for doubtful accounts as of December 31, 2022 and 2021, respectively.

The Company has two customers in FCG (“Falcon’s Creative Group”) segment with revenues greater than 10% of total revenue, approximately $8.9 million for one customer and $4.8 million for the second customer, for the year ended December 31, 2022. Accounts receivable balance for the two customers totaled $2.6 million (77% of total Accounts receivable) as of December 31, 2022. The Company has three customers with revenues greater than 10% of total revenue, approximately $2.0 million for one customer and $1.0 million for each of the other two customers, for the year ended December 31, 2021. Accounts receivable balances with these three customers totaled $1.5 million (63% of total Accounts receivable) as of December 31, 2021.

Inventories

Inventories consist of theme park ride vehicles that are valued at the lower of cost or net realizable value. Cost is calculated on a first-in, first-out (“FIFO”) basis. Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale. The Company reviews its inventories for obsolescence and any such inventories are written down to net realizable value. There were no adjustments to net realizable value of inventories as of both December 31, 2022 and 2021.

Property and equipment, net

Property and equipment is stated at historical cost, net of accumulated depreciation and impairment losses. Expenditures that materially increase the life of the assets are capitalized. Routine repairs and maintenance are expensed as incurred. When an item is retired or sold, the cost and applicable accumulated depreciation are removed, and any resulting gain or loss is recognized in the consolidated Statements of Operations and Comprehensive Loss.

Depreciation is calculated on a straight-line basis over the estimated useful life of the asset using the following terms:

Equipment	3 – 5 years
Furniture	7 years
Leasehold improvements	Lesser of lease term or asset life

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

Leases

The Company evaluates leases at the commencement of the lease to determine the classification as an operating or finance lease. A right-of-use (“ROU”) asset and corresponding lease liability are recorded at lease commencement. Operating and finance lease liabilities are recognized based on the present value of minimum lease payments over the remaining expected lease term. Lease expenses related to operating leases are recognized on a straight-line basis as a component of Selling, general and administrative expense in the consolidated Statements of Operations and Comprehensive Loss. Amortization expense and interest expense related to finance leases are included in Depreciation and amortization expense and Interest expense, respectively, in the consolidated Statements of Operations and Comprehensive Loss.

Deferred transaction costs

Costs incurred in connection with preparation for the public offering will be reclassified to additional paid-in capital as a reduction to the gross proceeds received upon completion of the public offering or charged to operations if the public offering is not completed.

Goodwill and Intangible assets

Goodwill represents the excess of purchase consideration over the fair value of identifiable assets acquired and liabilities assumed when a business is acquired. The Company initially records its intangible assets at fair value. Definite lived intangible assets consist of customer relationships, trademarks, licenses, and media content which are amortized over their estimated useful lives. See Note 3 — Business combinations and Note 7 — Intangible assets, net.

Goodwill is not amortized, but instead reviewed for impairment at least annually during the fourth quarter, or more frequently if circumstances indicate that the value of goodwill may be impaired. The impairment analysis of goodwill is performed at the reporting unit level. A qualitative assessment is first conducted to determine whether it is more likely than not that the fair value of the applicable reporting unit exceeds the carrying value taking into consideration significant events, and changes in the overall business environment or macroeconomic conditions. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We recognize an impairment on goodwill if the estimated fair value of a reporting unit is less than its carrying value, in an amount not to exceed the carrying value of the reporting unit’s goodwill. There were no changes to goodwill and no goodwill impairment charges recognized during the years ended December 31, 2022 and 2021.

The Company reviews definite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these amortizing intangible assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then the assets are written down to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets. There were no impairment losses recognized for definite lived intangible assets for the years ended December 31, 2022 and 2021.

Ride Media Content

Ride Media Content (“RMC”) consists of themed audio and visual content following a storyline that is displayed to guests while in the queue and during the ride. The same RMC can be deployed on rides of a similar nature. The Company earns a fixed annual fee for licensing the right to use the RMC to customers.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

In accordance with ASC 926-20, the Company capitalizes costs to produce the RMC, including direct production costs and production overhead. The RMC is expected to be predominantly monetized individually, as the RMC is not expected to be monetized with other films or license agreements. The predominant monetization strategy is determined when capitalization of production costs commences and is reassessed if there is a significant change to the expected future monetization strategy.

For RMC that is predominantly monetized on an individual basis, the Company uses a computation method to amortize capitalized production costs on the ratio of the RMC’s current period revenues to its estimated remaining ultimate revenue (i.e., the total revenue to be earned in the RMC’s remaining life cycle.) The RMC is typically licensed for a 10-year period with a fixed annual fee. Amortization begins when the RMC is first deployed and starts generating revenue.

Unamortized RMC costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of the RMC may be less than its unamortized costs. If the carrying value of an individual RMC exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference. For content that is predominately monetized individually, the Company utilizes estimates including ultimate revenues and additional costs to be incurred (including marketing and distribution costs), in order to determine whether the carrying value of the RMC is impaired.

Owned RMC is presented as a noncurrent asset within Intangible assets, net. Amortization of RMC assets is primarily included in Depreciation and amortization expense in the consolidated Statements of Operations and Comprehensive Loss.

Subsequent to the filing of the 2021 consolidated financial statements, the Company identified a misclassification resulting in an understatement of cash flows used in operations and an overstatement of cash flows used in investing activities of $0.6 million, which has been corrected in the accompanying 2021 consolidated Statements of Cash Flows.

Recoverability of Other long-lived assets

The Company’s other long-lived assets consist primarily of property and equipment and lease ROU assets. The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. For property and equipment and lease ROU assets, the Company compares the estimated undiscounted cash flows generated by the asset or asset group to the current carrying value of the asset. If the undiscounted cash flows are less than the carrying value of the asset, then the asset is written down to fair value. There were no impairment losses recognized for other long-lived assets as of both December 31, 2022 and 2021.

Investments and advances to unconsolidated joint ventures

The Company uses the equity method to account for investments in corporate joint ventures when we have the ability to exercise significant influence over the operating decisions of the joint venture. Such investments are initially recorded at cost and subsequently adjusted for our proportionate share of the net earnings or loss of the investee, which is reported in Share of (gain) loss from equity method investments in the consolidated Statements of Operations and Comprehensive Loss. Dividends received, if any, from these joint ventures reduce the carrying amount of our investment.

The Company monitors the equity method investments for impairment and records reductions in their carrying value if the carrying amount of an investment exceeds its fair value. An impairment charge is recorded when such impairment is deemed to be other-than-temporary. To determine whether an impairment is other-than-temporary, we consider our ability and intent to hold the investment until the carrying amount is fully recovered. There were no impairment losses recognized for investments in unconsolidated joint ventures during the years ended December 31, 2022 and 2021.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

Revenue recognition

Falcon’s Creative Group

Based on the specific analysis of its contracts, the Company has determined that its contracts are subject to revenue recognition in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Recognition under the ASC 606 five-step model involves (i) identification of the contract, (ii) identification of performance obligations in the contract, (iii) determination of the transaction price, (iv) allocation of the transaction price to the previously identified performance obligations, and (v) revenue recognition as the performance obligations are satisfied.

During step one of the five step model, the Company considers whether contracts should be combined or separated, and based on this assessment, the Company combines closely related contracts when all the applicable criteria are met. The combination of two or more contracts requires judgment in determining whether the intent of entering into the contracts was effectively to enter into a single contract, which should be combined to reflect an overall profit rate. Similarly, the Company may separate an arrangement, which may consist of a single contract or group of contracts, with varying rates of profitability, only if the applicable criteria are met. Judgment is involved in determining whether a group of contracts may be combined or separated based on how the arrangement and the related performance criteria were negotiated. The conclusion to combine a group of contracts or separate a contract could change the amount of revenue and gross profit recorded in a given period.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when the performance obligation is satisfied. The Company’s contracts with customers do not include a right of return relative to delivered products. In certain cases, contracts are modified to account for changes in the contract specifications or requirements. In most instances, contract modifications are accounted for as part of the existing contract. Certain contracts with customers have options for the customer to acquire additional goods or services. In most cases, the pricing of these options are reflective of the standalone selling price of the good or service. These options do not provide the customer with a material right and are accounted for only when the customer exercises the option to purchase the additional goods or services. If the option on the customer contract was not indicative of the standalone selling price of the good or service, the material right would be accounted for as a separate performance obligation.

A significant portion of the Company’s revenue is derived from master planning and design contracts, media production contracts and turnkey attraction contracts. The Company accounts for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements, these changes are not accounted for until they meet the requirements noted above. Each promised good or service within a contract is accounted for separately under the guidance of ASC 606, if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation. The Company has concluded that its service contracts generally contain a single performance obligation given the interrelated nature of the activities which are significantly customized and not distinct within the context of the contract.

Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not generally contingent on performance or any other criteria.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the planning, design, and development of attractions. Revenue is recognized over time (versus point in time recognition), as the Company’s performance

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These are primarily fixed-price contracts.

For long-term contracts, the Company typically recognizes revenue using the input method, using a cost-to-cost measure of progress. The Company believes that this method represents the most faithful depiction of the Company’s performance because it directly measures value transferred to the customer. Contract estimates are based on various assumptions to project the outcome of future events that may span several years. These assumptions include, but are not limited to, the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed; the cost and availability of materials; the availability of subcontractor services and materials; and the availability and timing of funding from the customer. The Company bears the risk of changes in estimates to complete on a fixed-price contract, which may cause profit levels to vary from period to period. For over time contracts, the Company recognizes anticipated contract losses as soon as they become known and estimable.

Accounting for long-term contracts requires significant judgment relative to estimating total costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component. At contract inception, the Company also expects that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all of their obligations under the contract.

Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of Contract assets and liabilities. Contract assets represent revenue recognized in excess of amounts invoiced to the customer and the right to payment is not subject to the passage of time. Contract liabilities are presented on the Company’s consolidated Balance Sheets and consist of billings in excess of revenues. Billings in excess of revenues represent milestone billing contracts where the billings of the contract exceed recognized revenues.

Destinations Operations

The principal sources of revenues for the Destinations Operations segment are resort and theme park management and incentive fees. Resort and theme park management and incentive fees are based on a percentage of revenues and profits, respectively earned by the theme parks during the corresponding period. See Note 4 — Revenue.

Selling, general and administrative expenses

Our Selling, general and administrative expenses include payroll, payroll taxes and benefits for non-project related employee salaries, taxes, and benefits as well as technology infrastructure, marketing, occupancy, finance and accounting, legal, human resources, and corporate overhead expenses. Our Selling, general and

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

administrative expenses include $8.3 million and $1.2 million for the years ended December 31, 2022 and 2021, respectively, of third-party accounting and legal costs related to the preparation of the Company’s public offering, as well as costs incurred related to the acquisition of Treehouse and National.

Research and development expenses

Research and development expenses primarily consist of third-party vendor costs involved in research and development activities related to the development of new products. Research and development expenses are expensed in the period incurred.

Income taxes

The Company is considered a partnership for US income tax purposes, and therefore, its members are subject to tax on the Company’s income. The consolidated financial statements do not include a provision for federal or state income tax expense or benefit arising from net income or loss reported in the Statements of Operations and Comprehensive Loss for these entities as the taxable income or loss is included in the tax returns of the Company’s members. The Company’s foreign subsidiaries are subject to income taxes in their local jurisdiction. For these taxable entities, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted income tax rates and laws that are expected to be in effect when the temporary differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some or all of the deferred tax assets will not be realized. The calculation of the tax liabilities involves dealing with uncertainties in the application of complex tax regulations. If it is more likely than not that the tax position will not be sustained on audit, an uncertain tax position is recorded. The Company re-evaluates these uncertain tax positions on a quarterly basis.

Business combinations

The Company accounts for its acquisitions in accordance with ASC 805. The Company initially allocates the purchase price of an acquisition to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of consideration recorded as goodwill. The results of operations of acquisitions are included in the consolidated financial statements from the date of acquisition. Costs incurred to complete the business combination, such as legal and other professional fees are not considered part of the transaction consideration and are expensed as incurred to Selling, general and administrative expense in the consolidated Statements of Operations and Comprehensive Loss.

Fair value measurement

The Company accounts for certain of its financial assets and liabilities at fair value. The Company uses the following three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date.

Level 1	—	Quoted prices for identical instruments in active markets.
Level 2	—

Quoted prices for similar instruments in active markets, quoted prices for similar instruments in markets that are not active; and model-derived valuations in which significant inputs and value drivers are observable in active markets.

Level 3	—

Valuations derived from valuation techniques in which one or more significant inputs or value drivers are unobservable and include situations where there is little, if any, market activity for the asset or liability.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risk inherent in valuation techniques, transfer restrictions and credit risks. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with investing in those financial instruments.

The carrying amounts of Cash and cash equivalents, Accounts receivables, Accounts payable and Accrued expenses and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amounts of finance leases are discounted to approximate fair value.

Translation of foreign currencies

The functional currency for the Company’s foreign operations is the applicable local currency. The Company translates assets and liabilities of subsidiaries with a functional currency other than the U.S. dollar using the applicable exchange rate as of the consolidated Balance Sheets dates and the results of operations and cash flows at the average exchange rates during the corresponding reporting period. Gains and losses resulting from the translation of these foreign currencies into US dollars are recorded in foreign currency translation adjustments in the consolidated Statements of Operations and Comprehensive Loss. Transactional gains and losses and the re-measurement of foreign currency denominated assets and liabilities held in non-functional currency of the underlying entity are included in foreign currency transaction gain (loss) and in Foreign currency translation gain (loss) in the consolidated Statements of Operations and Comprehensive Loss respectively.

Related party transactions

Related parties are comprised of i) parties which have the ability, directly or indirectly, to control or exercise significant influence over the other party in making financial and operating decisions, and ii) parties under common control. Transactions where there is a transfer of resources or obligations between related parties are disclosed or referenced in Note 12 — Related party transactions.

Net income (loss) per unit

Basic and diluted net loss per unit is computed by dividing net loss applicable to unit holders by the weighted average number of units outstanding for the period.

Reclassifications

The Company reclassified certain amounts in the prior year to conform with the current year’s presentation.

Recently issued accounting standards

In October 2021, the FASB issued Accounting Standards Update (“ASU”) No 2021-08, Business Combinations (Topic 805) — Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this update address diversity in practice and inconsistency related to recognition of an acquired contract liability and the effect of payment terms on subsequent revenue recognition for the acquirer. This update was adopted by the Company effective January 1, 2021 and applied to the acquisition of Treehouse and National.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. This amendment serves to simplify the accounting for income taxes by removing certain exceptions to the general principles in ASC Topic 740, Income Taxes. The amendment also improves the consistent application of ASC Topic 740 by clarifying and amending existing guidance. This amendment is effective for years beginning after December 15, 2020, with early adoption permitted. The Company’s adoption of this ASU, effective January 1, 2021, had no impact to the consolidated financial statements.

Effective January 1, 2020, the Company adopted ASU 2016-02 Leases (Topic 842) which replaced existing guidance with comprehensive lease measurement and recognition guidance and expanded disclosure requirements. This guidance required lessees to recognize on the balance sheets a liability based on the present value of minimum lease payments and a corresponding right-of-use asset. All of the Company’s leases were acquired in the business combination with Falcon’s Treehouse and Falcon’s Treehouse National on April 30, 2021, and were recognized in accordance with the provisions of ASC 842. Therefore, no other impact to the Company upon adoption of this standard.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard amends several aspects of the measurement of credit losses on consolidated financial statements, including trade receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The standard will become effective for the Company for financial statements periods beginning after December 15, 2022. The Company is currently evaluating the impact this guidance will have on its financial statements and disclosures.

3.      Business combination

On April 30, 2021, the Company acquired 100% of the equity interests of Treehouse and National for the total purchase consideration of $20.4 million, which includes extinguishment of a preexisting asset and issuance of 33.33% of the membership interests in Falcons valued at $19.4 million. The fair value of the purchase price was determined through a valuation of Katmandu, Treehouse and National, the entities contributed to Falcons. Treehouse and National bring a fully integrated entertainment development and operations enterprise specializing in intellectual property expansion across global markets through entertainment content, consumer products, themed destinations and beyond complementing the Company’s theme park, resort and experience business.

Purchase price allocation

In accordance with ASC 805, Business Combinations, Katmandu was determined to be the accounting acquirer primarily based on Katmandu Collections, LLLP’s controlling financial interest in the Company subsequent to the business combination. As such, the Company applied the acquisition method of accounting to the identifiable assets and liabilities of Treehouse and National, which have been measured at estimated fair values as of the acquisition date, with the excess of the deemed purchase consideration over the fair value of net assets acquired recorded as goodwill.

Treehouse and National’s assets and liabilities were measured at estimated fair values at April 30, 2021, primarily using Level 3 inputs. Estimates of fair value represent management’s best estimate of assumptions about future events and uncertainties, including significant judgments related to future cash flows, discount rates, competitive trends, margin and revenue growth assumptions. Inputs used were generally obtained from historical data supplemented by current and anticipated market conditions and growth rates.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

3.      Business combination (cont.)

The following table summarizes the allocation of consideration to the identifiable assets acquired and liabilities assumed by the Company, with the excess of purchase price over the fair value of Treehouse and National’s net assets recorded as goodwill.

Fair value of consideration	$20,391

Fair value of net assets acquired
Cash	$2,107
Accounts receivable	771
Accounts receivable – related party	2,269
Inventories	610
Other current assets	130
Notes receivable	573
Property and equipment	952
Finance lease – right of use asset	721
Operating lease – right of use asset	818
Other non-current assets	43
Intangible assets:
Customer relationships	1,100
Tradenames and trademarks	2,800
Developed technology	1,500
Goodwill	11,471
Accounts payable and accrued expenses	(1,589)
Contract liabilities, net	(1,796)
Lease liabilities – operating	(818)
Lease liabilities – finance	(1,271)
Total fair value of net assets acquired	$20,391

Accounts receivable, Accounts receivable — related party, Other current assets, Other non-current assets and Accounts payable and accrued expenses were valued at the existing carrying values as they approximated the estimated fair value of those items at the acquisition date.

In September 2019, National entered into a subscription agreement to acquire units of Katmandu Ventures, LLC a party related to Collections. As of April 30, 2021, Falcon’s had acquired 94.12 units at a cost of $25 thousand per unit. Concurrent with the business combination with Falcon, Katmandu Ventures, LLC canceled the subscription agreement with National and refunded the investment of $2.3 million at cost subsequent to the acquisition date. No gain or loss was recorded upon cancelation of the subscription agreement. The balance refunded during the year ended December 31, 2022, was included in Accounts receivable in the fair value of the assets acquired, and liabilities assumed for the combined Treehouse and National businesses as of the acquisition.

Inventories were valued at the estimated selling price of the inventory, adjusted for costs to complete the product, costs of disposal and a reasonable profit allowance using the Company’s projected profit margins for the corresponding product.

Property and equipment was valued using replacement cost approach adjusted for the age and condition of the asset.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

3.      Business combination (cont.)

Tradenames and trademarks and Developed technology fair values were determined using the relief from royalty method, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used was determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets. Tradenames and trademarks and Developed technology are expected to have an estimated useful life of 20 years and 15 years, respectively.

Customer relationships represent the existing relationships with Treehouse and National customers. The fair value was determined using a multi-period excess earnings method which involves isolating the net earnings attributable to the asset being measured based on the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. The economic useful life of 10 years was determined based on historical customer attrition rates.

Lease liabilities relate to corporate facilities and warehouses which were remeasured at the estimated present value of the future minimum lease payments over the remaining lease term and the incremental borrowing rate of the Company as if the acquired leases were new leases as of the acquisition date. ROU assets are equal to the amount of the lease liability at the acquisition date adjusted for any off-market terms of the lease. The remaining lease term is based on the remaining term at the acquisition plus any renewal or extension options that the Company is reasonably certain will be exercised.

Goodwill represents the excess of the consideration for the acquisition over the fair value of net assets acquired. The estimated goodwill recognized is attributable primarily to the combined value of the organizational talent and expertise of the acquired businesses and the expected synergies the Company expects to generate from the acquisition, including the expansion of intellectual property and corporate efficiencies. Goodwill arising from the acquisition is included in the Falcon’s Creative Group reportable segment.

For the year ended December 31, 2021, revenue of $6.9 million, project design and build expenses of $4.6 million, and segment losses of $0.3 million were included in the consolidated Statements of Operations and Comprehensive Loss pertaining to the businesses acquired before elimination of intercompany transactions. Acquisition related costs (less than $0.1 million) associated with the businesses acquired were expensed as incurred within Selling, general and administrative expense in the consolidated Statements of Operations and Comprehensive Loss.

Proforma information (unaudited)

The following pro forma information assumes the April 30, 2021 acquisition occurred as of January 1, 2021. The pro forma information contains the actual operating results of the acquired business combined with the results for the period from January 1, 2021 to the acquisition date. In addition, the proforma information includes incremental depreciation and amortization expense related to intangible assets acquired as if the business combination occurred as of the beginning of the year immediately preceding the acquisition. The unaudited proforma financial information is not necessarily indicative of the financial results that would have occurred had the business combination been consummated as of the date indicated, nor is it indicative of any future results.

Year ended December 31, 2021
Revenue	$8,437
Net loss	9,411

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

4.      Revenue

Disaggregated components of revenue for the Company for the years ended December 31, 2022 and 2021 are as follows:

	Year ended December 31,
	2022	2021
Media production services	$392	$1,228
Design and project management services	10,963	2,822
Attraction hardware and turnkey sales	4,302	1,848
Other	293	173
Total revenue	$15,950	$6,071

Total related party revenues from services provided to our unconsolidated joint ventures were $5.8 million and $2.2 million for the years ended December 31, 2022 and 2021, respectively.

The following tables present the components of our Accounts receivable and contract balances:

	As of December 31, 2022
	Related party	Other	Total
Accounts receivable, net	$489	$2,820	$3,309
Contract assets	1,680	1,012	2,692
Contract liabilities	(600)	(696)	(1,296)
	As of December 31, 2021
	Related party	Other	Total
Accounts receivable, net	$97	$2,232	$2,329
Contract assets	133	299	432
Contract liabilities	(2,315)	(235)	(2,550)

As of December 31, 2022 the aggregate amount of the transaction price for open contracts allocated to remaining performance obligations was $14.1 million. The Company expects to recognize approximately 90% of its remaining performance obligations as revenue within the next 12 months and the balance thereafter. Revenue recognized for the year ended December 31, 2022 that was included in the contract liability balance as of December 31, 2021 was $2.5 million. Revenue recognized for the year ended December 31, 2021 that was included in the acquisition date April 30, 2021 contract liabilities was $2.9 million.

Geographic information

The Company has contracts with customers located in the United States, Caribbean, Saudi Arabia, Qatar, Vietnam, Rwanda, China, and Spain. The following table presents revenues based on the geographic location of the Company’s customer contracts:

	Year ended December 31,
	2022	2021
Saudi Arabia	$9,759	$1,914
Caribbean	5,222	2,120
USA	93	1,106
Other	876	931
Total revenue	$15,950	$6,071

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

4.      Revenue (cont.)

Destinations Operations

Management and incentive fees of $0.3 million and $0.1 million from our Mallorca, Spain unconsolidated joint venture were recognized in the years ended December 31, 2022 and 2021, respectively.

5.      Property and equipment, net

Property and equipment as of December 31, 2022 and 2021 consisted of the following:

	Year ended December 31,
	2022	2021
Equipment	$1,139	$850
Furniture	169	174
Leasehold improvements	83	65
	1,391	1,089
Accumulated depreciation	(589)	(298)
	$802	$791

Depreciation expense was $0.3 million for each of the years ended December 31, 2022 and 2021.

6.      Leases

The Company’s operating leases primarily consist of real estate property for office and warehouse space, with various terms extending through 2040. The Company has finance leases related to an office, facility and computer equipment. The Company has not subleased any properties.

The Company leases office space from a related party, Penut Productions, LLC (“Penut”), a wholly owned subsidiary of The Magpuri Revocable Trust, under a series of long-term lease agreements. Rental amounts are due monthly, and the Company is responsible for taxes, insurance, and maintenance on the leased locations.

The following table presents the amounts of ROU assets and lease liabilities as of December 31, 2022 and 2021:

	As of December 31, 2022			As of December 31, 2021
	Related party	Other	Total	Related party	Other	Total
Right-of-use assets:
Operating	$709	$294	$1,003	$742	$26	$768
Finance	570	12	582	636	40	676
Total right-of-use assets	$1,279	$306	$1,585	$1,378	$66	$1,444

Lease liabilities
Current:
Operating(1)	$35	$121	$156	$33	$24	$57
Finance(2)	88	5	93	83	28	111
Total current	123	126	249	116	52	168
Non-current:
Operating	675	174	849	709	—	709
Finance(3)	1,001	5	1,006	1,089	10	1,099
Total non-current	1,676	179	1,855	1,798	10	1,808
Total lease liabilities	$1,799	$305	$2,104	$1,914	$62	$1,976

____________

(1)      Included in Accrued expenses and other current liabilities

(2)      Included in current portion of Long-term debt

(3)      Included in the Long-term debt

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

6.      Leases (cont.)

Finance lease assets are reported net of accumulated amortization of $154 thousand and $60 thousand as of December 31, 2022 and 2021 respectively.

The components of lease expense in the consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2022 and 2021 are as follows:

	Year ended December 31, 2022			Year ended December 31, 2021
	Related party	Other	Total	Related Party	Other	Total
Operating lease expense	$81	$86	$167	$54	$31	$85
Finance lease expense:
Amortization of leased assets	61	28	89	44	16	60
Interest on lease liabilities	72	2	74	51	1	52
Total lease expense	$214	$116	$330	$149	$48	$197

Supplemental cash flow information related to leases for the years ended December 31, 2022 and 2021 is as follows:

	Year ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$162	$86
Operating cash outflows from finance leases	74	52
Financing cash outflows from finance leases	111	77
Right-of-use assets obtained in exchange for lease liabilities:
Operating leases	344	—
Finance leases	—	16

In determining the discount rate applied, the Company considered several factors. For certain leases, the Company determined that the discount rate implied in the lease was determinable and was closely aligned with the lessors third party borrowing rate based on the payment terms of the lease which was designed for the lease payments to cover the property owners financing and related costs.

The weighted-average remaining lease terms and discount rates as of December 31, 2022 and 2021, are as follows:

	As of December 31, 2022	As of December 31, 2021
Weighted-average remaining lease term (Years)
Operating leases	10	13.7
Finance leases	13.6	13.9
Weighted-average discount rate
Operating leases	6.90%	6.64%
Finance leases	6.39%	6.28%

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

6.      Leases (cont.)

The annual maturities of the Company’s operating lease liabilities as of December 31, 2022, are as follows:

	Related party	Other	Total
Year ended December 31:
2023	$81	$139	$220
2024	81	114	195
2025	81	72	153
2026	81	—	81
2027	81	—	81
Thereafter	665	—	665
Total future lease commitments	$1,070	$325	$1,395
Less imputed interest	(360)	(30)	(390)
Present value of lease liabilities	$710	$295	$1,005

The annual maturities of the Company’s finance lease liabilities as of December 31, 2022, are as follows:

	Related party	Other	Total
Year ended December 31:
2023	$155	$6	$161
2024	155	5	160
2025	155	—	155
2026	155	—	155
2027	116	—	116
Thereafter	959	—	959
Total future lease commitments	$1,695	$11	$1,706
Less imputed interest	(606)	(1)	(607)
Present value of lease liabilities	$1,089	$10	$1,099

7.      Intangible assets, net

The following table presents the Company’s intangible assets:

	Customer relationships	Tradenames and trademarks	Developed technology	Ride media content	Total
Cost:
As of December 31, 2020	$—	$—	$—	$1,656	$1,656
As of December 31, 2021	$1,100	$2,800	$1,500	$2,229	$7,629
As of December 31, 2022	$1,100	$2,800	$1,500	$3,479	$8,879

Accumulated amortization:
As of December 31, 2020	$—	$—	$—	$—	$—
Amortization expense	73	90	67	—	230
As of December 31, 2021	$73	$90	$67	$—	$230
Amortization expense	110	135	100	—	345
As of December 31, 2022	$183	$225	$167	$—	$575

Carrying amount:
As of December 31, 2020	$—	$—	$—	$1,656	$1,656
As of December 31, 2021	$1,027	$2,710	$1,433	$2,229	$7,399
As of December 31, 2022	$917	$2,575	$1,333	$3,479	$8,304

Weighted average useful life (in years)	10	20	15	10

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

7.      Intangible assets, net (cont.)

The following table presents our estimated future amortization of intangible assets as of December 31, 2022:

Amount
For the years ended December 31,
2023	$1,510
2024	1,510
2025	1,510
2026	350
2027	350
Thereafter	3,074
$8,304

During the year ending December 31, 2023, the Company expects to amortize approximately $1.2 million of the completed, not yet released Ride Media Content, which is monetized on an individual basis.

8.      Investments and advances to unconsolidated joint ventures

The Company accounts for its investments in unconsolidated joint ventures using the equity method of accounting. The Company’s joint ventures are as follows:

i)       PDP is an unconsolidated joint venture with Meliá Hotels International, S.A. (“Meliá Group”) for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. PDP operates a hotel resort and theme park located in Mallorca, Spain and a hotel located Tenerife in the Canary Islands.

ii)      Sierra Parima is an unconsolidated joint venture with Meliá Group for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. Sierra Parima has one theme park under development in Punta Cana in the Dominican Republic. We have concluded that Sierra Parima is a variable interest entity (“VIE”), that we do not have the power to direct the activities that most significantly impact the economic performance of Sierra Parima, as such decisions are taken by the unanimous consent of the representatives of the joint venture partners. We, therefore, do not consolidate Sierra Parima and account for our investment as an equity method investment. The Company advanced $31.8 million and is committed to provide additional funding up to $5.8 million to Sierra Parima as of December 31, 2022, to partially fund construction of the theme park under development. These advances are non-interest-bearing and no repayment terms have been established. The advances provided to Sierra Parima are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Sierra Parima. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $5.8 million as of December 31, 2022.

iii)     On November 2, 2021, the Company entered into a joint venture agreement to acquire a 50% interest in Karnival TP-AQ Holdings Limited (“Karnival”), a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first location is currently under development in Hong Kong. We have concluded that Karnival is a VIE, that we do not have the power to direct the activities that most significantly impact the economic performance of Karnival, as such decision are taken by the unanimous consent of the representatives of the joint venture partners. We, therefore, do not consolidate Karnival and account for our investment as an equity method investment. The Company and its joint venture partner are committed to funding non-interest-bearing advances of $9 million (HKD 69.7 million) each, over a two-year period. As of December 31, 2022, the Company had funded $6.6 million (HKD 51 million). These advances are repayable to the joint venture partners based on a percentage of gross revenues from operations commencing from the first year of operations. The advances provided to Karnival are accounted

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

8.      Investments and advances to unconsolidated joint ventures (cont.)

for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Karnival. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $2.4 million (HKD 18.7 million) as of December 31, 2022.

Investments and advances to unconsolidated joint ventures as of December 31, 2022 and 2021 consisted of the following:

	As of December 31,
	2022	2021
PDP	$23,688	$21,632
Sierra Parima	41,735	24,018
Karnival	6,556	387
	$71,979	$46,037

The Company’s Share of gain or (loss) from equity method investments for the years ended December 31, 2022, and 2021 comprised of:

	Year ended December 31,
	2022	2021
PDP	$3,229	$(1,892)
Sierra Parima	(1,719)	(526)
Karnival	3	—
	$1,513	$(2,418)

The following tables provide summarized balance sheets information for the Company’s unconsolidated joint ventures:

	As of December 31, 2022
	PDP(1)	Sierra Parima	Karnival	Total
Current assets	$9,216	$5,741	$13,102	$28,059
Non-current assets	93,657	58,631	—	152,288
Current liabilities	14,108	47,877	13,095	75,080
Non-current liabilities	41,389	9,155	—	50,544

____________

(1)      The PDP summarized balance sheet information was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of EUR 1.0699 to $1.

	As of December 31, 2021
	PDP(1)	Sierra Parima	Karnival	Total
Current assets	$8,594	$1,408	$769	$10,771
Non-current assets(2)	100,214	32,873	—	133,087
Current liabilities(2)	13,467	14,338	770	28,575
Non-current liabilities	52,077	9,165	—	61,242

____________

(1)      The PDP summarized balance sheet information was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of EUR 1.1342 to $1.

(2)      The table above reflects corrections for typographical errors. Certain typographical errors in the presentation of both the non-current assets and current liabilities total amounts as of December 31, 2021 have been corrected. These revisions had no effect on the amounts or balances presented in relation to the balance sheet as of December 31, 2021.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

8.      Investments and advances to unconsolidated joint ventures (cont.)

The following tables provides summarized statements of operations for the Company’s unconsolidated joint ventures:

	Year ended December 31, 2022
	PDP(1)	Sierra Parima	Karnival	Total
Total revenues	$33,962	$226	$—	$34,188
Loss from operations	2,540	(3,403)	—	(863)
Net income (loss)	6,457	(3,438)	7	3,026

____________

(1)      The PDP summarized statement of operations was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of EUR 1.0520 to $1.

	Year ended December 31, 2021
	PDP(1)	Sierra Parima	Total
Total revenues	$14,072	$155	$14,227
Loss from operations	(3,384)	(996)	(4,380)
Net income (loss)	(3,786)	(1,051)	(4,837)

____________

(1)      The PDP summarized statement of operations was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of EUR 1.1797 to $1.

The results of operations for Karnival for the years ended December 31, 2022 and 2021 were not material for the periods presented and, as such, not included in the table above.

9.      Accrued expenses and other current liabilities

The Company’s Accrued expenses and other current liabilities consisted of:

	As of December 31,
	2022	2021
Accrued payroll and related expenses	$781	$873
Accrued insurance premiums	20	45
Operating lease liabilities, current portion	156	56
Accrued interest	405	98
Project-related accruals	888	749
Audit and professional fees	1,101	—
Other	638	6
	$3,989	$1,827

Accrued expenses and other current liabilities with related parties was $0.7 million and $0.1 million as of December 31, 2022 and 2021 respectively.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

10.    Long-term debt and borrowing arrangements

The Company’s indebtedness as of December 31, 2022 and 2021 consisted of the following:

	2022		2021
	Amount	Interest Rate	Amount	Interest Rate
€2.5 million revolving credit facility (due December 2023)	$2,090	3.00%	$2,216	3.00%
$5 million revolving credit facility (due February 2026)	—	—	3,850	3.50%
$10 million revolving credit facility (due December 2026)	629	2.75%	1,000	2.75%
€1.5 million term loan (due April 2026)	1,344	1.70%	1,701	1.70%
$12.785 million term loan (due December 2026)	12,786	2.75%	12,786	2.75%
€7 million term loan (due April 2027)	5,972	2.88%	7,597	2.00%
$7.25 million term loan (due December 2027)	7,250	3.75%	—	—
$1.975 million term loan (due December 2029)	1,975	3.00%	1,975	3.00%
$8.7 million term loan (due December 2030)	—	—	8,533	3.00%
Finance leases	1,099	6.39%	1,210	6.28%
	33,145		40,868
Less: Current portion of long-term debt	7,408		2,110
	$25,737		$38,758

The Company’s outstanding debt as of December 31, 2022 matures as follows:

Within 1 year	$7,408
Between 1 and 2 years	6,957
Between 2 and 3 years	7,159
Between 3 and 4 years	7,723
Between 4 and 5 years	2,721
Thereafter	1,177
Total	$33,145

As of December 31, 2022, the available capacity under the Company’s revolving credit facilities was

Available Capacity
€2.5 million revolving credit facility (due December 2023)	$584
$10 million revolving credit facility (due December 2026)	9,371
$9,955

€2.5 million revolving credit facility

In December 2019, the Company entered into a €2.5 million revolving credit facility with Collections. This facility, which is subject to an annual fixed interest rate of 3.00% and expires in December 2023.

$5 million revolving credit facility

In January 2021, the Company entered into a $5.0 million revolving credit facility with Collections. This facility, which is subject to an annual fixed interest rate of 3.50%, expires in February 2026. On October 6, 2022, the outstanding balance of $3.9 million was converted as part of the debt-to-equity conversion discussed below.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

10.    Long-term debt and borrowing arrangements (cont.)

$10 million revolving credit facility

In December 2021, the Company entered into a $10.0 million revolving credit facility with Collections. This facility, which is subject to an annual fixed interest rate of 2.75%, expires in December 2026. On October 6, 2022, $7.6 million of the outstanding balance was converted as part of the debt-to-equity conversion discussed below.

€1.5 million term loan

In April 2020, the Company entered into a six-year €1.5 million Institute of Official Credit (ICO) term loan with a Spanish bank, with a fixed interest rate of 1.70%. The loan was interest only for the first twelve months, thereafter principal and interest is payable monthly in arrears.

$12.785 million term loan

In December 2021, the Company entered into a five-year $12.785 million term loan with Collections. The loan bears interest at 2.75% per annum. The loan is interest only for the first twelve months, thereafter principal and interest is payable quarterly in arrears.

€7 million term loan

In March 2019, the Company entered into a seven-year €7 million term loan with a Spanish bank, which was interest only for the first eighteen months, thereafter principal and interest was payable monthly in arrears. In January 2021, the loan was modified and bears interest at six-month Euribor plus 2.00%. Loan is collateralized by the Company’s investment in PDP.

$1.975 million term loan

In June 2019, the Company entered into a ten-year $1.975 million term loan with Collections. The loan bears interest at 3.00% per annum. The loan was interest only for the first 24 months, thereafter principal and interest is payable quarterly in arrears.

$8.7 million term loan

In December 2020, the Company entered in a ten-year $8.7 million term loan with Collections which matures in 2030. The loan bears interest of 3.00% with thirty-year amortization and a balloon payment in December 2030. On October 6, 2022, the outstanding balance of this term loan was converted as part of the debt-to-equity conversion discussed below.

$0.15 million term loan

In May 2020, the Company entered into a $0.15 million Economic Injury Disaster Loan (EIDL) loan. The loan bore interest at 3.75% with interest accruing for the first twelve months. Thereafter principal and interest were payable in equal monthly installments over a thirty-year period. The loan was repaid in full in December 2021.

$7.25 million Term Loan

In December 2022, the Company entered into a five-year $7.25 million term loan with Infinite Acquisitions. The loan bears interest at 3.75% per annum. The loan is interest only for the first twelve months, thereafter principal and interest is payable quarterly in arrears.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

10.    Long-term debt and borrowing arrangements (cont.)

Conversion of debt to equity with Collections

On October 6, 2022, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $20.0 million of the debt owed to Infinite Acquisitions was converted to 2,000,000 Company Financing Units. The Company converted the following debt instruments: $8.5 million outstanding balance on the $8.7 million term loan, $3.9 million outstanding balance on the $5 million revolving credit facility, and $7.6 million of the outstanding balance on the $10 million revolving credit facility.

Finance leases

The Company’s finance leases consist primarily of leases of the Company’s headquarters which are leased from a related party, Penut. See Note 6 — Leases.

11.    Payroll protection loan forgiveness and Employee retention credits

In February 2021, Katmandu received a loan of $0.2 million under the Small Business Administration (“SBA”) Payroll Protection Program as provided for in the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) enacted by the United States Government in March 2020. The loan and accrued interest were fully forgivable, if the loan proceeds were used for eligible purposes including payroll expenses, benefits, rent and utilities as defined in the CARES Act. Katmandu used the proceeds for eligible purposes, and the loans and related accrued interest were forgiven in their entirety. The Company accounted for fully forgiven loans received under the SBA Payroll Protection program using the grant method of accounting, whereby proceeds were recorded as Payroll protection loan forgiveness and the related payroll expenses are presented in Selling, general and administrative expense in the Statements of Operations and Comprehensive Loss.

In 2021, the Company received employee retention credits of $0.7 million under the provisions of the CARES Act, reported as Employee Retention Credits in the Statements of Operations and Comprehensive Loss for the year ended December 31, 2021 as an offset to corresponding costs incurred in Selling, general and administrative expense.

12.    Related party transactions

Related party notes

The Company holds a series of related party notes receivable from Penut, a wholly owned subsidiary of The Magpuri Revocable Trust. Each promissory note bears interest at 4% per year.

As of December 31, 2021, the outstanding balance for each of the Notes receivable is as follows:

February 2010 note	$103
December 2015 note	36
October 2018 note	146
July 2020 note	81
August 2020 note	96
462
Less current portion	(153)
$309

The current portion of notes receivable is included in Other current assets in the consolidated Balance Sheets as of December 31, 2021. On August 30, 2022, Penut repaid the outstanding balances of the notes receivable in full.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

12.    Related party transactions (cont.)

Lease agreements

The Company leases office space from Penut, a wholly owned subsidiary of The Magpuri Revocable Trust. See Note 6 — Leases.

Accrued expenses and other current liabilities

The Company has a short-term advance from PDP to Fun Stuff for $0.4 million euro, repayable within one year of issuance and non-interest bearing.

The Company reimburses certain audit and professional fees on the behalf of PDP and Sierra Parima. There were $0.7 million unpaid audit and professional fees as of December 31, 2022.

Long-term debt

The Company has various long-term debt instruments with Infinite Acquisitions and has accrued interest of $0.4 million as of December 31, 2022 related to these loans.

During the year ended December 31, 2022, the Company converted a portion of debt with Infinite Acquisitions to equity. See Note 10 — Long-term debt and borrowing arrangements.

Services provided to unconsolidated joint ventures

Falcon’s Creative Group has been contracted for various design, master planning, attraction design and hardware sales for themed entertainment offerings by our unconsolidated joint ventures.

Destinations Operations recognizes management and incentive fees from our unconsolidated joint ventures and, prior to the business combination.

See Note 4 — Revenue for amounts recognized during the years ended December 31, 2022 and 2021.

Deemed equity contribution

The Company provided services to Infinite Acquisitions for $0.6 million during the year ended December 31, 2021. The Company recorded this transaction as a deemed equity contribution. Cash received from Infinite Acquisitions is presented on the consolidated Statements of Cash Flows as Cash flows from financing activities.

Advance to Meliá Group

In January 2022, the Company advanced $0.5 million to Meliá Group to be used by Meliá as an earnest money deposit for a potential land acquisition in Playa del Carmen intended for the site of a future hotel and entertainment development. The advance is non-interest bearing and has been classified in Other non-current assets.

National subscription agreement

In September 2019, National entered into a subscription agreement to acquire units of Katmandu Ventures, LLC a party related to Collections. As of April 30, 2021, Falcon’s had acquired 94.12 units at a cost of $25,000 per unit. Concurrent with the business combination with Falcon, Katmandu Ventures, LLC canceled the subscription agreement with National and refunded the investment of $2.3 million at cost subsequent to the acquisition date. No gain or loss was recorded upon cancelation of the subscription agreement. The balance refunded during the year ended December 31, 2022 was included in Accounts receivable in the fair value of the assets acquired, and liabilities assumed for the combined Treehouse and National businesses as of the acquisition.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

13.    Income taxes

For United States tax purposes, the Company is organized as a partnership and not subject to tax at the Company level. For financial reporting purposes, domestic and foreign components of loss before taxes were as follows:

	Year ended December 31,
	2022	2021
Domestic	$(18,311)	$(5,880)
Foreign	883	(3,586)
Loss before income taxes	$(17,428)	$(9,466)

A reconciliation of the provision for income taxes and income taxes using the United States federal statutory rate are as follows:

	Year ended December 31,
	2022	2021
Benefit for income taxes using statutory rate	$3,660	$1,988
Impact of income not subject to entity level taxes	(3,845)	(1,235)
Foreign rate differential	(35)	143
Permanent items	377	(765)
Changes in valuation allowances for deferred tax assets	(157)	(131)
Provision for income taxes	—	—

The components of deferred tax assets were as follows:

	As of December 31, 2022
	2022	2021
Net operating loss carry forward	$465	$218
Other	14	67
Valuation allowance	(479)	(285)
Deferred income taxes	—	—

A full valuation allowance was recorded to offset deferred tax assets which are related to assets in Spain where it is management’s best estimate that there is not a greater than 50 percent probability that the benefit of the assets will be realized in the associated returns. The gross tax operating loss carryforward balance was $1.9 million and $0.9 million as of December 31, 2022 and 2021, respectively, related to international jurisdictions and does not have an expiration date. The Company has not recognized a deferred tax asset on outside basis differences on equity method investments as the deferred tax asset is not expected to be recognized in the foreseeable future.

There were no income taxes paid by the Company for the years ended December 31, 2022 and 2021. The Company did not record any liabilities for uncertain tax positions as of December 31, 2022 and 2021.

14.    Retirement plan

The Company sponsors the Falcon’s Treehouse LLC 401(k) Profit Sharing Plan (“the Plan”) that covers all qualifying employees over 21 years of age and who have completed 3-months of service. The Plan allows participants to contribute up to 100% of their wages into the Plan and allows for discretionary profit-sharing contributions from Treehouse. Participants vest at 20% per year over a five-year vesting period. Discretionary profit-sharing contributions of $0.2 million and $0 million were made in the years ended December 31, 2022 and 2021, respectively.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

15.    Commitments and contingencies

Litigation — The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss. There were no material accruals for legal proceedings or claims as of December 31, 2022 and 2021.

Indemnification — In the ordinary course of business, the Company enters into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of December 31, 2022 and 2021, there were no known events or circumstances that have resulted in a material indemnification liability.

Commitments — The Company and its joint venture partners have committed to fund construction, pre-opening and working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of December 31, 2022 the Company has unfunded commitments of $5.8 million to its unconsolidated joint venture Sierra Parima.

As of December 31, 2022 the Company has unfunded commitments of $2.4 million (HKD 18.7 million) to its unconsolidated joint venture, Karnival.

16.    Segment information

The Company has five operating segments, Falcon’s Creative Group, PDP, Sierra Parima, Destinations Operations and Falcon’s Beyond Brands, all of which are reportable segments. The Company’s Chief Operating Decision Makers are its Executive Chairman and Chief Executive Officer, who review financial information for purposes of making operating decisions, assessing financial performance, and allocating resources. Operating segments are organized based on product lines and, for our location-based entertainment, by geography. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate expenses which include payroll and related benefits for executive, accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses are presented as Unallocated corporate overhead as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. During the year ended December 31, 2022, the Company created a new operating segment, Falcon’s Beyond Brands, which is utilized for the development and commercialization of Company owned and third-party intellectual property through consumer products and media. As the Company did not incur expenses related to the Falcon Beyond Brand division in 2021, there was no impact on the segment reporting for the year ending December 31, 2021.

Falcon’s Creative Group provides master planning, media, interactive and audio production, project management, experiential technology and attraction hardware development services and attraction hardware sales on a work-for-hire model. The results of the Falcon’s Creative Group segment are presented for the eight months ended December 31, 2021 following the business combination with Katmandu. See Note 3 — Business combination. Goodwill of $11.5 million recorded in connection with the business combination is included in the Falcon’s Creative Group reportable segment. Falcon’s Creative Group provides services for projects located worldwide. See Note 4 — Revenue.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

16.    Segment information (cont.)

The Company’s unconsolidated joint ventures, PDP and Sierra Parima develop, own and operate hotels, theme parks and retail, dining and entertainment venues. See Note 8 — Investments and advances to unconsolidated joint ventures. Destinations Operations provides development and management services for themed entertainment to PDP, Sierra Parima and new development opportunities. The Company collectively refers to the Destination Operations, PDP and Sierra Parima as Falcon’s Beyond Destinations.

Reportable segments measure of profit and loss is earnings before interest, taxes, foreign exchange gain (loss) and depreciation and amortization. See Note 12 — Related party transactions for transactions between the Company’s wholly-owned businesses and unconsolidated joint ventures.

	Year ended December 31, 2022
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Falcons Beyond Brands	Intersegment eliminations	Unallocated corporate overhead	Total
		Destination Operations	PDP	Sierra Parima
Revenue	$17,460	$293	$—	$—	$—	$(1,803)	$—	$15,950
Share of gain or (loss) from equity method investments		3	3,229	(1,719)				1,513
Segment income (loss) from operations	698	(1,195)	3,229	(1,719)	(3,699)	(553)	(11,852)	(15,091)
Depreciation and amortization expense								(737)
Interest expense								(1,113)
Other expense								(9)
Foreign exchange transaction loss								(478)
Net loss								$(17,428)
	Year ended December 31, 2021
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Intersegment eliminations	Unallocated corporate overhead	Total
		Destinations Operations	PDP	Sierra Parima
Revenue	$6,934	$85	$—	$—	$(948)	$—	$6,071
Share of loss from equity method investments	—	—	(1,892)	(526)	—	—	(2,418)
Segment loss from operations	(279)	(1,765)	(1,892)	(526)	(376)	(2,939)	(7,777)
Depreciation and amortization expense							(584)
Interest expense							(687)
Foreign exchange transaction gain loss							(418)
Net loss							$(9,466)

Identifiable assets as of December 31, 2022 and December 31, 2021 are as follows:

	As of December 31,
	2022	2021
Falcon’s Creative Group	$28,650	$22,603
Destinations Operations	7,811	5,163
PDP	23,688	21,632
Sierra Parima	41,562	24,018
Falcons Beyond Brands	4,275	—
Unallocated corporate assets and intersegment eliminations	6,284	1,085
Total assets	$112,270	$74,501

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

16.    Segment information (cont.)

Assets for PDP and Sierra Parima represent the Company’s investment and advances to these unconsolidated joint ventures — See Note 8 — Investments in and advances to unconsolidated joint ventures. These investments are held by a subsidiary located in Mallorca, Spain.

Total capital expenditures for the Company were $0.3 million and $0.1 million for the year ended December 31, 2022 and 2021 respectively. Capital expenditures were primarily for computer and office equipment located in the United States.

17.    Net loss per unit

On June 30, 2022, the Company issued 88,653,263 units to the owners of the Company in exchange for their ownership interest in the Company. The weighted average units outstanding for the years ended December 31, 2022 and 2021 used to determine the Company’s Net loss per unit reflects the impact of these issuances as well as the impact of the Consolidation Agreement discussed in Note 1 — Description of business and basis of presentation.

During the third and fourth quarter of 2022, the Company received $38.2 million of private placement funds from Infinite Acquisitions in exchange for 3,820,900 units of the Company. In addition, On October 6, 2022, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $20.0 million of the debt owed to Infinite Acquisitions was converted to 2,000,000 Company Financing Units, see Note 10 — Long term debt and borrowing arrangements. The weighted average units outstanding for the year ended December 31, 2022 used to determine the Company’s Net loss per unit reflects the impact of these issuances.

18.    Subsequent events

The Company evaluated all subsequent events through May 15, 2023, which is the date the consolidated financial statements were available to be issued.

On January 31, 2023, FAST Acquisition Corp. II, a Delaware corporation (“SPAC”), the Company, Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company which was formerly known as Palm Holdco, Inc. (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco, entered into that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), which amended and restated that certain Agreement and Plan of Merger, dated July 11, 2022 (as amended by that certain Amendment No. 1, dated September 13, 2022). The Merger Agreement may be terminated by the Company or SPAC under certain circumstances. Upon termination, in specified circumstances, the Company must pay SPAC a termination fee of $12,500,000 (minus 50% of any amounts funded by Infinite Acquisitions to SPAC to cover any expenses incurred in connection with extending the business combination deadline under the SPAC’s charter). Such specified circumstances include (a) any termination by SPAC on the basis of the Company’s uncured breach, the Company board’s failure to include the board recommendation to the Company stockholders, Infinite Acquisitions’ material default under the promissory note issued by Infinite Acquisitions to SPAC, any failure to obtain the approval of the Company stockholders, or the Company’s failure to close, (b) any termination by the Company when SPAC was entitled to terminate in the circumstances described in the preceding clause, and (c) any termination by the Company on the basis that the consummation of the business combination was permanently prohibited by a governmental order or law if such governmental order or law is not generally applicable to all special purpose acquisition companies and not primarily caused by any action or inaction of SPAC. However, the termination fee shall be reduced by half in the event that the Merger Agreement is terminated (i) by SPAC if the Company enters into certain financing arrangement that deviates from agreed parameters, (ii) by SPAC or the Company if all the closing

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands of U.S. dollars, unless otherwise stated)

18.    Subsequent events (cont.)

conditions except for the listing condition for the Pubco stock are satisfied, or (iii) by SPAC or the Company at a time that SPAC or the Company would be entitled to terminate on the basis that all closing conditions except for the listing condition for the Pubco stock are satisfied. No termination fee shall be payable if (x) the Company terminates the Merger Agreement on the basis of SPAC’s uncured breach or if SPAC is not listed on an approved exchange or is not in compliance with the listing standards of the exchange on which SPAC is then listed, in each case, as a result of the redemption Listing or (y) the Merger Agreement is terminated when the Company is entitled to terminate the Merger Agreement on the basis of the circumstances described in the preceding clause.

On April 20, 2023, the Company provided a $1.8 million private placement notice to Infinite Acquisitions in exchange for 179,100 membership units of the Company, which brought the total subscription agreement funding to the entire $60 million.

On May 10, 2023, the Company entered into a subscription agreement to receive $20 million from Infinite Acquisitions in exchange for membership units of the Company. The funds are expected to be received and up to 2,000,000 membership units will be transferred by the end of the second quarter of 2023.

On June 22, 2023, the Company issued 54,587,077 units to its owners in connection with a membership unit recapitalization, whereby each one unit of outstanding units was exchanged into approximately 0.577 membership units. The financial statements were retroactively adjusted for the membership unit recapitalization.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Producciones de Parques, S.L.

Opinion

We have audited the consolidated financial statements of Producciones de Parques, S.L. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte, S.L.

Madrid, Spain
May 15, 2023

PRODUCCIONES DE PARQUES, S.L.

CONSOLIDATED BALANCE SHEETS

(in thousands of euros)

	Notes	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents		3,914	4,085
Accounts receivables, net of allowance for doubtful accounts(1)	3	1,994	1,002
Current portion of derivative assets	10	964	—
Inventories		339	362
Other current assets(1)	4	1,403	2,128
Total current assets		8,614	7,577
Property, plant, and equipment, net	5	84,418	87,125
Operating leases right-of-use assets	6	557	1,219
Noncurrent portion of derivative assets	10	2,554	—
Other non-current assets	4	9	13
Total assets		96,152	95,934

Liabilities and equity
Current liabilities:
Accounts and other payables(1)	12	6,384	5,416
Current portion of long-term debt	7	6,183	5,189
Current portion of operating lease liabilities	6	151	619
Current portion of derivative liabilities	10	—	253
Deferred revenue	13	453	269
Other current liabilities		15	127
Total current liabilities		13,186	11,873
Long-term debt	7	36,774	42,643
Noncurrent portion of operating lease liabilities	6	406	600
Noncurrent portion of derivative liabilities	10	—	216
Deferred tax liabilities	11	712	1,573
Deferred revenue	13	297	315
Other non-current liabilities		496	569
Total liabilities		51,871	57,789
Commitments and contingent liabilities	9	—	—

Stockholders’ equity
Common stock (€25 par value; 1,595,366 shares authorized, issued and outstanding)		39,884	39,884
Additional paid-in capital		5,350	5,350
Accumulated other comprehensive loss		(417)	(415)
Accumulated deficit		(536)	(6,674)
Total stockholders’ equity	8	44,281	38,145
Total liabilities and stockholders’ equity		96,152	95,934

____________

(1)      See Note 15 for disclosure of related party amounts.

PRODUCCIONES DE PARQUES, S.L.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands of euros)

	Notes	Year ended December 31, 2022	Year ended December 31, 2021
Revenue	13	31,993	10,270
Other operating income(1)	13	290	1,658
Expenses:
Hotel expense	14	13,384	5,497
General and administrative expense(1)		12,795	5,733
Depreciation and amortization expense	5	3,088	2,933
Allowance for doubtful accounts		(44)	13
Operating lease expenses	6	646	621
Income (loss) from operations		2,414	(2,869)
Finance costs(1)		(1,042)	(1,033)
Derivatives income	10	3,987	1,005
Gain on foreign currency transactions		17	—
Other non-operating income		6	6
Income (loss) before income taxes		5,382	(2,891)
Income tax benefit/(expense)	11	756	(318)
Net income (loss)		6,138	(3,209)

Comprehensive income:
Net income		6,138	(3,209)
Pension liability adjustment, net of tax		(2)	(21)
Total other comprehensive loss		(2)	(21)
Total comprehensive income (loss)		6,136	(3,230)

____________

(1)      See Note 15 for disclosure of related party amounts.

PRODUCCIONES DE PARQUES, S.L.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of euros)

	Year ended December 31, 2022	Year ended December 31, 2021
Cash flows from operating activities
Net income (loss)	6,138	(3,209)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Income tax expense	(1,094)	318
Depreciation and amortization expense	3,088	2,933
Allowance for doubtful accounts	(44)	13
Loss on derecognition of property, plant, and equipment	225	138
Derivative income	(3,987)	(1,005)
Gain on foreign currency transactions	(17)	—
Changes in operating assets and liabilities, net of effects of businesses acquired:
Inventories	23	(13)
Accounts and other receivables	(612)	541
Other current assets	1,476	(1,379)
Prepaid expenses	—	28
Accounts and other payables	882	2,356
Other current liabilities	166	284
Other non-current liabilities	(72)	(80)
Net cash provided by operating activities	6,172	925
Cash flows from investing activities
Proceeds from sale of investments in equity securities	—	63
Acquisition of property, plant, and equipment	(718)	(655)
Net cash used in investing activities	(718)	(592)
Cash flows from financing activities
Repayment of debt	(4,874)	(945)
Loan to related parties	(750)	—
Net cash used in financing activities	(5,624)	(945)
Net decrease in cash and cash equivalents	(171)	(612)
Cash and cash equivalents at beginning of period	4,085	4,697
Cash and cash equivalents at end of the year	3,914	4,085

For the year ended December 31, 2022, 337 thousand euros have been paid to the Spanish tax authorities regarding the Group’s corporate tax, 282 thousand euros were received for the year ended December 31, 2021. Additionally, for the year ended December 31, 2022, 722 thousand euros have been paid out in terms of financial interest, 882 thousand euros for the year ended December 31, 2021.

For the years ended December 31, 2022 and 2021, the Company did not have any noncash investing or financing activities.

PRODUCCIONES DE PARQUES, S.L.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands of euros, except unit and per unit data)

	Common stock		Additional paid-in capital (Note 8)	Accumulated deficit (Note 8)	Accumulated other comprehensive income (loss) (Note 8)	Total Stockholders’ Equity (Note 8)
	Shares (units) (Note 8)	Par value (Note 8)
Initial balance as of January 1, 2021	1,595	39,884	5,350	(3,465)	(394)	41,375
Consolidated net loss	—	—	—	(3,209)	—	(3,209)
Other comprehensive loss, net of tax (Note 8)	—	—	—	—	(21)	(21)
Ending balance as of December 31, 2021	1,595	39,884	5,350	(6,674)	(415)	38,145
Consolidated net income	—	—	—	6,138	—	6,138
Other comprehensive loss, net of tax (Note 8)	—	—	—	—	(2)	(2)
Ending balance as of December 31, 2022	1,595	39,884	5,350	(536)	(417)	44,281

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

1.      Description of Business

Producciones de Parques, S.L. (and, together with its subsidiaries, “we”, “us”, the “Group”, “Producciones de Parques” or the “Company”) is a Spanish corporation that commenced operations in November 2005 and has its registered office at Avenida Pedro Vaquer Ramis, s/n, Calviá (Spain).

The Company was formed for the purpose of performing the following activities described in its legal corporate articles of incorporation:

–       The operation of hotels, apartments, restaurants and any activity related to the hotel operation, as well as the purchase and lease of real estate. The activities comprising the corporate purpose may be developed by the Company in whole or in part indirectly through the ownership of shares or stakes in companies having similar or identical purposes.

–       The operation, promotion, administration and management of art galleries, museums and creative, exhibition and similar centers, for its own or for third parties; the purchase, sale, deposit, administration, import and export of any kind of works of art.

–       The creation, purchase, sale, operation, administration, and management, for its own or for third parties of leisure parks, amusement parks and water parks.

–       The realization, promotion, operation and representation of any kind of cultural, sport, recreational and leisure activities, as well as the acquisition, purchase, sale, lease, construction and operation of facilities and/or infrastructure necessary for the development of such activities.

–       The promotion, execution, and operation, for its own or for third parties of any type of recreation and sports-oriented development projects.

The Group is currently engaged in activities in the tourism industry in general and, in particular, in the administration of hotels under ownership as well as complementary operations, namely, the theme park Katmandu Park.

As of December 31, 2022 and 2021, the hotels under ownership are as follows: Sol Katmandu Park & Resort, comprising the four-star hotel Sol Katmandu Park & Resort and the amusement theme park Katmandu Park (includes the Golf Fantasía course in Calviá), in the tourist area of Magaluf in Mallorca, and Sol Tenerife hotel, four star hotel, located in the tourist area of Playa de las Americas in Tenerife.

The Group’s operations are managed by the shareholders of the Company: Meliá Hotels International, S.A. and Fun Stuff, S.L., a subsidiary of Falcon’s Beyond Global, LLC.

Impact of global Covid-19 pandemic

The Covid-19 pandemic had a material negative impact on the tourism, entertainment and attraction industry driven by worldwide restrictions on travel and public gatherings. The Company’s business was impacted by a decrease in spend by customers beginning in March 2020 and continuing into 2022. The Company has taken steps in response to the decline in customer spending including taking advantage of European government subsidies, personnel cost reduction, and deferral of discretionary spending. Results were also negatively impacted by temporary closures of properties, limited operations, decreased demand due to public health concerns associated with the pandemic and restrictions on international travel and group gatherings. We took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2022 and 2021 include, but were not limited to elimination or deferral of all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Consolidated Financial Statements include the financial statements of Producciones de Parques and its subsidiaries as of and for the fiscal year ended December 31, 2022 and 2021. We consolidate entities in which we have a controlling financial interest. All material intercompany transactions and balances have been eliminated upon consolidation.

The list of the Group’s subsidiaries as of December 31, 2022 and 2021 is as follows:

Company	Country	Activity	Direct %	Equity holder
Tertian XXI,S.L.U.	Spain	Hotel owner and operator	100	Producciones de Parques, S.L.
Golf Katmandu, S.L.U.	Spain	Inactive	100	Producciones de Parques, S.L.

Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues accounting standards updates (each an “ASU”) to its accounting standards codification (“ASC”), which constitutes the primary source of accounting principles under GAAP. The Group regularly monitors ASUs as they are issued and considers their applicability to its business.

Recently issued accounting standards

On January 1, 2022, we adopted ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance. ASU 2021-10 provides that annual disclosures about transactions with a government that are accounted for by applying a grant or contribution accounting model by analogy include information about the nature of the transactions, line items on the balance sheet and income statement that are affected by the transactions, and significant terms and conditions of the transactions. The guidance is effective for all entities for financial statements issued for annual periods beginning after December 15, 2021. The Company’s adoption of this ASU had no impact to the Consolidated Financial Statements.

In March 2020, the FASB issued Accounting Standards Update 2020-04 (“ASU 2020-04”), Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. ASU 2020-04 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. The guidance was effective as of March 12, 2020, but entities can adopt the ASU any time from the effective date up through December 31, 2022. This amendment had no material impact to the Consolidated Financial Statements.

On January 1, 2021, we adopted ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard amends several aspects of the measurement of credit losses on financial statements, including accounts receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The Company’s adoption of this ASU had no impact to the Consolidated Financial Statements.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

On January 1, 2021, we adopted ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The adoption of ASU 2019-12 did not have a material impact on our Consolidated Financial Statements and related disclosures.

Use of estimates and assumptions

The preparation of our Consolidated Financial Statements in conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements, and the reported amounts of revenues and expenses during the reporting period. Main estimates and assumptions are used for, but not limited to: (1) allowance for credit losses and unbilled revenues; (2) asset impairments; (3) depreciable lives of assets; (4) income tax valuation allowances; (5) fair value measurements and (6) pension and other postretirement employee benefits. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment. The accounting estimates we use in the preparation of our Consolidated Financial Statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside specialists to assist in our evaluations, as necessary. Actual results could differ from those estimates.

We continue to utilize information reasonably available to us; however, the economic environment has made these estimates and assumptions more difficult to assess and calculate. Affected estimates include, but are not limited to, evaluations of certain long-lived assets for impairment, expected credit losses, and recovery of certain costs.

Foreign Currency

The Euro is our reporting currency and is the functional currency of our entities operating in Spain.

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction is measured initially in the functional currency by use of the exchange rate in effect at that date.

At each balance sheet date, monetary items that are denominated in a currency other than the functional currency are adjusted to reflect the current exchange rate at the balance sheet date. Gains and losses on exchange deriving from this process are recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the year in which they arise.

Non-monetary items that are denominated in a currency other than the functional currency are converted at the historical exchange rate on the transaction date.

Risk Management

Liquidity Risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting its obligations that are settled with cash or other financial assets. The Company’s liabilities which are potentially subject to liquidity risk consist of accounts and others payable and long-term debt. The Group manages liquidity risk by constantly reviewing forecasted cash flows to ensure that the Group has sufficient liquidity to cover necessary operational and capital expenditures and service the Company’s debt without incurring temporary cash shortfalls.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

As of December 31, 2022 and 2021, the Company had a working capital deficit of 4,572 thousand euros and 4,296 thousand euros, respectively. Nevertheless, Management considers that this working capital deficit is the acceptable to the Company’s business model and industry practice for cash generation. A substantial amount of customers pay upfront for services or shortly after providing the services. The company generated positive cash flows arising from the Company’s operations for the years ended December 31, 2022 and 2021 (6,172 thousand euros and 925 thousand euros, respectively.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with financial institutions of high credit quality. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers in the normal course of business to its customers. The carrying amount of current accounts receivable is stated at cost. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be fully collected. The allowance is based on the assessment of the following factors: customer creditworthiness, historical payment experience, age of outstanding accounts receivable and any applicable collateral. As of December 31, 2022 and 2021, the Company had allowance for doubtful accounts of 159 thousand euros and 203 thousand euros, respectively. Additionally, the Company does not have any customers with revenues greater than 10% of total revenue.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e. the “exit price”) in an orderly transaction between market participants at the measurement date. The Company estimates the fair values using appropriate valuation methodologies and market information available as of the balance sheet date.

Regarding assets and liabilities recognized at fair value in the Consolidated Balance Sheets, the following hierarchy levels have been established in accordance with the variables used in the different measurement techniques and depending on whether the inputs are observable or unobservable:

•        Level 1: Based on prices quoted in active markets

•        Level 2: Based on other observable market variables, either directly or indirectly.

•        Level 3: Based on non-observable market variables.

The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques, as appropriate.

As of December 31, 2022, the Company’s derivative instruments were valued at 3,518 thousand euros utilizing only Level 2 inputs, As of December 31, 2021, the Company’s derivative instruments were valued at (469) thousand euros utilizing only Level 2 inputs. As of December 31, 2022 and 2021, the carrying amount of accounts receivables, accounts payable and other current liabilities approximate fair value due to the short-term maturities of these assets and liabilities.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Derivative instruments

We record derivatives at fair value. The designation of a derivative instrument as a hedge and its ability to meet the hedge accounting criteria determine how we reflect the change in fair value of the derivative instrument in our Consolidated Financial Statements. A derivative qualifies for hedge accounting if, at inception, we expect the derivative will be highly effective in offsetting the underlying hedged cash flows or fair value and we fulfill the hedge documentation standards at the time we enter into the derivative contract. We designate a hedge as a cash flow hedge, fair value hedge, or a hedge of the net investment based on the exposure we are hedging. For the effective portion of qualifying cash flow hedges, we record changes in fair value in accumulated other comprehensive income (“AOCI”). We release the derivative’s gain or loss from AOCI to match the timing of the underlying hedged items’ effect on earnings. The change in fair value of qualifying fair value hedges as well as changes in fair value of the underlying hedged items to the hedged risks are recorded concurrently in earnings.

We review the effectiveness of our hedging instruments quarterly and discontinue hedge accounting for any hedge that we no longer consider to be highly effective. We recognize changes in fair value for derivatives not designated as hedges or those not qualifying for hedge accounting in current period earnings. Upon termination of cash flow hedges, we release gains and losses from AOCI based on the timing of the underlying cash flows or revenue recognized, unless the termination results from the failure of the intended transaction to occur in the expected time frame. Such untimely transactions require us to immediately recognize in earnings the gains and/or losses that we previously recorded in AOCI.

Changes in interest rates, currency exchange rates, and equity securities expose us to market risk. We manage our exposure to these risks by monitoring available financing alternatives, as well as through development and application of credit granting policies. We also use derivative instruments as part of our overall strategy to manage our exposure to market risks. As of December 31, 2022 and 2021 there are no derivative instruments which qualify under hedge accounting.

Cash and other cash equivalents

Cash and other cash equivalents include cash in hand and at bank as well as short-term deposits in banks and other financial instruments with an original maturity of three months or less from the date of subscription.

Accounts receivables

Our accounts receivables primarily consist of receivables from customers in connection with the operating of the hotels and also includes receivables from advances to employees, tax authorities for taxes; and other debtors. We initially recognize our accounts receivables at fair value. Subsequently, the Company measures the expected credit losses of its receivables on a collective (pool) basis which aggregates receivables with similar risk characteristics and uses historical collection attrition rates for a period of three years to estimate its expected credit losses. As such, the Company measures the expected credit losses of its receivables by segment and geographical area. The Company provides an estimate of expected credit losses for its receivables immediately upon origination or acquisition and may adjust this estimate in subsequent reporting periods as required. When the Company determines that an account is not collectible, the account is written-off to the allowance for doubtful accounts. The Company also considers whether the historical economic conditions are comparable to current economic conditions. If current or expected future conditions differ from the conditions in effect when the historical experience was generated, the Company would adjust the allowance for doubtful accounts to reflect the expected effects of the current environment on the collectability of the Company’s accounts receivables, which may be material. For the year ended December 31, 2022, and 2021, no significant events that could lead to change the collectability of the Company’s receivables have occurred.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Inventories

The entire inventories balance consist of raw and auxiliary materials (mainly food and beverages, fuels, spare parts and office supplies). Inventories are stated at the lower of cost or net realizable value using the weighted average method.

Property, plant, and equipment

We record property, plant, and equipment at cost, including interest and real estate taxes we incur during development and construction. We capitalize the cost of improvements that extend the useful life of property and equipment when we incur them. These capitalized costs may include structural costs, equipment, fixtures, floor, and wall coverings. We expense all repair and maintenance costs when we incur them. We compute depreciation using the straight-line method over the estimated useful lives of the assets.

Years
Buildings	25 – 50
Plant and machinery	9 – 18
Equipment and furniture	2 – 15

Impairment of long-lived assets

When events, circumstances, or operating results indicate that the carrying values of long-lived assets might not be recoverable through future operations, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. The fair value is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which are dependent on internal forecasts, discount rates and to a lesser extent, estimation of long-term rates of growth. The estimates used to calculate the fair value of long-lived assets change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value.

Leases as a lessee

We determine if a contract is or contains a lease at the inception of the contract, and we classify that lease as a finance lease if it meets certain criteria or as an operating lease when it does not. We reassess if a contract is or contains a leasing arrangement upon modification of the contract. For a contract, in which we are the lessee, that contains fixed payments for both lease and non-lease components, we have elected to account for the components as a single lease component, as permitted.

At the commencement date of a lease, we recognize a lease liability for future fixed lease payments and a right-of-use (“ROU”) asset representing our right to use the underlying asset during the lease term. The lease liability is initially measured as the present value of the future fixed lease payments that will be made over the lease term. The lease term includes lessee options to extend the lease and periods occurring after a lessee early termination option, only to the extent it is reasonably certain that we will exercise such extension options and not exercise such early termination options, respectively. The future fixed lease payments are discounted using the rate implicit in the lease, if available, or our incremental borrowing rate. The model for the calculation of incremental rates is based on a risk-free rate, the asset’s economic context risks (country) and the risk inherent in the Company, all this weighted by the temporary value of cash flows as determined in the schedule of minimum lease payments stipulated in each lease agreement. Operating lease liabilities are classified as current portion and non-current portion in our Consolidated Balance Sheets.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

The ROU asset is measured as the amount of the lease liability with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred by us, deferred rent and lease incentives. ROU assets of operating leases are included in operating lease right-of-use assets, and ROU assets of finance leases are included in property, plant, and equipment, net in our Consolidated Balance Sheets. We evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group by comparing the estimated future undiscounted cash flows to the net carrying value of the asset group. If the net carrying value of the asset group is determined to be less than its estimated future undiscounted cash flows and, therefore, is not considered to be recoverable and is in excess of the estimated fair value, we record an impairment loss in our Consolidated Statements of Operations and Comprehensive Income (Loss). We allocate the impairment loss related to an asset group among the various assets within the asset group pro rata based on the relative carrying value of the respective assets.

Our operating leases include: (i) fixed lease payments, or minimum payments, as contractually stated in the lease agreement; (ii) variable lease payments, which, for our hotels, are generally based on a percentage of the underlying asset’s revenues or profits, or are dependent on changes in an index; and/or (iii) lease payments equal to the greater of the fixed or variable lease payments. In addition, during the term of our hotel leases, we may be required to pay some, or all, of the capital costs for furniture, equipment and leasehold improvements in the hotel property. For operating leases, lease expense relating to fixed payments is recognized on a straight-line basis over the lease term, and lease expense related to variable payments is expensed as incurred, with amounts recognized in our Consolidated Statements of Operations and Comprehensive Income (Loss). For operating leases for which the ROU asset has been impaired, the lease expense is determined as the sum of the amortization of the ROU asset remaining after impairment on a straight-line basis over the remaining term of the lease and the accretion of the lease liability based on the discount rate applied to the lease liability.

Revenue Recognition

Revenues are primarily derived from our owned hotels. The majority of our performance obligations are a series of distinct goods or services, for which we receive fixed consideration. We allocate the fixed consideration to the related performance obligations based on their estimated standalone selling prices, and recognized as revenue when, or as, each performance obligation is satisfied.

There are no significant financing components associated to the satisfaction of the performance obligations.

We identified the following performance obligations in connection with our owned hotel revenues, for which revenue is recognized as the respective performance obligations are satisfied, which results in recognizing the amount we expect to be entitled to for providing the goods or services:

•        Room reservations and ancillary services are typically satisfied as the goods and services are provided to the hotel guest, which is generally when the room stay occurs.

•        Other ancillary goods and services are purchased independently of the room reservation at standalone selling prices and are considered separate performance obligations, which are satisfied when the related goods and services are provided to the customers.

Payment terms typically align with when the goods and services are provided, except for those payments and considerations received in advance mainly for hotel bookings and other services that the Company has not yet provided to the customer, which are recorded as a deferred revenue.

Although the transaction price of hotel room sales, goods and other services are generally fixed and based on the respective room reservation or other agreement, an estimate to reduce the transaction price is required if a discount is expected to be provided to the customer.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Income taxes

We record the amounts of taxes payable or refundable for the current year, as well as deferred tax liabilities and assets for the future tax consequences of events we have recognized in our Consolidated Financial Statements or tax returns, using judgment in assessing future profitability and the likely future tax consequences of those events. We base our estimates of deferred tax assets and liabilities on current tax laws, rates and interpretations, and, in certain cases, business plans and other expectations about future outcomes. We develop our estimates of future profitability based on our historical data and experience, industry projections, micro and macro general economic condition projections, and our expectations.

We generally recognize the effect of the tax law changes in the period of enactment. Changes in existing tax laws and rates, their related interpretations, and the uncertainty generated by the current economic environment may affect the amounts of our deferred tax liabilities or the valuations of our deferred tax assets over time. Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates.

For tax positions we have taken or expect to take in a tax return, we apply a more likely than not threshold (that is, a likelihood of more than 50 percent), under which we must conclude a tax position is more likely than not to be sustained, assuming that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information, to continue to recognize the benefit. In determining our provision for income taxes, we use judgment, reflecting our estimates and assumptions, in applying the more likely than not threshold. See Note 11 for further information.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carry-forwards. We state those balances at the enacted tax rates we expect will be in effect when we pay or recover the taxes. Deferred income tax assets represent amounts available to reduce income taxes we will pay on taxable income in future years. We evaluate our ability to realize these future tax deductions and credits by assessing whether we expect to have sufficient future taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings, and available tax planning strategies to utilize these future deductions and credits. We establish a valuation allowance when we no longer consider it more likely than not that a deferred tax asset will be realized.

Severance payments

In accordance with current local legislation, the Group is obliged to pay severance payments to employees whose employment is terminated under certain conditions. A liability for severance payments is recognized when the termination occurs and when the liability is reliably measured. As of December 31, 2022 and 2021, there were no provisions recognized for severance payments.

Government grants

The Company does not recognize government grants until there is reasonable assurance that:

a.      the Company will comply with the conditions attached to them; and

b.      the grants will be received.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

2.      Summary of Significant Accounting Policies (cont.)

Government grants are recognized in profit or loss on a systematic basis over the periods in which the Company recognizes as expenses the related costs for which the grants are intended to compensate.

Grants related to non-depreciable assets may also require the fulfilment of certain obligations and would then be recognized in profit or loss over the years that bear the cost of meeting the obligations.

For those grants received as part of a package of financial or fiscal aids to which several conditions are attached, the Company identifies the conditions giving rise to costs and expenses which determine the periods over which the grant is earned. It may be appropriate to allocate part of a grant on one basis and part on another.

A government grant that becomes receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the entity with no future related costs is recognized in profit or loss in the period in which it becomes receivable.

When a government grant becomes receivable as compensation for expenses or losses incurred in a previous period, the grant is recognized in profit or loss for the period in which it becomes receivable.

Presentation of grants related to assets

Government grants related to assets, including non-monetary grants at fair value, are presented in the Consolidated Balance Sheets by deducting the grant in arriving at the carrying amount of the asset.

3.      Accounts receivables, net of allowance for doubtful accounts

Components of accounts receivables, net as of December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Accounts receivables	2,153	1,205
Less: Allowance for doubtful accounts	(159)	(203)
Accounts receivables, net	1,994	1,002

4.      Other assets

The following table shows the breakdown by category of other non-current and current assets in 2022 and 2021:

	December 31, 2022			December 31, 2021
	Non- current	Current	Total	Non- current	Current	Total
Guarantees and deposits	9	1	10	13	1	14
Other current assets	—	652	652	—	2,127	2,127
Other financial assets	—	750	750	—	—	—
Total	9	1,403	1,412	13	2,128	2,141

As of December 31, 2022 and 2021, most of the balance of Other current assets and Other current financial assets correspond to financial activities with related parties and is disclosed in Note 15.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

5.      Property, plant, and equipment, net

Property, plant and equipment as of December 31, 2022 and 2021 are composed of the following:

	Land	Buildings	Plant and machinery	Equipment and furniture	Construction in Progress	Total
Initial balance as of January 1, 2021	21,116	54,696	6,255	2,537	4,917	89,521
Additions	—	73	355	153	94	675
Disposals	—	—	—	(138)	—	(138)
Less: depreciation	—	(2,193)	(491)	(249)	—	(2,933)
Ending balance as of December 31, 2021	21,116	52,576	6,119	2,303	5,011	87,125
Additions	—	30	278	299	—	607
Disposals	—	—	—	(225)	—	(225)
Less: depreciation	—	(2,194)	(513)	(382)	—	(3,089)
Ending balance as of December 31, 2022	21,116	50,412	5,884	1,995	5,011	84,418

As of December 31, 2022, and 2021 all owned hotels are subject to the mortgage loans (see Note 7) held by the Company.

The additions to PP&E in 2022 and 2021 relate to refurbishments performed by the Group in the hotels.

6.      Leases as a lessee

The Group leases the land where the Golf Fantasía mini-golf course is located, and also leases operating equipment. These leases are classified as operating leases. The lease contracts do not contain renewal or termination options, residual value guarantees or other restrictions.

Supplemental balance sheet information related to leases is as follows:

	Classification on the Consolidated Balance Sheets	December 31, 2022	December 31, 2021
Land	Operating leases right of use asset	465	578
Operating equipment	Operating leases right of use asset	92	641
Total		557	1,219

Operating cash outflows for operating leases were 646 thousand euros for the year ended December 31, 2022 and 621 thousand euros for the year ended December 31, 2021.

The total lease cost detail including operating lease cost, short-term lease cost, rent concessions provided by the lessor due to Covid-19, and other variable lease payment cost is as follows:

	Year ended December 31, 2022	Year ended December 31, 2021
Operating lease cost	608	627
Short-term lease cost	35	13
Covid-19 rent concessions	—	(22)
Other variable lease payment cost	3	3
Total lease cost	646	621

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

6.      Leases as a lessee (cont.)

The following table presents additional information about our lease obligations as of December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Weighted Average Remaining Lease Term (in years)
Operating leases	5.7	4.34
Weighted Average Discount Rate
Operating leases	0.88%	0.88%

The tables below reconcile the undiscounted cash flows for each of the first five years and total of the remaining years to the operating lease liabilities recorded on the Company’s Consolidated Balance Sheets as of December 31, 2022 and 2021:

December 31, 2022
2023	169
2024	76
2025	76
2026	76
2027	76
Thereafter	154
Total minimum lease payments	627
Less: discount effect	(70)
Present value of future minimum lease payments	557
Less: current obligations under leases	(151)
Long-term lease obligations	406
December 31, 2021
2022	628
2023	167
2024	75
2025	75
2026	75
Thereafter	225
Total minimum lease payments	1,245
Less: discount effect	(26)
Present value of future minimum lease payments	1,219
Less: current obligations under leases	(619)
Long-term lease obligations	600

7.      Short-term and Long-term Debt

Bank borrowings

The Group’s debt balances consist of several mortgage loans on the hotels, maturing between 2026 and 2030, mainly with an interest rate of Euribor 3 months plus 150 basis points.

On July 3, 2020, the Group requested the lender for moratorium on the mortgage loans that is contemplated in Royal Decree 25/2020 on urgent measures to support economic recovery and employment. Said moratorium results in the postponement of debt amortization for one year. During this period only interest was paid. The deferred amount was distributed among the remaining installments through the maturity date of the contract. New expiration dates are between early 2031 and end of 2031.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

7.      Short-term and Long-term Debt (cont.)

The Group’s bank loans are comprised of the following as of December 31, 2022:

On December 30, 2011, the Group formalized a mortgage loan on the Sol Tenerife hotel the Group owns for an amount of 22,500 thousand euros maturing on March 30, 2031 with an interest rate of Euribor 3 months plus 150 basis points.

On October 1, 2014, the Group formalized a mortgage loan on the properties the Group owns by for an amount of 16,000 thousand euros maturing on April 1, 2031 with an interest rate of Euribor 3 months plus 150 basis points.

On December 22, 2017, the Group formalized a mortgage loan on the properties the Group owns for an amount of 4,000 thousand euros maturing on October 1, 2031 with an interest rate of Euribor 3 months plus 150 basis points.

On December 22, 2017, the Company formalized a mortgage loan on the properties the Group owns for the amount of 14,850 thousand euros maturing on April 1, 2031 with an interest rate of 3-month Euribor rate plus 150 basis points.

On June 30, 2020, the Group formalized an ICO Covid-19 loan for an amount of 7,500 thousand euros maturing on June 30, 2026 with an interest rate of 6-month Euribor plus 190 basis points.

Finance costs of the mortgage loans recognized in the Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended December 31, 2022 and 2021 amount to 0.834 thousand euros and 0.697 thousand euros, respectively.

Contractual maturities of the Company’s debt (without interest payables) are as follows:

December 31, 2022
2023	6,183
2024	6,020
2025	6,065
2026	5,171
2027	4,279
2028 and following	15,240
Total	42,958

8.      Stockholders’ Equity

a)      Common Stock

The common stock as of December 31, 2022 and December 31, 2021, fully subscribed and paid for, is 39,884 thousand euros represented and divided equally into 1,595,366 cumulative and indivisible shares, each with a nominal value of 25 euros.

The shareholdings of the different partners as of December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
	% Interest	% Interest
Meliá Hotels International, S.A.	50	50
Fun Stuff, S.L.	50	50
Total	100	100

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

8.      Stockholders’ Equity (cont.)

b)      Accumulated deficit

Earnings (net losses) from the current and previous years of the Company and its subsidiaries are recorded under this heading.

The Company and its subsidiaries incorporated under Spanish law are obliged to transfer 10% of each year’s profits to a legal reserve until the reserve reaches at least 20% of share capital. This reserve may only be used to cover, if no other reserves are available, the net losses of the Consolidated Statements of Operations and Comprehensive Income (Loss).

The Company has not paid any dividends in the last five years.

c)      Accumulated other comprehensive income (loss)

Accumulated other comprehensive income (loss) includes amounts arising from actuarial gains and losses recognized in Equity due to the variation in the percentages and actuarial assumptions used to calculate the Group’s committed retirement benefits and premiums.

9.      Commitments and Contingencies

Grant from the Canary Islands Government, subject to investment and employment milestones

A grant from the Canary Islands Government exists for the modernization and expansion of the four-star Sol Tenerife hotel with the implementation of new leisure facilities.

The Group needs to fulfil certain conditions to obtain the grant. The conditions require a minimum investment of 41,000 thousand euros, which the Group must maintain for at least 5 years from the end of the term. Also, Producciones de Parques shall guarantee a number of jobs for a minimum period of 2 years from the end of the term.

The initial term to comply with the conditions of the grant award ended on August 10, 2020. However, during 2021 the Government accepted the request to extend period until August 10, 2023.

The Directors continue to be committed to the investment project and consider that the commitments will be assumed or, as the case may be, adapted to the current situation in terms of deadlines.

Credits for new fixed assets in the Canary Islands

The reserve for investments in the Canary Islands (“RIC”) is a tax incentive that allows entities subject to Income Tax to reduce the tax base for the profit amount that is allocated to the RIC, in relation to their establishments located.

The amounts allocated to the RIC shall be materialized (that is, they must be invested in the Canary Islands) within the maximum effective period of 4 years. In the event of any stipulated requirement is breached, the entity shall include in the tax base of the tax period in which the breach occurred, the profit amount that gave rise to the reduction of the tax base.

As of December 31, 2022 and 2021, Tertian XXI, S.L.U. has a commitment to make investments in accordance with the aforementioned law in the amount of 2,000 thousand euros and 3,070 thousand euros, respectively, as follows:

	Year	Allocation Reserves Law 19/1994	Reinvested amount	Non- reinvested amount	Reinvested pending	End term reinvestment
	2018	1,070	210	860	—	2022
	2019	2,000	—	—	2,000	2023
Total		3,070	210	860	2,000

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

9.      Commitments and Contingencies (cont.)

Guarantee for bank borrowings

The Group has arranged several mortgage loans on the hotels it owns with the Spanish bank, Caixabank, S.A. (see Note 7). As of December 31, 2022 and 2021, Tertian XXI, S.L.U. guarantees 21,247 thousand euros and 23,829 thousand euros, respectively, of mortgage loans held by Producciones de Parques, S.L.. Additionally, Producciones de Parques, S.L. is the guarantor of 12,021 thousand euros and 13,436 thousand euros of mortgage loans held by Tertian XXI, S.L.U as of December 31, 2022 and 2021, respectively.

10.    Derivatives

The table below shows the timing of the estimated cash flows applicable at the end of each reporting period:

December 31, 2022
2023	964
2024	939
2025	682
2026	548
2027 and following	385
Total	3,518
December 31, 2021
2022	(253)
2023	(163)
2024	(49)
2025	(17)
2026 and following	13
Total	(469)
	December 31, 2022			December 31, 2021
	Non- current	Current	Total	Non- current	Current	Total
Derivatives assets	2,554	964	3,518	—	—	—
Derivatives liabilities	—	—	—	216	253	469
Total	2,554	964	3,518	216	253	469

To mitigate interest rate risk, the Group has entered into financial derivative contracts. Specifically, the Group has entered into several contracts which allow it to secure a fixed interest rate over a predetermined period of time. These contracts are applied to the various financial transactions that the Group has which are subject to variable interest rates.

To determine the fair values of these derivatives, the Group has used discounted cash flow techniques based on the embedded amounts determined by the Euro interest rate curve as per current market conditions.

In 2020, the Group entered into two interest-rate swaps. One of the interest rate swaps was contracted by Producciones de Parques and has a notional amount of 15,508 thousand euros as of December 31, 2022, and 16,328 thousand euros as of December 31, 2021. The other interest rate swap was contracted by Tertian XXI, S.L.U. and has a notional amount of 21,666 thousand euros as of December 31, 2022 and 24,231 thousand euros as of December 31, 2021.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

10.    Derivatives (cont.)

As of December 31, 2022, there was a total asset of 3,518 thousand euros related to these interest rate swaps, of which 964 thousand was current. As of December 31, 2021, there was a total liability of 469 thousand euros related to these interest rate swaps, of which 253 thousand was current.

The change in the fair value of these contracts and the impact of contract amendments during the year have been recorded in the Consolidated Statements of Operations and Comprehensive Income (Loss) in the Derivative income line item. As of December 31, 2022, the net effect of these contracts amounts to a loss of 3,987 thousand euros, while the impact as of December 31, 2021 amounts to a loss of 1,005 thousand euros.

11.    Income Tax

The Company is subject, in tax matters and taxation on profits, to the Spanish tax jurisdiction.

During 2022 and 2021, the Company has been taxed under the Tax Consolidation Regime provided for in Law 27/2014, of November 27, on Corporation Tax (“LIS”) integrated into the Group under the number 0062/16.

The Tax Group is composed of Producciones de Parques, S.L., Tertian XXI, S.L.U. and Golf Katmandu, S.L. The Group´s companies jointly determine the taxable income of the Group by dividing it among them, in accordance with the criteria established by the Spanish Accounting and Auditing Institute for recording and determining the individual tax charge.

Corporate income tax

Profits, calculated in accordance with tax legislation, are subject to a tax rate of 25% of the taxable base. If the Company generates a negative tax base, no current tax expense is recorded, but instead a tax benefit is recorded subject to a recoverability assessment.

Permanent differences correspond to non-deductible expenses for tax purposes due to fines and penalties, donations and losses from non-recoverable debts.

The reconciliation between the corporate income tax expense and the result of multiplying the applicable tax rate to all recognized income and expenses is as follows:

	Year ended December 31, 2022	Year ended December 31, 2021
Income (loss) before income taxes	5,382	(2,891)
Nominal tax (rate 25%)	1,346	(723)
Increase (Decrease) resulting from:
Permanent differences	39	—
Temporary differences	207	6
Tax loss carryforwards allowance	(2,324)	1,035
Tax credits	(24)	—
Effective tax (benefit)/expense	(756)	318

The breakdown of income tax expense/income for the year is as follows:

	December 31, 2022	December 31, 2021
Current tax	103	—
Deferred tax	(859)	318
Total income tax expense/(benefit)	(756)	318

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

11.    Income Tax (cont.)

Deferred Income Taxes

The detail of the balances of the deferred tax assets and liabilities is as follows:

	December 31, 2022	December 31, 2021
Deferred income tax assets
Tax losses carry forward	2,991	3,249
Financial expenses	—	7
Pending tax credits	28	89
Financial instruments	-	117
Goodwill on merger	7	8
Amortization expenses to be deducted	124	185
Tax deductible provisions	125	133
Deferred income tax assets	3,275	3,788
Valuation allowance	(1,051)	(3,281)
Deferred income tax assets after valuation allowance	2,224	507
Deferred income tax liabilities
Financial instruments	879	—
Tax for fair value in business combinations	2,057	2,080
Deferred income tax liabilities	2,936	2,080
Net deferred income tax liabilities	712	1,573

Recovery of tax credits

The recoverability of deferred tax assets has been reviewed as of December 31, 2022 and 2021 as a result of the estimated effects on the Company’s cash flows and its ability to recover the tax credits recognized, considering the legislation that is currently enacted as of the date of preparation of these Consolidated Financial Statements.

Through this assessment, we have concluded that in 2022 the net operating loss are considered more likely than not to be recovered and therefore, no allowance has been recorded for them. Thus, the net change in the total valuation allowance for the years ended December 31, 2022 is a 2,230 thousand euros decrease compared to a 1,040 thousand euros increase for the year ended December 31, 2021.

The Company had net operating loss carry forward of 2,885 thousand euros, which carry forward indefinitely. Additionally, the Spanish Tax Authorities can review the correctness of the net operating losses for ten years after the filing of the return.

Uncertain tax positions

According to the current tax legislation in Spain, tax returns are subject to audit by tax authorities for a four-year period after the tax return has been submitted. Therefore, the tax amounts cannot be deemed definitively settled until this four-year statute of limitations has elapsed. As a result, the amount of tax expense could vary depending on a possible tax inspection. The Company has assessed uncertain tax positions and reflects the effect of uncertainty on tax profit (loss), tax bases, unused tax losses or credits and the corresponding tax rates. The Company considers that there is not a significant effect due to uncertain tax positions.

The following tax returns are open for inspection for the following taxes:

Years
Canary Indirect General Tax payable (IGIC)	2019 – 2022
VAT	2019 – 2022
Payroll Tax	2019 – 2022

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

12.    Accounts and other payables

Components of accounts and other payables are as follows:

	December 31, 2022	December 31, 2021
Suppliers	2,867	2,556
Taxation and social security costs	910	626
Employee related payables	778	678
Other payables	1,829	1,556
Total	6,384	5,416

As of December 31, 2022 and 2021, the balance of Suppliers includes any payables of goods, supplies and other services directly related to the hotel operations.

The balance of Other payables includes any payables related to other suppliers not directly related to the operation of the hotel, such as electricity costs.

Transactions with suppliers considered as related parties are disclosed in Note 15.

13.    Revenues and Other Operating Income

Disaggregation of net revenues from contracts with customers and other operating income

The table below presents a disaggregation of the Company’s net revenues by major services and products:

	Year ended December 31, 2022	Year ended December 31, 2021
Room revenue	19,937	6,600
Food and beverages revenue	8,709	2,851
Other revenue	3,347	819
Revenue from Hotels	31,993	10,270

The following table below presents a disaggregation of the Company’s other operating income:

	Year ended December 31, 2022	Year ended December 31, 2021
Non-trading and other operating income	282	296
Operating grants	8	1,362
Other Operating Income	290	1,658

For the year ended December 31, 2021, operating grants mainly refer to the discount in the payment of Social Security contributions of employees under temporary lay-off regime (ERTE by its acronym in Spanish). The caption also included the European subsidies received by 700 thousand euros.

Deferred revenues

Current deferred revenue amounts to 453 thousand euros and 269 thousand euros as of December 31, 2022 and 2021, respectively. It mainly represents payments or consideration received in advance for hotel bookings and other services that the Company has not yet provided to the customer. Non-current deferred revenues amounting to 297 thousand euros as of December 31, 2022 and 315 thousand euros as of December 31,2021 represents liabilities from other income not related with the business operations, mainly related to the agreement reached with the main European operator of infrastructures of wireless telecommunications as explained in Note 2, for which the related income will be incurred during the next 20 years of the life of the contract.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

14.    Hotel Expenses

Hotels

The breakdown of the hotel expenses is as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Merchandise	325	82
Raw materials and other consumables	4,826	1,794
Direct personnel expenses	8,233	3,621
Total	13,384	5,497

15.    Transactions with Related Parties

Identification of related parties

The Company’s Consolidated Financial Statements as of December 31, 2022 and 2021 include transactions with the following related parties:

–       Significant shareholders of the parent company.

–       Other related parties.

All the transactions with related parties are carried out on an arm’s length basis.

Transactions with significant shareholders

The companies within the Group carry out transactions with different companies of Meliá Group, of which the partner Meliá Hotels International, S.A. is the parent company, as well as with different companies of the partner Fun Stuff, S.L.

Commercial transactions

The table below shows the breakdown of the amounts that the Group maintains with related companies for commercial transactions.

	December 31, 2022
	Revenues/Other operating income	Expenses	Assets	Liabilities
Meliá Hotels International, S.A.	49	1,490	81	819
Prodigios Interactivos, S.A.	57	1,824	14	791
Falcon’s Beyond Global, LLC and subsidiaries	706	303	662	37
Other companies	31	163	72	38
Total	843	3,780	829	1,685

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

15.    Transactions with Related Parties (cont.)

	December 31, 2021
	Revenues/Other operating income	Expenses	Assets	Liabilities
Meliá Hotels International, S.A.	66	451	154	663
Prodigios Interactivos, S.A.	78	614	54	827
Falcon’s Beyond Global, LLC and subsidiaries	—	66	—	80
Other companies	25	52	30	20
Total	169	1,183	238	1,590

As of December 31, 2022 and 2021, significant related party transactions include:

•        the expenses charged by Meliá Hotels International, S.A. are based on expenses incurred centrally, based on its sales volume and Gross Operating Profit.

•        the expenses charged Falcon’s Beyond Global, LLC and subsidiaries, correspond to expenses incurred centrally, based on its sales volume and Gross Operating Profit.

•        the expenses charged by Prodigios Interactivos, S.A. are mainly based on services provided by sales commissions, loyalty point management, IT services, and other corporate services.

•        in addition to the transactions disclosed above, certain fees related to the audit and other professional services have been reinvoiced to Falcon’s Beyond Global, LLC that amounts to 706 thousand euros

The related transactions relate to normal business transactions of the Group and are carried out at market prices, which are similar to those applied to unrelated companies.

Financing transactions

The breakdown of financing transactions of the Group with related companies is as follows:

	December 31, 2022
	Revenue	Expenses	Assets
Meliá Hotels International, S.A.	2	2	712
Falcon’s Beyond Global, LLC and subsidiaries	—	—	375
Total	2	2	1,087
	December 31, 2021
	Revenue	Expenses	Assets
Meliá Hotels International, S.A.	—	—	2,021
Katmandu Collections, LLP	—	1	—
Other companies	—	—	5
Total	—	1	2,026

Transactions with executives and members of the Board of Directors

Remuneration of the Board of Directors

As of December 31, 2022 and 2021 the members of the Board of Directors have not received any remuneration, advances or credits of the Group, and Producciones de Parques, S.L. has not assumed any commitments with the mentioned Directors in relation to pensions, insurances, civil liability insurance, etc.

PRODUCCIONES DE PARQUES, S.L.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands of euros, unless otherwise stated)

15.    Transactions with Related Parties (cont.)

Likewise, the Group has not arranged civil liability insurances (Directors & Officers or “D&O” insurance) for the Directors.

Remuneration of the Group’s executive team

Producciones de Parques, S.L. does not have an executive team and no remunerations exist in this respect.

16.    Events After the Reporting Date

There have been no subsequent events between the end of the reporting period and the issuance of these Consolidated Financial Statements that would require adjustments to our disclosures in the Consolidated Financial Statements.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and the Shareholders of
Sierra Parima, S.A.S.

Opinion

We have audited the financial statements of Sierra Parima, S.A.S. (the “Company”), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Sierra Parima, S.A.S. as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 16 to the financial statements, the Company has an accumulated deficit and working capital deficiency as of December 31, 2022 and has incurred recurring net losses and negative operating cash flows. These factors give rise to substantial doubt about its ability to continue as a going concern. Management’s plans with regards to these matters are described in Note 17 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte RD, S.R.L.

Santo Domingo, Dominican Republic
May 15, 2023

SIERRA PARIMA, S.A.S.
BALANCE SHEETS
(in thousands of U.S. dollars)

	Notes	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents		1,536	1,200
Accounts receivable, net	4	103	163
Accounts receivables from related parties, current	15	2,690	—
Tax assets	11	563	43
Prepaid expenses		187	2
Other assets		481
Inventories		181	—
Total current assets		5,741	1,408
Property and equipment, net	5	57,227	32,853
Intangible assets, net	6	399
Operating lease right-of-use-asset	7	939
Other assets		66	20
Total assets		64,372	34,281
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	8	879	7
Accounts and other payable	12	2,172	72
Operating lease liability	7	100
Indebtedness to related parties, current	15	43,575	14,119
Other current liabilities	12	1,151	140
Total current liabilities		47,877	14,338
Long-term debt	8	8,101	8,963
Operating lease liability	7	840
Other non-current liabilities	12	214	202
Total liabilities		57,032	23,503
Commitments and contingencies (Note 10)
Stockholders’ equity	9
Common stock (3,396,146 authorized and issued shares)		12,539	12,539
Accumulated deficit		(5,199)	(1,761)
Total stockholders’ equity		7,340	10,778
Total liabilities and stockholders’ equity		64,372	34,281

SIERRA PARIMA, S.A.S.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands of U.S. dollars)

	Notes	Year ended December 31, 2022	Year ended December 31, 2021
Revenue
Lease revenue	13	105	110
Other services		121	45

Expenses
General and administrative expenses		1,787	639
Amortization and depreciation expense	5, 6	616	435
Lease expense		110	—
Advertising expense		646	60
Other operating expenses		470	17
Loss from operations		(3,403)	(996)
Interest expense	13	(2)	(93)
Gain (loss) on foreign exchange transactions	13	(33)	38
Net and comprehensive loss		(3,438)	(1,051)

SIERRA PARIMA, S.A.S.
STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands of U.S. dollars)

			Common stock		Total stockholders’ equity
	Notes	Shares (units)	Par value	Accumulated deficit
January 1, 2021		3,396	12,539	(710)	11,829
Net and comprehensive loss		—	—	(1,051)	(1,051)
December 31, 2021		3,396	12,539	(1,761)	10,778
Net and comprehensive loss		—	—	(3,438)	(3,438)
December 31, 2022		3,396	12,539	(5,199)	7,340

SIERRA PARIMA, S.A.S.
STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Notes	Year ended December 31, 2022	Year ended December 31, 2021
Cash flows from operating activities
Net loss		(3,438)	(1,051)

Adjustments to reconcile net loss to net cash used in operating activities:
Amortization and depreciation	5, 6	616	435
Changes in operating assets and liabilities, net of effects of businesses acquired:
Accounts receivable, net		60	34
Accounts receivables of related parties, current		916	48
Tax assets		(520)	(289)
Prepaid expenses		(186)	2
Other current assets		(526)	(18)
Inventories		(181)	—
Accounts and other payable		2,973	(61)
Other non-current liabilities		1,011	(22)
Other liabilities		(850)	30
Net cash used in operating activities		(125)	(892)

Cash flows from investing activities
Purchase of property and equipment	5	(24,984)	(11,795)
Purchase of intangible assets	6	(405)
Net cash used in investing activities		(25,389)	(11,795)

Cash flows from financing activities
Repayment of debt		—	(19,240)
Proceeds from debt		—	9,200
Proceeds from related parties		25,850	13,493
Net cash provided by financing activities		25,850	3,453
Net increase (decrease) in cash and cash equivalents		336	(9,234)
Cash and cash equivalents at beginning of period		1,200	10,434
Cash and cash equivalents at end of period		1,536	1,200
Supplemental cash flow information
Cash paid for interest; net of amounts capitalized		2	93
Cash paid for tax on assets		—	—

For the years ended December 31, 2022 and 2021, the Company had non-cash investing activities for the purchase of property and equipment (construction-in-progress) of $1,318 thousand and $21 thousand, respectively, through the assumption of accounts and other payables.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 1. Description of Business

Organization

Sierra Parima, S.A.S. (“Sierra Parima”, the “Company” or “we”) is a Dominican corporation that commenced operations in December 2006 and has its registered office at Avenida Barceló, installations of Plaza Comercial Palma Real Shopping Village, Bávaro, La Altagracia, Dominican Republic.

Sierra Parima, S.A.S. is mainly engaged in the hospitality and commercial real estate industry in general and in the lease of commercial premises and offices under its ownership which are in Plaza Comercial Palma Real Shopping Village.

On December 12, 2019, the board approved that the purpose of the Company will be the development, operation, and promotion of leisure tourist centers, specifically the Katmandú Park and Save Our Reef & Canalloon — Palma Real tourism projects. Consequently, the Plaza Comercial Palma Real Shopping Village will be used for the construction of a theme park. As of 31 December 2022, the park was in the final phase of construction. (See Note 16).

Sierra Parima S.A.S. is a joint venture owned by Meliá Hotels International, S.A. (50%) and Fun Stuff, S.L. (50%) a subsidiary of Falcon’s Beyond Global, LLC.

Note 2. Summary Of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP).

The Financial Statements include the accounts of Sierra Parima S.A.S. as of and for the fiscal years ended December 31, 2022, and 2021.

Recently Issued Accounting Pronouncements

From time to time, the Financial Accounting Standards Board (“FASB”) issues accounting standards updates (each an “ASU”) to its ASC, which constitutes the primary source of accounting principles under U.S. GAAP. The Company regularly monitors ASUs as they are issued and considers their applicability to its business. All ASUs applicable to the Company are adopted by the due date and in the manner prescribed by the FASB.

New accounting pronouncements requiring adoption in future periods are discussed below.

Recently adopted accounting pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP if certain criteria are met to contracts, hedging relationships and other transactions that reference LIBOR or another reference rate expected to be discontinued. A substantial portion of the Company’s indebtedness bears interest at variable interest rates, primarily based on USD-LIBOR. The Company adopted ASU 2020-04 on a prospective basis as of the issuance date of the standard. The adoption of, and future elections under, ASU 2020-04 had no material impact to the Company’s financial statements.

On January 1, 2021, we adopted Accounting Standards Update 2019-12 (“ASU 2019-12”), Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifies and amends existing guidance to improve consistent application. The adoption of ASU 2019-12 did not have a material impact on our Consolidated Financial Statements and related disclosures.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard amends several aspects of the measurement of credit losses on financial statements, including trade receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The standard will become effective for the Company for financial statement periods beginning after December 15, 2022. This amendment is not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

In February 2016, the FASB issued ASU 2016-02, Leases, which introduces a lessee model that brings most leases on the balance sheet. The new standard also aligns many of the underlying principles of the new lessor model with those of ASC 606, the FASB’s new revenue recognition standard (e.g., those related to evaluating when profit can be recognized). Furthermore, the ASU addresses other concerns related to the current leases model. For example, the ASU eliminates the requirement in current U.S. GAAP for an entity to use bright-line tests in determining lease classification. The ASU also requires lessors to increase the transparency of their exposure to changes in value of their residual assets and how they manage that exposure. The amendments in this ASU are effective for annual reporting periods beginning after December 15, 2021, with early application permitted. The Company’s adoption of this ASU, effective January 1, 2022, resulted in the recognition of a right-of-use asset and lease liability for the amount of $940 thousand in the balance sheet.

Use of estimates and assumptions

The preparation of our financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Significant estimates and assumptions are used for, but not limited to: (1) allowance for credit losses; (2) asset impairments and (3) depreciable lives of assets. Future events and their effects cannot be predicted with certainty; accordingly, our accounting estimates require the exercise of judgment.

The accounting estimates we use in the preparation of our financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. We evaluate and update our assumptions and estimates on an ongoing basis and may employ outside specialists to assist in our evaluations, as necessary. Actual results could differ from those estimates.

Functional Currency

The Company’s functional currency is the U.S. dollar. As a result, the accompanying financial statements have been remeasured from Dominican pesos (local currency) into U.S. dollars using (i) current exchange rates for monetary asset and liability accounts, (ii) historical exchange rates for nonmonetary asset and liability accounts, (iii) historical exchange rates for revenues and expenses associated with nonmonetary assets and liabilities and (iv) the weighted average exchange rate of the reporting period for all other revenues and expenses. In addition, foreign currency transaction incomes and losses resulting from U.S. dollar denominated transactions are eliminated. The resulting income (loss) is recorded in results of operations.

The financial statements should not be construed as representations that Dominican pesos have been, could have been or may in the future be converted into U.S. dollars at such rates or any other rates.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

At the date a foreign currency transaction is recognized, each asset, liability, revenue, expense, income, or loss arising from the transaction is measured initially in the functional currency by use of the exchange rate in effect at that date.

At each balance sheet date, monetary items that are denominated in a currency other than the functional currency are adjusted to reflect the current exchange rate at the balance sheet date. Incomes and losses on exchange deriving from this process are recognized in the profit and loss account for the year in which they arise.

Relevant exchange rates used in the preparation of the financial statements were as follows (Dominican pesos per one U.S. dollar):

2022
Current exchange rate as of December 31, 2022	RD$ 56.25
Weighted average exchange rate for the year ended December 31, 2022	RD$ 54.92
2021
Current exchange rate as of December 31, 2021	RD$ 57.23
Weighted average exchange rate for the year ended December 31,	RD$ 57.05

Non-monetary items that are denominated in a currency other than the functional currency are converted at the historical exchange rate on the transaction date.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and Accounts receivable. The Company places its cash and cash equivalents with financial institutions of high credit quality. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers in the normal course of business to its customers. The carrying amount of current accounts receivable is stated at cost. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. The Company maintains an allowance for doubtful accounts to provide for the estimated amount of accounts receivable that will not be fully collected. The allowance is based on the assessment of the following factors: customer creditworthiness, historical payment experience, age of outstanding accounts receivable and any applicable collateral. As of December 31, 2022 and 2021, the Company had allowance for doubtful accounts of $184 thousand and $730 thousand, respectively. Additionally, the Company does not have any customers with revenues greater than 10% of total revenue.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date. The Company estimated the fair values using appropriate valuation methodologies and market information available as of the balance sheet date.

Regarding assets and liabilities recognized at fair value in the balance sheet, the following hierarchy levels have been established in accordance with the variables used in the different measurement techniques and depending on whether the inputs are observable or unobservable:

•        Level 1:    Based on prices quoted in active markets.

•        Level 2:    Based on other observable market variables, either directly or indirectly.

•        Level 3:    Based on non-observable market variables.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

Cash and other cash equivalents

Cash and other cash equivalents include cash in hand and at bank as well as short-term deposits in banks.

Accounts receivables

Our accounts receivable primarily consist of amounts due from lessees (customers). We initially recognize our accounts receivable at the contractual amount owed. Subsequently, the Company measures the allowance for credit losses of its receivables on a collective (pool) basis which aggregates receivables with similar risk characteristics and uses historical collection rates for a period of three years to estimate its expected credit losses. The Company provides an estimate of expected credit losses for its receivables immediately upon origination or acquisition and may adjust this estimate in subsequent reporting periods as required. When the Company determines that an account is not collectible, the account is written-off to the allowance for doubtful accounts. The Company also considers whether the historical economic conditions are comparable to current economic conditions. If current or expected future conditions differ from the conditions in effect when the historical experience was generated, the Company would adjust the allowance for doubtful accounts to reflect the expected effects of the current environment on the collectability of the Company’s trade receivables which may be material.

The company’s policy is to write off accounts that are deemed to be unrecoverable based on judicial process decisions or the results of collections efforts carried out by management and advisors, which indicate that the debtor in question does not have the economic solvency, nor have assets on which foreclosures can be made.

Accounts receivables and indebtedness to related parties

Accounts receivables and indebtedness to related parties includes funds advanced and received from entities of Meliá Group and Falcons Beyond Group as related parties and shareholders. These balances are recorded for the value of the funds granted and received considering that these balances are non-interest bearing and are payable on demand.

Inventories

The entire inventory balance consists of raw and auxiliary materials (mainly food and beverages, fuels, spare parts and office supplies). Inventories are stated at the lower of cost or net realizable value using the weighted average method.

Property and equipment

We record property and equipment at cost, including interest, borrowing costs and real estate taxes we incur during development and construction. We capitalize the cost of improvements that extend the useful life of property and equipment when we incur them. These capitalized costs may include structural costs, equipment, fixtures, floor, and wall coverings. We expense all repair and maintenance costs when we incur them. We compute depreciation using the straight-line method over the estimated useful lives of the assets. The estimated useful lives and depreciation method are reviewed at the end of each reporting period, for the years ended December 31, 2022, and 2021, there were no changes in useful lives and depreciation method.

Years
Buildings	40
Equipment	10 – 15
Machinery	15
Furniture	10
Vehicles	5
Information technology (IT) equipment	6

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

Intangible Assets, net

We classify our software system as a definite-lived intangible asset which we record at acquisition cost. We compute amortization for definite-lived intangible assets using the straight-line method over the estimated useful life of the asset. The useful life for our software system is 6 years. The estimated useful lives and depreciation method are reviewed at the end of each reporting period. For the years ended December 31, 2022, and 2021, there were no changes in useful lives and depreciation method.

Borrowing costs

General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period to get ready for their intended use or sale. Other borrowing costs are expensed in the period in which they are incurred.

Impairment of long-lived assets

When events, circumstances or operating results indicate that the carrying values of long-lived assets might not be recoverable through future operations, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. The fair value is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which are dependent on internal forecasts, discount rates and to a lesser extent, estimation of long-term rates of growth. The estimates used to calculate the fair value of long-lived assets change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value. For the years ended December 31, 2022, and 2021, there were not any impairments of any long-lived assets recorded.

Leases

Leases as a lessee

We determine if a contract is or contains a lease at the inception of the contract, and we classify that lease as a finance lease if it meets certain criteria or as an operating lease when it does not. We reassess if a contract is or contains a leasing arrangement upon modification of the contract. For a contract, in which we are the lessee, that contains fixed payments for both lease and non-lease components, we have elected to account for the components as a single lease component, as permitted.

At the commencement date of a lease, we recognize a lease liability for future fixed lease payments and a right-of-use (“ROU”) asset representing our right to use the underlying asset during the lease term. The lease liability is initially measured as the present value of the future fixed lease payments that will be made over the lease term. The lease term includes lessee options to extend the lease and periods occurring after a lessee early termination option, only to the extent it is reasonably certain that we will exercise such extension options and not exercise such early termination options, respectively. The future fixed lease payments are discounted using the rate implicit in the lease, if available, or our incremental borrowing rate. The model for the calculation of incremental rates is based on a risk-free rate, the asset’s economic context risks (country) and the risk inherent in the Company, all this weighted by the temporary value of cash flows as determined in the schedule of minimum lease payments stipulated in each lease agreement. Operating lease liabilities are classified as current portion and non-current portion in our Balance Sheet.

The ROU asset is measured as the amount of the lease liability with adjustments, if applicable, for lease prepayments made prior to or at lease commencement, initial direct costs incurred by us, deferred rent and lease incentives. ROU assets of operating leases are included in operating lease right-of-use assets, and ROU assets of finance leases are included in property, plant, and equipment, net in our Balance Sheet. We evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group by comparing the estimated future undiscounted cash flows to the net carrying value of the asset group. If the net carrying value of the asset

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

group is determined to be less than its estimated future undiscounted cash flows and, therefore, is not considered to be recoverable and is in excess of the estimated fair value, we record an impairment loss in our Statements of Operations and Comprehensive Loss. We allocate the impairment loss related to an asset group among the various assets within the asset group pro rata based on the relative carrying value of the respective assets.

Our operating leases include: (i) fixed lease payments, or minimum payments, as contractually stated in the lease agreement and/or (ii) variable lease payments, which, have contractually stated amounts that depend on the opening date of the real estate facilities. For operating leases, lease expense relating to fixed payments is recognized on a straight-line basis over the lease term, and lease expense related to variable payments is expensed as incurred, with amounts recognized in our Statements of Operations and Comprehensive Loss. For operating leases for which the ROU asset has been impaired, the lease expense is determined as the sum of the amortization of the ROU asset remaining after impairment on a straight-line basis over the remaining term of the lease and the accretion of the lease liability based on the discount rate applied to the lease liability.

Revenue Recognition

Leases as a lessor

Sierra Parima, S.A.S. revenue is primarily derived from the leases of owned commercial premises and offices.

The Company recognizes income from operating leases on a straight-line basis over the lease term, in accordance with the price established in the respective contracts, when it can be measured reliably, and it is probable that the Company will receive the economic benefits associated with the transactions. The respective leased assets are included in the balance sheet in accordance with their nature.

At the commencement date, the Company assesses whether the lessee is reasonably certain to exercise an option to extend the lease or to purchase the underlying asset, or not to exercise an option to terminate the lease. The Company considers all relevant facts and circumstances that create an economic incentive for the lessee to exercise, or not to exercise, the option, including any expected changes in facts and circumstances from the commencement date until the exercise date of the option.

Maintenance fees and other services

The Company provides maintenance services to tenants and is the primary obligor for providing such services as it directs the provision of such services, therefore acting as a principal. For the pass-through billing of the energy and water utility services, the Company acts as an agent as it does not have control of the services provided to its customer, therefore the revenues and expenses are present on a net basis in the ‘Other services’ line item of the Statements of Operations and Comprehensive Loss.

The Company invoices maintenance fees separately from the rental payments due from the tenant. The Company recognizes these revenues over time as services are performed, on a straight-line basis over the contractual periods.

Taxes

We recognize the amounts of taxes payable or refundable for the current year, as well as deferred tax liabilities and assets for the future tax consequences of events we have recognized in our Financial Statements or tax returns, using judgment in assessing future profitability and the likely future tax consequences of those events. We base our estimates of deferred tax assets and liabilities on current tax laws, rates, and interpretations, and, in certain cases, business plans and other expectations about future outcomes.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 2. Summary Of Significant Accounting Policies (cont.)

We recognize the effect of the tax law changes in the period of enactment. Changes in existing tax laws and rates, their related interpretations, and the uncertainty generated by the current economic environment may affect the amounts of our deferred tax liabilities or the valuations of our deferred tax assets over time. Our accounting for deferred tax consequences represents management’s best estimate of future events that can be appropriately reflected in the accounting estimates.

For tax positions we have taken or expect to take in a tax return, we apply a more likely than not threshold (that is, a likelihood of more than 50 percent), under which we must conclude a tax position is more likely than not to be sustained, assuming that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information, to continue to recognize the benefit. In determining our provision for income taxes, we use judgment, reflecting our estimates and assumptions, in applying the more likely than not threshold. See Note 11 for further information.

Hybrid Taxes

According to the local jurisdiction, the entity pays the greater of two tax computations, one of which is based on taxable profit and the other is based on the assets. To the extent that the non-income-based measure result in a larger amount, the entity would pay the amount determined by using the non-income-based measure.

Considering this regime, the amount payable based on the non-income-tax component (total assets) was considered a pretax component and presented as operating expenses.

Note 3. Fair Value Measurements

Financial instruments

The Company does not hold any financial instruments measured at fair value in a recurring basis. However, the carrying amounts of cash and cash equivalents, account receivables, accounts payable and other current liabilities and accounts receivables and indebtedness to related parties, approximate fair value due to the short-term maturities of these assets and liabilities. In the case of short-term and long-term debt, as the instruments include a variable interest rate that varies according to a market benchmark (refer to Note 8), it has been concluded that no relevant difference exists between the book value and their fair value.

The fair values of all other financial instruments are a reasonable approximation of their carrying amounts.

Note 4. Accounts receivable, net

Components of accounts receivable, net are as follows:

	December 31, 2022	December 31, 2021
Accounts receivables	287	893
Less: allowances for doubtful accounts	(184)	(730)
Total	103	163

The accounts receivable amount relates to accounts receivable for the lease of commercial premises and offices, as well as the amounts charged to the lessee for maintenance, electricity, and water services. As explained in Note 2, when a receivable is deemed non collectible, even after legal claims have been filed, the amount due is written-off from Accounts receivables alongside with the allowance created for the potential loss.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 5. Property and Equipment, net of accumulated depreciation

Property and equipment for the years ended December 31, 2022, and 2021 are composed of the following:

	Land	Buildings	Equipment machinery, furniture and other fixed assets	Information technology (IT) equipment	Construction in Progress	Total
Cost:
Initial balance as of January 1, 2022	3,640	14,114	1,116	132	19,318	38,320
Additions	—	16,702	14,172	239	(6,130)	24,984
Ending balance as of December 31, 2022	3,640	30,816	15,288	371	13,188	63,304
Accumulated depreciation:
Initial balance as of January 1, 2022	—	(4,683)	(675)	(109)	—	(5,467)
Depreciation for the year	—	(388)	(185)	(38)	—	(610)
Ending balance as of December 31, 2022	—	(5,071)	(860)	(147)	—	(6,077)
Carrying value December 31, 2022	3,640	25,745	14,428	224	13,188	57,227
	Land	Buildings	Equipment machinery, furniture and other fixed assets	Information technology (IT) equipment	Construction in Progress	Total
Cost:
Initial balance as of January 1, 2021	3,640	14,114	1,056	132	7,583	26,525
Additions	—	—	60	—	11,735	11,795
Ending balance as of December 31, 2021	3,640	14,114	1,116	132	19,318	38,320
Accumulated depreciation:
Initial balance as of January 1, 2021	—	(4,330)	(608)	(93)	—	(5,032)
Depreciation for the year	—	(353)	(67)	(16)	—	(435)
Ending balance on December 31, 2021	—	(4,683)	(675)	(109)	—	(5,467)
Carrying value December 31, 2021	3,640	9,431	441	23	19,318	32,853

For the years ended December 31, 2022 and 2021, the capitalized borrowing cost related to the construction in progress amounted to $428 thousand and $236 thousand, respectively.

Note 6. Intangible assets, net

Intangible assets for the years ended December 31, 2022, and 2021 are composed of the following:

		Total
Cost:
Initial balance as of January 1, 2022	3	3
Additions	405	405
Ending balance as of December 31, 2022	408	408
Accumulated amortization:
Initial balance as of January 1, 2022	(3)	(3)
Amortization for the year	(6)	(6)
Ending balance on December 31, 2022	(9)	(9)
Carrying value December 31, 2022	399	399

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 6. Intangible assets, net (cont.)

Total
Cost:
Initial balance as of January 1, 2021	3
Additions	—
Ending balance as of December 31, 2021	3
Accumulated amortization:
Initial balance as of January 1, 2021	3
Amortization for the year	—
Ending balance on December 31, 2021	3
Carrying value December 31, 2021	—

Note 7. Leases as a lessee

The Group leases one plot destined for commercial parking for more than 700 vehicles with a total area of approximately 10,000 square meters of dimension”. These leases are classified as operating leases. The lease contracts do not contain renewal or termination options, residual value guarantees or other restrictions. The Company did not have any leases as a lessee as of December 31, 2021.

Supplemental balance sheet information related to leases is as follows:

	Classification on the Balance Sheet	December 31, 2022
Land	Operating lease right-of-use asset	939
Total		939

The total lease cost for the year ended December 31, 2022 is comprised solely of the operating lease cost of $110 thousand. Operating cash outflows for operating leases was $110 thousand for the year ended December 31, 2022

The following table presents additional information about our lease obligations as of December 31, 2022:

December 31, 2022
Weighted Average Remaining Lease Term (in years)
Operating leases	9
Weighted Average Discount Rate
Operating leases	1.2%

The table below reconciles the undiscounted cash flows for each of the first five years and total of the remaining years to the operating lease liabilities recorded on the Company’s Balance Sheet as of December 31, 2022:

December 31, 2022
2023	110
2024	110
2025	110
2026	110
Thereafter	550
Total minimum lease payments	990
Less: discount effect	50
Present value of future minimum lease payments	940
Less: current obligations under leases	(100)
Long-term lease obligations	840

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 8. Long-term and Short-term Debt

The Company’s debt includes bank loans and consists of the following as of December 31, 2022:

On March 23, 2021, the Company has taken a loan for US$9,200 thousand from Banco Popular Dominicano, that carries an interest at the three-month LIBOR rate + 2.80 percent per annum, payable monthly. The loan is secured by a first rank a mortgage guarantee over the land and building of Plaza Commercial Palma Real Shopping Village, including its improvements, dependencies, present and future attachments. Principal balance is payable in 32 quarterly installments starting from June 2023. The outstanding balance is presented net of the upfront cost and fees for US$ 200 thousand.

The loan contains restrictive covenants, which restrict payment of dividends, the granting of loans, additional financing and to endorse insurance policies in favor of the Bank. As of December 31, 2022 and 2021, the Company was in compliance with these covenants.

Contractual maturities of the Company’s debt (without interest payables) are as follows:

December 31,
2023	863
2024	1,150
2025	1,150
2026	1,150
Thereafter	4,887
Total	9,200

As of December 27, 2019, the Company has availed a line of credit facility of US$ 19 million from Banco Popular Dominicano, the facility carries an interest at the rate of LIBOR 3M + 2.00 percent per annum payable quarterly. The outstanding balance was paid in full in March 2021 and this facility is closed.

For the years ended December 31, 2022 and 2021, interest expense on the loans was US$2 thousand and US$93 thousand, respectively.

Note 9. Shareholders’ Equity

a)      Common Stock

The common stock as of December 31, 2022, and 2021, fully subscribed and paid for, is RD$ 396,191,600 represented and divided equally into 3,396,146 shares, each with a nominal value of RD$ 100. Meliá Hotels International, S.A. and Fun Stuff, S.L own 50% each in the common stock of the Company.

b)      Accumulated deficit

Net losses from previous years and current year of the Company are recorded under this heading.

The company has not paid any dividends in the last six years.

Note 10. Commitments and Contingencies

In August 2021, the Company began building the theme park. In relation with the construction, as of December 31, 2022, the Company has contracts signed with suppliers for an amount of approximately US$ 46,800 thousand. As of December 31, 2022, the Company has provided advances to suppliers for US$ 42,000 thousand and there are outstanding commitments not paid for US$ 4,800 thousand. As of March 31, 2023, the outstanding commitments not paid amounted to US$ 2,900 thousand for the conclusion of the construction of the theme park.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 11. Taxes

For the years ended December 31, 2022 and 2021, the Company requested a tax exemption under the provisions of the article 13 of the General Standard No. 03-2006 dated March 9, 2006, which establishes the Temporary Exemption of taxpayers with losses due to force majeure or extraordinary events, as well as indicating that the company began in 2020 the expansion and conversion to the park and due to this there is an almost total paralysis of the activities in the premises that is where the income comes from, the tax authority provided the tax exemption in its entirety according to resolution No. 22 350000003 dated April 25, 2022 issued by the General Direction of Internal Taxes (DGII in Spanish).

In addition, the tax authority has provided the approvals of the “KATMANDU PARK PUNTA CANA” project through Resolution No. 01-2020 of dated January 16, 2020 and confirmed by Final Resolution No. 163-2021 dated November 24, 2021 ratified subsequently, on January 3, 2022, from the DGII by the successful update of the data that grants it the final classification as a tourism project, ratifying the special tax regime in accordance with the provisions established by the Tourism Development Council (CONFOTUR). Based on these resolutions, management received a fiscal tax exception applicable for the next 15 years and consequently during the years ended December 31, 2022, and 2021 the Company did not recognize any tax income nor tax based on the assets applicable to entities under the ordinary tax regime.

On December 31, 2022, and 2021, the tax on assets was higher than the tax on net taxable income, as a result of which the Company determined its taxes on this basis. The calculation is presented below:

	December 31, 2022	December 31, 2021
Total assets	64,372	34,281
Untaxed assets	(1,502)	(43)
Total taxable assets	62,870	34,238
Rate	1%	1%
Tax on assets	629	342
Asset Tax Exemption	(629)	(342)
Net tax for the year	—	—

Current balances with tax authorities

The balance relating to tax authorities are as follows:

	December 31, 2022	December 31, 2021
Initial balance Income Tax Advance	20	16
Tax advances paid during the year	—	3
Other tax benefits received (used) during year	—	1
Ending balance Income Tax Advance	20	20
Tax on the Transfer of Industrialized Goods and Services (ITBIS in Spanish) balances to be compensated	543	23
Total	563	43

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 12. Accounts and other payable and Other current liabilities

Components of accounts and other payable and other current liabilities are as follows:

	December 31, 2022		December 31, 2021
	Current	Non-current	Current	Non-current
Services suppliers	854	—	51	—
Property and equipment suppliers	1,318	—	21	—
Total Accounts and other payable	2,172	—	72	—
Deposits	943	214	5	202
Employee related payables	89	—	19	—
Taxation and other payables	119	—	116	—
Total other liabilities	1,151	214	140	202

The maturity of short-term accounts payable to suppliers is up to thirty (30) days from the reception of invoices and they are not subject to any discount for prompt payment, and they do not generate interest expenses.

Deposits correspond to the amounts received by the lessees as a guarantee for the lease of commercial premises, and they are equivalent to one (1) to three (3) months of the lease rent. This amount will be returned to the lessee at the end of the related contract.

Additionally, current and non-current deposits include guarantees retained to subcontractors that are working on the construction project for the theme park. These amounts are determined based on a percentage of each invoice. These guarantees will be maintained for a minimum of 6 months or until the Company confirms the final acceptance of the activities.

Note 13. Revenue

Revenue from lease contracts

The Company lease contracts contain fixed price per square meter, and the lease term ranges from 1 to 10 years. The contracts do not provide for the transfer of the property nor contain purchase options; the property is returned to the Company at the end of the lease period.

Currently, a total of 616.55 square meters (mt²), between three commercial premises and two offices, are leased. The detail of the minimum future rentals on noncancelable leases under the contracts in the next five years, according to each contract, is as follows:

	December 31, 2022	December 31, 2021
2022	—	82
2023	655	106
2024	798	108
2025	791	110
2026	768	88
	768	36
Total	3,780	530

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 14. Other expenses and charges

Non-operating income (expenses)

	December 31, 2022	December 31, 2021
Gain (loss) on foreign currency transactions	(33)	38
Total gain (loss) on foreign currency transactions	(33)	38
Interest accrued on debt	(2)	(93)
Total interest expense, net	(2)	(93)

Note 15. Transactions with Related Parties

Identification of related parties

The Company is owned by Meliá Hotels International, S. A. (Meliá Group) and Fun Stuff, S.L. (subsidiary of Falcon’s Beyond Group) (collectively referred as the “shareholders”), as part of the operations carries out important transactions with its related parties and the shareholders. The main transactions with related parties are for corporate services, rentals, laundry services, maintenance, electricity, exchanges of warehouse products, accommodation services for external and internal personnel hired by the Company and others.

Commercial and financing transactions

The table below is a breakdown of commercial and financing transactions that occurred during the year and the balances at the end of the year.

	2022
	Purchases	Other services	Accounts payable	Accounts receivables
Fun Stuff, S.L.(a)	715	—	(32,227)	—
Meliá Hotels International(a)	3	—	(8,575)	—
Producciones de Parques, S.L.(b)	22	—	(559)	—
Falcon’s Treehouse National, LLC(c)	3,068	—	(2,013)	—
Desarrollos Sol S. A.	165	23	(57)	20
Inversiones Areito, S. A. S.	95	—	(24)	2
Meliá Management, S. A. S.	91	—	(86)	—
Prodigios Interactivos, S. A.	8	—	(14)	—
Infinity Vacations Dominicana S.A.S.(d)			(20)	2,668
Total	4,167	23	(43,575)	2,690

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 15. Transactions with Related Parties (cont.)

	2021
	Purchases	Other services	Accounts payable	Accounts receivables
Fun Stuff, S.L.(a)	7	—	(12,175)	—
Producciones de Parques, S.L.(b)	—	—	(566)	—
Falcon’s Treehouse National, LLC(c)	2,688	—	(1,191)
Desarrollos Sol S. A.		—	(4)	—
Inversiones Areito, S. A. S.	14	—	(176)	—
Infinity Vacations Dominicana S.A.	—		—	—
Meliá Management, S. A. S.	10	—	(1)	—
Prodigios Interactivos, S. A.	2	—	(6)	—
Total	2,721	—	(14,119)	—

Purchases from related companies relate to supplies in connection with the operations of the Company includes purchase of office materials, maintenance services, food and personnel transportation, auxiliary materials, “All Inclusive” accommodation services provided by Meliá Group for some external and internal personnel hired by the Company.

____________

(a)      The balance corresponds mainly to the financial support provided by the shareholder for the payment of the construction in process (Katmandu Park) and other related transactions (air tickets and executive expenses incurred as part of the oversight functions of the park). This balance will not generate interest as it is not a loan with the shareholder.

(b)      Producciones de Parques, S.L is a related party of Meliá Group and accordingly a related party of Sierra Parima. Producciones de Parques. invoiced Sierra Parima, S. A. S. for the design and other services related to the Theme Park Business Plan.

(c)      Falcon’s Treehouse National LLC is a related party of the shareholder (Fun Stuff, S.L.). Falcon’s Treehouse National LLC provides equipment for the design of the park and other related services.

(d)      The balance with Infinity Vacations corresponds to funds provided to cover the change of brand from Paradisus Grand Cana to Falcons’s Resorts. These funds will be returned during 2023.

Transactions with related entities are carried out in accordance with the conditions agreed between the parties.

Outstanding balances at the end of the year are not guaranteed, do not generate interest and are payable on demand.

Transactions with executives and members of the Board of Directors

Remuneration of the Board of Directors

The members of the board of directors have not received any remuneration or advances from the Company. Further, Company does not have any commitments with respect to pensions, insurances, civil liability insurance or directors and officers (D&O) insurance.

Note 16. Going concern

For the years ended December 31, 2022 and 2021, the Company generated net losses of $3,438 and $1,051 thousands, respectively, and negative cash flows from operations of $125 and $892 thousands, respectively. As of December 31, 2022 and 2021, the Company had a working capital deficit of $42,136 and $12,930 thousands, respectively. In addition, the Company has material amounts of construction costs that remain for Katmandu Park and Entertainment Center which need to be funded prior to its fully completion in early 2023. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Sierra Parima, S.A.S.
Notes to Financial Statements as of and for the Year Ended December 31, 2022

Note 16. Going concern (cont.)

The Company’s financial statements as of and for the years ended December 31, 2022, and 2021 are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company commenced the construction of Katmandu Park and Entertainment Center funded by a combination of debt and committed equity contributions from its shareholders. The Company needs to obtain additional funding from its shareholders or additional financing through debt or equity raises to fund remaining costs to complete construction of the park, including funding working capital needs associated with the park after it opens. As of the date of these financial statements, the Company has already started operating the park, and it is expected that in the coming months, it will begin generating the necessary cash flows to cover the operating needs, as well as the working capital financing associated with the park.

Note 17. Strategic Plan

On February 24, 2021, the Council approved that the Company will be dedicated to the development, operation, and promotion of leisure tourist centers, especially the Katmandu Park and Save Our Reef & Canalloon — Palma Real tourist projects. Consequently, the Commercial Plaza will be used in a theme park.

For the development of the project, the Company requested to avail the provisions of Law 158-01, for the Promotion and Development of Tourism and its modifications, as stated in the regulations for the application of Law 158-01 dated October 9, 2001, issued by the Tourism Development Council (CONFOTUR in Spanish) and Decree No. 372-14 dated October 9, 2014. One of the main benefits of this law is the exemption from the payment of income tax, capitalization tax and asset tax for a period of 15 years from the date of completion of the construction. On October 25, 2021, the Company received the approval of the tax benefit, granting the special regime benefit, which includes tax exemption.

The Company began construction of the project in August 2021, with an estimated investment of US$55,000 thousand, starting operations in a first phase for guests of the Meliá Group hotel in December 2022, fulfilling the objective of adding value to the Group’s hotels and as a differentiating complementary offer to the destination in the Dominican Republic. Due to the construction process of the park, the Company had not entered into new rental contracts until the end 2022, resulting in no new operating income being generated, presenting losses in the years ended 2022 and 2021; therefore, to maintain the operation it has received contributions from its shareholders until it can meet its obligations with the resources arising after the opening of the Theme Park.

The park opened to the general public on March 15, 2023. At the date of issuance of these financial statements the company has nine of the total attractions available and by the end of May it expects to have the carousel installed, thus completing the total number of attractions. The Company has formalized leases with ten commercial premises dedicated to various types of business, as well as the offices of law firms and the US Embassy. In addition, during 2022 and as of the date of this report, the Company has received shareholder contributions of US$44.7 thousand.

Note 18. Events After the Reporting Date

No relevant facts or other aspects to mention have occurred between the closing date and the date these Financial Statements were available to be issued.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED
BALANCE SHEETS
(in thousands of U.S. dollars)

	(Unaudited) As of March 31, 2023	As of December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$1,551	$8,366
Accounts receivable, net ($1,918 and $489 related party as of March 31, 2023 and December 31, 2022, respectively)	4,158	3,309
Contract assets ($2,014 and $1,680 related party as of March 31, 2023 and December 31, 2022, respectively)	4,907	2,692
Inventories	513	407
Deferred transaction costs	2,307	1,842
Other current assets	930	842
Total current assets	14,366	17,458
Investments and advances to unconsolidated joint ventures	71,571	71,979
Operating lease right-of-use assets ($700 and $709 related party as of March 31, 2023 and December 31, 2022, respectively)	1,445	1,003
Finance lease right-of-use assets ($553 and $570 related party as of March 31, 2023 and December 31, 2022, respectively)	562	582
Property and equipment, net	877	802
Intangible assets, net	7,100	8,304
Goodwill	11,471	11,471
Long term receivable – related party, net	973	—
Other non-current assets	649	671
Total assets	$109,014	$112,270

Liabilities and members’ equity
Current liabilities:
Accounts payable	$6,424	$4,626
Accrued expenses and other current liabilities ($1,151 and $737 related party as of March 31, 2023 and December 31, 2022)	7,942	3,990
Contract liabilities ($476 and $600 related party as of March 31, 2023 and December 31, 2022, respectively)	1,596	1,296
Current portion of long-term debt ($6,766 and $5,607 related party as of March 31, 2023 and December 31, 2022, respectively)	8,478	7,408
Total current liabilities	24,440	17,320
Operating lease liability, net of current portion ($666 and $675 related party as of March 31, 2023 and December 31, 2022, respectively)	1,112	849
Long term debt, net of current portion ($19,345 and $20,124 related party as of March 31, 2023 and December 31, 2022, respectively)	24,665	25,737
Total liabilities	$50,217	$43,906

Commitments and contingencies – note 9

Members’ equity
Members’ capital (54,483,789 shares issued and outstanding as of March 31, 2023 and December 31, 2022)	$94,201	$94,201
Accumulated deficit	(33,997)	(24,147)
Accumulated other comprehensive loss	(1,407)	(1,690)
Total members’ equity	$58,797	$68,364
Total liabilities and members’ equity	$109,014	$112,270

See accompanying notes to condensed consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)
(in thousands of U.S. dollars, except unit and per unit data)

	Three months ended March 31, 2023	Three months ended March 31, 2022
Revenue ($3,498 and $918 related party for the three months ended March 31, 2023 and 2022, respectively)	$9,194	$2,951
Expenses:
Project design and build expense	6,288	2,048
Selling, general and administrative expense	10,003	3,178
Research and development expense	463	88
Depreciation and amortization expense	1,342	223
Loss from operations	(8,902)	(2,586)
Share of gain (loss) from equity method investments	(1,279)	139
Interest expense	(271)	(295)
Foreign exchange transaction gain (loss)	599	(307)
Net loss before taxes	(9,853)	(3,049)
Income tax benefit	3	—
Net loss	$(9,850)	$(3,049)

Net loss per unit, basic and diluted	$(0.18)	$(0.06)
Weighted average units outstanding, basic and diluted	54,483,789	51,126,843

Comprehensive loss:
Net loss	$(9,850)	$(3,049)
Foreign currency translation gain (loss)	283	(262)
Total other comprehensive income (loss)	283	(262)
Total comprehensive loss	$(9,567)	$(3,311)

See accompanying notes to condensed consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands of U.S. dollars)

	Three months ended March 31, 2023	Three months ended March 31, 2022
Cash flows from operating activities
Net loss	$(9,850)	$(3,049)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,342	223
Deferred profit on sales to unconsolidated joint ventures	185	66
Foreign exchange transaction (gain) loss	(607)	298
Share of (gain) loss from equity method investments	1,279	(139)
Change in deferred tax asset	(3)	—
Credit loss expense – related party	254
Changes in assets and liabilities:
Accounts receivable, net ($(1,428) and $84 related party for the three months ended March 31, 2023 and 2022, respectively	(845)	888
Other current assets	(89)	(475)
Inventories	(107)	—
Contract assets ($(334) and $(200) related party for the three months ended March 31, 2023 and 2022, respectively)	(2,215)	(782)
Capitalization of ride media content	(60)	(354)
Deferred transaction costs	(465)	(32)
Long term receivable – related party	(1,227)	—
Other non-current assets	26	8
Accounts payable	1,794	330
Accrued expenses and other current liabilities ($448 and $3 related party for the three months ended March 31, 2023 and 2022 respectively)	3,791	817
Other long-term payables	—	(70)
Contract liabilities ($(123) and $(784) related party for the three months ended March 31, 2023 and 2022, respectively)	299	(640)
Net cash used in operating activities	(6,498)	(2,911)
Cash flows from investing activities
Purchase of property and equipment	(133)	(97)
Investments and advances to unconsolidated joint venture	—	(7,342)
Advances to related party	—	(500)
Net cash used in investing activities	(133)	(7,939)
Cash flows from financing activities
Principal payment on finance lease obligation	(40)	(40)
Proceeds from debt – related party	—	7,173
Repayment of debt – related party	(222)	—
Proceeds from related party $10 million credit facility	3,000	3,000
Repayment of related party $10 million credit facility	(2,500)	—
Repayment of debt – third party	(416)	(228)
Net cash (used in) or provided by financing activities	(178)	9,905
Net increase in cash and cash equivalents	(6,809)	(945)
Foreign exchange impact on cash	(6)	(8)
Cash and cash equivalents – beginning of period	8,366	3,091
Cash and cash equivalents at end of period	$1,551	$2,138
Supplemental disclosures:
Cash paid for interest	$456	$179
Non-cash activities:
Operating lease right-of-use assets obtained in exchange for lease liabilities	$514	$66

See accompanying notes to condensed consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED
STATEMENTS OF MEMBERS’ EQUITY (UNAUDITED)
(in thousands of U.S. dollars)

	Units	Members’ capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Members’ equity
December 31, 2021	51,126,843	$35,992	$(6,719)	$(1,261)	$28,012
Net loss			(3,049)		(3,049)
Foreign currency translation loss				(262)	(262)
March 31, 2022	51,126,843	$35,992	$(9,768)	$(1,523)	$24,701
	Units	Members’ capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Members’ equity
December 31, 2022	54,483,789	$94,201	$(24,147)	$(1,690)	$68,364
Net loss			(9,850)		(9,850)
Foreign currency translation gain				283	283
March 31, 2023	54,483,789	$94,201	$(33,997)	$(1,407)	$58,797

See accompanying notes to condensed consolidated financial statements

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

1.      Description of business and basis of presentation

Falcon’s Beyond Global, LLC (“Falcons” or the “Company”) was formed on April 22, 2021, in the state of Florida, for the purpose of acquiring the outstanding membership units of Katmandu Group, LLC and its subsidiaries (“Katmandu”), Falcon’s Treehouse, LLC and its subsidiaries (“Treehouse”) and Falcon’s Treehouse National, LLC (“National”). On April 30, 2021, The Magpuri Revocable Trust, owners of Treehouse and National, and Katmandu Collections, LLLP, (“Collections”) owners of Katmandu, entered into a Consolidation Agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in Treehouse and National in exchange for 33.33% of the membership interests of Falcons, and Collections contributed 100% of its ownership in Katmandu in exchange for 66.67% of the membership interests of Falcons. In June 2022, Katmandu Collections, LLLP was renamed Infinite Acquisitions, LLLP (“Infinite Acquisitions”).

The Company prepared these condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information. They do not include all of the information and notes required by GAAP for complete financial statements.

In the opinion of management, these condensed consolidated financial statements reflect all adjustments that are of a normal, recurring nature necessary for a fair presentation of our results of operations, financial condition, and cash flows for the interim periods presented. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Our actual results may differ materially from these estimates. Accounting policies subject to estimates include, but not limited to, inputs used to recognize revenue over time, inventory valuation, deferred tax valuation allowances, and the valuation and impairment testing of investments in unconsolidated joint ventures. We eliminate intercompany balances and transactions in consolidation.

The results of operations for the interim periods presented are not necessarily indicative of results to be expected for the full year or future periods. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2022 and 2021.

The Company has been engaged in expanding its physical operations through its unconsolidated joint ventures, developing new product offerings, raising capital and recruiting personnel. As a result, the Company has incurred a loss from operations of $8.9 million for the three months ended March 31, 2023, accumulated deficit of $34.0 million as of March 31, 2023, and negative cash flows from operating activities of $6.5 million for the three months ended March 31, 2023. Accordingly, the Company performed an evaluation of its ability to continue as a going concern through at least twelve months from the date of the issuance of these condensed consolidated financial statements under ASC 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”.

The Company has committed to fund its share of additional investment in its unconsolidated joint venture, Sierra Parima S.A.S. (“Sierra Parima”), for the purpose of operating the Katmandu Park and Entertainment Center located in Punta Cana, Dominican Republic and unconsolidated joint venture, Karnival TP- AQ Holdings Limited (“Karnival”), for the purpose of constructing the VAquarium Entertainment Centers in the People’s Republic of China. See Note 9 — Commitments and contingencies. The Company’s development plans, and investments have been funded by a combination of debt and committed equity contributions from its members, and the Company is reliant upon its members for obtaining additional financing through debt or equity raises to fund its working capital needs, contractual commitments, and expansion plans. Subsequent to March 31, 2023 the Company has incurred and is expected to incur material amounts of expenses in relation to its external advisors, accountants, legal costs, in relation to its S-4 filing. There can be no assurance that the additional capital or financing raises, if completed, will provide the necessary funding for the next twelve months from

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

1.      Description of business and basis of presentation (cont.)

the date these condensed consolidated financial statements will be issued. If adequate funds are not available to the Company on a timely basis the Company may be required to delay, limit, reduce or terminate certain commercial efforts or expansion strategies. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

The Company provides a full range of theme park design, master planning and experiential technologies for customers in the entertainment and attraction industry through its Falcon’s Creative Group reportable segment and develops and co-owns resort and theme park attractions through its Destinations Operations, Producciones de Parques, S.L. (“PDP”) and Sierra Parima reportable segments. See Note 10 — Segment information and Note 4 — Investments and advances to unconsolidated joint ventures.

Impact of global Covid-19 pandemic

The Covid-19 pandemic had a material negative impact on the tourism, entertainment and attraction industry driven by worldwide restrictions on travel and public gatherings. The Company’s business was impacted by delays in new and planned development spend by end customers beginning in March 2020 and continuing into 2022. The Company has taken steps in response to the decline in revenues including taking advantage of government funding through the Employee Retention Credits and Payroll Protection Program loans, deferral of discretionary spending and securing additional capital via loans from its members. The results of the Company’s unconsolidated joint ventures, which include our hotel and theme park operations, were also negatively impacted by temporary closures of properties, limited operations, decreased demand due to public health concerns associated with the pandemic and restrictions on international travel and group gatherings. The resorts and theme park operated within the unconsolidated joint ventures took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2021 and 2022 include, but were not limited to i) elimination or deferral of all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening, ii) reduce or defer capital expenditures starting in March 2020, including a one year postponement in the commencement of construction of a new theme park located in Punta Cana, Dominican Republic, and iii) negotiating deferral of loan repayment.

2.      Summary of significant accounting policies

Concentration of revenue and credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of Cash and cash equivalents and Accounts receivable. The Company places its Cash and cash equivalents with financial institutions of high credit quality. At times, such amounts exceed federally insured limits. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers in the normal course of business from customers located both inside and outside the United States. Receivables are presented net of an allowance for credit losses based on the Company’s assessment of the collectability of customer accounts. The Company maintains an allowance that

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

2.      Summary of significant accounting policies (cont.)

provides for an adequate reserve to cover estimated losses on receivables as well as contract assets. The Company determines the adequacy of the allowance by estimating the probability of loss based on the Company’s historical credit loss experience and taking into consideration current market conditions and supportable forecasts that affect the collectability of the reported amount. The Company regularly evaluates receivable and contract asset balances considering factors such as the customer’s credit worthiness, historical payment experience and the age of the outstanding balance. Changes to expected credit losses during the period are included in Selling, general and administrative expense in the Company’s condensed consolidated statements of operations and comprehensive loss. After concluding that a reserved accounts receivable is no longer collectible, the Company reduces both the gross receivable and the allowance for credit losses.

Estimating the fair value of reporting units is a subjective process that involves the use of significant estimates by management. The Falcon’s Creative Group segment and reporting unit has significant revenue concentration associated with a few customers. The Company had two customers with revenue greater than 10% of total revenue, approximately $5.4 million for one customer and $3.2 million for the second customer, for the three months ended March 31, 2023. Accounts receivable balance for the two customers totaled $3.9 million (94% of total Accounts receivable) as of March 31, 2023. The Company had two customers with revenue greater than 10% of total revenue, approximately $1.5 million for one customer and $0.8 million for the second customer, for the three months ended March 31, 2022. Accounts receivable balance for the two customers totaled $1.0 million (70% of total accounts receivable) as of March 31, 2022.

Although the Company believes they maintain strong relationships with each customer, if any of these customers where there is a concentration of revenue were to move their business elsewhere it would have an adverse effect on the Company’s profitability, particularly the profitability of Falcon’s Creative Group. In addition, unanticipated changes in business performance, market declines or other events impacting the fair value of these businesses, including changes in market multiples, discount rates, interest rates and growth rates assumptions could result in goodwill impairment charges in future periods. The Company did not identify any triggering events requiring a test of goodwill impairment for the three-month period ended March 31, 2023.

Digital media license revenue

The Company enters into contracts with its customers to license the right to use the digital media content for a fixed fee. Revenue is recognized based on this amount at the point-in-time when the license is transferred to the customer. During the three months ended March 31, 2023 the Company licensed the right to use ride media content to Sierra Parima, see Note 7 — Related party transactions for further discussion.

Recently issued accounting standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard amends several aspects of the measurement of credit losses on condensed consolidated financial statements, including trade receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The standard is effective for the Company for financial statement periods beginning after December 15, 2022. The adoption did not have a material impact on our financial statements. See updates to Concentration of revenue and credit risk policy above for updates to our significant accounting policies impacted by our adoption of ASC 326.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

3.      Revenue

Disaggregated components of revenue for the Company for the three months ended March 31, 2023 and 2022 are as follows:

	Three months ended March 31,
	2023	2022
Services transferred over time:
Design and project management services	$5,916	$2,009
Media production services	75	200
Attraction hardware and turnkey sales	1,874	742
Total revenue from services transferred over time	$7,865	$2,951
Services transferred at a point in time:
Digital media licenses	$1,329	$—
Total revenue from services transferred at a point in time	$1,329	$—
Total revenue	$9,194	$2,951

Total related party revenues from services provided to our unconsolidated joint ventures were $3.5 million and $0.9 million for the three months ended March 31, 2023 and 2022, respectively.

The following tables present the components of our Accounts receivable and contract balances:

	As of March 31, 2023
	Related party	Other	Total
Accounts receivable, net – current	$1,918	$2,240	$4,158
Accounts receivable, net – non-current	973	—	973
Contract Assets	2,014	2,893	4,907
Contract liabilities	(476)	(1,120)	(1,596)
	As of December 31, 2022
	Related party	Other	Total
Accounts receivable, net	$489	$2,820	$3,309
Contract assets	1,680	1,012	2,692
Contract liabilities	(600)	(696)	(1,296)

As of March 31, 2023 the aggregate amount of the transaction price for open contracts allocated to remaining performance obligations was $10.2 million. The Company expects to recognize approximately 81% of its remaining performance obligations as revenue within the next 12 months and the balance thereafter. Revenue recognized for the three months ended March 31, 2023 that was included in the contract liability balance as of December 31, 2022 was $1.1 million. Revenue recognized for the three months ended March 31, 2022 that was included in the contract liability balance as of December 31, 2021 was $0.9 million.

During the three months ended March 31, 2023 the Company licensed the right to use ride media content to Sierra Parima, see Note 7 — Related party transactions for further discussion.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

3.      Revenue (cont.)

Geographic information

The Company has contracts with customers located in the United States, Caribbean, Saudi Arabia, Hong Kong, Canada, and Spain. The following table presents revenues based on the geographic location of the Company’s customer contracts:

	Three months ended March 31,
	2023	2022
Saudi Arabia	$5,621	$1,731
Caribbean	3,357	825
USA	74	57
Hong Kong	126	—
Other	16	338
Total revenue	$9,194	$2,951

4.      Investments and advances to unconsolidated joint ventures

The Company accounts for its investments in unconsolidated joint ventures using the equity method of accounting. The Company’s joint ventures are as follows:

i)       PDP is an unconsolidated joint venture with Meliá Hotels International, S.A. (“Meliá Group”) for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. PDP operates a hotel resort and theme park located in Mallorca, Spain and a hotel located Tenerife in the Canary Islands.

ii)      Sierra Parima is an unconsolidated joint venture with Meliá Group for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. Sierra Parima has one theme park now open to the public in Punta Cana in the Dominican Republic. We have concluded that Sierra Parima is a variable interest entity (“VIE”), that we do not have the power to direct the activities that most significantly impact the economic performance of Sierra Parima, as such decisions are taken by the unanimous consent of the representatives of the joint venture partners. We, therefore, do not consolidate Sierra Parima and account for our investment as an equity method investment. The Company advanced $31.8 million and is committed to provide additional funding up to $5.8 million to Sierra Parima as of March 31, 2023, to partially fund remaining outstanding construction costs as well as working capital costs of the theme park. These advances are non-interest-bearing and no repayment terms have been established. The advances provided to Sierra Parima are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Sierra Parima. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $5.8 million as of March 31, 2023.

iii)    On November 2, 2021, the Company entered into a joint venture agreement to acquire a 50% interest in Karnival TP-AQ Holdings Limited (“Karnival”), a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first location is currently under development in Hong Kong. We have concluded that Karnival is a VIE, that we do not have the power to direct the activities that most significantly impact the economic performance of Karnival, as such decision are taken by the unanimous consent of the representatives of the joint venture partners. We, therefore, do not consolidate Karnival and account for our investment as an equity method investment. The Company and its joint venture partner are committed to funding non-interest-bearing advances of $9 million (HKD 69.7 million) each, over a two-year period. As of March 31, 2023, the Company had

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

4.      Investments and advances to unconsolidated joint ventures (cont.)

funded $6.6 million (HKD 51.0 million). These advances are repayable to the joint venture partners based on a percentage of gross revenues from operations commencing from the first year of operations. The advances provided to Karnival are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Karnival. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $2.4 million (HKD 18.7 million) as of March 31, 2023.

Investments and advances to unconsolidated joint ventures as of March 31, 2023 and December 31, 2022 consisted of the following:

	As of
	March 31, 2023	December 31, 2022
PDP	$24,189	$23,688
Sierra Parima	40,824	41,735
Karnival	6,558	6,556
	$71,571	$71,979

The Company’s Share of gain or (loss) from equity method investments for the three months ended March 31, 2023 and 2022 comprised of:

	Three months ended March 31,
	2023	2022
PDP	$91	$272
Sierra Parima	(1,372)	(132)
Karnival	2	(1)
	$(1,279)	$139

The following tables provide summarized statements of operations for the Company’s unconsolidated joint ventures:

	Three months ended March 31, 2023
	PDP(1)	Sierra Parima	Karnival	Total
Total revenues	$6,342	$234	$—	$6,576
Loss from operations	505	(2,736)	—	(2,231)
Net loss	182	(2,744)	4	(2,558)

____________

(1)      The PDP summarized statement of operations was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1 to 1.0774 USD.

	Three months ended March 31, 2022
	PDP(1)	Sierra Parima	Total
Total revenues	$4,574	$51	$4,625
Loss from operations	(393)	(233)	(626)
Net loss	545	(265)	280

____________

(1)      The PDP summarized statement of operations was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1 to 1.1164 USD.

The results of operations for Karnival for the three months ended March 31, 2022 were not material for the periods presented and, as such, not included in the table above.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

5.      Accrued expenses and other current liabilities

The Company’s Accrued expenses and other current liabilities consisted of:

	As of
	March 31, 2023	December 31, 2022
Accrued payroll and related expenses	$992	$781
Accrued insurance premiums	—	20
Operating lease liabilities, current portion	315	156
Accrued interest	186	405
Audit and professional fees	2,931	1,101
Project related accruals	3,069	888
Other	449	639
	$7,942	$3,990

Accrued expenses and other current liabilities with related parties was $1.2 million and $0.7 million as of March 31, 2023 and December 31, 2022 respectively.

6.      Long-term debt and borrowing arrangements

The Company’s indebtedness as of March 31, 2023 and December 31, 2022 consisted of the following:

	As of March 31, 2023		As of December 31, 2022
	Amount	Interest Rate	Amount	Interest Rate
€2.5 million revolving credit facility – related party (due December 2023)	$2,127	3.00%	$2,090	3.00%
$10 million revolving credit facility – related party (due December 2026)	1,129	2.75%	629	2.75%
€1.5 million term loan (due April 2026)	1,268	1.70%	1,344	1.70%
$12.785 million term loan – related party (due December 2026)	12,785	2.75%	12,786	2.75%
€7 million term loan (due April 2027)	5,754	5.00%	5,972	2.88%
$7.25 million term loan – related party (due December 2027)	7,250	3.75%	7,250	3.75%
$1.975 million term loan – related party (due December 2029)	1,753	3.00%	1,975	3.00%
Finance leases	1,077	6.39%	1,099	6.39%
	33,143		33,145
Less: Current portion of long-term debt	8,478		7,408
	$24,665		$25,737

The Company’s outstanding debt as of March 31, 2023 matures as follows:

Within 1 year	$8,478
Between 1 and 2 years	7,007
Between 2 and 3 years	7,246
Between 3 and 4 years	7,390
Between 4 and 5 years	1,918
Thereafter	1,104
Total	$33,143

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

6.      Long-term debt and borrowing arrangements (cont.)

As of March 31, 2023, the available capacity under the Company’s revolving credit facilities was the following:

Available Capacity
€2.5 million revolving credit facility (due December 2023)	$594
$10 million revolving credit facility (due December 2026)	8,871
$9,465

During the period between December 31, 2022 and March 31, 2023, there was no new debt issued and no changes to the terms of the existing debt agreements.

7.      Related party transactions

Lease agreements

The Company leases office space from Penut Productions, LLC, a wholly owned subsidiary of The Magpuri Revocable Trust.

Accrued expenses and other current liabilities

In July 2022, PDP advanced the Company $0.4 million euro, repayable within one year of issuance and non-interest bearing.

The Company reimburses certain audit and professional fees on behalf of PDP and Sierra Parima. There were $0.7 million unpaid audit and professional fees as of March 31, 2023 and December 31, 2022.

Long-term debt

The Company has various long-term debt instruments with Infinite Acquisitions and has accrued interest of $0.2 million as of March 31, 2023, and $0.4 million as of December 31, 2022, respectively, related to these loans.

Services provided to unconsolidated joint ventures

Falcon’s Creative Group has been contracted for various design, master planning, attraction design, hardware sales and commercial services for themed entertainment offerings by our unconsolidated joint ventures. Destinations Operations recognizes management and incentive fees from our unconsolidated joint ventures. Refer to Note 3 — Revenue for amounts recognized during the three months ended March 31, 2023 and 2022.

Digital media license revenue and long-term receivable with unconsolidated joint venture

During the three months ended March 31, 2023, the Company licensed the right to use digital ride media content to Sierra Parima. The agreement requires ten equal annual payments of $0.3 million to the Company beginning on the date the park was opened, March 2023. As the payments are deferred over a ten-year period, a significant financing component exists. Therefore, the Company recognized a financing receivable discounted based on the contracted annual payments and will begin recognizing interest income beginning in the second quarter of 2023. As of and for the three months ended March 31, 2023, the Company recognized Digital media license revenue and related long-term receivable of $1.5 million, which includes $0.3 million current portion receivable, in the condensed consolidated financial statements.

Additionally, the Company estimated an expected credit loss of $0.3 million as of March 31, 2023 related to the long-term portion of this receivable based on an evaluation of Sierra Parima’s credit characteristics and the duration of the payment stream. The Company will continue to periodically evaluate these estimates to determine if additional reserves are needed. See Note 2 — Summary of significant accounting policies.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

7.      Related party transactions (cont.)

Advance to Meliá Group

In January 2022, the Company advanced $0.5 million to Meliá Group to be used by Meliá as an earnest money deposit for a potential land acquisition in Playa del Carmen intended for the site of a future hotel and entertainment development. The advance is non-interest bearing and has been classified in Other non-current assets.

8.      Income taxes

For United States tax purposes, the Company is organized as a partnership and not subject to tax at the Company level. For financial reporting purposes, domestic and foreign components of loss before taxes were as follows:

	Three months ended March 31,
	2023	2022
Domestic	$(8,714)	$(2,619)
Foreign	(1,139)	(430)
Loss before income taxes	$(9,853)	$(3,049)

A reconciliation of the provision for income taxes and income taxes using the United States federal statutory rate are as follows:

	Three months ended March 31,
	2023	2022
Benefit for income taxes using statutory rate	$2,069	$640
Impact of income not subject to entity level taxes	(1,829)	(550)
Foreign rate differential	33	17
Permanent items	(320)	35
Changes in valuation allowances for deferred tax assets	50	(142)
Benefit for income taxes	$3	$—

The components of deferred tax assets were as follows:

	As of
	March 31, 2023	December 31, 2022
Net operating loss carry forward	$569	$465
Other	(130)	14
Valuation allowance	(436)	(479)
Deferred income taxes	3	—

A full valuation allowance was recorded to offset deferred tax assets which are related to assets in Spain where it is management’s best estimate that there is not a greater than 50 percent probability that the benefit of the assets will be realized in the associated returns. The gross tax operating loss carryforward balance was $2.3 million and $1.9 million as of March 31, 2023 and December 31, 2022, respectively, related to international jurisdictions and does not have an expiration date. The Company has not recognized a deferred tax asset on outside basis differences on equity method investments as the deferred tax asset is not expected to be recognized in the foreseeable future. As the Company expects to realize the benefit of net operating loss carryforwards in Philippines, the Company recorded deferred tax assets which are included in Other non-current assets on the condensed consolidated Balance Sheets.

There were no income taxes paid by the Company for the three months ended March 31, 2023 and 2022. The Company did not record any liabilities for uncertain tax positions as of March 31, 2023 and December 31, 2022.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

9.      Commitments and contingencies

Litigation — The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss. There were no material accruals for legal proceedings or claims as of March 31, 2023.

Indemnification — In the ordinary course of business, the Company enters into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims. These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of March 31, 2023, there were no known events or circumstances that have resulted in a material indemnification liability.

Commitments — The Company and its joint venture partners have committed to fund remaining outstanding construction costs as well as working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of March 31, 2023 the Company has unfunded commitments of $5.8 million to its unconsolidated joint venture Sierra Parima and $2.4 million (HKD 18.7 million) to its unconsolidated joint venture, Karnival.

10.    Segment information

The Company has five operating segments, Falcon’s Creative Group, PDP, Sierra Parima, Destinations Operations and Falcon’s Beyond Brands, all of which are reportable segments. The Company’s Chief Operating Decision Makers are its Executive Chairman and Chief Executive Officer, who review financial information for purposes of making operating decisions, assessing financial performance, and allocating resources.

Reportable segments measure of profit and loss is earnings before interest, taxes, foreign exchange gain (loss) and depreciation and amortization. See Note 7 — Related party transactions for transactions between the Company’s wholly-owned businesses and unconsolidated joint ventures.

	Three months ended March 31, 2023
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Falcons Beyond Brands	Intersegment eliminations	Unallocated corporate overhead	Total
		Destination Operations	PDP	Sierra Parima
Revenue	$8,002	$—	$—	$—	$1,477	$(285)	$—	$9,194
Share of gain or (loss) from equity method investments	—	2	91	(1,372)	—	—	—	(1,279)
Segment income (loss) from operations	(413)	(547)	91	(1,372)	129	(226)	(6,501)	(8,839)
Depreciation and amortization expense								(1,342)
Interest expense								(271)
Foreign exchange transaction gain (loss)								599
Income tax benefit								3
Net loss								$(9,850)

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

10.    Segment information (cont.)

	Three months ended March 31, 2022
	Falcon’s Creative Group	Falcon’s Beyond Destinations			Falcons Beyond Brands	Intersegment eliminations	Unallocated corporate overhead	Total
		Destination Operations	PDP	Sierra Parima
Revenue	$3,554	$—	$—	$—	$—	$(603)	$—	$2,951
Share of gain or (loss) from equity method investments	—	(1)	272	(132)	—	—	—	139
Segment income (loss) from operations	419	(389)	272	(132)	(171)	(249)	(1,974)	(2,224)
Depreciation and amortization expense								(223)
Interest expense								(295)
Foreign exchange transaction gain (loss)								(307)
Net loss								$(3,049)

Assets for PDP and Sierra Parima represent the Company’s investment and advances to these unconsolidated joint ventures — See Note 4 — Investments and advances to unconsolidated joint ventures. These investments are held by a subsidiary located in Mallorca, Spain.

11.    Net loss per unit

On June 30, 2022, the Company issued 88,653,263 units to the owners of the Company in exchange for their ownership interest in the Company. The weighted average units outstanding for the three months ended March 31, 2023 and 2022 used to determine the Company’s Net loss per unit reflects the impact of these issuances as well as the impact of the Consolidation Agreement discussed in Note 1 — Description of business and basis of presentation.

During the third and fourth quarter of 2022, the Company received $38.2 million of private placement funds from Infinite Acquisitions in exchange for 3,820,900 units of the Company. In addition, On October 6, 2022, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $20.0 million of the debt owed to Infinite Acquisitions was converted to 2,000,000 Company Financing Units. The weighted average units outstanding for the three months ended March 31, 2023 used to determine the Company’s Net loss per unit reflects the impact of these issuances.

12.    Subsequent events

The Company evaluated all subsequent events through June 28, 2023, which is the date the condensed consolidated financial statements were available to be issued.

On June 25, 2023, the Company entered into an amendment to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) to provide for the reclassification of a number of membership units of the Company necessary to meet initial listing requirements and clarify earnout targets. FAST Acquisition Corp. II, a Delaware corporation (“SPAC”), the Company, Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company which was formerly known as Palm Holdco, Inc. (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco, entered into the Merger Agreement on January 31, 2023, which amended and restated that certain Agreement and Plan of Merger, dated July 11, 2022 (as amended by that certain Amendment No. 1, dated September 13, 2022).

On April 20, 2023, the Company provided a $1.8 million private placement notice to Infinite Acquisitions in exchange for 179,100 membership units of the Company, which brought the total subscription agreement funding to the entire $60 million.

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

12.    Subsequent events (cont.)

On May 10, 2023, the Company entered into a subscription agreement to receive $20 million from Infinite Acquisitions in exchange for membership units of the Company. The funds are expected to be received and up to 2,000,000 membership units will be transferred by the end of the third quarter of 2023.

On June 22, 2023, the Company issued 54,587,077 units to its owners in connection with a membership unit recapitalization, whereby each one unit of outstanding units was exchanged into approximately 0.577 membership units. The financial statements were retroactively adjusted for the membership unit recapitalization.

On June 23, 2023, the Company entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisition (as so amended, the “Credit Agreement”), pursuant to which (i) Pubco joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, all or a portion of the amounts due to Infinite Acquisitions under the Credit Agreement to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) Pubco, the Company and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for shares of Pubco Series A Preferred Stock at the Acquisition Merger Closing.

During the second quarter of 2023, the Company drew $6.0 million on the $10 million revolving credit facility for use in funding the ongoing operations of the Company.

Annex A-1

Amended and Restated
Agreement and Plan of Merger

between

FAST ACQUISITION CORP. II,

FALCON’S BEYOND GLOBAL LLC,

FALCON’S BEYOND GLOBAL, INC.

and

PALM MERGER SUB, LLC

Annex A-1 Page
Article I CERTAIN DEFINITIONS		A-1-3
Section 1.01	Definitions	A-1-3
Section 1.02	Other Definitions	A-1-14
Section 1.03	Construction	A-1-17
Section 1.04	Knowledge	A-1-17

Article II THE MERGERS; CLOSINGS		A-1-17
Section 2.01	The Mergers	A-1-17
Section 2.02	Closing	A-1-18
Section 2.03	Effects of the Mergers	A-1-18
Section 2.04	Certificate of Incorporation and Bylaws of Pubco	A-1-18
Section 2.05	Operating Agreement of the Surviving Subsidiary Company	A-1-19
Section 2.06	Directors and Officers of the Surviving Corporation	A-1-19
Section 2.07	Managing Member and Officers of the Surviving Subsidiary Company	A-1-19

Article III EFFECTS OF THE MERGERS		A-1-19
Section 3.01	Effect on Securities	A-1-19
Section 3.02	Equitable Adjustments	A-1-25
Section 3.03	Conversion; Delivery of Shares	A-1-25
Section 3.04	Lost Certificate	A-1-26
Section 3.05	Withholding	A-1-26
Section 3.06	No Fractional Shares	A-1-26
Section 3.07	Payment of Expenses	A-1-26

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-1-27
Section 4.01	Corporate Organization of the Company, Pubco and Merger Sub	A-1-27
Section 4.02	Subsidiaries.	A-1-27
Section 4.03	Due Authorization	A-1-27
Section 4.04	No Conflict	A-1-28
Section 4.05	Governmental Authorities; Consents	A-1-28
Section 4.06	Capitalization	A-1-29
Section 4.07	Financial Statements	A-1-30
Section 4.08	Undisclosed Liabilities	A-1-30
Section 4.09	Litigation and Proceedings	A-1-31
Section 4.10	Compliance with Laws	A-1-31
Section 4.11	Intellectual Property	A-1-32
Section 4.12	Information Technology.	A-1-33
Section 4.13	Data Protection	A-1-33
Section 4.14	Contracts; No Defaults	A-1-33
Section 4.15	Company Benefit Plans	A-1-36
Section 4.16	Labor Matters	A-1-37
Section 4.17	Taxes	A-1-38
Section 4.18	Brokers’ Fees	A-1-40
Section 4.19	Real Property; Assets	A-1-40
Section 4.20	Environmental Matters	A-1-41
Section 4.21	Absence of Changes	A-1-42
Section 4.22	Affiliate Agreements	A-1-42

Annex A-1-i

Annex A-1 Page
Section 4.23	Internal Controls	A-1-42
Section 4.24	Permits	A-1-42
Section 4.25	Company Financing Agreement	A-1-42
Section 4.26	Information Supplied	A-1-43
Section 4.27	Insurance	A-1-43
Section 4.28	COVID-19	A-1-43
Section 4.29	Customers and Suppliers	A-1-43
Section 4.30	Business Activities	A-1-44
Section 4.31	No Additional Representations and Warranties; No Outside Reliance	A-1-44

Article V REPRESENTATIONS AND WARRANTIES OF SPAC		A-1-45
Section 5.01	Corporate Organization	A-1-45
Section 5.02	Due Authorization	A-1-45
Section 5.03	No Conflict	A-1-46
Section 5.04	Litigation and Proceedings	A-1-46
Section 5.05	Compliance with Laws	A-1-46
Section 5.06	Employee Benefit Plans	A-1-46
Section 5.07	Employees	A-1-47
Section 5.08	Governmental Authorities; Consents	A-1-47
Section 5.09	Financial Ability; Trust Account	A-1-47
Section 5.10	Taxes	A-1-48
Section 5.11	Brokers’ Fees	A-1-49
Section 5.12	SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act	A-1-49
Section 5.13	Business Activities; Absence of Changes	A-1-50
Section 5.14	Information Supplied	A-1-51
Section 5.15	Capitalization	A-1-51
Section 5.16	SPAC’s Stock Market Quotation	A-1-51
Section 5.17	Contracts; No Defaults	A-1-52
Section 5.18	Title to Property	A-1-52
Section 5.19	Investment Company Act	A-1-52
Section 5.20	Affiliate Agreements	A-1-52
Section 5.21	No Additional Representations and Warranties; No Outside Reliance	A-1-52

Article VI COVENANTS OF THE COMPANY		A-1-53
Section 6.01	Conduct of Business	A-1-53
Section 6.02	Inspection	A-1-56
Section 6.03	HSR Act and Antitrust Approvals.	A-1-56
Section 6.04	No SPAC Common Stock Transactions	A-1-57
Section 6.05	No Claim Against the Trust Account	A-1-57
Section 6.06	Proxy Solicitation; Other Actions	A-1-58
Section 6.07	Non-Solicitation by Company; Company Acquisition Proposals	A-1-58
Section 6.08	Conversion to Delaware LLC	A-1-59
Section 6.09	Compliance Policies	A-1-59

Article VII COVENANTS OF SPAC		A-1-59
Section 7.01	HSR Act and Antitrust Approvals.	A-1-59
Section 7.02	Conduct of SPAC During the Interim Period.	A-1-60
Section 7.03	Trust Account	A-1-62
Section 7.04	Inspection	A-1-63

Annex A-1-ii

Annex A-1 Page
Section 7.05	SPAC Exchange Listing	A-1-63
Section 7.06	SPAC Public Filings	A-1-63
Section 7.07	Exclusivity	A-1-63
Section 7.08	Warrant Agreement Amendment	A-1-64

Article VIII JOINT COVENANTS		A-1-64
Section 8.01	Support of Transaction	A-1-64
Section 8.02	Preparation of Registration Statement; Special Meeting	A-1-64
Section 8.03	Solicitation of Company Requisite Approval	A-1-66
Section 8.04	Tax Matters	A-1-66
Section 8.05	Confidentiality; Publicity	A-1-67
Section 8.06	Transaction Litigation	A-1-67
Section 8.07	Indemnification and Insurance	A-1-68
Section 8.08	Stock Exchange Listing	A-1-69
Section 8.09	Financing	A-1-69
Section 8.10	Section 16 Matters	A-1-69
Section 8.11	Director and Officer Appointments	A-1-69
Section 8.12	Employee Matters	A-1-70
Section 8.13	Escrow Agreement	A-1-70
Section 8.14	Extension	A-1-71

Article IX CONDITIONS TO OBLIGATIONS		A-1-71
Section 9.01	Conditions to Obligations of All Parties	A-1-71
Section 9.02	Additional Conditions to Obligations of SPAC	A-1-72
Section 9.03	Additional Conditions to the Obligations of the Company, Pubco and Merger Sub	A-1-73

Article X TERMINATION/EFFECTIVENESS		A-1-74
Section 10.01	Termination	A-1-74
Section 10.02	Termination Fee.	A-1-76
Section 10.03	Effect of Termination	A-1-77

Article XI MISCELLANEOUS		A-1-77
Section 11.01	Waiver	A-1-77
Section 11.02	Notices	A-1-77
Section 11.03	Assignment	A-1-78
Section 11.04	Rights of Third Parties	A-1-78
Section 11.05	Expenses	A-1-78
Section 11.06	Governing Law	A-1-78
Section 11.07	Captions; Counterparts	A-1-78
Section 11.08	Schedules, SPAC Schedules and Exhibits	A-1-78
Section 11.09	Entire Agreement	A-1-78
Section 11.10	Amendments	A-1-79
Section 11.11	Severability	A-1-79
Section 11.12	Jurisdiction; Waiver of Trial by Jury	A-1-79
Section 11.13	Enforcement	A-1-79
Section 11.14	Non-Recourse	A-1-79
Section 11.15	Nonsurvival of Representations, Warranties and Covenants	A-1-80
Section 11.16	Legal Representation.	A-1-80
Section 11.17	Acknowledgements	A-1-81

Annex A-1-iii

Annex A-1 Page
Exhibit A Company Financing Agreement	A-1-86

Exhibit B Sponsor Agreement	A-1-87

Exhibit C Support Agreement	A-1-88

Exhibit D Tax Receivable Agreement	A-1-89

Exhibit E Registration Rights Agreement	A-1-90

Exhibit F Pubco Delaware Charter	A-1-91

Exhibit G Pubco Delaware Bylaws	A-1-92

Exhibit H A&R Operating Agreement	A-1-93

Exhibit I Company Member Lockup Agreement	A-1-94

Exhibit J Sponsor Lockup Agreement	A-1-95

Exhibit K Form of Certificate Of Designation	A-1-96

Exhibit L Form of Warrant Agreement Amendment	A-1-97

Exhibit M Promissory Note	A-1-119

Annex A-1-iv

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”), dated as of January 31, 2023 (the “Amendment Date”), is entered into by and among Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”), Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, which was formerly known as Palm Holdco, Inc. (“Pubco”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination and Merger Sub was formed for the sole purpose of merging with and into an operating business as part of a Business Combination;

WHEREAS, on July 11, 2022 (the “Original Effective Date”), SPAC, the Company, Pubco and Merger Sub entered into that certain Agreement and Plan of Merger, dated as of July 11, 2022 (the “Original Merger Agreement”);

WHEREAS, on September 13, 2022, SPAC, the Company, Pubco and Merger Sub entered into Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment,” and the Original Merger Agreement as amended by the First Amendment, the “Amended Original Merger Agreement”);

WHEREAS, the parties now desire to amend and restate the Amended Original Merger Agreement in its entirety to read as set forth herein;

WHEREAS, subject to the terms and conditions hereof and in accordance with the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), the parties will complete a business combination transaction pursuant to which (i) on the SPAC Merger Closing Date, SPAC will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub (Pubco, in its capacity as the surviving corporation of the SPAC Merger, is sometimes referred to herein as the “Surviving Corporation”), (ii) immediately prior to the Acquisition Merger Closing, the Surviving Corporation shall make the Closing Cash Contribution to Merger Sub, and (iii) on the Acquisition Merger Closing Date, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, collectively with the SPAC Merger, the “Mergers”), with the Company as the surviving entity of such merger (the Company, in its capacity as the surviving entity of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”);

WHEREAS, the respective boards of directors or similar governing bodies of each of SPAC, Pubco, the Company and Merger Sub have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL or DLLCA, as applicable;

WHEREAS, on the Original Effective Date, in connection with the Transactions, the Company and Infinite Acquisitions LLLP, which was formerly known as Katmandu Collections, LLLP (“Katmandu”), entered into a subscription agreement, dated as of the Original Effective Date (the “Company Financing Agreement”), in substantially the form set forth on Exhibit A, for a private placement of Company Units (the “Private Placement Investment”) in exchange for a contribution of $60,000,000 (the “Private Placement Investment Amount”), such private placement to be consummated in one or more closings prior to the consummation of the Acquisition Merger;

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, in connection with the Transactions, FAST Sponsor II LLC, a Delaware limited company (“Sponsor”), entered into that certain Sponsor Support Agreement, dated as of the Original Effective Date (the “Original Sponsor Agreement”) with SPAC, the Company and Pubco;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sponsor, SPAC, the Company and Pubco amended and restated the Original Sponsor Agreement by entering into that certain Amended and Restated Sponsor Support Agreement, dated as of the Amendment Date (as amended and restated, the “Sponsor Agreement”), in the form set forth on Exhibit B, pursuant to which, among other things, Sponsor agreed, in each case on the terms and conditions set forth therein, (i) to exchange its shares of SPAC Class B Common Stock for shares of SPAC Class A Common Stock in accordance with SPAC’s amended and restated certificate of incorporation

Annex A-1-1

and subject to the terms and subject to the conditions set forth in the Sponsor Agreement (the “Class B Exchange” and such shares, the “Sponsor Shares”) such that, prior to the SPAC Merger Effective Time, there shall cease to be outstanding any shares of SPAC Class B Common Stock, (ii) to forfeit the Sponsor Redemption Forfeited Shares, if any (the “Sponsor Redemption Forfeiture”) and the Additional Incentive Forfeited Shares (the “Additional Incentive Forfeiture”), (iii) to forfeit, if and only if the SPAC Capital Received is less than $50,000,000, the Sponsor Redemption Forfeited Warrants (the “Sponsor Warrant Forfeiture”) and (iv) to support the Warrant Agreement Amendment;

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, in connection with the Transactions, the Company Members entered into that certain Company Member Support Agreement, dated as of the Original Effective Date (the “Original Support Agreement”), with the Company, Pubco and SPAC;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company Members, the Company, Pubco and SPAC amended and restated the Original Support Agreement by entering into that certain Amended and Restated Company Member Support Agreement, dated as of the Amendment Date (as amended and restated, the “Support Agreement”), in the form set forth on Exhibit C, pursuant to which, among other things, the Company Members agreed to vote their Company Units in favor of the adoption of this Agreement and the Transactions, in each case on the terms and conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, in connection with the Transactions, the Company Members entered into that certain lockup agreement, dated as of the Original Effective Date (the “Company Member Lockup Agreement”), with the Company, Pubco and SPAC, in the form set forth on Exhibit I, pursuant to which, among other things, the Company Members agreed to a lockup for certain of their New Company Units, on the terms and conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, in connection with the Transactions, Sponsor entered into that certain Sponsor Lockup Agreement, dated as of the Original Effective Date (the “Original Sponsor Lockup Agreement”), with the Company, Pubco and SPAC;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sponsor, the Company, Pubco and SPAC amended and restated the Original Sponsor Lockup Agreement by entering into that certain Amended and Restated Sponsor Lockup Agreement, dated as of the Amendment Date (as amended and restated, the “Sponsor Lockup Agreement”), in the form set forth on Exhibit J, pursuant to which, among other things, Sponsor agreed to a lockup for their Pubco Common Stock and Pubco Warrants, on the terms and conditions set forth therein;

WHEREAS, pursuant to the SPAC Organizational Documents, SPAC shall provide an opportunity to its stockholders to have their SPAC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement (including the Conversion), the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of SPAC for the Business Combination (the “Offer”);

WHEREAS, in connection with the Acquisition Merger Closing, the Company shall amend and restate the Company Operating Agreement by adopting the A&R Operating Agreement to, among other things, permit the issuance and ownership of the New Company Units as contemplated to be issued and owned upon consummation of the Transactions, admit Pubco as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the New Company Units, and establish the ownership of the New Company Units by the Persons indicated in the A&R Operating Agreement, in each case, as set forth in the A&R Operating Agreement;

WHEREAS, in connection with the Acquisition Merger Closing, (i) Pubco shall issue and deposit into escrow the Earnout Shares, and (ii) the Company shall issue and deposit into escrow the Earnout Units, with the Escrow Agent for release to the Earnout Participants upon the achievement (if applicable) of certain vesting conditions pursuant to the terms of the Escrow Agreement and this Agreement (the “Earnout”);

WHEREAS, at the Acquisition Merger Closing, the Pubco, the Company and the Company Members shall enter into a tax receivable agreement (the “Tax Receivable Agreement”) substantially in the form of Exhibit D attached hereto;

Annex A-1-2

WHEREAS, immediately prior to the SPAC Merger Closing, in connection with the Transactions, SPAC, Pubco, certain SPAC Stockholders and certain Company Unitholders who will receive Pubco Common Stock pursuant to Article III shall enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit E to be effective upon the Acquisition Merger Closing;

WHEREAS, in connection with the SPAC Merger Closing, SPAC, Pubco and a warrant agent agreed upon in writing by SPAC and the Company (the “Warrant Agent”) will enter into a warrant assignment, assumption and amendment agreement (the “Warrant Assumption Agreement”) in such form as may be agreed between SPAC, Pubco, the Warrant Agent and the Company, to be effective upon the SPAC Merger Closing; and

WHEREAS, each of the parties intends that, for U.S. federal, and applicable state and local, income tax purposes, (i) this Agreement constitutes a “plan of reorganization” with respect to the SPAC Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Acquisition Merger is treated as a contribution of Closing Cash Contribution and, to the extent paid by Pubco, Outstanding Company Expenses by Pubco to the Company in exchange for New Company Units, Preferred Units and Warrant Units under Section 721 of the Code and applicable Treasury Regulations, and (iii) the SPAC Merger qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and applicable Treasury Regulations to which SPAC and Pubco are parties within the meaning of Section 368(b) of the Code and applicable Treasury Regulations (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, SPAC, the Company, Pubco and Merger Sub agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01        Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Merger Exchange Number” means the quotient of (a) the sum of (i) the Acquisition Merger Share Number and (ii) the Phantom Private Placement Investment Share Number divided by (b) the aggregate number of Company Units (including the Company Financing Units) outstanding as of immediately prior to the Acquisition Merger Effective Time but after giving effect to the Company Financing.

“Acquisition Merger Share Number” means 48,587,077.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than SPAC or its Affiliates or in connection with the Private Placement Investment) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (b) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

Annex A-1-3

“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in Article IV (in the case of a misrepresentation by the Company) or Article V (in the case of a misrepresentation by SPAC) with the intent that the SPAC or the Company, as applicable, rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Additional Company Financing Unit Consideration” means (a) a number of shares of Pubco Class B Common Stock and (b) a number of New Company Units, in each case of the foregoing clauses (a) and (b), that is equal to the Additional Consideration Number.

“Additional Consideration Number” means a number equal to (a) the lesser of (i) 1,111,684 and (ii) the maximum number of shares of Pubco Class A Common Stock that can be issued in connection with the Transactions without triggering the application of Section 4.4 of the Warrant Agreement divided by (b) the sum of (i) the aggregate number of shares of Pubco Class A Common Stock outstanding as of immediately following the Acquisition Merger Closing after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer and the Conversion (but before the issuance of any Additional SPAC Share Consideration and excluding any Pubco Class A Common Stock issued in exchange for SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange) and (ii) the Phantom Private Placement Investment Share Number.

“Additional Incentive Forfeited Shares” means 1,111,684 shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange.

“Additional SPAC Share Consideration” means a number of shares of Pubco Class A Common Stock equal to the Additional Consideration Number.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Agreements” means the Escrow Agreement, the Company Financing Agreement, the Company Member Lockup Agreement, the Sponsor Lockup Agreement, the Registration Rights Agreement, the A&R Operating Agreement, the Sponsor Agreement, the Support Agreement, the Tax Receivable Agreement, the Warrant Assumption Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or Pubco in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means all applicable Laws relating to the prevention of money laundering and terrorist financing, including, without limitation, 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act and its implementing regulations, 31 C.F.R. Chapter X, as amended.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approved Exchange” means NYSE (including NYSE American) or Nasdaq (including Nasdaq Capital Market).

“Business Combination” has the meaning ascribed to such term in the SPAC Organizational Documents.

Annex A-1-4

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided that commercial banks shall not be deemed to be authorized or required by Law to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Closing Surviving Corporation Cash” means, without duplication, an amount equal to, as of immediately prior to the Acquisition Merger Effective Time and after the SPAC Merger Effective Time: (a) the funds contained in the Trust Account; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of SPAC Common Stock pursuant to the Offer (to the extent not already paid as of immediately prior to the Acquisition Merger Effective Time); plus (c) the Gross Company Financing Proceeds actually received by the Company at or prior to the Acquisition Merger Closing; plus (d) the proceeds from any Alternative Financing actually received by SPAC or the Surviving Corporation at or prior to the Acquisition Merger Closing. For the avoidance of doubt, Closing Surviving Corporation Cash shall be calculated before giving effect to amounts payable as Outstanding Company Expenses or Outstanding SPAC Expenses and the Closing Cash Contribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Board” means the board of managers of the Company.

“Company Financing Units” mean the Company Units issued in connection with the consummation of the Company Financing.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in or necessary for the business of the Company and its Subsidiaries, as currently conducted.

“Company Members” means the persons listed at Schedule 1.01(a).

“Company Operating Agreement” means the Operating Agreement of the Company, entered into on April 30, 2021, as in effect on the Original Effective Date or thereafter amended in accordance with Section 6.01.

“Company Organizational Documents” means the articles of organization and operating agreement of the Company and any charter, bylaws, memorandum of articles, and equivalent organizational and governance agreements of any Subsidiary of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company, Pubco and Merger Sub Representations” means the representations and warranties of each of the Company and Pubco expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company, Pubco and Merger Sub Representations are solely made by the Company, Pubco and Merger Sub.

“Company Requisite Approval” means the affirmative vote of a majority of the managers of the Company and all of the members of the Company.

“Company Unitholder” means the holder of a Company Unit.

“Company Units” means the limited liability company units of the Company.

“Confidentiality Agreement” means that certain letter agreement, dated as of February 25, 2022, between SPAC and the Company.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Contracts” means any written or oral legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

Annex A-1-5

“Conversion” means the automatic exchange in the SPAC Merger of one share of SPAC Class A Common Stock held by an Eligible Holder (other than any share of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange) into 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Preferred Stock.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to coronavirus (COVID-19) pandemic, including the CARES Act.

“Earnout Participants” means Jefferies, Sponsor and holders of Company Units immediately prior to the Acquisition Merger Effective Time (but not including holders of Company Financing Units in their capacity as holders of Company Financing Units), each of which is listed on Schedule 1.01(d).

“Earnout Period” means the period starting at 12:01 a.m. New York City time on the one (1) year anniversary of the Acquisition Merger Closing Date and ending at the Earnout Period End Date.

“Earnout Period End Date” means 11:59 pm New York City time on the six (6) year anniversary of the Acquisition Merger Closing Date.

“Earnout Pro Rata Portion” means, for each Earnout Participant, the percentage listed for such Earnout Participant on Schedule 1.01(d).

“Earnout Triggering Event” means Earnout Triggering Event I, Earnout Triggering Event II or Earnout Triggering Event III.

“Earnout Triggering Event I” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $20.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $20.00 per share (as determined (x) assuming the vesting of the Earnout Shares that are eligible to vest upon the achievement of the Earnout Triggering Event I and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“Earnout Triggering Event II” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $25.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $25.00 per share (as determined (x) assuming the vesting of the Earnout Shares that are eligible to vest upon the achievement of the Earnout Triggering Event II and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“Earnout Triggering Event III” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $30.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $30.00 per share (as determined (x) assuming the vesting of the Earnout Shares that are eligible to vest upon the achievement of the Earnout Triggering Event III and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“Eligible Holder” means each holder of record of shares of SPAC Class A Common Stock (excluding any SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources and endangered and threatened species), human health and safety (to the extent relating to exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal

Annex A-1-6

or Release of or exposure to Hazardous Materials. The term “Environmental Laws” also includes, but is not limited to, any applicable Law that: (a) conditions transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; (b) requires notification or disclosure of Releases of Hazardous Materials or other environmental condition of any property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) imposes conditions or requirements in connection with Permits issued under Environmental Laws to the Company or any of its Subsidiaries; or (d) relates to wrongful death, personal injury, or property or other damage in connection with any environmental condition of any property.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection).

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory, taxing or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Gross Company Financing Proceeds” means the aggregate amount of proceeds received by the Company (before taking into account any transaction expenses) after the Original Effective Date and at or prior to the Acquisition Merger Closing pursuant to one or more subscription agreements (including the Company Financing Agreement and any agreements entered into pursuant to Section 6.01(b)(iii)(A)) relating to the sale of Company Units (“Company Financing”), it being understood that, unless otherwise prohibited by this Agreement, such subscription agreement(s) may be entered into with any Company Unitholder or its Affiliate.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including, but not limited to, petroleum (and products derivative thereof), petroleum by-products, any form of natural gas, radon, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, radioactive materials or wastes, lead or lead-containing materials, toxic mold or pesticides, or other materials that are regulated by, or may form the basis of liability under, Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services other than in the ordinary course of business consistent with past practice, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case only to the extent drawn), (e) payment obligations of a third party (other than a wholly-owned Subsidiary of the Company) secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases that are required

Annex A-1-7

to be capitalized in accordance with GAAP, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements (other than those entered into in the ordinary course of business consistent with past practice) in favor of a third party (other than a wholly-owned Subsidiary of the Company) with respect to any amounts of a type described in clauses (a) through (g) above, and (i) with respect to each of the foregoing, any unpaid interest or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not more than ninety (90) days past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents, patent applications, rights in patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, revisions, extensions, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, and other source indicators, and analogous rights in trade names, taglines, slogans, social media identifiers (such as a Twitter® handle) and related social media accounts, brand names, logos and corporate names, and registrations and applications to register any of the foregoing, together with all goodwill related thereto; (c) published and unpublished works of authorship and copyrights, applications for copyright registration, mask work rights and any other equivalent rights in works of and any other related rights of authors; (d) internet domain names, internet addresses and other computer identifiers; (e) trade secret rights, and analogous rights in know-how, ideas, methods, methodologies, formulae, processes, technology, inventions, processes, procedures, databases and database compilations, including any and all data and collections of data, whether machine readable or otherwise, confidential business information, customer lists and other proprietary information (collectively, “Trade Secrets”); (f) intellectual property rights in software (including object code, source code, or other form); (g) moral rights (and waivers or agreements not to enforce moral rights) and publicity rights; and (h) all other intellectual property or proprietary rights, remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Intervening Event” means any Effect that first becomes known to any officer or director of SPAC after the Original Effective Date that materially affects the business, assets, results of operations or condition of the business of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to SPAC as of the Original Effective Date, but specifically excluding any Effect solely to the extent that such Effect is excluded from the determination of a “Material Adverse Effect” pursuant to the definition thereof.

“IT Systems” means all computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third-party software or systems) owned, licensed, or leased by the Company or any of its Subsidiaries and used in the operation of the business.

“Jefferies” means Jefferies LLC.

“Joint Ventures” means the entities set forth on Schedule 1.01(b) and any other any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which the Company or a Subsidiary of the Company (besides a Joint Venture), owns or controls, individually or in combination with other Subsidiaries of the Company (besides other Joint Ventures), 50% of the securities or other interests having by their terms ordinary voting power to elect half of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which the Company or a Subsidiary of the Company (besides a Joint Venture) is, directly or indirectly, a co-managing member or co-general partner (but not a sole managing member or general partner).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, license, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial non-monetary easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

Annex A-1-8

“Material Adverse Effect” means any event, change, circumstance or development (“Effect”), individually or when aggregated with other Effects, that has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such change disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Company and its Subsidiaries operate, in which case solely the incremental disproportionate adverse effects may be taken into account): (a) any change or development in applicable Laws or GAAP or any official or judicial interpretation thereof, it being understood that for purposes of Section 9.02(d) such change or development shall be those first announced after the Original Effective Date, (b) any change or development in interest rates, supply chain or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of actions required by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action expressly required, or failure to take action, expressly prohibited, by this Agreement, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any regional, national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including civil unrest, the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking), including upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Maximum Jefferies Earnout” means (a) 1,600,000 if SPAC Capital Received is at least $50,000,000 or (b) 800,000 if SPAC Capital Received is less than $50,000,000.

“Maximum Seller Earnout” means 80,000,000 minus the sum of (a) the Maximum Sponsor Earnout and (b) the Maximum Jefferies Earnout.

“Maximum Sponsor Earnout” means the lesser of (a) (i) 1,600,000 if SPAC Capital Received is at least $50,000,000 or (ii) 1,200,000 if SPAC Capital Received is less than $50,000,000 and (b) 5,558,422 minus the sum of (A) the number of Sponsor Retained Shares and (B) the number of Sponsor Minimum Guarantee Shares, if any.

“Merger Sub Organizational Documents” means the articles of organization and bylaws of Merger Sub, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Nasdaq” means the Nasdaq Stock Market.

“New Company Units” means units of the Company which will be set forth in the A&R Operating Agreement.

“NYSE” means New York Stock Exchange.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

Annex A-1-9

“Open Source Materials” means any software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the Original Effective Date, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the Original Effective Date.

“Owned Intellectual Property” means all Intellectual Property owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions thereof.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Unit Consideration” means (a) a number of shares of Pubco Class B Common Stock and (b) a number of New Company Units, in each case of the foregoing clauses (a) and (b), that is equal to the Acquisition Merger Exchange Number.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises, grants, easements, variances, exceptions, waivers, orders and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes (i) not yet delinquent or (ii) which are being contested in good faith through appropriate Actions, and in each case for which appropriate reserves have been established in accordance with GAAP, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar non-monetary matters of record or Liens that would be disclosed by an accurate survey or inspection of the real property that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such real property, (e) landlords’ Liens on any Leased Real Property or benefiting or created by any superior estate, right or interest of landlord in the Leased Real Property that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such real property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (g) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities that do not, individually or in the aggregate, materially interfere with the present operations of the Company and its Subsidiaries, taken as a whole, (h) statutory Liens for amounts that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, in each case only to the extent appropriate reserves have been established in accordance with GAAP, and (i) Liens described on Schedule 1.01(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information that is defined as “personal information,” “personally identifiable information,” “personal data” or similar terms under any applicable Privacy Law.

“Phantom Private Placement Investment Share Number” means the quotient of (a) the Gross Company Financing Proceeds divided by (b) $10.00.

“Pre-Approved Financing Arrangements” mean the arrangements listed on Schedule 1.01(g).

“Preferred Unit” has the meaning ascribed thereto in the A&R Operating Agreement.

“Privacy Laws” means any and all applicable Laws relating to data privacy, data protection, or data security with respect to the collection, use, processing, storage, safeguarding and security (both technical and physical) of Personal Information, including, but not limited to, the Federal Trade Commission Act, the Controlling the Assault of

Annex A-1-10

Non-Solicited Pornography and Marketing Act, the United Kingdom General Data Protection Regulation, the General Data Protection Regulation, and the California Consumer Privacy Act, in each case to the extent applicable to the Company or its Subsidiaries.

“Proxy Statement” means the proxy statement filed by SPAC as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from SPAC Stockholders to approve the Proposals (which shall also provide the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in conjunction with a stockholder vote on the Business Combination).

“Pubco Certificate of Designation” means the Pubco Certificate of Designation of 8% Series A Cumulative Convertible Preferred Stock, substantially in the form set forth on Exhibit K.

“Pubco Class A Common Stock” means the shares of Class A common stock of Pubco, par value $0.0001 per share.

“Pubco Class B Common Stock” means the shares of Class B common stock of Pubco, par value $0.0001 per share, which will be created upon effectiveness of the Pubco Delaware Charter (which such shares shall have no economic terms but will carry the same voting rights as shares of Pubco Class A Common Stock).

“Pubco Common Share Price” means the share price equal to the volume weighted average closing sale price of one share of Pubco Class A Common Stock as reported on an Approved Exchange (or the exchange on which the shares of Pubco Class A Common Stock are then listed) for a period of at least twenty (20) trading days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Pubco Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Pubco Class A Common Stock, as determined by the Pubco Board (or a committee thereof) in good faith.

“Pubco Common Stock” means Pubco Class A Common Stock and Pubco Class B Common Stock.

“Pubco EBITDA” means net income before interest expense, tax expense, depreciation and amortization, each of Pubco determined in accordance with GAAP, subject to the adjustments set forth on Schedule 1.01(h); provided that Pubco’s indirect share of any net income, interest expense, tax expense, depreciation and amortization of any unconsolidated joint ventures shall also be included.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Pubco Preferred Stock” means the Series A Preferred Stock of Pubco having such rights, powers, preferences and privileges as set forth in the Pubco Certificate of Designation.

“Pubco Revenue” means the gross revenue of Pubco determined in accordance with GAAP; provided that Pubco’s indirect share of any revenue of any unconsolidated joint ventures shall also be included.

“Redeeming Stockholder” means a SPAC Stockholder who demands that SPAC redeem its SPAC Common Stock for cash in connection with the transactions contemplated hereby (including the Extension Proposal) and in accordance with the SPAC Organizational Documents.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migration into or upon any land or water or air, or otherwise entering into the environment.

“Representative” means, as to any Person, any of the representatives, advisors, officers, directors, agents, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

Annex A-1-11

“Sanctioned Person” means at the applicable time any Person: (a) listed on any Sanctions-related list of designated or blocked persons (including, but not limited to, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and the Denied Persons and Entity Lists maintained by the United States Department of Commerce’s Bureau of Industry and Security); (b) a Governmental Authority of, ordinarily resident in, or organized under the laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the Original Effective Date, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine); or (c) owned 50% or more by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation OFAC), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury. “Schedules” means sections of the disclosure letter of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized or unlawful access, exfiltration, manipulation, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Personal Information or that triggers any reporting requirement under any Privacy Law or contractual provision, including any ransomware or denial of service attacks that prevent or materially degrade access to Personal Information.

“SPAC Board” means the board of directors of SPAC.

“SPAC Capital Received” means, without duplication, an amount equal to, as of immediately prior to the Acquisition Merger Effective Time and after the SPAC Merger Effective Time: (a) the funds then contained in the Trust Account; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of SPAC Common Stock pursuant to the Offer (to the extent not already paid as of immediately prior to the Acquisition Merger Effective Time); plus (c) the Gross Company Financing Proceeds actually received by the Company at or prior to the Acquisition Merger Closing; plus (d) the proceeds from any Alternative Financing actually received by SPAC or the Surviving Corporation at or prior to the Acquisition Merger Closing; provided that in each case of clauses (c) and (d), the proceeds are received from an investor primarily sourced by SPAC, Sponsor or their Representatives (which shall not include any investor listed on Schedule 1.01(e)). For the avoidance of doubt, SPAC Capital Received shall be calculated before giving effect to amounts payable as Outstanding Company Expenses or Outstanding SPAC Expenses and the Closing Cash Contribution.

“SPAC Class A Common Stock” means the shares of SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means the shares of SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Extension Expenses” means fees and expenses of SPAC or Sponsor incurred or committed to be incurred pursuant to or in furtherance of Section 8.14, including with respect to the Extension Proposal, the Extension Proxy Statement or the Extension Meeting and additional amounts deposited into the Trust Account by SPAC or Sponsor in connection with the Extension Meeting, in each case substantially as set forth in Schedule 1.01(f).

“SPAC Organizational Documents” means SPAC’s amended and restated certificate of incorporation and bylaws, as may be amended or amended and restated from time to time subject to the terms of this Agreement.

“SPAC Representations” means the representations and warranties of SPAC expressly and specifically set forth in Article V of this Agreement, as qualified by the SPAC Schedules. For the avoidance of doubt, the SPAC Representations are solely made by SPAC.

“SPAC Schedules” means sections of the disclosure letter of SPAC and its Subsidiaries.

Annex A-1-12

“SPAC Stockholder” means a holder of SPAC Common Stock.

“SPAC Unit” means the units issued in SPAC’s initial public offering consisting of one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant.

“SPAC Warrant” means a warrant entitling the holder to purchase one share of SPAC Class A Common Stock per warrant.

“Special Meeting” means a meeting of the holders of SPAC Common Stock to be held for the purpose of approving the Proposals.

“Sponsor Minimum Guarantee Shares” means a number of shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange equal to the greater of (a) zero and (b) 1,250,000 minus the Sponsor Retained Shares.

“Sponsor Redemption Forfeited Shares” means a number of shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange equal to (a) 4,446,738 minus (b) the sum of (i) the number of Sponsor Retained Shares and (ii) the number of Sponsor Minimum Guarantee Shares, if any.

“Sponsor Redemption Forfeited Warrants” means a number of SPAC Warrants equal to 2,148,913.

“Sponsor Retained Shares” means a number of shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange equal to the lesser of (a) 4,446,738 and (b) (i) 4,446,738 multiplied by (ii) (x) the SPAC Capital Received divided by (y) $222,336,870, with any fractional share rounded to the nearest whole number.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. Notwithstanding the foregoing, “Subsidiary” when used with respect to the Company (a) shall include each Joint Venture and (b) shall not include Pubco and Merger Sub; provided, that for purposes of Section 4.07 (Financial Statements) and Section 4.17 (Taxes), Subsidiaries when used with respect to the Company shall be deemed to not include the Joint Ventures.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, stamp, occupation, premium, personal property, real property, commercial rent, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, sales, use, or other tax, governmental fee or other assessment in the nature of a tax, together with any interest, penalty, assessment, addition to tax or additional amount imposed with respect thereto, imposed by (or otherwise payable to) a Governmental Authority, whether as a primary obligor or as a result of (x) being a transferee or successor of another Person, (y) by operation of Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of other applicable Law) as a result of being a member of an affiliated group or pursuant to any other applicable Law, or (z) an obligation under a Contract.

“Tax Return” means any return, form, report, statement, claim for refund, election, disclosure, declaration, information report or return, or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Fee” means an amount equal to (a)(i) twelve million five hundred thousand dollars ($12,500,000) minus (ii) (A) the Funded Extension Amount divided by (B) two (such amount in this clause (a), the “Default Termination Fee”) or (b) 50% of the Default Termination Fee in the event that the Agreement is terminated pursuant to Section 10.01(k) or Section 10.01(l), or the Agreement is terminated at a time that SPAC or the Company would be entitled to terminate this Agreement pursuant to Section 10.01(l) (such amount in this clause (b), the “Reduced Termination Fee”).

Annex A-1-13

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the SPAC Merger Closing or the Acquisition Merger Closing, including the Mergers and the Private Placement Investment.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 15, 2021, between SPAC and Continental Stock Transfer & Trust Company as warrant agent, as amended from time to time.

“Warrant Unit” has the meaning ascribed thereto in the A&R Operating Agreement.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02        Other Definitions.

2023 Earnout Measurement Period	3.01(c)(ii)(D)
2024 Earnout Measurement Period	3.01(c)(ii)(E)
A&R Operating Agreement	2.05(b)0
Acquisition Merger	Recitals
Acquisition Merger Certificate of Merger	2.02(d)
Acquisition Merger Closing	2.01(b)
Acquisition Merger Closing Date	2.01(b)
Acquisition Merger Effective Time	2.01(b)
Additional Incentive Forfeiture	Recitals
Additional Proposal	8.02(c)
Adjournment Proposal	8.02(c)
Agreement	Preamble
Amended Original Merger Agreement	Recitals
Alternative Financing	8.09(b)
Audited Financial Statements	4.07(a)
Cancelled Units	3.01(b)(i)
Certificates of Merger	2.02(d)
Class B Exchange	Recitals
Closing	2.02(a)
Closing Cash Contribution	2.02(b)
Closing Date	2.02(a)
Company	Preamble
Company Affiliate Agreement	4.22
Company Benefit Plan	4.15(a)
Company Board Recommendation	8.03(b)
Company Certificates	3.03(b)
Company Change in Recommendation	8.03(b)
Company Cure Period	10.01(b)
Company Financing Agreement	Recitals
Company Group	11.16(b)
Company Member Lockup Agreement	Recitals
Company Related Parties	10.02(c)
D&O Insurance	8.07(b)
Earnout	Recitals
Earnout Measurement Period	3.01(c)(ii)(E)
Annex A-1-14

Earnout Shares	3.01(c)(i)
Earnout Units	3.01(c)(i)
Employment Agreements	8.12(b)
ERISA	4.15(a)
ERISA Affiliate	4.15(e)
Escrow Agent	8.13
Escrow Agreement	8.13
Exchange Agent	3.03(a)(i)
Extension Meeting	8.14(a)
Extension Proposal	8.14(a)
Extension Proxy Statement	8.14(a)
Financial Statements	4.07(a)
First Amendment	Recitals
First Earnout Shares	3.01(c)(ii)(A)
First Earnout Units	3.01(c)(ii)(A)
Funded Extension Amount	8.14(b)
Gibson Dunn	11.16(a)
Intended Tax Treatment	Recitals
Interests and Reimbursements	10.02(c)
Interim Period	6.01
Intervening Event Notice	8.02(c)
Intervening Event Notice Period	8.02(c)
Leased Real Property	4.19(b)
Listing Cure Period	10.01(j)
Listing Failure Condition	10.01(j)
Material Contracts	4.14(a)
Material Customer	4.29(a)
Material Supplier	4.29(b)
Material Permits	4.24
Merger Sub	Preamble
Mergers	Recitals
Multiemployer Plan	4.15(e)
Non-Recourse Party	11.14
Offer	Recitals
Original Effective Date	Recitals
Original Merger Agreement	Recitals
Original Sponsor Agreement	Recitals
Original Sponsor Lockup Agreement	Recitals
Original Support Agreement	Recitals
Outstanding Company Expenses	3.07(a)
Outstanding SPAC Expenses	3.07(b)
PCAOB Audited Financial Statements	6.06(a)
Private Placement Investment	Recitals
Private Placement Investment Amount	Recitals
Promissory Note	8.14(b)
Proposals	8.02(c)
Pubco	Preamble
Pubco Board	4.03
Pubco Delaware Bylaws	2.04
Pubco Delaware Charter	2.04
Pubco Earnout Shares	3.01(c)(i)

Annex A-1-15

Pubco Equity Incentive Plan	8.12
Pubco Organizational Documents Advisory Proposal	8.02(c)
Pubco Warrant	3.01(a)(iv)
Public SPAC Merger Consideration	3.01(a)(iii)
Real Estate Lease Documents	4.19(b)
Registered Intellectual Property	4.11(a)
Registration Rights Agreement	Recitals
Registration Statement	8.02(a)
Second Earnout Shares	3.01(c)(ii)(B)
Second Earnout Units	3.01(c)(ii)(B)
Seller Earnout Shares	3.01(c)(i)
SPAC	Preamble
SPAC Benefit Plans	5.05(a)
SPAC Board Recommendation	8.02(c)
SPAC Board Change in Recommendation	8.02(d)
SPAC Cancelled Shares	3.01(a)(v)
SPAC Certificates	3.03(c)
SPAC Cure Period	10.01(c)
SPAC Merger	Recitals
SPAC Merger Certificate of Merger	2.02(a)
SPAC Merger Closing	2.02(a)
SPAC Merger Closing Date	2.02(a)
SPAC Merger Consideration	3.01(a)(iii)
SPAC Merger Effective Time	2.02(a)
SPAC Redeeming Shares	3.01(a)(vi)
SPAC Related Parties	10.02(c)
SPAC SEC Reports	5.12(a)
SPAC Stockholder Approval	5.02(b)
SPAC Tail Policy	8.07(c)
Sponsor	Recitals
Sponsor Agreement	Recitals
Sponsor Lockup Agreement	Recitals
Sponsor Redemption Forfeiture	Recitals
Sponsor Shares	Recitals
Support Agreement	Recitals
Surviving Corporation	Recitals
Surviving Provisions	10.03
Surviving Subsidiary Company	Recitals
Tax Receivable Agreement	Recitals
Terminating Company Breach	10.01(b)
Terminating SPAC Breach	10.01(c)
Termination Date	10.01(b)
Third Earnout Shares	3.01(c)(ii)(C)
Third Earnout Units	3.01(c)(ii)(C)
Transaction Litigation	8.06
Transaction Proposal	8.02(c)
Transfer Taxes	8.04(a)
Trust Account	5.09(a)
Trust Agreement	5.09(a)
Trustee	5.09(a)
Unaudited Interim Financial Statements	6.06(a)

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Unaudited Financial Statements	4.07(a)
Vendor Contracts	4.14(a)(i)
Warrant Agent	Recitals
Warrant Agreement Amendment	7.08
Warrant Assumption Agreement	Recitals
White & Case	11.16(b)
Written Consent	8.03(a)

Section 1.03        Construction.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “SPAC Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, SPAC Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(b)         Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)         The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)         The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the Original Effective Date to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement at least three (3) days prior to the Original Effective Date or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Section 1.04        Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Scott Demerau, Cecil D. Magpuri and Joanne Merrill, and, in the case of SPAC, Doug Jacob and Garrett Schreiber, and, in each case, after reasonable inquiry of direct reports.

Article II

THE MERGERS; CLOSINGS

Section 2.01        The Mergers.

(a)         The SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, at 8:01am New York City time on the date immediately following the Closing Date (the “SPAC Merger Effective Time”), SPAC shall be merged with and into Pubco in the SPAC Merger (the “SPAC Merger Closing”). Following the SPAC Merger, the separate corporate existence of SPAC shall cease and Pubco shall continue as the Surviving Corporation. The date on which the SPAC Merger Closing occurs is referred to herein as the “SPAC Merger Closing Date.”

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(b)         The Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement, at 8:02am New York City time on the date immediately following the SPAC Merger Closing Date (the “Acquisition Merger Effective Time”), Merger Sub shall be merged with and into the Company in the Acquisition Merger (the “Acquisition Merger Closing”). Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Subsidiary Company. The date on which the Acquisition Merger Closing occurs is referred to herein as the “Acquisition Merger Closing Date.”

Section 2.02        Closing.

(a)         Closing. The closing (the “Closing”) shall occur electronically through the exchange of documents via e-mail at 8:30pm New York City time on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived by the applicable party(ies) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing (the “Closing Date”). The Class B Exchange shall occur at 11:58pm New York City time on the Closing Date. Immediately following the Class B Exchange, at 11:59pm New York City time on the Closing Date, the redemption of any shares of SPAC Common Stock in connection with the Offer shall occur.

(b)         SPAC Merger. Subject to the satisfaction or waiver by the applicable party(ies) of all of the conditions set forth in Article IX of this Agreement, and provided that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the parties shall cause the SPAC Merger to be consummated effective at the SPAC Merger Effective Time by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “SPAC Merger Certificate of Merger”) as provided in Sections 251 and 103 of the DGCL with respect to the SPAC Merger, duly executed and completed in accordance with the relevant provisions of the DGCL.

(c)         Closing Cash Contribution. Immediately prior to the Acquisition Merger Effective Time, and in any event following the SPAC Merger Effective Time, Surviving Corporation shall contribute to Merger Sub, to the maximum extent allowed by Law, all of the Closing Surviving Corporation Cash remaining after the payments contemplated by Section 7.03 (the “Closing Cash Contribution”).

(d)         Acquisition Merger. Subject to the satisfaction or waiver by the applicable party(ies) of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the parties shall cause the Acquisition Merger to be consummated effective at the Acquisition Merger Effective Time by: (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Acquisition Merger Certificate of Merger” and, together with the SPAC Merger Certificate of Mergers, the “Certificates of Merger”) with respect to the Acquisition Merger, duly executed and completed in accordance with the relevant provisions of the DLLCA. The Acquisition Merger and the SPAC Merger shall become effective at the SPAC Merger Effective Time and Acquisition Merger Effective Time, respectively or such later time as agreed in writing between the Company and SPAC and set forth in the relevant Certificates of Merger. Following filing of the Certificates of Merger, none of SPAC, Pubco, Merger Sub or the Company shall take any action that would prevent the SPAC Merger from taking effect at the SPAC Merger Effective Time or the Acquisition Merger from taking effect at the Acquisition Merger Effective Time.

Section 2.03        Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of (a) the SPAC Merger and without further act or deed, at the SPAC Merger Effective Time, all of the property, rights, privileges, powers and franchises of Pubco and SPAC shall vest in the Surviving Corporation and all of the debts, liabilities and duties of SPAC and Pubco shall become the debts, liabilities and duties of the Surviving Corporation and (b) the Acquisition Merger and without further act or deed, at the Acquisition Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Subsidiary Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Subsidiary Company.

Section 2.04        Certificate of Incorporation and Bylaws of Pubco. In connection with the Mergers, on the SPAC Merger Closing Date at the SPAC Merger Effective Time, Pubco will take all requisite actions to (i) adopt the certificate of incorporation (the “Pubco Delaware Charter”) substantially in the form set forth on Exhibit F, which shall

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be the certificate of incorporation of Pubco upon the effectiveness of the SPAC Merger Closing and until thereafter amended in accordance with its terms and the DGCL, and (ii) adopt the bylaws (the “Pubco Delaware Bylaws”) substantially in the form set forth on Exhibit G, which shall be the bylaws of Pubco upon the effectiveness of the SPAC Merger Closing and until thereafter amended in accordance with their terms, the Pubco Delaware Charter and the DGCL.

Section 2.05        Operating Agreement of the Surviving Subsidiary Company. At the Acquisition Merger Effective Time, the Company Operating Agreement, as in effect immediately prior to the Acquisition Merger Effective Time, shall be amended and restated in its entirety in accordance with the Amended and Restated Company Operating Agreement as set forth on Exhibit H attached hereto, and as so amended, shall be the Operating Agreement of the Surviving Subsidiary Company (the “A&R Operating Agreement”), until thereafter supplemented or amended in accordance with its terms, the Surviving Subsidiary Company’s articles of organization and the DLLCA.

Section 2.06        Directors and Officers of the Surviving Corporation.

(a)         The parties will take all requisite action such that the directors and officers of SPAC as of immediately prior to the SPAC Merger Effective Time continue as the initial directors and officers of the Surviving Corporation immediately after the SPAC Merger Effective Time, each to hold office, subject to Section 2.06(b), in accordance with the provisions of the DGCL and the Surviving Corporation’s bylaws and certificate of incorporation until the Acquisition Merger Effective Time.

(b)         The parties will take all requisite action such that (i) each director and officer of the Surviving Corporation in office immediately prior to the Acquisition Merger Effective Time shall cease to be a director or officer, as applicable, immediately following the Acquisition Merger Effective Time (including by causing each such director and officer to tender an irrevocable resignation as a director or officer (as applicable), effective as of the Acquisition Merger Effective Time), (ii) the Persons designated pursuant Section 8.11 shall be directors of the Surviving Corporation effective as of immediately following the Acquisition Merger Effective Time, and, as of such time, shall be the only directors of the Surviving Corporation, and (iii) the officers of the Company shall be appointed as officers of the Surviving Corporation, effective as of immediately after the Acquisition Merger Effective Time, and, as of such time, shall be the only officers of the Surviving Corporation. Each person appointed as a director or officer of the Surviving Corporation following the Acquisition Merger Effective Time pursuant to the preceding sentence shall remain in office as a director or officer, as applicable, of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.07        Managing Member and Officers of the Surviving Subsidiary Company. The Company shall take all necessary action prior to the Acquisition Merger Effective Time so that immediately after the Acquisition Merger Effective Time (i) each officer of the Company in office immediately prior to the Acquisition Merger Effective Time shall continue to be an officer of the Surviving Subsidiary Company immediately following the Acquisition Merger Effective Time and (ii) Pubco is appointed as the sole managing member of the Surviving Subsidiary Company, in accordance with the A&R Operating Agreement substantially in the form set forth on Exhibit H.

Article III

EFFECTS OF THE MERGERS

Section 3.01        Effect on Securities.

(a)         Treatment of Securities of SPAC and Pubco in the SPAC Merger. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of SPAC, Merger Sub, the Company, or Pubco or the holder of any shares of capital stock of any of the foregoing:

(i)          SPAC Units. Each SPAC Unit outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit.

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(ii)         SPAC Class A Common Stock. Immediately following the separation of each SPAC Unit in accordance with Section 3.01(a)(i), each share of SPAC Class A Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time (excluding any SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange) shall automatically be cancelled and cease to exist in exchange for the right to receive: (A) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Preferred Stock, and (B) 50% multiplied by the Additional SPAC Share Consideration (such consideration, the “Public SPAC Merger Consideration”). As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii)        Former SPAC Class B Common Stock. Each share of SPAC Class A Common Stock converted from a share of SPAC Class B Common Stock pursuant to the Class B Exchange shall automatically be cancelled and cease to exist in exchange for the right to receive (A) one (1) newly issued share of Pubco Class A Common Stock and (B) the applicable portion of any Earnout Shares in accordance with Section 3.01(c) (collectively, the “Sponsor SPAC Merger Consideration”, and collectively with the Public SPAC Merger Consideration, the “SPAC Merger Consideration”).

(iv)        Assumption of SPAC Warrants. Each SPAC Warrant outstanding immediately prior to the SPAC Merger Effective Time shall, at the SPAC Merger Effective Time, cease to be a warrant with respect to SPAC Common Stock and shall be assumed by Pubco pursuant to the Warrant Assumption Agreement (each, a “Pubco Warrant”) on substantially the same terms as were in effect immediately prior to the SPAC Merger Effective Time under the terms of the Warrant Agreement (including any repurchase rights and cashless exercise provisions). SPAC and Pubco shall take all lawful action to effect the aforesaid provisions of this Section 3.01(a)(iv), including entering into the Warrant Assumption Agreement.

(v)         SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any shares of SPAC Common Stock that are owned by the SPAC as treasury stock or any SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor (the “SPAC Cancelled Shares”).

(vi)        SPAC Redeeming Shares. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any shares of SPAC Common Stock that are required to be redeemed pursuant to the Offer (such shares, the “SPAC Redeeming Shares”), such SPAC Common Stock shall not be exchanged pursuant to clause (ii) above but shall immediately prior to the SPAC Merger Effective Time be canceled and shall cease to exist and shall thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement.

(vii)       Cancellation of Pubco Shares. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder thereof, each share of capital stock of Pubco issued and outstanding immediately prior to the SPAC Merger Effective Time shall be redeemed by Pubco for par value.

(b)         Treatment of Company Units in the Acquisition Merger. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of SPAC, Merger Sub, the Company, Pubco or the holder of any shares of capital stock of any of the foregoing:

(i)          Each Company Unit that is issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than the Cancelled Units and Company Financing Units) shall thereupon be converted into the right to receive, and the holder of such Company Unit shall be entitled to receive (A) the Per Unit Consideration and (B) the applicable portion of any Earnout Shares and Earnout Units in accordance with Section 3.01(c).

Annex A-1-20

(ii)         Each Company Financing Unit shall thereupon be converted into the right to receive, and the holder of such Company Unit shall be entitled to receive, as applicable, (A) the Per Unit Consideration and (B) Additional Company Financing Unit Consideration.

(iii)        Each Company Unit held in treasury of the Company as of immediately prior to the Acquisition Merger Effective Time (collectively, the “Cancelled Units”) shall thereupon be cancelled without any conversion thereof and no payment or distribution shall be made within respect thereto.

(iv)        The units of Merger Sub that are issued and outstanding immediately prior to the Acquisition Merger Effective Time shall thereupon be converted into and become (A) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (B) a number of Preferred Units equal to the number of shares of Pubco Preferred Stock outstanding immediately after the SPAC Merger and (C) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (A) through (C) after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer, the Class B Exchange and the Conversion.

(v)         Notwithstanding the foregoing, with a view to satisfy Section 9.01(h), the Company and SPAC will in good faith discuss allowing a portion of the Per Unit Consideration to take the form of shares of Pubco Class A Common Stock, in lieu of (and not in addition to) the same number of (x) shares of Pubco Class B Common Stock and (y) New Company Units.

(c)         Earnout.

(i)          At the Acquisition Merger Effective Time, (A) the Company shall issue and deposit with the Escrow Agent a number of New Company Units equal to the Maximum Seller Earnout (the “Earnout Units”) and (B) Pubco shall issue and deposit with the Escrow Agent (x) a number of shares of Pubco Class B Common Stock equal to the Maximum Seller Earnout (the “Seller Earnout Shares”) and (y) a number of shares of Pubco Class A Common Stock equal to the sum of (I) Maximum Sponsor Earnout and (II) the Maximum Jefferies Earnout (collectively, the “Pubco Earnout Shares” and, together with the Seller Earnout Shares, the “Earnout Shares”), in each case, to be held in escrow in accordance with the terms of the Escrow Agreement and this Section 3.01(c).

(ii)         Upon receipt of the Earnout Shares and Earnout Units, the Escrow Agent shall place the Earnout Shares and Earnout Units into one or more escrow accounts in accordance with the Escrow Agreement, and such Earnout Shares and Earnout Units shall be earned, released and delivered as follows:

(A)        On the occurrence of Earnout Triggering Event I, Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (1) a number of New Company Units equal to (x) fifteen million (15,000,000) (the “First Earnout Units”) multiplied by (y) its Earnout Pro Rata Portion and (2) a number of shares of Pubco Class B Common Stock equal to (x) fifteen million (15,000,000) (the “First Earnout Shares”) multiplied by (y) its Earnout Pro Rata Portion.

(B)         On the occurrence of Earnout Triggering Event II, Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (1) a number of New Company Units equal to (x) fifteen million (15,000,000) (the “Second Earnout Units”) multiplied by (y) its Earnout Pro Rata Portion and (2) a number of shares of Pubco Class B Common Stock equal to (x) fifteen million (15,000,000) (the “Second Earnout Shares”) multiplied by (y) its Earnout Pro Rata Portion.

(C)         On the occurrence of Earnout Triggering Event III, Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (1) a number of New Company Units equal to (x) ten million (10,000,000) (the “Third Earnout Units”) multiplied by (y) its Earnout Pro Rata Portion and (2) a number of shares of Pubco Class B Common Stock equal to (x) ten million (10,000,000) (the “Third Earnout Shares”) multiplied by (y) its Earnout Pro Rata Portion.

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(D)        Promptly following the filing of Pubco’s Form 10-K with the SEC for the fiscal year ending December 31, 2023:

(1)         If the Pubco EBITDA for all of 2023 is less than $12,416,530, no New Company Units or shares of Pubco Class B Common Stock shall be released from escrow in relation to the Pubco EBITDA targets for the 2023 Earnout Measurement Periods. If the Pubco EBITDA for all of 2023 is at least $12,416,530, and:

(I)     The Pubco EBITDA for one (but not both) period listed on Schedule 3.01(c)(ii)(D) (each such period, a “2023 Earnout Measurement Period”) is equal to or greater than the Pubco EBITDA listed for such 2023 Earnout Measurement Period on Schedule 3.01(c)(ii)(D), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (I) a number of New Company Units equal to (x) seven million five hundred thousand (7,500,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) seven million five hundred thousand (7,500,000) multiplied by (y) its Earnout Pro Rata Portion.

(II)    The Pubco EBITDA for both 2023 Earnout Measurement Periods is equal to or greater than the Pubco EBITDA listed for such 2023 Earnout Measurement Periods on Schedule 3.01(c)(ii)(D), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (I) a number of New Company Units equal to (x) fifteen million (15,000,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) fifteen million (15,000,000) multiplied by (y) its Earnout Pro Rata Portion.

(III)  The Pubco EBITDA for neither 2023 Earnout Measurement Period is equal to or greater than the Pubco EBITDA listed for such 2023 Earnout Measurement Period on Schedule 3.01(c)(ii)(D), no New Company Units or shares of Pubco Class B Common Stock shall be released from escrow in relation to the Pubco EBITDA targets for the 2023 Earnout Measurement Periods.

(2)         If the Pubco Revenue for all of 2023 is less than $70 million, no New Company Units or shares of Pubco Class B Common Stock shall be released from escrow in relation to the Pubco Revenue targets for the 2023 Earnout Measurement Periods. If the Pubco Revenue for all of 2023 is at least $70 million, and:

(I)     The Pubco Revenue for one (but not both) 2023 Earnout Measurement Period is equal to or greater than the Pubco Revenue listed for such 2023 Earnout Measurement Period on Schedule 3.01(c)(ii)(D), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (I) a number of New Company Units equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion.

(II)    The Pubco Revenue for both 2023 Earnout Measurement Periods is equal to or greater than the Pubco Revenue listed for such 2023 Earnout Measurement Periods on Schedule 3.01(c)(ii)(D), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (I) a number of New Company Units equal to (x) five million (5,000,000) multiplied by (y) its

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Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) five million (5,000,000) multiplied by (y) its Earnout Pro Rata Portion.

(III)  The Pubco Revenue for neither 2023 Earnout Measurement Period is equal to or greater than the Pubco Revenue listed for such 2023 Earnout Measurement Period on Schedule 3.01(c)(ii)(D), no New Company Units or shares of Pubco Class B Common Stock shall be released from escrow in relation to the Pubco Revenue targets for the 2023 Earnout Measurement Periods.

(E)         Promptly following the filing of Pubco’s Form 10-Q or 10-K with the SEC for each period listed on Schedule 3.01(c)(ii)(E) (each, a “2024 Earnout Measurement Period” and, together with the 2023 Earnout Measurement Periods, a “Earnout Measurement Period”):

(1)         if the Pubco EBITDA for such 2024 Earnout Measurement Period is equal to or greater than the Pubco EBITDA listed for such 2024 Earnout Measurement Period on Schedule 3.01(c)(ii)(E), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant, with respect to each such 2024 Earnout Measurement Period for which the Pubco EBITDA target was met: (I) a number of New Company Units equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion.

(2)         if the Pubco Revenue for such 2024 Earnout Measurement Period is equal to or greater than the Pubco Revenue listed for such Earnout Measurement Period on Schedule 3.01(c)(ii)(E), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant, with respect to each such 2024 Earnout Measurement Period for which the Pubco Revenue target was met: (I) a number of New Company Units equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion.

(iii)        Notwithstanding the foregoing:

(A)        Until a number of Earnout Shares equal to the Maximum Sponsor Earnout have been earned, released and delivered to Sponsor in accordance with Section 3.01(c)(ii), each time the Sponsor is entitled to be delivered a New Company Unit and share of Pubco Class B Common Stock in accordance with Section 3.01(c)(ii), Pubco and the Company shall instead cause the Escrow Agent to release to Sponsor one Pubco Earnout Share.

(B)         After a number of Earnout Shares equal to the Maximum Sponsor Earnout have been earned, released and delivered to Sponsor in accordance with Section 3.01(c)(ii), each time the Sponsor is entitled to be delivered a New Company Unit and share of Pubco Class B Common Stock in accordance with Section 3.01(c)(ii), the Earnout Units and Earnout Shares shall instead be delivered to the other Earnout Participants (excluding Jefferies) in proportion to their Earnout Pro Rata Portions.

(C)         Each time Jefferies is entitled to be delivered a New Company Unit and share of Pubco Class B Common Stock in accordance with Section 3.01(c)(ii), Pubco and the Company shall instead cause the Escrow Agent to release to Jefferies one Pubco Earnout Share.

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(iv)        In the event that Earnout Triggering Event II occurs prior to the occurrence of Earnout Triggering Event I, Earnout Triggering Event I will be deemed to have been achieved, the First Earnout Units and First Earnout Shares shall also be deemed to have vested, and Pubco and the Company shall cause the Escrow Agent to release the First Earnout Units and First Earnout Shares in accordance with Section 3.01(c)(ii). In the event that Earnout Triggering Event III occurs prior to the occurrence of Earnout Triggering Event I or Earnout Triggering Event II, Earnout Triggering Event I and Earnout Triggering Event II, as applicable, will be deemed to have been achieved, and the First Earnout Units and First Earnout Shares and Second Earnout Units and Second Earnout Shares shall also be deemed to have vested, and Pubco and the Company shall cause the Escrow Agent to release the First Earnout Units and First Earnout Shares and Second Earnout Units and Second Earnout Shares in accordance with Section 3.01(c)(ii).

(v)         Promptly following the filing of Pubco’s 10-K with the SEC for the 2023 fiscal year and 2024 fiscal year:

(D)        a number of Seller Earnout Shares and Earnout Units equal to (A) the number of Seller Earnout Shares still in escrow (following the release of any Seller Earnout Shares for such Earnout Measurement Periods) minus (B) the maximum number of Seller Earnout Shares all Earnout Participants except Jefferies and the Sponsor, collectively, could earn if Earnout Triggering Event III occurs and all Pubco EBITDA and Pubco Revenue targets for future 2024 Earnout Measurement Periods (if any) are achieved, shall be delivered to Pubco or the Company (as applicable) and cancelled for no consideration, and none of the Earnout Participants nor any of their Affiliates shall have any rights with respect thereto.

(E)         a number of Pubco Earnout Shares equal to (A) the number of Pubco Earnout Shares still in escrow (following the release of any Pubco Earnout Shares for such Earnout Measurement Periods) minus (B) the maximum number of Pubco Earnout Shares Jefferies and Sponsor, collectively, could earn if Earnout Triggering Event III occurs and all Pubco EBITDA and Pubco Revenue targets for future 2024 Earnout Measurement Periods (if any) are achieved, shall be delivered to Pubco and cancelled for no consideration, and none of the Earnout Participants nor any of their Affiliates shall have any rights with respect thereto.

(vi)        No Earnout Shares or Earnout Units shall be, directly or indirectly, sold, transferred, assigned, pledged, encumbered, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, unless and until such Earnout Shares and/or Earnout Units have been released in accordance with this Section 3.01(c) and the Escrow Agreement. Unless and until such Earnout Shares have been released in accordance with this Section 3.01(c) and the Escrow Agreement, the holder of such Earnout Shares shall take all actions necessary so that such Earnout Shares are voted in proportion with the votes of all other holders of Pubco Common Stock. Any Earnout Shares or Earnout Units that are not released in accordance with the terms of this Section 3.01(c) prior to the Earnout Period End Date shall be delivered to Pubco or the Company (as applicable) and cancelled for no consideration, and none of the Earnout Participants nor any of their Affiliates shall have any rights with respect thereto.

(vii)       As a condition for any Earnout Shares and Earnout Units being earned, released and delivered from escrow, the holder of such Earnout Shares and/or Earnout Units shall be required to enter into a lock-up agreement providing that such Earnout Shares and/or Earnout Units shall not be transferable (except to affiliates) for 365 days from the date they are released from escrow.

(viii)      The Company shall, with consent of SPAC (not to be unreasonably withheld or delayed), be permitted to update Schedule 3.01(c)(ii)(D) and Schedule 3.01(c)(ii)(E) at any time prior to 10 p.m. Eastern Time on February 28, 2023; provided that neither the total Pubco EBITDA nor Pubco Revenue for 2023 or 2024, measured on an aggregate calendar year basis, shall be changed.

(ix)        Actual Pubco EBITDA and Pubco Revenue for each Earnout Measurement Period shall be determined by the audit committee of the board of directors of Pubco.

(x)         For the avoidance of doubt, no holder of Company Financing Units shall have any right to any Earnout Units or Earnout Shares solely as a result of holding any Company Financing Units.

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Section 3.02        Equitable Adjustments.

(a)         If, between the Original Effective Date and the Acquisition Merger Effective Time, the outstanding equity interests of any class or series of Company Units or SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event (in each case other than pursuant to the Class B Exchange or SPAC Merger), then, without duplication, any number, value (including dollar value) or amount contained herein which is based upon the number of shares of any class or series of Company Units or SPAC Common Stock will be appropriately adjusted to provide to the holders of Company Units and the holders of SPAC Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit any of the parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or would reasonably be expected to prevent the relevant aspects of the Transactions from qualifying for their respective Intended Tax Treatments.

(b)         If, prior to the Earnout Period End Date, the outstanding equity interests of any class or series of the Surviving Subsidiary Company or Pubco Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then, without duplication, the number of Earnout Units or Earnout Shares will be appropriately adjusted to provide to the Earnout Participant the same economic effect as contemplated by this Agreement.

Section 3.03        Conversion; Delivery of Shares.

(a)         In connection with the Conversion:

(i)          The parties to this Agreement shall take all necessary actions to effect the Conversion and provide for the payment of the SPAC Merger Consideration as contemplated by this Agreement.

(ii)         Prior to the SPAC Merger Effective Time, SPAC and the Company shall mutually select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the payment of the SPAC Merger Consideration (the “Exchange Agent”) and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(iii)        As promptly as practicable following the SPAC Merger Effective Time, Pubco shall cause to be sent to each SPAC Stockholder (as of immediately prior to the SPAC Merger Effective Time) a letter of transmittal in such form as may be required by the Exchange Agent, which shall have customary representations and warranties as to title, authorization, execution and delivery.

(b)         Subject to the occurrence of the Acquisition Merger Effective Time, upon the delivery of a letter of transmittal (accompanied with all certificates representing Company Units, to the extent such Company Units are certificated (the “Company Certificates”)) duly, completely and validly executed and delivered in accordance with the instructions thereto, and such other documents as may reasonably be required by the Surviving Corporation, the Company Unitholder holding such Company Units shall be entitled to receive in exchange therefor the Per Unit Consideration and/or the Additional Company Financing Unit Consideration into which such Company Units have been converted pursuant to Section 3.01(b)(i) or Section 3.01(b)(ii). Until surrendered as contemplated by this Section 3.03(b), each Company Unit shall be deemed at any time from and after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the Per Unit Consideration, the Earnout Pro Rata Portion of any Earnout Units and Earnout Shares and/or the Additional Company Financing Unit Consideration, which the Company Unitholders holding Company Units were entitled to receive in respect of such units pursuant to Section 3.01(b).

(c)         Subject to the occurrence of the SPAC Merger Effective Time, upon the delivery of a letter of transmittal (accompanied with all certificates representing shares of SPAC Common Stock (which, if applicable, may be the certificates that formerly represented shares of SPAC Class B Common Stock that converted into such shares of SPAC Class A Common Stock pursuant to the Class B Exchange), to the extent such shares of SPAC Common Stock are certificated (the “SPAC Certificates”)) duly, completely and validly executed and delivered in accordance with the instructions thereto, and such other documents as may reasonably be required by the Surviving Corporation, the SPAC Stockholder holding such shares of SPAC Common Stock shall be entitled to receive in exchange therefor the SPAC Merger Consideration. Until surrendered as contemplated by this Section 3.03(c) each share of SPAC Common Stock

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shall be deemed at any time from and after the SPAC Merger Effective Time to represent only the right to receive upon such surrender the SPAC Merger Consideration, which the SPAC Stockholders holding shares of SPAC Common Stock were entitled to receive in respect of such shares pursuant to Section 3.01(a).

Section 3.04        Lost Certificate. In the event any Company Certificate or SPAC Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or SPAC Certificate, as applicable, to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision by such Person of a customary indemnity against any claim that may be made against the Surviving Corporation or Surviving Subsidiary Company with respect to such Company Certificate or SPAC Certificate, as applicable, and the Surviving Corporation or Surviving Subsidiary Company, as applicable, shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Unit Consideration, Additional Company Financing Unit Consideration and/or the SPAC Merger Consideration, as applicable, deliverable in respect thereof as determined in accordance with this Article III.

Section 3.05        Withholding. SPAC, Pubco, Merger Sub and the Company shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts that are required to be deducted or withheld with respect to the making of such payments under the Code or any other applicable Law; provided that, except with respect to compensatory payments, no less than five (5) Business Days before so deducting or withholding, SPAC, Merger Sub, the Company or Pubco (as applicable) shall provide written notice (including an estimate of the amount to be deducted or withheld and the legal basis for such deduction or withholding) to the Person in respect of whom such amounts are intended to be deducted or withheld. To the extent that SPAC, Merger Sub, the Company, or Pubco (as applicable) deducts or withholds such amounts with respect to any Person and properly remits such deducted or withheld amounts to the applicable Governmental Authority, such deducted or withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes of this Agreement. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Transactions treated as compensation, the relevant parties shall cooperate to pay such amounts through the Company’s or its relevant Subsidiary’s payroll to facilitate any applicable withholding as may be required.

Section 3.06        No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Pubco Common Stock or New Company Units shall be issued upon the conversion of Company Units, SPAC Common Stock or SPAC Warrants pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of New Company Units or Pubco Common Stock. In lieu of the issuance of any such fractional share to which any holder of Company Units, SPAC Common Stock or SPAC Warrants would otherwise be entitled in connection with the conversion of Company Units, SPAC Common Stock or SPAC Warrants pursuant to Section 3.01 (after aggregating all fractional New Company Units or shares of Pubco Common Stock of the same class and series that otherwise would be received by such holder of Company Units, SPAC Common Stock or SPAC Warrants), Pubco shall round up or down to the nearest whole New Company Units or share of Pubco Common Stock, as applicable. No cash settlements shall be made with respect to fractional shares or units eliminated by rounding.

Section 3.07        Payment of Expenses. (a) On the Acquisition Merger Closing Date immediately following the Acquisition Merger Effective Time, Pubco (or, if Pubco does not have sufficient funds, the Company) shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of the Company, Pubco or Merger Sub for outside counsel incurred in connection with the Transactions and fees and expenses of or on behalf of the Company, Pubco or Merger Sub for any other agents, advisors, consultants, experts and financial advisors employed by the Company, Pubco or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”). Any payment of Outstanding Company Expenses by Pubco with respect to the Company shall be treated for applicable income tax purposes as first having been deemed contributed to the Company and then paid to such persons.

(b)         On the Acquisition Merger Closing Date immediately following the Acquisition Merger Effective Time, Pubco (or, if Pubco does not have sufficient funds, the Company) shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of SPAC for outside counsel and fees and expenses of or on behalf of SPAC for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of SPAC incurred in connection with the Transactions, SPAC’s pursuit of a Business Combination and any amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions (collectively, the “Outstanding SPAC Expenses”).

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of the Company, Pubco and Merger Sub represents and warrants to SPAC as follows:

Section 4.01        Corporate Organization of the Company, Pubco and Merger Sub.

(a)         Each of the Company, Pubco and Merger Sub has been duly organized or incorporated, (i) is validly existing and in good standing under the Laws of its jurisdiction of organization or formation and (ii) has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, except where the failure to do so has not had and would not reasonably be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub. The Company is not in default under or in violation of any provision of the Company Organizational Documents. Pubco is not in default under or in violation of any provision of the Pubco Organizational Documents. Merger Sub is not in default under or in violation of any provision of the Merger Sub Organizational Documents.

(b)         The Company Organizational Documents, the Pubco Organizational Documents and the Merger Sub Organizational Documents previously made available by the Company to SPAC are true, correct and complete and are in effect as of the Original Effective Date.

(c)         The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub.

Section 4.02        Subsidiaries.

(a)         The Subsidiaries of the Company as of the Original Effective Date are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub.

(b)         As of the Original Effective Date, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity or voting interests in any other Person or has any Contracts, right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any such shares of the capital stock or other equity or voting interests, or any securities or obligations exercisable or exchangeable for or convertible into any such shares of the capital stock or other equity or voting interests, of such Person to the Company or its Subsidiaries.

Section 4.03        Due Authorization. Each of the Company, Pubco and Merger Sub has all requisite organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and (subject to the receipt of the Company Requisite Approval) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance

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of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, the board of directors of Pubco (the “Pubco Board”), the sole stockholder of Pubco and the sole member of Merger Sub and upon receipt of the Company Requisite Approval, no other corporate proceeding on the part of the Company, Pubco or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s, Pubco’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company, Pubco and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, Pubco and Merger Sub, enforceable against the Company, Pubco and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any equity interests of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby. The Written Consent, if executed and delivered by the Company Members, would satisfy the Company Requisite Approval and no additional approval or vote from any holders of any equity interests of the Company, Pubco or Merger Sub would then be necessary to adopt this Agreement or approve the Transactions.

Section 4.04        No Conflict. Subject to the receipt of the Company Requisite Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.04, the execution, delivery and performance of this Agreement by the Company, Pubco and Merger Sub and each Ancillary Agreement to which they are a party and the Transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of (or an event which, with notice or lapse of time, or both, would constitute a breach), the Company Organizational Documents, the Pubco Organizational Documents, the Merger Sub Organizational Documents or the certificate of formation, bylaws or other organizational documents of any of the Company’s Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Pubco, Merger Sub, the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract, whether or not set forth on Schedule 4.14(a), or any Real Estate Lease Documents, in each case to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or its Subsidiaries or (e) result in the triggering, acceleration, vesting or increase of any equity security of the Company pursuant to any Material Contract, except (in the case of clauses (b), (c), (d) or (e) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub.

Section 4.05        Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver, authorization, filing, report, registration, Permit, clearance, expiration or termination of waiting periods from any Governmental Authority is required on the part of the Company, Pubco or Merger Sub with respect to the Company’s, Pubco’s or Merger Sub’s respective valid and lawful execution, delivery or performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby or the continuing operation of the business of the Company and its Subsidiaries following the effectiveness of the Acquisition Merger Effective Time, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub, or to have a material adverse effect on the ability of the Company, Pubco or Merger Sub to consummate the Transactions, in each case which are set forth in Schedule 4.05(b), (c) those disclosed on Schedule 4.05(c), (d) the filing with the SEC of (i) the Registration Statement and Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby and (e) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

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Section 4.06        Capitalization.

(a)         All of the issued and outstanding Company Units have been duly authorized and validly issued in accordance with all applicable Laws, including applicable Securities Law, and the Company Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)         Set forth on Schedule 4.06(b) is a true, correct and complete list of each record holder of Company Units or other equity interests of the Company and the number of Company Units or other equity interests held by each such holder as of the Original Effective Date. As of the Original Effective Date, other than the Company Financing Agreement, there are (x) no subscriptions, calls, options, warrants, rights, restricted stock, conversion rights, equity appreciation rights, redemption rights, repurchase rights, phantom units, profit participation rights, call rights, put rights or other securities convertible into or exchangeable or exercisable for Company Units or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any securities convertible into or exercisable or exchangeable into any equity capital of, other equity interests in or debt or other derivative securities of, the Company, or any board nomination or observer rights therein, and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the Original Effective Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Unitholders may vote. Except as set forth on Schedule 4.06(b), as of the Original Effective Date the Company is not party to any unitholders agreement, voting agreement or registration rights agreement relating to its equity interests. All Company Units or other equity interests of the Company are free and clear of all Liens other than transfer restriction under applicable Securities Laws and Company Organizational Documents.

(c)         As of the Original Effective Date and immediately prior to the SPAC Merger Closing Date, the authorized capital stock of Pubco consists of one hundred (100) shares of common stock, par value $0.01 per share, ten (10) shares of which are issued and outstanding as of the Original Effective Date. As of the Original Effective Date and immediately prior to the SPAC Merger Closing Date, such shares of the common stock of Pubco (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested.

(d)         Subject to approval of the Proposals, the shares of Pubco Common Stock to be issued by Pubco in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Pubco and will be capable of effectively vesting in the Company Unitholders and SPAC Stockholders, respectively, title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(e)         As of the Original Effective Date and immediately prior to the SPAC Merger Closing Date, the outstanding equity interests of Merger Sub consist solely of limited liability company interests owned by Pubco. All outstanding limited liability company interests of Merger Sub are owned by Pubco, have been duly authorized and validly issued and are fully paid and nonassessable.

(f)          As of the Original Effective Date, the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the Original Effective Date, there are (A) no subscriptions, calls, options, warrants, rights, restricted stock, conversion rights, equity appreciation rights, redemption rights, repurchase rights, phantom units, profit participation rights, call rights, put rights or other securities convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any securities convertible into or exercisable or

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exchangeable into any shares of capital stock of, other equity interests in or debt or other derivative securities of, such Subsidiaries, or any board nomination or observer rights therein, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries, in each case of (A) and (B), other than issued to the Company or another Subsidiary of the Company. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(f), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(f), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries. All equity interests of the Company’s Subsidiaries are free and clear of all Liens other than transfer restriction under applicable Securities Laws and the Company Organizational Documents. The Company’s Subsidiaries have no issued or outstanding equity interests other than the equity interests of the Joint Ventures and the equity interests of wholly-owned Subsidiaries.

(g)         As of the Original Effective Date, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.06(f), there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

Section 4.07        Financial Statements.

(a)         (i) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2022, and the audited consolidated statement of operations, statements of stockholders’ (deficit) equity and statements of cash flows of the Company and its Subsidiaries for the year then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2022, and the unaudited consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries for the three-month and nine-month periods then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), in each case of the foregoing clauses (i) and (ii) when delivered, will have been prepared, in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)         The PCAOB Audited Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act. The Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

Section 4.08        Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in Schedule 4.08(c), (d) arising under this Agreement or the performance by the Company of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 2.03 of Form 8-K, as promulgated by the SEC).

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Section 4.09        Litigation and Proceedings. Except as set forth in Schedule 4.09, there are no, and since June 30, 2019 there have not been, pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against or by the Company or its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ managers, directors or officers, or, to the knowledge of the Company, any of the Company’s employees (in each case of the foregoing in their capacities as such), or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, seeking material non-monetary relief (including any criminal Actions) or involving an amount in controversy in excess of $300,000 individually or in the aggregate. Neither the Company nor its Subsidiaries, any property, asset or business of the Company or its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ managers, directors or officers or, to the knowledge of the Company, any of the Company’s employees (in each case of the foregoing in their capacities as such), is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, nor are there any unsatisfied judgments or any open injunction binding upon the Company or any of its Subsidiaries, any property, asset or business of the Company or its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ managers, directors or officers or, to the knowledge of the Company, any of the Company’s employees (in each case in their capacities as such).

Section 4.10        Compliance with Laws.

(a)         Except as set forth on Schedule 4.10(a) and except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since June 30, 2019, have been, in compliance in all material respects with all applicable Laws. Since June 30, 2019 neither the Company nor any of its Subsidiaries has received any written notice or other written communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation of, or failure to comply with, any applicable Law by the Company or any of its Subsidiaries or (ii) requiring the Company or any of its Subsidiaries to take or omit and action to ensure compliance with any applicable Law, in either case of the foregoing clauses (i) and (ii), which violation or failure to comply would, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.

(b)         Since June 30, 2017, (i) there has been no action taken by the Company or its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, managers, employees, or any agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has knowledge of facts indicating that the Company or any of its Subsidiaries have violated at any time or may be in violation of any Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iv) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (v) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)         Since June 30, 2017, (i) there has been no action taken by the Company or its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, managers or employees of the Company or any of its Subsidiaries, in each case, acting on behalf of or for the Company or any of its Subsidiaries, in violation of any applicable Anti-Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries has knowledge of facts indicating that the Company or any of its Subsidiaries have violated at any time or may be in violation of any Anti-Money Laundering Laws, (iii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Money Laundering Laws, (iv) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Money Laundering Law, (v) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Money Laundering

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Law, and (vi) neither the Company nor any of its Subsidiaries are required to maintain any licenses or registrations required by Anti-Money Laundering Laws or are subject to anti-money laundering regulations contained within the Bank Secrecy Act, 31 C.F.R. Chapter X, as a financial institution, as that term is defined therein.

(d)         The Company and its Subsidiaries have in place and have adopted reasonably designed policies and procedures to promote compliance with, and as may be required by, any applicable Anti-Corruption Law (including by the books and records and internal controls provisions of the U.S. Foreign Corrupt Practices Act), Anti-Money Laundering Law, and Sanctions.

(e)         Except as set forth on Schedule 4.10(e), since June 30, 2017, none of the Company or its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, managers, employees or any agent or representative thereof: (i) has been nor is a Sanctioned Person, (ii) has (acting for or on behalf of the Company or any of its Subsidiaries) transacted business or engaged in any transactions with or for the benefit of a Sanctioned Person in each case in violation of applicable Sanctions nor otherwise violated applicable Sanctions, nor (iii) to the Company’s knowledge has violated any applicable Ex-Im Law.

(f)          Except as set forth on Schedule 4.10(f), to the knowledge of the Company, the Company and its Subsidiaries have not been, since June 30, 2017, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws, or the Company’s policies, procedures and controls for compliance with the foregoing Laws.

Section 4.11        Intellectual Property.

(a)         Schedule 4.11(a) sets forth, as of the Original Effective Date, all Owned Intellectual Property that is registered or issued (the “Registered Intellectual Property”) or the subject of a pending application. Each item of Registered Intellectual Property is valid, subsisting and, to the knowledge of the Company, enforceable.

(b)         The Company or one of its Subsidiaries: (i) is the sole and exclusive owner of all Owned Intellectual Property free and clear of all Liens, other than Permitted Liens, and (ii) has a valid and enforceable written license or other valid right to use all other Company Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company Intellectual Property shall be available for use by the Surviving Subsidiary Company immediately after the Acquisition Merger Closing Date on identical terms and conditions to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Acquisition Merger Closing Date.

(c)         The Company and its Subsidiaries undertake commercially reasonable efforts to maintain all material Owned Intellectual Property, including to protect the confidentiality of any material Trade Secrets included in the Owned Intellectual Property. To the knowledge of the Company, no such Trade Secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement.

(d)         Except as set forth on Schedule 4.11(d), (i) the Owned Intellectual Property as used by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate and has not in the past three (3) years infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party, and (ii) there are no proceedings pending or threatened in writing (including in the form of offers or invitations to obtain a license), as of the Original Effective Date, against the Company or any Subsidiary by any third party alleging any such infringement, misappropriation, dilution or other violation of Intellectual Property owned by such third party in the conduct of the Company’s business. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)         No director, officer or employee of the Company has any ownership interest in any of the material Owned Intellectual Property. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Company or one of its Subsidiaries (or all such right, title, and interest vested in the Company or one of its Subsidiaries by operation of Law). No such Person has asserted in writing or, to the knowledge of the Company, orally, an ownership interest or other rights in or to any Owned Intellectual Property.

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(f)          Except as set forth on Schedule 4.11(f), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any material Owned Intellectual Property in a manner that would give any such government, university, college, or other educational institution or research center an ownership interest in any such material Owned Intellectual Property.

Section 4.12        Information Technology.

(a)         The IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries for the operation of its business as currently conducted, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company and its Subsidiaries and (ii) to the knowledge of the Company, are free from material defects, deficiencies, vulnerabilities, errors, disabling mechanisms, viruses, time locks, Trojan horses, malware or other contaminants or corruptants, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b)         The Company and its Subsidiaries (i) take commercially reasonable actions designed to protect the confidentiality, integrity, availability, of its IT Systems, and (ii) have in place adequate security controls, incident response plans, and disaster recovery plans and procedures for its IT Systems within their operational control, in each case (i) and (ii), except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(c)         To the knowledge of the Company, since June 30, 2020, there has been no material security breach or unauthorized access to the IT Systems that resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein, in each case that has resulted in or is reasonably likely to result in material liability to Company and its Subsidiaries, taken as a whole.

Section 4.13        Data Protection.

(a)         To the knowledge of the Company, the Company’s and its Subsidiaries’ comply in all material respects with, and since June 30, 2020, has complied in all material respects with, (i) the provisions relating to data privacy, data protection, or data security of any material Contract to which any of them is a party, (ii) each of their external published privacy policies, (iii) and all applicable Privacy Laws.

(b)         Since June 30, 2020, and to the knowledge of the Company, the Company and its Subsidiaries have not received any material: (i) written complaints, (ii) written notices of investigation or regulatory audit, (iii) written claims from any Governmental Authority or (iv) any Actions by consumers or other entities, relating to any Privacy Laws, nor, to the knowledge of the Company, have any such complaints, investigations, regulatory audits, claims or Actions been threatened against them.

(c)         The Company and its Subsidiaries have taken commercially reasonable steps designed to ensure that all Personal Information is protected in all material respects against a Security Incident. Since June 30, 2020, and to the knowledge of the Company there have been no material Security Incident that either (i) pursuant to any applicable legal requirement, would require the Company or a Subsidiary to notify customers or employees of such Security Incident or (ii) has resulted in or is reasonably likely to result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 4.14        Contracts; No Defaults.

(a)         Schedule 4.14(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xxii) below to which, as of the Original Effective Date, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (those Contracts required to be listed, the “Material Contracts”). True, correct and complete copies of the Material Contracts, including amendments thereto, have been delivered to or made available to SPAC or its agents or representatives. The Material Contracts include:

(i)          each Contract with a vendor of the Company or its Subsidiaries that required payment to such vendor by the Company and its Subsidiaries (taken together) for the year ended December 31, 2021 of an aggregate amount exceeding $3,400,000 (the “Vendor Contracts”);

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(ii)         any Contract providing for the grant by the Company of rights to market or sell the Company’s or its Subsidiaries’ services on behalf of the Company or its Subsidiaries to any other Person, in each case having consideration paid or payable by the Company or its Subsidiaries in an amount exceeding $1,000,000, in the aggregate, the year ended December 31, 2021;

(iii)        each collective bargaining agreement or other labor-related Contract with any labor union, labor organization or works council;

(iv)        any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses from a third party any rights to use Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole (other than (1) click-wrap, shrink-wrap, and off-the-shelf software (including software-as-a-service) licenses or agreements, and any other software licenses that are commercially available on reasonable terms to the public generally (including Open Source Materials), (2) rights to use confidential information in confidentiality and commercial agreements entered in the ordinary course, (3) licenses to use background Intellectual Property of any employee or consultant, (4) licenses to user-generated content and other materials provided by users or customers of the Company’s products and services, and (5) licenses that are incidental to the sale, purchase, or lease of any products or services) or (B) licenses granted by the Company or any of its Subsidiaries to a third party to use Owned Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses granted to customers, suppliers or service providers in the ordinary course of business);

(v)         any Contract which (A) expressly restricts in any material respect or contains any express material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory or any period of time in which any of them may engage in any business or to sell or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company or any Subsidiary (or, after the Acquisition Merger Effective Time, the Surviving Corporation or one of its Subsidiaries or successors or assigns);

(vi)        any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $1,000,000 of committed credit;

(vii)       any guaranty in favor of a third party (other than a Subsidiary of the Company) by the Company or its Subsidiary of any obligation of another in excess of $1,000,000;

(viii)      any Contract that contains an existing obligation (contingent or otherwise) to pay any amounts in respect of purchase price adjustment, earn-outs, deferred payments or similar obligation, in each case, in connection with the acquisition of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix)        any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since June 30, 2020, of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(x)         any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

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(xi)        any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.14 pursuant to which the Company recognized or expected to result in revenue or generated expenditures in excess of $300,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;

(xii)       any Company Affiliate Agreement that will not be terminated at or prior to the Acquisition Merger Closing;

(xiii)      any Contract made other than in the ordinary course of business providing for (i) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary, or (ii) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company and any Subsidiary;

(xiv)      any Contract under which the Company has agreed to purchase goods or services for more than $1,000,000 in any fiscal year from a vendor, supplier or other Person on a “most favored nation” basis;

(xv)       any Contract with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than any Material Permits;

(xvi)      any Contract entered into outside the ordinary course of business, containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company or any Subsidiary to pay an amount in excess of $300,000;

(xvii)     any Contract providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing base compensation to any officer, director, employee or consultant in excess of $250,000 per year;

(xviii)    any Contract requiring the Company or any of its Subsidiaries to register any equity interests under the applicable Securities Laws;

(xix)      any Contract under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries;

(xx)       any settlement, conciliation or similar Contract relating to an Action of the Company or its Subsidiaries that has been entered into since June 30, 2020 and (A) contemplates payment by the Company or its Subsidiaries of any amount in excess of $300,000 or (B) were brought by an equityholder or Affiliate of the Company or its Subsidiaries;

(xxi)      any Contract establishing or governing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole; and

(xxii)     any Contract not otherwise described in any other subsection of this Section 4.14(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)         With respect to each Contract of the type described in Section 4.14(a), whether or not set forth on Schedule 4.14(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2020, neither the Company nor its Subsidiaries

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have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), (v) since December 31, 2020, neither the Company nor its Subsidiaries have received written notice from any other party to any Vendor Contract that such party intends to materially reduce or modify its relationship with the Company or any of its Subsidiaries, and (vi) since December 31, 2020, through the Original Effective Date, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.15        Company Benefit Plans.

(a)         Schedule 4.15(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements, but not including any Multiemployer Plan.

(b)         With respect to each material Company Benefit Plan, the Company has delivered or made available to SPAC correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any amendments thereto and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable), (iv) for the most recent year, the actuarial valuations (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) any non-routine correspondence with any Governmental Authority since January 1, 2019.

(c)         Each Company Benefit Plan has, in all material respects, complied with, and has been administered in all material respects in compliance with, its terms and all applicable Laws, including ERISA, the PPACA and the Code. All contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d)         Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e)         Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, ERISA Affiliates has sponsored, maintained, contributed to, within the six years prior to the Original Effective Date nor was required to contribute to, or has any direct or contingent liability with respect to, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or any plan subject to Title IV of ERISA. No circumstance or condition exists that could result in an obligation of the Company or any of its Subsidiaries to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA or the Pension Benefit Guaranty Corporation. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

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(f)          Neither the Company nor any of its Subsidiaries has any obligations to provide any post-employment health, medical or life insurance benefits for any employee or service provider, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any other applicable law, and at the expense of such employee or service provider.

(g)         With respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(h)         Except as set forth on Schedule 4.15(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Acquisition Merger Effective Time, (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i)          Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in all material respects in documentary compliance with, and has been operated in all material respects in compliance with Section 409A of the Code and all applicable regulations and notices issued thereunder. No Company Benefit Plan or other arrangement provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

Section 4.16        Labor Matters.

(a)         (i) Neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) to the knowledge of the Company, no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority, and (iv) to the knowledge of the Company, no union organizing activities have occurred with respect to employees of the Company or any Subsidiary since January 1, 2020.

(b)         Each of the Company and its Subsidiaries (i) has complied in all material respects with all applicable Laws regarding labor, employment, employment practices, social security and Tax matters in connection with employees and independent contractors, including all Laws respecting terms and conditions of employment, health and safety, non-discrimination, harassment, wages and hours, immigration, child labor, privacy, disability rights or benefits, equal opportunity, plant closures and layoffs (including, but not limited to, the WARN Act), affirmative action, workers’ compensation, labor relations, right to organize and to bargain collectively, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees and unemployment insurance, and (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or its Subsidiaries.

(c)         Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

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(d)         To the knowledge of the Company, no employee of the Company or its Subsidiaries at the level of senior vice president or above is in violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, restrictive covenant obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information of such former employer.

(e)         In the past two (2) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the Original Effective Date.

(f)          True and complete information as to the name, current job title and compensation of each current director and executive of the Company and its Subsidiaries has been made available to SPAC. As of the Original Effective Date, to the knowledge of the Company, no current executive or key employee with an annual salary in excess of $250,000, has given notice of termination of employment or otherwise disclosed plans to terminate employment or engagement with the Company or its Subsidiaries within the next twelve (12) months.

(g)         In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

Section 4.17        Taxes.

(a)         Except as set forth on Schedule 4.17:

(i)          All income and other material Tax Returns required by Law to be filed by the Company and its Subsidiaries and the Joint Ventures have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such material Tax Returns are true, correct and complete in all material respects.

(ii)         All material amounts of Taxes owed by the Company and its Subsidiaries and the Joint Ventures have been timely paid.

(iii)        Each of the Company and its Subsidiaries has (A) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (B) remitted such Taxes required to have been remitted to the appropriate Governmental Authority.

(iv)        Neither the Company nor any of its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to any material Taxes. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any material Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(v)         Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

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(vi)        None of the Company, any of its Subsidiaries, the Surviving Corporation, and the Surviving Subsidiary Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Acquisition Merger Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Acquisition Merger Closing Date and made prior to the Acquisition Merger Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Acquisition Merger Closing; (C) installment sale or open transaction disposition made prior to the Acquisition Merger Closing; or (D) prepaid amount received or deferred revenue realized prior to the Acquisition Merger Closing (other than such amounts received or realized in the ordinary course of business).

(vii)       There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(viii)      Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by Contract (except, in each case, for any such contracts that are commercial agreements not primarily relating to Taxes).

(ix)        Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(x)         Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(xi)        Each of the Company and its U.S. Subsidiaries is, and has at all times since its formation been, properly classified as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal and applicable state and local income tax purposes. The U.S. federal income tax classification of the Company’s non-U.S. Subsidiaries and the Joint Ventures (and any entity classification election made with respect thereto) are set forth in Schedule 4.17(xi).

(xii)       Neither the Company nor any of its Subsidiaries has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to the Company or any of its Subsidiaries (whichever is applicable) at any earlier date than is required by applicable Law.

(xiii)      Neither the Company nor any of its Subsidiaries has (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) obtained a loan under 15 U.S.C. 636(a)(36), in each case, that remains outstanding.

(xiv)      Neither the Company nor any of its Subsidiaries will be required to pay any Tax after the Acquisition Merger Closing Date as a result of an election made pursuant to Section 965(h) of the Code with respect to the applicable non-U.S. Subsidiaries of the Company.

(xv)       None of the Company’s non-U.S. Subsidiaries or Joint Ventures is a “controlled foreign corporation” within the meaning of Section 957 of the Code and none of the Company or any of its U.S. Subsidiaries is a stockholder, directly or indirectly, in a controlled foreign corporation.

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(b)         Neither the Company nor any of its Subsidiaries has taken any action that, nor are there any facts, circumstances or plans concerning solely the Company, any of its Subsidiaries, Pubco and/or Merger Sub that, either alone or in combination, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 4.18        Brokers’ Fees. Except as described on Schedule 4.18, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

Section 4.19        Real Property; Assets.

(a)         Except as set forth on Schedule 4.19(a), neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.

(b)         Schedule 4.19(b) contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries for which the Company or its Subsidiaries is required to make aggregate payments in excess of $300,000 annually (the “Leased Real Property”). The Company has made available to SPAC true, correct and complete copies of the material leases, subleases, licenses and occupancy agreements (including all amendments thereto and guaranties thereof) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)         Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to SPAC and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions by the Company, upon the consummation of the Transactions, will entitle SPAC or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)         Except as would not reasonably be material and adverse to the Company and its Subsidiaries, taken as a whole, there has been no default or breach by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, that is presently existing under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written notice of material default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e)         Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the Original Effective Date that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

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(f)          The Leased Real Property constitutes all real property currently used in the business of the Company or its Subsidiaries.

(g)         Except for Permitted Liens and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and valid title to all tangible assets and intangible assets of the Company and its Subsidiaries for use in the business as currently conducted as of the Original Effective Date, and the assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business after the Acquisition Merger Closing in the ordinary course. As of the Original Effective Date, all such assets are free and clear of all Liens, except for Permitted Liens, and have been maintained in the ordinary course of business, are in good operating condition, subject to normal wear and tear, and are suitable for the purposes for which they are currently used, except where such Lien or condition of an asset would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.20        Environmental Matters. Except as had not had and would not reasonably be expected to result in a Material Adverse Effect:

(a)         the Company and its Subsidiaries are and, since June 30, 2019, have been in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying with all material Permits required pursuant to Environmental Law for the operation of the business and the Leased Real Properties. The Company and its Subsidiaries have not, since June 30, 2019, received any written notice from any Governmental Authority related to any actual or alleged violation of any Environmental Law or Environmental Permit or any material liability arising under any Environmental Law or any investigation, remediation or corrective obligation, in each case arising under any Environmental Law, relating to the Company or its Subsidiaries or their facilities, the subject of which is unresolved;

(b)         there has been no Release of any Hazardous Materials at, in, on or under any Leased Real Property, and neither the Company nor its Subsidiaries have generated, stored, handled, used, processed, transported, Released or disposed of, or exposed any person to, Hazardous Materials at, in, on or under the Leased Real Property or off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property, except in each case as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries;

(c)         neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)         no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law or any Environmental Permit, nor has the Company or its Subsidiaries received any notice of any remediation or corrective obligation, except in each case as would not reasonably be expected to be material to the Company or any of its Subsidiaries;

(e)         neither the Company nor any Subsidiary has assumed by contract or operation of Law any liability of any other Person arising under Environmental Law, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries;

(f)          no consent, approval, or authorization of, or any declaration, notice, filing, or registration with, any Governmental Authority is required in connection with the transfer of any Permit issued pursuant to any Environmental Law (“Environmental Permits”) as a result of the consummation of the transactions contemplated under this Agreement. To the knowledge of the Company, there are no pending, proposed, or required changes to any Environmental Permits such that the Company or any of its Subsidiaries is reasonably expected to incur any material costs outside the ordinary course of business (including for capital expenditures, process changes, or changes in materials usage) to achieve or ensure material compliance with any such Environmental Permit; and

(g)         the Company has made available to SPAC all material environmental reports (including but not limited to any Phase I or Phase II environmental site assessments), audits, environmental investigations, assessments, sampling, tests, and studies relating to the Leased Real Property or any other location for which the Company is reasonably likely to incur liability pursuant to Environmental Law and are in the Company’s possession or reasonable control.

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Section 4.21        Absence of Changes.

(a)         Since December 31, 2021, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)         Except as set forth on Schedule 4.21, from March 31, 2022 through the Original Effective Date, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that would have required the prior written consent of SPAC under Section 6.01 if such action had been taken on or after the Original Effective Date and prior to the Acquisition Merger Effective Time.

Section 4.22        Affiliate Agreements. Except as set forth on Schedule 4.22 and except for in the case of any employee, officer or director, any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Company or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”); provided that in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries.

Section 4.23        Internal Controls. Since June 30, 2020, neither the Company nor any of its Subsidiaries has received any written complaint or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company or any of its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company or any of its Subsidiaries or (iii) fraud, regardless of whether material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.23, the Company and its Subsidiaries maintain systems of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.24        Permits. The Company and its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their properties and assets and to conduct their business as currently conducted, except where the failure to obtain the same has not had or would not, individually or in the aggregate, reasonably be material to the Company and its Subsidiaries, taken as a whole. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms and is not subject to any conditions (except for those conditions set forth on the face of the applicable Material Permit), (b) no outstanding notice of revocation, cancellation, termination, suspension or adverse modification of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration will not be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Material Permit and (e) each of the Company and its Subsidiaries is, and since June 30, 2020 has been, in compliance with all Material Permits applicable to the Company or its Subsidiaries. The Company has made available to SPAC all Material Permits.

Section 4.25        Company Financing Agreement. The Company Financing Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and to the knowledge of the Company no withdrawal, termination, amendment or modification is contemplated by Katmandu or the Company. The Company Financing Agreement is a legal, valid and binding obligation of the Company and, to knowledge of the Company, Katmandu, and, to the knowledge of the Company, Katmandu has received irrevocable commitments from investors equal to or greater than the Private Placement Investment Amount, and to the knowledge

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of the Company, such commitments are legal, valid and enforceable obligations of those investors. As of the Original Effective Date, the Company does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Company Financing Agreement not being satisfied, or the Private Placement Investment Amount not being available to the Company, prior to the consummation of the Acquisition Merger. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any material term or condition of the Company Financing Agreement and, as of the Original Effective Date, the Company has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Company Financing Agreement. The Company Financing Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement or the Ancillary Agreements) to the obligations of Katmandu to contribute to the Company the Private Placement Investment Amount.

Section 4.26        Information Supplied. None of the information relating to the Company or its Subsidiaries supplied by the Company, Pubco or Merger Sub, or by any other Person acting on behalf of the Company, Pubco or Merger Sub, in writing specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to the SPAC Stockholders and at the time of the Special Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company, Pubco or Merger Sub for use therein.

Section 4.27        Insurance. To the knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under any material insurance policies. With respect to each such material insurance policy, except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Acquisition Merger Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the Original Effective Date, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.28        COVID-19. Except as set forth in Schedule 4.28, none of the Company or any of its Subsidiaries has sought material benefits or relief from any COVID-19-related programs (including the federal Paycheck Protection Program) or under any other COVID-19-related Laws.

Section 4.29        Customers and Suppliers.

(a)         Schedule 4.29(a) sets forth the top ten (10) customers (by revenue) of the Company and its Subsidiaries for the year ended December 31, 2021 (collectively, the “Material Customers”) and the amount of consideration paid to the Company or such Subsidiary by each Material Customer during such periods. To the knowledge of the Company as of the Original Effective Date, no such Material Customer has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contract with any such Material Customer. To the knowledge of the Company as of the Original Effective Date, no Material Customer is asserting or threatening in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contract.

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(b)         Schedule 4.29(b) sets forth the top ten (10) vendors to and/or suppliers of the Company and its Subsidiaries (by spend amount) for the year ended December 31, 2021 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company or such Subsidiary during such periods. To the knowledge of the Company as of the Original Effective Date, no such Material Supplier has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contract with such Material Supplier. To the knowledge of the Company as of the Original Effective Date, no Material Supplier is asserting or threatening in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contract.

Section 4.30        Business Activities.

(a)         Since their organization, neither Pubco nor Merger Sub have conducted any business activities other than activities directed toward the accomplishment of the Transactions. Except as set forth in the Pubco Organizational Documents and the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Pubco or Merger Sub or to which Pubco or Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Pubco or Merger Sub or any acquisition of property by Pubco or Merger Sub or the conduct of business by Pubco or Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Merger Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Pubco or Merger Sub to enter into and perform its obligations under this Agreement.

(b)         Pubco and Merger Sub do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)         Pubco and Merger Sub were formed solely for the purpose of consummating the Transactions and have not engaged in any business activities or conducted any operations other than in connection with the Transactions and have no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 4.31        No Additional Representations and Warranties; No Outside Reliance. Each of the Company, Pubco and Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of SPAC. In making its determination to proceed with the Transactions (including the Mergers), each of the Company, Pubco and Merger Sub has relied on (a) the results of its own independent investigation and (b) the representations and warranties of SPAC expressly and specifically set forth in this Agreement (as modified by the Schedules) or any certificate delivered in accordance with Section 9.03(c). Each of the Company, Pubco and Merger Sub hereby acknowledges that such representations and warranties by SPAC constitute the sole and exclusive representations and warranties of SPAC to the Company, Pubco and Merger Sub in connection with the Transactions (including the Mergers), and each of the Company, Pubco and Merger Sub understands, acknowledges and agrees that: (i) all other representations and warranties of any kind or nature, express or implied, (including but not limited to any representations and warranties as to the condition, value or quality of SPAC or SPAC’s assets or liabilities or prospects, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to SPAC’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent) are specifically disclaimed by the Company, Pubco and Merger Sub; (ii) no Person has been authorized by SPAC to make any representations or warranties relating to any of SPAC, its Subsidiaries or the business of SPAC or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by the Company, Pubco or Merger Sub as having been authorized by SPAC and shall not be deemed to have been made by SPAC; and (iii) except to the extent SPAC may have so represented and warranted expressly and specifically in this Agreement or any certificate delivered in accordance with Section 9.03(c), no representation or warranty whatsoever is or has been made by or on behalf of SPAC in respect of the accuracy or completeness of any information provided to the Company, Pubco, Merger Sub or their respective Representatives by or on behalf of SPAC or its Representatives.

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Article V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SPAC SEC Reports filed or furnished by SPAC on or after December 30, 2020 (excluding (x) any disclosures in such SPAC SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), SPAC represents and warrants to the Company, Pubco and Merger Sub as follows:

Section 5.01        Corporate Organization.

(a)         SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of SPAC previously made available by SPAC to the Company are true, correct and complete and are in effect as of the Original Effective Date. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

Section 5.02        Due Authorization.

(a)         SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and (subject to SPAC’s receipt of the SPAC Stockholder Approvals (in the case of SPAC)) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by SPAC and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the SPAC Board, and upon receipt by SPAC of the SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such Ancillary Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)         The affirmative vote of a majority of the votes cast by holders of SPAC Common Stock, voting together as a single class, at the Special Meeting shall be required to approve each of the Proposals (including any separate or unbundled advisory proposals as are required to implement the foregoing), with each share of SPAC Common Stock entitling its holder to cast one (1) vote at the Special Meeting (the approval by SPAC Stockholders of all of the foregoing, collectively, the “SPAC Stockholder Approval”) and, assuming a quorum is present at the Special Meeting, the SPAC Stockholder Approval is the only vote of any holders of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC and the consummation of the transactions contemplated hereby (except for the transactions contemplated by Section 8.14), including the Mergers.

(c)         At a meeting duly called and held on the Amendment Date, the SPAC Board, at a meeting with a quorum, by a unanimous vote of all board members present: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of SPAC and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account

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(less any deferred underwriting commissions and Taxes payable on interest earned) as of the Amendment Date; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the SPAC Stockholders approval of each of the matters requiring SPAC Stockholder Approval.

Section 5.03        No Conflict. Subject to the receipt of the SPAC Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 5.08, the execution, delivery and performance of this Agreement by SPAC and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the SPAC Organizational Documents, any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material Contract to which SPAC or any its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties or assets of SPAC or (e) result in the triggering, acceleration, vesting or increase of any equity security of SPAC pursuant to any SPAC Material Contract, except in the case of clauses (b), (c), (d) or (e) above, for such violations, conflicts, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions. For the avoidance of doubt, payments required to be made to a Redeeming Stockholder and the payment of any Taxes owed by SPAC in connection with such payments, shall not be a breach of this Section 5.03.

Section 5.04        Litigation and Proceedings. As of the Original Effective Date, there are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against SPAC, or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon SPAC which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

Section 5.05        Compliance with Laws.

(a)         SPAC and its Subsidiaries are, and since their incorporation or organization, as applicable, have been, in compliance in all material respects with all applicable Laws. Neither SPAC nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by SPAC or its Subsidiaries at any time since their incorporation or organization, as applicable.

(b)         Since December 30, 2020, (i) there has been no action taken by SPAC, its Subsidiaries, or, to the knowledge of SPAC, any officer, director, manager, employee, agent or representative of SPAC or its Subsidiaries, in each case, acting on behalf of SPAC or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither SPAC nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither SPAC nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither SPAC nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 5.06        Employee Benefit Plans. None of SPAC, or its Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other

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service provider, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which SPAC or its Subsidiaries have no remaining obligations or liabilities (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of SPAC or its Subsidiaries, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of SPAC or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 5.07        Employees. Other than any officers as described in the SPAC SEC Reports and consultants and advisors in the ordinary course of business or in connection with SPAC’s or Sponsor’s identification, evaluation, negotiation or consummation of a Business Combination, SPAC has never employed any employees or retained any contractors.

Section 5.08        Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws and any Approved Exchange, (b) the filing with the Secretary of State of the State of Delaware of the Certificates of Merger and (c) those disclosed on Schedule 4.05.

Section 5.09        Financial Ability; Trust Account.

(a)         As of the Original Effective Date, there is at least $222,300,000 invested in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 11, 2021, by and between SPAC and the Trustee (as amended from time to time, the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as permitted pursuant to this Agreement, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Except as disclosed in the SPAC SEC Reports, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than (x) any SPAC Stockholder who is a Redeeming Stockholder and (y) deferred underwriting fees payable upon consummation of a Business Combination to the underwriters of SPAC’s initial public offering) to any portion of the proceeds in the Trust Account. Prior to Acquisition Merger Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus dated March 15, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 or are held in cash deposits. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. Since March 15, 2021, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement or payments to any SPAC Stockholder who is a Redeeming Stockholder). Following the Acquisition Merger Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is a Redeeming Stockholder.

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(b)         As of the Original Effective Date, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, and other than any amounts that may be due to a Redeeming Stockholder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Acquisition Merger Closing Date after the Acquisition Merger Effective Time.

(c)         Except as set forth on SPAC Schedule 5.09(c), as of the Original Effective Date, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.10        Taxes.

(a)         All income and other material Tax Returns required by Law to be filed by SPAC have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such material Tax Returns are true, correct and complete in all material respects.

(b)         All material amounts of Taxes owed by SPAC have been timely paid.

(c)         SPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such Taxes required to have been remitted to the appropriate Governmental Authority.

(d)         SPAC is not currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to any material Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of SPAC, and no written request for any such waiver or extension is currently pending.

(e)         SPAC (or any predecessor thereof) has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

(f)          SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)         SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Acquisition Merger Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Acquisition Merger Closing Date and made prior to the Acquisition Merger Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Acquisition Merger Closing; (C) installment sale or open transaction disposition made prior to the Acquisition Merger Closing; (D) prepaid amount received or deferred revenue realized prior to the Acquisition Merger Closing; or (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Acquisition Merger Closing.

(h)         There are no Liens with respect to Taxes on any of the assets of the SPAC, other than Permitted Liens.

(i)          SPAC has no liability for the Taxes of any Person (other than SPAC) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such contracts that are commercial agreements not primarily relating to Taxes).

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(j)          SPAC is not a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(k)         SPAC has at all times since the date of its formation been classified as a corporation for U.S. federal income tax purposes.

(l)          SPAC does not have a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(m)        SPAC has not taken any action that, nor are there any facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 5.11        Brokers’ Fees. Except for fees previously disclosed by SPAC to the Company to be paid to the Persons described on SPAC Schedule 5.11, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 5.12        SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)         SPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 18, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SPAC SEC Reports”). None of the SPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Original Effective Date or the SPAC Merger Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)         SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established, including timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c)         SPAC has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d)         There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(e)         Except as set forth on SPAC Schedule 5.12(e), neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f)          To the knowledge of SPAC, as of the Original Effective Date, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the Original Effective Date is subject to ongoing SEC review or investigation as of the Original Effective Date.

(g)         Notwithstanding anything in this Section 5.12 or otherwise in this Agreement, no representation or warranty is made as to the accounting treatment of SPAC’s issued and outstanding warrants, the classification of some SPAC Class A Common Stock as temporary or permanent equity, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities or the classification of SPAC Class A Common Stock as permanent equity rather than temporary equity in SPAC’s financial statements.

Section 5.13        Business Activities; Absence of Changes.

(a)         Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of Acquisition Merger Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)         Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract obligating it to consummate a transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)         Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on SPAC Schedule 5.13(c) and (iii) with respect to fees and expenses of SPAC’s legal, financial and other advisors, SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of one hundred thousand dollars ($100,000) monthly, two million dollars ($2,000,000) in the aggregate with respect to any individual Contract or more than three million dollars ($3,000,000) in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on SPAC Schedule 5.13(c)).

(d)         There is no liability, debt or obligation (including any accrued and unpaid expenses), in each case that would be required to be set forth or reserved for on a balance sheet of SPAC and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet for the quarterly period ended March 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole) or (ii) disclosed in SPAC Schedule 5.13(d). For the avoidance of doubt, payments required to be made to a Redeeming Stockholder, or any Taxes owed by SPAC in connection with such payments, shall not be deemed to be a breach of this Section 5.13(d).

(e)         Since March 31, 2022, there has not been any change, development, condition, occurrence, event or effect relating to SPAC or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of SPAC to enter into and perform its obligations under

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this Agreement and consummate the Transactions and from March 31, 2022, through the Original Effective Date, SPAC and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the Original Effective Date.

Section 5.14        Information Supplied. None of the information relating to SPAC or its Subsidiaries supplied by SPAC, or by any other Person acting on behalf of SPAC, in writing specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to the SPAC Stockholders and at the time of the Special Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.14, no representation or warranty is made by SPAC with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of SPAC for use therein.

Section 5.15        Capitalization.

(a)         As of the Original Effective Date, the authorized capital stock of SPAC consists of 401,000,000 shares of capital stock, divided into (i) 380,000,000 shares of SPAC Class A Common Stock, 22,233,687 of which are issued and outstanding as of the Original Effective Date, (ii) 20,000,000 shares of SPAC Class B Common Stock, 5,558,422 of which are issued and outstanding as of the Original Effective Date, and (iii) 1,000,000 shares of SPAC preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the Original Effective Date. 9,856,247 SPAC Warrants are issued and outstanding as of the Original Effective Date. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and, in the case of SPAC Common Stock, nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SPAC SEC Reports with respect to certain SPAC Common Stock held by Sponsor.

(b)         Except for this Agreement, the SPAC Warrants and as set forth on SPAC Schedule 5.15(b), as of the Original Effective Date, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SPAC SEC Reports or the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. Other than any securities issued in connection with the Alternative Financing after the Original Effective Date or working capital loans from Sponsor, there are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SPAC SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any Person and does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)         Except as set forth in the SPAC Organizational Documents and in connection with the Transactions or any Alternative Financing after the Original Effective Date, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 5.16        SPAC’s Stock Market Quotation. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and (a) as of the Original Effective Date are listed for trading on the NYSE under the symbol “FZT” and (b) as of the Closing are listed for trading on an Approved Exchange. SPAC is in compliance in all material respects with the rules of the Approved Exchange on which the shares of SPAC Class A Common Stock are listed for trading and there is no action or proceeding pending or, to

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the knowledge of SPAC, threatened against SPAC by such Approved Exchange, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or terminate the listing of SPAC Class A Common Stock on such Approved Exchange. Neither SPAC nor Sponsor has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.17        Contracts; No Defaults.

(a)         SPAC Schedule 5.17(a) contains a listing of (i) every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and the Original Merger Agreement) and (ii) any Contract under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of SPAC or one or more of its Subsidiaries, in each case, to which, as of the Original Effective Date, SPAC or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (the “SPAC Material Contracts”). True, correct and complete copies of the SPAC Material Contracts listed on SPAC Schedule 5.17(a) have been delivered to or made available to the Company or its agents or representatives.

(b)         Except for any SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Acquisition Merger Closing Date, with respect to any Contract of the type described in SPAC Schedule 5.17(a), whether or not set forth on SPAC Schedule 5.17(a), (i) such Contracts are in full force and effect and represents the legal, valid and binding obligations of SPAC or its Subsidiaries party thereto and, to the knowledge of SPAC, represents the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of SPAC, is enforceable by SPAC or its Subsidiaries to the extent a party thereto in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case except as would not be material and adverse to SPAC, (ii) SPAC is not, nor has SPAC received written notice that any other party to such SPAC Material Contract is, in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any SPAC Material Contract to which it is a party, (iii) since March 16, 2021, SPAC has not received any written notice to terminate any SPAC Material Contract, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of SPAC, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any SPAC Material Contract by SPAC or, to the knowledge of SPAC, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since October 5, 2020, through the Original Effective Date, neither the SPAC nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.18        Title to Property. Except as set forth on SPAC Schedule 5.18, SPAC (a) does not own or lease any real or personal property and (b) is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.19        Investment Company Act. SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.20        Affiliate Agreements. As of the Original Effective Date, except as set forth on SPAC Schedule 5.20 or as described in the SPAC SEC Reports, SPAC is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of SPAC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “SPAC Affiliate Agreement”).

Section 5.21        No Additional Representations and Warranties; No Outside Reliance. SPAC acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Company. In making its determination to proceed with the Transactions (including the Mergers), SPAC has relied on (i) the results of its own independent investigation and (ii) the representations and warranties of the Company expressly and specifically set forth in this Agreement (as modified by the SPAC Schedules) or any certificate delivered in accordance with Section 9.02(c). SPAC hereby acknowledges that such representations

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and warranties by the Company, Pubco and Merger Sub in Article IV constitute the sole and exclusive representations and warranties of the Company, Pubco and Merger Sub to SPAC in connection with the Transactions (including the Mergers), and SPAC understands, acknowledges and agrees that: (i) all other representations and warranties of any kind or nature, express or implied, (including but not limited to any representations and warranties as to the condition, value or quality of the Company, Pubco and Merger Sub or the Company’s, Pubco’s or Merger Sub’s assets or liabilities or prospects, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s, Pubco’s or Merger Sub’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent) are specifically disclaimed by SPAC; (ii) no Person has been authorized by the Company, Pubco or Merger Sub to make any representations or warranties relating to any of the Company, Pubco, Merger Sub, or their respective Subsidiaries or the business of the Company, Pubco, Merger Sub or their respective Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by SPAC as having been authorized by the Company, Pubco or Merger Sub and shall not be deemed to have been made by the Company, Pubco or Merger Sub; and (iii) except to the extent the Company, Pubco or Merger Sub may have so represented and warranted expressly and specifically in Article IV or any certificate delivered in accordance with Section 9.02(c), no representation or warranty whatsoever is or has been made by or on behalf of the Company, Pubco or Merger Sub in respect of the accuracy or completeness of any information provided to SPAC or its Representatives by or on behalf of the Company, Pubco, Merger Sub or its Representatives.

Article VI

COVENANTS OF THE COMPANY

Section 6.01        Conduct of Business. From the Original Effective Date until the earlier of the Acquisition Merger Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause such Joint Venture to), except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by SPAC in writing (including email) (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the current business organization, assets and ongoing business of the Company and its Subsidiaries and maintain the existing relations and goodwill of the Company and its Subsidiaries with third parties with which the Company or its Subsidiaries have material business dealings, whether they are customers, suppliers, joint venture partners, distributors, creditors, licensors or licensees, (iii) use commercially reasonable efforts to keep available the services of their present officers and key employees, and (iv) use commercially reasonable efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor; provided that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by clauses (a) through (y) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (a) through (y) below. Except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or in connection with the Private Placement Investment or as consented to by SPAC in writing (which consent, except in regards to clauses (a), (b), (d), (i), (p), or (x) (or (y) to the extent it relates to an agreement, undertaking or commitment to take an action prohibited by such clauses) below, shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries, Merger Sub and Pubco not to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause such Joint Venture not to), during the Interim Period:

(a)         change or amend the articles of organization, bylaws or other organizational documents of the Company, its Subsidiaries, Merger Sub or Pubco other than in accordance with this Agreement;

(b)         (i) make, declare or pay any dividend or distribution (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, except (A) dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary, (B) dividends and distributions required under joint venture agreements with third-parties not affiliated with the Company Members and (C) any distributions required to be made by the Company pursuant to Section 6.8 of the Company Operating Agreement as in effect as of the Original Effective Date, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional units of its equity capital or securities convertible into or exchangeable for units of its equity capital, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or

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promise to grant the foregoing or other commitment for the issuance of units of its equity capital, or split, combine or reclassify any units of its equity capital, except for (A) any Company Financing Units issuable pursuant to any subscription agreement with the Company entered into after the Original Effective Date; provided, however, that (x) the terms, including purchase price, of any subscription agreement for Company Financing Units entered into pursuant to this clause (A) shall be substantially the same as the Company Financing Agreement, (y) prior to the issuance of such Company Financing Units pursuant to this clause (A), the subscriber shall be required to sign a support agreement substantially in the form of the Support Agreement, and (z) the Company shall not issue any Company Financing Units if such issuance would be reasonably likely to prevent or delay the consummation of the Transactions, or (B) any transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any units of its equity capital or other equity interests, except for any transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company;

(c)         enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms or termination for cause), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.14(a) (or any Contract, that if existing on the Original Effective Date, would have been required to be listed on Schedule 4.14(a)) or any Real Estate Lease Document (subject to subclause (o) below), other than amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d)         sell, assign, lease, license, sublicense, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, terminate, waive let lapse, transfer, convey or dispose of any assets, properties or business of the Company and its Subsidiaries (including any Owned Intellectual Property) that are material to the Company and its Subsidiaries, taken as a whole, except for (i) transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company, (ii) dispositions of obsolete or worthless assets, (iii) in the ordinary course of business and (iv) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $2,000,000 in the aggregate;

(e)         except in the ordinary course of business consistent with past practice, or as otherwise required pursuant to Company Benefit Plans in effect on the Original Effective Date or applicable Law, (i) grant any severance, retention, change-of-control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business, (ii) terminate, adopt, enter into or amend any material Company Benefit Plan, or (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider with aggregate annual compensation exceeding $250,000;

(f)          grant any equity or equity-type award to any employee or other service provider;

(g)         enter into, amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(h)         implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of the Company under the federal Worker Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(i)          terminate (other than for cause) any employee with base annual compensation in excess of $250,000 or hire any employee with base annual compensation in excess of $250,000 other than to fill an open position as of the Original Effective Date

(j)          (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt, recommend, propose or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other reorganization involving the Company or its Subsidiaries (other than the Transactions);

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(k)         make any capital expenditures (or binding commitment to make any capital expenditures) that in the aggregate exceed $2,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the Original Effective Date, made available to SPAC prior to the Original Effective Date or any capital expenditure that is required in the Company’s good faith determination in response to any emergency situations;

(l)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than a wholly-owned Subsidiary of the Company, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person other than a wholly-owned Subsidiary of the Company, except travel or similar advances to employees, directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business and extended payment terms for customers in the ordinary course of business;

(m)        revoke or change any material Tax election, make any material Tax election other than in the ordinary course of business consistent with past practice, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes;

(n)         take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(o)         (i) acquire any fee interest in real property for an amount above $2,000,000 or (ii) lease any real property except for leases where the Company or its Subsidiaries are required to make aggregate payments not to exceed $300,000 annually;

(p)         enter into, renew or amend in any material respect any Company Affiliate Agreement (other than entering into an agreement permitted by Section 6.01(b)(iii)(A));

(q)         voluntarily waive, release, assign, pay, discharge, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action, whether or not commenced prior to the Original Effective Date) or compromise or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise), other than where such waiver, release, assignment, payment, discharge, compromise, settlement or satisfaction solely involves monetary damages or payment amount not to exceed $1,000,000 in the aggregate;

(r)          incur, create, assume, refinance or guarantee (whether directly, contingently or otherwise) any Indebtedness of borrowed money in excess of $2,000,000 in the aggregate, other than (i) solely between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (ii) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness to the extent in existence as of the Original Effective Date and, in any event, in an aggregate amount of no more than $2,000,000, or (iii) Financial Derivative/Hedging Arrangements entered into in the ordinary course of business consistent with past practice; provided, that any action permitted under this Section 6.01(r) shall be deemed not to violate Section 6.01(c);

(s)          enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the Original Effective Date;

(t)          make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(u)         voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any material insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

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(v)         fail to maintain policies and procedures in any material respect to promote compliance with, and as may be required by, any applicable Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions;

(w)        waive the benefits of, agree to modify in any material manner, terminate or release any Person from any confidentiality agreement to which the Company or its Subsidiaries is a party or of which the Company or its Subsidiaries is a beneficiary, in each case, other than (i) with customers and other counterparties in the ordinary course of business consistent with past practice or (ii) such waivers, modifications, or releases that would not be material to the Company and its Subsidiaries, taken as a whole;

(x)         enter into any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would prohibit, materially restrict or materially inhibit the Company’s ability to consummate the Transactions; and

(y)         enter into any agreement or undertaking or otherwise agree or commit to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary contained herein, (A) any action reasonably taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 6.01 and (B) any action reasonably taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries to protect the business of the Company or any of its Subsidiaries that is responsive to any pandemic, epidemic or disease outbreak, including any interruptions in supply chain or services in connection therewith, shall in no event be deemed to constitute a breach of this Section 6.01.

Section 6.02        Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Acquisition Merger Effective Time.

Section 6.03        HSR Act and Antitrust Approvals.

(a)         Unless otherwise agreed by the parties, in connection with the Transactions, the Company shall comply promptly but in no event later than ten (10) Business Days after the Original Effective Date or such other date mutually agreed by the parties with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to SPAC as promptly as reasonably practicable all information required for any application or other filing required to be made by SPAC pursuant to any Antitrust Law.

(b)         The Company shall request early termination of any waiting period under the HSR Act (to the extent available) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in

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any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)         Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to, and the Company and its Subsidiaries and Affiliates shall not, without the prior written consent of SPAC, agree or otherwise be required to, take any action with respect to the Company or any of its Subsidiaries or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or Affiliates, or any interest therein.

(d)         The Company shall promptly notify SPAC of any substantive communication with any Governmental Authority or third party with respect to the Transactions, and furnish to SPAC upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the Transactions, and the Company shall permit counsel to SPAC an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the Transactions; provided that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent practicable and permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or by electronic means, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that the Company may, as it deems advisable and necessary, designate any materials provided to SPAC under this Section 6.03 as “outside counsel only.”

(e)         SPAC and the Company shall each pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

Section 6.04        No SPAC Common Stock Transactions. From and after the Original Effective Date until the Acquisition Merger Effective Time, except as otherwise contemplated by this Agreement (including Section 8.09(b)), none of the Company or any of its Subsidiaries shall engage in any transactions involving the securities of SPAC.

Section 6.05        No Claim Against the Trust Account. The Company acknowledges that SPAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read SPAC’s final prospectus, dated March 15, 2021, and other SPAC SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that SPAC’s sole assets currently consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions or, in the event of termination of this Agreement, another Business Combination, are or is not consummated within the requisite period set forth in the SPAC Organizational Documents or such later date as approved by the stockholders of SPAC to complete a Business Combination, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.05 shall survive the termination of this Agreement for any reason.

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Section 6.06        Proxy Solicitation; Other Actions.

(a)         The Company agrees to use reasonable best efforts to provide Pubco and SPAC, as soon as reasonably practicable after the Original Effective Date (or after the end of each interim period in the case of the Unaudited Interim Financial Statements) (i) audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of the Company and its Subsidiaries as of and for each of the years ended December 31, 2021 and December 31, 2022, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “PCAOB Audited Financial Statements”), and (ii) unaudited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Company and its Subsidiaries as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Unaudited Interim Financial Statements”). The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (A) the drafting of the Registration Statement and (B) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company and Pubco shall reasonably cooperate with SPAC in connection with preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4; provided that the Company shall pay all expenses in connection with the preparation of PCAOB Audited Financial Statements and Unaudited Interim Financial Statements.

(b)         From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give SPAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Pubco, SPAC and the Company shall reasonably cooperate to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Pubco or SPAC pursuant to this Section 6.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

(c)         Prior to the Closing, the Company shall cause the agreements listed on Schedule 6.06(c) to be assigned from Katmandu to the Company or a wholly-owned Subsidiary of the Company.

Section 6.07        Non-Solicitation by Company; Company Acquisition Proposals. During the Interim Period, the Company shall not, shall cause its Subsidiaries not to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause its Joint Ventures not to), and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause its Joint Ventures to), and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the

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parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal and shall terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the Original Effective Date that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). The Company shall promptly (and in any event within one (1) Business Day) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its Subsidiaries or their respective Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.07 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.07 by the Company.

Section 6.08        Conversion to Delaware LLC. At least one (1) Business Day prior to the Closing Date, the Company shall convert from a Florida limited liability company to a Delaware limited liability company (the “Redomestication”). The Company shall provide SPAC reasonable time to review all documents necessary to effectuate the Redomestication, and all such documents used in the Redomestication shall be in a form reasonably acceptable to SPAC.

Section 6.09        Compliance Policies. As soon as reasonably practicable after the Original Effective Date, the Company shall use reasonable best efforts to implement and maintain reasonable policies, procedures, and controls to ensure compliance with applicable Privacy Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, which shall include, but not be limited to, sanctions screening and accounting and procurement controls to ensure accurate books and records, in each case to the extent not already implemented or maintained.

Article VII

COVENANTS OF SPAC

Section 7.01        HSR Act and Antitrust Approvals.

(a)         Unless otherwise agreed by the parties, in connection with the Transactions, SPAC shall comply promptly but in no event later than ten (10) Business Days after the Original Effective Date or such other date mutually agreed by the parties with the notification and reporting requirements of the HSR Act. SPAC shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law.

(b)         SPAC shall request early termination of any waiting period under the HSR Act (to the extent available) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)         SPAC shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect SPAC’s or the Company’s freedom of action with respect to, or its ability to retain, any business,

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products, rights, services, licenses, assets or properties of SPAC or the Company and its Subsidiaries; provided, further, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate SPAC or any other Person to take any actions with respect to SPAC’s Affiliates, Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, SPAC’s Affiliates, Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d)         SPAC shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, SPAC and any Governmental Authority with respect to the Transactions, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC to any Governmental Authority concerning the Transactions; provided that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC agrees to provide, to the extent practicable and permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or by electronic means, between SPAC or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of SPAC, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that SPAC may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e)         SPAC and the Company shall each pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

(f)          SPAC shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 7.01(f) shall not apply to or be binding upon SPAC’s Affiliates, Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, SPAC’s Affiliates, Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

Section 7.02        Conduct of SPAC During the Interim Period.

(a)         During the Interim Period, except as set forth on SPAC Schedule 7.02, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i)          change, modify or amend the Trust Agreement, the SPAC Organizational Documents or the organizational documents of Merger Sub;

(ii)         create or form any Subsidiary;

(iii)        (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding shares or other equity interests; (B) split, combine, reclassify or otherwise change any of its shares or other equity

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interests; or (C) other than the redemption of any shares of SPAC Common Stock required by the Offer or Extension Proposal or as otherwise required by SPAC Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, SPAC;

(iv)        (A) make, revoke or change any material Tax election, (B) adopt or change any material Tax accounting method, (C) file any amendment to a material Tax Return, (D) enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, (E) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or (F) enter into any material Tax sharing or similar agreement (excluding any commercial agreements not primarily related to Taxes);

(v)         take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(vi)        other than as set forth on SPAC Schedule 7.02(a)(vi) or as permitted pursuant to clause (vii) or (viii), enter into, renew or amend in any material respect, any SPAC Affiliate Agreement (or any Contract, that if existing on the Original Effective Date, would have constituted a SPAC Affiliate Agreement);

(vii)       enter into any arrangement to provide compensation or management or consultancy fees to any officer or director of SPAC, provided that SPAC shall be permitted to enter into arrangements with a substitute director of SPAC following the departure of an incumbent director of SPAC to the extent required to comply with the rules of the Approved Exchange on which the shares of SPAC Class A Common Stock are listed for trading on substantially the same terms as arrangements with officers or directors of SPAC as of the Original Effective Date; provided, further, that the annual compensation provided to such substitute director shall not exceed $150,000;

(viii)      enter into, or amend or modify any material term of (in a manner adverse to SPAC or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on SPAC Schedule 5.17(a) (or any Contract, that if existing on the Original Effective Date, would have been required to be listed on SPAC Schedule 5.17(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which SPAC or its Subsidiaries is a party or by which it is bound; provided SPAC shall be permitted to borrow up to $2,000,000 from Sponsor subsequent to the Original Effective Date in the form of working capital loans, with terms as described in the SPAC SEC Reports;

(ix)        waive, release, assign, pay, discharge, compromise or settle any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action, whether or not commenced prior to the Original Effective Date) or compromise or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of the amount set forth in SPAC Schedule 7.02(a)(vi);

(x)         incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any aggregate Indebtedness in excess of $500,000, other than in respect of and/or to fund fees and expenses incurred in connection with the Transactions or an Alternative Financing, provided SPAC shall be permitted to borrow up to $2,000,000 from Sponsor subsequent to the Original Effective Date in the form of working capital loans, with terms as described in the SPAC SEC Reports;

(xi)        (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares or equity interests other than in connection with an Alternative Financing or (B) amend, modify or

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waive any of the terms or rights set forth in, any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement or the Warrant Agreement Amendment;

(xii)       except as contemplated by this Agreement or the Transactions, adopt or amend any SPAC Benefit Plan, or enter into any employment contract or collective bargaining agreement;

(xiii)      except as contemplated by this Agreement, enter into, renew or amend, in any material respect, any transaction or Contract with Sponsor or any of its other Affiliates;

(xiv)      (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt, recommend, propose or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation restructuring, recapitalization or other reorganization involving SPAC or its Subsidiaries (other than the Transactions);

(xv)       make any capital expenditures;

(xvi)      make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except travel or similar advances to employees, directors or officers of SPAC in the ordinary course of business consistent with past practice;

(xvii)     enter into any new line of business outside of the business currently conducted by SPAC and its Subsidiaries as of the Original Effective Date;

(xviii)    revalue any of its assets in any manner or make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xix)      voluntarily fail to maintain, cancel or materially change coverage, in a manner materially detrimental to SPAC, under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to SPAC and its Subsidiaries and their assets and properties; or

(xx)       enter into any agreement or undertaking or otherwise agree or commit to do any action prohibited under this Section 7.02.

(b)         During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement and all other agreements or Contracts to which SPAC or its Subsidiaries may be a party.

(c)         Notwithstanding anything to the contrary contained herein, any action taken, or omitted to be taken, by SPAC or any of its Subsidiaries pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 7.02.

Section 7.03        Trust Account. Prior to or at Acquisition Merger Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of SPAC Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding SPAC Expenses pursuant to Section 3.07; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC. SPAC

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shall keep the Company reasonably informed of all updates, developments and results of the redemption of any shares of SPAC Common Stock received by SPAC in connection with the Offer and shall not change the deadline for such redemption without the Company’s prior written consent.

Section 7.04        Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which SPAC or any of its Subsidiaries is bound, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of SPAC, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Acquisition Merger Effective Time.

Section 7.05        SPAC Exchange Listing. From the Original Effective Date through the SPAC Merger Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock to be listed on, an Approved Exchange.

Section 7.06        SPAC Public Filings. From the Original Effective Date through the SPAC Merger Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.07        Exclusivity. During the Interim Period, SPAC shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Business Combination, (b) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Business Combination, (c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination, (d) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Business Combination or (e) resolve or agree to do any of the foregoing. SPAC also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. SPAC shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the Original Effective Date that constitutes, or could reasonably be expected to result in or lead to, any Business Combination (other than with the Company or any of its Subsidiaries), which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”), and thereafter promptly (and in any event within one (1) Business Day) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal; provided that SPAC’s notice obligations under this Section 7.07 shall not apply to Business Combination Proposals received by Sponsor, its Affiliates (other than SPAC and its Subsidiaries) or any of their respective Representatives or that do not disclose the identity of the proposed counterparty.

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Section 7.08        Warrant Agreement Amendment. SPAC agrees to use its best efforts to amend the Warrant Agreement, effective immediately prior to the SPAC Merger Effective Time, in substantially the form set forth on Exhibit L (the “Warrant Agreement Amendment”).

Article VIII

JOINT COVENANTS

Section 8.01        Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information), in cooperation and consultation with each other, as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties and Governmental Authorities that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable, in each case, subject to applicable fiduciary duties. Notwithstanding the foregoing, in no event shall SPAC, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions. SPAC and the Company shall each pay 50% of all filing fees required by a Governmental Authority in connection with any approval required under clause (a) above.

Section 8.02        Preparation of Registration Statement; Special Meeting.

(a)         As promptly as practicable following the execution and delivery of this Agreement and the receipt by Pubco and SPAC of the PCAOB Audited Financial Statements for the years ended December 31, 2021 and, as required by the rules and regulations promulgated by the SEC, December 31, 2022 and the Unaudited Interim Financial Statements, Pubco and SPAC shall prepare, with the assistance of the Company, and cause to be filed with the SEC by Pubco a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Class A Common Stock and Pubco Preferred Stock to be issued under this Agreement, the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof), which Registration Statement will also contain the Proxy Statement. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, SPAC will cause the Proxy Statement to be mailed to stockholders of SPAC. SPAC and the Company shall each pay 50% of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Pubco Class A Common Stock and the Pubco Preferred Stock to be issued under this Agreement (including the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock) and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof), other than fees and expenses of advisors (which shall be borne by the party incurring such fees).

(b)         Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If SPAC or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply

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with applicable Law, then (i) such party shall promptly inform the other parties and (ii) SPAC, on the one hand, and the Company, on the other hand, shall reasonably cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. SPAC and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of SPAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of the Company and SPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that SPAC receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)         SPAC and Pubco agree to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the SPAC Organizational Documents) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) to the extent required by applicable Laws or the listing rules of the Approved Exchange on which the shares of SPAC Class A Common Stock are listed for trading, approval, on an advisory basis, of each material change to the Pubco Organizational Documents effected by the Pubco Delaware Charter and the Pubco Delaware Bylaws that is required to be separately approved (the “Pubco Organizational Documents Advisory Proposal”), (iii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (iv) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal, the Pubco Organizational Documents Advisory Proposal, and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be voted on by the SPAC Stockholders at the Special Meeting.

(d)         SPAC shall establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the applicable Laws. SPAC shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) in any event within five (5) Business Days cause the Proxy Statement to be disseminated to SPAC Stockholders in compliance with applicable Law, (ii) solicit proxies from the holders of SPAC Common Stock to vote in accordance with the recommendation of the SPAC Board with respect to each of the Proposals and (iii) in any event within twenty (20) Business Days hold the Special Meeting. SPAC shall, through the SPAC Board, recommend to its stockholders that they approve the Proposals (the “SPAC Board Recommendation”) and shall include the SPAC Board Recommendation in the Proxy Statement. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (any of the foregoing actions, a “SPAC Board Change in Recommendation”), other than in the event that the SPAC Board determines in good faith, after consultation with its outside legal counsel, that an Intervening Event has occurred and that, as a result thereof, a failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach by the SPAC Board of its fiduciary obligations to the SPAC Stockholders under applicable Law; provided that the SPAC Board will not be entitled to make, or agree or resolve to make, a SPAC Board Change in Recommendation unless (x) SPAC delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that an Intervening Event has occurred and that a failure to make a SPAC Board Change in Recommendation would reasonably be expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (it being acknowledged that any Intervening Event Notice shall not itself constitute a breach of this Agreement), and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”), after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the Intervening Event Notice Period, offered to SPAC, the SPAC Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a SPAC Board Change in Recommendation

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would reasonably be expected to be a breach of its fiduciary duties under applicable Law; provided, further, that, if requested by the Company, during the Intervening Event Notice Period and prior to making a SPAC Board Change in Recommendation, SPAC will, and will cause its Representatives to, negotiate in good faith with the Company and its Representatives during the Intervening Event Notice Period to make such revisions or adjustments to the terms and conditions of this Agreement so as to obviate the need for a SPAC Board Change in Recommendation. SPAC may postpone, suspend or adjourn the Special Meeting on one or more occasions after the date for which the Special Meeting was originally scheduled upon the good faith determination by the SPAC Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the SPAC Stockholder Approval, (ii) obtain a quorum if one is not present at any then scheduled Special Meeting, (iii) ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is provided to the SPAC Stockholders with adequate time for review prior to the Special Meeting, or (iv) with the Company’s prior written consent; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), or (iii) above, the Special Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date that such matters are resolved.

Section 8.03        Solicitation of Company Requisite Approval.

(a)         The Company shall, in a manner in compliance with applicable Law, solicit the Company Requisite Approval via written consent (the “Written Consent”) as soon as practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective.

(b)         The Company shall, through the Company Board, recommend to the Company Unitholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 8.03. The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause (i) or (ii), a “Company Change in Recommendation”). The Company will provide SPAC with copies of all stockholder consents it receives within one (1) Business Day of receipt.

Section 8.04        Tax Matters.

(a)         Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by SPAC and fifty percent (50%) by the Company. Unless otherwise required by applicable Law, SPAC shall prepare and file, or shall cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to Transfer Taxes (after providing the other parties a reasonable opportunity to review and comment on such Tax Returns), and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns or other documentation. The Company and SPAC agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)         Intended Tax Treatments. Each of the parties hereto intend for the relevant portions of the Transactions to qualify for their respective Intended Tax Treatments. Pubco and SPAC hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the SPAC Merger. None of the Company or its Affiliates, on the one hand, or SPAC or its Affiliates, on the other hand, shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. Each party shall, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law, cause all applicable Tax Returns to be filed on a basis consistent with the Intended Tax Treatments. Each of the parties hereto agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, in the event there is any Tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, the parties hereto shall, and shall cause their controlled Affiliates, to reasonably cooperate in order to facilitate the issuance of any opinions relating to Tax matters that the SEC requires in connection with the Registration Statement, including providing to Gibson, Dunn & Crutcher LLP (or other legal counsel), to the extent reasonably requested by such

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counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that nothing in this Agreement shall require counsel to the Company or its tax advisors (legal counsel or otherwise) to provide an opinion that the SPAC Merger qualifies for its Intended Tax Treatment.

(c)         Cooperating on Tax Matters. Pubco and the Company and its Subsidiaries shall (or, in the case of Joint Ventures, the Company shall use its reasonable best efforts to cause its Joint Ventures to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns. The Company and Pubco shall retain all books and records with respect to Tax matters pertinent to the Transactions relating to any taxable period beginning before the Acquisition Merger Closing Date until sixty (60) days after the expiration of the statute of limitations (and, to the extent notified by Pubco or the Company, any extensions thereof) of the respective taxable periods, and shall not dispose of such items until it offers the items to Pubco, and to abide by all record retention agreements entered into with any Governmental Authority.

Section 8.05        Confidentiality; Publicity.

(a)         SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Acquisition Merger Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)         None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by SPAC or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make non-public announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto so long as such information is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.05(b); provided, further, that subject to Section 6.02 and this Section 8.05(b), the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 8.06        Transaction Litigation. From and after the Original Effective Date until the earlier of the Acquisition Merger Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands, other stockholder Actions (including derivative claims) or Actions brought by any third-party relating to this Agreement, any related agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of SPAC or its Subsidiaries or any of their respective Representatives (in their capacity as a Representative of SPAC or any of its Subsidiaries), or, in the case of the Company, any of the Company or its Subsidiaries or any of their respective Representatives (in their capacity as a Representative of the Company or any of its Subsidiaries). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) SPAC or any of its Subsidiaries or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) the Company or any of its Subsidiaries any or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

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Section 8.07        Indemnification and Insurance.

(a)         From and after the Acquisition Merger Effective Time, the Surviving Corporation and the Surviving Subsidiary Company shall indemnify and hold harmless each present and former director and officer of the Company, SPAC and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that the Company or its Subsidiaries, on the one hand, or SPAC or its Subsidiaries, on the other hand, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the Original Effective Date to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation shall, and shall cause the Surviving Subsidiary Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Acquisition Merger Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement and reimbursement) of officers, directors and managers that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the Original Effective Date and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. The Surviving Corporation shall assume, and be liable for, and shall cause the Surviving Subsidiary Company and their respective Subsidiaries to honor, each of the covenants in this Section 8.07.

(b)         For a period of six years from the Acquisition Merger Effective Time, the Surviving Corporation shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true and correct copies of which have been heretofore made available to SPAC or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation or its Subsidiaries be required to pay an annual premium for such insurance in excess of the lower of (x) $2.25 million and (y) an annual premium amount for such insurance that is reasonably obtainable from a reputable insurance carrier; provided, however, that (i) the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Acquisition Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.07 shall be continued in respect of such claim until the final disposition thereof.

(c)         Prior to the Acquisition Merger Effective Time, SPAC shall purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies. If SPAC elects to purchase such SPAC Tail Policy prior to the Acquisition Merger Effective Time, the Surviving Corporation will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor SPAC’s obligations thereunder.

(d)         Notwithstanding anything contained in this Agreement to the contrary, this Section 8.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC and the Surviving Subsidiary Company and all successors and assigns of SPAC and the Surviving Subsidiary Company. In the event that SPAC, the Surviving Subsidiary Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, SPAC and the Surviving Subsidiary Company shall ensure that proper provision shall be made so that the successors and assigns of SPAC or the Surviving Subsidiary Company, as the case may be, shall succeed to the obligations set forth in this Section 8.07. The obligations of SPAC and the Surviving Subsidiary Company under this Section 8.07 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 8.07 applies without the consent of the affected Person.

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(e)         Prior to the Acquisition Merger Closing, Pubco, in consultation with and subject to the review and approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed), shall obtain directors’ and officers’ liability insurance that shall be effective as of the Acquisition Merger Closing and will cover those Persons who will be the directors and officers of the Surviving Corporation and its Subsidiaries (including the applicable current directors and officers of the Company and its Subsidiaries) at and after the Acquisition Merger Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on an Approved Exchange which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Surviving Corporation and its Subsidiaries (including the Surviving Subsidiary Company and its Subsidiaries from and after the Acquisition Merger Effective Time).

Section 8.08        Stock Exchange Listing. Each of SPAC, the Company and Pubco shall use its reasonable best efforts to cause the Pubco Class A Common Stock and the Pubco Preferred Stock to be issued in connection with the Transactions, including the shares of Pubco Class A Common Stock to be issued under this Agreement as Per Unit Consideration or SPAC Merger Consideration, the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof) to be approved for listing on an Approved Exchange selected by SPAC and reasonably acceptable to the Company (taking into account the listing requirements of the Approved Exchange), as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

Section 8.09        Financing.

(a)         The Company shall take, or cause to be taken, as promptly as practicable after the Original Effective Date, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Company Financing Agreement), on or prior to the Acquisition Merger Closing Date, to consummate the transactions contemplated by the Company Financing Agreement on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Company Financing Agreement to cause Katmandu to pay the Private Placement Investment Amount in accordance with its terms; provided that the Company shall not be required to bring legal proceedings against Katmandu. Unless otherwise approved in writing by SPAC, the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the Company Financing Agreement.

(b)         SPAC may enter into one or more agreements with any investor (i) to effect Pre-Approved Financing Arrangements without any consent or approval required from the Company or (ii) pursuant to which SPAC may issue such other equity or non-equity securities as approved by the Company in writing in its sole discretion (such financing in clauses (i) and (ii), “Alternative Financing”). At the request of SPAC, the Company shall use its reasonable best efforts to assist SPAC in arranging any Alternative Financing.

Section 8.10        Section 16 Matters. Prior to the SPAC Merger Closing, the parties hereto and their respective boards of directors, or appropriate committees of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, as applicable, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the acquisition of Pubco Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Pubco following the Acquisition Merger Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.11        Director and Officer Appointments. SPAC and Pubco shall take all such action within their power as may be necessary or appropriate such that immediately following the Acquisition Merger Effective Time:

(a)         The board of directors of the Surviving Corporation shall initially consist of seven (7) directors, as follows:

(i)          two (2) directors, each of whom shall be designated by SPAC pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the Original Effective Date and who shall qualify as “independent directors” under the rules of the Approved Exchange on which shares of Pubco Common Stock will be listed, and each of whom shall be designated as a Class II Director; and

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(ii)         five (5) director nominees, each of whom shall be designated by the Company pursuant to written notice to be delivered to SPAC as soon as reasonably practicable following the Original Effective Date (it being understood that such designees shall be placed into classes in a manner that distributes all directors (including those designated by SPAC) as equally as possible among the three classes).

(b)         If any Person nominated pursuant to Section 8.11(a) is not duly elected at the Special Meeting, the parties shall take all necessary action to fill any such vacancy on board of directors of the Surviving Corporation with such Person or an alternative Person designated by the Company or SPAC pursuant to Section 8.11(a).

(c)         On the Acquisition Merger Closing Date, Pubco shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals who will be directors or officers of the Surviving Corporation following the Acquisition Merger Effective Time, which indemnification agreements shall continue to be effective following the Acquisition Merger Closing.

Section 8.12        Employee Matters.

(a)         Equity Plans. Prior to the Acquisition Merger Effective Time, Pubco shall approve and adopt an incentive award plan providing for awards in the form of stock options, restricted stock, restricted stock units, performance units, stock appreciation rights, and other equity-based awards (the “Pubco Equity Incentive Plan”) in a form to be mutually agreed upon by SPAC and the Company (each acting reasonably) consistent with this Section 8.12. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco shall use its reasonable best efforts to file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Pubco Common Stock issuable under the Pubco Equity Incentive Plan, and Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Pubco Equity Incentive Plan remain outstanding. The Pubco Equity Incentive Plan shall include an initial share reserve and annual evergreen increase in customary amounts to be mutually agreed upon by SPAC and the Company.

(b)         Employment Agreements. During the Interim Period, the Company shall use reasonable best efforts to enter into employment agreements (including invention assignment agreements and restrictive covenants) with such key employees of the Company as mutually determined by the Company and SPAC (provided, for the avoidance of doubt, that failure to enter into any such agreements shall not be a breach of this Agreement or result in the failure of any closing condition in Article IX), the effectiveness of which shall be conditioned on the Acquisition Merger Closing (collectively, the “Employment Agreements”). The Company shall consult with SPAC and consider in good faith the views of SPAC prior to entering into the Employment Agreements. For the avoidance of doubt, the Company shall obtain the approval of SPAC (not to be unreasonably conditioned, withheld or delayed) prior to entering into the Employment Agreements to the extent such approval is required pursuant to Section 6.01.

(c)         No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each party to this Agreement acknowledges and agrees that all provisions contained in this Section 8.12 are included for the sole benefit of Pubco and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of the Surviving Corporation, the Surviving Subsidiary Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Acquisition Merger Closing or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.13        Escrow Agreement. The parties hereto shall mutually agree to, and the Company and SPAC shall enter into, an escrow agreement with an escrow agent to be mutually agreed between SPAC and the Company (the “Escrow Agent”) and the Earnout Participants (the “Escrow Agreement”) that governs (a) the escrow of the Earnout

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Shares and the Earnout Units until such Earnout Shares and Earnout Units vest in accordance with this Agreement and (b) the escrow of dividends in respect of such Earnout Shares and the potential forfeiture of such dividends should any such Earnout Shares fail to vest in accordance with this Agreement.

Section 8.14        Extension.

(a)         SPAC will use commercially reasonable efforts, in accordance with applicable Law, NYSE rules and the SPAC Organizational Documents, to (i) amend the SPAC Organizational Documents to extend the time period for SPAC to consummate its initial business combination from March 18, 2023 to October 18, 2023 (such proposal, the “Extension Proposal”) and (ii) prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of the SPAC Stockholders of the Extension Proposal. After the Extension Proxy Statement is cleared by the SEC, SPAC shall (A) cause the Extension Proxy Statement to be disseminated to the SPAC Stockholders in compliance with applicable Law, (B) duly establish a record date for, give notice of, and convene and hold a meeting of the SPAC Stockholders (the “Extension Meeting”) in accordance with the SPAC Organizational Documents for a date no later than two (2) Business Days prior to March 18, 2023 (or such later date as the Company and SPAC shall agree), (C) solicit proxies from the holders of SPAC Common Stock to vote in favor of the Extension Proposal, and (D) provide an opportunity to its stockholders to have their SPAC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth the SPAC Organizational Documents, the Trust Agreement, and the Extension Proxy Statement in conjunction with, inter alia, obtaining the approval of the SPAC Stockholders of the Extension Proposal; provided that, notwithstanding anything to the contrary set forth in this Section 8.14(a) to the extent (1) the SPAC Stockholder Approval (other than any precatory approvals) is obtained at any time before the Extension Meeting is held and (2) the Acquisition Merger Closing has occurred prior to March 18, 2023, all obligations under this Section 8.14(a) shall terminate and be of no further force or effect.

(b)         On the Amendment Date, concurrently with the execution of this Agreement, SPAC and Katmandu entered into a promissory note in the form set forth on Exhibit M (the “Promissory Note”) pursuant to which Katmandu agreed to advance up to $2,000,000.00 to SPAC, with any advances under the Promissory Note to be used by SPAC to pay SPAC Extension Expenses in accordance with Schedule 1.01(f) (the amount actually advanced under the Promissory Note or any additional promissory note from the Company or Katmandu to pay SPAC Extension Expenses, regardless of whether the actual amount is higher or lower than $2,000,000.00, the “Funded Extension Amount”). Notwithstanding anything to the contrary contained herein, including Section 10.03, the Promissory Note shall survive any termination of this Agreement.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.01        Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)         Antitrust Law Approval. Any applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)         No Prohibition. No Governmental Authority shall have been enacted, issued, promulgated, enforced or entered any Governmental Order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Mergers.

(c)         Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d)         Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

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(e)         Net Tangible Assets. As of immediately prior to the SPAC Merger Effective Time, SPAC shall have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of not less than five million one dollars ($5,000,001) remaining upon the consummation of the SPAC Merger Closing.

(f)          SPAC Stockholder Approval. The SPAC Stockholder Approval, other than any precatory approvals, shall have been obtained.

(g)         Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(h)         Listing. The Pubco Class A Common Stock (including the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock) and Pubco Preferred Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on an Approved Exchange, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

Section 9.02        Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by SPAC:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties of the Company, Pubco and Merger Sub contained in Section 4.06(a)-(e) (Capitalization), to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all but de minimis respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii)         Each of the representations and warranties of the Company, Pubco and Merger Sub contained in Section 4.01(a) (Corporate Organization of the Company and Pubco) and Section 4.06(f)-(g) (Capitalization) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iii)        Each of the representations and warranties of the Company, Pubco and Merger Sub contained in Section 4.03 (Due Authorization) and Section 4.17(b) (Brokers’ Fees) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Amendment Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iv)        The representations and warranties of the Company contained in Section 4.21(a) (Absence of Changes) shall be true and correct in all respects as of the Original Effective Date.

(v)         Each of the representations and warranties of the Company, Pubco and Merger Sub contained in this Agreement other than the representations and warranties of the Company, Pubco and Merger Sub described in Section 9.02(a)(i), Section 9.02(a)(ii), Section 9.02(a)(iii) and Section 9.02(a)(iv), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation

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set forth therein but giving effect to the use of the defined terms “Material Contract”) as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)         Agreements and Covenants. The covenants of the Company, Pubco and Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)         Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) have been fulfilled.

(d)         Material Adverse Effect. Since the Original Effective Date, there shall have been no Material Adverse Effect.

(e)         Ancillary Agreements. The Company shall have delivered to SPAC executed counterparts of each Ancillary Agreement to which the Company, Pubco, Merger Sub or any Company Member is a party.

(f)          Good Standing Certificates. The Company shall have delivered to SPAC certificates of good standing for each of the Company, Merger Sub and Pubco that are dated no later than ten (10) days prior to the Closing.

Section 9.03        Additional Conditions to the Obligations of the Company, Pubco and Merger Sub. The obligations of the Company, Pubco and Merger Sub to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by the Company:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties of SPAC contained in the first sentence of Section 5.09(a) (Financial Ability; Trust Account) and Section 5.15(a) (Capitalization), to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all but de minimis respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii)         Each of the representations and warranties of SPAC contained in Section 5.01 (Corporate Organization) and Section 5.15(b)-(c) (Capitalization) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iii)        Each of the representations and warranties of SPAC contained in Section 5.02 (Due Authorization) and Section 5.11 (Brokers’ Fees) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Amendment Date and as

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of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iv)        Each of the representations and warranties of SPAC contained in this Agreement (other than the representations and warranties of SPAC described in Section 9.03(a)(i), Section 9.03(a)(ii) or Section 9.03(a)(iii)), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on SPAC or its ability to consummate the Transactions.

(b)         Agreements and Covenants. The covenants of SPAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)         Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)         Ancillary Agreements. SPAC shall have delivered to the Company executed counterparts of each Ancillary Agreement to which SPAC or Sponsor is a party.

Article X

TERMINATION/EFFECTIVENESS

Section 10.01      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned only as follows:

(a)         by written consent of the Company and SPAC;

(b)         prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before September 30, 2023, (the “Termination Date”); or (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if SPAC’s material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further that the right to terminate this Agreement under Section 10.01(b)(iii) shall not be available if SPAC’s material breach of this Agreement has been the primary cause of, or primarily resulted in, such Governmental Order or other Law; provided, further, that the right to terminate this Agreement under Section 10.01(b)(i) or Section 10.01(b)(ii) shall not be available if SPAC is in breach of its obligations under this Agreement on such date such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied as of the proposed termination date;

(c)         prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the

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Terminating SPAC Breach is not cured within the SPAC Cure Period; (ii) the Closing has not occurred on or before (A) the Termination Date or (B) two (2) days after the Special Meeting; or (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further that the right to terminate this Agreement under Section 10.01(c)(iii) shall not be available if the Company’s material breach of this Agreement has been the primary cause of, or primarily resulted in, such Governmental Order or other Law; provided, further, that the right to terminate this Agreement under Section 10.01(c)(i) or Section 10.01(c)(ii) shall not be available if the Company is in breach of its obligations under this Agreement on such date such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied as of the proposed termination date;

(d)         by written notice from either the Company or SPAC to the other if the SPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting);

(e)         by written notice from the Company to SPAC prior to SPAC obtaining the SPAC Stockholder Approval if the SPAC Board shall have (i) failed to include the SPAC Board Recommendation in the Proxy Statement distributed to its stockholders or (ii) made a SPAC Board Change in Recommendation; provided that in the case of this clause (e), the Company exercises its termination right within ten (10) Business Days after such SPAC Board Change in Recommendation or failure to include the SPAC Board Recommendation in the Proxy Statement;

(f)          by written notice from SPAC to the Company prior to obtaining the Company Requisite Approval if the Company Board shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to its stockholders;

(g)         by written notice from SPAC to the Company if Katmandu is in material default on its obligations under the Promissory Note;

(h)         by written notice from SPAC to the Company if the Company Requisite Approval has not been obtained within twenty-four (24) hours following the date that the Consent Solicitation Statement is disseminated by the Company to the Company Unitholders pursuant to Section 8.03(a);

(i)          prior to the Closing, by written notice from SPAC to the Company if (i) all the conditions set forth in Section 9.01 and Section 9.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the SPAC Merger Closing and/or the Acquisition Merger Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Acquisition Merger on or prior to the day when the Acquisition Merger is required to occur pursuant to Section 2.02, (iii) SPAC shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation;

(j)          by written notice from either the Company or SPAC to the other if SPAC is not listed on an Approved Exchange or is not in compliance with the listing standards of the Approved Exchange on which SPAC is then listed, in each case, as a result of the redemption of shares of SPAC Common Stock in connection with the Extension Meeting (each, a “Listing Failure Condition”); provided that, for a period of up to 90 days after receipt by SPAC of notice from the Company or the applicable Approved Exchange of such Listing Failure Condition (the “Listing Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Listing Failure Condition is not cured within the Listing Cure Period; provided further that the right to terminate this Agreement under Section 10.01(j) shall not be available if the Company is in breach of its obligations under this Agreement on such date such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied as of the proposed termination date;

(k)         by written notice from SPAC to the Company if the Company or any of its Subsidiaries agrees to enter into any binding agreement described on Schedule 10.01(k) without SPAC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or

(l)          by written notice from either the Company or SPAC to the other if all conditions to Closing in Article IX have been satisfied (except for those that by their nature can only be satisfied at the Closing but are expected to be satisfied) except for the condition in Section 9.01(h).

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Section 10.02      Termination Fee.

(a)         In the event this Agreement is terminated (i) by SPAC in accordance with Section 10.01(b), Section 10.01(f), Section 10.01(g), Section 10.01(h), Section 10.01(i), Section 10.01(k) or Section 10.01(l), (ii) by the Company in accordance with Section 10.01(c)(ii) at a time when SPAC is entitled to terminate this Agreement pursuant to Section 10.01(b), Section 10.01(f),Section 10.01(g), Section 10.01(h), Section 10.01(i), Section 10.01(k) or Section 10.01(l) or (iii) by the Company in accordance with Section 10.01(c)(iii) if the final, non-appealable Governmental Order or other Law is not generally applicable to all special purpose acquisition companies and not primarily caused by any action or inaction of SPAC, the Company shall pay or cause to be paid to SPAC (or its designees) a fee equal to the Termination Fee (x) within two (2) Business Days after the date of such termination if the Termination Fee is the Default Termination Fee or (y) within twelve (12) months after the date of such termination if the Termination Fee is the Reduced Termination Fee, in each case by wire transfer of same-day funds to one or more accounts designated by SPAC; provided that, (A) in no event shall the Termination Fee be payable if (I) Company terminates this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(j), or (II) this Agreement is terminated at a time when the Company is entitled to terminate this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(j), (B) in no event shall the Company be required to pay the Termination Fee more than once, and (C) in no event will SPAC be entitled to both (I) a remedy of specific performance that enforces the Closing and (II) the receipt of the Termination Fee.

(b)         The parties acknowledge that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. In addition, if the Company fails to pay in a timely manner any amount due to SPAC pursuant to this Section 10.02, then (i) the Company shall reimburse SPAC for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts and (ii) the Company shall pay to SPAC interest on the amounts payable pursuant to this Section 10.02 from and including the date payment of such amounts was due to but excluding the date of actual payment at a rate equal to three percent (3%) plus the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(c)         Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is validly terminated in accordance with its terms and the Termination Fee is due and payable under the terms hereof then, the SPAC’s sole and exclusive remedy shall be to receive the applicable Termination Fee (and any interest and other amounts payable to SPAC pursuant to Section 10.02(b) or the Promissory Note (collectively, “Interests and Reimbursements”)) from the Company, and upon SPAC’s receipt of the Termination Fee (and any Interests and Reimbursements), none of SPAC or any SPAC Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Ancillary Agreement, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto. Notwithstanding anything to the contrary herein, SPAC’s rights (i) to receive payment of the applicable Termination Fee and any Interests and Reimbursements shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of SPAC and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “SPAC Related Parties”) against the Company, Pubco and Merger Sub, and any of their respective former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Company Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby or any conduct relating hereto or thereto (including any breach by the Company for Actual Fraud), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by the Company (whether willfully, intentionally, unintentionally or otherwise (including, for the avoidance of doubt, Actual Fraud)), and none of the Company Related Parties shall have any liability or obligation to SPAC, its Affiliates or the other SPAC Related Parties under any theory relating to or arising out of this Agreement, any Ancillary Agreements, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto or any claims or actions under applicable Law arising out of any such breach, termination or failure. In no event will SPAC be entitled to payment of monetary damages (including in connection with a Willful Breach or Actual Fraud) other than the Termination Fee and any Interests and Reimbursements after the termination of this Agreement.

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Section 10.03      Effect of Termination. Subject to the right to receive the Termination Fee and any Interest and Reimbursements pursuant to Section 10.02 hereof and subject to the next sentence of this Section 10.03, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders whatsoever. The provisions of Section 4.31 (No Additional Representations and Warranties; No Outside Reliance), Section 5.21 (No Additional Representations and Warranties; No Outside Reliance), Section 6.05 (No Claim Against the Trust Account), Section 8.05(b) (Confidentiality; Publicity), Section 10.02 (Termination Fee), this Section 10.03 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”), the Promissory Note and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.01      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 11.02      Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed (without any “bounce back” or similar error message) addressed as follows:

(a)         If to SPAC, to:

FAST Acquisition Corp. II

109 Old Branchville Road

Ridgefield, CT 06877

Attn:      Doug Jacob

Garrett Schreiber

E-mail:  [***]

[***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:  Stefan G. dePozsgay

Evan M. D’Amico

Andrew Fabens

Email:   [***]

[***]

[***]

(b)         If to the Company, Merger Sub or Pubco to:

Falcon’s Beyond

6996 Piazza Grande Avenue, Suite 301

Orlando, Florida 32835

Attn:      Scott Demerau

Cecil D. Magpuri

E-mail:  [***]

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with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn:      Matthew Kautz

James Hu

E-mail:  [***]

[***]

or to such other address or addresses as the parties may from time to time designate in writing.

Section 11.03      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, (i) the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.07 and (ii) Jefferies and Sponsor are intended third-party beneficiaries of, and may enforce, Section 3.01(c) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 (Non-Recourse) and Section 11.17 (Acknowledgements).

Section 11.05      Expenses. Except as otherwise provided herein (including Section 3.07 (Payment of Expenses), Section 6.03 (HSR Act and Antitrust Approvals), Section 7.01(e) (HSR Act and Antitrust Approvals), Section 8.01 (Support of Transaction), Section 8.02(a) (Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval), Section 8.04(a) (Tax Matters) or Section 8.14(b) (Extension)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08      Schedules, SPAC Schedules and Exhibits. Any disclosure made by a party in the Schedules or the SPAC Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules (in each case, of the Schedules or the SPAC Schedules, as applicable) to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule or SPAC Schedule, as applicable. Certain information set forth in the Schedules and SPAC Schedules is included solely for informational purposes.

Section 11.09      Entire Agreement. This Agreement, the Schedules, the SPAC Schedules, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

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Section 11.10      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall, to the extent permitted by Law, not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.12      Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby (whether in contract, tort or otherwise), shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13      Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. Notwithstanding anything to the contrary, SPAC shall not be entitled to any specific performance or any other equitable remedy against the Company, Pubco or Merger Sub to cause the Closing to occur pursuant to Section 2.02.

Section 11.14      Non-Recourse. This Agreement may only be enforced against, and any claim, obligation, liability or cause of action (whether in contract or in tort, in law or in equity, or granted by statute) based upon, in respect of, arising under, out or by reason of, be connected with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto in the preamble to this Agreement, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, lender, attorney, advisor or representative, or any of their respective assignees or successors, of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct

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or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, attorney, lender, advisor or representative, or any of their respective assignees or successors, of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in contract, tort, law, equity, granted by statute or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Pubco or Merger Sub under this Agreement of or for any claim or cause of action based on, in respect of, arising under, out or by reason of, be connected with, or related in any manner to this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby. To the maximum extent permitted by applicable Law, each of the entities expressly named as parties hereto, on behalf of itself and its controlled Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Notwithstanding anything to the contrary contained herein, nothing in this Section 11.14 shall limit any of the rights of the parties to the Ancillary Agreements to enforce, or to bring any claim or cause of action based upon, arising out of or related to, any Ancillary Agreement against Non-Recourse Party to the extent such Non-Recourse Party is a party to such Ancillary Agreement.

Section 11.15      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof other than in the event of Actual Fraud), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) Section 4.31 and Section 5.21 and (c) this Article XI.

Section 11.16      Legal Representation.

(a)         SPAC, the Company, Pubco and Merger Sub on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Merger Closing between or among (i) Sponsor, the stockholders or holders of other equity interests of SPAC or Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC) (collectively, the “Fast Group”), on the one hand, and (ii) SPAC and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), that represented SPAC or a member of the Fast Group prior to the Acquisition Merger Closing may represent any member of the Fast Group in such dispute even though the interests of such Persons may be directly adverse to SPAC, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or a member of the Fast Group. Neither SPAC nor the Company shall seek to or have Gibson Dunn disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Fast Group by Gibson Dunn. The parties to this Agreement hereby waive any potential conflict of interest arising from such prior representation and each party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Acquisition Merger Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among SPAC, Sponsor and/or any other member of the Fast Group, on the one hand, and Gibson Dunn, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Fast Group after the Acquisition Merger Closing, and shall not pass to or be claimed or controlled by SPAC.

(b)         SPAC, the Company, Pubco and Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Merger Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC) (collectively, the “Company Group”), on the one hand, and (ii) SPAC and/or any member of the Fast Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”) that represented the Company prior to the Acquisition Merger Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to SPAC, and even though such counsel may have represented

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SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC. Neither SPAC nor the Company shall seek to or have White & Case disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by White & Case. The parties to this Agreement hereby waive any potential conflict of interest arising from such prior representation and each party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Acquisition Merger Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and White & Case, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Acquisition Merger Closing, and shall not pass to or be claimed or controlled by SPAC.

(c)         The covenants, consents and waivers contained in this Section 11.16 shall not be deemed exclusive of any other rights to which Gibson Dunn or White & Case are entitled whether pursuant to law, contract or otherwise.

(d)         This Section 11.16 is intended for the benefit of, and shall be enforceable by, the Fast Group and the Company Group. This Section 11.16 shall be irrevocable, and no term of this Section 11.16 may be amended, waived, or modified without the prior written consent of Gibson Dunn or White & Case, as applicable.

Section 11.17      Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company, Pubco and Merger Sub Representations constitute the sole and exclusive representations and warranties of the Company, Pubco and Merger Sub in connection with the transactions contemplated hereby; (iii) the SPAC Representations constitute the sole and exclusive representations and warranties of SPAC; (iv) except for the Company, Pubco and Merger Sub Representations by the Company, Pubco and Merger Sub, and the SPAC Representations by SPAC, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company, Pubco and Merger Sub Representations by the Company, Pubco and Merger Sub, the SPAC Representations by SPAC and the other representations expressly made by a Person in any Ancillary Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the Amendment Date by their respective officers thereunto duly authorized.

FAST ACQUISITION CORP. II
By:	/s/ Garrett Schreiber
	Name:	Garrett Schreiber
	Title:	CFO

[Signature Page to Amended and Restated Agreement and Plan of Merger]

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IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the Amendment Date by their respective officers thereunto duly authorized.

FALCON’S BEYOND GLOBAL, LLC
By:	/s/ L. Scott Demerau
	Name:	L. Scott Demerau
	Title:	Executive Chairman

[Signature Page to Amended and Restated Agreement and Plan of Merger]

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IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the Amendment Date by their respective officers thereunto duly authorized.

FALCONS BEYOND GLOBAL, INC.
By:	/s/ L. Scott Demerau
	Name:	L. Scott Demerau
	Title:	Executive Chairman

[Signature Page to Amended and Restated Agreement and Plan of Merger]

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IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the Amendment Date by their respective officers thereunto duly authorized.

PALM MERGER SUB, LLC
By:	/s/ L. Scott Demerau
	Name:	L. Scott Demerau
	Title:	Executive Chairman

[Signature Page to Amended and Restated Agreement and Plan of Merger]
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Exhibit A
Company Financing Agreement

[Included as Annex J to this proxy statement/prospectus]

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Exhibit B
Sponsor Agreement

[Included as Annex H to this proxy statement/prospectus]

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Exhibit C
Support Agreement

[Included as Annex E to this proxy statement/prospectus]

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Exhibit D
Tax Receivable Agreement

[Included as Annex F to this proxy statement/prospectus]

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Exhibit E
Registration Rights Agreement

[Included as Annex G to this proxy statement/prospectus]

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Exhibit F
Pubco Delaware Charter

[Included as Annex B to this proxy statement/prospectus]

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Exhibit G
Pubco Delaware Bylaws

[Included as Annex C to this proxy statement/prospectus]

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Exhibit H
A&R Operating Agreement

[Included as Annex N to this proxy statement/prospectus]

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Exhibit I
Company Member Lockup Agreement

[Included as Annex K to this proxy statement/prospectus]

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Exhibit J
Sponsor Lockup Agreement

[Included as Annex I to this proxy statement/prospectus]

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Exhibit K
Form of Certificate Of Designation

[Included as Annex D to this proxy statement/prospectus]

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Exhibit L
AMENDED AND RESTATED WARRANT AGREEMENT

FAST ACQUISITION CORP. II

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of ______, 2023, is by and between FAST Acquisition Corp. II, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, on March 15, 2021, the Company entered into that certain Private Placement Warrants Purchase Agreement with FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor purchased an aggregate of 4,000,000 warrants simultaneously with the closing of the Offering (and subsequently an additional 297,825 warrants in accordance with the Over-allotment Option (as defined below)), bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one share of Class A Common Stock (as defined below) at a price of $11.50 per share, subject to adjustment as described herein;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,000,000 Private Placement Warrants at a price of $1.50 per warrant;

WHEREAS, the Company engaged in its initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), and one-quarter of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 5,558,422 redeemable warrants to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Common Stock for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant;

WHEREAS, the Company filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-253661 (the “Registration Statement”), and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the shares of Common Stock included in the Units;

WHEREAS, the Company and Warrant Agent entered into that certain Warrant Agreement, dated as of March 15, 2021 (the “Prior Agreement”), (i) whereby the Warrant Agent agreed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants and (ii) which set forth the form and provisions of the Warrants, the terms upon which they were issued and shall be exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants;

WHEREAS, the Company and Warrant Agent desire to amend and restate the Prior Agreement in its entirety as set forth herein to set forth certain mutual agreements with respect to the Warrants;

WHEREAS, the holder of the Private Warrants has consented to such amendments;

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement; and

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WHEREAS, upon execution and delivery of this Agreement by the parties hereto, the Prior Agreement shall cease to be of any force and effect and this Agreement shall govern for all purposes with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depositary Trust Company (the “Depositary”) (each such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Warrants. The Common Stock and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Jefferies LLC, as representative of the underwriters, but in no event shall the shares of Common Stock and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a Current Report on Form 8-K with the Commission containing an audited balance sheet that restates the previously issued financial statements that the Company reported on Form 8-K on March 24, 2021 and that reflects the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise

Annex A-1-98

by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Current Report on Form 8-K, and (B) the Company issues a press release and files with the Commission a Current Report on Form 8-K announcing when such separate trading shall begin.

2.5 Fractional Warrants. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one share of Common Stock and one-quarter of one Public Warrant. If, upon the detachment of Public Warrants from Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6 Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below), the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, pursuant to subsection 3.3.1(c) hereof and (ii) including the shares of Common Stock issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until the date that is thirty (30) days after the completion by the Company of an initial Business Combination; provided that, in the case of clause (ii), the Private Placement Warrants and any shares of Common Stock held by the Sponsor or any of its Permitted Transferees and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates;

(b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) by private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the securities were originally purchased;

(f) by virtue of the laws of the State of Delaware or the limited liability company agreement of the Sponsor upon dissolution of the Sponsor;

(g) to the Company for no value for cancellation in connection with the consummation of its initial Business Combination;

(h) in the event of the Company’s liquidation prior to the consummation of a Business Combination; or

(i) in the event that, subsequent to the consummation of an initial Business Combination, the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided, however, that, in the case of clauses (a) through (f), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in the letter agreement, dated as of the date hereof, by and among the Company, the Sponsor, Jefferies LLC, and the Company’s officers and directors.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Common Stock may be purchased at the time a Warrant is exercised.

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The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided that the Company shall provide at least twenty (20) Business Days prior written notice of such reduction to Registered Holders of the Warrants; provided further that any such reduction shall be identical among all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated certificate of incorporation (as amended from time to time, the “Charter”), if the Company fails to complete a Business Combination, and (z) on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants; provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Warrant Price for each share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6.1 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise;

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or its Permitted Transferees, by surrendering the Warrants for that number of shares of Common Stock equal to (i) if in connection with a redemption of Private Placement Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise (as defined below) and (ii) in all other scenarios, the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value” (as defined in this subsection 3.3.1(c)), over the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the shares of Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(d) as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e) as provided in Section 7.4 hereof.

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3.3.2 Issuance of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Class A common stock. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not affect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify)(the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”) setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days,

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confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of issued and outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering to holders of the shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination within the period set forth in the Charter or with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”) in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date

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of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.

4.3 Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Raising of the Capital in Connection with the Initial Business Combination. If (x) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial stockholders (as defined in the Prospectus) or their affiliates, without taking into account any Class B common stock (as defined below) held by such stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the shares of Common Stock during the ten (10) trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described in Section 6.2 shall be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

4.5 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Charter or as a result of the redemption of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than

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50% of the issued and outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”).

For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.6 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.8 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

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4.9 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.10 No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the shares of the Company’s Class B common stock (the “Class B Common Stock”) into shares of Common Stock or the conversion of the Class B Common Stock into Common Stock, in each case, pursuant to the Charter.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6 Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6. Redemption.

6.1 Redemption of Warrants for Cash. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant; provided that (a) the Reference Value equals or exceeds $18.00 per share

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(subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.2 Redemption of Warrants for Shares of Common Stock. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant; provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) the Private Placement Warrants and Working Capital Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the shares of Common Stock for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

Redemption Date (period to expiration of warrants)	Redemption Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Warrant Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant

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to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Warrant Price is adjusted, (a) in the case of an adjustment pursuant to Section 4.4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Warrant Price pursuant to such Warrant Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 shares of Common Stock per Warrant (subject to adjustment).

6.3 Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the shares of Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

6.4 Exercise After Notice of Redemption. The Warrants may be exercised for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5 Private Placement Warrants. The Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Shares of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Shares of Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission, and within sixty (6) business days following the closing of its initial Business Combination have declared effective, a registration statement registering, under the

Annex A-1-107

Securities Act, the issuance of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the initial Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the initial Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value and (B) 0.361. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the shares of Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary and (y) use its commercially reasonable efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the Public Warrants under applicable blue sky laws of the state of the residence of the holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its

Annex A-1-108

principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the shares of Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

Annex A-1-109

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

FAST Acquisition Corp. II

109 Old Branchville Road

Ridgefield, CT 067877

Attention: Garrett Schreiber

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

in each case, with copies to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attn: Andrew L. Fabens, Esq.; Stefan G. dePozsgay, Esq.; Evan D’Amico, Esq.

Email: AFabens@gibsondunn.com; SdePozsgay@gibsondunn.com; EDAmico@gibsondunn.com

and

Jefferies LLC

520 Madison Avenue

New York, NY 10022

Attn: [Syndicate]

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Joel L. Rubinstein, Esq.; Elliott M. Smith, Esq.

Email: joel.rubinstein@whitecase.com; elliott.smith@whitecase.com

Annex A-1-110

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants or any provision of this Agreement with respect to the Private Placement Warrants or Working Capital Warrants, 50% of the number of then outstanding Private Placement Warrants and Working Capital Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

Annex A-1-111

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FAST ACQUISITION CORP. II
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

[Signature Page to Amended and Restated Warrant Agreement]

Annex A-1-112

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

FAST ACQUISITION CORP. II

Incorporated Under the Laws of the State of Delaware

CUSIP ______

Warrant Certificate

This Warrant Certificate certifies that ________________, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of FAST Acquisition Corp. II, a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Class A Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Class A Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Warrant Price per share of Class A Common Stock for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

Annex A-1-113

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

FAST ACQUISITION CORP. II
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

Annex A-1-114

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Class A Common Stock and are issued or to be issued pursuant to an Amended and Restated Warrant Agreement dated as of _______________, 2023 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the shares of Class A Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Class A Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Annex A-1-115

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive _____ shares of Class A Common Stock and herewith tenders payment for such shares of Class A Common Stock to the order of FAST Acquisition Corp. II (the “Company”) in the amount of $_____________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of _____________, whose address is _____________and that such shares of Class A Common Stock be delivered to _____________, whose address is _______________. If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of ___________________, whose address is _______________ and that such Warrant Certificate be delivered to _______________, whose address is _______________.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant or a Working Capital Warrant that is to be exercised on a “cashless basis” pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Class A Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Class A Common Stock. If said number of shares is less than all of the shares of Class A Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of ________________, whose address is________________ and that such Warrant Certificate be delivered to ________________, whose address is ________________.

[Signature Page Follows]

Annex A-1-116

Date: ____________, 20___
Signature

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

Annex A-1-117

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG FAST ACQUISITION CORP. II (THE “COMPANY”), FAST SPONSOR II LLC and JEFFERIES LLC, AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN THE RECITALS TO THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

NO. [__] WARRANT

Annex A-1-118

Exhibit M
Promissory Note

Execution Version

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE MAKER MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE MAKER TO THE EFFECT THAT ANY SALE OR OTHER DISPOSITION IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Infinite Acquisitions LLLP
PROMISSORY NOTE

Principal Amount: $2,000,000	Dated as of January 31, 2023

FOR VALUE RECEIVED and subject to the terms and conditions set forth herein, FAST Acquisition Corp. II, a Delaware corporation (the “Maker”), promises to pay to the order of Infinite Acquisitions LLLP, a Nevada limited liability limited partnership, or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to Two Million Dollars ($2,000,000), in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note shall be made by check or wire transfer of immediately available funds to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.    Definitions.

(a)   Capitalized terms that are used but not otherwise defined herein shall have the meanings ascribed to them in that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023 (as it may be amended, restated or supplemented from time to time, the “Merger Agreement”), by and among the Maker, Falcons Beyond Global, LLC, a Florida limited liability company (“Falcons”), Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of Falcons (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco.

(b)  The following definitions shall apply for all purposes of this Note:

“Claim” has the meaning set forth in Section 15 hereof.

“Drawdown Request” has the meaning set forth in Section 4(b) hereof.

“Event of Default” has the meaning set forth in Section 7 hereof.

“Maker” has the meaning set forth in the recitals hereof.

“Maturity Date” means the Acquisition Merger Effective Time.

“Note” means this Promissory Note.

“Payee” has the meaning set forth in the recitals hereof.

2.    Principal.  On the Maturity Date, the entire unpaid principal balance of this Note shall be due and payable in full, unless accelerated upon the occurrence of an Event of Default (as defined below). On the Maturity Date, by providing written notice to Maker, Pubco may elect to convert any portion or all of the amount outstanding under this Note into shares of Pubco Class A Common stock at a conversion price of $10.00 per share. If the Merger Agreement is terminated in accordance with its terms prior to the Maturity Date, the entire unpaid principal balance of this Note shall be forgiven without any payment by the Maker.

Annex A-1-119

3.    Interest.  No interest shall accrue on the unpaid principal balance of this Note.

4.    Prepayment; Drawdown Requests.

(a)   The Maker may not prepay any outstanding principal balance of this Note in whole or in part at any time without the advance written consent of the Payee, which may be withheld by the Payee for any reason or no reason.

(b)  Payee agrees to fund up to the principal balance of this Note, upon receipt of requests from the Maker (each, a “Drawdown Request”) for the amounts set forth in each such Drawdown Request for the sole purpose of paying SPAC Extension Expenses, and Payee shall fund each Drawdown Request in accordance with the wiring instructions attached here to as Exhibit A no later than the second business day after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is Two Million Dollars ($2,000,000). Each Drawdown Request must not be an amount less than Fifty Thousand Dollars ($50,000) unless otherwise acceptable to Payee. Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker.

5.    Application of Payments.  All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

6.    Use of Proceeds.  Maker hereby represents, warrants and covenants to Payee that the entire principal balance of this Note will be used by Maker solely for the purpose of paying SPAC Extension Expenses.

7.    Events of Default.  The occurrence of any of the following shall constitute an event of default (“Event of Default”):

(a)  Failure to Make Required Payments. Failure by the Maker to pay the principal balance due pursuant to this Note on the Maturity Date;

(b)  Voluntary Bankruptcy, Etc. The commencement by the Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as such debts become due, or the taking of corporate action by the Maker in furtherance of any of the foregoing; or

(c)  Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

8.    Termination of Rights.  All rights with respect to this Note shall terminate upon repayment of the unpaid principal balance of this Note.

9.    Remedies.

(a)  Upon the occurrence of an Event of Default specified in Section 7(a) hereof, the Payee may, by written notice to the Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal balance of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

Annex A-1-120

(b)  Upon the occurrence of an Event of Default specified in Section 7(b) or Section 7(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of the Payee.

10.  Waivers.  The Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by the Payee under the terms of this Note, and all benefits that might accrue to the Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and the Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by the Payee.

11.  Unconditional Liability.  The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder.

12.  Notices.  All notices, statements or other documents which are required or contemplated by this Note shall be in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, and (ii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

13.  Construction.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK.

14.  Severability.  Any provision contained in this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.  Trust Waiver.  Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account established in which the proceeds of the initial public offering conducted by the Maker (including the deferred underwriters discounts and commissions) and certain proceeds of the sale of the private placement warrants were deposited, as described in greater detail in the registration statement and prospectus filed with the U.S. Securities and Exchange Commission in connection with the initial public offering on March 18, 2021, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account for any reason whatsoever.

16.  Amendment; Waiver.  Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

17.  Successors and Assigns.  Subject to the restrictions on transfer in Section 18 below, the rights and obligations of the Maker and the Payee hereunder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of any party hereto (by operation of law or otherwise) with the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

Annex A-1-121

18.  Transfer of this Note.  Prior to an Event of Default, neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Maker’s prior written consent, which the Maker may withhold in its sole discretion.

19.  Acknowledgment.  The Payee is acquiring this Note for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Payee understands that the acquisition of this Note involves substantial risk. The Payee has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in this Note, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment in this Note and protecting its own interests in connection with this investment.

[Signature page follows.]

Annex A-1-122

IN WITNESS WHEREOF, the Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

FAST ACQUISITION CORP. II
By:	/s/ Garrett Schreiber
	Name:	Garrett Schreiber
	Title:	CFO

[Signature Page to Promissory Note]

Annex A-1-123

Acknowledged and agreed as of the date first above written.

INFINITE ACQUISITIONS LLLP
By:

By:	/s/ Lucas Demerau
	Name:	Lucas Demerau
	Title:	Chairman

[Signature Page to Promissory Note]

Annex A-1-124

Annex A-2

AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of June 25, 2023, by and among FAST Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”), Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company which was formerly known as Palm Holdco, Inc. (“Pubco”), and Palm Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). Each of the SPAC, the Company, Pubco and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the A&R Business Combination Agreement (as defined below).

RECITALS

WHEREAS, SPAC, the Company, Pubco and Merger Sub previously entered into that certain Amended and Restated Agreement and Plan of Merger, dated January 31, 2023 (the “A&R Business Combination Agreement”);

WHEREAS, Section 11.10 of the A&R Business Combination Agreement provides that the A&R Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the A&R Business Combination Agreement and which makes reference to the A&R Business Combination Agreement; and

WHEREAS, the Parties desire to amend the A&R Business Combination Agreement as set forth in this Amendment.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.    Section 3.01(b)(v). Section 3.01(b)(v) of the A&R Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding the foregoing, with a view to satisfy Section 9.01(h), at the election of Company made at least three (3) Business Days prior to the Acquisition Merger Effective Time, such number of Company Units issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than the Cancelled Units) as is necessary to meet the initial listing requirements of Nasdaq shall be converted into the right to receive the Per Unit Consideration in the form of shares of Pubco Class A Common Stock, in lieu of (and not in addition to) the same number of each of (x) shares of Pubco Class B Common Stock and (y) New Company Units.”

2.    The following defined terms are hereby added to Section 1.01 of the A&R Business Combination Agreement:

““Quarterly Earnout Number” means (a) for the purposes of the first, second and third quarters of 2024, 2,500,000 and (b) for the purposes of the fourth quarter of 2024, 1,250,000.”

3.    Schedule 1.01(d). Schedule 1.01(d) to the A&R Business Combination Agreement is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

4.    Section 3.01(c)(ii)(E). Section 3.01(c)(ii)(E) of the A&R Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Promptly following the filing of Pubco’s Form 10-K with the SEC for the fiscal year ending December 31, 2024:

(1)       if the Pubco EBITDA for each period listed on Schedule 3.01(c)(ii)(E) (each, a “2024 Earnout Measurement Period” and, together with the 2023 Earnout Measurement Periods, the “Earnout Measurement Periods”) is equal to or greater than the Pubco EBITDA listed for such 2024 Earnout Measurement Period on Schedule 3.01(c)(ii)(E), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant, with respect to each such 2024 Earnout Measurement Period for which the Pubco EBITDA

Annex A-2-1

target was met: (I) a number of New Company Units equal to (x) the Quarterly Earnout Number for such period multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) the Quarterly Earnout Number for such period multiplied by (y) its Earnout Pro Rata Portion.

(2)       if the Pubco Revenue for each 2024 Earnout Measurement Period is equal to or greater than the Pubco Revenue listed for such Earnout Measurement Period on Schedule 3.01(c)(ii)(E), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant, with respect to each such 2024 Earnout Measurement Period for which the Pubco Revenue target was met: (I) a number of New Company Units equal to (x) the Quarterly Earnout Number for such period multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) the Quarterly Earnout Number for such period multiplied by (y) its Earnout Pro Rata Portion.”

5.    Schedule 3.01(c)(ii)(E). Schedule 3.01(c)(ii)(E) to the A&R Business Combination Agreement is hereby amended and restated in its entirety as set forth in Exhibit B attached hereto.

6.    No Further Amendment. Except as expressly provided in this Amendment, all of the terms and conditions of the A&R Business Combination Agreement remain unchanged and continue in full force and effect.

7.    No Waiver. Except as specifically set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the parties under the A&R Business Combination Agreement nor shall it constitute a waiver of any provision of the A&R Business Combination Agreement.

8.    Effect of Amendment. This Amendment shall form a part of the A&R Business Combination Agreement for all purposes, and each party to this Amendment and to the A&R Business Combination Agreement shall be bound by this Amendment.

9.    Governing Law. This Amendment, and any action, suit, dispute, controversy or claim arising out of this Amendment, or the validity, interpretation, breach or termination of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflict of laws principles.

10.  Entire Agreement; Counterparts. This Amendment, the A&R Business Combination Agreement (as amended by this Amendment) and any other documents and instruments and agreements among the Parties as contemplated by or specifically referred to in the A&R Business Combination Agreement (including the Exhibits and Schedules thereto) constitute the entire agreement among the Parties relating to the subject matter hereof and thereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among the Parties relating to the subject matter hereof and thereof. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

[Signature Pages Follow]

Annex A-2-2

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

FAST ACQUISITION CORP. II
By:	/s/ Garrett Schreiber
Name:	Garrett Schreiber
Title:	CFO

[Signature Page to Amendment No.1 to A&R Business Combination Agreement]

Annex A-2-3

FALCON’S BEYOND GLOBAL, LLC
By:	/s/ L. Scott Demerau
Name:	L. Scott Demerau
Title:	Executive Chairman

[Signature Page to Amendment No.1 to A&R Business Combination Agreement]

Annex A-2-4

FALCON’S BEYOND GLOBAL, INC.
By:	/s/ L. Scott Demerau
Name:	L. Scott Demerau
Title:	Executive Chairman

[Signature Page to Amendment No.1 to A&R Business Combination Agreement]

Annex A-2-5

PALM MERGER SUB, LLC
By:	/s/ L. Scott Demerau
Name:	L. Scott Demerau
Title:	Executive Chairman

[Signature Page to Amendment No.1 to A&R Business Combination Agreement]

Annex A-2-6

EXHIBIT A

Schedule 1.01(d)

Earnout Participants

First, until and through the earliest time that Infinite Acquisitions, LLLP has, pursuant to the Catch-up Percentage denoted below, received 1,216,608 Earnout Units and Seller Earnout Shares pursuant to (x) Section 3.01(c)(ii)(D) and Section 3.01(c)(ii)(E) and/or (y) Section 3.01(c)(ii)(A), Section 3.01(c)(ii)(B) and Section 3.01(c)(ii)(C) of the Agreement, the Earnout Pro Rata Portion of each Earnout Participant set forth in the two tables immediately below shall apply:

1.    Earnout pursuant to Section 3.01(c)(ii)(D) and Section 3.01(c)(ii)(E)

Earnout Participant	Earnout Pro Rata Portion if SPAC Capital Received is less than $50 million	Earnout Pro Rata Portion if SPAC Capital Received is at least $50 million
Jefferies LLC	1.00%	2.00%
Sponsor	1.50%	2.00%
Infinite Acquisitions, LLLP	50.80%	50.02%
Infinite Acquisitions, LLLP (Catch up)	46.70%*	45.98%*
Katmandu Ventures, LLC	0.00%	0.00%
CilMar Ventures, LLC	0.00%	0.00%

____________

*        Denoted as “Catch-up Percentage”

2.    Earnout pursuant to Section 3.01(c)(ii)(A), Section 3.01(c)(ii)(B) and Section 3.01(c)(ii)(C)

Earnout Participant	Earnout Pro Rata Portion if SPAC Capital Received is less than $50 million	Earnout Pro Rata Portion if SPAC Capital Received is at least $50 million
Jefferies LLC	1.00%	2.00%
Sponsor	1.50%	2.00%
Infinite Acquisitions, LLLP	32.50%	32.00%
Infinite Acquisitions, LLLP (Catch up)	65.00%*	64.00%*
Katmandu Ventures, LLC	0.00%	0.00%
CilMar Ventures, LLC	0.00%	0.00%

____________

*        Denoted as “Catch-up Percentage”

Annex A-2-7

Second, from the point at which Infinite Acquisitions, LLLP has, pursuant to the Catch-up Percentage denoted above, received 1,216,608 Earnout Units and Seller Earnout Shares pursuant to (x) Section 3.01(c)(ii)(D) and Section 3.01(c)(ii)(E) and/or (y) Section 3.01(c)(ii)(A), Section 3.01(c)(ii)(B) and Section 3.01(c)(ii)(C) of the Agreement, the Earnout Pro Rata Portion of each Earnout Participant set forth in the two tables immediately below shall apply:

1.    Earnout pursuant to Section 3.01(c)(ii)(D) and Section 3.01(c)(ii)(E)

Earnout Participant	Earnout Pro Rata Portion if SPAC Capital Received is less than $50 million	Earnout Pro Rata Portion if SPAC Capital Received is at least $50 million
Jefferies LLC	1.00%	2.00%
Sponsor	1.50%	2.00%
Infinite Acquisitions, LLLP	50.80%	50.02%
Infinite Acquisitions, LLLP (Catch up)	0.00%	0.00%
Katmandu Ventures, LLC	23.35%	22.99%
CilMar Ventures, LLC	23.35%	22.99%

2.    Earnout pursuant to Section 3.01(c)(ii)(A), Section 3.01(c)(ii)(B) and Section 3.01(c)(ii)(C)

Earnout Participant	Earnout Pro Rata Portion if SPAC Capital Received is less than $50 million	Earnout Pro Rata Portion if SPAC Capital Received is at least $50 million
Jefferies LLC	1.00%	2.00%
Sponsor	1.50%	2.00%
Infinite Acquisitions, LLLP	32.50%	32.00%
Infinite Acquisitions, LLLP (Catch up)	0.00%	0.00%
Katmandu Ventures, LLC	32.50%	32.00%
CilMar Ventures, LLC	32.50%	32.00%

Annex A-2-8

EXHIBIT B

Schedule 3.01(c)(ii)(E)

2024 Earnout Measurement Targets

	Q1	Q2	Q3	Q4
Attributable Pubco Revenue Target	$17,515,454	$17,515,454	$17,515,454	$140,123,632 minus the sum of the actual Pubco Revenue generated in Q1, Q2, and Q3.
Attributable Pubco EBITDA Target	$5,606,106	$5,606,106	$5,606,106	$44,848,848 minus the sum of the actual Pubco EBITDA generated in Q1, Q2, and Q3.

Annex A-2-9

Annex B

FORM OF CERTIFICATE OF INCORPORATION

OF

Falcon’s Beyond Global, Inc.

ARTICLE I
NAME

The name of the Corporation is Falcon’s Beyond Global, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

ARTICLE III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV
CAPITALIZATION

Section 4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is [•], consisting of (i) [•] shares of common stock, divided into (a) [•] shares of Class A common stock, par value $[•] per share (the “Class A Common Stock”) and (b) [•] shares of Class B common stock, par value $[•] per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (ii) [•] shares of preferred stock, par value $[•] per share (“Preferred Stock”).

Section 4.2 Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (a) the exchange of all outstanding shares of Class B Common Stock, together with the corresponding Common Units (as defined in the Amended and Restated Operating Agreement of Falcon’s Beyond Global, LLC, a Delaware limited liability company (“Falcon’s”), as such agreement may be amended from time to time (the “Falcon’s A&R Operating Agreement”)), pursuant to the Falcon’s A&R Operating Agreement and (b) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

Section 4.3 Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall

Annex B-1

be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.4 Common Stock.

(a)     Voting Rights.

(1)    Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 4.4(a)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(2)    (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock and (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

(3)    Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b)     Dividends; Stock Splits or Combinations.

(1)    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(2)    Except as provided in Section 4.4(b)(3) with respect to stock dividends, dividends of cash or property shall not be declared or paid on shares of Class B Common Stock.

Annex B-2

(3)    In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Common Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c)     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding Common Units, for shares of Class A Common Stock in accordance with a Redemption (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)     Cancellation of Class B Common Stock. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of Common Units in accordance with the provisions of the Falcon’s A&R Operating Agreement. If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Common Unit, including any share of Class B Common Stock exchanged for a share of Class A Common Stock in accordance with a Redemption, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and retired and restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

(e)     Further Issuances of Class B Common Stock. No shares of Class B Common Stock shall be issued at any time after the completion of the Corporation’s initial public offering, except (a) to one or more new or existing members of Falcon’s to whom Common Units are also issued, (b) to a member of Falcon’s holding Common Units in a number necessary to maintain a one-to-one ratio between the number of Common Units and the number of shares of Class B Common Stock outstanding or (c) for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate of Incorporation.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director.

Section 2. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year

Annex B-3

term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI
STOCKHOLDERS

Section 1. For so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and if the holders of shares of Class B Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Annex B-4

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, that for so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation representing a majority of the total voting power of stock entitled to vote generally in election of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII
LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officer, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII
EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Annex B-5

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. Notwithstanding the foregoing, the foregoing provisions of this Article VIII shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, and X of this Certificate of Incorporation and this Article IX.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE X
DGCL SECTION 203 AND BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which time the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.      prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.      upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

Annex B-6

3.      at or subsequent to such time, the business combination is approved by the Board and authorized or approved at an annual or special meeting of stockholders (and, notwithstanding anything to the contrary herein, not by written consent) by the affirmative vote of at least two-thirds of the then-outstanding voting stock of the Corporation that is not owned by the interested stockholder.

Solely for purposes of this Article X only, references to:

1.      “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.      “associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.      “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.      any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article X is not applicable to the surviving entity;

b.      any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

c.      any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.      any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

Annex B-7

e.      any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.      “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.      “Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from a Principal Stockholder or any of its affiliates or successors ownership of 15% or more of the voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X.

6.      “Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act, (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

7.      “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) any Principal Stockholder, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.      “majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

Annex B-8

9.      “owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.      beneficially owns such stock, directly or indirectly; or

b.      has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c.      has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.    “person” means any individual, corporation, partnership, unincorporated association or other entity.

11.    “Principal Stockholder” means [•] and [•].

12.    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

13.    “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XI
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII
DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

Annex B-9

IN WITNESS WHEREOF, Falcon’s Beyond Global, Inc. has caused this Certificate of Incorporation to be executed on this day             of            , 2023.

FALCON’S BEYOND GLOBAL, INC.
By:
Name:
Title:	Sole Incorporator
Address:

[Falcon’s Beyond Global, Inc. — Signature Page to Certificate of Incorporation]

Annex B-10

Annex C

Form of Bylaws of

Falcon’s Beyond Global, Inc.

(a Delaware corporation)

Annex C Page
Article I – Corporate Offices		C-1
1.1	Registered Office	C-1
1.2	Other Offices	C-1

Article II – Meetings of Stockholders		C-1
2.1	Place of Meetings	C-1
2.2	Annual Meeting	C-1
2.3	Special Meeting	C-1
2.4	Advance Notice Procedures for Business Brought before a Meeting	C-1
2.5	Advance Notice Procedures for Nominations of Directors	C-5
2.6	Notice of Stockholders’ Meetings	C-8
2.7	Manner of Giving Notice; Affidavit of Notice	C-8
2.8	Quorum	C-8
2.9	Adjourned Meeting; Notice	C-8
2.10	Conduct of Business	C-8
2.11	Voting	C-9
2.12	Record Date for Stockholder Meetings and Other Purposes	C-9
2.13	Proxies	C-10
2.14	List of Stockholders Entitled to Vote	C-10
2.15	Inspectors of Election	C-10
2.16	Virtual Meeting	C-11
2.17	Delivery to the Corporation	C-11

Article III – Directors		C-11
3.1	Powers	C-11
3.2	Number of Directors	C-11
3.3	Election, Qualification and Term of Office of Directors	C-11
3.4	Resignation and Vacancies	C-11
3.5	Place of Meetings; Meetings by Telephone	C-12
3.6	Regular Meetings	C-12
3.7	Special Meetings; Notice	C-12
3.8	Quorum	C-12
3.9	Action by Unanimous Consent Without a Meeting	C-12
3.10	Fees and Compensation of Directors	C-13
3.11	Removal	C-13
3.12	Chairperson, Vice Chairperson	C-13

Article IV – Committees		C-13
4.1	Committees of Directors	C-13
4.2	Committee Minutes	C-13
4.3	Meetings and Actions of Committees.	C-13

Article V – Officers		C-14
5.1	Officers	C-14
5.2	Appointment of Officers	C-14
5.3	Subordinate Officers	C-14
5.4	Removal and Resignation of Officers	C-14
5.5	Vacancies in Offices	C-15
5.6	Representation of Securities of Other Entities	C-15
5.7	Tenure, Authority and Duties of Officers	C-15

Annex C-i

Annex C Page
Article VI – Records		C-15

Article VII – General Matters		C-15
7.1	Execution of Corporate Contracts and Instruments	C-15
7.2	Stock Certificates	C-15
7.3	Lost Certificates	C-16
7.4	Shares Without Certificates	C-16
7.5	Dividends	C-16
7.6	Fiscal Year	C-16
7.7	Seal	C-16
7.8	Transfer of Stock	C-16
7.9	Stock Transfer Agreements	C-16
7.10	Registered Stockholders	C-17
7.11	Waiver of Notice	C-17

Article VIII – Notice by Electronic Transmission		C-17
8.1	Notice by Electronic Transmission	C-17
8.2	Definition of Electronic Transmission	C-18

Article IX – Indemnification		C-18
9.1	Indemnification of Directors and Officers	C-18
9.2	Indemnification of Others	C-19
9.3	Prepayment of Expenses	C-19
9.4	Determination; Claim	C-19
9.5	Non-Exclusivity of Rights	C-19
9.6	Insurance	C-19
9.7	Other Indemnification	C-19
9.8	Continuation of Indemnification	C-19
9.9	Amendment or Repeal; Interpretation	C-20

Article X – Definitions		C-20
Annex C-ii

Bylaws of
Falcon’s Beyond Global, Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Falcon’s Beyond Global, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general

Annex C-1

or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting in the year of the closing of the business combination contemplated by that certain Amended and Restated Agreement and Plan of Merger dated as of January 31, 2023, by and between Fast Acquisition Corp. II, Falcon’s Beyond Global, LLC, and Palm Merger Sub, LLC and Falcon’s Beyond Global, Inc. (the “Business Combination”), be deemed to have occurred on [•]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including

Annex C-2

due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to be based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners)

Annex C-3

known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Annex C-4

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least 67% of voting power of all of the shares of capital stock of the Corporation; and

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e).

Annex C-5

(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) upon request of the Corporation, a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DGCL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board (or, if applicable, a stockholder exercising its right to call a special meeting) has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote

Annex C-6

at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d) Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee(s). Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(e) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any nomination was not made in accordance with the provisions of this Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

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2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(i) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting

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to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

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2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

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2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III – Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

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3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand or by courier;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12 Chairperson, Vice Chairperson.

The Board may appoint a chairperson of the Board from its members, who shall have all the customary duties and responsibilities of such office. The chairperson may be (but shall not be required to be) the chief executive officer or another executive officer of the Corporation. The Board also may appoint a vice chairperson of the Board from its members and prescribe his or her powers and duties. The chairperson shall preside over all meetings of the Board and of the Corporation’s stockholders and shall exercise such powers and perform such duties as shall be assigned to or required of the chairperson of the Board from time to time by the Board or these Bylaws. If the chairperson is unable to so preside over any meetings of the Board or the Corporation’s stockholders, or is absent, then the vice chairperson of the Board, if one is appointed, shall preside over all meetings of the Board. If the chairperson of the Board, and the vice chairperson of the Board, if one is appointed, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

Article IV – Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action by unanimous consent without a meeting);

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(v) Section 3.12 (chairperson, vice chairperson); and

(vi) Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V – Officers

5.1 Officers.

The officers of the Corporation shall include a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board, a president, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

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5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI – Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII – General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president,

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the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be electronic. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

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7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends, subject to any restrictions included in the DGCL or the Certificate of Incorporation, and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII – Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX – Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)     for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)     for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)    initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)     if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

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9.9 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X – Definitions

As used in these Bylaws, unless the context otherwise requires, the term:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

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Annex D

FORM OF CERTIFICATE OF DESIGNATION OF
8% SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF FALCON’S BEYOND GLOBAL, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (as amended, supplemented or restated from time to time, the “DGCL”), Falcon’s Beyond Global, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) which was formerly known as Palm Holdco, Inc., in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to [•] ([•]) shares of preferred stock, par value $[•] per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.      Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a)     “Accrued Dividends” has the meaning set forth in Section 4(b)(i).

(b)    “Board” has the meaning set forth in the Recitals.

(c)     “Business Day” means any day except any Saturday, any Sunday, any day which a federal legal holiday in the United States or on which banking institutions in the State of New York any day are authorized or required by law or other governmental action to close.

(d)    “Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

(e)     “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f)     “Common Stock” means the Corporation’s Class A common stock, par value $[•] per share (the “Class A Common Stock”) and the Corporation’s Class B common stock, par value $[•] per share (the “Class B Common Stock”), and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

(g)    “Conversion Agent” means the Person, acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns. The initial Conversion Agent shall be Continental Stock Transfer and Trust Company.

(h)    “Deemed Liquidation Event” means:

(i)     the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than fifty percent (50%) of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);

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(ii)    any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash (other than cash issued in lieu of fractional shares), (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the securities received or retained by holders of the Series A Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Stock; or

(iii)   the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation or to a wholly-owned subsidiary of Falcon’s Beyond Global, LLC in a transaction where the Corporation’s ownership of, and control over, Falcon’s Beyond Global, LLC remains unchanged.

(i)     “Dividend Payment Period” means, in respect of any share of Series A Preferred Stock, the period from (and including) the Original Issuance Date of such share to (but excluding) the next Dividend Payment Date and, subsequently, in each case the period from (and including) any Dividend Payment Date to (but excluding) the next Dividend Payment Date.

(j)     “Dividend Rate” means 8% per annum.

(k)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)     “Holder” means a holder of shares of Series A Preferred Stock.

(m)   “Junior Securities” means, collectively, the Common Stock and any other class of securities currently existing or hereafter authorized, classified or reclassified by the Corporation, the terms of which expressly provide that such class or series is specifically designated as junior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(n)    “Original Issuance Date” of any share of Series A Preferred Stock means the date on which such share of Series A Preferred Stock was issued.

(o)    “Original Issue Price” means $10.00 per share.

(p)    “Parity Securities” means any class or series of Capital Stock of the Corporation currently existing or hereafter authorized, classified or reclassified by the Corporation, the terms of which expressly provide that such class or series is specifically designated as ranking on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(q)    “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

(r)     “Requisite Holders” means Holders of more than fifty percent (50%) of the issued and outstanding shares of Series A Preferred Stock.

(s)     “SEC” means the U.S. Securities and Exchange Commission.

(t)     “Securities Act” means the Securities Act of 1933, as amended.

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(u)    “Senior Securities” means any class or series of Capital Stock of the Corporation currently existing or hereafter authorized, classified or reclassified by the Corporation, the terms of which expressly provide that such class or series is specifically designated as senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(v)    “Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

(w)    “Transfer Agent” means the Person acting as registrar, transfer agent, paying agent for the Series A Preferred Stock and its successors and assigns. The initial Transfer Agent shall be Continental Stock Transfer and Trust Company.

(x)    “Voluntary Conversion Date” has the meaning set forth in Section 9(d)(ii) of this Certificate of Designation.

2.      Designation, Amount and Par Value. The series of Preferred Stock shall be designated as 8% Series A Cumulative Convertible Preferred Stock, par value $[•] per share (the “Series A Preferred Stock”), and the number of authorized shares constituting the Series A Preferred Stock shall be [•]. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. Each share of Series A Preferred Stock shall have a stated value equal to the Original Issue Price.

3.      Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities, (b) junior to any Senior Securities, and (c) on parity with any Parity Securities.

4.      Dividends.

(a)     Dividends in General.

(i)     With respect to any Dividend Payment Date, the Corporation will pay all Accrued Dividends on each share of Series A Preferred Stock in cash or Dividend Shares in accordance with Section 4(c) at the Dividend Rate.

(ii)    Dividends shall be computed in respect of the quarterly periods ending March 31, June 30, September 30 and December 31, or if any such date for payment is not a Business Day, on the Business Day next succeeding such day (each such date being a “Dividend Record Date”).

(iii)   Dividends shall be paid in arrears on or prior to the day that is fifteen (15) days after each Dividend Record Date (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”); provided, that dividends shall continue to be accrued as of each Dividend Payment Date prior to such first payment date. Notwithstanding the foregoing, the Corporation shall pay the first dividend on [•].1

(iv)    In the case of a dividend declared on the Class A Common Stock, the Holders shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount equal to the product of (1) the dividend on each share of such Class A Common Stock and (2) the number of shares of Class A Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

(v)    Dividends shall be paid pro rata (based on the number of shares of Series A Preferred Stock held by the Holder) to the Holders of shares of Series A Preferred Stock entitled thereto.

(b)    Accrual of Dividends.

(i)     Dividends on each share of Series A Preferred Stock (A) shall be cumulative and accrue on a daily basis from and including the Original Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available to make payment thereof, at a rate equal

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1        Note to Draft: Date to be 15 days after the first completed quarter.

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to the Dividend Rate (such dividends, “Accrued Dividends”), and (B) shall be payable, subject to the next sentence, on the Dividend Payment Date. The Corporation shall, with respect to each Dividend Payment Date, declare and pay, unless prohibited by applicable law (including but not limited to Section 170 of the DGCL), the Accrued Dividends on such Dividend Payment Date.

(ii)    The amount of Accrued Dividends accruing with respect to each share of Series A Preferred Stock for any day shall be determined by multiplying (x) the Original Issue Price by (y) a fraction, the numerator of which is the Dividend Rate and the denominator of which is 365. The amount of Accrued Dividends accrued with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Accrued Dividend amounts accrued in accordance with the prior sentence of this Section 4(b)(ii) with respect to such share during such Dividend Payment Period.

(c)     Payment of Dividends. The Corporation shall pay the Accrued Dividends on each share of the Series A Preferred Stock as follows:

(i)     Prior to [•], 20252, Accrued Dividends per share of Series A Preferred Stock will be paid in the form of shares of Series A Preferred Stock (“Dividend Shares”) equal to: (1) the aggregate Accrued Dividends unpaid as of such Dividend Payment Date; divided by (2) the Original Issue Price; provided that each Holder shall receive cash in lieu of fractional shares; provided further that the Corporation may with notice to Holders no later than two (2) Business Days prior to the applicable Dividend Record Date, pay the Accrued Dividend on account of the shares of Series A Preferred Stock for such Dividend Payment Period in cash; and

(ii)    Following [•], 2025, all Accrued Dividends accrued after such date shall be paid in cash, unless prohibited by applicable law (including but not limited to Section 170 of the DGCL); provided that any Accrued Dividends not paid in cash shall be paid in Dividend Shares in accordance with the same formulation under clause (i) above.

All Accrued Dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series A Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation check or by credit to the account of such Holder through customary dividend payment processes, in each case, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law. For the avoidance of doubt, if the payment of any dividend on the Series A Preferred Stock in Dividend Shares, in whole in part, would require the Corporation to obtain approval of its shareholders under applicable law (the “Shareholder Approval”), then, to the extent the Shareholder Approval has not been obtained, the Corporation shall pay such dividend (or portion thereof) in cash, unless prohibited by applicable law (including but not limited to Section 170 of the DGCL).

(d)    Reservation of Series A Preferred Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Series A Preferred Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date. The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(e)     Additional Provisions. Except as otherwise permitted with the consent of the Requisite Holders:

(i)     So long as any shares of Series A Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(c) of this Certificate of Designation, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid (in Dividend Shares or cash, as applicable) or are contemporaneously declared and paid or declared and

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2        Note to Draft: To be the first quarter end after the second anniversary of Closing (as defined in the Merger Agreement).

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a sum sufficient for the payment thereof set apart for such payment (in Dividend Shares or cash, as applicable) on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities. In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities.

(ii)    So long as any shares of Series A Preferred Stock are outstanding, with respect to any dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities), unless full cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Securities at the time such dividends are payable shall have been paid or set apart for payment (in Dividend Shares or cash, as applicable) for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Securities, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Junior Securities for any period, nor shall any Junior Securities be redeemed, purchased, or otherwise acquired for any consideration, other than:

(iii)   purchases, redemptions or other acquisitions of shares of Junior Securities pursuant to any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(iv)   purchases of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such Junior Securities or the security being converted or exchanged;

(v)    payment of any dividends or distributions in respect of Junior Securities where the dividend or distribution is in the form of the same stock or rights to purchase Junior Securities; or

(vi)   any dividend in kind in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such plan.

(vii)  Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

5.      Liquidation.

(a)     Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, unless the Requisite Holders, at a meeting of Holders voting as a separate class or acting by written consent, elect that a transaction is not a Deemed Liquidation Event, the Holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders (including, in the case of a Deemed Liquidation Event, in the same form(s) of property offered as the consideration in such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board)): (i) after payment, and subordinate to, the full payment then owed to the holders of Senior Securities then outstanding, if any; (ii) before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, and (iii) pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 of this Certificate of Designation) in an amount per share equal to the greater of (A) the Original Issue Price, plus any unpaid Accrued Dividends and (B) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Class A Common Stock pursuant to Section 8 of this Certificate of Designation immediately prior to such Liquidation Event or Deemed Liquidation Event (the “Liquidation Preference”). The Corporation shall promptly issue a press release disclosing any Liquidation Event or Deemed Liquidation Event, and not less than fifteen (15) days prior to the payment date stated therein. After the payment in full of the amounts provided for in this Section 5, the Holders shall not be entitled to any further payments and will have no right or claim to any of the Corporation’s remaining assets in respect of their ownership of Series A Preferred Stock.

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(b)    Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under Section 5(a) of this Certificate of Designation, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(c)     Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of Capital Stock of the Corporation upon any such Liquidation Event or Deemed Liquidation Event shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board.

(d)    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the applicable transaction agreement shall provide that (i) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of Capital Stock of the Corporation in accordance with Section 5(a) of this Certificate of Designation and Section 4.4(c) of Art. IV of the Certificate of Incorporation as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (ii) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of Capital Stock of the Corporation in accordance with Section 5(a) and Section 4.4(c) of Art. IV of the Certificate of Incorporation of this Certificate of Designation after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5(d), consideration placed into escrow or retained as a holdback to be available for satisfaction of purchase price adjustment, indemnification or similar obligations or earnout payment in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

6.      Reorganization Events.

(a)     Reorganization Events. Subject to Section 10(c), in the event of:

(i)     any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which at least a majority of the Class A Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another Person; or

(ii)    any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Class A Common Stock into other securities, in each case, other than the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation

(each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to Section 6(d) and Section 7(a)(iii), remain outstanding but shall become convertible into, in accordance with Section 9, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Class A Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Class A Common Stock held immediately prior to such Reorganization Event by a Person, then for the purpose of this Section 6(a), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders

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of Class A Common Stock. The rights, preferences, privileges and voting power of the Series A Preferred Stock immediately prior to the effective date of a Reorganization Event shall not be affected by such Reorganization Event.

(b)    Successive Reorganization Events. The above provisions of this Section 6 shall similarly apply to successive Reorganization Events and the provisions of Section 9(b) shall apply to any shares of Capital Stock (as though such Capital Stock were Class A Common Stock) received by the holders of the Class A Common Stock in any such Reorganization Event.

(c)     Reorganization Event Notice. The Corporation (or any successor) shall, no less than thirty (30) days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of the occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 6.

(d)    Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section 6, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

7.      Voting Rights and Consent Rights.

(a)     General Voting Rights and Consent Rights.

(i)     On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each Holder shall (A) be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations hereunder), (B) be entitled to notice of any stockholders’ meeting and (C) vote together with the holders of shares of Class A Common Stock and all other securities of the Corporation with the right to vote at any meeting of the stockholders of the Corporation, on an as converted basis, as a single class. Except as otherwise set forth in this Section 7 or as may otherwise be required by law, the Series A Preferred Stock shall not have any voting powers. In all case where Holders have the right to vote separately as a class, such Holders shall be entitled to vote for each such share held by them respectively.

(ii)    Whenever Holders of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken, shall be signed by the Holders of outstanding shares of Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Series A Preferred Stock entitled to vote thereon were present and voted. Notice of taking such action shall be given promptly to each Holder of Series A Preferred Stock that would have been entitled to vote thereon at a meeting of stockholders and that did not consent thereto in writing.

(iii)   For as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or action by written consent of the Requisite Holders, take any of the following actions:

(A)    alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation or the certificate of incorporation, bylaws or any similar document of the Corporation, in any such case, in a manner that is adverse to the Holders of the Series A Preferred Stock in any material respect other than for an amendment approved by the Requisite Holders (even if such amendment is adverse to the

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Holders of the Series A Preferred Stock) that is not disproportionately adverse to rights of the Holders of the Series A Preferred Stock; for the avoidance of doubt, neither (x) an adverse effect on the rights, preferences, privileges or voting power of the Common Stock or (ii) the authorization or issuance of any Junior Securities of the Corporation, shall, in either case, be deemed to have an adverse effect on the powers, preferences or rights of the Series A Preferred Stock;

(B)    pay any divided on account to any of the Capital Stock of the Corporation, other than on account of any Senior Securities, for any period during which the Accrued Dividend of the Series A Preferred Stock has not been paid past the date such payment was required to be made;

(C)    during the period that the Accrued Dividend of the Series A Preferred Stock has not been paid, redeem any shares of the Corporation’s Capital Stock, other than: (x) shares of any Senior Securities or (y) Common Stock pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors;

(D)    enter into any agreement with respect to any of the foregoing; and

(E)    enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

8.      Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be held by the Corporation as treasury stock that may be reissued, sold or transferred in the discretion of the Board or, by resolution of the Board, be cancelled and retired. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series A Preferred Stock following redemption.

9.      Conversion Rights.

(a)     Definitions. For the purposes of this Section 9 of this Certificate of Designation, the following terms shall have the following meanings:

(i)     “Conversion Date” has the meaning set forth in Section 9(d) of this Certificate of Designation.

(ii)    “Conversion Rate” means the number of shares of Class A Common Stock equal to the quotient of (A) the Original Issue Price divided by (B) $11.00, subject to adjustment as provided in Section 9(b) of this Certificate of Designation,

(iii)   “DTC” means The Depository Trust Corporation or any successor entity.

(b)    Conversion Rate Adjustments. The Conversion Rate set forth above shall be appropriately adjusted for any of the following transactions as provided in this Section 9(b) of this Certificate of Designation:

(i)     Stock Splits and Combinations. If the Corporation shall at any time subdivide or combine its outstanding shares of Class A Common Stock, including by any stock split or stock dividend of Class A Common Stock, then the Conversion Rate shall, after that subdivision or combination, evidence the right to purchase the number of shares of Class A Common Stock that would have been issuable as a result of that change with respect to the shares of Class A Common Stock which were issuable upon conversion of the Series A Preferred Stock immediately before that subdivision or combination. Any adjustment under this section shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)    Reclassification, Exchange and Substitution. If the Class A Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for by clause (i) of

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this Section 9(b)), the shares of Class A Common Stock that will be issued upon any such conversion of the Series A Preferred Stock shall be equal to that number of shares of Class A Common Stock that would have been issued if the shares of Series A Preferred Stock were converted immediately prior to such transaction and such Holder also then received such other shares as a result of such transaction.

(iii)   Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share).

(iv)   When No Adjustment Required.

(A)    Except as otherwise provided in this Section 9(b), the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

(B)    Except as otherwise provided in this Section 9(b), the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans.

(v)    Successive Adjustments. After an adjustment to the Conversion Rate under this Section 9(b), any subsequent event requiring an adjustment under this Section 9(b) shall cause an adjustment to each such Conversion Rate as so adjusted.

(vi)   Notice of Adjustments. Whenever any event of the type described in this Section 9 has occurred, the Corporation shall as soon as reasonably practicable following the occurrence of an event (but no later than ten (10) Business Days thereafter) that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware):

(A)    compute the adjusted applicable Conversion Rate in accordance with this Section 9 and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof, and the facts requiring such adjustment and upon which such adjustment is based; and

(B)    provide a written notice to the Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

(c)     Automatic Conversion.

(i)     If at any time the volume weighted average closing sale price of one share of Class A Common Stock as reported on Nasdaq (or the exchange on which the shares of the Class A Common Stock are then listed) (such price, the “Closing Sale Price”) equals or exceeds $14.30 for a period of at least twenty (20) Trading Days out of thirty (30) consecutive Trading Days ending on the Trading Day immediately prior to the date of determination (an “Automatic Conversion Event”), as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Class A Common Stock, as determined by the Board (or a committee thereof) in good faith, the Corporation shall cause the conversion of any or all of the shares of Series A Preferred Stock, without any action on the part of Holders, into shares of Class A Common Stock at the applicable Conversion Rate, on the date of determination of the Automatic Conversion Event.

(ii)    As promptly as practicable after the Automatic Conversion Event, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Class A Common Stock to which the holders of shares of such Series A

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Preferred Stock shall be entitled. This conversion shall be deemed to have been made at the close of business on the Automatic Conversion Event so that the rights of the Holder as to the shares of Series A Preferred Stock shall cease except for the right to receive the conversion value and, if applicable, the Person entitled to receive shares of Class A Common Stock shall be treated for all purposes as having become the record holder of those shares of Class A Common Stock at that time on that date.

(d)    Conversion at Holder’s Option.

(i)     Each of the Holders, at their option, may, at any time and from time to time, convert some or all of their outstanding shares of Series A Preferred Stock into Class A Common Stock at the then applicable Conversion Rate; provided that each Holder shall receive cash in lieu of fractional shares as set out in Section 9(d)(vii); and provided further, that no right of conversion may be exercised by a Holder in respect of fewer than 25,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

(ii)    The Corporation shall not issue fractional shares of Class A Common Stock upon the conversion of shares of Series A Preferred Stock. Instead, the Corporation shall at its option either (1) pay the cash value of such fractional shares based upon the Closing Sale Price of its Class A Common Stock on the Trading Day immediately prior to the date on which the certificate or certificates representing the shares of Series A Preferred Stock to be converted are surrendered accompanied by a written notice of conversion and any required transfer taxes (the “Voluntary Conversion Date”, and together with the date of an Automatic Conversion Event, a “Conversion Date”); or (2) round up the factional shares to the next whole number.

(iii)   Holders’ Conversion Procedures.

(A)    Holders may convert some or all of their shares of Series A Preferred Stock by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert (a “Conversion Notice”) all or a specified whole number of those shares in accordance with the provisions described in this Section 9(d) of this Certificate of Designation and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Class A Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all documentary, stamp or similar issue or transfer taxes payable upon the issuance of shares of Class A Common Stock in that name or names. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Class A Common Stock upon conversion of shares of Series A Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates, the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series A Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series A Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non-assessable shares of Class A Common Stock to which the holders of shares of such Series A Preferred Stock, or the transferee of the holder of such shares of Series A Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series A Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted.

(B)    In lieu of the foregoing procedures, if the Series A Preferred Stock is held in global certificate form, the Holder must comply with the procedures of DTC to convert its beneficial interest in respect of the Series A Preferred Stock represented by a global stock certificate of the Series A Preferred Stock.

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(C)    If more than one (1) share of Series A Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series A Preferred Stock shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

(iv)   Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock:

(A)    the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value;

(B)    such shares of Series A Preferred Stock shall cease to be outstanding;

(C)    the corresponding shares of Common Stock pursuant to the conversion shall be issued and outstanding; and

(D)    the Person entitled to receive shares of Class A Common Stock shall be treated for all purposes as having become the record holder of those shares of Class A Common Stock at that time on that date.

(v)    Delivery of Cash or Shares of Class A Common Stock. If a written notice from the Holder in accordance with Section 9(d)(iii) specifies a date of delivery for any shares of Class A Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second (2nd) Business Day immediately following the date of such notice and no later than the seventh (7th) Business Day thereafter, the Corporation shall issue the number of whole shares of Class A Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set out in Section 9(d)(vii)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of DTC or, subject to Section 13, in certificated form. Any such certificate or certificates shall be delivered by the Corporation to the appropriate Holder on a book-entry basis, through the facilities of DTC, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to Section 9(d)) or in the records of the Corporation (in the case of an Automatic Conversion Event). In the event that a Holder shall not by written notice designate the name in which shares of Class A Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Corporation shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(vi)   Partial Conversion. In case any certificate for shares of Series A Preferred Stock shall be surrendered for partial conversion, the Corporation shall execute and deliver to or upon the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series A Preferred Stock not converted.

(vii)  Fractional Shares. The Corporation shall not issue fractional shares of Class A Common Stock upon the conversion of shares of Series A Preferred Stock pursuant to Section 9 of this Certificate of Designation. Instead the Corporation shall, at its option, either (1) pay the cash value of such fractional shares based upon the Closing Sale Price of its Class A Common Stock on the Trading Day immediately prior to the date of such Automatic Conversion Event; or (2) round up the factional shares to the next whole number.

(e)     Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of Capital Stock, for issuance upon the conversion of shares of Series A Preferred Stock, a number of the Corporation’s authorized but unissued shares of Class A Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock.

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(f)    Compliance with Laws; Validity, etc., of Class A Common Stock. Before the delivery of any securities upon conversion of shares of Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Class A Common Stock delivered upon conversion of shares of Series A Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(g)    Payment of Dividends upon Conversion.

(i)     Upon the conversion of any shares of Series A Preferred Stock, such Series A Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any payment in an amount equal to accrued and unpaid dividends on the shares of Series A Preferred Stock, except in those limited circumstances discussed below in this Section 9(g). Except as provided below in this Section 9(g), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock that have been converted.

(ii)    If a Conversion Date occurs before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any Accrued Dividend in respect of such Dividend Record Date.

(iii)   If a Conversion Date occurs after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date shall be entitled to receive on such Dividend Payment Date such Accrued Dividends, notwithstanding the conversion of such shares of Series A Preferred Stock prior to the applicable Dividend Payment Date.

10.    Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, registrar and paying agent for the Series A Preferred Stock shall be Continental Stock Transfer and Trust Company. The Corporation may, in its sole discretion, appoint any other Person to serve as Transfer Agent, Conversion Agent, registrar or paying agent for the Series A Preferred Stock and thereafter may remove or replace such other Person at any time. Upon any such appointment or removal, the Corporation shall send notice thereof to the Holders.

11.    Certificates.

(a)     The Series A Preferred Stock shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of Series A Preferred Stock shall be represented by certificates. Certificates for the shares of Series A Preferred Stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of Series A Preferred Stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.

(b)    The Corporation may issue a new certificate of Series A Preferred Stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

12.    Taxes.

(a)     Withholding. The Corporation and any applicable withholding agent shall be entitled to deduct or withhold on all applicable payments made to the relevant Holder such amounts as the Corporation or

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such withholding agent reasonably determines are required to be deducted or withheld therefrom under any provision of applicable law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable law, such amounts will be treated for all purposes of this Certificate of Designation as having been paid to the Person in respect of which such withholding was made). The Corporation and any applicable withholding agent shall have the right to take any actions or measures they determine to be necessary or appropriate to comply with such withholding requirements, including, without limitation, (i) gathering of necessary withholding information from the Holders, (ii) withholding and applying a portion of any cash distribution to be made with respect to the Series A Preferred Stock to pay applicable withholding taxes, (iii) selling or liquidating property of the applicable Holders held by the Corporation or such withholding agent in its custody or over which it has control, and (iv) taking any other action as are necessary or appropriate to make the Corporation whole for any previously-paid “cashless” withholding in respect of the Series A Preferred Stock. Each Holder shall indemnify the Corporation and its affiliates and agents for, and hold harmless the Corporation and its affiliates and agents from and against, any and all withholding tax, including penalties and interest, payable by or assessed against the Corporation or any of its affiliates and agents in respect of the Series A Preferred Stock held by such Holder.

(b)    Tax Treatment.

It is intended that the Series A Preferred Stock shall not be treated as “preferred stock” for purposes of Section 305(b)(4) or Section 351(g)(3) of the Code and the Treasury Regulations promulgated thereunder, and neither the Corporation nor a Holder shall take any position contrary to such treatment in any audit or other proceeding or otherwise unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

13.    Other Limitations. Notwithstanding anything herein to the contrary, the restrictions and limitations on the Corporation’s discretion to undertake transactions involving or with respect to the Class A Common Stock as set forth in this Certificate of Designation shall not apply to prevent the Corporation from complying with its obligations under the amended and restated limited liability company agreement of Falcon’s Beyond Global, LLC.

14.    Miscellaneous.

(a)     Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service, to the office of the Corporation at [•], Attention: [•], facsimile number [•]; e-mail address [•]; or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 14. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or by issuing a press release in a public medium that is customary for such press release. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e-mail address set forth in this Section 14 prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or e-mail attachment at the e- mail address set forth in this Section 14 on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)    Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and Accrued Dividends, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

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(c)     Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.

(d)    Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Corporation shall also maintain a written record of the Original Issuance Date, the number of shares of Series A Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

(e)     Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)     Severability. If any provision or provisions of this Certificate of Designation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Designation (including, without limitation, each portion of any section or paragraph of this Certificate of Designation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

(g)    Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)    Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

*            *            *

Annex D-14

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned on this [_____] day of [__________], 2023.

By:
Name:
Title:

Annex D-15

EXHIBIT A

CONVERSION NOTICE

Reference is made to the Certificate of Designation of 8% Series A Cumulative Convertible Preferred Stock, par value $[•], of Falcon’s Beyond Global, Inc., a Delaware corporation which was formerly known as Palm Holdco, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of 8% Series A Cumulative Convertible Preferred Stock, par value $[•] per share (the “Series A Preferred Stock”), of Falcon’s Beyond Global, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Class A Common Stock, par value $[•] per share (the “Class A Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion (if applicable): ____________________________________________________________

Number of shares of Series A Preferred Stock to be converted: ______________________________________

Share certificate no(s). of Series A Preferred Stock to be converted: __________________________________

Tax ID Number (if applicable): _______________________________________________________________

Please confirm the following information:

Conversion Rate: __________________________________________________________________________

Number of shares of Class A Common Stock to be issued: __________________________________________

Please issue the shares of Class A Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to: __________________________________________________________________________________

Address: __________________________________________________________________________________

Telephone Number: ________________________________________________________________________

Email: ___________________________________________________________________________________

Authorization: ____________________________________________________________________________

By: _____________________________________________________________________________________

Title: ____________________________________________________________________________________

Dated: ___________________________________________________________________________________

Account Number (if electronic book entry transfer): _______________________________________________

Transaction Code Number (if electronic book entry transfer): ________________________________________

[Payment Instructions for cash payment in lieu of fractional shares:]

Annex D-16

Annex E

Execution Version

Amended and Restated Company Members SUPPORT AGREEMENT

This Amended and Restated Company Member Support Agreement (this “Agreement”), dated as of January 31, 2023, is entered into by and among Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, Inc., a Delaware corporation which was formerly known as Palm Holdco, Inc. (“Pubco”), Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”) and certain of the unitholders of the Company, whose names appear on the signature pages of this Agreement (such unitholders, the “Unitholders”, and SPAC, the Company and the Unitholders, each a “Party”, and collectively, the “Parties”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, on July 11, 2022 (the “Original Effective Date”), SPAC, the Company, Pubco and Palm Merger Sub, LLC, a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of the Original Effective Date, pursuant to which, among other transactions, SPAC will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, and following the SPAC Merger, Merger Sub will merge with and into the Company (the “Acquisition Merger”), with the Company as the surviving entity of such merger, on the terms and conditions set forth therein;

WHEREAS, on September 13, 2022, SPAC, the Company, Pubco and Merger Sub entered into Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment,” and the Original Merger Agreement as amended by the First Amendment, the “Amended Original Merger Agreement”);

WHEREAS, on the date hereof, concurrently with the execution and delivery of this Agreement, SPAC, the Company, Pubco and Merger Sub amended and restated the Amended Original Merger Agreement by entering into the Amended and Restated Agreement and Plan of Merger (as may be further amended or modified from time to time, the “Merger Agreement”);

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, in connection with the Transactions, the Unitholders entered into that certain Company Member Support Agreement, dated as of the Original Effective Date (the “Original Support Agreement”), with the Company, Pubco and SPAC;

WHEREAS, contemporaneously with the execution and delivery of the Merger Agreement, in connection with the Transactions, the Unitholders, the Company, Pubco and SPAC desire to amend the Original Support Agreement by entering into this Agreement;

WHEREAS, as of the date hereof, each Unitholder is the record and “beneficial owner” (as such term is used herein, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of, and is entitled to dispose of and vote, the number of Company Units set forth opposite such Unitholder’s name on Schedule 1 of this Agreement (collectively, with respect to each Unitholder, such Unitholder’s “Owned Units”; and such Owned Units, together with (1) any additional Company Units (or any securities convertible into or exercisable or exchangeable for Company Units) in which such Unitholder acquires record and beneficial ownership after the date hereof, including by purchase, as a result of a unit dividend, unit split, recapitalization, combination, reclassification, exchange or change of such units, or upon exercise or conversion of any securities and (2) any additional Company Units with respect to which such Unitholder has the right to vote through a proxy, the “Covered Units”); and

WHEREAS, as a condition and inducement to the willingness of SPAC and Pubco to enter into the Merger Agreement, the Company and the Unitholders are entering into this Agreement.

Annex E-1

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC, Pubco, the Company and each Unitholder hereby agree as follows:

1.           Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, the Unitholder, solely in his, her or its capacity as a unitholder or proxy holder of the Company, irrevocably and unconditionally agrees, and agrees to cause any other holder of record of any of the Unitholder’s Covered Units, to validly execute and deliver to the Company in respect of all of the Unitholder’s Covered Units, on (or effective as of) the third (3rd) Business Day following the date that the Consent Solicitation Statement is disseminated to the Company’s unitholders, a written consent in respect of all of the Unitholder’s Covered Units approving the Acquisition Merger, the Merger Agreement, the other transactions contemplated thereby and any other matters necessary or reasonably requested by the Company for consummation of the Acquisition Merger and the other transactions contemplated by the Merger Agreement. In addition, prior to the Termination Date (as defined herein), the Unitholder, in his, her or its capacity as a unitholder or proxy holder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the unitholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of unitholders of the Company, such Unitholder shall, and shall cause any other holder of record of any of such Unitholder’s Covered Units to:

(a)     when such meeting is held, appear at such meeting or otherwise cause the Unitholder’s Covered Units to be counted as present thereat for the purpose of establishing a quorum;

(b)    vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Unitholder’s Covered Units owned as of the record date for such meeting (or the date that any written consent is executed by such Unitholder) in favor of the Acquisition Merger, the adoption of the Merger Agreement, the adoption of the A&R Articles of Organization, the adoption of the A&R Operating Agreement, and any other matters necessary or reasonably requested by the Company for consummation of the Acquisition Merger and the other transactions contemplated by the Merger Agreement;

(c)     in any other circumstances upon which a consent or other approval is required under the Company Organizational Documents or otherwise sought with respect to the Merger Agreement or the other transactions contemplated by the Merger Agreement in furtherance of the Unitholder’s obligations set forth in this Agreement, vote, consent or approve (or cause to be voted, consented or approved) all of such Unitholder’s Covered Units held at such time in favor thereof;

(d)    vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of such Unitholder’s Covered Units against (i) any Acquisition Proposal and (ii) any other action that would reasonably be expected to (w) impede, interfere with, delay, frustrate, prevent, postpone or adversely affect the Acquisition Merger or any of the other transactions contemplated by the Merger Agreement, (x) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Unitholder contained in this Agreement or (z) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled.

2.           Closing Date Deliverables. On the Acquisition Merger Closing Date, each Unitholder shall deliver to SPAC and the Company a duly executed copy of (a) the Registration Rights Agreement and (b) the A&R Operating Agreement.

3.           No Inconsistent Agreements. Each Unitholder hereby covenants and agrees that such Unitholder shall not (i) enter into any voting agreement or voting trust with respect to any of such Unitholder’s Covered Units that is inconsistent with such Unitholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Unitholder’s Covered Units that is inconsistent with such Unitholder’s obligations pursuant to this Agreement, (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, (iv) take or permit to take any other action that would in any way interfere with, or prohibit or prevent it from satisfying, its obligations pursuant

Annex E-2

to this Agreement or (v) knowingly approve or consent to any of the foregoing. Any action taken in violation of the foregoing sentence shall be null and void and the Unitholder agrees that any such prohibited action may and shall be enjoined.

4.           Termination. This Agreement shall terminate upon the earliest of (i) the Acquisition Merger Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company, SPAC, Pubco and the Unitholder (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”) and the representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement; provided, that the provisions set forth in Sections 11 through 22 shall survive the termination of this Agreement.

5.           Representations and Warranties of the Unitholders. Each Unitholder hereby represents and warrants (severally, and not jointly, as to itself only) to the SPAC as follows:

(a)     Such Unitholder is the sole beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to or has a valid proxy to vote such Unitholder’s Covered Units, free and clear of any Liens (other than as created by this Agreement). As of the date hereof, other than the Owned Units set forth opposite such Unitholder’s name on Schedule 1, such Unitholder does not own beneficially or of record any Company Units (or any securities convertible into Company Units) or any interest therein.

(b)    Such Unitholder, in each case except as provided in this Agreement or the Company Organizational Documents, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Unitholder’s Covered Units, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Unitholder’s Covered Units that is inconsistent with such Unitholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Unitholder’s Covered Units that is inconsistent with such Unitholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(c)     Such Unitholder affirms that (i) if the Unitholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transaction contemplated hereby, and (ii) if the Unitholder is not a natural person, (A) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Unitholder and, subject to the due execution and delivery of this Agreement by each other Party hereto, constitutes a legally valid and binding agreement of such Unitholder enforceable against the Unitholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws or other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(d)    Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Unitholder from, or to be given by such Unitholder to, or be made by such Unitholder with, any Governmental Authority in connection with the execution, delivery and performance by such Unitholder of this Agreement, the consummation of the transactions contemplated hereby or the Acquisition Merger or the other transactions contemplated by the Merger Agreement.

(e)     The execution, delivery and performance of this Agreement by such Unitholder does not, and the consummation of the transactions contemplated hereby and the Acquisition Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the organizational documents of such Unitholder (if such Unitholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under,

Annex E-3

the loss of any benefit under, the creation, modification, cancellation or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Unitholder pursuant to any Contract binding upon such Unitholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which such Unitholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Unitholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair such Unitholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Acquisition Merger or the other transactions contemplated by the Merger Agreement.

(f)     As of the date of this Agreement, there is no action, proceeding or investigation pending against such Unitholder or, to the knowledge of such Unitholder, threatened against such Unitholder that, in any manner, questions the beneficial or record ownership of the Unitholder’s Covered Units or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Unitholder of its obligations under this Agreement.

(g)    The Unitholder is a sophisticated unitholder and has adequate information concerning the business and financial condition of SPAC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently, based on such information as the Unitholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Unitholder acknowledges that SPAC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Unitholder acknowledges that the agreements contained herein with respect to the Covered Units held by the Unitholder are irrevocable.

(h)    Such Unitholder understands and acknowledges that SPAC is entering into the Merger Agreement in reliance upon such Unitholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Unitholder contained herein.

(i)     No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which SPAC or the Company is or could be liable in connection with the Merger Agreement or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Unitholder in his, her or its capacity as a unitholder or, to the knowledge of such Unitholder, on behalf of such Unitholder in his, her or its capacity as a unitholder.

6.           Certain Covenants of the Unitholders. Except in accordance with the terms of this Agreement, each Unitholder hereby covenants and agrees as follows:

(a)     No Solicitation. The Unitholder shall not, and, to the extent applicable shall cause its Subsidiaries and Affiliates not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Unitholder also agrees that it shall, and shall cause each of its Subsidiaries and Affiliates to, and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal and shall terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Unitholder shall promptly (and in any event within one (1) Business Day) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the Original Effective Date that

Annex E-4

constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). The Unitholder shall promptly (and in any event within one (1) Business Day) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Unitholder, its Subsidiaries or their respective Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6(a) by any of the Unitholder’s Subsidiaries or Affiliates, or any of the Unitholder’s or its Subsidiaries’ (or its and their respective Affiliates’) respective Representatives acting on the Unitholder’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6(a) by the Unitholder.

(b)    Each Unitholder hereby agrees, prior to the Termination Date, not to (except in each case in connection with the transactions contemplated in the Merger Agreement), (i) directly or indirectly, (a) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or (b) enter into any Contract or option with respect to the Transfer of, any of such Unitholder’s Covered Units, or (ii) publicly announce any intention to effect any transaction specified in clauses (a) or (b), or (iii) take any action that would make any representation or warranty of such Unitholder contained herein untrue or incorrect or have the effect of preventing or disabling such Unitholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of the Unitholder or to another Unitholder of the Company that becomes a party to this Agreement and bound by the terms and obligations hereof (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to SPAC, to assume all of the obligations of the Unitholder under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve the Unitholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(b) with respect to the Unitholder’s Covered Units shall be null and void.

(c)     From the Original Effective Date until the earlier of the Acquisition Merger Closing or the termination of the Merger Agreement in accordance with its terms, the Unitholders shall not engage in any transactions involving the securities of the SPAC.

(d)    Each Unitholder covenants and agrees to execute and deliver the A&R Operating Agreement on the Acquisition Merger Closing Date.

(e)     Each Unitholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

7.           Further Assurances. From time to time, at SPAC’s request and without further consideration, each Unitholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by the Merger Agreement and this Agreement; provided that the foregoing obligation shall not require such Unitholder to forfeit any economic rights (other than as expressly provided therein or herein), grant any concession, or incur monetary liability (other than reasonable transaction expenses).

8.           Changes in Capital Stock. In the event (i) of a unit split, unit dividend or distribution, or any change in Company Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, (ii) the Unitholder purchases or otherwise acquires beneficial ownership of any Company Units or (iii) the Unitholder acquires the right to vote or share in the voting of any Company Units, the terms “Owned Units” and “Covered Units” shall be deemed to refer to and include such units as well as all such unit dividends and distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

Annex E-5

9.           Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by SPAC, Pubco, the Company and the applicable Unitholder.

10.         Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

11.         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties hereto at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 12):

if to the Unitholder, to the address or email address set forth opposite such Unitholder’s name on Schedule 1, or in the absence of such address or email address being set forth on Schedule 1, the address (including email) set forth in the Company’s books and records.

if to the Company or Pubco, to it at:

6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835
Attn:	Scott Demerau
Cecil D. Magpuri
Email:	[***]

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn:	Matthew Kautz
James Hu
Email:	[***]
[***]

if to SPAC, to it at:

109 Old Branchville Road
Ridgefield, CT 06877
Attn:	Doug Jacob
Garrett Schreiber
Email:	[***]
[***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn:	Stefan G. dePozsgay
Evan M. D’Amico
Andrew Fabens
Email:	[***]
[***]
[***]

Annex E-6

12.         No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in SPAC any direct or indirect ownership or incidence of ownership of or with respect to the Covered Units of the Unitholder. All rights, ownership and economic benefits of and relating to the Covered Units of the Unitholder shall remain vested in and belong to the Unitholder, and SPAC shall have no authority to direct the Unitholder in the voting or disposition of any of the Unitholder’s Covered Units, except as otherwise provided herein.

13.         Entire Agreement; Time of Effectiveness. This Agreement, the Merger Agreement and the other Ancillary Agreements and the agreements referenced herein and therein constitute the entire agreement of the parties hereto in respect of the subject matter hereof and thereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby or thereby.

14.         No Third-Party Beneficiaries. The Unitholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of SPAC in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

15.         Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)   This Agreement, and all claims or causes of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)   Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby (whether in contract, tort or otherwise), shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 15. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

16.         Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto. Any attempted assignment in violation of the terms of this Section 16 shall be null and void, ab initio. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

17.         Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 17, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable

Annex E-7

relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 17 shall not be required to provide any bond or other security in connection with any such injunction.

18.         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

19.         Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

20.         Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

21.         Capacity as a Unitholder or Proxy holder. Notwithstanding anything herein to the contrary, the Unitholder or proxy holder signs this Agreement solely in the Unitholder’s or Proxy holder’s capacity as a unitholder or proxy holder of the Company, and not in any other capacity and this Agreement shall not limit, prevent or otherwise affect the actions of the Unitholder, proxy holder or any Affiliate, employee or designee of the Unitholder or proxyholder, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company (or any Subsidiary of the Company) or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of the Company or any Subsidiary of the Company. No Unitholder shall be liable or responsible for any breach, default, or violation of any representation, warranty, covenant or agreement by any other Unitholder that is also a Party hereto and each Unitholder shall solely be required to perform its obligations hereunder in its individual capacity.

[The remainder of this page is intentionally left blank.]

Annex E-8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SPAC:
FAST ACQUISITION CORP. II
By:	/s/ Garrett Schreiber
Name: Garrett Schreiber
Title: CFO

[Signature Page to Amended and Restated Company Members Support Agreement]

Annex E-9

PUBCO:
FALCON’S BEYOND GLOBAL, INC.
By:	/s/ L. Scott Demerau
Name: L. Scott Demerau
Title: Executive Chairman

[Signature Page to Amended and Restated Company Members Support Agreement]

Annex E-10

COMPANY:
FALCON’S BEYOND GLOBAL, LLC
By:	/s/ L. Scott Demerau
Name: L. Scott Demerau
Title: Executive Chairman

[Signature Page to Amended and Restated Company Members Support Agreement]

Annex E-11

UNITHOLDER:
INFINITE ACQUISITIONS LLLP , a Nevada Limited Liability Partnership
By:	Erudite Cria, Inc., a Delaware Corporation
/s/ Lucas Demerau
By:	Lucas Demerau
Its:	Chairman

[Signature Page to Amended and Restated Company Members Support Agreement]

Annex E-12

UNITHOLDER:
KATMANDU VENTURES, LLC
/s/ Nathan Markey
Name: Nathan Markey
Title: Managing Member

[Signature Page to Amended and Restated Company Members Support Agreement]

Annex E-13

UNITHOLDER:
CILMAR VENTURES, LLC SERIES A
By:	/s/ Cecil De Los Reyes Magpuri
Name: Cecil De Los Reyes Magpuri
Title: Manager
By:	/s/ Marty Mathers Magpuri
Name: Marty Mathers Magpuri
Title: Manager

[Signature Page to Amended and Restated Company Members Support Agreement]

Annex E-14

Schedule 1

[***]

Annex E-15

Annex F

TAX RECEIVABLE AGREEMENT

by and among

FALCON’S BEYOND GLOBAL, INC.

FALCON’S BEYOND GLOBAL, LLC

THE TRA HOLDER REPRESENTATIVE (as defined herein),

the several TRA HOLDERS (as defined herein)

and

OTHER TRA HOLDERS
FROM TIME TO TIME PARTY HERETO

Dated as of [    ]

Annex F-i

Exhibits
Exhibit A – Form of Joinder Agreement

Annex F-ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [•], is entered into by and among Falcon’s Beyond Global, Inc., a Delaware corporation, formerly known as Palm Holdco, Inc. (the “Corporation”), Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “LLC”), the TRA Holder Representative (as defined below), and each of the Exchange TRA Holders (as defined below) from time to time made party hereto (collectively, the “TRA Holders”).

RECITALS

WHEREAS, the LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of the LLC other than the Corporation (such members who are parties hereto), and their respective assignees who become parties hereto by satisfying the Joinder Requirement, directly or indirectly owns limited liability company interests in the LLC (the “Units”);

WHEREAS, pursuant to that certain Amended and Restated Agreement and Plan of Merger by and among the LLC, the Corporation, Palm Merger Sub, LLC, a Delaware limited liability company, and the other parties thereto, the Corporation, among other things, became a Member and, pursuant to the LLC Agreement, the Manager of the LLC (in each case as such term is defined in the LLC Agreement) (such agreement the “Transaction Agreement,” and the foregoing transactions, the “Business Combination”);

WHEREAS, in connection with the Business Combination, the LLC will revalue its property for U.S. federal income tax purposes (and any corresponding U.S. state or local tax purposes) pursuant to Section 1.704-1 of the Treasury Regulations;

WHEREAS, pursuant to and subject to the terms of the LLC Agreement, from time to time, each holder of Units (other than the Corporation) has the right to require the LLC to redeem (a “Redemption”) all or a portion of such holder’s Units for cash or, at the Corporation’s election, Class A common stock, par value $[•] per share, of the Corporation (“Class A Common Stock”), in either case contributed to the LLC by the Corporation; provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a Direct Exchange (as defined below) of such cash or shares of Class A Common Stock for such Units (holders with Units subject to a Redemption or Direct Exchange, the “Exchange TRA Holders”);

WHEREAS, the LLC and any direct or indirect subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a partnership for U.S. federal income tax purposes (together with the LLC and any direct or indirect subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a disregarded entity for U.S. federal income tax purposes, the “LLC Group”) will, to the extent such direct or indirect subsidiary is treated as a partnership for U.S. federal income tax purposes and the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return, have in effect an election under Section 754 of the Code (as defined below) for the Taxable Year (as defined below) in which any Exchange (as defined below) occurs, which election should result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by the LLC Group as of the date of the Exchange; and

WHEREAS, the parties to this Agreement desire to provide for certain payments to the TRA Holders and make certain arrangements with respect to certain tax benefits to be derived by the Corporation as a result of the Business Combination or any Exchanges and the making of payments under this Agreement.

Annex F-1

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Advisory Firm” means any accounting firm that is nationally recognized as being an expert in Covered Tax matters and is not an Affiliate of the Corporation, provided that such Advisory Firm that is used by the Corporation shall be selected by the Corporation and be reasonably acceptable to the TRA Holder Representative.

“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the liability of the Corporation for Covered Taxes (a) as reflected on the relevant Tax Returns of the Corporation filed for such Taxable Year or (b) if applicable, determined in accordance with a Determination; provided, that for purposes determining the Actual Tax Liability, (x) the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal or non-U.S. Covered Taxes) shall be the Assumed State and Local Tax Rate, (y) the calculation of the Actual Tax Liability shall take into account, in lieu of the actual U.S. federal income tax benefit realized by the Corporation with respect to state and local jurisdiction income and franchise taxes, the U.S. federal income tax benefit realizable by the Corporation with respect to state and local jurisdiction income and franchise taxes determined using the Corporation’s actual U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income or franchise taxes of the Corporation, in each case, for the relevant Taxable Year and (z) all other relevant principles of this Agreement shall apply.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means SOFR plus 200 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.4(b) of this Agreement.

“Assumed State and Local Tax Rate” means, with respect to any Taxable Year, a tax rate equal to the sum of the products of (x) the Corporation’s income and franchise tax apportionment factor for each state and local jurisdiction in which the Corporation files income or franchise tax returns for such Taxable Year, in each case, as shown on the relevant Tax Return filed by the Corporation and (y) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which the Corporation files income or franchise tax returns for such Taxable Year. Notwithstanding the foregoing, on or prior to the first day of any relevant Taxable Year, the Corporation and the TRA Holder Representative may agree on an Assumed State and Local Tax Rate that will be used for the relevant Taxable Year, which rate shall be based on good faith estimates of expected apportionment rates for such Taxable Year and on the Tax rates in effect in relevant jurisdictions as of the first day of the relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Bankruptcy Code” is defined in Section 4.1(c) of this Agreement.

“Basis Adjustment” means the increase or decrease to the tax basis of the Corporation’s share of the tax basis of the Reference Assets (i) under Sections 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, the LLC remains in existence as an entity treated as a partnership for U.S. federal income tax purposes) and (ii) under Sections 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), in each case,

Annex F-2

as a result of any Exchange and any payments made under this Agreement. As relevant, Basis Adjustments are to be calculated pursuant to Treasury Regulations Section 1.743-1. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred and further, payments under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

“Basis Schedule” is defined in Section 2.2 of this Agreement.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i) voting power, which includes the power to vote, or to direct the voting of, such security and/or

(ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of the Corporation.

“Breach” is defined in Section 4.1(c) of this Agreement.

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Date” means the closing of the Business Combination.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the date of this Agreement, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity 50% or more of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition;

(iii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation, or if the surviving company is a Subsidiary, the ultimate parent thereof; or (iv) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the date of this Agreement or any new director whose appointment or election to the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iv).

Annex F-3

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Class A Common Stock” is defined in the recitals to this Agreement.

“Class B Common Stock” means the Class B common stock, par value $[•] per share, of the Corporation.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the TRA Holder Representative, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the TRA Holder Representative.

“Covered Person” is defined in Section 7.16 of this Agreement.

“Covered Tax Benefit” is defined in Section 3.3(a) of this Agreement.

“Covered Taxes” means any and all U.S. federal, state, local, and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related thereto.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means SOFR plus 500 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(viii) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state or local or non-U.S. tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

“Direct Exchange” means any exchange or deemed exchange of Units for cash or shares of Class A Common Stock between the Corporation and a holder of Units pursuant to the LLC Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means the lesser of (i) 6.50% and (ii) SOFR plus 100 basis points.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Estimated Tax Benefit Payment” is defined in Section 3.4 of this Agreement.

Annex F-4

“Exchange” means any Direct Exchange or Redemption.

“Exchange Date” means the date of any Exchange.

“Exchange TRA Holders” is defined in the recitals to this Agreement.

“Expert” is defined in Section 7.9 of this Agreement.

“Final Payment Date” means, with respect to any payment required to be made pursuant to this Agreement, the last date on which such payment may be made within the applicable time period prescribed for such payment under this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“franchise tax” as used in this agreement shall mean franchise taxes based on or measured with respect to net income or profits and franchise taxes imposed in lieu of income Taxes (including any tax in the nature of minimum taxes, tax preference items and alternative minimum taxes).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in calculating the actual liability of the Corporation for Covered Taxes with respect to the relevant Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Corporation’s proportionate share of the Non-Adjusted Tax Basis as reflected on the applicable Basis Schedule, including amendments thereto, for the Taxable Year and (ii) excluding any deduction attributable to Imputed Interest for the Taxable Year; provided, that for purposes determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal or non-U.S. Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, (A) the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item attributable to any of the items described in clauses (i) and (ii) of the previous sentence, and, for the avoidance of doubt, Imputed Interest or Basis Adjustments (or portions thereof) and (B) the calculation of the Hypothetical Tax Liability shall take into account any U.S. federal income tax benefit realizable by the Corporation with respect to state and local jurisdiction income and franchise taxes (with such benefit determined by taking into account the Corporation’s marginal U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income or franchise taxes of the Corporation, in each case, for the relevant Taxable Year).

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“Involved Parties” is defined in Section 7.8(b) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

“LLC” is defined in the preamble to this Agreement.

“LLC Agreement” means that certain Amended and Restated Operating Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Group” is defined in the recitals to this Agreement.

“Market Value” shall mean the Common Unit Redemption Price, as defined in the LLC Agreement, determined as of the Early Termination Effective Date (treating such Early Termination Effective Date as a Redemption Date, as defined in the LLC Agreement).

Annex F-5

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means with respect to any Reference Asset at any time the tax basis for purposes of U.S. federal income tax law that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” is defined in Section 2.4(a)(i) of this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Permitted TRA Holder” is defined in Section 7.6(a) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a TRA Holder) (i) that occurs after the Business Combination but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(vi) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.4(a) of this Agreement.

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the LLC Group or any of their respective successors or assigns, whether held directly by the LLC or indirectly by the LLC through any entity in which the LLC now holds or may subsequently hold an ownership interest (but only if such entity is treated as a partnership or disregarded entity for U.S. federal income tax purposes and for purposes of state or local income tax law, and with respect to any such entity that is indirectly held by the LLC, such entity is held through one or more entities treated as a partnership or disregarded entity for U.S. federal, state and local income tax purposes), at the time of an Exchange or other applicable transaction. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.3(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules or other attachments thereto), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

Annex F-6

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Business Combination Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2(i) of this Agreement.

“TRA Holders” is defined in the preamble to this Agreement.

“TRA Holder Representative” means the Person selected by the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the date of this Agreement, and any successor TRA Holder Representative that may be appointed pursuant to Section 7.16 of this Agreement.

“Transaction Agreement” is defined in the recitals to this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4 of this Agreement.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, taking into account clause (4) below;

(2) (i) the U.S. federal income and non-U.S. tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other applicable law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, and (ii) the combined U.S. state and local income and franchise tax rates (but not, for the avoidance of doubt, U.S. federal income or non-U.S. tax rates) for each such Taxable Year shall be the Assumed State and Local Tax Rate for the Taxable Year that includes the Early Termination Effective Date;

(3) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, the combined tax rate for U.S. state and local income taxes (but not, for the avoidance of doubt, U.S. federal income or non-U.S. taxes) shall be the Assumed State and Local Tax Rate, and, for the avoidance of doubt, the applicable calculations shall take into account any U.S. federal income tax benefit realizable by the Corporation with respect to state and local jurisdiction income and franchise taxes (with such benefit taking into account the Corporation’s applicable marginal U.S. federal income tax rate as determined in this clause (3), the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income and franchise taxes);

(4) any loss or disallowed interest or other loss carryovers or carryforwards generated by any Basis Adjustments or Imputed Interest (including any such Basis Adjustments, and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Effective Date, or up through their scheduled expiration under applicable law (if earlier); provided that in any year in which the Corporation is unable to use the full amount of a net operating loss because of Sections 382,

Annex F-7

383, or 384 of the Code (or any successor provision or other similar limitation under applicable law) that it otherwise would be deemed to use, the amount deemed to be used for purposes of this paragraph shall equal the amount permitted to be used in such year under Sections 382, 383, or 384 of the Code, or any successor provision or similar limitation;

(5) any non-amortizable or non-depreciable assets will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment (or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date) and (ii) the fifteenth anniversary of the Early Termination Effective Date; provided, that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than the applicable fifteenth (15th) anniversary);

(6) if, on the Early Termination Effective Date, any TRA Holder has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the Market Value, and such TRA Holder shall be deemed to receive the amount of cash (or Class A Common stock) such TRA Holder would have been entitled to have such Units actually been Exchanged on the Early Termination Effective Date; and

(8) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed under applicable law as of the Early Termination Effective Date excluding any extensions.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit”, “Annex”, “clause” or “subclause” refer to the specified Article, Section, Schedule, Exhibit, Annex, clause or subclause of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(b) Unless the context of this Agreement otherwise requires, references to agreements (including the LLC Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes (including the Code and the Treasury Regulations) shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(g) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

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ARTICLE II.
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; LLC 754 Election; Revaluation.

(a) Basis Adjustments. The Parties acknowledge and agree to treat (A) to the fullest extent permitted by law each Direct Exchange as giving rise to Basis Adjustments and (B) to the fullest extent permitted by law each Redemption using cash or Class A Common Stock contributed to the LLC by the Corporation as a direct purchase of Units by the Corporation from the applicable Exchange TRA Holder pursuant to Section 707(a)(2)(B) of the Code as giving rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest pursuant to the Code.

(b) Section 754 Election. The Corporation shall ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the LLC and each other member of the LLC Group that is treated as a partnership for U.S. federal income tax purposes (and for which the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return) will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year, in each case, to the extent that such election would result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by the LLC Group as of the date of the relevant Exchange.

Section 2.2 Basis Schedules. Within one hundred twenty (120) days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Holder Representative a schedule developed in consultation with the Advisory Firm (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, and (c) the Non-Adjusted Tax Basis with respect to the Reference Assets described in clause (a) as of each relevant Exchange. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

Section 2.3 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within one hundred twenty (120) days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year ending after the date of the first Exchange, the Corporation shall provide to the TRA Holder Representative either (i) a schedule developed in consultation with the Advisory Firm showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment, and components thereof, for such Taxable Year (a “Tax Benefit Schedule”) or, (ii) if there is no Realized Tax Benefit or Realized Tax Detriment for that Taxable Year, notice to that effect. The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.4(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.4(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability of the Corporation for Covered Taxes for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, as determined using a “with and without” methodology. Carryovers, carryforwards, or carrybacks, of any tax item attributable to any Basis Adjustment or Imputed Interest or any other tax item in respect thereof shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local or non-U.S. tax law, as applicable, governing the use, limitation, and expiration of carryovers, carryforwards, carrybacks, or other tax items of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Basis Adjustments or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (calculated by taking into account the provisions of Section 3.3(a) to the extent applicable); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree to treat (x) all Tax Benefit Payments (other than Imputed Interest) solely to the extent attributable to an Exchange and to the extent permitted by applicable law (A) as subsequent upward purchase price adjustments that give rise to further Basis Adjustments in respect of an applicable Exchange and (B) have the effect of creating additional Basis Adjustments arising in the Taxable Year in which the applicable Tax Benefit Payment is made and (y) as a result,

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to the extent permitted by applicable law, any additional Basis Adjustments arising from such a Tax Benefit Payment shall be treated as giving rise to a Basis Adjustment in the Taxable Year in which the Tax Benefit Payment is made on an iterative basis continuing until any incremental Basis Adjustment is immaterial as reasonably determined by the TRA Holder Representative and the Corporation in good faith and in consultation with the Advisory Firm.

Section 2.4 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers an applicable Schedule to the TRA Holder Representative, under this Agreement, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also: (x) deliver to the TRA Holder Representative supporting schedules and work papers from an Advisory Firm, a Corporation Letter, and any additional materials reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm in connection with its review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holder Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporation for Covered Taxes (the “with” calculation) and the Hypothetical Tax Liability of the Corporation (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations for such Taxable Year. An applicable Schedule or amendment thereto shall become final and binding on the Parties thirty (30) days from the date on which the TRA Holder Representative first receives the applicable Schedule or amendment thereto unless:

(i) the TRA Holder Representative within thirty (30) days after receiving the applicable Schedule or amendment thereto, or any TRA Holder impacted by the applicable Schedule or amendment thereto, provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Holder Representative or TRA Holder’s material objection (an “Objection Notice”) or

(ii) the TRA Holder Representative provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the TRA Representative is received by the Corporation.

In the event that the TRA Holder Representative or any TRA Holder timely delivers an Objection Notice pursuant to clause (i) above, and if the Corporation and the TRA Holder Representative or applicable TRA Holder(s), for any reason, are unable to successfully resolve the issues raised in the Objection Notice through good faith discussions within thirty (30) days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Holder Representative or applicable TRA Holders shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Holder Representative; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”); provided for the avoidance of doubt, however, that such a change under clause (i) shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the TRA Holder Representative (A) within one hundred twenty (120) days after the occurrence of an event described in clauses (i) through (v) and (B) together with the delivery of the Tax Benefit Schedule for the year following the occurrence of an event described in clause (vi), and, in each case, the delivery and finalization of any such Amended Schedule shall, for the avoidance of doubt, be subject to the procedures described in Section 2.4(a).

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ARTICLE III.
TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Except as provided in Section 3.4, and subject to Section 3.2 and Section 3.3, within five (5) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to the TRA Holder Representative pursuant to Section 2.3(a) of this Agreement becomes final in accordance with Section 2.4(a) (or, if applicable, Section 7.9) of this Agreement, the Corporation shall pay to each relevant TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Holder. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder. For the avoidance of doubt, (i) no Tax Benefit Payment shall be required to be made in respect of estimated tax payments, including, without limitation, any optional Estimated Tax Benefit Payments that the Corporation may be permitted to make in accordance with Section 3.4 of this Agreement, and (ii) without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, the TRA Holders shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment). Notwithstanding anything to the contrary, in no event will the aggregate of the portions of the Tax Benefit Payment that are payable to the TRA Holders pursuant to this Section 3.1(a) exceed 100% of the Tax Benefit Payment.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Holder means an amount, not less than zero, equal to the sum of: (i) the portion of the Net Tax Benefit that is Attributable to such TRA Holder (including Imputed Interest, if any, calculated in respect of such amount); and (ii) the Actual Interest Amount and any Default Rate Interest, if applicable, with respect to the Net Tax Benefit described in (i).

(i) Attributable. A Net Tax Benefit is “Attributable” to an Exchange TRA Holder to the extent that it is derived from any Basis Adjustment or Imputed Interest, that is attributable to such Exchange TRA Holder (whether through an Exchange or otherwise).

(ii) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such TRA Holder.

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same periods. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. The computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of (a) the Hypothetical Tax Liability over (b) the Actual Tax Liability for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the Actual Tax Liability shall take into account any U.S. federal income tax benefit, if any, deemed received (taking into account the applicable assumptions hereunder) by the Corporation with respect to state and local jurisdiction

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income and franchise taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes, in each case, for the relevant Taxable Year). If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such Tax liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of (a) the Actual Tax Liability for such Taxable Year over (b) the Hypothetical Tax Liability for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and Actual Tax Liability, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the Actual Tax Liability shall take into account any U.S. federal income tax benefit, if any, deemed received (taking into account the applicable assumptions hereunder) by the Corporation with respect to state and local jurisdiction income and franchise taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income and franchise taxes, in each case, for the relevant Taxable Year). If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The Parties acknowledge that the principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local tax law, may, as applicable, apply to cause a portion of any payments by the Corporation to a TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest, if any, as determined with respect to any payments made by the Corporation to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

(vii) Actual Interest Amount. Subject to Section 3.4, the “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year, will equal an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(viii) Default Rate Interest. In accordance with Section 5.2, in the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of any “Default Rate Interest” calculated and payable in accordance with Section 5.2 in respect of the Tax Benefit Payment (including previously accrued Imputed Interest and Actual Interest Amounts) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such TRA Holder.

(ix) The Corporation and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by any TRA Holder, if such TRA Holder notifies the Corporation in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Exchange, the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

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Section 3.3 Pro-Ration of Payments as Between the TRA Holders.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential depreciation, amortization or other tax benefit in respect of the Basis Adjustments, Imputed Interest, Actual Interest Amounts, and Default Rate Interest for purposes of determining the Corporation’s liability for Covered Taxes (the “Covered Tax Benefit”) is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income, then the available Covered Tax Benefit for the Corporation shall be allocated among the TRA Holders in proportion to the respective Tax Benefit Payments that would have been payable if the Corporation had in fact had sufficient taxable income and there had been no such limitation. As an illustration of the intended operation of this Section 3.3(a), if the Corporation had $200 of aggregate potential Covered Tax Benefits in a particular Taxable Year (with $50 of such Covered Tax Benefits being attributable to TRA Holder 1 and $150 of such Covered Tax Benefits being attributable to TRA Holder 2), such that TRA Holder 1 would have potentially been entitled to a Tax Benefit Payment of $10.62 and TRA Holder 2 would have been entitled to a Tax Benefit Payment of $31.87 if the Corporation had $200 of actual taxable income (assuming for purposes of this illustration a 25% tax rate), and if the Corporation in fact (for purposes of this illustration) only had $100 of Covered Tax Benefits in such Taxable Year, then $25 of the aggregate $100 actual Covered Tax Benefit for the Corporation for such Taxable Year would be allocated to TRA Holder 1 and $75 of the aggregate $100 actual Covered Tax benefit for the Corporation would be allocated to TRA Holder 2, such that TRA Holder 1 would receive a Tax Benefit Payment of $5.31 and TRA Holder 2 would receive a Tax Benefit Payment of $15.94.

(b) Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each TRA Holder pro rata in proportion to the amount of such Tax Benefit Payments, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Holders in respect of all prior Taxable Years have been made in full. Notwithstanding the preceding sentence, for the avoidance of doubt, the Default Rate shall not apply (and the Agreed Rate shall apply) in such certain circumstances described in second to last sentence of Section 4.1(c) and Section 5.2.

Section 3.4 Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to each TRA Holder pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any TRA Holder, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the TRA Holders in respect of any reasonably anticipated amounts to be owed with respect to a Taxable Year to the TRA Holders pursuant to Section 3.1 of this Agreement (any such estimated payment referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a TRA Holder pursuant to this Section 3.4 is matched by a proportionately equal Estimated Tax Benefit Payment to all other TRA Holders then entitled to a Tax Benefit Payment. Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the TRA Holders and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the TRA Holders pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Actual Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.4. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Actual Interest Amount, if any, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.4, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the TRA Holders along with an appropriate Actual Interest Amount (and any Default Rate Interest, if applicable) in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment to a TRA Holder for a Taxable Year exceeds the finally determined Tax Benefit Payment to the TRA Holder for such Taxable Year, such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments the Corporation may elect to make pursuant to this Section 3.4, if any) to be paid by the Corporation to such

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TRA Holder. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the TRA Holders pursuant to Section 3.1, the Parties intend to treat the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange in part as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made (exclusive of any amounts treated as Imputed Interest); provided that any additional Basis Adjustments arising from an Estimated Tax Benefit Payment will be determined on an iterative basis continuing until any incremental Basis Adjustment is immaterial as determined by the TRA Holder Representative and the Corporation in good faith and in consultation with the Advisory Firm.

Section 3.5 Overpayments. To the extent the Corporation makes any Tax Benefit Payment to a TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this Agreement, then such excess shall be applied to reduce the amount of any subsequent Tax Benefit Payments (including optional Estimated Tax Benefit Payments that may be made pursuant to Section 3.4 of this Agreement, if any) to be paid by the Corporation to such TRA Holder and such TRA Holder shall not receive any further Tax Benefit Payments (including optional Estimated Tax Benefit Payments under Section 3.4 of this Agreement, if any) until such TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Corporation to the relevant TRA Holders on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates for purposes of determining the Actual Interest Amount to which such relevant TRA Holders shall be entitled. For the avoidance of doubt, the TRA Holders shall not be required to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

ARTICLE IV.
TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. The Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the TRA Holders pursuant to this Agreement by paying to the TRA Holders the Early Termination Payments; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made to all TRA Holders that are entitled to such a payment, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payments, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice and that remain unpaid as of the payment of the Early Termination Payments (which Tax Benefit Payments shall not be included in the Early Termination Payments); and (ii) current Tax Benefit Payments due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payments or is included in clause (i)) that remain unpaid as of the payment of the Early Termination Payments.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Holder Representative shall be entitled to, at the option of the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders upon such Change of Control and by written notice to the Corporation, cause the acceleration of all unpaid payment obligations of the Corporation hereunder as calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, without duplication, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by the Corporation and the TRA Holders as due and payable but unpaid as of the Early Termination Notice (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment

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of the Early Termination Payments, and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control unpaid as of the Early Termination Notice (except to the extent that any amounts described in clause (iii) are included in the Early Termination Payments or are included in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. For the avoidance of doubt, Section 4.2 and Section 4.3 shall apply to a Change of Control, mutadis mutandis.

(c) Acceleration Upon Breach of Agreement. In the event that the Corporation (1) materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise or (2)(A) commences any case, proceeding or other action (I) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (II) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) has commenced against it any case, proceeding or other action of the nature referred to in the foregoing clause (2)(A) that remains undismissed or undischarged for a period of sixty (60) days (such breach, rejection or commencement as described in the foregoing clauses (1) or (2), a “Breach”), then, the TRA Holder Representative shall be entitled to, at the option of the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders upon such Breach, cause all obligations of the Corporation hereunder to be accelerated and become immediately due and payable upon notice of acceleration from the TRA Holder Representative (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute or any other event described in clause (2) above, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute or any other event described in clause (2) above, on the date of such Breach) and shall include, but not be limited to: (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments; and (iii) any current Tax Benefit Payments due for the Taxable Year ending with or including the date of such acceleration (except to the extent included in the Early Termination Payments or in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of a material obligation, the TRA Holder Representative and each TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking or otherwise obtaining an acceleration of amounts payable under this Agreement pursuant to this Section 4.1(c). For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within ninety (90) days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within ninety (90) days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment within ninety (90) days of the relevant Final Payment Date to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments after taking commercially reasonable actions or would become insolvent as a result of making such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and further provided that such payment obligation shall nonetheless accrue for the benefit of the TRA Holders and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment. For the avoidance of doubt, a Reconciliation Dispute (including any delay in payment as a result thereof) will not constitute a material breach of a material obligation of this Agreement.

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(d) In case of a termination pursuant to any of Section 4.1(a), Section 4.1(b) or Section 4.1(c), if an Exchange subsequently occurs with respect to Units for which the Corporation has paid all amounts owed in connection with the exercise of such rights, the Corporation shall have no obligations under this Agreement with respect to such Exchange.

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1(a) above, the Corporation shall deliver to the TRA Holder Representative a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1(b) or Section 4.1(c), the Corporation shall deliver a schedule developed in consultation with the Advisory Firm (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver to the TRA Holder Representative supporting schedules and work papers from an Advisory Firm, a Corporation Letter, and any additional materials reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Early Termination Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm as determined by the Corporation or as reasonably requested by the TRA Holder Representative in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party sixty (60) days from the first date on which the TRA Holder Representative received such Early Termination Schedule unless:

(i) the TRA Holder Representative within sixty (60) days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Holder Representative’s material objection (a “Termination Objection Notice”); or

(ii) the TRA Holder Representative provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Holder Representative is received by the Corporation.

In the event that the TRA Holder Representative timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the TRA Holder Representative shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within five (5) Business Days after the Early Termination Reference Date, the Corporation shall pay to each TRA Holder an amount equal to the Early Termination Payment for such TRA Holder. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder.

(b) Amount of Payment. The “Early Termination Payment” payable to a TRA Holder pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid (and which have not yet been paid prior to the Early Termination Effective Date) by the Corporation to such TRA Holder, whether payable with respect to Units that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date, beginning from the Early Termination Effective Date and using the Valuation Assumptions.

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ARTICLE V.
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payments or Early Termination Payments required to be made by the Corporation to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporation shall make any such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporation or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs”), the Corporation shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are senior in priority in all respects to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.

Section 5.2 Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment of such Tax Benefit Payment or Early Termination Payment; provided that if any Tax Benefit Payment or Early Termination Payment is not made to the TRA Holders when due under the terms of this Agreement as a result of Section 5.1 and the terms of the agreements governing Senior Obligations, any such interest shall be computed at the Agreed Rate and not the Default Rate.

ARTICLE VI.
TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and its Subsidiaries including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any audit, contest, or other proceeding pertaining to Taxes; . The Corporation shall notify the TRA Holder Representative of, and keep it reasonably informed with respect to, the any tax audit or other tax contest of the Corporation the outcome of which is reasonably expected to affect the Tax Benefit Payments payable to any TRA Holder under this Agreement.

Section 6.2 Consistency. Except as otherwise required by applicable law, all calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the Schedules or the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the LLC on their respective Tax Returns. Each TRA Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement and any related calculations or determinations that are made hereunder, including, without limitation, the Schedules provided under this Agreement, unless otherwise required by applicable law. In the event that an Advisory Firm or Expert is used and is replaced with another Advisory Firm or Expert, such replacement Advisory Firm or Expert shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm or Expert, unless otherwise required by applicable law or unless the Corporation and the TRA Holder Representative agree to the use of other procedures and methodologies.

Section 6.3 Cooperation. The TRA Holder Representative and each TRA Holder, on the one hand, and the Corporation, on the other hand, shall (i) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making, reviewing, or approving any determination or computation necessary or appropriate under or with respect to this Agreement, preparing any Tax Return or contesting or defending any audit, examination, controversy or other proceeding with any Taxing Authority, or estimating any future Tax Benefit Payments hereunder, (ii) make itself available to the other and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. Subject to Section 6.1, the Corporation shall provide assistance as reasonably requested by any TRA Holder or

Annex F-17

the TRA Holder Representative on behalf of any TRA Holder in connection with such TRA Holder’s tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation. The requesting Party shall reimburse the other Party for any reasonable and documented out-of-pocket costs and expenses incurred by such other Party pursuant to this Section 6.3.

ARTICLE VII.
MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed (without any “bounce back” or similar error message) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

Falcon’s Beyond Global, LLC

6996 Piazza Grande Avenue, Suite 301

Orlando, Florida 32835

Attn: Scott Demerau

Cecil D. Magpuri

E-mail: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Stefan G. dePozsgay

Evan M. D’Amico

Andrew Fabens

Email: [***]

[***]

[***]

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn:            Joel Rubinstein

Matthew Kautz

James Hu

Email:      [***]

[***]

[***]

If to the TRA Holder Representative:

[•]

with a copy (which shall not constitute notice to the TRA Holder Representative) to:

[•]

or to such other address or addresses as the parties may from time to time designate in writing.

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Section 7.2 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 7.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. No TRA Holder may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement to any Person without the consent of the Corporation (such consent not to be unreasonably withheld, conditioned or delayed), except that, to the extent that a TRA Holder (i) transfers Units to any of such TRA Holder’s Permitted Transferees (as such term is defined in the LLC Agreement) in accordance with the terms of the LLC Agreement, the transferring TRA Holder shall have the option to assign, without the approval of the Corporation, to the Permitted Transferee (as such term is defined in the LLC Agreement) of such Units the transferring TRA Holder’s rights and obligations under this Agreement with respect to such transferred Units and (ii) is an original signatory to this Agreement and transfers its rights and obligations under this Agreement, in whole or in part, to its direct or indirect owners (if such TRA Holder is not a natural Person), such consent by the Corporation shall be required (a transferee described in clause (i) or (ii), a “Permitted TRA Holder”); provided, however, that the Corporation may withhold, condition, or delay its consent in its sole discretion to any transfer by a TRA Holder (other than to a Permitted TRA Holder) (i) if the TRA Holder is an original signatory to this Agreement and that TRA Holder seeks to transfer a portion of its rights, in the aggregate, to more than three transferees, (ii) if the TRA Holder is not an original signatory to this Agreement and that TRA Holder seeks to transfer less than all of its rights and (iii) if the TRA Holder seeks to transfer any of its rights to a Person who is a competitor to the Corporation (as determined by the Corporation) or to a Person who holds a majority or Controlling interest in an entity that is competitor to the Corporation (as determined by the Corporation). Each transferee or assignee shall execute and deliver a Joinder agreeing to succeed to the applicable portion of such TRA Holder’s interest in this Agreement and to become a Party and TRA Holder for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of the TRA Holders (and any purported assignment without such consent shall be null and void).

Annex F-19

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by (i) the Corporation and (ii) the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the later of the most recent Exchange Date, in which case such amendment shall be permitted. Notwithstanding the foregoing, no such amendment shall be effective if such amendment would have a disproportionate adverse impact on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately impacted TRA Holders consent in writing to such amendment (such consent not to be unreasonably withheld, conditioned or delayed). No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to (i) assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place and (ii) become a Party to this Agreement.

(d) Waiver. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 7.7 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 7.8 Consent to Jurisdiction.

(a) Except as otherwise expressly provided in this Agreement and subject to Section 7.8(b) and Section 7.9 below, each Party, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware (each, a “Chosen Court”) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by any such Chosen Court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof (an “Action”) other than before one of the above-named Chosen Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the Chosen Courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any Chosen Court in any court of competent jurisdiction. Each Party hereby consents to service of process in any such proceeding in any manner permitted by applicable Delaware Law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 7.1 hereof is reasonably calculated to give actual notice.

(b) If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (all or such portion of an Action so declined by the Chosen Courts, an “Arbitration Action”), the Parties agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the parties to the Arbitration Action (the parties to the Arbitration Action, collectively, the “Involved Parties”). If the Involved

Annex F-20

Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Involved Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Involved Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 7.8(b) shall prevent any Involved Party from seeking interim injunctive relief in a Chosen Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 7.8(b).

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 7.8 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.8 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(d) In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9 Reconciliation. In the event that the Corporation and the TRA Holder Representative (or any applicable TRA Holder) are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.4, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the disputing Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the TRA Holder Representative (or any applicable TRA Holder) agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation, the TRA Holder Representative (or any applicable TRA Holder) or other actual or potential conflict of interest. If the disputing Parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation, the TRA Holder Representative (or any applicable TRA Holder) or other actual or potential conflict of interest. The Expert shall resolve any disputed matter relating to any Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the applicable

Annex F-21

TRA Holder(s) shall bear their own costs and expenses of such proceeding, unless (i) the Expert substantially adopts the TRA Holder Representative or applicable TRA Holder(s)’s position, in which case the Corporation shall reimburse the TRA Holder Representative or applicable TRA Holder(s) for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt any costs and expenses incurred by the TRA Holder Representative or any applicable TRA Holder(s) relating to the engagement of the Expert or amending any applicable Tax Return), or (ii) the Expert substantially adopts the Corporation’s position, in which case the applicable TRA Holder(s) (or the TRA Holder Representative on behalf of such TRA Holder(s)) shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt costs and expenses incurred by the Corporation relating to the engagement of the Expert or amending any applicable Tax Return). The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation, the TRA Holder Representative and the TRA Holders and may be entered and enforced in any court having competent jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment that is payable to any TRA Holder (or other applicable person) pursuant to this Agreement any taxes or other amounts as the Corporation is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of U.S. state, local or foreign tax law; provided, however, that the Corporation shall use commercially reasonable efforts to notify and shall reasonably cooperate with the applicable TRA Holder prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than any deduction or withholding required by reason of such TRA Party’s failure to comply with the last sentence of this Section 7.10) are required under applicable law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable law, such deduction and withholding. Any such deducted or withheld taxes or other amounts, to the extent paid over to the appropriate Taxing Authority or other governmental entity shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Holder (or other applicable person) in respect of which such deduction or withholding was made. Each TRA Holder (or recipient of payments hereunder) shall provide the Corporation, or other applicable withholding agent, with any applicable tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any other information or certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law.

Section 7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated Covered Taxes of the group as a whole.

(b) If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) or any member of the LLC Group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Asset as determined by a valuation expert mutually agreed upon by the Corporation and the TRA Holder Representative plus, without duplication, (i) the amount of debt to which any such Reference Assets is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.11, a transfer of an interest in a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding the foregoing, after the occurrence of any such transfer as described in the first sentence of this Section 7.11(b), if the Corporation takes actions to ensure that the amount to be received by the TRA Holders hereunder and the timing thereof, taking into account such actions (which actions may, at the election of the

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Corporation, include the payment of an additional amount to a TRA Holder), would be the same amount and timing as if such transfer described in the first sentence of Section 7.11(b) did not occur then this Section 7.11(b) shall not apply with respect to such transfer.

Section 7.12 Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation and the TRA Holder Representative) and to the extent specified therein by such TRA Holder, this Agreement either (i) shall cease to have further effect and shall not apply to such TRA Holder after a date specified by such TRA Holder or (ii) may be amended by the Parties in a manner reasonably determined by such TRA Holder, provided that such amendment shall not result in an increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Holder exceeds the Maximum Rate, such TRA Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.14 Independent Nature of Rights and Obligations. The rights and obligations of each TRA Holder hereunder are several and not joint with the rights and obligations of any other Person. A TRA Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Holder have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.15 LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Section 7.16 TRA Holder Representative. The TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the date of this Agreement shall appoint the Person to serve as the TRA Holder Representative. By executing this Agreement, each of the TRA Holders shall be deemed to have irrevocably constituted and appointed the TRA Holder Representative (in the capacity described in this Section 7.16 and each successor as provided below, the “TRA Holder Representative”) as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Holders which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to, and, for the avoidance of doubt, unless otherwise provided by this Agreement: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) receipt and forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of such TRA Holders, any and all consents, waivers, amendments or modifications deemed by the TRA Holder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery

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of any documents that may be necessary or appropriate in connection therewith; (v) taking actions the TRA Holder Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vi) negotiating and compromising, on behalf of such TRA Holders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Holders, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. If the TRA Holder Representative is unwilling to so serve, then the person then-serving as the TRA Holder Representative shall be entitled to appoint its successor which such successor shall be subject to the approval of the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the most recent Exchange Date. To the fullest extent permitted by law, none of the TRA Holder Representative, any of its Affiliates, or any of the TRA Holder Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Holder, the LLC, or the Corporation for damages arising from any action taken or omitted to be taken by the TRA Holder Representative or any other Person with respect to the LLC or the Corporation, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the LLC or the Corporation or in furtherance of the interests of the LLC or the Corporation in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the LLC, the Corporation or the TRA Holders for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. For the avoidance of doubt, notwithstanding the foregoing, if a provision of this Agreement provides a right or entitlement of any kind to a TRA Holder, this Section 7.16 shall not override the TRA Holder’s ability to exercise or enforce such right or enjoy such entitlement.

Section 7.17 Non-Effect of Other Tax Receivable Agreements. If the Corporation enters into any other agreement after the date hereof that obligates the Corporation to make payments to another party in exchange for tax benefits conferred upon the Corporation, the LLC, or any of their respective Subsidiaries, unless otherwise agreed by the TRA Holder Representative, such tax benefits and such payments shall be ignored for all purposes of this Agreement (including for purposes of calculating the Hypothetical Tax Liability and the Actual Tax Liability of the Corporation hereunder).

Section 7.18 Bank Account Information. The Corporation may require each TRA Holder to provide its bank account information to facilitate wire transfers. The Corporation shall be entitled to rely on the bank account information provided by a TRA Holder absent actual knowledge that such bank account information is incorrect.

Section 7.19 Confidentiality.

(a) General Rule. Each TRA Holder and assignee acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters or information of the Corporation, its Affiliates and successors and the other TRA Holders acquired pursuant to this Agreement, including marketing, investment, performance data, credit and financial information and other business affairs of the Corporation, its Affiliates and successors and the other TRA Holders.

(b) Exceptions. This Section 7.19 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of such TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary in connection with preparation and filing of such TRA Holder’s Tax Returns and for the TRA Holder to respond to or address any inquiries regarding any Tax Returns or Tax matters from any Taxing Authority

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or to prosecute, defend or settle or compromise any action, proceeding or audit by any Taxing Authority with respect to any Tax Returns or Tax matters. Notwithstanding anything to the contrary in this Section 7.19, each TRA Holder and assignee (and each employee, representative or other agent of such TRA Holder or assignee, as applicable) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) the Corporation, the LLC, the TRA Holders and their Affiliates and (y) any of their transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the TRA Holders relating to such tax treatment and tax structure.

(c) Enforcement. If a TRA Holder or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.19, the Corporation shall have the right and remedy to have the provisions of this Section 7.19 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Affiliates or the other TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.20 Survival. If this Agreement is terminated pursuant to Article IV, this Agreement shall become void and of no further force and effect, except for the provisions set forth in Section 7.4 (Governing Law), Section 7.8 (Consent to Jurisdiction), Section 7.9 (Reconciliation), Section 7.19 (Confidentiality), and this Section 7.20 (Survival).

[Signature Page Follows This Page]

Annex F-25

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION:
FALCON’S BEYOND GLOBAL, INC.
By:
Name:
Title:

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THE LLC:
FALCON’S BEYOND GLOBAL, LLC
By:
Name:
Title:

Annex F-27

TRA HOLDER REPRESENTATIVE:
By:
Name:
Title:

Annex F-28

TRA HOLDER:
By:
Name:
Title:

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Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among Falcon’s Beyond Global, Inc., a Delaware corporation formerly known as Palm Holdco, Inc. (the “Corporation”), Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “LLC”), the TRA Holder Representative (as defined in the Tax Receivable Agreement), and each of the Exchange TRA Holders (as defined in the Tax Receivable Agreement and, collectively, the “TRA Holders,” from time to time party thereto). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.      Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Holder under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a TRA Holder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2.      Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.      Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]
By:
Name:
Title:

Acknowledged and agreed
as of the date first set forth above:

[•]
By:
Name:
Title:
Annex F-30

Annex G

Execution Version

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is dated as of [•], 2023 (the “Effective Date”), by and among FAST Acquisition Corp. II, a Delaware corporation (the “SPAC”), Falcon’s Beyond Global, Inc., a Delaware corporation formerly known as Palm Holdco, Inc. (“Pubco”), FAST Sponsor II LLC, a Delaware limited company (the “Sponsor”) and each of the persons listed under the heading “Holders” on the signature pages attached hereto (together with the Sponsor, the “Holders,” and each (including the Sponsor) individually, a “Holder”).

RECITALS

WHEREAS, certain of the Holders previously entered into that certain Registration Rights Agreement dated as of March 15, 2021 (the “Initial Agreement”);

WHEREAS, pursuant to the Initial Agreement, the SPAC granted certain registration rights with respect to, among other things, certain shares of the SPAC’s Class A common stock, par value $0.0001 per share;

WHEREAS, the Pubco has entered into that certain Amended and Restated Agreement and Plan of Merger (the “Business Combination Agreement”), by and among the SPAC, Pubco, Falcon’s Beyond Global, LLC, a Florida limited liability company (“Falcon’s Beyond”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”), pursuant to which, (i) on the SPAC Merger Closing Date (as defined in the Business Combination Agreement), the SPAC will merge with and into Pubco, with Pubco surviving as the sole owner of Merger Sub, (ii) immediately prior to the Acquisition Merger Closing (as defined in the Business Combination Agreement), Pubco shall make the Closing Cash Consideration (as defined in the Business Combination Agreement) to Merger Sub and (iii) on the Acquisition Merger Closing Date (as defined in the Business Combination Agreement), Merger Sub will merge with and into Falcon’s Beyond, with Falcon’s Beyond as the surviving entity of such merger;

WHEREAS, in connection with the closing of the transactions described above (the “Transactions”) and upon entry into this Agreement, the parties to the Initial Agreement desire to terminate the Initial Agreement and all rights and obligations created pursuant thereto will be terminated; and

WHEREAS, in connection with the foregoing, Pubco and the Holders now desire to execute this Agreement, with effect as of the Effective Date, to replace the Initial Agreement and to set forth the further rights and obligations created hereby.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Block Trade” has the meaning set forth in Section 2.3.

“Block Trade Notice” has the meaning set forth in Section 2.3.

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“Block Trade Offer Notice” has the meaning set forth in Section 2.3.

“Board” means the board of directors of Pubco.

“Business Combination Agreement” has the meaning set forth in the recitals to this Agreement.

“Business Day” is any Monday, Tuesday, Wednesday, Thursday or Friday other than a day on which banks and other financial institutions are authorized or required to be closed for business in the State of New York.

“Class B Shares” means shares of Pubco’s Class B common stock, par value $0.0001 per share.“$” means United States dollars.

“Effective Date” has the meaning set forth in the Preamble.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Falcon’s Units” means the limited liability company units of Falcon’s Beyond.

“FINRA” means the Financial Industry Regulatory Authority.

“Form S-1 Shelf” has the meaning set forth in Section 2.1(a).

“Form S-3 Shelf” has the meaning set forth in Section 2.1(a).

“General Disclosure Package” has the meaning set forth in Section 7.1(i).

“Holder” or “Holders” has the meaning set forth in the Preamble.

“Immediate Family Member” shall mean each Person that is related by blood or current or former marriage, domestic partnership or adoption (including parents, children, legally adoptive relationships, in-laws and step relations), in each case that is not more remote than a first cousin.

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initial Agreement” has the meaning set forth in the recitals to this Agreement.

“Initiating Holder” has the meaning set forth in Section 3.2.

“Lock-Up Agreement” has the meaning set forth in Section 6.5.

“Merger Sub” has the meaning set forth in the Preamble.

“Opt-Out Notice” has the meaning set forth in Section 4.1.

“Permitted Transferee” shall mean, with respect to any Person, (i) any Affiliate, limited partner, member or stockholder of such Person, (ii) with respect to any Person that is an investment fund, vehicle or similar entity, (x) any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor, (iii) in the case of any Person who is an individual, (w) by gift to an Immediate Family Member of such individual, (x) any successor by death or pursuant to any qualified domestic relations order, (y) any trust, partnership, limited liability company or similar entity solely for the benefit of such individual or such individual’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Registrable Shares or (z) a nominee or custodian of a Person to whom a transfer would be permissible under this clause (iii), (iv) to any third-party pledgee in a bona fide transaction as collateral to secure obligations pursuant to lending or other arrangement between such third parties (or their Affiliates or designees) and such Person and/or its Affiliates or any similar arrangement relating to a financing arrangement for the benefit of such Person and/or its Affiliates, and

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(v) pursuant to a bona fide loan or pledge or as a grant or maintenance of a bona fide lien, security interests, pledge or other similar encumbrance of any such securities owned by such Person and/or its Affiliates to a nationally or internationally recognized financial institution in connection with a loan or such Person and/or its Affiliates.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, joint venture, an association, a joint stock company, trust, unincorporated organization, governmental or political subdivision or agency, or any other entity of whatever nature.

“Piggyback Registration Statement” has the meaning set forth in Section 3.1.

“Pubco” has the meaning set forth in the Preamble.

“Registrable Shares” shall mean, with respect to any Holder, the Shares held by such Holder in Pubco or any successor to Pubco (including Shares acquired on or after the Effective Date or issuable upon the exercise, conversion, exchange or redemption of any other security therefor, including, for the avoidance of doubt, any Shares issuable pursuant to the amended and restated operating agreement of Falcon’s Beyond, dated as of [ ], upon an exchange of Falcon’s Units for Shares, along with an equal number of Class B Shares), excluding any such Shares that (i) have been disposed of pursuant to any offering or sale in accordance with a Registration Statement, or have been sold pursuant to Rule 144 (“Rule 144”) or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the purchaser does not receive “restricted securities” (as that term is defined for purposes of Rule 144), (ii) have been transferred to a transferee that has not agreed in writing and for the benefit of Pubco to be bound by the terms and conditions of this Agreement, (iii) have ceased to be outstanding or (iv) have ceased to be of a class of securities of Pubco that is listed and traded on a recognized national securities exchange or automated quotation system. Notwithstanding the foregoing, with respect to any Holder, such Holder’s Shares shall not constitute Registrable Shares if all of such Holder’s Shares (together with any Shares held by Affiliates of such Holder) are eligible for immediate sale in a single transaction pursuant to Rule 144 (or any successor provision) with no volume or other restrictions or limitations under Rule 144 (or any such successor provision). Notwithstanding anything to the contrary hereunder, if a Holder and/or its Affiliates then hold Class B Shares, then each Class B Share shall be deemed to have a value equal to the value of one Share for all purposes under this Agreement, including for purposes of determining compliance with the various value thresholds set forth in Section 2 and Section 4 of this Agreement.

“Registration Expenses” shall mean all expenses incurred in connection with the preparation, printing and distribution of any Registration Statement and Prospectus and all amendments and supplements thereto, and any and all expenses incident to the performance by Pubco of its registration obligations pursuant to this Agreement, including: (i) all registration, qualification and filing fees; (ii) all fees and expenses associated with a required listing of the Registrable Shares on any securities exchange or market; (iii) fees and expenses with respect to filings required to be made with the Nasdaq stock exchange (or such other securities exchange or market on which the Shares are then listed or quoted) or FINRA; (iv) fees and expenses of compliance with securities or “blue sky” laws; (v) fees and expenses related to registration in any non-U.S. jurisdictions, as applicable; (vi) fees and disbursements of counsel for Pubco and fees and expenses for independent certified public accountants retained by Pubco (including the expenses of any comfort letters, costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters, and expenses of any special audits incident to or required by any such registration); (vii) all internal expenses of Pubco (including all salaries and expenses of its officers and employees performing legal or accounting duties); (viii) the fees and expenses of any Person, including special experts, retained by Pubco in connection with the preparation of any Registration Statement; (ix) printer, messenger, telephone and delivery expenses; and (x) the reasonable fees and disbursements of one special legal counsel to represent all of the Holders participating in any such registration (not to exceed $40,000 without the consent of the Company).

“Registration Statement” and “Prospectus” refer, as applicable, to any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means shares of the Pubco’s Class A common stock, par value $0.0001 per share.

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“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Subsequent Shelf Registration” has the meaning set forth in Section 2.1(b).

“SPAC” has the meaning set forth in the Preamble.

“Sponsor” has the meaning set forth in the Preamble.

“Suspension Event” has the meaning set forth in Section 5.1.

“Takedown Holder” has the meaning set forth in Section 2.1(c).

“Takedown Offer Notice” has the meaning set forth in Section 2.1(d).

“Takedown Request Notice” has the meaning set forth in Section 2.1(d).

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Underwritten Shelf Takedown” has the meaning set forth in Section 2.1(c).

SECTION 2. REGISTRATIONS AND OFFERINGS

2.1 Shelf Registration. (a) Pubco shall file within 30 days of the Acquisition Merger Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if Pubco is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder therein. Pubco shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including pot-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event Pubco files a Form S-1 Shelf, Pubco shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as practicable after Pubco is eligible to use Form S-3.

(b) If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, Pubco shall, subject to Section 5, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspecting the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities (determined as of two Business Days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, Pubco shall use commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if Pubco is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that Pubco is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

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(c) At any time and from time to time after the effectiveness of a Shelf Registration, any Holder with Registrable Shares included on such Shelf Registration (a “Takedown Holder”) may request to sell all or any portion of its Registrable Shares included thereon in an underwritten offering that is registered pursuant to such Shelf Registration (an “Underwritten Shelf Takedown”); provided that in the case of an Underwritten Shelf Takedown such Takedown Holder(s) will be entitled to make such request only if the total offering price of the Shares to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25 million. Notwithstanding the foregoing, Pubco is not obligated to effect an Underwritten Shelf Takedown within ninety (90) days after the closing of an Underwritten Shelf Takedown.

(d) Any requests for an Underwritten Shelf Takedown shall be made by giving written notice to Pubco (a “Takedown Request Notice”). The Takedown Request Notice shall specify the approximate number of Registrable Shares to be sold in the Underwritten Shelf Takedown. Within five (5) days after receipt of any Takedown Request Notice, Pubco shall give written notice of the requested Underwritten Shelf Takedown (the “Takedown Offer Notice”) to all other Holders and, subject to the provisions of Section 2.1(e) hereof, shall include in the Underwritten Shelf Takedown all Registrable Shares with respect to which Pubco has received written requests for inclusion therein within three (3) days after sending the Takedown Offer Notice.

(e) Notwithstanding any other provision of this Section 2.1, if the underwriter advises Pubco that in the opinion of such underwriter, the distribution of all of the Registrable Shares requested to be sold in an Underwritten Shelf Takedown would materially and adversely affect the distribution of all of the securities to be underwritten, then (i) Pubco shall deliver to the participating Holders a copy of such underwriter’s opinion, which opinion shall be in writing and shall state the reasons for such opinion, and (ii) the number of Registrable Shares that may be included in such Underwritten Shelf Takedown shall be allocated (A) first, to the Holders electing to sell their Registrable Shares, on a pro rata basis based on the relative number of Registrable Shares then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (B) second, to the other Persons proposing to sell securities in such Underwritten Shelf Takedown, if any; provided, however, that the number of Registrable Shares to be included in such Underwritten Shelf Takedown shall not be reduced unless all other securities are entirely excluded from such Underwritten Shelf Takedown.

2.2 Selection of Underwriter. A Takedown Holder shall have the right to select the underwriter or underwriters to administer any Underwritten Shelf Takedown, including any Shelf Registration; provided that such underwriter or underwriters shall be reasonably acceptable to Pubco.

2.3 Block Trades. Notwithstanding anything contained in this Section 2, in the event of a sale of Registrable Shares in an underwritten transaction requiring the involvement of Pubco but not involving (i) any “road show” or (ii) a lock-up agreement of more than sixty (60) days to which Pubco is a party, and which is commonly known as a “block trade” (a “Block Trade”), (1) the Takedown Holder shall (i) give at least five (5) Business Days prior notice in writing (the “Block Trade Notice”) of such transaction to Pubco and (ii) identify the potential underwriter(s) in such notice with contact information for such underwriter(s); and (2) Pubco shall cooperate with such requesting Holder or Holders to the extent it is reasonably able to effect such Block Trade. Pubco shall give written notice (the “Block Trade Offer Notice”) of the proposed Block Trade to all Holders holding Registrable Shares as soon as practicable (but in no event more than two (2) Business Days following Pubco’s receipt of the Block Trade Notice), and such notice shall offer such Holders the opportunity to participate in such Block Trade by providing written notice of intent to so participate within two (2) Business Days following receipt of the Block Trade Offer Notice. Any Block Trade shall be for at least $25 million in expected gross proceeds. Pubco shall not be required to effectuate more than two (2) Block Trades in any 90-day period. For the avoidance of doubt, a Block Trade shall not constitute an Underwritten Shelf Takedown. The Holders of at least a majority of the Registrable Shares being sold in any Block Trade shall select the underwriter(s) to administer such Block Trade; provided that such underwriter(s) shall be reasonably acceptable to Pubco.

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SECTION 3. INCIDENTAL OR “PIGGY-BACK” REGISTRATION.

3.1 Piggy-Back Rights. If Pubco proposes to file a registration statement under the Securities Act with respect to an offering of its Shares, whether to be sold by Pubco or by one or more selling security holders, other than  a registration statement (i) on Form S-8 or any successor form to Form S-8 or in connection with any employee or director welfare, benefit or compensation plan, (ii) in connection with an exchange offer or an offering of securities exclusively to existing security holders of Pubco or its subsidiaries or (iii) relating to a transaction pursuant to Rule 145 under the Securities Act, Pubco shall give written notice of the proposed registration to all Holders holding Registrable Shares at least five (5) calendar days prior to the filing of the Registration Statement. Each Holder holding Registrable Shares shall have the right to request that all or any part of its Registrable Shares be included in the Registration Statement by giving written notice to Pubco within three (3) calendar days after receipt of the foregoing notice by Pubco. Subject to the provisions of Sections 3.2, 3.3 and 6.2, Pubco will include all such Registrable Shares requested to be included by the Holders in the Piggyback Registration Statement. For purposes of this Agreement, any registration statement of Pubco in which Registrable Shares are included pursuant to this Section 3 shall be referred to as a “Piggyback Registration Statement.”

3.2 Withdrawal of Exercise of Rights. If, at any time after giving written notice of its intention to register any securities and prior to the effective date of the Piggyback Registration Statement filed in connection with such registration, Pubco or any other holder of securities that initiated such registration (an “Initiating Holder”) shall determine for any reason not to proceed with the proposed registration, Pubco may at its election (or the election of such Initiating Holder(s), as applicable) give written notice of such determination to the Holders and thereupon shall be relieved of its obligation to register any Registrable Shares in connection with such registration (but not from its obligation to pay the Registration Expenses incurred in connection therewith).

3.3 Underwritten Offering. If a registration pursuant to this Section 3 involves an underwritten offering and the managing underwriter advises Pubco in writing that, in its opinion, the number of securities which Pubco and the holders of the Registrable Shares and any other Persons intend to include in such registration exceeds the largest number of securities that can be sold in such offering without having an adverse effect on such offering (including the price at which such securities can be sold), then the number of such securities to be included in such registration shall be reduced to such extent, and Pubco will include in such registration such maximum number of securities as follows: (i) first, all of the securities Pubco proposes to sell for its own account, if any; provided that the registration of such securities was initiated by Pubco with respect to securities intended to be registered for sale for its own account; (ii) second, such number of Registrable Shares requested to be included in such registration by the Holders which, in the opinion of such managing underwriter can be sold without having the adverse effect described above, which number of Registrable Shares shall be allocated pro rata among such Holders on the basis of the relative number of Registrable Shares then held by each such Holder; provided that any such amount thereby allocated to each such Holder that exceeds such Holder’s request shall be reallocated among the other Holders in like manner, as applicable; and (iii) third, the securities any other selling stockholders propose to sell in such registration.

3.4 Selection of Underwriter. Except to the extent Section 2.1 applies, Registrable Shares proposed to be registered and sold under this Section 3 pursuant to an underwritten offering for the account of the Holders holding Registrable Shares shall be sold to prospective underwriters selected by Pubco; provided that such underwriter or underwriters shall be reasonably acceptable to the Holders participating in such offering, and on the terms and subject to the conditions of one or more underwriting agreements negotiated between Pubco, the Holders participating in such offering and any other holders demanding registration and the prospective underwriters.

SECTION 4. OPT-OUT NOTICES

4.1 Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to Pubco requesting that such Holder not receive notice from Pubco of the proposed filing of any Piggyback Registration Statement pursuant to Section 3.1, the withdrawal of any Piggyback Registration Statement pursuant to Section 3.1 or any Suspension Event pursuant to Section 5.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), (i) Pubco shall not deliver any such notice to such Holder pursuant to Section 3.1, 3.2 or 5.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify Pubco in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been

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delivered but for the provisions of this Section 4.1 and the related suspension period remains in effect, Pubco will so notify such Holder, within one (1) Business Day of such Holder’s notification to Pubco, by delivering to such Holder a copy of such previous notice of Suspension Event, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Event immediately upon its availability.

SECTION 5. SUSPENSION OF OFFERING

5.1 Suspension of Offering. Notwithstanding the provisions of Section 2 or 3, Pubco shall be entitled to postpone the effectiveness of a Registration Statement, and from time to time to require Holders not to sell under a Registration Statement or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by Pubco or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by Pubco in a Registration Statement of material information that Pubco has a bona fide business purpose for keeping confidential and the non-disclosure of which in a Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that Pubco may not delay or suspend a Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days in each case during any twelve-month period. Upon receipt of any written notice from Pubco of the occurrence of any Suspension Event during the period that a Registration Statement is effective or if as a result of a Suspension Event a Registration Statement or related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of a Prospectus) not misleading, each Holder agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement until the Holder receives copies of a supplemental or amended Prospectus (which Pubco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Pubco that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by Pubco in accordance with Section 10.1 unless otherwise required by law or subpoena. If so directed by Pubco, each Holder will deliver to Pubco or, in each such Holder’s sole discretion destroy, all copies of the Prospectus covering the Registrable Shares in such Holder’s possession. For the avoidance of doubt, Pubco may in any event delay or suspend the effectiveness of a Registration Statement, and from time to time require Holders not to sell under a Registration Statement or to suspend the effectiveness thereof in the case of an event described under Section 6.1(vi) to enable it to comply with its obligations set forth in Section 6.1(vii).

SECTION 6. REGISTRATION PROCEDURES

6.1 Obligations of Pubco. When Pubco is required to effect the registration of Registrable Shares under the Securities Act pursuant to this Agreement, Pubco shall:

(i) use commercially reasonable efforts to register or qualify the Registrable Shares by the time the applicable Registration Statement is declared effective by the SEC under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder may reasonably request in writing, to keep each such registration or qualification effective during the period such Registration Statement is required to be kept effective pursuant to this Agreement, and to do any and all other similar acts and things which may be reasonably necessary or advisable to enable the Holders to consummate the disposition of the Registrable Shares owned by the Holders in each such jurisdiction; provided, however, that Pubco shall not be required to (A) qualify generally to do business in any jurisdiction or to register as a broker or dealer in such jurisdiction where it would not otherwise be required to qualify but for this Agreement, (B) take any action that would cause it to become subject to any taxation in any jurisdiction where it would not otherwise be subject to such taxation or (C) take any action that would subject it to the general service of process in any jurisdiction where it is not then so subject;

(ii) prepare and file with the SEC such amendments and supplements as to the Registration Statement and the Prospectus used in connection therewith as may be necessary (A) to keep such Registration Statement effective and (B) to comply with the provisions of the Securities Act with respect to the disposition of the Registrable Shares covered by such Registration Statement, in each case for such time as is contemplated in the applicable provisions above;

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(iii) promptly furnish, without charge, to the Holders such number of copies of the Registration Statement, each amendment and supplement thereto (in each case including all exhibits), and the Prospectus included in such Registration Statement (including each preliminary Prospectus) in conformity with the requirements of the Securities Act, the documents incorporated by reference in such Registration Statement or Prospectus, and such other documents as the Holders may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by the Holders;

(iv) promptly notify the Holders: (A) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement related thereto or post-effective amendment to the Registration Statement has been filed, and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation or threat of any proceedings for that purpose, (C) of any delisting or pending delisting of the Shares by any national securities exchange or market on which the Shares are then listed or quoted, and (D) of the receipt by Pubco of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the securities or “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose;

(v) use commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement, and, if any such order suspending the effectiveness of a Registration Statement is issued, shall promptly use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible moment;

(vi) until the expiration of the period during which Pubco is required to maintain the effectiveness of the applicable Registration Statement as set forth in the applicable sections hereof, promptly notify the Holders: (A) of the existence of any fact of which Pubco is aware or the happening of any event that has resulted, or could reasonably be expected to result, in (x) the Registration Statement, as is then in effect, containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein not misleading or (y) the Prospectus included in such Registration Statement containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statements therein, in the light of the circumstances under which they were made, not misleading, and (B) of Pubco’s reasonable determination that a post-effective amendment to the Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosure and post-effective amendment;

(vii) if any event or occurrence giving rise to an obligation of Pubco to notify the Holders pursuant to Section 6.1(vi) takes place, subject to Section 5.1, Pubco shall prepare and, to the extent the exemption from prospectus delivery requirements in Rule 172 under the Securities Act is not available, furnish to the Holders a reasonable number of copies of a supplement or post-effective amendment to such Registration Statement or related Prospectus or any document incorporated therein by reference or file any other required document, and shall use commercially reasonable efforts to have such supplement or amendment declared effective, if required, as soon as practicable following the filing thereof, so that (A) such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (B) as thereafter delivered to the purchasers of the Registrable Shares being sold thereunder, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(viii) use commercially reasonable efforts to cause all such Registrable Shares to be listed or quoted on the national securities exchange or market on which the Shares are then listed or quoted, if the listing or quotation of such Registrable Shares is then permitted under the rules of such national securities exchange or market;

(ix) if requested by any Holder participating in an offering of Registrable Shares, as soon as practicable after such request, but in no event later than five (5) calendar days after such request, incorporate in a prospectus supplement or post-effective amendment such information concerning the Holder or the intended method of distribution as the Holder reasonably requests to be included therein and is reasonably necessary to permit the sale of the Registrable Shares pursuant to the Registration Statement, including information with

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respect to the number of Registrable Shares being sold, the purchase price being paid therefor and any other material terms of the offering of the Registrable Shares to be sold in such offering; provided, however, that Pubco shall not be obligated to include in any such prospectus supplement or post-effective amendment any requested information that is not required by the rules of the SEC and is unreasonable in scope compared with Pubco’s most recent prospectus or prospectus supplement used in connection with a primary or secondary offering of equity securities by Pubco;

(x) in connection with the preparation and filing of any Registration Statement, Pubco will give the Holders offering and selling thereunder and their respective counsels the opportunity to review and provide comments on such Registration Statement, each Prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto (other than amendments or supplements that do not make any material change in the information related to Pubco) (provided that Pubco shall not file any such Registration Statement including Registrable Shares or an amendment thereto or any related prospectus or any supplement thereto to which such Holders or the managing underwriter or underwriters, if any, shall reasonably object in writing), and give each of them such access to its books and records and such opportunities to discuss the business of Pubco and its subsidiaries with its officers, its counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the Holder’s and such underwriters’ respective counsel, to conduct a reasonable due diligence investigation within the meaning of the Securities Act;

(xi) provide a transfer agent and registrar, which may be a single entity, and a CUSIP number for the Registrable Shares not later than the effective date of the first Registration Statement filed hereunder;

(xii) cooperate with the Holders who hold Registrable Shares being offered to facilitate the timely preparation and delivery of certificates for the Registrable Shares to be offered pursuant to the applicable Registration Statement and enable such certificates for the Registrable Shares to be in such denominations or amounts as the case may be, as the Holders may reasonably request, and, within two (2) Business Days after a Registration Statement which includes Registrable Shares is ordered effective by the SEC, Pubco shall deliver, or shall cause legal counsel selected by Pubco to deliver, to the transfer agent for the Registrable Shares (with copies to the Holders whose Registrable Shares are included in such Registration Statement) an appropriate instruction and opinion of such counsel;

(xiii) enter into an underwriting agreement in customary form and substance reasonably satisfactory to Pubco, the Holders and the managing underwriter or underwriters of the public offering of Registrable Shares, if the offering is to be underwritten, in whole or in part; provided that the Holders may, at their option, require that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of the Holders. The Holders shall not be required to make any representations or warranties to or agreement with Pubco or the underwriters other than representations, warranties or agreements regarding the Holders and their intended method of distribution and any other representation or warranty required by law. Pubco shall cooperate and participate in the marketing of Registrable Shares, including participating in customary “roadshow” presentations, as the managing underwriters may reasonably request; provided that Pubco shall not be required to participate in any such presentation in connection with an offering of Registrable Shares for anticipated aggregate gross proceeds of less than $100 million; provided further that Pubco and members of its management team will participate in customary investor conference calls related to a contemplated public offering of Registrable Shares (including any Block Trade) reasonably requested by the managing underwriters without regard to the anticipated aggregate gross proceeds of such contemplated offering;

(xiv) furnish, at the request of a Holder on the date that any Registrable Shares are to be delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such Shares are being sold through underwriters, or, if such Shares are not being sold through underwriters, on the date that the Registration Statement with respect to such Shares becomes effective, (A) an opinion, dated such date, of the counsel representing Pubco for the purposes of such registration, in form and substance as is customarily given to underwriters, if any, to such Holder and (B) a letter dated such date, from the independent certified public accountants of Pubco who have certified Pubco’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Holder;

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(xv) make available to the Holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months, but not more than eighteen (18) months, beginning with the first month of the first fiscal quarter after the effective date of the applicable Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act, including Rule 158 promulgated thereunder; provided that such requirement will be deemed to be satisfied if Pubco timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto; and

(xvi) take all other reasonable actions necessary to expedite and facilitate disposition by the Holders of the Registrable Shares pursuant to the applicable Registration Statement.

6.2 Obligations of the Holders. In connection with any Registration Statement utilized by Pubco to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with Pubco in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (i) responding within five (5) Business Days to any written request by Pubco to provide or verify information regarding the Holder or the Holder’s Registrable Shares (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the SEC, and (ii) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Shares and such other information as may be requested by Pubco from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

6.3 Participation in Underwritten Registrations. No Holder may participate in any underwritten registration, Underwritten Shelf Takedown or Block Trade hereunder unless such Holder (i) agrees to sell his or its Registrable Shares on the basis provided in the applicable underwriting arrangements (which shall include a customary form of underwriting agreement, which shall provide that the representations and warranties by, and the other agreements on the part of, Pubco to and for the benefit of the underwriters shall also be made to and for the benefit of the participating Holders) and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents in customary form as reasonably required under the terms of such underwriting arrangements; provided, however, that, in the case of each of (i) and (ii) above, if the provisions of such underwriting arrangements, or the terms or provisions of such questionnaires, powers of attorney, indemnities, underwriting agreements or other documents, are less favorable in any respect to such Holder than to any other Person or entity that is party to such underwriting arrangements, then Pubco shall use commercially reasonable best efforts to cause the parties to such underwriting arrangements to amend such arrangements so that such Holder receives the benefit of any provisions thereof that are more favorable to any other Person or entity that is party thereto. If any Holder does not approve of the terms of such underwriting arrangements, such Holder may elect to withdraw from such offering by providing written notice to Pubco and the underwriter.

6.4 Offers and Sales. All offers and sales by a Holder under any Registration Statement shall be completed within the period during which the Registration Statement is required to remain effective pursuant to the applicable provision above and not the subject of any stop order, injunction or other order of the SEC. Upon expiration of such period, no Holder will offer or sell the Registrable Shares under the Registration Statement. If directed in writing by Pubco, each Holder will return or, in each such Holder’s sole discretion destroy, all undistributed copies of the applicable Prospectus in its possession upon the expiration of such period.

6.5 Lockup. In connection with any underwritten public offering of securities of Pubco, each Holder agrees (a “Lock-Up Agreement”) not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of Pubco or of any securities convertible into or exchangeable or exercisable for any other securities of Pubco (in each case, other than as part of such underwritten public offering), in each case, during the seven (7) calendar days prior to, and during such period as the managing underwriter may require (not to exceed ninety (90) calendar days) (or such other period as may be requested by Pubco or the managing underwriter to comply with regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4), or any successor provisions or amendments thereto)) beginning on, the closing date of the sale of such securities pursuant to such an effective registration statement, except as part of such registration; provided that all executive officers and directors of Pubco are bound by and have entered into

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substantially similar Lock-Up Agreements; and provided further that the foregoing provisions shall only be applicable to such Holders if all such Holders, officers and directors are treated similarly with respect to any release prior to the termination of the lock-up period such that if any such Holders, officers and directors are released, then all Holders shall also be released to the same extent on a pro rata basis. In the event that all or any portion of the provisions of this Section 6.5 is waived with respect to the Sponsor, such provisions of this Section 6.5 shall also be waived with respect to all such Holders.

SECTION 7. INDEMNIFICATION; CONTRIBUTION

7.1 Indemnification by Pubco. Pubco agrees to indemnify and hold harmless each Holder and each Person, if any, who controls any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of their partners, members, managers, officers, directors, trustees, employees or representatives, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act, and together with any preliminary Prospectus and other information conveyed to the purchaser of Registrable Shares at the time of sale (as such terms are used in Rule 159(a) of the Securities Act), the “General Disclosure Package”), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any violation or alleged violation by Pubco of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law;

(iii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission, or any such violation or alleged violation, if such settlement is effected with the written consent of Pubco (which consent shall not be unreasonably withheld or delayed); and

(iv) against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel to such Holders), reasonably incurred in investigating, preparing, defending against or participating in (as a witness or otherwise) any litigation, arbitration, action, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, any such alleged untrue statement or omission or any such violation or alleged violation, to the extent that any such expense is not paid under subparagraph (i), (ii) or (iii) above;

provided, however, that the indemnity provided pursuant to Sections 7.1 through 7.3 does not apply to any Holder with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to Pubco by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto), or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by Pubco, if required by law to have been delivered, if such loss, liability, claim, damage, judgment or expense would not have arisen had such delivery occurred.

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7.2 Indemnification by Holder. Each Holder severally and not jointly agrees to indemnify and hold harmless Pubco, and each of its directors and officers (including each director and officer of Pubco who signed a Registration Statement), and each Person, if any, who controls Pubco within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, as follows:

(i) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto) pursuant to which the Registrable Shares of such Holder were registered under the Securities Act, including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of or based upon any untrue statement or alleged untrue statement of a material fact included in any Issuer Free Writing Prospectus (within the meaning of Rule 433 of the Securities Act), the General Disclosure Package, or any Prospectus (or any amendment or supplement thereto), including all documents incorporated therein by reference, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage, judgment and expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), and to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of such Holder; and

(iii) against any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing, defending or participating in (as a witness or otherwise) against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above;

provided, however, that a Holder shall only be liable under the indemnity provided pursuant to Sections 7.1 through 7.3 with respect to any loss, liability, claim, damage, judgment or expense to the extent arising out of (A) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in strict conformity with written information furnished to Pubco by such Holder expressly for use in the Registration Statement (or any amendment thereto) or the Prospectus (or any amendment or supplement thereto) or (B) such Holder’s failure to deliver an amended or supplemental Prospectus furnished to such Holder by Pubco, if required by law to have been delivered, if such loss, liability, claim, damage or expense would not have arisen had such delivery occurred. Notwithstanding the provisions of Sections 7.1 through 7.3, a Holder and any permitted assignee shall not be required to indemnify Pubco, its officers, directors or control persons with respect to any amount in excess of the amount of the aggregate net cash proceeds received by such Holder or such permitted assignee, as the case may be, from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

7.3 Conduct of Indemnification Proceedings. An indemnified party hereunder (the “Indemnified Party”) shall give reasonably prompt notice to the indemnifying party (the “Indemnifying Party”) of any action or proceeding commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify the Indemnifying Party (i) shall not relieve it from any liability which it may have under the indemnity provisions of Section 7.1 or 7.2 above, unless and only to the extent it did not otherwise learn of such action and the lack of notice by the Indemnified Party results in the forfeiture by the Indemnifying Party of substantial rights and defenses, and (ii) shall not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided under Section 7.1 or 7.2 above. If the Indemnifying Party so elects within a reasonable time after receipt of such notice, the Indemnifying Party may assume the defense of such action or proceeding at such Indemnifying Party’s own expense with counsel chosen by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnifying Party will not settle, compromise or consent to the entry of any judgment with respect to any such action or proceeding without the written consent of the Indemnified Party unless such settlement, compromise or

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consent secures the unconditional release of the Indemnified Party; and provided further, that, if the Indemnified Party reasonably determines that a conflict of interest exists where it is advisable for the Indemnified Party to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, then the Indemnifying Party shall not be entitled to assume such defense and the Indemnified Party shall be entitled to separate counsel at the Indemnifying Party’s expense. If the Indemnifying Party is not entitled to assume the defense of such action or proceeding as a result of the second proviso to the preceding sentence, the Indemnifying Party’s counsel shall be entitled to conduct the Indemnifying Party’s defense and counsel for the Indemnified Party shall be entitled to conduct the defense of the Indemnified Party, it being understood that both such counsel will cooperate with each other to conduct the defense of such action or proceeding as efficiently as possible. If the Indemnifying Party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this paragraph, the Indemnifying Party will pay the reasonable fees and expenses of counsel for the Indemnified Party. In such event, however, the Indemnifying Party will not be liable for any settlement effected without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If an Indemnifying Party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this paragraph, the Indemnifying Party shall not be liable for any fees and expenses of counsel for the Indemnified Party incurred thereafter in connection with such action or proceeding.

7.4 Contribution.

(i) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Sections 7.1 through 7.3 is for any reason held to be unenforceable by the Indemnified Party although applicable in accordance with its terms, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement incurred by the Indemnified Party and the Indemnifying Party, in such proportion as is appropriate to reflect the relative fault of the Indemnified Party on the one hand and the Indemnifying Party on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities, or expenses. The relative fault of the Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether the action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(ii) The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7.4, a Holder shall not be required to contribute any amount (together with the amount of any indemnification payments made by such Holder pursuant to Section 7.2) in excess of the amount of the aggregate net cash proceeds received by such Holder from sales of the Registrable Shares of such Holder under the Registration Statement that is the subject of the indemnification claim.

(iii) Notwithstanding the foregoing, no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 7.4, each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and any of their partners, members, officers, directors, trustees, employees or representatives, shall have the same rights to contribution as such Holder, and each director of Pubco, each officer of Pubco who signed a Registration Statement and each Person, if any, who controls Pubco within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as Pubco.

SECTION 8. EXPENSES

8.1 Expenses. Pubco will pay all Registration Expenses in connection with each registration of Registrable Shares pursuant to Section 2 or 3. Each Holder shall be responsible for the payment of any and all brokerage and sales discounts, commissions and marketing costs, fees and disbursements of the Holder’s counsel, accountants and other advisors, and any transfer taxes relating to the sale or disposition of the Registrable Shares by such Holder pursuant to any Registration Statement or otherwise.

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SECTION 9. RULE 144 REPORTING

9.1 Rule 144 Reporting. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of Pubco to the public without registration or pursuant to a registration statement, if the Shares of Pubco are registered under the Exchange Act, Pubco agrees to:

(i) make and keep public information available as those terms are understood and defined in Rule 144 at all times after ninety (90) calendar days after the effective date of the first registration statement filed by Pubco;

(ii) file with the SEC in a timely manner all reports and other documents required of Pubco under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements);

(iii) furnish to any Holder, so long as the Holder owns any Registrable Shares, upon request, (A) a written statement by Pubco that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) calendar days after the effective date of the first registration statement filed by Pubco), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to a registration statement (at any time after it so qualifies) and (B) a copy of the most recent annual or quarterly report of Pubco and such other reports and documents so filed by Pubco, and (C) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form; and

(iv) provide notice in writing to each Holder that then has one or more designees on the Board of the beginning and ending of any “blackout period” in connection with Pubco’s public issuances from time to time of earnings releases for fiscal quarter or fiscal years.

SECTION 10. CONFIDENTIALITY

10.1 Confidentiality. To the extent that the information and other material in connection with the registration rights contemplated in this Agreement (in any case, whether furnished before, on or after the date hereof) constitutes or contains confidential business, financial or other information of Pubco or the Holders or their respective Affiliates, each party hereto covenants for itself and its directors, officers, employees and shareholders that it shall use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than to their respective authorized employees, counsel, accountants, advisers, shareholders, partners, limited partners or members (or proposed shareholders, partners, limited partners or members or advisers of such Persons), and other authorized representatives, in each case, so long as such Person agrees to keep such information confidential in accordance with the terms hereof; provided, however, that each Holder or Pubco may disclose or deliver any information or other material disclosed to or received by it should such Holder or Pubco be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order or process and in any such instance the Holder or Pubco, as the case may be, making such disclosure shall use reasonable efforts to consult with Pubco prior to making any such disclosure. Notwithstanding the foregoing, a Holder will be permitted to disclose any information or other material disclosed to or received by it hereunder and not be required to provide the aforementioned notice, if such disclosure is in connection with (i) such Holder’s reporting obligations pursuant to Section 13 or Section 16 of the Exchange Act or (ii) a routine audit by a regulatory or self-regulatory authority that maintains jurisdiction over the Holder; provided, however, that such Holder agrees, in the case of (ii) in the preceding clause, to undertake to file an appropriate request seeking to have any information disclosed in connection with such routine audit treated confidentially. For purposes of this Section 10.1, “due care” means at least the same level of care that such Holder would use to protect the confidentiality of its own sensitive or proprietary information. This Section 10.1 shall not apply to information that is or becomes publicly available (other than to a Person who by breach of this Agreement has caused such information to become publicly available).

SECTION 11. MISCELLANEOUS

11.1 Waivers. No waiver by a party hereto shall be effective unless made in a written instrument duly executed by the party against whom such waiver is sought to be enforced, and only to the extent set forth in such instrument. Neither the waiver by any of the parties hereto of a breach or a default under any of the provisions of this

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Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

11.2 Notices. Notices to Pubco and to the Holders shall be sent to their respective addresses as set forth on Schedule I attached to this Agreement. Pubco or any Holder may require notices to be sent to a different address by giving notice to the other parties in accordance with this Section 11.2. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt if and when delivered personally, sent by facsimile transmission (the confirmation being deemed conclusive evidence of such delivery) or by courier service or five calendar days after being sent by registered or certified mail (postage prepaid, return receipt requested), to such parties at such address.

11.3 Public Announcements and Other Disclosure. No Holder shall make any press release, public announcement or other disclosure with respect to this Agreement without obtaining the prior written consent of Pubco, except as permitted pursuant to Section 10.1 or as may be required by law or by the regulations of any securities exchange or national market system upon which the securities of any such Holder shall be listed or quoted; provided, that in the case of any such disclosure required by law or regulation, the Holder making such disclosure shall use all reasonable efforts to consult with Pubco prior to making any such disclosure.

11.4 Headings and Interpretation. All section and subsection headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning, construction or scope of any of the provisions hereof. The Holders hereby disclaim any defense or assertion in any litigation or arbitration that any ambiguity herein should be construed against the draftsman.

11.5 Entire Agreement; Amendment. This Agreement (including all schedules) constitutes the entire and only agreement among the parties hereto concerning the subject matter hereof and thereof, and supersedes any prior agreements or understandings concerning the subject matter hereof and thereof. From and after the Effective Date, the provisions of the Initial Agreement granting registration rights to the Holders party thereto are superseded and replaced in their entirety with this Agreement. Any oral statements or representations or prior written matter with respect thereto not contained herein shall have no force and effect. Except as otherwise expressly provided in this Agreement, no amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by Pubco and the Holders that, in the aggregate, hold not less than 90% of the then remaining Registrable Shares; provided further that no provision of this Agreement may be amended or modified unless any and each Holder adversely affected by such amendment or modification in a manner different than other Holders has expressly consented in writing to such amendment or modification.

11.6 Assignment; Successors and Assigns. This Agreement and the rights granted hereunder may not be assigned by any Holder without the written consent of Pubco; provided, however, that the rights to cause Pubco to register Registrable Shares pursuant to this Agreement may be assigned by a Holder to a Permitted Transferee of such Holder’s Registrable Shares; provided that such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, their successors, heirs, legatees, devisees, permitted assigns, legal representatives, executors and administrators, except as otherwise provided herein.

11.7 Saving Clause. If any provision of this Agreement, or the application of such provision to any Person or circumstance, is held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it is held invalid, shall not be affected thereby. If the operation of any provision of this Agreement would contravene the provisions of any applicable law, such provision shall be void and ineffectual. In the event that applicable law is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

11.8 Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all the parties hereto, even though all parties are not signatory to the original or the same counterpart.

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11.9 Representations. Each of the parties hereto, as to itself only, represents that this Agreement has been duly authorized and executed by it and that all necessary corporate actions have been taken by it in order for this Agreement to be enforceable against it under all applicable laws. Each party hereto, as to itself only, further represents that all Persons signing this Agreement on such party’s behalf have been duly authorized to do so.

11.10 Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without application of the conflict of laws principles thereof.

11.11 Service of Process and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court of the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement in any court other than any court of the United States located in the State of New York and (iv) consents to service being made through the notice procedures set forth in Section 11.2 hereof. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail pursuant to Section 11.2 hereof shall be effective service of process for any suit or proceeding in connection with this Agreement.

11.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event the provisions of this Agreement were not performed in accordance with the terms hereof, and that the Holders and Pubco shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

11.13 No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no Person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

11.14 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement include the plural as well as the singular, and the use of any gender or neuter form herein shall be deemed to include the other gender and the neuter form;

(ii) references herein to “Sections”, “subsections,” “paragraphs”, and other subdivisions without reference to a document are to designated Sections, paragraphs and other subdivisions of this Agreement;

(iii) a reference to a paragraph without further reference to a Section is a reference to such paragraph as contained in the same Section in which the reference appears, and this rule shall also apply to other subdivisions;

(iv) the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(v) the term “include”, includes” or “including” shall be deemed to be followed by the words “without limitation”.

11.15 Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of each of the parties hereto to terminate this Agreement or (b) such date as no Registrable Shares remain outstanding.

11.16 Restriction on Transfer After Transactions. Each Holder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of Pubco or of any securities convertible into or exchangeable or exercisable for any other securities of Pubco, in each case, until the date that is six (6) months after the Effective Date. Further, each Holder agrees not to

Annex G-16

effect any sale or distribution, including any sale pursuant to Rule 144, of any Registrable Shares, and not to effect any sale or distribution of other securities of Pubco or of any securities convertible into or exchangeable or exercisable for any other securities of Pubco, in each case for so long as this Agreement remains in effect with respect to such Holder, if such sale or distribution would or would reasonably be expected to constitute or result in a “change of control” or similar event, as defined under Pubco’s or its subsidiaries’ loan, credit or other debt facilities in place on the Effective Date or that may be entered into from time to time, provided that any such future loan, credit or other debt facilities contain substantially similar change of control definitions as those in the loan, credit or other debt facilities in place on the Effective Date. In the event that all or any portion of the provisions of this Section 11.16 is waived with respect to the Sponsor, such provisions of this Section 11.16 shall also be waived with respect to all such Holders.

11.17 No Inconsistent Agreements; Additional Rights. Pubco shall not hereafter enter into, and is not currently a party to, any agreement (other than the Initial Agreement, which will be terminated on the Effective Date) with respect to its securities that is inconsistent in any material respect with, or superior to, the registration rights granted to the Holders by this Agreement. Notwithstanding any other rights and remedies the Holders may have in respect of Pubco or such other party pursuant to this Agreement, if Pubco enters into any other registration rights or similar agreement with respect to any of its securities that contains provisions that violate the preceding sentence, the terms and conditions of this Agreement shall immediately be deemed to have been amended without further action by Pubco or any of the Holders of Registrable Shares so that such Holders of such Registrable Shares shall each be entitled to the benefit of any such more favorable or less restrictive terms or conditions, as the case may be.

[Signature Page Follows]

Annex G-17

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPAC:
FAST Acquisition Corp. II
By:
Name:
Title:
PUBCO:
FALCON’S BEYOND GLOBAL, INC.
By:
Name:
Title:
HOLDERS:
FAST SPONSOR II LLC
By: FAST Sponsor II Manager LLC, its manager
By:
Name:
Title:
[•]
By:
Name:
Title:

Signature Page to
Registration Rights Agreement

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SCHEDULE I

PUBCO:

6996 Piazza Grande Avenue, Suite 301

Orlando, FL 32835

Attn: Scott Demerau

Cecil D. Magpuri

Email: [***]

with a required copy to (which copy shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Joel L. Rubinstein; Marie Elena Angulo

Email: [***]

SPONSOR:

FAST Sponsor II LLC

109 Old Branchville Road

Ridgefield, CT 06877

Attn: Doug Jacob

Garrett Schreiber

Email: [***]

[***]

with a required copy to (which copy shall not constitute notice):

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Stefan dePozsgay; Andrew Fabens

Email: [***]

HOLDERS:

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

[______________]:

[______________]

c/o [______________]

[______________]

[______________]

[______________]:

[______________]

c/o [______________]

[______________]

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Annex H

Execution Version

AMENDED & RESTATED SPONSOR SUPPORT AGREEMENT

This Amended and Restated Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of January 31, 2023, by and among FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, Inc., a Delaware corporation which was formerly known as Palm Holdco, Inc. (“Pubco”), Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,558,422 shares of SPAC Class B Common Stock and 4,297,825 SPAC Private Placement Warrants (collectively, the “Subject Securities”);

WHEREAS, on July 11, 2022 (the “Original Effective Date”), SPAC, the Company, Pubco and Palm Merger Sub, LLC, a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of the Original Effective Date, pursuant to which, among other transactions, SPAC will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, and following the SPAC Merger, Merger Sub will merge with and into the Company, with the Company as the surviving entity of such merger (the “Acquisition Merger” and together with the SPAC Merger, the “Mergers”), on the terms and conditions set forth therein;

WHEREAS, on September 13, 2022, SPAC, the Company, Pubco and Merger Sub entered into Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment,” and the Original Merger Agreement as amended by the First Amendment, the “Amended Original Merger Agreement”);

WHEREAS, on the date hereof, concurrently with the execution and delivery of this Agreement, SPAC, the Company, Pubco and Merger Sub amended and restated the Amended Original Merger Agreement by entering into the Amended and Restated Agreement and Plan of Merger (as may be further amended or modified from time to time, the “Merger Agreement”);

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, the Sponsor, SPAC, the Company, and Pubco entered into that certain Sponsor Support Agreement, dated as of the Original Effective Date (the “Original Sponsor Support Agreement”); and

WHEREAS, contemporaneously with the execution and delivery of the Merger Agreement, as an inducement to SPAC and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto agreed to amend the Original Sponsor Support Agreement by entering into this Sponsor Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effects of Merger Agreement. The Sponsor shall be bound by and comply with Sections 7.07 (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if the Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

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Section 1.2 No Transfer. Except as permitted by the Merger Agreement, during the period commencing on the date hereof and ending on the earliest of (a) the Acquisition Merger Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of SPAC, each Sponsor Party shall not, without the prior written consent of the Company, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Securities owned by the Sponsor (unless the transferee agrees to be bound by this Sponsor Agreement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Securities owned by the Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Section 1.3 New Shares. In the event that (a) any SPAC Common Shares, SPAC Warrants or other equity securities of SPAC are issued to the Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SPAC Common Shares or SPAC Warrants of, on or affecting the SPAC Common Shares or SPAC Warrants owned by the Sponsor or otherwise, (b) the Sponsor purchases or otherwise acquires beneficial ownership of any SPAC Common Shares, SPAC Warrants or other equity securities of SPAC after the date of this Sponsor Agreement, or (c) the Sponsor acquires the right to vote or share in the voting of any SPAC Common Shares or other equity securities of SPAC after the date of this Sponsor Agreement (such SPAC Common Shares, SPAC Warrants or other equity securities of SPAC referred to in clauses (a) through (c) collectively, the “New Securities”), then, to the extent of the Sponsor’s control of such New Securities, such New Securities acquired or purchased by the Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Subject Securities owned by the Sponsor as of the date hereof.

Section 1.4 Closing Date Deliverables. On the SPAC Merger Closing Date, (a) the Sponsor shall deliver (i) to SPAC and the Company a duly executed copy of the Registration Rights Agreement and (ii) to the Company a duly executed copy of the A&R Operating Agreement, and (b) SPAC shall deliver to the Sponsor a duly executed copy of the Registration Rights Agreement.

Section 1.5 Sponsor Agreements.

(a) Prior to the Expiration Time, at any meeting of the shareholders of SPAC, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of SPAC is sought, the Sponsor shall, solely in its capacity as a record owner of SPAC Common Shares, (i) appear at each such meeting or otherwise cause all of its SPAC Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its SPAC Common Shares:

(i) in favor of each Transaction Proposal;

(ii) against any Acquisition Proposal or any proposal relating to an Acquisition Proposal (in each case, other than the Transaction Proposals);

(iii) against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC;

(iv) against any change in the business, management or Board of Directors of SPAC (other than in connection with the Transaction Proposals); and

(v) against any proposal, action or agreement that would (w) impede, frustrate, prevent or nullify any provision of this Sponsor Agreement, the Merger Agreement or any Merger, (x) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of SPAC or the Merger Sub under the Merger Agreement, (y) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (z) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, SPAC.

Annex H-2

(b) The Sponsor hereby agrees, in its capacity as a record owner of, or owner of interests representing the economic benefits of, SPAC Common Shares, that the Sponsor shall not commit or agree to take any action inconsistent with the foregoing.

(c) The Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in the Insider Letter (as defined below), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any shares of SPAC Class B Common Stock owned by the Sponsor in connection with the transactions contemplated by the Merger Agreement.

(d) During the period commencing on the date hereof and ending on the earlier of the Acquisition Merger Effective Time and the termination of the Merger Agreement pursuant to Section 10.1 thereof, without the prior written consent of the Company, the Sponsor shall not modify or amend any Contract between SPAC and the Sponsor, except as permitted by the Merger Agreement.

(e) The Sponsor hereby agrees to support the Warrant Agreement Amendment and to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary in furtherance thereof.

Section 1.6 Further Assurances. The Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein or herein; provided that the foregoing obligation shall not require the Sponsor to forfeit any economic rights (other than as expressly provided therein or herein), grant any concession, or incur monetary liability (other than reasonable transaction expenses).

Section 1.7 No Inconsistent Agreement. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of the Sponsor’s obligations hereunder.

Section 1.8 No Further Amendment to Insider Letter. Neither the Sponsor nor SPAC shall amend, terminate or otherwise modify that certain letter agreement, dated as of March 15, 2021, by and among the SPAC and the Sponsor (the “Insider Letter”), without the Company’s prior written consent.

Section 1.9 Waiver of Anti-Dilution Provision. Subject to and contingent upon the consummation of the Mergers, the Sponsor hereby waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated certificate of incorporation of SPAC (as may be amended from time to time, the “Charter”), the provisions of Section 4.3(b) of the Charter to have the SPAC Class B Common Stock convert to SPAC Class A Common Stock at a ratio of greater than one-for-one. The waiver specified in this Section 1.9 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement (and any shares of SPAC Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

Section 1.10 Sponsor Forfeiture.

(a) Immediately prior to the Acquisition Merger Closing, at 8:01 am New York City time on the date immediately following the SPAC Merger Closing Date, the Sponsor shall deliver to the Surviving Corporation for cancellation and for no consideration the Sponsor Redemption Forfeited Shares (if any) and the Additional Incentive Forfeited Shares.

(b) If and only if the SPAC Capital Received is less than $50,000,000, immediately prior to the Acquisition Merger Closing, at 8:01 am New York City time on the date immediately following the SPAC Merger Closing Date, the Sponsor shall deliver to the Surviving Corporation for cancellation and for no consideration the Sponsor Redemption Forfeited Warrants.

Annex H-3

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsor. The Sponsor represents and warrants as of the date hereof to SPAC and the Company as follows:

(a) Organization; Due Authorization. It is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within its organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Sponsor. This Sponsor Agreement has been duly executed and delivered by the Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor constitutes a legally valid and binding obligation of it, enforceable against the Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the Sponsor.

(b) Ownership. The Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Securities, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the SPAC Governing Documents, (iii) the Merger Agreement, (iv) the Insider Letter or (v) any applicable securities Laws. The Sponsor’s Subject Securities are the only equity securities in SPAC owned of record or beneficially by the Sponsor on the date of this Sponsor Agreement, and none of the Sponsor’s Subject Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Securities, except as provided hereunder and under the Insider Letter. Other than the SPAC Warrants held by the Sponsor and pursuant to working capital loans from the Sponsor, the Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of SPAC or any equity securities convertible into, or which can be exchanged for, equity securities of SPAC.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not, (i) if the Sponsor is not an individual, conflict with or result in a violation of the organizational documents of the Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon the Sponsor or the Subject Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by the Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Sponsor Agreement.

(e) Brokerage Fees. Except as described on Section 5.11 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Sponsor, for which SPAC or any of its Affiliates may become liable.

(f) Affiliate Arrangements. Except as set forth on Schedule I attached hereto, neither the Sponsor nor, to the knowledge of the Sponsor, any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with SPAC or its Subsidiaries.

(g) Acknowledgment. The Sponsor understands and acknowledges that each of SPAC and the Company is entering into the Merger Agreement in reliance upon the Sponsor’s execution and delivery of this Sponsor Agreement.

Annex H-4

ARTICLE III
MISCELLANEOUS

Section 3.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest of (a) the Expiration Time, (b) the liquidation of SPAC and (c) the written agreement of the Sponsor, SPAC, and the Company; provided that if the Acquisition Merger Closing occurs Section 1.10 of this Sponsor Agreement shall survive the Acquisition Merger Effective Time. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof. This Article III shall survive the termination of this Sponsor Agreement.

Section 3.2 Governing Law. This Sponsor Agreement, and all claims or causes of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 3.3 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. Any Action based upon, arising out of or related to this Sponsor Agreement, or the transactions contemplated hereby (whether in contract, tort or otherwise), shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Sponsor Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.3. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS Sponsor AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.4 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

Section 3.5 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Sponsor Agreement (including failing to take such actions as are required of them hereunder to consummate this Sponsor Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Sponsor Agreement in accordance with Section 3.1, this being in addition to any other remedy to which they are entitled under this Sponsor Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, none of the parties would have entered into this Sponsor Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in accordance with this Section 3.5 shall not be required to provide any bond or other security in connection with any such injunction.

Annex H-5

Section 3.6 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by SPAC, the Company and the Sponsor.

Section 3.7 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Sponsor Agreement, they shall take any actions necessary to render the remaining provisions of this Sponsor Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Sponsor Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 3.8 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed without any “bounce back” or similar error message, addressed as follows:

If to Sponsor or SPAC:
109 Old Branchville Road
Ridgefield, CT 06877
Attention:	Doug Jacob
Garrett Schreiber
Email:	[***]
[***]
with a copy to (which will not constitute notice):
Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166
Attention:	Stefan G. dePozsgay
Evan M. D’Amico
Andrew Fabens
Email:	[***]
[***]
[***]
If to the Company, Merger Sub or Pubco:
6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835
Attn:	Scott Demerau
Cecil D. Magpuri
Email:	[***]

Annex H-6

with a copy to (which shall not constitute notice):
White & Case
1221 Avenue of the Americas
New York, NY 10020
Attention:	Matthew Kautz
James Hu
Email:	[***]
[***]

Section 3.9          Counterparts. This Sponsor Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.10        Trust Account Waiver. Section 6.05 (No Claim Against the Trust Account) of the Merger Agreement is hereby incorporated into this Sponsor Agreement, mutatis mutandis.

Section 3.11        Entire Agreement. This Sponsor Agreement, the Merger Agreement and the other Ancillary Agreements and the agreements referenced herein and therein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby or thereby.

Section 3.12        Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Sponsor signs this Sponsor Agreement solely in such Person’s capacity as a record owner of, or owner of interests representing the economic benefits of, SPAC Class B Common Stock and SPAC Warrants, and not in any other capacity and this Sponsor Agreement shall not limit, prevent or otherwise affect the actions of the Sponsor or any Affiliate, employee or designee of the Sponsor, or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of SPAC, either Merger Sub or any other Person, including in the exercise of his or her fiduciary duties as a director or officer of SPAC.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

Annex H-7

IN WITNESS WHEREOF, the Sponsor, SPAC, Pubco and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:
FAST SPONSOR II, LLC
By: FAST Sponsor II Manager LLC, its manager
By:	/s/ Garrett Schreiber
Name: Garrett Schreiber
Title: Manager

[Signature Page to A&R Sponsor Support Agreement]

Annex H-8

SPAC:
FAST ACQUISITION CORP. II
By:	/s/ Garrett Schreiber
Name: Garrett Schreiber
Title: CFO

[Signature Page to A&R Sponsor Support Agreement]

Annex H-9

PUBCO:
FALCON’S BEYOND GLOBAL, INC.
By:	/s/ L. Scott Demerau
Name: L. Scott Demerau
Title: Executive Chairman

[Signature Page to A&R Sponsor Support Agreement]

Annex H-10

COMPANY:
FALCON’S BEYOND GLOBAL, LLC
By:	/s/ L. Scott Demerau
Name: L. Scott Demerau
Title: Executive Chairman

[Signature Page to A&R Sponsor Support Agreement]

Annex H-11

Annex I

Execution Version

AMENDED AND RESTATED SPONSOR LOCKUP AGREEMENT

This Amended and Restated Sponsor Lockup Agreement is dated as of January 31, 2023 and is between FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, LLC, a Florida limited liability company (“Falcon’s Beyond”), Falcon’s Beyond Global, Inc., a Delaware corporation and wholly owned subsidiary of SPAC which was formerly known as Palm Holdco, Inc. (the “Company” and, together with SPAC and Falcon’s Beyond, the “Company Parties”), and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit A hereto with the Company Parties in order to become a “Sponsor Party” for purposes of this Agreement (together with the “Sponsor”, the “Sponsor Parties” and individually, a “Sponsor Party”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, the Sponsor Parties will own equity interests in the Company;

WHEREAS, on July 11, 2022 (the “Original Effective Date”), the Company, SPAC, Falcon’s Beyond, and Palm Merger Sub, LLC, a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), dated as of the Original Effective Date, pursuant to which, among other transactions, SPAC will merge with and into the Company (the “SPAC Merger”), with the Company surviving as the sole owner of Merger Sub, and following the SPAC Merger, Merger Sub will merge with and into Falcon’s Beyond (the “Acquisition Merger”, and together with the SPAC Merger, the “Mergers”), with Falcon’s Beyond as the surviving entity of such merger, on the terms and conditions set forth therein;

WHEREAS, on September 13, 2022, SPAC, the Company, Falcon’s Beyond and Merger Sub entered into Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment,” and the Original Merger Agreement as amended by the First Amendment, the “Amended Original Merger Agreement”);

WHEREAS, on the date hereof, concurrently with the execution and delivery of this Agreement, SPAC, the Company, Falcon’s Beyond and Merger Sub amended and restated the Amended Original Merger Agreement by entering into the Amended and Restated Agreement and Plan of Merger (as may be further amended or modified from time to time, the “Merger Agreement”);

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, the Sponsor, SPAC, the Company, and Falcon’s Beyond entered into that certain Sponsor Lockup Agreement, dated as of the Original Effective Date (the “Original Sponsor Lockup Agreement”); and

WHEREAS, contemporaneously with the execution and delivery of the Merger Agreement, as a condition and inducement to the willingness of the Company Parties to enter into the Merger Agreement, the Sponsor, SPAC, the Company, and Falcon’s Beyond agreed to amend the Original Sponsor Lockup Agreement by entering into this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Acquisition Merger” has the meaning set forth in the Background.

“Action” has the meaning set forth in Section 3.7.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

Annex I-1

“Agreement” means this Amended and Restated Sponsor Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Change of Control” means any transaction or series of transactions (A) the result of which is the acquisition by a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company or any of its Subsidiaries) of direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the combined voting power of or economic rights or interests in the then outstanding securities of Company or Falcon’s Beyond, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or (2) the voting securities of the Company or Falcon’s Beyond immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is a sale of all or substantially all of the assets of the Company or Falcon’s Beyond (as appearing in its most recent balance sheet) to any Person.

“Class A Common Stock” means the shares of Class A common stock of the Company, following the consummation of the Mergers.

“Class B Common Stock” means the Class B common stock of the Company, following the consummation of the Mergers.

“Company” has the meaning set forth in the Preamble.

“Company Parties” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Falcon’s Beyond” has the meaning set forth in the Preamble.

“Immediate Family” means any Person that is related by blood or current or former marriage, domestic partnership or adoption (including legally adoptive relationships, in-laws and step relations), in each case that is not more remote than a first cousin.

“Lock-up” has the meaning set forth in Section 2.1(a).

“Lock-up Period” means the Sponsor Retained Shares Lock-up Period, Sponsor Minimum Guarantee Shares Lock-up Period and Warrant Lock-up Period, as applicable.

“Lock-up Securities” has the meaning set forth in Section 2.1(d).

“Lock-up Shares” has the meaning set forth in Section 2.1(d).

“Lock-up Warrants” has the meaning set forth in Section 2.1(d).

“Mergers” has the meaning set forth in the Background.

“Merger Agreement” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Background.

“Permitted Transferees” has the meaning set forth in Section 2.1(d).

“Pubco Common Stock” means the Class A Common Stock and the Class B Common Stock, as applicable.

“Shares Lock-up Period” has the meaning set forth in Section 2.1(d).

“SPAC” has the meaning set forth in the Preamble.

“SPAC Merger” has the meaning set forth in the Background.

Annex I-2

“SPAC Private Placement Warrant” means each warrant to purchase one (1) share of SPAC Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor and that is issued and outstanding immediately prior to the SPAC Merger Effective Time.

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Minimum Guarantee Shares Lock-up Period” has the meaning set forth in Section 2.1(d).

“Sponsor Parties” has the meaning set forth in the Preamble.

“Sponsor Retained Shares Lock-up Period” has the meaning set forth in Section 2.1(d).

“Trading Day” means any day on which shares of Pubco Common Stock are actually traded on the principal securities exchange or securities market on which shares of Pubco Common Stock are then traded.

“Transfer” has the meaning set forth in Section 2.1(d).

“Warrants Lock-up Period” has the meaning set forth in Section 2.1(d).

1.2 Construction. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), each Sponsor Party agrees (i) not to Transfer any Sponsor Retained Shares until the end of the Sponsor Retained Shares Lock-up Period, (ii) not to Transfer any Sponsor Minimum Guarantee Shares until the end of the Sponsor Minimum Guarantee Shares Lock-up Period and (iii) not to Transfer any Lock-up Warrants until the end of the Warrants Lock-up Period (collectively, the “Lock-up”). Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Acquisition Merger Closing, the Lock-up for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, (i) no Sponsor Retained Shares shall be subject to Lock-up pursuant to this Agreement from and after the date that is one year after the Acquisition Merger Closing Date, (ii) no Sponsor Minimum Guarantee Shares shall be subject to Lock-up pursuant to this Agreement from and after the date that is two years after the Acquisition Merger Closing Date and (iii) no Lock-up Warrants shall be subject to Lock-up pursuant to this Agreement from and after the date that is 180 days after the Acquisition Merger Closing Date.

(b) Each Sponsor Party or any of its Permitted Transferees may Transfer any Lock-up Securities it holds during the applicable Lock-up Period (i) to any Affiliate of such Sponsor Party or by distributions from such Sponsor Party to its members, partners or shareholders or their Affiliates; (ii) in the case of an individual, by bona fide gift to a member of such individual’s Immediate Family or to a trust, the beneficiary of which is a member of such individual’s Immediate Family, an affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; or (vi) in the event of, and solely in connection with, the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Pubco Common Stock for cash, securities or other

Annex I-3

property subsequent to the Acquisition Merger Closing Date; in each case of clauses (i)–(v), if the transferee is not another Sponsor Party, subject to prior receipt by the Company Parties of a duly executed joinder to this Agreement substantially in the form of Exhibit A hereto.

(c) Notwithstanding the provisions set forth in this Section 2.1, if the applicable Lock-up Period, excluding in connection with a Lock-up Period Early Release, is scheduled to end during a Blackout Period or within five Trading Days prior to the commencement of a Blackout Period, the applicable Lock-up Period shall end ten Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Company shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release.

(d) For purposes of this Section 2.1:

(i) The term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy.

(ii) The term “Sponsor Retained Shares Lock-up Period” means the period beginning on the Acquisition Merger Closing Date and ending on the earlier of (i) the date that is one year after the Acquisition Merger Closing Date and (ii) the Lock-up Period Early Release Date.

(iii) The term “Sponsor Minimum Guarantee Shares Lock-up Period” means the period beginning on the Acquisition Merger Closing Date and ending on the date that is twenty-four (24) months after the Acquisition Merger Closing Date.

(iv) The term “Warrants Lock-up Period” means the period beginning on the Acquisition Merger Closing Date and ending on the earlier of (i) the date that is 180 days after the Acquisition Merger Closing Date and (ii) the Lock-up Period Early Release Date.

(v) The term “Lock-up Period Early Release Date” means the date on which the volume weighted average closing sale price of the Class A Common Stock on Nasdaq (or the exchange on which the shares of Class A Common Stock are then listed) equals or exceeds $12.00 per share (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-consecutive Trading Day period, such period commencing at least 150 days after the Acquisition Merger Closing Date (the “Lock-up Period Early Release”); provided, however, that if at the time of any Lock-up Period Early Release Date, the Company is in a Blackout Period, the actual date of the Lock-up Period Early Release Date shall be delayed until immediately prior to the opening of trading on the second Trading Day following the first date after the satisfaction of the Lock-up Period Early Release that the Company is no longer in a Blackout Period; provided, further, that the Company shall announce the date of the expected Lock-up Period Early Release Date through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Lock-Up Period Early Release Date.

(vi) The term “Lock-up Shares” means the Sponsor Retained Shares and the Sponsor Minimum Guarantee Shares, if any.

(vii) The term “Lock-up Warrants” means the SPAC Private Placement Warrants assumed by the Company pursuant to the Warrant Assumption Agreement at the SPAC Merger Effective Time, and any shares of Pubco Common Stock received upon exercise of such warrants.

(viii) The term “Lock-up Securities” means, collectively, the Lock-up Shares and the Lock-up Warrants.

(ix) The term “Permitted Transferees” means, prior to the expiration of the applicable Lock-up Period, any Person to whom such Sponsor Party or any other Permitted Transferee of such Sponsor Party is permitted to transfer such shares of Lock-up Securities pursuant to Section 2.1(b).

Annex I-4

(x) The term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(e) Each Sponsor Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Sponsor Party’s Lock-up Securities in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(f) Each Sponsor Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Sponsor Party’s Lock-up Shares describing the foregoing restrictions.

(g) For the avoidance of doubt, each Sponsor Party shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Securities during the Lock-up Period, including the right to vote any Lock-up Shares.

ARTICLE III
GENERAL PROVISIONS

3.1              Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (without any “bounce back” or similar error message) addressed as follows:

If to the Company, to:
6996 Piazza Grande Avenue, Suite 301
Orlando, FL 32835
Attn:	Scott Demerau
Cecil D. Magpuri
Email:	[***]

with a copy (not constituting notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn:	Matthew Kautz
James Hu
Email:	[***]
[***]

If to any Sponsor Party, to such address indicated on the Company’s records with respect to such Sponsor Party or to such other address or addresses as such Sponsor Party may from time to time designate in writing.

3.2 Amendment; Waiver. (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by each of the Company Parties and the Sponsor Parties holding a majority of the shares then held by the Sponsor Parties in the aggregate as to which this Agreement has not been terminated.

Annex I-5

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The Company and any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company Parties, the applicable Sponsor Parties and (ii) in the case of a waiver by a Sponsor Party, each of the Company Parties.

(e) SPAC and the Company hereby represent, warrant, covenant and agree that (i) if any lock-up agreement signed by a equityholder of the Company Parties in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such equityholder and that would be favorable to a Sponsor Party, this Agreement shall be contemporaneously amended in the same manner and the Company shall provide prompt notice thereof to the Sponsor Parties, and (ii) if any such equityholder is released from any or all of the lock-up restrictions under its lockup agreement, the Sponsor Parties will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of each Sponsor Party’s Lock-up Securities) and the Company shall provide prompt notice thereof to the Sponsor Parties.

(f) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Sponsor Party, or (ii) disproportionately affect any Sponsor Party as compared to any other Sponsor Party, in each case, will not bind any such Sponsor Party without such Sponsor Party’s prior written approval.

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. No party hereto shall assign, delegate or otherwise transfer this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

3.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

3.7 Jurisdiction. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience

Annex I-6

of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.7.

3.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.

3.10 Entire Agreement. Except as otherwise set forth herein, this Agreement and that certain Letter Agreement, dated March 15, 2021, by and among the SPAC, its executive officers, its directors and Sponsor (the “Insider Letter”, and together with this Agreement, the “Agreements”) constitute the full and entire understanding and agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by the Agreements exist between the parties except as expressly set forth or referenced in the Agreements. Notwithstanding the foregoing, nothing in the Agreements shall limit any of the rights, remedies or obligations of the Company Parties or any of the Sponsor Parties under any other agreement between any of the Sponsor Parties and the Company Parties, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Sponsor Parties or the Company Parties under the Agreements. In the case of any inconsistency between this Agreement and the Insider Letter, for any time after the SPAC Merger Effective Time this Agreement will control, including in relation to Section 7 of the Insider Letter, which is expressly superseded by the terms of this Agreement from and after the SPAC Merger Effective Time. The parties hereto agree that the Transactions shall not be deemed to violate Section 7 of the Insider Letter.

3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing

Annex I-7

this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.13 Several Liability. The liability of any Sponsor Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Sponsor Party be liable for any other Sponsor Party’s breach of such other Sponsor Party’s obligations under this Agreement.

3.14 Effectiveness; Termination. This Agreement shall become effective only upon the consummation of the Mergers. Upon the termination of the Merger Agreement, this Agreement shall automatically terminate and be null and void, ab initio.

[Remainder of Page Intentionally Left Blank]

Annex I-8

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

SPONSOR:
FAST SPONSOR II, LLC
By:
Name:
Title:

[Signature Page to Sponsor Lockup Agreement]

Annex I-9

PUBCO:
FALCON’S BEYOND GLOBAL, INC.
By:
Name:
Title:

[Signature Page to Sponsor Lockup Agreement]

Annex I-10

SPAC:
FAST ACQUISITION CORP. II
By:
Name:
Title:

[Signature Page to Sponsor Lockup Agreement]

Annex I-11

COMPANY:
FALCON’S BEYOND GLOBAL, LLC
By:
Name:
Title:

[Signature Page to Sponsor Lockup Agreement]

Annex I-12

Exhibit A

FORM OF JOINDER TO LOCKUP AGREEMENT

[______], 20__

Reference is made to the Amended and Restated Sponsor Lockup Agreement, dated as of January 31, 2023, by and among Falcon’s Beyond Global, Inc. (the “Company”), the other Company Parties (as defined therein) and the other Sponsor Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company Parties and each undersigned holder of shares of the Company (each, a “New Sponsor Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Sponsor Party hereby agrees to and does become party to the Lockup Agreement as a Sponsor Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Sponsor Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

Annex I-13

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW SPONSOR PARTY]
By:
Name:
Title
FALCON’S BEYOND GLOBAL, INC.
By:
Name:
Title:
FALCON’S BEYOND GLOBAL, LLC
By:
Name:
Title:
FAST ACQUISITION CORP. II
By:
Name:
Title:

Annex I-14

Annex J

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on July 11, 2022, between Falcon’s Beyond Global LLC, a Florida limited liability company (the “Company”), and Katmandu Collections, LLLP (“Subscriber”).

WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with FAST Acquisition Corp. II, a Delaware corporation (“FAST”), and the other parties thereto, providing for the combination of the Company and FAST (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);

WHEREAS, Subscriber is a member of the Company and currently owns 54,407,701 membership units of the Company (the “Membership Units”) representing a percentage interest in the Company of 66.6667%;

WHEREAS, Subscriber desires to subscribe for and purchase additional Membership Units of the Company for a purchase price of $10.00 per Membership Unit (the “Per Unit Price” and the aggregate of such Per Unit Price for all Subscribed Membership Units being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber up to 6,000,000 Membership Units (the “Subscribed Membership Units”) in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, the Company and Subscriber are executing and delivering this Subscription Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Subscription.

(a) Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase on a private placement basis, and the Company hereby agrees to assign all rights and title to, and to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Membership Units (such subscription and issuance, the “Subscription”). The Subscriber shall have the option to pay for the Subscribed Membership Units in installments in one or more Closings (as defined below) prior to the Consummation Date (as defined below) and, upon such payment, the Company shall issue the number of Membership Units to the subscriber equal to the portion of the Purchase Price paid divided by the Per Unit Price. For the avoidance of doubt, the Subscriber shall be required, in the aggregate, to have fully paid the Purchase Price for the Subscribed Membership Units by the Consummation Date.

(b) The Subscriber’s interest and capital account with the Company will be set forth in Exhibit A to the operating agreement of the Company, dated April 30, 2021 by and among the Company and the members whose signatures appear on the signature page thereof (as amended and modified from time to time, the “Operating Agreement”).

Section 2. Closings.

(a) The Subscription shall be fully consummated on the earlier of (i) the Termination Date (as defined in the Transaction Agreement), (ii) the receipt of the total Purchase Price by the Company and the issuance of all of the Subscribed Membership Units to the Subscriber or (iii) at any time so determined by the Company (such period, the “Offering Period”), subject to the right of the Company to extend the Offering Period one or more times to such final date that the Company shall in its discretion so determine without notice or vote of the Subscriber (the “Consummation Date”).

(b) At least five (5) Business Days before the date on which the Subscriber shall purchase Membership Units (each, a “Closing Date” and each such closing, a “Closing”), the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price, whether in whole or in part, to the Company. No later than three (3) Business Days prior to the Closing Date, Subscriber shall deliver such Purchase Price for the Subscribed Membership Units by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, and

Annex J-1

deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Membership Units to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Membership Units are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall issue the Subscribed Membership Units to Subscriber upon which Subscriber shall become bound by the Operating Agreement. Failure to close on an anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to a Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 5 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

(c) Each Closing shall be subject to the satisfaction, or valid waiver by each of the parties hereto, of the conditions that, on each Closing Date:

(i)     no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby.

(d) The obligation of the Company to consummate a Closing shall be subject to the satisfaction or valid waiver by the Company of the additional conditions that, on each Closing Date:

(i)     all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date; and

(ii)    Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e) The obligation of Subscriber to consummate a Closing shall be subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on each Closing Date:

(i)     all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date; and

(ii)    the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(f) Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Membership Units to Subscriber.

Section 3. Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a) (i) The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Florida and has the requisite limited liability company power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of organization) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (ii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with

Annex J-2

respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Membership Units.

(b) As of each Closing Date, the Subscribed Membership Units will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable. Upon issuance in accordance with, and payment pursuant to the terms hereof, Subscriber will have received good title to the Subscribed Membership Units, free and clear of all liens, claims and encumbrances of any kind resulting from action of, or any failure to act by, the Company, other than (i) any transfer restrictions pursuant to the Operating Agreement and (ii) transfer restrictions under federal and state securities laws.

(c) (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Subscription Agreement and to issue the Subscribed Membership Units in accordance with the terms thereof and otherwise to carry out the transactions contemplated by this Subscription Agreement; (ii) the execution, delivery and performance of this Subscription Agreement by the Company and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary action, and no further consent or authorization of the Company or any member is required; and (iii) assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d) Assuming the accuracy of the representations and warranties of Subscriber, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Membership Units and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company, including the Company’s certificate of formation and Operating Agreement; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e) Assuming the accuracy of the representations and warranties of Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Membership Units), other than (i) filings required by applicable state securities laws, and (ii) the filing of a Notice of Exempt Offering of Securities on Form D with the United States Securities and Exchange Commission (“Commission”) under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), if applicable and (iii) the failure of which to obtain would not be reasonably likely to have a Company Material Adverse Effect.

(f) Except for such matters as have not had and would not be reasonably likely to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Membership Units by the Company to Subscriber.

(h) Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Membership Units.

Annex J-3

(i) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Membership Units to Subscriber.

Section 4. Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a) Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(c) The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Membership Units and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Membership Units.

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Membership Units only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Membership Units as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer or an institutional accredited investor and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Membership Units with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Membership Units.

(e) Subscriber understands that the Subscribed Membership Units are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Membership Units have not been registered under the Securities Act. Subscriber understands that the Subscribed Membership Units may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the applicable states and other jurisdictions of the United States, and as a result of these transfer restrictions, Subscriber may not be able to readily resell the Subscribed Membership Units and may be required to bear the financial risk of an investment in the Subscribed Membership Units for an indefinite period of time. The Subscriber understands that there is currently no established trading market for the Subscribed Membership Units and no assurance can be given that any market for the Subscribed Membership Units will ever develop or be maintained.

(f) Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Membership Units.

Annex J-4

(g) Subscriber understands and agrees that Subscriber is purchasing the Subscribed Membership Units directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any of its respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(h) In making its decision to purchase the Subscribed Membership Units, Subscriber has relied solely upon independent investigation made by Subscriber. Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Membership Units, including with respect to the Company and its subsidiaries. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Membership Units.

(i) Subscriber became aware of this offering of the Subscribed Membership Units solely by means of direct contact between Subscriber and the Company, or their respective representatives or affiliates, and the Subscribed Membership Units were offered to Subscriber solely by direct contact between Subscriber and the Company, or their respective affiliates. Subscriber did not become aware of this offering of the Subscribed Membership Units, nor were the Subscribed Membership Units offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Membership Units (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(j) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Membership Units. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Membership Units, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision.

(k) Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Membership Units and determined that the Subscribed Membership Units are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(l) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Membership Units or made any findings or determination as to the fairness of this investment.

(m) Subscriber is not, and is not owned or controlled by or acting on behalf of, a Sanctioned Person. Subscriber is not a non-U.S. shell bank or providing banking services to a non-U.S. shell bank. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001 and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required by applicable law, it maintains, either directly or through the use of a third-party administrator, policies and procedures reasonably designed for the screening of any investors against Sanctions-related lists of blocked or restricted persons. Subscriber further represents and warrants that the funds held by Subscriber and used to purchase the Subscribed Membership Units are derived from lawful activities. For purposes of this Agreement, “Sanctioned Person” means at any time any person or entity: (a) listed on any Sanctions-related list of designated or blocked or restricted persons; (b) that is a national of, the government of, or any agency or instrumentality of the government of, or resident in, or organized under the laws of, a country or territory that is the target of comprehensive Sanctions from time to time (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Russia, Belarus and the Crimea, the Donetsk People’s Republic and the Luhansk People’s Republic regions of Ukraine); or (c) owned or controlled by or acting on behalf of any of the foregoing. “Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including without limitation

Annex J-5

the U.S. Department of the Treasury, Office of Foreign Assets Control, the U.S. Department of State, and the U.S. Department of Commerce), (b) the European Union and enforced by its member states, (c) the United Nations and (d) Her Majesty’s Treasury.

(n) Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company or FAST. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Membership Units covered by this Agreement.

(o) Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(p) No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Membership Units hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Membership Units hereunder.

(q) Subscriber at each Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(r) No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Membership Units to Subscriber.

(s) The Subscriber acknowledges and understands that certain founders, insiders and/or affiliates have purchased or will purchase (or may in the future have the right to purchase) securities of the Company at a purchase price lower than that offered to the Subscriber in the Subscription. The Subscriber acknowledges that certain managers, members, and officers of the Company, and their respective affiliates, have conflicts of interests and fully understands such conflicts of interests.

Section 5. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof (a) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement or (b) if, on the Consummation Date, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach.

Section 6. Miscellaneous.

(a) All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, on the date of transmission to such recipient; provided, that such notice, request, demand, claim or other communication is also sent to the recipient pursuant to clauses (i), (iii) or (iv) of this Section 6(a), (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 6(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 6(a).

Annex J-6

(b) Subscriber acknowledges that the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to each Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that the purchase by Subscriber of Subscribed Membership Units from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to each Closing, the Company agrees to promptly notify Subscriber if either becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c) Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e) Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Membership Units acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Membership Units and Subscriber shall provide such information as may be reasonably requested. Subscriber acknowledges that the Company and/or FAST may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company and/or FAST or a registration statement of the Company and/or FAST.

(h) This Subscription Agreement may not be amended, modified or waived in any material respect, except with the written consent of the Company, FAST and the Subscriber. Upon the effectuation of such waiver, modification or amendment with the consent of the Subscriber and FAST in conformance with this Section 6(h), such amendment, modification or waiver shall be binding on the Subscriber and effective as to this Subscription Agreement. The Company shall promptly give written notice thereof to Subscriber if Subscriber has not previously consented to such amendment, modification or waiver in writing; provided that the failure to give such notice shall not affect the validity of such amendment, modification or waiver.

(i) This Subscription Agreement entered into by the parties hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j) Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 6(b), Section 6(c), Section 6(h) and this Section 6(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions. Notwithstanding anything to the contrary contained in this Subscription Agreement, FAST shall be an express third party beneficiary of Section 6(t) of this Subscription Agreement.

Annex J-7

(k) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 6(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any proceeding for which the Company is being granted an award of money damages, the Subscriber agrees that such damages, to the extent payable by such party, shall include, without limitation, damages related to the consideration that is or was to be paid to the Company under this Subscription Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to this Subscription Agreement.

(l) In any dispute arising out of or related to this Subscription Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Subscription Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

(m)  If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n) No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(p) This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(q) EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY

Annex J-8

AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(r) The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively, the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 6(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(s) This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(t) Subscriber hereby consents to the publication and disclosure in any press release issued by the Company or FAST and any Form 8-K or Form 6-K filed by the Company or FAST with the Commission in connection with the execution and delivery of the Transaction and this Subscription Agreement or the transactions contemplated in the Transaction Agreement, this Subscription Agreement and the Proxy Statement (as defined in the Transaction Agreement) (and, as and to the extent otherwise required by the federal securities laws, exchange rules, the Commission or any other securities authorities or any rules and regulations promulgated thereby, any other documents or communications provided by the Company or FAST to any governmental entity or to any securityholders of the Company) of Subscriber’s identity and beneficial ownership of the Subscribed Membership Units and the nature of Subscriber’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Company, a copy of this Agreement, all solely to the extent required by applicable law or any regulation or stock exchange listing requirement. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction and this Subscription Agreement (including filings with the Commission). For the avoidance of doubt, nothing in this Agreement shall require or be deemed to require the Company to make public or disclose any material, non-public information that the Company has provided to Subscriber other than the material, non-public information that is contained in the Proxy Statement (as defined in the Transaction Agreement) or other filings of the Company and FAST with the Commission.

[Signature pages follow.]

Annex J-9

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

FALCON’S BEYOND GLOBAL, LLC
By:	/s/ Cecil D. Magpuri
Name: Cecil D. Magpuri
Title: Chief Executive Officer
Address for Notices:
Falcon’s Beyond 6996 Piazza Grande Avenue, Suite 301 Orlando, FL 32835
ATTN:	Cecil D. Magpuri
EMAIL:	[***]
with a copy (not to constitute notice) to:
White & Case LLP 1221 Avenue of the Americas New York, NY 10020-1095
ATTN:	Joel Rubinstein
EMAIL:	[***]

[Signature Page to Subscription Agreement]

Annex J-10

SUBSCRIBER: Katmandu Collections, LLLP
By:	/s/ Scott Demerau
Katmandu Collections, LLLP, through
Katmandu GP Inc., its General Partner
Name:	L. Scott Demerau
Title:	President
Address for Notices:
Katmandu Collections 3420 Pump Road, #356 Henrico, VA 23233
ATTN:	L. Scott Demerau
EMAIL:	[***]
Number of Subscribed Membership Units subscribed for:	6,000,000

Price Per Subscribed Membership Unit:	$10.00

Aggregate Purchase Price:	$60,000,000

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in each Closing Notice.

Annex J-11

Annex K

Execution Version

COMPANY LOCKUP AGREEMENT

This Lockup Agreement is dated as of July 11, 2022 and is between Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, LLC, a Florida limited liability company (“Falcon’s Beyond”), Palm Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the “Company”, and together with SPAC and Falcon’s Beyond, the “Company Parties”), each of the stockholder parties identified on Exhibit A hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto with the Company Parties in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, the Stockholder Parties own equity interests in Falcon’s Beyond and will own Class B Common Stock and New Company Units following the Acquisition Merger;

WHEREAS, the Company, SPAC, Falcon’s Beyond, and Palm Merger Sub, LLC, a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, SPAC will merge with and into the Company (the “SPAC Merger”), with the Company surviving as the sole owner of Merger Sub, and following the SPAC Merger, Merger Sub will merge with and into Falcon’s Beyond (the “Acquisition Merger”, and together with the SPAC Merger, the “Mergers”), with Falcon’s Beyond as the surviving entity of such merger, on the terms and conditions set forth therein; and

WHEREAS, as a condition and inducement to the willingness of the Company, SPAC and Falcon’s Beyond to enter into the Merger Agreement, the Stockholder Parties are entering into this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Acquisition Merger” has the meaning set forth in the Background.

“Action” has the meaning set forth in Section 3.7.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Change of Control” means any transaction or series of transactions (A) the result of which is the acquisition by a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company or Falcon’s Beyond or any of their respective Subsidiaries) of direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the combined voting power of or economic rights or interests in the then outstanding securities of Company or Falcon’s Beyond, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or (2) the voting securities of the Company or Falcon’s Beyond immediately prior to such merger,

Annex K-1

consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination, or (C) the result of which is a sale of all or substantially all of the assets of the Company or Falcon’s Beyond (as appearing in its most recent balance sheet) to any Person.

“Class A Common Stock” means the shares of Class A common stock of the Company, following the consummation of the Mergers.

“Class B Common Stock” means the Class B common stock of the Company, following the consummation of the Mergers.

“Common Stock” means the Class A Common Stock and the Class B Common Stock, as applicable.

“Company” has the meaning set forth in the Preamble.

“Company Parties” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Falcon’s Beyond” has the meaning set forth in the Preamble.

“Immediate Family” means any Person that is related by blood or current or former marriage, domestic partnership or adoption (including legally adoptive relationships, in-laws and step relations), in each case that is not more remote than a first cousin.

“Lock-up” has the meaning set forth in Section 2.1(a).

“Lock-up Period” has the meaning set forth in Section 2.1(d).

“Lock-up Shares” has the meaning set forth in Section 2.1(d).

“Mergers” has the meaning set forth in the Background.

“Merger Agreement” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Background.

“Permitted Transferees” has the meaning set forth in Section 2.1(d).

“SPAC” has the meaning set forth in the Preamble.

“SPAC Merger” has the meaning set forth in the Background.

“Stockholder Parties” has the meaning set forth in the Preamble.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” has the meaning set forth in Section 2.1(d).

1.2 Construction. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b) “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Annex K-2

ARTICLE II
LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), each Stockholder Party agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Each Stockholder Party or any of its Permitted Transferees may Transfer any Lock-up Shares it holds during the Lock-up Period (i) to other Stockholder Parties on an arms’ length basis, any Affiliates of such Stockholder Party or by distributions from such Stockholder Party to its members, partners or shareholders or their Affiliates; (ii) by bona fide gift to a charitable organization; or, in the case of an individual, by bona fide gift to a member of the individual’s Immediate Family or to a trust, the primary beneficiaries of which are one or more members of the individual’s Immediate Family or an Affiliate of such Person; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (vi) to the Company; or (vii) in the event of, and solely in connection with, the Company’s liquidation, merger, capital stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to Acquisition Merger Closing Date, (A) in each case of clauses (i) – (v), if the transferee is not another Stockholder Party, subject to prior receipt by the Company Parties of a duly executed joinder to this Agreement substantially in the form of Exhibit B hereto and any such transfer or distribution shall not involve a disposition for value, other than with respect to any such transfer or distribution for which the transferor or distributor receives (x) equity interests in the transferee or (y) such transferee’s interests in the transferor and (B) in the case of each transfer or distribution pursuant to clauses (i) through (vi) above, if any public reports or filings (including filings under Section 16(a) of the Exchange Act) reporting a reduction in beneficial ownership of shares shall be required or shall be voluntarily made during the Lock-up Period (x) such Stockholder Party shall provide the Company prior written notice informing them of such report or filing and (y) such report or filing shall disclose that such donee, trustee, distributee or transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein.

(c) Notwithstanding the provisions set forth in this Section 2.1, if the Lock-up Period, excluding in connection with a Lock-up Period Early Release, is scheduled to end during a Blackout Period or within five Trading Days prior to the commencement of a Blackout Period, the Lock-up Period shall end ten Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Company shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release.

(d) For purposes of this Section 2.1:

(i) The term “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Company’s securities would not be permitted under the Company’s insider trading policy.

(ii) The term “Lock-up Period” means the period beginning on the Acquisition Merger Closing Date and ending on the earlier of (i) the date that is 180 days after the Acquisition Merger Closing Date and (ii) the Lock-up Period Early Release Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Acquisition Merger Closing, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to the consummation of such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to Lock-up pursuant to this Agreement from and after the date that is 180 days after the Acquisition Merger Closing Date.

(iii) The term “Lock-up Period Early Release Date” means the date on which the volume weighted average closing sale price of the Class A Common Stock on Nasdaq (or the exchange on which the shares of Class A Common Stock are then listed) equals or exceeds $12.00 per share (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-consecutive Trading Day period, such period

Annex K-3

commencing at least 150 days after the Acquisition Merger Closing Date (the “Lock-up Period Early Release”); provided, however, that if at the time of any Lock-up Period Early Release Date, the Company is in a Blackout Period, the actual date of the Lock-up Period Early Release Date shall be delayed until immediately prior to the opening of trading on the second Trading Day following the first date after the satisfaction of the Lock-up Period Early Release that the Company is no longer in a Blackout Period; provided, further, that the Company shall announce the date of the expected Lock-up Period Early Release Date through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Lock-Up Period Early Release Date.

(iv) The term “Lock-up Shares” means (i) the shares and units received as Per Unit Consideration by the Stockholder Parties in connection with the Transactions and (ii) any shares of Pubco Class A Common Stock received after the Acquisition Merger Closing Date by any Stockholder Party pursuant to a Redemption (as defined in the A&R Operating Agreement) of the New Company Units received as Per Unit Consideration; provided that Lock-up Shares shall not include any Per Unit Consideration or Additional Company Financing Unit Consideration issued in respect of any Company Financing Units pursuant to Section 3.01(b)(ii) of the Merger Agreement or any shares of Pubco Class A Common Stock received after the Acquisition Merger Closing Date by any Stockholder Party pursuant to a Redemption (as defined in the A&R Operating Agreement) of the New Company Units received as Per Unit Consideration issued in respect of any Company Financing Units pursuant to Section 3.01(b)(ii) of the Merger Agreement.

(v) The term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer such Lock-up Shares pursuant to Section 2.1(b).

(vi) The term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise dispose of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(e) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s Lock-up Shares in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(f) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions.

(g) For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares.

Annex K-4

ARTICLE III
GENERAL PROVISIONS

3.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (without any “bounce back” or similar error message) addressed as follows:

If to the Company, to:
6996 Piazza Grande Avenue, Suite 301 Orlando, FL 32835
Attn:	Scott Demerau
Cecil D. Magpuri
Email: [***]
with a copy (not constituting notice) to:
White & Case LLP 1221 Avenue of the Americas New York, NY 10020
Attn:	Matthew Kautz
James Hu
Email:	[***]
[***]

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.

3.2 Amendment; Waiver. (a) The terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by each of the Company Parties and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The Company and any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company Parties, the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, each of the Company Parties.

(e) SPAC and the Company hereby represent, warrant, covenant and agree that (i) if any lock-up agreement signed by a equityholder of the Company Parties in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such equityholder and that would be favorable to a Stockholder Party, this Agreement shall be contemporaneously amended in the same manner and the Company shall provide prompt notice

Annex K-5

thereof to the Stockholder Parties, and (ii) if any such equityholder is released from any or all of the lock-up restrictions under its Lockup Agreement, the Stockholder Parties will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of each Stockholder Party’s Lock-up Shares) and the Company shall provide prompt notice thereof to the Stockholder Parties.

(f) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. No party hereto shall assign, delegate or otherwise transfer this Agreement or any part hereof without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

3.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

3.7 Jurisdiction. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.7.

3.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

Annex K-6

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.

3.10 Entire Agreement. Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company Parties or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company Parties, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company Parties under this Agreement.

3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.13 Several Liability. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s obligations under this Agreement.

3.14 Effectiveness; Termination. This Agreement shall become effective only upon the consummation of the Mergers. Upon the termination of the Merger Agreement, this Agreement shall automatically terminate and be null and void, ab initio.

[Remainder of Page Intentionally Left Blank]

Annex K-7

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

PUBCO:
PALM HOLDCO, INC.
By:
Name:
Title:

[Signature Page to Company Lockup Agreement]

Annex K-8

STOCKHOLDER PARTY:
KATMANDU COLLECTIONS, LLLP, a Nevada Limited Liability Partnership
By:	Katmandu GP, Inc., a Florida Corporation

By:	Scott Demerau
Its:	President

[Signature Page to Company Lockup Agreement]

Annex K-9

STOCKHOLDER PARTY:
KATMANDU VENTURES, LLC
By:
Name:
Title:

[Signature Page to Company Lockup Agreement]

Annex K-10

STOCKHOLDER PARTY:
CILMAR VENTURES, LLC SERIES A
By:
	Name:	Cecil De Los Reyes Magpuri
	Title:	Manager
By:
	Name:	Marty Mathers Magpuri
	Title:	Manager

[Signature Page to Company Lockup Agreement]

Annex K-11

SPAC:
FAST ACQUISITION CORP. II
By:
Name:
Title:

[Signature Page to Company Lockup Agreement]

Annex K-12

COMPANY:
FALCON’S BEYOND GLOBAL, LLC
By:
Name:
Title:

Annex K-13

Exhibit A

1.           Katmandu Collections, LLLP

2.           Katmandu Ventures, LLC

3.           CilMar Ventures, LLC Series A

Annex K-14

Exhibit B

FORM OF JOINDER TO LOCKUP AGREEMENT

[______], 20__

Reference is made to the Lockup Agreement, dated as of [•], 2022, by and among Palm Holdco, Inc. (the “Company”), the other Company Parties (as defined therein) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company Parties and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

Annex K-15

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]
By:
Name:
Title
PALM HOLDCO, INC.
By:
Name:
Title:
FALCON’S BEYOND GLOBAL, LLC
By:
FAST ACQUISITION CORP. II
By:

Annex K-16

Annex L

Initial Opinion of Opportune

CONFIDENTIAL

July 11, 2022

Board of Directors of
FAST Acquisition Corp. II
109 Old Branchville Road
Ridgefield, CT 06877

Dear Members of the Board of Directors:

Opportune Partners LLC (“Opportune”) has been engaged by FAST Acquisition Corp. II, a Delaware corporation (the “Acquiror”), on behalf of its Board of Directors (the “Board”) to report solely to the Board. Under the terms of the engagement, Opportune has agreed to serve as an independent financial advisor to the Board in connection with the Proposed Transaction (as defined below) and to provide an opinion (the “Opinion”) as of the date hereof, as to the fairness, from a financial point of view, to the Acquiror and the holders of Class A common stock of the Acquiror (“Class A Shareholders”) of the consideration to be paid by PubCo in the Proposed Transaction (each as defined below) (without giving effect to any impact of the Proposed Transaction on any particular stockholder or debtholder).

It is Opportune’s understanding that the Acquiror intends to enter into a business combination transaction (the “Proposed Transaction”) between, among others, Acquiror and Falcon’s Beyond Global, LLC, a Florida limited liability company (together with its subsidiaries and controlled affiliates, “Falcon” or the “Company”, as applicable), pursuant to which (i) Acquiror will merge with and into a wholly owned subsidiary of Falcon, which will be a Delaware corporation (“PubCo”), and (ii) a wholly owned subsidiary of PubCo will merge with and into Falcon. Upon consummation of the Proposed Transaction, Falcon will be a wholly owned subsidiary of PubCo and PubCo will be a public company with its shares of Class A common stock listed on the New York Stock Exchange (“PubCo Class A Common Stock”). The final transaction structure will be determined by the parties based on the due diligence findings as well as business, legal, tax, accounting and other considerations.

Opportune further understands that the parties to the Proposed Transaction have preliminarily determined that the Proposed Transaction should be structured as what is commonly referred to as an “Up-C” structure whereby PubCo will become the sole manager or managing member of Falcon and will directly or indirectly acquire a portion of the equity of Falcon in exchange for consideration. Consistent with the Up-C structure, the existing holders of Falcon equity and equity-linked securities will continue to be members of Falcon and will receive shares of non-economic voting Class B common stock of PubCo upon consummation of the Proposed Transaction.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Opportune also considered its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, with respect to similar transactions. Among other things, we have performed the following:

1.      Reviewed the following agreements and documents:

a.      Draft dated [June 25], 2022 of an Agreement and Plan of Merger among the Acquiror, Falcon, PubCo and a wholly owned subsidiary of PubCo (the “Draft Merger Agreement”) as provided to Opportune by the Acquiror;

711 Louisiana Street, Suite 3100, Houston, Texas 77002

Office: 713.490.5050 Fax: 713.490.0355

www.opportune.com

Annex L-1

July 11, 2022
Board of Directors of
FAST Acquisition Corp. II

b.      Unaudited combined financial statements of Falcon’s Treehouse, LLC and Treehouse National, LLC for the years ended December 31, 2021, 2020 and 2019, and unaudited consolidated financial statements of Katmandu Group, LLC for the years ended December 31, 2021, 2020 and 2019, which the Acquiror identified as being the most current financial statements of the entities comprising the Company available;

c.      Draft dated June 17, 2022 of an Investor Presentation dated June 2022;

d.      Summary of the Company’s estimated capitalization prior to the Proposed Transaction prepared by Company management and provided by the Acquiror;

e.      Other internal documents relating to the history, current operations, and probable future outlook of the Company, including financial projections of the Company for the years 2022 through 2024, prepared by Company management (collectively, the “Projections”);

f.       The Acquiror’s Form S-1 registration statement dated February 26, 2021, amended Form S-1 registration statement dated March 11, 2021, and prospectus dated March 15, 2021;

g.      The Acquiror’s audited annual financial statements for the year ended December 31, 2021 and unaudited interim financial statements for the period ended March 31, 2022, contained in its Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, respectively;

h.      Drafts of other documents related to the Proposed Transaction provided by the Acquiror; and

i.       Certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant.

2.      Held discussions with certain representatives of the Acquiror and the Company regarding the business, operations, financial condition, and prospects of the Company, plans for the Company, and the Proposed Transaction;

3.      Conducted a detailed review of cash flow forecasts included in the Projections;

4.      Compared the financial and operating performance of the Company with the historical trading prices and financial and operating performance of selected public companies that we deemed to be relevant;

5.      Reviewed the financial aspects of certain selected transactions that we deemed to be relevant;

6.      Performed certain valuation analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that we deemed to be relevant; and

7.      Conducted such other financial analyses and considered such other information as we deemed appropriate.

We have relied upon and assumed without independent verification the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to any such data, material and other information. In addition, the Acquiror advised us, and we have assumed, that the Projections reviewed by us have been reasonably prepared in good faith reflecting the best currently available estimates and judgments as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based.

Annex L-2

July 11, 2022
Board of Directors of
FAST Acquisition Corp. II

In addition, we have relied upon and assumed without independent verification that there will be no adverse impact on the Acquiror or the Company resulting from the Proposed Transaction, or any subsequent developments relating to such Proposed Transaction, that will be material in any respect to our Opinion. We have relied upon and assumed without independent verification that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Acquiror or the Company may be a party or in which the Acquiror or the Company may otherwise engage (other than as specifically described herein with respect to the Proposed Transaction).

We have relied upon and assumed that the Proposed Transaction will be consummated in a timely manner in accordance with the terms described in the Draft Merger Agreement and related documents provided to us, without any amendments or modifications thereto, and that all representations and warranties made by the parties thereto are substantially accurate.

We also have relied upon and assumed without independent verification that (i) the Proposed Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained.

We have assumed, with the Acquiror’s consent, due to the Acquiror’s status as a special purpose acquisition company, a value of $10.00 per share for the Acquiror’s Class A common stock based on the Acquiror’s initial public offering and the Acquiror’s approximate cash per outstanding share of Class A common stock (excluding for avoidance of doubt the dilutive impact of any Acquiror warrants, forward purchase rights, convertible securities or promote). Further, for the purposes of this Opinion and its analysis, we have assumed the accuracy and completeness of the capitalization information for the Company and the Acquiror prepared by the Company. We have also assumed, with the Acquiror’s consent that the use of the Up-C structure will not have a negative tax implication on the Acquiror.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet, or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of the Company. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, other contingent liabilities, governmental investigation of possible unasserted claims or other contingent liabilities to which the Company or any other party to the Proposed Transaction is or may be subject.

We have not been requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate or provide any input to the terms of the Proposed Transaction, or (iii) advise the Board or any other party with respect to alternatives to the Proposed Transaction.

This Opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm, or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof.

We have not been requested to opine, and this Opinion does not opine as to, or otherwise address, the following:

1.      The underlying business decisions of the Company, the Board, the Acquiror, their respective security holders, or any other party related to the Proposed Transaction;

2.      The terms or form of any agreements or documents related to the Proposed Transaction (other than the consideration to be paid by PubCo to the extent expressly specified herein);

Annex L-3

July 11, 2022
Board of Directors of
FAST Acquisition Corp. II

3.      The fairness of any portion or aspect of the Proposed Transaction to the holders of any class of securities, creditors or other constituencies of the Acquiror, the Company, or any other party, except as expressly set forth in this Opinion;

4.      The relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Acquiror or any other party to the Proposed Transaction or possible transactions in which the Acquiror or any other party might engage;

5.      Other than the consideration to be paid by PubCo, the fairness of any portion or aspect of the Proposed Transaction to any one class or group of the Acquiror’s, the Company’s or any other party’s security holders relative to any other class or group of security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders);

6.      Whether or not the Acquiror, the Company, their respective security holders, or any other party is receiving or paying reasonably equivalent value in the Proposed Transaction;

7.      The solvency, creditworthiness, or fair value of the Acquiror, the Company, or any other participant in the Proposed Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or

8.      The existence or fairness of any compensation payable to or received by any officers, directors, or employees of any party to the Proposed Transaction.

Furthermore, no opinion, counsel, or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied upon and assumed, without independent verification, the assessments by the Acquiror, the Company and their respective advisers as to all legal, regulatory, accounting, insurance, and tax matters with respect to the Acquiror, the Company and the Proposed Transaction.

This Opinion is furnished solely for the use and benefit of the Board in connection with its evaluation of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Opportune’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board or any other person as to how to act or vote with respect to any matter relating to the Proposed Transaction. This Opinion may not be disclosed, reproduced, disseminated, quoted, summarized, or referred to at any time, in any manner or for any purpose, nor shall any references to Opportune or any of its affiliates be made, without the prior written consent of Opportune, except that this Opinion may be disclosed in and filed with a proxy statement or similar disclosure to the Acquiror’s shareholders that is required to be filed with the Securities and Exchange Commission in connection with the Proposed Transaction, provided that this Opinion is quoted in full in such proxy statement or other disclosure together with a description reasonably acceptable to Opportune.

Opportune has been engaged by the Acquiror on behalf of the Board solely to render this Opinion and will receive a fee in connection with this Opinion. No portion of Opportune’s fee is contingent on the conclusion expressed in this Opinion. A portion of Opportune’s fee is payable upon Opportune’s informing the Board that it is prepared to deliver its Opinion and the remainder of Opportune’s fee shall be payable upon, and subject to, the closing of the Proposed Transaction. The Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Annex L-4

July 11, 2022
Board of Directors of
FAST Acquisition Corp. II

Other than this engagement, during the two years preceding the date of this Opinion, Opportune has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

The issuance of this Opinion was approved by the Opportune Transaction Opinion Review Committee which is authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be paid by PubCo in the Proposed Transaction is fair, from a financial point of view, to the Acquiror and the Class A Shareholders (without giving effect to any impact of the Proposed Transaction on a particular shareholder or debtholder).

Respectfully submitted,

/s/ Opportune Partners, LLC

OPPORTUNE PARTNERS LLC

Annex L-5

Annex M

CONFIDENTIAL

February 3, 2023

Board of Directors of
FAST Acquisition Corp. II
109 Old Branchville Road
Ridgefield, CT 06877

Dear Members of the Board of Directors:

Opportune Partners LLC (“Opportune”) has been engaged by FAST Acquisition Corp. II, a Delaware corporation (the “Acquiror”), on behalf of its Board of Directors (the “Board”) to report solely to the Board. Under the terms of the engagement, Opportune has agreed to serve as an independent financial advisor to the Board in connection with the Proposed Transaction (as defined below) and to provide an updated opinion (the “Updated Opinion”) as of the date hereof, as to the fairness, from a financial point of view, to the Acquiror and the holders of Class A common stock of the Acquiror (“Class A Shareholders”) of the consideration to be paid by PubCo in the Proposed Transaction (each as defined below) (without giving effect to any impact of the Proposed Transaction on any particular stockholder or debtholder).

It is Opportune’s understanding that the Acquiror intends to amend and restate the Agreement and Plan of Merger dated July 11, 2022 (the “Original Merger Agreement”) between, among others, Acquiror and Falcon’s Beyond Global, LLC, a Florida limited liability company (together with its subsidiaries and controlled affiliates, “Falcon” or the “Company”, as applicable), pursuant to which (i) Acquiror will merge with and into a wholly owned subsidiary of Falcon, which will be a Delaware corporation (“PubCo”), and (ii) a wholly owned subsidiary of PubCo will merge with and into Falcon (such transaction, as modified by the amendment and restatement of the Original Merger Agreement, the “Proposed Transaction”). Upon consummation of the Proposed Transaction, Falcon will be a wholly owned subsidiary of PubCo and PubCo will be a public company with its shares of Class A common stock listed on the New York Stock Exchange (“PubCo Class A Common Stock”).

Opportune further understands that the Proposed Transaction will be structured as what is commonly referred to as an “Up-C” structure whereby PubCo will become the sole manager or managing member of Falcon and will directly or indirectly acquire a portion of the equity of Falcon in exchange for consideration. Consistent with the Up-C structure, the existing holders of Falcon equity and equity-linked securities will continue to be members of Falcon and will receive shares of non-economic voting Class B common stock of PubCo upon consummation of the Proposed Transaction.

In connection with this Updated Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Opportune also considered its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, with respect to similar transactions. Among other things, we have performed the following:

1.    Reviewed the following agreements and documents:

a.      Draft dated January 31, 2023 of an Amended and Restated Agreement and Plan of Merger among the Acquiror, Falcon, PubCo and a wholly owned subsidiary of PubCo (the “Draft Amended Merger Agreement”) as provided to Opportune by the Acquiror;

711 Louisiana Street, Suite 3100, Houston, Texas 77002

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Annex M-1

February 3, 2023
Board of Directors of
FAST Acquisition Corp. II

b.      Summary of the Company’s estimated capitalization prior to the Proposed Transaction prepared by Company management and provided by the Acquiror;

c.      Other internal documents relating to the history, current operations, and probable future outlook of the Company, including two sets of financial projections of the Company for the years 2023 through 2025, prepared by Company management based on different expected operational assumptions, the first being the high case projections (the “High Case Projections”) and the second being the base case projections (the “Base Case Projections”) (collectively, the “Updated Projections”);

d.      Drafts of other documents related to the Proposed Transaction provided by the Acquiror; and

e.      Certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant.

2.      Held updated discussions with certain representatives of the Acquiror and the Company regarding the business, operations, financial condition, and prospects of the Company, plans for the Company, and the Proposed Transaction;

3.      Conducted a detailed review of cash flow forecasts included in the Updated Projections;

4.      Compared the financial and operating performance of the Company with the historical trading prices and financial and operating performance of selected public companies that we deemed to be relevant;

5.      Reviewed the financial aspects of certain selected transactions that we deemed to be relevant;

6.      Performed certain valuation analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis and an analysis of selected public companies that we deemed to be relevant; and

7.      Conducted such other financial analyses and considered such other information as we deemed appropriate.

We have relied upon and assumed without independent verification the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to any such data, material and other information. In addition, the Acquiror advised us, and we have assumed, that the Updated Projections reviewed by us have been reasonably prepared in good faith reflecting the best currently available estimates and judgments as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based.

In addition, we have relied upon and assumed without independent verification that there will be no adverse impact on the Acquiror or the Company resulting from the Proposed Transaction, or any subsequent developments relating to such Proposed Transaction, that will be material in any respect to our Updated Opinion. We have relied upon and assumed without independent verification that there has been no material change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the date of the most recent financial statements provided to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Acquiror or the Company may be a party or in which the Acquiror or the Company may otherwise engage (other than as specifically described herein with respect to the Proposed Transaction).

Annex M-2

February 3, 2023
Board of Directors of
FAST Acquisition Corp. II

We have relied upon and assumed that the Proposed Transaction will be consummated in a timely manner in accordance with the terms described in the Draft Amended Merger Agreement and related documents provided to us, without any amendments or modifications thereto, and that all representations and warranties made by the parties thereto are substantially accurate.

We also have relied upon and assumed without independent verification that (i) the Proposed Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained.

We have assumed, with the Acquiror’s consent, due to the Acquiror’s status as a special purpose acquisition company, a value of $10.00 per share for the Acquiror’s Class A common stock based on the Acquiror’s initial public offering and the Acquiror’s approximate cash per outstanding share of Class A common stock (excluding for avoidance of doubt the dilutive impact of any Acquiror warrants, forward purchase rights, convertible securities or promote). Further, for the purposes of this Updated Opinion and its analysis, we have assumed the accuracy and completeness of the capitalization information for the Company and the Acquiror prepared by the Company. We have also assumed, with the Acquiror’s consent that the use of the Up-C structure will not have a negative tax implication on the Acquiror.

Furthermore, in connection with this Updated Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance sheet, or otherwise) of the Company, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of the Company. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims, other contingent liabilities, governmental investigation of possible unasserted claims or other contingent liabilities to which the Company or any other party to the Proposed Transaction is or may be subject.

We have not been requested to, and did not, (i) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate or provide any input to the terms of the Proposed Transaction, or (iii) advise the Board or any other party with respect to alternatives to the Proposed Transaction.

This Updated Opinion is necessarily based on financial, economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm, or withdraw this Updated Opinion, or otherwise comment on or consider events occurring after the date hereof.

We have not been requested to opine, and this Updated Opinion does not opine as to, or otherwise address, the following:

1.      The underlying business decisions of the Company, the Board, the Acquiror, their respective security holders, or any other party related to the Proposed Transaction;

2.      The terms or form of any agreements or documents related to the Proposed Transaction (other than the consideration to be paid by PubCo to the extent expressly specified herein);

3.      The fairness of any portion or aspect of the Proposed Transaction to the holders of any class of securities, creditors or other constituencies of the Acquiror, the Company, or any other party, except as expressly set forth in this Updated Opinion;

4.      The relative merits of the Proposed Transaction as compared to any alternative business strategies that might exist for the Acquiror or any other party to the Proposed Transaction or possible transactions in which the Acquiror or any other party might engage;

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February 3, 2023
Board of Directors of
FAST Acquisition Corp. II

5.      Other than the consideration to be paid by PubCo, the fairness of any portion or aspect of the Proposed Transaction to any one class or group of the Acquiror’s, the Company’s or any other party’s security holders relative to any other class or group of security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders);

6.      Whether or not the Acquiror, the Company, their respective security holders, or any other party is receiving or paying reasonably equivalent value in the Proposed Transaction;

7.      The solvency, creditworthiness, or fair value of the Acquiror, the Company, or any other participant in the Proposed Transaction under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or

8.      The existence or fairness of any compensation payable to or received by any officers, directors, or employees of any party to the Proposed Transaction.

Furthermore, no opinion, counsel, or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from appropriate professional sources. Furthermore, we have relied upon and assumed, without independent verification, the assessments by the Acquiror, the Company and their respective advisers as to all legal, regulatory, accounting, insurance, and tax matters with respect to the Acquiror, the Company and the Proposed Transaction.

This Updated Opinion is furnished solely for the use and benefit of the Board in connection with its evaluation of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without our prior written consent. This Updated Opinion should not be construed as creating any fiduciary duty on Opportune’s part to any party. This Updated Opinion is not intended to be, and does not constitute, a recommendation to the Board or any other person as to how to act or vote with respect to any matter relating to the Proposed Transaction. This Updated Opinion may not be disclosed, reproduced, disseminated, quoted, summarized, or referred to at any time, in any manner or for any purpose, nor shall any references to Opportune or any of its affiliates be made, without the prior written consent of Opportune, except that this Updated Opinion may be disclosed in and filed with a proxy statement or similar disclosure to the Acquiror’s shareholders that is required to be filed with the Securities and Exchange Commission in connection with the Proposed Transaction, provided that this Updated Opinion is quoted in full in such proxy statement or other disclosure together with a description reasonably acceptable to Opportune.

Opportune delivered its opinion, dated July 11, 2022 (the “Initial Opinion”), to the Board with respect to the consideration to be paid by PubCo pursuant to the Original Merger Agreement. The Initial Opinion speaks only as of its date, and this Updated Opinion does not supersede or otherwise modify the Initial Opinion. Opportune has been engaged by the Acquiror on behalf of the Board solely to render the Initial Opinion and this Updated Opinion and has received a fee in connection with the Initial Opinion and will receive an additional fee in connection with this Updated Opinion. No portion of Opportune’s fee is contingent on the conclusion expressed in this Updated Opinion. A portion of Opportune’s fee for this Updated Opinion is payable upon Opportune’s informing the Board that it is prepared to deliver its Updated Opinion. The Acquiror has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain liabilities arising out of our engagement.

Other than this engagement, during the two years preceding the date of this Updated Opinion, Opportune has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Annex M-4

February 3, 2023
Board of Directors of
FAST Acquisition Corp. II

The issuance of this Updated Opinion was approved by the Opportune Transaction Opinion Review Committee which is authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be paid by PubCo in the Proposed Transaction is fair, from a financial point of view, to the Acquiror and the Class A Shareholders (without giving effect to any impact of the Proposed Transaction on a particular shareholder or debtholder).

Respectfully submitted,

OPPORTUNE PARTNERS LLC

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Annex N

FORM OF

AMENDED AND RESTATED

OPERATING AGREEMENT

of

FALCON’S BEYOND GLOBAL, LLC

Dated as of [•], 2023

THE UNITS AND OTHER INTERESTS IN FALCON’S BEYOND GLOBAL, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY SUCH OTHER SECURITIES LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED OR DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED OPERATING AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGER AND ANY HOLDER OF SUCH UNITS AND OTHER INTERESTS.

Annex N-i

Annex N-ii

Schedules

Schedule A — Schedule of Pre-Closing Members
Schedule B — Schedule of Members

Exhibits

Exhibit A — Form of Agreement and Consent of Spouse
Exhibit B — Form of Spouse’s Confirmation of Separate Property

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AMENDED AND RESTATED OPERATING AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of Falcon’s Beyond Global, LLC, a Delaware1 limited liability company (the “Company”), dated as of [•], 2023 (the “Effective Date”), by and among the Company, Falcon’s Beyond Global, Inc., a Delaware corporation which was formerly known as Palm Holdco, Inc., as a member and as the manager of the Company (“PubCo”), and each of the other Members (as defined below).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under the Florida Act (as defined below) pursuant to articles of organization (as amended and restated, the “Articles”) which were executed and filed with the Secretary of State of the State of Florida on April 22, 2021 and made effective on April 23, 2021;

WHEREAS, the Company and its Pre-Closing Members re-domiciled the Company as a limited liability company under the Delaware Limited Liability Company Act pursuant to a certificate of conversion and certificate of formation (the “Certificate”) executed and filed with the Secretary of State of the State of Delaware on [•], 2023 and made effective as of [•], 2023, and the Company is intended to be treated as a continuation of the limited liability company prior to the re-domicile under Section 708 of the Code (and any similar provision of U.S. state or local applicable Law);

WHEREAS, prior to the effectiveness of this Agreement, the Company was subject to that certain Operating Agreement of the Company, dated as of April 30, 2021, as amended by the First Amendment dated July 11, 2022 and the Second Amendment dated October 20, 2022, (as amended, the “Prior Agreement”);

WHEREAS, prior to the effectiveness of this Agreement, the Company, PubCo, Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of PubCo (“Merger Sub”), entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of the date thereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Transaction Agreement”), pursuant to which, among other things, (i) SPAC merged with and into PubCo, with PubCo surviving as the sole owner of Merger Sub, (ii) on the date hereof, Merger Sub merged with and into the Company (the “Acquisition Merger”), with the Company as the surviving entity of such merger, and (iii) PubCo acquired certain Common Units, Warrants and Preferred Units of the Company (each as defined below) (the “Transactions”);

WHEREAS, on July 11, 2022 the Company and Infinite Acquisitions, LLLP, which was formerly known as Katmandu Collections, LLLP, entered into a subscription agreement, dated as of the date thereof (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Company Financing Agreement”) for a private placement of Original Units of the Company prior to the consummation of the Acquisition Merger;

WHEREAS, in connection with the Transactions, PubCo and the Pre-Closing Members (defined below) desire to recapitalize all of the Original Units (as defined below) into Common Units (such transaction, the “Recapitalization”); and

WHEREAS, in connection with the foregoing matters, the Pre-Closing Members and the Company are amending and restating the Prior Agreement to provide for, among other things, the Recapitalization, the addition of PubCo as a Member and its designation as the Manager of the Company and the other rights and obligations of the Members, the Company, the Manager and PubCo, in each case, as provided and agreed upon in the terms of this Agreement.

____________

1        Note to Draft: Agreement takes into account the redomestication of the Company to a Delaware entity prior to closing of the Transactions.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety as follows:

Article I
DEFINITIONS

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Accrued Distribution” means Distributions which have accrued as of any applicable date with respect to a Preferred Unit and remain unpaid pursuant to Sections 4.01(a)(ii)(A)(1) and 4.01(a)(ii)(B)(1).

“Acquisition Merger” has the meaning set forth in the recitals.

“Action” has the meaning set forth in Section 13.05(a).

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in any of such Member’s Capital Accounts as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts that such Member is, or is deemed to be, obligated to restore pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, (i) any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person who is a general partner, managing member, managing director, manager, officer, director or principal of the specified Person or (iii) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person. “Affiliated” and “Affiliation” shall have correlative meanings. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Indemnitors” has the meaning set forth in Section 11.02(a)(ii)(A).

“Agreement” has the meaning set forth in the preamble.

“Arbitration Action” has the meaning set forth in Section 13.05(b).

“Articles” has the meaning set forth in the recitals.

“As-Converted Income Allocation” has the meaning set forth in the definition of “Assumed Tax Liability.”

“Assignee” has the meaning set forth in Section 8.01(c).

“Assignor” has the meaning set forth in Section 8.01(b).

“Assumed Tax Liability” means, with respect to any Member, (1) with respect to the Common Units, an amount equal to the excess of (i) the product of (A) the Common Units Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for a Fiscal Year (or portion thereof), less any net taxable losses or deductions of the Company allocated

Annex N-2

to such Member for prior taxable periods or portions thereof to the extent that such losses, deductions or credits (x) are of a type or character (e.g., in the case of losses, ordinary or capital) that would permit such losses or deductions to be deducted or utilized by such Member against the current taxable income of the Company allocable to the Member for such Fiscal Year and (y) have not previously been taken into account in determining such Member’s Assumed Tax Liability, over (ii) the sum of the cumulative Distributions made to such Member during such Fiscal Year and the cumulative Tax Distributions made to such Member pursuant to Sections 4.01(b)(i), Section 4.01(b)(ii) and 4.01(b)(iii) with respect to such Fiscal Year and (2) with respect to the Preferred Units, an amount equal to the excess of (i) the sum of (I) the product of (A) the Common Units Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for a Fiscal Year (or portion thereof) with respect to its Preferred Units assuming, solely for this purpose, that the Preferred Units converted into Common Units at the beginning of such Fiscal Year, less any net taxable losses or deductions of the Company allocated to such Member with respect to its Preferred Units for prior taxable periods or portions thereof to the extent that such losses or deductions (x) are of a type or character (e.g., in the case of losses, ordinary or capital) that would permit such losses, deductions or credits to be deducted or utilized by such Member against the current taxable income of the Company allocable to the Member with respect to its Preferred Units for such Fiscal Year and (y) have not previously been taken into account in determining such Member’s Assumed Tax Liability with respect to its Preferred Units (“As-Converted Income Allocation”), plus (II) Incremental Preferred Tax over (ii) the sum of the cumulative Distributions made to such Member with respect to its Preferred Units (other than cash distributions pursuant to Section 4.01(a)(ii)(A)(1)) during such Fiscal Year and the cumulative Tax Distributions made to such Member with respect to its Preferred Units pursuant to Section 4.01(b)(i), Section 4.01(b)(ii) and Section 4.01(b)(iii) with respect to such Fiscal Year; provided that such Assumed Tax Liability shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code; provided further that, for the avoidance of doubt, in the case of each Member, such Assumed Tax Liability shall take into account any Code Section 704(c) allocations (including “reverse” 704(c) allocations) to the Member; provided further that no amount of income, gain, deduction, loss, credit or distribution that is allocable to or made in or with respect to a Pre-Closing Tax Period (as defined in the Transaction Agreement) shall be taken into account in determining the Assumed Tax Liability of any Member.

“Black-Out Period” means any “black-out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided that commercial banks shall not be deemed to be authorized or required by Law to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property at the time of contribution, as determined by the Manager; and

(b) the Carrying Values of all such assets may, as determined by the Manager, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately

Annex N-3

prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (v) the issuance of additional amount of Preferred Units pursuant to Section 4.01(a)(ii)(A)(1) in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); and (vi) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s) (including the exercise of Warrants); provided, however, that adjustments pursuant to clauses (i), (ii), or (iv) of this paragraph need not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members.

If any assets of the Company have a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Settlement” means, with respect to any applicable Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Certificate” has the meaning set forth in the recitals.

“Certificate of Designation” means the Certificate of Designation of the 8% Series A Cumulative Convertible Preferred Stock of PubCo.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement.

“Change of Control Exchange Date” has the meaning set forth in Section 10.01(a).

“Chosen Court” has the meaning set forth in Section 13.05(a).

“Class A Common Stock” means Class A common stock, $[•] par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $[•] par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Unit” means a limited liability company interest in the Company, designated herein as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. Notwithstanding the foregoing, with respect to any Redemption that occurs in connection a Qualifying Offering, the Common Unit Redemption Price shall be equal to the price per share for which shares of Class A Common Stock are sold to the public in a Qualifying Offering, as applicable, after taking into account the Discount. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the “Common Unit Redemption Price” shall mean an amount of cash equal to the product of (i) the number of shares of Class A Common Stock that would have been received in such Redemption if a Cash Settlement had not been elected and (ii) the fair market value of one share of Class A Common Stock, as determined by the Manager in good faith (through at least two (2) of its independent directors (within the meaning of the rules of the Stock Exchange), who are disinterested), that would be obtained in an arms’ length transaction for cash between an informed and willing buyer and an informed and willing seller, and without regard to the particular circumstances of the buyer and without any discounts for liquidity or minority discount.

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“Common Units Distribution Tax Rate” means, with respect to any Member, a rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year (or portion thereof) applicable to corporate or individual taxpayers (whichever is higher) resident in the jurisdiction of such Member (or, if such Member is a flow-through entity for U.S. federal income tax purposes, its beneficial owner(s)) for such Fiscal Year (or portion thereof), taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local taxes to the extent applicable. Once the highest effective marginal combined rate of each Member is determined for a Fiscal Year (or portion thereof), the Common Units Distribution Tax Rate shall be the highest combined rate among the Members and shall be the same for all Members for that Fiscal Year (or portion thereof), regardless of the actual combined income tax rate of any particular Member or its direct or indirect owners; provided, that the Manager may adjust the Common Units Distribution Tax Rate for a Fiscal Year (as determined in accordance with this definition) to a lower rate after obtaining prior written consent of each Member whose unadjusted Common Units Distribution Tax Rate for such Fiscal Year (as determined in accordance with the first sentence of this definition) is higher than such adjusted lower rate.

“Company” has the meaning set forth in the preamble.

“Company Financing Agreement” has the meaning set forth in the recitals.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” has, with respect to taxable periods during the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods before the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Confidential Information” has the meaning set forth in Section 13.17(a).

“Corporate Board” means the board of directors of PubCo.

“Corporate Incentive Plan” means the [Incentive Plan of PubCo], as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Deemed Liquidation Event” has the meaning ascribed to “Deemed Liquidation Event” in the Certificate of Designation, replacing “Corporation” and “Stock” with the Company and Units, respectively.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income

Annex N-5

tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Manager.

“DGCL” means the Delaware General Corporation Law, as amended from time to time (or any corresponding provisions of succeeding law).

“Direct Exchange” has the meaning set forth in Section 9.03(a).

“Discount” has the meaning set forth in Section 7.07.

“Disinterested Majority” means a majority of the directors of the Corporate Board who are disinterested, as determined by the Corporate Board in accordance with the DGCL, with respect to the matter being considered by the Corporate Board; provided, that to the extent a matter being considered by the Corporate Board is required to be considered by disinterested directors under the rules of the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter.

“Dissolution Event” has the meaning set forth in Section 12.01(c).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements, if any (and without otherwise violating any applicable provisions of any of the Credit Agreements, if any).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (i) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (ii) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Payment Date” has the meaning set forth in Section 4.01(a)(ii).

“Distribution Payment Period” means, in respect of any Preferred Unit, the period from (and including) the Original Issuance Date of such Unit to (but excluding) the next Distribution Payment Date and, subsequently, in each case the period from (and including) any Distribution Payment Date to (but excluding) the next Distribution Payment Date.

“Distribution Record Date” has the meaning set forth in Section 4.01(a)(ii).

“Draft Tax Statements” has the meaning set forth in Section 3.13(d).

“Earnout Common Unit” means a Common Unit to be issued to Pre-Closing Members by the Company pursuant to Section 3.01(c) of the Transaction Agreement.

“Earnout Distribution Amount” has the meaning set forth in Section 4.01(c).

“Effective Date” has the meaning set forth in the preamble.

“Election Notice” has the meaning set forth in Section 9.01(b).

“Equity Plan” means the Corporate Incentive Plan and any equity-based compensation plan now or hereafter adopted by the Company or PubCo, including any employee stock purchase plan or any other plan entered into by the Company, PubCo or any of their Affiliates that is effective on or after the date hereof pursuant to which stock options, stock appreciation rights, restricted stock, restricted stock units and similar equity-based compensation awards are granted from time to time.

Annex N-6

“Equity Securities” means with respect to any Person, any and all units, interests, shares, participations or other equivalents (however designated) of corporate stock (including all common stock and preferred stock), rights to purchase, warrants, options, voting or profits interests or other equivalents thereof, or other ownership interests in, any such Person, as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, shares, rights or other ownership interests.

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to May 31, from June 1 to August 31, and from September 1 to December 31, which may be adjusted by the Manager to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 9.03(b).

“Exempted Person” means [•]2, each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, excluding in each case PubCo and the Company and any of their respective Subsidiaries and any such Person that would qualify as an Exempted Person solely by reason of its Affiliation or service relationship with the Company, or any of its respective Subsidiaries; provided, that no Person who is an employee of PubCo, the Company or any of their respective Subsidiaries shall be an Exempted Person.

“Fair Market Value” means, as of any date, as to any Unit, the fair market value of such Unit as reasonably determined in good faith by the Manager as of the applicable reference date and which shall be calculated by reference to the closing sale price of a share of Class A Common Stock as of the applicable reference date (or, if the applicable reference date is not a Trading Day, the last Trading Day preceding the applicable reference date).

“Final Tax Statements” has the meaning set forth in Section 3.13(d).

“Fiscal Year” means (i) any twelve (12) month period commencing on January 1 and ending on December 31 or (ii) any portion of the period described in clause (i) of this sentence for which the Company is required to allocate items of Company income, gain, loss or deduction pursuant to this Agreement, subject to, in either case for applicable tax matters, Section 706 of the Code.

“Florida Act” means the Florida Revised Limited Liability Company Act, as amended from time to time.

“Flow-Thru Tax Returns” means income tax returns of the Company or any of its Subsidiaries for which the items of income, deductions, credits, gains and losses are passed through to the direct or indirect equityholders of the applicable entity under applicable tax Law (including, for the avoidance of doubt, any Form 1065 of the Company or any relevant Subsidiary).

“Governmental Authority” means any national, federal, state or local, whether domestic or foreign, government, governmental entity, quasi-governmental entity, court, tribunal, mediator, arbitrator or arbitral body, or any governmental bureau, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Incremental Preferred Tax” means the product of (i) the excess of (x) the As-Converted Income Allocation, but assuming that the Preferred Units did not convert into Common Units at the beginning of the applicable Fiscal Year over (y) the As-Converted Income Allocation, multiplied by (ii) the Preferred Units Distribution Tax Rate.

“Indemnified Person” has the meaning set forth in Section 11.02(a)(i).

____________

2        Note to Draft: To capture all Members who will be carved out of the corporate opportunities doctrine under Sections 7.04 and 11.02(e).

Annex N-7

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the Effective Date, the amount of which is set forth on the Schedule of Members.

“Interest” means, with respect to any Person as of any time, such Person’s membership interest in the Company as represented by the ownership of Units in accordance with the terms of this Agreement, which includes the number of Units such Person holds and such Person’s Capital Account balance and all of such Person’s rights, powers and privileges under this Agreement and the Delaware Act.

“Involved Parties” has the meaning set forth in Section 13.05(b).

“Law” means any foreign or domestic, national, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, order, or permit, in each case having the force and effect of law, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority, or any similar form of binding decision or approval of, or binding determination by, or binding interpretation or administration of any of the foregoing by, any Governmental Authority.

“Liquidation” means a liquidation or winding up of the Company.

“LLC Service Provider” means any individual who is providing services to the Company or any of its Subsidiaries, including as an employee, consultant or director and including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax.

“Lockup Agreements” means each of the Company Member Lock-Up Agreement and the Sponsor Lock-Up Agreement, in each case as defined in the Transaction Agreement.

“Manager” means (i) PubCo so long as PubCo has not withdrawn as the Manager pursuant to Section 7.02 and (ii) any successor thereof appointed as Manager in accordance with Section 7.02. The Manager shall be the “manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, any Person named as a Member of the Company on Schedule B (the “Schedule of Members”) and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

Annex N-8

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member of the Immediate Family” means, with respect to any natural Person, (i) each Person that is related by blood or current or former marriage, domestic partnership or adoption (including parents, children, legally adoptive relationships, in-laws and step relations), in each case that is not more remote than a first cousin, and (ii) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Manager, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

“Member Representative” means [•].

“Merger Sub” has the meaning set forth in the recitals.

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated expenditures as described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c) gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f) if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.03(b), Section 5.03(c) or Section 5.03(d) shall not be taken into account in computing Net Income and Net Loss.

Annex N-9

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.03(b), Section 5.03(c) or Section 5.03(d) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

“Non-Foreign Person Certificate” has the meaning set forth in Section 9.06(a).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Officers” has the meaning set forth in Section 7.05(a).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Original Issuance Date” of any Preferred Unit means the date on which such Preferred Unit was issued.

“Original Issue Price” means $10.00 per Unit.

“Original Units” means the limited liability company interests of the Company having the rights and obligations specified with respect to “Membership Units” in the Prior Agreement, prior to the Effective Date.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any final or temporary Treasury Regulations, revenue rulings and other published administrative guidance, and case law interpreting Sections 6221 through 6241 of the Code, as so amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Common Units by the total number of Common Units of all Members of such class at such time. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

“Permitted Transfer” has the meaning set forth in Section 8.02.

“Permitted Transferee” has the meaning set forth in Section 8.02.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Members” means the Persons listed on Schedule A hereto, in their capacity as members of the Company prior to the Effective Date.

“Pre-Closing Returns” has the meaning set forth in Section 3.13(d)(iv).

“Pre-Closing Tax Period” means any taxable period ending on or before the Effective Date and the portion of any Straddle Period ending on and including the Effective Date.

“Preferred Stock” means the 8% Series A Cumulative Convertible Preferred Stock of PubCo.

“Preferred Unit” means a limited liability company interest in the Company, designated herein as a “Preferred Unit” and having the rights and obligations specified with respect to the Preferred Units in this Agreement.

“Preferred Units Distribution Tax Rate” means, with respect to PubCo, a rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for a Fiscal Year (or portion thereof) applicable to corporate taxpayers resident in the jurisdiction of PubCo, taking into account the character of the relevant tax items (e.g., ordinary or capital) and the deductibility of state and local taxes to the extent applicable; provided, that the Manager may in its discretion adjust the Preferred Units Distribution Tax Rate for a Fiscal Year (as determined in accordance with this definition) to a lower rate.

Annex N-10

“Prior Agreement” has the meaning set forth in the recitals.

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PubCo” has the meaning set forth in the preamble.

“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (a) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (b) the terms of such Change of Control provide for the consideration for the Units (or shares of Class A Common Stock into which such Units are or may be exchanged) in such Change of Control to consist solely of (1) common equity securities of an issuer listed on a national securities exchange in the United States and/or (2) cash, and (c) if such common equity securities, if any, would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.

“PubCo Approved Recap Transaction” has the meaning set forth in Section 10.01(b).

“Qualifying Member” has the meaning set forth in Section 3.13(c)(ii).

“Qualifying Offering” means an underwritten offering and sale of Class A Common Stock to the public pursuant to a registration statement following the Effective Date.

“Qualified Public or Private Offering” means a follow-on or qualified public or private offering of shares of Class A Common Stock by PubCo following the Effective Date.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Recapitalization” has the meaning set forth in the recitals.

“Redeemed Units” has the meaning set forth in Section 9.01(a).

“Redeemed Units Equivalent” means the product of (i) the applicable number of Redeemed Units, multiplied by (ii) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 9.01(a).

“Redemption” has the meaning set forth in Section 9.01(a).

“Redemption Date” has the meaning set forth in Section 9.01(a).

“Redemption Notice” has the meaning set forth in Section 9.01(a).

“Redemption Right” has the meaning set forth in Section 9.01(a).

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated on or about the date hereof, by and among PubCo and the other Persons from time to time parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.03(c).

“Relative Percentage Interest” means, with respect to any Member relative to another Member or group of Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or group of Members.

Annex N-11

“Required Members” means, collectively, the Members holding not less than 67% of the Units outstanding as of the applicable date of determination (on a fully diluted, as-converted basis but excluding, for purposes of such calculation, PubCo and all Units held directly or indirectly by it).

“Restatement Date” has the meaning set forth in the recitals.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“SEC” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.

“SPAC” has the meaning set forth in the recitals.

“Stock Exchange” means the New York Stock Exchange or other stock exchange on which common equity securities of PubCo are listed for trading from time to time.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Effective Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, general partner or board of managers of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 8.03 in connection with the Transfer of all then-existing Units of a current Member to such Person.

“Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the Effective Date, by and among PubCo, the Company and the other Persons from time to time parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Trading Day” means a day on which the Stock Exchange is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transactions” has the meaning set forth in the recitals.

“Transaction Agreement” has the meaning set forth in the recitals.

Annex N-12

“Transaction Documents” means this Agreement, the Transaction Agreement, the Escrow Agreement (as defined in the Transaction Agreement), the Company Financing Agreement, the Registration Rights Agreement, the Sponsor Agreement (as defined in the Transaction Agreement), the Support Agreement, the Tax Receivable Agreement, the Warrant Agreements, the Warrant Assumption Agreement, the Lockup Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or PubCo in connection with the Transactions or that are contemplated by the Transaction Agreement.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment, or any other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb, voluntarily (whether in fulfillment of contractual obligation or otherwise) to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach, or otherwise transfer (including by creating any derivative or synthetic interest or any lien or encumbrance) or any other similar participation or interest, in any case, whether by operation of Law or otherwise, and shall include any transaction that is treated as a “transfer” within the meaning of Treasury Regulations Section 1.7704-1; and “Transferred,” “Transferee” and “Transferor” shall each have a correlative meaning; provided, that “Transfer” shall be deemed not to include any redemption of any Units pursuant to Article IX hereof or any issuance or other transfer of Equity Securities issued by PubCo for so long as PubCo is treated as a corporation for U.S. federal income tax purposes.

“Transferor Member” has the meaning set forth in Section 5.02(b).

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Units” means Common Units, Preferred Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unpaid Preferred Liquidation Amount” means an amount per Preferred Unit equal to the greater of (A) the Original Issue Price of a corresponding share of Preferred Stock plus (i) an amount per Preferred Unit equal to eight percent (8%) per annum of the Original Issue Price and (ii) any Accrued Distributions with respect to prior Fiscal Years and (B) such amount per Unit as would have been payable had all Preferred Units been converted into Common Units immediately prior to the relevant Deemed Liquidation Event in accordance with this Agreement.

“Unvested Class A Share” means an unvested Pubco Earnout Share (as defined in the Transaction Agreement).

“Unvested Common Unit” means a Common Unit issued to PubCo by the Company pursuant to Section 3.01(b)(iv) of the Transaction Agreement that corresponds to an Unvested Class A Share.

“Unvested Distribution Amount” has the meaning set forth in Section 4.01(c)

“Upstairs Preferred Share” has the meaning set forth in Section 3.05.

“Upstairs Warrant” has the meaning set forth in Section 3.04.

“Value” means for any Equity Plan, the Market Price for the Trading Day immediately preceding (i) the date of exercise in the case of a stock option or stock appreciation right or (ii) the Vesting Date for any other award.

“Vesting Date” has the meaning set forth in Section 3.11(b)(ii).

“Warrant Agreements” has the meaning set forth in Section 3.04.

“Warrant Assumption Agreement” has the meaning set forth in the Transaction Agreement.

“Warrants” has the meaning set forth in Section 3.04.

“Withholding Advances” has the meaning set forth in Section 5.05(b).

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Section 1.02 Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes and any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

Article II
THE COMPANY

Section 2.01 Continuation of the Company. The Members hereby agree to continue the Company as a limited liability company pursuant to the Delaware Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized representative” within the meaning of the Delaware Act, shall file and record any amendments and/or restatements to the Certificate and such other certificates and documents (and any amendments or restatements thereof) as may be required under the Laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide the Manager with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the laws of their applicable jurisdiction of formation.

Section 2.02 Name. The name of the Company shall be Falcon’s Beyond Global, LLC. The Manager may change the name of the Company in its sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or necessary or advisable to effect such change.

Section 2.03 Term. The term of the Company began on April 23, 2021, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04 Registered Agent and Registered Office. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Delaware Act will initially be the office and the agent so designated on the Certificate. The Company may, upon compliance with the applicable provisions of the Delaware Act, change its registered office or registered agent from time to time in the determination of the Manager.

Section 2.05 Purposes. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and

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engaging in any and all activities necessary, advisable, convenient or incidental thereto. The Company shall have all powers permitted under applicable Laws to do any and all things deemed by the Manager to be necessary or desirable in furtherance of the purposes of the Company.

Section 2.06 Powers of the Company. The Company will possess and may exercise all of the powers and privileges granted by the Delaware Act or by any other Law together with such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.07 Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for U.S. federal, and applicable state and local, income tax purposes, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

Section 2.08 Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Delaware Act.

Section 2.09 Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

Article III
UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01 Units; Admission of Members.

(a) Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of (i) a single class of Common Units and (ii) a single class of Preferred Units.

(b) In connection with the Transactions, PubCo acquired newly issued Common Units, Preferred Units and Warrants from the Company pursuant to the Transaction Agreement and Warrant Agreements and was admitted as a Member.

(c) The Company shall maintain the Schedule of Members setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member. The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the Recapitalization is set forth as Schedule B to this Agreement. The Company shall also maintain a record of (1) the Capital Account of each Member on the Effective Date, (2) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (3) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act. The Manager may from time to time redact the Schedule of Members in its sole discretion and no Person other than the Manager shall have a right to review the unredacted Schedule of Members, unless otherwise required by applicable Law. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein. Fractional Units are hereby expressly permitted.

(d) Subject to Section 3.06(a), the Manager may cause the Company to (i) issue additional Common Units (but no additional Preferred Units) at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially

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economically equivalent to a class of common or other stock of PubCo or class or series of preferred stock of PubCo, respectively, which may be subject to vesting and other terms and conditions as determined by the Manager and as may be set forth in any Equity Plan from time to time. When any such other Units or other Equity Securities are authorized and issued, the Schedule of Members and this Agreement shall be amended by the Manager to reflect such additional issuances and the resulting dilution, which shall be borne pro rata by all Members based on their Common Units.

(e) Subject to Section 13.09(b), the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Section 3.01 (d), Section 3.06(a) or Section 3.11.

(f) Unless the Manager otherwise directs, Units will not be represented by certificates.

Section 3.02 Substitute Members and Additional Members. No Transferee of any Units or any Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement and (ii) such Transferee or recipient shall have executed and delivered to the Company such instruments as the Manager deems necessary or desirable, in its sole and reasonable discretion, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. A Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor Member; provided, that such Transferor Member shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall, except as explicitly set forth herein, be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission of a Substitute Member or Additional Member.

Section 3.03 Recapitalization; PubCo’s Capital Contribution.

(a) In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-Closing Members prior to the Effective Date as set forth opposite their respective names on Schedule A are hereby recapitalized, as of the Effective Date, and after giving effect to such recapitalization and the other transactions related to the Recapitalization, into the number of Common Units set forth opposite the name of the respective Pre-Closing Members on the Schedule of Pre-Closing Members attached hereto as Schedule A and such Common Units are hereby issued and outstanding as of the Effective Date and the holders of such Common Units are Members hereunder.

(b) In connection with the closing of the Transactions, PubCo will acquire [•] newly issued Common Units, [•] newly issued Preferred Units and [•] newly issued Warrants from the Company.

Section 3.04 Warrants. On the Effective Date, in connection with the Transactions, the Company has issued warrants to purchase Common Units (the “Warrants”) to PubCo as set forth on Schedule B hereto pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and PubCo as of the Effective Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to PubCo the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. In the event any holder of a warrant to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then PubCo agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall match with a corresponding number of Common Units issued by the Company pursuant to the Warrant Agreements. PubCo agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event an Upstairs Warrant is redeemed, the Company will redeem a Warrant with similar terms held by PubCo.

Section 3.05 Preferred Units. On the Effective Date, in connection with the Transactions, the Company has issued Preferred Units to PubCo as set forth on Schedule B hereto pursuant to the Transaction Agreement. Upon the valid conversion of a Preferred Unit in accordance with the Certificate of Designation, the Company shall issue to PubCo

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the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such conversion. In the event any holder of a share of convertible Preferred Stock (the “Upstairs Preferred Share”) converts an Upstairs Preferred Share into shares of Class A Common Stock, then PubCo agrees that it shall cause a corresponding conversion (including by effecting such conversion in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Preferred Unit with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the conversion of such Upstairs Preferred Share shall match with a corresponding number of Common Units issued by the Company pursuant to the Certificate of Designation. PubCo agrees that it will not convert any Preferred Units other than in connection with the corresponding conversion of an Upstairs Preferred Share.

Section 3.06 Authorization and Issuance of Additional Units.

(a) Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, the Company and PubCo shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units, the Preferred Units, the Class A Common Stock, the Class B Common Stock and the Preferred Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock, in the aggregate, (ii) a one-to-one ratio between the number of Common Units owned by each Member (other than PubCo and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Member, directly or indirectly, and (iii) a one-to-one ratio between the number of Preferred Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Preferred Stock, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) treasury stock or (B) preferred stock or other debt or equity securities (other than the Preferred Stock but including, without limitation, warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock or Class B Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by PubCo to the equity capital of the Company). Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, in the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems PubCo’s preferred stock in a transaction not contemplated in this Agreement, the Manager and PubCo shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, PubCo, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of PubCo so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Manager in its reasonable discretion, the Company and PubCo shall not undertake any subdivision (by any Common Unit or Preferred Unit split, stock split, distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit or Preferred Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock, Class B Common Stock or Preferred Units, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock, Common Units or Preferred Stock, respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock, in the aggregate, (y) a one-to-one ratio between the number of Common Units owned by each Member (other than PubCo and its Subsidiaries) and the number of outstanding shares of Class B Common Stock or (z) a one-to-one ratio between the number of Preferred Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Preferred Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock, the number of Common Units owned by Members (other than PubCo and its Subsidiaries) and the number of outstanding shares of Class B Common Stock or the number of Preferred Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Preferred Stock as contemplated by the first sentence of this Section 3.06(a). For the avoidance of doubt, nothing in this Section 3.06(a) requires a one-to-one ratio between the number of Common Units owned by a Member and the number of votes to which such Member is entitled on matters submitted to a vote of PubCo stockholders.

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(b) The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.01, this Section 3.06, Section 3.11 and Section 2. Subject to the foregoing and the terms and conditions of Section 3.01(d), the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine and the Manager shall amend or otherwise modify this Agreement as necessary in connection with the issuance of additional Common Units and admission of additional Members under this Section 3.06 without the requirement of any consent or acknowledgement of any other Member.

Section 3.07 Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with the use of cash or other assets held by PubCo, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by PubCo, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by PubCo; provided, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by PubCo for no consideration. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.08 Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.09 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.10 Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 5.01(a), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.11 Equity Plans.

(a) Options Granted to LLC Service Providers. If at any time or from time to time, a stock option to purchase shares of Class A Common Stock that was granted under an Equity Plan to an LLC Service Provider is duly exercised:

(i) PubCo shall sell to the Optionee, and the Optionee shall purchase from PubCo, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise. Notwithstanding the foregoing, PubCo may determine in its discretion to permit a cashless exercise of such stock option.

(ii) PubCo shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, PubCo shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from PubCo, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold (or withheld in a cashless exercise) pursuant to Section 3.11(a)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

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(iii) The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Service Provider (and not a distribution) to such LLC Service Provider, the number of shares of Class A Common Stock described in Section 3.11(a)(ii).

(iv) PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by PubCo in connection with the exercise of such stock option. PubCo shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b) Restricted Stock Granted to LLC Service Providers. If at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to an LLC Service Provider (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Service Provider terminates his or her service with the Company or any Subsidiary), other than in connection with the exercise of a stock option, then, in consideration for services performed for the Company or any Subsidiary:

(i) PubCo shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Service Provider in accordance with the Equity Plan;

(ii) On the date that the Value of such shares is includible in taxable income (the “Vesting Date”) with respect to the applicable LLC Service Provider, the following events will be deemed to have occurred: (1) PubCo shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Service Provider is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock on the Vesting Date, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Service Provider, (3) PubCo shall be deemed to have contributed the purchase price for such shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Service Provider is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary;

(iii) The Company shall issue to PubCo on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.11(b)(i) in consideration for a Capital Contribution that PubCo is deemed to make to the Company pursuant to clause (3) of Section 3.11(b)(ii) above; and

(iv) In the event that shares of Class A Common Stock described in this Section 3.11(b) are forfeited after a Vesting Date has occurred, the Common Units issued to PubCo pursuant to Section 3.11(b)(iii) with respect to such Class A Common Stock shall also be forfeited.

(c) Restricted Stock Units and Other Stock Based Awards Granted to LLC Service Providers. To the extent PubCo grants any restricted stock units or similar awards that are to be settled in shares of Class A Common Stock, the provisions of Section 3.11(b) shall apply mutatis mutandis with respect to such awards.

(d) Future Equity Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, amending or otherwise modifying or terminating any Equity Plan for the benefit of employees, directors, consultants or other business associates of PubCo, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, amended or otherwise modified or terminated by PubCo, amendments or other modifications to this Section 3.11 may become necessary or advisable and that any approval or consent to any such amendments requested by PubCo shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

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(e) Anti-Dilution Adjustments. For all purposes of this Section 3.11, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

Section 3.12 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by PubCo in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by PubCo to effect open market purchases of shares of Class A Common Stock, or (b) if PubCo elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by PubCo to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to PubCo a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Section 3.13 Tax and Accounting Information.

(a) Accounting Decisions and Reliance on Others. All decisions as to accounting matters of the Company, except as otherwise specifically set forth herein, shall be made by the Manager in accordance with Law and with accounting methods followed for U.S. federal, or where necessary for applicable state or local, income tax purposes. In making such decisions, the Manager may rely upon the advice of the independent accountants of the Company.

(b) Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For all applicable tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and, to the extent permitted by applicable Law, for U.S. federal, and applicable state and local, income tax purposes.

(c) Financial Reports.

(i) The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Manager).

(ii) In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member holding not less than 5% of the Units (each such Member, a “Qualifying Member”):

(A)        not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B)         not later than forty-five (45) days or such later time as permitted under applicable securities Law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d) Tax Returns.

(i) The Manager shall arrange for the preparation and filing of all tax returns required to be filed by the Company in accordance with the procedures set forth in this Section 3.13(d) and applicable Law.

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(ii) Before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Members or their equityholders are modified after the Effective Date, on or before such modified due dates), the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of information that the Manager reasonably determines, or as any such Person may reasonably request in writing that, each such Member reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.

(iii) As soon as reasonably practicable after the end of a Fiscal Year, the Manager shall cause the Company to provide to the Member Representative, on behalf of each Member, an IRS Schedule K-1 (and to the extent required, an IRS Schedule K-2 and an IRS Schedule K-3) for each Member with respect to such Fiscal Year, together with corresponding forms for state and local income tax purposes, setting forth such Member’s distributive share of share of income, gain, loss, deduction, and credit for the Fiscal Year, if any, and such other financial information and documents respecting the Company and its business as the Manager reasonably deems appropriate, or as a Member may reasonably require and request in writing, to enable such Member to prepare its U.S. federal, state and local income and other required tax returns (the statements referred to in this sentence, collectively, the “Draft Tax Statements”). Upon delivery of any Draft Tax Statements to the Member Representative, the Member Representative shall have thirty (30) days to review the applicable Draft Tax Statements and provide any comments to the Manager on such Draft Tax Statements. The Manager shall consider in good faith all reasonable comments received from the Member Representative during the thirty (30) day review period and shall revise and finalize the Draft Tax Statements after the expiration of such review period (such finalized statements, the “Final Tax Statements”). The Manager shall cause the Company to deliver Final Tax Statements to each applicable Member within five (5) Business Days of such statements becoming Final Tax Statements.

(iv) At least thirty (30) days prior to the due date (taking into account any applicable extensions) for the filing of any income or franchise tax return of the Company or any Company Subsidiary, the Manager shall send a draft of such income or franchise tax return, which shall be prepared consistently with any applicable Final Tax Statements, to the Member Representative for the Member Representative’s review and comment. The Manager shall consider in good faith all reasonable comments received from the Member Representative at least five (5) Business Days prior to the due date (taking into account any applicable extensions) for the filing of any such income or franchise tax return.

(v) Notwithstanding anything to the contrary in this Agreement, the Manager shall cause the Company to prepare and file all Flow-Thru Tax Returns of the Company and its applicable Subsidiaries for any taxable period ending on or prior to the Effective Date and any Straddle Period that are due after the date hereof (collectively, the “Pre-Closing Returns”) in a manner consistent with the Company’s or the relevant Subsidiary’s past practice except as otherwise required by applicable Law. Each Pre-Closing Return filed after the date hereof (taking into account applicable extensions) shall be submitted to the Pre-Closing Members for review and comment in accordance with the procedures set forth in Section 3.13(d)(iv). The Manager shall cause no Pre-Closing Return to be filed without the consent of the Pre-Closing Members, such consent not to be unreasonably withheld, conditioned, or delayed; provided, however, that if the parties are unable to resolve a dispute with respect to any such Pre-Closing Return, the Pre-Closing Return may be filed in the manner prepared by the Manager (but reflecting all undisputed changes as agreed pursuant to the procedures set forth in Section 3.13(d)(iv)) without the consent of the Pre-Closing Members, the dispute will be submitted to a nationally-recognized accounting firm, and, if necessary, an amended Pre-Closing Return will be filed. Notwithstanding the foregoing, each Pre-Closing Return for a Straddle Period (A) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. tax Law) is available shall be prepared in accordance with such method, (B) shall be prepared in accordance with Section 706(d)(3) of the Code to the extent applicable, (C) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. tax Law) may be made shall make such election, and (D) shall be prepared in a manner such that any and all deductions, losses, or credits of the Company and its Subsidiaries resulting from, attributable to, or accelerated by the payment of expenses in connection with the Transactions are allocated to the Pre-Closing Tax Period to the extent permitted by applicable tax Law.

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Without the prior written consent of the Pre-Closing Members (in each case not to be unreasonably withheld, conditioned or delayed), the Manager shall not, and shall not permit the Company, its Subsidiaries or any Affiliates of the Manager, the Company or its Subsidiaries to file, re-file or amend any Pre-Closing Returns or any other tax returns of the Company or its Subsidiaries for Pre-Closing Tax Periods.

Section 3.14 Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. The Company shall permit each Member and each of its designated representatives, at such Member’s sole cost and expense, to examine the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Manager shall reasonably approve during normal business hours and upon reasonable notice for any purpose reasonably related to such Member’s Units; provided, that Manager has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Delaware Act.

Article IV
DISTRIBUTIONS

Section 4.01 Distributions.

(a) Distributable Cash; Other Distributions.

(i) To the extent permitted by the Delaware Act, other applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01 shall be made to the Members as of the close of business on such record date in accordance with this Section 4.01; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Section 4.01(b) and Section 12.02; provided, further, that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Delaware Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable PubCo to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)).

(ii) Subject to any Distributions made in accordance with Section 4.01(b) or Section 12.02, Distributions shall be (x) computed in respect of the quarterly periods ending March 31, June 30, September 30 and December 31, or if any such date for payment is not a Business Day, on the next Business Day succeeding such day (each such date being a “Distribution Record Date”) and (y) paid in arrears on or prior to the day that is fifteen (15) days after each such Distribution Record Date (each such date, regardless of whether any Distributions have been paid or declared and set aside for payment on such date, a “Distribution Payment Date”):

(A) Distributions of Distributable Cash made other than in connection with a Deemed Liquidation Event shall be made to Members as follows:

(1) first, to the holders of Preferred Units an amount per Preferred Unit equal to eight percent (8%) per annum of the Original Issue Price (provided, however, that the Company shall, prior to [•], 2025, pay any such Distributions by issuing an additional amount of Preferred Units in respect of such Preferred Unit equal to (x) the Accrued Distributions of such Preferred Unit as of such date; divided by (y) the Original Issue Price; provided further that each holder of Preferred Units shall receive cash in lieu of fractional Preferred Units; and provided further that the Company may, with notice to the holders of Preferred Units no later than two (2) Business Days prior to the applicable Distribution Record Date, pay the Accrued Distribution on account of such Preferred Unit for such Distribution Payment Period in cash); and

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(2) thereafter, to all other holders of Units (on an as-converted basis), pro rata in proportion to their respective Percentage Interests (determined on an as-converted basis).

(B) Distributions of Distributable Cash made in connection with a Deemed Liquidation Event shall be made to Members as follows:

(1) first, to the holders of Preferred Units in proportion to their respective Unpaid Preferred Liquidation Amount as of such date, until the Unpaid Preferred Liquidation Amount with respect to the Preferred Units is Zero Dollars ($0); and

(2) thereafter, to all holders of Common Units (excluding, for the avoidance of doubt, Preferred Units), pro rata in proportion to their respective Percentage Interests.

(iii) Furthermore, in the event that any holder of Units is obligated to return to the Company any distributions made in respect of such Units, including by reason of the violation of any restrictive covenant in favor of the Company or any of its Subsidiaries, such returned amounts may be distributed to the other holders of Units in accordance with Section 4.01(a)(i) as if such distribution were a new distribution pursuant to Section 4.01(a)(i).

(b) Tax Distributions.

(i) With respect to each Fiscal Year, the Company shall, to the extent permitted by applicable Law, make cash distributions to (i) each Member pro rata in proportion to each Member’s respective Percentage Interest in an amount such that the Member with the highest Assumed Tax Liability per Unit receives an amount equal to such Member’s Assumed Tax Liability with respect to its Common Units and (ii) each Member holding Preferred Units pro rata based on the number of Preferred Units held by such Member in an amount equal to such Member’s Assumed Tax Liability with respect to its Preferred Units (each, a “Tax Distribution”). Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company for each Estimated Tax Period and, to the extent feasible, shall be distributed to the Members on a quarterly basis at least five (5) Business Days prior to the date on which any estimated U.S. federal income tax payments are due by the Members (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Fiscal Year through the end of the relevant Estimated Tax Period, determined in accordance with the principles applicable for determining a Member’s Assumed Tax Liability for such Fiscal Year. A final accounting for Tax Distributions shall be made for each Fiscal Year promptly after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Fiscal Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Fiscal Year. For the avoidance of doubt, no Tax Distributions (and no tax distributions made prior to the Effective Date) shall be treated for any purpose under this Agreement as advances against, and no such amount shall offset or reduce, any subsequent distributions under Section 4.01(a).

(ii) If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(b) shall be made to the Members to the extent of available funds pro rata in proportion to the amounts that otherwise would have been distributed pursuant to this Section 4.01(b) if the Company had sufficient funds on hand to make all of the Tax Distributions permitted under this Section 4.01(b), and the Company shall make future Tax Distributions as soon as funds sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled become available.

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(iii) In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any taxable year (other than an audit conducted pursuant to the Partnership Tax Audit Rules for which no election is made pursuant to Code Section 6226 thereof and the Treasury Regulations promulgated thereunder (or any similar provision of U.S. state or local tax law)), or in the event the Company files an amended tax return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account any interest, penalties and additions to tax imposed). Any shortfall in the amount of Tax Distributions the Members and/or former Members received for the relevant taxable years based on such recalculated Assumed Tax Liability promptly shall be distributed, in accordance with the principles of Section 4.01(b)(i), to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant taxable years sufficient to cover such shortfall.

(iv) Notwithstanding the foregoing, for the avoidance of doubt, Tax Distributions pursuant to this Section 4.01(b), if any, shall be made to the Members only to the extent all previous Tax Distributions to the Members pursuant to Section 4.01(b) with respect to a Fiscal Year are less than the Tax Distributions the Members otherwise would have been entitled to receive with respect to such Fiscal Year pursuant to this Section 4.01(b).

(c) Notwithstanding the foregoing, the portion of any distribution that would otherwise be made in respect of any Unvested Common Unit under Section 4.01(a) (“Unvested Distribution Amount”) or any Earnout Common Unit under Section 4.01 (“Earnout Distribution Amount”) shall be deducted from such distribution and be recorded as an Unvested Distribution Amount or Earnout Distribution Amount in the Company’s books and records at the time of such distribution, and the Unvested Distribution Amount in respect of any such Common Unit that vested and the Earnout Distribution Amount in respect of any Earnout Common Unit that have satisfied the earnout criteria set forth in Section 3.01 of the Transaction Agreement following such prior distribution shall be distributed by the Company to the holder of such Common Unit in the proportion of, and promptly following, such vesting or satisfaction of the earnout criteria, as applicable. Upon the termination, forfeiture or cancellation of any Unvested Common Unit or Earnout Common Unit, any Unvested Distribution Amount or Earnout Distribution Amount previously recorded with respect to such Unvested Common Unit or Earnout Common Unit shall be noted as cancelled on the books and records of the Company and such amount shall in the next distribution under Section 4.01(a) be distributed pursuant to the terms of Section 4.01(a).

Article V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS

Section 5.01 Capital Contributions. From and after the date hereof, except as expressly provided in this Agreement, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to (a) loan any money or property to the Company, (b) borrow any money or property from the Company or (c) make any additional Capital Contributions. Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Section 5.02 Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Schedule of Members shall be credited with the Initial Capital Account Balance set forth on the Schedule of Members. The Schedule of Members shall be amended by the Manager after the Effective Date from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Section 5.02(a)(ii), Section 5.02(a)(iii), Section 5.02(a)(iv), Section 5.02(c) or otherwise.

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(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.03 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of deductions or losses that are allocated to such Member pursuant to Section 5.03 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(v) Upon the issuance of additional amount of Preferred Units pursuant to Section 4.01(a)(ii)(A)(1), the Members intend that the allocations and capital maintenance rules shall be governed under Treasury Regulations Section 1.704-3 with adjustments being made in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s) and consistent with the principles of Section 704(c) of the Code and the Treasury Regulations thereunder in order to effectuate the Members’ agreed upon economic sharing of items within the Company.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Manager may make such modification so long as such modification is reasonably necessary and appropriate to reflect the relative economic arrangements of the Members. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), (ii) adjust the Carrying Value of the Company’s properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) if any noncompensatory options (including the Warrants) are outstanding upon the occurrence of any revaluation of the Company’s property, and (iii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); (v) in connection with the issuance by the Company of a noncompensatory option for more than a de minimis amount of interests in the Company; and (vi) upon the contribution of cash to the Company in connection with the Transactions; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above need not be made if the Manager reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

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(d) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03 Allocations.

(a) Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.03(b), Section 5.03(c) and Section 5.03(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 12.02(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 12.02(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all unvested Units were fully vested in respect of time-based vesting conditions), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b) Special Allocations. The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V other than Section 5.03(b)(i), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.03(b)(iii) shall be made only if and to the extent that the Member

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would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(b)(iii) were not in the Agreement. This Section 5.03(b)(iii) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Manager consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c) Regulatory Allocations. The allocations set forth in Section 5.03(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Income and Net Loss of the Company or make distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Net Income and Net Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

(d) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.03 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.03 hereof, the limitation set forth in this Section 5.03(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.03(d) shall be subject to chargeback pursuant to the Regulatory Allocation provision of Section 5.03(c).

Section 5.04 Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If a Percentage Interest of Units is the subject of a Transfer or the Members’ interests in the Company change pursuant to the terms of this Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire

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Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.03 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the Transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder, and shall be made using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and Treasury Regulations thereunder; provided, however that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Manager (with the prior written consent of the Member Representative, not to be unreasonably withheld, conditioned or delayed). In furtherance of the foregoing, any such method selected shall be set forth in a dated, written statement maintained with the Company’s books and records. The Members hereby agree that any such selection by the Manager is made by “agreement of the partners” within the meaning of Treasury Regulation Section 1.706-4(f). As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the Transferred Units.

(b) Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company, and allocations that are “reverse Section 704(c) allocations” described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the “traditional method” under Treasury Regulations Section 1.704-3(c), except as otherwise agreed by the Manager with the prior written consent of the Member Representative (not to be unreasonably withheld, conditioned or delayed), with respect to any property contributed to the Company before the Acquisition Merger and “reverse section 704(c) allocations” (within the meaning of Treas. Reg. § 1.704-3(a)(6)) arising before or in connection with the Acquisition Merger. With respect to property contributed or section 704(c) amounts arising from revaluations made after the Acquisition Merger, the Company may use any method permitted under Treas. Reg. § 1.704-3. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Sections 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). Allocations pursuant to this Section 5.04(a), Section 704(c) of the Code (and the principles thereof), Treasury Regulation 1.704-1(b)(4)(i), and Treasury Regulation 1.704-3(a)(6) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions (other than by reason of affecting Tax Distributions) pursuant to any provision of this Agreement.

(c) Notwithstanding any other provision of this Agreement, the Members intend that, solely for U.S. federal income tax purposes, Unvested Common Unit and Earnout Common Unit shall be treated as having satisfied the applicable vesting and earnout criteria set forth in the Transaction Agreement for purposes of allocating Net Income and Net Loss pursuant to this Article V (including for the purposes of determining amounts that would be distributable to the Members in the case of any hypothetical distribution or liquidation and determining such Members’ Assumed Tax Liability and entitlement to distributions pursuant to Section 4.01(b), but not, for the avoidance of doubt, entitlement to actual distributions pursuant to Section 4.01(a)). If and when the Unvested Common Unit or Earnout Common Unit are forfeited for failing to have satisfied the applicable vesting and earnout criteria, the Members intend and agree (x) that the Manager may make such allocations as deemed necessary to reflect such forfeiture and (y) to prepare and file all tax returns consistent therewith unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

(d) In the event the Carrying Value of any Company asset is adjusted pursuant to clause (vi) or (v) of the definition of Carrying Value, any Net Income or Net Losses resulting from such adjustment shall, in the manner reasonably determined by the Manager, be allocated among the Members such that the Capital Account balance

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relating to each Common Unit or Preferred Unit, as applicable, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations are insufficient to cause the Capital Account balance relating to each Common Unit to be so equal in amount, then the Manager, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Common Unit to be so equal in amount.

Section 5.05 Tax Withholding; Withholding Advances.

(a) Tax Withholding.

(i) If reasonably requested by the Company, each Member shall, if reasonably able to do so, deliver to the Company: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.05(b) to the extent it is required to do so under applicable Law.

(ii) After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not materially adverse or unduly burdensome to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other reasonably documented out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members equally.

(b) Withholding Advances. To the extent PubCo or the Company or any of their Subsidiaries is required by Law to withhold or to make tax payments (including payments for interest, penalties or additions to tax) on behalf of or with respect to any Member (e.g., in connection with allocations of income or with the delivery of consideration in connection with a Redemption, backup withholding, Section 1441 of the Code, Section 1445 of the Code, or Section 1446 of the Code or, in each case, similar provisions of state, local or other tax Law with respect to allocations or distributions to Persons who are not U.S. persons for U.S. federal income tax purposes) (“Withholding Advances”), PubCo, the Company, or such Subsidiary, as the case may be, may withhold such amounts and make such payments as so required. “Withholding Advances” with respect to a Member shall not include any “imputed underpayment” within the meaning of the Partnership Tax Audit Rules (or similar provisions of state or local tax Law or any related liability) attributable to such Member to the extent the associated liability (which, for the avoidance of doubt, includes any associated liability for interest, penalties, or additions to tax) is fully paid by such Member in accordance with Section 6.01(b).

(c) Repayment of Withholding Advances. All Withholding Advances made (or to be made) on behalf of a Member shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account except to the extent that the Withholding Advances previously reduced such Member’s Capital Account), or (ii) with the consent of the Manager (not to be unreasonably withheld, conditioned or delayed) be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member.

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Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.05(b), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company, or any other applicable Member, for any liability with respect to Withholding Advances required or made on behalf of or with respect to such Member. The obligations of a Member with respect to the repayment and reimbursement of Withholding Advances will survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete Transfer or redemption of such Member’s interests in the Company.

Section 5.06 Tax Proceedings.

In representing the Company before any taxing authorities and courts in administrative or judicial proceedings relating to tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, keep the Members reasonably informed of any such proceedings. Neither the Company nor the Company Representative shall settle any audit, examination, investigation or administrative, court or other proceeding related to any tax or tax returns for any Pre-Closing Tax Period in a manner which would have a material adverse effect on any Pre-Closing Member without the prior written consent of the Pre-Closing Member that would be so impacted, such consent not to be unreasonably withheld, conditioned or delayed.

Article VI
CERTAIN TAX MATTERS

Section 6.01 Company Representative.

(a) The Manager is authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Manager may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable efforts to cause the Manager (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b) The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. The Company Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules; provided that no “push-out” election under Section 6226 of the Code and any analogous election under state or local tax Law shall be made by the Company in any case where such election is available with respect to any Pre-Closing Tax Period or Straddle Period if the relevant Pre-Closing Members agree to make other arrangements reasonably satisfactory to the Manager for the payment or reimbursement of such Pre-Closing Members’ share of any imputed underpayment, tax or other deficiency (and, without duplication, any associated interest, adjustments to tax, and penalties) payable by the Company with respect to such Pre-Closing Tax Period or Straddle Period. Each Member agrees to cooperate with the Company Representative and to do, or refrain from doing, any or all things reasonably requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest, providing the Company with reasonably requested certifications, forms and documentation, and filing any forms in a timely fashion) in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings.

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(c) The Company shall make and maintain at all times, and shall cause each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to make and maintain at all times, a valid election pursuant to Section 754 of the Code (and analogous provisions of state or local Law).

Article VII
MANAGEMENT OF THE COMPANY

Section 7.01 Management by the Manager. Except as otherwise specifically set forth in this Agreement, the Manager shall be deemed to be a “Manager” for purposes of the Delaware Act and the Company shall be a Manager-managed entity. Except as expressly provided in this Agreement or the Delaware Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Manager in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Manager is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Manager taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Manager shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Manager may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion (i) the authority to sign agreements and other documents on behalf of the Company or any Subsidiary and (ii) such of the powers as are granted to the Manager hereunder as it deems appropriate. The Manager shall have the exclusive power and authority, on behalf of the Company and its Subsidiaries to take such actions not inconsistent with this Agreement as the Manager deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries. Notwithstanding the foregoing to the contrary, except with the consent of the Required Members, PubCo shall not and shall cause its Subsidiaries not to operate or conduct any business other than through the Company and its Subsidiaries.

Section 7.02 Withdrawal of the Manager. PubCo may withdraw as the Manager and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of PubCo, (ii) any Person into which PubCo is merged or consolidated or (iii) any Transferee of all or substantially all of the assets of PubCo, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person other than PubCo (or its successor, as the case may be) as Manager shall be effective unless PubCo (or its successor, as the case may be) and the new Manager provide all other Members with contractual rights, directly enforceable by such other Members against the new Manager, to cause the new Manager to comply with all of the Manager’s obligations under this Agreement.

Section 7.03 Decisions by the Members.

(a) Other than the Manager and except as set forth in this Agreement, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to assume any obligations or responsibility on behalf of, or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b) Except as expressly provided herein or expressly required under the Delaware Act, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Manager), including to remove PubCo as Manager.

Section 7.04 Fiduciary Duties. (i) The Manager shall, in its capacity as Manager, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities

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of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in his or her capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, the doctrine of corporate opportunity and any analogous doctrine shall not apply to any Exempted Person.

Section 7.05 Officers.

(a) Appointment of Officers. The Manager may appoint individuals as officers of the Company (“Officers”), which may include such officers as the Manager determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b) Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Manager from time to time.

(c) Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Manager may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Secretary or, if there is no Secretary, to the Manager, without prejudice to the rights, if any, of the Company under any contract to which such Officer is a party, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Manager.

Section 7.06 Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are otherwise (a) approved by the Members and (b) permitted by the Credit Agreements, if any; provided that the foregoing shall in no way limit the Manager’s rights under Section 3.01(a), Section 3.01(d), Section 3.01(e), Section 3.06, Section 3.07 or Section 3.11. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the Effective Date in accordance with the Prior Agreement or that the board of managers of the Company or the Corporate Board has approved in connection with the Recapitalization or the Transactions as of the Effective Date.

Section 7.07 Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock will be publicly traded and, therefore, the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including without limitation all fees, expenses and costs of being a public company (including without limitation public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees, insurance costs and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any Qualifying Offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such Qualifying Offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) (i) the Manager shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public and (ii) the Company shall be deemed to have paid the Discount as an expense. Notwithstanding the foregoing, neither the income tax obligations of the Manager nor PubCo’s payment obligations under the Tax Receivable Agreement shall be treated as Company expenses subject to reimbursement under this Section 7.07.

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Article VIII
TRANSFERS OF INTERESTS

Section 8.01 Restricted Transfer.

(a) No Member will directly or indirectly Transfer any Units or all or any part of the economic or other rights that comprise such Member’s interest in the Company except (i) Transfers to a Permitted Transferee in compliance with this Article VIII, (ii) with the prior written consent of the Manager, (iii) solely in the case of a limited partner in an investment fund that indirectly holds Units, indirect Transfers of Units by such limited partner in connection with the Transfer of its interest in the applicable investment fund, or (iv) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in PubCo. Any attempted Transfer not in compliance with the terms of this Article VIII will be null and void and the Company will not in any way give effect to any such Transfer. In addition to the foregoing, no Member will, and each Member will cause its Affiliates not to, circumvent the provisions of this Agreement by Transferring (or permitting the Transfer of) its securities or any entity whose primary purpose is to hold (directly or indirectly) Units unless such Transfer is otherwise in compliance with the terms of this Article VIII.

(b) Any Member who assigns any Units or other interest represented by such Units in the Company (any such Member, an “Assignor”) in accordance with this Article VIII will cease to be a Member of the Company with respect to such Units or other interest represented by such Units and will no longer have any rights or privileges of a Member with respect to such Units or such portion of its interest represented by such Units (but will still be bound by this Agreement in accordance with this Article VIII, subject to Section 8.03), including the power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest will not be counted as outstanding in proportion to the extent of the interest Transferred unless and until the Transferee is admitted as a Member in accordance with Section 8.03. Nothing contained herein shall relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the date of such Transfer or that is otherwise specified in the Delaware Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in any agreements required to be delivered by any such Member under Section 8.03.

(c) Subject to the terms of this Article VIII, any Person who acquires in any manner whatsoever any Interest (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, will be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but will be entitled to none of the rights or benefits) of this Agreement that any Transferor of such Interest of such Person was subject to or by which such Transferor was bound.

(d) Notwithstanding any other provision of this Agreement to the contrary, except as otherwise agreed by the Manager, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Manager, would (i) in the reasonable determination of the Manager, cause the Company to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Treasury Regulations promulgated thereunder, (ii) in the reasonable determination of the Manager, cause the Company to fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h), (iii) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws, (iv) cause an assignment under the Investment Company Act, or (v) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager. Any purported Transfer in contravention of this Section 8.01(d) will be null and void ab initio.

(e) For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any award agreement or other policy, agreement or arrangement with or of PubCo, the Company of any of their Affiliates applicable to such Member.

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Section 8.02 Permitted Transfers. Subject to Section 8.01(d) and Section 8.01(e), from and after the Effective Date, the following Transfers shall be permitted (any such Transfer, a “Permitted Transfer” and, the applicable Transferee, a “Permitted Transferee”):

(a) Affiliates and Members of the Immediate Family. Subject to Section 8.03, a Member who is an individual will be entitled to Transfer all or any portion of such Member’s Units to one or more Members of the Immediate Family of such Member, or to a trust or other estate planning vehicle for the benefit of such Member or one or more of the Members of the Immediate Family of such Member or an Affiliate of such Person; provided, however, that no such Transfer will be effective until the holders of the beneficial interests of such Transferee will have delivered to the Company a written acknowledgement and agreement in form and substance reasonably satisfactory to the Company that they will not Transfer any such beneficial interests or permit such Transferee to issue any such beneficial interests except to the extent such Transfer or issuance (treating such issuance as a Transfer by such holders) would be permitted under this Section 8.02 if the beneficial interests were Units. In no event will all or any portion of a Member’s Units be Transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act. Subject to compliance with the requirements set forth in this Agreement, (i) each Member, who is not a natural person, will be entitled to Transfer all or any portion of such Member’s Interest to its Affiliates or by distributions from such Member to its members, partners or shareholders or their Affiliates; and (ii) the direct and indirect owners of any Members, who are not natural persons, will be entitled to Transfer to their respective Affiliates all or any portion of their indirect interests in the Company so long as Affiliates of the applicable Transferor Member(s) continue to control the applicable vehicles through which their respective owners hold their investment in the Company.

(b) Upon Death. Subject to Section 8.03 and compliance with the requirements set forth in this Agreement, upon the death of any Member who is a natural Person, such Member’s Interest may be Transferred by the will or other instrument taking effect at the death of such Member or by applicable Laws of descent and distribution to such Member’s estate, executors, administrators and personal representatives, and then to such Member’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Member.

(c) To the Company. Subject to compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units to the Company.

(d) To an Existing Member. Subject to Section 8.03 and compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units to an existing Member or any Affiliates of an existing Member on an arms-length basis.

(e) To Other Permitted Transferees. Subject to compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units (i) by bona fide gift to a charitable organization, (ii) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof, and (iii) in the case of an individual, pursuant to a qualified domestic relations order.

(f) Certain Company Transactions. Any Transfer contemplated by Section 10.01 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction.

Section 8.03 Transfer Requirements. Subject to the provisions of Section 8.01, no Assignee (including a Permitted Transferee) will be admitted to the Company as a Member unless the following conditions are satisfied:

(a) In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, a duly executed written instrument of Transfer is provided to the Manager, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the Transferee succeed to a portion or all of such Member’s Units as a Member;

(b) If requested by the Manager, an opinion of responsible counsel (who may be counsel for the Company) that is reasonably satisfactory in form and substance to the Manager, is provided to the Manager to the effect that:

(i) such Transfer would not violate the Securities Act or any state securities or blue sky Laws applicable to the Company or the Units to be Transferred;

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(ii) such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code; and

(iii) such Transfer would not cause the Company to lose its status as a partnership for U.S. federal income tax purposes, it being understood that the opinions described in clauses (ii) and (iii) above shall only be required to the extent that the Manager shall reasonably determine that such Transfer may otherwise raise a material risk that the Company would be considered a publicly traded partnership under Section 7704(b) of the Code or lose its status as a partnership for U.S. federal income tax purposes, as the case may be.

(c) In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, the Member effecting the Transfer and the Transferee execute any other instruments that the Manager deems reasonably necessary or desirable for admission of the Transferee, including the written acceptance by the Transferee of this Agreement and such Transferee’s agreement to be bound by and comply with the provisions hereof; and

(d) Other than in connection with a Transfer pursuant to Section 8.02 or unless waived by the Manager, the Member effecting the Transfer or the Transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable out-of-pocket expenses incurred by the Company in connection with the admission of the Transferee and provides to the Company any information reasonably necessary for the Company to make required basis adjustments and comply with applicable tax reporting requirements relating to the Transfer.

Section 8.04 Withdrawal of a Member. If a Member Transfers all of its Units in accordance with the terms of this Agreement and the Assignee of such Interest is admitted as a Member pursuant to Section 8.03, such Assignee will be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Assignee is admitted and immediately following such admission the Assignor will cease to be a Member of the Company. Upon the Assignor ceasing to be a Member (including upon the forfeiture of any Units that are subject to vesting), the Assignor will not be entitled to any distributions from and after the date of such Transfer. Notwithstanding the admission of a Transferee or an Assignee as a Member and except as otherwise expressly approved by the Manager (such approval not to be unreasonably withheld, conditioned or delayed), the Transferor or Assignor will not be released from any obligations to the Company as a Member (or otherwise) existing as of the date of the Transfer or relating to the consummation of such Transfer (which shall be deemed to include any liabilities arising from any failure by the Transferee to withhold or deduct any amounts required to be deducted or withheld under Section 1446 of the Code or any other Law (including as a result of the Company or any of its Affiliates being required to deduct and withhold amounts from distributions to Transferee or its successor) and any liabilities for taxes (including any interest, penalties or additions to tax) imposed on the Company or any Subsidiaries thereof for any taxable period (or portion thereof) ending on or before the date of such Transfer, including pursuant to Chapter 63 of the Code (and any analogous provisions of state, local or non-U.S. Law)).

Section 8.05 Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.06 Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [•], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE AMENDED AND RESTATED OPERATING AGREEMENT OF FALCON’S BEYOND GLOBAL,

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LLC, AS MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND FALCON’S BEYOND GLOBAL, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY FALCON’S BEYOND GLOBAL, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Article IX
REDEMPTION

Section 9.01 Redemption Right of a Member.

(a) Each Member (other than PubCo and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units (excluding, for the avoidance of doubt, any unvested Units or Common Units the Transfer of which is prohibited) in whole or in part (the “Redemption Right”) at any time and from time to time following the waiver or expiration of any applicable lock-up period that may be applicable to such Member. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to PubCo. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (provided that, if the Redemption Notice does not include a Redemption Date, the Redemption Date shall be three (3) Business Days after delivery of such Redemption Notice) (the “Redemption Date”); provided, that the Company, PubCo and the Redeeming Member may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that in the event PubCo elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption, subject to the terms of the Registration Rights Agreement. Subject to Section 9.03 and unless the Redeeming Member has revoked or delayed a Redemption as provided in this Article IX, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i) the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to PubCo, to the extent applicable;

(ii) the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under this Article IX, and (z) if the Redeemed Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01 and the Redeemed Units; and

(iii) PubCo shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to PubCo pursuant to Section 9.01(a)(i)(y) above.

(b) PubCo shall have the option (as determined solely by the Disinterested Majority) as provided in Section 9.02 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement (it being understood that Pubco shall not pay any interest on any Cash Settlement); provided that PubCo may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that PubCo has cash immediately available in an amount equal to at least the Redeemed Units Equivalent, which cash was raised from a Qualified Public or Private Offering. For the avoidance of doubt, PubCo shall have no obligation to make

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a Cash Settlement that exceeds the amount of cash raised from Qualified Public or Private Offering(s) undertaken to fund the concurrent redemption of the Redeemed Units hereunder. PubCo shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if PubCo does not timely deliver an Election Notice, PubCo shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above). For the avoidance of doubt, if no Election Notice is delivered by PubCo, the Redeemed Units shall in all instances be redeemed in consideration for a Share Settlement.

(c) In the event PubCo elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i) any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii) PubCo shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii) PubCo shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv) the Redeeming Member is in possession of any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and PubCo does not permit disclosure of such information);

(v) any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

(vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Authority that restrains or prohibits the Redemption;

(viii) PubCo shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period;

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 9.01, the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as PubCo, the Company and such Redeeming Member may agree in writing).

(d) The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem

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Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date.

(e) In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(f) Notwithstanding anything to the contrary contained herein, neither the Company nor the Manager shall be obligated to effectuate a Redemption if such Redemption could (as determined in the reasonable discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 9.02 Election and Contribution of PubCo. Unless the Redeeming Member has timely revoked or delayed a Redemption as provided in Section 9.01, subject to Section 9.04, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) PubCo shall make a capital contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by PubCo in accordance with Section 9.01), and (ii) in the event of a Share Settlement, the Company shall issue to PubCo a number of Common Units equal to the number of shares of Class A Common Stock contributed to the Company pursuant to this Section 9.02. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 9.01, in the event that PubCo elects a Cash Settlement, PubCo shall only be obligated to contribute to the Company, an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement.

Section 9.03 Direct Exchange Right of PubCo.

(a) Notwithstanding anything to the contrary in this Article IX (save for the limitations set forth in Section 9.01 regarding PubCo’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under this Article IX, including the right to revoke a Redemption Notice), PubCo may (as determined solely by the Disinterested Majority) elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member, on the one hand, and PubCo, on the other hand (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable); provided that PubCo may elect to have the Redeemed Units be redeemed in consideration for a Cash Settlement only to the extent that PubCo has cash available in an amount equal to at least the Redeemed Units Equivalent, which cash was received from a Qualified Public or Private Offering. Upon such Direct Exchange pursuant to this Section 9.03, PubCo shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b) PubCo may, at any time prior to a Redemption Date (including after delivery of an Election Notice), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Article IX and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by PubCo at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

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(c) Except as otherwise provided by this Section 9.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if PubCo had not delivered an Exchange Election Notice and as follows:

(i) the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances, (x) the Redeemed Units to PubCo, and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to PubCo, to the extent applicable;

(ii) PubCo shall (x) pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable, and (y) with respect to any Common Units that are Redeemed Units, cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Manager pursuant to Section 9.03(c)(i)(y) above.

(iii) the Company shall (x) in the case of a Cash Settlement, cancel the Redeemed Units and (y) with respect to any Common Units that are Redeemed Units, if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to this Section 9.03 and the Redeemed Units, and issue to PubCo a certificate for the number of Redeemed Units acquired from the Redeeming Member pursuant to this Section 9.03.

Section 9.04 Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a) At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in connection with a Redemption or Direct Exchange, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption or Direct Exchange; provided, that nothing contained herein shall be construed to (i) preclude PubCo from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo) or by way of Cash Settlement or (ii) require PubCo to satisfy its obligations in respect of any such Redemption or Direct Exchange by way of Cash Settlement if PubCo does not have a sufficient number of authorized shares of Class A Common Stock to deliver in satisfaction of any such Redemption or Direct Exchange. Pubco shall deliver Class A Common Stock that has been registered under the Securities Act with respect to any Share Settlement pursuant to a Redemption or Direct Exchange to the extent a registration statement is effective and available with respect to such shares; provided, all such unregistered shares of Class A Common Stock (if any) shall be entitled to the registration rights set forth in the Registration Rights Agreement if the holders thereof are party to the Registration Rights Agreement and have such rights thereunder. For the avoidance of doubt, that PubCo may satisfy its obligations in respect of any such Redemption or Direct Exchange by way of Cash Settlement only to the extent that PubCo has cash legally available therefor in an amount equal to at least the Redeemed Units Equivalent (after taking into account any transactions PubCo effectuates to fund any such Cash Settlement). PubCo covenants that all Class A Common Stock issued upon a Redemption or Direct Exchange in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b) Prior to any Redemption or Direct Exchange effected pursuant to this Agreement, PubCo shall take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo. By including this covenant, it is the intention of the board that all such transactions be exempt.

Section 9.05 Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange by a Member and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption or Direct Exchange shall relieve such Redeeming Member, the Company or PubCo of any prior breach of this Agreement by such Person.

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Section 9.06 Tax Treatment.

(a) In connection with any Redemption or Direct Exchange, the Redeeming Member shall, to the extent it is legally entitled to deliver such form, deliver to PubCo or the Company, as applicable, a certificate, dated as of the Redemption Date, in a form reasonably acceptable to PubCo or the Company, as applicable, certifying as to such Redeeming Member’s taxpayer identification number and that such Redeeming Member is a not a foreign person for purposes of Section 1445 and Section 1446(f) of the Code (which certificate may be an IRS Form W-9 if then sufficient for such purposes under applicable Law) (such certificate a “Non-Foreign Person Certificate”). If a Redeeming Member is unable to provide a Non-Foreign Person Certificate in connection with a Redemption or a Direct Exchange, then (i) such Redeeming Member and the Company shall cooperate to provide any other certification or determination described in Treasury Regulations Sections 1.1446(f)-2(b) and 1.1446(f)-2(c) or otherwise permitted under applicable Law at the time of such Redemption or Direct Exchange, and PubCo or the Company, as applicable, shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1446(f) of the Code and Treasury Regulations thereunder after taking into account the certificate or other determination provided pursuant this sentence and (ii) upon request of the Redeeming Member and to the extent permitted under applicable Law, the Company shall deliver a certificate pursuant to Treasury Regulations Section 1.1445-11T(d)(2) certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T); provided, that if the Company is not legally entitled to provide the certificate described in clause (ii), PubCo shall be permitted to withhold on the amount realized by such Redeeming Member in respect of such Redemption or Direct Exchange to the extent required under Section 1445 of the Code and Treasury Regulations.

(b) Unless otherwise required by applicable Law, the parties hereto acknowledge and agree to treat any Redemption or Direct Exchange as a direct exchange between PubCo and the Redeeming Member for U.S. federal, and applicable state and local, income tax purposes.

Section 9.07 Other Redemption Matters.

(a) Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement (including in connection with a Direct Exchange), the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member) the number of the Share Settlement shares deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.07(c), upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b) Subject to Section 9.07(c), the shares of the Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE ISSUANCE OR TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

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(c) If any shares issued upon a Redemption involving a Share Settlement (including in connection with a Direct Exchange) are (i) effectively registered under the Securities Act, (ii) in the opinion of other counsel reasonably acceptable to PubCo, no longer required to bear the legend set forth in Section 9.07(b) to assure compliance by PubCo with the Securities Act or (iii) Transferable under paragraph (b)(1) of Rule 144, upon the written request of the Redeeming Member thereof, PubCo or its agent shall promptly provide such Redeeming Member or its respective Transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for the applicable securities not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d) PubCo shall bear all of its own expenses in connection with the consummation of any Redemption or Direct Exchange, whether or not any such Redemption or Direct Exchange is ultimately consummated, and any transfer taxes, stamp taxes or duties, or other similar taxes imposed in connection with, or arising by reason of, the issuance of Class A Common Stock that is the subject of such Redemption or Direct Exchange (other than as provided in Section 9.07(c)); provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to the Company or PubCo, as applicable, the amount of any transfer taxes, stamp taxes or duties, or other similar taxes imposed in connection with, or arising by reason of, the issuance of Class A Common Stock that is the subject of such Redemption or Direct Exchange or shall establish to the reasonable satisfaction of the Company or PubCo, as applicable, that such tax has been paid or is not payable. Except as otherwise may separately be agreed by the Company, the Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

Article X
CERTAIN OTHER MATTERS

Section 10.01 PubCo Change of Control; PubCo Approved Recap Transaction.

(a) In connection with a PubCo Approved Change of Control, PubCo shall have the right, in its sole discretion, to require a Redemption of all or a portion of each Member’s and all other Members’ Units together with a number of shares of Class B Common Stock corresponding to such Common Units (to the extent such Members own shares of Class B Common Stock), pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article IX (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such exchanges) and otherwise in accordance with this Section 10.01. Any such exchange pursuant to this Section 10.01(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such exchange, the “Change of Control Exchange Date”). From and after the Change of Control Exchange Date, (i) the Units and any shares of Class B Common Stock subject to such exchange shall be deemed to be Transferred to PubCo on the Change of Control Exchange Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such exchange). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of

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Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 10.01 to effect such exchange.

(b) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A Common Stock is proposed by PubCo or PubCo’s stockholders and approved by PubCo’s board of directors, or is otherwise consented to or approved by PubCo’s board of directors (a “PubCo Approved Recap Transaction”), PubCo shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in such PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Approved Recap Transaction. The Members shall be permitted to participate in such transaction by delivering a written notice of participation that is effective immediately prior to the consummation of such transaction (and that is contingent upon consummation of such transaction), and shall include such information necessary for consummation of such transaction as requested by PubCo. In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members (other than PubCo) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.

Section 10.02 Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit A attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B attached hereto. If, at any time subsequent to the Effective Date such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit A or Exhibit B attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit A or Exhibit B at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Article XI
LIMITATION ON LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.01 Limitation on Liability.

(a) Except as otherwise provided by the Delaware Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person will be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company will have recourse solely to the assets of the Company for the payment of the debts, expenses, obligations or liabilities of the Company. Except as otherwise provided by the Delaware Act, in no event will any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s interest in the Company or otherwise.

(b) Except as expressly set forth in this Agreement or as otherwise expressly required by Law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of Capital Contributions made or required to be made by such Member, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by Law or this Agreement, the amount of any amounts wrongfully distributed to such Member. Except as expressly set forth in this Agreement or as otherwise

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required by Law, upon an insolvency of the Company, no Member shall be obligated by this Agreement to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any distribution, such obligation shall bind such Member alone and not any other Member (including PubCo); and provided, further, that if any Member is required to return all or any portion of any distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Member had been named in the lawsuit against the Member in question (such as where a distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such distribution), the Member that was required to return or repay the distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the distributions made to them based on each such Member’s share of the distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

Section 11.02 Exculpation and Indemnification.

(a) Indemnification Rights.

(i) General. The Company shall indemnify, defend, pay for and hold harmless the Manager, Members, all former members of the board of managers of the Company, the Company Representative (in such Company Representative’s capacity as such), to the extent applicable, each such Person’s officers, directors, partners, members, shareholders, and employees, and the officers of PubCo, the Company and their respective Subsidiaries who are designated as such in a written resolution (all such persons being referred to herein as “Indemnified Persons”), who is or was a party, witness or other participant, or is threatened or proposed to be made a party, witness or other participant, in any actual, threatened, pending or complete action, suit, proceeding, demand or investigation, whether civil, criminal, administrative, investigative, or an alternative dispute resolution proceeding by reason of the fact that such Indemnified Person is or was a Member, the Manager, the Company Representative (in such Company Representative’s capacity as such), an officer of the Company or an officer, manager, partner, member, shareholder or employee of such Indemnified Person, or by reason of the fact that such Indemnified Person is or was serving at the request of the Company as a manager, member of any board of managers, tax matters member, company representative, partnership representative, director, officer or partner of another corporation, limited liability company, partnership, trust, plan or other organization or enterprise, from and against all expenses (including attorneys’ and experts’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation to the maximum extent a Delaware corporation would be permitted to indemnify such Indemnified Persons if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors. Notwithstanding anything to the contrary herein, nothing in this Section 11.02 shall require the Company to indemnify any Person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Person, other than an action approved by the Manager.

(ii) Indemnification Priority.

(A)        The Company hereby acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 11.02 may also be provided to certain Indemnified Persons by one or more of their respective Affiliates (other than the Company and its Subsidiaries) or their insurers (collectively, and including, each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, the “Affiliate Indemnitors”). The Company hereby agrees that, as between the Company, on the one hand, and the Affiliate Indemnitors, on the other hand, (i) the Company is the full indemnitor of first resort and the Affiliate Indemnitors are the full

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indemnitors of second resort with respect to all such indemnifiable claims against such Indemnified Persons, whether arising under this Agreement or otherwise (i.e., the obligations of the Company to such Indemnified Persons are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Persons are secondary), (ii) upon receipt by the Company of an undertaking by or on behalf of such Indemnified Persons to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified as authorized by this Section 11.02 or otherwise, the Company shall be required to advance the full amount of expenses to be incurred by such Indemnified Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnified Persons), without regard to any rights such Indemnified Persons may have against the Affiliate Indemnitors and (iii) the Company irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnified Person and for which such Indemnified Person may be entitled to indemnification from the Company in connection with serving as a director or officer (or equivalent titles) of the Company or its Subsidiaries. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company, and the Company shall cooperate with the Affiliate Indemnitors in pursuing such rights.

(B)         Except as provided in Section 11.02(a)(ii)(A) above, in the event of any payment by the Company of indemnifiable expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation pursuant to Section 11.02(a), the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Indemnified Persons against other Persons (other than the Affiliate Indemnitors), and the Indemnified Person shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(iii) Third-Party Indemnification. The Company may make, execute, record and file on its own behalf and on behalf of each Member all instruments and other documents (including one or more deeds poll in favor of all Indemnified Persons and/or one or more separate indemnification agreements between the Manager, the Company, each Member (as applicable) and individual Indemnified Persons) that the Manager deems necessary or appropriate in order to extend the benefit of the exculpation and indemnification provisions of this Agreement to the Indemnified Persons; provided, that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Agreement except as otherwise may be required by applicable Law.

(b) Exculpation. No Indemnified Person will be liable, for damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her, in its, his or her capacity as such, to the maximum extent a Delaware corporation would be permitted to exculpate such Indemnified Person if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors. In performing his, her or its duties, each Indemnified Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including

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financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other persons or groups: the Manager, officers or employees of PubCo, the Company and their respective Subsidiaries; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or such Manager or officer; or any other person who has been selected with reasonable care by or on behalf of the Company or such Manager or officer; in each case as to matters which such relying person reasonably believes to be within such other person’s competence. For the avoidance of doubt, this Section 11.02(b) shall not exculpate, indemnify, or otherwise protect a Member from a breach by such Member of this Agreement or any other agreement between such Member or any of its Affiliates, on the one hand, and the Company, any Affiliates of the Company, or any other Member, on the other.

(c) Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the activities of the Company shall be entitled to the benefits of this Section 11.02 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. The right to indemnification and the advancement of expenses conferred in this Section 11.02 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by Law, decision of the Manager or otherwise. If this Section 11.02 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 11.02 to the fullest extent permitted by any applicable portion of this Section 11.02 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

(d) Procedure Agreements. The Company may enter into an agreement with any Indemnified Person setting forth procedures consistent with applicable Law for implementing the indemnities provided in this Section 11.02.

(e) Reliance, etc. Notwithstanding any other provision of this Agreement, an Indemnified Person or Exempted Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its, his or her good faith reliance on the provisions of this Agreement. Whenever in this Agreement any Member (in each case, other than the Manager or any Person who is also an officer or employee of the Company or any of its Subsidiaries) is permitted or required to make a decision (i) in its, his or her discretion or under a grant of similar authority, he, she or it shall be entitled to consider only such interests and factors as such Indemnified Person desires, including its, his or her own and its, his or her Affiliates’ interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member or any other Person, or (ii) in its, his or her good faith or under another express standard, he, she or it shall act under such express standard and shall not be subject to any other or different standards; provided, further, that, for the avoidance of doubt, the Manager shall not take any actions in contravention of its duties set forth in Article VII.

Article XII
DISSOLUTION AND TERMINATION

Section 12.01 Dissolution.

(a) Except as required by the Delaware Act, the Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02 or Section 8.03, respectively.

(b) No Member shall (i) withdraw from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer or Redemption of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.

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(c) The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i) the expiration of forty-five (45) days after the consummation of the sale or other disposition of all or substantially all the assets of the Company;

(ii) upon the prior written approval of the Manager and the Required Members;

(iii) a dissolution of the Company under Section 18-801(4) of the Delaware Act, unless the Company is continued without dissolution pursuant thereto; or

(iv) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Delaware Act or otherwise, other than based on the matters set forth in subsections (i) through (iv) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d) The death, retirement, withdrawal, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02 Winding Up of the Company.

(a) The Manager shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Manager shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i) first, to the creditors (including any Members or their respective Affiliates that are creditors (except any obligations to the Members in respect of their Capital Accounts)) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii) second, to the Members in the same manner as distributions under Section 4.01(a)(ii)(B).

(c) Notwithstanding the provisions of Section 12.02(a), but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in its sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall, in its sole discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 12.02(b)(ii), (ii) as tenants in common and in accordance with the provisions of Section 12.02(b)(ii), undivided interests in all or any portion of such assets of the Company or (iii) a combination of the foregoing. Any such Distributions in-kind shall be subject to (A) such conditions relating to the disposition and management of such assets as the liquidating trustee deems reasonable and equitable and (B) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating profit or loss (if any), which shall be allocated in accordance with Article V. The liquidating trustee shall determine the Fair Market Value of any property distributed.

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Section 12.03 Termination. On completion of the winding up of the Company as provided herein, including that all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation of the Certificate with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 12.03.

Section 12.04 Survival.

(a) Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

(b) The rights of any Members (in its capacity as such) to consent or withhold consent to any action under this Agreement shall not survive any such Members ceasing to be a Member, except with respect to the consent rights under Section 6.01(b).

Article XIII
MISCELLANEOUS

Section 13.01 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 13.02 Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Manager, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03 Notices. All notices, requests, demands and other communications required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed (without any “bounce back” or similar error message) addressed as follows:

if to the Company or to PubCo, to:

Falcon’s Beyond Global, LLC
6996 Piazza Grande Avenue, Suite 301
Orlando, Florida 32835
Attn:	Scott Demerau
Cecil D. Magpuri
Email:	[***]

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn:	Matthew Kautz
James Hu
Email:	[***]
[***]

To the Members, as set forth on the Schedule of Members.

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Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) one Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 13.04 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) Except as provided in Article VIII, no Member may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of the Manager.

Section 13.05 Consent to Jurisdiction.

(a) Except as otherwise expressly provided in this Agreement and subject to Section 13.05(b) below, each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware (each, a “Chosen Court”) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by any such Chosen Court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof (an “Action”) other than before one of the above-named Chosen Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the Chosen Courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any Chosen Court in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by applicable Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.03 hereof is reasonably calculated to give actual notice.

(b) If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (all or such portion of an Action so declined by the Chosen Courts, an “Arbitration Action”), the parties agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the parties to the Arbitration Action (the parties to the Arbitration Action, collectively, the “Involved Parties”). If the Involved Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Involved Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Involved Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in New York. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 13.05(b) shall prevent any Involved Party from seeking interim injunctive relief in a Chosen Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 13.05(b).

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Section 13.06 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.06 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.06 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 13.07 Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to injunctive relief, including specific performance of the obligations of the other parties hereto, without the posting of any bond, and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 13.08 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 13.09 Entire Agreement; Amendment.

(a) This Agreement and the Transaction Documents set forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. For the avoidance of doubt, to the extent the Tax Receivable Agreement imposes obligations on the Company or the parties hereto, the Tax Receivable Agreement shall be treated by the Company and the parties hereto as part of this Agreement as described in Section 761 of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

(b) This Agreement or any provision hereof may be modified, amended or supplemented by written action of the Manager; provided, that no amendment, modification, waiver or supplementation to (i) this Section 13.09(b) may be made without the prior written consent of the Manager and the Required Members, (ii) any of the terms and conditions of this Agreement which expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter, and (iii) any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Article V and XII in a manner that is not on a pro rata basis with respect to all Members in accordance with each Member’s relative Percentage Interest, (B) increase the liabilities of any Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Section 3.02) or

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(D) materially and adversely affect the rights of any Member under Section 3.06, Section 3.07, Article VIII, Article IX or Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be.

Notwithstanding any provision to the contrary contained in this Agreement, the Manager may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of PubCo.

No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed and delivered by the party to be bound and then only to the specific purpose, extent and instance so provided. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.11 Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive Laws of the State of Delaware without giving effect to any choice or conflict of Laws provision or rule that would cause the application of the domestic substantive Laws of any other jurisdiction.

Section 13.12 No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.13 Attorney-In-Fact. Each Member hereby appoints the Manager as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to execute and deliver in such Member’s name and on its behalf any amendment of this Agreement otherwise adopted in accordance with the terms of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 13.14 Specific Performance. Each party shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 13.15 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, Distributions, capital or property of the Company other than as a secured creditor.

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Section 13.16 Right of Offset. Whenever the Company or PubCo is to pay any sum (other than pursuant to Article V) to any Member, any amounts that such Member owes to the Company or PubCo which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to PubCo shall not be subject to this Section 13.16.

Section 13.17 Confidentiality.

(a) Each of the Members (other than PubCo) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operations, corporate structure, financial and organizational information, analyses, proposed partners, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the business of the Company and its Subsidiaries. With respect to each Member, Confidential Information does not include information or material that: (i) is rightfully in the possession of such Member at the time of disclosure by the Company; (ii) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (iii) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of PubCo, or any other officer designated by the Manager; (iv) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (v) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b) Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 13.17 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 13.17).

(c) Notwithstanding Section 13.17(a) or Section 13.17(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 13.17 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 13.17)). Notwithstanding any of the foregoing, nothing in this Section 13.17 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

[Signature pages follow]

Annex N-51

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Operating Agreement to be duly executed as of the day and year first written above.

THE COMPANY:	FALCON’S BEYOND GLOBAL, LLC
By:
Name:
Title:

MANAGER:	FALCON’S BEYOND GLOBAL, INC.
By:
Name:
Title:

MEMBERS:	[MEMBERS]
By:
Name:
Title:

[Signature Page to Amended and Restated Operating Agreement]

Annex N-52

Exhibit A

Form of Agreement and Consent of Spouse

The undersigned spouse of _____________________________ (the “Member”), a party to that certain Amended and Restated Operating Agreement, dated as of [•], 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “Company”), by and among the Company, Falcon’s Beyond Global, Inc., a Delaware corporation and the manager of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder the operation or enforcement of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]
By:
Name:

Annex N-53

Exhibit B

Form of Spouse’s Confirmation of Separate Property

I, the undersigned, the spouse of _____________________________ (the “Member”), who is a party to that certain Amended and Restated Operating Agreement, dated as of [•], 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Falcon’s Beyond Global, LLC, a Delaware limited liability company (the “Company”), by and among the Company, Falcon’s Beyond Global, Inc., a Delaware corporation and the manager of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this spouse’s confirmation of separate property without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]
By:
Name:

Annex N-54

Schedule A

Schedule of Pre-Closing Members

(ON FILE WITH THE COMPANY)

Annex N-55

Schedule B

Schedule of Members

(ON FILE WITH THE COMPANY)

Annex N-56

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, Pubco’s certificate of incorporation provides that a director will not be personally liable to Pubco or Pubco’s stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Pubco or Pubco’s stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

Pubco’s certificate of incorporation provides that Pubco will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of stockholders or disinterested directors or otherwise.

Pubco has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Pubco to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Pubco, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Pubco also intends to enter into indemnification agreements with future directors and executive officers.

Item 21.     Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

Exhibit No	Exhibit
2.1†

Amended and Restated Agreement and Plan of Merger, dated January 31, 2023, by and among FAST Acquisition Corp. II, Falcon’s Beyond Global, LLC, Falcon’s Beyond Global, Inc. and Palm Merger Sub, LLC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-1).

2.2

Amendment No 1, dated June 25, 2023 to Amended and Restated Agreement and Plan of Merger, dated January 31, 2023, by and among FAST Acquisition Corp. II, Falcon’s Beyond Global, LLC, Falcon’s Beyond Global, Inc. and Palm Merger Sub, LLC (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A-2).

3.1**	Form of Amended and Restated Certificate of Incorporation of Falcon’s Beyond Global, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.2**	Form of Amended and Restated Bylaws of Falcon’s Beyond Global, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex C).
4.1	Specimen Class A Common Stock Certificate of Falcon’s Beyond Global, Inc.

Exhibit No	Exhibit
4.2**

Form of Certificate of Designation of 8% Series A Cumulative Convertible Preferred Stock of Falcon’s Beyond Global, Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

4.3**

Warrant Agreement, dated March 15, 2021, by and between FAST Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference to Exhibit 4.1 filed with FAST Acquisition Corp. II’s Form 8-K filed by FAST Acquisition Corp. II on March 19, 2021).

5.1	Opinion of White & Case LLP as to the validity of the securities being registered.
8.1	Tax Opinion of Gibson, Dunn & Crutcher LLP.
10.1**	Form of Tax Receivable Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).
10.2**	Form of New Registration Rights Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).
10.3**

Sponsor Support Agreement, dated as of July 11, 2022, by and among FAST Acquisition Corp. II, FAST Sponsor II LLC, and the other parties thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

10.4**

Sponsor Lock-Up Agreement, dated as of July 11, 2022, by and among FAST Acquisition Corp. II, FAST Sponsor II LLC, and the other parties thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).

10.5**

Subscription Agreement, dated as of July 11, 2022, by and among Falcon’s Beyond Global, LLC and Infinite Acquisitions, LLLP (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex J).

10.6**	Form of Company Members Support Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
10.7**	Form of Company Member Lock-Up Agreement (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex K).
10.8†**	Joint Venture and Shareholders Agreement, dated December 13, 2012, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A.
10.9†**	First Amendment to Joint Venture and Shareholders Agreement, dated June 28, 2013, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A.
10.10†**	Second Amendment to Joint Venture and Shareholders Agreement, dated January 29, 2014, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A.
10.11**	Third Amendment to Joint Venture and Shareholders Agreement, dated May 10, 2014, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A.
10.12**	Fourth Amendment to Joint Venture and Shareholders Agreement, dated November 25, 2015, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A.
10.13**	Fifth Amendment to Joint Venture and Shareholders Agreement, dated July 15, 2016, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A.
10.14**	Sixth Amendment to Joint Venture and Shareholders Agreement, dated December 12, 2016, by and among Katmandu Collections, LLLP, Producciones de Parques, S.L. and Meliá Hotels International, S.A.
10.15†**	Joint Venture and Shareholders Agreement, dated June 26, 2019, by and between Fun Stuff, S.L. and Meliá Hotels International, S.A.
10.16**	Subscription Agreement, dated as of May 10, 2023, by and between Falcon’s Beyond Global, LLC and Infinite Acquisitions, LLLP
10.17†**	Leisure and Entertainment Services Agreement, dated December 13, 2012, by and between Katmandu Collections, LLLP and Producciones de Parques, S.L.
10.18†**	Leisure and Commercial Services Agreement, dated June 26, 2019, by and between Katmandu Collections, LLLP and Sierra Parima, S.A.
10.19†#	House Quest Attraction Hardware Sales Agreement, dated June 20, 2022, by and between Sierra Parima, S.A.S. and Falcon’s Treehouse National, LLC.

Exhibit No	Exhibit
10.20#	Amendment No. 1 to House Quest Attraction Hardware Sales Agreement, dated May 9, 2023, by and between Sierra Parima, S.A.S. and Falcon’s Treehouse National, LLC
10.21†#	Attraction Hardware Sales Agreement, dated November 17, 2021, by and between Sierra Parima, S.A.S. and Falcon’s Treehouse National, LLC.
10.22	First Amendment to Subscription Agreement, dated as of June 23, 2023, by and between Falcon’s Beyond Global, LLC and Infinite Acquisitions LLLP.
10.23	Credit Agreement, dated December 30, 2021, by and between Falcon’s Beyond Global, LLC and Infinite Acquisitions LLLP (formerly Katmandu Collections, LLLP).
10.24	Amendment to Credit Agreement, dated June 23, 2023, by and among Infinite Acquisitions, LLLP (formerly Katmandu Collections, LLLP), Falcon’s Beyond Global, LLC and Falcon’s Beyond Global, Inc.
10.25	Form of Exchange Agreement by and between the Holders of Debt thereunder and Falcon’s Beyond Global, Inc. (attached as Exhibit A to Exhibit 10.24 to this registration statement).
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Deloitte, S.L.
23.4	Consent of Deloitte RD, S.R.L.
23.5	Consent of White & Case LLP (included in Exhibit 5.1 hereto).
23.6	Consent of Deloitte & Touche LLP.
24.1**	Power of Attorney (included on signature page to this registration statement).
99.1	Form of Proxy Card.
99.2**	Initial Opinion of Opportune (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex L).
99.3**	Updated Opinion of Opportune (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex M).
99.4**	Consent of L. Scott Demerau to be Named as a Director.
99.5**	Consent of Sandy Beall to be Named as a Director.
99.6**	Consent of Doug Jacob to be Named as a Director.
99.7	Consent of Jarrett T. Bostwick to be Named as a Director.
99.8	Consent of Opportune Partners LLC.
107	Filing Fee Table.

____________

*        To be filed by amendment.

**      Previously filed.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#        The Registrant has redacted provisions or terms of this exhibit pursuant to Regulation S-K Item 601(b)(10)(iv). While portions of the exhibit have been redacted, this exhibit includes a prominent statement on the first page of the exhibit that certain identified information has been excluded from the exhibit because it is both not material and is the type that the Registrant treats as private or confidential. The Registrant agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

Item 22.     Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10 (a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on the 28th day of June, 2023.

FALCON’S BEYOND GLOBAL, INC.
By:	/s/ Cecil D. Magpuri
	Name:	Cecil D. Magpuri
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Cecil D. Magpuri	Chief Executive Officer and Director	June 28, 2023
Cecil D. Magpuri	(Principal Executive Officer)
*	Chief Financial Officer	June 28, 2023
Joanne Merrill	(Principal Financial Officer and Principal Accounting Officer)
*By:	/s/ Cecil D. Magpuri, Attorney-in-Fact	June 28, 2023